As filed with the Securities and Exchange Commission on September 5, 2025.

Registration No. 333-281111

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

(Exact name of Registrant as specified in its charter)

Kingdom of Spain	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Calle Azul, 4

28050 Madrid

Spain

+34-91-537-7000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Diego Crasny

Banco Bilbao Vizcaya Argentaria, S.A.

New York Branch

Two Manhattan West

375 Ninth Avenue, 8th Floor

New York, New York 10001

+1-212-728-1660

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Please send copies of all communications to:

Michael J. Willisch

Ester del Valle Izquierdo

Davis Polk & Wardwell LLP

Paseo de la Castellana, 41

28046 Madrid, Spain

+34-91-768-9610

Approximate date of commencement of proposed sale to the public: Pursuant to Rule 162 under the Securities Act, the offer described herein will commence on September 8, 2025. The offer cannot, however, be completed prior to the time that this registration statement is declared effective and is subject to the conditions set forth in this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY OFFER TO EXCHANGE/PROSPECTUS MAY CHANGE. THE REGISTRANT MAY NOT COMPLETE THE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THESE SECURITIES AND FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY OFFER TO EXCHANGE/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY - SUBJECT TO CHANGE DATED SEPTEMBER 5, 2025

Offer to Exchange/Prospectus

Offer to Exchange

100% of the shares of

BANCO DE SABADELL, S.A.

for shares of

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

and cash

Banco Bilbao Vizcaya Argentaria, S.A., a bank organized under the laws of the Kingdom of Spain (“Spain”) (“BBVA”, and, together with BBVA’s subsidiaries, the “BBVA Group”), is undertaking an exchange offer (the “exchange offer”) pursuant to the offering documents published (or that will be published) in Spain and made available (or that will be made available) to all shareholders of Banco de Sabadell, S.A., a bank organized under the laws of Spain (“Banco Sabadell”, and, together with its subsidiaries, the “Banco Sabadell Group”), to acquire all of the issued and outstanding shares of Banco Sabadell, with a nominal value of €0.125 per share (each, a “Banco Sabadell share”) in exchange for ordinary shares, with a par value of €0.49 per share, of BBVA (each, a “BBVA share”) and cash.

The exchange offer will be addressed to U.S. holders (as defined herein) of Banco Sabadell shares (the “U.S. tranche of the exchange offer”) pursuant to this offer to exchange/prospectus. Pursuant to the exchange offer, BBVA is offering one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus) tendered and not withdrawn. Banco Sabadell shares are listed on the Madrid, Bilbao, Barcelona and Valencia Stock Exchanges (the “Spanish Stock Exchanges”).

No fractional BBVA shares will be issued in connection with the exchange offer. Instead of any such fractional BBVA shares that a tendering holder of Banco Sabadell shares would otherwise be entitled to receive, BBVA will pay to the relevant tendering holder an amount in cash equal to the weighted average price per BBVA share during the 15 trading sessions prior to the expiration date (including the expiration date) multiplied by the fraction of a BBVA share that a tendering holder of Banco Sabadell shares would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the cash to be received in lieu of any fractional shares.

With respect to the exchange offer cash consideration (as defined herein), tendering holders of Banco Sabadell shares that tender a number of Banco Sabadell shares that does not entitle them to receive at least one newly-issued BBVA share, or that entitles them to receive a whole number of newly-issued BBVA shares but have an excess number of Banco Sabadell shares that would entitle them to receive the above cash payment in lieu of a fractional BBVA share, will receive an amount in cash equal to €0.70 multiplied by the fraction of a BBVA share that they would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the exchange offer cash consideration.

If Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the share exchange offered as consideration in the exchange offer or in such subsequent squeeze-out transaction, or both, as applicable, will be adjusted accordingly by an amount equal to the gross amount of the distribution per Banco Sabadell share. The adjustment will be made taking into account the weighted average price per BBVA share during the three-month period prior to the publication of BBVA’s announcement of its intention to make the exchange offer (that is, €10.24 per BBVA share) and the equivalent price per Banco Sabadell share resulting from the application of the original exchange ratio of 4.83 (that is, €2.12 per Banco Sabadell share), reduced by the amount of any distribution of dividends, reserves or any other type of distribution by Banco Sabadell to Banco Sabadell’s shareholders after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the official daily quotation bulletins of the Spanish Stock Exchanges (“Official Quotation Bulletins”). On October 1, 2024, Banco Sabadell paid a dividend of €0.08 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the original exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares to one newly-issued BBVA share for each 5.0196 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €2.04 per ex-dividend Banco Sabadell share). On March 28, 2025, Banco Sabadell paid a dividend of €0.1244 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.0196 Banco Sabadell shares to one newly-issued BBVA share for each 5.3456 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.9156 per ex-dividend Banco Sabadell share). On August 29, 2025, Banco Sabadell paid a dividend of €0.07 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.3456 Banco Sabadell shares to one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.8456 per ex-dividend Banco Sabadell share). There may be further adjustments as a consequence of any further distribution of dividends, reserves or any other type of distribution, which have not been announced as of the date of this offer to exchange/prospectus, by Banco Sabadell to Banco Sabadell’s shareholders prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, and any such adjusted exchange ratio would be rounded to four decimals places, with 0.00005 being rounded up. There will be no adjustments to the share exchange offered as consideration in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by Banco Sabadell of any Banco Sabadell shares pursuant to the Banco Sabadell Share Buy-Back Programs (as defined herein) or any other share buy-back program.

If BBVA makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the consideration payable upon settlement of the exchange offer or settlement of such subsequent squeeze-out transaction, or both, as applicable, will be adjusted upwards by including a cash payment for each Banco Sabadell share tendered pursuant to the exchange offer or acquired in such subsequent squeeze-out transaction, or both, as applicable, equal to the gross amount of the relevant distribution per BBVA share divided by the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 10, 2024, BBVA paid a dividend of €0.29 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.29 in cash for each 5.0196 Banco Sabadell shares tendered and not withdrawn (the then-applicable exchange ratio). On April 10, 2025, BBVA paid a dividend of €0.41 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.70 in cash for each 5.3456 Banco Sabadell shares tendered and not withdrawn. The purpose of the exchange offer cash consideration is to provide tendering holders of Banco Sabadell shares with an amount equivalent to the aggregate amount of all distributions of dividends, reserves or any other type of distributions made to shareholders of BBVA after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. As a result, tendering holders of Banco Sabadell shares will receive this equivalent amount once they become shareholders of BBVA. There will be no adjustments to the exchange offer cash consideration offered in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by BBVA of any BBVA shares pursuant to any share buy-back program. BBVA does not intend to make any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) during the acceptance period.

This offer to exchange/prospectus is being addressed to all holders of Banco Sabadell shares that are residents of, or located in, the United States (each, a “U.S. holder”). Separate offering documents are being (or will be) published in Spain and made available (or will be made available) to all holders of Banco Sabadell shares.

The exchange offer is being made on the terms and subject to the conditions set forth in this offer to exchange/prospectus under “The Exchange Offer” beginning on page 122.

THE EXCHANGE OFFER WILL EXPIRE AT 5:59:59 P.M. EASTERN TIME (11:59:59 P.M. CENTRAL EUROPEAN TIME) (THE “EXPIRATION TIME”) ON OCTOBER 7, 2025 (AS SUCH DATE MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

BBVA shares are listed on the Spanish Stock Exchanges under the symbol “BBVA”. BBVA shares are also listed on the London Stock Exchange (“LSE”) under the symbol “BVA” and the Mexican Stock Exchange under the symbol “BBVA”. BBVA’s American Depositary Shares (“BBVA ADSs”) are listed on the New York Stock Exchange (“NYSE”) under the symbol “BBVA”. Each BBVA ADS represents the right to receive one BBVA share. Banco Sabadell shares are listed on the Spanish Stock Exchanges under the symbol “SAB”. On September 1, 2025, the closing price of the BBVA shares listed on the Spanish Stock Exchanges was €15.60 (equivalent to U.S.$18.28 based on the exchange rate as published by the European Central Bank (“ECB”) on such date). On September 1, 2025, the closing price of the Banco Sabadell shares listed on the Spanish Stock Exchanges was €3.25 (equivalent to U.S.$3.81 based on the exchange rate as published by the ECB on such date).

On July 5, 2024, BBVA’s extraordinary general shareholders’ meeting approved to authorize the increase of BBVA’s share capital in an amount of up to €551,906,524.05 through the issuance of up to 1,126,339,845 newly-issued BBVA shares to be offered to the holders of Banco Sabadell shares pursuant to the exchange offer, with shareholders representing 70.75% of the outstanding BBVA shares present at such meeting and 96.01% of such shareholders voting in favor.

See “Risk Factors” in this offer to exchange/prospectus beginning on page 42 for a discussion of various risk factors that you should consider before deciding whether or not to tender your Banco Sabadell shares into the exchange offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the transactions described in this offer to exchange/prospectus or passed upon the adequacy or accuracy of this offer to exchange/prospectus. Any representation to the contrary is a criminal offense.

The date of this offer to exchange/prospectus is    , 2025

This offer to exchange/prospectus incorporates by reference important business and financial information about BBVA that is contained in its filings with the SEC but which is not included in, or delivered with, this offer to exchange/prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. For more information about how to obtain copies of these documents, see “Where You Can Find More Information” in this offer to exchange/prospectus beginning on page 18. BBVA will also make copies of the reports incorporated by reference in this document available to you without charge upon your written or oral request to Sodali & Co., whose contact details can be found on page 18. In order to receive timely delivery of these documents, you must make such a request no later than five U.S. business days before the then-scheduled expiration date of the exchange offer. This deadline is currently September 30, 2025 because the expiration date of the exchange offer is currently October 7, 2025, but the actual deadline will be different if the exchange offer is extended.

i

REGULATORY STATEMENT

Rule 14e-5 relief

Pursuant to exemptive relief granted on May 29, 2024 by the SEC from Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to certain enumerated conditions set forth in the relief letter, BBVA, BBVA’s subsidiaries and their respective affiliates and separately identifiable departments (collectively, the “BBVA Prospective Purchasers”) may purchase or arrange to purchase Banco Sabadell shares, securities that are immediately convertible into, exchangeable for or exercisable for Banco Sabadell shares, and various derivatives related to such securities (collectively, “Banco Sabadell Securities”) prior to and during the conduct of, but outside of, the exchange offer in the ordinary course of their businesses. Such purchases or arrangements to purchase may not be carried out for the purpose of promoting or otherwise facilitating the exchange offer or for the purpose of creating actual, or apparent, active trading in, or maintaining, or affecting the prices of the Banco Sabadell Securities.

For a description of the trading activities included within the scope of the SEC’s relief, see “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

The BBVA Prospective Purchasers intend to effect such purchases in the ordinary course of their businesses in reliance on the relief granted by the SEC, subject to the conditions imposed by the SEC and otherwise in accordance with applicable law.

Rule 14e-1 relief

Pursuant to exemptive relief granted on September 2, 2025 by the SEC from Rule 14e-1(b) under the Exchange Act, and subject to certain enumerated conditions set forth in the relief letter, BBVA may adjust the share consideration offered in the exchange offer if Banco Sabadell makes any distributions of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer, provided that the publication of the results of the exchange offer in the Official Quotation Bulletins is made on the same day or after the ex-dividend date of such distribution of dividends, reserves or any other type of distribution, as described under “The Exchange Offer—Consideration”, without extending the acceptance period by 10 U.S. business days as required by Rule 14e-1(b). If the share exchange offered as consideration in the exchange offer is adjusted as described under “The Exchange Offer—Consideration”, BBVA will disseminate an announcement of such adjustment through a press release and will file such announcement with the SEC via the EDGAR filing system on the date that the announcement is made. BBVA will also make an “other relevant information” filing with the CNMV (as defined herein) in Spain.

For additional information, see “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

Rule 14d-4(d)(2) relief

Pursuant to no-action relief granted on September 2, 2025 by the SEC with respect to Rule 14d-4(d)(2) under the Exchange Act, BBVA may, following the expiration date of the exchange offer, waive the Minimum Acceptance Condition (as defined herein) in accordance with Spanish law and practice (i.e., through the first Spanish stock exchange business day following the date on which BBVA receives the CNMV Notification (as defined herein)) in the event that the Minimum Acceptance Condition has not been satisfied as of the end of the acceptance period, without extending the acceptance period or providing withdrawal rights in connection with any such waiver. Such relief is conditioned upon BBVA’s undertaking not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time).

Because BBVA would be permitted to waive the Minimum Acceptance Condition when U.S. holders of Banco Sabadell shares no longer have the withdrawal rights required under U.S. law in the absence of the no-action relief granted by the SEC, U.S. holders of Banco Sabadell shares are cautioned to consider not tendering their Banco Sabadell shares into the exchange offer if their willingness to tender their Banco Sabadell shares would be affected by such a waiver by BBVA of the Minimum Acceptance Condition.

For additional information, see “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

Rule 14d-7 and Section 14(d)(5) relief

Pursuant to no-action relief granted on September 2, 2025 by the SEC with respect to Rule 14d-7 under the Exchange Act and Section 14(d)(5) of the Exchange Act, BBVA may commence the exchange offer before the Registration Statement is declared effective, despite the fact that withdrawal rights would be provided in connection with the exchange offer only through the day prior to the last day of the acceptance period as required by the Spanish Takeover Regulation, rather than through the expiration date of the exchange offer (as would be required by Rule 14d-7), and that “back-end” withdrawal rights (as would be required by Section 14(d)(5)) would not be provided after the expiration date of the exchange offer.

For additional information, see “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

Regulation M relief

Pursuant to exemptive relief granted on September 4, 2025 by the SEC from Rules 101 and 102 of Regulation M under the Exchange Act, and subject to certain enumerated conditions set forth in the relief letter, BBVA and certain of its affiliates may continue to engage, including during the Regulation M Restricted Period (as defined herein), in various dealing, brokerage and investment advice activities involving BBVA shares and BBVA ADSs when and to the extent permitted by applicable law. Among other things, BBVA and certain of its affiliates, as the case may be, intend (i) to engage in trades in BBVA shares for their own account and the accounts of their customers for the purpose of hedging positions (or adjusting or liquidating existing hedge positions) belonging to them and their customers; (ii) to provide to customers investment advice and financial planning guidance which may include information about BBVA shares; (iii) to engage in unsolicited brokerage transactions in BBVA shares, BBVA ADSs and derivatives thereon with their customers; (iv) to trade in BBVA shares and derivatives thereon as part of their asset management and wealth management activities for the accounts of their customers; (v) to engage in stock borrowing/lending transactions involving BBVA shares; and (vi) to acquire BBVA shares and derivatives in connection with BBVA’s obligations under BBVA’s employee share ownership and incentive share programs and dividend reinvestment plans. These market activities have occurred and are expected to continue to occur primarily outside the United States and, to a lesser extent, inside the United States, in each case solely in the ordinary course of business and not in contemplation of, or with a view to facilitating, the exchange offer.

For additional information, see “The Exchange Offer—Relief Requested from the SEC—Regulation M Exemptive Relief”.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED EXCHANGE OFFER

The summary term sheet in question-and-answer format set forth below highlights selected information about the exchange offer that is included elsewhere in this offer to exchange/prospectus. It does not, however, contain all of the information included in, or incorporated by reference into, this offer to exchange/prospectus and you should read and consider all such information carefully before deciding whether or not to tender your Banco Sabadell shares into the exchange offer.

Q.	Who is offering to acquire my Banco Sabadell shares?

A.

The exchange offer is being undertaken by BBVA, the parent company of the BBVA Group. The BBVA Group is a customer-centric global financial services group founded in 1857. Internationally diversified and with strengths in retail banking, asset management and wholesale banking, the BBVA Group is committed to offering a compelling digital proposition focused on customer experience. BBVA has a leadership position in the Spanish market, it is the largest financial institution in Mexico in terms of assets, it has leading franchises in South America, and it is the majority shareholder in Garanti BBVA, Turkey’s largest bank in terms of market capitalization. The BBVA Group had consolidated assets of €776,974 million and €772,402 million as of June 30, 2025 and December 31, 2024, respectively, and net attributable profit/(loss) of €5,447 million and €10,054 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.

Additional information about the BBVA Group is included in the 2024 Form 20-F and the BBVA First Half 2025 Results Form 6-K (each as defined herein), which are incorporated by reference in this offer to exchange/prospectus.

Q.	What is BBVA proposing to do?

A.

BBVA is undertaking an exchange offer to acquire all of the issued and outstanding Banco Sabadell shares. Pursuant to the exchange offer, BBVA is offering one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus) tendered and not withdrawn.

Q.	Why is BBVA making this exchange offer?

A.

As explained in “BBVA’s Reasons for the Proposed Exchange Offer”, BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell, which would result in Banco Sabadell becoming part of the BBVA Group. As soon as possible thereafter, and subject to compliance with the Council of Ministers’ Authorization (as defined in “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”), BBVA intends to promote a merger of the two entities. Pursuant to the Council of Ministers’ Authorization, BBVA will be able to undertake a merger with Banco Sabadell only following the No-merger Period (as defined under “—Q. What are the terms of the Council of Ministers’ Authorization?” below), although a merger may be possible sooner if the Autonomy Condition (as defined in “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”) is declared void as a result of the Administrative Appeal (as defined under “—Q. What are the terms of the Council of Ministers’ Authorization?” below). For additional information on the Council of Ministers’ Authorization, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

BBVA believes that the acquisition of control of Banco Sabadell and Banco Sabadell becoming part of the BBVA Group following completion of the exchange offer creates value for the shareholders of both entities, even though compliance with the Council of Ministers’ Authorization will delay the full realization of the expected synergies until consummation of a merger with Banco Sabadell. In particular, BBVA believes that the acquisition of control of Banco Sabadell and Banco Sabadell becoming part of the BBVA Group will result in:

i.	the achievement of a larger scale in a highly competitive sector, resulting in higher efficiency. Scale is essential in the financial sector in order to be able to meet increasing fixed costs associated with the investments in technology that will need to be made over the next few years in the face of changing client needs;

ii.	the creation of a group that reflects the financial results of both entities;

iii.	the consolidation of very complementary businesses, both in terms of geographical diversification and in terms of positioning in different client segments in Spain; and

iv.

a consolidated group with a level of solvency above 12% (common equity tier 1 (“CET1”)), resilience to external shocks and a lower vulnerability through economic cycles due to increased diversification.

Additionally, BBVA believes that completion of the exchange offer will have a positive impact on the clients and employees of both entities and society as a whole.

Q.	How is the exchange offer structured?

A.

BBVA is undertaking the exchange offer pursuant to the offering documents published (or that will be published) in Spain and made available (or that will be made available) to all shareholders of Banco Sabadell and this offer to exchange/prospectus, for legal reasons to comply with Spanish and U.S. regulatory requirements.

Q.	Can I tender my Banco Sabadell shares into the exchange offer?

A.

If you are a U.S. holder of Banco Sabadell shares, you can tender them into the exchange offer and you will receive BBVA shares in exchange for your Banco Sabadell shares as described in this offer to exchange/prospectus if the exchange offer is completed.

Q.	Has BBVA discussed the offer with Banco Sabadell’s board of directors?

A.

In evaluating the exchange offer, you should be aware that BBVA has not negotiated the price or terms of the exchange offer with Banco Sabadell and neither Banco Sabadell nor its board of directors has approved the exchange offer.

On April 17, 2024, the Chair of BBVA and the Chairman of Banco Sabadell had a meeting in which the Chair of BBVA informed the Chairman of Banco Sabadell of BBVA’s strategic and financial interest in resuming the merger discussions with Banco Sabadell (by reference to the merger transaction discussed between BBVA and Banco Sabadell in 2020 without reaching an agreement), with a view to creating a leading bank, with greater scale and competitive capacity. On April 30, 2024 due to a media report regarding the abovementioned discussions between the Chair of BBVA and the Chairman of Banco Sabadell, BBVA published an inside information notice confirming that the Chairman of Banco Sabadell had been informed of BBVA’s board of directors’ interest in initiating negotiations with Banco Sabadell to explore a potential merger of BBVA and Banco Sabadell. On that same day, BBVA made an indicative proposal in writing to Banco Sabadell relating to a corporate transaction, consisting of the proposed combination of the BBVA Group and the Banco Sabadell Group, through a merger between Banco Sabadell and BBVA (which was published as an inside information notice of BBVA on May 1, 2024 and registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores, “CNMV”), with registry number 2232). On May 6, 2024, Banco Sabadell published an inside information notice registered with the CNMV, with registry number 2234, rejecting BBVA’s proposal.

See “Background of the Exchange Offer” in this offer to exchange/prospectus beginning on page 112 for more information.

Q.	Has Banco Sabadell or its board of directors made any recommendation regarding the exchange offer?

A.

As of the date of this offer to exchange/prospectus, Banco Sabadell’s board of directors has not formally made any recommendation to its shareholders in connection with the exchange offer. Under Spanish law, within ten calendar days after the start of the acceptance period, the board of directors of Banco Sabadell is required to issue and publish a detailed and justified report on the exchange offer that must contain, among other items, its comments for and against the exchange offer, disclosure on any agreement that may exist between Banco Sabadell and BBVA or the directors or shareholders thereof, or between any of them and the board members of Banco Sabadell in relation to the exchange offer, the opinion of Banco Sabadell’s directors with respect to the exchange offer, their intention to tender (or not) the Banco Sabadell shares that they directly or indirectly hold into the exchange offer and the existence and nature of any conflict of interest. The report must also contain the potential consequences of the exchange offer on, and the strategic plans of BBVA with respect to, Banco Sabadell, its employees and the location of its activity centers disclosed by BBVA in the offering documents published in Spain. Further, under Rule 14e-2 of the Exchange Act, Banco Sabadell, no later than ten U.S. business days from the date the exchange offer is first published, sent or given, will need to disclose its position (or inability to take a position) with respect to the exchange offer. Banco Sabadell’s respective Chairman and Chief Executive Officer have publicly manifested their opposition to the exchange offer.

Q.	What will I receive if I tender my Banco Sabadell shares and the exchange offer is completed?

A.

If you tender, and do not withdraw, your Banco Sabadell shares into the exchange offer and the exchange offer is completed, you will receive one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares tendered (adjusted, as the case may be, as described in this offer to exchange/prospectus). The treatment of fractional shares is described in the following question.

Q.	Will I receive fractional BBVA shares or a fraction of the exchange offer cash consideration?

A.

No fractional BBVA shares will be issued in connection with the exchange offer. Instead of any such fractional BBVA shares that a tendering holder of Banco Sabadell shares would otherwise be entitled to receive, BBVA will pay to the relevant tendering holder an amount in cash equal to the weighted average price per BBVA share during the 15 trading sessions prior to the expiration date (including the expiration date) multiplied by the fraction of a BBVA share that a tendering holder of Banco Sabadell shares would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the cash to be received in lieu of any fractional shares.

With respect to the exchange offer cash consideration, tendering holders of Banco Sabadell shares that tender a number of Banco Sabadell shares that does not entitle them to receive at least one newly-issued BBVA share, or that entitles them to receive a whole number of newly-issued BBVA shares but have an excess number of Banco Sabadell shares that would entitle them to receive the above cash payment in lieu of a fractional BBVA share, will receive an amount in cash equal to €0.70 multiplied by the fraction of a BBVA share that they would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the exchange offer cash consideration.

Q.	If Banco Sabadell pays any dividends before settlement of the exchange offer, will such dividend payment affect the consideration I will receive in exchange for my Banco Sabadell shares?

A.

If Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the share exchange offered as consideration in the exchange offer or in such subsequent squeeze-out transaction, or both, as applicable, will be adjusted accordingly by an amount equal to the gross amount of the distribution per Banco Sabadell share. The adjustment will be made taking into account the weighted average price per BBVA share during the three-month period prior to the publication of BBVA’s announcement of its intention to make the exchange offer (that is, €10.24 per BBVA share) and the equivalent price per Banco Sabadell share resulting from the application of the original exchange ratio of 4.83 (that is, €2.12 per Banco Sabadell share), reduced by the amount of any distribution of dividends, reserves or any other type of distribution by Banco Sabadell to Banco Sabadell’s shareholders after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 1, 2024, Banco Sabadell paid a dividend of €0.08 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the original exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares to one newly-issued BBVA share for each 5.0196 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €2.04 per ex-dividend Banco Sabadell share). On March 28, 2025, Banco Sabadell paid a dividend of €0.1244 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.0196 Banco Sabadell shares to one newly-issued BBVA share for each 5.3456 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.9156 per ex-dividend Banco Sabadell share). On August 29, 2025, Banco Sabadell paid a dividend of €0.07 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.3456 Banco Sabadell shares to one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.8456 per ex-dividend Banco Sabadell share). There may be further adjustments as a consequence of any further distribution of dividends, reserves or any other type of distribution, which have not been announced as of the date of this offer to exchange/prospectus, by Banco Sabadell to Banco Sabadell’s shareholders prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, and any such adjusted exchange ratio would be rounded to four decimals places, with 0.00005 being rounded up. There will be no adjustments to the share exchange offered as consideration in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by Banco Sabadell of any Banco Sabadell shares pursuant to the Banco Sabadell Share Buy-Back Programs or any other share buy-back program.

Tendering holders of Banco Sabadell shares who become shareholders of BBVA pursuant to the exchange offer will no longer receive any dividends paid by Banco Sabadell that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins but will however receive any dividends paid by BBVA that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins.

Q.	If BBVA pays any dividends before settlement of the exchange offer, will such dividend payment affect the consideration I will receive in exchange for my Banco Sabadell shares?

A.

If BBVA makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the consideration payable upon settlement of the exchange offer or settlement of such subsequent squeeze-out transaction, or both, as applicable, will be adjusted upwards by including a cash payment for each Banco Sabadell share tendered pursuant to the exchange offer or acquired in such subsequent squeeze-out transaction, or both, as applicable, equal to the gross amount of the relevant distribution per BBVA share divided by the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 10, 2024, BBVA paid a dividend of €0.29 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.29 in cash for each 5.0196 Banco Sabadell shares tendered and not withdrawn (the then-applicable exchange ratio). On April 10, 2025, BBVA paid a dividend of €0.41 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.70 in cash for each 5.3456 Banco Sabadell shares tendered and not withdrawn. The purpose of the exchange offer cash consideration is to provide tendering holders of Banco Sabadell shares with an amount equivalent to the aggregate amount of all distributions of dividends, reserves or any other type of distributions made to shareholders of BBVA after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. As a result, tendering holders of Banco Sabadell shares will receive this equivalent amount once they become shareholders of BBVA. There will be no adjustments to the exchange offer cash consideration offered in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by BBVA of any BBVA shares pursuant to any share buy-back program. BBVA does not intend to make any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) during the acceptance period.

Q.	If I tender my Banco Sabadell shares into the exchange offer, what upcoming dividends of Banco Sabadell and BBVA will I receive?

A.

If you tender, and do not withdraw, your Banco Sabadell shares into the exchange offer and the exchange offer is completed, you will receive BBVA shares in exchange for your Banco Sabadell shares as described in this offer to exchange/prospectus. As a holder of BBVA shares you will be entitled to receive any dividends paid to BBVA shareholders following the settlement of the exchange offer. BBVA’s current shareholder remuneration policy involves distributing between 40% and 50% of its consolidated net attributable profit annually, combining cash dividends and share buy-backs. BBVA is committed to distributing capital in excess of what is required to maintain a 12% CET1 ratio (subject to any restrictions imposed by, and the approval of, relevant supervisory bodies and BBVA’s corporate bodies, as applicable).

If you tender, and do not withdraw, your Banco Sabadell shares into the exchange offer and the exchange offer is completed, you will no longer receive any dividends paid by Banco Sabadell that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins.

BBVA intends to review Banco Sabadell’s shareholder remuneration policy following completion of the exchange offer. BBVA does not have any specific plans with respect to Banco Sabadell’s shareholder remuneration policy, which will be determined by BBVA only after its review of such remuneration policy.

Q.	How do I tender my Banco Sabadell shares in the exchange offer?

A.

Holders of Banco Sabadell shares who wish to tender their Banco Sabadell shares into the exchange offer must (i) submit their declaration of acceptance in writing to the Spanish clearing system (Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (“Iberclear”)) participant where their Banco Sabadell shares are deposited, either in person, by electronic means or by any other means permitted by such Iberclear participant, or (ii) submit their declaration of acceptance to BBVA, as agent bank, either in person at any BBVA office or by electronic means, provided that such holder’s Banco Sabadell shares are deposited directly with an Iberclear participant (e.g., this option (ii) is not available to holders of Banco Sabadell shares that hold their Banco Sabadell shares through foreign entities that are not Iberclear participants). Before submitting a declaration of acceptance, holders of Banco Sabadell shares are urged to read this offer to exchange/prospectus in its entirety.

Q.	Will I have to pay any fees or commissions for tendering my Banco Sabadell shares?

A.

Holders of Banco Sabadell shares who tender their Banco Sabadell shares through BBVA will not bear the brokerage expenses resulting from the participation of a member entity of the Spanish Stock Exchanges, nor Iberclear’s settlement fees, nor, if applicable, fees resulting from contracting with the Spanish Stock Exchanges, which will be paid in full by BBVA.

If a member entity of the Spanish Stock Exchanges or an Iberclear participant (other than BBVA) intervenes on behalf of a holder of Banco Sabadell shares who tenders its Banco Sabadell shares into the exchange offer, all brokerage and other costs, including Iberclear’s settlement fees and fees resulting from contracting with the Spanish Stock Exchanges, must be borne by such tendering holder.

The expenses incurred by BBVA in the acquisition of the Banco Sabadell shares and their respective settlement, including any expenses derived from the payment of any fractional shares, will be borne by BBVA.

BBVA will assume any fees charged by Iberclear participants’ depositary entities for the processing of declarations of acceptance and the settlement of the exchange offer to holders who submit their declarations of acceptance through BBVA, as agent bank. BBVA will not be responsible for (i) any fees or expenses that such entities may charge to holders of Banco Sabadell shares who submit their declarations of acceptance exclusively through the Iberclear participant where such holder’s Banco Sabadell shares are deposited, (ii) any fees that such entities may charge to holders of Banco Sabadell shares for the administration or custody of securities and/or the maintenance of securities balances, or (iii) any fees or expenses that such entities may impose on holders of Banco Sabadell shares after the date of this offer to exchange/prospectus.

Q.	How much time do I have to decide whether to tender?

A.

If you hold Banco Sabadell shares and would like to tender them into the exchange offer, you should follow the procedures described under “The Exchange Offer—Procedure for Tendering” in this offer to exchange/prospectus beginning on page 138.

Q.	When does the exchange offer expire?

A.

The exchange offer will expire at 5:59:59 p.m. Eastern time (11:59:59 p.m. Central European time) on the expiration date. The expiration date is currently October 7, 2025, but this date will change if the exchange offer is extended.

Q.	Can the exchange offer be extended?

A.

Yes. BBVA may extend the period of time in which the exchange offer is open one or more times in accordance with the provisions of article 23 of the Royal Decree 1066/2007 (the “Spanish Takeover Regulation”), provided that such extension complies with U.S. securities laws, and, provided further that the acceptance period does not exceed 70 calendar days and that any extension is communicated in advance to the CNMV. The extension of the acceptance period, if any, must be announced at least three calendar days before the then-scheduled expiration date of the acceptance period, indicating the circumstances that motivate such extension. If BBVA extends the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which BBVA extends the exchange offer. The

CNMV may also extend the exchange offer acceptance period at its own discretion under the circumstances set forth in the Spanish Takeover Regulation, including (i) following a supplement to the offering documents published (or that will be published) in Spain when the CNMV considers that the materiality of the information disclosed in such supplement makes the extension of the exchange offer appropriate; or (ii) in other cases where the CNMV deems such extension necessary, through a justified resolution and to the extent legally possible.

Q.	Can I withdraw any Banco Sabadell shares that I have tendered?

A.

Holders of Banco Sabadell shares may withdraw their declarations of acceptance at any time prior to the last day of the acceptance period by submitting their declaration of withdrawal in writing to (i) the Iberclear participant where their Banco Sabadell shares are deposited, either in person, by electronic means or by any other means permitted by such Iberclear participant or (ii) BBVA as market participant and in its condition as agent bank, if they have submitted their declarations of acceptance to BBVA acting in such capacity. Pursuant to article 34 of the Spanish Takeover Regulation, any declaration of withdrawal subject to a condition will be null and void.

Q.	When is the exchange offer expected to be completed?

A.

Completion of the exchange offer will take place on the settlement date, provided that each of the conditions set forth in “The Exchange Offer—Conditions to Completion of the Exchange Offer” has been satisfied or waived as of the end of the acceptance period. See “The Exchange Offer—Extension, Termination and Amendment”.

Q.	Has the exchange offer been subject to the ECB non-opposition?

A.

Pursuant to the provisions of Law 10/2014, of June 26, on the regulation, supervision and solvency of credit institutions (Ley 10/2014, de 26 de junio, de ordenación, supervisión y solvencia de entidades de crédito, the “Regulation, Supervision and Solvency of Credit Institutions Law”), and Royal Decree 84/2015, of February 13, implementing the Regulation, Supervision and Solvency of Credit Institutions Law, the acquisition by BBVA of control of Banco Sabadell resulting from the exchange offer was subject to the duty of prior notification to the Bank of Spain and to the obtainment of the non-opposition by the ECB. The ECB’s non-opposition was obtained on September 5, 2024.

Q.	What are the conditions to the exchange offer?

A.	In accordance with the provisions of articles 13 and 26 of the Spanish Takeover Regulation, completion of the exchange offer is subject to the fulfillment of the following conditions:

i.

In accordance with the provisions of article 13.2.b) of the Spanish Takeover Regulation, the acceptance of the exchange offer by a number of shares of Banco Sabadell that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) (such condition, the “Minimum Acceptance Condition”).

ii.

In accordance with the provisions of article 13.2.d) of the Spanish Takeover Regulation, the approval by BBVA’s general shareholders’ meeting of the increase of its share capital through the issue of new BBVA shares with non-cash contributions in an amount which is sufficient to fully cover the share consideration offered to the shareholders of Banco Sabadell pursuant to the exchange offer. This condition was satisfied on July 5, 2024.

iii.	In accordance with the provisions of article 26.1 of the Spanish Takeover Regulation, the express or tacit authorization of the economic concentration resulting from completion of the exchange offer by the Spanish antitrust authorities (the “CNMC”). On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments (as defined in “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”). On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, this condition is considered satisfied.

iv.

In accordance with the provisions of article 13.2.d) of the Spanish Takeover Regulation, the authorization of the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB Bank PLC (“TSB”), by the Prudential Regulation Authority (“PRA”). The PRA authorized the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, on September 2, 2024.

For the exchange offer to be completed, each of these conditions must be satisfied or waived as of the end of the acceptance period. See “The Exchange Offer—Extension, Termination and Amendment”.

As of the date of this offer to exchange/prospectus, the Minimum Acceptance Condition is the only condition pending satisfaction or waiver. As a result, if the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA does not waive the Minimum Acceptance Condition, the exchange offer will not be completed.

As of the date of this offer to exchange/prospectus, BBVA does not intend to waive the Minimum Acceptance Condition. Any decision to waive the Minimum Acceptance Condition would be based on, among other factors, the number of Banco Sabadell shares tendered in the exchange offer and not withdrawn, the price per Banco Sabadell share that BBVA would be required to offer in any subsequent Mandatory Tender Offer (as defined under “— Q. What is the main consequence of any decision by BBVA to waive the Minimum Acceptance Condition?” below), business developments, macroeconomic developments and conditions, and prevailing market conditions. BBVA has undertaken not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time). The consequences of a potential waiver of the Minimum Acceptance Condition are treated in the following questions.

Q.	What is the main consequence of any decision by BBVA to waive the Minimum Acceptance Condition?

A.

If the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA waives the Minimum Acceptance Condition and therefore the exchange offer is completed, BBVA will hold less than a majority (but at least a 30%) interest in Banco Sabadell following completion of the exchange offer.

If BBVA holds less than a majority (but at least a 30%) interest in Banco Sabadell following completion of the exchange offer as a result of a waiver of the Minimum Acceptance Condition, pursuant to the Spanish Takeover Regulation, BBVA will be required within one month following completion of the exchange offer to request CNMV authorization to launch a mandatory tender offer for any untendered Banco Sabadell shares (a “Mandatory Tender Offer”). Pursuant to the Spanish Takeover Regulation, a Mandatory Tender Offer would need to be made at an “equitable price” in cash in accordance with article 9.2.e) of the Spanish Takeover Regulation. Pursuant to the Spanish Takeover Regulation, as an alternative to cash consideration,

BBVA may (but it is not obligated to) also offer shares, or a combination of cash and shares, pursuant to a Mandatory Tender Offer, at the election of any tendering Banco Sabadell shareholders (so that such tendering Banco Sabadell shareholders could elect to receive the cash consideration or the alternative consideration of shares or a combination of cash and shares). Funding requirements for the Mandatory Tender Offer could vary significantly depending on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and the number of Banco Sabadell shares tendered and not withdrawn in the Mandatory Tender Offer. BBVA would finance any Mandatory Tender Offer using its existing resources.

See also the next two questions.

Q.	Will BBVA have control of Banco Sabadell immediately following completion of the exchange offer?

A.

If the Minimum Acceptance Condition is satisfied and the exchange offer is completed, BBVA will control Banco Sabadell immediately following completion of the exchange offer. However, if the Minimum Acceptance Condition were waived and the exchange offer were completed, whether BBVA controls Banco Sabadell following completion of the exchange offer would depend on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and other facts and circumstances existing at such time, including, among other things, participation levels in Banco Sabadell’s general shareholders’ meetings and changes in Banco Sabadell’s shareholder base.

Based on Banco Sabadell’s shareholding structure as of the date of this offer to exchange/prospectus and taking into account the historical average percentage of Banco Sabadell shares represented at Banco Sabadell’s general shareholders’ meetings over the past 10 years, BBVA believes it might be possible to nominate and have approved the majority of the board of directors of Banco Sabadell, and thereby control Banco Sabadell, with less than 50% of Banco Sabadell’s voting rights. If this were the case, BBVA would control Banco Sabadell in, effectively, the same way as it would with greater than 50% of Banco Sabadell’s voting rights. However, there is no assurance that BBVA will be able to nominate and have approved the majority of the board of directors of Banco Sabadell if the exchange offer is completed following the waiver of the Minimum Acceptance Condition. Additionally, even if control can be established initially with less than 50% of Banco Sabadell’s voting rights, changes in participation in general shareholders’ meetings and changes in Banco Sabadell’s shareholder base could eventually preclude BBVA from controlling Banco Sabadell with less than 50% of Banco Sabadell’s voting rights. If BBVA does not hold at least 50% of Banco Sabadell’s voting rights, then, theoretically, another Banco Sabadell shareholder or a group of shareholders acting in concert could acquire over time more voting rights than BBVA and thereby deprive BBVA of control of Banco Sabadell, although a shareholder or group of shareholders seeking to acquire such a significant stake in Banco Sabadell would face significant hurdles (including requirements to obtain authorizations from the CNMV, the CNMC and the ECB, to launch a mandatory tender offer and to obtain other regulatory and antitrust approvals). As a result of the foregoing, controlling Banco Sabadell with less than 50% of Banco Sabadell’s voting rights is different from controlling Banco Sabadell with more than 50% of Banco Sabadell’s voting rights. BBVA can provide no assurance that it would be able to control Banco Sabadell with less than 50% of Banco Sabadell’s voting rights.

Q.	What happens if BBVA does not control Banco Sabadell immediately following completion of the exchange offer?

A.

If BBVA does not control Banco Sabadell immediately following completion of the exchange offer, it is possible that BBVA will subsequently obtain control of Banco Sabadell as a result of a Mandatory Tender Offer. In addition, following a Mandatory Tender Offer, BBVA will be permitted under Spanish law to acquire any untendered Banco Sabadell shares in the open market or otherwise in an unlimited amount and without giving rise to any obligation to make a further tender offer for any Banco Sabadell shares. BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell. If BBVA does not obtain control of Banco Sabadell following completion of the exchange offer and a Mandatory Tender Offer,

BBVA may (but it is not obligated to) acquire additional Banco Sabadell shares, in the open market or otherwise, to eventually obtain control of Banco Sabadell. The execution, timing and manner of any such additional acquisitions will depend on many factors, including business developments, macroeconomic developments and conditions, and prevailing market conditions.

Until BBVA controls Banco Sabadell:

•	BBVA may not be able to carry out any of its strategic plans with respect to Banco Sabadell;

•	BBVA may not realize any of the synergies it expects to realize following completion of the exchange offer; and

•

BBVA will not be able to consolidate the financial position and results of operations of Banco Sabadell within its consolidated financial statements. Rather, BBVA will include the financial position and results of operations of Banco Sabadell in accordance with the relevant accounting criteria based on the percentage interest held by BBVA in Banco Sabadell, pursuant to the equity method of accounting.

Q.	When may BBVA decide to waive the Minimum Acceptance Condition?

A.

If the Minimum Acceptance Condition has not been satisfied as of the end of the acceptance period, pursuant to the Spanish Takeover Regulation, BBVA may waive the Minimum Acceptance Condition after the expiration date of the exchange offer (following receipt by BBVA of the CNMV Notification informing BBVA of the number of Banco Sabadell shares tendered in the exchange offer and not withdrawn). In this case, pursuant to the Spanish Takeover Regulation, the acceptance period would not be reopened, nor would withdrawal rights be provided to holders who have tendered their Banco Sabadell shares into the exchange offer. Pursuant to the Spanish Takeover Regulation and in accordance with no-action relief granted to BBVA by the SEC, BBVA may waive the Minimum Acceptance Condition through the first Spanish stock exchange business day following the day it receives a notification from the CNMV as to the final number of Banco Sabadell shares tendered in the exchange offer (which notification would be received within five Spanish stock exchange business days following the end of the acceptance period). See “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

As a result of the foregoing, holders of Banco Sabadell shares will not know whether BBVA will waive the Minimum Acceptance Condition at the time of deciding whether or not to tender their Banco Sabadell shares into the exchange offer. In addition, as described elsewhere in this offer to exchange/prospectus, holders of Banco Sabadell shares may withdraw their declarations of acceptance only prior to the last day of the acceptance period. Consequently, holders of Banco Sabadell shares who have tendered their Banco Sabadell shares into the exchange offer will not have an opportunity to withdraw their declarations of acceptance following any waiver of the Minimum Acceptance Condition.

Because BBVA would be permitted to waive the Minimum Acceptance Condition when U.S. holders of Banco Sabadell shares no longer have the withdrawal rights required under U.S. law in the absence of the no-action relief granted by the SEC, U.S. holders of Banco Sabadell shares are cautioned to consider not tendering their Banco Sabadell shares into the exchange offer if their willingness to tender their Banco Sabadell shares would be affected by such a waiver by BBVA of the Minimum Acceptance Condition.

For additional information regarding any decision by BBVA to waive the Minimum Acceptance Condition, see “The Exchange Offer—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition”.

Q.	Has BBVA obtained the authorization of the economic concentration resulting from completion of the exchange offer from the CNMC?

A.

On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. In accordance with the Spanish Competition Law, the CNMC’s resolution was communicated to the Spanish Minister of Economy, Trade and

Business, who decided on May 27, 2025 to refer the CNMC’s resolution to the Spanish Council of Ministers for review on the basis of general public interest. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, the condition requiring the obtainment of the authorization of the economic concentration resulting from completion of the exchange offer by the CNMC is considered satisfied.

Q.	What are the terms of the Council of Ministers’ Authorization?

A.

On June 24, 2025, the Spanish Council of Ministers issued the Council of Ministers’ Authorization. The Council of Ministers’ Authorization authorized the economic concentration resulting from completion of the exchange offer subject to the Autonomy Condition for a period of three years, beginning on June 24, 2025, extendable for an additional two years (the “No-merger Period”), which, among other matters, requires that, during the No-merger Period, BBVA and Banco Sabadell maintain separate legal personality and shareholders’ equity and that BBVA and Banco Sabadell preserve their respective autonomy in the management of their operations. The Council of Ministers’ Authorization also requires compliance with the CNMC Commitments and establishes certain reporting obligations to the Autonomy Condition’s supervisory body, the SEEAE (as defined herein).

In compliance with the Autonomy Condition, during the No-merger Period, BBVA and Banco Sabadell will need to adopt their respective management decisions considering the maximization of their respective values as independent entities.

On July 15, 2025, BBVA filed an administrative appeal before Spain’s Supreme Court, challenging the legality of the Autonomy Condition in the Council of Ministers’ Authorization (the “Administrative Appeal”). As of the date of this offer to exchange/prospectus, the Administrative Appeal is pending. If the Autonomy Condition is declared void as a result of the Administrative Appeal, BBVA may be able to consummate a merger with Banco Sabadell sooner than would otherwise be permitted pursuant to the Council of Ministers’ Authorization. There is no guarantee that BBVA will prevail in the Administrative Appeal. BBVA expects the Administrative Appeal to be resolved in a period of between 18 months and two years.

For additional information on the Council of Ministers’ Authorization, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

Q.	What happens if Banco Sabadell sells TSB?

A.

On July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice (as defined herein), informing that it had received a binding offer for the consummation of the TSB Sale (as defined herein), and announcing its decision to call an extraordinary general shareholders’ meeting to approve the TSB Sale and the payment of the TSB Sale Dividend (as defined herein). According to the TSB Sale Inside Information Notice, the TSB Sale is subject to the satisfaction of certain conditions precedent, including the authorization of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting. On August 6, 2025, extraordinary general shareholders’ meetings of Banco Sabadell (i) authorized the TSB Sale and (ii) approved the payment of the TSB Sale Dividend, respectively. Closing of the TSB Sale is expected to occur in the first quarter of 2026. For additional information on the TSB Sale, see “The Exchange Offer—TSB Sale”.

On August 11, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings. Accordingly, if all offer conditions are satisfied as of the end of the acceptance period, BBVA will be required to proceed with completion of the exchange offer despite the proposed TSB Sale.

The exchange ratio for the exchange offer will be adjusted as a result of the payment of the TSB Sale Dividend only if the TSB Sale Dividend has an ex-dividend date occurring prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026 (therefore, after the expected end of the acceptance period) and the payment of the TSB Sale Dividend is conditional upon closing of the TSB Sale, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend.

For additional information on the potential consequences of the TSB Sale, see “Risk Factors—Risks Relating to the Exchange Offer—If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group. Additionally, the exchange ratio for the exchange offer would be adjusted as a result of the payment of the TSB Sale Dividend only if the ex-dividend date occurs prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend”.

Q.	Do I need to do anything if I want to retain my Banco Sabadell shares?

A.	No. If you want to retain your Banco Sabadell shares, you do not need to take any action.

Q.	Do I need to vote at any meeting to approve the exchange offer?

A.	Your vote is not required in connection with the exchange offer. You simply need to tender your Banco Sabadell shares during the acceptance period, if you choose to do so.

Q.	Will tendered shares be subject to proration?

A.	No. Subject to the terms and conditions of the exchange offer, BBVA will acquire any and all Banco Sabadell shares validly tendered into, and not withdrawn from, the exchange offer.

Q.

If I do not participate in the exchange offer, will my Banco Sabadell shares continue to be listed on the Spanish Stock Exchanges? Can BBVA squeeze-out the holders of Banco Sabadell shares that do not tender into the exchange offer?

A.

The exchange offer is not a delisting offer so if you do not participate in the exchange offer and the exchange offer is completed, you will continue to hold your Banco Sabadell shares and your Banco Sabadell shares will continue to be listed. However, if the requirements set forth in articles 116 of the Law 6/2023, of March 17, on the Securities Markets and Investment Services, as amended (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión, the “Spanish Securities Market Law”), and 47 of the Spanish Takeover Regulation are met, which would require that (i) the exchange offer be accepted by holders of Banco Sabadell shares representing at least 90% of the Banco Sabadell shares subject to the exchange offer; and (ii) following completion of the exchange offer, BBVA holds a number of Banco Sabadell shares representing at least 90% of the voting rights in Banco Sabadell’s share capital (excluding, in each case, any treasury shares held by Banco Sabadell), BBVA will exercise its right to demand the squeeze-out of the remaining Banco Sabadell shares at the same consideration (including the share consideration and the exchange offer cash consideration) as offered pursuant to the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). To this effect, within the three Spanish stock exchange business days following the publication of the results of the exchange offer on the website of the CNMV, BBVA will communicate to the CNMV and publicly announce whether or not the requirements to execute a squeeze-out transaction have been met. In that announcement, or within the two following Spanish stock exchange business days, BBVA will announce the date of the squeeze-out transaction. In accordance with article 48.4 of the Spanish Takeover Regulation, such date will be fixed between the 15th and the 20th Spanish business day following the date of such announcement. Such decision will be irrevocable. Upon settlement of such squeeze-out transaction, the Banco Sabadell shares will be automatically delisted from the Spanish Stock Exchanges.

Q.	Will there be a merger between BBVA and Banco Sabadell?

A.

The Council of Ministers’ Authorization requires BBVA to comply with the Autonomy Condition during the No-merger Period, which, among other matters, requires that, during the No-merger Period, BBVA and Banco Sabadell maintain separate legal personality and shareholders’ equity. As a result, there will not be a merger between BBVA and Banco Sabadell until, at least, following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal.

Notwithstanding the foregoing, following the No-merger Period, subject to market conditions or other circumstances making it impractical, inadvisable or impossible to carry out such merger process, BBVA intends to promote a merger by absorption of Banco Sabadell by BBVA. Such market conditions or other circumstances may include, for example, changes in any relevant laws or regulations that could impact the merger, a significant deterioration in market or economic conditions, the evolution of Banco Sabadell’s business or the identification of any contingencies or operating or other matters relating to Banco Sabadell that are not disclosed in publicly-available information relating to Banco Sabadell that become known to BBVA following acquisition of control of Banco Sabadell. See “Risk Factors—Risk Relating to the Exchange Offer—Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer”.

BBVA estimates that such merger would be consummated in a period of between six to eight months from the adoption of the necessary corporate resolutions by both entities. Such merger would occur only following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. Any such merger would need BBVA’s and Banco Sabadell’s respective boards of directors to formulate a joint merger plan, which would need to be approved by BBVA’s and Banco Sabadell’s respective shareholders. Pursuant to the provisions of the Regulation, Supervision and Solvency of Credit Institutions Law, such merger will require the prior authorization of the Spanish Minister of Economy, Trade and Business. Such authorization with respect to the merger from the Spanish Minister of Economy, Trade and Business is separate and distinct from the Council of Ministers’ Authorization.

On July 15, 2025, BBVA filed an administrative appeal before Spain’s Supreme Court, challenging the legality of the Autonomy Condition in the Council of Ministers’ Authorization (the Administrative Appeal). As of the date of this offer to exchange/prospectus, the Administrative Appeal is pending. If the Autonomy Condition is declared void as a result of the Administrative Appeal, BBVA may be able to consummate a merger with Banco Sabadell sooner than would otherwise be permitted pursuant to the Council of Ministers’ Authorization. There is no guarantee that BBVA will prevail in the Administrative Appeal. BBVA expects the Administrative Appeal to be resolved in a period of between 18 months and two years.

Q.	Will the BBVA shares to be delivered to the holders of the Banco Sabadell shares who tender their Banco Sabadell shares into the exchange offer be publicly listed on the Spanish Stock Exchanges?

A.

Yes. BBVA will request the admission to trading of the newly-issued BBVA shares that the holders of the Banco Sabadell shares who tender, and do not withdraw, their Banco Sabadell shares into the exchange offer will receive in exchange for their Banco Sabadell shares if the exchange offer is completed, within two Spanish stock exchange business days from the registration of such BBVA shares in the registries of Iberclear. Such admission to trading is expected to take place as soon as possible thereafter.

Q.	Will I have appraisal rights in connection with the exchange offer?

A.	No. There are no appraisal or similar rights available to holders of Banco Sabadell shares in connection with the exchange offer.

Q.	How and where will the outcome of the exchange offer be announced?

A.

In accordance with the provisions of article 36 of the Spanish Takeover Regulation, upon expiration of the acceptance period, and within a maximum period of seven Spanish stock exchange business days from that date, the governing bodies of the Spanish Stock Exchanges will publish the result of the exchange offer in the Official Quotation Bulletins, upon the terms and on the trading session expressly indicated by the CNMV.

Q.	What are the tax consequences if I participate in the exchange offer?

A.

For information on certain material Spanish and U.S. tax consequences of the exchange offer, see “The Exchange Offer—Spanish Tax Consequences for U.S. Shareholders” and “The Exchange Offer—Material U.S. Federal Income Tax Considerations for U.S. Holders” in this offer to exchange/prospectus beginning on pages 144 and 148, respectively. You should consult your tax advisor on the tax consequences to you of tendering your Banco Sabadell shares in the exchange offer.

Q.	Is BBVA’s financial condition relevant to my decision to tender my Banco Sabadell shares into the exchange offer?

A.

Yes. If the exchange offer is completed, you will receive BBVA shares as consideration in the exchange offer as described in this offer to exchange/prospectus. Consequently, you should consider BBVA’s financial condition before you decide to become one of BBVA’s shareholders through the exchange offer. The BBVA Group had consolidated assets of €776,974 million and €772,402 million as of June 30, 2025 and December 31, 2024, respectively, and net attributable profit/(loss) of €5,447 million and €10,054 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively. In considering BBVA’s financial condition, you should also review the documents incorporated by reference in this offer to exchange/prospectus because they contain detailed business, financial and other information about BBVA.

Q.	If BBVA acquires all of the Banco Sabadell shares in the exchange offer, what percentage of BBVA shares will former holders of Banco Sabadell shares own after completion of the exchange offer?

A.

BBVA estimates that if all Banco Sabadell shares are validly tendered and exchanged pursuant to the terms of the exchange offer, immediately after completion of the exchange offer: (i) the former holders of Banco Sabadell shares will own approximately 13.6% of the share capital and voting rights of BBVA (7.3% and 4.5% in the 50% Acceptance Scenario and the 30% Acceptance Scenario (each as defined herein), respectively); and (ii) the current holders of BBVA shares will hold approximately 86.4% of the share capital and voting rights of BBVA (92.7% and 95.5% in the 50% Acceptance Scenario and the 30% Acceptance Scenario, respectively).

Q.	If my Banco Sabadell shares are acquired in the exchange offer, how will my rights as a Banco Sabadell shareholder change?

A.

If your Banco Sabadell shares are acquired in the exchange offer, you will become a holder of BBVA shares as described in this offer to exchange/prospectus. The rights of a holder of BBVA shares will be governed by BBVA’s bylaws, its general shareholders’ meeting’s regulations and the Spanish corporation law (Texto Refundido de la Ley de Sociedades de Capital aprobado por el Real Decreto Legislativo 1/2010), as amended (the “Spanish Corporation Law”). For a summary of the material differences between the rights of holders of BBVA shares compared to the rights of holders of Banco Sabadell shares, see “Comparison of Rights of Holders of BBVA Shares and Banco Sabadell Shares” in this offer to exchange/prospectus beginning on page 186.

Q.	When will I receive my BBVA shares?

A.

Under Spanish law, a number of procedural steps must be taken after the exchange offer is completed and before BBVA shares can be delivered. If the exchange offer is completed, BBVA expects that you will receive the BBVA shares you are entitled to receive pursuant to the exchange offer no later than the 15th Spanish stock exchange business day following the expiration date, in accordance with customary Spanish market practice. It is expected that the payment of cash in lieu of fractional BBVA shares and the exchange offer cash consideration will be made on the same date as the delivery of the BBVA shares.

Q.	What if the exchange offer is not completed?

A.	If the exchange offer is not completed you will continue to be the holder of your Banco Sabadell shares.

Q.	Can I tender less than all the Banco Sabadell shares that I own into the exchange offer?

A.	Yes. You may elect to tender all or a portion of the Banco Sabadell shares that you own into the exchange offer.

Q.	Where can I find out more information about BBVA?

A.	You can find out information about BBVA from the sources described under “Where You Can Find More Information” in this offer to exchange/prospectus.

Q.	Who can I call with questions?

A.

If you have more questions about the exchange offer, you should contact Sodali & Co. at the following address, telephone number or email: 430 Park Avenue, 14th Floor, New York, New York, 10022, United States of America; (800) 206-5881 (in North America) or +1 (289) 695-3095 (outside of North America); BBVA@info.sodali.com.

WHERE YOU CAN FIND MORE INFORMATION

BBVA files annual reports on Form 20-F with, and furnishes other reports and information on Form 6-K to, the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains in electronic form the reports and other information that BBVA has electronically filed with, or furnished to, the SEC. BBVA maintains a website at https://shareholdersandinvestors.bbva.com.

You may obtain a copy of BBVA’s reports at no cost to you from the SEC at the SEC’s website (http://www.sec.gov) or, with respect to reports incorporated by reference in this document, by writing or calling Sodali & Co. at the following address, telephone number or email:

Sodali & Co.

430 Park Avenue, 14th Floor

New York, New York, 10022

United States of America

Telephone: (800) 206-5881 (in North America) or +1 (289) 695-3095 (outside of North America)

Email: BBVA@info.sodali.com

BBVA has filed with the SEC a registration statement on Form F-4 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of BBVA shares pursuant to the U.S. tranche of the exchange offer. This offer to exchange/prospectus forms a part of that Registration Statement.

DOCUMENTS INCORPORATED BY REFERENCE ARE ALSO AVAILABLE FROM BBVA WITHOUT CHARGE UPON REQUEST TO SODALI & CO. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN FIVE U.S. BUSINESS DAYS PRIOR TO THE THEN-SCHEDULED EXPIRATION DATE OF THE EXCHANGE OFFER. THIS DEADLINE IS CURRENTLY SEPTEMBER 30, 2025 BECAUSE THE EXPIRATION DATE OF THE EXCHANGE OFFER IS CURRENTLY OCTOBER 7, 2025 BUT THE ACTUAL DEADLINE WILL BE DIFFERENT IF THE EXCHANGE OFFER IS EXTENDED. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM SODALI & CO., SODALI & CO. WILL RESPOND TO YOUR REQUEST WITHIN ONE U.S. BUSINESS DAY AFTER SODALI & CO. RECEIVES YOUR REQUEST, AND SEND YOU THE INCORPORATED DOCUMENTS BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS.

All information contained in this document relating to Banco Sabadell has been taken from publicly-available sources published by Banco Sabadell. Furthermore, any assumptions and/or estimates that BBVA has made relating to Banco Sabadell in connection with the exchange offer are based solely on publicly-available information. Information provided by either BBVA or Banco Sabadell does not constitute any representation, estimate or projection of the other.

BBVA has not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, the information contained in this offer to exchange/prospectus or in any materials incorporated by reference into this offer to exchange/prospectus. The information contained in this offer to exchange/prospectus speaks only as of the date of this offer to exchange/prospectus unless the information specifically indicates that another date applies.

With the exception of the reports specifically incorporated by reference in this document as set forth in “Incorporation of Certain Information by Reference”, material contained on or accessible through websites is not incorporated into this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow BBVA to “incorporate by reference” the information BBVA files with, or furnishes to, the SEC, which means:

•	incorporated documents are considered part of this offer to exchange/prospectus;

•	BBVA can disclose important information to you by referring you to those documents; and

•

information that BBVA files with, or furnishes to, the SEC in the future and incorporates by reference in this offer to exchange/prospectus will automatically update and supersede information in this offer to exchange/prospectus and information previously incorporated by reference in this offer to exchange/prospectus.

This means that you must look at all of the SEC filings that BBVA incorporates by reference to determine if any of the statements in this offer to exchange/prospectus or in any document previously incorporated by reference have been modified or superseded.

BBVA incorporates by reference the following documents:

•	BBVA’s annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on February 21, 2025 (the “2024 Form 20-F”);

•

BBVA’s report on Form 6-K containing certain information regarding BBVA’s financial results as of and for the six months ended June 30, 2025 and other matters, furnished to the SEC on July 31, 2025 (Accession No. 0000842180-25-000033) (the “BBVA First Half 2025 Results Form 6-K”);

•

BBVA’s report on Form 6-K communicating the receipt of a notification of the CNMC’s resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the commitments described therein, furnished to the SEC on May 1, 2025, excluding the press release contained therein (the “BBVA CNMC Commitments Form 6-K”); and

•

any filings made by BBVA with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as any report on Form 6-K furnished to the SEC to the extent the Form 6-K expressly states that it is being incorporated by reference herein, on or after the date of this offer to exchange/prospectus and prior to the termination of the exchange offer under this offer to exchange/prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

You may obtain a copy of these documents at no cost to you (other than exhibits not specifically incorporated by reference) from the SEC at the SEC’s website (http://www.sec.gov) or by writing or telephoning Sodali & Co. at the following address, telephone number or email:

Sodali & Co.

430 Park Avenue, 14th Floor

New York, New York, 10022

United States of America

Telephone: (800) 206-5881 (in North America) or +1 (289) 695-3095 (outside of North America)

Email: BBVA@info.sodali.com

Upon your request, Sodali & Co. will provide to you without charge copies of any or all reports and documents described above that are incorporated by reference into this offer to exchange/prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to Sodali & Co. at 430 Park Avenue, 14th Floor, New York, New York, 10022, United States of America; (800) 206-5881 (in North America) or +1 (289) 695-3095 (outside of North America); BBVA@info.sodali.com. To obtain timely delivery of any of these documents, you must request them no later than five U.S. business days before the then-scheduled expiration date of the exchange offer. This deadline is currently September 30, 2025 because the expiration date of the exchange offer is currently October 7, 2025, but the actual deadline will be different if the exchange offer is extended.

BBVA has provided only the information contained in, or incorporated by reference into, this offer to exchange/prospectus in deciding whether or not to accept the exchange offer. BBVA has not authorized anyone to provide you with any information that is different from what is contained in, or incorporated by reference into, this offer to exchange/prospectus. The information contained in, or incorporated by reference into, this offer to exchange/prospectus is accurate only as of its date. You should not assume that such information is accurate as of any other date and neither the mailing of this offer to exchange/prospectus to you nor the issuance of BBVA shares in connection with the exchange offer shall create any implication to the contrary.

NOTE ON BANCO SABADELL INFORMATION

General

All information contained in this offer to exchange/prospectus relating to Banco Sabadell has been taken from publicly-available sources published by Banco Sabadell and included on its corporate website (including, in particular, its consolidated interim directors’ report for the first six months of 2025, its second quarter 2025 quarterly financial report, its condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, its consolidated financial statements as of and for the years ended December 31, 2024, 2023 and 2022, its consolidated directors’ report as of and for the year ended December 31, 2024, its annual reports as of and for the years ended December 31, 2023 and 2022, its Euro Medium Term Note Program base prospectus dated May 12, 2025 and the TSB Sale Inside Information Notice) other than the description of Banco Sabadell’s actions taken in response to BBVA’s proposals as set forth under “Background of the Exchange Offer”. Additionally, the information relating to Banco Sabadell included under “Comparison of Rights of Holders of BBVA Shares and Banco Sabadell Shares” summarizes certain provisions of the Banco Sabadell bylaws publicly available on Banco Sabadell’s website. The contents of Banco Sabadell’s website are not incorporated by reference to this offer to exchange/prospectus. BBVA was not involved in the preparation of such publicly-available information regarding Banco Sabadell and cannot verify such information. Such information is included herein in order to comply with regulatory requirements. To the extent permitted under applicable law, none of BBVA or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Banco Sabadell to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to BBVA. Furthermore, any assumptions and/or estimates that BBVA has made relating to Banco Sabadell in connection with the exchange offer are based solely on publicly-available information.

BBVA is not affiliated with Banco Sabadell, and BBVA has not had access to Banco Sabadell’s books and records. Therefore, non-public information concerning Banco Sabadell was not used by BBVA for the purpose of preparing this offer to exchange/prospectus. Pursuant to Rule 409 under the Securities Act, BBVA has requested that Banco Sabadell provide BBVA with certain information regarding the business, operations and financial condition of Banco Sabadell. BBVA will amend or supplement this offer to exchange/prospectus to provide any information BBVA receives from Banco Sabadell, if BBVA receives the information on a timely basis before the expiration time and considers it to be material, complete, reliable and appropriate. Banco Sabadell is subject to special legislation applicable to credit entities in general, the supervision, control and regulation of the ECB, and, as a listed company, the regulatory oversight of the CNMV. It is also subject to European market abuse regulation.

Financial Information

This offer to exchange/prospectus includes as Appendix I the consolidated financial statements of Banco Sabadell as of and for the years ended December 31, 2024, 2023 and 2022 and the condensed consolidated interim financial statements of Banco Sabadell as of and for the six months ended June 30, 2025, which comprise the consolidated balance sheets as of December 31, 2024, 2023 and 2022 and June 30, 2025, respectively, and the consolidated income statements, consolidated statements of recognized income and expenses, consolidated statements of total changes in equity and consolidated cash flow statements for the periods then ended and explanatory notes. The comparative financial information as of and for the year ended December 31, 2022 included in the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2023 has been restated to take into account the implementation of IFRS 17. BBVA is not affiliated with Banco Sabadell and was not involved in the preparation of the consolidated financial statements of Banco Sabadell as of and for the years ended December 31, 2024, 2023 and 2022 or the condensed consolidated interim financial statements of Banco Sabadell as of and for the six months ended June 30, 2025.

Certain of the financial information relating to Banco Sabadell included in this offer to exchange/prospectus has been extracted from the consolidated financial statements of Banco Sabadell as of and for the years ended December 31, 2024, 2023 and 2022 and the condensed consolidated interim financial statements of Banco

Sabadell as of and for the six months ended June 30, 2025, each included as Appendix I to this offer to exchange/prospectus. Such consolidated financial statements have not been audited under U.S. GAAS and are therefore not considered audited financial statements under SEC rules. Consequently, no audit report has been included herein on such consolidated financial statements. However, as a listed company in Spain, Banco Sabadell is subject to ongoing reporting requirements under CNMV rules, including that its annual financial statements be audited under prevailing legislation regulating the audit of accounts in Spain.

The financial position and results of operations of TSB are included within the perimeter of the consolidated financial information of Banco Sabadell included in this offer to exchange/prospectus. However, on July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice, informing that it had received a binding offer for the consummation of the TSB Sale. According to the TSB Sale Inside Information Notice, closing of the TSB Sale is expected to occur in the first quarter of 2026. For additional information on the TSB Sale, see “The Exchange Offer—TSB Sale”. If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group.

Description of Certain Differences Between IFRS-EU and IFRS-IASB

Banco Sabadell prepares its consolidated financial statements in accordance with IFRS as adopted by the European Union (“EU”) (“IFRS-EU”) while BBVA’s financial statements are prepared in compliance with IFRS as issued by the International Accounting Standards Board (“IFRS-IASB”). Based on BBVA’s reading of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, included below is a summary of the main difference between IFRS-EU and IFRS-IASB as they relate to Banco Sabadell. Holders of Banco Sabadell shares must rely upon their own knowledge of Banco Sabadell before deciding whether to tender their Banco Sabadell shares. Holders of Banco Sabadell shares should consult their own professional advisors for an understanding of the differences between IFRS-EU and IFRS-IASB, and the way these differences could impact the financial information included in this offer to exchange/prospectus.

The description of the main difference between IFRS-EU and IFRS-IASB as they relate to Banco Sabadell included below should not be taken as an exhaustive description of all differences between IFRS-EU and IFRS-IASB.

Macro hedging accounting

Based on BBVA’s reading of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, the main difference between IFRS-EU and IFRS-IASB as they relate to Banco Sabadell relates to the accounting of macro hedging related to certain portfolios. Macro hedging refers to the practice of managing risk at the portfolio level rather than at the level of individual transactions or pairs of transactions, as is typical in traditional hedging approaches. Companies applying macro hedging accounting have to demonstrate the effectiveness of the hedges and follow a detailed process for documenting and testing their effectiveness.

This difference between IFRS-EU and IFRS-IASB emerged during the EU’s endorsement process of IAS 39 “Financial Instruments: Recognition and Measurement”, whereby the EU made specific carve-outs to account for the prepayment risk associated with these portfolios and treat such risk as interest rate risk. This carve-out is not contemplated under IFRS-IASB, where the approach to macro hedges is focused on traditional risks, such as interest rate risk, exchange rate risk or market price risk, with prepayment risk not falling under the definition and criteria set forth under IAS 39 “Financial Instruments: Recognition and Measurement”.

Based on BBVA’s reading of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, BBVA believes that Banco Sabadell is applying hedge accounting to the prepayment risk associated with a portfolio of core deposits and to a mortgage portfolio. The use of this carve-out is not expressly disclosed in the explanatory notes of such financial statements as it is compliant with IFRS-EU.

According to Note 12 to Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, the value adjustments on hedged items through macro hedges as of December 31, 2024 amounted to €(412) million and €(227) million for assets and liabilities, respectively. The impact (before taxes) of macro hedges on Banco Sabadell’s consolidated income statement for the year ended December 31, 2024 amounted to €(40) million and €7 million for hedging instruments and hedged items, respectively. These amounts include adjustments for all macro hedges and such adjustments may not comply with IFRS-IASB.

Given the absence of information in Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024 and Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025 regarding the extent of macro hedging accounting that could potentially fail to comply with IFRS-IASB, BBVA is not able to calculate the adjustments that would need to be applied to the consolidated financial information of Banco Sabadell as of any date or for any period in order to make such information compliant with IFRS-IASB (“harmonization adjustments”). Accordingly, BBVA has not made any harmonization adjustments to the consolidated financial information of Banco Sabadell as of any date or for any period to make such information compliant with IFRS-IASB.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this offer to exchange/prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. BBVA also may make forward-looking statements in BBVA’s other documents filed with, or furnished to, the SEC that are incorporated by reference into this offer to exchange/prospectus. Forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “expect”, “estimate”, “forecast”, “project”, “anticipate”, “should”, “intend”, “probability”, “risk”, “VaR”, “target”, “goal”, “objective” and “future” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, are not guarantees of future performance and are subject to inherent risks, uncertainties and other factors that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this offer to exchange/prospectus and certain documents incorporated by reference into this offer to exchange/prospectus include forward-looking statements or guidance regarding or relating but not limited to BBVA’s future financial position, plans and objectives management for future operations, results of operations, synergies, impairment loss, provisions, capital, leverage and other regulatory ratios, capital distributions, management objectives and/or strategic initiatives, commitments and targets (including, without limitation, environmental, social and governance (“ESG”) commitments and targets), the outcome of legal and regulatory actions and proceedings and risk management, including BBVA’s potential exposure to various types of risk such as market risk, interest rate risk, currency risk and equity risk, and other statements that are not historical facts. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

BBVA has identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors”, “Item 4. Information on the Company”, “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” of its 2024 Form 20-F and “Item 4B. Business Overview”, “Item 4E. Selected Statistical Information”, “Item 5. Operating and Financial Review and Prospects” and “Other Matters” in the BBVA First Half 2025 Results Form 6-K, as well as in “Risk Factors” in this offer to exchange/prospectus. Other factors could also adversely affect BBVA’s results or the accuracy of forward-looking statements in this offer to exchange/prospectus and the documents incorporated by reference into this offer to exchange/prospectus, and you should not consider the factors discussed here or in such other documents (including the sections of BBVA’s 2024 Form 20-F and the BBVA First Half 2025 Results Form 6-K listed above) to be a complete set of all potential risks or uncertainties. Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, among others:

•

the deterioration of economic conditions or the alteration of the institutional environment of the countries in which BBVA operates, especially Spain, Mexico and Turkey, including any adverse developments, or the perception that such developments may occur, regarding credit quality, public debt sustainability, economic or fiscal policy and sovereign ratings, particularly Spain’s, Mexico’s and Turkey’s, among other factors. Financial and macroeconomic volatility may increase as a result of, among other factors, U.S. administration policies, including tariffs and fiscal and regulatory changes. The effects of, and uncertainty arising from, these policies and large fiscal deficits have raised the U.S. risk premium, pushing up long-term sovereign yields and weakening the U.S. dollar, and they may spark further market instability;

•

the effects of geopolitical tensions and economic challenges in recent years including, among other factors, the ongoing conflicts in Ukraine and in the Middle East, long-standing United States–China rivalry, including recent trade tariffs, the escalation of trade tariffs globally, and changes in policies generally. Furthermore, there is the risk of a sharp global growth slowdown;

•

changes or volatility in interest rates, foreign exchange rates, asset prices, equity markets, commodity prices (including energy prices), inflation or deflation and, in particular, as of the date of this offer to exchange/prospectus, the depreciation of the currencies of the non-euro geographical areas in which BBVA operates, high inflation, stagflation due to more intense or prolonged supply crises, high interest rates in most of the geographical areas where BBVA operates (which may impact default rates) and low real interest rates in Turkey (which may affect BBVA’s margins);

•

adverse developments in emerging economies, in particular Latin America and Turkey, including unfavorable political and economic developments, social instability and changes in governmental policies, including expropriation, nationalization, exchange controls or other limitations on the distribution or repatriation of dividends, international ownership legislation, tax policies, interest rate caps, fee caps and other policies affecting the banking sector, including the “liraization” strategy in Turkey (which seeks to increase the weight of Turkish lira-denominated assets and liabilities of the banking system). Further, emerging economies generally face higher anti-money laundering and ESG risk levels;

•

in Spain, political, regulatory and economic uncertainty may have a negative impact on economic activity, and there is a risk that public policies could be adopted that have an adverse impact on the economy or BBVA’s business;

•	downgrades in BBVA’s credit ratings or in sovereign credit ratings, particularly Spain’s, Mexico’s and Turkey’s respective credit ratings;

•

the monetary, interest rate and other policies of central banks, and the trade, economic and other policies of governments, in the EU, Spain, Mexico, Turkey, the United States and elsewhere, including the impact of the still-prevailing high interest rates and the escalation of trade tariffs globally on the BBVA Group’s results of operations (including potential mark-to-market losses on securities portfolios, reduced demand for credit, increased funding costs and higher default rates). Moreover, any interest rate reductions may result in higher inflation and adversely affect the BBVA Group’s results of operations;

•	adjustments in the real estate markets in the geographical areas in which BBVA operates, in particular in Spain, Mexico and Turkey;

•	the success of BBVA’s acquisitions and investments, divestitures, mergers, joint ventures and strategic alliances;

•

BBVA’s ability to complete the exchange offer and operate Banco Sabadell’s business successfully (subject to compliance with the Council of Ministers’ Authorization), and any unanticipated costs, losses or other impacts in connection therewith;

•

the effects of competition in the markets in which BBVA operates and the rise of neobanks (a new generation of financial institutions that operate exclusively online), which may be affected by regulation or deregulation affecting BBVA or its competitors, and BBVA’s ability to manage information technology obsolescence, implement technological advances on a timely basis or at all and effectively capture the benefits of emerging technologies, including cloud computing, artificial intelligence, big data analysis, crypto-currencies and alternative payment systems;

•

BBVA’s ability to comply with various legal and regulatory regimes and the impact of applicable laws and regulations on BBVA’s operations, including capital, resolution, liquidity, provision and consumer protection requirements, and the increasing tax burden;

•	changes in consumer spending and savings habits, including changes in government policies which may influence spending, saving and investment decisions;

•

BBVA’s ability to continue to access sources of liquidity and funding, including public sources of liquidity such as the funding provided by the ECB under its programs, and BBVA’s ability to receive dividends and other funds from BBVA’s subsidiaries;

•	the effectiveness of BBVA’s debt recovery policy, including BBVA’s ability to recover aged non-performing loans;

•	BBVA’s ability to hedge certain risks economically, including exchange rate risk;

•

BBVA’s ability to address physical, regulatory, reputational, transition and business risks associated with climate change and emerging and developing ESG standards, including BBVA’s ability to meet any ESG expectations, targets or obligations and the cost thereof;

•	BBVA’s ability to make payments on certain substantial unfunded amounts relating to commitments with personnel;

•	the performance of BBVA’s international operations and BBVA’s ability to manage such operations;

•	weaknesses or failures in the BBVA Group’s internal or outsourced processes, systems (including information technology systems) and security;

•

weaknesses or failures of BBVA’s anti-money laundering or anti-terrorism programs, or of BBVA’s internal policies, procedures, systems and other mitigating measures designed to ensure compliance with applicable anti-corruption laws and sanctions regulations;

•	security breaches, including cyberattacks and identity theft;

•

the outcome of legal and regulatory actions and proceedings, both those to which the BBVA Group is currently exposed and any others which may arise in the future, including actions and proceedings related to former subsidiaries of the BBVA Group or in respect of which the BBVA Group may have indemnification obligations, as well as legal and regulatory actions and proceedings against other financial institutions, especially if such actions or proceedings result in rulings that affect the industry generally or lead to changes in the BBVA Group’s practices;

•	actions that are incompatible with BBVA’s ethics and compliance standards, and BBVA’s failure to timely detect or remedy any such actions;

•

BBVA’s success in managing the risks involved in the foregoing, which depends, among other things, on the adequacy of BBVA’s internal risk models and BBVA’s ability to anticipate events that are not captured or fully accounted for in the models BBVA uses or which otherwise require BBVA to successfully adjust its risk parameters, risk appetite framework and estimations to account for the foregoing and any changes in market conditions; and

•	force majeure and other events beyond BBVA’s control.

In addition to the above, BBVA has identified certain risks that are specific to the exchange offer, that could also cause actual results to differ materially from those expressed or implied by forward-looking statements. See “Risk Factors—Risks Relating to the Exchange Offer”. Furthermore, this offer to exchange/prospectus includes certain forward-looking statements of Banco Sabadell’s management, including under “Information about Banco Sabadell”. Such statements reflect only the views of Banco Sabadell’s management, have not been updated or verified by BBVA and are subject to similar risks and uncertainties as the other forward-looking statements included herein, mutatis mutandis, many of which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements. In addition, the forward-looking statements made in this offer to exchange/prospectus (or any particular document) speak only as of the date of this offer to exchange/prospectus (or any such particular document). BBVA does not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date thereof, including, without limitation, changes in BBVA’s business, strategy, targets or expectations, including as a result of the occurrence of unanticipated events, and BBVA does not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature BBVA may make in BBVA’s other documents filed with, or furnished to, the SEC that are incorporated by reference into this offer to exchange/prospectus.

The safe harbors for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act, added by the Private Securities Litigation Reform Act of 1995, do not apply to forward-looking statements made in connection with a tender offer.

SUMMARY

This summary highlights selected information from this offer to exchange/prospectus. It does not contain all the information that is important to you. Before you decide whether or not to tender your Banco Sabadell shares, you should read carefully this entire offer to exchange/prospectus as well as the documents that are incorporated by reference into or filed as exhibits to the Registration Statement of which this offer to exchange/prospectus forms a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this offer to exchange/prospectus beginning on page 18 and page 19, respectively.

BBVA Group

The BBVA Group is a customer-centric global financial services group founded in 1857. Internationally diversified and with strengths in retail banking, asset management and wholesale banking, the BBVA Group is committed to offering a compelling digital proposition focused on customer experience. BBVA has a leadership position in the Spanish market, it is the largest financial institution in Mexico in terms of assets, it has leading franchises in South America, and it is the majority shareholder in Garanti BBVA, Turkey’s largest bank in terms of market capitalization. The BBVA Group had consolidated assets of €776,974 million and €772,402 million as of June 30, 2025 and December 31, 2024, respectively, and net attributable profit/(loss) of €5,447 million and €10,054 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.

Additional information about the BBVA Group is included in the 2024 Form 20-F and the BBVA First Half 2025 Results Form 6-K, which are incorporated by reference in this offer to exchange/prospectus.

BBVA’s principal executive offices are located at Calle Azul, 4, 28050 Madrid, Spain, and its telephone number at that location is (+34) 91-537-7000.

Banco Sabadell

Banco Sabadell and its consolidated subsidiaries compose the Banco Sabadell Group. Banco Sabadell was incorporated on December 31, 1881 in the town of Sabadell, near Barcelona for an unlimited term and conducts its business under the commercial name “Banco Sabadell”.

Banco Sabadell has its registered office in Sabadell, at Plaça de Sant Roc nº 20, PC 08201, Spain (contact telephone number 0034 902 030 255) and is registered with the Commercial Registry of Barcelona (Spain) under volume/I.R.U.S. 1000152932861, page 873, sheet B-1561.

Banco Sabadell is a Spanish company with legal status as a public limited company (sociedad anónima) and is governed by the Spanish Corporation Law. Banco Sabadell is subject to special legislation applicable to credit entities in general, the supervision, control and regulation of the ECB, and, as a listed company, the regulatory oversight of the CNMV.

The main activity carried out by the Banco Sabadell Group in the different jurisdictions in which it operates is banking, and fundamentally commercial banking through a wide range of products and services for large and medium-sized companies, small and medium-sized enterprises (“SMEs”), retailers and self-employed workers, professional groups, other individuals and bancassurance. The main customers of the Banco Sabadell Group are SMEs and individual clients in Spain, with a total customer base that is now six times larger than it was in 2008. As of December 31, 2024, the Banco Sabadell Group operated a total of 1,350 branches (1,139 in Spain). The Banco Sabadell Group’s retail banking activities are conducted primarily through this branch network.

Risk Factors (page 42)

An investment in BBVA shares involves risks. In considering whether or not to tender your Banco Sabadell shares in the exchange offer, you should carefully consider the information about these risks set forth under “Risk Factors” in this offer to exchange/prospectus beginning on page 42, together with the other information included or incorporated by reference into this offer to exchange/prospectus.

The Exchange Offer (page 122)

Exchange Offer	BBVA is undertaking the exchange offer pursuant to the offering documents published (or that will be published) in Spain and made available (or that will be made available) to all shareholders of Banco Sabadell, to acquire all of the issued and outstanding Banco Sabadell shares. The exchange offer will be addressed to U.S. holders of Banco Sabadell shares pursuant to this offer to exchange/prospectus.

Consideration	If the exchange offer is completed, you will receive one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus) you tender into, and do not withdraw from, the exchange offer.

Fractional BBVA Shares	No fractional BBVA shares will be issued in connection with the exchange offer. Instead of any such fractional BBVA shares that a tendering holder of Banco Sabadell shares would otherwise be entitled to receive, BBVA will pay to the relevant tendering holder an amount in cash equal to the weighted average price per BBVA share during the 15 trading sessions prior to the expiration date (including the expiration date) multiplied by the fraction of a BBVA share that a tendering holder of Banco Sabadell shares would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the cash to be received in lieu of any fractional shares.

Exchange Offer Cash Consideration	Holders of Banco Sabadell shares will receive, in addition to the BBVA shares they are entitled to receive, €0.70 in cash for each 5.5483 Banco Sabadell shares tendered and not withdrawn. Tendering holders of Banco Sabadell shares that tender a number of Banco Sabadell shares that does not entitle them to receive at least one newly-issued BBVA share, or that entitles them to receive a whole number of newly-issued BBVA shares but have an excess number of Banco Sabadell shares that would entitle them to receive the above cash payment in lieu of a fractional BBVA share, will receive an amount in cash equal to €0.70 multiplied by the fraction of a BBVA share that they would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the exchange offer cash consideration.

Expiration Date	You may tender your Banco Sabadell shares into the exchange offer at any time prior to the expiration time, which is 5:59:59 p.m. Eastern time (11:59:59 p.m. Central European time) on the expiration date (which is currently October 7, 2025). The exchange offer period may be extended as described below.

Extensions	BBVA may extend the period of time in which the exchange offer is open one or more times in accordance with the provisions of article 23 of the Spanish Takeover Regulation, provided that such extension complies with U.S. securities laws, and, provided further that the acceptance period does not exceed 70 calendar days and that any extension is communicated in advance to the CNMV. The extension of the acceptance period, if any, must be announced at least three calendar days before the then-scheduled expiration date of the acceptance period, indicating the circumstances that motivate such extension. The CNMV may also extend the exchange offer acceptance period at its own discretion under the circumstances set forth in the Spanish Takeover Regulation, including (i) following a supplement to the offering documents published (or that will be published) in Spain when the CNMV considers that the materiality of the information disclosed in such supplement makes the extension of the exchange offer appropriate; or (ii) in other cases where the CNMV deems such extension necessary, through a justified resolution and to the extent legally possible.

Conditions to Completion of the Exchange Offer	Completion of the exchange offer is subject to the conditions set forth in “The Exchange Offer—Conditions to Completion of the Exchange Offer” in this offer to exchange/prospectus beginning on page 125.

Procedure for Tendering	Holders of Banco Sabadell shares who wish to tender their Banco Sabadell shares into the exchange offer must (i) submit their declaration of acceptance in writing to the Iberclear participant where their Banco Sabadell shares are deposited, either in person, by electronic means or by any other means permitted by such Iberclear participant, or (ii) submit their declaration of acceptance to BBVA, as agent bank, either in person at any BBVA office or by electronic means, provided that such holder’s Banco Sabadell shares are deposited directly with an Iberclear participant (e.g., this option (ii) is not available to holders of Banco Sabadell shares that hold their Banco Sabadell shares through foreign entities that are not Iberclear participants).

Withdrawal	Holders of Banco Sabadell shares may withdraw their declarations of acceptance at any time prior to the last day of the acceptance period by submitting their declaration of withdrawal in writing to (i) the Iberclear participant where their Banco Sabadell shares are deposited, either in person, by electronic means or by any other means permitted by such Iberclear participant or (ii) BBVA as market participant and in its condition as agent bank, if they have submitted their declarations of acceptance to BBVA acting in such capacity. Pursuant to article 34 of the Spanish Takeover Regulation, any declaration of withdrawal subject to a condition will be null and void.

For more information on the procedure for tendering, the timing of the exchange offer, extensions of the exchange offer and your rights to withdraw your Banco Sabadell shares from the exchange offer prior to the expiration time, see “The Exchange Offer” in this offer to exchange/prospectus beginning on page 122.

BBVA’s Reasons for the Proposed Exchange Offer (page 115)

In unanimously approving the exchange offer, BBVA’s board of directors considered a variety of factors in favor of the proposed exchange offer. BBVA, following consideration and analysis by its board of directors, subsequently decided not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization and the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings.

BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell, which would result in Banco Sabadell becoming part of the BBVA Group. As soon as possible thereafter, and subject to compliance with the Council of Ministers’ Authorization, BBVA intends to promote a merger of the two entities. Pursuant to the Council of Ministers’ Authorization, BBVA will be able to undertake a merger with Banco Sabadell only following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. For additional information on the Council of Ministers’ Authorization, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

BBVA believes that the acquisition of control of Banco Sabadell and Banco Sabadell becoming part of the BBVA Group following completion of the exchange offer creates value for the shareholders of both entities, even though compliance with the Council of Ministers’ Authorization will delay the full realization of the expected synergies until consummation of a merger with Banco Sabadell. In particular, BBVA believes that the acquisition of control of Banco Sabadell and Banco Sabadell becoming part of the BBVA Group will result in:

i.

the achievement of a larger scale in a highly competitive sector, resulting in higher efficiency. Scale is essential in the financial sector in order to be able to meet increasing fixed costs associated with the investments in technology that will need to be made over the next few years in the face of changing client needs;

ii.	the creation of a group that reflects the financial results of both entities;

iii.	the consolidation of very complementary businesses, both in terms of geographical diversification and in terms of positioning in different client segments in Spain; and

iv.	a consolidated group with a level of solvency above 12% CET1, resilience to external shocks and a lower vulnerability through economic cycles due to increased diversification.

Additionally, BBVA believes that completion of the exchange offer will have a positive impact on the clients and employees of both entities and society as a whole.

See “BBVA’s Reasons for the Proposed Exchange Offer” in this offer to exchange/prospectus beginning on page 115.

BBVA’s Interest in Banco Sabadell (page 158)

Neither BBVA, nor the directors of BBVA nor any of the companies within the BBVA Group, nor, to the best of BBVA’s knowledge and belief, any of the directors of the companies in the BBVA Group, currently holds any Banco Sabadell shares, nor any securities that may grant subscription or acquisition rights to Banco Sabadell shares, whose voting rights would be attributable to BBVA pursuant to article 5 of the Spanish Takeover Regulation.

Shareholding of BBVA’s Directors, Executive Officers and Their Affiliates (page 159)

As of September 1, 2025, the shareholding of BBVA’s directors, executive officers and their affiliates represented approximately 0.16% of the outstanding BBVA shares.

Appraisal Rights (page 153)

The holders of Banco Sabadell shares are not entitled under Spanish law or otherwise to appraisal rights with respect to the exchange offer. For more information about appraisal rights of holders of Banco Sabadell shares, see “The Exchange Offer—Appraisal Rights” in this offer to exchange/prospectus beginning on page 153.

Non-Opposition of the ECB (page 125)

Pursuant to the provisions of the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015, of February 13, 2015 implementing the Regulation, Supervision and Solvency of Credit Institutions Law, the acquisition by BBVA of control of Banco Sabadell resulting from the exchange offer was subject to the duty of prior notification to the Bank of Spain and to the obtainment of the non-opposition by the ECB. The ECB’s non-opposition was obtained on September 5, 2024.

Conditions to Completion of the Exchange Offer (page 125)

Completion of the exchange offer is subject to the fulfillment of the following conditions:

i.	In accordance with the provisions of article 13.2.b) of the Spanish Takeover Regulation, the Minimum Acceptance Condition.

ii.

In accordance with the provisions of article 13.2.d) of the Spanish Takeover Regulation, the approval by BBVA’s general shareholders’ meeting of the increase of its share capital through the issue of new BBVA shares with non-cash contributions in an amount which is sufficient to fully cover the share consideration offered to the shareholders of Banco Sabadell pursuant to the exchange offer. This condition was satisfied on July 5, 2024.

iii.

In accordance with the provisions of article 26.1 of the Spanish Takeover Regulation, the express or tacit authorization of the economic concentration resulting from completion of the exchange offer by the CNMC. On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, this condition is considered satisfied.

iv.

In accordance with the provisions of article 13.2.d) of the Spanish Takeover Regulation, the authorization of the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, by the PRA. The PRA authorized the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, on September 2, 2024.

For the exchange offer to be completed, each of these conditions must be satisfied or waived as of the end of the acceptance period. See “The Exchange Offer—Extension, Termination and Amendment”.

As of the date of this offer to exchange/prospectus, the Minimum Acceptance Condition is the only condition pending satisfaction or waiver. As a result, if the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA does not waive the Minimum Acceptance Condition, the exchange offer will not be completed.

As of the date of this offer to exchange/prospectus, BBVA does not intend to waive the Minimum Acceptance Condition. Any decision to waive the Minimum Acceptance Condition would be based on, among other factors, the number of Banco Sabadell shares tendered in the exchange offer and not withdrawn, the price per Banco Sabadell share that BBVA would be required to offer in any subsequent Mandatory Tender Offer, business developments, macroeconomic developments and conditions, and prevailing market conditions. BBVA has undertaken not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time). If the Minimum Acceptance Condition is waived, pursuant to the Spanish Takeover Regulation, BBVA would be required within one month following completion of the exchange offer to request CNMV authorization to launch a Mandatory Tender Offer. Additionally, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer. See “Risk Factors—Completion of the exchange offer is subject to the Minimum Acceptance Condition. If such condition is not satisfied or waived, the exchange offer will not be completed. If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA will be required to launch a Mandatory Tender Offer” and “—If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer”.

Antitrust Authorizations (page 130)

The economic concentration resulting from completion of the exchange offer is subject to the authorization of the following antitrust authorities:

i.

The CNMC, in accordance with Law 15/2007, of July 3, on the defense of competition (the “Spanish Competition Law”). On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, the condition requiring the obtainment of the authorization of the economic concentration resulting from completion of the exchange offer by the CNMC is considered satisfied. See “—Spanish Antitrust Authorization” below.

ii.

The Mexican antitrust authorities, in accordance with the Mexican Competition Law. The Mexican antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on December 19, 2024. On May 30, 2025, the Mexican antitrust authorities issued a resolution extending their authorization until January 8, 2026.

iii.

The U.S. antitrust authorities, in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976. BBVA made a premerger notification filing on June 3, 2024. The 30-day waiting period with respect to that filing provided for under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on July 3, 2024 and, as a result, the economic concentration resulting from completion of the exchange offer was considered to be approved by the U.S. antitrust authorities assuming completion before July 3, 2025. BBVA made a new premerger notification filing on May 27, 2025. The 30-day waiting period with respect to such premerger notification filing expired on June 26, 2025.

iv.

The French antitrust authorities, in accordance with the provisions of the French Commercial Code. The French antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on July 9, 2024.

v.

The Portuguese antitrust authorities, in accordance with article 37 of Law 19/2012, of May 8. The Portuguese antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on July 10, 2024.

vi.

The Moroccan antitrust authorities, in accordance with article 11.3 of Law 104-12, on free pricing and competition. The Moroccan antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on July 24, 2024.

In addition, on May 28, 2024 the exchange offer was notified on a voluntary basis to the Competition and Markets Authority (the “CMA”), the UK’s antitrust authority. On June 7, 2024 the CMA confirmed that it had no further questions regarding the exchange offer.

Spanish Antitrust Authorization (page 131)

On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. In accordance with the Spanish Competition Law, the CNMC’s resolution was communicated to the Spanish Minister of Economy, Trade and Business, who decided on May 27, 2025 to refer the CNMC’s resolution to the Spanish Council of Ministers for review on the basis of general public interest. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, the condition requiring the obtainment of the authorization of the economic concentration resulting from completion of the exchange offer by the CNMC is considered satisfied.

See “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

Governmental and Regulatory Authorizations (page 133)

According to the information available to BBVA, Banco Sabadell has control or significant shareholdings in regulated entities both in Spain and in other jurisdictions. The acquisition by BBVA of control of Banco Sabadell as a result of the exchange offer will involve the indirect acquisition of control or significant shareholdings in such regulated subsidiaries or affiliates of Banco Sabadell, which may require, in accordance with the applicable legislation in each case, obtaining the authorization or non-opposition of the competent regulatory supervisory bodies in Spain or in jurisdictions other than Spain, as applicable. As a result, according to the information available to BBVA, the authorization or non-opposition with respect to the indirect acquisition of control or significant shareholdings in regulated subsidiaries or affiliates of Banco Sabadell is subject to the prior notification to or the authorization or non-opposition of the following competent regulatory supervisory bodies:

i.

The PRA in relation to the acquisition of indirect control of TSB, English banking subsidiary of Banco Sabadell, in accordance with the Financial Services and Markets Act 2000. The PRA authorized the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, on September 2, 2024.

ii.

The ECB in relation to the acquisition of indirect control of Sabadell Consumer Finance, S.A.U., Spanish banking subsidiary of Banco Sabadell, in accordance with the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015 of February 13, which develops the Regulation, Supervision and Solvency of Credit Institutions Law. The ECB’s non-opposition was obtained on September 5, 2024.

iii.

The ECB in relation to the acquisition of indirect control of, or the acquisition of significant shareholdings in, the following subsidiaries and affiliates of Banco Sabadell: TSB (United Kingdom), Banco Sabadell, S.A., Institución de Banca Múltiple (Mexico), Sabcapital, S.A. de C.V., SOFOM E.R. (Mexico) (which has been absorbed by Banco Sabadell S.A., Institución de Banca Múltiple in 2025), Banco Atlántico (Bahamas) Bank & Trust Ltd. (in liquidation) (Bahamas) and Financiera Iberoamericana, S.A. (Cuba), in accordance with the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015 of February 13, which develops the Regulation, Supervision and Solvency of Credit Institutions Law. The ECB’s non-opposition was obtained on September 5, 2024.

iv.

The Bank of Spain in relation to the acquisition of indirect control of Paycomet, S.L., Spanish payment institution subsidiary of Banco Sabadell, in accordance with Royal Decree-Law 19/2018, of November 23, on payment services and other financial urgent measures, the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015 of February 13, which develops the Regulation, Supervision and Solvency of Credit Institutions Law. On July 23, 2024, the Bank of Spain confirmed its non-opposition to the acquisition of indirect control of Paycomet, S.L. by BBVA.

v.

The CNMV in relation to the acquisition of indirect control of Urquijo Gestión, S.A.U. S.G.I.I.C, Spanish management company of collective investment institutions subsidiary of Banco Sabadell, in accordance with Law 35/2003, of November 4, on collective investment institutions. On September 26, 2024, the CNMV confirmed its non-opposition to the acquisition of indirect control of Urquijo Gestión, S.A.U. S.G.I.I.C by BBVA.

vi.

The Directorate-General of Insurance and Pension Funds in relation to the indirect acquisition of a significant shareholding in each of Bansabadell Seguros Generales, S.A. de Seguros y Reaseguros and Bansabadell Vida, S.A. de Seguros y Reaseguros, Spanish insurance companies in which Banco Sabadell has a significant shareholding, in accordance with Law 20/2015, of July 14, on organization, supervision and solvency of the insurance and reinsurance undertakings. On October 7, 2024, the Directorate-General of Insurance and Pension Funds confirmed its non-opposition to the indirect acquisition of a significant shareholding in each of Bansabadell Seguros Generales, S.A. de Seguros y Reaseguros and Bansabadell Vida, S.A. de Seguros y Reaseguros by BBVA.

vii.

The Directorate-General of Insurance and Pension Funds in relation to the indirect acquisition of a significant shareholding in Bansabadell Pensiones, E.F.G.P, S.A., Spanish pension funds manager company in which Banco Sabadell has a significant shareholding, in accordance with Royal Legislative Decree 1/2002, of November 29, approving the consolidated text of the law of regulation of pension plans and funds. On June 4, 2024, BBVA submitted the required communication to the Directorate-General for Insurance and Pension Funds informing about the indirect acquisition of a significant stake in Bansabadell Pensiones E.F.G.P, S.A. and no express or tacit authorization from the Directorate-General for Insurance and Pension Funds is required thereafter.

viii.

The Directorate-General of Insurance and Pension Funds in relation to the indirect acquisition of control of Bansabadell Mediación, Operador de Banca-Seguros vinculado del Grupo Banco Sabadell, S.A., Spanish bank-assurance operator subsidiary of Banco Sabadell, in accordance with Royal Decree-law 3/2020, of February 4, on urgent measures by which various directives of the European Union in the field of public procurement in certain sectors are incorporated into the Spanish legal system; private insurance; pension plans and funds; in the tax field and tax litigation. On October 4, 2024, the Directorate-General of Insurance and Pension Funds confirmed its non-opposition to the indirect acquisition of control of Bansabadell Mediación, Operador de Banca-Seguros vinculado del Grupo Banco Sabadell, S.A. by BBVA.

ix.

The Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) in relation to the acquisition of indirect control of Banco Sabadell S.A., Institución de Banca Múltiple, Mexican multiple banking institution subsidiary of Banco Sabadell, in accordance with the

Mexican Securities Market Law published in the Official Gazette on December 30, 2005, as amended, and applicable legislation. This authorization was obtained on February 15, 2025.

x.	The Central Bank of Morocco (Bank Al Maghrib) in relation to the indirect change of control of Banco Sabadell’s branch in Casablanca (Morocco). This authorization was obtained on March 13, 2025.

xi.	The U.S. Financial Industry Regulatory Authority (“FINRA”) in relation to the acquisition of indirect control of Sabadell Securities USA, Inc., U.S. broker-dealer subsidiary of Banco Sabadell.

xii.

The Florida Division of Securities in relation to the acquisition of indirect control of Sabadell Securities USA, Inc., U.S. broker-dealer subsidiary of Banco Sabadell. BBVA made a prior notification to the Florida Division of Securities on December 13, 2024. The Florida Division of Securities confirmed on January 20, 2025 that it would not require Banco Sabadell to file a new application for registration in connection with the acquisition of indirect control of Sabadell Securities USA, Inc.

The relevant authorization or non-opposition from the competent regulatory supervisory bodies set forth in items (i) to (x) and (xii) above were obtained on the respective dates indicated therein. Completion of the exchange offer is not conditioned upon obtaining the authorization of FINRA set forth in item (xi) above, and, as a result, the exchange offer will be completed even if FINRA does not provide this authorization by the expiration date.

The exchange offer has also been notified to the European Commission pursuant to Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022, on foreign subsidies that distort the internal market. This authorization was obtained on November 26, 2024.

TSB Sale (page 135)

On July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice, informing that it had received a binding offer for the consummation of the TSB Sale, and announcing its decision to call an extraordinary general shareholders’ meeting to approve the TSB Sale and the payment of the TSB Sale Dividend. According to the TSB Sale Inside Information Notice, the TSB Sale is subject to the satisfaction of certain conditions precedent, including the authorization of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting. On August 6, 2025, extraordinary general shareholders’ meetings of Banco Sabadell (i) authorized the TSB Sale and (ii) approved the payment of the TSB Sale Dividend, respectively. Closing of the TSB Sale is expected to occur in the first quarter of 2026. For additional information on the TSB Sale, see “The Exchange Offer—TSB Sale”.

On August 11, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings. Accordingly, if all offer conditions are satisfied as of the end of the acceptance period, BBVA will be required to proceed with completion of the exchange offer despite the proposed TSB Sale.

The exchange ratio for the exchange offer will be adjusted as a result of the payment of the TSB Sale Dividend only if the TSB Sale Dividend has an ex-dividend date occurring prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026 (therefore, after the expected end of the acceptance period) and the payment of the TSB Sale Dividend is conditional upon closing of the TSB Sale, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend.

For additional information on the potential consequences of the TSB Sale, see “Risk Factors—Risks Relating to the Exchange Offer—If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group. Additionally, the exchange ratio for the exchange offer would be adjusted as a result of the payment of the TSB Sale Dividend only if the ex-dividend date occurs prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend”.

Certain Consequences of the Exchange Offer (page 154)

The acquisition of Banco Sabadell shares by BBVA pursuant to the exchange offer will reduce the number of holders of Banco Sabadell shares and the number of Banco Sabadell shares that might otherwise trade publicly and, depending on the number of Banco Sabadell shares acquired by BBVA pursuant to the exchange offer, could adversely affect the liquidity of any remaining Banco Sabadell shares held by the public or result in their automatic delisting from the Spanish Stock Exchanges if BBVA obtains the percentage of voting rights required to exercise its squeeze-out right.

If the requirements set forth in articles 116 of the Securities Market Law and 47 of the Spanish Takeover Regulation are met, which would require that (i) the exchange offer be accepted by holders of Banco Sabadell shares representing at least 90% of the Banco Sabadell shares subject to the exchange offer; and (ii) following completion of the exchange offer, BBVA holds a number of Banco Sabadell shares representing at least 90% of the voting rights in Banco Sabadell’s share capital (excluding, in each case, any treasury shares held by Banco Sabadell), BBVA will exercise its right to demand the squeeze-out of the remaining Banco Sabadell shares at the same consideration (including the share consideration and the exchange offer cash consideration) as offered pursuant to the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). To this effect, within the three Spanish stock exchange business days following the publication of the results of the exchange offer on the website of the CNMV, BBVA will communicate to the CNMV and publicly announce whether or not the requirements to execute a squeeze-out transaction have been met. In that announcement, or within the two following Spanish stock exchange business days, BBVA will announce the date of the squeeze-out transaction. In accordance with article 48.4 of the Spanish Takeover Regulation, such date will be fixed between the 15th and the 20th Spanish business day following the date of such announcement. Such decision will be irrevocable. Upon settlement of such squeeze-out transaction, the Banco Sabadell shares will be automatically delisted from the Spanish Stock Exchanges.

Even if a squeeze-out transaction is effected, pursuant to the Council of Ministers’ Authorization, BBVA will need to comply with the Autonomy Condition during the No-merger Period, except to the extent the Autonomy Condition is declared void as a result of the Administrative Appeal.

Source and Amount of Funds (page 158)

The exchange offer is not conditioned upon any financing arrangements, and no funds have been borrowed for purposes of the exchange offer. BBVA will use general corporate funds to pay the exchange offer cash consideration and any additional cash requirements of the exchange offer.

Dividend Payments (page 142)

If Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the share exchange offered as consideration in the exchange offer or in such subsequent squeeze-out transaction, or both, as applicable, will be adjusted accordingly by an amount equal to the gross amount of the distribution per Banco Sabadell share. The adjustment will be made taking into account the weighted average price per BBVA share during the three-month period prior to the publication of BBVA’s announcement of its intention to make the exchange offer (that is, €10.24 per BBVA share) and the equivalent price per Banco Sabadell share resulting from the application of the original exchange ratio of 4.83 (that is, €2.12 per Banco Sabadell share), reduced by the amount of any distribution of dividends, reserves or any other type of distribution by Banco Sabadell to Banco Sabadell’s shareholders after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 1, 2024, Banco Sabadell paid a dividend of €0.08 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the original exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares to one newly-issued BBVA share for each 5.0196 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €2.04 per ex-dividend Banco Sabadell share). On March 28, 2025, Banco Sabadell paid a dividend of €0.1244 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.0196 Banco Sabadell shares to one newly-issued BBVA share for each 5.3456 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.9156 per ex-dividend Banco Sabadell share). On August 29, 2025, Banco Sabadell paid a dividend of €0.07 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.3456 Banco Sabadell shares to one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.8456 per ex-dividend Banco Sabadell share). There may be further adjustments as a consequence of any further distribution of dividends, reserves or any other type of distribution, which have not been announced as of the date of this offer to exchange/prospectus, by Banco Sabadell to Banco Sabadell’s shareholders prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, and any such adjusted exchange ratio would be rounded to four decimals places, with 0.00005 being rounded up. There will be no adjustments to the share exchange offered as consideration in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by Banco Sabadell of any Banco Sabadell shares pursuant to the Banco Sabadell Share Buy-Back Programs or any other share buy-back program.

If BBVA makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the consideration payable upon settlement of the exchange offer or settlement of such subsequent squeeze-out transaction, or both, as applicable, will be adjusted upwards by including a cash payment for each Banco Sabadell share tendered pursuant to the exchange offer or acquired in such subsequent squeeze-out transaction, or both, as applicable, equal to the gross amount of the relevant distribution per BBVA share divided by the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 10, 2024, BBVA paid a dividend of €0.29 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.29 in cash for each 5.0196 Banco Sabadell shares tendered and not withdrawn (the then-applicable exchange ratio). On April 10, 2025, BBVA paid a dividend of €0.41 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.70 in cash for each 5.3456 Banco Sabadell shares tendered and not withdrawn. The purpose of the exchange offer cash consideration is to provide tendering holders of Banco Sabadell shares with an amount equivalent to the aggregate amount of all distributions of dividends, reserves or any other type of distributions made to shareholders of BBVA after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. As a result, tendering holders of Banco Sabadell shares will receive this equivalent amount once they become shareholders of BBVA. There will be no adjustments to the exchange offer cash consideration offered in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by BBVA of any BBVA shares pursuant to any share buy-back program. BBVA does not intend to make any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) during the acceptance period.

Tendering holders of Banco Sabadell shares who become shareholders of BBVA pursuant to the exchange offer will no longer receive any dividends paid by Banco Sabadell that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins but will however receive any dividends paid by BBVA that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins.

Spanish Tax Consequences for U.S. Shareholders (page 144)

As a general rule, no charge to Spanish tax (including Spanish Transfer Tax or Value Added Tax) will arise to Qualifying Shareholders (as defined in “The Exchange Offer—Spanish Tax Consequences for U.S. Shareholders” beginning on page 144) in respect of the exchange offer.

The ownership and disposition of BBVA shares by Qualifying Shareholders may entail Spanish tax implications. However, under certain conditions, dividends and capital gains obtained from BBVA shares by Qualifying Shareholders may benefit from the reduced rates and exemptions of the United States-Spain Treaty (as defined in “The Exchange Offer—Spanish Tax Consequences for U.S. Shareholders” beginning on page 144).

U.S. Federal Income Tax Consequences for U.S. Holders (page 148)

The U.S. federal income tax consequences of the exchange offer are discussed under “The Exchange Offer—Tax Consequences—Material U.S. Federal Income Tax Considerations for U.S. Holders”. The discussion of the material U.S. federal income tax consequences contained in this offer to exchange/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences that are applicable to you in respect of the exchange offer, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. You are urged to consult your tax adviser regarding the tax consequences of the exchange offer.

Comparison of Rights of Holders of BBVA Shares and Banco Sabadell Shares (page 186)

If you tender into, and do not withdraw, your Banco Sabadell shares from the exchange offer and the exchange offer is completed, you will become a holder of BBVA shares. The rights of a holder of BBVA shares will be governed by BBVA’s bylaws, its general shareholders’ meeting’s regulations and the Spanish Corporation Law. See “Comparison of Rights of Holders of BBVA Shares and Banco Sabadell Shares” in this offer to exchange/prospectus beginning on page 186.

BBVA shares are traded on the Spanish Stock Exchanges, as well as on the LSE and Mexican Stock Exchange. BBVA ADSs are listed on the NYSE under the symbol “BBVA”.

BBVA ADSs (page 144)

If the exchange offer is completed, holders of Banco Sabadell shares who tender their Banco Sabadell shares into, and do not withdraw them from, the exchange offer, will receive BBVA shares as described in this offer to exchange/prospectus. BBVA shares trade in the form of American Depositary Shares (“ADSs”) in the United States on the NYSE. Tendering Banco Sabadell shareholders who receive BBVA shares in the exchange offer may, subject to the provisions of the amended and restated deposit agreement dated June 29, 2007, among BBVA, the Bank of New York Mellon and the holders from time to time of BBVA ADSs, following the exchange offer deposit the BBVA shares they receive in the exchange offer with the depositary for such ADS facility and receive BBVA ADSs that are tradeable on the NYSE.

Unaudited Condensed Pro Forma Financial Information (page 58)

The unaudited condensed pro forma financial information (the “pro forma financial information”) included herein gives effect to completion of the exchange offer.

The pro forma financial information included herein is based on, and should be read in conjunction with, the historical financial statements and related notes of BBVA and Banco Sabadell for the applicable periods included in, or incorporated by reference into, as applicable, this offer to exchange/prospectus. The pro forma financial information presented herein has not been audited and is presented exclusively for illustrative purposes. Due to its nature, this information presents a hypothetical scenario and may not represent the actual financial position or results of the BBVA Group and/or the Banco Sabadell Group, and is not necessarily indicative of what the financial situation or results of BBVA would have been under a combined scenario with the Banco Sabadell Group as of June 30, 2025 for purposes of the consolidated pro forma balance sheet, or for the six months ended June 30, 2025 or the year ended December 31, 2024 for purposes of the pro forma income statements, nor is it intended to project the future financial position or results of the group following completion of the exchange offer. In preparing the pro forma financial information included in this offer to exchange/prospectus BBVA did not have access to non-public information regarding Banco Sabadell. As a result, BBVA prepared the pro forma financial information using solely publicly-available information regarding Banco Sabadell, and financial information of BBVA. The adjustments included in the pro forma financial information solely include those that are factually supportable on the basis of the information that is publicly available to BBVA.

Comparative Market Price and Dividend Per Share Information (page 77)

BBVA shares are listed on the Spanish Stock Exchanges under the symbol “BBVA”. BBVA shares are also listed on the LSE under the symbol “BVA” and the Mexican Stock Exchange under the symbol “BBVA”. BBVA ADSs are listed on the NYSE under the symbol “BBVA”. Each BBVA ADS represents the right to receive one BBVA share. Banco Sabadell shares are listed on the Spanish Stock Exchanges under the symbol “SAB”.

The following table presents trading information for the securities on May 8, 2024, the last trading day before the publication of BBVA’s announcement of its intention to make the exchange offer, as reported on the Spanish Stock Exchanges.

Banco Sabadell Shares			BBVA Shares
High	Low	Close	High	Low	Close
€1.83	€1.79	€1.80	€10.43	€10.23	€10.29

The table below sets forth, for the periods indicated, the high and low closing prices of Banco Sabadell shares and BBVA shares as reported on the Spanish Stock Exchanges, respectively, as well as any dividend payments made. The share prices included below have not been adjusted for the payment of any dividend payment made after their respective reported date.

	Banco Sabadell Shares			BBVA Shares
	High	Low	Dividends	High	Low	Dividends
First Quarter 2022	€0.94	€0.59	N/A	€6.06	€4.49	N/A
Second Quarter 2022	€0.86	€0.68	€0.03	€5.32	€4.15	€0.23
Third Quarter 2022	€0.79	€0.60	N/A	€4.99	€4.00	N/A
Fourth Quarter 2022	€0.91	€0.70	€0.02	€5.70	€4.58	€0.12
First Quarter 2023	€1.33	€0.91	€0.02	€7.45	€5.78	N/A
Second Quarter 2023	€1.08	€0.88	N/A	€7.03	€6.12	€0.31
Third Quarter 2023	€1.16	€1.02	N/A	€7.71	€6.83	N/A
Fourth Quarter 2023	€1.35	€1.03	€0.03	€8.70	€7.39	€0.16
First Quarter 2024	€1.46	€1.11	N/A	€11.04	€8.00	N/A
Second Quarter 2024	€1.94	€1.40	€0.03	€11.24	€9.02	€0.39
Third Quarter 2024	€2.04	€1.71	N/A	€10.20	€8.62	N/A
Fourth Quarter 2024	€1.94	€1.74	€0.08	€9.77	€8.79	€0.29
First Quarter 2025	€2.81	€1.86	€0.1244	€13.59	€9.30	N/A
Second Quarter 2025	€2.84	€2.18	N/A	€13.77	€10.70	€0.41
Third Quarter 2025 (through September 1, 2025)	€3.45	€2.70	€0.07	€16.48	€12.63	N/A

The value of the BBVA shares that will be delivered as consideration in the exchange offer is subject to change as a result of the fluctuation in the market price of the BBVA shares during the pendency of the exchange offer and thereafter, and therefore will likely be different from the prices set forth above at the time of settlement of the exchange offer. See “Risk Factors—Risks Relating to the Exchange Offer—Because the exchange ratio is fixed, the value of the BBVA shares you will receive as a result of the exchange offer is likely to fluctuate”. Holders of Banco Sabadell shares are encouraged to obtain market quotations for the BBVA shares and the Banco Sabadell shares prior to making a decision with respect to the exchange offer.

On January 30, 2025, and in relation to the shareholders’ ordinary distribution for 2024, BBVA announced its intention to carry out a share buy-back program for a maximum aggregate amount of €993 million (the “BBVA Share Buy-Back Program”) aimed at reducing its share capital, which will not be undertaken until the exchange offer is completed or withdrawn.

RISK FACTORS

In addition to the matters described under “Cautionary Statement Regarding Forward-Looking Statements” in this offer to exchange/prospectus beginning on page 24 and the risk factors contained in the 2024 Form 20-F that is incorporated by reference into this offer to exchange/prospectus, you should carefully consider the following risk factors before deciding whether or not to tender your Banco Sabadell shares into the exchange offer. Each of the matters described in these risk factors could have a material adverse effect on the businesses, financial condition and/or results of operations of BBVA and Banco Sabadell individually or as affiliated companies and on the market price of the BBVA shares and the Banco Sabadell shares.

Risks Relating to the Exchange Offer

Completion of the exchange offer is subject to the Minimum Acceptance Condition. If such condition is not satisfied or waived, the exchange offer will not be completed. If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA will be required to launch a Mandatory Tender Offer.

As described in this offer to exchange/prospectus under “The Exchange Offer—Conditions to Completion of the Exchange Offer”, completion of the exchange offer is subject to the satisfaction or waiver of the Minimum Acceptance Condition.

As of the date of this offer to exchange/prospectus, the Minimum Acceptance Condition is pending satisfaction or waiver. As a result, if the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA does not waive the Minimum Acceptance Condition, the exchange offer will not be completed.

Alternatively, if the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA waives the Minimum Acceptance Condition and therefore the exchange offer is completed, BBVA will hold less than a majority (but at least a 30%) interest in Banco Sabadell following completion of the exchange offer. If BBVA holds less than a majority (but at least a 30%) interest in Banco Sabadell following completion of the exchange offer as a result of a waiver of the Minimum Acceptance Condition, pursuant to the Spanish Takeover Regulation, BBVA will be required within one month following completion of the exchange offer to request CNMV authorization to launch a Mandatory Tender Offer. Pursuant to the Spanish Takeover Regulation, a Mandatory Tender Offer would need to be made at an “equitable price” in cash in accordance with article 9.2.e) of the Spanish Takeover Regulation. Pursuant to the Spanish Takeover Regulation, as an alternative to cash consideration, BBVA may (but it is not obligated to) also offer shares, or a combination of cash and shares, pursuant to a Mandatory Tender Offer, at the election of any tendering Banco Sabadell shareholders (so that such tendering Banco Sabadell shareholders could elect to receive the cash consideration or the alternative consideration of shares or a combination of cash and shares).

Based on the assumptions described under “The Exchange Offer—Certain Consequences of the Exchange Offer—Impact of the Acquisition of Control of Banco Sabadell on the BBVA Group’s CET1 Ratio—50% Acceptance Scenario”, BBVA estimates that, if the exchange offer were accepted by holders of Banco Sabadell shares representing 30% of the share capital of Banco Sabadell and the exchange offer were completed as a result of a waiver of the Minimum Acceptance Condition, and BBVA did not have control of Banco Sabadell upon completion of the exchange offer, the estimated impact on the CET1 ratio of the BBVA Group as of June 30, 2025, on a fully-loaded basis, would have been a positive impact of 16 basis points. See “The Exchange Offer—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition—Impact on the BBVA Group’s CET1 ratio”.

If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer.

If the Minimum Acceptance Condition is satisfied and the exchange offer is completed, BBVA will control Banco Sabadell immediately following completion of the exchange offer. However, if the Minimum Acceptance Condition were waived and the exchange offer were completed, whether BBVA controls Banco Sabadell following completion of the exchange offer would depend on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and other facts and circumstances existing at such time, including, among other things, participation levels in Banco Sabadell’s general shareholders’ meetings and changes in Banco Sabadell’s shareholder base. BBVA can provide no assurance that it would be able to control Banco Sabadell with only 30% of Banco Sabadell’s voting rights, which is the minimum percentage of Banco Sabadell’s voting rights BBVA would acquire pursuant to the exchange offer.

If BBVA does not control Banco Sabadell immediately following completion of the exchange offer, it is possible that BBVA will subsequently obtain control of Banco Sabadell as a result of a Mandatory Tender Offer. In addition, following a Mandatory Tender Offer, BBVA will be permitted under Spanish law to acquire any untendered Banco Sabadell shares in the open market or otherwise in an unlimited amount and without giving rise to any obligation to make a further tender offer for any Banco Sabadell shares. BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell. If BBVA does not obtain control of Banco Sabadell following completion of the exchange offer and a Mandatory Tender Offer, BBVA may (but it is not obligated to) acquire additional Banco Sabadell shares, in the open market or otherwise, to eventually obtain control of Banco Sabadell. The execution, timing and manner of any such additional acquisitions will depend on many factors, including business developments, macroeconomic developments and conditions, and prevailing market conditions.

There is no assurance that BBVA will eventually obtain control of Banco Sabadell if the exchange offer is completed following the waiver of the Minimum Acceptance Condition. Obtaining control of Banco Sabadell may take time. Until BBVA controls Banco Sabadell:

•	BBVA may not be able to carry out any of its strategic plans with respect to Banco Sabadell;

•	BBVA may not realize any of the synergies it expects to realize following completion of the exchange offer; and

•

BBVA will not be able to consolidate the financial position and results of operations of Banco Sabadell within its consolidated financial statements. Rather, BBVA will include the financial position and results of operations of Banco Sabadell in accordance with the relevant accounting criteria based on the percentage interest held by BBVA in Banco Sabadell, pursuant to the equity method of accounting.

As a result of the foregoing, the anticipated benefits of the exchange offer may not be realized until BBVA obtains control of Banco Sabadell.

BBVA may decide to waive the Minimum Acceptance Condition after the expiration date of the exchange offer. As a result, holders of Banco Sabadell shares will not know whether BBVA will waive the Minimum Acceptance Condition at the time of deciding whether or not to tender their Banco Sabadell shares into the exchange offer and will not have an opportunity to withdraw their Banco Sabadell shares following any such waiver.

If the Minimum Acceptance Condition has not been satisfied as of the end of the acceptance period, pursuant to the Spanish Takeover Regulation, BBVA may waive the Minimum Acceptance Condition after the expiration date of the exchange offer. In this case, pursuant to the Spanish Takeover Regulation, the acceptance period would not be reopened, nor would withdrawal rights be provided to holders who have tendered their Banco Sabadell shares into the exchange offer. Pursuant to the Spanish Takeover Regulation and in accordance with no-action relief granted to BBVA by the SEC, BBVA may waive the Minimum Acceptance Condition through the first Spanish stock exchange business day following the day it receives a notification from the CNMV as to the final number of Banco Sabadell shares tendered in the exchange offer (which notification would be received within five Spanish stock exchange business days following the end of the acceptance period). See “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

As a result of the foregoing, holders of Banco Sabadell shares will not know whether BBVA will waive the Minimum Acceptance Condition at the time of deciding whether or not to tender their Banco Sabadell shares into the exchange offer. In addition, as described elsewhere in this offer to exchange/prospectus, holders of Banco Sabadell shares may withdraw their declarations of acceptance only prior to the last day of the acceptance period. Consequently, holders of Banco Sabadell shares who have tendered their Banco Sabadell shares into the exchange offer will not have an opportunity to withdraw their declarations of acceptance following any waiver of the Minimum Acceptance Condition.

Because BBVA would be permitted to waive the Minimum Acceptance Condition when U.S. holders of Banco Sabadell shares no longer have the withdrawal rights required under U.S. law in the absence of the no-action relief granted by the SEC, U.S. holders of Banco Sabadell shares are cautioned to consider not tendering their Banco Sabadell shares into the exchange offer if their willingness to tender their Banco Sabadell shares would be affected by such a waiver by BBVA of the Minimum Acceptance Condition.

For additional information regarding any decision by BBVA to waive the Minimum Acceptance Condition, see “The Exchange Offer—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition”.

Completion of the exchange offer is not conditioned on the obtainment of a regulatory authorization of FINRA, and if such authorization is not obtained, and the exchange offer is completed, Banco Sabadell’s U.S. broker-dealer could be subject to the sanctioning regime established by FINRA.

According to the information available to BBVA, Banco Sabadell has control or significant shareholdings in regulated entities both in Spain and in other jurisdictions. The acquisition by BBVA of control of Banco Sabadell as a result of the exchange offer will involve the indirect acquisition of control or significant shareholdings in such regulated subsidiaries or affiliates of Banco Sabadell, which may require, in accordance with the applicable legislation in each case, obtaining the authorization or non-opposition of the competent regulatory supervisory bodies in Spain or in jurisdictions other than Spain, as applicable. As a result, according to the information available to BBVA, the authorization or non-opposition with respect to the indirect acquisition of control or significant shareholdings in regulated subsidiaries or affiliates of Banco Sabadell is subject to the prior notification to or the authorization or non-opposition of several competent regulatory supervisory bodies, including FINRA in relation to the acquisition of indirect control of Sabadell Securities USA, Inc., U.S. broker-dealer subsidiary of Banco Sabadell.

BBVA has obtained the relevant authorization or non-opposition from the competent regulatory supervisory bodies set forth in “The Exchange Offer—Governmental and Regulatory Authorizations”, but it has not obtained the authorization of FINRA. Completion of the exchange offer is not conditioned upon obtaining the authorization of FINRA, and, as a result, the exchange offer will be completed even if FINRA does not provide this authorization by the expiration date. The application for the authorization of FINRA may be submitted only by Sabadell Securities USA, Inc. and, as of the date of this offer to exchange/prospectus, BBVA is not aware that Sabadell Securities USA, Inc. has applied for or received such authorization.

In the event that the exchange offer is completed without the authorization of FINRA, Sabadell Securities USA, Inc. could be subject to the sanctioning regime established by FINRA provided for in FINRA Rule 1017 and in the applicable Final Sanction Guidelines. If FINRA were to institute an enforcement proceeding for the failure of Sabadell Securities USA, Inc. to file the required application in violation of FINRA Rule 1017, under the Final Sanction Guidelines, this could result in a monetary sanction of $5,000 to $200,000, suspension with respect to relevant business lines or activities for up to six months or expulsion requiring Sabadell Securities USA, Inc. to cease its operations as a brokerage firm in the United States. The Final Sanction Guidelines are intended to be guidelines, meaning the consequences of noncompliance by Sabadell Securities USA, Inc. could be greater or lesser.

Because the exchange ratio is fixed, the value of the BBVA shares you will receive as a result of the exchange offer is likely to fluctuate.

If you tender into, and do not withdraw your Banco Sabadell shares from, the exchange offer and the exchange offer is completed, you will receive one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares tendered. While the exchange ratio will be subject to the potential adjustments described under “The Exchange Offer—Dividend Payments”, the exchange ratio will not be adjusted to reflect any changes in the market prices of any of the securities of either company. As a result, and subject to the potential adjustments described under “The Exchange Offer—Dividend Payments”, you will receive a fixed number of newly-issued BBVA shares in connection with the exchange offer, and changes in the market prices of these securities will affect the value of what you will receive.

Since there will be no adjustment to the exchange ratio for changes in the market price of either the BBVA shares or the Banco Sabadell shares, the value of the BBVA shares to be delivered to holders of Banco Sabadell who tender their Banco Sabadell shares into the exchange offer could be considerably higher or lower than it was at the time the exchange ratio was determined. Changes in operations and prospects of BBVA or Banco Sabadell since that time, general market and economic conditions, and other factors both within and outside BBVA’s and Banco Sabadell’s control may significantly alter the relative value of the companies at the time the exchange offer is completed.

The market prices of the BBVA shares and the Banco Sabadell shares are likely to fluctuate before completion of the exchange offer and this will affect the value represented by the exchange ratio both in terms of the Banco Sabadell shares tendered by you and what you will receive in exchange.

If the price of the BBVA shares declines, holders of Banco Sabadell shares could receive less value for their Banco Sabadell shares upon completion of the exchange offer than the value calculated on the date the exchange offer was announced, as of the date of the filing of this offer to exchange/prospectus or as of the date such holders of Banco Sabadell shares made their election and tendered their Banco Sabadell shares into the exchange offer.

The market prices of the BBVA shares and the Banco Sabadell shares are subject to general price fluctuations in the market for publicly-traded equity securities and have experienced significant volatility in the past. Market price variations in these securities could result from actual or investors’ perceptions of changes in the businesses, financial condition, results of operations or prospects of BBVA or Banco Sabadell prior to and/or following the exchange offer, regulatory considerations, legal proceedings, exchange rates, general market and economic conditions and other factors beyond the control of BBVA or Banco Sabadell. In addition, the ongoing businesses of Banco Sabadell and BBVA may be adversely affected by actions taken by Banco Sabadell or BBVA in connection with the exchange offer, including payment by the companies of certain costs relating to the exchange offer, including certain legal, accounting, financing and financial and other advisory fees. Changes in operations and prospects of BBVA or Banco Sabadell since the exchange ratio was determined, general market and economic conditions, and other factors both within and outside BBVA’s and Banco Sabadell’s control will not result in an adjustment of the exchange ratio.

In addition, a significant period of time may pass between the commencement of the exchange offer and the expiration date. Therefore, at the time you tender your Banco Sabadell shares pursuant to the exchange offer, you will not know the exact market value of the BBVA shares that you will receive if the exchange offer is completed.

Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer.

In deciding to make the exchange offer, evaluating the risks and merits of the exchange offer and determining the terms and conditions of the exchange offer, BBVA did not have access to non-public information regarding Banco Sabadell. BBVA has instead conducted its analysis on Banco Sabadell using solely publicly-available information, assuming the accuracy and material completeness thereof. The absence of access to non-public information regarding Banco Sabadell necessarily limits BBVA’s ability to accurately anticipate and evaluate the consequences of completing the exchange offer, including any losses, costs or other liabilities that may be incurred as a result thereof.

For example, without access to non-public information regarding Banco Sabadell, BBVA may have failed to discover liabilities, contingent or otherwise, or operating or other matters relating to Banco Sabadell’s business that are not disclosed in publicly-available information concerning Banco Sabadell. Any such undisclosed liabilities or matters could require significant effort and expense to address and could ultimately have an adverse effect on BBVA’s business, financial condition, results of operations and prospects.

Furthermore, completion of the exchange offer may constitute a breach or default under agreements or instruments of Banco Sabadell, or otherwise result in the acceleration of obligations (including, without limitation, payment obligations) or changes to rights thereunder or the termination thereof. Banco Sabadell (and, the BBVA Group, given Banco Sabadell would then be a member of the BBVA Group) may incur liabilities relating to any such breach or default and may also be unable to replace a terminated agreement or instrument on comparable terms or at all, in the event such a replacement is deemed necessary. Depending on the importance of a terminated agreement or instrument to Banco Sabadell’s business, failure to replace that agreement or instrument on similar terms or at all may increase the costs to BBVA of operating Banco Sabadell’s business or prevent BBVA from operating part or all of Banco Sabadell’s business.

Additionally, while BBVA has assumed the accuracy and completeness of publicly-available information concerning Banco Sabadell, such information may contain errors or omissions. Since BBVA was not involved in the preparation of such information, it cannot give assurance that such information is accurate and complete. Any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis and estimations of the risks and merits of the exchange offer (including BBVA’s assumptions with respect to the future operations, profitability, asset quality and other matters relating to Banco Sabadell, including the anticipated synergies expected to result from the exchange offer), its decision to make the exchange offer and its determination of the terms and conditions of the exchange offer.

As BBVA did not have access to non-public information relating to Banco Sabadell, it has not been able to assess the adequacy of the allowance for impairments with respect to Banco Sabadell’s loan portfolio, which could result in an impairment following completion of the exchange offer.

As a result of the foregoing, BBVA may not have anticipated all losses, costs and other liabilities that may be incurred in connection with the exchange offer if the exchange offer is completed or may have failed to accurately analyze or estimate the consequences of completing the exchange offer, either of which could have an adverse effect on the business, results of operations, financial condition or prospects of BBVA after completion of the exchange offer.

The omission from this offer to exchange/prospectus of certain non-public information regarding Banco Sabadell may make it more difficult for you to decide whether to tender your Banco Sabadell shares into the exchange offer.

The SEC’s Form F-4 sets out certain disclosure requirements regarding both BBVA and Banco Sabadell which must be provided in an offer to exchange/prospectus included in a registration statement on Form F-4. BBVA has included herein certain publicly-available information relating to Banco Sabadell in order to comply with regulatory requirements. However, not all of the information related to Banco Sabadell required by Form F-4 is publicly available. As contemplated by Rule 409 under the Securities Act, BBVA has requested that Banco Sabadell provide certain information relating to Banco Sabadell that is not publicly available. However, Banco Sabadell’s management has not cooperated with BBVA in the preparation of this offer to exchange/prospectus or provided such requested information to BBVA. Consequently, BBVA has relied on Rule 409 under the Securities Act to omit from this offer to exchange/prospectus certain information regarding Banco Sabadell otherwise required by Form F-4. For example, the historical consolidated financial statements of Banco Sabadell included in this offer to exchange/prospectus as Appendix I have been prepared in accordance with IFRS-EU and we cannot give assurance that such consolidated financial statements comply with IFRS-IASB standards. Such consolidated financial statements have not been audited under U.S. GAAS and are therefore not considered audited financial statements under SEC rules and no audit report has been included herein on such consolidated financial statements. Additionally, certain information required of Banco Sabadell by Form F-4 by reference to Form 20-F, including certain information required by Items 5 and 11 of Form 20-F, is not publicly available and is therefore not included in this offer to exchange/prospectus. BBVA will amend or supplement this offer to exchange/prospectus to provide any information BBVA receives from Banco Sabadell, if BBVA receives the information on a timely basis before the expiration time of the exchange offer and considers it to be material, complete, reliable and appropriate. As a result of the omission of certain information regarding Banco Sabadell from this offer to exchange/prospectus, it may be more difficult for holders of Banco Sabadell shares to decide whether to tender their Banco Sabadell shares into the exchange offer.

The pro forma financial information included herein is based on Banco Sabadell’s publicly-available information, and may not represent the historical financial information of the group as if the business combination had taken place.

In preparing the pro forma financial information included in this offer to exchange/prospectus BBVA did not have access to non-public information regarding Banco Sabadell. As a result, BBVA prepared the pro forma financial information using solely publicly-available information regarding Banco Sabadell and historical financial information of BBVA. The adjustments included in the pro forma financial information solely include those that are factually supportable on the basis of the information that is publicly available to BBVA.

The unaudited pro forma adjustments included in the pro forma financial information, the value of the consideration that would be paid if the exchange offer were completed (i.e., the estimated value of the capital increase), the accounting allocation of the purchase price made in accordance with IFRS 3 as well as the estimated fair value of assets, liabilities and contingent liabilities to be acquired are preliminary and subject to change, since they have been calculated following a preliminary analysis based on publicly-available financial information for the year ended December 31, 2024 and for the six months ended June 30, 2025.

Differences between the preliminary estimates included herein and the final acquisition accounting will likely occur, and these differences could be material. The differences, if any, could have a material impact on the accompanying pro forma financial information. In accordance with paragraphs 45 and B67 of IFRS 3 “Business Combinations”, it is possible to extend the valuation measurement period to one year from the date the transaction takes place.

Furthermore, given the absence of information in Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024 and Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025 regarding the extent of macro hedging accounting that could potentially fail to comply with IFRS-IASB, BBVA is not able to calculate the harmonization adjustments that would need to be applied to the consolidated financial information of Banco Sabadell as of any date or for any period in order to make such information compliant with IFRS-IASB. Accordingly, BBVA has not made any harmonization adjustments to the consolidated financial information of Banco Sabadell as of any date or for any period to make such information compliant with IFRS-IASB.

In addition, except for certain limited information set forth under “The Exchange Offer—TSB Sale”, the pro forma financial information included in this offer to exchange/prospectus does not reflect any adjustments that could arise as a result of the TSB Sale, even though if the TSB Sale is consummated, TSB will, following completion of the exchange offer, no longer be part of the BBVA Group nor contribute to the BBVA Group’s consolidated financial position and results of operations.

As a result of the foregoing, the accompanying pro forma financial information may not represent the historical financial information of the group as if the business combination had taken place.

BBVA may fail to fully realize the expected benefits and synergies of completing the exchange offer.

BBVA may fail to fully realize the expected benefits and synergies of completing the exchange offer, including the substantial cost synergies described below, in the time, manner or amounts currently expected as a result of, among others, the following risks.

Risks associated with compliance with the Council of Ministers’ Authorization

On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. In accordance with the Spanish Competition Law, the CNMC’s resolution was communicated to the Spanish Minister of Economy, Trade and Business, who decided on May 27, 2025 to refer the CNMC’s resolution to the Spanish Council of Ministers for review on the basis of general public interest. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization.

The Council of Ministers’ Authorization authorized the economic concentration resulting from completion of the exchange offer subject to the Autonomy Condition during the No-merger Period, which, among other matters, requires that, during the No-merger Period, BBVA and Banco Sabadell maintain separate legal personality and shareholders’ equity and that BBVA and Banco Sabadell preserve their respective autonomy in the management of their operations. The Council of Ministers’ Authorization also requires compliance with the CNMC Commitments and establishes certain reporting obligations to the Autonomy Condition’s supervisory body, the SEEAE.

In compliance with the Autonomy Condition, during the No-merger Period, BBVA and Banco Sabadell will need to adopt their respective management decisions considering the maximization of their respective values as independent entities.

As a result of the Autonomy Condition in the Council of Ministers’ Authorization, during the No-merger Period, BBVA will not achieve the full cost savings and operating efficiencies that it would have been able to achieve if it were not subject to the Autonomy Condition, and in particular, if a merger with Banco Sabadell were consummated following completion of the exchange offer.

In particular, BBVA’s ability to realize synergies as a result of completing the exchange offer will be limited during the No-merger Period.

On July 15, 2025, BBVA filed an administrative appeal before Spain’s Supreme Court, challenging the legality of the Autonomy Condition in the Council of Ministers’ Authorization (the Administrative Appeal). As of the date of this offer to exchange/prospectus, the Administrative Appeal is pending. If the Autonomy Condition is declared void as a result of the Administrative Appeal, BBVA may be able to consummate a merger with Banco Sabadell sooner than would otherwise be permitted pursuant to the Council of Ministers’ Authorization. There is no guarantee that BBVA will prevail in the Administrative Appeal. BBVA expects the Administrative Appeal to be resolved in a period of between 18 months and two years.

The synergies that BBVA has estimated would be realized and the restructuring costs BBVA has estimated would be incurred following the acquisition of control of Banco Sabadell following completion of the exchange offer (see “BBVA’s Reasons for the Proposed Exchange Offer—Estimated Synergies”) have been estimated without access to non-public information relating to Banco Sabadell and on the basis of BBVA’s experience in prior transactions. However, the information used by BBVA may not be correct and the circumstances applicable to the exchange offer may not be comparable to any of BBVA’s prior transactions, which may result in BBVA failing to realize the synergies it expects to realize or incurring greater restructuring costs than it expects to incur following the acquisition of control of Banco Sabadell following completion of the exchange offer.

Since BBVA has not had access to non-public information relating to Banco Sabadell, BBVA’s ability to accurately estimate these synergies and restructuring costs is necessarily limited and the synergies and other savings finally realized and the restructuring costs finally incurred following completion of the exchange offer and the timing in which they are realized or incurred, as applicable, may differ from BBVA’s estimates. Additionally, any error or omission on the publicly-available information regarding Banco Sabadell may affect BBVA’s analysis and estimates.

Risks associated with BBVA’s merger with Banco Sabadell following the No-merger Period

Following the No-merger Period, BBVA intends to promote a merger by absorption of Banco Sabadell. Any such merger would need BBVA’s and Banco Sabadell’s respective boards of directors to formulate a joint merger plan, which would need to be approved by BBVA’s and Banco Sabadell’s respective shareholders, and require the prior authorization of the Spanish Minister of Economy, Trade and Business.

Given the significant period that will pass between completion of the exchange offer and the potential consummation of such merger, BBVA’s plans with respect to the merger may change or there may be market conditions or other circumstances which may make it impractical, inadvisable or impossible to consummate the merger. Such market conditions or other circumstances may include, for example, changes in any relevant laws or regulations that could impact the merger, a significant deterioration in market or economic conditions, the evolution of Banco Sabadell’s business or the identification of any contingencies or operating or other matters relating to Banco Sabadell that are not disclosed in publicly-available information relating to Banco Sabadell that become known to BBVA following acquisition of control of Banco Sabadell. See “Risk Factors—Risk Relating to the Exchange Offer—Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer”.

The synergies that BBVA has estimated would be realized upon consummation of a merger with Banco Sabadell (see “BBVA’s Reasons for the Proposed Exchange Offer—Estimated Synergies”) have been estimated without access to non-public information relating to Banco Sabadell and are based on the volume of employees, offices, clients and transactions of Banco Sabadell but considering BBVA’s unit production costs, conditions with its strategic suppliers and process efficiencies. In estimating these synergies, BBVA has not relied on any other methodology or taken into account any other information. BBVA has considered the estimated cost savings in light of cost savings achieved in comparable transactions and based on BBVA’s experience in prior transactions. However, the information or methodology used by BBVA may not be correct and the circumstances applicable to the merger with Banco Sabadell may not be comparable to any of BBVA’s prior transactions, which may result in BBVA’s estimates being incorrect and in BBVA’s inability to realize the synergies it expects to realize upon consummation of a merger with Banco Sabadell.

Since BBVA has not had access to non-public information relating to Banco Sabadell, BBVA’s ability to accurately estimate these synergies is necessarily limited and the synergies and other savings finally realized, and the costs finally incurred to achieve such synergies and other savings, following completion of the exchange offer and the timing in which they are realized or incurred, as applicable, may differ from BBVA’s estimates. Additionally, any error or omission on the publicly-available information regarding Banco Sabadell may affect BBVA’s analysis and estimates.

Additionally, business combinations are inherently complex due to the difficulties associated with the integration of activities and technology, and BBVA cannot give any assurance that it will be able to integrate such activities and technology successfully. BBVA’s results of operations may be adversely affected by any liabilities and costs related to the merger with Banco Sabadell, loss of business due to client overlap or loss of clients in favor of competitors. Integrating Banco Sabadell’s IT system within that of BBVA could prove to be particularly difficult and complex, may substantially divert management’s time, attention and resources and may be more expensive, time consuming and resource intensive than anticipated. The difficulties that could be encountered include coordinating personnel, operations and systems, coordinating the geographically dispersed organizations, distraction of management and employees from operations and changes in corporate culture, retaining existing customers and attracting new customers, maintaining business relationships and inefficiencies associated with the coordination of the operations of the companies.

Failure to successfully integrate the businesses and operations of BBVA and Banco Sabadell, could result in the failure to realize some or all of the anticipated benefits of the consummation of a merger with Banco Sabadell, including cost savings and other operating efficiencies.

As a result of the foregoing, BBVA cannot give any assurance that all or part of the synergies expected to be realized following the consummation of a merger with Banco Sabadell following the No-merger Period, including operating cost saving and financing cost savings, will actually be realized.

During the No-merger Period, BBVA and Banco Sabadell will each be required to preserve their respective autonomy in the management of their respective operations.

Pursuant to the Council of Ministers’ Authorization, during the No-merger Period, BBVA and Banco Sabadell shall maintain separate legal personality and shareholders’ equity. As a result, there will not be a merger between BBVA and Banco Sabadell until, at least, following the No-merger Period. During the No-merger Period, each entity must preserve its respective autonomy in the management of its operations aimed at protecting the following general interest concerns: (i) ensuring an adequate maintenance of the objectives of the sectoral regulation linked to support for growth and business activity, (ii) protection of workers, (iii) territorial cohesion, (iv) social policy objectives related to the social work of their respective foundations, financial consumer protection and affordable housing and (v) promotion of research and technological development. According to the Council of Ministers’ Authorization, such autonomy requires that both BBVA and Banco Sabadell adopt their respective management decisions considering the maximization of their respective values as independent entities. For additional information on the Council of Ministers’ Authorization, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

The Autonomy Condition will be in effect at least for a period of three years, beginning on June 24, 2025, extendable for an additional two years.

On July 15, 2025, BBVA filed the Administrative Appeal. As of the date of this offer to exchange/prospectus, the Administrative Appeal is pending. If the Autonomy Condition is declared void as a result of the Administrative Appeal, BBVA may be able to consummate a merger with Banco Sabadell sooner than would otherwise be permitted pursuant to the Council of Ministers’ Authorization. There is no guarantee that BBVA will prevail in the Administrative Appeal. BBVA expects the Administrative Appeal to be resolved in a period of between 18 months and two years.

Compliance with the Autonomy Condition will be supervised by a single administrative body, the Spanish Secretary of State for Economy and Business Support (Secretaria de Estado de Economía y Apoyo a la Empresa, “SEEAE”). To allow the SEEAE to evaluate the efficacy of the Autonomy Condition with respect to the general interest concerns identified above, no earlier than six months nor later than two months prior to June 24, 2028, each of BBVA and Banco Sabadell will be required to submit to the SEEAE a status report describing, in particular, the autonomous management model that each of them has implemented and its contribution to the protection of the general interest concerns identified in the Council of Ministers’ Authorization and a long-term structural plan describing the extent to which their respective corporate strategy will affect, in no less than the following five years, the general interest concerns identified in the Council of Ministers’ Authorization. However, the criteria that the SEEAE will use to evaluate the efficacy of the Autonomy Condition are uncertain.

Any of the foregoing could materially adversely affect BBVA’s and Banco Sabadell’s business, results of operations, financial condition or prospects after completion of the exchange offer.

If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group. Additionally, the exchange ratio for the exchange offer would be adjusted as a result of the payment of the TSB Sale Dividend only if the ex-dividend date occurs prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend.

On July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice (as defined herein), informing that it had received a binding offer for the consummation of the TSB Sale (as defined herein), and announcing its decision to call an extraordinary general shareholders’ meeting to approve the TSB Sale and the payment of the TSB Sale Dividend. According to the TSB Sale Inside Information Notice, the TSB Sale is subject to the satisfaction of certain conditions precedent, including the authorization of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting. On August 6, 2025, extraordinary general shareholders’ meetings of Banco Sabadell (i) authorized the TSB Sale and (ii) approved the payment of the TSB Sale Dividend, respectively. Closing of the TSB Sale is expected to occur in the first quarter of 2026. For additional information on the TSB Sale, see “The Exchange Offer—TSB Sale”.

On August 11, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings. Accordingly, if all offer conditions are satisfied as of the end of the acceptance period, BBVA will be required to proceed with completion of the exchange offer despite the proposed TSB Sale.

Furthermore, the exchange ratio for the exchange offer will be adjusted as a result of the payment of the TSB Sale Dividend only if the TSB Sale Dividend has an ex-dividend date occurring prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026 (therefore, after the expected end of the acceptance period) and the payment of the TSB Sale Dividend is conditional upon closing of the TSB Sale, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend.

If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group, and tendering holders of Banco Sabadell shares who become shareholders of BBVA pursuant to the exchange offer will no longer hold an indirect ownership interest in TSB.

The capital, leverage, liquidity, MREL and resolution profile of the group may be adversely affected if the exchange offer is completed.

Completion of the exchange offer may adversely affect the CET1 ratio, leverage, liquidity, MREL (as defined herein) or resolution profile of the BBVA Group. The estimated impact of the exchange offer on BBVA’s CET1 ratio, leverage, liquidity, MREL or resolution profile has been prepared by BBVA based on a number of assumptions and on publicly-available information relating to Banco Sabadell. See “—Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer”. As a result, the actual CET1 ratio, leverage, liquidity, MREL or resolution profile of the BBVA Group following completion of the exchange offer may be different from BBVA’s estimates.

Completion of the exchange offer may also increase the actual or perceived systemic importance of BBVA within the Spanish financial system or give rise to the need for BBVA or Banco Sabadell to issue additional regulatory capital instruments. If the relevant regulators were to impose additional capital, leverage, liquidity, MREL or resolution requirements on the BBVA Group following completion of the exchange offer or any other requirements or constraints on the structure or operations of the BBVA Group, BBVA may be required to raise additional capital instruments or MREL or take such actions as are necessary to comply with such constraints.

The prices of the BBVA shares and the Banco Sabadell shares may be adversely affected if the exchange offer is not completed. Additionally, if the exchange offer is not completed, the business operations of BBVA and Banco Sabadell may have been distorted without being able to realize any anticipated benefits from the exchange offer.

If the exchange offer is not completed, the prices of the BBVA shares and the Banco Sabadell shares may decline or otherwise be subject to fluctuations to the extent that the current market prices of BBVA shares and Banco Sabadell shares reflect a market assumption that the exchange offer will be completed. Additionally, matters relating to the exchange offer may have required substantial commitments of time and resources by BBVA’s and Banco Sabadell’s management. Also, if the exchange offer is not completed, BBVA and Banco Sabadell may experience negative reactions from the investment community and their respective customers, which could adversely affect BBVA’s and Banco Sabadell’s businesses.

If the exchange offer is not completed and Banco Sabadell’s board of directors seeks another merger, business combination or other transaction, holders of Banco Sabadell shares cannot be certain that Banco Sabadell will find a party willing to offer equivalent or more attractive consideration than the consideration that holders of Banco Sabadell shares would have received from BBVA in the exchange offer.

In addition, the failure to complete the exchange offer may result in negative publicity or affect BBVA’s and Banco Sabadell’s reputation in the investment community and may affect BBVA’s and Banco Sabadell’s relationship with employees, clients and other partners in the business community.

If the exchange offer is completed, the liquidity of any Banco Sabadell shares not acquired by BBVA could be adversely affected. Further, BBVA may have the right to squeeze-out any remaining holders of Banco Sabadell shares.

The acquisition of Banco Sabadell shares by BBVA pursuant to the exchange offer will reduce the number of holders of Banco Sabadell shares and the number of Banco Sabadell shares that might otherwise trade publicly which, depending on the number of Banco Sabadell shares acquired by BBVA pursuant to the exchange offer, could adversely affect the liquidity of any remaining Banco Sabadell shares held by the public or result in their automatic delisting from the Spanish Stock Exchanges if BBVA obtains the percentage of voting rights required to exercise its squeeze-out right.

Even if the Banco Sabadell shares continue to be listed on the Spanish Stock Exchanges, the number of Banco Sabadell shares that are publicly held by shareholders other than BBVA or its affiliates may be so small that the liquidity of such securities may be significantly reduced and there may no longer be an active trading market for the Banco Sabadell shares. As a result of the foregoing, you should not assume that the Banco Sabadell shares will continue to be listed on the Spanish Stock Exchanges, or that there will be a liquid and active trading market or a continuation of current price levels for such securities after completion of the exchange offer.

In addition, if the requirements set forth in articles 116 of the Securities Market Law and 47 of the Spanish Takeover Regulation are met, which would require that (i) the exchange offer be accepted by holders of Banco Sabadell shares representing at least 90% of the Banco Sabadell shares subject to the exchange offer; and (ii) following completion of the exchange offer, BBVA holds a number of Banco Sabadell shares representing at least 90% of the voting rights in Banco Sabadell’s share capital (excluding, in each case, any treasury shares held by Banco Sabadell), BBVA will exercise its right to demand the squeeze-out of the remaining Banco Sabadell shares at the same consideration (including the share consideration and the exchange offer cash consideration) as offered pursuant to the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). To this effect, within the three Spanish stock exchange business days following the publication of the results of the exchange offer on the website of the CNMV, BBVA will communicate to the CNMV and publicly announce whether or not the requirements to execute a squeeze-out transaction have been met. In that announcement, or within the two following Spanish stock exchange business days, BBVA will announce the date of the squeeze-out transaction. In accordance with article 48.4 of the Spanish Takeover Regulation, such date will be fixed between the 15th and the 20th Spanish business day following the date of such announcement. Such decision will be irrevocable. Upon settlement of such squeeze-out transaction, the Banco Sabadell shares will be automatically delisted from the Spanish Stock Exchanges.

Even if a squeeze-out transaction is effected, pursuant to the Council of Ministers’ Authorization, BBVA will need to comply with the Autonomy Condition during the No-merger Period.

BBVA’s interests may differ from the interests of other shareholders of Banco Sabadell.

Following completion of the exchange offer, BBVA will be Banco Sabadell’s majority shareholder or, if the Minimum Acceptance Condition is waived, at least a significant shareholder of Banco Sabadell, and Banco Sabadell shareholders who have not tendered their Banco Sabadell shares in the exchange offer will remain as Banco Sabadell shareholders. BBVA may have interests which may differ from those of other shareholders of Banco Sabadell. There can be no assurance that the interests of BBVA will coincide with the interests of other Banco Sabadell shareholders. Additionally, following completion of the exchange offer, current shareholders of Banco Sabadell will have less ability to influence the direction of Banco Sabadell. BBVA intends to reflect its controlling or otherwise significant interest in the composition of Banco Sabadell’s board of directors by appointing a number of directors corresponding to at least such interest.

Uncertainties associated with the exchange offer may cause a loss of employees and may otherwise affect the future business and operations of BBVA and Banco Sabadell.

Uncertainty about the effect of the exchange offer on employees and customers may have an adverse effect on BBVA and Banco Sabadell. These uncertainties may impair the ability to retain and motivate key personnel until and after the exchange offer is completed and could cause customers, suppliers, licensees, partners and others that deal with Banco Sabadell or BBVA to defer entering into contracts with Banco Sabadell or BBVA or making other decisions concerning Banco Sabadell or BBVA or seek to change existing business relationships with Banco Sabadell or BBVA. With respect to the retention of key employees, BBVA is not aware of any retention plan in place to retain any of Banco Sabadell’s key employees. If key employees of Banco Sabadell depart because of uncertainty about their future roles, Banco Sabadell’s business following the exchange offer could be harmed.

BBVA has not negotiated the price or terms of the exchange offer with Banco Sabadell.

In evaluating the exchange offer, you should be aware that BBVA has not negotiated the price or terms of the exchange offer with Banco Sabadell and neither Banco Sabadell nor its board of directors has approved the exchange offer.

On April 17, 2024, the Chair of BBVA and the Chairman of Banco Sabadell had a meeting in which the Chair of BBVA informed the Chairman of Banco Sabadell of BBVA’s strategic and financial interest in resuming the merger discussions with Banco Sabadell (by reference to the merger transaction discussed between BBVA and Banco Sabadell in 2020 without reaching an agreement), with a view to creating a leading bank, with greater scale and competitive capacity. On April 30, 2024 due to a media report regarding the abovementioned discussions between the Chair of BBVA and the Chairman of Banco Sabadell, BBVA published an inside information notice confirming that the Chairman of Banco Sabadell had been informed of BBVA’s board of directors’ interest in initiating negotiations with Banco Sabadell to explore a potential merger of BBVA and Banco Sabadell. On that same day, BBVA made an indicative proposal in writing to Banco Sabadell relating to a corporate transaction, consisting of the proposed combination of the BBVA Group and the Banco Sabadell Group, through a merger between Banco Sabadell and BBVA (which was published as an inside information notice of BBVA on May 1, 2024 and registered with the CNMV with registry number 2232). On May 6, 2024, Banco Sabadell published an inside information notice registered with the CNMV with registry number 2234, rejecting BBVA’s proposal. Banco Sabadell has refused to negotiate with BBVA regarding its proposal.

Despite BBVA’s attempt to engage with Banco Sabadell’s board of directors and management in friendly discussions regarding a merger, Banco Sabadell’s board of directors and management have refused to engage in discussions with BBVA.

As of the date of this offer to exchange/prospectus, the board of directors of Banco Sabadell has not formally made any recommendation with respect to the exchange offer.

Banco Sabadell is a Spanish company and Spanish law governs the duties and obligations of Banco Sabadell’s board of directors. Under Spanish law, within ten calendar days after the start of the acceptance period, the board of directors of Banco Sabadell is required to issue and publish a detailed and justified report on the exchange offer that must contain, among other items, its comments for and against the exchange offer, disclosure on any agreement that may exist between Banco Sabadell and BBVA or the directors or shareholders thereof, or between any of them and the board members of Banco Sabadell in relation to the exchange offer, the opinion of Banco Sabadell’s directors with respect to the exchange offer, their intention to tender (or not) the Banco Sabadell shares that they directly or indirectly hold into the exchange offer and the existence and nature of any conflict of interest. The report must also contain the potential consequences of the exchange offer on, and the strategic plans of BBVA with respect to, Banco Sabadell, its employees and the location of its activity centers disclosed by BBVA in the offering documents published in Spain. Further, under Rule 14e-2 of the Exchange Act, Banco Sabadell, no later than ten U.S. business days from the date the exchange offer is first published, sent or given, will need to disclose its position (or inability to take a position) with respect to the exchange offer.

BBVA may become the target of lawsuits in connection with the exchange offer and/or the regulatory and other actions taken in connection with the exchange offer, which could result in substantial costs.

Although no lawsuits have been brought against BBVA or its board of directors in connection with the exchange offer and/or the regulatory and other actions taken in connection with the exchange offer as of the date of this offer to exchange/prospectus, lawsuits may be brought against BBVA in connection with the exchange offer, which could result in substantial costs. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the exchange offer, then that injunction may delay or prevent the exchange offer from being completed.

BBVA is organized under the laws of Spain and the vast majority of its assets are, and most of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States against BBVA or BBVA’s officers and members of BBVA’s board of directors.

BBVA is organized under the laws of Spain. The vast majority of BBVA’s assets are located outside the United States, and most of BBVA’s directors and officers are residents of jurisdictions outside of the United States and the assets of such persons may be located outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon BBVA and its directors or officers, or to enforce judgments obtained in U.S. courts against BBVA or such persons either inside or outside of the United States, or to enforce in U.S. courts judgments obtained against BBVA or such persons in courts in jurisdictions outside the

United States, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. There is no certainty that civil liabilities predicated solely upon the federal securities laws of the United States can be enforced in Spain, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the United States or elsewhere may be unenforceable in Spain.

BBVA expects to treat the exchange of Banco Sabadell shares for BBVA shares pursuant to the exchange offer as taxable to U.S. holders of Banco Sabadell shares for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the exchange offer to U.S. shareholders of Banco Sabadell will depend on whether a merger of Banco Sabadell with BBVA is consummated after the exchange offer, and, if so, whether the exchange offer (and any Mandatory Tender Offer) and such merger, taken together, will be treated as part of a plan of reorganization and qualify as Reorganization (as defined in “The Exchange Offer—Material U.S. Federal Income Tax Considerations for U.S. Holders”). Although the proper treatment of these transactions, taken together, is not entirely clear, the fact that BBVA is prohibited from consummating a merger with Banco Sabadell during the No-merger Period will likely cause the exchange offer to be taxable to U.S. shareholders of Banco Sabadell for U.S. federal income tax purposes. U.S. shareholders of Banco Sabadell shares should consult their tax advisers regarding whether the exchange offer may nevertheless qualify as part of a Reorganization in the event a merger of Banco Sabadell with BBVA is ultimately consummated (as currently intended by BBVA). U.S. shareholders of Banco Sabadell should note that even if the exchange offer and any future merger, taken together, would be treated as consummated as part of a plan within the meaning of the rules governing reorganizations, there can be no assurance that it would qualify as a nontaxable Reorganization because that treatment would depend, in part, on facts that will not be known until after completion of the exchange offer and potentially only at the time of the merger. BBVA will not seek a ruling from the Internal Revenue Service regarding the treatment of the exchange offer and any subsequent merger. Therefore, U.S. shareholders should expect that the exchange offer will not qualify as part of a Reorganization.

In this case, the receipt of BBVA shares in exchange for Banco Sabadell shares pursuant to the exchange offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder exchanging Banco Sabadell shares for BBVA shares pursuant to the exchange offer will recognize gain or loss in an amount equal to the difference, if any, between the sum of the fair market value of the BBVA shares and cash received pursuant to the exchange offer and the U.S. holder’s tax basis in the Banco Sabadell shares exchanged, in each case determined in U.S. dollars.

For further discussion, see “The Exchange Offer—Material U.S. Federal Income Tax Considerations for U.S. Holders”.

Completion of the exchange offer may result in certain tax consequences arising from a change of ownership of Banco Sabadell.

BBVA has had access only to publicly-available information concerning Banco Sabadell’s tax situation. Completion of the exchange offer may result in certain tax consequences arising from a change of ownership of the Banco Sabadell Group. The tax consequences of a change of ownership of a corporation are related, for instance, to (i) the ability to carry-over certain tax relief and other tax benefits, including, but not limited to, tax losses and tax credits incurred prior to completion of the exchange offer; or (ii) certain tax costs not normally associated with the ordinary course of business. Such other tax costs include, but are not limited to, stamp duties, land transfer taxes, franchise taxes and other levies.

Completion of the exchange offer may result in ratings organizations and/or securities analysts taking actions which may adversely affect BBVA’s business, financial condition and results of operations, as well as the market price of BBVA shares.

In connection with completion of the exchange offer, one or more of the main ratings agencies may reevaluate BBVA’s ratings. A downgrade may increase BBVA’s cost of borrowing, may negatively impact

BBVA’s ability to raise additional debt capital, may negatively impact BBVA’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with BBVA, each of which could have a material adverse effect on the business, financial condition and results of operations of BBVA and the market value of BBVA shares.

In addition, the trading market for BBVA shares depends in part on the research reports that third-party securities analysts publish about BBVA and its industry. In connection with completion of the exchange offer, one or more of these analysts could downgrade the BBVA shares or issue other negative commentary about BBVA or its industry, which could cause the trading price of BBVA shares to decline.

The trading price of BBVA shares may be affected by factors different from those affecting the price of Banco Sabadell shares.

Upon completion of the exchange offer, holders of Banco Sabadell shares that tender their Banco Sabadell shares into the exchange offer will become holders of BBVA shares. BBVA’s business differs from that of Banco Sabadell in various ways, including in the number and characteristics of the various markets in which they operate, and BBVA’s results of operations, as well as the trading price of the BBVA shares, may be affected by factors different from those affecting Banco Sabadell’s results of operations and the price of the Banco Sabadell shares.

Risks Relating to BBVA

You should read and consider the other risk factors specific to BBVA’s businesses that will also affect BBVA after completion of the exchange offer contained in the 2024 Form 20-F that is incorporated by reference into this offer to exchange/prospectus.

Risks Relating to Banco Sabadell

Following completion of the exchange offer, BBVA will be exposed to other risk factors specific to Banco Sabadell or otherwise arising from the exchange offer.

Following completion of the exchange offer, BBVA will be exposed to other risk factors specific to Banco Sabadell’s business or otherwise arising from the exchange offer. These risks include the following, which have been extracted from Banco Sabadell’s publicly-available information:

Macroeconomic and Political Risks

•	Unfavorable global economic conditions, and, in particular, in Spain, or any deterioration in the Spanish or general European financial systems.

•

The Banco Sabadell Group’s loan portfolio and its overall business are highly concentrated in Spain and the UK, and therefore the Banco Sabadell Group is particularly exposed to any deterioration in the Spanish and UK economies.

Risks Relating to Banco Sabadell’s and the Banco Sabadell Group’s Business

•	The Banco Sabadell Group is exposed to risk of loss from legal and regulatory claims.

•

Banco Sabadell and the Banco Sabadell Group are subject to substantial regulation and regulatory and governmental oversight. Adverse regulatory developments or changes in government policy in any of the jurisdictions where the Banco Sabadell Group operates could have a material adverse effect on its business, financial condition, results of operations and prospects.

•

Increasingly onerous capital requirements constitute one of Banco Sabadell’s main regulatory challenges. Increasing capital requirements may adversely affect Banco Sabadell’s profitability and create regulatory risk associated with the possibility of failure to maintain required capital levels.

•

The Banco Sabadell Group is subject to rules and regulations regarding money laundering and the financing of terrorism which have become increasingly complex and detailed, require improved systems and sophisticated monitoring and compliance personnel and have become the subject of enhanced government supervision.

•	The Banco Sabadell Group’s business is significantly affected by credit and counterparty risk.

•

Liquidity risk is inherent in the Banco Sabadell Group’s operations and volatility in global financial markets, particularly in the inter-bank and debt markets, which could materially adversely affect the Banco Sabadell Group’s liquidity position and credit volume.

•	Any reduction in Banco Sabadell’s credit rating could increase its cost of funding, adversely affect its interest margins and make its ability to raise new funds or renew maturing debt more difficult.

•	The Banco Sabadell Group is exposed to market fluctuations in the price of real estate in various ways.

•	The Banco Sabadell Group’s business is subject to fluctuations in interest rates.

•	The Banco Sabadell Group is exposed to sovereign debt risk and losses in the market value of the positions held in financial assets.

•

The Banco Sabadell Group’s business is dependent on its ability to process a large number of transactions efficiently and accurately, and is therefore exposed to a variety of operational risks including those resulting from process error, system failure, inadequate customer services or the failure of telecommunications or information technology systems.

•	The Banco Sabadell Group’s economic hedging may not prevent losses.

•	The Banco Sabadell Group faces increasing consolidation of the competition in its business lines.

•	The Banco Sabadell Group may generate less income from fee and other commission based transactions in the future.

•	The Banco Sabadell Group relies on third parties and affiliates for important products and services.

•	The Banco Sabadell Group is exposed to financial risks deriving from climate change.

UNAUDITED CONDENSED PRO FORMA FINANCIAL INFORMATION

The following pro forma financial information gives effect to completion of the exchange offer.

The pro forma financial information included herein is based on, and should be read in conjunction with, the historical financial statements and related notes of BBVA and Banco Sabadell for the applicable periods included in, or incorporated by reference into, as applicable, this offer to exchange/prospectus. The pro forma financial information presented herein has not been audited and is presented exclusively for illustrative purposes. Due to its nature, this information presents a hypothetical scenario and may not represent the actual financial position or results of the BBVA Group and/or the Banco Sabadell Group, and is not necessarily indicative of what the financial situation or results of BBVA would have been under a combined scenario with the Banco Sabadell Group as of June 30, 2025 for purposes of the consolidated pro forma balance sheet, or for the six months ended June 30, 2025 or the year ended December 31, 2024 for purposes of the pro forma income statements, nor is it intended to project the future financial position or results of the group following completion of the exchange offer. In preparing the pro forma financial information included in this offer to exchange/prospectus BBVA did not have access to non-public information regarding Banco Sabadell. As a result, BBVA prepared the pro forma financial information using solely publicly-available information regarding Banco Sabadell, and financial information of BBVA.

Certain financial information included in this offer to exchange/prospectus, including, without limitation, the pro forma financial information included herein, has been subject to rounding. As a result, figures shown as totals in tables or elsewhere in this offer to exchange/prospectus may not compute due to rounding.

According to the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2024, as of December 31, 2024, Banco Sabadell held 78,840,390 Banco Sabadell shares in treasury, representing approximately 1.45% of its share capital, of which 52,531,365 treasury shares had been acquired by Banco Sabadell pursuant to a share buy-back program announced on April 25, 2024. On January 29, 2025, Banco Sabadell announced the completion of a capital reduction consisting of the redemption of such 52,531,365 Banco Sabadell shares. On March 20, 2025, Banco Sabadell’s general shareholders’ meeting approved a €755 million share buy-back program aimed at reducing Banco Sabadell’s share capital through the redemption of the Banco Sabadell shares acquired under the program (the “€755 Million Banco Sabadell Share Buy-Back Program”).

On March 28, 2025, Banco Sabadell announced the commencement on March 31, 2025 of a €247 million share buy-back program, aimed at reducing Banco Sabadell’s share capital through the redemption of the Banco Sabadell shares acquired under the program (the “€247 Million Banco Sabadell Share Buy-Back Program”, and together with the €755 Million Banco Sabadell Share Buy-Back Program, the “Banco Sabadell Share Buy-Back Programs”).

On May 8, 2025, Banco Sabadell reported the completion of the €247 Million Banco Sabadell Share Buy-Back Program, which resulted in the repurchase of 99,460,820 Banco Sabadell shares. On May 29, 2025, the board of directors of Banco Sabadell resolved, in accordance with an authorization received from the ECB, to carry out a share capital reduction through the redemption of such 99,460,820 Banco Sabadell shares (representing approximately 1.85% of Banco Sabadell’s share capital).

On August 4, 2025, Banco Sabadell reported the completion of the €755 Million Banco Sabadell Share Buy-Back Program, which resulted in the repurchase of 264,551,530 Banco Sabadell shares. On August 6, 2025, Banco Sabadell announced that its board of directors had resolved to carry out a share capital reduction through the redemption of such 264,551,530 Banco Sabadell shares (representing, at that time, approximately 5.00% of Banco Sabadell’s share capital). On September 1, 2025, Banco Sabadell announced that such share capital reduction had been registered with the Commercial Registry.

As of the date of this offer to exchange/prospectus, Banco Sabadell has a share capital of €627,959,716.50, represented by 5,023,677,732 Banco Sabadell shares, with a par value of €0.125 each. According to information reported by Banco Sabadell to the CNMV, as of September 1, 2025, Banco Sabadell held 26,320,329 treasury shares, representing approximately 0.52% of Banco Sabadell’s share capital.

Purpose of Pro Forma Financial Information

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X and on the basis of the facts and circumstances set forth under the headings “—Sources of Information” and “—Assumptions and Estimates Used” below. Its purpose is to reflect the estimated impact of completion of the exchange offer under the assumption that (i) BBVA acquires 100% of the outstanding shares of Banco Sabadell subject to the exchange offer (for purposes of this section, the “Full Acquisition Scenario”) or, alternatively, (ii) BBVA acquires 50% of the outstanding shares of Banco Sabadell subject to the exchange offer (for purposes of this section, the “50% Acceptance Scenario”) (in each case, calculated on the basis of the assumptions explained under “—Assumptions and Estimates Used” below) in exchange for newly-issued BBVA shares according to the exchange ratio). See also “—Impact of Other Potential Scenarios on the Pro Forma Financial Information”. Impacts on the pro forma financial information in a 30% Acceptance Scenario (as defined below) are addressed under “—Impact of Other Potential Scenarios on the Pro Forma Financial Information—BBVA’s Ability to Consolidate Banco Sabadell’s Financial Position and Results of Operations Within the BBVA Group’s Consolidated Financial Statements”, assuming that, with only 30% of Banco Sabadell’s voting rights, BBVA would not control Banco Sabadell upon completion of the exchange offer.

The pro forma financial information includes (i) a combined unaudited condensed consolidated pro forma balance sheet of the BBVA Group as of June 30, 2025 which would result from the combination of the consolidated balance sheet of the Banco Sabadell Group and the consolidated balance sheet of the BBVA Group as of such date; and (ii) combined unaudited condensed consolidated pro forma income statements of the BBVA Group for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, which would result from the combination of the consolidated income statement of the Banco Sabadell Group and the consolidated income statement of the BBVA Group for such periods, in each case assuming that completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario and the related change of control of Banco Sabadell, had occurred, with respect to the pro forma income statements, as of January 1, 2024, and with respect to the pro forma consolidated balance sheet, as of June 30, 2025.

Sources of Information

The pro forma financial information reflects the business combination of the BBVA Group and the Banco Sabadell Group using, exclusively, publicly-available information of Banco Sabadell as of and for the six months ended June 30, 2025 (principally the condensed consolidated interim financial statements of Banco Sabadell as of and for the six months ended June 30, 2025 which are included in Appendix I hereto) and as of and for the year ended December 31, 2024 (principally the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2024 which are included in Appendix I hereto), as well as information published by Banco Sabadell regarding Banco Sabadell’s payment of dividends and changes in treasury shares in 2025 and repurchases of Banco Sabadell shares under the Banco Sabadell Share Buy-Back Programs. Neither Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025 nor Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024 have been audited under U.S. GAAS, and such financial statements are therefore not considered audited financial statements under SEC rules. Consequently, no audit report has been included herein on such consolidated financial statements. However, as a listed company in Spain, Banco Sabadell is subject to ongoing reporting requirements under CNMV rules, including that its annual financial statements be audited under prevailing legislation regulating the audit of accounts in Spain. The pro forma financial information has been prepared using the consolidated financial statements of BBVA as of and for the six months ended June 30, 2025 included in the BBVA First Half 2025 Results Form 6-K incorporated by reference herein and as of and for the year ended December 31, 2024 included in the 2024 Form 20-F incorporated by reference herein, as well as information published by BBVA regarding BBVA’s payment of dividends and changes in treasury shares in 2025.

Basis of Presentation

The pro forma financial information has been prepared on the basis of the historical consolidated financial information of each of BBVA and Banco Sabadell, which has been prepared, in the case of BBVA, in compliance with IFRS-IASB and, in the case of Banco Sabadell, in accordance with IFRS-EU. See “Note on Banco Sabadell Information—Description of Certain Differences Between IFRS-EU and IFRS-IASB”.

The pro forma financial information presented herein includes:

•

A combined unaudited condensed consolidated pro forma balance sheet of the BBVA Group as of June 30, 2025, which has been prepared based on the consolidated balance sheets of each of BBVA and Banco Sabadell as of June 30, 2025, incorporating preliminary fair value adjustments assuming that completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario and the related change of control of Banco Sabadell had occurred as of June 30, 2025.

•

A combined unaudited condensed consolidated pro forma income statement of the BBVA Group for the six months ended June 30, 2025, which has been prepared based on the consolidated income statements of each of BBVA and Banco Sabadell for the six months ended June 30, 2025, assuming that completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario and the related change of control of Banco Sabadell had occurred as of January 1, 2024.

•

A combined unaudited condensed consolidated pro forma income statement of the BBVA Group for the year ended December 31, 2024, which has been prepared based on the consolidated income statements of each of BBVA and Banco Sabadell for the year ended December 31, 2024, assuming that completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario and the related change of control of Banco Sabadell had occurred as of January 1, 2024.

•	Accompanying explanatory notes describing the sources of information, assumptions and estimates for the preparation of the pro forma financial information.

For the preparation of the pro forma financial information included herein, IFRS 3 “Business Combinations” has been considered. Additionally, in order to complete such valuation and adjust the impacts of the business combination in accordance with paragraphs 45 and B67 of such standard, the standard establishes the possibility of extending the valuation measurement period to one year from the date the transaction takes place.

Assumptions and Estimates Used

The pro forma financial information reflects completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario. The adjustments included in the pro forma financial information solely include those that are factually supportable on the basis of the information that is publicly available to BBVA. See “—Sources of Information” above.

The main assumptions and estimates used in the preparation of the pro forma financial information are the following:

•

There are 5,023,677,732 Banco Sabadell shares subject to the exchange offer, which is the number of Banco Sabadell shares representing 100% of the share capital of Banco Sabadell as of September 1, 2025, according to information published by Banco Sabadell on such date.

•

BBVA’s capital increase is carried out in the proportion of one newly-issued BBVA share for each 5.5483 Banco Sabadell shares, without any further adjustment for any dividends paid. Therefore, the number of BBVA shares to be issued in the event of completion of the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario is approximately 905 million BBVA shares and approximately 453 million BBVA shares, respectively. The acquisition costs of the business combination will be determined on the basis of the trading price of the BBVA shares delivered to holders of Banco Sabadell shares in accordance with the exchange ratio applicable upon completion of the exchange offer. The estimated value of such capital increase in the event of completion of the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario amounts to approximately €11,821 million and €5,910 million, respectively, using a trading price of €13.055 per BBVA share (which corresponds to the price per BBVA share as of June 30, 2025, and which corresponds to a trading price of €2.353 per Banco Sabadell share upon application of the exchange ratio of one newly-issued BBVA share for each 5.5483 Banco Sabadell shares). See “—Impact of Other Potential Scenarios on the Pro Forma Financial Information—Sensitivity of Goodwill/(Negative Goodwill) to the Trading Price of the BBVA Shares” below.

•

Additionally, the exchange offer cash consideration (as adjusted for the dividends paid by BBVA on October 10, 2024 and April 10, 2025) is considered part of the pro forma adjustments, that is €634 million and €317 million in the event of completion of the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario, respectively (€0.70 for each 5.5483 shares of Banco Sabadell). For purposes of preparing the pro forma financial information as of June 30, 2025, the estimated value of the capital increase in the event of completion of the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario amounts to approximately €12,454 million and €6,227 million, respectively.

•

On the other hand, the costs associated with the exchange offer or the cash payment corresponding to the settlement of any fractional shares have not been considered, since they are not considered material.

•

The pro forma financial information does not reflect any cost savings, financing synergies or restructuring costs arising or resulting from the exchange offer that are expected to be realized in the future. Similarly, it does not reflect the possible impact of other adverse effects that could result from the exchange offer, including extraordinary taxes (for example, levies against the banking sector), the termination of contracts or the loss of customers due to redundancies or weakening of brand loyalty. Costs expected to be incurred in connection with the acquisition of control of Banco Sabadell will be accounted for when incurred.

•

No transactions or balances have been identified between BBVA and Banco Sabadell that could have a significant impact on the pro forma financial information, therefore no elimination or adjustment of such nature has been made.

•

The exchange offer has been treated as an acquisition, with BBVA as the accounting acquirer and Banco Sabadell as the accounting acquiree. Therefore, the adjustments include the elimination of Banco Sabadell’s equity and the impact of the estimated value of the consideration that would be paid if the exchange offer were completed (i.e., the estimated value of the capital increase).

•

BBVA has not made any adjustments related to differences in accounting policies between BBVA and Banco Sabadell given that BBVA has only used publicly-available information relating to Banco Sabadell and BBVA cannot adequately evaluate the adjustments that would need to be made to eliminate such differences on the basis of such information. Additionally, given the absence of information in Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025 and Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024 regarding the extent of macro hedging accounting that could potentially fail to comply with IFRS-IASB, BBVA is not able to calculate the harmonization adjustments that would need to be applied to the consolidated financial information of Banco Sabadell as of any date or for any period in order to make such information compliant with IFRS-IASB. Accordingly, BBVA has not made any harmonization adjustments to the consolidated financial information of Banco Sabadell as of any date or for any period to make such information compliant with IFRS-IASB.

•

The exchange offer will generate certain legal, accounting and valuation costs and other professional fees, as well as other costs for the registration and issuance of shares, which will be recorded in accordance with IFRS 3 “Business Combinations”, IFRS 9 “Financial Instruments” and IAS 32 “Financial Instruments: Presentation”. As of the date of the preparation of the pro forma financial information, the majority of these costs had not been incurred, and, given that these costs are not estimated to be significant, such costs have not been taken into account in the preparation of the pro forma financial information.

•

The pro forma financial information does not reflect any adjustments that could arise as a result of the consummation of the TSB Sale or the payment of the TSB Sale Dividend. See “The Exchange Offer—TSB Sale”.

The unaudited pro forma adjustments included in the pro forma financial information, the value of the consideration that would be paid if the exchange offer were completed (i.e., the estimated value of the capital increase), the accounting allocation of the purchase price made in accordance with IFRS 3 as well as the estimated fair value of assets, liabilities and contingent liabilities to be acquired are preliminary and subject to change, since they have been based exclusively on publicly-available financial information corresponding to the six months ended June 30, 2025 and the year ended December 31, 2024, as applicable. The pro forma financial information differs from information previously publicly disclosed by BBVA or disclosed in other sections of this offer to exchange/prospectus regarding the expected financial impacts of the exchange offer, which included prospective information and was prepared on the basis of estimates made by BBVA based on BBVA’s own experience in prior acquisitions and customary market practices and methodologies observed in similar transactions, whereas the pro forma financial information included herein has been prepared in compliance with applicable SEC rules. These differences may mainly affect the valuation of loan portfolios, client relationships (including possible intangibles related to client deposits), software, investments, costs for terminating agreements with third parties, property and potential contingencies. For purposes of the preparation of the pro forma financial information, BBVA has used the book value of the relevant assets and liabilities as the best reference for these estimations in the absence of additional information, which is currently not available to BBVA. When the relevant information is available, final estimates of fair value could differ materially from those estimated in the pro forma financial information.

Differences between the preliminary estimates included herein and the final acquisition accounting will likely occur when the value of the consideration is determined once control of Banco Sabadell is acquired and the necessary valuation analysis to finalize the purchase price allocation exercise are performed and any necessary accounting changes and adjustments related to such acquisition of control are identified, and these differences could be material. The differences, if any, could be material. In accordance with paragraphs 45 and B67 of IFRS 3 “Business Combinations”, it is possible to extend the valuation measurement period to one year from the date the transaction takes place.

Main Adjustments to the Pro Forma Financial Information

The pro forma financial information presented below reflects completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario.

The assignment of the provisional purchase price implicit in the exchange ratio and included in the pro forma financial information is preliminary, is subject to subsequent adjustments as additional information becomes available and additional analyses are performed through completion of the exchange offer, and has been made solely with the aim of preparing the pro forma financial information presented below.

The pro forma financial information presented below includes a breakdown of the principal adjustments included based solely upon publicly-available information regarding Banco Sabadell corresponding to the six months ended June 30, 2025 and the year ended December 31, 2024, as applicable.

The adjustments included in the pro forma financial information solely include those that are factually supportable on the basis of the information that is publicly available to BBVA.

Combined Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 2025

The table below presents the combined unaudited condensed consolidated pro forma balance sheet of the BBVA Group as of June 30, 2025, as if the exchange offer had been completed as of such date and assuming completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario.

	A	B	C (A+B)	D	E (C+D)	F	G (C+F)
	BBVA June 30, 2025	Banco Sabadell June 30, 2025(*)	Aggregated	Pro forma adjustments assuming Full Acquisition Scenario	Combined pro forma balance sheet assuming Full Acquisition Scenario	Pro forma adjustments assuming 50% Acceptance Scenario	Combined pro forma balance sheet assuming 50% Acceptance Scenario
	(€ million)
Cash, cash balances in central banks and other demand deposits (**)	40,017	26,359	66,376	(1,346)	65,030	(1,029)	65,347
Financial assets at fair value through profit and loss	118,217	3,927	122,144		122,144		122,144
Financial assets at fair value through other comprehensive income	58,182	6,473	64,655		64,655		64,655
Financial assets at amortized cost (a)	523,662	201,363	725,025	(627)	724,398	(627)	724,398
Intangible assets	2,563	2,556	5,119	(541)	4,578	(780)	4,340
Of which goodwill (***)	680	1,018	1,698	(541)	1,157	(780)	919
Of which other intangible assets	1,883	1,538	3,421		3,421		3,421
Other assets (b)	34,333	11,694	46,027	320	46,348	320	46,348

Total assets	776,974	252,373	1,029,347	(2,194)	1,027,153	(2,116)	1,027,231
Financial liabilities held for trading	82,995	2,068	85,063		85,063		85,063
Financial liabilities at amortized cost (c)	588,469	233,787	822,256	421	822,678	421	822,678
Other liabilities (d)	44,624	2,027	46,651	19	46,670	19	46,670

Total liabilities	716,088	237,882	953,970	440	954,410	440	954,410
Shareholders’ funds	75,724	14,996	90,720	(3,176)	87,545	(9,086)	81,634
Of which capital	2,824	661	3,485	(217)	3,268	(439)	3,046
Of which share premium	19,184	7,355	26,539	4,022	30,561	(1,667)	24,872
Of which result attributable to owners of the parent during the period	5,447	975	6,422	(975)	5,447	(975)	5,447
Of which negative goodwill (badwill) recognized in results	—	—	—		—		—
Of which reserves and other components of shareholders’ funds	48,269	6,005	54,274	(6,005)	48,269	(6,005)	48,269
Accumulated other comprehensive income (loss)	(18,896)	(541)	(19,437)	541	(18,896)	541	(18,896)
Minority interests	4,059	36	4,095		4,095	5,989	10,083

Total equity (****)	60,887	14,491	75,378	(2,635)	72,743	(2,556)	72,821
Total equity and total liabilities	776,974	252,373	1,029,347	(2,194)	1,027,153	(2,116)	1,027,231

(*)

Information subject to rounding given that Banco Sabadell’s publicly-available financial information is expressed in thousands of euros and the pro forma financial information is expressed in millions of euros.

(**) Cash, cash balances in central banks and other demand deposits:

The table below shows a reconciliation between the aggregated “Cash, cash balances in central banks and other demand deposits” and the adjustments to the “Cash, cash balances in central banks and other demand deposits” combined pro forma values set forth above:

	Full Acquisition Scenario	50% Acceptance Scenario
	(€ million)
Aggregated cash, cash balances in central banks and other demand deposits	66,376	66,376
Exchange offer cash consideration (corresponding to €0.70 per BBVA share and a total number of newly-issued BBVA shares of 905 million and 453 million to be issued under the Full Acquisition Scenario and the 50% Acceptance Scenario, respectively)	(634)	(317)
Dividends paid to shareholders of Banco Sabadell after June 30, 2025 (corresponding to €0.07 per Banco Sabadell share and a total number of Banco Sabadell shares of 4,997 million, excluding all treasury shares of Banco Sabadell)	(350)	(350)
Execution of Banco Sabadell Share Buy-Back Programs (after June 30, 2025 and through August 1, 2025 based on information published by Banco Sabadell on August 4, 2025)	(362)	(362)

Combined pro forma cash, cash balances in central banks and other demand deposits	65,030	65,347

(***)	Goodwill:

The value of goodwill from previous business combinations broken down in the condensed consolidated interim financial statements of Banco Sabadell as of and for the six months ended June 30, 2025 does not represent an identifiable asset that would be acquired upon completion of the exchange offer according to IFRS 3 “Business Combinations”. Accordingly, this value must be removed from the acquiring entity’s balance sheet before calculating the goodwill resulting from completion of the exchange offer. The negative adjustments made in the event of completion of the exchange offer under both the Full Acquisition Scenario and the 50% Acceptance Scenario amount to €1,018 million.

Additionally, based on financial information as of June 30, 2025, and taking into account the pro forma adjustments described in this section, the difference between the consideration offered and total equity as of June 30, 2025 would provisionally result in goodwill of €477 million in the Full Acquisition Scenario and €239 million in the 50% Acceptance Scenario, reflected in the combined unaudited condensed consolidated pro forma income statement and as shown in the below table:

	Full Acquisition Scenario	50% Acceptance Scenario
	(€ million)
Estimated transaction cost	12,454	6,227
Minority interest recognition	—	5,989
Estimated fair value of assets and liabilities acquired	11,977	11,977
Net equity attributable to Banco Sabadell	13,743	13,743
Of which: Net equity of Banco Sabadell as of June 30, 2025	14,491	14,491
Of which: Minority interests as of June 30, 2025	(36)	(36)
Of which: Dividends paid to shareholders of Banco Sabadell after June 30, 2025 (corresponding to €0.07 per Banco Sabadell share and a total number of Banco Sabadell shares of 4,997 million, excluding all treasury shares of Banco Sabadell)	(350)	(350)
Execution of Banco Sabadell Share Buy-Back Programs (after June 30, 2025 and through August 1, 2025 based on information published by Banco Sabadell on August 4, 2025)	(362)	(362)
Estimated adjustments to fair value	(1,766)	(1,766)
Of which: Financial assets at amortized cost (fixed income)	(627)	(627)
Of which: Financial liabilities at amortized cost (issuances)	(421)	(421)
Of which: Intangible assets (goodwill)	(1,018)	(1,018)
Of which: Provisions (contingencies)	(19)	(19)
Of which: Tax effects (rest of adjustments)	320	320

Resulting negative goodwill (badwill)	477	239

(****)	Total equity:

As described in this offer to exchange/prospectus, an exchange ratio of one newly-issued BBVA share for each 5.5483 Banco Sabadell shares has been established for the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). In the preparation of the pro forma financial information, the trading price of BBVA’s shares as of June 30, 2025 has been used as a main assumption in the determination of the cost of completing the exchange offer. See “—Impact of Other Potential Scenarios on the Pro Forma Financial Information—Sensitivity of Goodwill/(Negative Goodwill) to the Trading Price of the BBVA Shares” below.

The number of BBVA shares to be issued in exchange for Banco Sabadell shares if the exchange offer were completed under the Full Acquisition Scenario and the 50% Acceptance Scenario, at the aforementioned exchange ratio, would be 905 million BBVA shares and 453 million BBVA shares, respectively, with a par value of €0.49 each.

Based on this maximum number of BBVA shares to be issued in the capital increase, the trading price of BBVA shares as of June 30, 2025 and the exchange offer cash consideration, the estimated cost of completing the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario would amount to €12,454 million or €6,227 million, respectively. The actual cost will vary depending on the trading price of BBVA shares upon the settlement of the exchange offer.

The pro forma adjustments included in the combined unaudited condensed consolidated pro forma balance sheet reflect a capital increase of €444 million and €222 million under the Full Acquisition Scenario and the

50% Acceptance Scenario, respectively, which amounts correspond to the par value of the new BBVA shares to be issued, and an increase in share premium in the amount of €11,377 million and €5,688 million, respectively, which represent the difference between such trading price and the par value of the BBVA shares to be issued. These adjustments have been recorded under shareholders’ funds (share capital and share premium) in the combined unaudited condensed consolidated pro forma balance sheet.

In addition, the line item “Shareholders’ funds—reserves and other components of shareholders’ funds” is adjusted as follows:

	Full Acquisition Scenario	50% Acceptance Scenario
	(€ million)
Reclassification of other line items included in net equity attributable to Banco Sabadell	8,450	8,450
Elimination of net equity attributable to Banco Sabadell	(13,743)	(13,743)
Dividends paid by Banco Sabadell and execution of Banco Sabadell Share Buy-Back Programs (after June 30, 2025 and through August 1, 2025 based on information published by Banco Sabadell on August 4, 2025)	(712)	(712)

Changes in reserves and other components of shareholders’ funds	(6,005)	(6,005)

Additionally, the combined unaudited condensed consolidated pro forma balance sheet of the BBVA Group as of June 30, 2025 in the 50% Acceptance Scenario recognizes “minority interests” measured at fair value amounting to €5,989 million. The table below shows a reconciliation between the aggregated total equity and the combined pro forma total equity under each of the Full Acquisition Scenario and the 50% Acceptance Scenario:

	Full Acquisition Scenario	50% Acceptance Scenario
	(€ million)
Aggregated total equity	75,378	75,378
Estimated transaction cost	12,454	6,227
Elimination of net equity attributable to Banco Sabadell	(13,743)	(13,743)
Minority interests	—	5,989
Dividends paid to shareholders of Banco Sabadell after June 30, 2025 (corresponding to €0.07 per Banco Sabadell share and a total number of Banco Sabadell shares of 4,997 million, excluding all treasury shares of Banco Sabadell)	(350)	(350)
Execution of Banco Sabadell Share Buy-Back Programs (after June 30, 2025 and through August 1, 2025 based on information published by Banco Sabadell on August 4, 2025)	(362)	(362)
Exchange offer cash consideration (corresponding to €0.70 per BBVA share and a total number of newly-issued BBVA shares of 905 million and 453 million to be issued under the Full Acquisition Scenario and the 50% Acceptance Scenario, respectively)	(634)	(317)

Combined pro forma total equity	72,743	72,821

Notes on the pro forma adjustments to the combined unaudited condensed consolidated pro forma balance sheet as of June 30, 2025 for fair value:

(a)	Fixed-income portfolios (included under “Financial assets at amortized cost”):

Fixed-income portfolios at amortized cost include financial instruments that mostly correspond to level 1 in the fair value hierarchy, to the extent their fair value is directly observable in the market. Therefore, the adjustment made in the table above is based on the fair value broken down in the condensed consolidated interim financial statements of Banco Sabadell as of and for the six months ended June 30, 2025. The adjustment to the fixed-income portfolios within financial assets at amortized cost if the exchange offer were completed under any of the Full Acquisition Scenario or the 50% Acceptance Scenario amounts to €(627) million. The fair value of these assets could fluctuate depending on the evolution of interest rates, the credit risk premium and any changes to the maturity of the instruments. Accordingly, the related adjustment ultimately made upon completion of the exchange offer could vary significantly.

(b)	Tax impacts (included under “Other assets”):

The adjustments described herein would result in corresponding tax impacts, calculated on the basis of the general corporate income tax rate currently in effect in Spain with respect to credit institutions (30%). Broken down in the event of completion of the exchange offer under any of the Full Acquisition Scenario or the 50% Acceptance Scenario, the adjustment would be as follows: with respect to assets (included under “other assets”), fixed-income portfolios (€188 million), own issuances of financial instruments (€126 million) and legal contingencies (€6 million).

(c)	Own issuances of financial instruments (included under “Financial liabilities at amortized cost”):

Own issuances of financial instruments include financial instruments that mostly correspond to level 1 in the fair value hierarchy, to the extent their fair value is directly observable in the market. Therefore, the adjustment made in the table above is based on the fair value broken down in the condensed consolidated interim financial statements of Banco Sabadell as of and for the six months ended June 30, 2025. The adjustment corresponding to debt issuances in the event of completion of the exchange offer under any of the Full Acquisition Scenario or the 50% Acceptance Scenario amounts to €421 million. The fair value of these liabilities could fluctuate depending on the evolution of interest rates, the credit risk premium and any changes to the maturity of the instruments. Accordingly, the related adjustment ultimately made upon completion of the exchange offer could vary significantly.

(d)	Contingencies (included under “Other liabilities”)

The maximum amount of contingencies related to mortgage floor clauses, not covered by provisions, has been estimated at €19 million, as detailed in the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2024.

Combined Unaudited Condensed Consolidated Pro Forma Income Statement for the six months ended June 30, 2025

The table below presents the combined unaudited condensed consolidated pro forma income statement of the BBVA Group for the six months ended June 30, 2025, as if the exchange offer had been completed as of January 1, 2024 and assuming completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario.

	A	B	C (A+B)	D	E (C+D)	F	G (C+F)
	BBVA six months ended June 30, 2025	Banco Sabadell six months ended June 30, 2025 (*)	Aggregated	Pro forma adjustments assuming Full Acquisition Scenario	Combined pro forma income statement assuming Full Acquisition Scenario	Pro forma adjustments assuming 50% Acceptance Scenario	Combined pro forma income statement assuming 50% Acceptance Scenario
	(€ million)
Net interest income (a)	12,607	2,425	15,032	97	15,129	97	15,129
Results of entities valued by the equity method & dividend income	106	102	208		208		208
Net fees and commissions	4,011	694	4,705		4,705		4,705
NTI and exchange differences (net)	1,431	29	1,460		1,460		1,460
Other operating income and expenses from commercial and insurance activity	(120)	(35)	(155)		(155)		(155)

Gross income	18,034	3,214	21,248	97	21,345	97	21,345
Administration and amortization expenses	(6,787)	(1,510)	(8,297)		(8,297)		(8,297)
Provisions or reversal of provisions	(133)	(3)	(136)		(136)		(136)
Impairment or reversal of impairment of financial assets not measured at fair value with changes in results and net gains or losses due to modification	(2,761)	(218)	(2,979)		(2,979)		(2,979)
Negative goodwill (badwill) recognized in results	—	—	—		—		—
Other income (expenses)	71	(53)	18		18		18

Profit (loss) before taxes from continuing operations	8,424	1,431	9,855	97	9,951	97	9,951
Tax expense or income related to profit or loss from continuing operations (b)	(2,626)	(454)	(3,080)	(29)	(3,109)	(29)	(3,109)

Profit (loss)	5,798	976	6,774	68	6,842	68	6,842

Attributable to minority interests (non-controlling interests)	351	1	352		352	522	874

Attributable to the owners of the parent	5,447	975	6,422	68	6,490	(454)	5,968

Additional Tier 1 securities adjustment	(200)	(57)	(257)		(257)		(228)
Weighted-average number of shares (in millions)	5,753			905	6,658	453	6,206
Basic and diluted earnings (losses) per share from continuing operations (in euros)	0.91				0.94		0.92

(*)

Information subject to rounding given that Banco Sabadell’s publicly-available financial information is expressed in thousands of euros and the pro forma financial information is expressed in millions of euros.

(**)

The pro forma adjustments to the combined unaudited condensed consolidated pro forma income statement for the six months ended June 30, 2025 have been prepared considering the pro forma adjustments to the combined unaudited condensed consolidated pro forma balance sheet as of June 30, 2025.

Notes on the pro forma adjustments to the combined unaudited condensed consolidated pro forma income statement for the six months ended June 30, 2025:

(a)	Valuation of assets and liabilities recorded at amortized cost:

As a consequence of the change in the valuation of assets and liabilities recorded at amortized cost, the accrual of interest is impacted, resulting in higher net interest income of €44 million associated with fixed income instruments and €53 million associated with securities issuances.

(b)	Tax impacts:

The adjustments described above would result in corresponding tax impacts, calculated on the basis of the general corporate income tax rate currently in effect in Spain with respect to credit institutions (30%).

Combined Unaudited Condensed Consolidated Pro Forma Income Statement for the year ended December 31, 2024

The table below presents the combined unaudited condensed consolidated pro forma income statement of the BBVA Group for the year ended December 31, 2024, as if the exchange offer had been completed as of January 1, 2024 and assuming completion of the exchange offer under each of the Full Acquisition Scenario and the 50% Acceptance Scenario.

	A	B	C (A+B)	D	E (C+D)	F	G (C+F)
	BBVA year ended Dec. 31, 2024	Banco Sabadell year ended Dec. 31, 2024 (*)	Aggregated	Pro forma adjustments assuming Full Acquisition Scenario	Combined pro forma income statement assuming Full Acquisition Scenario	Pro forma adjustments assuming 50% Acceptance Scenario	Combined pro forma income statement assuming 50% Acceptance Scenario
	(€ million, except weighted-average number of shares and earnings per share)
Net interest income (a)	25,267	5,021	30,288	193	30,481	193	30,481
Results of entities valued by the equity method & dividend income	160	166	326		326		326
Net fees and commissions	7,988	1,357	9,344		9,344		9,344
NTI and exchange differences (net)	3,913	87	4,000		4,000		4,000
Other operating income and expenses from commercial and insurance activity	(1,846)	(294)	(2,140)		(2,140)		(2,140)

Gross income	35,481	6,337	41,818	193	42,012	193	42,012
Administration and amortization expenses	(14,193)	(3,084)	(17,277)		(17,277)		(17,277)
Provisions or reversal of provisions	(198)	(44)	(241)		(241)		(241)
Impairment or reversal of impairment of financial assets not measured at fair value with changes in results and net gains or losses due to modification	(5,745)	(592)	(6,337)		(6,337)		(6,337)
Negative goodwill (badwill) recognized in results
Other income (expenses)	61	(104)	(43)		(43)		(43)

Profit (loss) before taxes from continuing operations	15,405	2,514	17,919	193	18,113	193	18,113
Tax expense or income related to profit or loss from continuing operations (b)	(4,830)	(685)	(5,516)	(58)	(5,574)	(58)	(5,574)

Profit (loss)	10,575	1,829	12,404	135	12,539	135	12,539

	A	B	C (A+B)	D	E (C+D)	F	G (C+F)
	BBVA year ended Dec. 31, 2024	Banco Sabadell year ended Dec. 31, 2024 (*)	Aggregated	Pro forma adjustments assuming Full Acquisition Scenario	Combined pro forma income statement assuming Full Acquisition Scenario	Pro forma adjustments assuming 50% Acceptance Scenario	Combined pro forma income statement assuming 50% Acceptance Scenario
	(€ million, except weighted-average number of shares and earnings per share)
Attributable to minority interests (non-controlling interests)	521	2	523		523	982	1,505

Attributable to the owners of the parent	10,054	1,827	11,881	135	12,016	(847)	11,034

Additional Tier 1 securities adjustment	(388)	(98)	(486)		(486)		(437)
Weighted-average number of shares (in millions)	5,769			905	6,674	453	6,222
Basic and diluted earnings (losses) per share from continuing operations (in euros)	1.68				1.73		1.70

(*)

Information subject to rounding given that Banco Sabadell’s publicly-available financial information is expressed in thousands of euros and the pro forma financial information is expressed in millions of euros.

(**)

The pro forma adjustments to the combined unaudited condensed consolidated pro forma income statement for the year ended December 31, 2024 have been prepared considering the pro forma adjustments to the combined unaudited condensed consolidated pro forma balance sheet as of June 30, 2025.

Notes on the pro forma adjustments to the combined unaudited condensed consolidated pro forma income statement for the year ended December 31, 2024:

(a)	Valuation of assets and liabilities recorded at amortized cost:

As a consequence of the change in the valuation of assets and liabilities recorded at amortized cost, the accrual of interest is impacted, resulting in higher net interest income of €88 million associated with fixed income instruments and €106 million associated with securities issuances.

(b)	Tax impacts:

The adjustments described above would result in corresponding tax impacts, calculated on the basis of the general corporate income tax rate currently in effect in Spain with respect to credit institutions (30%).

Impact of Other Potential Scenarios on the Pro Forma Financial Information

The descriptions below contemplate the potential impact that other scenarios would have on the pro forma financial information.

Sensitivity of Goodwill/(Negative Goodwill) to the Trading Price of the BBVA Shares

The sensitivity of goodwill/(negative goodwill), estimated in accordance with the assumptions and information described above, to a positive or negative variation of €0.50 in the BBVA share price is approximately +/- €450 million.

•

Assuming a trading price of €10.24 per BBVA share (the weighted average price per BBVA share during the three-month period prior to the publication of BBVA’s announcement of its intention to make the exchange offer) and taking into account the exchange offer cash consideration (resulting in an equivalent price per Banco Sabadell share of €1.972 upon application of the exchange ratio of 5.5483), the difference between the consideration offered and total equity would generate negative goodwill (badwill) recognized in the income statement of approximately €(2,072) million and €(1,036) million, in the event of completion of the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario, respectively.

•

Assuming a trading price of €15.60 per BBVA share (corresponding to the closing price per BBVA share on September 1, 2025) and taking into account the exchange offer cash consideration (resulting in an equivalent price per Banco Sabadell share of €2.9378 upon application of the exchange ratio of 5.5483), the goodwill resulting from completion of the exchange offer would be approximately €2,782 million and €1,391 million, in the event of completion of the exchange offer under the Full Acquisition Scenario and the 50% Acceptance Scenario, respectively.

BBVA’s Ability to Consolidate Banco Sabadell’s Financial Position and Results of Operations Within the BBVA Group’s Consolidated Financial Statements

BBVA’s ability to consolidate Banco Sabadell’s financial position and results of operations within the BBVA Group’s consolidated financial statements will depend on whether BBVA is considered to control Banco Sabadell following completion of the exchange offer, which in turn will depend on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and other facts and circumstances existing at such time, including, among other things, participation levels in Banco Sabadell’s general shareholders’ meetings and changes in Banco Sabadell’s shareholder base. Even if BBVA acquires less than 50% of the voting rights in the share capital of Banco Sabadell upon completion of the exchange offer, BBVA may be considered to have control of Banco Sabadell sufficient for consolidation of Banco Sabadell’s financial position and results of operations under the relevant IFRS accounting standards if BBVA has the power to direct the relevant activities of Banco Sabadell (i.e., those activities that significantly affect Banco Sabadell’s returns) and has the ability to use such power to affect the amount of BBVA’s returns from its involvement with Banco Sabadell. Without a majority of the voting rights in the share capital of Banco Sabadell, BBVA’s control of Banco Sabadell would not be presumed automatically under the relevant accounting standards, and additional evidence of BBVA’s control would be required for BBVA to be able to consolidate Banco Sabadell’s financial position and results. If, on the other hand, BBVA does not obtain control of Banco Sabadell but instead maintains a significant influence over Banco Sabadell, BBVA would account for the financial position and results of operations of Banco Sabadell in the Group’s consolidated financial statements in accordance with the relevant accounting criteria based on the percentage interest held by BBVA in Banco Sabadell, pursuant to the equity method of accounting.

The principal difference between these two accounting methods lies in the way that assets, liabilities, income and expenses are integrated into the relevant financial statements. Using consolidation accounting, assets, liabilities, income and expenses of BBVA and Banco Sabadell would be combined on a line-by-line basis in the BBVA Group’s consolidated financial statements, with deductions for minority interests in Banco Sabadell. Using the equity method of accounting, BBVA’s stake in Banco Sabadell would be reflected in only one line item of the consolidated balance sheet (“Joint ventures and associates”), adjusted periodically for BBVA’s percentage interest in Banco Sabadell’s profit and other changes in the total equity of Banco Sabadell, and in one line item of the consolidated income statement (“Results of entities valued by the equity method & dividend income”).

BBVA may waive the Minimum Acceptance Condition and proceed with completion of the exchange offer if the exchange offer is accepted by holders of Banco Sabadell shares representing at least 30% of the share capital of Banco Sabadell. The impacts on the pro forma financial information in a scenario in which the exchange offer is accepted by holders of Banco Sabadell shares representing only 30% of the share capital of Banco Sabadell (for purposes of this section, the “30% Acceptance Scenario”), compared to the Full Acquisition Scenario and the 50% Acceptance Scenario, are shown below. The information presented below has been calculated on the basis of the assumptions explained under “—Assumptions and Estimates Used” above and assumes that, with only 30% of Banco Sabadell’s voting rights, BBVA would not control Banco Sabadell upon completion of the exchange offer.

Impacts of a 30% Acceptance Scenario on the unaudited condensed consolidated pro forma balance sheet of the BBVA Group as of June 30, 2025

The table below presents the combined unaudited condensed consolidated pro forma balance sheet of the BBVA Group as of June 30, 2025, as if the exchange offer had been completed as of such date, assuming completion of the exchange offer under the 30% Acceptance Scenario. In this scenario, using the equity method of accounting, BBVA’s interest in Banco Sabadell is shown as an asset in the consolidated balance sheet under “Joint ventures and associates”.

	A	B	C (A+B)
	BBVA June 30, 2025	Pro forma adjustments assuming 30% Acceptance Scenario	Combined pro forma balance sheet assuming 30% Acceptance Scenario
	(€ million)
Cash, cash balances in central banks and other demand deposits (*)	40,017	(190)	39,827
Financial assets at fair value through profit and loss	118,217		118,217
Financial assets at fair value through other comprehensive income	58,182		58,182
Financial assets at amortized cost	523,662		523,662
Intangible assets	2,563		2,563
Of which goodwill	680		680
Of which other intangible assets	1,883		1,883
Joint ventures and associates (**)	998	3,736	4,734

Other assets	33,335		33,335

Total assets	776,974	3,546	780,520
Financial liabilities held for trading	82,995		82,995
Financial liabilities at amortized cost	588,469		588,469
Other liabilities	44,624		44,624

Total liabilities	716,088		716,088
Shareholders’ funds	75,724	3,546	79,270
Of which capital	2,824	133	2,957
Of which share premium	19,184	3,413	22,597
Of which result attributable to owners of the parent during the period	5,447		5,447
Of which negative goodwill (badwill) recognized in results	—		—
Of which reserves and other components of shareholders’ funds	48,269		48,269
Accumulated other comprehensive income (loss)	(18,896)		(18,896)
Minority interests	4,059		4,059

Total equity (***)	60,887	3,546	64,433
Total equity and total liabilities	776,974	3,546	780,520

(*)	Cash, cash balances in central banks and other demand deposits:

Under a 30% Acceptance Scenario in which BBVA does not obtain control of Banco Sabadell upon completion of the exchange offer, “Cash, cash balances in central banks and other demand deposits” would be affected only by the €190 million corresponding to the exchange offer cash consideration.

(**)	Joint ventures and associates:

Under a 30% Acceptance Scenario in which BBVA does not obtain control of Banco Sabadell upon completion of the exchange offer, “Joint ventures and associates” would reflect the estimated transaction cost of €3,736 million.

As described in this offer to exchange/prospectus, an exchange ratio of one newly-issued BBVA share for each 5.5483 Banco Sabadell shares has been established for the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). In the preparation of the pro forma financial information, the trading price of BBVA’s shares as of June 30, 2025 has been used as a main assumption in the determination of the cost of completing the exchange offer. See “—Impact of Other Potential Scenarios on the Pro Forma Financial Information—Sensitivity of Goodwill/(Negative Goodwill) to the Trading Price of the BBVA Shares” below.

The number of BBVA shares to be issued in exchange for Banco Sabadell shares if the exchange offer were completed under the 30% Acceptance Scenario, at the aforementioned exchange ratio, would be 272 million BBVA shares with a par value of €0.49 each.

Based on this maximum number of BBVA shares to be issued in the capital increase, the trading price of BBVA shares as of June 30, 2025 and the exchange offer cash consideration, the estimated cost of completing the exchange offer under the 30% Acceptance Scenario would amount to €3,736 million. The actual cost will vary depending on the trading price of BBVA shares upon the settlement of the exchange offer.

(***)	Total equity:

The pro forma adjustments included in the combined unaudited condensed consolidated pro forma balance sheet reflect a capital increase of €133 million under the 30% Acceptance Scenario, which amount corresponds to the par value of the new BBVA shares to be issued, and an increase in share premium in the amount of €3,413 million, which represent the difference between such trading price and the par value of the BBVA shares to be issued. These adjustments have been recorded under shareholders’ funds (share capital and share premium) in the combined unaudited condensed consolidated pro forma balance sheet.

Impacts of a 30% Acceptance Scenario on the combined unaudited condensed consolidated pro forma income statements for the six months ended June 30, 2025 and the year ended December 31, 2024

The tables below present the combined unaudited condensed consolidated pro forma income statements of the BBVA Group for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, as if the exchange offer had been completed on January 1, 2024, assuming completion of the exchange offer under the 30% Acceptance Scenario. In this scenario, using the equity method of accounting, Banco Sabadell’s results of operations are accounted for, in proportion to BBVA’s stake in Banco Sabadell, under “Results of entities valued by the equity method & dividend income”. Under the equity method of accounting, the profit attributable to the owners of the parent could vary from what is shown below as a result of, among other factors, more limited access to the financial information of Banco Sabadell or limitations in the application of certain accounting adjustments.

Six months ended June 30, 2025

	A	B	C (A+B)
	BBVA six months ended June 30, 2025	Pro forma adjustments assuming 30% Acceptance Scenario	Combined pro forma income statement assuming 30% Acceptance Scenario
	(€ million, except weighted- average number of shares and earnings per share)
Net interest income	12,607		12,607
Results of entities valued by the equity method & dividend income	106	292	398
Net fees and commissions	4,011		4,011
NTI and exchange differences (net)	1,431		1,431
Other operating income and expenses from commercial and insurance activity	(120)		(120)

Gross income	18,034	292	18,326
Administration and amortization expenses	(6,787)		(6,787)
Provisions or reversal of provisions	(133)		(133)
Impairment or reversal of impairment of financial assets not measured at fair value with changes in results and net gains or losses due to modification	(2,761)		(2,761)
Negative goodwill (badwill) recognized in results	—		—
Other income (expenses)	71		71

Profit (loss) before taxes from continuing operations	8,424	292	8,716
Tax expense or income related to profit or loss from continuing operations	(2,626)		(2,626)

Profit (loss)	5,798	292	6,090

Attributable to minority interests (non-controlling interests)	351		351

Attributable to the owners of the parent	5,447	292	5,739

Additional Tier 1 securities adjustment	(200)		(217)
Weighted-average number of shares (in millions)	5,753	272	(6,025)
Basic and diluted earnings (losses) per share from continuing operations (in euros)	0.91		0.92

Year ended December 31, 2024

	A	B	C (A+B)
	BBVA year ended Dec. 31, 2024	Pro forma adjustments assuming 30% Acceptance Scenario	Combined pro forma income statement assuming 30% Acceptance Scenario
	(€ million, except weighted- average number of shares and earnings per share)
Net interest income	25,267		25,267
Results of entities valued by the equity method & dividend income	160	547	707
Net fees and commissions	7,988		7,988
NTI and exchange differences (net)	3,913		3,913
Other operating income and expenses from commercial and insurance activity	(1,846)		(1,846)

Gross income	35,481	547	36,028
Administration and amortization expenses	(14,193)		(14,193)
Provisions or reversal of provisions	(198)		(198)
Impairment or reversal of impairment of financial assets not measured at fair value with changes in results and net gains or losses due to modification	(5,745)		(5,745)
Negative goodwill (badwill) recognized in results
Other income (expenses)	61		61

Profit (loss) before taxes from continuing operations	15,405	547	15,952

Tax expense or income related to profit or loss from continuing operations	(4,830)		(4,830)

Profit (loss)	10,575	547	11,122

Attributable to minority interests (non-controlling interests)	521		521

Attributable to the owners of the parent	10,054	547	10,601

Additional Tier 1 securities adjustment	(388)		(417)
Weighted-average number of shares (in millions)	5,769	272	6,041
Basic and diluted earnings (losses) per share from continuing operations (in euros)	1.68		1.69

Possibility of control of Banco Sabadell with less than 50% of Banco Sabadell’s voting rights

BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell. If BBVA does not control Banco Sabadell immediately following completion of the exchange offer, it is possible that BBVA will subsequently obtain control of Banco Sabadell as a result of a Mandatory Tender Offer. In addition, following a Mandatory Tender Offer, BBVA will be permitted under Spanish law to acquire any untendered Banco Sabadell shares in the open market or otherwise in an unlimited amount and could obtain control of Banco Sabadell as a result of such acquisitions. The execution, timing and manner of any such additional acquisitions will depend on many factors, including business developments, macroeconomic developments and conditions, and prevailing market conditions.

While there would be a presumption against control under applicable accounting standards if BBVA holds less than 50% of Banco Sabadell’s voting rights, BBVA believes it would be possible to, but can provide no assurance that it would be able to, control Banco Sabadell with less than 50% of Banco Sabadell’s voting rights (a “Non-Majority Control Scenario”). Whether control can ultimately be established for purposes of consolidation of Banco Sabadell’s financial position and results of operations following completion of the exchange offer will depend on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and other facts and circumstances existing at such time, including, among other things, participation levels in Banco Sabadell’s general shareholders’ meetings and changes in Banco Sabadell’s shareholder base. See “The Exchange Offer—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition—Acquisition of control of Banco Sabadell”.

The consolidation of Banco Sabadell’s financial position and results of operations in a Non-Majority Control Scenario would be similar to the consolidation in the Full Acquisition Scenario and 50% Acceptance Scenario presented above. With respect to the combined unaudited condensed consolidated pro forma balance sheet, the most relevant differences between the Full Acquisition Scenario and the 50% Acceptance Scenario, on the one hand, and the Non-Majority Control Scenario, on the other, would be seen in the assets of the combined entity—principally in adjustments to “Cash, cash balances in central banks and other demand deposits” for exchange offer cash consideration and the recognition of goodwill—and in the total equity of the combined entity—in particular in the accounting for minority interests, given the lower percentage interest of BBVA in Banco Sabadell. With respect to the combined unaudited condensed consolidated pro forma income statements, the most relevant differences between the Full Acquisition Scenario and the 50% Acceptance Scenario, on the one hand, and the Non-Majority Control Scenario, on the other, would be seen in the profit line items “Attributable to minority interests (non-controlling interests)” and “Attributable to the owners of the parent”, with a greater portion of profit being attributable to minority interests in the Non-Majority Control Scenario.

COMPARATIVE MARKET PRICE AND DIVIDEND PER SHARE INFORMATION

BBVA shares are listed on the Spanish Stock Exchanges under the symbol “BBVA”. BBVA shares are also listed on the LSE under the symbol “BVA” and the Mexican Stock Exchange under the symbol “BBVA”. BBVA ADSs are listed on the NYSE under the symbol “BBVA”. Each BBVA ADS represents the right to receive one BBVA share. Banco Sabadell shares are listed on the Spanish Stock Exchanges under the symbol “SAB”.

The following table presents trading information for the securities on May 8, 2024, the last trading day before the publication of BBVA’s announcement of its intention to make the exchange offer, as reported on the Spanish Stock Exchanges.

Banco Sabadell Shares			BBVA Shares
High	Low	Close	High	Low	Close
€1.83	€1.79	€1.80	€10.43	€10.23	€10.29

The table below sets forth, for the periods indicated, the high and low closing prices of Banco Sabadell shares and BBVA shares as reported on the Spanish Stock Exchanges, respectively, as well as any dividend payments made. The share prices included below have not been adjusted for the payment of any dividend payment made after their respective reported date.

	Banco Sabadell Shares			BBVA Shares
	High	Low	Dividends	High	Low	Dividends
First Quarter 2022	€0.94	€0.59	N/A	€6.06	€4.49	N/A
Second Quarter 2022	€0.86	€0.68	€0.03	€5.32	€4.15	€0.23
Third Quarter 2022	€0.79	€0.60	N/A	€4.99	€4.00	N/A
Fourth Quarter 2022	€0.91	€0.70	€0.02	€5.70	€4.58	€0.12
First Quarter 2023	€1.33	€0.91	€0.02	€7.45	€5.78	N/A
Second Quarter 2023	€1.08	€0.88	N/A	€7.03	€6.12	€0.31
Third Quarter 2023	€1.16	€1.02	N/A	€7.71	€6.83	N/A
Fourth Quarter 2023	€1.35	€1.03	€0.03	€8.70	€7.39	€0.16
First Quarter 2024	€1.46	€1.11	N/A	€11.04	€8.00	N/A
Second Quarter 2024	€1.94	€1.40	€0.03	€11.24	€9.02	€0.39
Third Quarter 2024	€2.04	€1.71	N/A	€10.20	€8.62	N/A
Fourth Quarter 2024	€1.94	€1.74	€0.08	€ 9.77	€8.79	€0.29
First Quarter 2025	€2.81	€1.86	€0.1244	€13.59	€9.30	N/A
Second Quarter 2025	€2.84	€2.18	N/A	€13.77	€10.70	€0.41
Third Quarter 2025 (through September 1, 2025)	€3.45	€2.70	€0.07	€16.48	€12.63	N/A

The value of the BBVA shares that will be delivered as consideration in the exchange offer is subject to change as a result of the fluctuation in the market price of the BBVA shares during the pendency of the exchange offer and thereafter, and therefore will likely be different from the prices set forth above at the time of settlement of the exchange offer. See “Risk Factors—Risks Relating to the Exchange Offer—Because the exchange ratio is fixed, the value of the BBVA shares you will receive as a result of the exchange offer is likely to fluctuate”. Holders of Banco Sabadell shares are encouraged to obtain market quotations for the BBVA shares and the Banco Sabadell shares prior to making a decision with respect to the exchange offer.

On January 30, 2025, and in relation to the shareholders’ ordinary distribution for 2024, BBVA announced its intention to carry out the BBVA Share Buy-Back Program, aimed at reducing its share capital, which will not be undertaken until the exchange offer is completed or withdrawn.

INFORMATION ABOUT BBVA

The BBVA Group is a customer-centric global financial services group founded in 1857. Internationally diversified and with strengths in retail banking, asset management and wholesale banking, the BBVA Group is committed to offering a compelling digital proposition focused on customer experience. BBVA has a leadership position in the Spanish market, it is the largest financial institution in Mexico in terms of assets, it has leading franchises in South America, and it is the majority shareholder in Garanti BBVA, Turkey’s largest bank in terms of market capitalization. The BBVA Group had consolidated assets of €776,974 million and €772,402 million as of June 30, 2025 and December 31, 2024, respectively, and net attributable profit/(loss) of €5,447 million and €10,054 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.

Additional information about the BBVA Group is included in the 2024 Form 20-F and the BBVA First Half 2025 Results Form 6-K, which are incorporated by reference in this offer to exchange/prospectus.

As of December 31, 2024, the total number of outstanding BBVA shares and voting rights was 5,763,285,465.

There is no individual or legal entity that exercises control over BBVA pursuant to article 4 of the Securities Market Law.

BBVA’s Interest in Banco Sabadell

Neither BBVA, nor the directors of BBVA nor any of the companies within the BBVA Group, nor, to the best of BBVA’s knowledge and belief, any of the directors of the companies in the BBVA Group, currently holds any Banco Sabadell shares, nor any securities that may grant subscription or acquisition rights to Banco Sabadell shares, whose voting rights would be attributable to BBVA pursuant to article 5 of the Spanish Takeover Regulation.

In the 12 months prior to the date of publication of BBVA’s announcement of its intention to make the exchange offer, neither BBVA, nor its directors, nor any of the companies within its group, nor, to the best of BBVA’s knowledge, any of the directors of the companies in its group, have carried out or agreed to carry out on its own account transactions involving shares of Banco Sabadell, or securities giving the right to subscribe or acquire shares of Banco Sabadell, whose voting rights would be attributable to BBVA pursuant to article 5 of the Spanish Takeover Regulation.

As BBVA is a credit institution that offers a full range of banking and investment and asset management services in the ordinary course of its business, the CNMV, further to BBVA’s request for authorization to continue to undertake certain transactions with clients in the ordinary course of business until completion of the exchange offer, has given it guidelines that generally prohibit the acquisition and transfer of Banco Sabadell shares by the BBVA Group for its own account, except for certain transactions of BBVA with respect to Banco Sabadell shares in relation to the execution, settlement or hedging of transactions with clients in the ordinary course of business, which would not trigger the consequences of article 32 of the Spanish Takeover Regulation. With respect to the exchange offer, BBVA understands that any such transaction in Banco Sabadell shares will not trigger the consequences provided for in articles 32.3, 32.4 and 32.7 of the Spanish Takeover Regulation, as such acquisitions are made in connection with the execution, settlement or hedging of transactions with clients in the ordinary course of business. The treatment granted by the CNMV to such transactions by BBVA over Banco Sabadell shares pursuant to BBVA’s request is based on the fact that they are made in the ordinary course of business, in accordance with past practice, and not for the purpose of acquiring Banco Sabadell shares or facilitating or influencing the exchange offer.

The exemptions granted by the CNMV are generally in line with exemptive relief from the provisions of Rule 14e-5 under the Exchange Act granted to BBVA by the SEC on May 29, 2024. Subject to certain exceptions, Rule 14e-5 under the Exchange Act prohibits a person making a tender offer for an equity security, as well as such offeror’s dealer-manager, the advisers or affiliates of such offeror or dealer-manager and any person acting, directly or indirectly, in concert with such persons, from, directly or indirectly, purchasing or arranging to purchase any securities subject to a tender offer, or any securities immediately convertible into, exchangeable for or exercisable for such securities, except as part of such tender offer. This prohibition applies from the time of public announcement of the tender offer until the tender offer expires. The relief granted to BBVA by the SEC permits, subject to certain enumerated conditions set forth in the relief letter, BBVA, BBVA’s subsidiaries and their respective affiliates and separately identifiable departments to purchase or arrange to purchase Banco Sabadell Securities prior to and during the conduct of, but outside of, the exchange offer in the ordinary course of their businesses. Such purchases or arrangements to purchase may not be carried out for the purpose of promoting or otherwise facilitating the exchange offer or for the purpose of creating actual, or apparent, active trading in, or maintaining, or affecting the prices of the Banco Sabadell Securities. For a description of the trading activities included within the scope of the SEC’s relief, see “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

BBVA, BBVA’s subsidiaries and their respective affiliates and separately identifiable departments intend to effect such purchases in the ordinary course of their businesses in accordance with the guidelines given by the CNMV and in reliance on the relief granted by the SEC, in each case subject to the conditions imposed by such regulators and otherwise in accordance with applicable law.

As of the date of this offer to exchange/prospectus, BBVA has not appointed any member of the board of directors or of the management of Banco Sabadell.

INFORMATION ABOUT BANCO SABADELL

All information contained in this section relating to Banco Sabadell has been taken from publicly-available sources published by Banco Sabadell and included on its corporate website (including, in particular, its consolidated interim directors’ report for the first six months of 2025, its second quarter 2025 quarterly financial report, its condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, its consolidated financial statements as of and for the years ended December 31, 2024, 2023 and 2022, its consolidated directors’ report as of and for the year ended December 31, 2024, its annual reports as of and for the years ended December 31, 2023 and 2022, its Euro Medium Term Note Program base prospectus dated May 12, 2025 and the TSB Sale Inside Information Notice). The contents of Banco Sabadell’s website are not incorporated by reference to this offer to exchange/prospectus. BBVA was not involved in the preparation of such publicly-available information regarding Banco Sabadell and cannot verify such information. Such information is included herein in order to comply with regulatory requirements. To the extent permitted under applicable law, none of BBVA or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Banco Sabadell to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to BBVA.

BBVA is not affiliated with Banco Sabadell, and BBVA has not had access to Banco Sabadell’s books and records. Therefore, non-public information concerning Banco Sabadell was not used by BBVA for the purpose of preparing this section. Pursuant to Rule 409 under the Securities Act, BBVA has requested that Banco Sabadell provide BBVA with certain information regarding the business, operations and financial condition of Banco Sabadell. BBVA will amend or supplement this offer to exchange/prospectus to provide any information BBVA receives from Banco Sabadell, if BBVA receives the information on a timely basis before the expiration time and considers it to be material, complete, reliable and appropriate.

Certain of the financial information relating to Banco Sabadell included in this offer to exchange/prospectus has been extracted from the consolidated financial statements of Banco Sabadell as of and for the years ended December 31, 2024, 2023 and 2022 included as Appendix I to this offer to exchange/prospectus. Such consolidated financial statements have not been audited under U.S. GAAS and are therefore not considered audited financial statements under SEC rules. Consequently, no audit report has been included herein on such consolidated financial statements. However, as a listed company in Spain, Banco Sabadell is subject to ongoing reporting requirements under CNMV rules, including that its annual financial statements be audited under prevailing legislation regulating the audit of accounts in Spain.

In this section, references to “Group”, “Sabadell Group”, “we”, “us”, “Issuer”, “Bank”, “Institution” and “parent company” refer to the Banco Sabadell Group or Banco Sabadell, as applicable, references to “management” refer to Banco Sabadell’s management and references to “expects”, “expectations” or similar terms refer to the expectations of Banco Sabadell’s management. References to the relevant publicly-available documents of Banco Sabadell from which the information relating to Banco Sabadell included below has been extracted are included solely for the benefit of the reader, and such documents are not incorporated by reference into this offer to exchange/prospectus.

On July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice, informing that it had received a binding offer for the consummation of the TSB Sale, and announcing its decision to call an extraordinary general shareholders’ meeting to approve the TSB Sale and the payment of the TSB Sale Dividend. Such approvals were given by the respective extraordinary general shareholders’ meetings of Banco Sabadell on August 6, 2025. According to the TSB Sale Inside Information Notice, the TSB Sale is subject to the satisfaction of certain conditions precedent, including the authorization of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting. Closing of the TSB Sale is expected to occur in the first quarter of 2026. For additional information on the TSB Sale, see “The Exchange Offer—TSB Sale”. If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group.

I. Incorporation and Status

The information in this subsection has been extracted from page 139 of Banco Sabadell’s Euro Medium Term Note Program base prospectus dated May 12, 2025.

The Issuer and its consolidated subsidiaries compose the Sabadell Group. The Issuer was incorporated on December 31, 1881 in the town of Sabadell, near Barcelona for an unlimited term and conducts its business under the commercial name “Banco Sabadell”.

The Issuer is a Spanish company with legal status as a public limited company (sociedad anónima) and is governed by the Spanish Corporation Law. The Issuer is subject to special legislation applicable to credit entities in general, the supervision, control and regulation of the ECB, and, as a listed company, the regulatory oversight of the CNMV.

II. Description of Banco Sabadell

Overview

The information in this subsection has been extracted from page 234 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

Banco de Sabadell, S.A., with tax identification number (NIF) A08000143 and with registered office in Sabadell, Plaça de Sant Roc, 20, engages in banking business and is subject to the standards and regulations governing banking institutions operating in Spain. It has been subject to prudential supervision on a consolidated basis by the ECB since November 2014.

The Bank is the parent company of a group of entities whose activity it controls directly and indirectly and which comprise, together with the Bank, the Banco Sabadell Group. Banco Sabadell is formed of different financial institutions, brands, subsidiaries and investees that cover all aspects of financial business. It operates mainly in Spain, the United Kingdom and Mexico.

Business Segments

The information in this subsection has been extracted from page 140 of Banco Sabadell’s Euro Medium Term Note Program base prospectus dated May 12, 2025.

The Group employs a multi-brand strategy, targeting through each brand a specific customer base and/or geographic segment and building on the goodwill associated with those of its brands that have a long history in the Spanish banking sector. In 2015, the Bank unified the Sabadell Atlántico and SabadellCAM brands to strengthen its image, with “Sabadell” being the flagship brand that operates throughout most of the Spanish market. The Group’s main banking brands are Sabadell, SabadellHerrero, SabadellGuipuzcoano, SabadellUrquijo Private Banking, Solbank and SabadellGallego.

The Group is organized in the following business segments: Banking Business in Spain, Banking Business in the United Kingdom and Banking Business in Mexico. Banking Business in Spain, in turn, includes Retail Banking, Business Banking and the Corporate and Investment Banking business units.

The information in this subsection has been extracted from pages 234 and 235 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

Banking Business in Spain

Retail Banking

This business unit offers financial products and services to individuals for personal use. These include investment products and medium- and long-term finance, such as consumer loans, mortgages, leasing and rental services, as well as other short-term finance. Funds come mainly from customers’ term and demand deposits, savings insurance, mutual funds and pension plans. The main services also include payment methods such as cards and various kinds of insurance products.

Business Banking

This business unit offers financial products and services to companies and self-employed persons. These include investment and financing products, such as working capital products, revolving loans and medium- and long-term finance. It also offers custom structured finance and capital market solutions, as well as specialized advice for businesses. Funds mainly come from customers’ term and demand deposits and mutual funds. The main services also include collection/payment solutions such as cards and points of sale terminals, as well as import and export services. This business unit further includes Private Banking, which offers personalized expert advice, backed by specialized and high-value product capabilities for customers.

Corporate and Investment Banking

Through its presence in Spain and in a further 11 countries, it offers financial and advisory solutions to large Spanish and international corporations and financial institutions.

Banking Business in the United Kingdom

The TSB franchise covers business conducted in the United Kingdom, which includes current and savings accounts, loans, credit cards and mortgages.

Banking Business in Mexico

This business unit offers banking and financial services for Corporate Banking, Commercial Banking and Retail Banking.

III. Operating and Financial Review

Key Factors Affecting Results of Operations

The information in this subsection has been extracted from pages 280 and 281 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

Monetary Policy - 2024

During 2024, the central banks of developed countries embarked upon a series of interest cuts in a context of more moderate inflation.

In the Eurozone, the European Central Bank (ECB) launched its series of cuts in June and set the deposit rate at 3.00% (down from 4.00%) amidst economic weakness and with inflation close to its target. Meanwhile, the ECB sped up the reduction of asset holdings by ceasing to reinvest maturities under its Pandemic Emergency Purchase Program (PEPP). Moreover, banks repaid all the liquidity injected through TLTRO III refinancing operations.

In the United States, the Federal Reserve (Fed) reduced the target range of the Fed funds rate by 100 basis points to 4.25-4.50%, in a context in which the central bank observed cooling in the labor market and was more confident that inflation is nearing the 2% target. It also signaled that inflationary risks had become broadly balanced. Going forward, the central bank indicated that it will maintain a data-dependent stance and that the series of cuts will be staggered.

In the United Kingdom, the Bank of England (BoE) began bringing down interest rates, slashing the base rate by 25 basis points in August and November to 4.75%. The central bank appeared in favor of gradually reducing interest rates, with a meeting-by-meeting approach, and it reiterated its message that monetary policy will need to remain restrictive for long enough to allow inflation risks to dissipate. On the topic of balance sheet policies, a decision was made to reduce the BoE’s bond holdings by £100 billion over the coming year, in line with the previous two years.

In Mexico, the central bank commenced a series of cuts to the policy rate in the first quarter of the year carrying out five cuts during the year of 25 basis points to the policy rate, which stood at 10.00%. Furthermore, Banxico left the door open to potentially greater cuts in the future. Banxico acknowledged the progress made with disinflation, though it still considered that inflation risks were tilted to the upside, and it expressed concern over weak activity, considering that the balance of risk was weighted to the downside.

Meanwhile, other Latin American countries, such as Colombia, Chile, Peru and Brazil, remained on the path of interest rate cuts embarked on in 2023, but were more cautious in the second half of the year. In Brazil in particular, fiscal noise and worsening inflation expectations led the central bank to reassess its cuts trajectory and, in September, it started to hike interest rates, becoming the only central bank in the region to raise official interest rates. The Brazilian central bank carried out three consecutive hikes of 175 basis points in total, to 12.25%, and anticipated further hikes during its next two meetings. In Turkey, the central bank continued the aggressive path of monetary policy tightening that it began in June 2023, taking the official rate to 50% in March 2024, holding it at this level almost all year long on the back of double-digit inflation. In December, the Turkish central bank cut the policy rate by 250 basis points to 47.50% in view of the improved inflationary outlook. Meanwhile, the Chinese authorities adopted monetary easing measures to support the economic recovery.

The information in this subsection has been extracted from pages 59 and 60 of Banco Sabadell’s annual report as of and for the year ended December 31, 2023.

Monetary Policy - 2023

During 2023, the central banks of developed countries continued their cycle of interest rate hikes, although the pace was somewhat less intense than in 2022. It was only towards the end of the year that they considered that rates had reached sufficiently restrictive levels to keep inflation under control, at which point they indicated that the rate hike cycle might have reached its end.

In the Eurozone, the ECB implemented an unprecedented tightening of its monetary policy. Thus, it continued with the rate hike cycle that had begun in 2022 and ended the year with the deposit facility rate standing at a record high of 4.00%. In addition, the size of its balance sheet continued to shrink, due to the maturity of TLTRO III funding transactions and the beginning of the process to reduce its holdings of assets bought under its asset purchase program. Additionally, it announced that it would stop reinvesting a portion of maturing securities purchased under the pandemic emergency purchase program in the second half of 2024. Meanwhile, the ECB stopped remunerating banking institutions’ mandatory reserves.

In the United States, the Federal Reserve (Fed) continued to pursue its rate hike cycle, with official interest rates reaching a range of 5.25%-5.50% mid-year. At its last meeting of the year, the Fed signaled that the rate hike cycle had come to an end and that it would even begin discussions about future rate cuts, which provided additional support for the performance of various financial assets. In terms of balance sheet policy, its balance sheet reduction was interrupted following the financial instability triggered by the collapse of Silicon Valley Bank, as a result of which the Fed established new extraordinary funding facilities for the banking system. Nevertheless, once the event was resolved, the Fed continued its balance sheet reduction by electing not to reinvest maturing debt.

In the United Kingdom, the Bank of England (BoE) raised the base rate to 5.25%, after inflationary pressures intensified at the beginning of the year. In addition, it continued with the balance sheet reduction program, unwinding practically all of its corporate bond holdings (around £18 billion) and £93 billion of government debt acquired under the asset purchase facility. In the same vein, the BoE announced that it would continue to downsize its balance sheet and estimated a further reduction of 100 billion pounds of government debt holdings in the next tax year (October 2023—September 2024).

In Mexico, the central bank ended its rate hike cycle in the first half of the year with the official interest rate standing at 11.25% and kept it unchanged during the second half of 2023. Banxico has not yet begun to discuss possible rate cuts and continued to hold the opinion that inflation risks remained skewed to the upside. This stood in contrast with the situation of other Latin American countries, such as Brazil, Chile and Peru, where the central banks started to make rate cuts in the second half of the year. This was also the tone in China, where the authorities adopted monetary loosening measures, albeit cautiously, to support economic recovery. By contrast, benchmark interest rates were hiked sharply in Turkey, in a context of double-digit inflation.

Results of Operations

June 30, 2025 versus June 30, 2024

The information in this subsection has been extracted from page 9 of Banco Sabadell’s second quarter 2025 quarterly financial report.

	1H 2025	1H 2024	Year on year change %
	(€ million, except %)
Net interest income	2,425	2,493	(2.7)
Net fees and commissions	694	674	3.0

Core revenues	3,119	3,168	(1.5)
Net trading income and exchange differences	29	37	(23.4)
Income from equity method and dividends	102	87	17.6
Other operating income/expense	(35)	(230)	(84.7)

Gross operating income	3,214	3,061	5.0
Operating expenses	(1,278)	(1,266)	1.0
Personnel expenses	(773)	(744)	3.9
Other general expenses	(506)	(522)	(3.2)
Amortization and depreciation	(232)	(249)	(6.9)
Total costs	(1,510)	(1,515)	(0.3)
Memorandum item:
Recurrent costs	(1,510)	(1,508)	0.1
Non-recurrent costs	0	(7)	(100.0)

Pre-provisions income	1,704	1,546	10.2
Provisions for NPLs	(201)	(333)	(39.6)
Provisions for other financial assets	(20)	(28)	(29.3)
Other impairments	(41)	(29)	40.5
Gains on sale of assets and other results	(12)	(2)	—

Profit before tax	1,431	1,154	24.0
Income tax	(454)	(362)	25.4
Minority interest	1	1	49.4

Attributable net profit	975	791	23.3

Net Interest Income

Net interest income amounted to €2,425 million as at the end of June 2025, representing a year-on-year reduction of 2.7%, mainly driven by the performance in Spain, which saw lower credit yields and a reduced contribution by credit institutions impacted by lower interest rates, which reduced the growth recorded by TSB underpinned by the structural hedge.

Customer Margin and Net Interest Margin

The customer margin stood at 2.98% as at the end of June 2025, falling by 20 basis points compared to the end of the previous June and by 7 basis points during the quarter, mainly due to lower credit yields, in turn affected by lower interest rates, which offset the reduced cost of deposits. Excluding TSB, the customer margin stood at 3.00%, representing a reduction of 41 basis points compared to the end of the previous June and of 10 basis points during the quarter.

The net interest margin as a percentage of average total assets fell by 13 basis points year-on-year and by 5 basis points during the quarter, while ex-TSB it fell by 21 basis points year-on-year and by 4bps in the quarter.

Profit or Loss on Financial Operations and Exchange Differences

As at the end of June 2025, this item came to a total of €29 million, remaining practically in line with the previous year and falling during the quarter due to fewer sales from the fixed-income portfolio.

Net Fees and Commissions

Net fees and commissions amounted to €694 million as at the end of June 2025, representing a year-on-year increase of 3.0% at the Group level and of 4.6% excluding TSB, mainly as a result of increased asset management and insurance fees.

Income from Equity Method and Dividends

This item amounted to €102 million as at the end of June 2025, increasing by 17.6% year-on-year.

Other Operating Income and Expenses

This item amounted to €(35) million as at the end of June 2025, compared to €(230) million at the end of June 2024. The positive year-on-year variation was mainly due to the banking tax. In 2024, the amount for the full year was booked in the first quarter and amounted to €(192) million, while in 2025 it was booked under the tax line item, recognizing €(62) million, which correspond to the straight-line accrual of the amount estimated for the entire year.

Total Costs

Total costs came to €1,510 million as at the end of June 2025, thus declining by 0.3% year-on-year, due both to reduced general expenses and to amortizations/ depreciations, which were partially offset by the increase in staff expenses. Excluding TSB, they grew by 1.8%, mainly due to the increase in staff expenses.

Provisions for Credit Losses and Other Impairments

This item came to a total of €(262) million as at the end of June 2025, compared to €(389) million as at the end of June 2024, representing a year-on-year reduction of 32.9% (33.2% ex-TSB), due to an improvement of credit provisions.

This level of provisions makes it possible to improve both credit cost of risk, which as of June 2025 stood at 17 basis points at the Group level and at 19 basis points ex-TSB, and total cost of risk, which amounted to 30 basis points at the Group level and 37 basis points ex-TSB.

Gains on Sale of Assets and Other Results

Gains on sale of assets and other results came to €(12) million as at the end of June 2025, recognizing mostly asset write-offs during the first quarter of the year, which explains the year-on-year and quarter-on-quarter variations, as both at the end of June 2024 and during the quarter practically no results were recorded under this item.

Net Profit

The Group’s net profit amounted to €975 million as of the end of June 2025, increasing by 23.3% year-on-year, which in the ex-TSB perimeter becomes €804 million with a year-on-year increase of 15.5%. Considering the straight-line accrual of the bank levy, fully recognized during the first quarter of 2024, net profit rises to 9.9% year-on-year (1.5% ex-TSB).

Banking Business Spain: June 30, 2025 versus June 30, 2024

The information in this subsection has been extracted from page 28 of Banco Sabadell’s second quarter 2025 quarterly financial report.

Net profit as at the end of June 2025 amounted to €767 million, representing a year-on-year increase of 14.5%, mainly driven by the good evolution of provisions and the smaller impact of the banking tax.

Net interest income amounted to €1,719 million as at the end of June 2025, falling by 5.9% year-on-year, mainly as a result of a reduced credit yield and a smaller contribution by credit institutions, which were impacted by lower interest rates.

Net fees and commissions stood at €637 million, 4.3% more than at the end of June 2024, mainly due to the increase in asset management and insurance fees.

Income from equity method and dividends showed a year-on-year increase of 17.6%, due to the larger contribution of the insurance business and higher earnings of BS Capital investees.

The positive variation in other income and expenses is mainly due to the banking tax, as in 2024 the amount for the full year, amounting to €(192) million, was recognized during the first quarter, whereas in 2025 it is instead recognized under the tax line item, where €(62) million are recognized, which correspond to the straight-line accrual of the amount estimated for the entire year.

Total costs recorded a year-on-year increase of 3.8%, due to higher staff expenses and the increase in general expenses, which were partially offset by the reduction of amortizations/depreciations.

Provisions and impairments amounted to €(241) million, down by 30.7% year-on-year, due to an improvement in credit provisions.

	1H 2025	1H 2024	Year on year change %
	(€ million, except %)
Net interest income	1,719	1,826	(5.9)
Net fees and commissions	637	610	4.3

Core revenues	2,355	2,436	(3.3)
Net trading income and exchange differences	14	8	82.8
Income from equity method and dividends	102	87	17.6
Other operating income/expense	(29)	(191)	(84.7)

Gross operating income	2,442	2,339	4.4
Operating expenses	(870)	(817)	6.5
Amortization and depreciation	(167)	(183)	(8.3)
Total costs	(1,038)	(1,000)	3.8

Pre-provisions income	1,404	1,339	4.9
Total provisions and impairments	(241)	(348)	(30.7)
Gains on sale of assets and other results	(12)	0	—

Profit before tax	1,151	991	16.1
Income tax	(382)	(320)	19.4
Minority interest	1	1	49.4

Attributable net profit	767	670	14.5

Banking Business United Kingdom: June 30, 2025 versus June 30, 2024

The information in this subsection has been extracted from page 29 of Banco Sabadell’s second quarter 2025 quarterly financial report.

Net profit came to €171 million as at the end of June 2025, representing strong year-on-year growth on the back of improved net interest income and lower costs, and because the first quarter of 2025 includes a positive impact of €35 million related to a recovery negotiated with third parties.

Net interest income came to a total of €615 million, growing by 9.5% year-on-year, as a result of a higher credit yield, in turn supported by the structural hedge.

Net fees and commissions amounted to €46 million as at the end of June 2025, representing a decrease of -15.7% year-on-year, mainly due to fewer payment card fees.

Other operating income and expenses showed a positive deviation due to the recognition of the aforesaid recovery amounting to €35 million.

Total costs amounted to €(425) million, falling by 5.3% year-on-year due to an improvement across all items, particularly general expenses. Recurrent costs also fell, by 3.8% year-on-year.

Provisions and impairments amounted to €(20) million, dropping due to fewer conduct provisions.

	1H 2025	1H 2024	Year on year change %
	(€ million, except %)
Net interest income	615	562	9.5
Net fees and commissions	46	54	(15.7)

Core revenues	660	615	7.3
Net trading income and exchange differences	12	24	(49.3)
Income from equity method and dividends	0	0	—
Other operating income/expense	7	(29)	—

Gross operating income	680	611	11.3
Operating expenses	(368)	(391)	(5.9)
Amortization and depreciation	(57)	(58)	(1.6)
Total costs	(425)	(449)	(5.3)
Memorandum item:
Recurrent costs	(425)	(442)	(3.8)
Non-recurrent costs	0	(7)	(100.0)

Pre-provisions income	255	162	57.2
Total provisions and impairments	(20)	(28)	(28.2)
Gains on sale of assets and other results	1	1	(19.5)

Profit before tax	235	135	74.9
Income tax	(64)	(40)	61.3
Minority interest	0	0	—

Attributable net profit	171	95	80.6

Banking Business Mexico: June 30, 2025 versus June 30, 2024

The information in this subsection has been extracted from page 30 of Banco Sabadell’s second quarter 2025 quarterly financial report.

Net profit as at the end of June 2025 amounted to €37 million, representing a year-on-year increase of 39.8%, due to a reduction in costs and fewer provisions.

Net interest income stood at €91 million, falling by 13.5% compared to the previous year, affected by the depreciation of the Mexican peso. At constant exchange rates, this item increased by 1.9%, as a result of larger volumes, partly offset by the lower credit yield, in turn affected by interest rate cuts.

Net fees and commissions came to €12 million as at the end of June 2025, increasing by €2 million compared to the same period in the previous year.

Total costs amounted to €(48) million, falling by 28.1% year-on-year, mainly due to lower general expenses, particularly marketing costs.

Provisions and impairments include provisions released for single-name borrowers.

	1H 2025	1H 2024	Year on year change %
	(€ million, except %)
Net interest income	91	106	(13.5)
Net fees and commissions	12	10	19.3

Core revenues	104	116	(10.6)
Net trading income and exchange differences	2	5	(62.7)
Income from equity method and dividends	0	0	—
Other operating income/expense	(13)	(10)	30.9

Gross operating income	92	111	(16.9)
Operating expenses	(41)	(58)	(30.2)
Amortization and depreciation	(7)	(8)	(13.0)
Total costs	(48)	(67)	(28.1)

Pre-provisions income	44	44	0.0
Total provisions and impairments	0	(13)	(100.0)
Gains on sale of assets and other results	0	(3)	(100.0)

Profit before tax	45	28	56.4
Income tax	(8)	(2)	262.9
Minority interest	0	0	—

Attributable net profit	37	26	39.8

2024 versus 2023

The information in this subsection has been extracted from pages 292 to 296 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

	2024	2023	Year-on-year change (%)
	(€ million, except %)
Net interest income	5,021	4,723	6.3
Fees and commissions, net	1,357	1,386	(2.1)

Core revenue	6,378	6,109	4.4
Profit or loss on financial operations and exchange differences	87	68	27.4
Equity-accounted income and dividends	166	131	26.5
Other operating income and expenses	(294)	(447)	(34.3)

Gross income	6,337	5,862	8.1
Operating expenses	(2,583)	(2,496)	3.5
Staff expenses	(1,531)	(1,495)	2.5
Other general administrative expenses	(1,051)	(1,002)	5.0
Depreciation and amortization	(501)	(519)	(3.5)
Total costs	(3,084)	(3,015)	2.3
Memorandum item:
Recurrent costs	(3,062)	(2,982)	2.7
Non-recurrent costs	(21)	(33)	(35.2)

Pre-provisions income	3,254	2,847	14.3
Provisions for loan losses	(567)	(813)	(30.3)
Provisions for other financial assets	(69)	(18)	287.7
Other provisions and impairments	(78)	(80)	(1.9)
Capital gains on asset sales and other revenue	(26)	(46)	(43.0)

Profit/(loss) before tax	2,514	1,891	33.0
Corporation tax	(685)	(557)	23.0
Profit or loss attributed to minority interests	2	1	28.1

Attributable net profit	1,827	1,332	37.1

Net Interest Income

Net interest income followed a positive trend, reaching €5,021 million as at the end of 2024, representing year-on-year growth of 6.3%, mainly due to a higher loan yield and increased revenue from the fixed-income portfolio, underpinned by higher interest rates, all of which served to offset higher cost and volume of deposits and wholesale funding.

Consequently, the net interest margin as a percentage of average total assets stood at 2.07% in 2024 (1.93% in 2023).

The breakdown of net interest income for the years 2024 and 2023, as well as the different components of total investment and funds, was as follows:

	2024			2023			Change			Effect
	Average balance	Profit/(loss)	Rate %	Average balance	Profit/(loss)	Rate %	Average balance	Profit/(loss)	Rate %	Volume	Days
	(€ thousands, except %)
Cash, central banks and credit institutions	37,770,825	1,496,204	3.96	42,117,993	1,476,738	3.51	(4,347,168)	19,466	151,291	(135,900)	4,075
Loans and advances to customers	154,131,178	6,726,169	4.36	153,978,221	5,839,767	3.79	152,957	886,402	836,163	40,347	9,892
Fixed-income portfolio	30,756,499	1,053,155	3.42	28,531,645	832,967	2.92	2,224,854	220,188	193,126	25,450	1,612

Subtotal	222,658,502	9,275,528	4.17	224,627,859	8,149,472	3.63	(1,969,357)	1,126,056	1,180,580	(70,103)	15,579
Equity portfolio	1,000,799	—	—	859,258	—	—	141,541	—	—	—	—
Tangible and intangible assets	4,497,961	—	—	4,576,149	—	—	(78,188)	—	—	—	—
Other assets	13,987,412	436,450	3.12	15,110,214	508,059	3.36	(1,122,802)	(71,609)	—	(71,609)

Total investment	242,144,674	9,711,978	4.01	245,173,480	8,657,531	3.53	(3,028,806)	1,054,447	1,180,580	(141,712)	15,579
Central banks and credit institutions	26,372,582	(1,045,965)	(3.97)	31,484,501	(1,064,832)	(3.38)	(5,111,919)	18,867	(229,133)	251,329	(3,329)
Customer deposits	162,250,211	(1,997,041)	(1.23)	160,564,046	(1,432,303)	(0.89)	1,686,165	(564,738)	(430,055)	(130,997)	(3,686)
Capital markets	26,668,161	(1,105,456)	(4.15)	26,379,723	(876,225)	(3.32)	288,438	(229,231)	(204,199)	(22,663)	(2,369)

Subtotal	215,290,954	(4,148,462)	(1.93)	218,428,270	(3,373,360)	(1.54)	(3,137,316)	(775,102)	(863,387)	97,669	(9,384)
Other liabilities	12,485,224	(542,181)	(4.34)	13,183,674	(560,954)	(4.25)	(698,450)	18,773	—	18,773	—
Own funds	14,368,496	—	—	13,561,536	—	—	806,960	—	—	—	—

Total funds	242,144,674	(4,690,643)	(1.94)	245,173,480	(3,934,314)	(1.60)	(3,028,806)	(756,329)	(863,387)	116,442	(9,384)

Average total assets	242,144,674	5,021,335	2.07	245,173,480	4,723,217	1.93	(3,028,806)	298,118	317,193	(25,270)	6,195

Financial income or expenses arising from the application of negative interest rates are recorded in line with the nature of the associated asset or liability. The credit institutions heading on the liabilities side includes negative interest rates applied to balances of credit institutions on the liabilities side, the most significant item being TLTRO III borrowing.

Gross Margin

Net fees and commissions reached €1,357 million as at the end of 2024, representing a decline of 2.1% year-on-year, which was mainly due to lower service fees, especially payment card and current account fees.

Profit or loss on financial operations and exchange differences reached a total of €87 million, representing an increase compared to the end of 2023, mainly due to higher gains on derivatives.

Dividends received and earnings of companies consolidated under the equity method amounted to €166 million, compared with €131 million in the previous year due to a higher contribution from the insurance business and greater earnings from BSCapital investees.

Other operating income and expenses amounted to €(294) million, compared to €(447) million in 2023. The positive year-on-year variation is mainly explained by the fact that in the previous year €(132) million were recognized for the contribution to Banco Sabadell’s Deposit Guarantee Fund (DGF) and €(76) million for the contribution to the Single Resolution Fund (SRF), which offset the negative variation caused by the recognition of a more severe impact of the bank levy in 2024, which was €(192) million compared to €(156) million recognized in the previous year.

Pre-provisions Income

Total costs stood at €(3,084) million as at year-end 2024, representing an increase of 2.3% year-on-year. Recurring costs rose by 2.7% year-on-year, due to an increase in both staff expenses and general expenses, which partially counterbalanced the reduction in amortization/depreciation.

The cost-to-income ratio including amortization/depreciation for 2024 improved, standing at 48.7% compared to 51.4% in 2023.

Core results (net interest income + fees and commissions – recurrent costs) improved in the year, standing at €3,315 million as at 2024 year-end, having grown by 6.0% year-on-year as a result of the good evolution of net interest income.

Total provisions and impairments amounted to €(714) million as at the end of 2024, compared to €(910) million at the end of the previous year, representing a reduction of 21.6%, mainly due to fewer provisions for loan losses.

Capital gains on asset sales and other revenue amounted to €(26) million as at the end of 2024. The positive year-on-year change is due to the recognition of lower IT asset write-offs.

Profit Attributable to the Group

After deducting corporation tax and minority interests, net profit attributable to the Group amounted to €1,827 million as at the end of 2024, growing 37.1% year-on-year.

Banking Business Spain: 2024 versus 2023

The information in this subsection has been extracted from pages 309 and 310 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

Net profit as at the end of 2024 amounted to €1,517 million, representing a year-on-year increase of 38.7%, mainly driven by the positive trend in net interest income and fewer provisions.

Net interest income amounted to €3,652 million as at 2024 year-end, a year-on-year increase of 8.9% driven by the collection of €36 million in extraordinary late payment interest stemming from the debt recovered following a favorable ruling in a legal dispute. Excluding that effect, growth stood at 7.8% driven by higher loan yields and higher earnings on the fixed-income portfolio, underpinned by interest rates, all of which offset the higher cost and volume of both deposits and wholesale funding.

Net fees and commissions stood at €1,231 million, 1.3% less than at the end of 2023, mainly due to the drop in service fees, heavily impacting payment card and demand deposit fees.

Profit or loss on financial operations and exchange differences amounted to €36 million, which represents a year-on-year reduction mainly due to higher gains on derivatives.

Dividends and earnings of companies consolidated under the equity method increased by 26.5% in year-on-year terms, mainly due to the higher contribution from the insurance business and higher earnings from BSCapital investees.

The positive variation in the Other income and expenses heading is mainly explained by the fact that in the previous year €(132) million were recognized for the contribution to Banco Sabadell’s Deposit Guarantee Fund (DGF) and €(76) million for the contribution to the Single Resolution Fund (SRF), which offset the negative variation caused by the recognition of a more severe impact of the bank levy in 2024, which was €(192) million compared to €(156) million in the previous year.

Total costs recorded a year-on-year increase of 5.4%, due to higher staff expenses and an increase in general expenses.

Provisions and impairments amounted to €(652) million, down by 20.1% year-on-year, mainly due to improved provisions for loan losses.

2024 saw the release of €54 million related to the debt recovered following a legal dispute and to provisions allocated for the impact of DANA.

Corporation tax in 2024 includes a positive impact of c. €50 million, mainly due to tax deductions for R&D+i (research, development and innovation) activities.

	2024	2023	Year-on-year change (%)
	(€ million, except %)
Net interest income	3,652	3,353	8.9
Fees and commissions, net	1,231	1,247	(1.3)

Core revenue	4,883	4,601	6.1
Profit or loss on financial operations and exchange differences	36	45	(19.9)
Equity-accounted income and dividends	166	131	26.5
Other operating income and expenses	(249)	(404)	(38.3)

Gross income	4,836	4,372	10.6
Operating expenses, depreciation and amortization	(2,071)	(1,965)	5.4
Pre-provisions income	2,765	2,407	14.9
Provisions and impairments	(652)	(816)	(20.1)
Capital gains on asset sales and other revenue	(14)	(27)	(47.2)

Profit/(loss) before tax	2,098	1,564	34.2
Corporation tax	(579)	(469)	23.5
Profit or loss attributed to minority interests	2	1	28.1

Profit attributable to the Group	1,517	1,093	38.7

Banking Business United Kingdom: 2024 versus 2023

The information in this subsection has been extracted from pages 342 and 343 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

The contribution to net profit amounted to €253 million as at the end of 2024, representing year-on-year growth of 29.9%.

Net interest income came to a total of €1,163 million, 0.9% lower than in the previous year, due to the higher cost of deposits and wholesale funding and reduced average volumes, which offset the increase attributable to the higher credit yield.

Net fees and commissions amounted to €107 million as at 2024 year-end, representing a year-on-year reduction of 13.6%, due to a reduction in card fees, which incorporate an increase in costs.

Total costs amounted to €(887) million, falling by 5.8% year-on-year due both to the reduction in staff and general expenses and a decrease in amortization/depreciation. Total costs include €(21) million of non-recurrent restructuring costs in 2024 and €(33) million in 2023, and as such the reduction in recurrent costs is 4.7%.

Provisions and impairments amounted to €(37) million, representing a year-on-year improvement due to fewer credit provisions, mainly explained by the revised macroeconomic scenario.

	2024	2023	Year-on-year change (%)
	(€ million, except %)
Net interest income	1,163	1,174	(0.9)
Fees and commissions, net	107	124	(13.6)

Core revenue	1,270	1,298	(2.1)
Profit or loss on financial operations and exchange differences	39	16	141.0
Equity-accounted income and dividends	—	—	—
Other operating income and expenses	(23)	(23)	(0.4)

Gross income	1,286	1,291	(0.4)
Operating expenses, depreciation and amortization	(887)	(941)	(5.8)
Pre-provisions income	399	350	14.1
Provisions and impairments	(37)	(75)	(50.2)
Capital gains on asset sales and other revenue	(8)	0	—

Profit/(loss) before tax	353	274	28.8
Corporation tax	(100)	(80)	26.0
Profit or loss attributed to minority interests	—	—	—

Profit attributable to the Group	253	195	29.9

Banking Business Mexico: 2024 versus 2023

The information in this subsection has been extracted from page 346 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

The contribution to net profit as at 2024 year-end amounted to €57 million, representing year-on-year growth of 28.8%, mainly supported by core revenue growth.

Net interest income came to €206 million, growing by 5.0% year-on-year, mainly due to larger average volumes and a higher credit yield.

Net fees and commissions amounted to €18 million as at 2024 year-end, increasing by €3 million compared to the previous year due to increased commercial activity.

Total costs stood at €(126) million, representing a year-on-year increase, mainly driven by higher general expenses, particularly marketing costs.

Provisions and impairments amounted to €(24) million as at the end of 2024, representing a year-on-year increase due to the impairment of single-name borrowers.

Capital gains on asset sales and other revenue fell during the year due to fewer write-downs of IT assets.

	2024	2023	Year-on-year change (%)
	(€ million, except %)
Net interest income	206	196	5.0
Fees and commissions, net	18	15	24.8

Core revenue	224	211	6.4
Profit or loss on financial operations and exchange differences	13	8	67.3
Equity-accounted income and dividends	—	—	—
Other operating income and expenses	(21)	(20)	7.6

Gross income	216	198	8.6
Operating expenses, depreciation and amortization	(126)	(108)	15.8

Pre-provisions income	90	90	(0.1)
Provisions and impairments	(24)	(19)	27.1
Capital gains on asset sales and other revenue	(4)	(19)	(80.7)

Profit/(loss) before tax	62	53	18.5
Corporation tax	(6)	(9)	(32.8)
Profit or loss attributed to minority interests	—	—	—

Profit attributable to the Group	57	44	28.8

2023 versus 2022

The information in this subsection has been extracted from pages 72 to 76 of Banco Sabadell’s annual report as of and for the year ended December 31, 2023. The comparative financial information as of and for the year ended December 31, 2022 included in Banco Sabadell’s annual report as of and for the year ended December 31, 2023 (and included below) has been restated to take into account the implementation of IFRS 17 (please see Note 1.4 to the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2023).

	2023	2022	Year-on-year change (%)
	(€ million, except %)
Interest and similar income	8,659	4,989	73.6
Interest and similar expenses	(3,936)	(1,190)	230.8

Net interest income	4,723	3,799	24.3
Fees and commissions, net	1,386	1,490	(7.0)

Core revenue	6,109	5,289	15.5
Gains or (-) losses on financial assets and liabilities and exchange differences	68	104	(34.0)
Equity-accounted income and dividends	131	156	(15.6)
Other operating income and expenses	(447)	(337)	32.5

Gross income	5,862	5,211	12.5
Operating expenses	(2,496)	(2,337)	6.8
Staff expenses	(1,495)	(1,392)	7.4
Other general administrative expenses	(1,002)	(946)	5.9
Depreciation and amortization	(519)	(545)	(4.8)
Total costs	(3,015)	(2,883)	4.6
Memorandum item:
Recurrent costs	(2,982)	(2,883)	3.5
Non-recurrent costs	(33)	—	—

Pre-provisions income	2,847	2,328	22.3
Provisions for loan losses	(813)	(825)	(1.5)

	2023	2022	Year-on-year change (%)
	(€ million, except %)
Provisions for other financial assets	(18)	(111)	(84.1)
Other provisions and impairments	(80)	(96)	(17.0)
Capital gains on asset sales and other revenue	(46)	(23)	101.8

Profit/(loss) before tax	1,891	1,273	48.5
Corporation tax	(557)	(373)	49.3
Profit or loss attributed to minority interests	1	11	(86.8)

Profit attributable to the Group	1,332	889	49.8

The average exchange rate used for the cumulative balance of TSB’s income statement is 0.8706 (0.8532 in 2022).

Net Interest Income

Net interest income followed a positive trend, reaching €4,723 million as at the end of 2023, representing year-on-year growth of 24.3%, mainly due to a higher credit yield and improved revenue from the fixed income portfolio, underpinned by higher interest rates, all of which served to offset higher costs of both funds and capital markets and the negative effect of the pound sterling’s depreciation.

Consequently, the net interest margin as a percentage of average total assets stood at 1.93% in 2023 (1.47% in 2022).

The breakdown of net interest income for the years 2023 and 2022, as well as the different components of total investment and funds, was as follows:

	2023			2022			Change		Effect
	Average balance	Profit/(loss)	Rate %	Average balance	Profit/(loss)	Rate %	Average balance	Profit/(loss)	Rate	Volume
	(€ thousands, except %)
Cash, central banks and credit institutions	42,117,993	1,476,738	3.51	53,538,412	208,485	0.39	(11,420,419)	1,268,253	1,473,389	(205,136)
Loans and advances to customers	153,978,221	5,839,767	3.79	157,870,419	3,965,858	2.51	(3,892,198)	1,873,909	1,892,904	(18,995)
Fixed-income portfolio	28,531,645	832,967	2.92	26,229,512	289,924	1.11	2,302,133	543,043	513,512	29,531

Subtotal	224,627,859	8,149,472	3.63	237,638,343	4,464,267	1.88	(13,010,484)	3,685,205	3,879,805	(194,600)
Equity portfolio	859,258	—	—	903,212	—	—	(43,954)	—	—	—
Tangible and intangible assets	4,576,149	—	—	4,820,868	—	—	(244,719)	—	—	—
Other assets	15,110,214	508,059	3.36	14,191,036	180,022	1.27	919,178	328,037	—	328,037

Total investment	245,173,480	8,657,531	3.53	257,553,459	4,644,289	1.80	(12,379,979)	4,013,242	3,879,805	133,437
Central banks and credit institutions	31,484,501	(1,064,832)	(3.38)	48,310,994	8,713	0.02	(16,826,493)	(1,073,545)	(1,366,466)	292,921
Customer deposits	160,564,046	(1,432,303)	(0.89)	162,393,140	(309,002)	(0.19)	(1,829,094)	(1,123,301)	(1,059,227)	(64,074)
Capital markets	26,379,723	(876,225)	(3.32)	22,304,397	(316,115)	(1.42)	4,075,326	(560,110)	(452,311)	(107,799)

Subtotal	218,428,270	(3,373,360)	(1.54)	233,008,531	(616,404)	(0.26)	(14,580,261)	(2,756,956)	(2,878,004)	121,048
Other liabilities	13,183,674	(560,954)	(4.25)	11,491,130	(229,160)	(1.99)	1,692,544	(331,794)	—	(331,794)
Own funds	13,561,536	—	—	13,053,798	—	—	507,738	—	—	—

Total funds	245,173,480	(3,934,314)	(1.60)	257,553,459	(845,564)	(0.33)	(12,379,979)	(3,088,750)	(2,878,004)	(210,746)

Average total assets	245,173,480	4,723,217	1.93	257,553,459	3,798,725	1.47	(12,379,979)	924,492	1,001,801	(77,309)

Financial income or expenses arising from the application of negative interest rates are recorded in line with the nature of the associated asset or liability. The credit institutions heading on the liabilities side includes negative interest rates applied to balances of credit institutions on the liabilities side, the most significant item being TLTRO III borrowing.

Gross Income

Net fees and commissions reached €1,386 million as at the end of 2023, representing a year-on-year reduction of 7.0%, which was mainly due to fewer service fees, as well as fewer asset management fees, particularly those charged on pension funds and insurance due to the change in the insurance product mix.

Gains/(losses) on financial assets and liabilities and exchange differences reached a total of €68 million, representing a reduction compared to the end of 2022, mainly due to reduced gains on trading derivatives.

Dividends received and earnings of companies consolidated under the equity method together amounted to €131 million, compared with €156 million in the previous year, as the latter included higher earnings from BSCapital investees.

Other operating income and expenses amounted to €(447) million, compared with €(337) million in 2022. This negative balance variation is mainly explained by the €(156) million paid for the new bank levy, booked in the first quarter of 2023, and by a larger contribution made to Banco Sabadell’s Deposit Guarantee Fund (€(132) million in 2023 compared to €(114) million in 2022), which was partially offset by the booking of a smaller contribution to the Single Resolution Fund (€(76) million in 2023 compared to €(100) million in 2022), given the reduction of the target calculated by the Single Resolution Board (SRB). It is also worth mentioning that 2022 was impacted by the recognition of €(57) million net, resulting from the agreement regarding the incidents that took place following the migration of TSB’s IT platform, which were partially offset with a tax-payable amount of €45 million (€32 million, net) due to insurance claim recoveries, with this item amounting to a total of €(25) million net, while in 2023, an additional €16 million of insurance claims were recognized.

Pre-provisions Income

Total costs stood at €3,015 million as at year-end 2023, impacted by €33 million of non-recurrent costs recorded in the fourth quarter related to TSB’s restructuring, which included €26 million of allocated provisions. Not including this impact, recurrent costs increased by 3.5% year-on-year due to both higher staff expenses and higher general expenses, particularly marketing and technology expenses, which offset the reduction of amortizations/redemptions.

The cost-to-income ratio for 2023 improved, standing at 42.6% compared to 44.9% in 2022.

Core results (net interest income + fees and commissions – recurrent costs) improved in the year, standing at €3,127 million as at 2023 year-end, having grown by 29.9% year-on-year as a result of the good evolution of net interest income.

Total provisions and impairments amounted to €(910) million as at the end of 2023, compared to €(1,032) million at the end of the previous year, representing a reduction of 11.8% thanks to fewer provisions for credit items, financial assets and real estate.

Capital gains on asset sales and other revenue amounted to €(46) million at the end of 2023. The year-on-year change is due to the recognition of higher IT asset write-offs.

Profit Attributable to the Group

After deducting corporation tax and minority interests, net profit attributable to the Group amounted to €1,332 million as at the end of 2023, representing strong year-on-year growth, mainly due to improved net interest income.

Banking Business Spain: 2023 versus 2022

The information in this subsection has been extracted from pages 89 and 90 of Banco Sabadell’s annual report as of and for the year ended December 31, 2023. The comparative financial information as of and for the year ended December 31, 2022 included in Banco Sabadell’s annual report as of and for the year ended December 31, 2023 (and included below) has been restated to take into account the implementation of IFRS 17 (please see Note 1.4 to the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2023).

Net profit as at the end of 2023 amounted to €1,093 million, representing a year-on-year increase of 41.8%, mainly driven by the good evolution of net interest income.

Net interest income amounted to €3,353 million as of the end of 2023, growing by 34.2% year-on-year, due to higher loan yields and improved fixed-income revenue, underpinned by higher interest rates, which offset the higher costs of funds and capital markets.

Net fees and commissions stood at €1,247 million, 7.2% less than at year-end 2022, mainly due to the drop in service fees and asset management fees, particularly fees on pension funds and insurance due to the change in the insurance product mix.

Gains/(losses) on financial assets and liabilities and exchange differences amounted to €45 million, which represents a reduction in year-on-year terms, mainly due to trading derivatives.

Other income and expenses were mainly impacted by the €(156) million bank levy paid in 2023.

Total costs recorded a year-on-year increase of 4.2%, due to higher staff expenses, including salary management in the wake of inflationary pressures, and to the increase in general expenses, particularly marketing and technology expenses.

Provisions and impairments amounted to €816 million, down by 11.2% year-on-year, due to the booking of fewer provisions for both loan losses and financial assets, and also due to the impairment of real estate assets.

	2023	2022	Year-on-year change (%)
	(€ million, except %)
Net interest income	3,353	2,499	34
Fees and commissions, net	1,247	1,344	(7.2)

Core revenue	4,601	3,843	19.7
differences	45	95	(52.8)
Equity-accounted income and dividends	131	156	(15.7)
Other operating income and expenses	(404)	(225)	79.7

Gross income	4,372	3,869	13.0
Operating expenses, depreciation and amortization	(1,965)	(1,887)	4.2

Pre-provisions income	2,407	1,982	21.5
Provisions and impairments	(816)	(920)	(11.3)
Capital gains on asset sales and other revenue	(27)	(9)	198.1

Profit/(loss) before tax	1,564	1,053	48.5
Corporation tax	(469)	(270)	73.6
Profit or loss attributed to minority interests	1	11	(87.1)

Profit attributable to the Group	1,093	772	41.7

Banking Business United Kingdom: 2023 versus 2022

The information in this subsection has been extracted from pages 122 and 123 of Banco Sabadell’s annual report as of and for the year ended December 31, 2023. The comparative financial information as of and for the year ended December 31, 2022 included in Banco Sabadell’s annual report as of and for the year ended December 31, 2023 (and included below) has been restated to take into account the implementation of IFRS 17 (please see Note 1.4 to the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2023).

Net profit amounted to €195 million as at 2023 year-end, representing strong year-on-year growth, mainly on the strength of improved net interest income and reduced provisions. In addition, €16 million were recognized in 2023 for the collection of insurance compensation in connection with the IT migration, while 2022 included the recognition of €(57) million, net, derived from the migration related incidents.

Net interest income came to a total of €1,174 million, 2.0% more than in the previous year, mainly on the strength of a higher-yielding loan book due to higher interest rates and also due to the fixed-income portfolio, which offset the increased cost of funds and capital markets. At constant exchange rates, net interest income increased by 4.1%.

Net fees and commissions amounted to €124 million as at the end of 2023, representing a year-on-year reduction of 7.4%, due to a reduction in demand deposit fees. Total costs came to €(941) million, 3.5% higher year-on-year, impacted by the depreciation of the pound sterling. At constant exchange rates, costs increased by 5.6%, due to the booking of €(33) million of non-recurrent restructuring costs, the increase of recurrent costs being 1.9%, due both to higher staff expenses and to higher general expenses, mainly technology and marketing costs, which offset the reduction of amortizations/depreciations.

Provisions and impairments amounted to €75 million, falling by 278% year-on-year, mainly due to the reduced provisions for financial assets (conduct) in 2023.

	2023	2022	Year-on-year change (%)
	(€ million, except %)
Net interest income	1,174	1,151	2.0
Fees and commissions, net	124	134	(7.4)

Core revenue	1,298	1,284	1.1
Gains or (-) losses on financial assets and liabilities and exchange differences	16	6	166.4
Equity-accounted income and dividends	—	—	—
Other operating income and expenses	(23)	(95)	(75.9)

Gross income	1,291	1,195	8.0
Operating expenses, depreciation and amortization	(941)	(909)	3.6

Pre-provisions income	350	285	22.7
Provisions and impairments	(75)	(104)	(27.8)
Capital gains on asset sales and other revenue	—	1	(113.2)

Profit/(loss) before tax	274	182	50.8
Corporation tax	(80)	(95)	(16.2)
Profit or loss attributed to minority interests	—	—	—

Profit attributable to the Group	195	87	123.9

The exchange rates applied to the income statement are GBP 0.8706 (average) in 2023 and 0.8532 (average) in 2022.

Banking Business Mexico: 2023 versus 2022

The information in this subsection has been extracted from pages 126 and 127 of Banco Sabadell’s annual report as of and for the year ended December 31, 2023. The comparative financial information as of and for the year ended December 31, 2022 included in Banco Sabadell’s annual report as of and for the year ended December 31, 2023 (and included below) has been restated to take into account the implementation of IFRS 17 (please see Note 1.4 to the consolidated financial statements of Banco Sabadell as of and for the year ended December 31, 2023).

Net profit as at 2023 year-end amounted to €44 million, representing year-on-year growth of 40.6%, supported by the appreciation of the Mexican peso. At constant exchange rates, this growth was 29.0%, mainly due to the good performance of net interest income.

Net interest income came to €196 million, growing by 31.2% year-on-year, or 19.0% at constant exchange rates, underpinned by higher yields on the loan book and higher revenue from fixed-income.

Net fees and commissions amounted to €15 million as at the end of 2023, increasing by €3 million compared to the previous year due to increased commercial activity. Total costs stood at €(108) million, representing growth of 25.8% compared to the previous year, affected by the appreciation of the Mexican peso. At constant exchange rates, costs increased by 14.1%, mainly due to higher general expenses, particularly marketing costs.

Provisions and impairments stood above the 2022 year-end figure, which included releases of several borrowers’ provisions.

Capital gains on asset sales and other revenue were more negative due to an increase in IT asset write-offs.

	2023	2022	Year-on-year change (%)
	(€ million, except %)
Net interest income	196	149	31.5
Fees and commissions, net	15	12	23.2

Core revenue	211	162	30.1
Gains or (-) losses on financial assets and liabilities and exchange differences	8	3	152.6
Equity-accounted income and dividends	—	—	—
Other operating income and expenses	(20)	(17)	—

Gross income	198	148	34.1
Operating expenses, depreciation and amortization	(108)	(86)	26.1

Pre-provisions income	90	62	45.1
Provisions and impairments	(19)	(9)	108.1
Capital gains on asset sales and other revenue	(19)	(14)	—

Profit/(loss) before tax	53	39	35.2
Corporation tax	(9)	(8)	9.4
Profit or loss attributed to minority interests	—	—	—

Profit attributable to the Group	44	31	41.8

Liquidity and Capital Resources

Liquidity Management

The information in this subsection has been extracted from page 93 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-182. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

Banco Sabadell’s liquidity management seeks to ensure funding for its business activity at an appropriate cost and term while minimizing liquidity risk. Banco Sabadell’s funding policy focuses on maintaining a balanced funding structure, based mainly on customer deposits, and it is supplemented with access to wholesale markets.

Funding Strategy and Evolution of Liquidity

The information in this subsection has been extracted from page 98 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-182. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

The Group’s primary source of funding is customer deposits (mainly demand deposits and term deposits acquired through the branch network), supplemented with funding raised through interbank and capital markets in which the Institution has and regularly renews various short-term and long-term funding programs in order to achieve an adequate level of diversification by type of product, term and investor. The Institution maintains a diversified portfolio of liquid assets that are largely eligible as collateral in exchange for access to funding operations with the ECB.

The information in this subsection has been extracted from page 28 of Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, reproduced herein on page A-29.

The Group’s liquidity position remained at comfortable levels during the first half of 2025. During this period, the funding gap generated at the Group level was negative, mainly due to an increase in lending associated with customers’ increased financing needs.

On-Balance Sheet Customer Funds

The information in this subsection has been extracted from page 105 of Banco Sabadell’s condensed consolidated interim directors’ report as of and for the six months ended June 30, 2025.

As at June 30, 2025, on-balance sheet customer funds amounted to €168,229 million, compared to €169,557 million as at the end of 2024, representing a 0.8% reduction, due to currency depreciation.

Demand deposit balances amounted to €140,529 million, representing an increase of 1.6% compared to 2024 year-end. Term deposits amounted to €27,228 million, 12.3% below the figure recorded as at the end of 2024.

The information in this subsection has been extracted from page 98 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-187. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

On-balance sheet customer funds as at December 31, 2024 and 2023 are shown below by maturity:

	2024	3 months	6 months	12 months	>12 months	No maturity
	(€ million, except %)
Total on-balance sheet customer funds (*)	169,557	5.7%	4.3%	5.8%	2.6%	81.6%
Term deposits and others	30,690	30.9%	22.9%	32.1%	14.1%	—
Demand deposits	138,347	—	—	—	—	100.0%
Retail issues	520	41.9%	57.5%	0.6%	—	—

(*)	Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

	2023	3 months	6 months	12 months	>12 months	No maturity
	(€ million, except %)
Total on-balance sheet customer funds (*)	160,888	5.6%	2.4%	4.3%	4.3%	83.4%
Term deposits and others	25,237	32.1%	13.6%	26.8%	27.5%	—
Demand deposits	134,243	—	—	—	—	100.0%
Retail issues	1,408	53.8%	30.9%	14.7%	0.6%	—

(*)	Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

2024

The information in this subsection has been extracted from page 98 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on pages A-187 and A-188. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

Despite falling interest rates in the financial markets, the weight of term deposits and other deposits in the composition of on-balance sheet customer funds has increased. Details of off-balance sheet customer funds managed by the Group and those sold but not under management are provided in Note 27. The Group’s deposits are sold through the business units of the Group (Banking Business Spain, TSB and Mexico). In 2024, the funding gap turned positive, with a sharper increase in on-balance sheet customer funds than in gross performing loans to customers (excluding reverse repos), thus placing the Group’s Loan-to-Deposit (Ltd.) ratio at 93.2% as at 2024 year-end (94.0% as at 2023 year-end).

2023

The information in this subsection has been extracted from page 97 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2023, reproduced herein on page A-413. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2023.

Due to rising interest rates in the financial markets, the weight of term deposits and other deposits in the composition of on-balance sheet customer funds has increased. Details of off-balance sheet customer funds managed by the Group and those sold but not under management are provided in Note 27. The Group’s deposits are sold through the business units/companies of the Group (Banking Business Spain, TSB and Mexico). In 2023, the funding gap has widened, with a sharper decline in lending than in customer funds, thus placing the Group’s Loan-to-Deposit (LtD) ratio at 94.0% as at 2023 year-end (95.6% as at 2022 year-end).

Capital Markets

The information in this subsection has been extracted from page 29 of Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, reproduced herein on page A-29. See also Schedule III to the condensed consolidated interim financial statements as of and for the six months ended June 30, 2025.

The level of funding in capital markets has remained stable and the Institution has a buffer comfortably above the Minimum Requirement for own funds and Eligible Liabilities (MREL). During the first half of the year, Banco Sabadell issued three deals on the wholesale market in the amount of €2 billion and TSB issued an additional deal in the amount of €600 million, managing the respective maturities in the capital markets.

The outstanding nominal balance of the Group’s funding in capital markets, by type of product, as at June 30, 2025 and December 31, 2024 is shown below:

	6/30/2025	12/31/2024
	(€ million)
Outstanding nominal balance	27,375	27,076
Mortgage covered bonds	7,875	7,706
TSB covered bonds	4,314	3,817
Commercial paper and ECP	—	—
Senior debt	4,256	4,273
Senior non-preferred debt	4,280	5,030
Subordinated debt and preferred securities	4,765	4,065
Asset-backed securities	1,885	2,185
Of which: Sabadell Consumer Finance	226	295
Of which: TSB	567	597

The information in this subsection has been extracted from page 99 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-188. See also Note 4.4.3.1 and Schedule III to the consolidated financial statements as of and for the year ended December 31, 2024.

In 2024, the level of funding in capital markets, through debt issuance and securitizations, increased. In order to keep an adequate level of own funds and eligible liabilities above the applicable regulatory requirement or Minimum Requirement for own funds and Eligible Liabilities (“MREL”), the balance of senior non-preferred debt and subordinated debt also increased. The outstanding nominal balance of funding in capital markets, by type of product, as at December 31, 2024 and 2023, is shown below:

	2024	2023
	(€ million)
Outstanding nominal balance	27,076	24,596
Covered bonds	11,523	10,975
Of which: TSB Bank	3,817	3,164
Commercial paper and ECP	—	6
Senior debt	4,273	4,215
Senior non-preferred debt	5,030	4,425
Subordinated debt and preferred securities	4,065	3,565
Asset-backed securities	2,185	1,410
Of which: TSB Bank	597	—
Of which: Sabadell Consumer Finance	294	494

The information in this subsection has been extracted from page 98 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2023, reproduced herein on page A-414. See also Note 4.4.3.1 and Schedule III to the consolidated financial statements as of and for the year ended December 31, 2023.

In 2023, the level of funding in capital markets has increased, with mortgage covered bonds being the item with the greatest net increase. Furthermore, in order to keep an adequate level of own funds and eligible liabilities above the applicable regulatory requirement or Minimum Requirement for own funds and Eligible Liabilities (“MREL”), senior non-preferred debt has also increased.

The information in this subsection has been extracted from page 29 of Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, reproduced herein on page A-29.

The Group has a number of funding programs in operation in capital markets, with a view to diversifying its different funding sources. Specifically with regard to short-term funding, it has a corporate commercial paper program registered with the Spanish National Securities Market Commission (CNMV), and with regard to medium- and long-term funding, the Institution has a Euro Medium Term Notes (EMTN) program registered with the Irish Stock Exchange and a Base Prospectus of Non-Equity Securities registered with the CNMV.

The information in this subsection has been extracted from pages 99 and 100 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on pages A-188 and A-189. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

In terms of short-term funding, as at year-end there was one commercial paper program in operation, which governs the issuance of such securities and is aimed at institutional and retail investors. The Banco Sabadell Commercial Paper Program for 2024, registered with Iberclear, has an issuance limit of €7 billion, which can be extended to €9 billion. As at December 31, 2024, the outstanding balance of the program was €511 million (net of commercial paper subscribed by Group companies), compared with €1,383 million as at December 31, 2023.

Regarding medium- and long-term funding, the Institution has the following programs in operation:

-

Base Prospectus of Non-Equity Securities (“Fixed Income Program”) registered with the CNMV on July 18, 2024, with an issuance limit of €10 billion, which permits the issuance of instruments under Spanish law through the CNMV aimed at institutional and retail investors, both domestic and foreign. More specifically, the program regulates the issuance of straight, non-preferred or structured bonds and debentures, in addition to mortgage covered bonds and public sector covered bonds (European guaranteed bonds, also known as premium covered bonds). As at December 31, 2024, the limit available for new issues under the Fixed Income Program is €7.75 billion (as at December 31, 2023, the available limit under the Fixed Income Program for 2023 was €9.8 billion).

In 2024, Banco Sabadell carried out two public issues of mortgage covered bonds under the Fixed Income Program in effect at the time amounting to a total of €1.75 billion.

-

Euro Medium Term Notes (“EMTN”) Program, registered with the Irish Stock Exchange on May 14, 2024 and renewed on July 24 and November 8, 2024. This program allows senior debt (preferred and non-preferred) and subordinated debt to be issued in various currencies, with a maximum limit of €20 billion.

In 2024, Banco Sabadell carried out five issues under the EMTN Program, amounting to a total of €2,793 million: two issues of senior preferred debt, one of them issued for the first time in GBP amounting to £450 million, two issues of senior non-preferred debt and one subordinated debt issue.

Liquid Assets

The information in this subsection has been extracted from page 30 of Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, reproduced herein on page A-31.

In addition to these sources of funding, Banco Sabadell maintains a liquidity buffer in the form of liquid assets to meet potential liquidity needs:

	6/30/2025	12/31/2024
	(€ million)
Cash(*) + Net Interbank Position	19,871	12,668
Available in Bank of Spain facility	22,603	20,466
ECB eligible assets not pledged in facility	8,524	20,812
Other non-ECB eligible marketable assets (**)	6,631	6,643
Memorandum item:
Balance drawn from Bank of England Term Funding Scheme (***)	687	1,670

Total Liquid Assets Available	57,629	60,589

(*)	Excess reserves and Marginal Deposit Facility in central banks.
(**)

At market value and having applied the Liquidity Coverage Ratio (LCR) haircut. Includes fixed income qualifying as a high-quality liquid asset according to LCR (HQLA) and other marketable assets from various Group entities.

(***)

As at June 30, 2025, it includes £588 million to support small and medium-sized enterprises (TFSME). As [at] December 31, 2024, it included £1,385 million to support small and medium-sized enterprises (TFSME).

The information in this subsection has been extracted from page 101 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-190. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

	2024	2023
	(€ million)
Cash(*) + Net Interbank position	12,668	25,036
Funds available in Bank of Spain facility	20,466	15,363
ECB eligible assets not pledged in facility	20,812	11,419
Other non-ECB eligible marketable assets (**)	6,643	6,740
Memorandum item:
Balance drawn from Bank of Spain facility (***)	—	5,000
Balance drawn from Bank of England Term Funding Scheme (****)	1,670	4,608

Total Liquid Assets Available	60,589	58,558

(*)	Surplus of reserves and Marginal Deposit Facility in central banks.
(**)

At market value and after applying the Liquidity Coverage Ratio (LCR) haircut. Includes fixed income considered as a high quality liquid asset in accordance with LCR (HQLA) and other marketable assets from different Group companies.

(***)	Correspond to TLTRO-III facility.
(****)	As at year-end 2024, includes £1,385 million to support Small and Medium-sized Enterprises (TFSME). As at year-end 2023, included £4,000 million from the TFSME and £5 million from the ILTR.

Six months ended June 30, 2025

The information in this subsection has been extracted from page 31 of Banco Sabadell’s condensed consolidated interim financial statements as of and for the six months ended June 30, 2025, reproduced herein on page A-31.

Compared to 2024 year-end, the Group’s first line of liquidity decreased in the first half of 2025 by €2,960 million. The balance of reserves and of the marginal deposit facility in central banks and the net interbank position showed an increase of €7,203 million in the first half of 2025, while ECB-eligible liquid assets decreased by €10,150 million, and the available non-ECB eligible assets decreased by €13 million, the main reasons for these variations being a negative funding gap and the repayment of central bank funding, which were partially offset by the increase in funds raised in capital markets and the increase in own-name collateral deemed eligible by the central bank.

2024

The information in this subsection has been extracted from page 101 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-190. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

In 2024, the balance of reserves and of the marginal deposit facility in central banks and the net interbank position showed a decline of €12,368 million, while the volume of ECB-eligible liquid assets increased by €14,496 million and the available non-ECB eligible assets decreased by €97 million, thus raising the first line of liquidity by €2,031 million in the year, with the positive funding gap and increased wholesale issues placed with institutional customers, as well as the repayment of central bank funding operations, standing out as positive factors.

2023

The information in this subsection has been extracted from page 100 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2023, reproduced herein on page A-416. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2023.

With regard to 2023, the balance of reserves and marginal deposit facility in central banks and the net interbank position showed a decline of €9,976 million, while the volume of ECB eligible assets increased by €12,984 million and the available non-ECB eligible assets increased by €1,506 million in 2023, thus raising the first line of liquidity by €4,514 million in the year, with the funding gap and increased wholesale issues standing out as positive factors.

Residual Maturity Periods

The information in this subsection has been extracted from pages 96 to 98 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on pages A-185 to A-187. See also Note 4.4.3.1 to the consolidated financial statements as of and for the year ended December 31, 2024.

The tables below show the breakdown, by contractual maturity, of certain pools of items on the consolidated balance sheet as at December 31, 2024 and 2023, under business-as-usual market conditions:

	2024
Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total
	(€ thousand)
Assets
Cash, balances at central banks and other demand deposits	2,903,589	14,565,334	904,529	291	1,542	67	—	40	6,721	18,382,112
Financial assets at fair value through other comprehensive income	—	593,078	77,044	275,548	486,307	566,862	1,161,580	51,072	2,964,841	6,176,333
Debt securities	—	593,078	77,044	275,548	486,307	566,862	1,161,580	51,072	2,964,841	6,176,333
Loans and advances	—	—	—	—	—	—	—	—	—	—
Customers	—	—	—	—	—	—	—	—	—	—
Financial assets at amortized cost	4,528,831	9,644,170	5,725,389	12,375,307	12,095,615	11,549,771	9,722,394	13,799,010	117,079,786	196,520,273
Debt securities	—	220,258	493,837	576,152	655,379	1,734,512	1,120,974	3,153,128	16,921,887	24,876,126
Loans and advances	4,528,831	9,423,912	5,231,552	11,799,155	11,440,236	9,815,259	8,601,420	10,645,883	100,157,899	171,644,147
Central banks	—	—	—	—	—	—	—	—	—	—
Credit institutions	1,635,317	4,323,451	1,774,734	2,691,877	2,019,243	200,241	7,368	4,606	114,849	12,771,685
Customers	2,893,513	5,100,460	3,456,818	9,107,279	9,420,993	9,615,018	8,594,053	10,641,277	100,043,050	158,872,462

Total assets	7,432,420	24,802,582	6,706,962	12,651,146	12,583,464	12,116,700	10,883,974	13,850,122	120,051,348	221,078,718

Liabilities
Financial liabilities at amortized cost	146,175,007	6,813,797	7,856,577	24,703,466	9,897,518	5,391,327	5,238,029	6,614,424	7,538,104	220,228,249
Deposits	139,976,026	6,721,627	6,978,766	22,804,921	5,592,393	1,806,048	747,935	1,087,158	626,306	186,341,181
Central banks	26,409	—	—	961,191	—	709,134	—	—	—	1,696,734
Credit institutions	922,074	3,490,314	2,147,448	3,852,724	2,398,334	599,744	525,847	428,471	456,844	14,821,800
Customers	139,027,543	3,231,313	4,831,318	17,991,006	3,194,059	497,170	222,088	658,687	169,462	169,822,647
Debt securities issued	18,312	69,439	866,144	1,882,263	4,297,875	3,579,062	4,480,573	5,514,192	6,729,078	27,436,938
Other financial liabilities	6,180,670	22,730	11,667	16,282	7,250	6,217	9,521	13,074	182,720	6,450,130

Total liabilities	146,175,007	6,813,797	7,856,577	24,703,466	9,897,518	5,391,327	5,238,029	6,614,424	7,538,104	220,228,249

Trading and Hedging derivatives
Receivable	—	44,995,897	7,837,360	26,135,974	17,079,237	9,514,491	10,227,723	9,803,529	37,218,249	162,812,462
Payable	—	42,509,276	8,560,630	27,816,215	24,155,085	13,635,105	10,190,986	9,283,604	40,814,400	176,965,301
Contingent risks
Financial guarantees	640	53,084	115,909	481,218	185,154	87,913	43,746	39,348	972,610	1,979,622

	2023
Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total
	(€ thousand)
Assets
Cash, balances at central banks and other demand deposits	2,879,139	26,518,399	575,341	1,972	64	1,630	206	—	9,102	29,985,853
Financial assets at fair value through other comprehensive income	—	28,056	69,236	791,454	560,553	518,426	302,223	1,132,974	2,682,438	6,085,359
Debt securities	—	28,056	69,236	791,454	560,553	518,426	302,223	1,132,974	2,682,438	6,085,359
Loans and advances	—	—	—	—	—	—	—	—	—	—
Customers	—	—	—	—	—	—	—	—	—	—
Financial assets at amortized cost	4,062,743	5,493,867	3,858,019	12,168,889	11,057,059	10,776,821	10,537,660	10,184,113	112,774,622	180,913,793
Debt securities	—	4,833	315,660	1,204,916	1,123,028	479,039	1,743,646	1,187,212	15,442,593	21,500,927
Loans and advances	4,062,743	5,489,034	3,542,359	10,963,974	9,934,031	10,297,782	8,794,014	8,996,901	97,332,028	159,412,866
Central banks	—	156,516	—	—	—	—	—	—	—	156,516
Credit institutions	1,411,422	445,014	732,541	2,114,438	1,666,642	573,056	56	9,210	43,572	6,995,951
Customers	2,651,321	4,887,504	2,809,818	8,988,540	8,267,389	9,724,726	8,793,958	8,987,691	97,149,452	152,260,399

Total assets	6,941,882	32,040,322	4,502,596	12,962,315	11,617,676	11,296,877	10,840,089	11,317,087	115,466,161	216,985,005

Liabilities
Financial liabilities at amortized cost	107,548,804	43,256,136	11,499,120	15,574,656	15,126,695	6,730,104	4,632,257	5,160,504	6,543,490	216,071,766
Deposits	101,442,894	42,529,331	9,538,402	13,218,907	12,300,947	2,453,941	1,103,014	750,550	609,211	183,947,196
Central banks	60,915	—	5,106,963	5,753	3,926,127	—	676,601	—	—	9,776,360
Credit institutions	1,039,225	4,678,234	816,081	2,817,579	2,263,510	1,306,692	254,561	171,991	492,311	13,840,183
Customers	100,342,754	37,851,097	3,615,358	10,395,575	6,111,309	1,147,249	171,852	578,559	116,900	160,330,653
Debt securities issued	16,214	693,854	1,951,456	2,340,622	2,816,403	4,270,058	3,525,049	4,406,209	5,771,418	25,791,284
Other financial liabilities	6,089,696	32,951	9,262	15,127	9,345	6,105	4,194	3,745	162,861	6,333,286

Total liabilities	107,548,804	43,256,136	11,499,120	15,574,656	15,126,695	6,730,104	4,632,257	5,160,504	6,543,490	216,071,766

Trading and Hedging derivatives
Receivable	—	50,823,146	11,328,791	28,452,907	14,570,051	10,892,738	7,921,211	9,074,442	33,210,726	166,274,013
Payable	—	30,233,517	10,838,943	29,856,672	20,222,682	11,930,292	8,979,495	7,146,036	40,908,171	160,115,808
Contingent risks
Financial guarantees	17,922	66,449	66,038	414,294	259,415	92,562	68,818	34,938	1,043,960	2,064,396

In this analysis, very short-term maturities traditionally represent funding requirements, as they include continuous maturities of short-term liabilities, which in typical banking activities see higher turnover rates than assets, but as they are continuously rolled over, they actually end up satisfying these requirements and at times even result in the growth of outstanding balances.

Furthermore, the Group’s funding programs in capital markets are systematically checked to ensure they can meet its short-, medium- and long-term needs.

With regard to the information included in these tables, it is worth highlighting that they show the residual term to maturity of the asset and liability positions on the balance sheet, broken down into different time brackets.

The information provided is static and does not reflect foreseeable funding needs. It should also be noted that cash flow breakdowns in the parent company have not been deducted.

In order to present the contractual maturities of financial liabilities with certain particular characteristics, the parent company has taken the following approach:

•	Transactions are placed in different time brackets according to their contractual maturity date.

•	Demand liabilities are included in the “on demand” tranche, without taking into account their type (stable versus unstable).

•

There are also contingent commitments which could lead to changes in liquidity needs. These are fundamentally credit facilities with amounts undrawn by the borrowers as at the balance sheet date. The board of directors of Banco Sabadell also establishes limits in this regard for control purposes.

•	Balances related to financial guarantee contracts have been included for the parent company, allocating the maximum amount of the guarantee to the earliest period in which the guarantee can be called.

•

Funding in capital markets obtained through instruments that include clauses which could lead to accelerated repayment (instruments with clauses linked to a credit rating downgrade or puttables) is reduced in line with the Group’s financial liabilities. It is for this reason that the estimated impact on the parent company would not be significant.

•	As at December 31, 2024 and 2023, the Group had no instruments in addition to those regulated by master agreements associated with the arrangement of derivatives and repos/reverse repos.

•

The Group does not have any instruments that allow the Institution to choose whether it settles its financial liabilities by delivering cash (or another financial asset) or by delivering its own shares as at December 31, 2024 and 2023.

Research and Development, Patents and Licenses, Etc.

2024

The information in this subsection has been extracted from page 355 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024.

In the technological field, the focus remains on providing each geography with the functionalities that best suit their market context, supported by enhanced technological capabilities aligned with the latest market standards.

In Spain, the acceleration and digitalization of processes and products is particularly noteworthy, especially in Retail Banking, and in the development of a new mobile app. It is also worth mentioning the improved resilience of the IT platform, with the launch of a new data canter for disaster recovery. TSB has continued to prioritize efforts to improve business capabilities, while the foundations have been laid to accommodate the technological platform’s new architecture. Sabadell Mexico has focused on technological enhancement for Retail Banking activity and has continued to develop capabilities that improve transaction efficiency.

2023

The information in this subsection has been extracted from page 135 of Banco Sabadell’s annual report as of and for the year ended December 31, 2023.

Activities within the Group in relation to technology have met the particular needs of each of the geographies in which it operates. For Spain, it is worth mentioning the acceleration that took place in the digital transformation, as well as the rollout of its catalogue of digital products, in addition to the creation of a new mobile app based on the latest market standards. It is also worth mentioning the improved resilience of the IT platform, with a new data center for disaster recovery with cloud-native capabilities. In TSB, efforts continued to focus on improving business capabilities. In Mexico, a new workplace model was put in place, based on the latest technology, improving productivity and efficiency.

Trend Information

Vision for 2025

The information in this subsection has been extracted from page 288 of Banco Sabadell’s consolidated directors’ report as of and for the year ended December 31, 2024. This subsection includes forward-looking statements. Such statements reflect only the views of Banco Sabadell’s management, speak only as of the date they were made and have not been updated or verified by BBVA. As a result, readers are cautioned not to place undue reliance on the forward-looking statements included below, which are subject to risks and uncertainties that may make actual results differ materially from those expressed or implied by such forward-looking statements. See “Cautionary Statements Regarding Forward-looking Statements” beginning on page 24.

Global economic growth in 2025 is expected to be impacted by uncertainty and Trump’s protectionist policies. Trump’s arrival at the White House compounds other dragging structural factors, including the following: (i) the turbulent geopolitical environment and its consequences on international trade and value chains, (ii) structural weaknesses of economies such as China, Germany and Italy, and (iii) the fiscal situation of some large developed economies, especially the United States, France and Italy. In Mexico, growth may be below that of the last three years, negatively affected by restrictive monetary policy, uncertainty over constitutional reforms, the T-MEC review and the fiscal adjustment that the government must implement.

The geopolitical environment is expected to become more complicated with Trump’s arrival. Trump is expected to impose tariffs on the United States’ trade partners, especially China. He would seek to negotiate measures with the Chinese authorities that benefit the US economy. Thus, uncertainty and a trend towards greater protectionism in several regions would mount. Preference for reducing external dependence and improving autonomy in strategic sectors (e.g. technology) could also be a factor in favor of adopting protectionist policies. Moreover, Trump’s isolationist policy undermines major multilateral consensus, accentuating a lack of international cooperation in different areas (in addition to international trade, also in climate, technology regulation, cybersecurity, etc.).

The volatile and erratic nature of inflation is expected to be accentuated by new supply shocks (new tariffs, more volatile energy prices, reconfiguration of production chains, convulsive geopolitics, climate shocks, etc.) and an expansionary fiscal policy. In the Eurozone, inflation could be somewhat below the target due to economic weakness in the region. In the United States on the other hand, inflation is expected to remain somewhat above central banks’ targets and to swing within wider ranges.

In terms of economic policy, the monetary policy gap between the United States and the Eurozone is expected to widen. The Federal Reserve might be more cautious with its monetary policy, and the target interest rate is forecast to remain at relatively high levels amidst more erratic fiscal policy, sustained growth and higher inflation. The ECB is expected to cut the policy rate below monetary neutrality, in response to a scenario of greater deterioration in activity. In the medium term, it is expected to maintain the policy rate around the estimates of monetary neutrality due to the rising risk of inflation.

In relation to the financial markets, yields on long-term government bonds are expected to remain at relatively high levels, due to a higher term premium on the back of volatility in growth and inflation figures and high sovereign financing needs, among other factors. Sovereign debt risk premiums in the European periphery might remain at contained levels and in line with their respective ratings.

On the currency market, the dollar is expected to show further strength, due to the widening of the pro-US rate differential, the improved performance of the US economy and the uncertainty caused by political and geopolitical risks.

In Spain, the economy is expected to continue to grow above its potential in the first years of the forecast horizon and to show more momentum than in the Eurozone. After a period in which the external sector has played a prominent role, domestic demand may take on a bigger role. Activity will be underpinned by the increase in population (a consequence of migration), the favorable evolution of the labor market, the absence of imbalances in private agents’ balance sheets and in the external sector, lower interest rates and a greater rollout of NGEU funds. The rating of Spanish government bonds is estimated to remain in the A-/ A range, in an environment in which public debt will still remain at high levels. This will contribute to the risk premium remaining at contained levels.

Within the financial environment, the profitability of the banking industry is forecast to remain resilient amidst the reactivation of credit and containment of delinquency rates. The capital and liquidity position is expected to remain robust. The entry into force of Basel III, the management of geopolitical risks, the implementation of new digital regulations, ESG matters, cyber threats, the impact of potential adjustments to the non-bank financial sector and the adjustment of commercial real estate will be areas to focus on.

Critical Accounting Estimates

Judgements and Estimates

The information in this subsection has been extracted from pages 19 and 20 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on pages A-105 and A-106. See also Note 1.3 to the consolidated financial statements as of and for the year ended December 31, 2024.

The preparation of the consolidated annual financial statements requires certain accounting estimates to be made. It also requires management to use its best judgement in the process of applying the Group’s accounting policies. Such judgements and estimates may affect the value of assets and liabilities and the disclosure of contingent assets and contingent liabilities as at the date of the consolidated annual financial statements, as well as income and expenses in the year.

The main judgements and estimates relate to the following:

•	The accounting classification of financial assets and off-balance sheet exposures according to their credit risk.

•	Impairment losses on certain financial assets and off-balance sheet exposures.

•	The assumptions used in actuarial calculations of liabilities and post-employment obligations.

•	The measurement of consolidated goodwill.

•	The useful life and impairment losses of tangible assets and other intangible assets.

•	The provisions and consideration of contingent liabilities.

•	The fair value of certain unquoted financial assets.

•	The fair value of real estate assets held on the balance sheet.

•	The recoverability of non-monetizable deferred tax assets and tax credits.

The estimates are based on the best knowledge to hand about current and foreseeable circumstances, taking into account the uncertainties stemming from the existing economic and geopolitical environment and, consequently, the final results could differ from these estimates, particularly in relation to impairment losses on certain financial assets and off-balance sheet exposures. Future events may therefore make it necessary to modify these estimates, which would involve recording the effects of such estimation changes, if any, in the Group’s consolidated financial statements on a forward-looking basis, in accordance with applicable regulations.

Accounting Principles and Policies and Measurement Criteria

The information in this subsection has been extracted from page 20 of Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024, reproduced herein on page A-107. See also Note 1.3 to the consolidated financial statements as of and for the year ended December 31, 2024.

The accounting principles and policies, as well as the most significant measurement criteria applied when preparing Banco Sabadell’s consolidated financial statements, are described in Note 1.3 to Banco Sabadell’s consolidated financial statements as of and for the year ended December 31, 2024. There are no cases in which accounting principles or measurement criteria have not been applied because of a significant effect on the Group’s consolidated annual financial statements for 2024.

IV. Quantitative and Qualitative Disclosure About Market Risk

For quantitative and qualitative disclosures about market risk, foreign exchange risk and other risks, see Notes 4.4 and 12 to Banco Sabadell’s consolidated financial statements as of and for the years ended December 31, 2024, 2023 and 2022 included herein.

BACKGROUND OF THE EXCHANGE OFFER

In 2020, BBVA and Banco Sabadell held discussions with respect to a potential merger of the two entities. The relevant merger discussions ended in November 2020 without reaching an agreement.

In 2024, BBVA’s senior management, including the executive board members, began to reconsider a potential merger with Banco Sabadell and believed that BBVA’s business in Spain could be enhanced through the strengthening of its local market position, complementing BBVA’s business segments with Banco Sabadell’s while achieving larger scale and significant synergies.

Beginning in March 2024, members of BBVA’s senior management contacted UBS Europe SE and JP Morgan SE as potential financial advisors regarding a potential transaction involving Banco Sabadell. UBS Europe SE and JP Morgan SE were formally engaged by BBVA as financial advisors in April 2024.

In April 2024, J&A Garrigues, S.L.P. and Davis Polk & Wardwell LLP were likewise engaged by BBVA as Spanish external counsel and U.S. external counsel, respectively.

On April 15, 2024, the Chair of BBVA contacted the Chairman of Banco Sabadell proposing a meeting between the two of them to update each other and discuss the alternatives they had considered in the past (by reference to the merger transaction discussed between BBVA and Banco Sabadell in 2020 without reaching an agreement).

Such meeting took place in Barcelona on April 17, 2024. During such meeting, the Chair of BBVA informed the Chairman of Banco Sabadell of BBVA’s strategic and financial interest in resuming the merger discussions with Banco Sabadell, with a view to creating a leading bank, with greater scale and competitive capacity, and highlighted the complementarity of the businesses of the two entities, the potential synergies and the positive financial impact arising from the intended merger. The Chair of BBVA also made reference to the more stable macroeconomic scenario and the significant progress achieved by Banco Sabadell in its performance and credit quality, all of which would permit a quicker merger process. Consequently, the Chair of BBVA expressed that BBVA was in a position to offer a merger on corporate and other terms similar to those offered in 2020 but at a significantly improved price.

Although the Chairman of Banco Sabadell conveyed to the Chair of BBVA that Banco Sabadell was focused on its project as a stand-alone entity, both Chairmen agreed to reconvene the following weekend when BBVA would deliver its formal merger proposal, once approved by BBVA’s board of directors at its meeting of April 18, 2024.

On April 18, 2024, the Chairman of Banco Sabadell sent a message to the Chair of BBVA reiterating Banco Sabadell’s initial preference to continue its project as a stand-alone entity. Nevertheless, the Chairman of Banco Sabadell proposed to meet on Sunday, April 21, 2024, in Barcelona, to discuss in more detail and provide Banco Sabadell’s initial feedback on the proposal. Later that same day, BBVA’s board of directors met to consider, among other matters, the potential merger with Banco Sabadell. At that meeting, the decision was taken to approve the terms of a potential merger. The Chair of BBVA sent the Chairman of Banco Sabadell a message on April 18, 2024, informing him of BBVA’s board of directors’ approval of the terms of the merger transaction and offered to anticipate to him the main terms of BBVA’s merger proposal.

On April 19, 2024, the Chairman of Banco Sabadell proposed to postpone the meeting initially scheduled for April 21, 2024, stating that he preferred to hold the meeting after both entities had presented their first quarter financial results. Thus, they subsequently rescheduled the meeting to April 30, 2024.

On April 30, 2024 due to a media report regarding the abovementioned discussions between the Chair of BBVA and the Chairman of Banco Sabadell, the Chairman of Banco Sabadell cancelled the meeting that was scheduled for later that day. BBVA published an inside information notice confirming that the Chairman of Banco Sabadell had been informed of BBVA’s board of directors’ interest in initiating negotiations with Banco Sabadell to explore a potential merger of BBVA and Banco Sabadell. Due to the impossibility of delivering the proposal to the Chairman of Banco Sabadell in person, as intended by the Chair of BBVA, and as agreed between them telephonically, the latter sent the proposal via email, as well as by delivery, on that same date. Later that day, Banco Sabadell published an inside information notice confirming receipt of BBVA’s merger proposal.

On May 1, 2024, the Chair of BBVA contacted the Chairman of Banco Sabadell to inform him that BBVA planned to publish the full merger proposal made by BBVA to Banco Sabadell’s board of directors, which was published on that same day through an inside information notice together with a press release related to the merger proposal.

On May 5, 2024, the Chair of BBVA sent an email to the Chairman of Banco Sabadell indicating that BBVA had no room to improve the economic terms of its merger proposal.

On May 6, 2024, the Chairman of Banco Sabadell contacted the Chair of BBVA to inform him of Banco Sabadell’s board of directors decision to reject BBVA’s proposal, shortly before it was publicly announced.

On May 6, 2024, Banco Sabadell published an inside information notice rejecting BBVA’s proposal and attaching a press release to this effect.

On May 8, 2024, BBVA’s board of directors unanimously approved undertaking an exchange offer to acquire all of the issued and outstanding Banco Sabadell shares at an exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus). BBVA’s board of directors also unanimously approved, in accordance with the provisions of article 14.5 of the Spanish Takeover Regulation, the calling of a general shareholders’ meeting to decide on the issue of the new BBVA shares to be offered as consideration pursuant to the exchange offer. On that same day, Banco Sabadell published an inside information notice disclosing that it had received the May 5, 2024 email from the Chair of BBVA informing Banco Sabadell that BBVA had no room to improve the economic terms of its merger proposal.

In the morning of May 9, 2024, the Chair of BBVA informed the Chairman of Banco Sabadell of BBVA’s board of directors’ decision to undertake the exchange offer, shortly before it was publicly announced through an inside information notice registered with the CNMV and published on the CNMV’s website on that same day.

On May 9, 2024 and June 25, 2024, RothschildCo España S.A. and Mediobanca - Banca di Credito Finanziario SpA, respectively, were formally engaged by BBVA as financial advisors in connection with the exchange offer and the intended merger with Banco Sabadell.

On July 5, 2024, BBVA’s extraordinary general shareholders’ meeting approved to authorize the increase of BBVA’s share capital in an amount of up to €551,906,524.05 through the issuance of up to 1,126,339,845 newly-issued BBVA shares to be offered to the holders of Banco Sabadell shares pursuant to the exchange offer. Such capital increase resolution was approved with shareholders representing 70.75% of the outstanding BBVA shares present at such meeting and 96.01% of such shareholders voting in favor. BBVA’s extraordinary general shareholders’ meeting also authorized BBVA’s board of directors to, either by itself or through a delegated body, execute, partially or in full, such share capital increase, in one or multiple times, for a period of one year from the date of the general shareholders’ meeting, and to establish the terms and conditions of such capital increase as deemed appropriate.

On October 1, 2024, Banco Sabadell paid a dividend of €0.08 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the original exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares to one newly-issued BBVA share for each 5.0196 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €2.04 per ex-dividend Banco Sabadell share).

On October 10, 2024, BBVA paid a dividend of €0.29 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.29 in cash for each 5.0196 Banco Sabadell shares tendered and not withdrawn.

On January 9, 2025, BBVA announced a modification to one of the conditions to completion of the exchange offer. While completion of the exchange offer, as announced on May 9, 2024, initially required the acceptance of the exchange offer by at least a number of Banco Sabadell shares representing 50% of Banco Sabadell’s share capital, on January 9, 2025, BBVA reduced this minimum acceptance condition to require acceptance of the exchange offer by a number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time).

On March 28, 2025, Banco Sabadell paid a dividend of €0.1244 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.0196 Banco Sabadell shares to one newly-issued BBVA share for each 5.3456 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.9156 per ex-dividend Banco Sabadell share).

On April 10, 2025, BBVA paid a dividend of €0.41 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.70 in cash for each 5.3456 Banco Sabadell shares tendered and not withdrawn.

On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. In accordance with the Spanish Competition Law, the CNMC’s resolution was communicated to the Spanish Minister of Economy, Trade and Business, who decided on May 27, 2025 to refer the CNMC’s resolution to the Spanish Council of Ministers for review on the basis of general public interest.

On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization.

On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization.

On August 11, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings.

On August 29, 2025, Banco Sabadell paid a dividend of €0.07 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.3456 Banco Sabadell shares to one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.8456 per ex-dividend Banco Sabadell share).

On September 5, 2025, the CNMV authorized the exchange offer and approved the takeover bid prospectus (folleto informativo) prepared by BBVA with respect to the exchange offer, which was published in Spain on the same date.

BBVA’S REASONS FOR THE PROPOSED EXCHANGE OFFER

The board of directors of BBVA unanimously approved undertaking the exchange offer at a meeting held on May 8, 2024. In reaching its decision to approve these matters, BBVA’s board of directors consulted with BBVA’s management and its financial and legal advisors and considered a variety of factors, including, among others, the material factors described below. BBVA, following consideration and analysis by its board of directors, subsequently decided not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization and the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings. See “Background of the Exchange Offer”. This summary of BBVA’s reasons for undertaking the exchange offer and the synergies and other information presented in this section are forward-looking statements and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” in this offer to exchange/prospectus beginning on page 24 and the risks and uncertainties discussed under “Risk Factors” in this offer to exchange/prospectus beginning on page 42. This summary of BBVA’s reasons for undertaking the exchange offer and the synergies and the other information presented in this section has been prepared without access to non-public information relating to Banco Sabadell and on the basis of BBVA’s experience in prior transactions. However, the information used by BBVA may not be correct and the circumstances applicable to the exchange offer may not be comparable to any of BBVA’s prior transactions, which may result in BBVA failing to achieve the synergies described herein, incurring additional costs or failing to achieve the objectives of the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—BBVA may fail to fully realize the expected benefits and synergies of completing the exchange offer”.

BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell, which would result in Banco Sabadell becoming part of the BBVA Group. As soon as possible thereafter, and subject to compliance with the Council of Ministers’ Authorization, BBVA intends to promote a merger of the two entities. Pursuant to the Council of Ministers’ Authorization, BBVA will be able to undertake a merger with Banco Sabadell only following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. For additional information on the Council of Ministers’ Authorization, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

BBVA believes that the acquisition of control of Banco Sabadell and Banco Sabadell becoming part of the BBVA Group following completion of the exchange offer creates value for the shareholders of both entities, even though compliance with the Council of Ministers’ Authorization will delay the full realization of the expected synergies until consummation of a merger with Banco Sabadell. In particular, BBVA believes that the acquisition of control of Banco Sabadell and Banco Sabadell becoming part of the BBVA Group will result in:

•

The achievement of a larger scale in a highly competitive sector, resulting in higher efficiency (as a result of the savings that BBVA expects to be able to realize following acquisition of control of Banco Sabadell and consummation of a merger with Banco Sabadell). Scale is essential in the financial sector in order to be able to meet increasing fixed costs associated with the investments in technology that will need to be made over the next few years in the face of changing client needs. The implementation of new technologies, such as artificial intelligence and machine learning, the management of technological risks, especially those related to the resilience or defense against external threats, such as cyberattacks, the adaptation to new rules and regulations that will arise precisely as a result of the evolution of these technologies, taking into account the requirements under new regulations (such as Regulation DORA), will all be critical. These investments are necessary in order to continue with the digital transformation that the industry is facing and to compete with new operators and large technology companies that have lighter cost structures and more flexible value propositions in the most profitable businesses.

The consolidated group would be the second largest financial group in Spain with a combined loan market share close to 22% (14.0% BBVA and 8.3% Banco Sabadell, as of December 31, 2024), based on December 31, 2024 information.

BBVA estimates that following completion of the exchange offer, the group will have consolidated total assets above €1 trillion and more than 100 million customers worldwide.

•

The creation of a group that reflects the financial results of BBVA and Banco Sabadell. As of or for the year ended December 31, 2024, as applicable, BBVA had an attributable profit of €10,054 million, a ROTE of 19.7% and an NPA ratio of 3.0%, and Banco Sabadell had an attributable profit of €1,827 million, a ROTE of 14.9% and an NPA ratio of 2.84%, which would result in an estimated consolidated ROTE of 20.7%. As of or for the six months ended June 30, 2025, as applicable, BBVA had an attributable profit of €5,447 million, a ROTE of 20.4% and an NPA ratio of 2.9%, and Banco Sabadell had an attributable profit of €975 million, a ROTE of 15.3% and an NPA ratio of 2.47%, which would result in an estimated consolidated ROTE of 20.2%. As of June 30, 2025, BBVA had a CET1 ratio of 13.34% and Banco Sabadell had a CET1 ratio of 13.56%, and as a result, the estimated CET1 ratio of the group as of June 30, 2025, on a fully-loaded basis (if the exchange offer had been completed and assuming acceptance by holders of Banco Sabadell shares representing 100% of the share capital of Banco Sabadell), would have been 13.00%.

•

The consolidation of very complementary businesses, both in terms of geographical diversification, which would increase the BBVA Group’s Eurozone exposure by five percentage points, in terms of total assets, and by nine percentage points, in terms of attributable profit, and in terms of the positioning in different client segments in Spain, where Banco Sabadell has more weight in SMEs (with a market share of 12.9% compared to BBVA’s market share of 12.0%) and BBVA has more weight in the retail segment (with a market share of 14.8% compared to Banco Sabadell’s market share of 6.5%, including mortgages and consumer loans) and in large enterprises, in each case, based on 2024 figures. This geographic and client segment positioning diversification is expected to make the group more resilient to macroeconomic impacts.

Banco Sabadell becoming part of the BBVA Group will result in a consolidated group that is more geographically diversified and that has a more balanced loan portfolio in Spain, with 47% of the portfolio in loans to retail customers (compared to 49% and 44% for BBVA and Banco Sabadell, respectively), 26% of the portfolio in loans to SMEs (compared to 23% and 33% for BBVA and Banco Sabadell, respectively) and 13% of the portfolio in loans to corporate and investment banking customers in Spain (compared to 15% and 10% for BBVA and Banco Sabadell, respectively), based on publicly-available financial disclosures of each of BBVA and Banco Sabadell as of December 31, 2024.

Additionally, both entities have a clear strategic focus on digitization (66% of BBVA’s new clients in 2024 registered through digital channels, while 54% of Banco Sabadell’s clients registered through digital channels in 2024) and sustainability (BBVA channeled approximately €99 billion into sustainable businesses in 2024 and Banco Sabadell mobilized more than €19 billion in sustainable finance in 2024, in each case, according to their respective annual results presentation).

The clients of Banco Sabadell may receive the services derived from the technological and digital capabilities of BBVA, which has been investing for years in technology to improve the user experience and offer personalized recommendations. Additionally, following completion of the exchange offer, Banco Sabadell’s clients may have access to a more comprehensive product and services offering and to other international markets in the countries where BBVA is present, thereby expanding their opportunities for business.

•

The estimated CET1 ratio of the consolidated group as of June 30, 2025, on a fully-loaded basis, would be above 12% (see “The Exchange Offer—Certain Consequences of the Exchange Offer—Impact of the Acquisition of Control of Banco Sabadell on the BBVA Group’s CET1 Ratio”), showing resilience to external impacts and a lower vulnerability through economic cycles due to increased diversification. The consolidated group would also have greater capacity to offer financing to individuals and companies as a result of a greater profit-generation capacity (which capacity will vary depending on whether a merger with Banco Sabadell is consummated). European regulators, in particular the ECB, have repeatedly pointed out that bank consolidation generates significant benefits at both the micro and macro level, improving banks’ solvency and efficiency through increased scale and greater revenue diversification.

•	Finally, BBVA believes that completion of the exchange offer will have a positive impact on other stakeholders:

•	Clients of both entities will have access to a value proposition characterized by the complementary nature of the franchises, a broader product offering and the global reach of the consolidated group.

•

Employees of both entities, within the scope of group policies and respecting the autonomous management of each entity, will have access to new professional growth opportunities in a global group. The acquisition of control of Banco Sabadell seeks to preserve the best talent and culture of both entities.

Completion of the exchange offer could also have a greater direct contribution to society through increased taxes (which contribution will vary depending on whether a merger with Banco Sabadell is consummated).

Estimated Synergies

The Council of Ministers’ Authorization requires BBVA to comply with the Autonomy Condition during the No-merger Period, which, among other matters, requires that, during the No-merger Period, BBVA and Banco Sabadell maintain separate legal personality and shareholders’ equity. It is possible that the Autonomy Condition will be declared void as a result of the Administrative Appeal.

The Council of Ministers’ Authorization does not prevent the acquisition of control of Banco Sabadell nor BBVA and Banco Sabadell from sharing best practices and operating efficiencies aimed at maximizing the respective value of each entity, subject to compliance with the Autonomy Condition. In this sense, BBVA has estimated (i) the synergies that it expects to realize as a result of the acquisition of control of Banco Sabadell and (ii) the synergies that it expects to realize upon consummation of a merger with Banco Sabadell following the No-merger Period.

BBVA expects that compliance with the CNMC Commitments will not have a significant impact on the synergies described below. Additionally, the synergies described below have not taken into account the activity of Banco Sabadell in the United Kingdom, which means that the TSB Sale, if consummated, would not have an impact on such synergies, except with respect to certain financing cost savings described below.

Estimated Synergies as a Result of the Acquisition of Control of Banco Sabadell

BBVA estimates that it would be able to realize approximately €175 million annually before taxes in operational cost savings in Spain and Mexico during the second and third year following acquisition of control of Banco Sabadell. These synergies would continue to be realized during the fourth and fifth year following acquisition of control of Banco Sabadell if the Autonomy Condition remains in effect after June 24, 2028 for an additional two-year period. As described elsewhere herein, it is possible that the Autonomy Condition will be declared void as a result of the Administrative Appeal.

During the No-merger Period, BBVA and Banco Sabadell would continue to operate in an autonomous manner in accordance with the Council of Ministers’ Authorization. These synergies would be associated mainly with the following:

i.

Economies of scale and review of contractual terms with suppliers. During the No-merger Period, BBVA and Banco Sabadell may begin to capture efficiencies through the joint and progressive coordination of their relationships with third parties. Firstly, through the review of contractual terms with shared suppliers. Without compromising their autonomous management, BBVA and Banco Sabadell may renegotiate relevant agreements (in areas such as technology, marketing, ancillary services, or consulting) taking advantage of the most favorable terms of each entity and the improved negotiating leverage of the consolidated group, which may translate into better prices, more favorable clauses, or indirect contractual synergies. Secondly, suppliers may be progressively unified in non-critical areas, such as ancillary services and marketing, resulting in better pricing conditions due to economies of scale and a better competitive position for the supplier servicing the BBVA Group. Finally, this approach enables improvements in procurement processes by sharing expense analyses, approval criteria, and supplier evaluations. This will facilitate the early identification of structural inefficiencies, which will then inform final integration plans. All of the foregoing would be done within the framework of autonomous management and the maximization of the value of each entity.

ii.

Improvements in the productivity of banking operations. Both entities will seek, first, to drive early productivity improvements through a comparative analysis process between different areas that, without compromising their autonomous management, seeks to identify gaps in operational efficiency and effectiveness by comparing key metrics, including cost per customer or transaction, processes performed per employee in a transaction, level of automation and digitalization ratios. This is expected to facilitate the identification of operational best practices in each type of banking transaction.

Based on the sharing of best practices, parallel automation initiatives are expected to be implemented in administrative or back-office tasks, such as document validation or regulatory reporting, generating savings for each entity. Likewise, the use of supplier capacity in centralized back offices is expected to be optimized as new technologies, particularly the cutting-edge application of artificial intelligence, enable greater process automation, achieving efficiency gains without the need to restructure operational areas.

iii.

The implementation of best practices derived from being part of a larger global group. This includes the voluntary adoption of advanced methodologies in areas such as risk management, resilience and cybersecurity, fraud prevention and anti-money laundering alert management, software development productivity, cloud computing, ESG, customer experience, data governance, and the practical application of new technologies (particularly artificial intelligence, quantum computing, blockchain, and the tokenization of digital assets), through joint committees or cross-functional technical teams, without compromising the autonomous management of each entity.

In addition, BBVA and Banco Sabadell are expected to be able to progressively align their organizational cultures, leadership styles and talent programs through shared training, development and succession planning initiatives, offering greater opportunities to their employees and reinforcing their commitment to the BBVA Group, within the framework of autonomous management and the maximization of the value of each entity.

The principal assumptions BBVA has used in preparing these operational cost savings estimates include assumptions regarding the extent and quantum of contracts with suppliers that may be renegotiated for better terms in light of the improved negotiating leverage of the consolidated group; the level of productivity improvements derivable from the implementation of identified best practices; and BBVA’s ability to identify and apply best practices across the broader group once it obtains control of Banco Sabadell.

These assumptions are based on BBVA’s experience in prior transactions. However, the information used by BBVA may not be correct and the circumstances applicable to the exchange offer may not be comparable to any of BBVA’s prior transactions, which may result in BBVA failing to achieve the synergies described above or incurring additional costs. See “Risk Factors—Risks Related to the Exchange Offer—BBVA may fail to fully realize the expected benefits and synergies of completing the exchange offer”.

BBVA estimates that obtaining these operating cost synergies will not require incurring significant restructuring costs.

With the main aim of expediting the realization of the synergies expected to be realized upon consummation of a merger with Banco Sabadell following the No-merger Period, BBVA has estimated, based on its experience in prior transactions, that it will be necessary to incur restructuring costs (which will affect only the results of operations of BBVA) of approximately €60 million in the aggregate before taxes, regardless of whether the No-merger Period lasts for three years or remains in effect after June 24, 2028 for an additional two-year period). Such restructuring costs would primarily include investments in technology aimed at facilitating the achievement of savings during the integration process of the two entities, once the merger with Banco Sabadell is consummated.

Additionally, BBVA believes that once Banco Sabadell becomes part of the BBVA Group it would be able to realize financing cost savings of approximately €75 million annually before taxes in the third year following the acquisition of control of Banco Sabadell. These financing cost savings have been estimated by BBVA on the basis of the differences in the spreads for new issuances and maturities of various wholesale debt instruments of BBVA and the financing conditions of Banco Sabadell’s issuances as of December 31, 2024 (based on publicly-available information), and estimates prepared by BBVA’s financial advisors, which synergies are expected to be realized in accordance with the expected maturities of existing issuances of Banco Sabadell and their renewal under BBVA’s financing conditions.

If the TSB Sale is consummated, BBVA estimates that the financing cost savings of approximately €75 million annually before taxes will instead amount to approximately €60 million annually before taxes in the third year following the acquisition of control of Banco Sabadell while operating cost savings would remain unchanged.

As a result of the foregoing, BBVA estimates that by the third year following acquisition of control of Banco Sabadell the aggregate amount of savings (including operational cost savings and financing cost savings) will reach approximately €250 million annually before taxes (€235 million annually before taxes if the TSB Sale is consummated).

The synergies described above do not reflect any positive revenue synergies (including, among others, cross-selling opportunities, or higher productivity resulting from the sharing of best practices) or negative revenue synergies (including, among others, loss of business due to client overlap), as these have not been quantified by BBVA. Notwithstanding the foregoing, BBVA’s experience in previous transactions suggests that positive revenue synergies would outweigh negative revenue synergies, especially considering that both entities would have to operate in an autonomous manner during the No-merger Period, which would potentially mitigate significantly the risks associated with negative revenue synergies.

BBVA estimates that net positive revenue synergies could start to be realized as soon as in the first year following completion of the exchange offer as a result of the progressive implementation of best practices between the two entities, subject to the operational decisions taken by each entity as part of their autonomous management. These synergies would be associated mainly with the business opportunities resulting from the combination of complementary businesses and the international footprint of the BBVA Group.

Finally, with the information available to BBVA as of the date of this offer to exchange/prospectus, BBVA estimates that the acquisition of control of Banco Sabadell would result in additional lending capacity for society as a whole. BBVA estimates that the entities would together have an additional capacity for lending to households and businesses in Spain during the No-merger Period of approximately €1,000 million in the second year following the acquisition of control of Banco Sabadell and approximately €1,500 million per year beginning the third year following the acquisition of control of Banco Sabadell and continuing through the time of a subsequent merger. Such additional lending capacity has been estimated by BBVA using the methodology described below under “—Estimated Synergies Following Consummation of a Merger with Banco Sabadell”.

Estimated Synergies Following Consummation of a Merger with Banco Sabadell

Following the No-merger Period (the length of which could be shortened if the Autonomy Condition is declared void as a result of the Administrative Appeal, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”) and the consummation of a merger with Banco Sabadell, on the basis of information publicly available to BBVA as of the date of this offer to exchange/prospectus, BBVA estimates that it would be able to realize operating cost savings of approximately €835 million annually before taxes in Spain and Mexico. These operating cost savings would include approximately €510 million of annual operational cost savings before taxes (mainly administration and technology) and approximately €325 million of annual personnel cost synergies before taxes.

With respect to operational cost savings, BBVA estimates that the consummation of a merger following the No-merger Period would result in the integration of Banco Sabadell’s customers, operations and incremental activity under BBVA’s technological network, systems and infrastructure, which is expected to allow the group to have a unique technological platform (core banking), generating savings from avoiding redundancies in investments and expenses in transformation, regulatory and legal compliance, cybersecurity, fraud protection and development of platforms for new businesses, as well as avoiding redundancies in data center operations. Additionally, BBVA expects that it would achieve increased efficiency in central services in Spain and Mexico. In the United Kingdom, BBVA has not estimated any cost savings.

BBVA estimates that, following consummation of a merger with Banco Sabadell, it would also be possible to rationalize the group’s branch network in Spain, with such rationalization being limited to less than 10% of the combined network. Such rationalization would result in the closure of approximately 300 of the 683 branch offices within a proximity of less than 300 meters identified in the combined group network.

Additionally, BBVA estimates that following consummation of a merger with Banco Sabadell financing cost savings would reach approximately €85 million annually before taxes, which savings are expected to be realized in accordance with the expected maturities of existing issuances of Banco Sabadell and their renewal under BBVA’s financing conditions. These estimated financing cost savings could change as a result of changes in the ratings of BBVA and Banco Sabadell.

If the TSB Sale is consummated, BBVA estimates that the financing cost savings of approximately €85 million annually before taxes will instead amount to approximately €65 million annually before taxes while operating cost savings would remain unchanged.

BBVA expects to realize in full the estimated €920 million in annual savings (€900 million if the TSB Sale is consummated) described above in the first year after the merger with Banco Sabadell is consummated as it expects to be able to plan and prepare their realization during the No-merger Period, which will allow for the estimated synergies to be realized from once the merger is consummated. These estimated annual savings would include the €250 million annual cost savings, or €235 million annual costs savings if the TSB Sale is consummated, as applicable, described above under “—Estimated Synergies as a Result of the Acquisition of Control of Banco Sabadell”.

To achieve these cost savings, BBVA has estimated restructuring costs that include the closure of branch offices, personnel reductions, severance costs and other necessary expenses for the integration of both entities, in each case considering BBVA’s experience in prior transactions.

The aggregate amount of these restructuring costs is estimated at approximately €1,390 million before taxes (which would be in addition to the €60 million before taxes restructuring costs described under “—Estimated Synergies as a Result of the Acquisition of Control of Banco Sabadell”), which would be recorded in the income statement in the first year once the restructuring plan has been approved by the corporate bodies of the resulting entity, once the merger is consummated. Additionally, BBVA estimates extraordinary expenses of €48 million per year before taxes for amortizations for a period of five years following the consummation of the merger with Banco Sabadell, mainly from investments necessary to carry out the integration.

Additionally, with the information available to BBVA as of the date of this offer to exchange/prospectus, BBVA estimates that the consummation of a merger with Banco Sabadell would result in additional lending capacity for society as a whole. BBVA estimates that the resulting entity would have an additional lending capacity of approximately €5,400 million per year to households and businesses in Spain from the first year after the merger is consummated.

The additional lending capacity of the resulting entity has been calculated on the basis of the synergies described above, the realization of which is estimated would allow for the generation of approximately €644 million in additional net attributable profit annually. Of this additional net attributable profit, after assuming a distribution to shareholders of approximately 50% of such net attributable profit annually, in line with BBVA’s current shareholder remuneration policy, approximately €322 million would be reinvested in capital. If a 12% CET1 ratio is maintained, this additional capital would permit the group to increase its risk-weighted assets by approximately €2,700 million. Assuming new loans would have an estimated risk weight of 50% (in line with the average risk weight for BBVA’s loans for homes and businesses in Spain), the approximately €2,700 million increase in risk-weighted assets would correspond to additional lending capacity of approximately double that amount, or approximately €5,400 million.

As of the date of this offer to exchange/prospectus, it is not possible to predict the percentage of this new lending capacity that will result in additional loan origination, which will depend, among other factors, on the level of demand for credit in the upcoming years.

If BBVA waives the Minimum Acceptance Condition and, as a result, does not obtain control of Banco Sabadell following completion of the exchange offer, it may not be able to realize the synergies described above. See “The Exchange Offer—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition—Acquisition of control of Banco Sabadell” and “Risk Factors—Risks Relating to the Exchange Offer—If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer”.

THE EXCHANGE OFFER

The Exchange Offer

BBVA is undertaking the exchange offer pursuant to the offering documents published (or that will be published) in Spain and made available (or that will be made available) to all shareholders of Banco Sabadell, to acquire all of the issued and outstanding Banco Sabadell shares. The exchange offer is addressed to U.S. holders of Banco Sabadell shares pursuant to this offer to exchange/prospectus.

The distribution of this offer to exchange/prospectus and the making of the exchange offer may, in some jurisdictions, be restricted by applicable law. The exchange offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this offer to exchange/prospectus should inform themselves of and observe these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. BBVA does not assume any responsibility for any violation by any person of any of these restrictions.

Consideration

BBVA is offering to holders of Banco Sabadell shares one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus).

The term “exchange ratio” as used in this offer to exchange/prospectus means the exchange ratio of one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus), unless the context otherwise requires. The term “exchange offer cash consideration” as used in this offer to exchange/prospectus means an amount in cash equal to €0.70 for each 5.5483 Banco Sabadell shares (adjusted, as the case may be, as described in this offer to exchange/prospectus).

As the consideration consists in part of newly-issued BBVA shares, BBVA’s board of directors, at the meeting at which it unanimously approved undertaking the exchange offer and in accordance with the provisions of article 14.5 of the Spanish Takeover Regulation, also approved the calling of a general shareholders’ meeting to decide on the issue of the new BBVA shares in the amount necessary to fully cover the share exchange. On July 5, 2024, BBVA’s extraordinary general shareholders’ meeting approved to authorize such capital increase, with shareholders representing 70.75% of the outstanding BBVA shares present at such meeting and 96.01% of such shareholders voting in favor. Pursuant to the provisions of article 14.2.c) of the Spanish Takeover Regulation, BBVA shall request the admission to trading of the newly-issued BBVA shares on the same markets on which its shares are currently listed, within the regulatory deadlines established.

With respect to the exchange offer cash consideration, tendering holders of Banco Sabadell shares that tender a number of Banco Sabadell shares that does not entitle them to receive at least one newly-issued BBVA share, or that entitles them to receive a whole number of newly-issued BBVA shares but have an excess number of Banco Sabadell shares that would entitle them to receive a cash payment in lieu of a fractional BBVA share, will receive an amount in cash equal to €0.70 multiplied by the fraction of a BBVA share that they would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the exchange offer cash consideration.

If Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the share exchange offered as consideration in the exchange offer or in such subsequent squeeze-out transaction, or both, as applicable, will be adjusted accordingly by an amount equal to the gross amount of the distribution per Banco Sabadell share. The adjustment will be made taking into account the weighted average price per BBVA share during the three-month period prior to the publication of BBVA’s announcement of its intention to make the exchange offer (that is, €10.24 per BBVA share) and the equivalent price per Banco Sabadell share resulting from the application of the original exchange ratio of 4.83 (that is, €2.12 per Banco Sabadell share), reduced by the amount of any distribution of dividends, reserves or any other type of distribution by Banco Sabadell to Banco Sabadell’s shareholders after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 1, 2024, Banco Sabadell paid a dividend of €0.08 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the original exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares to one newly-issued BBVA share for each 5.0196 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €2.04 per ex-dividend Banco Sabadell share). On March 28, 2025, Banco Sabadell paid a dividend of €0.1244 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.0196 Banco Sabadell shares to one newly-issued BBVA share for each 5.3456 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.9156 per ex-dividend Banco Sabadell share). On August 29, 2025, Banco Sabadell paid a dividend of €0.07 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.3456 Banco Sabadell shares to one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.8456 per ex-dividend Banco Sabadell share). There may be further adjustments as a consequence of any further distribution of dividends, reserves or any other type of distribution, which have not been announced as of the date of this offer to exchange/prospectus, by Banco Sabadell to Banco Sabadell’s shareholders prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, and any such adjusted exchange ratio would be rounded to four decimals places, with 0.00005 being rounded up. There will be no adjustments to the share exchange offered as consideration in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by Banco Sabadell of any Banco Sabadell shares pursuant to the Banco Sabadell Share Buy-Back Programs or any other share buy-back program.

If BBVA makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the consideration payable upon settlement of the exchange offer or settlement of such subsequent squeeze-out transaction, or both, as applicable, will be adjusted upwards by including a cash payment for each Banco Sabadell share tendered pursuant to the exchange offer or acquired in such subsequent squeeze-out transaction, or both, as applicable, equal to the gross amount of the relevant distribution per BBVA share divided by the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 10, 2024, BBVA paid a dividend of €0.29 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.29 in cash for each 5.0196 Banco Sabadell shares tendered and not withdrawn (the then-applicable exchange ratio). On April 10, 2025, BBVA paid a dividend of €0.41 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.70 in cash for each 5.3456 Banco Sabadell shares tendered and not withdrawn. The purpose of the exchange offer cash consideration is to provide tendering holders of Banco Sabadell shares with an amount equivalent to the aggregate amount of all distributions of dividends, reserves or any other type of distributions made to shareholders of BBVA after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. As a result, tendering holders of Banco Sabadell shares will receive this equivalent amount once they become shareholders of BBVA. There will be no adjustments to the exchange offer cash consideration offered in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by BBVA of any BBVA shares pursuant to any share buy-back program. BBVA does not intend to make any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) during the acceptance period.

For a comparison of the rights of holders of BBVA shares and Banco Sabadell shares, see “Comparison of Rights of Holders of BBVA Shares and Banco Sabadell Shares” in this offer to exchange/prospectus.

Timing of the Exchange Offer

The exchange offer commences on September 8, 2025 (the “commencement date”) and will expire at 5:59:59 p.m. Eastern time (11:59:59 p.m. Central European time) on the expiration date.

The term “expiration date” as used in this offer to exchange/prospectus means the date on which the exchange offer will expire, which is currently October 7, 2025, unless the exchange offer is extended, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. The term “acceptance period” as used in this offer to exchange/prospectus means the period between the commencement date and the expiration date. Declarations of acceptance sent by holders of Banco Sabadell shares after the expiration date, or that are subject to conditions, will not be valid and will not be taken into account for purposes of the exchange offer.

Banco Sabadell shares tendered into the exchange offer may be withdrawn at any time prior to the last day of the acceptance period in accordance with the procedures described below under “—Procedure for Tendering—Withdrawal Rights”. Brokers and other securities intermediaries may set their own cut-off dates and times to receive instructions to withdraw Banco Sabadell shares that are earlier than the deadline specified in this offer to exchange/prospectus. You should contact your broker or other securities intermediary to determine the cut-off date and time that applies to you.

Extension, Termination and Amendment

BBVA may extend the period of time in which the exchange offer is open one or more times in accordance with the provisions of article 23 of the Spanish Takeover Regulation, provided that such extension complies with U.S. securities laws, and, provided further that the acceptance period does not exceed 70 calendar days and that any extension is communicated in advance to the CNMV. The extension of the acceptance period, if any, must be announced at least three calendar days before the then-scheduled expiration date of the acceptance period, indicating the circumstances that motivate such extension. If BBVA extends the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which BBVA extends the exchange offer. The CNMV may also extend the exchange offer acceptance period at its own discretion under the circumstances set forth in the Spanish Takeover Regulation, including (i) following a supplement to the offering documents published (or that will be published) in Spain when the CNMV considers that the materiality of the information disclosed in such supplement makes the extension of the exchange offer appropriate; or (ii) in other cases where the CNMV deems such extension necessary, through a justified resolution and to the extent legally possible.

During any such extension, all Banco Sabadell shares validly tendered into, and not withdrawn from, the exchange offer prior to that date will remain subject to the exchange offer, subject to your right to withdraw your Banco Sabadell shares. You should read the discussion below under “—Procedure for Tendering—Withdrawal Rights” for more information about your ability to withdraw tendered shares.

BBVA will extend the exchange offer, to the extent required by the U.S. federal securities laws (including Rule 14e-1 under the Exchange Act), if BBVA:

•	makes a material change to the terms of the exchange offer;

•	makes a material change in the information concerning the exchange offer; or

•	waives a material condition of the exchange offer.

In accordance with the SEC’s interpretation of the relevant U.S. federal securities laws, following a material change to the exchange offer (other than with respect to the offer price or the amount of securities sought and similarly significant changes), the exchange offer must remain open for five U.S. business days from the date that the material changes are disseminated to securityholders.

Pursuant to article 31 of the Spanish Takeover Regulation, BBVA may make a material change to the terms of the exchange offer, including reducing or eliminating the Minimum Acceptance Condition, at any time before the fifth natural day prior to the end of the acceptance period. Except as described under “—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition”, pursuant to U.S. federal securities laws (including Rule 14e-1 under the Exchange Act), BBVA may make a material change to the terms of the exchange offer only if, following such a material change, the exchange offer remains open for five U.S. business days from the date such material change was disseminated to holders of Banco Sabadell shares.

Where required by applicable law and regulation, BBVA will publish a supplement prospectus if the exchange offer is extended, terminated, amended or delayed, as promptly as practicable. No subsequent offering period will be available after the exchange offer.

For purposes of the exchange offer, a “Spanish business day” means any day other than a Saturday, Sunday or a public holiday in Spain and shall consist of the time period from 12:01 a.m. through 12:00 (midnight) Central European Time; “Spanish stock exchange business day” means any day other than a Saturday, Sunday or other day on which the Spanish Stock Exchanges are closed; and “U.S. business day” means any day other than a Saturday, Sunday or federal holiday in the United States and shall consist of the time period from 12:01 a.m. through 12:00 (midnight) Eastern time.

Non-Opposition of the ECB

Pursuant to the provisions of the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015, of February 13, implementing the Regulation, Supervision and Solvency of Credit Institutions Law, the acquisition by BBVA of control of Banco Sabadell resulting from the exchange offer was subject to the duty of prior notification to the Bank of Spain and to the obtainment of the non-opposition by the ECB. The ECB’s non-opposition was obtained on September 5, 2024.

Conditions to Completion of the Exchange Offer

In accordance with the provisions of articles 13 and 26 of the Spanish Takeover Regulation, completion of the exchange offer is subject to the fulfillment of the following conditions:

i.	In accordance with the provisions of article 13.2.b) of the Spanish Takeover Regulation, the Minimum Acceptance Condition.

ii.

In accordance with the provisions of article 13.2.d) of the Spanish Takeover Regulation, the approval by BBVA’s general shareholders’ meeting of the increase of its share capital through the issue of new BBVA shares with non-cash contributions in an amount which is sufficient to fully cover the share consideration offered to the shareholders of Banco Sabadell pursuant to the exchange offer. This condition was satisfied on July 5, 2024.

iii.

In accordance with the provisions of article 26.1 of the Spanish Takeover Regulation, the express or tacit authorization of the economic concentration resulting from completion of the exchange offer by the CNMC. On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, this condition is considered satisfied.

iv.

In accordance with the provisions of article 13.2.d) of the Spanish Takeover Regulation, the authorization of the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, by the PRA. The PRA authorized the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, on September 2, 2024.

For the exchange offer to be completed, each of these conditions must be satisfied or waived as of the end of the acceptance period. See “The Exchange Offer—Extension, Termination and Amendment”.

As of the date of this offer to exchange/prospectus, the Minimum Acceptance Condition is the only condition pending satisfaction or waiver. As a result, if the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA does not waive the Minimum Acceptance Condition, the exchange offer will not be completed.

As of the date of this offer to exchange/prospectus, BBVA does not intend to waive the Minimum Acceptance Condition. Any decision to waive the Minimum Acceptance Condition would be based on, among other factors, the number of Banco Sabadell shares tendered in the exchange offer and not withdrawn, the price per Banco Sabadell share that BBVA would be required to offer in any subsequent Mandatory Tender Offer, business developments, macroeconomic developments and conditions, and prevailing market conditions. BBVA has undertaken not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time). If the Minimum Acceptance Condition is waived, pursuant to the Spanish Takeover Regulation, BBVA would be required within one month following completion of the exchange offer to request CNMV authorization to launch a Mandatory Tender Offer. Additionally, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer. See “Risk Factors—Completion of the exchange offer is subject to the Minimum Acceptance Condition. If such condition is not satisfied or waived, the exchange offer will not be completed. If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA will be required to launch a Mandatory Tender Offer” and “—If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer”.

Potential Waiver by BBVA of the Minimum Acceptance Condition

As of the date of this offer to exchange/prospectus, BBVA does not intend to waive the Minimum Acceptance Condition. Any decision to waive the Minimum Acceptance Condition would be based on, among other factors, the number of Banco Sabadell shares tendered in the exchange offer and not withdrawn, the price per Banco Sabadell share that BBVA would be required to offer in any subsequent Mandatory Tender Offer, business developments, macroeconomic developments and conditions, and prevailing market conditions. BBVA has undertaken not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time).

If the number of Banco Sabadell shares that permits BBVA to acquire at least more than half of the voting rights of the Banco Sabadell shares at the end of the acceptance period (excluding any treasury shares held by Banco Sabadell as of that time) do not accept the exchange offer before the end of the acceptance period, and BBVA waives the Minimum Acceptance Condition and therefore the exchange offer is completed, BBVA believes that completion of the exchange offer would continue to create value for the shareholders of both entities.

If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA would continue to be subject to the Council of Ministers’ Authorization (including the Autonomy Condition and the CNMC Commitments) following completion of the exchange offer. For the avoidance of doubt, the Council of Ministers’ Authorization does not prevent the acquisition of control of Banco Sabadell.

Timing of any waiver of Minimum Acceptance Condition

If the Minimum Acceptance Condition has not been satisfied as of the end of the acceptance period, pursuant to the Spanish Takeover Regulation, BBVA may waive the Minimum Acceptance Condition after the expiration date of the exchange offer. In this case, pursuant to the Spanish Takeover Regulation, the acceptance period would not be reopened, nor would withdrawal rights be provided to holders who have tendered their Banco Sabadell shares into the exchange offer.

In accordance with Spanish law and practice, the CNMV will inform (the “CNMV Notification”) BBVA of the number of Banco Sabadell shares tendered in the exchange offer and not withdrawn within five Spanish stock exchange business days following the end of the acceptance period. It is only upon receipt of the CNMV Notification that BBVA will know the final number of Banco Sabadell shares tendered in the exchange offer and whether the Minimum Acceptance Condition has been satisfied. Pursuant to the Spanish Takeover Regulation, BBVA would be permitted to waive the Minimum Acceptance Condition through the first Spanish stock exchange business day following the date on which BBVA receives the CNMV Notification.

The SEC granted to BBVA no-action relief with respect to Rule 14d-4(d)(2) under the Exchange Act on September 2, 2025. Rule 14d-4(d)(2)(i) under the Exchange Act requires that, in the event of a material change other than price or share levels, including the waiver of a material condition, an exchange offer must remain open for at least five U.S. business days from the date that the related material changes to the exchange offer materials are disseminated to security holders. The relief granted to BBVA by the SEC permits BBVA to, following the expiration date of the exchange offer, waive the Minimum Acceptance Condition in accordance with Spanish law and practice (i.e., through the first Spanish stock exchange business day following the date on which BBVA receives the CNMV Notification) in the event that the Minimum Acceptance Condition has not been satisfied as of the end of the acceptance period, without extending the acceptance period or providing withdrawal rights in connection with any such waiver. Such relief is conditioned upon BBVA’s undertaking not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time). See “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

As a result of the foregoing, holders of Banco Sabadell shares will not know whether BBVA will waive the Minimum Acceptance Condition at the time of deciding whether or not to tender their Banco Sabadell shares into the exchange offer. In addition, as described elsewhere in this offer to exchange/prospectus, holders of Banco Sabadell shares may withdraw their declarations of acceptance only prior to the last day of the acceptance period. Consequently, holders of Banco Sabadell shares who have tendered their Banco Sabadell shares into the exchange offer will not have an opportunity to withdraw their declarations of acceptance following any waiver of the Minimum Acceptance Condition.

Because BBVA would be permitted to waive the Minimum Acceptance Condition when U.S. holders of Banco Sabadell shares no longer have the withdrawal rights required under U.S. law in the absence of the no-action relief granted by the SEC, U.S. holders of Banco Sabadell shares are cautioned to consider not tendering their Banco Sabadell shares into the exchange offer if their willingness to tender their Banco Sabadell shares would be affected by such a waiver by BBVA of the Minimum Acceptance Condition.

Mandatory Tender Offer

If BBVA holds less than a majority (but at least a 30%) interest in Banco Sabadell following completion of the exchange offer as a result of a waiver of the Minimum Acceptance Condition, pursuant to the Spanish Takeover Regulation, BBVA will be required within one month following completion of the exchange offer to request CNMV authorization to launch a Mandatory Tender Offer. Pursuant to the Spanish Takeover Regulation, a Mandatory Tender Offer would need to be made at an “equitable price” in cash in accordance with article 9.2.e) of the Spanish Takeover Regulation. Pursuant to the Spanish Takeover Regulation, as an alternative to cash consideration, BBVA may (but it is not obligated to) also offer shares, or a combination of cash and shares, pursuant to a Mandatory Tender Offer, at the election of any tendering Banco Sabadell shareholders (so that such tendering Banco Sabadell shareholders could elect to receive the cash consideration or the alternative consideration of shares or a combination of cash and shares). Funding requirements for the Mandatory Tender Offer could vary significantly depending on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and the number of Banco Sabadell shares tendered and not withdrawn in the Mandatory Tender Offer. BBVA would finance any Mandatory Tender Offer using its existing resources.

In addition, following a Mandatory Tender Offer, BBVA will be permitted under Spanish law to acquire any untendered Banco Sabadell shares in the open market or otherwise in an unlimited amount and without giving rise to any obligation to make a further tender offer for any Banco Sabadell shares. BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell. If BBVA does not obtain control of Banco Sabadell following completion of the exchange offer and a Mandatory Tender Offer, BBVA may (but it is not obligated to) acquire additional Banco Sabadell shares, in the open market or otherwise, to eventually obtain control of Banco Sabadell. The execution, timing and manner of any such additional acquisitions will depend on many factors, including business developments, macroeconomic developments and conditions, and prevailing market conditions.

Impact on the BBVA Group’s CET1 ratio

Based on the assumptions described under “—Certain Consequences of the Exchange Offer—Impact of the Acquisition of Control of Banco Sabadell on the BBVA Group’s CET1 Ratio—50% Acceptance Scenario”, BBVA estimates that, if the exchange offer were accepted by holders of Banco Sabadell shares representing 30% of the share capital of Banco Sabadell (for purposes of this section, the “30% Acceptance Scenario”) and the exchange offer were completed as a result of a waiver of the Minimum Acceptance Condition, and BBVA did not have control of Banco Sabadell upon completion of the exchange offer, the estimated impact on the CET1 ratio of the BBVA Group as of June 30, 2025, on a fully-loaded basis, would have been a positive impact of 16 basis points. This is because BBVA’s investment in Banco Sabadell would be accounted for using the equity method of accounting and, accordingly, capital consumption would be calculated applying a 250% risk weight to BBVA’s investment in Banco Sabadell up to the relevant threshold (beyond this threshold, such investment would be deducted directly from the capital base, potentially leading to a negative impact of up to 5 basis points on the CET1 ratio of BBVA as of June 30, 2025 if the full investment were deducted directly instead of applying a 250% risk weight). In this no-control scenario, BBVA estimates that the consummation of the TSB Sale and payment of the TSB Sale Dividend following completion of the exchange offer would have a cumulative positive impact of 37 basis points on the BBVA Group’s CET1 ratio as of June 30, 2025, though if BBVA’s investment in Banco Sabadell were to exceed the relevant threshold and accordingly be deducted directly from the capital base, the positive impact could decrease to 16 basis points if the full investment were deducted directly instead of applying a 250% risk weight.

If the BBVA Group’s CET1 ratio were impacted as described above, the BBVA Group’s CET1 ratio would continue to be above mandatory regulatory requirements, and BBVA believes that it would continue to be well capitalized.

The estimated impacts above take into account the impact of the BBVA Share Buy-Back Program, given that the €993 million maximum aggregate amount of the BBVA Share Buy-Back Program is already considered for purposes of calculating the CET1 ratio of the BBVA Group as of June 30, 2025, even though such buy-back program is pending execution as of the date of this offer to exchange/prospectus.

The above estimated impacts on the CET1 ratio of the BBVA Group as of June 30, 2025 may be adversely affected as a result of a Mandatory Tender Offer, with the extent of such variation principally a function of the number of Banco Sabadell shares acquired pursuant to such Mandatory Tender Offer, the consideration offered (in cash or in cash and BBVA shares, as applicable) and the resulting calculation of minority interests.

Acquisition of control of Banco Sabadell

If the Minimum Acceptance Condition is satisfied and the exchange offer is completed, BBVA will control Banco Sabadell immediately following completion of the exchange offer. However, if the Minimum Acceptance Condition were waived and the exchange offer were completed, whether BBVA controls Banco Sabadell following completion of the exchange offer would depend on the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer and other facts and circumstances existing at such time, including, among other things, participation levels in Banco Sabadell’s general shareholders’ meetings and changes in Banco Sabadell’s shareholder base.

If BBVA does not control Banco Sabadell immediately following completion of the exchange offer, it is possible that BBVA will subsequently obtain control of Banco Sabadell as a result of a Mandatory Tender Offer. In addition, following a Mandatory Tender Offer, BBVA will be permitted under Spanish law to acquire any untendered Banco Sabadell shares in the open market or otherwise in an unlimited amount and without giving rise to any obligation to make a further tender offer for any Banco Sabadell shares.

There is no assurance that BBVA will eventually obtain control of Banco Sabadell if the exchange offer is completed following the waiver of the Minimum Acceptance Condition. Obtaining control of Banco Sabadell may take time. Until BBVA controls Banco Sabadell:

•	BBVA may not be able to carry out any of its strategic plans with respect to Banco Sabadell;

•	BBVA may not realize any of the synergies it expects to realize following completion of the exchange offer; and

•

BBVA will not be able to consolidate the financial position and results of operations of Banco Sabadell within its consolidated financial statements. Rather, BBVA will include the financial position and results of operations of Banco Sabadell in accordance with the relevant accounting criteria based on the percentage interest held by BBVA in Banco Sabadell, pursuant to the equity method of accounting.

Based on Banco Sabadell’s shareholding structure as of the date of this offer to exchange/prospectus and taking into account the historical average percentage of Banco Sabadell shares represented at Banco Sabadell’s general shareholders’ meetings over the past 10 years, BBVA believes it might be possible to nominate and have approved the majority of the board of directors of Banco Sabadell, and thereby control Banco Sabadell, with less than 50% of Banco Sabadell’s voting rights. If this were the case, BBVA would control Banco Sabadell in, effectively, the same way as it would with greater than 50% of Banco Sabadell’s voting rights. However, there is no assurance that BBVA will be able to nominate and have approved the majority of the board of directors of Banco Sabadell if the exchange offer is completed following the waiver of the Minimum Acceptance Condition. Additionally, even if control can be established initially with less than 50% of Banco Sabadell’s voting rights, changes in participation in general shareholders’ meetings and changes in Banco Sabadell’s shareholder base could eventually preclude BBVA from controlling Banco Sabadell with less than 50% of Banco Sabadell’s voting rights. If BBVA does not hold at least 50% of Banco Sabadell’s voting rights, then, theoretically, another

Banco Sabadell shareholder or a group of shareholders acting in concert could acquire over time more voting rights than BBVA and thereby deprive BBVA of control of Banco Sabadell, although a shareholder or group of shareholders seeking to acquire such a significant stake in Banco Sabadell would face significant hurdles (including requirements to obtain authorizations from the CNMV, the CNMC and the ECB, to launch a mandatory tender offer and to obtain other regulatory and antitrust approvals). As a result of the foregoing, controlling Banco Sabadell with less than 50% of Banco Sabadell’s voting rights is different from controlling Banco Sabadell with more than 50% of Banco Sabadell’s voting rights. BBVA can provide no assurance that it would be able to control Banco Sabadell with less than 50% of Banco Sabadell’s voting rights.

With control of Banco Sabadell under relevant accounting principles, BBVA will be able to consolidate the financial position and results of operations of Banco Sabadell within the BBVA Group’s consolidated financial statements. Additionally, once BBVA has control of Banco Sabadell, BBVA expects to realize the synergies and implement the plans for Banco Sabadell described elsewhere in this offer to exchange/prospectus, including the consummation of a merger with Banco Sabadell following the No-merger Period.

Antitrust Authorizations

The economic concentration resulting from completion of the exchange offer is subject to the authorization of the following antitrust authorities:

i.

The CNMC, in accordance with the Spanish Competition Law. On April 30, 2025, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the CNMC Commitments. On June 24, 2025, the Spanish Council of Ministers authorized the economic concentration resulting from completion of the exchange offer pursuant to the Council of Ministers’ Authorization. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization. As a result, the condition requiring the obtainment of the authorization of the economic concentration resulting from completion of the exchange offer by the CNMC is considered satisfied. See “—Spanish Antitrust Authorization” below.

ii.

The Mexican antitrust authorities, in accordance with the Mexican Competition Law. The Mexican antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on December 19, 2024. On May 30, 2025, the Mexican antitrust authorities issued a resolution extending their authorization until January 8, 2026.

iii.

The U.S. antitrust authorities, in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976. BBVA made a premerger notification filing on June 3, 2024. The 30-day waiting period with respect to that filing provided for under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on July 3, 2024 and, as a result, the economic concentration resulting from completion of the exchange offer was considered to be approved by the U.S. antitrust authorities assuming completion before July 3, 2025. BBVA made a new premerger notification filing on May 27, 2025. The 30-day waiting period with respect to such premerger notification filing expired on June 26, 2025.

iv.

The French antitrust authorities, in accordance with the provisions of the French Commercial Code. The French antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on July 9, 2024.

v.

The Portuguese antitrust authorities, in accordance with article 37 of Law 19/2012, of May 8. The Portuguese antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on July 10, 2024.

vi.

The Moroccan antitrust authorities, in accordance with article 11.3 of Law 104-12, on free pricing and competition. The Moroccan antitrust authorities authorized the economic concentration resulting from completion of the exchange offer on July 24, 2024.

In addition, on May 28, 2024 the exchange offer was notified on a voluntary basis to the CMA, the UK’s antitrust authority. On June  7, 2024 the CMA confirmed that it had no further questions regarding the exchange offer.

Spanish Antitrust Authorization

BBVA submitted to the CNMC its request for authorization of the economic concentration resulting from completion of the exchange offer on May 31, 2024. On April 30, 2025, following Phase I and Phase II review, the CNMC issued a resolution authorizing the economic concentration resulting from completion of the exchange offer subject to the following commitments (the “CNMC Commitments”), most of which have a duration of three years beginning on the date that BBVA designates a majority of Banco Sabadell’s board of directors (other than, only with respect to BBVA, certain commitments aimed at preserving its physical presence in certain territories and the maintenance of the commercial terms and conditions of certain products and services already contracted, which entered into force when the CNMC’s resolution became effective on June 24, 2025):

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With respect to financial inclusion, territorial cohesion and protection for vulnerable customers, BBVA commits to (i) not close branches where there is no other nearby BBVA or Banco Sabadell branch within a radius of 300 meters; (ii) not close branches in those postal codes where the per capita income is less than €10,000 as of the date of the CNMC’s resolution; (iii) not discontinue the branch presence of BBVA or Banco Sabadell (nor substitute any such branches by an agent, a mobile bank or other means) in any municipality in which there are fewer than three competitors as of the date of the CNMC’s resolution (49 municipalities); (iv) offer to customers in identified municipalities use of the “Correos Cash” banking service with two free weekly transactions under €2,500 each; (v) not close BBVA or Banco Sabadell branches in municipalities with fewer than 5,000 inhabitants where at least one branch of BBVA or Banco Sabadell operates as of the date of the CNMC’s resolution (140 municipalities); (vi) not close Banco Sabadell branches specializing in business customers anywhere in Spain; (vii) maintain teller services, with the same business hours as currently offered, at all BBVA and Banco Sabadell branches; (viii) create an account for vulnerable customers, with no opening, administration or maintenance fees, a free debit card and unlimited free domestic transfers through digital channels, and no fees for foreign-currency transfers, among other terms and conditions; (ix) not close off-premises ATMs in postal codes where there is only one or no other competitor (currently 11 off-premises BBVA ATMs, to which off-premises Banco Sabadell ATMs will be added); (x) maintain access to Banco Sabadell’s ATM network for all customers of the entities belonging to the Euro 6000 and Cardtronics ATM networks on the same terms as they currently have with Banco Sabadell for 18 months; and (xi) maintain Banco Sabadell’s current fee policies for ATM withdrawals using cards issued by other banks for 18 months.

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With respect to ensuring lending for SMEs and self-employed customers, BBVA commits to (i) maintain the working capital credit lines (financing with a term of one year or less), including those intended for imports and exports of goods, contracted by all SMEs with Banco Sabadell; (ii) maintain the credit lines and goods import-export facilities with a term of one year or less contracted by all self-employed customers with Banco Sabadell; (iii) maintain the total credit volume for those SME customers that have at least 85% of their total amount of outstanding credit risk concentrated with BBVA or Banco Sabadell (based on data as of April 30, 2025); and (iv) maintain the total credit volume for those SME customers that have at least 50% of their total amount of outstanding credit risk concentrated with BBVA and Banco Sabadell (based on data as of April 30, 2025) in those autonomous communities where the combined market share of BBVA and Banco Sabadell in the SME segment exceeds 30% with an increase of more than 10% in the SME credit segment as a result of the economic concentration resulting from completion of the exchange offer (Catalonia and the Balearic Islands). These commitments will begin to apply on the date that BBVA acquires control of Banco Sabadell. The CNMC will assess the effectiveness of these measures with respect to lending for SMEs and self-employed customers after three years and decide whether to extend them for an additional two years.

•	With respect to the commercial terms and conditions for retail customers, SMEs and self-employed customers, BBVA commits to: (i) maintain the commercial terms and conditions of such customers in postal codes with fewer than four financial institutions as of the date of the CNMC’s resolution (174 postal codes); (ii) for SMEs and self-employed customers in these postal codes, ensure that prices for new loans granted do not exceed the national average for the relevant rating level and financing product; and (iii) maintain the terms for payment acquiring services contracted by SMEs and self-employed customers with BBVA and/or Banco Sabadell.

In addition, BBVA commits to divest any stake in the share capital of certain payment processing companies (Redsys, Sistema de Tarjetas y Medios de Pago, Bizum and Servired) in excess of the limits established in the relevant bylaws or shareholders’ agreements as a result of the completion of the exchange offer. BBVA must also make standard customer service channels available to address any issues related to the implementation of the CNMC Commitments and collaborate with the CNMC to confirm proper compliance with all Commitments.

Additional information regarding the CNMC Commitments is included in the BBVA CNMC Commitments Form 6-K incorporated by reference herein.

In accordance with the Spanish Competition Law, the CNMC’s resolution was communicated to the Spanish Minister of Economy, Trade and Business, who decided on May 27, 2025 to refer the CNMC’s resolution to the Spanish Council of Ministers for review on the basis of general public interest. The Spanish Council of Ministers issued a decision on June 24, 2025 (the “Council of Ministers’ Authorization”) whereby it agreed to authorize the economic concentration resulting from completion of the exchange subject to an additional condition (as set forth in (1) below, the “Autonomy Condition”) on the following literal terms:

“1.—To authorize the BBVA/Banco Sabadell concentration (file C/1470/24 of the CNMC and CE/022/25 from the Ministry of Economy, Trade and Business), with a condition based on the following criteria of general interest, other than those relating to the defense of competition: (i) ensuring an adequate maintenance of the objectives of the sectoral regulation linked to support for growth and business activity, (ii) protection of workers, (iii) territorial cohesion, (iv) social policy objectives related to the social work of their respective foundations, financial consumer protection and affordable housing and (v) promotion of research and technological development:

•

For a period of three years from the notification of this resolution, BBVA and Banco Sabadell shall maintain separate legal personality and shareholders’ equity. Each entity must preserve autonomy in the management of its activity aimed at protecting the criteria of general interest indicated in the previous paragraph. Such autonomy must be materialized, at least, in the maintenance of autonomous management and decision-making in relation to decisions affecting the policy of: i) financing and credit policies, in particular to SMEs, ii) human resources, iii) branch network and banking services, and iv) social work through their respective foundations.

•	After such three-year period, the effectiveness of this condition will be evaluated and the Council of Ministers will determine whether to extend its duration for an additional period of two years.

2.—The supervisory body shall be the Secretary of State for Economy and Business Support (hereinafter, SEEAE). The SEEAE will evaluate the effectiveness of the established condition. To assess this, it will require, between six and two months prior to the minimum end date of the period established in the condition (three years):

•

A status report: BBVA and Banco Sabadell must submit a status report for each of the entities to the SEEAE. This report, in particular, will detail the autonomous management model that has been carried out and its contribution to the maintenance of the criteria of general interest mentioned above.

•

Long-term structural plan: each of the entities must prepare and publish on its website a long-term structural Plan detailing the extent to which its corporate strategy will affect, in at least the next five years, the criteria of general interest identified.

3.—Confirm the commitments established by the Competition Chamber of the National Commission on Markets and Competition (hereinafter, CNMC) in the annex to its resolution dated April 30, 2025, in the BBVA/Banco Sabadell file (C/1470/24).”

In compliance with the Autonomy Condition, during the No-merger Period, BBVA and Banco Sabadell will need to adopt their respective management decisions considering the maximization of their respective values as independent entities. On June 30, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the Council of Ministers’ Authorization.

As a result of the Autonomy Condition in the Council of Ministers’ Authorization, BBVA’s ability to realize the expected synergies as a result of completing the exchange offer will be limited during the No-merger Period. See “Risk Factors—Risks Relating to the Exchange Offer—BBVA may fail to fully realize the expected benefits and synergies of completing the exchange offer—Risks associated with compliance with the Council of Ministers’ Authorization” and “BBVA’s Reasons for the Proposed Exchange Offer”.

On July 15, 2025, BBVA filed an administrative appeal before Spain’s Supreme Court, challenging the legality of the Autonomy Condition in the Council of Ministers’ Authorization (the Administrative Appeal). As of the date of this offer to exchange/prospectus, the Administrative Appeal is pending. If the Autonomy Condition is declared void as a result of the Administrative Appeal, BBVA may be able to consummate a merger with Banco Sabadell sooner than would otherwise be permitted pursuant to the Council of Ministers’ Authorization. There is no guarantee that BBVA will prevail in the Administrative Appeal. BBVA expects the Administrative Appeal to be resolved in a period of between 18 months and two years.

In addition, on July 17, 2025, the European Commission opened an infringement procedure by sending a formal letter of notice to the Spanish government for failing to comply with the Single Supervisory Mechanism Regulation (Regulation (EU) No 1024/2013), the Capital Requirements Directive (Directive 2013/36/EU) and articles 49 and 63 of the Treaty on the Functioning of the European Union. According to a statement published by the European Commission, the European Commission considers that certain provisions in Spanish banking and competition laws, granting unrestricted powers to the Spanish government to intervene in mergers and acquisitions of banks, impinge on exclusive competencies of the ECB and national supervisors under the relevant EU banking regulations. The European Commission also said it considers these broad discretionary powers under Spanish law to constitute “unjustified restrictions to the freedom of establishment and of capital movements.” The Spanish government was given two months to respond to the formal letter of notice from the European Commission. If the Spanish government’s response is deemed unsatisfactory by the European Commission, the European Commission may issue a reasoned opinion and could eventually refer the case to the Court of Justice of the European Union for alleged breaches of European Union law. As a consequence of the infringement procedure opened by the European Commission, it is possible that the Spanish government would have to modify its banking and competition laws to eliminate some or all of the powers granted to the Spanish government to intervene in mergers and acquisitions of banks. BBVA cannot predict whether the infringement procedure (or any subsequent developments arising therefrom) will impact the outcome of the Administrative Appeal or any requirement to receive the Spanish government’s approval with respect to a future merger with Banco Sabadell.

Governmental and Regulatory Authorizations

According to the information available to BBVA, Banco Sabadell has control or significant shareholdings in regulated entities both in Spain and in other jurisdictions. The acquisition by BBVA of control of Banco Sabadell as a result of the exchange offer will involve the indirect acquisition of control or significant shareholdings in such regulated subsidiaries or affiliates of Banco Sabadell, which may require, in accordance with the applicable legislation in each case, obtaining the authorization or non-opposition of the competent regulatory supervisory bodies in Spain or in jurisdictions other than Spain, as applicable. As a result, according to the information available to BBVA, the authorization or non-opposition with respect to the indirect acquisition of control or significant shareholdings in regulated subsidiaries or affiliates of Banco Sabadell is subject to the prior notification to or the authorization or non-opposition of the following competent regulatory supervisory bodies:

i.	The PRA in relation to the acquisition of indirect control of TSB, English banking subsidiary of Banco Sabadell, in accordance with the Financial Services and Markets Act 2000. The PRA authorized the indirect acquisition of control of Banco Sabadell’s banking subsidiary in the United Kingdom, TSB, on September 2, 2024.

ii.

The ECB in relation to the acquisition of indirect control of Sabadell Consumer Finance, S.A.U., Spanish banking subsidiary of Banco Sabadell, in accordance with the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015 of February 13, which develops the Regulation, Supervision and Solvency of Credit Institutions Law. The ECB’s non-opposition was obtained on September 5, 2024.

iii.

The ECB in relation to the acquisition of indirect control of, or the acquisition of significant shareholdings in, the following subsidiaries and affiliates of Banco Sabadell: TSB (United Kingdom), Banco Sabadell, S.A., Institución de Banca Múltiple (Mexico), Sabcapital, S.A. de C.V., SOFOM, E.R. (Mexico) (which has been absorbed by Banco Sabadell S.A., Institución de Banca Múltiple in 2025), Banco Atlántico (Bahamas) Bank & Trust Ltd. (in liquidation) (Bahamas) and Financiera Iberoamericana, S.A. (Cuba), in accordance with the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015 of February 13, which develops the Regulation, Supervision and Solvency of Credit Institutions Law. The ECB’s non-opposition was obtained on September 5, 2024.

iv.

The Bank of Spain in relation to the acquisition of indirect control of Paycomet, S.L., Spanish payment institution subsidiary of Banco Sabadell, in accordance with Royal Decree-Law 19/2018, of November 23, on payment services and other financial urgent measures, the Regulation, Supervision and Solvency of Credit Institutions Law and Royal Decree 84/2015 of February 13, which develops the Regulation, Supervision and Solvency of Credit Institutions Law. On July 23, 2024, the Bank of Spain confirmed its non-opposition to the acquisition of indirect control of Paycomet, S.L. by BBVA.

v.

The CNMV in relation to the acquisition of indirect control of Urquijo Gestión, S.A.U. S.G.I.I.C, Spanish management company of collective investment institutions subsidiary of Banco Sabadell, in accordance with Law 35/2003, of November 4, on collective investment institutions. On September 26, 2024, the CNMV confirmed its non-opposition to the acquisition of indirect control of Urquijo Gestión, S.A.U. S.G.I.I.C by BBVA.

vi.

The Directorate-General of Insurance and Pension Funds in relation to the indirect acquisition of a significant shareholding in each of Bansabadell Seguros Generales, S.A. de Seguros y Reaseguros and Bansabadell Vida, S.A. de Seguros y Reaseguros, Spanish insurance companies in which Banco Sabadell has a significant shareholding, in accordance with Law 20/2015, of July 14, on organization, supervision and solvency of the insurance and reinsurance undertakings. On October 7, 2024, the Directorate-General of Insurance and Pension Funds confirmed its non-opposition to the indirect acquisition of a significant shareholding in each of Bansabadell Seguros Generales, S.A. de Seguros y Reaseguros and Bansabadell Vida, S.A. de Seguros y Reaseguros by BBVA.

vii.

The Directorate-General of Insurance and Pension Funds in relation to the indirect acquisition of a significant shareholding in Bansabadell Pensiones, E.F.G.P, S.A., Spanish pension funds manager company in which Banco Sabadell has a significant shareholding, in accordance with Royal Legislative Decree 1/2002, of November 29, approving the consolidated text of the law of regulation of pension plans and funds. On June 4, 2024, BBVA submitted the required communication to the Directorate-General for Insurance and Pension Funds informing about the indirect acquisition of a significant stake in Bansabadell Pensiones E.F.G.P, S.A. and no express or tacit authorization from the Directorate-General for Insurance and Pension Funds is required thereafter.

viii.

The Directorate-General of Insurance and Pension Funds in relation to the indirect acquisition of control of Bansabadell Mediación, Operador de Banca-Seguros vinculado del Grupo Banco Sabadell, S.A., Spanish bank-assurance operator subsidiary of Banco Sabadell, in accordance with Royal Decree-law 3/2020, of February 4, on urgent measures by which various directives of the European Union in the field of public procurement in certain sectors are incorporated into the Spanish legal system; private insurance; pension plans and funds; in the tax field and tax litigation. On October 4,

2024, the Directorate-General of Insurance and Pension Funds confirmed its non-opposition to the indirect acquisition of control of Bansabadell Mediación, Operador de Banca-Seguros vinculado del Grupo Banco Sabadell, S.A. by BBVA.

ix.

The Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) in relation to the acquisition of indirect control of Banco Sabadell S.A., Institución de Banca Múltiple, Mexican multiple banking institution subsidiary of Banco Sabadell, in accordance with the Mexican Securities Market Law published in the Official Gazette on December 30, 2005, as amended, and applicable legislation. This authorization was obtained on February 15, 2025.

x.	The Central Bank of Morocco (Bank Al Maghrib) in relation to the indirect change of control of Banco Sabadell’s branch in Casablanca (Morocco). This authorization was obtained on March 13, 2025.

xi.	The FINRA in relation to the acquisition of indirect control of Sabadell Securities USA, Inc., U.S. broker-dealer subsidiary of Banco Sabadell.

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According to informal discussions between representatives of BBVA and FINRA in May 2024, BBVA understands that such application for authorization may only be submitted by Sabadell Securities USA, Inc. in accordance with applicable regulations and that if Sabadell Securities USA, Inc. fails to submit the application prior to the settlement of the exchange offer, BBVA would be required to cause Sabadell Securities USA, Inc. to submit the application as soon as practicable after the settlement of the exchange offer. As of the date of this offer to exchange/prospectus, BBVA is not aware that Sabadell Securities USA, Inc. has applied for or received authorization from FINRA.

•

If the exchange offer is completed without the prior filing of an application with FINRA, Sabadell Securities USA, Inc. may be subject to the sanctions regime established by FINRA under FINRA Rule 1017 and applicable FINRA Sanctions Guidelines, including the suspension and expulsion of Sabadell Securities USA, Inc. as a member of FINRA.

xii.

The Florida Division of Securities in relation to the acquisition of indirect control of Sabadell Securities USA, Inc., U.S. broker-dealer subsidiary of Banco Sabadell. BBVA made a prior notification to the Florida Division of Securities on December 13, 2024. The Florida Division of Securities confirmed on January 20, 2025 that it would not require Banco Sabadell to file a new application for registration in connection with the acquisition of indirect control of Sabadell Securities USA, Inc.

The relevant authorization or non-opposition from the competent regulatory supervisory bodies set forth in items (i) to (x) and (xii) above were obtained on the respective dates indicated therein. Completion of the exchange offer is not conditioned upon obtaining the authorization of FINRA set forth in item (xi) above, and, as a result, the exchange offer will be completed even if FINRA does not provide this authorization by the expiration date.

The exchange offer has also been notified to the European Commission pursuant to Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022, on foreign subsidies that distort the internal market. This authorization was obtained on November 26, 2024.

See “Risk Factors—Risks Relating to the Exchange Offer—Completion of the exchange offer is not conditioned on the obtainment of a regulatory authorization of FINRA, and if such authorization is not obtained, and the exchange offer is completed, the business, financial condition and results of operations of BBVA and Banco Sabadell may be adversely affected”.

TSB Sale

On June 16, 2025, Banco Sabadell published an inside information notice registered with the CNMV with registry number 2776 confirming that it had received preliminary non-binding expressions of interest for the acquisition of the entire share capital of TSB and that it would assess any potential binding offer. On July 1, 2025, Banco Sabadell published an inside information notice registered with the CNMV with registry number

2805 (the “TSB Sale Inside Information Notice”), informing that it had received a binding offer from Banco Santander, S.A. for the consummation of the acquisition of all of the shares representing the share capital of TSB and other equity instruments issued by TSB and held by Banco Sabadell (the “TSB Sale”), and announcing its decision to call an extraordinary general shareholders’ meeting to approve the TSB Sale and the payment of an extraordinary gross dividend of €0.50 per Banco Sabadell share conditional upon the closing of the TSB Sale (the “TSB Sale Dividend”).

On July 3, 2025, Banco Sabadell published an other relevant information notice registered with the CNMV with registry number 35656, announcing the call of respective extraordinary general shareholders’ meetings to be held at 10:00 a.m. CET and 1:00 p.m. CET on August 6, 2025, on second call, to (i) authorize the TSB Sale and (ii) approve the payment of the TSB Sale Dividend, respectively. On July 22, 2025, Banco Sabadell published an other relevant information notice in response to a request from the CNMV to provide certain clarifications in relation to certain aspects of the information made available by Banco Sabadell with respect to the TSB Sale.

According to the TSB Sale Inside Information Notice:

•

The consideration for all of the shares representing the share capital of TSB is an initial price of £2,650 million, determined by reference to the Tangible Net Asset Value (“TNAV”) resulting from TSB’s unaudited consolidated balance sheet as of March 31, 2025, subject to adjustment as a result of the evolution of TSB’s TNAV between April 1, 2025 and the closing of the TSB Sale.

•

The purchase and sale price of the equity instruments and securities issued by TSB and subscribed by Banco Sabadell not matured, repurchased or redeemed as of the closing date of the TSB Sale will correspond to the sum of the fair values assigned to such equity instruments and securities based on the credit spreads agreed by Banco Sabadell and Banco Santander, S.A. for each such equity instrument and security as of such closing date.

•

The TSB Sale is subject to the satisfaction, no later than July 1, 2026, of the following conditions precedent: (i) the authorization of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting, and (ii) the receipt of the relevant approvals from the PRA, the CMA and the ECB.

•	Closing of the TSB Sale is expected to occur in the first quarter of 2026.

•

The sale and purchase agreement for the TSB Sale provides for an allocation of risks and liabilities customary for transactions of this type, certain non-competition and non-solicitation covenants and the payment of a break-up fee to Banco Santander, S.A. if following the approval of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting, Banco Sabadell sells TSB to a third party for a price higher than the price agreed with Banco Santander, S.A.

On August 6, 2025, extraordinary general shareholders’ meetings of Banco Sabadell (i) authorized the TSB Sale and (ii) approved the payment of the TSB Sale Dividend, respectively.

On August 11, 2025, BBVA publicly announced its decision not to withdraw the exchange offer as a result of the authorization of the TSB Sale and the approval of the payment of the TSB Sale Dividend by Banco Sabadell’s respective extraordinary general shareholders’ meetings. Accordingly, if all offer conditions are satisfied as of the end of the acceptance period, BBVA will be required to proceed with completion of the exchange offer despite the proposed TSB Sale.

The exchange ratio for the exchange offer will be adjusted as a result of the payment of the TSB Sale Dividend only if the TSB Sale Dividend has an ex-dividend date occurring prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026 (therefore, after the expected end of the acceptance period) and the payment of the TSB Sale Dividend is conditional upon closing of the TSB Sale, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend.

In this regard, following the corresponding analyses, BBVA considers that the potential consummation of the TSB Sale and the payment of the TSB Sale Dividend would not materially affect the strategic reasons of the exchange offer and that the acquisition of control of Banco Sabadell and its integration into the BBVA Group would continue to create value for the shareholders of both entities, without significantly altering the reasons for the exchange offer.

The following table sets forth certain metrics of the BBVA Group, reflecting completion of the exchange offer, calculated as described in the notes to such table and adjusted to reflect the potential consummation of the TSB Sale and the payment of the TSB Sale Dividend, based on publicly-available information.

	As of or for the six months ended June 30, 2025	Adjusted for TSB Sale and TSB Sale Dividend	As of or for the year ended Dec. 31, 2024	Adjusted for TSB Sale and TSB Sale Dividend
	(€ million, except % and basis points)
Consolidated total assets(1)	1,027,153	981,019	1,006,170	957,814
Attributable net profit(2)	6,490	6,319	12,006	11,753
Consolidated ROTE(3)	20.2%	19.5%	20.7%	20.1%
Consolidated CET 1 ratio(4)	13.00%	13.60%
Capital impact (Full Acquisition Scenario) (bps)(4)	-34	+26
Capital impact (50% Acceptance Scenario) (bps)(5)	-49	-12
Capital impact (30% Acceptance Scenario, without control of Banco Sabadell) (bps)(6)	+16	+37

(1)

Calculated based on the assumptions and estimates described under “Unaudited Condensed Pro Forma Financial Information—Assumptions and Estimates Used” and assuming completion of the exchange offer on June 30, 2025, under the Full Acquisition Scenario (as defined in “Unaudited Condensed Pro Forma Financial Information”). TSB Sale figures are based solely on publicly-available information and do not reflect potential intercompany balances or eliminations, which would be required for an accurate assessment.

(2)

Calculated based on the assumptions and estimates described under “Unaudited Condensed Pro Forma Financial Information—Assumptions and Estimates Used” and assuming completion of the exchange offer on January 1, 2024 under the Full Acquisition Scenario (as defined in “Unaudited Condensed Pro Forma Financial Information”). Only reported earnings are considered; no capital gain realized upon completion of the TSB Sale is included.

(3)

Calculated assuming acceptance by holders of Banco Sabadell shares representing 100% of the share capital of Banco Sabadell. Percentages for the six months ended June 30, 2025 are calculated on the basis of annualized attributable net profit.

(4)

Calculated based on the assumptions and estimates described under “—Impact of the Acquisition of Control of Banco Sabadell on the BBVA Group’s CET1 Ratio” and assuming completion of the exchange offer under the Full Acquisition Scenario (as defined therein).

(5)

Calculated based on the assumptions and estimates described under “—Impact of the Acquisition of Control of Banco Sabadell on the BBVA Group’s CET1 Ratio” and assuming completion of the exchange offer under the 50% Acceptance Scenario (as defined therein).

(6)

Calculated based on the assumptions and estimates described under “—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition—Impact on the BBVA Group’s CET1 ratio” and assuming completion of the exchange offer under the 30% Acceptance Scenario (as defined therein).

For additional information on the potential consequences the TSB Sale, see “Risk Factors—Risks Relating to the Exchange Offer—If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group. Additionally, the exchange ratio for the exchange offer would be adjusted as a result of the payment of the TSB Sale Dividend only if the ex-dividend date occurs prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend”.

Procedure for Tendering

Upon settlement of the exchange offer, holders of Banco Sabadell shares who tender, and do not withdraw, their Banco Sabadell shares into the exchange offer will receive one newly-issued BBVA share and €0.70 in cash for each 5.5483 Banco Sabadell shares. The participation of an Iberclear participant will be necessary for the delivery of the exchange offer consideration.

As BBVA is a credit institution legally authorized to perform the functions of an agent and is a member entity of the Spanish Stock Exchanges and an Iberclear participant, BBVA will be responsible for intervening and settling the exchange offer, acting as the agent bank.

Holders of Banco Sabadell shares who wish to tender their Banco Sabadell shares into the exchange offer must (i) submit their declaration of acceptance in writing to the Iberclear participant where their Banco Sabadell shares are deposited, either in person, by electronic means or by any other means permitted by such Iberclear participant, or (ii) submit their declaration of acceptance to BBVA, as agent bank, either in person at any BBVA office or by electronic means, provided that such holder’s Banco Sabadell shares are deposited directly with an Iberclear participant (e.g., this option (ii) is not available to holders of Banco Sabadell shares that hold their Banco Sabadell shares through foreign entities that are not Iberclear participants).

BBVA, as agent bank, will collect such declarations of acceptance and will submit information regarding the same to the governing bodies of the Spanish Stock Exchanges on a daily basis. Once such information is received, the governing bodies of the Spanish Stock Exchanges will inform each Iberclear participant where any tendered shares are deposited, on a daily basis and at the end of the acceptance period, so that they may block any Banco Sabadell shares tendered into the exchange offer.

BBVA, as agent bank, will be responsible for the correct management of the declarations of acceptance it receives in this capacity and for the reconciliation of the information relating to the aforementioned declarations of acceptance in accordance with the relevant operating instructions, resolving with the holders of Banco Sabadell shares who have submitted the corresponding declarations of acceptance any incidents that may arise.

In this process, participating entities will comply with the provisions of the corresponding operating instructions of the governing bodies of the Spanish Stock Exchanges and the communications relating to the exchange offer issued through Iberclear (in particular, processing, checking and confirming the data corresponding to the declarations of acceptance with respect to the deadlines, files and methods of action established in such operating instructions and communications, in the best interest of their clients).

Holders of Banco Sabadell shares may tender all or part of their Banco Sabadell shares, from the first day of the acceptance period until the expiration date (both inclusive) and every declaration of acceptance must tender at least one Banco Sabadell share.

Banco Sabadell shares tendered into the exchange offer must be transmitted in favor of BBVA (i) with all corresponding economic and political rights, (ii) free of any charges, encumbrances or rights in favor of third parties that limit the voting or economic rights of such Banco Sabadell shares or their free transferability and (iii) by a person duly authorized to transfer such Banco Sabadell shares, such that BBVA will acquire an irrevocable property interest in such Banco Sabadell shares, in accordance with the provisions of article 11 of the Securities Market Law.

In accordance with the provisions of article 34.2 of the Spanish Takeover Regulation, during the acceptance period, the depository entities receiving declarations of acceptance from holders of Banco Sabadell shares who tender their Banco Sabadell shares into the exchange offer, either directly or through the governing bodies of the Spanish Stock Exchanges as a result of having been received by BBVA as market participant and in its condition as agent bank, will send to BBVA and the governing bodies of the Spanish Stock Exchanges all such declarations of acceptance on a daily basis.

Depository entities, including BBVA as market participant and Iberclear participant acting in its condition as agent bank, that have communicated joint declarations of acceptance of holders of Banco Sabadell shares which are subsequently withdrawn must submit new joint declarations modifying and substituting the previous declarations of acceptance.

Declarations of acceptance sent by holders of Banco Sabadell shares after the expiration date, or that are subject to conditions, will not be valid and will not be taken into account for purposes of the exchange offer.

Communications regarding declarations of acceptance shall be submitted by the relevant Iberclear participant to BBVA, as agent bank, using the contact information set forth below:

Agent bank: Banco Bilbao Vizcaya Argentaria, S.A. (BIC: BBVAESMM)

Address: Plaza San Nicolás, 4, 48005 Bilbao

To the attention to: Alfonso Barandica

Email: bancoagente@bbva.com

BBVA and the governing bodies of the Spanish Stock Exchanges will provide the CNMV, upon request, with the information available to them regarding the declarations of acceptance received, and not withdrawn, in the context of the exchange offer.

Upon termination of the acceptance period and within the period established in the operating instructions issued and published by the Spanish Stock Exchanges, all declarations of acceptance validly received in the context of the exchange offer will be sent by the Iberclear participants (whether such declarations of acceptance have been received directly or through the governing bodies of the Spanish Stock Exchanges as a result of having been received by BBVA as market participant and in its condition as agent bank) to the governing bodies of the Spanish Stock Exchanges, through the depository entities participating in Iberclear in which the corresponding Banco Sabadell shares are deposited and BBVA as market participant and Iberclear participant acting in its condition as agent bank, who will be responsible for collecting such declarations of acceptance in writing in person, by electronic means, or by any other means permitted by such Iberclear participant and will be responsible (in the case of depository entities participating in Iberclear in which the corresponding Banco Sabadell shares are deposited), in accordance with their records, for the ownership and possession of the Banco Sabadell shares to which such declarations of acceptance refer, as well as for the absence of charges and encumbrances or rights in favor of third parties that limit the voting or economic rights of such Banco Sabadell shares or their free transferability.

All declarations of acceptance submitted by holders of Banco Sabadell shares must be accompanied by sufficient documentation to enable the transfer of the corresponding Banco Sabadell shares to BBVA and must include all the information that the applicable regulations require for similar transactions, including, but not limited to: (i) full name or company name; (ii) address; and (iii) tax identification number or, in the case of holders of Banco Sabadell shares who are not residents of Spain and do not have a Spanish tax identification number, their passport or identification number, nationality and address.

In no event will BBVA accept declarations of acceptance relating to Banco Sabadell shares that have been acquired by the tendering holder after the last day of the acceptance period or declarations of acceptance submitted by holders of Banco Sabadell shares through the depository entities participating in Iberclear in which the corresponding Banco Sabadell shares are deposited or through BBVA as market participant and in its condition as agent bank and received by the participating entity through the governing bodies of the Spanish Stock Exchanges after the expiration time of the exchange offer. That is, the acquisition of any Banco Sabadell shares tendered in the exchange offer must take place no later than the last day of the acceptance period and declarations of acceptance must be submitted no later than the expiration time.

All of the above refers to the declarations of acceptance submitted by holders of Banco Sabadell shares and the role of the depository entities and investment services entities that receive them from such holders. It does not affect, therefore, the subsequent information flows between the entities that receive them, the custodians and the Iberclear participants to carry out the necessary processes for the communication to the governing bodies of the Spanish Stock Exchange of any such declarations of acceptance.

Information regarding the declarations of acceptance from holders of Banco Sabadell shares received in connection with the exchange offer may be obtained in accordance with article 35.2 of the Spanish Takeover Regulation by interested parties during the acceptance period, upon request, at BBVA’s address, provided that the relevant holder of Banco Sabadell shares who requests such information provides a complete identification and all of the relevant information regarding its ownership of Banco Sabadell shares.

Before submitting a declaration of acceptance, holders of Banco Sabadell shares are urged to read this offer to exchange/prospectus in its entirety. By submitting their declaration of acceptance, U.S. holders of Banco Sabadell shares will be deemed to have been provided this offer to exchange/prospectus.

You must follow the procedures described above in a timely manner in order to tender your Banco Sabadell shares into the exchange offer.

ALL HOLDERS WISHING TO TENDER THEIR BANCO SABADELL SHARES MUST ALLOW SUFFICIENT TIME FOR THE COMPLETION OF ALL REQUIRED STEPS DESCRIBED IN THIS OFFER TO EXCHANGE/PROSPECTUS BEFORE THE EXPIRATION TIME.

Withdrawal Rights

Holders of Banco Sabadell shares may withdraw their declarations of acceptance at any time prior to the last day of the acceptance period by submitting their declaration of withdrawal in writing to (i) the Iberclear participant where their Banco Sabadell shares are deposited, either in person, by electronic means or by any other means permitted by such Iberclear participant or (ii) BBVA as market participant and in its condition as agent bank, if they have submitted their declarations of acceptance to BBVA acting in such capacity. Pursuant to article 34 of the Spanish Takeover Regulation, any declaration of withdrawal subject to a condition will be null and void.

Announcement of the Results of the Exchange Offer

In accordance with the provisions of article 36 of the Spanish Takeover Regulation, upon expiration of the acceptance period, and within a maximum of seven Spanish stock exchange business days from that date, the governing bodies of the Spanish Stock Exchanges will publish the result of the exchange offer in the Official Quotation Bulletins, upon the terms and on the trading session expressly indicated by the CNMV.

Settlement and Delivery of Securities

No later than the first Spanish stock exchange business day following publication of the results of the exchange offer in the Official Quotation Bulletins, BBVA, as agent bank, will calculate the number of BBVA shares to be issued as consideration in the exchange offer, taking into account the number of Banco Sabadell shares validly tendered into, and not withdrawn from, the exchange offer.

Within two Spanish stock exchange business days following publication of the results of the exchange offer in the Official Quotation Bulletins, BBVA, as agent bank, will initiate, together with Iberclear, the necessary actions to make available to BBVA the Banco Sabadell shares validly tendered into, and not withdrawn from, the exchange offer for their effective exchange for newly-issued BBVA shares.

For these purposes, Iberclear will issue, within three Spanish stock exchange business days following publication of the results of the exchange offer in the Official Quotation Bulletins, a certificate certifying the number of Banco Sabadell shares made available to BBVA for the settlement of the exchange offer. Such certificate will be considered by BBVA as delivery of the Banco Sabadell shares tendered into the exchange offer for purposes of the share capital increase that BBVA will carry out to issue the BBVA shares offered as consideration in the exchange offer.

Execution of the Share Capital Increase and Registration of the Newly-Issued BBVA Shares with the Commercial Registry

On the same day or no later than the second Spanish stock exchange business day following the date in which Iberclear issues the certificate certifying the number of Banco Sabadell shares tendered into the exchange offer, BBVA’s board of directors or, if applicable, any authorized person or persons, will proceed to execute the capital increase, and will agree to the delivery of the newly-issued BBVA shares to the holders of Banco Sabadell shares who validly tendered, and did not withdraw, their Banco Sabadell shares into the exchange offer, in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus).

The agreement for the execution of the share capital increase will be communicated to the CNMV immediately through an other relevant information notice to be registered and filed with the CNMV. The agreement will then be notarized no later than two Spanish stock exchange business days following the date of the agreement and submitted for registration in the Bizkaia Commercial Registry, which registration is expected to take place the same day as the submission or no later than the following Spanish stock exchange business day.

Registration of the Newly-Issued BBVA Shares with Iberclear and its Participating Entities

Once the corresponding deed of BBVA’s share capital increase is granted and registered in the Bizkaia Commercial Registry, a notarial testimony or authorized electronic copy of such deed will be presented to Iberclear and the governing bodies of the Spanish Stock Exchanges, for the registration of such newly-issued BBVA shares with Iberclear and its participating entities in the name of the former holders of Banco Sabadell shares in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus).

Iberclear and its participating entities will proceed to register the newly-issued BBVA shares as book entries in their corresponding accounting records in favor of the former holders of Banco Sabadell shares, as promptly as possible, which is expected to take place no later than the third Spanish stock exchange business day following the presentation to Iberclear of the deed of BBVA’s share capital increase.

On that same date, the newly-issued BBVA shares will be deposited in the Iberclear participants in which the tendering holders of Banco Sabadell shares had their Banco Sabadell shares deposited. Until the newly-issued BBVA shares are registered under the ownership of the holders of Banco Sabadell shares who validly tendered, and did not withdraw, their Banco Sabadell shares into the exchange offer, BBVA will provide each such holder, upon request in writing to BBVA, as agent bank, a certificate certifying the subscription by such holder of the corresponding number of newly-issued BBVA shares, although such certificate shall not be deemed a negotiable instrument.

The effective change of ownership on the registries of Iberclear of all Banco Sabadell shares validly tendered into, and not withdrawn from, the exchange offer in favor of BBVA will occur simultaneously with the registration in the registries of Iberclear and its participating entities of the newly-issued BBVA shares in the name of the holders of Banco Sabadell shares who validly tendered, and did not withdraw, their Banco Sabadell shares into the exchange offer.

The settlement of the exchange offer will take place upon registration of the ownership of the newly-issued BBVA shares for the benefit of the holders of Banco Sabadell shares who validly tendered, and did not withdraw, their Banco Sabadell shares into the exchange offer, in the accounting records of Iberclear and its participating entities. BBVA will notify the CNMV, by means of a communication of other relevant information, of the settlement of the exchange offer.

Delivery of Cash in Lieu of Fractional BBVA Shares

Holders of Banco Sabadell shares will receive the greatest whole number of BBVA shares which can be issued at the exchange ratio. BBVA has established a mechanism by which tendering holders of Banco Sabadell shares that tender a number of Banco Sabadell shares that does not entitle them to receive, at least, one newly-issued BBVA share, or that entitles them to receive a whole number of newly-issued BBVA shares but have an excess number of Banco Sabadell shares that would entitle them to receive a fraction of a BBVA share, will receive an amount in cash equal to the weighted average price per BBVA share during the 15 trading sessions prior to the expiration date (including the expiration date) multiplied by the fraction of a BBVA share that they would be entitled to receive. Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the cash to be received in lieu of any fractional shares.

Delivery of Exchange Offer Cash Consideration

Holders of Banco Sabadell shares will receive, in addition to the BBVA shares they are entitled to receive, €0.70 in cash for each 5.5483 Banco Sabadell shares tendered and not withdrawn. Tendering holders of Banco Sabadell shares that tender a number of Banco Sabadell shares that does not entitle them to receive at least one newly-issued BBVA share, or that entitles them to receive a whole number of newly-issued BBVA shares but have an excess number of Banco Sabadell shares that would entitle them to receive a cash payment in lieu of a fractional BBVA share, will receive an amount in cash equal to €0.70 multiplied by the fraction of a BBVA share that they would otherwise be entitled to receive in accordance with the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Such amount in cash will be rounded to the nearest euro cent and, in the event of a half of a euro cent, to the immediately higher euro cent. Under no circumstances will interest be paid on the exchange offer cash consideration.

Dividend Payments

If Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the share exchange offered as consideration in the exchange offer or in such subsequent squeeze-out transaction, or both, as applicable, will be adjusted accordingly by an amount equal to the gross amount of the distribution per Banco Sabadell share. The adjustment will be made taking into account the weighted average price per BBVA share during the three-month period prior to the publication of BBVA’s announcement of its intention to make the exchange offer (that is, €10.24 per BBVA share) and the equivalent price per Banco Sabadell share resulting from the application of the original exchange ratio of 4.83 (that is, €2.12 per Banco Sabadell share), reduced by the amount of any distribution of dividends, reserves or any other type of distribution by Banco Sabadell to Banco Sabadell’s shareholders after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 1, 2024, Banco Sabadell paid a dividend of €0.08 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the original exchange ratio of one newly-issued BBVA share for each 4.83 Banco Sabadell shares to one newly-issued BBVA share for each 5.0196 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €2.04 per ex-dividend Banco Sabadell share). On March 28, 2025, Banco Sabadell paid a dividend of €0.1244 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.0196 Banco Sabadell shares to one newly-issued BBVA share for each 5.3456 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.9156 per ex-dividend Banco Sabadell share). On August 29, 2025, Banco Sabadell paid a dividend of €0.07 per Banco Sabadell share and, as a result, the applicable exchange ratio was adjusted on the ex-dividend date of such dividend payment from the prior exchange ratio of one newly-issued BBVA share for each 5.3456 Banco Sabadell shares to one newly-issued BBVA share for each 5.5483 Banco Sabadell shares (which is the result of dividing €10.24 per BBVA share by €1.8456 per ex-dividend Banco Sabadell share). There may be further adjustments as a consequence of any further distribution of dividends, reserves or any other type of distribution, which have not been announced as of the date of this offer to exchange/prospectus, by Banco Sabadell to Banco Sabadell’s shareholders prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, and any such adjusted exchange ratio would be rounded to four decimals places, with 0.00005 being rounded up. There will be no adjustments to the share exchange offered as consideration in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by Banco Sabadell of any Banco Sabadell shares pursuant to the Banco Sabadell Share Buy-Back Programs or any other share buy-back program.

If BBVA makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction, the consideration payable upon settlement of the exchange offer or settlement of such subsequent squeeze-out transaction, or both, as applicable, will be adjusted upwards by including a cash payment for each Banco Sabadell share tendered pursuant to the exchange offer or acquired in such subsequent squeeze-out transaction, or both, as applicable, equal to the gross amount of the relevant distribution per BBVA share divided by the exchange ratio of 5.5483 (adjusted, as the case may be, as described in this offer to exchange/prospectus). Notwithstanding the foregoing, the consideration payable upon settlement of the exchange offer or settlement of a subsequent squeeze-out transaction, or both, as applicable, will not be adjusted for a distribution of dividends, reserves or any other type of distribution to shareholders with an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins. On October 10, 2024, BBVA paid a dividend of €0.29 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.29 in cash for each 5.0196 Banco Sabadell shares tendered and not withdrawn (the then-applicable exchange ratio). On April 10, 2025, BBVA paid a dividend of €0.41 per BBVA share and, as a result, BBVA increased the exchange offer consideration on the ex-dividend date of such dividend payment to one newly-issued BBVA share and €0.70 in cash for each 5.3456 Banco Sabadell shares tendered and not withdrawn. The purpose of the exchange offer cash consideration is to provide tendering holders of Banco Sabadell shares with an amount equivalent to the aggregate amount of all distributions of dividends, reserves or any other type of distributions made to shareholders of BBVA after the date of the publication of BBVA’s announcement of its intention to make the exchange offer but prior to the settlement of the exchange offer or, if applicable, after the settlement of the exchange offer but before the settlement of a subsequent squeeze-out transaction. As a result, tendering holders of Banco Sabadell shares will receive this equivalent amount once they become shareholders of BBVA. There will be no adjustments to the exchange offer cash consideration offered in the exchange offer or in any subsequent squeeze-out transaction, or both, as applicable, as a result of the acquisition by BBVA of any BBVA shares pursuant to any share buy-back program. BBVA does not intend to make any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) during the acceptance period.

Tendering holders of Banco Sabadell shares who become shareholders of BBVA pursuant to the exchange offer will no longer receive any dividends paid by Banco Sabadell that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins but will however receive any dividends paid by BBVA that have an ex-dividend date that occurs after the date of publication of the results of the exchange offer in the Official Quotation Bulletins.

For a description of Spanish and U.S. federal income tax consequences of these dividend payments for U.S. shareholders, see “—Spanish Tax Consequences for U.S. Shareholders” and “—Material U.S. Federal Income Tax Considerations for U.S. Holders” below.

The BBVA shares to be issued in connection with the exchange offer will have the same dividend, voting and other rights as the other currently outstanding BBVA shares.

BBVA ADSs

If the exchange offer is completed, holders of Banco Sabadell shares who tender their Banco Sabadell shares into, and do not withdraw them from, the exchange offer, will receive BBVA shares as described in this offer to exchange/prospectus. BBVA shares trade in the form of ADSs in the United States on the NYSE. Tendering Banco Sabadell shareholders who receive BBVA shares in the exchange offer may, subject to the provisions of the amended and restated deposit agreement dated June 29, 2007, among BBVA, the Bank of New York Mellon (the “Depositary”) and the holders from time to time of BBVA ADSs (the “Deposit Agreement”), following the exchange offer deposit the BBVA shares they receive in the exchange offer with the depositary for such ADS facility and receive BBVA ADSs that are tradeable on the NYSE.

Pursuant to the terms of the Deposit Agreement, the Depositary may charge persons who deposit BBVA shares in exchange for BBVA ADSs up to U.S.$5.00 per 100 BBVA ADSs or portion thereof. In addition, such persons are responsible for the payment of any stock transfer or other taxes (including Spanish income taxes) and other governmental charges; cable, telex, facsimile transmission and delivery charged incurred at the request of persons depositing BBVA shares; and transfer, brokerage or registration fees for the registration of transfers of deposited BBVA shares on any applicable register, in each case payable in connection with the deposit of BBVA shares. Timing for the delivery for BBVA ADSs will depend upon the satisfaction of conditions for deposit of BBVA shares under the Deposit Agreement, including delivery of any required instructions and evidence of ownership and payment of the aforementioned fees, as well as the procedures used by any broker assisting the relevant holder with the exchange of BBVA shares for BBVA ADSs.

Spanish Tax Consequences for U.S. Shareholders

General

The description below summarizes certain material Spanish taxation considerations, is intended as a general guide and applies only to (i) holders exchanging their Banco Sabadell shares for BBVA shares and the exchange offer cash consideration pursuant to the exchange offer; and (ii) the ownership and disposition of BBVA shares received pursuant to the exchange offer. The description below is based on Spanish law currently in force, which is subject to change, even with retroactive effect.

The following description will apply to holders of Banco Sabadell shares (i) who are tax residents of the United States for the purposes of the Double Taxation and the Prevention of Fiscal Evasion treaty with respect to taxes on income, signed in Madrid on February 22, 1990, together with a related protocol signed on January 14, 2013 (the “United States-Spain Treaty”), and are fully entitled to its benefits, without any limitation; and (ii) do not carry on business activities through a permanent establishment (as defined in the United States-Spain Treaty) in Spain to which their BBVA shares or Banco Sabadell shares, as the case may be, are effectively connected, nor act through a non-cooperative jurisdiction for Spanish tax purposes (as defined in the Order HFP/115/2023, of February 9) (a “Qualifying Shareholder”).

This summary is not a complete analysis or description of all the possible tax consequences for holders of Banco Sabadell shares and the acquisition, ownership and disposition of BBVA shares and does not address all tax consequences that may be relevant to all categories of potential investors (such as pension funds, undertakings for collective investment, etc.), some of whom may be subject to special rules. In particular, this tax section does not address the Spanish tax consequences applicable to “look-through” entities (such as trusts or estates) that may be subject to the tax regime applicable to such non-Spanish entities under the Spanish Non-Resident Income Tax (“NRIT”) Law, holders who own an interest in BBVA shares representing 10% or more of BBVA’s share capital, individuals who acquire the BBVA shares by reason of employment or pension funds or collective investment in transferrable securities (“UCITS”). This summary is based on Spanish tax law, along with any administrative pronouncements, judicial decisions and the United States-Spain Treaty, all as of the date of this offer to exchange/prospectus, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect.

Any holders of BBVA shares who do not fall within the above description of a “Qualifying Shareholder” or who are in any doubt as to their taxation position or obligations should consult their own professional advisors immediately.

This summary of certain material Spanish taxation considerations is for general information only and is not tax advice. Qualifying Shareholders are urged to consult their tax advisors with respect to the application of the Spanish tax law to their particular situations, as well as any tax consequences arising under the laws of any foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences of the Exchange Offer

As a general rule, the exchange offer may be treated as realizing a capital gain in Spain and should not trigger any Spanish taxation (including Spanish Transfer Tax or Value Added Tax) for Qualifying Shareholders with the resultant reporting obligations described below. Please also see “—Consequences of the Acquisition, Ownership and Disposition of BBVA Shares—Taxation of Capital Gains or Losses”.

Consequences of the Acquisition, Ownership and Disposition of BBVA Shares

Taxation of Dividends

As a general rule, dividends paid on BBVA shares to a Qualifying Shareholder will be subject to Spanish NRIT on the gross amount of the dividend, currently at a rate of 19%. Notwithstanding the above, the following exemptions or reduced rates may be applicable under Spanish tax law:

•

U.S. Qualifying Shareholders may benefit from a 15% reduced rate of NRIT on the gross amount of the dividend, subject to providing BBVA’s paying agent before the tenth day following the end of the month in which the dividends are distributable, with evidence of the tax residence of the Qualifying Shareholder by means of a valid certificate of tax residence issued by the IRS stating that to their knowledge the Qualifying Shareholder is a tax resident subject to the United States-Spain Treaty (“Tax Treaty Certificates”). For Spanish tax purposes, such Tax Treaty Certificates are generally valid for one year from the date the corresponding certificate is issued.

•

Qualifying Shareholders who do not provide the required documentation within the applicable time limits may alternatively be able to obtain a refund of the 4% difference between the domestic and the United States-Spain Treaty withholding tax rate by following the Standard Refund Procedure (as described below under “—Spanish Standard Refund Procedure”).

•	Qualifying Shareholders will not be required to file a Spanish tax return in respect of dividends received on the BBVA shares from which NRIT is withheld as described in the preceding paragraphs.

Taxation of Share Premium Distribution

Any amount received as a consequence of a share premium distribution by companies listed on a regulated market under the Directive 2004/39/EC of April 21, such as BBVA, should reduce the acquisition cost of the BBVA shares in respect of such share premium received. Any share premium in excess of the basis is treated as a dividend for NRIT purposes, being taxed as described above.

Taxation of Pre-Emptive Rights

Distributions to a Qualifying Shareholder of pre-emptive rights to subscribe for new BBVA shares are not treated as income under NRIT. The exercise of such pre-emptive rights is not considered a taxable event under NRIT. The proceeds derived from a transfer of pre-emptive rights by a Qualifying Shareholder will be regarded as a capital gain and subject to Spanish NRIT in the manner described under “—Taxation of Capital Gains or Losses” below.

Taxation of Capital Gains or Losses

As a general rule, any capital gains derived from securities issued by Spanish tax resident companies (including the BBVA shares) are deemed to be a Spanish source of income and, therefore, taxable in Spain. For NRIT purposes, income obtained from the disposal of BBVA shares will be treated as capital gains. Capital gains obtained upon the transfer of BBVA shares by non-Spanish residents for tax purposes will be subject to NRIT at a general 19% rate. Capital gains or losses will be calculated separately for each transaction, and it is not possible to offset losses against capital gains.

However, under the United States-Spain Treaty, capital gains realized upon the disposition of BBVA shares will not be taxed in Spain if the Qualifying Shareholder is tax resident of the United States within the meaning of the United States-Spain Treaty.

Furthermore, capital gains derived from the disposition of BBVA shares on an official Spanish secondary stock market (such as the Madrid, Barcelona, Bilbao or Valencia Stock Exchanges) will be exempt from taxation in Spain if the corresponding Qualifying Shareholder is tax resident for the purposes of the corresponding treaty, as the case may be, provided the relevant treaty contains an “exchange of information” clause.

Qualifying Shareholders must submit a Spanish tax form (as of the date of this offer to exchange/prospectus, Form 210) between January 1 and 20 of the year following accrual of the capital gain in question. In particular, where any of the exemptions mentioned above applies, the seller will be obliged to file with the Spanish tax authorities the relevant Spanish tax form together with the certificate of tax residence in the United States for the purposes of the United States-Spain Treaty, duly issued by the IRS evidencing its entitlement to the exemption. For Spanish tax purposes, such Tax Treaty Certificates are generally valid for one year from the date the certificate is issued.

Spanish Standard Refund Procedure

According to Spanish Regulations on NRIT, approved by Royal Decree 1776/2004, of July 20 and the Order dated December 17, 2010, a refund for the amount withheld in excess of the United States-Spain Treaty can be obtained from the relevant Spanish tax authorities. To pursue the refund claim, the Qualifying Shareholder is required to file:

•	the applicable Spanish tax form (as of the date of this offer to exchange/prospectus, Form 210);

•

the certificate of tax residence issued by the IRS stating that, to their knowledge, the U.S. Qualifying Shareholder is a tax resident of the United States within the meaning of the United States-Spain Treaty;

•	documentary evidence that NRIT was withheld with respect to such non-Spanish tax resident shareholder; and

•	documentary evidence of the bank account in which the excess amount withheld should be paid.

For the purposes of this Spanish Standard Refund Procedure, a Qualifying Shareholder would need to file a Form 210 (together with the corresponding documentation) from February 1 following the year in which the NRIT was withheld, and up to the four-year period after the end of the corresponding filing period in which BBVA reported and paid such withholding taxes. The Spanish tax authorities may make the refund within the six months following the filing of the refund claim.

For further details, prospective Qualifying Shareholders should consult their tax advisors.

Wealth Tax

Unless an applicable convention for the avoidance of double taxation on wealth taxes provides otherwise (and the United States-Spain Treaty does not so provide), individual Qualifying Shareholders whose properties and rights that are located in Spain, or that can be exercised within the Spanish territory, exceed €700,000 would be subject to wealth tax at the applicable rates, ranging between 0.2% and 3.5%, without prejudice to any reductions which may apply. Therefore, such individuals should take into account the value of the BBVA shares they hold as of December 31 of the applicable year.

In accordance with Additional Provision 4 of the Wealth Tax Law 19/1991, of June 6, as amended by Law 11/2021 of July 9, non-resident taxpayers will be entitled to the application of specific regulations approved by the autonomous community where the greater value of the assets and rights they own is located and for which the tax is required, because these assets are located in Spain or the rights may be exercised in Spain.

In addition to wealth tax there is a temporary solidarity tax on major fortunes that applies to wealth of individuals in excess of €3,000,000 with rates from 1.7% to 3.5%. The amount of this tax can be deducted out of the quote of the wealth tax.

BBVA’s shareholders are advised to seek their own professional advice in relation to the wealth tax (including for any filing and disclosure obligations).

Qualifying Shareholders who are non-Spanish resident corporations are not subject to Spanish wealth tax.

Inheritance and Gift Tax

Unless an applicable convention for the avoidance of double taxation on inheritance or gift taxes provides otherwise (and the United States-Spain Treaty does not so provide), the transfer of BBVA shares to individuals by inheritance, legacy or donation shall be subject to the general rules of inheritance and gift tax in accordance with the applicable Spanish rules even if title passes outside Spain and neither the heir nor the beneficiary, as the case may be, is resident in Spain for tax purposes.

If no tax treaty is applicable, non-Spanish tax resident individuals who acquire ownership or other rights over BBVA shares by inheritance, gift or legacy will be subject to inheritance and gift tax in accordance with Spanish legislation. Non-Spanish tax resident individuals are subject to Spanish inheritance and gift tax according to the rules set forth in the relevant autonomous regions according to the law. As such, prospective shareholders should consult their tax advisers.

The effective tax rate, after application of all relevant factors, ranges between 0% and 81.6%.

Gifts granted to corporation Qualifying Shareholders are subject to NRIT at a 19% tax rate on the fair market value of the BBVA shares as a capital gain. However, the exemptions available under the United States-Spain Treaty, described in “—Taxation of Capital Gains or Losses” above, will be applicable to Qualifying Shareholders.

Transfer Tax and VAT

Subscription, acquisition and transfers of BBVA shares are exempt from Transfer Tax and Value Added Tax. Additionally, no stamp duty or registration tax is levied as a result of such subscription, acquisition or transfers of BBVA shares.

Compliance

In certain circumstances, the Spanish tax authorities can impose penalties for failure to comply with the Spanish tax requirements referred to for Taxation of Capital Gains or Losses and Inheritance and Gift Tax above. Such penalties may in certain cases be based on the amount of tax payable.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following are material U.S. federal income tax consequences to the U.S. Holders described below of (i) exchanging their Banco Sabadell shares for BBVA shares and cash described in “Dividend Payments” above pursuant to the terms of the exchange offer and (ii) the ownership and disposition of BBVA shares received by U.S. Holders pursuant to the exchange offer (or of BBVA ADSs that a U.S. Holder may own following an exchange of BBVA shares received in the exchange offer), but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to participate in the exchange offer. For the avoidance of doubt, BBVA ADSs are not being offered as consideration pursuant to the exchange offer. The discussion applies only to U.S. Holders that hold Banco Sabadell shares, and will hold BBVA shares or BBVA ADSs, as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances or tax consequences applicable to U.S. Holders subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers or electing traders in securities that use a mark-to-market method of tax accounting;

•	persons that hold Banco Sabadell shares, or that will hold BBVA shares or BBVA ADSs, as part of a “straddle”, conversion transaction or integrated transaction;

•	persons whose “functional currency” is not the U.S. dollar;

•	tax exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes or partners therein;

•	persons that own or are deemed to own, by vote or value, 5% or more of the shares of Banco Sabadell or BBVA;

•

persons that acquired Banco Sabadell shares pursuant to the exercise of an employee stock option or otherwise as compensation; or persons that hold Banco Sabadell shares, or that will hold BBVA shares or BBVA ADSs, in connection with a trade or business outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Banco Sabadell shares or BBVA shares or BBVA ADSs, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Entities classified as partnerships for U.S. federal income tax purposes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of exchanging Banco Sabadell shares pursuant to the exchange offer and the ownership and disposition of BBVA shares or BBVA ADSs in their specific circumstances.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the United States and Spain (the “Treaty”), all as of the date of this offer to exchange/prospectus, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This summary does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code, or U.S. federal taxes other than those pertaining to

U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation. U.S. Holders are urged to consult their tax advisers as to the U.S., Spanish and other tax consequences of participating in the exchange offer.

As used herein, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of Banco Sabadell shares (and after the exchange offer will be a beneficial owner of BBVA shares, or BBVA ADSs if that person exchanges its BBVA shares for BBVA ADSs) and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder that owns BBVA ADSs will be treated as the owner of the underlying BBVA shares represented by those BBVA ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if after completion of the exchange offer a U.S. Holder exchanges BBVA shares for BBVA ADSs representing those shares. BBVA ADSs are not being offered as consideration pursuant to the exchange offer.

The following discussion assumes that the only consideration that Banco Sabadell shareholders will receive from BBVA in exchange for their Banco Sabadell shares will be (i) BBVA ordinary shares, (ii) cash payments in respect of any distribution of dividends, reserves or any other type of distribution to its shareholders made by BBVA, as described above in “Dividend Payments” and (iii) cash in lieu of fractional BBVA shares. If additional cash payments are made (which for the avoidance of doubt are not currently contemplated), references below to cash described in “Dividend Payments” should also include any such additional cash.

Consequences of the Exchange Offer

Taxable Treatment

The U.S. federal income tax consequences of the exchange offer to U.S. Holders will depend on whether a merger of Banco Sabadell with BBVA is consummated after the exchange offer, and, if so, whether the exchange offer (and any Mandatory Tender Offer) and such merger, taken together, will be treated as part of a plan of reorganization and qualify as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). Although the proper treatment of these transactions, taken together, is not entirely clear, the fact that BBVA is prohibited from consummating a merger with Banco Sabadell during the No-merger Period will likely cause the exchange offer to be taxable to U.S. shareholders of Banco Sabadell for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers regarding whether the exchange offer may nevertheless qualify as part of a Reorganization in the event a merger of Banco Sabadell with BBVA is ultimately consummated (as currently intended by BBVA). U.S. Holders should note that even if the exchange offer and any future merger, taken together, would be treated as consummated as part of a plan within the meaning of the rules governing reorganizations, there can be no assurance that it would qualify as a nontaxable Reorganization because that treatment would depend, in part, on facts that will not be known until after completion of the exchange offer and potentially only at the time of the merger. BBVA will not seek a ruling from the Internal Revenue Service regarding the treatment of the exchange offer and any subsequent merger. Therefore, U.S. Holders should expect, and the remaining discussion assumes, that the exchange offer will not qualify as part of a Reorganization.

In this case, the receipt of BBVA shares, cash in lieu of fractional BBVA shares, and cash described above in “Dividend Payments” in exchange for Banco Sabadell shares will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that exchanges Banco Sabadell shares generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized on the exchange and the U.S. Holder’s tax basis in the Banco Sabadell shares exchanged, in each case as determined in U.S. dollars. The amount realized on the exchange will be the sum of the fair market value of the BBVA shares received in the exchange (including as a result of an adjustment to the exchange ratio, as described above in “Dividend Payments”), cash received in lieu of fractional BBVA shares and cash described in “Dividend Payments”, each as determined in U.S. dollars. A U.S. Holder will have a tax basis in the BBVA shares received in the exchange equal to their fair market value on the date of the exchange, and its holding period with respect to such BBVA shares received will begin on the day after the date of the exchange. If a U.S. Holder acquired different blocks of Banco Sabadell shares at different times or at different prices, gain or loss will be determined separately for each such block. Subject to the discussion below regarding the potential application of the passive foreign investment company (“PFIC”) rules, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the completion date, the U.S. Holder’s holding period for its Banco Sabadell shares exceeds one year. Long-term capital gains of non-corporate U.S. Holders generally are eligible for favorable rates of taxation. The deductibility of capital losses is subject to limitations.

To BBVA’s knowledge, Banco Sabadell has not taken a position in publicly available filings on whether or not it has been a PFIC for U.S. federal income tax purposes for any prior taxable year, and BBVA has not analyzed Banco Sabadell’s PFIC status for any taxable year. If Banco Sabadell is or was a PFIC for any taxable year included, in whole or in part, in a U.S. Holder’s holding period for its Banco Sabadell shares, any gain would be generally subject to tax in the manner described below under “—Consequences of the Ownership and Disposition of BBVA Shares or BBVA ADSs—Passive Foreign Investment Company Rules”. A U.S. Holder should consult its tax adviser regarding whether Banco Sabadell is or was a PFIC at any time during its holding period for the Banco Sabadell shares and the effect of the PFIC rules on the exchange of Banco Sabadell shares for BBVA shares pursuant to the exchange offer.

Foreign Tax Credits

Gain or loss, if any, resulting from the exchange offer generally will be U.S. source for foreign tax credit purposes. Under certain Treasury regulations, a U.S. Holder generally will be precluded from claiming a foreign tax credit with respect to Spanish income taxes (if any) on gains from the receipt of BBVA shares and cash as part of the exchange offer. However, the IRS released notices that provide relief from certain of the provisions of these Treasury regulations (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). Even if these Treasury regulations do not prohibit a U.S. Holder from claiming a foreign tax credit with respect to Spanish income taxes (if any) on gains from the receipt of BBVA shares and cash as part of the exchange offer, because any gain resulting from the exchange offer generally will be U.S. source, other limitations under the foreign tax credit rules may preclude a U.S. Holder from claiming a foreign tax credit with respect to such Spanish taxes. If a U.S. Holder is precluded from claiming a foreign tax credit, it is possible that any Spanish taxes on such gains may either be deductible or reduce the amount realized in connection with the exchange. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability or deductibility of Spanish income tax (if any) in their particular circumstances.

Receipt of Foreign Currency

In the case of cash received in the exchange offer in lieu of fractional BBVA shares and/or as described above in “Dividend Payments” in euros, the amount realized by a U.S. Holder will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the exchange. On the settlement date, the U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of the exchange and the settlement date. However, if the Banco Sabadell shares are traded on an established securities market and are exchanged by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date, and no exchange gain or loss will be recognized at that time. U.S. Holders should consult their tax advisers regarding the treatment of foreign currency gain or loss, if any, on any euros received that are converted into U.S. dollars on a date subsequent to receipt.

Consequences of the Ownership and Disposition of BBVA Shares or BBVA ADSs

The following discussions under “—Taxation of Distributions” and “—Sale or Other Taxable Disposition of BBVA Shares or BBVA ADSs” are subject to the discussion under “—Passive Foreign Investment Company Rules” below.

Taxation of Distributions

The amount of any distributions, before reduction for any Spanish income tax withheld by BBVA or its paying agent, paid with respect to BBVA shares or BBVA ADSs (other than certain pro rata distributions of BBVA’s capital stock or rights to subscribe for shares of its capital stock) will be includible in the income of a U.S. Holder as ordinary dividend income, to the extent paid out of BBVA’s current or accumulated earnings and profits as determined in accordance with U.S. federal income tax principles. Because BBVA does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of such dividends will be treated as foreign-source dividend income and will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to non-corporate U.S. Holders may be taxable at favorable rates applicable to long-term capital gains. Non-corporate U.S. Holders should consult their tax advisers to determine the availability of these favorable rates in their particular circumstances.

The amount of a dividend distribution will equal the U.S. dollar value of the euros received, calculated by reference to the exchange rate in effect on the date such distribution is received (which, for U.S. Holders of BBVA ADSs, will be the date such distribution is received by the depositary), regardless of whether the distribution is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the dividend is not converted into U.S. dollars on the date of receipt, a U.S. Holder may have foreign currency gain or loss on the conversion date. In general, any foreign currency gain or loss will be U.S.-source ordinary gain or loss.

Subject to applicable limitations that vary depending upon a U.S. Holder’s circumstances, a U.S. Holder will be entitled to a credit against its U.S. federal income tax liability for any non-refundable Spanish NRIT taxes withheld by BBVA or its paying agent at a rate not exceeding the rate the U.S. Holder is entitled to under Spanish domestic law or the Treaty. Spanish taxes withheld in excess of the rate applicable under Spanish domestic law or the Treaty or that are otherwise refundable under Spanish law will not be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. See “Spanish Tax Consequences for U.S. Shareholders—Consequences of the Acquisition, Ownership and Disposition of BBVA Shares—Spanish Standard Refund Procedure” above for a discussion of how to obtain the Treaty rate. The rules governing foreign tax credits are complex. For example, under applicable Treasury regulations, in the absence of an election to apply the benefits of an applicable income tax treaty, in order to be creditable, foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Spanish income tax system meets these requirements. However, the IRS released notices that indicate that the Treasury Department and the IRS are considering amendments to these Treasury regulations and provide relief from certain of their provisions for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may elect to deduct all otherwise creditable non-U.S. taxes paid or accrued in a taxable year (including any Spanish income withholding tax) in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law.

Sale and Other Disposition of BBVA Shares or BBVA ADSs

Gain or loss realized by a U.S. Holder on a sale or other disposition of BBVA shares or BBVA ADSs will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between the U.S.

Holder’s tax basis in the BBVA shares or BBVA ADSs and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will be long-term capital gain or loss if the U.S. Holder held the BBVA shares or BBVA ADSs for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations. Gain or loss, if any, will generally be U.S. source for foreign tax credit purposes. Under certain Treasury regulations, a U.S. Holder generally will be precluded from claiming a foreign tax credit with respect to Spanish income taxes on gains from dispositions of BBVA shares or BBVA ADSs. However, as discussed above under “—Taxation of Distributions”, the IRS released notices that provide relief from certain of the provisions of these Treasury regulations (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). Even if these Treasury regulations do not prohibit a U.S. Holder from claiming a foreign tax credit with respect to Spanish income taxes on disposition gains, other limitations under the foreign tax credit rules may preclude a U.S. Holder from claiming a foreign tax credit with respect to such Spanish taxes. If a U.S. Holder is precluded from claiming a foreign tax credit, it is possible that any Spanish taxes on disposition gains may either be deductible or reduce the amount realized on the disposition.

Passive Foreign Investment Company Rules

BBVA’s PFIC status for any taxable year will depend in large part on its qualification as an active bank under certain proposed Treasury regulations, which are proposed to be effective for taxable years beginning after December 31, 1994 (the “Proposed Regulations”) and upon which taxpayers are currently permitted to rely. However, because there can be no assurance that the Proposed Regulations will be finalized in their current form, and because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that BBVA was not, or will not be, a PFIC for any taxable year.

In general, if BBVA were treated as a PFIC for any taxable year during a U.S. Holder’s holding period of BBVA shares or BBVA ADSs, BBVA will generally continue to be a PFIC with respect to the U.S. Holder for any subsequent taxable year, even if BBVA ceases to be a PFIC in any future taxable year. In that case, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the BBVA shares or BBVA ADSs would be allocated ratably over the U.S. Holder’s holding period for the BBVA shares or BBVA ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before BBVA became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for ordinary income of taxpayers of the U.S. Holder’s type for such taxable year, and an interest charge would be imposed on the resulting tax liability for such taxable year. Similar rules would apply to distributions received by a U.S. Holder in any taxable year in respect of the BBVA shares or BBVA ADSs to the extent in excess of 125% of the average of the annual distributions on the BBVA shares or BBVA ADSs received by the U.S. Holder during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available (including a mark-to-market election for any taxable year in which BBVA is a PFIC if the BBVA shares or BBVA ADSs, as applicable, are “marketable stock” or a “deemed sale” election in the event that BBVA is a PFIC for any taxable year but ceases to be a PFIC thereafter). U.S. Holders should consult their tax advisers regarding whether, if BBVA is or becomes a PFIC, any of these elections would be available and, if so, what the consequences of the alternative treatments would be in the U.S. Holders’ particular circumstances.

Additionally, if a U.S. Holder owns any BBVA shares or BBVA ADSs during any year in which BBVA is a PFIC, such U.S. Holder would be required to file annual returns, subject to certain exceptions. Furthermore, if BBVA is a PFIC for any taxable year in which it makes a distribution or the prior taxable year, the favorable tax rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to their ownership of BBVA shares or BBVA ADSs.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) a U.S. Holder is an exempt recipient (and establishes that status if required to do so); or (ii) in the case of backup withholding, a U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

This discussion of the material U.S. federal income tax consequences of the exchange offer to U.S. Holders is not intended to be, and should not be construed as, tax advice. U.S. Holders should consult their tax advisers with respect to the application of U.S. federal income tax laws to their particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Brokerage Commissions

If your Banco Sabadell shares are tendered into the exchange offer by your broker or other securities intermediary, you will be responsible for any fees or commissions they may charge you in connection with such tender. Finally, you will be responsible for all governmental charges and taxes payable in connection with tendering your Banco Sabadell shares.

Listing of BBVA Shares

Spanish Stock Exchanges, London and Mexican Stock Exchanges

BBVA shares are listed on the Spanish Stock Exchanges under the symbol “BBVA”. BBVA shares are also listed on the LSE under the symbol “BVA” and the Mexican Stock Exchange under the symbol “BBVA”.

It is expected that the newly-issued BBVA shares will be admitted to trading on the Spanish Stock Exchanges within a maximum period of two Spanish stock exchange business days from the registration of such shares as book entries in Iberclear and its participating entities.

BBVA undertakes to make its best efforts to execute the share capital increase, the settlement of the exchange offer and the subsequent admission to trading on the Spanish Stock Exchanges of the newly-issued BBVA shares, as promptly as possible, which is expected to take place within a maximum period of 14 Spanish stock exchange business days following the publication of the results of the exchange offer. Any delay, including the reasons for such delay, will be communicated by BBVA through a relevant information notice.

NYSE

BBVA ADSs are listed on the NYSE under the symbol “BBVA”. Each BBVA ADS represents the right to receive one BBVA share. Please also see “—BBVA ADSs” in this offer to exchange/prospectus.

Appraisal Rights

The holders of Banco Sabadell shares are not entitled under Spanish law or otherwise to appraisal rights with respect to the exchange offer.

Certain Legal and Regulatory Matters

Except as otherwise disclosed herein, BBVA is not aware of any other material regulatory approvals or other regulatory actions required for completion of the exchange offer. Should any such approval or other action be required, BBVA currently contemplates that such approval or other action will be sought.

Certain Consequences of the Exchange Offer

Trading in Banco Sabadell Shares During and After the Exchange Offer

Following completion of the exchange offer, Banco Sabadell shares not tendered into the exchange offer will continue to trade on the Spanish Stock Exchanges. However, if the requirements set forth in articles 116 of the Securities Market Law and 47 of the Spanish Takeover Regulation are met, then BBVA will exercise its right to demand the squeeze-out of the remaining Banco Sabadell shares at the same consideration (including the share consideration and the exchange offer cash consideration) as offered pursuant to the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). See “—Squeeze-out and Merger” below.

Reduced Liquidity

The acquisition of Banco Sabadell shares by BBVA pursuant to the exchange offer will reduce the number of holders of Banco Sabadell shares and the number of Banco Sabadell shares that might otherwise trade publicly and, depending on the number of Banco Sabadell shares acquired by BBVA pursuant to the exchange offer, could adversely affect the liquidity of any remaining Banco Sabadell shares held by the public or result in their automatic delisting from the Spanish Stock Exchanges if BBVA obtains the percentage of voting rights required to exercise its squeeze-out right.

If the requirements set forth in articles 116 of the Securities Market Law and 47 of the Spanish Takeover Regulation are not met, the Banco Sabadell shares will continue to be listed on the Spanish Stock Exchanges. Depending on the number of Banco Sabadell shares acquired by BBVA pursuant to the exchange offer, the liquidity of the Banco Sabadell shares following completion of the exchange offer could be adversely affected. BBVA does not intend to take any action aimed at maintaining the liquidity of the Banco Sabadell shares following completion of the exchange offer. See “Risk Factors—Risks Relating to the Exchange Offer—If the exchange offer is completed, the liquidity of any Banco Sabadell shares not acquired by BBVA could be adversely affected. Further, BBVA may have the right to squeeze-out any remaining holders of Banco Sabadell shares”.

Squeeze-out

If the requirements set forth in articles 116 of the Securities Market Law and 47 of the Spanish Takeover Regulation are met, which would require that (i) the exchange offer be accepted by holders of Banco Sabadell shares representing at least 90% of the Banco Sabadell shares subject to the exchange offer; and (ii) following completion of the exchange offer, BBVA holds a number of Banco Sabadell shares representing at least 90% of the voting rights in Banco Sabadell’s share capital (excluding, in each case, any treasury shares held by Banco Sabadell), BBVA will exercise its right to demand the squeeze-out of the remaining Banco Sabadell shares at the same consideration (including the share consideration and the exchange offer cash consideration) as offered pursuant to the exchange offer (adjusted, as the case may be, as described in this offer to exchange/prospectus). To this effect, within the three Spanish stock exchange business days following the publication of the results of the exchange offer on the website of the CNMV, BBVA will communicate to the CNMV and publicly announce whether or not the requirements to execute a squeeze-out transaction have been met. In that announcement, or within the two following Spanish stock exchange business days, BBVA will announce the date of the squeeze-out transaction. In accordance with article 48.4 of the Spanish Takeover Regulation, such date will be fixed between the 15th and the 20th Spanish business day following the date of such announcement. Such decision will be irrevocable. Upon settlement of such squeeze-out transaction, the Banco Sabadell shares will be automatically delisted from the Spanish Stock Exchanges.

The execution of the squeeze-out transaction resulting from the exercise of the aforementioned right shall give rise, in accordance with article 48 of the Spanish Takeover Regulation and related provisions, to the delisting of the shares of Banco Sabadell from the Spanish Stock Exchanges. Such delisting shall be effective as from the settlement of the squeeze-out transaction.

Even if a squeeze-out transaction is effected, pursuant to the Council of Ministers’ Authorization, BBVA will need to comply with the Autonomy Condition during the No-merger Period, except to the extent the Autonomy Condition is declared void as a result of the Administrative Appeal.

Impact of the Acquisition of Control of Banco Sabadell on the BBVA Group’s CET1 Ratio

The below presents BBVA’s estimated impact of the acquisition of control of Banco Sabadell on the BBVA Group’s CET1 ratio (i) if the exchange offer were accepted by holders of Banco Sabadell shares representing 100% of the share capital of Banco Sabadell (for purposes of this section, the “Full Acquisition Scenario”) and (ii) if the exchange offer were accepted by holders of Banco Sabadell shares representing 50% of the share capital of Banco Sabadell (for purposes of this section, the “50% Acceptance Scenario”).

The estimated impacts on the CET1 ratio of the consolidated group discussed below have been prepared by BBVA taking into account the dividend of €0.08 per Banco Sabadell share paid by Banco Sabadell on October 1, 2024, the dividend of €0.1244 per Banco Sabadell share paid by Banco Sabadell on March 28, 2025, the dividend of €0.07 per Banco Sabadell share paid by Banco Sabadell on August 29, 2025, the dividend of €0.29 per BBVA share paid by BBVA on October 10, 2024 and the dividend of €0.41 per BBVA share paid by BBVA on April 10, 2025, and on the basis of a series of hypotheses and publicly-available information relating to Banco Sabadell (including, to the extent applicable, information about Banco Sabadell’s repurchase of Banco Sabadell shares under the Banco Sabadell Share Buy-Back Programs). See “Risk Factors—Risk Relating to the Exchange Offer—Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer”. The estimated impacts on the CET1 ratio of the consolidated group discussed below do not consider restructuring costs (given they would arise at the time of a subsequent merger) or synergies.

BBVA estimates that compliance with the CNMC Commitments and the Council of Ministers’ Authorization should not have a significant impact on BBVA’s estimated CET1 ratio following completion of the exchange offer.

Full Acquisition Scenario

In the Full Acquisition Scenario, BBVA estimates a negative impact on the BBVA Group’s CET1 ratio of 34 basis points.

Such estimate reflects the net result of a combination of certain positive and negative impacts on the BBVA Group’s solvency. Specifically, negative impacts include impacts of approximately 226 basis points from the consolidation of Banco Sabadell’s risk-weighted assets, 52 basis points from intangible assets, and 16 basis points from other prudential deductions. Positive impacts would include a positive impact of 260 basis points, which results from the combination of goodwill or badwill and the capital increase (resulting from the exchange offer).

The estimated potential cost—based on publicly-available information—of terminating Banco Sabadell’s alliances discussed under “—Plans for Banco Sabadell after the Exchange Offer—Strategic Plans and Intentions Regarding Future Activities and Location of the Banco Sabadell Group” is included within the goodwill or badwill impacts mentioned above.

As a result, the estimated CET1 ratio of the BBVA Group as of June 30, 2025, in the Full Acquisition Scenario, would have been 13.00%, although the actual CET1 ratio of the BBVA Group following completion of the exchange offer cannot be calculated before such completion.

BBVA estimates that the consummation of the TSB Sale and payment of the TSB Sale Dividend following completion of the exchange offer would have a positive impact on the BBVA Group’s CET1 ratio of 60 basis points in the Full Acquisition Scenario under the assumptions described above. As a result, the cumulative impact of the exchange offer on the BBVA Group’s CET1 ratio would be a positive impact of 26 basis points, resulting in an estimated CET1 ratio of the BBVA Group as of June 30, 2025, on a fully-loaded basis, under the assumptions described above, of 13.60%.

The table below shows the CET1 ratio of the BBVA Group as of June 30, 2025 and (i) the estimated impact on such CET1 ratio of the BBVA Group in the Full Acquisition Scenario, (ii) the estimated impact on the CET1 ratio of the BBVA Group of the consummation of the TSB Sale and payment of the TSB Sale Dividend on such basis and (iii) the estimated cumulative impact on the CET1 ratio of the BBVA Group of the exchange offer and the consummation of the TSB Sale on such basis.

(basis points, except %)
CET1 ratio of the BBVA Group as of June 30, 2025 (before giving effect to the exchange offer)	13.34%
Total impact of the exchange offer	-34
of which consolidation of Banco Sabadell’s risk-weighted assets	-226
of which intangible assets	-52
of which other prudential deductions	-16
of which goodwill or badwill and capital increase	+260
Estimated CET1 ratio of the BBVA Group as of June 30, 2025 (after giving effect to the exchange offer)	13.00%
Impact of consummation of the TSB Sale and payment of the TSB Sale Dividend	+60
Estimated CET1 ratio of the BBVA Group as of June 30, 2025 assuming consummation of the TSB Sale and payment of the TSB Sale Dividend	13.60%
Cumulative impact after giving effect to the exchange offer assuming consummation of the TSB Sale and payment of the TSB Sale Dividend	+26

The estimated impacts above take into account the impact of the BBVA Share Buy-Back Program, given that the €993 million maximum aggregate amount of the BBVA Share Buy-Back Program is already considered for purposes of calculating the CET1 ratio of the BBVA Group as of June 30, 2025, even though such buy-back program is pending execution as of the date of this offer to exchange/prospectus.

50% Acceptance Scenario

In the 50% Acceptance Scenario, BBVA estimates a negative impact on the BBVA Group’s CET1 ratio of 49 basis points.

Such estimate reflects the net result of a combination of certain positive and negative impacts on the BBVA Group’s solvency. Specifically, negative impacts include impacts of approximately 226 basis points from the consolidation of Banco Sabadell’s risk-weighted assets, 39 basis points from intangible assets, and 19 basis points from other prudential deductions. Positive impacts include a positive impact of 130 basis points resulting from goodwill or badwill and the capital increase (resulting from the exchange offer) and 106 basis points from minority interests. The estimated potential cost—based on publicly-available information—of terminating Banco Sabadell’s alliances and other commercial agreements discussed under “—Plans for Banco Sabadell after the Exchange Offer—Strategic Plans and Intentions Regarding Future Activities and Location of the Banco Sabadell Group” is included within the goodwill or badwill impacts mentioned above.

As a result of the foregoing, the estimated CET1 ratio of the BBVA Group as of June 30, 2025, in the 50% Acceptance Scenario, would have been 12.85%.

BBVA estimates that the consummation of the TSB Sale and payment of the TSB Sale Dividend following completion of the exchange offer would have a positive impact on the BBVA Group’s CET1 ratio of 37 basis points in the 50% Acceptance Scenario under the assumptions described above. As a result, the cumulative impact of the exchange offer on the BBVA Group’s CET1 ratio would be a negative impact of 12 basis points, resulting in an estimated CET1 ratio of the BBVA Group as of June 30, 2025, on a fully-loaded basis, under the assumptions described above, 13.22%.

The table below shows the CET1 ratio of the BBVA Group as of June 30, 2025 and (i) the estimated impact on such CET1 ratio of the BBVA Group in the 50% Acceptance Scenario, (ii) the estimated impact on the CET1 ratio of the BBVA Group of the consummation of the TSB Sale and payment of the TSB Sale Dividend on such basis and (iii) the estimated cumulative impact on the CET1 ratio of the BBVA Group of the exchange offer and the consummation of the TSB Sale on such basis.

(basis points, except %)
CET1 ratio of the BBVA Group as of June 30, 2025 (before giving effect to the exchange offer)	13.34%
Total impact of the exchange offer	-49
of which consolidation of Banco Sabadell’s risk-weighted assets	-226
of which intangible assets	-39
of which other prudential deductions	-19
of which goodwill or badwill and capital increase	+130
of which minority interests	+106
Estimated CET1 ratio of the BBVA Group as of June 30, 2025 (after giving effect to the exchange offer)	12.85%
Impact of consummation of the TSB Sale and payment of the TSB Sale Dividend	+37
Estimated CET1 ratio of the BBVA Group as of June 30, 2025 assuming consummation of the TSB Sale and payment of the TSB Sale Dividend	13.22%
Cumulative impact after giving effect to the exchange offer assuming consummation of the TSB Sale and payment of the TSB Sale Dividend	-12

The estimated impacts above take into account the impact of the BBVA Share Buy-Back Program, given that the €993 million maximum aggregate amount of the BBVA Share Buy-Back Program is already considered for purposes of calculating the CET1 ratio of the BBVA Group as of June 30, 2025, even though such buy-back program is pending execution as of the date of this offer to exchange/prospectus.

For the estimated impact of the exchange offer on the BBVA Group’s CET1 ratio in a 30% Acceptance Scenario, see “—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition—Impact on the BBVA Group’s CET1 ratio”.

Fees and Expenses

Holders of Banco Sabadell shares who tender their Banco Sabadell shares through BBVA will not bear the brokerage expenses resulting from the participation of a member entity of the Spanish Stock Exchanges, nor Iberclear’s settlement fees, nor, if applicable, fees resulting from contracting with the Spanish Stock Exchanges, which will be paid in full by BBVA.

If a member entity of the Spanish Stock Exchanges or an Iberclear participant (other than BBVA) intervenes on behalf of a holder of Banco Sabadell shares who tenders its Banco Sabadell shares into the exchange offer, all brokerage and other costs, including Iberclear’s settlement fees and fees resulting from contracting with the Spanish Stock Exchanges, must be borne by such tendering holder.

The expenses incurred by BBVA in the acquisition of the Banco Sabadell shares and their respective settlement, including any expenses derived from the payment of any fractional shares and the exchange offer cash consideration, will be borne by BBVA.

BBVA will assume any fees charged by Iberclear participants’ depositary entities for the processing of declarations of acceptance and the settlement of the exchange offer to holders who submit their declarations of acceptance through BBVA, as agent bank. BBVA will not be responsible for (i) any fees or expenses that such entities may charge to holders of Banco Sabadell shares who submit their declarations of acceptance exclusively through the Iberclear participant where such holder’s Banco Sabadell shares are deposited, (ii) any fees that such entities may charge to holders of Banco Sabadell shares for the administration or custody of securities and/or the maintenance of securities balances, or (iii) any fees or expenses that such entities may impose on holders of Banco Sabadell shares after the date of this offer to exchange/prospectus.

In accordance with the provisions of article 33.5 of the Spanish Takeover Regulation, upon publication of the withdrawal of the exchange offer by BBVA or the occurrence of an event rendering the exchange offer unsuccessful, as the case may be, all declarations of acceptance submitted in connection with the exchange offer will become null and void and all expenses incurred by the tendering holders of Banco Sabadell shares in the submission of such declarations of acceptance will be borne by BBVA. In accordance with article 39.1 of the Spanish Takeover Regulation, if the exchange offer is not completed, the entities or persons that received the declarations of acceptance on behalf of BBVA will be required to return the documents accrediting the ownership of the corresponding Banco Sabadell shares to tendering holders. All expenses incurred as a result thereof will be borne by BBVA.

Source and Amount of Funds

The exchange offer is not conditioned upon any financing arrangements, and no funds have been borrowed for purposes of the exchange offer. BBVA will use general corporate funds to pay the exchange offer cash consideration and any additional cash requirements of the exchange offer.

BBVA’s Interest in Banco Sabadell

Neither BBVA, nor the directors of BBVA nor any of the companies within the BBVA Group, nor, to the best of BBVA’s knowledge and belief, any of the directors of the companies in the BBVA Group, currently holds any Banco Sabadell shares, nor any securities that may grant subscription or acquisition rights to Banco Sabadell shares, whose voting rights would be attributable to BBVA pursuant to article 5 of the Spanish Takeover Regulation.

In the 12 months prior to the date of this offer to exchange/prospectus, neither BBVA, nor its directors, nor any of the companies within its group, nor, to the best of BBVA’s knowledge, any of the directors of the companies in its group, have carried out or agreed to carry out on its own account transactions involving shares of Banco Sabadell, or securities giving the right to subscribe or acquire shares of Banco Sabadell, whose voting rights would be attributable to BBVA pursuant to article 5 of the Spanish Takeover Regulation.

As BBVA is a credit institution that offers a full range of banking and investment and asset management services in the ordinary course of its business, the CNMV, further to BBVA’s request for authorization to continue to undertake certain transactions with clients in the ordinary course of business until completion of the exchange offer, has given it guidelines that generally prohibit the acquisition and transfer of Banco Sabadell shares by the BBVA Group for its own account, except for certain transactions of BBVA with respect to Banco Sabadell shares in relation to the execution, settlement or hedging of transactions with clients in the ordinary course of business, which would not trigger the consequences of article 32 of the Spanish Takeover Regulation. With respect to the exchange offer, BBVA understands that any such transaction in Banco Sabadell shares will not trigger the consequences provided for in articles 32.3, 32.4 and 32.7 of the Spanish Takeover Regulation, as such acquisitions are made in connection with the execution, settlement or hedging of transactions with clients in the ordinary course of business. The treatment granted by the CNMV to such transactions by BBVA over Banco Sabadell shares pursuant to BBVA’s request is based on the fact that they are made in the ordinary course of business, in accordance with past practice, and not for the purpose of acquiring Banco Sabadell shares or facilitating or influencing the exchange offer. These exemptions are generally in line with certain exemptive relief granted to BBVA by the SEC on May 29, 2024. See “The Exchange Offer—Relief Requested from the SEC—Tender Offer Rules Exemptive and No-Action Relief”.

As of the date of this offer to exchange/prospectus, BBVA has not appointed any member of the board of directors or of the management of Banco Sabadell.

Shareholding of BBVA’s Directors, Executive Officers and Their Affiliates

As of September 1, 2025, the shareholding of BBVA’s directors, executive officers and their affiliates represented approximately 0.16% of the outstanding BBVA shares.

Purpose of the Exchange Offer

BBVA is undertaking the exchange offer in order to acquire control of Banco Sabadell, which would result in Banco Sabadell becoming part of the BBVA Group. As soon as possible thereafter, and subject to compliance with the Council of Ministers’ Authorization, BBVA intends to promote a merger of the two entities. Pursuant to the Council of Ministers’ Authorization, BBVA will be able to undertake a merger with Banco Sabadell only following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. For additional information on the Council of Ministers’ Authorization, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

Plans for Banco Sabadell after the Exchange Offer

On June 24, 2025, the Spanish Council of Ministers issued the Council of Ministers’ Authorization. The Council of Ministers’ Authorization authorized the economic concentration resulting from completion of the exchange offer subject to the Autonomy Condition during the No-merger Period, which, among other matters, requires that, during the No-merger Period, BBVA and Banco Sabadell maintain separate legal personality and shareholders’ equity and that BBVA and Banco Sabadell preserve their respective autonomy in the management of their operations. The Council of Ministers’ Authorization also requires compliance with the CNMC Commitments and establishes certain reporting obligations to the Autonomy Condition’s supervisory body, the SEEAE. As a result, there will not be a merger between BBVA and Banco Sabadell until, at least, following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. See “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”.

In compliance with the Autonomy Condition, during the No-merger Period, BBVA and Banco Sabadell will need to adopt their respective management decisions considering the maximization of their respective values as independent entities.

Following the No-merger Period, subject to market conditions or other circumstances making it impractical, inadvisable or impossible to carry out such merger process, BBVA intends to promote a merger by absorption of Banco Sabadell by BBVA. Such market conditions or other circumstances may include, for example, changes in any relevant laws or regulations that could impact the merger, a significant deterioration in market or economic conditions, the evolution of Banco Sabadell’s business or the identification of any contingencies or operating or other matters relating to Banco Sabadell that are not disclosed in publicly-available information relating to Banco Sabadell that become known to BBVA following acquisition of control of Banco Sabadell. See “Risk Factors—Risk Relating to the Exchange Offer—Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer”.

BBVA estimates that such merger would be consummated in a period of between six to eight months from the adoption of the necessary corporate resolutions by both entities. Such merger would occur only following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. See “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”. Any such merger would need BBVA’s and Banco Sabadell’s respective boards of directors to formulate a joint merger plan, which would need to be approved by BBVA’s and Banco Sabadell’s respective shareholders. Pursuant to the provisions of the Regulation, Supervision and Solvency of Credit Institutions Law, such merger will require the prior authorization of the Spanish Minister of Economy, Trade and Business. Such authorization with respect to the merger from the Spanish Minister of Economy, Trade and Business is separate and distinct from the Council of Ministers’ Authorization.

If BBVA waives the Minimum Acceptance Condition and, as a result, does not obtain control of Banco Sabadell following completion of the exchange offer, it may not be able to carry out the strategic plans described in this section “—Plans for Banco Sabadell after the Exchange Offer” or, where applicable, realize the corresponding synergies expected to be realized upon taking control of Banco Sabadell. See “The Exchange Offer—Conditions to Completion of the Exchange Offer—Potential Waiver by BBVA of the Minimum Acceptance Condition—Acquisition of control of Banco Sabadell” and “Risk Factors—Risks Relating to the Exchange Offer—If BBVA waives the Minimum Acceptance Condition and the exchange offer is completed, BBVA may not have control of Banco Sabadell immediately following completion of the exchange offer”.

Strategic Plans and Intentions Regarding Future Activities and Location of the Banco Sabadell Group

Following completion of the exchange offer, Banco Sabadell will continue to operate in the same manner as before completion of the exchange offer, at least during the No-merger Period (the length of which could be shortened if the Autonomy Condition is declared void as a result of the Administrative Appeal, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”). This will result in, among other measures:

•	Maintaining Banco Sabadell’s corporate address in the municipality of Sabadell.

•	Maintaining Banco Sabadell’s operating centers.

•	Using the Banco Sabadell brand.

•	Developing Banco Sabadell’s business lines.

•

In compliance with the CNMC Commitments, (i) maintaining the working capital credit lines (financing with a term of one year or less), including those intended for imports and exports of goods, contracted by all SMEs with Banco Sabadell; (ii) maintaining the credit lines and goods import-export facilities with a term of one year or less contracted by all self-employed customers with Banco Sabadell; (iii) maintaining the total credit volume for those SME customers that have at least 85% of their total amount of outstanding credit risk concentrated with BBVA or Banco Sabadell (based on data as of April 30, 2025); and (iv) maintaining the total credit volume for those SME customers that have at least 50% of their total amount of outstanding credit risk concentrated with BBVA and Banco Sabadell (based on data as of April 30, 2025) in those autonomous communities where the combined market share of BBVA and Banco Sabadell in the SME segment exceeds 30% with an increase of more than 10% in the SME credit segment as a result of the economic concentration resulting from completion of the exchange offer (Catalonia and the Balearic Islands). The CNMC will assess the effectiveness of these measures with respect to lending for SMEs and self-employed customers after three years and decide whether to extend them for an additional two years.

•

Continuing to support newly-created companies with a large innovative component, commonly known as “start-ups”. BBVA and Banco Sabadell have business units specialized in helping such companies scale their businesses through financial services and debt (BBVA Spark and BStartup, respectively), providing comprehensive financial support in all phases of their growth. BBVA intends to reinforce Barcelona’s role as a European “hub” for innovative companies through the combination of BBVA’s and Banco Sabadell’s initiatives, which will increase the presence of these companies in this city, as well as the promotion of events such as “4 Years from Now” or “BBVA Spark Summit”, which will contribute to positioning Barcelona as a city of reference in the technological ecosystem and a pole of attraction for companies and investors from all over Europe.

All of the above, which are in compliance with the Council of Minister’s Authorization, will result in maintaining Banco Sabadell’s ties and commitment to the territories where it is present, especially those in which Banco Sabadell has a greater presence, such as Catalonia and the Valencian Community.

Following the No-merger Period and consummation of a merger with Banco Sabadell, BBVA intends to maintain Banco Sabadell’s ties and commitment to such territories, and, in particular, it will consider (i) maintaining two corporate centers, one in the current Banco Sabadell corporate headquarters in Sant Cugat del Vallès (Barcelona) and the other one in the current BBVA corporate headquarters in Madrid, (ii) using the Banco Sabadell brand, together with the BBVA brand, in those territories or businesses in which it may have a relevant commercial interest, and (iii) continuing to support “start-ups” on the terms described above. To the extent applicable, following the No-merger Period and consummation of a merger with Banco Sabadell, BBVA will continue to comply with the CNMC Commitments.

In addition, according to publicly-available information, Banco Sabadell has entered into an alliance with Zurich (regarding the distribution of insurance and pension products), and into commercial agreements with each of Amundi (for asset management products), BNP Paribas (for depositary and custody services) and Ayvens (formerly, ALD Automotive) (for auto-renting products). BBVA has estimated, on the basis of publicly-available information relating to Banco Sabadell, the potential cost of terminating Banco Sabadell’s alliance with Zurich as a result of Banco Sabadell’s change of control. BBVA has considered this potential cost, as well as corresponding adjustments to fair value of the existing interests in such alliance, in calculating the impact of completion of the exchange offer on the BBVA Group’s CET1 ratio. To the extent Banco Sabadell has not publicly disclosed change-of-control provisions contained in its material agreements, BBVA’s estimates of the potential cost of terminating Banco Sabadell’s alliance with Zurich has been made with reference to (i) terms and conditions that, in BBVA’s experience, are included in similar agreements, (ii) market-standard conditions and (iii) estimates prepared by BBVA’s financial advisors.

BBVA’s intention with respect to this alliance and these commercial agreements is to promote the adoption of the decisions that generate the greatest value for shareholders and clients, subject to compliance with the Autonomy Condition.

BBVA estimates that compliance with the CNMC Commitments will not have any significant effects on BBVA’s strategic plans and intentions regarding the future activities and location of the Banco Sabadell Group.

Strategic Plans and Intentions Regarding Job Retention and Any Major Changes in Working Conditions

In accordance with the Council of Ministers’ Authorization, during the No-merger Period (the length of which could be shortened if the Autonomy Condition is declared void as a result of the Administrative Appeal, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”), each entity must preserve its respective autonomy in the management of its respective activities. Consequently, BBVA does not have any strategic plans or intentions regarding job retention or any major changes in the working conditions applied by Banco Sabadell in the 12 months following completion of the exchange offer.

Following the No-merger Period, BBVA intends to implement an integration process that, regarding personnel decisions, will seek to promote and preserve the best talent and culture of both entities. BBVA recognizes that both its own personnel and that of Banco Sabadell constitute their respective greatest assets, with talent management being a fundamental priority for maintaining the group’s competitive advantage.

In relation to the personnel synergies expected to be realized after consummation of a merger with Banco Sabadell, BBVA expects to adjust the workforce of both entities, for which purpose it will carry out a strategic and objective evaluation of the business, activities, job positions and working conditions of Banco Sabadell after completion of the exchange offer. As a result of that review, BBVA will analyze which changes will enable it to avoid unnecessary duplications of job functions, to improve operational efficiency and to optimize corporate resources. BBVA intends to form an integration committee with representatives from both entities, with the objective of designing the best integration process seeking to maximize the talent of both entities. In the integration process, BBVA will respect the principles of merit and professional capacity, implementing measures agreed between the two entities, which are not expected to primarily adversely affect the employees of one of the entities.

BBVA will initiate a consultation process with the workers’ representatives in order to minimize the impact of the adjustment, prioritizing, as much as possible, voluntary departures and relocations. Likewise, during the consultation period with the workers’ representatives, BBVA plans to initiate negotiations in order to align the human resources policies of both entities, which could imply changes to the working conditions of employees and executives of Banco Sabadell.

Plans Regarding the Use or Disposal of Assets of Banco Sabadell and Expected Variations in its Net Financial Debt

Plans Regarding the Use or Disposal of Assets of Banco Sabadell

BBVA does not have any plans with respect to the use or disposal of Banco Sabadell’s assets. Any such decision will be analyzed following completion of the exchange offer, in compliance with applicable law and the Council of Ministers’ Authorization. While the Autonomy Condition of the Council of Ministers’ Authorization remains in effect, any decision with respect to the potential rationalization or optimization of Banco Sabadell’s branch network would be adopted by the board of directors of Banco Sabadell autonomously and independently, seeking to maximize the value of Banco Sabadell as an independent entity.

Following the No-merger Period (the length of which could be shortened if the Autonomy Condition is declared void as a result of the Administrative Appeal, see “The Exchange Offer—Antitrust Authorizations—Spanish Antitrust Authorization”), BBVA estimates that it would be possible to rationalize the group’s branch network in Spain, with such rationalization being limited to less than 10% of the combined network. Such rationalization would result in the closure of approximately 300 of the 683 branch offices within a proximity of less than 300 meters identified in the combined group network.

Additionally, on July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice, informing that it had received a binding offer for the consummation of the TSB Sale, and announcing its decision to call an extraordinary general shareholders’ meeting to approve the TSB Sale and the payment of the TSB Sale Dividend. According to the TSB Sale Inside Information Notice, the TSB Sale is subject to the satisfaction of certain conditions precedent, including the authorization of the TSB Sale by Banco Sabadell’s extraordinary general shareholders’ meeting. On August 6, 2025, extraordinary general shareholders’ meetings of Banco Sabadell (i) authorized the TSB Sale and (ii) approved the payment of the TSB Sale Dividend, respectively. Closing of the TSB Sale is expected to occur in the first quarter of 2026. For additional information on the TSB Sale and the potential consequences of the TSB Sale, see “The Exchange Offer—TSB Sale” and “Risk Factors—Risks Relating to the Exchange Offer—If the exchange offer is completed and the TSB Sale is consummated, TSB will, following consummation of the TSB Sale, no longer be part of the BBVA Group. Additionally, the exchange ratio for the exchange offer would be adjusted as a result of the payment of the TSB Sale Dividend only if the ex-dividend date occurs prior to the date of publication of the results of the exchange offer in the Official Quotation Bulletins. Given that, according to the TSB Sale Inside Information Notice, the closing of the TSB Sale is expected to occur in the first quarter of 2026, the exchange ratio is not expected to be adjusted as a result of the payment of the TSB Sale Dividend”, respectively.

BBVA provides no assurance that the TSB Sale will be consummated despite the approval of the extraordinary general shareholders’ meeting of Banco Sabadell. In addition to unforeseen developments that could prevent the TSB Sale from closing, the TSB Sale is subject to certain closing conditions, all of which must be satisfied by July 1, 2026. As indicated in the TSB Sale Inside Information Notice, if such closing conditions have not been satisfied by July 1, 2026, Banco Sabadell and Banco Santander, S.A. may, acting in good faith and by mutual agreement, extend the maximum period for closing the TSB Sale. In the absence of such agreement, the sale and purchase agreement relating to the TSB Sale will be terminated and the TSB Sale will not be consummated. BBVA does not intend to take any action in opposition to the approval of the TSB Sale by the extraordinary general shareholders’ meeting of Banco Sabadell.

Plans Regarding Expected Variations in Banco Sabadell’s Net Financial Debt

BBVA intends to promote the renewal of Banco Sabadell’s wholesale funding instruments on terms it expects to be better than the existing ones as a result of the differences in the spreads for new issuances and maturities of various wholesale debt instruments of BBVA and the financing conditions of Banco Sabadell’s issuances. Additionally, following completion of the exchange offer, BBVA intends to review and analyze Banco Sabadell’s financing structure to promote the implementation of, to the extent applicable, additional optimization measures once Banco Sabadell becomes part of the BBVA Group aimed at the maximization of value of Banco Sabadell. Apart from the foregoing, BBVA does not have any plans regarding Banco Sabadell’s net debt position.

BBVA does not expect the foregoing plans to be affected by the CNMC Commitments or the Council of Ministers’ Authorization.

Plans Regarding the Issuance of Securities of Any Kind by Banco Sabadell and the Banco Sabadell Group

Except for transactions related to ordinary regulatory capital and liquidity management of a banking entity and its regulated subsidiaries in the ordinary course of business, BBVA does not plan to promote the issuance of new securities by Banco Sabadell and the Banco Sabadell Group.

Planned Corporate Restructuring Transactions of Any Kind

Following completion of the exchange offer, BBVA intends to carry out a detailed review of the corporate structure of Banco Sabadell and its affiliates in order to analyze the merits of carrying out a restructuring to simplify and optimize it, subject to compliance with the Autonomy Condition.

Following the No-merger Period, subject to market conditions or other circumstances making it impractical, inadvisable or impossible to carry out such merger process, BBVA intends to promote a merger by absorption of Banco Sabadell by BBVA. Such market conditions or other circumstances may include, for example, changes in any relevant laws or regulations that could impact the merger, a significant deterioration in market or economic conditions, the evolution of Banco Sabadell’s business or the identification of any contingencies or operating or other matters relating to Banco Sabadell that are not disclosed in publicly-available information relating to Banco Sabadell that become known to BBVA following acquisition of control of Banco Sabadell. See “Risk Factors—Risk Relating to the Exchange Offer—Since BBVA did not have access to non-public information regarding Banco Sabadell, BBVA’s ability to accurately anticipate all losses, costs and other liabilities that may be incurred in connection with the exchange offer is necessarily limited. Additionally, any errors or omissions in the information publicly available to BBVA relating to Banco Sabadell may have affected BBVA’s analysis, estimations and determinations with respect to the exchange offer”.

BBVA estimates that such merger would be consummated in a period of between six to eight months from the adoption of the necessary corporate resolutions by both entities. Such merger would occur only following the No-merger Period, although a merger may be possible sooner if the Autonomy Condition is declared void as a result of the Administrative Appeal. Any such merger would need BBVA’s and Banco Sabadell’s respective boards of directors to formulate a joint merger plan, which would need to be approved by BBVA’s and Banco Sabadell’s respective shareholders. Pursuant to the provisions of the Regulation, Supervision and Solvency of Credit Institutions Law, such merger will require the prior authorization of the Spanish Minister of Economy, Trade and Business. Such authorization with respect to the merger from the Spanish Minister of Economy, Trade and Business is separate and distinct from the Council of Ministers’ Authorization.

The exchange ratio of any such merger will be determined at the time the joint merger plan is approved and will need to be validated by an independent expert appointed for such purpose by the relevant commercial registry, all in accordance with applicable Spanish law.

On July 15, 2025, BBVA filed an administrative appeal before Spain’s Supreme Court, challenging the legality of the Autonomy Condition in the Council of Ministers’ Authorization (the Administrative Appeal). As of the date of this offer to exchange/prospectus, the Administrative Appeal is pending. If the Autonomy Condition is declared void as a result of the Administrative Appeal, BBVA may be able to consummate a merger with Banco Sabadell sooner than would otherwise be permitted pursuant to the Council of Ministers’ Authorization. There is no guarantee that BBVA will prevail in the Administrative Appeal. BBVA expects the Administrative Appeal to be resolved in a period of between 18 months and two years.

Plans Regarding Shareholder Remuneration Policy

During 2023 and 2024, remuneration for Banco Sabadell shareholders has consisted partly of cash and partly of share repurchases. On May 6, 2024, Banco Sabadell made public its commitment to distribute to its shareholders, on an ongoing basis, any excess capital above what is required to maintain a 13% CET1 ratio (considering Basel IV). On July 23, 2024, Banco Sabadell made public its decision to set the 2024 payout ratio at 60% of its net attributable profit.

On March 20, 2025, Banco Sabadell’s general shareholders’ meeting approved a new shareholder remuneration policy. This new policy contemplates a payout ratio of between 40% and 60% of net attributable profit, payable in dividends or other forms of shareholder remuneration (including share buy-backs). The policy also introduces the possibility of making capital distributions against Banco Sabadell’s reserves and/or share premium, not necessarily directly related to the results obtained by Banco Sabadell (for example, in the case of being above Banco Sabadell’s CET1 ratio target). Additionally, the new policy contemplates the possibility of making extraordinary distributions above the annual pay-out ratio of between 40% and 60% of the net profit attributable to Banco Sabadell or distributions against freely available reserves. Lastly, the new policy contemplates that the board of directors of Banco Sabadell may declare more than one interim dividend per financial year payable on each of August 29 and December 29 of the relevant financial year. This policy is expected to apply through completion of the exchange offer, though it may be subsequently revisited by Banco Sabadell’s board of directors without the need for approval by Banco Sabadell’s general shareholders’ meeting. Additionally, on July 1, 2025, Banco Sabadell published the TSB Sale Inside Information Notice, announcing, among other things, its decision to call an extraordinary general shareholders’ meeting to approve the payment of the TSB Sale Dividend. The payment of the TSB Sale Dividend was approved by the extraordinary general shareholders’ meeting of Banco Sabadell on August 6, 2025.

BBVA intends to review Banco Sabadell’s shareholder remuneration policy following completion of the exchange offer and will consider the promotion of any necessary changes in light of multiple factors that will need to be analyzed at that time, including, among other things, Banco Sabadell’s capital position, its expected increase in activity levels and profitability and profit expectations. BBVA does not have any specific plans with respect to Banco Sabadell’s shareholder remuneration policy, which will be determined by BBVA only after its review of such remuneration policy. In this sense, the pay-out ratio of Banco Sabadell’s shareholder remuneration policy following completion of the exchange offer could be the same as or lower or higher than Banco Sabadell’s shareholder remuneration policy as of the date of this offer to exchange/prospectus.

BBVA does not expect the foregoing to be affected by the CNMC Commitments or the Council of Ministers’ Authorization.

BBVA provides no assurance that the TSB Sale Dividend will actually be paid despite the approval of the extraordinary general shareholders’ meeting of Banco Sabadell. As explained elsewhere in this offer to exchange/prospectus, the TSB Sale Dividend is subject to the consummation of the TSB Sale, which in turn, is subject to the satisfaction of certain closing conditions. As a result, there is no certainty that such conditions will be satisfied and the TSB Sale consummated and, accordingly, there is no certainty that the TSB Sale Dividend will actually be paid. BBVA does not intend to take any action in opposition to the approval of the TSB Sale Dividend by the extraordinary general shareholders’ meeting of Banco Sabadell.

BBVA’s shareholder remuneration policy involves distributing between 40% and 50% of its consolidated net attributable profit annually, combining cash dividends and buy-backs, and BBVA will remain committed to distributing in the medium-term any capital in excess of what is required to maintain a 12% CET1 ratio (subject to any restrictions imposed by, and the approval of, relevant supervisory bodies and BBVA’s corporate bodies, as applicable). This policy is typically implemented through the distribution of an interim dividend for the year (typically paid in October of each year) and a complementary dividend (payable after the end of each fiscal year in April of the following year after the approval by BBVA’s general shareholders’ meeting), that may combine cash distributions and share buy-backs, all subject to the authorizations and approvals applicable at any given time.

BBVA intends to maintain its shareholder remuneration policy following completion of the exchange offer.

Plans Regarding the Structure, Composition, and Functioning of the Management Bodies of Banco Sabadell and the Banco Sabadell Group; Plans Regarding the Appointment of Members to These Bodies by BBVA

BBVA intends to reflect the controlling interest it may achieve after completion of the exchange offer in the composition of the management, administration and control bodies of Banco Sabadell by appointing a number of directors corresponding to that controlling interest (which will result in BBVA appointing more than half of Banco Sabadell’s directors). BBVA also intends to reflect the controlling interest in the composition of the committees of the board of directors of Banco Sabadell to the extent legally possible. The Council of Ministers’ Authorization contemplates BBVA’s right to appoint directors to the board of directors of Banco Sabadell.

In this regard, BBVA does not have any plans or intentions regarding the size of the board of directors of Banco Sabadell and in any event, BBVA will seek to ensure that the size of the board of directors of Banco Sabadell is consistent with the provisions of the Spanish Corporation Law, as well as, to the extent applicable, the recommendations on good corporate governance of listed companies issued by the CNMV, in particular with respect to the appointment of independent directors.

In compliance with applicable law, Banco Sabadell’s directors will be subject to fiduciary duties and will have to exercise their respective roles in the best interest of Banco Sabadell.

Additionally, BBVA will promote the execution of a parent-subsidiary protocol, in compliance with the second recommendation of good corporate governance of listed companies issued by the CNMV.

If Banco Sabadell’s shares are delisted from the Spanish Stock Exchanges as a result of the exercise of the squeeze-out right provided for in article 47 of the Spanish Takeover Regulation, BBVA will carry out the changes deemed appropriate to adapt the board of directors of Banco Sabadell to that of an unlisted company, subject to compliance with the regulations to which Banco Sabadell is subject as a credit institution, including with respect to the minimum number of independent directors required by applicable law.

Plans Regarding Amendments to Banco Sabadell’s Bylaws

BBVA does not have any plans or intentions regarding amendments to Banco Sabadell’s by-laws in the 12 months following completion of the exchange offer.

Regulation

The ECB (together with the Bank of Spain through the Single Supervisory Mechanism) is BBVA’s and Banco Sabadell’s primary prudential regulator, and it will continue to be the primary prudential regulator of each of BBVA and Banco Sabadell in Spain after completion of the exchange offer.

Relief Requested from the SEC

Tender Offer Rules Exemptive and No-Action Relief

BBVA has requested that the SEC provide exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit BBVA to conduct certain trading activities in the Banco Sabadell shares prior to and during the conduct of, but outside of, the exchange offer. Subject to certain exceptions, Rule 14e-5 under the Exchange Act prohibits a person making a tender offer for an equity security, as well as such offeror’s dealer-manager, the advisers or affiliates of such offeror or dealer-manager and any person acting, directly or indirectly, in concert with such persons, from, directly or indirectly, purchasing or arranging to purchase any securities subject to a tender offer, or any securities immediately convertible into, exchangeable for or exercisable for such securities, except as part of such tender offer. This prohibition applies from the time of public announcement of the tender offer until the tender offer expires.

The SEC granted BBVA relief pursuant to BBVA’s request on May 29, 2024. Such relief permits, subject to certain enumerated conditions set forth in the relief letter, BBVA, BBVA’s subsidiaries and their respective affiliates and separately identifiable departments (collectively, the “BBVA Prospective Purchasers”) to purchase or arrange to purchase Banco Sabadell shares, and various derivatives related to such securities (collectively, “Banco Sabadell Securities”) prior to and during the conduct of, but outside of, the exchange offer in the ordinary course of their businesses. Such purchases or arrangements to purchase may not be carried out for the purpose of promoting or otherwise facilitating the exchange offer or for the purpose of creating actual, or apparent, active trading in, or maintaining, or affecting the prices of the Banco Sabadell Securities.

The ordinary-course trading activities included within the scope of the SEC’s relief from the provisions of Rule 14e-5 under the Exchange Act include (1) purchasing and selling Banco Sabadell Securities as part of the BBVA Prospective Purchasers’ ordinary course prime brokerage, portfolio and asset management activities and, except with respect to Banco Sabadell shares, as principal for their own accounts; (2) principal facilitation and unsolicited brokerage transactions involving purchases of Banco Sabadell Securities to facilitate or in response to customer orders, including clearance and settlement of these transactions (including buy-ins); (3) creation, trading and redemption of derivative products (including futures, forwards, options, repurchase agreements, warrants, swaps, cash-settled derivatives, debentures or similar instruments) and structured products (including structured notes, structured deposits, unit links or similar instruments), the performance of which is determined with reference to Banco Sabadell Securities or any index or basket of which they form a part; (4) hedging and covering activities, including dynamic hedging, short sales and other forms of hedging and covering; (5) index arbitrage activities; (6) program trades on behalf of clients, other than BBVA and Banco Sabadell; (7) stock borrowing and lending in Banco Sabadell Securities; (8) purchasing Banco Sabadell shares for purposes of delivering such securities upon exercise of call options or warrants or buying Banco Sabadell Securities in respect of the exercise of put options or warrants in connection with the activities described in (4) and (7) above; (9) buying and selling shares or units in collective investment schemes operated by any of the BBVA Prospective Purchasers, or by their associates, to clients of such BBVA Prospective Purchasers where the schemes in question may hold, acquire, or dispose of interests in Banco Sabadell Securities; (10) acting as trustee, nominee, or custodian for client positions in Banco Sabadell Securities (including executing instructions to liquidate the assets in a trust which may include Banco Sabadell Securities, and distributing the proceeds in accordance with the applicable law and contract), or for any other security mentioned in this list; (11) acting as executor or personal representative for a deceased client whose portfolio includes Banco Sabadell Securities (including executing instructions to liquidate the assets in an estate which may include Banco Sabadell Securities, and distributing the proceeds in accordance with the applicable law and contract); and (12) lending to clients and accepting a portfolio of securities including Banco Sabadell Securities as collateral for such loan.

The BBVA Prospective Purchasers intend to effect such purchases in the ordinary course of their businesses in reliance on the relief granted by the SEC, subject to the conditions imposed by the SEC and otherwise in accordance with applicable law.

In addition, BBVA has requested that the SEC provide exemptive relief from the provisions of Rule 14e-1(b) under the Exchange Act to permit BBVA to make certain adjustments to the share exchange offered as consideration in the exchange offer without extending the acceptance period as might otherwise be required. Rule 14e-1(b) under the Exchange Act provides that, following an increase or decrease in the consideration offered under a tender offer, such offer must remain open for at least 10 U.S. business days from the date that notice of the increase or decrease is first published or sent or given to securityholders. The SEC has taken the position that if the consideration offered in a tender offer is reduced as a result of a dividend or other distribution made by the target company, then such reduction constitutes a decrease in the consideration offered for purposes of Rule 14e-1(b). If Banco Sabadell paid a dividend or other distribution prior to the settlement of the exchange offer, each Banco Sabadell share would decrease in value as a result of such distribution, and BBVA would revise the proposed exchange ratio in order to account for the value of such distribution as described in this offer to exchange/prospectus. As a result thereof, BBVA would be required to extend the exchange offer to the extent required by Rule 14e-1(b).

The SEC granted BBVA relief pursuant to BBVA’s request on September 2, 2025. Such relief permits BBVA, subject to certain enumerated conditions set forth in the relief letter, to adjust the share consideration offered in the exchange offer if Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer, provided that the publication of the results of the exchange offer in the Official Quotation Bulletins is made on the same day or after the ex-dividend date of such distribution of dividends, reserves or any other type of distribution, as described in this offer to exchange/prospectus, without extending the acceptance period by 10 U.S. business days as required by Rule 14e-1(b). If the share consideration offered in the exchange offer is adjusted as described in this offer to exchange/prospectus because Banco Sabadell makes any distribution of dividends, reserves or any other type of distribution to its shareholders (regardless of whether it is an ordinary, extraordinary, interim or complementary distribution) prior to the settlement of the exchange offer, BBVA will disseminate an announcement of such adjustment through a press release and will file such announcement with the SEC via the EDGAR filing system on the date that the announcement is made. BBVA will also make an “other relevant information” filing with the CNMV in Spain.

Furthermore, BBVA has requested that the SEC provide no-action relief with respect to Rule 14d-4(d)(2) under the Exchange Act. Rule 14d-4(d)(2)(i) under the Exchange Act requires that, in the event of a material change other than price or share levels, an exchange offer must remain open for at least five U.S. business days from the date that the related material changes to the exchange offer materials are disseminated to security holders. The SEC has held that a waiver of a minimum acceptance condition is a material change in the terms of an offer.

The SEC granted BBVA relief pursuant to BBVA’s request on September 2, 2025. Such relief permits BBVA to, following the expiration date of the exchange offer, waive the Minimum Acceptance Condition in accordance with Spanish law and practice (i.e., through the first Spanish stock exchange business day following the date on which BBVA receives the CNMV Notification) in the event that the Minimum Acceptance Condition has not been satisfied as of the end of the acceptance period, without extending the acceptance period or providing withdrawal rights in connection with any such waiver. Such relief is conditioned upon BBVA’s undertaking not to waive the Minimum Acceptance Condition if the number of Banco Sabadell shares tendered and not withdrawn in the exchange offer would not permit BBVA to acquire at least 30% of the voting rights of the Banco Sabadell shares (excluding any treasury shares held by Banco Sabadell as of that time).

Additionally, BBVA has requested that the SEC provide no-action relief with respect to Rule 14d-7 under the Exchange Act and Section 14(d)(5) of the Exchange Act, so that BBVA may rely, if necessary, on Rule 162 under the Securities Act. Rule 162 under the Securities Act permits an offeror to commence an exchange offer (often referred to as “early commencement”) before the registration statement relating to the offeror’s securities is declared effective if the offer is subject to Rule 13e-4 or Rules 14d-1 through 14d-11 under the Exchange Act or if, among other things, the offeror provides withdrawal rights to the same extent as would be required if the exchange offer were subject to the requirements of Rules 14d-1 through 14d-11 under the Exchange Act, and so long as no tendered securities are purchased until the registration statement is declared effective and the offer has expired. Absent such relief, in order for BBVA to commence the exchange offer before the Registration Statement is declared effective in reliance on Rule 162, BBVA would have to provide withdrawal rights throughout the entire acceptance period, i.e., through the expiration date of the exchange offer, pursuant to Rule 14d-7 under the Exchange Act. Furthermore, BBVA would be required to provide withdrawal rights after the expiration date of the exchange offer to the same extent as would be required by Section 14(d)(5) of the Exchange Act.

The SEC granted BBVA relief pursuant to BBVA’s request on September 2, 2025. In granting such relief, the staff of the SEC has confirmed that it would not recommend enforcement action if BBVA were to commence the exchange offer before the Registration Statement is declared effective, despite the fact that withdrawal rights would be provided in connection with the exchange offer only through the day prior to the last day of the acceptance period as required by the Spanish Takeover Regulation, rather than through the expiration date of the exchange offer (as would be required by Rule 14d-7), and that “back-end” withdrawal rights (as would be required by Section 14(d)(5)) would not be provided after the expiration date of the exchange offer.

Regulation M Exemptive Relief

BBVA has requested that the SEC provide exemptive relief from the provisions of Rules 101 and 102 of Regulation M under the Exchange Act to permit BBVA and certain of its affiliates to continue, in the ordinary course of business and in accordance with applicable Spanish anti-market abuse and other laws, to engage in certain transactions involving BBVA shares and BBVA ADSs from the day this offer to exchange/prospectus is first disseminated to security holders until the end of the acceptance period for the exchange offer (the “Regulation M Restricted Period”). Subject to certain exceptions, Rules 101 and 102 of Regulation M would prohibit BBVA and its affiliates from bidding for or purchasing, or attempting to induce any person to bid for or purchase, BBVA shares or BBVA ADSs during the Regulation M Restricted Period.

The SEC granted BBVA relief pursuant to BBVA’s request on September 4, 2025. Such relief permits, subject to certain enumerated conditions set forth in the relief letter, BBVA and certain of its affiliates to continue to engage in the following specified activities involving BBVA shares and BBVA ADSs during the Regulation M Restricted Period: (1) engaging in trades in BBVA shares for their own account and the accounts of their customers for the purpose of hedging positions (or adjusting or liquidating existing hedge positions) belonging to them and their customers; (2) providing to customers investment advice and financial planning guidance which may include information about BBVA shares; (3) engaging in unsolicited brokerage transactions in BBVA shares, BBVA ADSs and derivatives thereon with their customers; (4) trading in BBVA shares and derivatives thereon as part of their asset management and wealth management activities for the accounts of their customers; (5) engaging in stock borrowing/lending transactions involving BBVA shares; and (6) acquiring BBVA shares and derivatives in connection with BBVA’s obligations under BBVA’s employee share ownership and incentive share programs and dividend reinvestment plans.

BBVA and certain of its affiliates will continue to engage, including since the announcement of the exchange offer and during the exchange offer, in various dealing, brokerage and investment advice activities involving BBVA shares and BBVA ADSs when and to the extent permitted by applicable law. Among other things, BBVA and certain of its affiliates, as the case may be, intend to engage in some or all of the activities specified above. These market activities have occurred and are expected to continue to occur primarily outside the United States and, to a lesser extent, inside the United States, in each case solely in the ordinary course of business and not in contemplation of, or with a view to facilitating, the exchange offer.

Other Jurisdictions

This offer to exchange/prospectus is being addressed to U.S. holders of Banco Sabadell shares. Separate offering documents are being (or will be) published in Spain and made available (or will be made available) to all holders of Banco Sabadell shares, subject to the below.

United Kingdom

This offer to exchange/prospectus is not a prospectus for purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “UK Prospectus Regulation”), and no such prospectus has been or is being prepared in connection with the exchange offer. In the United Kingdom, this offer to exchange/prospectus and any other documents and/or materials relating to the exchange offer are being distributed only to and are directed only at “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation who are persons (i) having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order, or (iii) to whom they may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this offer to exchange/prospectus and any other such documents and/or materials relate will be available only to, and will be engaged in only with, Relevant Persons. Any person in the United Kingdom who is not a Relevant Person should not act or rely on this offer to exchange/prospectus, any other such documents and/or materials or any of their contents.

DESCRIPTION OF BBVA SHARES

The following summary of material considerations concerning the share capital of BBVA briefly describes certain material provisions of BBVA’s bylaws (estatutos sociales) and Spanish law relating to the share capital of BBVA. Because it is a summary, it is not meant to be complete, is qualified by reference to the applicable Spanish laws and BBVA’s bylaws and does not contain all the information that may be important to you. Copies of BBVA’s bylaws are included as an exhibit to the Registration Statement of which this offer to exchange/prospectus forms a part.

General

All rights and obligations of BBVA’s shareholders are contained in BBVA’s bylaws and in Spanish law. In addition, pursuant to Royal Decree 84/2015 of February 13, implementing Law 10/2014 (Real Decreto 84/2015, de 13 de febrero, por el que se desarrolla la Ley 10/2014, de 26 de junio, de ordenación, supervisión y solvencia de entidades de crédito), as amended, replaced or supplemented from time to time (“RD 84/2015”), amendments of the bylaws of a bank are subject to notice to or prior authorization of the Bank of Spain. Other requirements to amend BBVA’s bylaws are discussed under “—Attendance and Voting at Shareholders’ Meetings”.

As of the date of this offer to exchange/prospectus, BBVA’s paid-in share capital is €2,824,009,877.85, represented by 5,763,285,465 BBVA shares (5,763,285,465 voting rights) with a par value of €0.49 per unit, all of them of the same class and series, fully subscribed and paid-up and represented through the book-entry trading system held by Iberclear, which manages the clearance and settlement system of the Spanish Stock Exchanges, and its participating entities.

At the ordinary general shareholders’ meeting of BBVA held on March 18, 2022, BBVA’s shareholders delegated to BBVA’s board of directors the authority to issue up to 3,333,943,290 new BBVA shares (equal to half of BBVA’s share capital on March 18, 2022, the date of the authorization), on one or several occasions, for a period of five years from the date on which this resolution was adopted. The board of directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Corporation Law. The power to exclude preemptive rights is limited, such that the nominal amount of any share capital increases resolved or effectively carried out with the exclusion of preemptive rights in use of this authority and those that may be resolved or carried out to cover the conversion of convertible issuances that may equally be made with the exclusion of preemptive rights in use of the authority described below may not exceed the nominal maximum overall amount of 10% of BBVA’s share capital at the date of the authorization (equal to 666,788,658 new BBVA shares). The board of directors’ authorization to issue new BBVA shares expires on March 18, 2027. As of the date of this offer to exchange/prospectus, BBVA’s board of directors has not exercised this authorization.

In addition, at the ordinary general shareholders’ meeting of BBVA held on March 18, 2022, BBVA’s shareholders delegated to BBVA’s board of directors the authority to issue, on one or several occasions, for a period of five years from the date on which this resolution was adopted, securities convertible into newly issued BBVA shares other than contingent convertible securities (“CoCos”) up to the maximum overall amount of €6,000,000,000 or its equivalent in any other currency, delegating in turn the power to exclude preemptive rights, in whole or in part. However, this power is limited, such that the nominal amount of any share capital increases resolved or effectively carried out to cover the conversion of convertible issuances that may equally be made with the exclusion of preemptive rights in use of this authority and those capital increases that may be resolved or carried out with the exclusion of preemptive rights in use of the authority described above may not exceed the nominal maximum overall amount of 10% of BBVA’s share capital as of the date of the authorization (equivalent to 666,788,658 new BBVA shares). The board of directors’ authorization to issue securities convertible into newly-issued BBVA shares other than CoCos expires on March 18, 2027. As of the date of this offer to exchange/prospectus, BBVA’s board of directors has not exercised this authorization.

At the ordinary general shareholders’ meeting of BBVA held on March 18, 2022, BBVA’s shareholders also approved, among other resolutions, an authorization for BBVA, either directly or through its subsidiaries, to acquire its own shares for a maximum period of five years from the date of approval of the resolution (which replaces the authorization granted at the general shareholders’ meeting held on March 16, 2018), at any time and on as many occasions as it deems appropriate, by any legally permitted means, including with a charge to profits and/or freely distributable reserves, in accordance with applicable regulations. The maximum limit of treasury shares acquired by BBVA, either directly or through its subsidiaries, including those already held by BBVA and its subsidiaries at any given time, may not exceed 10% of BBVA’s subscribed share capital, or any lower limit established by applicable legislation. The acquisition price per share may not be lower than its nominal value nor exceed by more than 10% the market price at the time of purchase. The shares acquired may be allocated, in whole or in part, for delivery to employees or directors of BBVA or its subsidiaries, either directly or as a result of the exercise of option rights. Furthermore, BBVA’s board of directors has been empowered to execute and implement this resolution in the broadest terms.

At the ordinary general shareholders’ meeting of BBVA held on April 20, 2021, BBVA’s shareholders delegated to BBVA’s board of directors the authority to issue, on one or several occasions for a period of five years from the date on which this resolution was adopted, CoCos which are intended to meet regulatory requirements for their eligibility as capital instruments, in accordance with the solvency regulations applicable from time to time, up to the maximum overall amount of €8,000,000,000 or its equivalent in any other currency. BBVA’s board of directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Corporation Law. The board of directors’ authorization to issue CoCos expires on April 20, 2026.

At the annual general shareholders’ meeting of BBVA held on March 15, 2024, BBVA’s shareholders approved a reduction of BBVA’s share capital by up to 10% of BBVA’s share capital as of the date of such resolution, corresponding to 583,794,038 BBVA shares, with a nominal value of €0.49 each, subject to obtaining, where appropriate, the corresponding regulatory authorizations. On May 24, 2024, BBVA announced the partial execution of this share capital reduction resolution, through the reduction of BBVA’s share capital by €36,580,908.35 and the consequent redemption of 74,654,915 shares of €0.49 par value each acquired by BBVA pursuant to a share buy-back program scheme and held as treasury shares. BBVA does not intend to use any treasury shares as consideration in exchange for Banco Sabadell shares.

On July 5, 2024, BBVA’s extraordinary general shareholders’ meeting approved to authorize the increase of BBVA’s share capital in an amount of up to a maximum nominal amount of €551,906,524.05 through the issuance of up to 1,126,339,845 newly-issued BBVA shares to be offered to the holders of Banco Sabadell shares pursuant to the exchange offer.

At the annual general shareholders’ meeting of BBVA held on March 21, 2025, BBVA’s shareholders approved a reduction of BBVA’s share capital by up to 10% of BBVA’s share capital as of the date of such resolution, corresponding to 576,328,546 BBVA shares, with a nominal value of €0.49 each, subject to obtaining, where appropriate, the corresponding regulatory authorizations, through the redemption of own shares acquired derivatively by BBVA by virtue of the authorization granted by BBVA’s general shareholders’ meeting held on March 18, 2022. This resolution may be implemented until the date of the next annual general shareholders’ meeting of BBVA.

Non-residents of Spain may hold and vote BBVA shares subject to the general restrictions set forth below. See “—Exchange Controls and Restrictions on Foreign Investments” and “—Restrictions on Acquisitions of BBVA Shares”.

Registry and BBVA’s Object and Purpose

BBVA is registered with the Commercial Registry of Bizkaia (Spain). Its registration number at the Commercial Registry of Bizkaia is volume 2,083, Company section folio 1, sheet BI-17-A, 1st entry. Its corporate purpose is to carry out all kinds of activities, operations, acts, contracts and services within the banking business or directly or indirectly related to it, which are permitted or not prohibited by the provisions in force and supplementary activities. Its corporate purpose also includes the acquisition, possession, use and disposal of securities, public offering of acquisition and sale of securities, as well as all types of holdings in any entity or company. BBVA’s corporate purpose is stated in Article 3 of BBVA’s bylaws.

Attendance and Voting at Shareholders’ Meetings

Each BBVA share entitles the shareholder to one vote. BBVA shares that are not paid-up in full are not entitled to vote, or to receive distributions of dividends or preemptive rights. As of the date of this offer to exchange/prospectus, all BBVA shares were fully paid-up.

Any BBVA share may be voted by proxy. Any shareholder who is entitled to attend a general shareholders’ meeting may be represented at such general shareholders’ meeting by another person, who need not necessarily be a shareholder. Proxies are valid for ordinary (also referred to as “annual”) general shareholders’ meetings and extraordinary general shareholders’ meetings and, except with respect to general powers of attorney, must be granted specifically with respect to each general shareholders’ meeting. A single shareholder may not be represented at a general shareholders’ meeting by more than one proxy, except under the circumstances provided in the law for intermediary entities. BBVA’s bylaws do not contain provisions related to cumulative voting.

Shareholders’ Meetings

Pursuant to BBVA’s bylaws and to the Spanish Corporation Law, general meetings of shareholders of BBVA may be ordinary or extraordinary.

Pursuant to the Spanish Corporation Law, ordinary general shareholders’ meetings shall necessarily be held within the first six months of each fiscal year, at which shareholders are requested to approve the annual accounts of the previous fiscal year, the corporate management for the previous fiscal year and the application of BBVA’s net income or loss. Other matters may also be voted on by shareholders during the ordinary general shareholders’ meetings if such items are included on the agenda or are allowed by law. Any other meetings of shareholders are considered to be extraordinary general shareholders’ meetings. Extraordinary general shareholders’ meetings may be called from time to time by BBVA’s board of directors at its discretion. BBVA’s board of directors will call extraordinary general shareholders’ meetings when (i) it believes such meetings to be necessary or advisable for BBVA’s interests; (ii) required by law or BBVA’s bylaws; or (iii) requested by shareholders representing at least 3% of BBVA’s share capital.

Shareholders representing at least 3% of BBVA’s share capital have the right to request the publication of a supplemental notice including one or more additional agenda items to the ordinary general shareholders’ meeting and to add new resolution proposals to the agenda of any general shareholders’ meeting, within the first five days following the publication of the agenda.

A universal shareholders’ meeting, at which 100% of the share capital is present or duly represented, is considered valid even if no notice of such meeting was given, and, with unanimous agreement, shareholders may consider any matter at such a meeting.

Convening Notice

According to BBVA’s bylaws and the Spanish Corporation Law, notices of all general shareholders’ meetings must be published (i) in the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil) or in a widely circulated newspaper in Spain; (ii) on BBVA’s webpage; and (iii) on the webpage of the CNMV, at least one month prior to the date of the meeting or with the minimum prior notice period required by the Spanish Corporation Law from time to time. The notice must indicate the date, time and place of the meeting on the first convening and all the matters to be considered at the meeting, along with other information required by the Spanish Corporation Law. The notice may also include the date on which the meeting should be held on the second convening. At least 24 hours must elapse between the meeting on the first convening and the meeting on the second convening.

Place of Meeting

In accordance with BBVA’s bylaws, general shareholders’ meetings must be held in Bilbao, Spain, where BBVA has its registered office, on the date indicated in the convening notice, save for fully remote general shareholders’ meetings through electronic means. A universal shareholders’ meeting, at which 100% of the share capital is present or duly represented, may take place anywhere in the world.

Right of Attendance

The owners of 500 or more BBVA shares which are duly registered in the book-entry record for BBVA shares at least five days prior to the date of the general shareholders’ meeting and who continue to hold such shares until the date of the meeting are entitled to attend. The holders of fewer than 500 BBVA shares may aggregate their shares by proxy to represent at least 500 BBVA shares and appoint a representative for the meeting.

Quorums

Under BBVA’s bylaws and the Spanish Corporation Law, except as set forth below, general shareholders’ meetings will be duly constituted on the first convening if BBVA shareholders holding at least 25% of the voting share capital are present or represented by proxy. On the second convening of a general shareholders’ meeting, there is no quorum requirement.

Notwithstanding the above, according to the Spanish Corporation Law certain special events require a quorum of shareholders, present or represented by proxy, holding at least 50% of the voting share capital on first convening of the general shareholders’ meeting and no less than 25% of the voting share capital on the second convening of the general shareholders’ meeting. Those special events include the adoption of resolutions concerning the following: (i) increases or decreases in capital; (ii) in general, any modification of the bylaws; (iii) issuances of bonds (not applicable to BBVA except with respect to convertible bonds); (iv) limitation or suppression of the preemptive rights to subscribe for new shares; and (v) transformations, mergers, spin-offs and assignments of assets and liabilities.

Additionally, BBVA’s bylaws also require the presence, in person or represented by proxy, of two-thirds of the voting share capital on first convening or 60% of the voting share capital on the second convening, at general shareholders’ meetings in order to adopt resolutions that concern: (i) the change of the corporate purpose; (ii) the transformation of BBVA’s legal status; (iii) a full spin-off; (iv) the dissolution of BBVA; or (v) the amendment of the second paragraph of Article 25 of BBVA’s bylaws, which establishes this stricter quorum requirement.

Under Spanish law, the rights of shareholders may only be changed by an amendment to the bylaws that complies with the requirements described herein and under “—Attendance and Voting at Shareholders’ Meetings”.

Adoption of Resolutions and Majorities

Subject to the higher vote requirements described in the following paragraphs, the adoption of resolutions requires a simple majority vote at the general shareholders’ meeting, meaning that a resolution is adopted when the favorable votes exceed the votes against the adoption of the resolution.

The adoption of resolutions concerning the following: (i) increases or decreases in capital; (ii) in general, any modification of the bylaws; (iii) issuances of bonds (not applicable to BBVA except with respect to convertible bonds); (iv) limitation or suppression of the preemptive rights to subscribe for new shares; and (v) transformations, mergers, spin-offs and assignments of assets and liabilities, shall require the favorable vote of (a) a majority of the share capital present or represented at the meeting if such share capital present or represented exceeds 50% of the total share capital; or (b) if the share capital present or represented by proxy on the second convening constitutes less than 50% but more than 25% of the total share capital, the approval of two-thirds of the share capital present or represented by proxy at such meeting. In addition, the adoption of resolutions that require special quorums according to BBVA’s bylaws require a favorable vote of a majority of the share capital present or represented.

Validly adopted resolutions are binding on all the shareholders, including those who were absent, dissented or abstained from voting.

Any resolution adopted at the general shareholders’ meeting that is contrary to Spanish law, to BBVA’s bylaws or to the general shareholders’ meeting’s regulations, or that are deemed detrimental to BBVA’s interests to the benefit of one or more shareholders or third parties can be contested. Any director, any third party who proves a legitimate interest, and any shareholder who acquired such status before the resolution was adopted, as long as they represent at least 0.1% of the share capital of BBVA, may contest corporate resolutions. If the resolution is contrary to public order, it can be contested by any director, third party or any shareholder, even if he or she acquired such status after the resolution was adopted.

Appointment of Directors

Pursuant to BBVA’s bylaws, BBVA’s board of directors includes a minimum of five and a maximum of 15 directors who are elected by the general shareholders’ meeting (other than as described in the following paragraph regarding co-opted directors). Directors are appointed for a term of three years and may be re-elected one or more times for successive terms not exceeding three years.

Under the Spanish Corporation Law, in the event of a vacancy on BBVA’s board of directors, a shareholder or group of shareholders that owns an aggregate number of BBVA shares equal to or greater than the result of dividing the total capital stock by the number of directors on BBVA’s board of directors, has the right to appoint a corresponding proportion of the directors (rounded down to the nearest whole number) to the board of directors. Shareholders who exercise the right to appoint directors in accordance with the above may not vote on the appointment of other directors to BBVA’s board of directors. Under the Spanish Corporation Law, BBVA’s board of directors may also designate directors by interim appointment to fill vacancies (co-option). If a director has been co-opted, such director will have a term of office ending on the first general shareholders’ meeting held following such co-option. The general shareholders’ meeting may then ratify such director’s appointment for the term of office remaining of the director whose vacancy has been covered through co-option, or appoint such director for the term of office established under BBVA’s bylaws (currently, three years).

Under Spanish law, any new directors shall comply with the suitability criteria set forth in, among other applicable legislation, Law 10/2014, RD 84/2015 and Bank of Spain Circular 2/2016, of February 2 (Circular 2/2016, de 2 de febrero, del Banco de España, a las entidades de crédito, sobre supervisión y solvencia).

Preemptive Rights

Pursuant to the Spanish Corporation Law, shareholders have preemptive rights to subscribe for (i) new BBVA shares issued in the context of a capital increase involving cash contributions; and (ii) securities which are convertible into BBVA shares.

These preemptive rights may be completely or partially excluded in certain circumstances in accordance with the Spanish Corporation Law, following a resolution passed at the general shareholders’ meeting (which may, for example, authorize the board of directors to exclude preemptive rights). BBVA reserves the right to propose to the general shareholders’ meeting that such preemptive rights be completely or partially excluded in any future issuance of new BBVA shares or securities which are convertible into BBVA shares.

Dividends and Distributions

Shareholders have the right to participate in the distribution of corporate earnings. Pursuant to BBVA’s bylaws, dividends may be paid in cash or in kind.

Once the requirements under Spanish law and BBVA’s bylaws are satisfied, dividends may be distributed and charged to the year’s profit or unrestricted reserves, provided that the value of BBVA’s total net assets is not, or as a result of such dividend would not be, less than BBVA’s share capital. In addition, BBVA must take into account any applicable capital adequacy requirements and any recommendations on payment of dividends, and any other required authorization or restriction that may be applicable. Capital adequacy requirements are applied on both a consolidated and individual basis. See “Item 4. Information on the Company—Business Overview—Supervision and Regulation—Capital Requirements, MREL and Resolution” and “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources—Capital” of the 2024 Form 20-F.

On November 18, 2021, BBVA communicated that its board of directors agreed to establish a shareholder remuneration policy consisting of an annual distribution of between 40% and 50% of BBVA’s ordinary profit for the year. This policy will be implemented through the distribution of an interim dividend for the year and a final dividend, with the possibility of combining cash distributions with share buy-backs, all subject to the relevant authorizations and approvals applicable at any given time. For additional information, see “Item 4. Information on the Company—Business Overview—Supervision and Regulation—Dividends” and “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Dividends” of the 2024 Form 20-F.

“Final” dividends for a year are proposed by the board of directors to be approved by the annual general shareholders’ meeting following the end of the year to which they relate. Additionally, BBVA’s board of directors may approve the payment of “interim” dividends on the basis of the interim profit obtained in the financial year in progress following the fulfillment of certain requirements under Spanish law, which payment is endorsed by the annual general shareholders’ meeting. Interim and final dividends are payable to shareholders of record on the record date for the dividend payment. Any unclaimed cash dividends revert to BBVA five years after declaration.

In addition, upon a liquidation, BBVA’s shareholders have the right to participate in the distribution of any net assets.

Form and Transfer

BBVA shares are registered in book-entry form and are indivisible. Joint holders must nominate one person to exercise their rights as shareholders, though joint holders are jointly and severally (solidariamente) liable for all obligations arising from their status as shareholders.

Iberclear maintains the central registry of BBVA shares which reflects (i) one or several proprietary accounts which show the balances of the participating entities’ (entidades participantes) proprietary accounts; (ii) one or several general third-party accounts that show the overall balances that the participating entities hold for third parties; and (iii) individual accounts opened in the name of the owner, either an individual or legal person. Each participating entity, in turn, maintains the detailed records of the owners of the shares held in their general third-party accounts.

Transfers of BBVA shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer, through or with the participation of a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of BBVA shares may also be subject to certain fees and expenses.

Reporting Requirements

As BBVA shares are listed on the Spanish Stock Exchanges, the acquisition or disposition of BBVA shares by BBVA shareholders must be reported to BBVA and the CNMV where:

•

in the case of an acquisition, the acquisition results in that person or group holding 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of BBVA’s total voting rights; or

•

in the case of a disposal, the disposition reduces shares held by a person or group below a threshold of 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of BBVA’s total voting rights.

The individual or legal entity required to carry out the notification must serve the notification by means of the form approved by the CNMV, within four trading days from the date on which the individual or legal entity became aware, or should have become aware, of the circumstances that generated the obligation to notify. According to Article 35.1 of Royal Decree 1362/2007, of July 28 (Real Decreto 1362/2007, de 19 de octubre, por el que se desarrolla la Ley 24/1988, de 28 de julio, del Mercado de Valores, en relación con los requisitos de transparencia relativos a la información sobre los emisores cuyos valores estén admitidos a negociación en un mercado secundario oficial o en otro mercado regulado de la Unión Europea) (“Royal Decree 1362/2007”), the relevant individual or legal entity will be deemed to have become aware of the aforementioned circumstances within two trading days from the date on which the relevant transaction was entered into, regardless of the date on which the transaction takes effect.

The reporting requirements apply not only to the purchase or transfer of shares, but also to those transactions in which, without a purchase or transfer, the proportion of voting rights of an individual or legal entity reaches, exceeds or falls below the threshold that triggers the obligation to report as a consequence of a change in the total number of voting rights of BBVA on the basis of the information reported to the CNMV and disclosed by it.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares with voting rights, will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with applicable Spanish regulations. In addition, cash settled instruments creating long positions on underlying listed shares (such as BBVA’s) shall be disclosed if the specified shareholding thresholds are reached or exceeded. Cash holdings and holdings derived from financial instruments shall be aggregated for disclosure purposes. A disclosure exemption for shareholding positions held by financial entities in their trading books as a result of the securities administration and custody services rendered by such financial entities is available pursuant to Article 33.2 of Royal Decree 1362/2007. In the event that the individual or legal entity entering into the relevant transaction is a non-Spanish resident, notice must also be given to the Spanish Registry of Foreign Investments (Registro de Inversiones Exteriores) of the Ministry of Industry and Tourism (Ministerio de Industria y Turismo). See “—Exchange Controls and Restrictions on Foreign Investments” for additional information, including on certain temporary measures which have been adopted in connection with foreign direct investments.

In the case of individuals or legal entities resident in non-cooperative jurisdictions under Law 11/2021, of July 9 (Ley 11/2021, de 9 de julio, de medidas de prevención y lucha contra el fraude fiscal, de transposición de la Directiva (UE) 2016/1164, del Consejo, de 12 de julio de 2016, por la que se establecen normas contra las prácticas de elusión fiscal que inciden directamente en el funcionamiento del mercado interior, de modificación de diversas normas tributarias y en materia de regulación del juego) (“Law 11/2021”) and Ministerial Order HFP/115/2023 (Orden HFP/115/2023, de 9 de febrero, por la que se determinan los países y territorios, así como los regímenes fiscales perjudiciales, que tienen la consideración de jurisdicciones no cooperativas), the threshold that triggers the obligation to disclose the acquisition or disposition of shares is reduced to 1% (and successive multiples of 1%).

Additionally, since BBVA is a credit entity, any person who intends to acquire a significant participation in BBVA’s share capital must comply with certain obligations imposed by the Bank of Spain. See “—Restrictions on Acquisitions of BBVA Shares”.

Requirements Applicable to Purchases by BBVA and its Directors and Senior Managers

Acquisition of Own Shares

At the ordinary general shareholders’ meeting of BBVA held on March 18, 2022, BBVA’s shareholders approved, among other resolutions, an authorization for BBVA, either directly or through its subsidiaries, to acquire its own shares for a maximum period of five years from the date of approval of the resolution (which replaces an authorization granted at the general shareholders’ meeting held on March 16, 2018), at any time and on as many occasions as it deems appropriate, by any legally permitted means, including with a charge to profits and/or freely distributable reserves, in accordance with applicable regulations. The maximum limit of treasury shares acquired by BBVA, either directly or through its subsidiaries, including those already held by BBVA and its subsidiaries at any given time, may not exceed 10% of BBVA’s subscribed share capital, or any lower limit established by applicable legislation. The acquisition price per share may not be lower than its nominal value nor exceed by more than 10% the market price at the time of purchase. The shares acquired may be allocated, in whole or in part, for delivery to employees or directors of BBVA or its subsidiaries, either directly or as a result of the exercise of option rights. Furthermore, BBVA’s board of directors has been empowered to execute and implement this resolution in the broadest terms.

Notwithstanding Article 77.1 of Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms establishes that a credit institution (such as BBVA) shall obtain the prior permission from the competent authority (the ECB in the case of BBVA) in order to carry out any repurchase of its own shares.

Additionally, BBVA is required to report to the CNMV any acquisition by BBVA or any of its affiliates, of BBVA’s own shares which, together with all other acquisitions since the last notification, reaches or exceeds 1% of BBVA’s share capital (irrespective of whether any own shares have been sold in the same period). In such circumstances, the notification must be made within four trading days and include the number of shares acquired since the last notification (detailed by transaction), the number of shares sold (detailed by transaction) and the resulting net holding of treasury shares.

On January 30, 2025, and in relation to the shareholders’ ordinary distribution for 2024, BBVA announced its intention to carry out the BBVA Share Buy-Back Program, aimed at reducing its share capital, which will not be undertaken until the exchange offer is completed or withdrawn.

Acquisition of Shares by BBVA Directors and Senior Managers

Each member of BBVA’s board of directors, as well as persons closely associated to them, shall notify BBVA and the CNMV of every transaction conducted on their own account relating to BBVA shares or debt instruments issued by BBVA or to derivatives or other financial instruments linked thereto, according to Article 19 of Regulation (EU) n.º 596/2014, of the European Parliament and of the Council, of April 16, 2014, on market abuse, within three business days after the date of the transaction.

Senior managers of BBVA, as well as persons closely associated to them, are also subject to the abovementioned reporting rules.

Net Short Positions

In accordance with Regulation (EU) No. 236/2012 of the European Parliament and of the Council of March 14, 2012 on short selling and certain aspects of credit default swaps (as further supplemented by several delegated regulations regulating technical aspects necessary for its effective enforceability and to ensure compliance with its provisions), net short positions on shares listed on the Spanish Stock Exchanges (including BBVA shares) equal to, or in excess of, 0.2% of the relevant entity’s share capital and any increases or reductions thereof by 0.1% are required to be disclosed to the CNMV. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

In response to COVID-19, on March 16, 2020, the European Securities and Markets Authority (“ESMA”) lowered the aforementioned threshold from 0.2% to 0.1%, requiring net short position holders to report positions of 0.1% and above. This measure was renewed on September 18, 2020 and on December 17, 2020 until March 19, 2021. The European Commission adopted the decision to permanently lower the threshold from 0.2% to 0.1% on September 27, 2021, which decision was published in the Official Journal on January 11, 2022.

The notification or disclosure mentioned above shall be made not later than at 15:30 (CET) on the trading day following the day when the relevant threshold was reached, exceeded or fallen below.

Notification is mandatory even if the same position has already been notified to the CNMV in compliance with transparency obligations previously in force.

The information to be disclosed is set out in Table 1 of Annex I of Delegated Regulation 826/2012, according to the format approved as Annex II of such Regulation. The information will be published, where appropriate, on a webpage operated or supervised by the CNMV.

Moreover, pursuant to Regulation 236/2012, where the CNMV considers that (i) there are adverse events or developments that constitute a serious threat to financial stability or to market confidence (for example, serious financial, monetary or budgetary problems, which may lead to financial instability or unusual volatility causing significant downward spirals in any financial instrument); and (ii) the measure is necessary and will not be disproportionately detrimental to the efficiency of financial markets in view of the advantages sought, it may, following consultation with the ESMA, take any one or more of the following measures:

•

impose additional notification obligations by either (a) reducing the thresholds for the notification of net short positions in relation to one or several specific financial instruments; and/or (b) requesting the parties involved in the lending of a specific financial instrument to notify any change in the fees requested for such lending; and

•	restrict short selling activity by either prohibiting or imposing conditions on short selling.

In addition, according to Regulation 236/2012, where the price of a financial instrument has fallen significantly during a single day in relation to the closing price on the previous trading day (10.0% or more in the case of a liquid share such as a BBVA share), the CNMV may prohibit or restrict short selling of financial instruments for a period not exceeding the end of the trading day following the trading day on which the fall in price occurs.

Finally, Regulation 236/2012 also vests powers to ESMA in order to take measures similar to the ones described above in exceptional circumstances, when the purpose of these measures is to deal with a threat affecting several EU member states and the competent authorities of these member states have not taken adequate measures to address it.

Change of Control Provisions and Tender Offers

Certain antitrust regulations may delay, defer or prevent a change of control of BBVA in the event of a merger, acquisition or corporate restructuring. In Spain, the application of both Spanish and European antitrust regulations requires that prior notice of domestic or cross-border merger transactions be given in order to obtain a “non-opposition” ruling from antitrust authorities.

Spanish regulation of takeover bids may also delay, defer or prevent a change of control of BBVA or any of its subsidiaries in the event of a merger, acquisition or corporate restructuring. The Spanish Securities Market Law and the Spanish Takeover Regulation set forth the Spanish rules governing takeover bids. In particular:

•	a bidder must make a tender offer in respect of 100% of the issued share capital of a target company if:

•

it acquires an interest in shares which (taken together with shares in which persons acting in concert with it are interested) carry 30% or more of the voting rights of the target company. If this threshold is reached by an acquiring shareholder due to a variation of the total number of voting rights of a target company which has issued loyalty shares in the terms described in article 527 ter et seq. of the Spanish Corporation Law, the acquiring shareholder is entitled not to make such tender offer in case it sells the shares necessary to fall below such 30% threshold in the subsequent three months, such acquiring shareholder waives its loyalty voting rights exceeding such 30% threshold or obtains a waiver issued by the CNMV;

•

it acquires an interest in shares which (taken together with shares in which persons acting in concert with it are interested) carry less than 30% of the voting rights but enable the bidder to appoint a majority of the members of the target company’s board of directors; or

•	it held 30% or more but less than 50% of the voting rights of the target company on the date the law came into force, and subsequently:

•	acquires, within 12 months, an additional interest in shares which carries 5% or more of such voting rights;

•	acquires an additional interest in shares so that the bidder’s aggregate interest carries 50% or more of such voting rights; or

•	acquires an additional interest in shares which enables the bidder to appoint a majority of the members of the target company’s board of directors;

•

if a bidder’s actions do not fall into the categories described above, such acquisition may qualify as an “a priori” or partial tender offer (i.e., in respect of less than 100% of the issued share capital of a target company), in which case such bidder would not be required to make a tender offer in respect of 100% of the issued share capital of a target company;

•

the board of directors of a target company is exempt from the rule prohibiting certain board interference with a tender offer (the “passivity rule”), provided that (i) it has been authorized by the general shareholders’ meeting to take action or enter into a transaction which could disrupt the offer; or (ii) it has been released from the passivity rule by the general shareholders’ meeting vis-à-vis bidders that are not domiciled in Spain and whose boards of directors are not subject to an equivalent passivity rule;

•

defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer unless the general shareholders’ meeting resolves otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected may be entitled to compensation); and

•

if as a result of a tender offer in respect of 100% of the issued share capital of a target company the bidder acquires an interest in shares representing at least 90% of the voting rights of the target company and the offer has been accepted by investors representing at least 90% of the voting rights of the target company (provided such voting rights are distinct from those already held by the bidder), the bidder may force the holders of the remaining share capital of the company to sell their shares. The minority holders shall also have the right to force the bidder to acquire their shares under these same circumstances.

As further described below in “—Restrictions on Acquisitions of BBVA Shares”, since BBVA is a bank, it is necessary to obtain approval from the Bank of Spain in order to acquire a number of shares considered to be a significant participation under Law 10/2014. Also, any agreement that contemplates BBVA’s merger with another credit entity requires the authorization of the Ministry of Economy, Trade and Business (Ministerio de Economía, Comercio y Empresa). This could delay, defer or prevent a change of control of BBVA or any of its subsidiaries that are credit entities in the event of a merger.

Exchange Controls and Restrictions on Foreign Investments

Exchange Controls

In 1991, Spain adopted the EU Standards for free movement of capital and services. As a result, foreign investors may transfer invested capital, capital gains and dividends out of Spain without limitation as to amount, subject to applicable taxes. See “Item 10. Additional Information—Taxation” of the 2024 Form 20-F.

Pursuant to Royal Decree 664/1999, of April 23 (repealed by the New Spanish FDI Regulations, as defined below), on the Applicable Rules to Foreign Investments (Real Decreto 664/1999, de 23 de abril, sobre inversiones exteriores) (“Royal Decree 664/1999”), foreign investors may freely invest in shares of Spanish companies except in the case they fall within the scope of article 7 bis (enacted in March 2020) of Law 19/2003, of July 4 (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior y sobre determinadas medidas de prevención del blanqueo de capitales) (“Law 19/2003”), Sole Transitional Provision of Royal Decree-Law 34/2020, of November 17 (Real Decreto-ley 34/2020, de 17 de noviembre, de medidas urgentes de apoyo a la solvencia empresarial y al sector energético, y en materia tributaria) (“Royal Decree-Law 34/2020”) (as amended by article 62 of Royal Decree-Law 20/2022, of December 27), or—only with respect to investments in the defense sector—article 11 of Royal Decree 664/1999. For information on certain additional regulation applicable to foreign direct investments, see “—Restrictions on Foreign Investments” below. Likewise, Royal Decree 664/1999 and Law 19/2003 required notification of all foreign investments in Spain and liquidations of such investments upon completion of such investments to the Investments Registry of the Ministry of Economy, Trade and Business (Ministerio de Economía, Comercio y Empresa) for administrative statistical and economical purposes. Shares in listed Spanish companies acquired or held by foreign investors needed to be reported to the Spanish Registry of Foreign Investments by the depositary bank or relevant Iberclear member. When a foreign investor acquires shares that are subject to the reporting requirements of the CNMV regarding significant stakes, notice must be given directly by the foreign investor to the relevant authorities.

The Spanish government approved Royal Decree 571/2023, of July 4, on foreign investments (Real Decreto 571/2023, de 4 de julio, sobre inversiones exteriores) (the “New Spanish FDI Regulations”), which repeals Royal Decree 664/1999 and develops Law 19/2003. The New Spanish FDI Regulations came into force on September 1, 2023, and their provisions apply to FDI (as defined below) filings submitted from that date onwards (ongoing FDI filings as of such date are governed by the former regulations). The New Spanish FDI Regulations were further developed by Order ECM 57/2024, of January 29, setting forth the templates for the declarations in foreign investments.

The New Spanish FDI Regulations set out: (i) post-closing notification obligations for foreign investments in Spain for statistical purposes; (ii) post-closing notification obligations for Spanish investments in foreign countries for statistical purposes; and (iii) most significantly, amended and developed rules for Spanish FDIs screening mechanisms (“Screening Mechanisms”), under which the closing of specific FDIs requires prior authorization through both EU-law based general FDI screening, regulated in article 7 bis of Law 19/2003 (“General FDI Screening Mechanism”), and sector-specific screening (which applies to activities directly related to Spanish National Defense, the acquisition of real estate for diplomatic purposes by non-EU member states and investments in activities directly related to weapons, cartridges, pyrotechnic items and civil use explosives or other material to be used by the State Security Forces and Bodies), which is a new mechanism.

These Screening Mechanisms do not prohibit foreign investments in Spain; rather, they are mandatory authorization procedures to be carried out prior to closing specific transactions. In particular, the General FDI Screening Mechanism brings the Spanish screening framework in line with that set out in the EU laws, in particular, Regulation (EU) 2019/452, which allows EU member states to adopt mechanisms to screen FDIs in the EU. The banking activity itself is not expressly mentioned in the FDI sectors subject to the General FDI Screening Mechanism, which are the following: critical infrastructure, critical and dual-use technologies, key technologies for industrial leadership and training, technologies developed pursuant to projects or programs of particular interest to Spain, supply of critical inputs, sectors with access to or control to sensitive information and media.

Moreover, investments by foreigners domiciled in jurisdictions designated as non-cooperative jurisdictions under Law 11/2021 and Ministerial Order HFP/115/2023 (Orden HFP/115/2023, de 9 de febrero, por la que se determinan los países y territorios, así como los regímenes fiscales perjudiciales, que tienen la consideración de jurisdicciones no cooperativas), are subject to special reporting requirements.

Restrictions on Foreign Investments

Exchange controls and foreign investments are regulated under Law 19/2003, as amended pursuant to Royal Decree-Law 8/2020, of March 17, Royal Decree-Law 11/2020, of March 31, Royal Decree-Law 34/2020, Royal Decree-Law 20/2022, of December 27, and Royal Decree-Law 1/2025, of January 28. Foreign investments are generally liberalized unless they fall within the scope of article 7 bis (enacted in March 2020) of Law 19/2003, Sole Transitional Provision of Royal Decree-Law 34/2020, or—only with respect to investments in the defense sector—article 11 of Royal Decree 664/1999 (repealed by the New Spanish FDI Regulations).

Article 7 bis of Law 19/2003 establishes a screening mechanism for certain investments made by non-EU and non-EFTA residents (“foreign investors”), based on public order, public health and public security reasons (the “Screening Mechanism”). The Screening Mechanism aligns part of the Spanish foreign investment legal framework with Regulation (EU) 2019/452 of March 19, 2019 establishing a framework for the screening of foreign direct investments into the EU. Certain provisions of Regulation (EU) 2019/452, such as the list of sectors affecting public order and public security or the definition of state-owned enterprises and other similar investors, are mirrored in the regulations establishing the Screening Mechanism.

In addition, and according to Sole Transitional Provision of Royal Decree-Law 34/2020 (as amended first by article 4 of Royal Decree-Law 27/2021, of November 23, and subsequently by article 1 and article 62 of Royal Decree-Law 20/2022, of December 27 and article 1 of Royal Decree Law 1/2025, of January 28), effective November 19, 2020 and until December 31, 2026), the following persons will also be deemed to be foreign investors, provided they invest in listed companies or the investment value exceeds €500 million for investments in private – non-listed – companies:

•	EU and European Free Trade Association (“EFTA”) residents in countries other than Spain; and

•

Spanish residents beneficially owned by EU or EFTA residents in countries other than Spain, that is, those in which an EU or EFTA resident other than in Spain ultimately owns or controls more than 25% of the share capital or voting rights of, or otherwise exercises control over, the Spanish resident.

Foreign direct investments (“FDI”) are:

•	investments that result in a foreign investor reaching a stake of at least 10% of the share capital of a Spanish company; and

•	any corporate transaction, business action or legal transaction which confers control of a Spanish company.

Not all foreign direct investments are subject to the Screening Mechanism. Investments are subject to the Screening Mechanism only if they qualify as FDI and the investment is made in one of the critical sectors mentioned in article 7 bis of Law 19/2003, is made pursuant to what is foreseen in Sole Transitional Provision of Royal Decree-Law 34/2020, or—only where the investor is a Non-UE or non-EFTA investor—by investors that meet certain subjective criteria regardless of the business of the target.

FDI by the following “foreign investors” are also subject to the Screening Mechanism, regardless of the business of the target:

•

Investors directly or indirectly controlled by a non-EU and non-EFTA government, including state bodies, armed forces or sovereign wealth funds; the possibility of exercising decisive influence as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly) is deemed to constitute “control” for these purposes.

•	Investors that have already made an investment affecting national security, public order or public health in another EU member state, including an investment in any of the abovementioned sectors.

•	If there is a serious risk that the investor engages in illegal or criminal activities affecting national security, public order or public health in Spain.

FDI described above shall be subject to prior administrative authorization granted by the relevant Spanish authority, in accordance with the administrative conditions established.

In addition to the above, pursuant to Council Regulation (EU) 833/2014, it shall be prohibited to sell transferable securities denominated in any official currency of an EU member state issued after April 12, 2022, or securities denominated in any other currency and issued after August 6, 2023, or units in collective investment undertakings providing exposure to such securities, to any Russian national or natural person residing in Russia or any legal person, entity or body established in Russia. This restriction shall not apply to nationals of an EU member state or a country member of the European Economic Area or of Switzerland, or natural persons having a temporary or permanent residence permit in an EU member state, in a country member of the European Economic Area or in Switzerland.

Further, pursuant to Council Regulation (EC) No 765/2006, it shall be prohibited to sell transferable securities denominated in any official currency of an EU member state issued after April 12, 2022 or units in collective investment undertakings providing exposure to such securities, to any Belarusian national or natural person residing in Belarus or any legal person, entity or body established in Belarus. This prohibition does not apply to nationals of an EU member state or natural persons having a temporary or permanent residence permit in an EU member state.

See also “—Restrictions on Acquisitions of BBVA Shares” below.

Restrictions on Acquisitions of BBVA Shares

BBVA’s bylaws do not provide any restrictions on the ownership of BBVA shares. Because BBVA is a Spanish bank, however, the acquisition or disposition of a significant participation of BBVA shares is subject to certain restrictions. Such restrictions may impede a potential acquirer’s ability to acquire BBVA shares and gain control of BBVA. See also “—Exchange Controls and Restrictions on Foreign Investments”.

Pursuant to Law 10/2014, any individual or corporation, acting alone or in concert with others, intending to directly or indirectly acquire a significant holding in a Spanish financial institution (as defined in Article 16 of Law 10/2014) or to directly or indirectly increase its holding in such way that either the percentage of voting rights or of capital owned were equal to or more than any of the thresholds of 20%, 30% or 50%, or by virtue of the acquisition, might take control over the financial institution, must first notify the Bank of Spain. For the purpose of Law 10/2014, a significant participation is considered to be 10% of the outstanding share capital or voting rights of a financial institution or a lower percentage if such holding allows for the exercise of a significant influence. Secondary legislation will specify when “significant influence” exists; in any case, according to RD 84/2015, the capacity to appoint or dismiss a board member will be considered “significant influence”.

The Bank of Spain will be responsible for evaluating the proposed transaction, in accordance with the terms established by Law 10/2014 (as stated in Article 18.1 of Law 10/2014) with a view to guaranteeing the sound and prudent operation of the target financial institution. The Bank of Spain will then submit a proposal to the ECB, which will be in charge of deciding upon the proposed transaction in the term of 60 Spanish business days after the date on which the notification was received.

Any acquisition made without such prior notification, or conducted before 60 Spanish business days have elapsed since the date of such notification, or made in circumstances where the ECB has objected, will produce the following results:

•	the acquired shares will have no voting rights;

•	if considered appropriate, the target bank may be taken over by the relevant regulator or its directors replaced in accordance with Title III of Law 10/2014; and

•	a sanction may be imposed under Title IV of Law 10/2014.

Any individual or institution that intends to sell its significant participation in a bank or reduce its participation below the abovementioned percentages, or which, because of such sale, will lose control of the entity, must give prior notice to the Bank of Spain, indicating the amount it intends to sell and the period in which the transaction is to be executed. Non-compliance with this requirement may result in sanctions.

Furthermore, pursuant to Law 10/2014, any natural or legal person, or such persons acting in concert, who has acquired, directly or indirectly, a holding in a Spanish bank so that the proportion of the voting rights or of the capital held reaches or exceeds 5%, must immediately notify in writing the Bank of Spain and the relevant Spanish bank, indicating the size of the acquired holding.

As further described above in “—Exchange Controls and Restrictions on Foreign Investments”, Law 19/2003, as amended, among others, pursuant to Royal Decree-law 8/2020, of March 17, Royal Decree-law 11/2020, of March 31, Royal Decree-law 34/2020 and Royal Decree-law 20/2022, of December 27, stipulates the suspension of the liberalization regime of foreign direct investment in Spain. This means that certain investments by non-EU and non-EFTA residents in Spanish companies, particularly in sensitive sectors, require prior government authorization if they result in the investor holding at least 10% of the company’s share capital or gaining control of the company. The suspension also applies to investments controlled by third-country governments or those that may affect public safety, order, or health. The banking and finance sector is not specifically included. The suspension will remain in place until lifted by the Spanish Council of Ministers. Additionally, Royal Decree Law 1/2025, of January 28, extends these restrictions until December 31, 2026, to cover FDI by EU and EFTA residents in Spanish listed companies or in unlisted companies where the investment exceeds €500 million. These measures are subject to certain limitations and simplifications.

Shareholders’ Agreements

The Spanish Securities Market Law and the Spanish Corporation Law require parties to disclose certain types of shareholders’ agreements that affect the exercise of voting rights at a general shareholders’ meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares. If any shareholders enter into such agreements with respect to BBVA’s shares, they must disclose the execution, amendment or extension of such agreements to BBVA and the CNMV and file such agreements with the appropriate Commercial Registry and publish them through an inside information notice or other relevant information notice, as the case may be, through the CNMV’s website. Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a material infringement of the Spanish Securities Market Law. In particular, a shareholders’ agreement will have no effect with respect to the regulation of the right to vote in general shareholders’ meetings and restrictions or conditions on the free transferability of shares and bonds convertible into shares until such time as the aforementioned disclosure, filing and publication are made.

Upon request by the interested parties, the CNMV may waive the requirement to disclose, file and publish a shareholders’ agreement when making the shareholders’ agreement public could cause harm to the affected company.

Payment of Taxes

Holders of BBVA shares are responsible for any taxes or other governmental charges payable on their BBVA shares, including any taxes payable on transfer. The paying agent or the transfer agent, as the case may be, may, and upon instruction from BBVA, will:

•	refuse to effect any registration of transfer of such BBVA shares or any split-up or combination thereof until such payment is made; or

•

withhold or deduct from any distributions on such BBVA shares or sell for the account of the holder thereof any part or all of such BBVA shares (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its reasonable expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the holder of such BBVA shares remaining liable for any deficiency.

Exercise of Spanish Bail-in Power and Other Resolution Tools

BBVA shares (including those represented by BBVA ADSs) may be subject to the exercise of the Spanish Bail-in Power (as defined in the 2024 Form 20-F) by the Relevant Spanish Resolution Authority (as defined in the 2024 Form 20-F), which may include and result in any of the following, or some combination thereof, among others: (i) the cancellation of such securities; (ii) the transfer of such securities to creditors of BBVA; (iii) the conversion of other securities or obligations of BBVA into BBVA shares thereby diluting the shareholding of the holders of BBVA shares; and (iv) the variation of the terms of such securities or the rights of the holders thereunder, including to give effect to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority. See “Item 3. Key Information—Risk Factors—Regulatory, Tax, Compliance and Reporting Risks—The Group is subject to a comprehensive regulatory and supervisory framework, including resolution regulations, which could have a material adverse effect on its business, financial condition and results of operations” and “Item 4. Information on the Company—Business Overview—Supervision and Regulation—Capital Requirements, MREL and Resolution” in the 2024 Form 20-F.

Non-Voting, Redeemable and Privileged Shares

BBVA’s bylaws authorize BBVA to issue ordinary, non-voting, redeemable and privileged shares. As of the date of this offer to exchange/prospectus, BBVA has no non-voting, redeemable or privileged shares outstanding. The provisions of BBVA’s bylaws relating to such shares are described below.

Privileged Shares

BBVA may issue shares that confer some privilege over BBVA ordinary shares under legally established terms and conditions, complying with the formalities prescribed for amending BBVA’s bylaws.

Redeemable Shares

BBVA may issue shares that are redeemable at BBVA’s or the holders’ request, or both, for a nominal amount no greater than one quarter of BBVA’s share capital. Redemption of any such shares may only occur according to the terms set forth when they are issued. If the redemption right was attributed exclusively to us, BBVA may not enforce such right until three years have elapsed since the issue. Redeemable shares must be fully paid-up at the time of their subscription.

The redemption of redeemable shares must be charged to earnings or to free reserves or be made with the proceeds of a new share issuance made under a resolution from the general shareholders’ meeting or, as the case may be, from the board of directors, for the purpose of financing the redemption transaction. If the redemption of these shares is charged to earnings or to free reserves, BBVA must set up a reserve for the amount of the nominal value of the shares redeemed. If the redemption is not charged to earnings or free reserves or made with the proceeds of the issuance of new shares, it may only be carried out under the requirements established for the reduction of share capital by refunding contributions.

Non-Voting Shares

BBVA may issue shares with no voting rights within legally established limits. Holders of such shares are entitled to receive a minimum fixed or variable annual dividend, as resolved by the general shareholders’ meeting and/or the board of directors at the time of deciding to issue the shares. In addition, the right of non-voting shares to accumulate unpaid dividends whenever funds to pay dividends are not available, any preemptive rights associated with non-voting shares, and the ability of holders of non-voting shares to recover voting rights must be established at the time of deciding to issue the shares. Once the minimum dividend has been agreed upon, holders of non-voting shares will be entitled to the same dividend as holders of BBVA shares.

Certain Other Provisions Regarding Shareholders’ Rights

BBVA’s bylaws do not contain any provisions relating to sinking funds or potential liability of shareholders to further capital calls by us.

Certain Powers of BBVA’s Board of Directors

Provisions regarding directors are generally contained in BBVA’s bylaws. In addition, BBVA’s board of directors’ regulations govern the internal procedures and operation of BBVA’s board of directors and its committees and directors’ rights and duties.

BBVA’s board of directors’ regulations prohibit a director from deliberating or voting on resolutions or decisions in which he or she or a related party may have a direct or indirect conflict of interest (unless such decisions are related to the appointment or removal of positions on the management body). BBVA’s board of directors’ regulations require that directors resign from their position upon reaching 75 years of age by submitting their resignation at the first meeting of the board of directors to be held after the general shareholders’ meeting approving the accounts for the financial year in which they reach said age. Directors are not required to hold BBVA shares in order to be appointed as such.

Information about directors’ compensation, including remuneration in shares, is included under “Item 6. Directors, Senior Management and Employees—Compensation” in the 2024 Form 20-F.

COMPARISON OF RIGHTS OF HOLDERS OF BBVA SHARES AND BANCO SABADELL SHARES

BBVA is a public limited company organized under the laws of Spain and is governed by the Spanish Corporation Law. As BBVA is a company organized under the laws of Spain, the rights of holders of BBVA shares are governed by Spanish law and by BBVA’s bylaws (estatutos). See “Description of BBVA Shares” in this offer to exchange/prospectus for more information about the BBVA shares.

Similarly, Banco Sabadell is a public limited company organized under the laws of Spain and is governed by the Spanish Corporation Law. As Banco Sabadell is a company organized under the laws of Spain, the rights of holders of Banco Sabadell shares are governed by Spanish law and by Banco Sabadell’s bylaws (estatutos).

Set forth below is a discussion of the material differences between the rights of holders of BBVA shares and the rights of holders of Banco Sabadell shares as of the date of this offer to exchange/prospectus. The following discussion is qualified in its entirety by reference to the Spanish Corporation Law, the Spanish Securities Market Law, the bylaws of BBVA and the bylaws of Banco Sabadell. The information relating to Banco Sabadell included below summarizes certain provisions of the Banco Sabadell bylaws publicly available on Banco Sabadell’s website.

Banco Sabadell	BBVA

Share Capital

As of September 1, 2025, Banco Sabadell had a share capital of €627,959,716.50, represented by 5,023,677,732 Banco Sabadell shares, with a par value of €0.125 each, all of such shares being of the same class and series, fully-subscribed and paid-up, represented by book entries.	As of September 1, 2025, BBVA had a share capital of €2,824,009,877.85, represented by 5,763,285,465 BBVA shares, with a par value of €0.49 each, all of such shares being of the same class and series, fully-subscribed and paid-up, represented by book entries.

Authorized Capital Stock

The board of directors of Banco Sabadell has the faculty to execute cash capital increases of Banco Sabadell in up to the maximum amount established by law, which may be executed from time to time by its board of directors within five years from the date of the resolution.

On March 18, 2022, at the general shareholders’ meeting of BBVA held in Bizkaia, Spain, the shareholders of BBVA resolved to delegate in the board of directors of BBVA the faculty to execute cash capital increases of BBVA in up to 50% of the outstanding BBVA shares at the time of the resolution, which may be executed from time to time by its board of directors within five years from the date of the resolution.

In addition, on July 5, 2024 at the extraordinary general shareholders’ meeting of BBVA held in Bizkaia, Spain, the shareholders of BBVA approved a capital increase of up to 50% of the outstanding BBVA shares at the time of the resolution for the issuance of BBVA shares to the holders of Banco Sabadell shares. The general shareholders’ meeting resolution expressly provided for the possibility of incomplete subscription in the event that the maximum amount of 1,126,339,845 new BBVA shares, of €0.49 par value each, to be issued cannot be fully-subscribed and paid-up, specifying that in such an event the share capital will be increased to the extent appropriate. The general shareholders’ meeting resolution authorized the board of directors of BBVA (i) to establish the conditions of the capital increase as to all matters not provided for by the general shareholders’ meeting, which includes the determination of the number of BBVA shares within that limit by which the capital would be increased; (ii) to effect the amendment of Article 5 of BBVA’s bylaws, to conform it to the new amount of share capital and the resulting number of BBVA shares; and (iii) to delegate such authority to the BBVA executive committee. At the annual general shareholders’ meeting of BBVA held on March 21, 2025, BBVA’s shareholders renewed the delegation authorization with respect to the share capital increase, on the same terms, through March 21, 2026.

Voting Rights

Banco Sabadell’s bylaws set forth that every 1,000 Banco Sabadell shares entitle the relevant holder to one vote at Banco Sabadell’s general shareholders’ meeting. As of September 1, 2025, 5,023,677 voting rights corresponded to the 5,023,677,732 Banco Sabadell shares.	BBVA’s bylaws set forth that each BBVA share entitles the holder to one vote at BBVA’s general shareholders’ meeting. As of September 1, 2025, 5,763,285,465 voting rights corresponded to the 5,763,285,465 BBVA shares.

Reinforced Quorum at the General Shareholders’ Meeting

Reinforced quorums included in Banco Sabadell’s bylaws follow those established by the Spanish Corporation Law. In order for the general shareholders’ meeting to validly resolve on an increase or reduction of share capital, or on any other amendment of Banco Sabadell’s bylaws, on an issue of bonds, the elimination or limitation of pre-emptive rights in respect of new Banco Sabadell shares, alteration of legal form, merger or spin-off or the global transfer of assets and liabilities, it shall be necessary that at the relevant general shareholders’ meeting a quorum of shareholders representing 50% of the voting capital, if the meeting is held on first call, or a quorum of shareholders representing 25% of the voting capital, if the meeting is held on second call.	In addition to the reinforced quorums established by the Spanish Corporation Law, BBVA’s bylaws set forth that in order to adopt resolutions regarding any changes to the corporate purpose, transformations, total spin-off, dissolution of BBVA and any amendment to the article of BBVA’s bylaws regulating this reinforced quorum, a quorum of 2/3 of the voting capital, if the meeting is held on first call, and of 60% of the voting capital, if the meeting is held on second call, is required.

Attendance and Voting at General Shareholders’ Meetings

According to Banco Sabadell’s bylaws, only holders of 1,000 or more Banco Sabadell shares who have their Banco Sabadell shares duly registered in the appropriate records at least five days prior to the day on which the general shareholders’ meeting is to be held, may attend and vote at such general shareholders’ meeting.	According to BBVA’s bylaws, only holders of 500 or more BBVA shares who have their BBVA shares duly registered in the appropriate records at least five days prior to the day on which the general shareholders’ meeting is to be held, may attend and vote at such general shareholders’ meeting.

Board of Directors

Size of Board of Directors

Banco Sabadell’s bylaws provide that the minimum number of directors is 11 and that the maximum is 15. Banco Sabadell’s board of directors currently consists of 15 directors.	BBVA’s bylaws provide that the minimum number of directors is five and that the maximum is 15. BBVA’s board of directors currently consists of 15 directors.

Term

According to Banco Sabadell’s bylaws, the term of office for members of the board of directors is four years.

Additionally, the board of directors may propose to the general shareholders’ meeting the appointment as “Honorary Directors” of those directors who have ceased to hold office due to their age or who do not voluntarily stand for re-election. The “Honorary Directors”, if convened, may attend the meetings of the board of directors, with voice but without voting rights.

According to BBVA’s bylaws, the term of office for members of the board of directors is three years.

In any event, the directors will resign from their position upon reaching 75 years of age in accordance with the board of directors’ regulations.

Chairman of the Board of Directors

The chairman of the board of directors shall be a non-executive director.	If the chairman of the board of directors is an executive director, the board of directors, with the abstention of the executive directors, must appoint a lead director from among the independent directors.

Board Committees

Banco Sabadell’s bylaws set forth that the board of directors must set up, at least, the following committees: (i) strategy and sustainability committee; (ii) credit delegated committee; (iii) audit and control committee; (iv) appointments and corporate governance committee; (v) remuneration committee; and (vi) risks committee.	BBVA’s board of directors’ regulations set forth that the board of directors will set up the following committees: (i) audit committee; (ii) appointments and corporate governance committee; (iii) remuneration committee; (iv) risk and compliance committee; and (v) technology and cybersecurity committee.

VALIDITY OF SECURITIES

J&A Garrigues, S.L.P., BBVA’s Spanish counsel, is delivering an opinion regarding the validity of the BBVA shares under Spanish law.

EXPERTS

The consolidated financial statements of BBVA included in the 2024 Form 20-F as of and for the years ended December 31, 2024, 2023 and 2022, and the effectiveness of BBVA’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young, S.L., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein. Such consolidated financial statements and BBVA’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

BBVA is a public limited company (sociedad anónima) organized under the laws of Spain. Substantially all of its directors and executive officers, and certain of the experts named in this document, are not residents of the United States. The vast majority of BBVA’s assets and most of its directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. BBVA is advised by its Spanish legal counsel that there is doubt as to the enforceability in Spain in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.

APPENDIX I

CONSOLIDATED FINANCIAL STATEMENTS OF BANCO DE SABADELL, S.A.

Condensed consolidated interim financial

statements of Banco Sabadell

as of and for the six-month

period ended June 30, 2025

Financial statements prepared and made public by Banco Sabadell, S.A. Banco Bilbao Vizcaya Argentaria, S.A. is not affiliated with Banco Sabadell, S.A. and was not involved in the preparation of these financial statements.

Condensed consolidated balance sheets of Banco Sabadell Group

As at 30 June 2025 and 31 December 2024

Thousand euro
Assets	Note	30/06/2025	31/12/2024 (*)
Cash, cash balances at central banks and other demand deposits (**)	7	26,358,937	18,382,112
Financial assets held for trading		3,754,816	3,438,955
Derivatives		1,968,346	2,017,999
Equity instruments	9	81,920	541,005
Debt securities	8	1,704,550	879,951
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or posted as collateral with sale or pledging rights		683,601	177,365
Non-trading financial assets mandatorily at fair value through profit or loss		172,353	168,267
Equity instruments	9	72,021	67,049
Debt securities	8	59,819	60,705
Loans and advances	10	40,513	40,513
Central banks		—	—
Credit institutions		—	—
Customers		40,513	40,513
Memorandum item: loaned or posted as collateral with sale or pledging rights		—	—
Financial assets designated at fair value through profit or loss		—	—
Debt securities		—	—
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or posted as collateral with sale or pledging rights		—	—
Financial assets at fair value through other comprehensive income		6,472,908	6,369,913
Equity instruments	9	209,778	193,580
Debt securities	8	6,263,130	6,176,333
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or posted as collateral with sale or pledging rights		1,863,105	599,794
Financial assets at amortised cost		201,363,152	196,520,273
Debt securities	8	27,399,807	24,876,126
Loans and advances	10	173,963,345	171,644,147
Central banks		—	—
Credit institutions		11,487,939	12,771,685
Customers		162,475,406	158,872,462
Memorandum item: loaned or posted as collateral with sale or pledging rights		18,857,821	6,170,535
Derivatives – Hedge accounting		2,255,869	2,394,902
Fair value changes of the hedged items in portfolio hedge of interest rate risk		(388,361)	(412,346)
Investments in joint ventures and associates		455,201	524,562
Joint ventures		—	—
Associates		455,201	524,562
Assets under Insurance and reinsurance contracts		—	—
Tangible assets	11	1,993,145	2,077,628
Property, plant and equipment		1,843,909	1,920,487
For own use		1,840,767	1,916,870
Leased out under operating leases		3,142	3,617
Investment properties		149,236	157,141
Of which: leased out under operating leases		149,236	157,141
Memorandum item: acquired through leases		782,224	818,544
Intangible assets	12	2,556,333	2,549,458
Goodwill		1,018,311	1,018,311
Other intangible assets		1,538,022	1,531,147
Tax assets		6,192,431	6,441,141
Current tax assets		460,331	541,196
Deferred tax assets	32	5,732,100	5,899,945
Other assets	13	497,930	424,730
Insurance contracts linked to pensions		78,340	80,888
Inventories		37,881	43,776
Rest of other assets		381,709	300,066
Non-current assets and disposal groups classified as held for sale	14	688,011	718,332
Total assets		252,372,725	239,597,927

(*) Shown for comparative purposes only.

(**) See details in the condensed consolidated cash flow statement of the Group.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated balance sheet as at 30 June 2025.

Condensed consolidated balance sheets of Banco Sabadell Group

As at 30 June 2025 and 31 December 2024

Thousand euro
Liabilities	Note	30/06/2025	31/12/2024 (*)
Financial liabilities held for trading		2,067,604	2,381,434
Derivatives		1,848,831	2,298,763
Short positions		218,773	82,671
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Financial liabilities designated at fair value through profit or loss		—	—
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Memorandum item: subordinated liabilities		—	—
Financial liabilities at amortised cost		233,787,252	220,228,249
Deposits		197,596,481	186,341,181
Central banks	15	694,774	1,696,734
Credit institutions	15	13,517,576	14,821,800
Customers	16	183,384,131	169,822,647
Debt securities issued	17	28,002,454	27,436,938
Other financial liabilities		8,188,317	6,450,130
Memorandum item: subordinated liabilities		4,777,799	4,106,638
Derivatives – Hedge accounting		541,603	803,999
Fair value changes of the hedged items in portfolio hedge of interest rate risk		(54,170)	(227,209)
Liabilities under insurance and reinsurance contracts		—	—
Provisions	18	436,868	478,254
Pensions and other post employment defined benefit obligations		51,369	54,467
Other long term employee benefits		30	40
Pending legal issues and tax litigation		115,892	75,064
Commitments and guarantees given		123,310	142,482
Other provisions		146,267	206,201
Tax liabilities		416,403	218,886
Current tax liabilities		290,787	98,150
Deferred tax liabilities	32	125,616	120,736
Share capital repayable on demand		—	—
Other liabilities	13	649,374	651,666
Liabilities included in disposal groups classified as held for sale	14	37,186	30,093
Total liabilities		237,882,120	224,565,372

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated balance sheet as at 30 June 2025.

Condensed consolidated balance sheets of Banco Sabadell Group

As at 30 June 2025 and 31 December 2024

Thousand euro
Equity	Note	30/06/2025	31/12/2024 (*)
Shareholders’ equity		14,996,365	15,389,242
Capital	19	661,029	680,028
Paid up capital		661,029	680,028
Unpaid capital called up		—	—
Memorandum item: capital not called up		—	—
Share premium	19	7,355,368	7,695,227
Equity instruments issued other than capital		—	—
Equity component of compound financial instruments		—	—
Other equity instruments issued		—	—
Other equity		24,043	25,407
Retained earnings		8,099,031	7,373,498
Revaluation reserves		—	—
Other reserves		(1,699,222)	(1,663,460)
Reserves or accumulated losses of investments in joint ventures and associates		80,320	79,016
Other		(1,779,542)	(1,742,476)
(-) Treasury shares		(419,164)	(119,352)
Profit or loss attributable to owners of the parent		975,280	1,826,805
(-) Interim dividends		—	(428,911)
Accumulated other comprehensive income		(541,260)	(391,103)
Items that will not be reclassified to profit or loss		(11,876)	(22,460)
Actuarial gains or (-) losses on defined benefit pension plans		(1,853)	(1,826)
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		(10,023)	(20,634)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Items that may be reclassified to profit or loss		(529,384)	(368,643)
Hedge of net investments in foreign operations [effective portion]		197,990	91,740
Foreign currency translation		(573,311)	(299,293)
Hedging derivatives. Cash flow hedges reserve [effective portion]		(90,921)	(48,300)
Fair value changes of debt instruments measured at fair value through other comprehensive income		(97,710)	(151,279)
Hedging instruments [not designated elements]		—	—
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		34,568	38,489
Minority interest [non-controlling interests]		35,500	34,416
Accumulated other comprehensive income		—	—
Other items		35,500	34,416
Total equity		14,490,605	15,032,555
Total equity and total liabilities		252,372,725	239,597,927

Memorandum item: off-balance sheet exposures
Loan commitments given	20	27,108,575	28,775,335

Financial guarantees given	20	1,887,885	1,979,622
Other commitments given	20	8,900,600	9,366,339

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated balance sheet as at 30 June 2025.

Condensed consolidated income statements of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
Condensed consolidated Income statements	Note	30/06/2025	30/06/2024 (*)
Interest income	21	4,428,241	4,844,582
Financial assets at fair value through other comprehensive income		105,803	103,204
Financial assets at amortised cost		4,019,060	4,309,362
Other interest income		303,378	432,016
(Interest expenses)	21	(2,003,340)	(2,351,226)
(Expenses on share capital repayable on demand)		—	—
Net interest income		2,424,901	2,493,356
Dividend income		3,921	1,648
Profit or loss of entities accounted for using the equity method		97,946	85,006
Fee and commission income	22	877,978	839,860
(Fee and commission expenses)	22	(183,629)	(165,537)
Net profit or net loss on financial operations	23	663,779	(136,652)
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net		28,482	6,932
Financial assets at amortised cost		29,751	565
Other financial assets and liabilities		(1,269)	6,367
Gains or (-) losses on financial assets and liabilities held for trading, net		670,784	(134,151)
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		670,784	(134,151)
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net		691	6,902
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		691	6,902
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net		—	—
Gains or (-) losses from hedge accounting, net		(36,178)	(16,335)
Exchange differences [gain or (-) loss], net	23	(635,267)	173,849
Other operating income	24	67,401	43,142
(Other operating expenses)	25	(102,709)	(273,390)
Income from assets under insurance and reinsurance contracts		—	—
(Expenses on liabilities under insurance and reinsurance contracts)		—	—
Gross income		3,214,321	3,061,282

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated income statement for the six-month period ended 30 June 2025.

Condensed consolidated income statements of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
Condensed consolidated income statements	Note	30/06/2025	30/06/2024 (*)
(Administrative expenses)		(1,278,462)	(1,266,212)
(Staff expenses)	26	(772,881)	(743,889)
(Other administrative expenses)	26	(505,581)	(522,323)
(Depreciation and amortisation)		(231,881)	(249,140)
(Provisions or (-) reversal of provisions)		(2,570)	497
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains)	27	(217,789)	(360,677)
(Financial assets at fair value through other comprehensive income)		(206)	182
(Financial assets at amortised cost)		(217,583)	(360,859)
Profit or loss on operating activities		1,483,619	1,185,750
(Impairment or (-) reversal of impairment on investments in joint ventures and associates)		(36)	—
(Impairment or (-) reversal of impairment on non-financial assets)	28	(27,142)	(6,417)
(Tangible assets)		(23,543)	(3,137)
(Intangible assets)		—	—
(Other)		(3,599)	(3,280)
Gains or (-) losses on derecognition of non-financial assets, net	29	(11,484)	(526)
Negative goodwill recognised in profit or loss		—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	30	(14,455)	(24,732)
Profit or (-) loss before tax from continuing operations		1,430,502	1,154,075
(Tax expense or (-) income related to profit or loss from continuing operations)		(454,139)	(362,183)
Profit or (-) loss after tax from continuing operations		976,363	791,892
Profit or (-) loss after tax from discontinued operations		—	—
Profit or loss for the period		976,363	791,892
Attributable to minority interest [non-controlling interests]		1,083	724
Attributable to owners of the parent		975,280	791,168

Earnings per share (euros)	3	0.17	0.14
Basic (euros)		0.17	0.14
Diluted (euros)		0.17	0.14

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated income statement for the six-month period ended 30 June 2025.

Condensed consolidated statements of recognised income and expenses of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
	30/06/2025	30/06/2024 (*)
Profit or loss for the period	976,363	791,892
Other comprehensive income	(150,157)	42,303
Items that will not be reclassified to profit or loss	10,584	11,000
Actuarial gains or (-) losses on defined benefit pension plans	(38)	(91)
Non-current assets and disposal groups held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	13,919	14,241
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Income tax relating to items that will not be reclassified	(3,297)	(3,150)
Items that may be reclassified to profit or loss	(160,741)	31,303
Hedge of net investments in foreign operations [effective portion]	106,249	(4,541)
Valuation gains or (-) losses taken to equity	106,249	(4,541)
Transferred to profit or loss	—	—
Other reclassifications	—	—
Foreign currency translation	(274,017)	67,715
Translation gains or (-) losses taken to equity	(274,017)	67,715
Transferred to profit or loss	—	—
Other reclassifications	—	—
Cash flow hedges [effective portion]	(61,517)	(14,581)
Valuation gains or (-) losses taken to equity	(68,517)	(10,225)
Transferred to profit or loss	(11,738)	(4,356)
Transferred to initial carrying amount of hedged items	18,738	—
Other reclassifications	—	—
Hedging instruments [not designated elements]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Debt instruments at fair value through other comprehensive income	73,619	(28,274)
Valuation gains or (-) losses taken to equity	74,260	(21,591)
Transferred to profit or loss	(641)	(6,683)
Other reclassifications	—	—
Non-current assets and disposal groups held for sale	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Share of other recognised income and expense of investments in joint ventures and associates	(3,921)	(1,457)

Income tax relating to items that may be reclassified to profit or (-) loss	(1,154)	12,441
Total comprehensive Income for the period	826,206	834,195
Attributable to minority interest [non-controlling interests]	1,083	724
Attributable to owners of the parent	825,123	833,471

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated statement of recognised income and expenses for the six-month period ended 30 June 2025.

Condensed consolidated statements of total changes in equity of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other oomprehensive income	Mmonty interests: Accumulated other oomprehensive income	Minority interests: Other items	Total
Closlng balance 31/12/2024	680,028	7,695,227	—	25,407	7,373,498	—	(1,663,460)	(119,352)	1,826,805	(428,911)	(391,103)	—	34,416	15,032,555
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2025	680,028	7,695,227	—	25,407	7,373,498	—	(1,663,460)	(119,352)	1,826,805	(428,911)	(391,103)	—	34,416	15,032,555
Total comprehensive income for the period	—	—	—	—	—	—	—	—	975,280	—	(150,157)	—	1,083	826,206
Other equity changes	(18,999)	(339,859)		(1,364)	725,533	—	(35,762)	(299,812)	(1,826,805)	428,911	—	—	1	(1,368,156)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction(see Note 19)	(18,999)	(339,859)	—	—	—	—	18,999	339,859	—	—	—	—	—	—
Dividends(or shareholder remuneration)(see Note 3)	—	—	—	—	(666,943)	—	—	—	—	—	—	—	—	(666,943)
Purchase of treasury shares	—	—	—	—	—	—	—	(658,439)	—	—	—	—	—	(658,439)
Sale or cancellation of treasury shares	—	—	—	—	—	—	168	18,768	—	—	—	—	—	18,936
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	1,397,894	—	—	—	(1,826,805)	428,911	—	—	—	—
Equity increase or(-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	(1,364)	—	—	—	—	—	—	—	—	—	(1,364)
Other increase or(-) decrease in equity	—	—	—	—	(5,418)	—	(54,929)	—	—	—	—	—	1	(60,346)
Closing balance 30/06/2025	661,029	7,355,368	—	24,043	8,099,031	—	(1,699,222)	(419,164)	975,280	—	(541,260)	—	35,500	14,490,605

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated statement of total changes in equity for the six-month period ended 30 June 2025.

Condensed consolidated statements of total changes in equity of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Minority interests: Accumulated other comprehensive income	Minority interests: Other items	Total
Closing balance 31/12/2023	680,028	7,695,227	—	21,268	6,401,782	—	(1,584,816)	(39,621)	1,332,181	(162,103)	(498,953)	—	34,213	13,879,206
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2024	680,028	7,695,227	—	21,268	6,401,782	—	(1,584,816)	(39,621)	1,332,181	(162,103)	(498,953)	—	34,213	13,879,206
Totel comprehensive Income for the period	—	—	—	—	—	—	—	—	791,168	—	42,303	—	724	834,195
Other equity changes	—	—	—	56	954,294	—	(20,171)	(79,645)	(1,332,181)	162,103	—	—	2	(315,542)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividends(or shareholder remuneration)	—	—	—	—	(164,310)	—	—	—	—	—	—	—	—	(164,310)
Purchase of treasury shares	—	—	—	—	—	—	—	(111,229)	—	—	—	—	—	(111,229)
Sale or cancellation of treasury shares	—	—	—	—	—	—	1,350	31,584	—	—	—	—	—	32,934
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	1,170,078	—	—	—	(1,332,181)	162,103	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	56	—	—	—	—	—	—	—	—	—	56
Other increase or (-) decrease in equity	—	—	—	—	(51,474)	—	(21,521)	—	—	—	—	—	2	(72,993)
Closing balance 30/06/2024	680,028	7,695,227	—	21,324	7,356,076	—	(1,604,987)	(119,266)	791,168	—	(456,650)	—	34,939	14,397,859

Shown for comparative purposes only.

Condensed consolidated cash flow statements of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
	Note	30/06/2025	30/06/2024 (*)
Cash flows from/(used in) operating activities		8,844,801	(627,027)
Profit or loss for the period		976,363	791,892
Adjustments to obtain cash flows from operating activities		863,768	920,956
Depreciation and amortisation		231,881	249,140
Other adjustments		631,887	671,816
Net increase/decrease in operating assets		(5,105,356)	(10,085,030)
Financial assets held for trading		(315,860)	(243,279)
Non-trading financial assets mandatorily at fair value through profit or loss		(4,086)	(6,580)
Financial assets designated at fair value through profit or loss		—	—
Financial assets at fair value through other comprehensive income		(39,020)	(267,735)
Financial assets at amortised cost		(5,089,532)	(9,965,982)
Other operating assets		343,142	398,546
Net increase/decrease in operating liabilities		12,083,527	7,772,532
Financial liabilities held for trading		(313,831)	(5,059)
Financial liabilities designated at fair value through profit or loss		—	—
Financial liabilities at amortised cost		12,859,001	8,455,462
Other operating liabilities		(461,643)	(677,871)
Income tax receipts or payments		26,499	(27,377)
Cash flows from/(used in) investing activities		(2,778)	(61,243)
Payments		(224,377)	(244,081)
Tangible assets		(86,797)	(108,729)
Intangible assets		(137,580)	(135,352)
Investments in joint ventures and associates		—	—
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		—	—
Other payments related to investing activities		—	—
Collections		221,599	182,838
Tangible assets		16,519	57,234
Intangible assets		—	—
Investments in joint ventures and associates		163,350	84,093
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		41,730	41,511
Other collections related to investing activities		—	—

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated cash flow statement for the six-month period ended 30 June 2025.

Condensed consolidated cash flow statements of Banco Sabadell Group

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
	Note	30/06/2025	30/06/2024 (*)
Cash flows from/(used in) financing activities		(714,923)	144,020

Payments		(1,733,859)	(388,914)

Dividends	3	(666,943)	(164,310)

Subordinated liabilities		(300,000)	—

Redemption of own equity instruments		—	—

Acquisition of own equity instruments		(658,439)	(111,229)

Other payments related to financing activities		(108,477)	(113,375)

Collections		1,018,936	532,934

Subordinated liabilities	4 & Sched. Ill	1,000,000	500,000

Issuance of own equity instruments		—	—

Disposal of own equity instruments		18,936	32,934

Other collections related to financing activities		—	—
Effect of changes in foreign exchange rates		(150,275)	60,327

Net increase (decrease) in cash and cash equivalents		7,976,825	(483,923)

Cash and cash equivalents at the beginning of the period	7	18,382,112	29,985,853

Cash and cash equivalents at the end of the period	7	26,358,937	29,501,930

Memorandum item
Cash flows corresponding to:

Interest received		4,394,894	3,964,650

Interest paid		2,176,465	2,031,265

Dividends received		3,921	1,648
Components of cash and cash equivalents at the end of the period

Cash on hand	7	605,945	613,621

Cash equivalents in central banks	7	24,940,003	28,216,210

Other demand deposits	7	812,989	672,099

Other financial assets		—	—

Less: bank overdrafts repayable on demand		—	—
Total cash and cash equivalents at the end of the period		26,358,937	29,501,930

Of which: held by Group entities but not available for the Group		—	—

(*) Shown for comparative purposes only.

Notes 1 to 35 and accompanying Schedules I to IV form an integral part of the condensed consolidated cash flow statement for the six-month period ended 30 June 2025.

Explanatory notes to the condensed consolidated interim financial statements of Banco Sabadell Group for the six-month period ended 30 June 2025

Note 1- Activity, accounting policies and practices, and other information

1.1 Activity

Banco de Sabadell, S.A. (hereinafter also referred to as Banco Sabadell, the Bank, the Institution, or the Company), with tax identification number (NIF) A08000143 and with registered office in Sabadell, Plaça de Sant Roc, no. 20, engages in banking business and is subject to the standards and regulations governing banking institutions operating in Spain. The supervision of Banco Sabadell on a consolidated basis is performed by the European Central Bank (ECB).

At its meeting held on 22 January 2025, the Board of Directors of Banco Sabadell resolved to amend Article 2 of the Articles of Association to establish the registered office in Sabadell, at Plaça de Sant Roc, no. 20. The registered office was previously located in Alicante, at Avenida Óscar Esplá, 37.

The Institution is entered in the Companies Register of Barcelona, under volume/I.R.U.S.1 1000152932861, folio 873, sheet B-1561, and also in the Bank of Spain’s Official Register of Credit Institutions under code 0081. The Legal Entity Identifier (LEI) of Banco de Sabadell, S.A. is Sl5RG2MOWQQLZCXKRM20.

The Articles of Association and other public information can be viewed both at the Bank’s registered office and on its website (www.grupbancsabadell.com).

The Bank is the parent company of a group of entities (see Schedule I to the 2024 consolidated annual financial statements and Note 2) whose activity it controls directly or indirectly and which comprise, together with the Bank, Banco Sabadell Group (hereinafter, the Group).

1.2 Basis of presentation

The Group’s consolidated annual financial statements for 2024 were prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (EU-IFRS) applicable as at the end of 2024, taking into account Bank of Spain (BoS) Circular 4/2017 of 27 November as well as other provisions of the financial reporting regulations applicable to the Group and considering the formatting and mark-up requirements established in Commission Delegated Regulation (EU) 2019/815, in order to fairly present the Group’s equity and consolidated financial situation as at 31 December 2024 and the results of its operations, recognised income and expenses, changes in equity and cash flows (all consolidated) in 2024.

Note 1 to the consolidated annual financial statements for 2024 includes a summary of the principles, accounting policies and measurement criteria applied by the Group. The aforesaid consolidated annual financial statements were signed off by the directors of Banco Sabadell at the Board meeting of 6 February 2025 and approved by shareholders at the Annual General Meeting of 20 March 2025.

These condensed consolidated interim financial statements for the six-month period ended 30 June 2025 have been prepared and are presented in accordance with IAS 34 “Interim financial reporting”, as set out in the EU IFRS, and they were signed off by the Bank’s directors on 23 July 2025, taking into account Bank of Spain Circular 4/2017 of 27 November and its subsequent amendments.

The condensed consolidated interim financial statements have been prepared applying the same consolidation principles, accounting policies and measurement criteria as those applied by the Group in the consolidated annual financial statements for the financial year 2024, taking into consideration the standards and interpretations that have come into force since 1 January 2025 (see Note 1.3), so that they fairly present the Group’s consolidated equity and consolidated financial situation as at 30 June 2025 and the consolidated results of its operations and consolidated cash flows materialising in the Group over the six -month period from 1 January to 30 June 2025.

In accordance with that set forth in IAS 34, the interim financial information is prepared with the sole purpose of explaining the significant events and changes that occurred during the six-month period, without duplicating the information already published in the most recent consolidated annual financial statements.

[1]	Identificador Registral Único de la Sociedad (unique company identifier).

Therefore, for a proper comprehension of the information included in the condensed consolidated interim financial statements, they should be read together with the consolidated annual financial statements for 2024.

These condensed consolidated interim financial statements have been prepared based on the accounting records kept by the Bank and each of the other entities in the Group, and include adjustments and reclassifications necessary to ensure the harmonisation of the accounting policies and measurement criteria applied by the Group.

There are no cases in which accounting principles or measurement criteria whose application is mandatory have not been applied because of a significant effect on the condensed consolidated interim financial statements.

Except as otherwise indicated, these condensed consolidated interim financial statements are expressed in thousands of euros. In order to show the amounts in thousands of euros, the accounting balances have been subject to rounding; for this reason, some of the amounts appearing in certain tables may not be the exact arithmetic sum of the preceding figures.

In accordance with IAS 34, when determining the information to be disclosed concerning the various items in the consolidated financial statements and other matters, the Bank has taken into account their materiality in relation to the condensed consolidated interim financial statements.

1.3 Regulatory amendments in the first half of 2025

Standards and interpretations issued by the International Accounting Standards Board (IASB) that entered into force in 2025

In the first half of 2025, the standards and interpretations adopted by the European Union (EU), together with their amendments, which have been applied by the Group due to their entry into force or their early application, are the following:

Standards and Interpretations	Title

Amendments to IAS 21 (*)	Lack of exchangeability
(*)	The consolidated annual financial statements for the year 2024 include a brief description of these amendments.

The application of the amendments in the aforesaid standard has not given rise to any significant effects in terms of these condensed consolidated interim financial statements.

Standards and interpretations issued by the IASB not yet in force

As at the sign-off date of these condensed consolidated interim financial statements, the most significant standards and interpretations published by the IASB but which have not yet entered into force, because their effective implementation date is later than the date of these condensed consolidated interim financial statements and they have not yet been adopted by the European Union, are the following:

Standards and Interpretations	Title	Mandatory for years beginning:
Approved for application in the EU

Amendments to IFRS 9 and IFRS 7 (*)	- Amendments to the classification and measurement of financial instruments	1 January 2026
	- Contracts referencing nature-dependent electricity	1 January 2026
Annual improvements to IFRS (*)	Volume 11	1 January 2026

Not approved for application in the EU
IFRS 18 (*)	Presentation and disclosure in financial statements	1 January 2027
IFRS 19 (*)	Subsidiaries without public accountability: disclosures	1 January 2027
(*)	The consolidated annual financial statements for the year 2024 include a brief description of these amendments.

Except for the potential impact on presentation and disclosure resulting from the adoption of IFRS 18, it is estimated that the adoption of the amendments issued by the IASB not yet in effect will not have a significant impact for the Group.

1.4 Use of judgements and estimates in preparing the condensed consolidated interim financial statements

The preparation of the condensed consolidated interim financial statements requires certain accounting estimates to be made. It also requires the use of professional judgement when applying the Group’s accounting policies. Such judgements and estimates may affect the value of assets and liabilities and the disclosure of contingent assets and contingent liabilities as at the date of the condensed consolidated interim financial statements, as well as the income and expenses during the period to which they relate.

The main judgements and estimates made in these condensed consolidated interim financial statements relate to the following items:

–	The fair value of certain unquoted financial assets (see Note 6).

–	The fair value of real estate assets held on the balance sheet (see Note 6).

–	The accounting classification of financial assets and off-balance sheet exposures according to their credit risk (see Notes 8, 10 and 20).

–	Impairment losses on certain financial assets and off-balance sheet exposures (see Notes 8, 10 and 20).

–	The useful life and impairment losses of tangible assets and other intangible assets (see Notes 11 and 12).

–	The measurement of goodwill on consolidation (see Note 12).

–	The assumptions used in actuarial calculations of liabilities and post-employment obligations (see Note 18).

–	The provisions and consideration of contingent liabilities (see Note 18).

–	The recoverability of non-monetisable deferred tax assets and tax credits (see Note 32).

–

Corporation tax expense, which, in accordance with IAS 34, is recognised in interim periods based on the best estimate of the weighted average tax rate that the Group expects for the full financial year.

The estimates are based on the best knowledge to hand about current and foreseeable circumstances, taking into account the uncertainties stemming from the existing economic and geopolitical environment and, consequently, the final results could differ from these estimates, particularly in relation to impairment losses on certain financial assets and off-balance sheet exposures. Future events may therefore make it necessary to modify these estimates, which would involve recording the effects of such estimation changes, if any, in the Group’s consolidated financial statements on a forward-looking basis, in accordance with applicable regulations. The macroeconomic scenarios considered by the Group in its main estimates and the sensitivity of financial asset impairment allowances to changes in the main variables considered in the macroeconomic scenarios are described in Note 4.2.2.

1.5 Comparability

The information contained in the condensed consolidated interim financial statements and explanatory notes corresponding to 31 December 2024 and 30 June 2024 is shown solely and exclusively for purposes of comparison against the information relating to the six-month period ended 30 June 2025.

1.6 Seasonality of the Group’s transactions

Given the activities engaged in by the Group’s companies, their transactions are neither cyclical nor seasonal. Consequently, these explanatory notes to the condensed consolidated interim financial statements for the six-month period ended 30 June 2025 do not contain specific disclosures in that regard.

1. 7 Other information (tender offer)

Proposed merger and voluntary tender offer for the acquisition of shares of Banco Sabadell put forward by Banco Bilbao Vizcaya Argentaria, S.A.

In an Inside Information disclosure dated 30 April 2024, entered in the register of the Spanish National Securities Market Commission (CNMV) under number 2,227, Banco Sabadell confirmed that it had received, on that same day, an indicative written proposal from Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) for a merger (the Proposal). It also advised that the Board of Directors of Banco Sabadell would properly analyse all aspects of the Proposal.

Further to the aforementioned Inside Information disclosure, on 6 May 2024, through a separate Inside Information disclosure entered in the CNMV’s register under number 2,234, Banco Sabadell submitted a press release on the decisions taken by its Board of Directors on that date, informing that Banco Sabadell, in fulfilment of its duties and with the assistance of financial advisors and a legal advisor, had carefully considered the Proposal and believed that it significantly undervalued the potential of Banco Sabadell and its standalone growth prospects. The press release also stated that the Board of Directors was highly confident in Banco Sabadell’s growth strategy and its financial targets and was of the view that Banco Sabadell’s standalone strategy would create superior value for its shareholders. Therefore, based on the detailed assessment of the Proposal, the Board of Directors had concluded that it was not in the best interest of Banco Sabadell and its shareholders and had therefore rejected BBVA’s Proposal; this decision was, moreover, thought to be aligned with the interest of Banco Sabadell’s customers and employees.

Furthermore, as part of its strong commitment to shareholder value creation and supported by the company’s business plan and solid capital generation, the Board of Directors reiterated its commitment to distribute, on an ongoing basis, any excess capital above the 13% CET1 ratio2 to its shareholders. The overall excess capital amount to be generated over 2024 and 2025, together with recurrent dividends during this period according to a successful completion of the current business plan, was projected to be 2.4 billion euros3 , with part of the distribution to shareholders potentially subject to supervisory approval.

In addition, on 8 May 2024, through an Inside Information disclosure entered in the CNMV’s register under number 2,240, with regard to the news published in the press on that same day, and to ensure that the market had complete and transparent information in respect thereto, the Bank published the verbatim text of the communication which, without any prior contact or exchange between the parties, was received by the Chairman of the Board of Directors of Banco Sabadell from the Chairman of the Board of Directors of BBVA on 5 May 2024. In that communication, the Chairman of BBVA’s Board of Directors stated that, in connection with the terms of the proposed merger, BBVA had no room to improve its economic terms.

On 9 May 2024, BBVA sent the CNMV the prior announcement of a tender offer for the acquisition of all shares issued by Banco Sabadell, conditional upon its acceptance by 50.01% of the share capital of Banco Sabadell (subsequently amended to acceptance of the tender offer for a number of shares that allows BBVA to acquire at least more than half of the effective voting rights of Banco Sabadell, excluding any treasury shares held by Banco Sabadell at that time, which BBVA undertakes to redeem at the bank’s first General Meeting of Shareholders following the tender offer) further conditional upon approval by the General Meeting of Shareholders of BBVA of the increase of its share capital through the issuance of new ordinary shares with non-cash contributions in an amount sufficient to fully cover the consideration offered, and further conditional upon obtaining authorisation by the National Markets and Competition Commission (CNMC) in Spain and by the Prudential Regulation Authority (PRA) in the United Kingdom. The transaction also requires approval by the CNMV and a statement of non-opposition from the European Central Bank.

On 24 May 2024, BBVA filed an application for authorisation of the tender offer with the CNMV, which was admitted for processing by the latter on 11 June 2024. The aforesaid offer initially consisted of one newly issued BBVA share for every 4.83 shares of Banco Sabadell.

[2]	The 13% is set in terms of fully-loaded CET1, applying the regulatory implementation schedule of the output floor.
[3]

Subsequently, in July 2024, Banco Sabadell updated its estimation of the shareholder remuneration amount to be paid out of earnings for 2024 and 2025, informing the market that the expected amount had been changed from the 2.4 billion euros announced on 6 May 2024 to 2.9 billion euros (which included the 250 million euros of the portion of Banco Sabadell’s share buyback programme that remained pending execution after that programme was suspended on 13 May 2024 following publication of the prior announcement of the tender offer, as well as an additional 250 million euros stemming from the smaller-than-expected impact of Basel IV). Similarly. at its meeting of 6 February 2025, the Board of Directors updated its estimated total shareholder remuneration amount against earnings of 2024 and 2025 to 3.3 billion euros. Finally, at its meeting of 7 May 2025, the Board of Directors updated, once again, its estimated total shareholder remuneration amount to be paid for out of earnings of 2024 and 2025 to 3.4 billion euros.

On 1 October 2024, BBVA released an Other Relevant Information disclosure entered in the CNMV’s register under number 30,745 announcing the adjustment of the consideration under the tender offer in the terms set forth in section 8 of the prior announcement of the offer, establishing, as from 10 October 2024 and following payment by Banco Sabadell and BBVA of their respective interim cash dividends charged to 2024, an exchange ratio of one newly issued ordinary share of BBVA and 0.29 euros in cash for every 5.0196 ordinary shares of Banco Sabadell that accept the offer.

On 28 March 2025, BBVA released an Other Relevant Information disclosure entered in the CNMV’s register under number 33,736 announcing an adjustment of the consideration under the tender offer as a result of Banco Sabadell’s final dividend charged to earnings for 2024, establishing, as from 26 March 2025 (ex-dividend date), an exchange ratio of one newly issued ordinary share of BBVA and 0.29 euros in cash for every 5.3456 ordinary shares of Banco Sabadell that accept the offer. In addition, it announced a further adjustment of the exchange ratio as a result of BBVA’s final dividend charged to earnings for 2024, establishing, as from 8 April 2025 (ex-dividend date), an exchange ratio of one newly issued ordinary share of BBVA and 0.70 euros in cash for every 5.3456 ordinary shares of Banco Sabadell that accept the offer.

On 5 July 2024, during BBVA’s Extraordinary General Meeting, shareholders approved an increase of its share capital through the issuance of ordinary shares, up to a maximum par value of 551,906,524.05 euros, with non-cash contributions in order to cover the consideration in kind of the voluntary tender offer put forward by BBVA for the acquisition of up to 100% of Banco Sabadell’s shares.

Later, in September 2024, BBVA obtained authorisation from the UK’s Prudential Regulation Authority (PRA) for the acquisition of indirect control over TSB and the ECB’s decision not to oppose the takeover of Banco Sabadell.

On 30 April 2025, the CNMC’s Board approved the economic concentration between BBVA and Banco Sabadell in phase two, subject to certain commitments undertaken by BBVA. Subsequently, on 24 June 2025, the Spanish Council of Ministers authorised the aforementioned concentration in phase three, with a condition additional to the BBVA commitments previously accepted by the CNMC. This condition was based on various criteria of public interest.

As at the sign-off date of these condensed consolidated interim financial statements, the tender offer remains pending receipt of regulatory authorisation from the CNMV. It also remains pending acceptance of the offer, if it reaches this stage, by a number of shares that allows BBVA to acquire at least more than half of the effective voting rights of Banco Sabadell at the end of the offer acceptance period (therefore excluding any treasury shares held by Banco Sabadell at that time), in accordance with the amended offer released by BBVA on 9 January 2025 through an Inside Information disclosure entered in the CNMV’s register under number 2,544.

For as long as the tender offer remains pending, it will generate uncertainty for the Group, which is inherent in the very nature of the offer put forward. At the present time, there can be no certainty as to the ultimate outcome of the tender offer, if approved.

Note 2 – Banco Sabadell Group

Schedule I to the consolidated annual financial statements for the year ended 31 December 2024 contains material disclosures about the Group companies that were consolidated as at that date and those accounted for using the equity method.

Schedule I to these condensed consolidated interim financial statements gives details of the business combinations, acquisitions and sales of equity holdings in other institutions (subsidiaries and/or associates) carried out by the Group during the six-month period ended 30 June 2025.

Changes in the scope of consolidation during the first half of 2025

No material changes in the scope of consolidation have taken place during the first half of 2025.

Other corporate transactions

Note 2 to the Group’s consolidated annual financial statements for 2024 contains information regarding the strategic deal signed between Banco Sabadell and Nexi, S.p.A. in 2023, by virtue of which the latter is to acquire 80% of the share capital of Paycomet S.L.U., Banco Sabadell’s payments subsidiary.

The process to close this transaction is expected to be resumed in the last quarter of 2025, once the outcome of the tender offer for the acquisition of shares representing the total share capital of the Bank, described in Note 1.7, is known.

Note 3 – Shareholder remuneration and earnings per share

Details are provided here below about the dividends paid out by the Bank during the six-month period ended 30 June 2025:

		30/06/2025
	% of par	Euro per share	Amount (thousand euro)
Ordinary shares	99.52%	0.1244	666,943
Other shares (non-voting, redeemable, etc.)	—	—	—
Total dividends paid	99.52%	0.1244	666,943
a) Dividends charged to earnings	99.52%	0.1244	666,943
b) Dividends charged to reserves or share premium	—	—	—
c) Dividends in kind	—	—	—

On 6 February 2025, the Board of Directors submitted a proposal to shareholders at the Annual General Meeting concerning the distribution of a gross final dividend, in cash, of 0.1244 euros per share to be paid out of 2024 earnings, which was approved by shareholders at the Annual General Meeting on 20 March 2025 and paid out in the same month.

Previously, the Board of Directors of Banco Sabadell had agreed, on 22 July 2024, to distribute an interim dividend in cash, to be paid out of its earnings in 2024, of 0.08 euros (gross) per share, which was paid on 1 October 2024. As a result, earnings on cash dividends charged to 2024 profits reached 0.2044 euros (gross) per share.

Share buyback programmes

Share buyback programme in 2024

On 10 April 2024, shareholders at the Annual General Meeting of Banco Sabadell approved a resolution to reduce share capital by the nominal value of the treasury shares that may be acquired by Banco Sabadell by virtue of a share buyback programme, against earnings for 2023, for a maximum amount of 340 million euros.

Subsequently, on 25 April 2024, Banco Sabadell announced, through an Inside Information disclosure entered in the CNMV’s register under number 2,203, the terms and the start date of the treasury share buyback programme approved by the Board of Directors on 24 April 2024, in accordance with that provided in Article 5 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016.

On 13 May 2024, pursuant to the request received from the CNMV on that same date, the Bank released an Other Relevant Information disclosure, entered in the CNMV’s register under number 28,561, giving notice of the interim suspension of the aforementioned share buyback programme in light of the publication of the prior announcement of the voluntary tender offer put forward by Banco Bilbao Vizcaya Argentaria, S.A. for the acquisition of Banco Sabadell shares representing its total share capital (see Note 1.7).

The operation of the buyback programme was discontinued before the opening of the session of 9 May 2024, the amount paid for the shares purchased under the buyback programme up to (and including) 8 May 2024 being 92,864,152.55 euros, representing approximately 27.31% of the maximum pecuniary amount of the buyback programme, therefore approximately 72.69% of the said maximum amount remains to be executed.

At its meeting of 29 January 2025, the Bank’s Board of Directors agreed to partially execute the capital reduction resolution approved by shareholders at the Annual General Meeting on 10 April 2024, in the amount of 6,566,420.625 euros, through the redemption of the 52,531,365 shares acquired by virtue of the aforesaid buyback programme up to the time of its suspension. The aforesaid resolution already envisaged the possibility of it not being executed or only partially executed due to unforeseen circumstances. The public deed corresponding to the capital reduction was entered in the Companies Register of Barcelona on 27 February 2025, that reduction being thus completed and the redeemed shares delisted (see Note 19).

Share buyback programmes in 2025

During the Annual General Meeting of 20 March 2025, after having received prior authorisation from the competent authority, shareholders agreed to reactivate the share buyback programme for a cash amount of up to 340 million euros originally approved by the Board of Directors on 24 April 2024, mentioned previously. During the aforesaid Annual General Meeting, shareholders agreed to approve that share buyback programme in the amount of 247 million euros (the “reactivated buyback programme”).

Similarly, after having obtained prior authorisation from the competent authority, during that same Annual General Meeting of 20 March 2025, shareholders approved the establishment of another share buyback programme in the amount of 755 million euros, in line with the commitment established by Banco Sabadell’s Board of Directors to distribute any excess capital above the management target of 13%4 to shareholders.

On 28 March 2025, Banco Sabadell gave notice, through an Other Relevant Information disclosure entered in the CNMV’s register under number 33,739, of the commencement, on 31 March 2025, of the reactivated buyback programme, in accordance with the provisions of Article 5 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016.

On 8 May 2025, Banco Sabadell gave notice, by means of an Other Relevant Information disclosure, of completion of the execution of the reactivated buyback programme, as the aforesaid maximum pecuniary amount of 247 million euros had been reached, having acquired 99,460,820 treasury shares with a par value of 0.125 euros each, representing approximately 1.85% of Banco Sabadell’s share capital.

On 29 May 2025, Banco Sabadell’s Board of Directors agreed to reduce the Bank’s share capital by 12,432,602.50 euros through the redemption, charged to unrestricted reserves, of all the treasury shares acquired under the reactivated buyback programme mentioned in the previous paragraph. That reduction was approved as per the powers conferred on the Board of Directors in the share capital reduction resolution approved by shareholders during the aforesaid Annual General Meeting of 20 March 2025.

The public deed corresponding to the capital reduction (and the resulting amendment of the Articles of Association) was entered in the Companies Register of Barcelona on 23 June 2025, that reduction being thus completed and the redeemed shares delisted (see Note 19).

On that same day, 8 May 2025, Banco Sabadell gave notice, through an Other Relevant Information disclosure entered in the CNMV’s register under number 34,672, in accordance with that provided in Article 5 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016, of the terms and commencement, on 9 May 2025, of the other share buyback programme approved by shareholders at the aforesaid Annual General Meeting of 20 March 2025, for a maximum amount of 755 million euros, with the aim of reducing Banco Sabadell’s share capital by redeeming the own shares acquired in execution of the aforesaid capital reduction approved at the Annual General Meeting, thereby contributing to the remuneration of shareholders of Banco Sabadell by means of the increase in earnings per share that is inherent to the reduction in the number of shares.

Since 12 May 2025, Banco Sabadell has been releasing weekly Other Relevant Information filings to share the mandatory information regarding the treasure share transactions carried out under the aforesaid buyback programme, as well as the amount paid for the purchased shares. Up to 18 July 2025, the amount of the purchased shares came to 602,301,464.62 euros, representing approximately 79.78% of the maximum pecuniary amount of the buyback programme, with approximately 20.22% of the aforesaid amount therefore remaining pending execution. The amount of the shares purchased under the buyback programme up to 30 June 2025 is 392,647,304.79 euros.

[4]	The 13% is set in terms of fully-loaded CET1, applying the regulatory implementation schedule of the output floor.

Interim dividend in 2025

At its meeting held on 23 July 2025, the Board of Directors of Banco Sabadell agreed to distribute an initial interim dividend in cash, to be paid out of its earnings of 2025, of 0.07 euros (gross) per share, to be paid on 29 August 2025.

In fulfilment of the mandatory requirement indicated in Article 277 of Spain’s Capital Companies Act (Ley de Sociedades de Capital), the provisional statement of accounts provided below was created by the Bank to confirm the existence of sufficient liquidity and profit at the time of its approval of the aforesaid interim dividend:

Thousand euro
Available for the distribution of dividends according to the provisional statement as at:	30/06/2025

Banco Sabadell profit as at the date indicated, after provisions for taxes (*)	1,134,837
Estimated statutory reserve	—
Estimated Canary Island investment reserve	26

Maximum amount available for distribution	1,134,811

Interim dividend proposed (**)	358,382
Cash balance available at Banco de Sabadell, S.A. (***)	20,587,644

(*) See Schedule II• Income statements of Banco de Sabadell, S.A.

(**) This amount may vary slightly depending on the available treasury stock balance at the time this dividend is paid.

(***) Includes the balance of the heading “Cash, cash balances at central banks and other demand deposits”.

Extraordinary dividend subject to the sale of TSB Banking Group plc

On 1 July 2025, the Board of Directors of Banco Sabadell agreed to submit a proposal for the consideration of shareholders, during the Extraordinary General Meeting scheduled to take place on 6 August 2025, regarding the distribution of an extraordinary cash dividend, charged against unrestricted voluntary reserves, in the amount of 50 euro cents (gross) per share for those entitled to receive it (and, based on the number of shares outstanding as at 30 June 2025 – other than those acquired by the Bank as treasury shares up to 30 June 2025 under the buyback programme authorised by shareholders at the Annual General Meeting held on 20 March 2025 for redemption – for a maximum amount of 2,573,005,100.50 euros). The Bank estimates that the amount corresponding to that extraordinary dividend, after factoring in the completion of the share buyback programme, will come to approximately 2.5 billion euros.

That extraordinary dividend is conditional upon closing the sale of the subsidiary TSB Banking Group plc and, if closed, it will be paid on the last business day of the month immediately following that in which the transaction is completed, without exceeding a period of 12 months from the date on which shareholders approve the resolution during the Extraordinary General Meeting (see Note 35).

The distribution of this dividend is independent of and without prejudice to any other shareholder remuneration formulas that may be approved by Banco Sabadell charged to or on account of its results, or even without direct link to profit, in accordance with the shareholder remuneration policy in force.

Earnings per share

Basic earnings (or loss) per share are calculated by dividing the net profit or loss attributable to the Group, adjusted by the remuneration of other equity instruments, by the weighted average number of ordinary shares outstanding during the year, excluding any treasury shares acquired by the Group. Diluted earnings (or loss) per share are calculated by applying adjustments for the estimated effect of all potential conversions of ordinary shares to the net profit or loss attributable to the Group and to the weighted average number of ordinary shares outstanding.

The Group’s earnings per share calculations are shown below:

	30/06/2025	30/06/2024

Profit or loss attributable to owners of the parent (thousand euro)	975,280	791,168
Adjustment: Remuneration of other equity instruments (thousand euro)	(56,563)	(56,445)
Profit or(-) loss after tax from discontinued operations (thousand euro)	—	—
Profit or loss attributable to owners of the parent, adjusted (thousand euro)	918,717	734,723

Weighted average number of ordinary shares outstanding(*)	5,298,337,101	5,391,687,023
Assumed conversion of convertible debt and other equity instruments	—	—
Weighted average number of ordinary shares outstanding, adjusted	5,298,337,101	5,391,687,023

Earnings per share (euro)	0.17	0.14
Basic earnings per share adjusted for the effect of mandatory convertible bonds (euro)	0.17	0.14
Diluted earnings per share (euro)	0.17	0.14

(*) Average number of shares outstanding, excluding the average number of own shares held in treasury stock during the period.

As at 30 June 2025 and 2024, there were no other financial instruments or share-based commitments with employees with a significant impact on the calculation of diluted earnings (or loss) per share for the periods presented. For this reason, basic earnings (or loss) per share coincide with diluted earnings (or loss) per share.

Note 4 – Risk management

Note 4 “Risk management” to the consolidated annual financial statements for 2024 gives details of the Global Risk Framework and risk governance arrangements, and of how the Group’s main material risks are managed and monitored.

Material disclosures updated as at 30 June 2025 in relation to risk management are provided below.

4.1. Macroeconomic, political and regulatory environment

Macroeconomic environment

The most salient aspects of the macroeconomic environment during the first half of 2025 are listed here below:

–

The introduction of the Trump administration’s tariff policy agenda was one of the major events that took place during first six months of the year and which brought volatility to the financial markets. After a sweeping tariff increase was announced in early April, the situation eased thanks to a temporary truce. However, the situation remains uncertain.

–

In the geopolitical landscape, the United States and Israel launched an attack on Iran in a bid to wipe out its nuclear programme. The situation was successfully brought under control after a truce was agreed, and the impact on oil prices was relatively contained and short-lived.

–	The negative impact of the trade war on economic data was limited during the first half of 2025 and the main geographies continued to show remarkable resilience.

–

In the United States, one aspect that drew considerable attention was the approval, by a very slim margin, of the tax reform bill by Congress. The package includes an extension of the tax cuts introduced in 2017 as well as new tax cuts. Some estimates suggest that this reform will increase the debt-to-GDP ratio by more than 10 percentage points over the coming decade.

–

In Spain, economic activity continued to do well throughout the six-month period, although some indicators pointed towards slightly weaker performance in the second quarter. Despite this, economic outlooks for the Spanish economy remained relatively positive, with GDP growth expectations amply surpassing those of the Eurozone as a whole.

–

In terms of inflation, the services component showed signs of easing and so far the main price indices show no signs of any impacts from the tariffs, although there is still a lot of uncertainty in that respect.

–

As for monetary policy, the European Central Bank and the Bank of England continued with their interest rate cuts, while the Federal Reserve put them on pause against a backdrop of heightened uncertainty over the impact of the Trump administration’s agenda.

–

The markets reacted with intensity to the tariffs announced by the United States in April, with sharp declines in stock markets, increases in various volatility indices, and significant rebounds in corporate loan spreads. The US dollar, unlike in previous episodes of risk aversion, experienced a widespread depreciation this time around. All of the losses sustained by risk assets during April’s episode were reversed after Trump announced a trade truce. In any case, there is still some evidence that investors have lost confidence in US assets.

–

Long-term government bond yields in the main developed economies ended the first half of the year with no major changes. It is worth noting that in April, US public debt temporarily stopped acting as a safe haven asset, although this was later reversed.

–	On a more positive note, European sovereign risk premiums remained contained throughout the six-month period, underpinned by rating upgrades in several countries.

–	The euro, in its currency pair with the US dollar, appreciated by close to 14% in the first half of 2025, standing at 1.18 dollars per euro. These are levels that had not been seen since mid-2021.

Political and regulatory environment

In a context marked by calls for simpler regulations by European institutions, the European Commission unveiled its European Competitiveness Compass on 29 January 2025. The main aim of this proposition is to restore and boost the competitiveness of the European Union, building on the recommendations set out in the Draghi and Letta reports. The initiative places particular emphasis on the need to alleviate the regulatory and administrative burden placed on companies, through the simplification of rules and laws as a strategic means of boosting economic growth and operating efficiency.

In line with this approach, on 26 February 2025 the European Commission adopted the legislative proposal known as ‘Omnibus’, which aims to simplify existing legislation in the field of sustainability, reduce reporting burdens and boost the competitiveness of European companies.

The European Commission is also spearheading the Savings and Investment Union (SIU) initiative, which aims to create better financial opportunities for citizens by more efficiently connecting savings and productive investments. As a first step in the legislation required by this initiative, a package of measures aimed at revitalising the securitisations market was unveiled on 17 June 2025. This package includes amendments to the securitisation regulation, adjustments to the prudential treatment, and changes to the Liquidity Coverage Ratio (LCR) Delegated Regulation.

4.2 Credit risk

4.2.1 Credit risk exposure

The table below shows the distribution, by headings of the condensed consolidated balance sheet and off-balance sheet exposures, of the Group’s maximum gross credit risk exposure as at 30 June 2025 and 31 December 2024, without deducting collateral or credit enhancements received in order to ensure the fulfilment of payment obligations, broken down by portfolios and in accordance with the nature of the financial instruments:

Thousand euro
Maximum gross credit risk exposure	Note	30/06/2025	31/12/2024

Financial assets held for trading		1,786,470	1,420,956
Equity instruments		81,920	541,005
Debt securities	8	1,704,550	879,951

Non-trading financial assets mandatorily at fair value through profit or loss		172,353	168,267
Equity instruments	9	72,021	67,049
Debt securities	8	59,819	60,705
Loans and advances	10	40,513	40,513

Financial assets at fair value through other comprehensive income		6,591,136	6,492,101
Equity instruments	9	328,006	315,768
Debt securities	8	6,263,130	6,176,333

Financial assets at amortised cost		203,970,126	199,367,960
Debt securities	8	27,399,942	24,876,300
Loans and advances	10	176,570,184	174,491,660

Derivatives		4,224,215	4,412,901
Total credit risk associated with financial assets		216,744,300	211,862,185

Loan commitments given	20	27,108,575	28,775,335

Financial guarantees given	20	1,887,885	1,979,622

Other commitments given	20	8,900,600	9,366,339
Total off-balance sheet exposures		37,897,060	40,121,296

Total maximum gross credit risk exposure		254,641,360	251,983,481

Schedule IV to these condensed consolidated interim financial statements shows quantitative data relating to credit risk exposures and their concentration, broken down by geographical area and by activity sector.

The values of the guarantees received to ensure collection, as at 30 June 2025 and 31 December 2024, are as follows:

Thousand euro
	30/06/2025	31/12/2024

Value of collateral	96,199,412	96,057,447
Of which: securing stage 2 loans	5,174,011	6,133,795
Of which: securing stage 3 loans	1,372,030	1,570,540
Value of other guarantees	13,431,327	14,262,388
Of which: securing stage 2 loans	1,461,572	1,653,150
Of which: securing stage 3 loans	524,765	683,329
Total value of guarantees received	109,630,739	110,319,835

4.2.2 Calculation of credit loss allowances

Inclusion of forward-looking information in expected loss models

As at 30 June 2025, the Group continues to consider three macroeconomic scenarios, with the same weightings as in December 2024, namely: one baseline scenario, the most likely of all (65%); alternative scenario 1, which is more optimistic and envisages productivity gains and non-existent inflation (15%); and alternative scenario 2, which is more adverse and envisages financial instability and recession (20%). In

TSB, the same probabilities assigned to the scenarios in 2024 are also maintained, i.e. the probabilities assigned to the baseline scenario and to the optimistic scenario are 60% and 10%, respectively, assigning a 10% probability to a more adverse scenario characterised by interest rate hikes. A 20% probability is assigned to alternative scenario 2. To carry out the forecasts of these scenarios, five-year time horizons are used. The main variables considered are changes in GDP, the unemployment rate and house prices.

The baseline scenario is influenced by the US tariff policy and the impacts of the measures announced thus far. The divergent economic growth between the United States and the Eurozone is partially reversed. The United States is negatively affected by the impact of the tariff policy on companies and consumers. However, in the Eurozone, part of the negative impact stemming from tariffs is counterbalanced by a more active tax policy. Spain continues to stand out in a positive light in the Eurozone. Inflation is temporarily pushed up by the effects of the tariff policy, especially in the United States. In general, inflation becomes more volatile and erratic, given the backdrop of less stable supply conditions. Central banks adopt a more cautious stance and only cut interest rates when there is a window of opportunity to do so. Both the ECB and the Fed introduce further cuts until interest rates are close to monetary neutrality. The climate of increased uncertainty regarding the economic and foreign policy of the United States could continue to trigger episodes of volatility in the markets. Long-term government bond yields remain stable, while the risk premiums of the European periphery countries remain contained and in line with their respective ratings.

Alternative scenario 1 is more optimistic than the baseline scenario and is based on improved global supply -side conditions (geopolitics, energy, etc.) and productivity improvements, further driven by a swift and far -reaching deployment of artificial intelligence applications. In this scenario, economic growth is robust. Inflation remains at levels close to the monetary policy targets, with no upward pressure. Central banks place their interest rates at levels in keeping with monetary neutrality. Global financing conditions remain lax, with no episodes of risk aversion. The economic and financial environment allows risk premiums to remain contained.

Alternative scenario 2 is more pessimistic than the baseline scenario and mainly considers the possible materialisation of risks to financial stability, with repercussions for the real economy. Inflation falls due to the damage to the lending channel, financial market dislocation, and the economic recession. Central banks take action to safeguard financial stability through their balance sheet policies and resume their liquidity programmes. The authorities also rapidly cut official interest rates to expansionary levels. Global financing conditions tighten, in terms of both capital markets and credit. Government bond yields in the main developed countries slide, while risk premiums in the European periphery rebound.

As at 30 June 2025 and 31 December 2024, the main forecast variables considered for Spain and the United Kingdom are those shown below:

%
	30/06/2025
	Spain					United Kingdom
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 1	Year 2	Year 3	Year 4	Year 5

GDP growth
Baseline scenario	2.3	1.6	1.7	1.8	1.8	1.1	1.0	1.4	1.4	1.4
Alternative scenario 1	3.8	3.8	2.4	2.2	2.2	1.5	2.6	1.7	1.6	1.6
Alternative scenario 2	0.9	(1.6)	0.9	1.6	1.6	0.8	(1.8)	0.2	1.5	1.2

Unemployment rate
Baseline scenario	10.5	10.4	10.2	10.1	10.1	4.6	4.8	4.6	4.5	4.5
Alternative scenario 1	9.4	8.1	7.7	7.5	7.4	4.4	3.6	3.5	3.5	3.5
Alternative scenario 2	13.6	15.2	13.6	12.1	10.7	4.7	6.2	6.4	5.9	5.3

House price growth(*)
Baseline scenario	7.7	5.3	4.5	4.5	4.5	1.9	1.6	2.8	3.0	3.0
Alternative scenario 1	9.1	7.8	6.5	5.5	5.5	2.5	4.3	5.0	5.0	5.0
Alternative scenario 2	(0.8)	(1.9)	1.4	1.9	1.9	0.9	(8.7)	(6.7)	0.0	0.4

(*) For Spain, the price variation as at year-end is calculated and, for the UK, the average price variation over the year is calculated.

%
	31/12/2024
	Spain					United Kingdom
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 1	Year 2	Year 3	Year 4	Year 5

GDP growth
Baseline scenario	2.2	1.8	1.8	1.8	1.8	1.1	1.1	1.4	1.4	1.4
Alternative scenario 1	4.4	3.5	2.2	2.2	2.2	2.4	2.2	1.6	1.6	1.6
Alternative scenario 2	(0.3)	(0.7)	1.2	1.6	1.6	(0.5)	(0.9)	1.2	1.4	1.2

Unemployment rate
Baseline scenario	11.2	10.9	10.7	10.5	10.5	4.4	4.5	4.5	4.5	4.5
Alternative scenario 1	9.9	8.6	8.0	7.7	7.6	3.9	3.5	3.5	3.5	3.5
Alternative scenario 2	14.6	15.7	14.1	12.6	11.1	5.3	6.6	6.2	5.6	5.0

House price growth (*)
Baseline scenario	5.4	4.5	4.5	4.5	4.5	1.6	1.5	2.1	2.6	2.7
Alternative scenario 1	6.9	7.1	6.5	5.5	5.5	2.6	5.0	5.0	5.0	5.0
Alternative scenario 2	(3.7)	(1.9)	1.4	1.9	1.9	(4.0)	(10.7)	(1.7)	0.0	1.6

(*) For Spain, the price variation as at year-end is calculated and, for the UK, the average price variation over the year is calculated.

In the Group, the macroeconomic scenarios have been incorporated into the impairment calculation model.

Additional adjustments to expected losses

The Group applies a series of additional adjustments to the outputs of its credit risk models, referred to as Post Model Adjustments (PMAs) or overlays, in order to address situations in which the outputs of those models are not sufficiently sensitive to uncertainty, or to capture events that cannot be modelled. These adjustments are temporary and remain in place until the reasons for which they were originally applied cease to exist. In all cases, the aforesaid overlays have followed the policies and procedures set by the Group, as well as its internal governance workflow, which includes a review by the second line of defence.

As at 31 December 2024, the overlays booked in the consolidated balance sheet amounted to 83 million euros. Due to the DANA flash floods, the expected loss was adjusted by 45 million euros, corresponding to the most affected perimeter. The Group also kept an overlay in place of 13 million euros to reflect environmental risks in the expected loss. Lastly, the Group had made adjustments amounting to 25 million euros, corresponding to overlays estimated based on the outcomes of PD models backtesting exercises. The Group applied collective classification PMAs that increased exposures classified as stage 2 and stage 3 by 511 million euros and 135 million euros, respectively, which include reclassifications of 255 million euros to stage 2 and 96 million euros to stage 3 corresponding to the impacts of the DANA event.

As at 30 June 2025, the overlays applied to the consolidated balance sheet amounted to 67 million euros. During the first half of 2025, as a result of the annual model review process, both the overlay linked to the incorporation of environmental risks into expected loss and certain overlays relating to PD models, amounting to 8 million euros, were specifically allocated. Furthermore, 25 million euros were booked through new overlays, stemming from the increase in uncertainty surrounding international trade. Similarly, in relation to this same topic, collective overlays have been applied to reclassify 576 million euros to stage 2. In addition, the perimeter potentially affected by the 2024 DANA flash floods was updated and collective overlays remain in place for the reclassification of 172 million euros to stage 2 and 40 million euros to stage 3, for which an adjustment has been made to the expected loss in the amount of 25 million euros. The Group has recorded the impact on stage classifications stemming from the overlays described above through collective assessment PMAs. In that regard, overlays that entailed increasing exposures classified as stage 2 and stage 3 by 940 million euros and 69 million euros, respectively, have been applied. The aforesaid overlays include the impacts of the DANA flash floods and the uncertainty surrounding international trade mentioned previously.

Sensitivity analysis of the key variables of macroeconomic scenarios

A sensitivity analysis of the expected loss of the Group and its main geographies and of its impact, by segment, on impairment allowances in the event of any deviation in the key variables, ceteris paribus, in the actual macroeconomic environment with respect to the most likely baseline macroeconomic scenario envisaged in the Group’s business plan, is set out below. The outcome of this analysis is set out below:

	Group
	Change in the variable (*)	Impact on expected loss
		Corporates	Individuals
	- 100 bp	6.3%	1.2%
GDP growth deviation	+ 100 bp	(5.3%)	(1.1%)

Unemployment rate deviation	+ 100 bp	2.0%	2.5%
	- 100 bp	(1.9%)	(1.9%)

	- 100 bp	0.5%	0.8%
House price growth deviation	+ 100 bp	(0.5%)	(0.8%)

	Spain
	Change in the variable (*)	Impact on expected loss
		Corporates	Individuals
GDP growth deviation	- 100 bp	6.3%	1.6%
	+ 100 bp	(5.3%)	(1.4%)

Unemployment rate deviation	+ 100 bp	2.0%	1.5%
	- 100 bp	(1.9%)	(1.4%)

House price growth deviation	- 100 bp	0.5%	0.9%
	+ 100 bp	(0.5%)	(0.9%)

	United Kingdom
	Change in the variable (*)	Impact on expected loss
		Individuals
Unemployment rate deviation (**)	+ 100 bp	6.2%
	- 100 bp	(4.0%)

House price growth deviation	- 100 bp	0.3%
	+ 100 bp	(0.3)%

(*) Changes to macroeconomic variables are applied in absolute terms.

(**) Changes to macroeconomic variables are applied in absolute terms. In the scenario of a change to the UK unemployment rate, a deviation of +/-100 bp represents the relative value of a deviation from the macroeconomic variable more than two times greater than in Spain.

4.2.3 Credit quality of financial assets

The breakdown of total exposures rated according to the various internal rating levels, as at 30 June 2025 and 31 December 2024, is set out here below:

Million euro
		Exposures assigned rating/score
		30/06/2025

Breakdown of on-balance sheet exposure, by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		18,563	109	—	2	18,672
A		24,801	45	—	—	24,845
BBB		106,407	203	—	1	106,610
BB		29,251	296	1	—	29,548
B		12,768	1,937	14	34	14,719
Other		3,048	5,919	4,090	54	13,057
No rating/score assigned		3,748	839	—	—	4,587
Total gross amount	10	198,586	9,347	4,105	90	212,038

Impairment allowances	10	(302)	(346)	(1,959)		(2,607)

Total net amount		198,284	9,001	2,146	90	209,431

Million euro
		Exposures assigned rating/score
		31/12/2024

Breakdown of on-balance sheet exposure, by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		21,207	241	—	2	21,448
A		17,726	37	11	—	17,775
BBB		99,896	236	—	—	100,132
BB		34,316	260	1	1	34,577
B		13,794	2,260	7	35	16,062
Other		3,035	6,851	4,618	63	14,505
No rating/score assigned		1,762	266	—	—	2,027
Total gross amount	10	191,736	10,151	4,638	101	206,525

Impairment allowances	10	(309)	(371)	(2,168)	(1)	(2,848)

Total net amount		191,427	9,780	2,470	100	203,678

The breakdown of total off-balance sheet exposures rated according to the various internal rating levels, as at 30 June 2025 and 31 December 2024, is set out here below:

Million euro
		Exposures assigned rating/score
		30/06/2025

Breakdown of off-balance sheet exposure, by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,846	24	—	—	1,870
A		4,919	3	—	1	4,922
BBB		16,186	35	2	11	16,223
BB		7,695	36	3		7,734
B		5,418	469	6		5,893
Other		72	701	255	124	1,028
No rating/score assigned		209	17	1		227
Total gross amount	20	36,344	1,285	267	136	37,897

Provisions recognised under liabilities on balance sheet	20	(30)	(18)	(75)	—	(123)

Total net amount		36,315	1,267	192	136	37,774

Million euro
		Exposures assigned rating/score
		31/12/2024

Breakdown of off-balance sheet exposure, by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,830	36	—	—	1,867
A		3,865	4	—	—	3,869
BBB		16,302	17	2	—	16,321
BB		10,882	43	4	1	10,929
B		5,485	432	8	32	5,925
Other		157	684	289	134	1,131
No rating/score assigned		80	—	—	—	80
Total gross amount	20	38,601	1,217	304	168	40,121

Provisions recognised under liabilities on balance sheet	20	(36)	(30)	(77)	—	(142)

Total net amount		38,565	1,187	226	168	39,979

Further details on the credit rating and credit scoring models are included in section 4.4.2.2 of the consolidated annual financial statements for 2024.

Exposures classified as stage 3 decreased by 552 million euros in the first half of 2025. Consequently, the Group’s NPL ratio fell during this period, as shown in the table below:

%

		Proforma		Proforma

	30/06/2025	30/06/2025 (*)	31/12/2024	31/12/2024 (*)
NPL ratio	2.47	2.81	2.84	3.31

Stage 3 coverage ratio, with total provisions	63.61	68.77	61.73	66.09

(*) Corresponds to the ratio excluding TSB.

The NPL ratio, broken down by lending segment, is set out below:

%

		Proforma		Proforma

	30/06/2025	30/06/2025 (*)	31/12/2024	31/12/2024 (*)

Group NPL ratio	2.47	2.81	2.84	3.31
Non-real estate construction	3.40	3.40	4.06	4.06
Corporates	1.52	1.52	2.00	2.00
SMEs and self-employed	6.08	6.12	6.70	6.74
Individuals with 1st mortgage guarantee	1.72	1.98	1.89	2.27

Real estate development and construction	4.44	4.47	5.66	5.69
(*) Corresponds to the NPL ratio excluding TSB.

Further quantitative details can be found in Note 10, specifically in the sections on ‘Financial assets classified according to their credit risk’ and ‘Allowances’, and in Schedule IV in the section on ‘Forbearance’.

4.3 Financial risks

4.3.1 Liquidity and funding risk

Funding strategy and evolution of liquidity in 2025

The Group’s liquidity position remained at comfortable levels during the first half of 2025. During this period, the funding gap generated at the Group level was negative, mainly due to an increase in lending associated with customers’ increased financing needs.

Capital markets

The Group has a number of funding programmes in operation in capital markets, with a view to diversifying its different funding sources. Specifically with regard to short-term funding, it has a corporate commercial paper programme registered with the Spanish National Securities Market Commission (CNMV), and with regard to medium- and long-term funding, the Institution has a Euro Medium Term Notes (EMTN) programme registered with the Irish Stock Exchange and a Base Prospectus of Non-Equity Securities registered with the CNMV.

The level of funding in capital markets has remained stable and the Institution has a buffer comfortably above the Minimum Requirement for own funds and Eligible Liabilities (MREL). During the first half of the year, Banco Sabadell issued three deals on the wholesale market in the amount of 2 billion euros and TSB issued an additional deal in the amount of 600 million euros, managing the respective maturities in the capital markets (further details can be found in Schedule Ill to these condensed consolidated interim financial statements).

The outstanding nominal balance of the Group’s funding in capital markets, by type of product, as at 30 June 2025 and 31 December 2024 is shown below:

Million euro
	30/06/2025	31/12/2024

Outstanding nominal balance	27,375	27,076
Mortgage covered bonds	7,875	7,706
TSB covered bonds	4,314	3,817
Commercial paper and ECP	—	—
Senior debt	4,256	4,273
Senior non-preferred debt	4,280	5,030
Subordinated debt and preferred securities	4,765	4,065
Asset-backed securities	1,885	2,185
Of which: Sabadell Consumer Finance	226	295
Of which: TSB	567	597

Details of the Group’s maturing issuances in capital markets, by type of product (excluding securitisations, commercial paper and ECP) and considering their legal maturity, as at 30 June 2025 and 31 December 2024, are analysed below:

Million euro
	3Q25	4Q25	2026	2027	2028	2029	2030	>2030	Outstanding balance

Mortgage covered bonds (*)	500	—	1,390	1,100	985	950	1,250	1,700	7,875
TSB covered bonds (*)	—	—	—	1,169	1,461	1,084	600	—	4,314
Senior debt	980	—	—	500	750	1,276	750	—	4,256
Senior non-preferred debt	—	—	567	18	500	1,500	500	1,195	4,280
Subordinated debt and preferred securities	—	—	500	—	—	—	—	4,265	4,765
Total	1,480	—	2,457	2,787	3,696	4,810	3,100	7,160	25,491
(*) Secured issues.

Million euro
	2025	2026	2027	2028	2029	2030	>2030	Outstanding balance

Mortgage covered bonds (*)	831	1,390	1,100	985	950	1,250	1,200	7,706
TSB covered bonds (*)	—	—	1,206	1,508	1,103	—	—	3,817
Senior debt	980	—	500	750	1,293	750	—	4,273
Senior non-preferred debt	500	1,317	18	500	1,500	500	695	5,030
Subordinated debt and preferred securities	300	500	—	—	—	—	3,265	4,065
Total	2,611	3,207	2,824	3,743	4,846	2,500	5,160	24,891
(*) Secured issues.

As at 30 June 2025, the Bank has outstanding issues of mortgage covered bonds amounting to 15,940 million euros, of which 8,065 million euros have been subscribed by Banco Sabadell (15,776 million euros as at 31 December 2024, of which 8,070 million euros were subscribed by Banco Sabadell), which are secured by eligible mortgage loans in the amount of 24,915 million euros (24,567 million euros as at 31 December 2024). The mortgage covered bonds therefore have an overcollateralisation ratio of 159% (156% as at 31 December 2024), with all their collateral denominated in euros. More information can be found on the corporate website at www.grupbancsabadell.com (see section “Shareholders and Investors - Fixed income investors”).

In the first half of 2025, Banco Sabadell’s medium- and long-term maturities of wholesale debt amounted to 836 million euros (not including partial and total redemptions of securitisations placed on the market) and it issued three wholesale market trades amounting to 2 billion euros. In particular, on 18 February 2025 it issued one 500 million euro 8NC7yr senior non-preferred debt deal, on 28 March 2025 it issued one 500 million euro 8yr mortgage covered bonds deal, and on 20 May 2025 it issued one 1 billion euro PerpNC6yr CoCos (Additional Tier 1) deal at a fixed coupon rate of 6.50%. In addition, during the first half of the year, Banco Sabadell successfully exercised two early redemption options on wholesale market debt deals. Specifically, on 17 January 2025, it exercised the early redemption option on 300 million euros in a subordinated debt deal and on 24 March 2025 it exercised the early redemption option on 750 million euros in a senior non-preferred debt deal.

In the second half of 2025, the Bank has scheduled maturities of medium- and long-term wholesale debt amounting to 1,480 million euros (not including partial and total redemptions of securitisations placed on the market).

TSB had no medium- and long-term wholesale debt maturities take place during the first half of 2025, nor does it anticipate any maturities to take place in the second half of the year. On the other hand, on 18 February 2025, it issued one 600 million euro 5yr covered bonds deal.

In terms of asset securitisation transactions, on 25 February 2025, the securitisation fund Fondo TDA Sabadell RMBS 5, FT was incorporated for an amount of 3.5 billion euros. The securities were fully retained by Banco Sabadell. The Class A securities, amounting to 3.43 billion euros, are used as collateral for the Eurosystem monetary policy operations. The fund was given the simple, transparent and standardised securitisation designation under the European securitisation regulation.

This securitisation was combined with the early termination of the securitisation fund TDA Sabadell RMBS 4, FT, thus increasing the volume of assets eligible to be delivered as collateral to the ECB. The early termination took place on 14 February 2025, Banco Sabadell being the sole holder of the securities.

Liquid assets

In addition to these sources of funding, Banco Sabadell maintains a liquidity buffer in the form of liquid assets to meet potential liquidity needs:

Million euro
	30/06/2025	31/12/2024
Cash(*) + Net interbank position	19,871	12,668
Available in Bank of Spain facility	22,603	20,466
ECB eligible assets not pledged in facility	8,524	20,812
Other non-ECB eligible marketable assets (**)	6,631	6,643

Memorandum item:
Balance drawn from Bank of England Term Funding Scheme (***)	687	1,670
Total available liquid assets	57,629	60,589

(*) Excess reserves and Marginal Deposit Facility in central banks.

(**) At market value and having applied the Liquidity Coverage Ratio (LCR) haircut. Includes fixed income qualifying as a high-quality liquid asset according to LCR (HQLA) and other marketable assets from various Group entities.

(***) As at 30 June 2025, it includes 588 million pounds to support small and medium-sized enterprises (TFSME). As 31 December 2024, it included 1.385 million pounds to support small and medium-sized enterprises (TFSME).

As at 30 June 2025 and 31 December 2024, there was no balance drawn down from monetary policy operations with the European Central Bank. The total amount drawn from the Bank of England stood at 588 million pounds as at 30 June 2025 (1,385 million pounds as at 31 December 2024), corresponding to the Term Funding Scheme with additional incentives for Small and Medium-sized Enterprises (TFSME).

Compared to 2024 year-end, the Group’s first line of liquidity decreased in the first half of 2025 by 2,960 million euros. The balance of reserves and of the marginal deposit facility in central banks and the net interbank position showed an increase of 7,203 million euros in the first half of 2025, while ECB-eligible liquid assets decreased by 10,150 million euros, and the available non-ECB eligible assets decreased by 13 million euros, the main reasons for these variations being a negative funding gap and the repayment of central bank funding, which were partially offset by the increase in funds raised in capital markets and the increase in own-name collateral deemed eligible by the central bank.

It should be noted that the Group follows a decentralised liquidity management model. This model tends to limit the transfer of liquidity between the different subsidiaries involved in liquidity management, thereby limiting intragroup exposures, beyond any restrictions imposed by the local regulators of each subsidiary. Thus, the subsidiaries involved in liquidity management determine their liquidity position by considering only those assets in their possession that meet the eligibility, availability and liquidity criteria set forth both internally and in regulations in order to comply with regulatory minima.

In addition to the first line of liquidity, each Liquidity Management Unit (LMU) monitors its liquidity buffer with an internal conservative criterion, referred to as the counterbalancing capacity. In the case of the BSab LMU (includes Banco de Sabadell, S.A., which in turn includes activity in foreign branches, as well as the business in Mexico of Banco de Sabadell, S.A.), this liquidity buffer comprises the first and second lines of liquidity. As at 30 June 2025, the second line of liquidity added a volume of 14,377 million euros to the liquidity buffer (12,418 million euros as at 31 December 2024), including the covered bond issuing capacity, considering the average valuation applied by the central bank to own-use covered bonds to obtain funding, as well as the deposits held in other financial institutions and immediately available for the business in Mexico not included in the first line of liquidity.

In the TSB LMU, this metric is calculated as the sum of the first line of liquidity plus loans pre-positioned with the Bank of England in order to obtain funding. As at 30 June 2025, the second line of liquidity, considering the amount of loans pre-positioned with the Bank of England, amounts to 6,785 million euros (6,703 million euros as at 31 December 2024).

There are no significant amounts of cash or cash equivalents that are unavailable for use by the Group.

Compliance with regulatory ratios

As part of its liquidity management, the Group monitors the short-term Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR), reporting the necessary information to the regulator on a monthly and quarterly basis, respectively. The measurement of liquidity based on these metrics forms part of the liquidity risk oversight process in the set of LMUs.

In terms of the LCR, the regulatory required minimum LCR is 100%, a level amply surpassed by all of the Group’s LMUs. At the Group level, the LCR has consistently been well above 100%, remaining stable over time. As at 30 June 2025, the LCR stood at 181% in the TSB LMU, at 198% in Banco Sabadell Spain and at 176% at the Group level (200%, 248% and 210%, respectively, as at 31 December 2024).

In terms of the NSFR, the regulatory minimum requirement is 100%, a level amply surpassed by all LMUs of the Institution given their funding structure, in which customer deposits are predominant and where the majority of market funding is in the medium/long term. As at 30 June 2025, the NSFR stood at 151% in the TSB LMU, at 138% in Banco Sabadell Spain and at 143% at the Group level (153%, 137% and 142%, respectively, as at 31 December 2024).

4.3.2 Market risk

Trading activity

Market risk incurred in trading activity is measured using the Value at Risk (VaR) and stressed VaR methodologies, which allows risks to be standardised across different types of financial market transactions.

The market risk incurred in trading activity in terms of 1-day VaR with a 99% confidence interval for the first half of 2025 and the full year 2024 was as follows:

Million euro
		30/06/2025			31/12/2024
	Average	Maximum	Minimum	Average	Maximum	Minimum

Interest rate	1.06	1.80	0.70	1.75	5.29	0.87
Exchange rate (trading position)	0.24	2.21	—	0.82	2.04	—
Equity	—	—	—	—	—	—
Credit spread	0.42	0.61	0.24	0.30	0.79	0.10
Aggregate VaR	1.72	4.30	1.17	2.87	7.51	1.10

The VaR figures for trading activity declined during the first half of 2025, mainly due to the reduced exposure to foreign exchange risk and interest rate risk, given the uncertainty in the markets during this period.

4.3.3 Structural interest rate risk

In Banco Sabadell, as part of the continuous improvement process, structural interest rate risk monitoring and management activities are implemented and regularly updated, aligning the Institution with best market practice and current regulations. In particular, throughout the first half of 2025, management actions have continued to be implemented and monitored to keep metrics within their target risk thresholds; this applies to both net interest income and economic value of equity. In addition, work has continued on the review and continuous improvement of systems and behavioural models in accordance with the guidelines established by the European Banking Authority (EBA).

In terms of the evolution of interest rates, the first half of 2025 was characterised by the drop in benchmark rates, both short-term rates (up to two years) and medium- and long-term rates (between 25 and 50 basis points, depending on the currency), with the exception of the euro, where rates remained stable or else rebounded slightly in the medium-long term portion of the curve. The 12-month Euribor stood at 2.07% as at 30 June 2025 (2.46% as at 31 December 2024). The marginal deposit facility rate of the European Central Bank as at the end of 30 June 2025 stood at 2.00% (dropping by 100 basis points in the first half of 2025), while the base rate of the Bank of England stood at 4.25% (dropping by 50 basis points in the first half of 2025).

In 2025, the Bank’s gross performing loans to customers continued to trend towards a larger proportion of fixed-rate transactions (mainly mortgages and business loans), while on the liabilities side, the shift of balances observed in previous years from non-interest-bearing demand deposits to other interest-bearing products, such as term deposits, was partially reversed.

Furthermore, the Group continues to monitor customer behaviour in response to interest rate movements and variations of other economic variables (unemployment rates, gross domestic product, etc.), in order to anticipate possible changes and impacts on the behavioural assumptions used to measure and manage IRRBB. In particular, it analyses customer behaviour related to non-maturing items (changes in the stability of demand deposits and possible migration to other products that earn higher interest) and related to items with an expected maturity that may be different from the contractually established maturity (due to early repayment of loans, early withdrawal of term deposits, or recovery time and balance of non-performing exposures).

4.3.4 Structural foreign exchange risk

Structural foreign exchange risk occurs when changes in market exchange rates between different currencies generate losses on permanent investments in foreign branches and subsidiaries with functional currencies other than the euro.

The purpose of managing structural foreign exchange risk is to minimise the impact on the value of the Institution’s portfolio/equity in the event of any adverse movements in currency markets. The foregoing takes into account the potential impacts on the CET1 capital ratio and on the net interest margin, subject to the risk appetite set out in the Risk Appetite Statement (RAS). Furthermore, the levels set for the established risk metrics must be complied with at all times.

Foreign exchange risk is monitored regularly and reports are sent to supervisory bodies on existing risk levels and on compliance with the limits set forth by the Board of Directors. The main monitoring metric is currency exposure, which measures the maximum potential loss that the open structural position could produce over a one-month time horizon, with a 99% confidence level and in stressed market conditions.

Compliance with, and the effectiveness of, the established limits and targets are monitored and reported on a monthly basis to the Board Risk Committee.

The Bank’s Financial division, through the Asset and Liability Committee (ALCO), designs and executes strategies to hedge its structural FX positions in order to achieve its objectives in relation to the management of structural foreign exchange risk.

The most prominent permanent investments in non-local currencies are made in US dollars, pounds sterling and Mexican pesos.

The Group has been following a hedging policy for its equity that seeks to minimise the sensitivity of capital ratios to adverse movements in these currencies against the euro. To that end, the evolution of foreign business is monitored, as are the political and macroeconomic variables that could have a significant impact on exchange rates.

As regards permanent investments in US dollars, the overall position in this currency has gone from 1,414 million as at 31 December 2024 to 1,508 million as at 30 June 2025. In relation to this position, as at 30 June 2025, a buffer of 47% of total investment is maintained.

In terms of permanent investments in Mexican pesos, the capital buffer has gone from 8,853 million Mexican pesos as at 31 December 2024 (out of a total exposure of 17,532 million Mexican pesos) to 9,778 million Mexican pesos as at 30 June 2025 (out of a total exposure of 18,408 million Mexican pesos), representing 53% of the total investment made.

As regards permanent investments in pounds sterling, the capital buffer has increased from 545 million pounds sterling as at 31 December 2024 to 615 million pounds sterling as at 30 June 2025 (total exposure has gone from 2,461 million pounds sterling as at 31 December 2024 to 2,296 million pounds sterling as at 30 June 2025), representing 27% of the total investment made (excluding intangibles).

Currency hedges are continuously reviewed in light of market movements.

The net position of foreign currency assets and liabilities includes the structural position of the Institution, valued as at 30 June 2025, which amounted to 3,085 million euros, of which 1,965 million euros corresponded to permanent equity holdings in pounds sterling, 677 million euros corresponded to permanent equity holdings in US dollars and 391 million euros to permanent equity holdings in Mexican pesos. Net assets and liabilities valued at historical exchange rates are hedged with currency forwards and currency options in line with the Group’s risk management policy.

As at 30 June 2025, the sensitivity of the equity exposure to an exchange rate depreciation against the euro of the main currencies to which exposure exists of 3.4% (calculated based on the quarterly exchange rate volatility over the past three years) amounted to 105 million euros, of which 64% corresponds to the pound sterling, 22% to the US dollar and 13% to the Mexican peso.

Note 5 – Minimum own funds and capital management

Capital ratios

The Group calculates minimum own funds requirements in accordance with the regulatory framework based on Regulation (EU) 575/2013 (CRR), which sets forth the capital and solvency requirements, and Directive 2013/36/EU (CRD IV), in relation to prudential supervision. These regulations were amended in 2024 by Regulation (EU) 2024/1623 (CRR Ill) and by Directive (EU) 2024/1619 (CRD VI), respectively. The CRR Ill regulation is applicable in the European Union, as a general rule, as from 1 January 2025, while the CRD VI directive should be transposed into Spanish law by no later than 10 January 2026 and shall be applicable, as a general rule, as from 11 January 2026.

In accordance with the aforesaid regulatory framework, credit institutions must comply with a total capital ratio of 8% at all times. However, regulators may exercise their authority and require institutions to maintain additional capital.

On 1 October 2024, the Bank of Spain approved the new framework to calculate the countercyclical capital buffer and established that, for exposures located in Spain, the countercyclical buffer percentage shall be 0.5%, applicable as from 1 October 2025. Thereafter, provided that cyclical systemic risks are maintained at a standard level, the buffer percentage will be raised to 1% as from the fourth quarter of 2025 (to be applicable as from 1 October 2026). This second increase of the countercyclical buffer will be confirmed at a later date by a new decision to be taken by the Bank of Spain which, on 8 July 2025, announced the beginning of the public information process.

The minimum prudential requirements applicable to Banco Sabadell on a consolidated basis since 1 January 2024 resulting from the Supervisory Review and Evaluation Process (SREP), require Banco Sabadell to maintain a minimum phase-in Common Equity Tier 1 (phase-in CET1) ratio of 8.95% and a minimum phase-in total capital ratio of 13.43%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2 Requirement, or Pillar 2R (2.25%, of which 1.27% must be met with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the5 Bank’s status as an ‘other systemically important institution’ (0.25%), and the countercyclical buffer (0.43%5).

As at 30 June 2025, the Group’s phase-in CET1 ratio stood at 13.62%, comfortably exceeding the aforementioned requirements.

[5]	The countercyclical buffer requirement corresponds to the requirement calculated as at 31 March 2025, applicable as at 30 June 2025.

The following table shows the phase-in capital ratios and eligible own funds of the Group as at 30 June 2025 and 31 December 2024:

Thousand euro
	30/06/2025	31/12/2024	Change (%)

Capital	661,029	680,028	(2.79)

Reserves (includes profit attributable to the Group, net of dividends) (*)	13,804,799	13,158,607	4.91
Valuation adjustments	(468,752)	(361,206)	29.77

Deductions	(3,208,911)	(2,991,634)	7.26
CET1 capital	10,788,165	10,485,795	2.88

CET1 (%)	13.62	13.03	4.52

Preference shares, convertible bonds and deductions	2,750,000	1,750,000	57.14
Additional Tier 1 capital	2,750,000	1,750,000	—

AT1 (%)	3.47	2.17	59.99
Tier 1 capital	13,538,165	12,235,795	10.64

Tier 1 (%)	17.09	15.20	12.44
Tier 2 capital	1,813,267	1,945,475	(6.80)

Tier 2 (%)	2.29	2.42	(5.41)
Capital base	15,351,432	14,181,270	8.25

Minimum capital requirement (**)	10,634,705	10,815,584	(1.67)
Capital surplus	4,716,726	3,365,686	40.14

Total capital ratio (%)	19.38	17.62	9.99

Risk-Weighted Assets (RWAs)	79,212,377	80,484,738	(1.58)

(*) The Institution is currently implementing a share buyback programme for a maximum amount of 755 million euros, corresponding to the CET1 capital in excess of the fully-loaded CET1 ratio’s management target of 13% as at 31 December 2024. Of that programme, as at 30 June 2025, the portion executed amounts to 393 million euros, with the portion pending execution amounting to 362 million euros, which have been adjusted in the Institution’s reserves. The share buyback programme charged to 2023 earnings, of which 247 million euros remained pending execution as at the beginning of 2025, has now been completed.

(**) Minimum capital requirements have been calculated taking into account capital requirements in effect as at June 2025 for Pillar 1 (8%) and Pillar 2R (2.25%), as well as the capital conservation buffer (2.50%), countercyclical buffer (0.43%) and the buffer for other systemically important institutions (0.25%).

CET1 capital accounts for 70.27% of eligible capital. Deductions are mainly comprised of intangible assets, goodwill and deferred tax assets.

Tier 1 comprises, in addition to CET1 funds, items that largely make up Additional Tier 1 capital (17.91% of own funds), which are capital items comprised of preferred securities. In this respect, one issue of contingently convertible preferred securities (CoCos) was carried out on 20 May 2025 in the amount of 1 billion euros.

Tier 2 capital provides 11.81% of the solvency ratio and is essentially made up of subordinated debt. The loss of eligibility in the period of the Subordinated Bonds 1/2016 series, because it was issued before 27 June 2019, is noteworthy; these bonds had contributed 86 million euros to Tier 2.

Risk-Weighted Assets (RWAs) declined by 1,272 million euros in the period, mainly as a result of a reduction of credit RWAs. This reduction is essentially due to the entry into force of CRR III, the impact of the currency effect, the improved portfolio density and the synthetic securitisation of a 1,350 million euro portfolio of business loans in May 2025. These effects are partially offset by the growth in lending during the period. Lastly, the increase in operational RWAs is notable, due to the new calculation approach introduced by CRR III.

CRR Ill incorporates a set of transitional provisions intended to facilitate the gradual adaptation of financial institutions to the new capital requirements, thereby minimising the possibility of sudden unforeseen impacts on their solvency levels. These measures affect both the calculation of RWAs and the implementation of the output floor. In particular, the new approach considers, among other things, a gradual application of the regulatory changes related to the calculation of RWAs for exposures in equity instruments and for

Unconditionally Cancellable Commitments (UCCs). It also establishes a phased transition for the introduction of the output floor, allowing a phased implementation of the multiplier applicable to the Standardised Total Risk Exposure Amount (STREA) to determine the output floor and, additionally, establishing transitional arrangements for the calculation of the STREA applicable to exposures with businesses that have a Probability of Default (PD) of less than 0.5% and to securitisation positions.

As at 30 June 2025, the fully-loaded CET1 ratio, without applying the transitional arrangements introduced by CRR III, stands at 13.56%. Furthermore, the fully-loaded total capital ratio stands at 19.29%.

As indicated previously (see Note 1.7), the Bank’s Board of Directors has committed to distribute any excess capital above the 13% CET1 ratio6 to shareholders on a recurrent basis. After deducting this amount, the CET1 capital ratio stands at 13.06% in phase-in terms and at 13.00% in fully-loaded terms, the Tier 1 ratio stands at 16.53% (phase-in) and 16.46% (fully-loaded), while the total capital ratio stands at 18.82% (phase-in) and 18.73% (fully-loaded).

Leverage ratio

The leverage ratio aims to reinforce capital requirements by providing a supplementary measure that is not linked to the level of risk. With the introduction of the CRR II regulation, a minimum leverage ratio of 3% is required as from June 2021; this percentage is comfortably exceeded by the Group as at 30 June 2025.

The phase-in leverage ratio as at 30 June 2025 and 31 December 2024 is shown below:

Thousand euro
	30/06/2025	31/12/2024

Tier 1 capital	13,538,165	12,235,795
Exposure	252,240,719	235,163,653
Leverage ratio	5.37%	5.20%

During the first half of 2025, the leverage ratio increased by 17 basis points compared to 31 December 2024, mainly due to the issuance of contingently convertible preferred securities on 20 May 2025 and the positive evolution of CET1 capital, which was largely due to the profits generated in the period. The improvement in CET1 is partially offset by increased exposure, essentially resulting from the growth of deposits with central banks, lending items and public debt, and the impact of the entry into force of CRR Ill due to the changes introduced to the Credit Conversion Factors (CCFs) applicable to off-balance sheet items; these impacts are partially offset by the currency effect.

The fully-loaded leverage ratio as at 30 June 2025 is 5.37%, while the phase-in ratio is identical as the impact of the transitional arrangements introduced by CRR Ill is marginal.

Considering the aforementioned commitment to distribute any excess capital above the 13% CET1 ratio6, the leverage ratio would stand at 5.19%, both phase-in and fully-loaded, as at 30 June 2025.

For more information on capital ratios and the leverage ratio, their composition, parameters and their management, see the Pillar Ill Disclosures report, which is published every quarter and is available on the Bank’s website (www.grupbancsabadell.com) in the section “Shareholders and Investors / Economic and financial information”.

MREL

On 17 December 2024, Banco Sabadell received a communication from the Bank of Spain regarding the decision reached by the Single Resolution Board (SRB) concerning the Minimum Requirement for own funds and Eligible Liabilities (MREL) and the subordination requirement applicable on a consolidated basis. These new requirements are based on balance sheet data as at December 2023.

The new requirements that must be met as from 17 December 2024 are as follows:

–	The MREL requirement is 22.14% of the Total Risk Exposure Amount (TREA) and 6.39% of the Leverage Ratio Exposure (LRE).

–	The subordination requirement is 15.84% of the TREA and 6.39% of the LRE.

[6]	The 13% is set in terms of fully-loaded CET1, applying the regulatory implementation schedule of the output floor.

The own funds used by the Institution to meet the Combined Buffer Requirement (CBR) will not be eligible to meet the MREL and subordination requirements expressed in terms of the TREA.

In the calibration of the MREL requirement, the Group has obtained the maximum possible reduction of 20% of the Market Confidence Charge (MCC) taking into account the progress shown in its level of resolvability and based on the provisions of Article 12d(3) of Regulation (EU) 2019/877, which states that the SRB has the power to establish a lower amount of said component in the calibration process of the MREL requirement.

As at 30 June 2025, Banco Sabadell was compliant with the MREL requirements established by the Single Resolution Board (SRB), in force since 17 December 2024.

The table shown below sets out details of the Group’s MREL as a percentage of the TREA, as at 30 June 2025 and 31 December 2024:

	30/06/2025	31/12/2024

CET1, phase-in	13.62%	13.03%
AT1, phase-in	3.47%	2.17%
Tier 2, phase-in and subordinated liabilities	2.29%	2.87%
Senior non-preferred debt	5.40%	5.63%
Senior preferred debt	4.20%	4.18%
Total MREL	28.99%	27.88%

Taking into account the commitment to distribute any excess capital above the 13% CET1 ratio7, the Group’s MREL to TREA ratio would stand at 28.43% as at 30 June 2025.

Note 6 – Fair value of assets and liabilities

Financial assets and financial liabilities

The methodology and classification of the fair value by hierarchy is explained in Note 6 to the 2024 consolidated annual financial statements.

Determination of the fair value of financial instruments

A comparison between the value at which the Group’s main financial assets and financial liabilities are recognised on the accompanying consolidated balance sheets and their corresponding fair values is shown below:

Thousand euro
		30/06/2025		31/12/2024
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Assets:
Cash, cash balances at central banks and other demand deposits	7	26,358,937	26,358,937	18,382,112	18,382,112
Financial assets held for trading	8, 9	3,754,816	3,754,816	3,438,955	3,438,955
Non-trading financial assets mandatorily at fair value through profit or loss	8, 9, 10	172,353	172,353	168,267	168,267
Financial assets at fair value through other comprehensive income	8, 9	6,472,908	6,472,908	6,369,913	6,369,913
Financial assets at amortised cost	8, 10	201,363,152	199,504,316	196,520,273	193,995,144
Derivatives – Hedge accounting		2,255,869	2,255,869	2,394,902	2,394,902
Total assets		240,378,035	238,519,199	227,274,422	224,749,293

Thousand euro
		30/06/2025		31/12/2024
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Liabilities:

Financial liabilities held for trading		2,067,604	2,067,604	2,381,434	2,381,434

Financial liabilities at amortised cost	15, 16, 17	233,787,252	234,393,310	220,228,249	220,629,706

Derivatives – Hedge accounting		541,603	541,603	803,999	803,999
Total liabilities		236,396,459	237,002,517	223,413,682	223,815,139

[7]	The 13% is set in terms of fully-loaded CET1, applying the regulatory implementation schedule of the output floor.

As shown in the first table of this Note, as at 30 June 2025 the fair value of financial assets at amortised cost is approximately 1,900 million euros below their carrying amount. This difference is explained for the most part by the impact of interest rates on the fair value of fixed-rate mortgages granted by the Group to its customers in Spain and the United Kingdom in previous years.

Financial instruments at fair value

The following table shows the main financial instruments recognised at fair value in the accompanying condensed consolidated balance sheets, broken down according to the valuation method used to estimate their fair value:

Thousand euro
			30/06/2025
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		1,767,600	1,987,216	—	3,754,816
Derivatives		—	1,968,346	—	1,968,346
Equity instruments	9	81,920	—	—	81,920
Debt securities	8	1,685,680	18,870	—	1,704,550
Loans and advances – Customers		—	—	—	—
Non-trading financial assets mandatorily at fair value through profit or loss		25,686	34,337	112,330	172,353
Equity instruments	9	13,549	33,930	24,542	72,021
Debt securities	8	12,137	407	47,275	59,819
Loans and advances		—	—	40,513	40,513
Financial assets at fair value through other comprehensive income		4,622,203	1,769,945	80,760	6,472,908
Equity instruments	9	414	154,648	54,716	209,778
Debt securities	8	4,621,789	1,615,297	26,044	6,263,130
Derivatives – Hedge accounting		—	2,255,869	—	2,255,869
Total assets		6,415,489	6,047,367	193,090	12,655,946

Thousand euro
			30/06/2025
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		218,773	1,848,831	—	2,067,604
Derivatives		—	1,848,831	—	1,848,831
Short positions		218,773	—	—	218,773
Deposits with credit institutions		—	—	—	—

Derivatives – Hedge accounting		—	541,603	—	541,603
Total liabilities		218,773	2,390,434	—	2,609,207

Thousand euro
			31/12/2024
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		1,416,725	2,020,954	1,276	3,438,955
Derivatives		—	2,017,999	—	2,017,999
Equity instruments	9	541,005	—	—	541,005
Debt securities	8	875,720	2,955	1,276	879,951
Non-trading financial assets mandatorily at fair value through profit or loss		33,717	27,661	106,889	168,267
Equity instruments	9	20,088	27,243	19,718	67,049
Debt securities	8	13,629	418	46,658	60,705
Loans and advances		—	—	40,513	40,513
Financial assets at fair value through other comprehensive income		4,556,322	1,728,153	85,438	6,369,913
Equity instruments	9	434	136,668	56,478	193,580
Debt securities	8	4,555,888	1,591,485	28,960	6,176,333
Derivatives – Hedge accounting		—	2,394,902	—	2,394,902
Total assets		6,006,764	6,171,670	193,603	12,372,037

Thousand euro
	31/12/2024
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		82,671	2,298,763	—	2,381,434
Derivatives		—	2,298,763	—	2,298,763
Short positions		82,671	—	—	82,671

Derivatives – Hedge accounting		—	803,999	—	803,999
Total liabilities		82,671	3,102,762	—	3,185,433

Movements in the balances of financial assets and financial liabilities classified as Level 3 that are disclosed in the accompanying condensed consolidated balance sheets are shown below:

Thousand euro
	Assets	Liabilities
Balance as at 31 December 2024	193,603	—

Valuation adjustments recognised in profit or loss (*)	4,912	—
Valuation adjustments not recognised in profit or loss	(3,436)	—
Purchases, sales and write-offs	2,603	—
Net additions/(removals) in Level 3	(1,276)	—
Exchange differences and other	(3,316)	—

Balance as at 30 June 2025	193,090	—

(*) Relates to securities retained on the balance sheet.

Income from sales of financial instruments classified as Level 3, recognised in the condensed consolidated income statement for the six-month period ended 30 June 2025, was not significant.

Details of financial instruments that were transferred to different valuation levels in the first half of 2025 are as follows:

Thousand euro
	30/06/2025
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading	—	—	—	—	—	1,276	—
Financial assets at fair value through other comprehensive income	—	—	—	—	—	—	—
Derivatives – Hedge accounting	—	—	—	—	—	—	—
Total	—	—	—	—	—	1,276	—

Details of financial instruments that were transferred to different valuation levels in 2024 are as follows:

Thousand euro
	31/12/2024
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Financial assets at fair value through other comprehensive income		—	—	—	—	—	5,101
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		—	—	—	—	—	5,101

Financial instruments at amortised cost

The following tables show the fair value of the main financial instruments recognised at amortised cost in the accompanying consolidated balance sheets:

Thousand euro
	30/06/2025
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost:
Debt securities	24,690,327	1,307,862	774,218	26,772,407
Loans and advances	—	26,405,339	146,326,570	172,731,909
Total assets	24,690,327	27,713,201	147,100,788	199,504,316

Thousand euro
	30/06/2025
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*):
Deposits	—	197,781,209	—	197,781,209
Debt securities issued	26,159,103	2,264,681	—	28,423,784
Total liabilities	26,159,103	200,045,890	—	226,204,993

(*) As at 30 June 2025, the Group had other financial liabilities amounting to 8,188,317 thousand euros.

Thousand euro
	31/12/2024
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost:
Debt securities	22,176,932	1,453,316	507,648	24,137,896
Loans and advances	—	23,391,089	146,466,159	169,857,248
Total assets	22,176,932	24,844,405	146,973,807	193,995,144

Thousand euro
	31/12/2024
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*):
Deposits	—	186,444,247	—	186,444,247
Debt securities issued	24,684,793	1,980,924	1,069,612	27,735,329
Total liabilities	24,684,793	188,425,171	1,069,612	214,179,576

(*) As at 31 December 2024, the Group had other financial liabilities amounting to 6,450,130 thousand euros.

In general, the fair value of “Financial assets at amortised cost” and “Financial liabilities at amortised cost” has been estimated using the discounted cash flow method, applying market interest rates as at the end of each period adjusted for the credit spread and incorporating any behavioural assumptions deemed relevant, with the exception of debt securities with active markets, for which it has been estimated using period-end quoted prices.

The fair value of the heading “Cash, cash balances at central banks and other demand deposits” has been likened to its carrying amount, as these are mainly short-term balances.

Financial instruments at cost

As at 30 June 2025 and 31 December 2024, there were no equity instruments valued at their acquisition cost that could be considered significant.

Non-financial assets

Real estate assets

The methodology used by the Group to determine the fair value of real estate assets is explained in Note 6 to the 2024 consolidated annual financial statements.

In the first half of 2025, there were no significant changes in the methods used to value the Group’s real estate assets.

Note 7 – Cash, cash balances at central banks and other demand deposits

The composition of this heading on the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

By nature:
Cash	605,945	710,780
Cash balances at central banks	24,940,003	17,105,586
Other demand deposits	812,989	565,746
Total	26,358,937	18,382,112

Note 8 – Debt securities

Debt securities reported in the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 are broken down below:

Thousand euro
	30/06/2025	31/12/2024

By heading:
Financial assets held for trading	1,704,550	879,951
Non-trading financial assets mandatorily at fair value through profit or loss	59,819	60,705
Financial assets at fair value through other comprehensive income	6,263,130	6,176,333
Financial assets at amortised cost	27,399,807	24,876,126
Total	35,427,306	31,993,115

By nature:
General governments	31,906,780	28,927,064
Credit institutions	3,714,605	3,488,865
Other sectors	635,060	499,234
Stage 3 assets	899	899
Impairment allowances	(135)	(174)
Other valuation adjustments (interest, fees and commissions, and others)	(829,903)	(922,773)
Total	35,427,306	31,993,115

The breakdown of debt securities classified according to their credit risk and the movement of impairment allowances associated with these instruments are included, together with those of other financial assets, in Note 10 to these condensed consolidated interim financial statements.

Note 9 – Equity instruments

The balance of equity instruments on the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 breaks down as follows:

Thousand euro
	30/06/2025	31/12/2024

By heading:
Financial assets held for trading	81,920	541,005
Non-trading financial assets mandatorily at fair value through profit or loss	72,021	67,049
Financial assets at fair value through other comprehensive income	209,778	193,580
Total	363,719	801,634

By nature:
Resident sector	320,335	611,980
Credit institutions	19,001	11,386
Other	301,334	600,594
Non-resident sector	17,704	168,780
Other	17,704	168,780
Participations in investment vehicles	25,680	20,874
Total	363,719	801,634

Note 10 – Loans and advances

Credit institutions

The breakdown of the heading “Loans and advances – Credit institutions” of the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

By heading:
Financial assets at amortised cost	11,487,939	12,771,685
Total	11,487,939	12,771,685

By nature:
Deposits with agreed maturity	839,876	1,050,331
Reverse repos	9,993,458	11,247,844
Other	621,402	420,185
Stage 3 assets	—	—
Impairment allowances	(7,531)	(3,264)
Other valuation adjustments (interest, fees and commissions, and others)	40,734	56,589
Total	11,487,939	12,771,685

Customers

The breakdown of the heading “Loans and advances – Customers” (General governments and Other sectors) of the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

By heading:
Non-trading financial assets mandatorily at fair value through profit or loss	40,513	40,513
Financial assets at amortised cost	162,475,406	158,872,462
Total	162,515,919	158,912,975

By nature:
Bank overdrafts and other short-term borrowings	3,834,866	2,913,506
Trade credit	8,320,452	8,356,196
Finance leases	2,495,450	2,376,311
Secured loans	94,843,000	95,109,136
Other term loans	51,352,927	48,198,503
Stage 3 assets	4,060,810	4,595,299
Impairment allowances	(2,599,307)	(2,844,248)
Other valuation adjustments (interest, fees and commissions, and others)(*)	207,721	208,272
Total	162,515,919	158,912,975

By sector:
General governments	10,532,044	9,090,137
Other sectors	150,314,651	147,863,515
Stage 3 assets	4,060,810	4,595,299
Impairment allowances	(2,599,307)	(2,844,248)
Other valuation adjustments (interest, fees and commissions, and others)(*)	207,721	208,272
Total	162,515,919	158,912,975

(*) Other valuation adjustments related to transactions classified as stage 3 amounted to 43,115 thousand euros as at 30 June 2025 and 41,764 thousand euros as at 31 December 2024.

Financial assets classified according to their credit risk

The breakdown of financial assets classified according to their credit risk as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
Stage 1	30/06/2025	31/12/2024

Debt securities	35,426,147	31,992,016
Loans and advances	163,159,881	159,744,027
Customers	151,664,441	146,969,120
Credit institutions	11,495,440	12,774,908
Total stage 1	198,586,028	191,736,043

By sector:
General governments	42,428,982	38,007,669
Credit institutions	15,169,310	16,263,773
Other private sectors	140,987,737	137,464,602
Total stage 1	198,586,028	191,736,043

Stage 2	30/06/2025	31/12/2024

Debt securities	—	—
Loans and advances	9,346,890	10,151,082
Customers	9,346,860	10,151,040
Credit institutions	30	42
Total stage 2	9,346,890	10,151,082

By sector:
General governments	9,841	9,533
Credit institutions	30	42
Other private sectors	9,337,019	10,141,508
Total stage 2	9,346,890	10,151,082

Stage 3	30/06/2025	31/12/2024

Debt securities	1,294	1,274
Loans and advances	4,103,925	4,637,064
Customers	4,103,925	4,637,064
Credit institutions	—	—
Total stage 3	4,105,219	4,638,338

By sector:
General governments	6,556	165
Credit institutions	—	—
Other private sectors	4,098,663	4,638,173
Total stage 3	4,105,219	4,638,338

Total stages	212,038,137	206,525,463

Movements of gross values of assets subject to impairment by the Group during the six-month period ended 30 June 2025 were as follows:

Thousand euro

	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total
Balance as at 31 December 2024	191,736,043	10,151,082	4,638,338	101,415	206,525,463

Transfers between stages	(420,946)	134,968	285,978	—	—
Stage 1	2,291,236	(2,247,345)	(43,891)	—	—
Stage 2	(2,612,034)	2,927,859	(315,825)	—	—
Stage 3	(100,148)	(545,546)	645,694	—	—
Increases	43,518,181	984,621	384,709	2,300	44,887,511
Decreases	(33,810,192)	(1,829,760)	(878,863)	(10,654)	(36,518,815)
Transfers to write-offs	—	—	(289,962)	—	(289,962)
Adjustments for exchange differences	(2,437,058)	(94,021)	(34,981)	(2,913)	(2,566,060)
Balance as at 30 June 2025	198,586,028	9,346,890	4,105,219	90,149	212,038,137

Movements of impaired financial assets derecognised from the asset side of the balance sheet as the likelihood of them being recovered during the six-month period ended 30 June 2025 was deemed to be remote were as follows:

Thousand euro
Balance as at 31 December 2024	6,471,620

Additions	413,466
Use of accumulated impairment balance	273,399
Directly recognised on income statement	16,563
Contractually payable interest	106,334
Other items	17,170

Disposals	(100,800)
Collections of principal in cash from counterparties	(27,014)
Collections of interest in cash from counterparties	(919)
Debt forgiveness	(11,033)
Sales	(42,162)
Other items	(19,672)

Exchange differences	(20,469)
Balance as at 30 June 2025	6,763,817

Allowances

Financial asset impairment allowances broken down by condensed consolidated balance sheet heading as at 30 June 2025 and 31 December 2024 were as follows:

Thousand euro
Stage 1	30/06/2025	31/12/2024

Debt securities	135	174
Loans and advances	302,202	308,764
Credit institutions	7,531	3,264
Customers	294,671	305,500
Total stage 1	302,337	308,938

Stage 2

Debt securities	—	—
Loans and advances	345,710	370,969
Credit institutions	—	—
Customers	345,710	370,969
Total stage 2	345,710	370,969

Stage 3

Debt securities	—	—
Loans and advances	1,958,926	2,167,778
Credit institutions	—	—
Customers	1,958,926	2,167,778
Total stage 3	1,958,926	2,167,778

Total stages	2,606,973	2,847,685

The movement of impairment allowances allocated by the Group to cover credit risk during the six-month period ended 30 June 2025 was as follows:

Thousand euro
	Individually measured		Collectively measured

	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3	Total

Balance as at 31 December 2024	3,009	328,858	308,940	367,956	1,838,922	2,847,685

Movements reflected in impairment gains/(losses) (*)	862	(7,587)	9,298	42,851	110,570	155,994
Increases due to origination	—	—	125,846	—	—	125,846
Changes due to credit risk variance	1,316	3,932	(40,646)	51,988	124,739	141,329
Other movements	(454)	(11,519)	(75,902)	(9,137)	(14,169)	(111,181)

Movements not reflected In Impairment gains/(losses)	(769)	(22,546)	(14,384)	(67,731)	(286,913)	(392,343)
Transfers between stages	(769)	8,135	(14,383)	(66,213)	73,230	—
Stage 1	(73)	60	26,861	(25,484)	(1,364)	—
Stage 2	123	(2,504)	(38,433)	75,412	(34,598)	—
Stage 3	(819)	10,579	(2,811)	(116,141)	109,192	—
Use of allocated provisions	—	(30,681)	(1)	(1,518)	(358,302)	(390,502)
Other movements (**)	—	—	—	—	(1,841)	(1,841)

Adjustments for exchange differences	—	4,109	(1,518)	(470)	(6,484)	(4,363)
Balance as at 30 June 2025	3,102	302,834	302,336	342,606	1,656,095	2,606,973

(*) This figure includes the amortisation/depreciation through profit or loss of impaired financial assets derecognised from the asset side of the balance sheet and the recovery of write-offs, which have been recognised with a balancing entry under the heading “Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains” (see Note 27).

(**) Corresponds to credit loss allowances transferred to non-current assets held for sale and investment properties.

Note 11 – Tangible assets

The composition of this heading on the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025				31/12/2024
	Cost	Depreciation	Impairment	Net value	Cost	Depreciation	Impairment	Net value

Property, plant and equipment	3,853,593	(1,934,503)	(75,181)	1,843,909	3,980,806	(1,985,566)	(74,753)	1,920,487

For own use:	3,838,599	(1,922,651)	(75,181)	1,840,767	3,965,427	(1,973,804)	(74,753)	1,916,870

Computer equipment and related facilities	652,778	(492,074)	—	160,704	634,501	(468,849)	—	165,652
Furniture, vehicles and other facilities	756,890	(481,248)	(13,064)	262,578	926,915	(607,969)	(30,537)	288,409
Buildings	2,327,771	(935,402)	(62,117)	1,330,252	2,316,395	(884,097)	(44,216)	1,388,082
Works in progress	60,079	—	—	60,079	47,235	—	—	47,235
Other	41,081	(13,927)	—	27,154	40,381	(12,889)	—	27,492

Leased out under operating leases	14,994	(11,852)	—	3,142	15,379	(11,762)	—	3,617

Investment properties	264,317	(56,276)	(58,805)	149,236	272,910	(54,803)	(60,966)	157,141

Buildings	264,317	(56,276)	(58,805)	149,236	272,910	(54,803)	(60,966)	157,141
Total	4,117,910	(1,990,779)	(133,986)	1,993,145	4,253,716	(2,040,369)	(135,719)	2,077,628

As at 30 June 2025, the cost of property, plant and equipment for own use includes right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee, in the amount of 1,401,485 thousand euros, depreciated by 619,261 thousand euros (1,394,121 thousand euros as at 31 December 2024, depreciated by 575,576 thousand euros as at that date).

Note 12 – Intangible assets

The composition of this heading as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

Goodwill:	1,018,311	1,018,311
Banco Urquijo	473,837	473,837
Grupo Banco Guipuzcoano	285,345	285,345
From acquisition of Banco BMN Penedés assets	245,364	245,364
Other	13,765	13,765

Other intangible assets:	1,538,022	1,531,147
With a finite useful life:	1,538,022	1,531,147
Private Banking Business, Miami	836	1,276
Contractual relations with TSB customers and brand	10,163	13,107
Computer software	1,526,117	1,515,821
Other	906	943
Total	2,556,333	2,549,458

In the first half of 2025, Banco Sabadell carried out an analysis to evaluate the existence of any potential impairment of its goodwill.

The Group monitors total goodwill across all Cash-Generating Units (CGUs) that make up the Banking Business Spain operating segment.

The value in use of the Banking Business Spain operating segment is used to determine its recoverable amount. The valuation method used in this analysis was that of discounting future distributable net profit associated with the activity carried out by the Banking Business Spain operating segment until 2029, plus an estimated terminal value.

The projections used to determine the recoverable amount are those set out in the financial projections approved by the Board of Directors. Those projections are based on sound and well-founded assumptions, which represent Management’s best estimates of overall upcoming economic conditions. To determine the key variables (basically net interest income, fees and commissions, expenses, cost of risk and solvency levels) that underpin the financial projections, Management has used microeconomic variables, such as the existing balance sheet structure, market positioning and strategic decisions made, as well as macroeconomic variables, such as the expected evolution of GDP and the forecast evolution of interest rates and unemployment. The macroeconomic variables used for the baseline macroeconomic scenario, described in Note 4.2.2, were estimated by the Group’s Research Service.

The approach used to determine the values of the assumptions is based both on the projections and on past experience. Those values are compared against external information sources, where available.

In June 2025, to calculate the terminal value, 2029 was taken as the reference year, using a growth rate in perpetuity of 2.1% (same percentage as in 2024), which does not exceed the long-term average growth rate of the market in which the operating segment is active. The discount rate used was 9.6% (9.8% in 2024), determined using the Capital Asset Pricing Model (CAPM); it therefore comprises a risk-free rate plus a premium that reflects the inherent risk of the operating segment being evaluated.

The recoverable amount obtained is higher than the carrying amount; therefore, no impairment has been recognised.

In addition, the Group carried out a sensitivity analysis, making reasonable adjustments to the main assumptions used to calculate the recoverable amount.

This analysis consisted of adjusting the following:

–	Discount rate +/- 0.5%.

–	Growth rate in perpetuity +/- 0.5%.

–	Minimum capital requirement +/- 0.75%.

–	Net Interest Margin (NIM)/ Average Total Assets (ATAs) in perpetuity +/- 5 basis points.

–	Cost of risk in perpetuity +/- 10 basis points.

The sensitivity analysis does not alter the conclusions drawn from the impairment test. In all scenarios defined in that analysis, the recoverable amount obtained is greater than the carrying amount.

The impairment of the Group’s computer software, which mainly provides services to the Bank and to TSB, is evaluated by reviewing the recoverable amounts of Banking Business Spain and Banking Business UK.

In the case of Banking Business UK, the valuation method used in the analysis was that of discounting future distributable net profit associated with the activity carried out up to 2029. To calculate the terminal value, 2029 was taken as the reference year, using a growth rate in perpetuity of 1.7% (same percentage as in 2024), which does not exceed the long-term average growth rate of the market in which the operating segment is active. The discount rate used was 12.2% (12.1% in 2024), determined using the CAPM method; it therefore comprises a risk-free rate plus a premium that reflects the inherent risk of the operating segment being evaluated. The evaluation did not reveal the need to recognise any impairment in the value of these assets.

In addition, as indicated in Note 35, on 1 July 2025 the Bank agreed to sell all shares representing the share capital of TSB Banking Group pic to Banco Santander, S.A., the offer made by the latter being above the carrying amount of the net assets contributed by TSB Banking Group pic and its subsidiaries to the Group’s consolidated balance sheet as at 30 June 2025.

Note 13 – Other assets and liabilities

The composition of the “Other assets” heading as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

Insurance contracts linked to pensions	78,340	80,888
Inventories	37,881	43,776
Rest of other assets	381,709	300,066
Total	497,930	424,730

The “Rest of other assets” item includes mainly prepaid expenses, the accrual of customer fees and commissions, and transactions in progress pending settlement.

The composition of the “Other liabilities” heading as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

Other accruals/deferrals	436,325	481,674
Rest of other liabilities	213,049	169,990
Total	649,374	651,664

The “Rest of other liabilities” item mainly includes transactions in progress pending settlement.

Note 14 – Non-current assets and disposal groups classified as held for sale

The breakdown of the headings “Non-current assets and disposal groups classified as held for sale” and “Liabilities included in disposal groups classified as held for sale” of the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

Assets	898,792	930,919
Loans and advances	3,892	3,839
Customers	3,892	3,839
Equity instruments	159,748	159,748
Real estate exposure	596,359	636,146
Properties for own use	45,751	48,096
Foreclosed assets	550,608	588,050
Other tangible assets	125,188	114,237
Rest of other assets	13,605	16,949

Impairment allowances	(210,781)	(212,587)
Non-current assets and disposal groups classified as held for sale	688,011	718,332

Liabilities	37,186	30,093
Financial liabilities at amortised cost	29,638	26,416
Tax liabilities	6,827	3,676

Other	721	1
Liabilities included in disposal groups classified as held for sale	37,186	30,093

Note 15 – Deposits in central banks and credit institutions

The breakdown of the balance of deposits in central banks and credit institutions in the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

By heading:
Financial liabilities at amortised cost	14,212,350	16,518,534
Total	14,212,350	16,518,534

By nature:
Demand deposits	247,245	200,690
Deposits with agreed maturity	3,271,284	4,162,902
Repurchase agreements	10,524,862	11,998,233
Other accounts	116,337	81,595
Valuation adjustments	52,622	75,114
Total	14,212,350	16,518,534

Note 16 – Customer deposits

The balance of customer deposits on the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 breaks down as follows:

Thousand euro
	30/06/2025	31/12/2024

By heading:
Financial liabilities at amortised cost	183,384,131	169,822,647
Total	183,384,131	169,822,647

By nature:
Demand deposits	140,528,614	138,347,152
Deposits with agreed maturity	22,538,524	25,554,778
Hybrid financial liabilities	4,689,070	5,491,959
Repurchase agreements	15,273,129	—
Other valuation adjustments (interest, fees and commissions, and others)	354,794	428,758
Total	183,384,131	169,822,647

By sector:
General governments	23,949,146	9,568,545
Other sectors	159,080,191	159,825,344
Other valuation adjustments (interest, fees and commissions, and others)	354,794	428,758
Total	183,384,131	169,822,647

In the first half of 2025, the “Repurchase agreements” heading corresponds to the Public Treasury’s cash management operations through reverse repos, in particular those known as simultaneous reverse repos or repurchase transactions. These transactions led to interest expenses of 124,746 thousand euros, which were recognised in the condensed consolidated income statement for the six-month period ended 30 June 2025 (122,590 thousand euros as at 30 June 2024).

Note 17 – Debt securities in issue

The breakdown of the balance of debt securities issued by the Group by type of issuance and recognised on the condensed consolidated balance sheets as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025	31/12/2024

Straight bonds/debentures	8,538,608	9,311,305
Straight bonds	8,520,508	9,293,205
Structured bonds	18,100	18,100
Commercial paper	485,344	511,347
Mortgage covered bonds	7,875,000	7,375,000
TSB covered bonds	4,314,494	3,816,529
Asset-backed securities	1,855,974	2,150,865
Subordinated marketable debt securities	4,750,000	4,050,000
Subordinated bonds	2,000,000	2,300,000
Preferred securities	2,750,000	1,750,000
Valuation and other adjustments	183,034	221,892
Total	28,002,454	27,436,938

Schedule Ill shows details of the issues carried out by the Group in the first half of 2025.

Note 18 – Provisions

Movements in the six-month period ended 30 June 2025 in the “Provisions” heading of the condensed consolidated balance sheet are shown below:

Thousand euro

	Pensions and other post employment defined benefit obligations	Other long term employee benefits	Pending legal Issues and tax litigation	Commitments and guarantees given	Other provisions	Total

Balance as at 31 December 2024	54,467	40	75,064	142,482	206,201	478,254

Scope additions / exclusions	—	—	—	—	—	—

Interest payable and similar charges - pension commitments	653	—	—	—	—	653

Allowances charged to Income statement - staff expenses(*)	730	3	—	—	1,040	1,773

Allowances not charged to Income statement	—	—	—	—	—	—

Allowances charged to income statement - provisions	9	—	41,736	(16,942)	(4,232)	20,571
Allocation of provisions	9	—	44,112	64,974	2,417	111,512
Reversal of provisions	—	—	(2,376)	(81,916)	(6,649)	(90,941)
Actuarial losses / (gains)	—	—	—	—		—

Exchange differences	(411)	—	—	1,643	(925)	307

Amounts used	(3,872)	(13)	(21,799)	—	(31,686)	(57,370)
Net contributions by the sponsor	26		—	—	—	26
Pension payments	(3,898)	(13)	—	—	—	(3,911)
Other	—	—	(21,799)	—	(31,686)	(53,485)

Other movements	(207)	—	20,891	(3,873)	(24,131)	(7,320)
Balance as at 30 June 2025	51,369	30	115,892	123,310	146,267	436,868

(*) See Note 26.

The Group’s main provisions and contingent liabilities are described in Note 22 to the 2024 consolidated annual financial statements.

Note 19 – Shareholders’ equity

Capital

The Bank’s share capital as at 30 June 2025 amounted to 661,028,657.75 euros, represented by 5,288,229,262 registered shares with a par value of 0.125 euros each (as at 31 December 2024, it amounted to 680,027,680.875 euros, represented by 5,440,221,447 registered shares with a par value of 0.125 euros). All shares are fully paid up and numbered in sequential order from 1 to 5,288,229,262, inclusive.

Changes in share capital in the first half of 2025

On 29 January 2025, the Board of Directors of Banco Sabadell agreed to reduce the Bank’s share capital in the amount of 6,566,420.625 euros, through the redemption charged to unrestricted reserves of all the treasury shares acquired under the share buyback programme approved on 24 April 2024 by the Board of Directors of Banco Sabadell until the suspension of that programme on 9 May 2024, i.e. 52,531,365 shares with a par value of 0.125 euros each, representing approximately 0.97% of the Bank’s share capital. This capital reduction was approved as part of the resolution adopted by shareholders at the aforesaid Annual General Meeting of 10 April 2024 (see Note 3). The capital reduction and the amendment to Article 7 of the Articles of Association relating to share capital were entered in the Companies Register of Barcelona on 27 February 2025, that reduction being thus completed and the redeemed shares delisted. This transaction did not entail the reimbursement of contributions made by shareholders, the Bank being the holder of the redeemed shares.

On 29 May 2025, the Board of Directors of Banco Sabadell agreed to execute a reduction of the Bank’s share capital in the amount of 12,432,602.50 euros, through the redemption charged to unrestricted reserves of all the treasury shares acquired under the reactivated share buyback programme, i.e. 99,460,820 shares with a par value of 0.125 euros each, representing approximately 1.85% of Banco Sabadell’s share capital prior to the Bank’s capital reduction. This capital reduction was approved as part of the resolution adopted by shareholders at the aforesaid Annual General Meeting of 20 March 2025 (see Note 3). The capital reduction and the amendment to Article 7 of the Articles of Association relating to share capital were entered in the Companies Register of Barcelona on 23 June 2025, that reduction being thus completed and the redeemed shares delisted. This operation did not entail the reimbursement of contributions made by shareholders, the Bank being the holder of the redeemed shares.

Share premium

The balance of the share premium as at 30 June 2025 amounted to 7,355,368 thousand euros (7,695,227 thousand euros as at 31 December 2024).

In the first half of 2025, the share premium was reduced by 320,860 thousand euros, which corresponds to the difference between the purchase price of the shares redeemed as part of the Bank’s capital reduction explained in this note (339,859 thousand euros) and the par value of those shares (18,999 thousand euros).

Thereafter, pursuant to applicable legislation, a restricted capital redemption reserve was created, with a charge to the share premium in an amount equal to the par value of the redeemed shares, 18,999 thousand euros, which may only be accessed under the same conditions as those required for the share capital reduction.

Note 20 – Off-balance sheet exposures

The composition of off-balance sheet exposures as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
Commitments and guarantees given	Note	30/06/2025	31/12/2024

Loan commitments given		27,108,575	28,775,335
Of which, amount classified as stage 2		820,483	716,238
Of which, amount classified as stage 3		78,913	96,536
Drawable by third parties		27,108,575	28,775,335
By credit institutions		61	18,200
By general governments		864,306	961,635
By other resident sectors		16,245,909	16,955,467
By non-residents		9,998,299	10,840,033

Provisions recognised under liabilities on balance sheet	18	46,881	61,950

Financial guarantees given(*)		1,887,885	1,979,622
Of which, amount classified as stage 2		146,472	167,030
Of which, amount classified as stage 3		35,214	38,046

Provisions recognised under liabilities on balance sheet(**)	18	14,974	15,760

Other commitments given		8,900,600	9,366,339
Of which, amount classified as stage 2		318,197	333,588
Of which, amount classified as stage 3		153,323	168,964
Other guarantees given		6,516,874	6,719,453
Irrevocable letters of credit		597,138	650,917
Additional settlement guarantee		25,000	25,000
Other guarantees and sureties given		5,894,736	6,043,536
Other commitments given		2,383,726	2,646,886
Financial asset forward purchase commitments		2,056,985	2,567,269
Conventional financial asset purchase contracts		225,771	1
Capital subscribed but not paid up		19	19
Other loan commitments given		100,951	79,597

Provisions recognised under liabilities on balance sheet	18	61,455	64,772
Total		37,897,060	40,121,296

(*) Includes 129,784 thousand euros and 137,407 thousand euros as at 30 June 2025 and 31 December 2024, respectively, corresponding to financial guarantees given in relation to construction and real estate development.

(**) Includes 3,408 thousand euros and 3,034 thousand euros as at 30 June 2025 and 31 December 2024, respectively, in relation to construction and real estate development.

Financial guarantees and other commitments given classified as stage 3

The balance of financial guarantees and other commitments given classified as stage 3 amounted to 188,537 thousand euros as at 30 June 2025 (207,010 thousand euros as at 31 December 2024).

Credit risk allowances corresponding to financial guarantees and other commitments given as at 30 June 2025 and 31 December 2024, broken down by the method used to determine such allowances and the credit risk of off-balance sheet exposures, are as follows:

Thousand euro
	30/06/2025	31/12/2024

Specific individually measured allowances:	59,437	62,700
Stage 2	1,031	4,112
Stage 3	58,406	58,588

Specific collectively measured allowances:	16,992	17,832
Stage 1	3,184	2,551
Stage 2	3,958	4,868
Stage 3	9,689	10,240
Other	161	173
Total	76,429	80,532

Note 21 – Interest income and expenses

The breakdown of net interest income for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Interest income
Loans and advances	3,732,547	4,086,494
Central banks	330,409	614,163
Credit institutions	193,834	175,821
Customers	3,208,304	3,296,510
Debt securities (*)	387,549	316,195
Stage 3 assets	18,164	8,707
Correction of income from hedging operations	262,075	389,028
Other interest	27,906	44,158
Total	4,428,241	4,844,582

Interest expenses
Deposits	(1,281,086)	(1,545,347)
Central banks	(20,102)	(148,973)
Credit institutions	(216,160)	(292,818)
Customers	(1,044,824)	(1,103,556)
Debt securities issued	(448,120)	(404,215)
Correction of expenses on hedging operations	(170,153)	(287,440)
Other interest	(103,981)	(114,224)
Total	(2,003,340)	(2,351,226)

Net interest income	2,424,901	2,493,356

(*) Includes 39,074 thousand euros in 2025 and 38,364 thousand euros in 2024 corresponding to interest income from financial assets recognised at fair value through profit or loss (trading portfolio).

Note 22 – Fee and commission income and expenses

Fee and commission income and expenses on financial operations and the provision of services for the six-month periods ended 30 June 2025 and 2024 are as follows:

Thousand euro
	30/06/2025	30/06/2024

Fees from risk transactions	137,323	142,491
Asset-side transactions	88,897	90,904
Sureties and other guarantees	48,426	51,587

Service fees	383,495	380,982
Payment cards	113,564	107,061
Payment orders	32,872	40,618
Securities	35,303	33,315
Demand deposits	127,595	127,910
Other	74,161	72,078

Asset management and marketing fees	173,531	150,850
Mutual funds	60,865	59,902
Sale of pension funds and insurance products	90,392	79,981
Assets under management	22,274	10,967
Total	694,349	674,323

Fee and commission income	877,978	839,860
Fee and commission expenses	(183,629)	(165,537)
Net fees and commissions	694,349	674,323

Note 23 – Net profit or net loss on financial operations and net exchange differences

The composition of the “Net profit or net loss on financial operations” heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

By heading:
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair	28,482	6,932
value through profit or loss, net
Financial assets at fair value through other comprehensive income	641	6,683
Financial assets at amortised cost	29,751	565
Financial liabilities at amortised cost	(1,910)	(316)
Gains or (-) losses on financial assets and liabilities held for trading, net	670,784	(134,151)
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or	691	6,902
loss, net
Gains or (-) losses from hedge accounting, net	(36,178)	(16,335)
Total	663,779	(136,652)

By type of financial instrument:
Net gain/(loss) on debt securities	26,392	3,507
Net gain/(loss) on other equity instruments	45,761	5,988
Net gain/(loss) on derivatives	584,441	(146,367)
Net gain/(loss) on other items(*)	7,185	220
Total	663,779	(136,652)

(*) Mainly includes gains/(losses) on the sale of various loan portfolios disposed of during the first half of the year.

The breakdown of the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement for the six-month periods ended 30 June 2025 and 2024 is shown below:

Thousand euro
	30/06/2025	30/06/2024

Exchange differences [gain or (-) loss], net	(635,267)	173,849

The “Net gain/(loss) on derivatives” heading in the table above includes, among other things, the change in the fair value of derivatives used to hedge against the foreign exchange risk of debit and credit balances denominated in foreign currencies. The gains generated by these derivatives amounted to 622,248 thousand euros (137,746 thousand euros as at 30 June 2024), which are recognised under the heading “Gains or (-) losses on financial assets and liabilities held for trading, net” of the condensed consolidated income statement, while the exchange differences generated by debit and credit balances denominated in foreign currencies hedged with these derivatives are recognised under the heading “Exchange differences [gain or (-) loss], net” of the condensed consolidated income statement.

In the first half of 2025, the Group sold certain debt securities classified as financial assets at fair value through other comprehensive income, generating profits of 641 thousand euros (6,663 thousand euros in 2024). None of these profits came from the sale of debt securities issued by general governments (4,724 thousand euros in 2024).

Furthermore, in the first six months of 2025, the Group carried out sales of certain debt securities and loans held in the portfolio of financial assets at amortised cost, which generated profit of 29,751 thousand euros. The Group considers that these sales were consistent with the business model under which these assets were managed (held to collect contractual cash flows).

Note 24 – Other operating income

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Income from use of investment properties	8,395	11,135
Sales and other income from the provision of non-financial services	1,032	2,056
Other operating income	57,974	29,951
Total	67,401	43,142

As at 30 June 2025, the “Other operating income” heading mainly includes 35 million euros of income stemming from the agreement reached with Lloyds Banking Group pic, by which the aforesaid partially compensated TSB for payments made to certain customers related to contingencies that arose prior to the acquisition of TSB by Banco Sabadell.

Note 25 – Other operating expenses

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Contribution to deposit guarantee schemes	(11,240)	(9,501)
Banco Sabadell	(94)	(40)
TSB	(158)	(104)
Sabadell IBM Mexico	(10,988)	(9,357)

Other items	(91,469)	(263,889)
Of which: temporary levy on credit institutions and financial credit establishments		(191,882)
Total	(102,709)	(273,390)

As at 30 June 2024, this heading included 192 million euros corresponding to the temporary levy on credit institutions and financial credit establishments, introduced by Law 38/2022 of 27 December, to be paid in the financial years 2023 and 2024 by credit institutions and financial credit establishments operating in Spain whose interest income and fees & commissions income corresponding to the financial year 2019 had amounted to 800 million euros or more.

Note 26 – Administrative expenses

Staff expenses

Staff expenses recognised in the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 were as follows:

Thousand euro
	Note	30/06/2025	30/06/2024

Payrolls and bonuses for active staff		(575,666)	(563,036)
Social Security payments		(129,359)	(119,502)
Contributions to defined benefit pension plans	18	(733)	(744)
Contributions to defined contribution pension plans		(36,013)	(34,849)
Other staff expenses		(31,110)	(25,758)
Of which: restructuring plan in United Kingdom	18	(1,040)	(3,800)
Total		(772,881)	(743,889)

The average workforce of the Bank and the Group in the six-month periods ended 30 June 2025 and 2024 is detailed below:

Number of employees
	Bank		Group
	30/06/2025	30/06/2024	30/06/2025	30/06/2024

Average workforce	13,201	13,070	18,905	19,193

Men	6,080	6,026	8,603	8,629
Women	7,121	7,044	10,302	10,564

As at 30 June 2025 and 2024, the breakdown of the Group’s workforce by category and sex is as follows:

Number of employees
	30/06/2025			30/06/2024
	Men	Women	Total	Men	Women	Total

Senior management	608	324	932	574	304	878
Middle management	1,929	1,456	3,385	1,910	1,409	3,319
Specialist staff	5,500	7,191	12,691	5,501	7,285	12,786
Administrative staff	584	1,328	1,912	592	1,440	2,032
Total	8,621	10,299	18,920	8,577	10,438	19,015

The change in the Group’s workforce is due to a staff reduction at TSB to bring it in line with the needs of the business. The staff reduction is partially offset by new hires in Spain arising from the need for specific profiles to carry out the current business.

Other administrative expenses

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Property, plant and equipment	(36,577)	(33,951)
Information technology	(243,427)	(212,381)
Communication	(21,199)	(13,212)
Publicity	(37,064)	(54,444)
Subcontracted administrative services	(33,491)	(75,051)
Contributions and taxes	(58,710)	(51,576)
Technical reports	(22,746)	(22,024)
Security services and fund transfers	(8,775)	(8,829)
Entertainment expenses and staff travel expenses	(7,031)	(8,032)
Membership fees	(2,683)	(2,629)
Other expenses	(33,878)	(40,194)
Total	(505,581)	(522,323)

The cost-to-income ratio (including depreciation and amortisation) stands at 47.0% (48.3% as at 30 June 2024).

Information about the Group’s branches and offices is given below:

Number of branches and offices
	30/06/2025	30/06/2024

Branches and offices	1,340	1,382

Spain	1,140	1,143
Outside Spain	200	239

Note 27 – Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	Note	30/06/2025	30/06/2024

Financial assets at fair value through other comprehensive income		(206)	182
Debt securities		(206)	182
Financial assets at amortised cost	10	(217,583)	(360,859)
Debt securities		30	253
Loans and advances		(217,613)	(361,112)
Total		(217,789)	(360,677)

Note 28 – Impairment or (-) reversal of impairment on non-financial assets

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Property, plant and equipment	(23,713)	(3,469)
Investment properties	170	332
Goodwill and other intangible assets	—	—
Inventories	(3,599)	(3,280)
Total	(27,142)	(6,417)

Note 29 – Gains or (-) losses on derecognition of non-financial assets, net

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Property, plant and equipment	(11,331)	206
Investment properties	581	1,179
Intangible assets	(2,806)	(3,053)
Interests	2,072	1,142
Total	(11,484)	(526)

Note 30 – Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

The composition of this heading of the condensed consolidated income statements for the six-month periods ended 30 June 2025 and 2024 is as follows:

Thousand euro
	30/06/2025	30/06/2024

Property, plant and equipment for own use and foreclosed	(14,589)	(24,080)
Gains/losses on sales	(5,499)	(6,383)
lmpairment/reversal	(9,090)	(17,697)
Other items	134	(652)
Total	(14,455)	(24,732)

The impairment of non-current assets held for sale excludes income from the increase in fair value less selling costs.

Note 31 – Segment reporting

Segmentation criteria

This section gives information regarding earnings and other indicators of the Group’s business units.

The criteria that the Group uses for its segment reporting are the following:

–	Three geographical areas: Banking Business in Spain, United Kingdom and Mexico. Banking Business Spain includes foreign branches and representative offices.

–

Each business unit is allocated own funds equivalent to 13% of its risk-weighted assets, assigning all deductions corresponding to each business unit, and the surplus of own funds is allocated to Banking Business Spain.

In terms of the other criteria applied, segment information is first structured with a breakdown by geographical area and then broken down according to the customers at which each segment is aimed.

The information presented is based on the standalone accounting records of each Group company, after all consolidation disposals and adjustments have been made.

Each business unit bears its own direct costs, calculated on the basis of general accounting records.

Key information relating to the segmentation of the Group’s activity is given here below:

Million euro
	30/06/2025 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	1,719	615	91	2,425

Net fees and commissions	637	46	12	694
Core revenue	2,355	660	104	3,119

Profit or loss on financial operations and exchange differences	14	12	2	29
Equity-accounted income and dividends	102	—	—	102
Other operating income and expenses	(29)	7	(13)	(35)
Gross income	2,442	680	92	3,214

Operating expenses, depreciation and amortisation	(1,038)	(425)	(48)	(1,510)
Pre-provisions income	1,404	255	44	1,704

Total provisions and impairments	(241)	(20)	—	(262)
Provisions for loan losses	(181)	(20)	—	(201)
Provisions for other financial assets	(20)	—	—	(20)
Other provisions and impairments	(41)	—	—	(41)
Capital gains on asset sales and other revenue	(12)	1	—	(12)
Profit or loss before tax	1,151	235	45	1,431

Corporation tax	(382)	(64)	(8)	(454)
Profit or loss attributed to minority interests	1	—	—	1
Profit attributable to the Group	767	171	37	975

ROTE	15.5%	15.6%	11.2%	15.3%
Cost-to-income ratio	42.5%	62.5%	51.9%	47.0%
NPL ratio	2.8%	1.4%	2.2%	2.5%
Stage 3 coverage ratio, with total provisions	68.8%	32.9%	66.4%	63.6%

Employees	13,638	4,781	501	18,920
Domestic and foreign branches and offices	1,153	175	12	1,340

(*) Exchange rates applied in the income statement: EUR/GBP 0.8423 (average), EUR/MXN 21.8216 (average), EUR/USD 1.0925 (average) and EUR/MAD 10.5295

Million euro
	30/06/2025 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	192,914	53,130	6,329	252,373

Gross performing loans to customers	114,396	42,097	4,314	160,806
Non-performing real estate assets, net	467	—	—	467
Liabilities and equity	192,914	53,130	6,329	252,373

On-balance sheet customer funds	124,356	40,825	3,048	168,229
Wholesale funding in capital markets	21,039	6,286	—	27,325
Shareholders’ equity	11,734	2,491	771	14,996

Off-balance sheet customer funds	49,318	—	—	49,318

(*) Exchange rates applied in the balance sheet: EUR/GBP 0.8555, EUR/MXN 22.0899, EUR/USD 1.1720 and EUR/MAD 10.5794.

Million euro
	30/06/2024 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	1,826	562	106	2,493

Net fees and commissions	610	54	10	674
Core revenue	2,436	615	116	3,168

Profit or loss on financial operations and exchange differences	8	24	5	37
Equity-accounted income and dividends	87	—	—	87
Other operating income and expenses	(191)	(29)	(10)	(230)
Gross income	2,339	611	111	3,061

Operating expenses, depreciation and amortisation	(1,000)	(449)	(67)	(1,515)
Pre-provisions income	1,339	162	44	1,546

Total provisions and impairments	(349)	(28)	(12)	(389)
Provisions for loan losses	(297)	(22)	(13)	(333)
Provisions for other financial assets	(22)	(6)	—	(28)
Other provisions and impairments	(29)	—	—	(29)
Capital gains on asset sales and other revenue	—	1	(3)	(2)
Profit or loss before tax	991	135	28	1,154

Corporation tax	(320)	(40)	(2)	(362)
Profit or loss attributed to minority interests	1	—	—	1
Profit attributable to the Group	670	95	26	791

ROTE	14.1%	9.4%	8.9%	13.1%
Cost-to-income ratio	41.4%	73.4%	60.0%	48.3%
NPL ratio	3.9%	1.5%	2.2%	3.2%
Stage 3 coverage ratio, with total provisions	62.7%	37.1%	71.7%	59.7%

Employees	13,545	4,990	480	19,015
Domestic and foreign branches and offices	1,159	211	12	1,382

(*) Exchange rates applied in the income statement: EUR/GBP 0.8546 (average), EUR/MXN 18.5225 (average), EUR/USD 1.0815 (average) and EUR/MAD 10.7274 (average).

Million euro
	31/12/2024 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	177,348	55,604	6,646	239,598

Gross performing loans to customers	109,291	43,380	4,242	156,913
Non-performing real estate assets, net	497	—	—	497
Liabilities and equity	177,348	55,604	6,646	239,598

On-balance sheet customer funds	124,235	42,123	3,199	169,557
Wholesale funding in capital markets	21,135	5,859	—	26,994
Shareholders’ equity	12,161	2,543	686	15,389

Off-balance sheet customer funds	46,171	—	—	46,171

(*) Exchange rates applied in the balance sheet: EUR/GBP 0.8292, EUR/MXN 21.5504, EUR/USD 1.0389 and EUR/MAD 10.5104.

The revenue generated by each business unit as at 30 June 2025 and 2024 is as follows:

Thousand euro
	Consolidated
	Income from ordinary activities(*)		Profit or loss before tax

Segments	30/06/2025	30/06/2024	30/06/2025	30/06/2024

Banking Business Spain	4,358,451	3,844,460	1,150,676	991,052
Banking Business UK	1,361,481	1,366,654	235,288	134,545
Banking Business Mexico	321,388	381,467	44,538	28,478
Total	6,041,320	5,592,581	1,430,502	1,154,075

(*) Includes the following headings from the condensed consolidated income statements: “Interest income”, “Dividend income”, “Fee and commission income”, “Profit or loss on financial operations” and “Other operating income”.

The consolidated interim Directors’ Report gives a more detailed assessment of each of these business units.

The distribution of interest income by geographical area for the six-month period ended 30 June 2025, and the comparison with the same period of the preceding year, is as follows:

Thousand euro
	Breakdown of Interest Income by geographlcal area
	Standalone		Consolidated
	30/06/2025	30/06/2024	30/06/2025	30/06/2024

Domestic market	2,636,107	3,107,444	2,537,412	2,985,109
International market	336,087	217,834	1,890,829	1,859,473
European Union	51,681	30,148	51,681	30,148
Eurozone	51,681	30,148	51,681	30,148
Non-Eurozone	—	—	—	—
Other	284,406	187,686	1,839,148	1,829,325
Total	2,972,194	3,325,278	4,428,241	4,844,582

Note 32 — Tax situation

Deferred tax assets and liabilities

The sources of the deferred tax assets and liabilities recognised in the condensed consolidated balance sheet as at 30 June 2025 and 31 December 2024 are as follows:

Thousand euro
Deferred tax assets	30/06/2025	31/12/2024

Monetisable	4,387,945	4,444,457
Due to credit impairment	3,006,943	3,063,266
Due to real estate asset impairment	1,257,318	1,257,371
Due to pension funds	123,684	123,820

Non-monetisable	1,151,106	1,207,913

Tax credits for losses carried forward	193,049	247,575

Deductions not applied	—	—
Total	5,732,100	5,899,945

Deferred tax liabilities	30/06/2025	31/12/2024

Property restatements	50,363	50,671
Adjustments to value of wholesale debt issuances arising in business combinations	—	1,295
Other financial asset value adjustments	7,470	2,501
Other	67,783	66,269
Total	125,616	120,736

According to the information available as at the sign-off date of these condensed consolidated interim financial statements and the projections taken from the Group’s business plan for the coming years, it is estimated that the taxable income generated will be sufficient to offset tax loss carry-forwards by the end of 2027 and non-monetisable tax assets, where these can be deducted according to current tax regulations, within a maximum period of ten years.

Monetisable tax assets are guaranteed by the State; therefore, their recoverability does not depend on the generation of future tax benefits.

Tax on net interest and commission income of certain financial institutions

Final Provision Nine of Law 7/2024 of 20 December established a tax on the net interest and commission income of certain financial institutions (lmpuesto sabre el Margen de lntereses y Comisiones, or IMIC). This tax, which is direct and progressive, is levied on the net interest and commission income arising from the activity in Spain of credit institutions, financial credit establishments and branches of foreign credit institutions obtained, respectively, in the tax periods beginning in the years 2024, 2025 and 2026. In terms of the tax rate, this is established on a scale which, after reducing the tax base by 100 million euros, includes five brackets: 1%, 3.5%, 4.8%, 6% and 7% (maximum rate applicable to the taxable base above 5 billion euros). From the total amount resulting from the above scale, 25% of net corporation tax for the same tax period will be deducted, thereby obtaining the net tax payable, to which an extraordinary deduction will be applied, indexed to the taxpayer’s total Return on Assets (ROA), where this is below 0.7%.

On 25 December 2024, Royal Decree-Law 9/2024 of 23 December came into force, modifying the tax accrual date, which had initially been established as the day following the end of the tax period, and setting it as the last calendar day of the month following the end of said tax period (31 January 2025 in the case of the Bank’s IMIC for 2024), although said Royal Decree-Law was repealed by agreement of the Congress of Deputies on 22 January 2025.

In accordance with the provisions of Order HAC/532/2025 of 26 May, approving the self-assessment forms and payment of tax by instalments, in June 2025 the Bank paid the instalment corresponding to IMIC for the 2024 financial year in the amount of 54 million euros, recognising this as an asset in the consolidated balance sheet, taking into account the fact that the repeal of the aforesaid Royal Decree-Law affects the accrual of IMIC for that financial year. On the other hand, as at 30 June 2025, the Group had recorded an expense of 62 million euros under the heading “Tax expense or (-) income related to profit or loss from continuing operations” in the consolidated income statement, corresponding to IMIC for the first half of 2025.

Note 33 – Related-party transactions

In accordance with the provisions of Chapter VII bis. Related Party Transactions of the Capital Companies Act, introduced by Law 5/2021 of 12 April, amending the revised text of the Capital Companies Act, approved by Royal Legislative Decree 1/2010 of 2 July, and other financial regulations, with regard to the promotion of long-term shareholder involvement in listed companies, there are no transactions with officers and directors of the company that could be considered material, other than those considered to be “related -party transactions” in accordance with Article 529 vicies of the Capital Companies Act, carried out following the corresponding approval procedure and, where applicable, reported in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act. Those that did take place were performed in the normal course of the company’s business or were performed on an arm’s length basis or under the terms generally applicable to any employee. There is no record of any transactions being performed other than on an arm’s-length basis with persons or entities related to directors or senior managers.

Details of the balances held with related parties as at 30 June 2025 and 31 December 2024, as well as the impact of related-party transactions on the income statements for the six-month periods ended 30 June 2025 and 2024, are shown below:

Thousand euro
	30/06/2025
	Associates	Key personnel	Other related parties (*)	Total
Assets
Loans and advances to customers	73,590	3,741	924,033	1,001,364
Derivatives held for trading	85	—	11,199	11,284
Other financial assets	40,513	—	—	40,513
Liabilities
Customer deposits	512,108	5,844	191,627	709,579
Derivatives held for trading	—	—	3,160	3,160
Other financial liabilities	386	—	68,631	69,017
Off-balance sheet exposures
Financial guarantees given	319	7	35,285	35,611
Loan commitments given	13,288	375	322,764	336,427
Other commitments given	6,491	—	69,631	76,122

	30/06/2025

Income statement
Interest income	1,485	25	12,737	14,247
Interest expenses	(9,822)	(26)	(3,675)	(13,523)
Dividend income	—	—	1,283	1,283
Net fees and commissions	64,288	6	1,109	65,403
Profit or loss on financial operations	(121)	—	21,258	21,137
Other operating income and expenses	2,801	—	11	2,812
Other administrative expenses	(926)	—	(1,902)	(2,828)

(*) Includes, among others, employee pension plans.

Thousand euro
	31/12/2024
	Associates	Key personnel	Other related parties (*)	Total
Assets
Loans and advances to customers	67,044	3,967	920,286	991,297
Derivatives held for trading	—	—	4,960	4,960
Other financial assets	40,720	—	84,763	125,483
Liabilities
Customer deposits	680,995	5,848	251,571	938,414
Derivatives held for trading	—	—	1,613	1,613
Other financial liabilities	471	1	44,291	44,763
Off-balance sheet exposures
Financial guarantees given	319	7	22,598	22,924
Loan commitments given	14,611	373	334,042	349,026
Other commitments given	6,491	—	72,745	79,236

	30/06/2024

Income statement
Interest income	1,300	33	11,462	12,795
Interest expenses	(7,715)	(66)	(2,365)	(10,146)
Dividend income	—	—	—	—
Net fees and commissions	49,075	8	3,969	53,052
Profit or loss on financial operations	(597)	—	410	(187)
Other operating income and expenses	2,762	—	3	2,765
Other administrative expenses	(811)	—	(1,825)	(2,636)

(*) Includes, among others, employee pension plans.

Total risk transactions granted by the Bank and consolidated companies to directors of the parent company amounted to 737 thousand euros as at 30 June 2025, of which 617 thousand euros corresponded to loans and advances and 120 thousand euros to financial guarantees and loan commitments given (782 thousand euros as at 31 December 2024, consisting of 649 thousand euros in loans and advances and 133 thousand euros in financial guarantees and loan commitments given). With regard to Senior Management, risk transactions granted by the Bank and consolidated companies amounted to 3,386 thousand euros as at 30 June 2025, of which 3,124 thousand euros corresponded to loans and advances and 262 thousand euros to financial guarantees and loan commitments given (3,558 thousand euros as at 31 December 2024, including 3,318 thousand euros corresponding to loans and advances and 247 thousand euros corresponding to financial guarantees and loan commitments given).

With regard to liabilities, these amounted to 4,095 thousand euros for Directors of the parent company (4,088 thousand euros as at 31 December 2024) and 1,749 thousand euros for Senior Management as at 30 June 2025 (1,761 thousand euros as at 31 December 2024).

Note 34 – Remuneration of members of the Board of Directors and Senior Management

Note 41 to the consolidated annual financial statements for 2024 gives details of remuneration and other benefits awarded to members of the Board of Directors (including Non-Executive Directors and Executive Directors) and to Senior Management for the 2024 financial year.

Board of Directors

Remuneration and other benefits awarded to members of the Board of Directors corresponding to the first half of 2025 and 2024 are shown below:

Thousand euro
	30/06/2025	30/06/2024

Type of remuneration
Remuneration for membership of the Board and/or Board Committees	2,195	2,245
Wages	1,347	1,124
Variable remuneration in cash	258	225
Share-based remuneration schemes	290	253
Severance pay	—	—
Contributions to workplace retirement planning schemes	62	63
Other items	33	34
Total remuneration	4,185	3,944

The amounts include the remuneration of members of the Board of Directors during the period they have held this status.

Based on the revised remuneration scheme and remuneration amounts of the Board and its Board Committees, and in accordance with the powers conferred by the Banco Sabadell Director Remuneration Policy to the Board of Directors, on 29 January 2025 the Board approved an update to the remuneration amounts envisaged for 2025. As a result of the economic environment, the Group’s corporate outlook and the value generated by the Group’s management, the remuneration of the Chief Executive Officer (CEO) and of the Chief Risk Officer (CRO) were reviewed with the aim of bringing them in line with both the benchmark remuneration for their respective positions and standard market practices. That update is described in detail in the 2024 Annual Report on Director Remuneration.

Variable remuneration for the first half of 2025 corresponds to 50% of the theoretical short-term variable remuneration for the 2025 financial year, without giving rise to any accrued or enforceable rights in this respect, given that such remuneration may not materialise.

The amount of funds accumulated in workplace retirement planning schemes for Directors as at 30 June 2025 was 12,463 thousand euros (10,996 thousand euros as at 31 December 2024).

Senior Management

The remuneration of members of Senior Management (excluding members of the Board of Directors) and of the Internal Audit Officer for the first half of 2025 and 2024 is set out below.

Thousand euro
	30/06/2025	30/06/2024
Total remuneration (*)	3,546	3,913
Number of members	10	11

(*) Total remuneration in the first half of 2025 includes contributions to workplace retirement planning schemes amounting to 116 thousand euros (145 thousand euros in the first half of 2024).

The remuneration for the first half of 2025 includes variable remuneration amounts as at 30 June 2025 corresponding to 50% of the theoretical short-term variable remuneration for the year, without giving rise to any accrued or enforceable rights in this respect, given that such remuneration may not materialise.

During the first half of 2025 and 2024, no early contract termination payments were made to any member of Senior Management.

The amount of funds accumulated in workplace retirement planning schemes for Senior Management members and for the Internal Audit Officer as at 30 June 2025 was 5,469 thousand euros (6,026 thousand euros as at 31 December 2024).

Note 35 – Subsequent events

Since 30 June 2025, there have been no significant events worthy of mention, with the exception of those described below:

Through an Inside Information disclosure dated 16 June 2025, entered in the register of the Spanish National Securities Market Commission (CNMV) under number 2,776, the Bank confirmed, in connection with press coverage released that same day, that it had received preliminary and non-binding expressions of interest for the acquisition of the total share capital of TSB Banking Group pic (hereinafter, TSB) and that it would analyse any binding transaction that it might receive, subject to fulfilment of all legal obligations.

TSB has formed part of Banco Sabadell Group since its acquisition from Lloyds Banking Group pic in 2015. Since then, TSB is engaged in the Group’s retail banking business in the United Kingdom, where it offers banking services to over five million customers, mainly through mortgage loans, and current and savings accounts.

Subsequently, through an Inside Information disclosure dated 1 July 2025, entered in the register of the CNMV under number 2,805, the Bank indicated that, following a binding offer to acquire TSB received from Banco Santander, S.A. (hereinafter, “Banco Santander”), the Board of Directors of Banco Sabadell agreed to submit to the shareholders at an Extraordinary General Meeting, scheduled to take place on 6 August 2025, the authorisation to sell all shares representing the share capital of TSB to Banco Santander. The transaction does not include the sale of the IT platform servicing TSB, owned by the subsidiary Sabadell Digital, S.A.U., which is expected to continue to serve TSB until the company migrates to another IT platform. Banco Sabadell has undertaken that no company within Banco Sabadell Group will compete with Banco Santander in the UK banking market for 24 months following the closing date of the transaction, without prejudice to the maintenance of the activities of Banco Sabadell’s branch in the United Kingdom.

The consideration for the sale of the shares amounts to an initial price of 2,650 million pounds sterling (approximately, 3,098 million euros8), which will be adjusted, upwards or downwards, based on the positive or negative variation in TSB’s tangible net asset value between 1 April 2025 and the closing date of the transaction.

Based on TSB’s financial forecasts, and assuming the closing of the transaction takes place on 31 March 2026, the Bank estimates that the final price for the shares could be in the region of 2,875 million pounds (approximately, 3,361 million euros8). The final price will be paid in full in cash.

The transaction also includes the sale of certain equity instruments and securities issued by TSB and subscribed by Banco Sabadell (perpetual securities contingently convertible into ordinary shares of TSB, redeemable subordinated bonds and unsecured senior debt) that have not matured nor been repurchased and redeemed as at the closing date, as well as the securities from any new issuance carried out as from 1 July 2025 until such date and subscribed by Banco Sabadell for the purpose of refinancing any of them (the “securities”).

The sale price for the securities will be the sum of the fair values assigned to the securities at the closing date of the transaction based on the credit spreads agreed by the parties for each such instrument. Payment of the sale price for the securities will be made in cash on the closing date and will not be subject to subsequent revision. The nominal amount of these securities as at the date of the agreement with Banco Santander stood at 1,450 million pounds sterling (approximately 1,695 million euros8).

The closing of the transaction (expected to take place during the first quarter of 2026) is subject to approval by Banco Sabadell shareholders during an Extraordinary General Meeting and to obtaining the regulatory authorisations from the competent authorities.

In accordance with accounting standards applicable to the Group, transactions carried out by TSB and its subsidiaries, which comprised almost entirely the Banking Business UK segment (see Note 31), are now considered discontinued operations as from 1 July 2025. Consequently, these Group condensed consolidated interim financial statements do not reflect any impact arising from this transaction.

[8]	At the sterling to euro conversion rate published by the European Central Bank on 30 June 2025 of GBP 0.8555 per euro.

The amount of lending items as at 30 June 2025 and the profit after tax of the TSB consolidated subgroup for the six-month period then ended came to approximately 36,392 million pounds and 139 million pounds, respectively. Its Common Equity Tier 1 ratio stood at 16.3%. It is estimated that the transaction would have a positive effect on the Common Equity Tier 1 ratio of the Group of approximately 409 basis points.

As a result mainly of the profit derived from the transaction and the release of regulatory capital following the derecognition from the consolidated balance sheet of assets belonging to TSB and its subsidiaries, Banco Sabadell will generate a capital surplus significantly above the threshold set by its Board of Directors for the distribution of excess capital (set at a fully-loaded CET1 ratio of 13%, applying the regulatory implementation calendar of the output floor on a consolidated basis), allowing the distribution of a substantial portion of this capital surplus to its shareholders while at the same time maintaining an estimated CET1 level above said threshold following its payment. As a result, at the same meeting where the Board resolved to submit the sale of TSB to shareholders for approval at an Extraordinary General Meeting, the Board of Directors of Banco Sabadell also agreed to propose the distribution of an extraordinary cash dividend, as described in Note 3.

Schedule I - Changes in the scope of consolidation

During the first half of 2025, there have been no additions to the scope of consolidation. Companies no longer consolidated in the first half of 2025 are shown below:

Thousand euro
Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit or loss generated	Type of shareholding	Method	Reason
Desarrollos y Participaciones lnmobiliarias 2006, S.L.U. in Liquidation	Group	09/01/2025	100%	—	—	Indirect	Full consolidation	a
Gier Operations 2021, S.L.U. in Liquidation	Group	03/02/2025	100%	—	—	Direct	Full consolidation	a
Sabcapital, S.A. de C.V., S0F0M, E.R.	Group	01/01/2025	100%	—	—	Direct	Full consolidation	b

(a) Removed from the scope due to dissolution and/or liquidation.

(b) Removed from the scope due to the merger by absorption by Banco Sabadell, S.A., lnstitución de Banca Multiple.

Schedule II - Interim financial statements of Banco Sabadell

Interim financial statements of Banco de Sabadell, S.A.

The Bank’s balance sheets as at 30 June 2025 and 31 December 2024 are shown below, together with the Bank’s income statements, statements of recognised income and expenses, statements of total changes in equity and cash flow statements corresponding to the six-month periods ended 30 June 2025 and 2024:

Balance sheets of Banco de Sabadell, S.A.

As at 30 June 2025 and 31 December 2024

Thousand euro
Assets	30/06/2025	31/12/2024
Cash, cash balances at central banks and other demand deposits	20,587,644	11,831,284
Financial assets held for trading	3,168,688	2,616,270
Derivatives	1,382,218	1,195,314
Equity instruments	81,920	541,005
Debt securities	1,704,550	879,951
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or posted as collateral with sale or pledging rights	683,601	177,365
Non-trading financial assets mandatorily at fair value through profit or loss	131,025	132,074
Equity instruments	2,997	2,832
Debt securities	26,422	26,326
Loans and advances	101,606	102,916
Central banks	—	—
Credit institutions	—	—
Customers	101,606	102,916
Memorandum item: loaned or posted as collateral with sale or pledging rights	—	—
Financial assets designated at fair value through profit or loss	—	—
Debt securities	—	—
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or posted as collateral with sale or pledging rights	—	—
Financial assets at fair value through other comprehensive income	6,352,147	6,171,009
Equity instruments	105,154	85,196
Debt securities	6,246,993	6,085,813
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or posted as collateral with sale or pledging rights	1,863,105	599,794
Financial assets at amortised cost	155,140,883	148,833,603
Debt securities	24,071,599	21,639,367
Loans and advances	131,069,284	127,194,236
Central banks	—	—
Credit institutions	14,767,244	14,596,078
Customers	116,302,040	112,598,158
Memorandum item: loaned or posted as collateral with sale or pledging rights	18,857,821	6,170,535
Derivatives – Hedge accounting	852,295	872,559
Fair value changes of the hedged items in portfolio hedge of interest rate risk	(364,644)	(206,216)
Investments In subsidiaries, Joint ventures and associates	6,304,870	6,220,781
Subsidiaries	6,195,331	6,112,537
Joint ventures	—	—
Associates	109,539	108,244
Intangible assets	1,424,144	1,488,632
Property, plant and equipment	1,403,260	1,466,239
For own use	1,403,260	1,466,239
Leased out under operating leases	—	—
Investment properties	20,884	22,393
Of which: leased out under operating /eases	20,884	22,393
Memorandum item: acquired through /eases	657,545	679,433
Intangible assets	15,958	18,046
Goodwill	10,146	10,830
Other intangible assets	5,812	7,216
Tax assets	4,991,420	5,405,226
Current tax assets	370,265	612,867
Deferred tax assets	4,621,155	4,792,359
Other assets	327,571	211,459
Insurance contracts linked to pensions	78,340	80,888
Inventories	—	—
Rest of other assets	249,231	130,571
Non-current assets and disposal groups classified as held for sale	708,616	737,328
Total assets	199,640,617	184,332,055

Balance sheets of Banco de Sabadell, S.A.

As at 30 June 2025 and 31 December 2024

Thousand euro
Liabilities	30/06/2025	31/12/2024
Financial liabilities held for trading	1,395,124	1,379,618
Derivatives	1,176,351	1,296,947
Short positions	218,773	82,671
Deposits	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Debt securities issued	—	—
Other financial liabilities	—	—
Financial liabilities designated at fair value through profit or loss	—	—
Deposits	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Debt securities issued	—	—
Other financial liabilities	—	—
Memorandum item: subordinated liabilities	—	—
Financial liabilities at amortised cost	184,204,115	168,565,561
Deposits	155,107,818	141,693,739
Central banks	—	—
Credit institutions	12,773,653	14,064,490
Customers	142,334,165	127,629,249
Debt securities issued	22,456,012	22,064,018
Other financial liabilities	6,640,285	4,807,804
Memorandum item: subordinated liabilities	4,777,809	4,106,654
Derivatives – Hedge accounting	389,385	647,884
Fair value changes of the hedged items in portfolio hedge of interest rate risk	(37,930)	(64,714)
Provisions	396,579	418,115
Pensions and other post employment defined benefit obligations	44,133	47,133
Other long term employee benefits	30	40
Pending legal issues and tax litigation	115,892	75,064
Commitments and guarantees given	113,975	131,587
Other provisions	122,549	164,291
Tax liabllltles	352,208	156,411
Current tax liabilities	280,432	87,927
Deferred tax liabilities	71,776	68,484
Share capital repayable on demand	—	—
Other liabllltles	436,787	423,364
Liabllltles Included In dlsposal groups classlfled as held for sale	—	—
Total llabllltles	187,136,268	171,526,239

Balance sheets of Banco de Sabadell, S.A.

As at 30 June 2025 and 31 December 2024

Thousand euro
Equity	30/06/2025	31/12/2024
Shareholders’ equity	12,698,677	12,932,917
Capital	661,029	680,028
Paid up capital	661,029	680,028
Unpaid capital called up	—	—
Memorandum item: capital not called up	—	—
Share premium	7,355,368	7,695,227
Equity instruments issued other than capital	—	—
Equity component of compound financial instruments	—	—
Other equity instruments issued	—	—
Other equity	15,884	15,434
Retained earnings	6,324,580	5,918,817
Revaluation reserves	—	—
Other reserves	(2,373,883)	(2,334,149)
(-) Treasury shares	(419,138)	(119,344)
Profit or loss for the period	1,134,837	1,505,815
(-) Interim dividends	—	(428,911)
Accumulated other comprehensive Income	(194,328)	(127,101)
Items that will not be reclassified to profit or loss	(40,910)	(55,432)
Actuarial gains or (-) losses on defined benefit pension plans	(3,485)	(3,485)
Non-current assets and disposal groups classified as held for sale	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	(37,425)	(51,947)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Items that may be reclassified to profit or loss	(153,418)	(71,669)
Hedge of net investments in foreign operations [effective portion]	59,047	(20,946)
Foreign currency translation	(22,679)	146,401
Hedging derivatives. Cash flow hedges reserve [effective portion]	(117,443)	(80,301)
Fair value changes of debt instruments measured at fair value through other comprehensive income	(72,343)	(116,823)
Hedging instruments [not designated elements]	—	—
Non-current assets and disposal groups classified as held for sale	—	—
Total equity	12,504,349	12,805,816
Total equity and total liabilities	199,640,617	184,332,055

Memorandum item: off-balance sheet exposures

Loan commitments given	21,114,023	22,044,023
Financial guarantees given	2,760,067	3,855,851
Other commitments given	8,945,564	9,426,660

Income statements of Banco de Sabadell, S.A.

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
	30/06/2025	30/06/2024
Interest income	2,972,194	3,325,278
Financial assets at fair value through other comprehensive income	105,032	97,805
Financial assets at amortised cost	2,698,306	3,029,471
Other interest income	168,856	198,002
(Interest expenses)	(1,257,162)	(1,490,439)
(Expenses on share capital repayable on demand)	—	—
Net interest income	1,715,032	1,834,839
Dividend income	488,222	229,941
Fee and commission income	642,552	612,869
(Fee and commission expenses)	(60,787)	(43,911)
Net profit or net loss on financial operations	633,258	(181,455)
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	27,883	7,822
Financial assets at amortised cost	29,904	1,702
Other financial assets and liabilities	(2,021)	6,120
Gains or (-) losses on financial assets and liabilities held for trading, net	613,170	(183,145)
Reclassification of financial assets from fair value through other comprehensive income	—	—
Reclassification of financial assets from amortised cost	—	—
Other gains or (-) losses	613,170	(183,145)
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	3,644	1,016
Reclassification of financial assets from fair value through other comprehensive income	—	—
Reclassification of financial assets from amortised cost	—	—
Other gains or (-) losses	3,644	1,016
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	(11,439)	(7,148)
Exchange differences [gain or (-) loss], net	(632,008)	169,642
Other operating income	33,553	28,202
(Other operating expenses)	(44,957)	(211,840)
Gross Income	2,774,865	2,438,287
(Administrative expenses)	(969,065)	(942,746)
(Staff expenses)	(550,979)	(519,082)
(Other administrative expenses)	(418,086)	(423,664)
(Depreciation and amortisation)	(67,799)	(74,288)
(Provisions or (-) reversal of provisions)	(7,334)	3,976
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains)	(173,980)	(314,147)
(Financial assets at fair value through other comprehensive income)	(206)	182
(Financial assets at amortised cost)	(173,774)	(314,329)
Profit or loss on operating activities	1,556,687	1,111,082
(Impairment or (-) reversal of impairment on investments in joint ventures and associates)	(1,175)	12,661
(Impairment or (-) reversal of impairment on non-financial assets)	(20,559)	(1,104)
(Tangible assets)	(20,559)	(1,104)
(Intangible assets)	—	—
(Other)	—	—
Gains or (-) losses on derecognition of non-financial assets, net	(9,974)	(129)
Negative goodwill recognised in profit or loss	—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	(4,558)	(13,202)
Profit or (-) loss before tax from continuing operations	1,520,421	1,109,308
(Tax expense or (-) income related to profit or loss from continuing operations)	(385,584)	(320,605)
Profit or (-) loss after tax from continuing operations	1,134,837	788,703
Profit or (-) loss after tax from discontinued operations	—	—
Profit or loss for the period	1,134,837	788,703

Statements of recognised income and expenses of Banco de Sabadell, S.A.

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
	30/06/2025	30/06/2024
Profit or loss for the period	1,134,837	788,703
Other comprehensive income	(67,227)	17,503
Items that will not be reclassified to profit or loss	14,522	7,644
Actuarial gains or (-) losses on defined benefit pension plans	—	—
Non-current assets and disposal groups held for sale	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	18,457	9,737
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Income tax relating to items that will not be reclassified	(3,935)	(2,093)
Items that may be reclassified to profit or loss	(81,749)	9,859
Hedge of net investments in foreign operations [effective portion]	79,992	(14,553)
Valuation gains or (-) losses taken to equity	79,992	(14,553)
Transferred to profit or loss	—	—
Other reclassifications	—	—
Foreign currency translation	(169,079)	41,538
Translation gains or (-) losses taken to equity	(169,079)	41,538
Transferred to profit or loss	—	—
Other reclassifications	—	—
Cash flow hedges [effective portion]	(53,857)	(24,326)
Valuation gains or (-) losses taken to equity	(61,720)	(18,893)
Transferred to profit or loss	(10,875)	(5,433)
Transferred to initial carrying amount of hedged items	18,738	—
Other reclassifications	—	—
Hedging instruments [not designated elements]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Debt instruments at fair value through other comprehensive income	60,774	881
Valuation gains or (-) losses taken to equity	60,661	7,317
Transferred to profit or loss	113	(6,436)
Other reclassifications	—	—
Non-current assets and disposal groups held for sale	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Income tax relating to items that may be reclassified to profit or (-) loss	421	6,319
Total comprehensive Income for the period	1,067,610	806,206

Statements of total changes in equity of Banco de Sabadell, S.A.

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss for the period	(-) Interim dividends	Accumulated other comprehensive income	Total
Closlng balance 31/12/2024	680,028	7,695,227	—	15,434	5,918,817	—	(2,334,149)	(119,344)	1,505,815	(428,911)	(127,101)	12,805,816
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2025	680,028	7,695,227	—	15,434	5,918,817	—	(2,334,149)	(119,344)	1,505,815	(428,911)	(127,101)	12,805,816
Total comprehensive Income for the period	—	—	—	—	—	—	—	—	1,134,837	—	(67,227)	1,067,610
Other equity changes	(18,999)	(339,859)	—	450	405,763	—	(39,734)	(299,794)	(1,505,815)	428,911	—	(1,369,077)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	(18,999)	(339,859)	—	—	—	—	18,999	339,859	—	—	—	—
Dividends(or shareholder remuneration)	—	—	—		(666,943)	—	—	—	—	—	—	(666,943)
Purchase of treasury shares	—	—	—	—	—	—	—	(654,896)	—	—	—	(654,896)
Sale or cancellation of treasury shares	—	—	—	—	—	—	294	15,243	—	—	—	15,537
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	1,076,904	—	—	—	(1,505,815)	428,911	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	450	—	—	—	—	—	—	—	450
Other increase or (-) decrease in equity	—	—	—	—	(4,198)	—	(59,027)	—	—	—	—	(63,225)
Closlng balance 30/06/2025	661,029	7,355,368	—	15,884	6,324,580	—	(2,373,883)	(419,138)	1,134,837	—	(194,328)	12,504,349

Statements of total changes in equity of Banco de Sabadell, S.A.

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss for the period	(-) Interim dividends	Accumulated other comprehensive income	Total
Closlng balance 31/12/2023	680,028	7,695,227	—	12,625	5,165,689	—	(2,228,293)	(39,621)	1,088,014	(162,103)	(196,305)	12,015,261
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2024	680,028	7,695,227	—	12,625	5,165,689	—	(2,228,293)	(39,621)	1,088,014	(162,103)	(196,305)	12,015,261
Total comprehensive Income for the period	—	—	—	—	—	—	—	—	788,703		17,503	806,206
Other equity changes	—	—	—	822	750,934	—	(61,209)	(79,619)	(1,088,014)	162,103	—	(314,983)
Issuance of ordinary shares	—	—	—	—	—	—		—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	—	—	—		—	—	—	—	—	—	—	—
Dividends (or shareholder remuneration)	—	—	—	—	(164,310)	—	—	—	—	—	—	(164,310)
Purchase of treasury shares	—	—	—	—		—		(111,203)	—	—	—	(111,203)
Sale or cancellation of treasury shares	—	—	—	—	—	—	1,309	31,584	—	—	—	32,893
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	925,911	—	—	—	(1,088,014)	162,103	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	822	—	—	—	—	—	—	—	822
Other increase or (-) decrease in equity	—	—	—	—	(10,667)	—	(62,518)	—	—	—	—	(73,185)
Closlng balance 30/06/2024	680,028	7,695,227	—	13,447	5,916,623	—	(2,289,502)	(119,240)	788,703		(178,802)	12,506,484

Cash flow statements of Banco de Sabadell, S.A.

For the six-month periods ended 30 June 2025 and 2024

Thousand euro
	30/06/2025	30/06/2024
Cash flows from/(used In) operating activities	9,141,161	(47,589)
Profit or loss for the period	1,134,837	788,703
Adjustments to obtain cash flows from operating activities	670,964	706,839
Depreciation and amortisation	67,799	74,288
Other adjustments	603,165	632,551
Net increase/decrease in operating assets	(7,138,396)	(8,912,105)
Financial assets held for trading	(552,418)	(277,048)
Non-trading financial assets mandatorily at fair value through profit or loss	1,049	10,660
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	(122,343)	(103,368)
Financial assets at amortised cost	(6,499,347)	(8,626,680)
Other operating assets	34,663	84,331
Net increase/decrease in operating liabilities	14,404,084	7,343,303
Financial liabilities held for trading	15,505	17,161
Financial liabilities designated at fair value through profit or loss	—	—
Financial liabilities at amortised cost	14,938,553	7,756,749
Other operating liabilities	(549,974)	(430,607)
Income tax receipts or payments	69,672	25,671
Cash flows from/(used In) Investing activities	383,391	218,599
Payments	(150,404)	(68,918)
Tangible assets	(36,582)	(37,898)
Intangible assets	(273)	(5,420)
Investments in subsidiaries, joint ventures and associates	(113,549)	(25,600)
Other business units	—	—
Non-current assets and liabilities classified as held for sale	—	—
Other payments related to investing activities	—	—
Collections	533,795	287,517
Tangible assets	2,458	15,428
Intangible assets	—	—
Investments in subsidiaries, joint ventures and associates	109,775	228,326
Other business units	379,112	43,763
Non-current assets and liabilities classified as held for sale	42,450	—
Other collections related to investing activities	—	—
Cash flows from/(used In) financing activities	(704,888)	156,868
Payments	(1,720,424)	(375,990)
Dividends	(666,943)	(164,310)
Subordinated liabilities	(300,000)	—
Redemption of own equity instruments	—	—
Acquisition of own equity instruments	(654,896)	(111,203)
Other payments related to financing activities	(98,585)	(100,477)
Collections	1,015,536	532,858
Subordinated liabilities	1,000,000	500,000
Issuance of own equity instruments	—	—
Disposal of own equity instruments	15,536	32,858
Other collections related to financing activities	—	—
Effect of changes in foreign exchange rates	(63,304)	40,695
Net Increase (decrease) In cash and cash equlvalents	8,756,360	368,573
Cash and cash equivalents at the beginning of the period	11,831,284	22,301,225
Cash and cash equivalents at the end of the period	20,587,644	22,669,798

Components of cash and cash equivalents at the end of the period	—	—
Cash on hand	538,447	532,598
Cash equivalents in central banks	19,774,740	21,813,413
Other demand deposits	274,457	323,787
Other financial assets	—	—
Less: bank overdrafts repayable on demand	—	—

Schedule Ill – Information on issues during the six-month period

Details of public issues carried out by the Group during the first half of 2025 are as follows:

Million euro

Issuer	Type of issue	Issue date	Amount —————— 30/06/2025	Interest rate ruling as at 30/06/2025	Maturity date	Issue currency	Target of offering
TSB Banking Group	Covered bonds	18/02/2025	600	2.70%	18/02/2030	Euro	Institutional
Banco de Sabadell, S.A.	Senior non-preferred debt	18/02/2025	500	3.38%	18/02/2033	Euro	Institutional
Banco de Sabadell, S.A.	Mortgage covered bonds	28/03/2025	500	2.55%	28/03/2033	Euro	Institutional
Banco de Sabadell, S.A.	Preferred securities	20/05/2025	1,000	6.50%	–	Euro	Institutional

Schedule IV – Other risk information

Credit risk exposure

Loans and advances to customers, broken down by activity and type of guarantee

The breakdown of the balance of the heading “Loans and advances – Customers” by activity and type of guarantee, excluding advances not classed as loans, as at 30 June 2025 and 31 December 2024, respectively, is as follows:

Thousand euro

				30/06/2025
				Secured loans. Carrying amount based on last avallable valuatlon. Loan to value
		Of which:	Of which:
		secured	secured		Over 40%	Over 60%	Over 80%
	Total	with real	with other	Less than or	and less	and less	and less
		estate	collateral	equal to 40%	than or equal	than or equal	than or	Over 100%
					to 60%	to 80%	equal to
							100%

General governments	10,395,087	20,259	391,179	15,825	5,037	789	—	389,787

Other financial corporations and lndlvldual entrepreneurs (financial business activity)	1,638,539	276,203	422,809	431,817	99,213	78,023	418	89,541

Non-flnanclal corporations and individual entrepreneurs (non-flnanclal business activity)	60,760,371	10,733,738	6,747,772	6,929,157	4,705,160	1,790,319	1,672,760	2,384,114

Construction and real estate development (including land)	1,836,802	1,054,439	214,943	470,291	454,643	117,320	86,205	140,923

Civil engineering construction	1,405,126	124,205	335,291	184,467	69,622	3,538	2,713	199,156

Other purposes	57,518,443	9,555,094	6,197,538	6,274,399	4,180,895	1,669,461	1,583,842	2,044,035

Large enterprises	33,865,838	2,478,992	2,565,958	2,084,660	1,107,373	389,791	540,294	922,832

SMEs and individual entrepreneurs	23,652,605	7,076,102	3,631,580	4,189,739	3,073,522	1,279,670	1,043,548	1,121,203

Other households	89,169,261	79,107,154	1,431,137	17,483,614	24,449,235	29,610,946	7,413,426	1,581,070

Home loans	78,391,041	78,083,952	189,559	16,439,996	23,781,048	29,308,463	7,287,163	1,456,841

Consumer loans	7,116,477	23,667	951,249	344,172	363,256	132,854	70,215	64,419

Other purposes	3,661,743	999,535	290,329	699,446	304,931	169,629	56,048	59,810
Total	161,963,258	90,137,354	8,992,897	24,860,413	29,258,645	31,480,077	9,086,604	4,444,512

MEMORANDUM ITEM Refinancing, refinanced and restructured transactions	2,740,048	1,506,477	171,947	579,433	462,639	337,467	150,562	148,323

Thousand euro
				31/12/2024
				Secured loans. Carrying amount based on last available valuation. Loan to value

	Total	Of which: secured with real estate	Of which: secured with other collateral	Less than or equal to 40%	Over 40% and less than or equal to 60%	Over 60% and less than or equal to 80%	Over 8O% and less than or equal to 100%	Over 100%

General governments	9,124,565	21,346	391,961	16,131	5,990	—	813	390,373

Other financial corporations and lndlvldual entrepreneurs (financial business activity)	1,511,484	236,367	432,633	450,492	97,763	75,460	9,337	35,948

Non-flnanclal corporations and individual entrepreneurs (non-flnanclal business activity)	59,836,253	11,403,101	6,198,165	7,871,505	4,533,391	1,828,013	1,386,309	1,982,048

Construction and real estate development (including land)	2,148,803	1,209,196	215,472	505,100	525,022	131,127	93,586	169,833
Civil engineering construction	1,224,461	23,986	143,327	140,707	8,869	2,590	6,530	8,617
Other purposes	56,462,989	10,169,919	5,839,366	7,225,698	3,999,500	1,694,296	1,286,193	1,803,598
Large enterprises	32,233,894	2,757,885	2,386,463	2,692,703	870,583	381,242	421,766	778,054
SMEs and individual entrepreneurs	24,229,095	7,412,034	3,452,903	4,532,995	3,128,917	1,313,054	864,427	1,025,544

Other households	88,044,606	79,083,934	1,444,628	17,735,323	24,695,801	28,816,179	7,538,919	1,742,340
Home loans	78,272,006	77,977,269	200,851	16,667,131	24,008,146	28,501,396	7,402,261	1,599,186
Consumer loans	6,742,387	30,713	896,389	297,875	350,892	141,771	65,081	71,483
Other purposes	3,030,213	1,075,952	347,388	770,317	336,763	173,012	71,577	71,671
Total	158,516,908	90,744,748	8,467,387	26,073,451	29,332,945	30,719,652	8,935,378	4,150,709

MEMORANDUM ITEM Refinancing, refinanced and restructured transactions	3,083,352	1,766,471	169,397	718,542	540,559	388,323	158,865	129,579

Forbearance

Information on refinancing and restructuring transactions as at 30 June 2025 and 31 December 2024 is shown below. The Group’s refinancing policy and strategy is described in Note 4 on “Risk management” to the 2024 consolidated annual financial statements.

Thousand euro
				30/06/2025
	Credit institutions	General governments	Other financial corporations and Individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: /ending for construction and real estate development (Including land)	Other households	Total

Total
Not secured with collateral
Number of transactions	8	31	130	25,588	746	51,582	77,339
Gross carrying amount	4	4,783	19,245	1,346,246	45,924	172,108	1,542,386
Secured with collateral
Number of transactions	—	1	3	4,130	209	9,937	14,071
Gross carrying amount	—	35	41	1,097,541	92,777	858,348	1,955,965
Impairment allowances	—	256	12,103	529,488	38,576	216,452	758,299
Of which, non-performing loans
Not secured with collateral
Number of transactions	8	3	23	17,256	517	42,403	59,693
Gross carrying amount	4	441	17,008	724,962	36,761	134,444	876,859
Secured with collateral
Number of transactions	—	1	2	2,424	136	5,388	7,815
Gross carrying amount	—	35	41	436,219	36,897	568,445	1,004,740
Impairment allowances	—	256	12,043	487,094	37,174	203,502	702,895
Total
Number of transactions	8	32	133	29,718	955	61,519	91,410
Gross amount	4	4,818	19,286	2,443,787	138,701	1,030,456	3,498,351
Impairment allowances	—	256	12,103	529,488	38,576	216,452	758,299

Additional Information: lending Included under non-current assets and disposal groups classified as held for sale	—	—	—	242	—	—	242

Thousand euro
			31/12/2024
	Credit institutions	General governments	Other financial corporations and Individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: /ending for construction and real estate development (Including land)	Other house- holds	Total

Total
Not secured with collateral
Number of transactions	8	10	127	27,798	831	51,304	79,247
Gross carrying amount	2	4,923	14,316	1,516,349	79,597	182,028	1,717,618
Secured with collateral
Number of transactions	—	1	4	4,528	234	10,578	15,111
Gross carrying amount	—	49	45	1,257,775	81,450	955,215	2,213,084
Impairment allowances	—	34	11,846	593,478	46,772	241,791	847,149
Of which, non-performing loans
Not secured with collateral
Number of transactions	8	1	23	19,508	608	39,469	59,009
Gross carrying amount	2	165	13,176	874,312	41,629	139,348	1,027,003
Secured with collateral
Number of transactions	—	—	2	2,709	163	5,692	8,403
Gross carrying amount	—	—	44	530,007	51,569	620,924	1,150,975
Impairment allowances	—	34	11,828	549,212	45,349	227,027	788,101
Total
Number of transactions	8	11	131	32,326	1,065	61,882	94,358
Gross amount	2	4,972	14,361	2,774,124	161,047	1,137,243	3,930,702
Impairment allowances	—	34	11,846	593,478	46,772	241,791	847,149

Additional information: lending Included under non-current assets and disposal groups classified as held for sale	—	—	—	262	—	—	262

The value of the guarantees received to ensure collection associated with refinancing and restructuring transactions, broken down into collateral and other guarantees, as at 30 June 2025 and 31 December 2024, is as follows:

Thousand euro
Guarantees received	30/06/2025	31/12/2024

Value of collateral	1,600,833	1,853,105
Of which: securing stage 3 loans	740,226	864,805

Value of other guarantees	727,020	834,714
Of which: securing stage 3 loans	310,311	380,495
Total value of guarantees received	2,327,853	2,687,819

Movements in the balance of refinancing and restructuring transactions during the first half of 2025 are as follows:

Thousand euro
Balance as at 31 December 2024	3,930,702
(+) Forbearance (refinancing and restructuring) in the period	346,589
Memorandum item: impact recognised on the income statement for the period	140,926
(-) Debt repayments	(226,263)
(-) Foreclosures	(2,223)
(-) Derecognised from the balance sheet (reclassified as write-offs)	(75,708)
(+)/(-) Other changes (*)	(474,746)
Balance as at 30 June 2025	3,498,351
(*) Includes transactions no longer classified as refinancing, refinanced or restructured, as they meet the requirements for reclassification as stage 1, the cure period having been completed.

The table below shows the value of transactions which, after refinancing or restructuring, were classified as stage 3 exposures as at 30 June 2025 and 31 December 2024:

Thousand euro
	30/06/2025	31/12/2024

General governments	129	—

Other legal entities and individual entrepreneurs	42,552	129,446
Of which: lending for construction and real estate development	1,653	1,893

Other natural persons	31,010	83,678
Total	73,691	213,124

The average Probability of Default (PD) on current refinancing and restructuring transactions broken down by activity as at 30 June 2025 and 31 December 2024 is as follows:

%
	30/06/2025	31/12/2024

General governments (*)	—	—

Other legal entities and individual entrepreneurs	14	13
Of which: lending for construction and real estate development	17	17

Other natural persons	14	14

(*) Authorisation has not been granted for the use of internal models in the calculation of capital requirements.

Average probability of default calculated as at the end of the quarter immediately preceding the publication of results.

Concentration risk

Geographical exposure

Global

The breakdown of risk concentration, by activity and at a global level, as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025

	Total	Spain	Rest of European Union	Americas	Rest of the world

Central banks and credit institutions	43,272,780	23,523,588	10,932,693	2,542,136	6,274,363

General governments	41,554,861	29,419,458	7,431,116	2,800,064	1,904,223
Central government	28,393,591	18,367,320	7,059,837	1,062,211	1,904,223
Other	13,161,270	11,052,138	371,279	1,737,853	—

Other financial corporations and individual entrepreneurs	4,582,666	1,701,837	202,387	597,899	2,080,543

Non-financial corporations and individual entrepreneurs	63,426,273	46,374,481	4,326,584	10,647,979	2,077,229
Construction and real estate development	1,979,711	1,728,976	48,530	164,283	37,922
Civil engineering construction	1,470,856	737,256	85,315	569,775	78,510
Other purposes	59,975,706	43,908,249	4,192,739	9,913,921	1,960,797
Large enterprises	35,765,138	22,136,422	3,759,541	8,441,508	1,427,667
SMEs and individual entrepreneurs	24,210,568	21,771,827	433,198	1,472,413	533,130

Other households	89,278,596	43,325,400	1,654,261	672,756	43,626,179
Home loans	78,391,043	34,966,032	1,637,003	411,375	41,376,633
Consumer loans	7,116,478	5,027,421	6,195	14,966	2,067,896
Other purposes	3,771,075	3,331,947	11,063	246,415	181,650
Total	242,115,176	144,344,764	24,547,041	17,260,834	55,962,537

Thousand euro
	31/12/2024

	Total	Spain	Rest of European Union	Americas	Rest of the world

Central banks and credit institutions	36,272,233	14,204,285	12,094,202	2,829,604	7,144,142

General governments	36,987,786	26,491,016	5,830,110	2,703,372	1,963,288
Central government	25,674,103	17,059,279	5,476,828	1,174,718	1,963,278
Other	11,313,683	9,431,737	353,282	1,528,654	10

Other financial corporations and individual entrepreneurs	4,779,993	1,592,634	100,919	642,101	2,444,339

Non-financial corporations and individual entrepreneurs	62,883,853	45,718,342	4,214,524	10,864,217	2,086,770
Construction and real estate development	2,297,927	1,825,366	49,468	366,617	56,476
Civil engineering construction	1,295,087	802,765	85,105	317,067	90,150
Other purposes	59,290,839	43,090,211	4,079,951	10,180,533	1,940,144
Large enterprises	34,485,415	21,223,409	3,554,298	8,419,540	1,288,168
SMEs and individual entrepreneurs	24,805,424	21,866,802	525,653	1,760,993	651,976

Other households	88,143,961	41,121,596	1,519,928	665,591	44,836,846
Home loans	78,272,006	33,851,421	1,502,521	384,678	42,533,386
Consumer loans	6,742,387	4,623,855	6,292	13,783	2,098,457
Other purposes	3,129,568	2,646,320	11,115	267,130	205,003
Total	229,067,826	129,127,873	23,759,683	17,704,885	58,475,385

By autonomous community

The breakdown of risk concentration, by activity and by Spanish autonomous community, as at 30 June 2025 and 31 December 2024, respectively, is as follows:

Thousand euro
	30/06/2025
		Autonomous communities
	Total	Andalusia	Aragon	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla-La Mancha	Castilla y Leon	Catalonia

Central banks and credit Institutions	23,523,588	307,901	—	1	1	1	865,389	—	1	440,409

General governments	29,419,458	928,696	200,055	487,683	265,283	763,406	4,282	151,117	1,241,121	1,117,076
Central government	18,367,320	—	—	—	—	—	—	—	—	—
Other	11,052,138	928,696	200,055	487,683	265,283	763,406	4,282	151,117	1,241,121	1,117,076

Other financial corporations and individual entrepreneurs	1,701,837	2,727	29,526	1,720	1,145	1,333	182	514	2,505	485,169

Non-tlnanclal corporations and lndlvldual entrepreneurs	46,374,481	2,273,092	976,024	1,167,300	1,541,627	1,520,295	185,097	715,719	1,082,423	12,349,299
Construction and real estate development	1,728,976	82,800	31,072	25,802	63,604	18,148	8,512	15,487	18,440	409,463
Civil engineering construction	737,256	26,511	27,499	17,464	7,507	3,523	2,206	8,205	13,613	114,089
Other purposes	43,908,249	2,163,781	917,453	1,124,034	1,470,516	1,498,624	174,379	692,027	1,050,370	11,825,747
Large enterprises	22,136,422	760,211	429,947	348,655	651,776	589,246	87,208	282,156	306,335	5,474,818
SMEs and individual entrepreneurs	21,771,827	1,403,570	487,506	775,379	818,740	909,378	87,171	409,871	744,035	6,350,929

Other households	43,325,400	3,110,408	634,185	1,200,486	1,615,904	723,975	145,988	586,513	820,716	16,269,163
Home loans	34,966,032	2,383,086	513,661	883,293	1,394,341	483,208	113,369	441,973	629,191	13,787,503
Consumer loans	5,027,421	567,502	62,818	125,388	132,825	208,982	22,951	109,439	117,789	1,350,822
Other purposes	3,331,947	159,820	57,706	191,805	88,738	31,785	9,668	35,101	73,736	1,130,838
Total	144,344,764	6,622,824	1,839,790	2,857,190	3,423,960	3,009,010	1,200,938	1,453,863	3,146,766	30,661,116

Thousand euro
	30/06/2025
	Autonomous communities
	Extremadura	Galicia	Madrid	Murcia	Navarra	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and credit institutions	—	11,163	21,045,706	6	—	63,060	789,930	—	—

General governments	179,988	1,004,669	3,125,090	51,548	215,501	573,193	723,362	20,068
Central government	—	—	—	—	—	—	—	—	—
Other	179,988	1,004,669	3,125,090	51,548	215,501	573,193	723,362	20,068

Other flnanclal corporations and lndlvldual entrepreneurs	16,840	2,978	1,042,076	23,562	1,952	36,011	34,482	19,099	16

Non-ftnanclal corporations and lndlvldual entrepreneurs	106,695	2,015,269	14,363,520	1,032,635	424,289	4,124,969	2,330,681	148,718	14,829
Construction and real estate develor:ment	1,462	53,745	821,196	21,350	3,800	105,534	39,093	9,083	385
Civil engineering construction	2,436	23,926	381,482	9,984	1,495	61,402	35,190	424	300
Other purposes	104,797	1,937,598	13,160,842	1,001,301	418,994	3,958,033	2,256,398	139,211	14,144
Large enterprises	29,438	668,346	8,677,285	370,222	219,710	1,777,190	1,412,334	51,469	76
SMEs and individual entrepreneurs	75,359	1,269,252	4,483,557	631,079	199,284	2,180,843	844,064	87,742	14,068

Other households	1.62,977	1,203,800	6,339,585	2,240,829	1.64,903	6,496,874	1,435,476	76,750	96,868
Home loans	119,720	867,581	5,072,926	1,732,932	136,851	4,985,963	1,269,614	61,189	89,631
Consumer loans	33,471	226,632	848,983	273,518	9,842	839,354	84,400	8,208	4,517
Other purposes	9,786	109,587	417,696	234,379	18,210	671,557	81,462	7,353	2,720
Total	468,500	4,237,879	45,915,977	3,348,580	806,645	11,294,127	5,313,931	284,635	111,713

Thousand euro
	31/12/2024
		Autonomous communities
	Total	Andalusia	Aragon	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla-La Mancha	Castilla y Leon	Catalonia

Central banks and credit institutions	14,204,285	6,516	—	—	—	—	675,463	—	—	340,977

General governments	26,491,016	838,013	200,973	485,216	281,625	623,209	3,798	104,287	1,165,056	753,196
Central government	17,059,279	—	—	—	—	—	—	—	—	—
Other	9,431,737	838,013	200,973	485,216	281,625	623,209	3,798	104,287	1,165,056	753,196

Other flnanclal corporations and lndlvldual entrepreneurs	1,592,634	3,676	7,059	1,564	1,104	1,010	192	600	3,155	507,306

Non-tlnanclal corporations and lndlvldual entrepreneurs	45,718,342	2,283,729	964,655	1,207,186	2,013,048	1,426,144	159,343	725,414	1,079,368	11,787,070
Construction and real estate development	1,825,366	91,110	29,656	32,522	64,018	17,467	9,378	16,853	20,142	431,933
Civil engineering construction	802,765	26,752	25,486	19,449	5,899	4,588	2,209	9,292	12,429	137,437
Other purposes	43,090,211	2,165,867	909,513	1,155,215	1,943,131	1,404,089	147,756	699,269	1,046,797	11,217,700
Large enterprises	21,223,409	722,362	418,009	369,616	1,151,408	548,755	59,540	274,708	277,830	4,787,108
SMEs and individual entrepreneurs	21,866,802	1,443,505	491,504	785,599	791,723	855,334	88,216	424,561	768,967	6,430,592

Other households	41,121,596	2,976,928	602,581	1,136,105	1,548,502	680,949	131,980	558,603	783,623	15,499,621
Home loans	33,851,421	2,317,230	496,337	886,685	1,348,439	461,963	106,028	426,206	618,610	13,336,805
Consumer loans	4,623,855	523,198	56,225	116,229	123,335	191,841	18,758	102,818	107,839	1,257,706
Other purposes	2,646,320	136,500	50,019	133,191	76,728	27,145	7,194	29,579	57,174	905,110
Total	129,127,873	6,108,862	1,775,268	2,830,071	3,844,279	2,731,312	970,776	1,388,904	3,031,202	28,888,170

Thousand euro
	31/12/2024
	Autonomous communities
	Extremadura	Galicia	Madrid	Murcia	Navarra	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and credit Institutions	—	6,631	12,127,698	1	14,981	96,978	935,040	—	—

General governments	25,081	886,219	2,878,710	55,463	241,643	140,279	714,694	20,524	13,751
Central government	—	—	—	—	—	—	—	——	—
Other	25,081	886,219	2,878,710	55,463	241,643	140,279	714,694	20,524	13,751

Other flnanclal corporations and lndlvldual entrepreneurs	18,822	2,860	483,376	3,082	3,157	504,353	31,908	19,399	13

Non.financial corporations and individual entrepreneurs	103,993	1,918,313	14,119,587	1,037,531	419,978	4,018,867	2,290,349	147,440	16,327
Construction and real estate development	1,926	63,741	828,622	24,847	5,689	123,205	53,774	9,408	1,075
Civil engineering construction	2,762	34,266	413,497	11,123	1,954	62,790	31,606	648	578
Other purposes	99,305	1,820,306	12,877,468	1,001,561	412,335	3,832,872	2,204,969	137,384	14,674
Large enterprises	18,834	538,327	8,550,785	354,124	197,981	1,586,584	1,327,246	40,105	87
SMEs and individual entrepreneurs	80,471	1,281,979	4,326,683	647,437	214,354	2,246,288	877,723	97,279	14,587

Other households	155,100	1,116,123	5,923,789	2,129,027	162,440	6,171,863	1,380,957	71,366	92,039
Home loans	116,884	820,754	4,761,165	1,705,960	135,119	4,934,905	1,233,985	58,747	85,599
Consumer loans	30,077	209,894	785,256	249,565	10,126	748,680	81,158	7,425	3,725
Other purposes	8,139	85,475	377,368	173,502	17,195	488,278	65,814	5,194	2,715
Total	302,996	3,930,146	35,533,160	3,225,104	842,199	10,932,340	5,352,946	258,729	122,130

Sovereign risk exposure

Sovereign risk exposures, broken down by type of financial instrument, as at 30 June 2025 and 31 December 2024, are as follows:

Thousand euro
	30/06/2025
	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading- Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value through equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	226,217	72,932	—	2,104,410	16,570,501	11,411,040	—	1,691	(6,439)	30,380,352	—	71.2%
Italy	758,016	50,512	—	211,650	4,117,147	—	—	—	—	5,137,325	—	12.0%
United States	—	—	11,339	1,319,611	493,458	264	—	—	—	1,824,672	—	4.3%
United Kingdom	—	—	—	390,691	1,509,193	3,562	—	—	—	1,903,446	—	4,5%
Portugal	78,793	12,452	—	—	659,294	38,915	—	—	—	789,454	—	1.9%
Mexico	—	—	—	847,715	99,996	24,552	—	—	—	972,263	—	2.3%
Rest of the world	220,567	72,081	—	365,651	969,890	17,789	—	—	—	1,645,978	—	3.9%
Total	1,283,593	207,977	11,339	5,239,728	24,419,479	11,496,122	—	1,691	(6,439)	42,653,490	—	100.0%

(*) Sovereign risk positions shown in accordance with EBA criteria.

(**) Includes undrawn balances of credit transactions and other contingent risks (923 million euros as at 30 June 2025).

(***) Relates to commitments for cash purchases and sales of financial assets.

Thousand euro
	31/12/2024
	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading- Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value through equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	85,870	34,320	—	2,350,205	15,030,019	10,025,246	—	1,839	(4,702)	27,522,797	—	72.3%
Italy	359,729	4,144	—	209,921	3,999,632	—	—	—	—	4,573,426	—	12,0%
United States	—	—	12,840	1,355,022	329,671	171	—	—	—	1,697,704	—	4.5%
United Kingdom	—	—	—	397,207	1,560,187	5,084	—	—	—	1,962,478	—	5.2%
Portugal	19,597	12,293	—	—	654,431	49,594	—	—	—	735,915	—	1.9%
Mexico	—	—	—	808,424	100,524	93,255	—	—	—	1,002,203	—	2.6%
Rest of the wor1d	167,439	22,562	—	72,847	297,663	3,619	—	—	—	564,130	—	1.5%
Total	632,635	73,319	12,840	5,193,626	21,972,127	10,176,969	—	1,839	(4,702)	38,058,653	—	100%

(*) Sovereign risk positions shown in accordance with EBA criteria.

(**) Includes undrawn balances of credit transactions and other contingent risks (1,022 million euros as at 31 December 2024).

(***) Relates to commitments for cash purchases and sales of financial assets.

Exposure to construction and real estate development sector

Details of lending for construction and real estate development and the relevant impairment allowances as at 30 June 2025 and 31 December 2024 are set out below:

Thousand euro
	30/06/2025
	Gross carrying amount	Surplus above value of collateral	Impairment allowances

Lending for construction and real estate development (including land) (business in Spain)	1,771,912	472,066	75,799

Of which: stage 3 exposures	102,538	64,738	63,530

Thousand euro
	31/12/2024
	Gross carrying amount	Surplus above value of collateral	Impairment allowances

Lending for construction and real estate development (including land) (business in Spain)	1,897,768	522,656	97,189

Of which: stage 3 exposures	141,069	73,503	84,406

Thousand euro
	Gross carrying amount

Memorandum item:	30/06/2025	31/12/2024
Write-offs (*)	20,790	32,708

(*) Refers to lending for construction and real estate development reclassified as write-offs during the year.

Thousand euro
	Amount	Amount

Memorandum item:	30/06/2025	31/12/2024
Loans to customers, excluding general governments (business in Spain) (carrying amount)	93,630,747	90,214,965
Total assets (total business) (carrying amount)	252,372,725	239,597,927
Allowances and provisions for exposures classified as stage 2 or stage 1 (total operations)	696,287	745,249

The breakdown of lending for construction and real estate development for transactions registered by credit institutions (business in Spain) as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	Gross carrying amount	Gross carrying amount
	30/06/2025	31/12/2024

Not secured with real estate	860,062	938,013

Secured with real estate	911,850	959,756
Buildings and other completed works	479,006	486,728
Housing	327,502	361,307
Other	151,504	125,421
Buildings and other works in progress	355,021	428,128
Housing	328,606	402,043
Other	26,415	26,085
Land	77,823	44,900
Consolidated urban land	76,978	43,953
Other land	845	947
Total	1,771,912	1,897,769

The figures presented do not show the total value of guarantees received, but rather the gross carrying amount of the associated exposure.

Guarantees received associated with lending for construction and real estate development are shown below, for both periods:

Thousand euro
Guarantees received	30/06/2025	31/12/2024

Value of collateral	1,113,582	1,191,015
Of which: securing stage 3 loans	22,455	29,778

Value of other guarantees	231,261	234,055
Of which: securing stage 3 loans	12,725	20,981
Total value of guarantees received	1,344,843	1,425,070

The breakdown of loans to households for home purchase for transactions recorded by credit institutions (business in Spain) as at 30 June 2025 and 31 December 2024 is as follows:

Thousand euro
	30/06/2025
	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	37,664,719	604,949
Not secured with real estate	693,324	15,564
Secured with real estate	36,971,395	589,385

Thousand euro
	31/12/2024
	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	36,451,232	714,824
Not secured with real estate	639,299	66,527
Secured with real estate	35,811,933	648,297

The tables below show home equity loans granted to households for home purchase, broken down by the loan-to-value ratio (ratio of total risk to gross carrying amount of last available property appraisal) of transactions recorded by credit institutions (business in Spain) as at 30 June 2025 and 31 December 2024:

Thousand euro
	30/06/2025
	Gross value	Of which: stage 3 exposures

LTV ranges	36,971,395	589,385
LTV <= 40%	6,655,950	100,836
40% <LTV<= 60%	9,896,654	130,919
60% <LTV<= 80%	14,771,081	145,378
80% <LTV<= 100%	4,114,155	96,239
LTV > 100%	1,533,555	116,013

Thousand euro
	31/12/2024
	Gross value	Of which: stage 3 exposures

LTV ranges	35,811,933	648,297
LTV <= 40%	7,051,192	105,209
40% <LTV<= 60%	10,374,648	136,490
60% <LTV<= 80%	14,587,376	165,316
80% <LTV<= 100%	2,317,261	107,515
LTV > 100%	1,481,456	133,767

Lastly, the table below gives details of assets foreclosed or received in lieu of debt by the consolidated Group entities, for transactions recorded by credit institutions in Spain, as at 30 June 2025 and 31 December 2024:

Thousand euro
	30/06/2025
	Gross carrying amount	Allowances	Gross amount (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	253,251	90,083	295,554	132,497
Completed buildings	227,283	76,649	260,183	109,660
Housing	131,240	34,023	150,919	53,640
Other	96,043	42,626	109,264	56,019
Buildings under construction	709	361	971	624
Housing	457	206	620	369
Other	252	155	352	255
Land	25,259	13,072	34,400	22,213
Developed land	14,152	7,012	16,629	9,490
Other land	11,107	6,059	17,771	12,723

Real estate assets acquired through mortgage lending to households for home purchase	398,748	103,043	460,718	165,599

Other real estate assets foreclosed or received in lieu of debt	12,441	3,392	16,587	7,538

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—
Total	664,440	196,517	772,860	305,634

(*) Non-performing real estate assets including real estate located outside the national territory and the provision allocated in the original loan, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in lieu of debt and nor>-performing assets, below).

Thousand euro
	31/12/2024
	Gross carrying amount	Allowances	Gross amount (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	280,537	101,715	326,407	148,526
Completed buildings	251,824	86,790	286,549	122,449
Housing	143,541	37,867	164,152	59,035
Other	108,282	48,924	122,396	63,414
Buildings under construction	708	362	971	624
Housing	457	206	620	369
Other	251	155	351	255
Land	28,005	14,563	38,888	25,452
Developed land	14,599	7,018	18,517	10,936
Other land	13,406	7,545	20,371	14,516
Real estate assets acquired through mortgage lending to households for home purchase	424,116	113,672	490,810	181,061

Other real estate assets foreclosed or received in lieu of debt	13,259	3,648	18,408	8,797

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—
Total	717,913	219,035	835,625	338,385

(*) Non-performing real estate assets including real estate located outside the national territory and the provision allocated in the original loan, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in lieu of debt and non-performing assets, below).

The reconciliation of the real estate assets shown in the two previous tables of this Schedule as at 30 June 2025 and 31 December 2024 is shown below:

Thousand euro
		30/06/2025
	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	664,440	196,517	467,923

Total operations outside the national territory and others	1,115	573	542
Provision allocated in original loan	109,145	109,145	—
Risk transferred in portfolio sales	(1,840)	(601)	(1,238)
Total non-performing real estate	772,860	305,634	467,226

Thousand euro
		31/12/2024
	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	717,913	219,035	498,877

Total operations outside the national territory and others	1,115	564	551
Provision allocated in original loan	121,052	121,052	—
Risk transferred in portfolio sales	(4,454)	(2,266)	(2,187)
Total non-performing real estate	835,625	338,385	497,241

Consolidated financial statements of Banco Sabadell

as of and for the year ended December 31, 2024

Financial statements prepared and made public by Banco Sabadell, S.A. Banco Bilbao Vizcaya Argentaria, S.A. is not affiliated with Banco Sabadell, S.A. and was not involved in the preparation of these financial statements.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2024 and 2023

Thousand euro
Assets	Note	2024	2023 (*)
Cash, cash balances at central banks and other demand deposits (**)	7	18,382,112	29,985,853
Financial assets held for trading		3,438,955	2,706,489
Derivatives	10	2,017,999	2,563,994
Equity instruments	9	541,005	—
Debt securities	8	879,951	142,495
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		177,365	1,915
Non-trading financial assets mandatorily at fair value through profit or loss		168,267	153,178
Equity instruments	9	67,049	52,336
Debt securities	8	60,705	65,744
Loans and advances	11	40,513	35,098
Central banks		—	—
Credit institutions		—	—
Customers		40,513	35,098
Memorandum item: loaned or pledged as security with sale or pledging rights		—	—
Financial assets designated at fair value through profit or loss		—	—
Debt securities		—	—
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		—	—
Financial assets at fair value through other comprehensive income		6,369,913	6,269,297
Equity instruments	9	193,580	183,938
Debt securities	8	6,176,333	6,085,359
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		599,794	557,303
Financial assets at amortised cost		196,520,273	180,913,793
Debt securities	8	24,876,126	21,500,927
Loans and advances	11	171,644,147	159,412,866
Central banks		—	156,516
Credit institutions		12,771,685	6,995,951
Customers		158,872,462	152,260,399
Memorandum item: loaned or pledged as security with sale or pledging rights		6,170,535	5,996,602
Derivatives – Hedge accounting	12	2,394,902	2,424,598
Fair value changes of the hedged items in portfolio hedge of interest rate risk	12	(412,346)	(567,608)
Investments in joint ventures and associates	14	524,562	462,756
Joint ventures		—	—
Associates		524,562	462,756
Assets under insurance or reinsurance contracts		—	—
Tangible assets	15	2,077,628	2,296,704
Property, plant and equipment		1,920,487	2,067,106
For own use		1,916,870	2,058,058
Leased out under operating leases		3,617	9,048
Investment properties		157,141	229,598
Of which: leased out under operating leases		157,141	229,598
Memorandum item: acquired through leases		818,544	872,305
Intangible assets	16	2,549,458	2,483,074
Goodwill		1,018,311	1,018,311
Other intangible assets		1,531,147	1,464,763
Tax assets		6,441,141	6,837,820
Current tax assets		541,196	452,289
Deferred tax assets	39	5,899,945	6,385,531
Other assets	17	424,730	436,123
Insurance contracts linked to pensions		80,888	80,693
Inventories		43,776	62,344
Rest of other assets		300,066	293,086
Non-current assets and disposal groups classified as held for sale	13	718,332	770,878
TOTAL ASSETS		239,597,927	235,172,955

(*) Shown for comparative purposes only.

(**) See details in the consolidated cash flow statement of the Group.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated balance sheet as at 31 December 2024.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2024 and 2023

Thousand euro
Liabilities	Note	2024	2023 (*)
Financial liabilities held for trading		2,381,434	2,867,459
Derivatives	10	2,298,763	2,530,086
Short positions		82,671	337,373
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Financial liabilities designated at fair value through profit or loss		—	—
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Memorandum item: subordinated liabilities		—	—
Financial liabilities at amortised cost		220,228,249	216,071,766
Deposits		186,341,181	183,947,196
Central banks	18	1,696,734	9,776,360
Credit institutions	18	14,821,800	13,840,183
Customers	19	169,822,647	160,330,653
Debt securities issued	20	27,436,938	25,791,284
Other financial liabilities	21	6,450,130	6,333,286
Memorandum item: subordinated liabilities		4,106,638	3,607,858
Derivatives – Hedge accounting	12	803,999	1,171,957
Fair value changes of the hedged items in portfolio hedge of interest rate risk	12	(227,209)	(422,347)

Liabilities under insurance or reinsurance contracts		—	—
Provisions	22	478,254	536,092
Pensions and other post employment defined benefit obligations		54,467	58,308
Other long term employee benefits		40	69
Pending legal issues and tax litigation		75,064	60,550
Commitments and guarantees given		142,482	165,376
Other provisions		206,201	251,789
Tax liabilities		218,886	332,951
Current tax liabilities		98,150	217,981
Deferred tax liabilities	39	120,736	114,970
Share capital repayable on demand		—	—
Other liabilities	17	651,666	722,524
Liabilities included in disposal groups classified as held for sale	13	30,093	13,347
TOTAL LIABILITIES		224,565,372	221,293,749

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated balance sheet as at 31 December 2024.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2024 and 2023

Thousand euro
Equity	Note	2024	2023 (*)
Shareholders’ equity	23	15,389,242	14,343,946
Capital		680,028	680,028
Paid up capital		680,028	680,028
Unpaid capital called up		—	—
Memorandum item: capital not called up		—	—
Share premium		7,695,227	7,695,227
Equity instruments issued other than capital		—	—
Equity component of compound financial instruments		—	—
Other equity instruments issued		—	—
Other equity		25,407	21,268
Retained earnings		7,373,498	6,401,782
Revaluation reserves		—	—
Other reserves		(1,663,460)	(1,584,816)
Reserves or accumulated losses of investments in joint ventures and associates		79,016	54,836
Other		(1,742,476)	(1,639,652)
(-) Treasury shares		(119,352)	(39,621)
Profit or loss attributable to owners of the parent		1,826,805	1,332,181
(-) Interim dividends		(428,911)	(162,103)
Accumulated other comprehensive income	24	(391,103)	(498,953)
Items that will not be reclassified to profit or loss		(22,460)	(30,596)
Actuarial gains or (-) losses on defined benefit pension plans		(1,826)	(3,313)
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		(20,634)	(27,283)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Items that may be reclassified to profit or loss		(368,643)	(468,357)
Hedge of net investments in foreign operations [effective portion]		91,740	77,997
Foreign currency translation		(299,293)	(384,086)
Hedging derivatives. Cash flow hedges reserve [effective portion]		(48,300)	(49,215)
Fair value changes of debt instruments measured at fair value through other comprehensive income		(151,279)	(145,732)
Hedging instruments [not designated elements]		—	—
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		38,489	32,679
Minority interests [Non-controlling interests]	25	34,416	34,213
Accumulated other comprehensive income		—	—
Other items		34,416	34,213
TOTAL EQUITY		15,032,555	13,879,206
TOTAL EQUITY AND TOTAL LIABILITIES		239,597,927	235,172,955

Memorandum item: off-balance sheet exposures

Loan commitments given	26	28,775,335	27,035,812
Financial guarantees given	26	1,979,622	2,064,396
Other commitments given	26	9,366,339	7,942,724

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated balance sheet as at 31 December 2024.

Consolidated income statements of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
	Note	2024	2023 (*)
Interest income	28	9,713,392	8,658,756
Financial assets at fair value through other comprehensive income		204,968	134,309
Financial assets at amortised cost		8,668,531	7,771,231
Other interest income		839,893	753,216
(Interest expenses)	28	(4,692,057)	(3,935,538)
(Expenses on share capital repayable on demand)		—	—
Net interest income	28	5,021,335	4,723,218
Dividend income		6,387	8,413
Profit or loss of entities accounted for using the equity method	14	159,634	122,807
Fee and commission income	29	1,708,162	1,671,213
(Fee and commission expenses)	29	(351,662)	(285,055)
Net profit or net loss on financial operations	30	(240,802)	169,473
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net		10,546	23,250
Financial assets at amortised cost		4,769	15,939
Other financial assets and liabilities		5,777	7,311
Gains or (-) losses on financial assets and liabilities held for trading, net		(231,498)	122,249
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		(231,498)	122,249
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net		13,994	11,781
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		13,994	11,781
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net		—	—
Gains or (-) losses from hedge accounting, net		(33,844)	12,193
Exchange differences [gain or (-) loss], net	30	327,904	(101,093)
Other operating income	31	111,626	91,184
(Other operating expenses)	32	(405,222)	(538,228)
Income from assets under insurance or reinsurance contracts		—	—
(Expenses on liabilities under insurance or reinsurance contracts)		—	—
Gross income		6,337,362	5,861,932

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated income statement for 2024.

Consolidated income statements of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
	Note	2024	2023 (*)
(Administrative expenses)		(2,582,749)	(2,496,362)
(Staff expenses)	33	(1,531,352)	(1,494,644)
(Other administrative expenses)	33	(1,051,397)	(1,001,718)
(Depreciation and amortisation)	15, 16	(501,039)	(518,965)
(Provisions or (-) reversal of provisions)	22	(43,762)	(6,290)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains)	34	(591,818)	(824,393)
(Financial assets at fair value through other comprehensive income)		236	852
(Financial assets at amortised cost)		(592,054)	(825,245)
Profit/(loss) on operating activities		2,617,994	2,015,922
(Impairment or (-) reversal of impairment of investments in joint ventures and associates)		—	—
(Impairment or (-) reversal of impairment on non-financial assets)	35	(45,457)	(25,845)
(Tangible assets)		(37,818)	(11,526)
(Intangible assets)		—	—
(Other)		(7,639)	(14,319)
Gains or (-) losses on derecognition of non-financial assets, net	36	(22,253)	(39,344)
Negative goodwill recognised in profit or loss		—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	37	(36,386)	(59,955)
Profit or (-) loss before tax from continuing operations		2,513,898	1,890,778
(Tax expense or (-) income related to profit or loss from continuing operations)	39	(685,272)	(557,175)
Profit or (-) loss after tax from continuing operations		1,828,626	1,333,603
Profit or (-) loss after tax from discontinued operations		—	—
PROFIT OR (-) LOSS FOR THE YEAR		1,828,626	1,333,603
Attributable to minority interest [non-controlling interests]	25	1,821	1,422
Attributable to owners of the parent		1,826,805	1,332,181

Earnings (or loss) per share (euros)	3	0.32	0.23
Basic (euros)		0.32	0.23
Diluted (euros)		0.32	0.23

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated income statement for 2024.

Consolidated statements of recognised income and expenses of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
	Note	2024	2023 (*)
Profit or loss for the year		1,828,626	1,333,603
Other comprehensive income	24	107,850	84,447
Items that will not be reclassified to profit or loss		8,136	(1,471)
Actuarial gains or (-) losses on defined benefit pension plans		2,124	(1,919)
Non-current assets and disposal groups held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		9,709	1,250
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Income tax relating to items that will not be reclassified		(3,697)	(802)
Items that may be reclassified to profit or loss		99,714	85,918
Hedge of net investments in foreign operations [effective portion]		13,743	(41,351)
Valuation gains or (-) losses taken to equity		13,743	(41,351)
Transferred to profit or loss		—	—
Other reclassifications		—	—
Foreign currency translation		84,794	91,944
Translation gains or (-) losses taken to equity		84,794	91,944
Transferred to profit or loss		—	—
Other reclassifications		—	—
Cash flow hedges [effective portion]		856	22,291
Valuation gains or (-) losses taken to equity		9,708	(74,571)
Transferred to profit or loss		(8,852)	95,129
Transferred to initial carrying amount of hedged items		—	1,733
Other reclassifications		—	—
Hedging instruments [not designated elements]		—	—
Valuation gains or (-) losses taken to equity		—	—
Transferred to profit or loss		—	—
Other reclassifications		—	—
Debt instruments at fair value through other comprehensive income		(6,174)	48,733
Valuation gains or (-) losses taken to equity		489	53,041
Transferred to profit or loss		(6,663)	(4,308)
Other reclassifications		—	—
Non-current assets and disposal groups held for sale		—	—
Valuation gains or (-) losses taken to equity		—	—
Transferred to profit or loss		—	—
Other reclassifications		—	—
Share of other recognised income and expense of investments in joint ventures and associates		5,810	(14,151)

Income tax relating to items that may be reclassified to profit or (-) loss		685	(21,548)
Total comprehensive income for the year		1,936,476	1,418,050
Attributable to minority interest [non-controlling interests]		1,821	1,422
Attributable to owners of the parent		1,934,655	1,416,628

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated statement of recognised income and expenses for 2024.

Consolidated statements of total changes in equity of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Minority interests: Accumulated other comprehensive income	Minority interests: Other items	Total
Closing balance 31/12/2023	680,028	7,695,227	—	21,268	6,401,782	—	(1,584,816)	(39,621)	1,332,181	(162,103)	(498,953)	—	34,213	13,879,206
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2024	680,028	7,695,227	—	21,268	6,401,782	—	(1,584,816)	(39,621)	1,332,181	(162,103)	(498,953)	—	34,213	13,879,206
Total comprehensive income for the period	—		—	—	—	—	—	—	1,826,805	—	107,850	—	1,821	1,936,476
Other equity changes	—		—	4,139	971,716	—	(78,644)	(79,731)	(1,332,181)	(266,808)	—	—	(1,618)	(783,127)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
issued
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividends (or shareholder remuneration) (see Note 3)	—	—	—	—	(162,417)	—	—	—	—	(428,911)	—	—	—	(591,328)
Purchase of treasury shares	—	—	—	—	—	—	—	(113,785)	—	—	—	—	—	(113,785)
Sale or cancellation of treasury shares	—	—	—	—	—	—	1,367	34,054	—	—	—	—	—	35,421
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	1,170,078	—	—		(1,332,181)	162,103	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	4,139	—	—	—	—	—	—	—	—	—	4,139
Other increase or (-) decrease in equity	—	—	—	—	(35,945)	—	(80,011)	—	—	—	—	—	(1,618)	(117,574)
Closing balance 31/12/2024	680,028	7,695,227	—	25,407	7,373,498	—	(1,663,460)	(119,352)	1,826,805	(428,911)	(391,103)	—	34,416	15,032,555

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated statement of total changes in equity for 2024.

Consolidated statements of total changes in equity of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensi ve income	Minority interests: Accumulated other comprehensi ve income	Minority interests: Other items	Total
Closing balance 31/12/2022 (*)	703,371	7,899,227	—	21,548	5,859,520	—	(1,365,777)	(23,767)	858,642	(112,040)	(650,647)	—	34,344	13,224,421
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	(236,302)	—	30,750	—	67,247	—	—	(138,305)
Opening balance 01/01/2023	703,371	7,899,227	—	21,548	5,859,520	—	(1,602,079)	(23,767)	889,392	(112,040)	(583,400)	—	34,344	13,086,116
Total comprehensive income for the period	—	—	—	—	—	—	—	—	1,332,181	—	84,447	—	1,422	1,418,050
Other equity changes	(23,343)	(204,000)	—	(280)	542,262	—	17,263	(15,854)	(889,392)	(50,063)	—	—	(1,553)	(624,960)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction (see Note 23)	(23,343)	(204,000)	—	—	—	—	23,343	204,000	—	—	—	—	—	—
Dividends (or shareholder remuneration) (see Note 3)	—	—	—	—	(111,645)	—	—	—	—	(162,103)	—	—	—	(273,748)
Purchase of treasury shares	—	—	—	—	—	—	—	(276,200)	—	—	—	—	—	(276,200)
Sale or cancellation of treasury shares	—	—	—	—	—	—	3,477	56,346	—	—	—	—	—	59,823
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	777,352	—	—	—	(889,392)	112,040	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	(280)	—	—	—	—	—	—	—	—	—	(280)
Other increase or (-) decrease in equity	—	—	—	—	(123,445)	—	(9,557)	—	—	—	—	—	(1,553)	(134,555)
Closing balance 31/12/2023	680,028	7,695,227	—	21,268	6,401,782	—	(1,584,816)	(39,621)	1,332,181	(162,103)	(498,953)	—	34,213	13,879,206
Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated statement of total changes in equity for 2024.

(*) Correspond to balances included in the Consolidated annual financial statements for 2022 signed off by the directors of Banco de Sabadell, S.A.

Consolidated cash flow statements of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
	Note	2024	2023 (*)
Cash flows from operating activities		(11,071,457)	(10,523,303)
Profit or loss for the year		1,828,626	1,333,603
Adjustments to obtain cash flows from operating activities		1,772,165	1,912,593
Depreciation and amortisation		501,039	518,965
Other adjustments		1,271,126	1,393,628
Net increase/decrease in operating assets		(16,696,142)	3,764,543
Financial assets held for trading		(732,466)	1,310,764
Non-trading financial assets mandatorily at fair value through profit or loss		(15,089)	(75,756)
Financial assets designated at fair value through profit or loss		—	—
Financial assets at fair value through other comprehensive income		(99,278)	(431,840)
Financial assets at amortised cost		(16,242,203)	3,146,531
Other operating assets		392,894	(185,156)
Net increase/decrease in operating liabilities		2,400,345	(17,125,186)
Financial liabilities held for trading		(486,025)	(731,024)
Financial liabilities designated at fair value through profit or loss		—	—
Financial liabilities at amortised cost		3,656,483	(16,558,167)
Other operating liabilities		(770,113)	164,005
Income tax receipts or payments		(376,451)	(408,856)
Cash flows from investing activities		(245,919)	(163,020)
Payments		(548,782)	(533,861)
Tangible assets	15	(200,897)	(236,420)
Intangible assets	16	(346,193)	(296,085)
Investments in joint ventures and associates	14	(1,692)	(1,356)
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		—	—
Other payments related to investing activities		—	—
Collections		302,863	370,841
Tangible assets		119,726	122,648
Intangible assets		—	—
Investments in joint ventures and associates	14	102,196	28,669
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		80,941	219,524
Other collections related to investing activities		—	—

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated cash flow statement for 2024.

Consolidated cash flow statements of Banco Sabadell Group

For the years ended 31 December 2024 and 2023

Thousand euro
	Note	2024	2023 (*)
Cash flows from financing activities		(382,291)	(617,001)

Payments		(917,712)	(1,676,824)

Dividends	3	(591,328)	(273,748)

Subordinated liabilities	Schedule III	—	(900,000)

Redemption of own equity instruments		—	—

Acquisition of own equity instruments		(113,785)	(276,200)

Other payments related to financing activities		(212,599)	(226,876)

Collections		535,421	1,059,823

Subordinated liabilities	Schedule III	500,000	1,000,000

Issuance of own equity instruments		—	—

Disposal of own equity instruments		35,421	59,823

Other collections related to financing activities		—	—
Effect of changes in foreign exchange rates		95,926	28,782

Net increase (decrease) in cash and cash equivalents		(11,603,741)	(11,274,542)

Cash and cash equivalents at the beginning of the year	7	29,985,853	41,260,395

Cash and cash equivalents at the end of the year	7	18,382,112	29,985,853
Memorandum item
CASH FLOWS CORRESPONDING TO:

Interest received		9,616,961	8,552,871

Interest paid		4,665,824	2,985,133

Dividends received		6,387	8,413

COMPONENTS OF CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR

Cash on hand	7	710,780	726,122

Cash equivalents in central banks	7	17,105,586	28,566,694

Other demand deposits	7	565,746	693,037

Other financial assets			—

Less: bank overdrafts repayable on demand			—
TOTAL CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR		18,382,112	29,985,853

Of which: held by Group entities but not available for the Group		—	—

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated cash flow statement for 2024.

Consolidated report of Banco Sabadell Group for the year ended 31 December 2024

Note 1 – Activity, accounting policies and practices, and other information

1.1 Activity

Banco de Sabadell, S.A. (hereinafter also referred to as Banco Sabadell, the Bank, the Institution, or the Company), with tax identification number (NIF) A08000143 and with registered office in Sabadell, Plaça de Sant Roc, 20, engages in banking business and is subject to the standards and regulations governing banking institutions operating in Spain. The supervision of Banco Sabadell on a consolidated basis is performed by the European Central Bank (ECB).

The Board of Directors of Banco Sabadell, in its meeting held on 22 January 2025, resolved to amend Article 2 of the articles of association to set the registered office in Sabadell, at Plaça de Sant Roc no. 20. The registered office was previously located in Alicante, at Avenida Óscar Esplá, 37.

The Institution is entered in the Companies Register of Barcelona, under volume/IRUS)1 1000152932861, folio 873, sheet B-1561, and also in the Bank of Spain’s Official Register of Credit Institutions under code number 0081. The Legal Entity Identifier (LEI) of Banco de Sabadell, S.A. is SI5RG2M0WQQLZCXKRM20.

The articles of association and other public information can be viewed both at the Bank’s registered office and on its website (www.grupbancsabadell.com).

The Bank is the parent company of a group of entities (see Note 2 and Schedule I) whose activity it controls directly or indirectly and which comprise, together with the Bank, Banco Sabadell Group (hereinafter, the Group).

1.2 Basis of presentation and changes in accounting regulations

The Group’s consolidated annual financial statements for 2024 have been prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (EU-IFRS) applicable as at the end of 2024, taking into account Bank of Spain (BoS) Circular 4/2017 of 27 November as well as other provisions of the financial reporting regulations applicable to the Group and considering the formatting and mark-up requirements established in Commission Delegated Regulation (EU) 2019/815, in order to fairly present the Group’s equity and consolidated financial situation as at 31 December 2024 and the results of its operations, recognised income and expenses, changes in equity and cash flows (all consolidated) in 2024.

The consolidated annual financial statements have been prepared based on the accounting records kept by the Bank and each of the other entities in the Group, and include adjustments and reclassifications necessary to ensure the harmonisation of the accounting principles and policies and the measurement criteria applied by the Group, which are described in this note.

The information included in these consolidated annual financial statements is the responsibility of the directors of the Group’s parent company. The Group’s consolidated annual financial statements for 2024 were signed off by the directors of Banco Sabadell at a meeting of the Board of Directors on 6 February 2025 and will be submitted to shareholders at the Annual General Meeting for approval. It is expected that the shareholders will approve the accounts without significant changes.

Except as otherwise indicated, these consolidated annual financial statements are expressed in thousands of euros. In order to show the amounts in thousands of euros, the accounting balances have been subject to rounding; for this reason, some of the amounts appearing in certain tables may not be the exact arithmetic sum of the preceding figures.

[1]	Unique company record identifier (Identificador Registral Único de la Sociedad, or IRUS).

Standards and interpretations issued by the International Accounting Standards Board (IASB) that entered into force in 2024

In 2024, the standards and interpretations adopted by the European Union, together with their amendments, which have been applied by the Group due to their entry into force or their early application, are the following:

Standards	Titles
Amendments to IAS 7 and IFRS 7	Supplier finance arrangements
Presentation of financial statements:
Amendments to IAS 1	- Classification of liabilities as current or non-current
- Non-current liabilities with covenants
Amendments to IFRS 16	Lease liabilities in sale and leaseback transactions

The application of the aforesaid standards has not given rise to any significant effects in terms of these consolidated annual financial statements.

Amendments to IAS 7 and IFRS 7 “Supplier finance arrangements”

The purpose of these amendments is to require institutions to provide additional breakdowns of their supplier finance arrangements. To that end, new requirements have been developed to ensure that information is provided to users of financial statements that allows them to assess how supplier finance arrangements affect the Institution’s cash flows and liabilities, and to understand the impact of those supplier finance arrangements on the Institution’s exposure to liquidity risk and how it might be affected if the arrangements were no longer in effect.

Amendments to IAS 1 “Presentation of financial statements”

Classification of liabilities as current or non-current

These amendments are designed to make clear how institutions should classify debts and other liabilities as current and non-current, in particular liabilities with no fixed maturity and those that may be converted to equity.

Non-current liabilities with covenants

The purpose of these amendments is to clarify how the conditions agreed in a loan (the ‘covenants’) affect the classification of that loan as either a current or a non-current liability according to whether those conditions must be complied with before or after the date of the financial statements. These amendments alter the “Classification of liabilities as current or non-current”.

Amendments to IFRS 16 “Lease liabilities in sale and leaseback transactions”

These amendments specify the requirements that a seller-lessee must use to measure the lease liability arising from a sale and leaseback transaction to ensure that the seller-lessee does not recognise any gain or loss related to the right of use that it retains.

Standards and interpretations issued by the IASB not yet in force

As at 31 December 2024, the most significant standards and interpretations that have been published by the IASB but which have not been applied when preparing these consolidated annual financial statements, either because their effective date is subsequent to the date thereof or because they have not yet been endorsed by the European Union, are as follows:

Standards and Interpretations	Title	Mandatory for years beginning:
Approved for application in the EU
Amendments to IAS 21	Lack of exchangeability	1 January 2025
Not approved for application in the EU
Amendments to IFRS 9 and IFRS 7	- Amendments to the classification and measurement of financial instruments	1 January 2026
- Contracts referencing nature-dependent electricity

Annual improvements to IFRS	Volume 11	1 January 2026
IFRS 18	Presentation and disclosure in financial statements	1 January 2027
IFRS 19	Subsidiaries without public accountability: disclosures	1 January 2027

Except for the potential impact on presentation and disclosure resulting from the adoption of IFRS 18, it is estimated that the adoption of the amendments issued by the IASB not yet in effect will not have a significant impact for the Group.

Approved for application in the EU

Amendments to IAS 21 “Lack of exchangeability”

These amendments aim to require institutions to apply a consistent approach in assessing whether a currency can be exchanged into another currency and, when it cannot, in determining the exchange rate to use and the disclosures to provide.

Earlier application of these amendments is permitted. If they are applied to a period prior to the date of mandatory application, the Institution must indicate this.

Not approved for application in the EU

Amendments to IFRS 9 and IFRS 7 “Amendments to the classification and measurement of financial instruments”

These amendments form part of the post-implementation review of the classification and measurement requirements of IFRS 9 “Financial instruments”, as well as the requirements related to IFRS 7 “Financial instruments: disclosures”.

The main changes to the requirements relate to:

–	settling financial liabilities using an electronic payment system; and

–	assessing contractual cash flow characteristics of financial assets, including those with Environmental, Social and Governance (ESG)-linked features.

The amendments also concern the disclosure requirements relating to investments in equity instruments designated at fair value through other comprehensive income and include additional disclosure requirements for financial instruments with contingent characteristics that do not relate directly to the risks and costs of a basic lending arrangement.

The application of the amendments to IFRS 9 should be carried out retrospectively, although it is not mandatory to restate information from previous years. Earlier application of either all the amendments at the same time or only the amendments related to the classification of financial assets is permitted.

Amendments to IFRS 9 and and IFRS 7 “Contracts referencing nature-dependent electricity”

The purpose of these amendments is to improve the information disclosed by banks in their financial statements in relation to nature-dependent electricity contracts, generally structured as Power Purchase Agreements (PPAs). Earlier application of these amendments is permitted.

Annual improvements to IFRS Accounting Standards - Volume 11

These amendments include clarifications, simplifications, corrections and minor changes aimed at improving the consistency of the following standards: IFRS 1 “First-time adoption of international financial reporting standards”, IFRS 7 “Financial instruments: disclosures” and its accompanying guidance on implementation, IFRS 9 “Financial instruments”, IFRS 10 “Consolidated financial statements” and IAS 7 “Statement of cash flows”.

IFRS 18 “Presentation and disclosure in financial statements”

IFRS 18, which will replace IAS 1, aims to improve the quality of financial reporting, as it:

–	introduces defined categories for income and expenses (operating, investing and financing) and requires defined subtotals for each category (i.e. operating profit) in the income statement;

–	requires the disclosure of information on Management-defined Performance Measures (MPMs) in the notes to the financial statements; and

–	adds new principles for the aggregation and disaggregation of financial information.

In addition, IFRS 18 introduces narrow-scope amendments, among others, to IAS 7 “Statement of cash flows”, IAS 33 “Earnings per share” and IAS 34 “Interim financial reporting”. These changes should be applied as from the date of entry into force of IFRS 18.

The Bank considers that IFRS 18 will mainly have an impact on the presentation and disclosure of the consolidated income statement as a result of adapting the templates used for the consolidated financial statements to the aforesaid amendments.

The application of IFRS 18 on the date of its entry into force should be carried out retrospectively. Earlier application will also be permitted.

IFRS 19 “Subsidiaries without public accountability: disclosures”

This standard allows certain subsidiaries to provide reduced disclosures when applying IFRS accounting standards in their financial statements. IFRS 19 is optional for subsidiaries that are eligible, setting out the disclosure requirements for subsidiaries that elect to apply it. For these purposes, eligible subsidiaries are those that do not have public accountability (meaning that their debt or equity instruments are not traded in a public market, they are not in the process of issuing instruments to trade in a public market, and they do not hold assets in a fiduciary capacity for a broad group of outsiders as one of their primary businesses) for which their parent company produces consolidated financial statements available for public use that comply with IFRS accounting standards. Earlier application of this standard is permitted.

Judgements and estimates

The preparation of the consolidated annual financial statements requires certain accounting estimates to be made. It also requires Management to use its best judgement in the process of applying the Group’s accounting policies. Such judgements and estimates may affect the value of assets and liabilities and the disclosure of contingent assets and contingent liabilities as at the date of the consolidated annual financial statements, as well as income and expenses in the year.

The main judgements and estimates relate to the following:

–	The accounting classification of financial assets and off-balance sheet exposures according to their credit risk (see Notes 1.3.4, 8, 11 and 26).

–	Impairment losses on certain financial assets and off-balance sheet exposures (see Notes 1.3.4, 4.4.2.5, 8, 11 and 26).

–	The assumptions used in actuarial calculations of liabilities and post-employment obligations (see Notes 1.3.17 and 22).

–	The measurement of consolidated goodwill (see Notes 1.3.12 and 16).

–	The useful life and impairment losses of tangible assets and other intangible assets (see Notes 1.3.10, 1.3.11, 1.3.12, 15 and 16).

–	The provisions and consideration of contingent liabilities (see Notes 1.3.16 and 22).

–	The fair value of certain unquoted financial assets (see Notes 1.3.3 and 6).

–	The fair value of real estate assets held on the balance sheet (see Notes 1.3.9, 1.3.10, 1.3.13 and 6).

–	The recoverability of non-monetisable deferred tax assets and tax credits (see Notes 1.3.20 and 39).

The estimates are based on the best knowledge to hand about current and foreseeable circumstances, taking into account the uncertainties stemming from the existing economic and geopolitical environment and, consequently, the final results could differ from these estimates, particularly in relation to impairment losses on certain financial assets and off-balance sheet exposures. Future events may therefore make it necessary to modify these estimates, which would involve recording the effects of such estimation changes, if any, in the Group’s consolidated financial statements on a forward-looking basis, in accordance with applicable regulations. The macroeconomic scenarios considered by the Group in its main estimates and the sensitivity of financial asset impairment allowances to changes in the main variables considered in the macroeconomic scenarios are described in Note 4.4.2.5 “Calculation of credit loss allowances”.

1.3 Accounting principles and policies and measurement criteria

The accounting principles and policies, as well as the most significant measurement criteria applied when preparing these consolidated annual financial statements, are described below. There are no cases in which accounting principles or measurement criteria have not been applied because of a significant effect on the Group’s consolidated annual financial statements for 2024.

1.3.1 Consolidation principles

In the consolidation process, a distinction is drawn between subsidiaries, joint ventures, associates and structured entities.

Subsidiaries

Subsidiaries are entities over which the Group has control. This occurs when the Group is exposed, or has rights, to variable returns from its involvement with the investee and when it has the ability to affect those returns through its power over the investee.

For control to exist, the following criteria must be met:

–

Power: an investor has power over an investee when the investor has existing rights that give it the current ability to direct the relevant activities, i.e. the activities that significantly affect the investee’s returns.

–

Returns: an investor is exposed, or has rights, to variable returns from its involvement with the investee when the investor’s returns from its involvement have the potential to vary as a result of the investee’s performance. The investor’s returns can be only positive, only negative, or both positive and negative.

–

Relationship between power and returns: an investor controls an investee if the investor not only has power over the investee and exposure or rights to variable returns from its involvement with the investee, but also has the ability to use its power to affect the investor’s returns from its involvement with the investee.

When the Group takes control of a subsidiary, it applies the acquisition method provided for in the regulations governing business combinations (see Note 1.3.2) except in the case of acquisitions of an asset or a group of assets.

The financial statements of subsidiaries are consolidated with the Bank’s financial statements using the full consolidation method.

The third-party ownership of the Group’s consolidated equity is shown under the heading “Minority interests [non-controlling interests]” of the consolidated balance sheet and the portion of the profit or loss for the year attributable to those interests is disclosed under the heading “Profit or (-) loss for the year—Attributable to minority interest [non-controlling interests]” in the consolidated income statement.

As at 31 December 2024, there were no Group companies qualifying as subsidiary undertakings in which an interest of less than 50% was held. Similarly, as at the aforesaid date, the Group neither managed nor consolidated any investment fund or any pension fund.

Joint ventures

These are entities subject to joint control contractual arrangements whereby decisions about the relevant activities are made unanimously by the entities that share control.

Investments in joint ventures are accounted for using the equity method, i.e. by the fraction of equity represented by the share held in their capital stock, after taking account of any dividends received from them and any other equity disposals.

The Group held no investments in joint ventures in 2024 and 2023.

Associates

Associates are entities over which the Group exerts significant influence, which generally, although not exclusively, takes the form of a direct or indirect interest representing 20% or more of the investee’s voting rights. The Group also considers other factors when determining whether it exerts significant influence over an investee, including the representation on its Board of Directors, involvement in decision-making and the existence of significant transactions between both entities.

In the consolidated annual financial statements, associates are accounted for using the equity method.

Notwithstanding the foregoing, when the Group’s investment in an associate is held directly by, or is held indirectly through, a venture capital organisation or similar entity, it may elect to measure that investment at fair value through profit or loss in accordance with IFRS 9. This election is made separately for each associate on the date of its initial recognition. Similarly, when the Group has an interest in an associate that is an investment entity, it may, when applying the equity method, elect to retain the fair value measurement applied by that investment entity associate to its subsidiaries. This election is made separately for each investment entity associate, at the later of the date on which (a) the associate is initially recognised, (b) the associate becomes an investment entity, or (c) the associate first becomes a parent of a group of entities.

As at 31 December 2024, investments in entities qualifying as associates even though the Group holds less than 20% of the voting rights and investments in entities not qualifying as associates even though the Group holds at least 20% of their voting rights were not significant. Given the absence of any significant transactions between the Bank and the aforesaid entities, the main factor that currently determines the existence of significant influence is its representation, or absence thereof, in the management bodies of the investee undertaking.

Structured entities

A structured entity is an entity that has been designed so that voting or other similar rights are not the dominant factor in deciding who controls the entity.

Where the Group holds an interest in an entity, or where it incorporates an entity, in order to transfer risks or for any other purposes, or to allow customers access to certain investments, it determines whether there is control over the entity based on that provided in regulations, as described above, in order to consequently determine whether it should be subject to consolidation. Specifically, the following factors, among others, are considered:

–	Analysis of the Group’s influence over the relevant activities of the entity that could influence the amount of its returns.

–	Implicit or explicit commitments of the Group to provide financial support to the entity.

–	Identification of the entity’s manager and analysis of the remuneration scheme.

–	Existence of removal rights (possibility of dismissing managers).

–	Significant exposure of the Group to the variable returns on the entity’s assets.

These entities include those known as ‘asset securitisation funds’, which are consolidated in cases where, based on the above analysis, it is determined that the Group has maintained control. For these operations, contractual arrangements for financial support commonly used in securitisation markets are generally in place, and there are no commitments to provide any financial support that goes significantly beyond what has been contractually agreed. It is therefore considered that, for the majority of securitisations carried out by the Group, the securitised assets cannot be derecognised and the securities issued by securitisation funds are recognised as liabilities on the consolidated balance sheet.

Schedule II provides details of the Group’s structured entities.

In all cases, the profit or loss generated by companies forming part of the Group during a given year is consolidated considering only the profit or loss relating to the period spanning from the acquisition date to year-end. Similarly, the profit or loss generated by companies disposed of during the year is consolidated considering only the profit or loss relating to the period spanning from the start of the year to the disposal date.

In the consolidation process, all material balances and transactions between the companies forming part of the Group have been eliminated, in the proportion corresponding to them based on the method of consolidation applied.

Financial and insurance institutions, both subsidiaries and associates, regardless of the country in which they are located, are subject to supervision and regulation by various bodies. The laws in effect in the various jurisdictions, along with the need to meet certain minimum capital requirements and the performance of supervisory activities, are circumstances that could affect the ability of those institutions to transfer funds in the form of cash, dividends, loans or advances.

Note 2 includes information on the most significant acquisitions and disposals that have taken place during the year. Significant disclosures regarding the Group’s companies are provided in Schedule I.

1.3.2 Business combinations

A business combination is a transaction or any other event in which the Group obtains control of one or more businesses. Business combinations are accounted for using the acquisition method.

Under this method, the acquiring entity (acquirer) recognises the assets acquired and liabilities assumed in its financial statements, also considering contingent liabilities, measured at their fair value, including those that the acquired entity (acquiree) had not recognised in its accounts. This method also requires the cost of the business combination to be estimated, which will normally correspond to the consideration paid, defined as the fair value, on the acquisition date, of the assets delivered, the liabilities incurred against the former owners of the acquired business and the equity instruments issued, if any, by the acquirer.

The Group then recognises goodwill in the consolidated annual financial statements if on the acquisition date there is a positive difference between:

–	the sum of the consideration paid plus the amount of all minority interests and the fair value of prior interests held in the acquired business; and

–	the fair value of recognised assets and liabilities.

If the difference is negative, it is recorded under the heading “Negative goodwill recognised in profit or loss” in the consolidated income statement.

In cases where the consideration amount depends on future events, any contingent consideration is recognised as part of the consideration paid and measured at fair value on the acquisition date. The costs associated with the transaction do not form part of the cost of the business combination for these purposes.

If the cost of the business combination or the fair value assigned to the acquiree’s assets, liabilities or contingent liabilities cannot be conclusively determined, the initial accounting of the business combination will be considered provisional. In any event, the process should be completed within a maximum of one year from the acquisition date and effective as of that date.

Minority interests in the acquiree are measured on the basis of the proportional percentage of its identified net assets. All purchases and disposals of these minority interests are accounted for as capital transactions when they do not result in a change of control. No profit or loss is recognised in the consolidated income statement and the initially recognised goodwill is not remeasured. Any difference between the consideration paid or received and the decrease or increase in minority interests, respectively, is recognised in reserves.

With regard to non-monetary contributions of businesses to associates or joint ventures in which there is a loss of control over those businesses, the Group’s accounting policy is to record the full profit or loss in the consolidated income statement, recognising any remaining interest held at its fair value.

1.3.3 Classification and measurement of financial instruments and recognition of changes arising in their subsequent measurement

In general, all financial instruments are initially recognised at fair value (see definition in Note 6) which, unless evidence to the contrary is available, coincides with the transaction price. For financial instruments not recognised at fair value through profit or loss, the fair value is adjusted by either adding or deducting the transaction costs directly attributable to their acquisition or issuance. In the case of financial instruments at fair value through profit or loss, the directly attributable transaction costs are recognised immediately in the consolidated income statement. As a general rule, conventional purchases and sales of financial assets are recognised at the settlement date.

Changes in the value of financial instruments originating from the accrual of interest and similar items are recorded in the consolidated income statement, under the headings “Interest income” or “Interest expenses”, as applicable. Dividends received from other companies are recognised in the consolidated income statement for the year in which the right to receive them is originated.

Instruments that form part of a hedging relationship are treated in accordance with regulations applicable to hedge accounting.

Changes in measurements occurring subsequent to initial recognition for reasons other than those mentioned above are treated according to the classification of financial assets and financial liabilities for the purposes of their measurement. In the case of financial assets, classification is generally based on the following aspects:

–	the business model under which they are managed, and

–	their contractual cash flow characteristics.

Business model

A business model refers to the way in which financial assets are managed in order to generate cash flows. The business model is determined by considering the way in which groups of financial assets are managed together to achieve a particular objective. Therefore, the business model does not depend on the Group’s intentions for an individual instrument, rather, it is determined for a group of instruments.

The business models used by the Group are indicated here below:

–

Business model whose objective is to hold financial assets in order to collect contractual cash flows: under this model, financial assets are managed in order to collect their particular contractual cash flows, rather than to obtain an overall return by both holding and selling assets. The above notwithstanding, assets can be disposed of prior to maturity in certain circumstances. Sales that may be consistent with a business model whose objective is to hold assets in order to collect contractual cash flows include sales that are infrequent or insignificant in value, sales of assets close to maturity, sales triggered by an increase in credit risk and sales carried out to manage credit concentration risk.

–	Business model whose objective is to sell financial assets.

–

Business model that combines the two objectives above (hold financial assets in order to collect contractual cash flows and sell financial assets): this business model typically involves greater frequency and value of sales because such sales are integral to achieving the business model’s objective.

Contractual cash flow characteristics of financial assets

Financial assets should initially be classified in one of the following two categories:

–	Those whose contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding.

–	All other financial assets.

For the purposes of this classification, the principal of a financial asset is its fair value at initial recognition, which could change over the life of the financial asset; for example, if there are repayments of principal. Interest is understood as the sum of consideration for the time value of money, for lending and structural costs, and for the credit risk associated with the principal amount outstanding during a particular period of time, plus a profit margin.

If a financial asset contains contractual terms that could change the timing or amount of cash flows, the Group will estimate the cash flows that could arise before and after the change and determine whether these are Solely Payments of Principal and Interest (SPPI) on the principal amount outstanding.

The most significant judgements used in this evaluation are indicated here below:

–	Modified time value of money: in order to determine whether the interest rate of a transaction incorporates any consideration other than that linked to the passage of time, transactions that present a difference between the tenor of the benchmark interest rate and the reset frequency of that interest rate are analysed, considering a tolerance threshold, in order to determine whether the instrument’s contractual undiscounted cash flows could be significantly different from the contractual undiscounted benchmark cash flows of a financial instrument whose time value of money element was not modified. At present, tolerance thresholds of 10% and 5%, respectively, are used for the differences in each tenor and for the analysis of cumulative cash flows over the life of the financial asset.

–

Contractual terms that change the timing or amount of cash flows: an analysis is carried out to determine whether any contractual terms exist that could change the timing or amount of contractual cash flows from the financial asset:

•

Clauses for conversion to equity shares: clauses that include a conversion-to-equity option and the loss of the right to claim contractual cash flows in the event the principal amount is reduced due to insufficient funds. Contracts that include this option will automatically fail the SPPI test.

•

Existence of the option to prepay or extend the financial instrument, or extend the contractual term, and possible residual compensation: a financial asset will fulfil the SPPI test requirements if it includes a contractual option that permits the issuer (or debtor) to prepay a debt instrument or to put back a debt instrument before maturity and the prepayment amount substantially represents unpaid amounts of principal and interest outstanding, which may include reasonable additional compensation for the early termination of the contract.

•

Financial assets with interest rates linked to environmental, social or governance targets (ESG-linked features): these financial assets provide general funding at a contractual interest rate that is discounted based on the level of compliance, by customers, of certain environmental metrics, not requiring any specific destination for the funds, the purpose of the adjustment being to incentivise the achievement of those targets. The key consideration here is whether the resulting cash flows reflect a return for risk that is unrelated to a basic lending arrangement. Thus, if the adjustment linked to ESG targets does not introduce compensation for risks that is inconsistent with a basic lending arrangement, or if it does so only residually, then it is considered that the financial asset has contractual cash flows that are compatible with a basic lending arrangement. As at 31 December 2024 and 2023, the impacts of environmental clauses on the interest rate applied to transactions whose remuneration is linked to ESG targets are considered to be residual for the purposes of the SPPI test. Similarly, in general terms, those financing transactions do not include other characteristics that could call into question their status as basic lending arrangements.

•	Other clauses that could change the timing or amount of cash flows: clauses that could alter contractual cash flows as a result of changes in credit risk are considered to pass the SPPI test.

–

Leverage: financial assets with leverage (i.e. those in which the contractual cash flow variability increases, such that they do not have the same economic characteristics as the interest rate on the principal amount of the transaction) fail the SPPI test.

–

Contractually linked financial instruments: the cash flows arising from these types of financial instruments are considered to consist solely of payments of principal and interest on the principal amount outstanding provided that:

•

the contractual terms of the tranche being assessed for classification (without looking through to the underlying pool of financial instruments) give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding;

•	the underlying pool of financial instruments contains instruments with contractual cash flows that are solely payments of principal and interest on the principal amount outstanding; and

•	the exposure to credit risk corresponding to the tranche being assessed is equal to or lower than the exposure to credit risk of the underlying pool of financial instruments.

–

Non-recourse financial assets: in the case of debt instruments that are primarily repaid with cash flows from specified assets or projects and for which there is no personal liability for the holder, an assessment is made of the underlying assets or cash flows to determine whether the contractual cash flows of the instrument are payments of principal and interest on the principal amount outstanding.

For cases in which a financial asset characteristic is inconsistent with a basic lending arrangement (i.e. if any of the asset’s characteristics give rise to contractual cash flows other than payments of principal and interest on the principal amount outstanding), the significance and probability of occurrence is assessed to determine whether that characteristic should be taken into account in the SPPI test:

–

To determine the significance of a financial asset characteristic, the impact that it could have on contractual cash flows is estimated. The impact is not considered significant (de minimis effect) if it is estimated that the change in expected cash flows will be below the tolerance thresholds indicated previously.

–

If an instrument’s characteristic could have a significant effect on the contractual cash flows but would only affect the instrument’s contractual cash flows upon occurrence of an event that is very unlikely to occur, that characteristic will not be taken into account to determine whether the contractual cash flows of the instrument are solely payments of principal and interest on the principal amount outstanding.

Portfolios of financial instruments classified for the purpose of their measurement

Financial assets and financial liabilities are classified, for the purpose of their measurement, into the following portfolios, based on the aspects described above:

Financial assets at amortised cost

This category includes financial assets that meet the following two conditions:

–	They are managed with a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

–	Their contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

This category comprises investments associated with typical lending activities, such as amounts loaned to customers withdrawn in cash and not yet repaid, deposits placed with other institutions, regardless of the legal arrangements under which the funds were provided, debt securities that meet the two conditions indicated above, as well as debts incurred by purchasers of goods or users of services forming part of the Group’s business.

Following their initial recognition, financial assets classified in this category are measured at amortised cost, which should be understood as the acquisition cost adjusted to account for repayments of principal and the portion recognised in the consolidated income statement, using the effective interest rate method, of the difference between the initial cost and the corresponding repayment value at maturity. In addition, the amortised cost is decreased by any reduction in value due to impairment recognised directly as a decrease in the value of the asset or through an allowance or offsetting item of the same value.

The effective interest rate is the rate that exactly discounts the value of a financial instrument to the estimated cash flows over the expected life of the instrument, on the basis of its contractual terms, such as early repayment options, but without taking into account expected credit losses. For fixed-rate financial instruments, the effective interest rate coincides with the contractual interest rate set at the time of their acquisition, considering, where appropriate, the fees, transaction costs, premiums or discounts which, because of their nature, may be likened to an interest rate. In the case of floating-rate financial instruments, the effective interest rate coincides with the rate of return in respect of all applicable concepts until the date of the first scheduled benchmark rate revision.

Financial assets at fair value through other comprehensive income

This category includes financial assets that meet the following two conditions:

–	They are managed with a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

–	The contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These financial assets primarily correspond to debt securities.

Furthermore, the Group may opt, at initial recognition and irrevocably, to include in the portfolio of financial assets at fair value through other comprehensive income investments in equity instruments that should not be classified as held for trading and which would otherwise be classified as financial assets mandatorily at fair value through profit or loss. This option is exercised on an instrument-by-instrument basis.

Income and expenses from financial assets at fair value through other comprehensive income are recognised in accordance with the following criteria:

–	Interest accrued or, where applicable, dividends accrued are recognised in the consolidated income statement.

–

Exchange differences are recognised in the consolidated income statement when they relate to monetary financial assets, or through other comprehensive income when they relate to non-monetary financial assets.

–	Losses due to impairment of debt instruments, or gains due to their subsequent recovery, are recognised in the consolidated income statement.

–	Other changes in value are recognised through other comprehensive income.

When a debt instrument measured at fair value through other comprehensive income is derecognised from the balance sheet, the amount corresponding to the fair value change recognised under the heading “Accumulated other comprehensive income” of the consolidated statement of equity is reclassified to the consolidated income statement. However, when an equity instrument measured at fair value through other comprehensive income is derecognised from the balance sheet, this amount is not reclassified to the consolidated income statement, but rather to reserves.

Financial assets at fair value through profit or loss

A financial asset is classified in the portfolio of financial assets at fair value through profit or loss whenever the business model used by the Group for its management or its contractual cash flow characteristics make it inadvisable to classify it into any of the other portfolios described above.

This portfolio is in turn subdivided into:

–	Financial assets held for trading

Financial assets held for trading are those which have been acquired for the purpose of realising them in the near term, or which form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking. Financial assets held for trading also include derivative instruments that do not meet the definition of a financial guarantee contract and have not been designated as hedging instruments.

–	Non-trading financial assets mandatorily at fair value through profit or loss

All other financial assets mandatorily at fair value through profit or loss are classified in this portfolio.

Fair value changes are directly recognised in the consolidated income statement, making a distinction, in the case of non-derivative instruments, between the portion attributable to returns accrued on the instrument, which are recognised either as “Interest income”, applying the effective interest rate method, or as dividends, depending on their nature, and the remaining portion, which is recognised as profit or loss on financial operations under the corresponding heading.

In 2024 and 2023, no significant reclassifications took place between the portfolios in which financial assets are recognised for the purpose of their measurement.

Financial liabilities held for trading

Financial liabilities held for trading include financial liabilities that have been issued for the purpose of repurchasing them in the near term, or which form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking. They also include short positions arising from the outright sale of assets acquired in reverse repurchase agreements, borrowed in securities lending or received as collateral with sale rights, as well as derivative instruments that do not meet the definition of a financial guarantee contract and have not been designated as hedging instruments.

Fair value changes are directly recognised in the consolidated income statement, making a distinction, in the case of non-derivative instruments, between the portion attributable to returns accrued on the instrument, which are recognised as interest applying the effective interest rate method, and the remaining portion, which is recognised as profit or loss on financial operations under the corresponding heading.

Financial liabilities at amortised cost

Financial liabilities at amortised cost are financial liabilities that cannot be classified into any of the above categories and which relate to the typical deposit-taking activity of a financial institution, irrespective of their substance and maturity.

Following initial recognition, financial liabilities at amortised cost are measured applying the same criteria applicable to financial assets at amortised cost, generally recognising the interest accrued, calculated using the effective interest rate method, in the consolidated income statement.

The financial liabilities at amortised cost category includes preferred securities contingently convertible into ordinary shares that meet the requirements that make them eligible in terms of own funds as Additional Tier 1 capital and therefore do not meet the requirements to be classified as consolidated equity for accounting purposes. Their main characteristics are that they have no defined maturity, they can be redeemed by the issuer in certain circumstances, the associated coupon payments are discretionary, and they can be converted into a variable number of ordinary shares newly issued by the Bank where the latter or its consolidated group have a CET1 ratio below 5.125%.

Taking the foregoing into account, these securities are compound financial instruments that simultaneously present attributes of financial liabilities (i.e. there are conversion scenarios in which the issuer must deliver a variable number of its equity instruments to cancel the issuance) and of equity (i.e. discretionary coupon payments). The Institution estimates that the fair value of the liability component of the compound financial instrument as at the date of origination corresponds to the payment that would need to be made if an instantaneous conversion event were to occur, so the amount allocated to that component is the entire carrying amount of the issued instrument, which is classified under the heading “Financial liabilities at amortised cost – Debt securities issued” on the consolidated balance sheet. Furthermore, given that the Institution has the discretion to decide to pay the coupons associated with these instruments, those coupons are considered equity distributions and they are recognised under the “Other reserves” heading of the balance sheet on each payment date, reducing the Institution’s equity.

Hybrid financial instruments

Hybrid financial instruments are those that combine a non-derivative host contract and a financial derivative, known as an ‘embedded derivative’, which cannot be transferred separately, nor does it have a different counterparty, and which results in some of the cash flows of the hybrid instrument varying in a similar way to the cash flows that would exist if the derivative were considered separately.

Generally, where the host contract of a hybrid financial instrument is a financial asset, the embedded derivative is not separated and the measurement rules are applied to the hybrid financial instrument as a whole.

Where the host contract of a hybrid financial instrument is a financial liability, the embedded derivatives of that contract are accounted for separately if the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract, if a separate financial instrument with the same terms as the embedded derivative would meet the definition of a derivative instrument, and if the hybrid contract is not fully measured at fair value through profit or loss.

Most of the hybrid financial liabilities issued by the Group are instruments whose payments of principal and/ or interest are indexed to specific equity instruments (generally, shares of listed companies), to a basket of shares, to stock market indices (such as IBEX and NYSE), or to a basket of stock market indices.

The fair value of the Group’s financial instruments as at 31 December 2024 and 2023 is indicated in Note 6.

1.3.4 Impairment of financial assets

A financial asset or a credit exposure is considered to be impaired when there is objective evidence that one or more events have occurred whose direct or combined effect gives rise to:

–

In the case of debt instruments, including loans and debt securities, a negative impact on future cash flows estimated at the time the transaction was executed, due to the materialisation of credit risk.

–

In the case of off-balance sheet exposures that carry credit risk, expected inflows that are lower than the contractual cash flows due if the holder of a loan commitment draws down the loan or, in the case of financial guarantees given, inflows that are lower than the payments scheduled to be made.

–	In the case of investments in joint ventures and associates, a situation in which their carrying amount cannot be recovered.

1.3.4.1 Debt instruments and off-balance sheet exposures

Impairment losses on debt instruments and other off-balance sheet credit exposures are recognised as an expense in the consolidated income statement for the year in which the impairment is estimated. The recoveries of any previously recognised losses are also recognised in the consolidated income statement for the year in which the impairment is eliminated or reduced.

The impairment of financial assets is calculated based on the type of instrument and other circumstances that could affect it, after taking into account any effective guarantees received. For debt instruments measured at amortised cost, the Group recognises both allowances, when loan loss provisions are allocated to absorb impairment losses, as well as direct write-offs, when the probability of recovery is considered to be remote. For debt instruments at fair value through other comprehensive income, impairment losses are recognised in the consolidated income statement, with a balancing entry under the heading “Accumulated other comprehensive income” on the consolidated statement of equity. Impairment allowances for off-balance sheet exposures are recognised on the liabilities side of the consolidated balance sheet as a provision.

For risks classified as stage 3 (see section “Definition of classification categories” in this note), accrued interest is recognised in the consolidated income statement by applying the effective interest rate to its amortised cost adjusted to account for any impairment allowances.

To determine impairment losses, the Group monitors borrowers individually, at least all those who are significant borrowers, and collectively, for groups of financial assets with similar credit risk characteristics that reflect borrowers’ ability to satisfy their outstanding payments.

The Group has policies, methods and procedures in place to estimate the losses that it may incur as a result of its credit risks, due to both insolvency attributable to counterparties and country risk. These policies, methods and procedures are applied when granting, assessing and arranging debt instruments and off-balance sheet exposures, when identifying their possible impairment and, where applicable, when calculating the amounts necessary to cover these expected losses.

1.3.4.1.1 Accounting classification on the basis of credit risk attributable to insolvency

The Group has established criteria that allow borrowers showing a significant increase in credit risk, vulnerabilities or objective evidence of impairment to be identified and classified on the basis of their credit risk.

The following sections describe the classification principles and methodology used by the Group.

Definition of classification categories

Credit exposures and off-balance sheet exposures are both classified, on the basis of their credit risk, into the following stages:

–

Stage 1: standard exposures, i.e. transactions whose risk profile has not changed since they were granted and for which there are no doubts as to the fulfilment of repayment commitments in accordance with the contractually agreed terms.

–

Stage 2: standard exposures under special monitoring, i.e. transactions which, although they do not meet the criteria to be classified individually as stage 3 or write-offs, show a Significant Increase in Credit Risk (SICR) since initial recognition. This category includes, among other transactions, those in which there are amounts more than 30 days past due, with the exception of non-recourse factoring, for which a threshold of more than 60 days is applied (the amount of non-recourse factoring transactions with amounts between 30 and 60 days past due came to 12 million euros and 28 million euros as at the end of 2024 and 2023, respectively), as well as refinanced and restructured transactions not classified as stage 3 until they are classified into a lower risk category once they meet the established requirements for modifying their classification.

–

Stage 3: non-performing exposures are transactions for which there are reasonable doubts as to their repayment in full in accordance with the contractually agreed terms. This category comprises debt instruments, matured or otherwise, which do not meet the conditions for classification into the write-offs category but for which there are reasonable doubts as to their repayment in full (principal and interest) by the borrower, as well as off-balance sheet exposures whose payment by the Group is likely but whose recovery is doubtful:

•

As a result of borrower arrears: all transactions, without exception, with any amount of principal, interest or contractually agreed expenses more than 90 days past due, unless they should be classified as write-offs. This category also includes debt transactions and guarantees given classified as non-performing due to the pulling effect (more than 20% of the exposures of one obligor are more than 90 days past due).

•

For reasons other than borrower arrears (unlikely-to-pay): transactions which do not meet the conditions for classification as write-offs or stage 3 as a result of borrower arrears, but for which there are reasonable doubts as to the likelihood of obtaining the estimated cash flows of the transaction, as well as off-balance sheet exposures not classified as stage 3 as a result of borrower arrears whose payment by the Group is likely but whose recovery is doubtful. This category includes transactions that were classified as stage 3 as a result of borrower arrears and which will be maintained, for a 3-month probation period, in the stage 3 category for reasons other than borrower arrears.

The accounting definition of stage 3 is in line with the definition used in the Group’s credit risk management activities.

–	Write-off:

The Group derecognises transactions from the consolidated balance sheet where their possibility of full or partial recovery is concluded to be remote following an individual assessment. The aspects that the Group considers to recognise transactions as write-offs include the amount of time elapsed since they were classified as stage 3 as a result of borrower arrears, the guarantees, the level of coverage, whether the borrower has filed for bankruptcy, and the portfolio to which the transactions in question relate. This also includes transactions which, despite not being in any of the previous situations, are undergoing a manifest and irreversible deterioration of their solvency.

The remaining amounts of transactions with portions that have been derecognised (‘partial derecognition’), either because of the termination of the Group’s debt collection rights (‘definitive loss’) – for reasons such as debt remissions or debt reductions – or because they are considered irrecoverable even though debt collection rights have not been terminated (‘write-downs’), will be fully classified in the corresponding category on the basis of their credit risk.

In the above situations, the Group derecognises write-offs along with their associated provisions from the consolidated balance sheet, notwithstanding any actions that may be taken to collect payment until no more rights to collect payment exist, whether due to time-barring, debt remission, or for any other reasons.

Purchased or originated credit-impaired transactions

The expected credit loss on purchased or originated credit-impaired assets will not form part of the loss allowance or the gross carrying amount on initial recognition. When a transaction is purchased or originated with credit impairment, the loss allowance will be equal to the cumulative changes in lifetime expected credit losses since initial recognition. Interest income on these assets will be calculated by applying the credit-adjusted effective interest rate to the amortised cost of the financial asset.

Degree of alignment between the stage 3 accounting category and the prudential definition of default

The prudential definition of default adopted by the Group bases materiality thresholds and the counting of days past due on regulatory technical standard EBA/RTS/2016/06 and all other conditions on guidelines EBA/GL/2016/07 (Guidelines on the application of the definition of default under Article 178 of Regulation (EU) No 575/2013).

In general, all contracts impaired from an accounting standpoint are also considered impaired for prudential purposes, except where they are impaired by reason of the accounting definition of default but where the past-due amounts are equal to or below a materiality threshold (exposures of 100 euros for the retail segment and of 500 euros for the non-retail segment, and where 1% of the total exposures are past-due for both cases).

Notwithstanding the foregoing, the prudential definition is generally more conservative than the accounting definition. The key differing aspects are set out here below:

–

Under the prudential definition, the number of days in default are counted from the moment the first past-due amount goes above the materiality threshold. The counting cannot be restarted or reduced until the borrower has paid all past-due amounts or until the past-due amounts fall back below the materiality thresholds. Under the accounting definition, a FIFO criterion can be applied to past-due amounts when there have been partial repayments, enabling the number of days past due to be reduced for that reason.

–

Under the prudential definition, a 3-month probation period exists for all amounts in default, while a 12-month probation period is used for amounts in default classified as refinancing. Under the accounting definition, the 3-month period applies only to amounts classified as stage 3 as a result of borrower arrears, while the 12-month period applies only to amounts classified as stage 3 that correspond to refinancing.

–

In terms of unlikely-to-pay amounts in default (for reasons other than borrower arrears), there are explicit criteria defined at the prudential level, which are additional to those applied at the accounting level.

Transaction classification criteria

The Group applies various criteria to classify borrowers and transactions into different categories based on their credit risk. These include:

–	Automatic criteria;

–	Criteria based on indicators (triggers); and

–	Specific criteria for refinancing.

The automatic factors and specific classification criteria for refinancing make up what the Institution refers to as the classification and cure algorithm and are applied to the entire portfolio.

Furthermore, to enable an early identification of any significant increase in credit risk or vulnerabilities, or any transaction impairment, the Group establishes different triggers for significant and non-significant borrowers. The details for each borrower group are described in the sections on “Individual assessment” and “Collective assessment”, respectively. In particular, non-significant borrowers are assessed by means of a process which aims to identify any significant increase in credit risk since the transaction was first approved and which could result in losses greater than those incurred on other similar transactions classified as stage 1. For significant borrowers, on the other hand, there is an automated system of triggers in place that generates a series of alerts, which serve to indicate, during a borrower’s assessment, that a decision needs to be made with regard to their classification.

As a result of the application of these criteria, the Group either classifies its borrowers as stage 2 or 3 or keeps them in stage 1.

Individual assessment

The Group has established a significance threshold in terms of exposure, which is used to classify certain borrowers as significant, meaning that their risks need to be assessed individually.

The thresholds at the customer level used to classify borrowers as significant have been set at 10 million euros for customers classified in stage 1, and at 3 million euros for customers classified in stage 2 or 3. These thresholds comprise amounts drawn, amounts available and guarantees.

Exposures of more than 1 million euros of borrowers within the top 10 main risk groups classified in stage 3, identified on an annual basis, are also considered individually. Exceptionally, and with the sole purpose of classifying and more precisely impairing transactions, borrowers whose exposures are not above the significance threshold but who nevertheless belong to a group in which the individual assessment of its components is based on consolidated data may also be assessed individually.

To assess significant borrowers’ transactions, a system of triggers is established. These triggers identify any significant increase in credit risk, as well as any signs of impairment.

A team of expert risk analysts carries out the individual assessment of borrowers, reviewing each transaction and assigning it the corresponding accounting classification.

The system of triggers for significant borrowers is automated and takes into account the particular characteristics of segments that perform differently within the loan portfolio, with specific triggers in place for certain segments. In any event, the system of triggers does not automatically or individually classify borrowers. Instead, it brings forward the due date for assessment of the borrower by the analyst and prompts decision-making with regard to their classification. The main aspects identified by the system of triggers are listed here below:

Stage 2 triggers:

•	Adverse changes in the financial situation, such as a significant increase in levels of leverage or a sharp drop in turnover or equity.

•	Adverse changes in the economy or market indicators, such as a significant fall in share prices or a reduction in the price of debt issues.

•	Significant fall in the internal credit rating of the borrower.

•	Significant increase in credit risk of other transactions of the same borrower, or in entities associated with the borrower’s risk group.

•	For transactions secured with collateral, significant decline in the value of the collateral received.

Stage 3 triggers:

•	A negative value of Earnings Before Interest, Taxes, Depreciation and Amortisation (EBITDA), or a significant decrease in EBITDA, in turnover, or in general, in the borrower’s recurrent cash flows.

•	Increase in the borrower’s leverage ratios.

•	Negative equity or equity reduction as a result of the borrower sustaining equity losses of 50% or more in the past year.

•	Existence of an internal or external credit rating showing that the borrower is in arrears.

The Group carries out an annual review of the reasonableness of its thresholds and of the credit risk captured in the individual assessments carried out using those thresholds.

Collective assessment

For borrowers who have been classed below the significance threshold and who, in addition, have not been classified as stage 2 or 3 by the automatic classification rules, there is a process in place to identify transactions that show a significant increase in credit risk compared to when the transaction was approved, and which could give rise to greater losses than those incurred on other similar transactions classified as stage 1.

The Group has a statistical model that applies to all geographies except for the UK (TSB) and which allows it to determine the Probability of Default (PD) term structure and, therefore, the residual lifetime PD of a contract (or the PD from a given moment in time up to the maturity of the transaction), based on different characteristics:

–	Systemic: macroeconomic characteristics shared by all exposures.

–

Cross-cutting: aspects that remain stable over time and which are shared by a group of transactions, such as the shared effect of lending policies in effect at the time the transaction was approved, or the transaction’s approval channel.

–	Idiosyncratic: aspects specific to each transaction or borrower.

With this specification, it is possible to measure the annualised residual lifetime PD of a transaction under the conditions that existed at the time the transaction was approved (or originated), or under the conditions existing at the time the provision is calculated. Therefore, the current annualised residual lifetime PD may fluctuate in relation to the PD at the time the transaction was approved, due to changes in the economic environment or in the idiosyncratic characteristics of the transaction or of the borrower.

The Bank uses a statistical model that estimates significant increase in credit risk for borrowers and transactions subject to collective assessment models. The estimate is made using a logistic regression that considers, as explanatory variables, the ratio of the absolute increase between the annualised lifetime PD under the economic and idiosyncratic circumstances at the time the provision is calculated relative to the annualised residual lifetime PD under the circumstances that existed at the time the transaction was approved, along with other defining variables of the borrower or exposure. For this model, thresholds for the increase in annualised lifetime PD, which require classification in stage 2, have been calibrated using historical data with the aim of maximising efficient and early detection of arrears at 30 days, refinancings and stage 3, thereby maximising risk discrimination among borrowers and/or transactions classified as stage 1 and 2.

The thresholds for significant increase in credit risk vary according to the portfolio, company size, product and level of PD upon approval, requiring higher relative increases if the PD upon approval is low.

Exceptionally, those thresholds are not applicable at certain low levels of current PD where there is practically no indication of any significant increase in credit risk over a 6-month horizon (low credit risk exemption); those levels vary according to the portfolio/segment and have been calibrated using historical data. The current PD thresholds to identify the population exempt from significant increases in credit risk have been calibrated differently for each of the portfolios under the collective model perimeter, i.e. companies differentiated by size, mortgages, and consumer loans.

In any case, as a general criterion and in addition to those described previously, borrowers included in the watchlist identified by the risk function (list of high-risk borrowers) and all transactions that have a current 12-month PD above a given threshold that varies according to portfolio/segment and is statistically calibrated, are reclassified to stage 2. Similarly, all transactions with a current 12-month PD above 50% are reclassified to stage 3.

For the portfolios of retail mortgages, consumer loans and business lending items, the average multiplier of the current annualised lifetime PD relative to the annualised residual lifetime PD upon approval, which requires exposures to be reclassified from stage 1 to stage 2 depending on the annualised residual lifetime PD upon approval, varies between the values shown in the following table:

Annualised residual lifetime PD upon approval	Average multiplier

PD<0.5%	14
0.5%<=PD<1%	5
1%<=PD<2%	3
2%<=PD<3%	2.2
PD>3%	1.3

This multiplier will also vary depending on the portfolio to which each exposure is allocated.

In other less material portfolios, the multiplier between the annualised lifetime PD upon approval and the current annualised lifetime PD is used as a metric to identify the increase in credit risk and classify exposures as stage 2. More specifically, any exposures with a multiplier of more than 3 are reclassified to stage 2.

In the case of TSB, the methodology for classification to stage 2 uses the multiplier of lifetime PD upon approval relative to current lifetime PD as an input, complemented with an absolute increase in PD calculated specifically for each portfolio. Both of these thresholds must be reached in order for an exposure to be reclassified to stage 2. In 2024 and 2023, the threshold for the multiplier of current PD relative to PD upon approval ranged from 1.5 to 2, while absolute thresholds ranged from 200 to 950 basis points in both years, with the exception of overdrafts, which only use an absolute threshold of 200 basis points.

Forbearance

The credit risk management policies and procedures applied by the Group ensure that borrowers are carefully monitored, identifying cases where provisions need to be allocated as there is evidence that their solvency is declining (see Note 4.4.2 - Credit risk). To that end, the Group allocates loan loss provisions for the transactions that require them given the borrower’s circumstances, before formally executing any refinancing/restructuring transactions, which should be understood as follows:

–

Refinancing transaction: transaction which, irrespective of the borrower or guarantees involved, is approved or used for economic or legal reasons related to the current or foreseeable financial difficulties of the borrower (or borrowers) to repay one or more transactions approved by the Group and granted to the borrower (or borrowers) or to another company or companies belonging to its group, or to bring outstanding payments fully or partially up to date, with a view to making it easier for holders of refinanced transactions to repay their debt (principal and interest) when they are unable, or will predictably soon be unable, to honour their payment obligations in good time and in the manner agreed.

–

Restructured transaction: transaction in which, for economic or legal reasons related to the current or foreseeable financial difficulties of the borrower (or borrowers), the financial terms and conditions are modified to make it easier for them to repay their debt (principal and interest) when they are unable, or will predictably soon be unable, to honour their payment obligations in good time and in the manner agreed, even when such a modification is already provided for in the contract. In any case, transactions in which the debt is written down or assets are received to reduce the debt, or transactions whose terms are modified to extend the term to maturity, or to amend the repayment schedule so as to the reduce repayment instalment amounts in the short term or reduce their payment frequency, or to establish or extend the grace period for the repayment of principal, interest, or both, are all considered restructured transactions, except where it can be proven that the terms are being modified for reasons other than borrowers’ financial difficulties and that the modified terms are analogous to those that would be applied in the market, on the date of such modification, to transactions with a similar risk profile.

If a transaction is classified in a particular risk category, refinancing does not mean that its risk classification will automatically improve. The algorithm establishes the initial classification of refinanced transactions based on their characteristics, mainly, the existence of a borrower’s financial difficulties (e.g. an inadequate business plan), the existence of certain clauses such as long grace periods, or the existence of amounts that have been written off as they are considered to be non-recoverable. The algorithm then changes the initial classification depending on the established cure periods. Reclassification into a lower risk category will only be considered if evidence exists of a continuous and significant improvement in the recovery of the debt over time; therefore, the act of refinancing does not in itself produce any immediate improvements.

Refinancing, refinanced and restructured transactions remain identified as such during a probation period until all of the following requirements are met:

–	It is concluded, having reviewed the borrower’s assets and financial position, that the borrower is unlikely to experience financial difficulties.

–	A minimum of two years has elapsed since the date of the restructuring or refinancing or, if later, since the date of reclassification to the stage 3 category.

–	The borrower has paid the instalments of principal and interest accrued since the date of the refinancing or restructuring or, if later, since the date of reclassification to the stage 3 category.

–	The borrower has no other transactions with amounts more than 30 days past due at the end of the probation period.

–	At least 12 months have passed since the grace period came to an end.

–

The refinanced amount of both the contract and the borrower has been reduced, through payments made by the customer whose cumulative amount since the refinancing date is at least the amount equivalent to the write-down, the unpaid amount at the time of refinancing or the new risk approved.

Refinancing, refinanced and restructured transactions remain in the stage 3 category until it can be verified that they meet the general criteria for reclassification to the stage 2 category, particularly the following requirements:

–	It is concluded, having reviewed the borrower’s assets and financial position, that the borrower is unlikely to experience financial difficulties.

–	One year has passed since the date of the refinancing or restructuring.

–	The borrower has paid the accrued instalments of principal and interest.

–	The borrower has no other transactions with amounts more than 90 days past due on the date on which the refinancing, refinanced or restructured transaction is reclassified to stage 2.

–	At least 12 months have passed since the grace period came to an end.

–

The refinanced amount of both the contract and the borrower has been reduced, through payments made by the customer whose cumulative amount since the refinancing date is at least the amount equivalent to the write-down, the unpaid amount at the time of refinancing or the new risk approved.

In the case of refinanced/restructured loans classified as stage 2, in addition to the general classification criteria, certain specific criteria are applicable which, if met, lead to reclassification into one of the higher risk categories described previously (i.e. to stage 3, as a result of borrower arrears, when payments are, in general, over 90 days past due, or for reasons other than borrower arrears, when there are reasonable doubts as to their recoverability).

1.3.4.1.2 Credit loss allowances

The Group applies the following parameters to determine its credit loss allowances:

–	Exposure at Default (EAD): the Institution defines exposure at default as the value to which it expects to be exposed when a loan defaults.

The exposure metrics considered by the Group in order to cover this value are the currently drawn balances and the estimated amounts that it expects to disburse in the event its off-balance sheet exposures enter into default, by applying a Credit Conversion Factor (CCF).

–	Probability of Default (PD): estimation of the probability that a borrower will default within a given period of time.

The Group has tools in place to help in its credit risk management that predict the probability of default of each borrower and which cover practically all lending activity.

In this context, the Group reviews the quality and stability of the scoring and rating tools currently in use on an annual basis. The review process includes the definition of the sample used and the methodology to be applied when monitoring rating models (see Note 4.4.2.2 “Risk management models”).

~~–~~

Loss Given Default (LGD): expected loss on transactions which are in default. This loss also takes into account outstanding debt, late-payment interest and expenses relating to the recovery process. Additionally, for each cash flow (amounts outstanding and amounts recovered), an adjustment is applied to consider the time value of money.

–

Effective Interest Rate (EIR): the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial asset or financial liability to the gross carrying amount of a financial asset or to the amortised cost of a financial liability.

–

Multiple scenarios: in order to estimate expected losses, the Group applies different scenarios to identify the effect of the non-linearity of losses. To that end, the provisions required are estimated in the different scenarios for which a probability of occurrence has been defined (see Note 4.4.2.5 “Calculation of credit loss allowances”).

Summary of criteria for classification and allowances

The amount of credit impairment allowances is calculated based on whether or not there has been a significant increase in credit risk since the transaction was originated, and on whether or not any default events have occurred:

The methodology used to estimate losses on refinanced and restructured transactions is generally similar to that used for other financial assets at amortised cost, but it is considered that, in principle, the estimated loss on a transaction that has had to be restructured to enable payment obligations to be satisfied should be greater than the estimated loss on a transaction with no history of non-payment, unless sufficient additional effective guarantees are provided to justify otherwise.

Guarantees

Effective guarantees are collateral and personal guarantees proven by the Group to be a valid means of mitigating credit risk.

Under no circumstances will guarantees whose effectiveness substantially depends on the credit quality of the debtor or, where applicable, of the economic group of which the debtor forms part, be accepted as effective guarantees.

Based on the foregoing, the following types of guarantees can be considered to be effective guarantees:

–	Real estate guarantees applied as first mortgage liens:

•	Completed buildings and building components:

○	Housing units.

○	Offices, commercial premises and multi-purpose industrial buildings.

○	Other buildings, such as non-multi-purpose industrial buildings and hotels.

•	Urban land and regulated building land.

•	Other real estate.

–	Collateral in the form of pledged financial instruments:

•	Cash deposits.

•	Equity instruments in listed entities and debt securities issued by creditworthy issuers.

–	Other collateral:

•	Personal property received as collateral.

•	Subsequent mortgages on properties.

–

Personal guarantees such that direct liability to the customer falls to the new guarantors, who are persons or entities whose solvency is sufficiently verified to ensure the full redemption of the transaction under the terms set forth.

The Group has collateral valuation criteria for assets located in Spain that are in line with prevailing legislation. In particular, the Group applies criteria for the selection and engagement of appraisers that are geared towards assuring their independence and the quality of the appraisals. All of the appraisers used are appraisal companies that have been entered in the Bank of Spain Special Register of Appraisal Firms, and the appraisals are carried out in accordance with the criteria established in Order ECO/805/2003 on rules for the appraisal of real estate and particular rights for specific financial purposes.

Real estate guarantees for loan transactions are valued on the date they are granted, while real estate assets are valued on the date on which they are recognised, whether as a result of a purchase, foreclosure or deed in lieu, and also whenever there is a significant reduction in value. In addition, the criteria for updating the appraisal, established in Annex 9 to Circular 4/2017 published by the Bank of Spain, are applied for assets subject to the calculation of provisions for impairment risk. Similarly, statistical methodologies may be used to update appraisals but only for properties that have a certain level of homogeneity among them, in other words, those with low exposure and low risk whose characteristics are likely to be shared by other properties and which are located in an active market with frequent transactions, although a full appraisal is carried out in accordance with the aforesaid ECO Order (an “ECO appraisal”) at least once every three years.

Assets located in other EU countries are appraised in accordance with that set forth in Royal Decree 716/2009 of 24 April, while those in the rest of the world are appraised by companies and/or experts with recognised expertise and experience in the country in question. Real estate assets located in a foreign country, if any, will be appraised using the method approved by the Royal Institution of Chartered Surveyors (RICS), through prudent and independent appraisals carried out by authorised experts in the country where the property is located or, where appropriate, by appraisal firms or services accredited in Spain, and in accordance with the appraisal rules applicable in that country insofar as these are compatible with generally accepted appraisal practices.

The Group has developed internal methodologies to estimate credit loss allowances. These methodologies use the appraisal value as a starting point to determine the amount that can be recovered with the enforcement of real estate guarantees. This appraisal value is adjusted to account for the time required to enforce such guarantees, price trends and the Group’s ability and experience in realising the value of properties with similar prices and enforcement timeframes, as well as the costs of enforcement, maintenance and sale.

Credit losses on State-guaranteed loans granted as part of the government support scheme designed to address the impact of Covid-19, irrespective of the credit risk category or categories into which the transaction is classified throughout its life, are calculated based on their expected credit loss less the positive impact of cash flows expected to be recovered with that guarantee.

1.3.4.2 Investments in joint ventures and associates

The Group recognises allowances for the impairment of investments in joint ventures and associates, always provided there is objective evidence that the carrying amount of an investment is not recoverable. Objective evidence that equity instruments have become impaired is considered to exist when, after initial recognition, one or more events occur whose direct or combined effect demonstrates that the carrying amount is not recoverable.

The Group considers the following indicators, among others, to determine whether there is evidence of impairment:

–	Significant financial difficulties.

–	Disappearance of an active market for the instrument in question because of financial difficulties.

–	Significant changes in performance compared with budgets, business plans or milestones.

–	Significant changes in the market for the issuer’s equity or its products or potential products.

–	Significant changes in the global economy or in the economic environment in which the issuer operates.

–	Significant changes in the technological or legal environment in which the issuer operates.

The value of allowances for the impairment of interests held in associates included under the heading of “Investments in joint ventures and associates” is estimated by comparing their recoverable amount against their carrying amount. The latter amount is the higher of the fair value, less costs of disposal, and the value in use.

The Group determines the value in use of each interest held based on its net asset value, or based on estimates of the companies’ profit or loss, pooling them into activity sectors (real estate, renewables, industrial, financial, etc.) and evaluating the macroeconomic factors specific to that sector which could affect the performance of those companies. In particular, interests held in insurance investees are valued by applying the market consistent embedded value methodology, those held in companies involved in real estate are valued based on their net asset value, while those held in financial investees are valued using multiples of their carrying amount and/or the profit of other comparable listed companies.

Impairment losses are recognised in the consolidated income statement for the year in which they materialise and subsequent recoveries are recognised in the consolidated income statement for the year in which they are recovered.

1.3.5 Hedging transactions

The Group has elected to continue applying IAS 39 for its hedge accounting until the IFRS 9 macro hedge accounting project has been finalised, as permitted by IFRS 9.

The Group uses financial derivatives to (i) provide these instruments to customers that request them, (ii) manage risks associated with the Group’s proprietary positions (hedging derivatives), and (iii) realise gains as a result of their price fluctuations. To that end, it uses both financial derivatives traded in organised markets and those traded bilaterally with counterparties outside organised markets (Over The Counter, or OTC).

Financial derivatives that do not qualify for designation as hedging instruments are classified as derivatives held for trading. To be designated as a hedging instrument, a financial derivative must meet the following conditions:

–

The financial derivative must hedge against the exposure to changes in the value of assets and liabilities caused by interest rate and/or exchange rate fluctuations (fair value hedge), the exposure to variability in estimated cash flows that is attributable to a particular risk of financial assets and financial liabilities, firm commitments or highly probable forecast transactions (cash flow hedge), or the exposure associated with net investments in foreign operations (hedge of net investments in foreign operations).

–

The financial derivative must effectively eliminate some portion of the risk inherent in the hedged item or position throughout the entire expected life of the hedge. This effectiveness should be measured both prospectively and retrospectively. To that end, the Group analyses whether, at the time of its inception, a hedge is expected to operate with a high level of effectiveness in business-as-usual conditions. It also runs effectiveness tests throughout the life of the hedge, in order to verify that the results of these tests show an effectiveness that falls within a range of between 80% and 125%.

–

Suitable documentation must be available to show that the financial derivative was acquired specifically to hedge against certain balances or transactions and to show the intended method for achieving and measuring hedge effectiveness, provided that this method is consistent with the Group’s own risk management processes.

Hedges are applied to either individual items and balances (micro-hedges) or to portfolios of financial assets and financial liabilities (macro-hedges). In the latter case, the set of financial assets and financial liabilities to be hedged must share the same type of risk, a condition that is met when the individual hedged items have a similar interest rate sensitivity.

Changes that take place after the designation of the hedge, changes in the measurement of financial instruments designated as hedged items and changes in financial instruments designated as hedging instruments are recognised in the following way:

–

In fair value hedges, differences arising in the fair value of the derivative and the hedged item that are attributable to the hedged risk are recognised directly in the consolidated income statement, with a balancing entry under the headings of the consolidated balance sheet in which the hedged item is included, or under the heading “Derivatives – Hedge accounting”, as appropriate.

In fair value hedges of interest rate risk of a portfolio of financial instruments, gains or losses arising when the hedging instrument is measured are recognised directly in the consolidated income statement. Losses and gains arising from fair value changes in the hedged item that can be attributed to the hedged risk are recognised in the consolidated income statement with a balancing entry under the heading “Fair value changes of the hedged items in portfolio hedge of interest rate risk” on either the asset side or the liability side of the consolidated balance sheet, as appropriate. In this case, hedge effectiveness is assessed by comparing the net position of assets and liabilities in each time period against the hedged amount designated for each of them, immediately recognising the ineffective portion under the heading “Net profit or net loss on financial operations” of the consolidated income statement.

–

In cash flow hedges, differences in the value of the effective portion of hedging instruments are recognised under the heading “Accumulated other comprehensive income – Hedging derivatives. Cash flow hedges reserve [effective portion]” of the consolidated statement of equity. These differences are recognised in the consolidated income statement when the losses or gains on the hedged item are recognised through profit or loss, when the envisaged transactions are executed, or on the maturity date of the hedged item.

–

In hedges of net investments in foreign operations, measurement differences in the effective portion of hedging instruments are recognised temporarily in the consolidated statement of equity under “Accumulated other comprehensive income – Hedge of net investments in foreign operations [effective portion]”. These differences are recognised in the consolidated income statement when the investment in foreign operations is disposed of or derecognised from the consolidated balance sheet.

–

Measurement differences in hedging instruments corresponding to the ineffective portion of cash flow hedges and net investments in foreign operations are recognised under the heading “Net profit or net loss on financial operations” of the consolidated income statement.

If a derivative assigned as a hedging derivative does not meet the above requirements due to its termination, discontinuance, ineffectiveness, or for any other reason, it will be treated as a derivative held for trading for accounting purposes. Therefore, changes in its measurement are recognised with a balancing entry in the income statement.

Where a fair value hedge is discontinued, any previous adjustments made to the hedged item are recognised in the income statement using the effective interest rate method, recalculated as at the date on which the item ceased to be hedged, and must be fully amortised upon maturity.

Where a cash flow hedge is discontinued, the accumulated gains or losses on the hedging instrument that had been recognised under “Accumulated other comprehensive income” in the consolidated statement of equity while the hedge was still effective will continue to be recognised under that heading until the hedged transaction takes place, at which time the gain or loss will be recognised in the income statement, unless the hedged transaction is not expected to take place, in which case it will be recognised in the income statement immediately.

1.3.6 Financial guarantees

Contracts whereby the issuer undertakes to make specific payments on behalf of a third party in the event of that third party failing to do so, irrespective of their legal form, are considered financial guarantees. These can be bonds, bank guarantees, insurance contracts or credit derivatives, among other items.

The Group recognises financial guarantee contracts under the heading “Financial liabilities at amortised cost – Other financial liabilities” at their fair value which, initially and unless there is evidence to the contrary, is the present value of the expected fees and income to be received. Fees and similar income received upon commencement of the operations, as well as receivables measured at the present value of future cash flows pending collection, are simultaneously recognised as a credit item on the asset side of the balance sheet.

In the particular case of long-term guarantees given in cash to third parties under service contracts, where the Group guarantees a particular level or volume in terms of the provision of such services, it initially recognises those guarantees at fair value. The difference between their fair value and the disbursed amount is considered an advance payment made or received in exchange for the provision of the service, and this is recognised in the consolidated income statement for the period in which the service is provided. Subsequently, the Group applies analogous criteria to debt instruments measured at amortised cost.

Financial guarantees are classified according to the risk of incurring loan losses attributable to either the customer or the transaction and, where appropriate, an assessment is made of whether provisions need to be allocated for these guarantees by applying criteria similar to the criteria used for debt instruments measured at amortised cost.

Income from guarantee instruments is recognised under the heading “Fee and commission income” in the consolidated income statement and calculated applying the rate laid down in the related contract to the nominal amount of the guarantee. Interest from long-term guarantees given in cash to third parties is recognised by the Group under the heading “Interest income” in the consolidated income statement.

1.3.7 Transfers and derecognition of financial instruments from the balance sheet

Financial assets are only derecognised from the consolidated balance sheet when they no longer generate cash flows or when their inherent risks and rewards have been substantially transferred to third parties. Similarly, financial liabilities are only derecognised from the consolidated balance sheet when there are no further obligations associated with the liabilities or when they are acquired for the purpose of their termination or resale.

Note 4 provides details of asset transfers in effect at the end of 2024 and 2023, indicating those that did not involve the derecognition of the asset from the consolidated balance sheet.

1.3.8 Offsetting of financial instruments

Financial assets and financial liabilities are only offset for the purpose of their presentation in the consolidated balance sheet when the Group has a legally enforceable right to offset the amounts recognised in such instruments and intends to settle them at their net value or realise the asset and settle the liability simultaneously.

1.3.9 Non-current assets and assets and liabilities included in disposal groups classified as held for sale and discontinued operations

The “Non-current assets and disposal groups classified as held for sale” heading on the consolidated balance sheet includes the carrying amounts of assets – stated individually or combined in a disposal group, or as part of a business unit intended to be sold (discontinued operations) – which are very likely to be sold in their current condition within one year of the date of the consolidated annual financial statements.

It can therefore be assumed that the carrying amount of these assets, which may be of a financial or non-financial nature, will be recovered through the disposal of the item concerned rather than through its continued use.

Specifically, real estate or other non-current assets received by the Group for the full or partial settlement of debtors’ payment obligations are treated as non-current assets held for sale, unless the Group has decided to make continued use of those assets or to include them in its rental operations. Similarly, investments in joint ventures or associates that meet the above criteria are also recognised as non-current assets held for sale. For all of these assets, the Group has specific units that focus on the management and sale of real estate assets.

The heading “Liabilities included in disposal groups classified as held for sale” includes credit balances associated with assets or disposal groups, or with the Group’s discontinued operations.

Non-current assets and disposal groups classified as held for sale are measured, both on the acquisition date and thereafter, at the lower of their carrying amount and their fair value less estimated selling costs. The carrying amount at the acquisition date of non-current assets and disposal groups classified as held for sale deriving from foreclosure or recovery is defined as the outstanding balance of the loans or credit that gave rise to those purchases (less any associated provisions). Tangible and intangible assets that would otherwise be subject to depreciation or amortisation are not depreciated or amortised while they remain classified as “Non-current assets and disposal groups classified as held for sale”.

In order to determine the net fair value of real estate assets, the Group uses its own internal methodology, which uses as a starting point the appraisal value, adjusting this based on its past experience of selling properties that are similar in terms of prices, the period during which each asset remains on the consolidated balance sheet and other explanatory factors. Similarly, agreements entered into with third parties for the disposal of these assets are also taken into account.

The appraisal value of real estate assets recognised in this heading is obtained following policies and criteria analogous to those described in the section entitled “Guarantees” in Note 1.3.4. The main appraisal firms and agencies used to obtain market appraisal values are listed in Note 6.

Profit or loss generated on the disposal of assets and liabilities classified non-current assets or liabilities held for sale, as well as impairment losses and their reversal, where appropriate, are recognised under the heading “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” in the consolidated income statement. The remaining income and expenses relating to these assets and liabilities are disclosed according to their nature.

Discontinued operations are components of the Institution that have been disposed of or classified as held for sale and which (i) represent a business line or geographical area that is significant and separate from the rest or is part of a single coordinated plan to dispose of that business or geographical area, or (ii) are subsidiaries acquired solely in order to be resold. Income and expenses of any kind generated by discontinued operations, if any, during the year, including those generated before they were classified as discontinued operations, are presented net of the tax effect as a single amount under the heading “Profit or (-) loss after tax from discontinued operations” in the consolidated income statement, regardless of whether the business has been derecognised from or remains on the asset side of the balance sheet as at year-end. This heading also includes the profit or loss obtained on their sale or disposal.

1.3.10 Tangible assets

Tangible assets include (i) property, plant and equipment held by the Group for current or future use that is expected to be used for more than one year, (ii) property, plant and equipment leased out to customers under operating leases, and (iii) investment properties, which include land, buildings and other structures held in order to be leased out or to obtain a capital gain on their sale. This heading also includes tangible assets received in payment of debts classified on the basis of their final use.

As a general rule, tangible assets are measured at their acquisition cost less accumulated depreciation and, if applicable, less any impairment losses identified by comparing the net carrying amount of each item against its recoverable amount.

Depreciation of tangible assets is systematically calculated on a straight-line basis, applying the estimated years of useful life of the various items to the acquisition cost of the assets less their residual value. The land on which buildings and other structures stand is considered to have an indefinite life and is therefore not depreciated.

The annual depreciation charge on tangible assets is recognised in the consolidated income statement and generally calculated based on the remaining years of the estimated useful life of the different groups of components:

Useful life (years)

Land and buildings	17 to 75
Fixtures and fittings	5 to 20
Furniture, office equipment and other	3 to 15
Vehicles	3 to 6
Computer equipment	4 to 6

The Group reviews the estimated useful life of the various components of tangible assets at the end of every year, if not more frequently, in order to detect any significant changes. Should any such changes occur, the useful life is adjusted, correcting the depreciation charge in the consolidated income statements for future years as required to reflect the new estimated useful life.

At each year-end closing, the Group analyses whether there are any internal or external signs that a tangible asset might be impaired. If there is evidence of impairment, the Group assesses whether this impairment actually exists by comparing the asset’s net carrying amount against its recoverable amount (the higher of its fair value, less selling costs, and its value in use). Where the asset’s carrying amount is higher than its recoverable amount, the Group reduces the carrying amount of the corresponding component to its recoverable amount and adjusts future depreciation charges in proportion to the adjusted carrying amount and new remaining useful life, in the event this needs to be re-estimated. Where there are signs that the value of a component has been recovered, the Group records the reversal of the impairment loss recognised in previous years and adjusts future depreciation charges accordingly. The reversal of an impairment loss on an asset component shall in no circumstances result in its carrying amount being increased to a value higher than the value that the asset component would have had if no impairment losses had been recognised in previous years.

In particular, certain items of property, plant and equipment are assigned to cash-generating units in the banking business. Impairment tests are conducted on these units to verify whether sufficient cash flows are generated to support the assets’ value. To that end, the Group (i) calculates the recurring net cash flow of each branch based on the cumulative contribution margin less the allocated recurring cost of risk, and (ii) that recurring net cash flow is regarded as a perpetual cash flow and a valuation is effected using the discounted cash flow method applying the cost of capital and growth rate in perpetuity determined by the Group (see Note 16).

For investment properties, the Group uses valuations carried out by third parties entered in the Bank of Spain Special Register of Appraisal Firms, in accordance with criteria set forth in Order ECO/805/2003.

The costs of preserving and maintaining tangible assets are recognised in the consolidated income statement for the year in which they are incurred.

1.3.11 Leases

The Group evaluates the existence of a lease contract at its inception or when its terms are changed. A contract is deemed to be a lease contract when the asset is identified in that contract and the party receiving the asset has the right to control its use.

Leases in which the Group acts as lessee

The Group recognises, for leases in which it acts as lessee, which mostly correspond to lease contracts for real estate and office spaces linked to its operating activity, a right-of-use asset of the leased asset and a liability for payments outstanding at the date on which the leased asset was made available to the Group for use.

For lease contracts with a specified lease term that include, or not, a unilateral option for early termination that can be exercised by the Group and in which the cost associated with such termination is not significant, the term of the lease is generally equivalent to the duration initially stipulated in the contract. However, if there are any circumstances that could result in contracts being terminated early, these will be taken into account.

For lease contracts with a specified lease term that include a unilateral option for extension that can be exercised by the Group, the choice to exercise that option will be made on the basis of economic incentives and past experience.

The lease liability is initially recognised in the heading “Financial liabilities at amortised cost – Other financial liabilities” of the consolidated balance sheet (see Note 21), at a value equal to the present value of the estimated payments outstanding, based on the envisaged maturity date. Lease payments are discounted using the implicit interest rate, if this can be easily determined and, if not, the incremental borrowing rate, understood as the rate of interest that the Group would have to pay to borrow the funds necessary to purchase assets with a value similar to the rights of use acquired over the leased assets for a term equal to the estimated duration of the lease contracts.

These payments comprise fixed payments (less any lease incentives receivable), variable payments determined by reference to an index or rate, amounts expected to be paid for residual value guarantees given to the lessor, the exercise price of a purchase option (if the Group is reasonably certain to exercise that option) and payments of penalties for terminating the lease (if the lease term shows that an option to terminate the lease is exercised).

The payments settled by the lessee in each period reduce the lease liability and accrue an interest expense that is recognised in the consolidated income statement over the lease term.

A right-of-use asset, which is classified as a fixed asset based on the nature of the leased asset, is initially recognised at cost, which comprises the amount of the initial measurement of the lease liability, payments made before or on the commencement date of the lease, initial direct costs and, where appropriate, the estimated costs of dismantling or restoring the asset to the condition required under the lease.

The right-of-use asset is depreciated on a straight-line basis at the shorter of the useful life of the asset or the lease term.

The criteria for impairing these assets are similar to those used for tangible assets (see Note 1.3.10).

The Group exercises the option to recognise, as an expense during the year, the payments made on short-term leases (those that, at the commencement date, have a lease term of 12 months or less) and leases in which the leased asset has a low value.

Sale and leaseback

If the Group does not retain control over the asset, (i) the asset sold is derecognised from the balance sheet and the right-of-use asset arising from the leaseback is recognised at the proportion of the leased asset’s previous carrying amount that relates to the right of use retained, and (ii) a lease liability is recognised.

If the Group retains control over the asset, (i) the asset sold is not derecognised from the balance sheet and (ii) a financial liability is recognised for the amount of consideration received.

The profit or loss generated on the transaction is immediately recognised in the consolidated income statement, if a sale is determined to exist (only for the amount of the gain or loss relating to the rights over the transferred asset), as the buyer-lessor has acquired control over the asset.

Leases in which the Group acts as lessor

Finance leases

Where the Group is the lessor of an asset, the sum of the present values of amounts receivable from the lessee is recorded as financing provided to a third party and is therefore included under the heading “Financial assets at amortised cost” on the consolidated balance sheet. This financing includes the exercise price of the purchase option payable to the lessee upon termination of the contract in cases where that exercise price is sufficiently lower than the fair value of the asset at the maturity date of the option, such that it is reasonably likely to be exercised.

Operating leases

In operating leases, ownership of the leased asset and a substantial proportion of all of the risks and rewards incidental to ownership of the asset remain with the lessor.

The acquisition cost of the leased asset is recognised under the heading “Tangible assets”. These assets are depreciated in accordance with the same policies followed for similar tangible assets for own use and the revenue from the lease contracts is recognised in the consolidated income statement on a straight-line basis.

1.3.12 Intangible assets

Intangible assets are identifiable, non-monetary assets without physical substance that arise as a result of an acquisition from third parties or which are generated internally by the Group. An intangible asset will be recognised when, in addition to meeting this definition, the Group considers it likely that economic benefits deriving from the asset and its cost can be reliably estimated.

Intangible assets are initially recognised at their acquisition or production cost and are subsequently measured at cost less, where applicable, the accumulated amortisation and any impairment loss that may have been sustained.

Goodwill

Positive differences between the cost of a business combination and the acquired portion of the net fair value of the assets, liabilities and contingent liabilities of the acquired entities are recognised as goodwill on the asset side of the consolidated balance sheet. These differences represent an advance payment made by the Group of the future economic benefits derived from the acquired entities that are not individually identified and separately recognised. Goodwill, which is not amortised, is only recognised when acquired for valuable consideration in a business combination.

Each goodwill item is assigned to one or more Cash-Generating Units (CGUs) that are expected to benefit from the synergies arising from the business combinations. These CGUs are the smallest identifiable group of assets which, as a result of their continuous operation, generate cash flows for the Group, separately from other assets or groups of assets.

CGUs, or groups of CGUs, to which goodwill has been assigned are tested at least once a year for impairment, or whenever there is evidence that impairment might have occurred. To that end, the Group calculates their value in use using mainly the distributed profit discount method, in which the following parameters are taken into account:

–

Key business assumptions: these assumptions are used as a basis for the cash flow projections considered in the valuation. For businesses engaging in financial activities, projections are made for variables such as changes in lending volumes, default rates, customer deposits, interest rates under a forecast macroeconomic scenario, and capital requirements.

–	Estimates of macroeconomic variables and other financial parameters.

–

Projection period: this is usually five years, after which a recurring level is attained in terms of both income and profitability. These projections take into account the existing economic situation at the time of the valuation.

–

Discount rate (post-tax): the present value of future dividends, from which a value in use is obtained, is calculated using the Institution’s cost of capital (Ke), from the standpoint of a market participant, as a discount rate. To determine the cost of capital, the Capital Asset Pricing Model (CAPM) is used in accordance with the formula: “Ke = Rf + b (Pm) + a”, where: Ke = Required return or cost of capital, Rf = Risk-free rate, b = Company’s systemic risk coefficient, Pm = Market premium and a = Non-systemic risk premium.

–

Growth rate used to extrapolate cash flow projections beyond the period covered by the most recent forecasts: this is based on long-term estimates of the main macroeconomic figures and key business variables, and bearing in mind the existing financial market circumstances and outlooks at all times.

If the carrying amount of a CGU (or group of CGUs to which goodwill has been assigned) is higher than its recoverable amount, the Group recognises an impairment loss that is allocated, firstly, by reducing the goodwill attributed to that CGU and, secondly, if any losses remain to be allocated, by reducing the carrying amount of the remaining allocated assets on a pro rata basis. Impairment losses recognised for goodwill cannot subsequently be reversed.

Other intangible assets

This heading mainly includes intangible assets acquired in business combinations, such as the value of brands of the acquired businesses, as well as computer software.

These intangible assets have a finite useful life and are amortised based on their useful lives, applying similar criteria to those used for tangible assets. The useful life of brands and contractual rights arising from relationships with customers of the acquired businesses varies between 10 and 15 years, while for computer software the useful life ranges from 7 to 15 years. In particular, the software applications corresponding to infrastructure, communications, architecture and corporate functions of the banking platforms used by Group entities to carry out their activity generally have a useful life of between 10 and 15 years, while the useful life of applications corresponding to channels and to data & analytics ranges from 7 to 10 years. The base platform implemented in 2018 that TSB uses to carry out its activity has a useful life of 15 years.

The criteria for recognising impairment losses on these assets and any reversals of impairment losses recognised in earlier financial years are similar to those applied to tangible assets. To that end, the Group determines whether there is evidence of impairment by comparing actual changes against the initial assumptions applied in the parameters used when they were first recognised. These include possible loss of customers, average customer balances, average revenue and the assigned cost-to-income ratio.

Changes in the estimated useful life of intangible assets are treated in a similar way to changes in the estimated useful life of tangible assets.

1.3.13 Inventories

Inventories are non-financial assets that are held by the Group for their use or sale in the ordinary course of its business, or which are in the process of production, construction or development for such sale or use, or which are to be consumed in the production process or in the rendering of services.

As a general rule, inventories are measured at the lower of cost and net realisable value. Net realisable value means the estimated selling price net of the estimated production and marketing costs to carry out the sale.

Decreases in net realisable value and, where applicable, any subsequent recoveries in value are recognised under the heading “Impairment or (-) reversal of impairment on non-financial assets – Other” of the consolidated income statement for the year in which they materialise.

Inventories correspond to land and buildings and their net realisable value is calculated based on the appraisal carried out by an independent expert, entered in the Bank of Spain Special Register of Appraisal Firms and performed in accordance with the criteria established in Order ECO/805/2003 on rules for the appraisal of real estate and particular rights for specific financial purposes, which is then adjusted taking into account past experience in selling assets that are similar in terms of prices, the period during which each asset remains on the consolidated balance sheet and other explanatory factors. Nevertheless, statistical methodologies may be used to update appraisals for properties with a fair value of no more than 300,000 euros and which have a certain level of homogeneity among them, in other words, those with low exposure and low risk whose characteristics are likely to be shared by other properties and which are located in an active market with frequent transactions, although a full appraisal is carried out in accordance with the aforesaid ECO Order (an “ECO appraisal”) at least once every three years.

The carrying amount of the inventories is derecognised from the consolidated balance sheet and recognised as an expense during the year in which the income from its sale is recognised.

1.3.14 Own equity instruments

Own equity instruments are defined as equity instruments that meet the following conditions:

–

They do not involve any contractual obligation for the issuer that entails delivering cash or another financial asset to a third party, or exchanging financial assets or financial liabilities with a third party under terms that are potentially unfavourable to the issuer.

–

In the case of a contract that will or may be settled with the issuer’s own equity instruments: if it is a non-derivative financial instrument, it does not entail an obligation to deliver a variable number of its own equity instruments; or, if it is a derivative instrument, it is settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the issuer’s own equity instruments.

All transactions involving own equity instruments, including their issuance or redemption, are recognised directly with a balancing entry in consolidated equity.

Changes in the value of instruments classified as own equity instruments are not recognised in the financial statements. Any consideration received or paid in exchange for such instruments is directly added to or deducted from consolidated equity net of the associated transaction costs.

Equity instruments issued in full or partial settlement of a financial liability are initially recognised at fair value unless this cannot be reliably determined. In this case, the difference between the carrying amount of the financial liability (or any part thereof) that has been settled and the fair value of the equity instruments issued is recognised in the income statement for the year.

On the other hand, compound financial instruments, which are contracts that have both a financial liability and an own equity instrument from the issuer’s perspective (e.g. convertible bonds that grant their holder the right to convert them into equity instruments of the issuing entity), are recognised at issuance, separating their component parts and presenting them according to their substance (see Note 1.3.3).

1.3.15 Remuneration in equity instruments

The delivery of own equity instruments to employees in payment for their services (where these instruments are determined at the start of, and delivered upon completion of, a specified period of service) is recognised as a service cost over the period during which the services are being provided, with a balancing entry under the heading “Other equity” in the consolidated statement of equity. On the date these instruments are awarded, the services received are measured at fair value unless this cannot be reliably estimated, in which case they are measured by reference to the fair value of the committed equity instruments, bearing in mind the tenors and other conditions envisaged in the commitments.

The amounts recognised in consolidated equity cannot subsequently be reversed, even when employees do not exercise their right to receive the equity instruments.

For transactions involving share-based remuneration paid in cash, the Group recognises a service cost over the period during which the services are provided by the employees, with a balancing entry on the liabilities side of the consolidated balance sheet. The Group measures this liability at fair value until it is settled. Changes in value are recognised in the income statement for the year.

1.3.16 Provisions, contingent assets and contingent liabilities

Provisions are present obligations of the Group resulting from past events and whose nature as at the date of the financial statements is clearly specified, but which are of uncertain timing and value. When such obligations mature or become due for settlement, the Group expects to settle them with an expenditure.

In general, the Group’s consolidated annual financial statements include all significant provisions based on which it is estimated that it is more likely than not that the obligation will need to be settled. These provisions include, among other items, pension commitments undertaken with employees by Group entities (see Note 1.3.17), as well as provisions for tax litigation and other contingencies.

Contingent liabilities are any possible obligations in the Group that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the Group. Contingent liabilities include present obligations of the Group whose settlement is unlikely to originate any reduction of funds, or whose value, in extremely rare cases, cannot be reliably measured. Contingent liabilities are not recognised in the consolidated annual financial statements, rather, they are disclosed in the notes to the consolidated annual financial statements.

Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of events not wholly within the control of the Group. These contingent assets are not recognised on the consolidated balance sheet or in the consolidated income statement, but they are disclosed in the accompanying notes to those statements where an inflow of economic benefits is probable.

1.3.17 Provisions for pensions

The Group’s pension commitments to its employees are as follows:

Defined contribution plans

These are plans under which fixed contributions are made to a separate entity in accordance with the agreements entered into with each particular group of employees, without any legal or constructive obligation to make further contributions if the separate entity is unable to pay all employee benefits relating to employee service in the current and prior periods.

These contributions are recognised each year in the consolidated income statement (see Note 33).

Defined benefit plans

Defined benefit plans cover all existing commitments arising from the application of the Collective Bargaining Agreement for Banks (Convenio Colectivo de Banca).

These commitments are financed through the following vehicles: the Banco Sabadell employee pension plan, insurance contracts, the voluntary social welfare agency (E.P.S.V.) and internal funds.

The “Provisions – Pensions and other post employment defined benefit obligations” heading on the liabilities side of the consolidated balance sheet includes the actuarial present value of pension commitments, which is calculated individually using the projected unit credit method on the basis of the financial and actuarial assumptions set out below. This is the same method used for the sensitivity analysis described in Note 22.

The fair value of the plan assets is deducted from the obligations calculated in this way. Plan assets are assets that will be used to settle obligations, including insurance policies, since they meet the following conditions: (i) they are not owned by the Group but by a legally separate third party not qualifying as a related party, (ii) they are only available to pay or fund employee benefits and are not available to creditors of the Group, even in the event of insolvency, (iii) they cannot be returned to the Group unless the assets remaining in the plan are sufficient to settle all obligations, either of the plan or of the Institution, relating to employee benefits, or unless assets are to be returned to the Bank to reimburse it for employee benefits previously paid, and (iv) they are not non-transferable financial instruments issued by the Group.

The assets that back pension commitments shown in the standalone balance sheet of the insurance company BanSabadell Vida, S.A. de Seguros y Reaseguros, also called reimbursement rights or pension-linked insurance contracts, are not plan assets, as the company is a related party of the Group (see Note 17).

Pension commitments are recognised in the following way:

–

In the consolidated income statement, net interest on the defined benefit liability (asset) net of pension commitments as well as the service cost, which includes (i) the service cost in the current period, (ii) the past service cost arising from changes made to existing commitments or from the introduction of new benefits, and (iii) any gain or loss arising from a settlement of the plan.

–

Under the heading “Accumulated other comprehensive income – Items that will not be reclassified to profit or loss - Actuarial gains or (-) losses on defined benefit pension plans” in the consolidated statement of equity, the remeasurement of the net defined benefit liability (asset) for pension commitments, which includes (i) actuarial gains and losses generated in the year arising from differences between the previous actuarial assumptions and the reality, and from changes in the actuarial assumptions made, and (ii) the return on plan assets. The amounts included in net interest on the defined benefit liability (asset) are not included in either case.

–

The heading “Provisions – Other long term employee benefits” on the liabilities side of the consolidated balance sheet mainly includes the value of commitments undertaken with early retirees. Changes occurring during the year in the value of liabilities are recognised in the consolidated income statement.

Actuarial assumptions

The most relevant financial/actuarial assumptions used in the measurement of pension commitments as at 31 December 2024 and 2023 are as follows:

	2024	2023

Mortality tables	PER2020_Col_1er.orden	PER2020_Col_1er.orden
Discount rate, pension plan	3.00% per annum	3.75% per annum
Discount rate, related insurance	3.00% per annum	3.75% per annum
Discount rate, non-related insurance	3.00% per annum	3.75% per annum
Inflation	2.00% per annum	2.00% per annum
Rate of increase in salaries	3.00% per annum	3.00% per annum
Employee disability	SS90-Absolute	SS90-Absolute
Employee turnover	Not considered	Not considered
Early retirement	Considered	Considered
Normal retirement age	65 or 67 years	65 or 67 years

In 2024, the discount rate on all commitments was determined by reference to the return on AA-rated corporate bonds (iBoxx € Corporates AA 7-10), with an average duration of 7.58 years (in 2023, the iBoxx € Corporates AA 10+ curve was used, with an average duration of 11.96 years).

The early retirement age considered is the earliest retirement date after which pension entitlements cannot be revoked by the employer for 100% of the employees.

The return on long-term assets corresponding to plan assets and reimbursement rights (pension-linked insurance contracts) was determined by applying the same discount rate used in actuarial assumptions (3.00% and 3.75% in 2024 and 2023, respectively).

1.3.18 Foreign currency transactions and exchange differences

The Group’s functional and reporting currency is the euro. Consequently, all balances and transactions denominated in currencies other than the euro are treated as being denominated in a foreign currency.

On initial recognition, debit and credit balances denominated in foreign currencies are translated to the functional currency at the spot exchange rate, defined as the exchange rate for immediate delivery, on the recognition date. Subsequent to the initial recognition, the following rules are used to translate foreign currency balances to the functional currency of each investee:

–	Monetary assets and liabilities are translated at the closing rate, defined as the average spot exchange rate as at the reporting date.

–	Non-monetary items measured at historical cost are translated at the exchange rate ruling at the acquisition date.

–	Non-monetary items measured at fair value are translated at the exchange rate ruling at the date when the fair value was determined.

–	Income and expenses are translated at the exchange rate ruling at the transaction date.

In general, exchange differences arising in the translation of debit and credit balances denominated in foreign currency are recognised in the consolidated income statement. However, for exchange differences arising in non-monetary items measured at fair value where the fair value adjustment is recognised under the heading “Accumulated other comprehensive income” in the consolidated statement of equity, a breakdown is given for the exchange rate component of the remeasurement of the non-monetary item.

The balances of the financial statements of consolidated entities with a functional currency other than the euro are translated into euros in the following manner:

–	Assets and liabilities are translated at the exchange rate ruling at each year-end closing.

–	Income and expenses are translated at the average exchange rate, weighted by the volume of transactions of the company whose income and expenses are being translated.

–	Equity is translated at historical exchange rates.

Exchange differences arising in the translation of financial statements of consolidated entities with a functional currency other than the euro are recognised under the heading “Accumulated other comprehensive income” on the consolidated statement of equity.

The exchange rates applied to translate balances denominated in foreign currency into euros are those published by the European Central Bank on 31 December of each year.

1.3.19 Recognition of income and expenses

Interest income and expenses and other similar items

Interest income and expenses and other similar items are generally accounted for over the period in which they accrue using the effective interest rate method, under the headings “Interest income” or “Interest expenses” of the consolidated income statement, as applicable. Dividends received from other entities are recognised as income at the time the right to receive them originates.

Commissions, fees and similar items

Generally, income and expenses in the form of commissions and similar fees are recognised in the consolidated income statement based on the following criteria:

–	Those linked to financial assets and financial liabilities measured at fair value through profit or loss are recognised at the time of disbursement.

–	Those related to transactions carried out or services rendered over a given period of time are recognised throughout that period.

–	Those related to a transaction or service that is carried out or rendered in a single act are recognised when the originating act takes place.

Financial fees and commissions, which form an integral part of the effective cost or yield of a financial transaction, are accrued net of associated direct costs and recognised in the consolidated income statement over their expected average life.

Assets managed by the Group but owned by third parties are not included in the balance sheet. Fees generated by this activity are recognised under the heading “Fee and commission income” in the consolidated income statement.

Non-financial income and expenses

These items are recognised in the accounts upon delivery of the non-financial asset or upon provision of the non-financial service. To determine the carrying amount and establish when this item should be recognised, a model is used that consists of five steps: identification of the contract with the customer, identification of the separate obligations of the contract, calculation of the transaction price, distribution of the transaction price between the identified obligations and, lastly, recognition of the revenue when, or as, the obligations are settled.

Deferred payments and collections

Deferred payments and collections are accounted for at the carrying amount obtained by discounting expected cash flows at market rates.

Levies

For levies and tax obligations whose amount and date of payment are certain, the obligation is recognised when the event that leads to its payment takes place in the terms provided in legislation. Therefore, the item to be paid is recognised when there is a present obligation to pay the levy.

Deposit guarantee schemes

The Bank is a member of the Deposit Guarantee Fund (hereinafter, DGF). The Management Committee of the DGF of credit institutions, in accordance with that established in Royal Decree-Law 16/2011 and Royal Decree 2606/1996, set the annual contribution for the year 2024 in the following terms: (i) no annual contribution needs to be made for the deposit guarantee offered by the Fund, as the financial resources available in that guarantee as at 31 December 2023 already represented 0.8% of the amount of the guaranteed deposits, and (ii) the contribution to the securities guarantee offered by the Fund has been set at 0.2% of 5% of the value of the securities guaranteed as at 31 December 2024 (see Note 32).

Some of the consolidated entities are integrated into schemes which are similar to the DGF and they make contributions to those schemes in accordance with domestic regulations (see Note 32). The most significant of these are listed below:

–	TSB Bank plc makes contributions to the Financial Services Compensation Scheme.

–	Banco Sabadell, S.A. Institución de Banca Múltiple makes contributions to the deposit guarantee scheme established by the Instituto para la Protección del Ahorro Bancario.

Single Resolution Fund (SRF)

Law 11/2015 of 18 June, together with its implementing regulation through Royal Decree 1012/2015, entailed the transposition into Spanish law of Directive 2014/59/EU. This Directive established a new framework for the resolution of credit institutions and investment firms, and it is also one of the standards that have contributed to the establishment of the Single Resolution Mechanism, created through Regulation (EU) No 806/2014. This Regulation sets out standard rules and procedures for the resolution of credit institutions and investment firms within the framework of a Single Resolution Mechanism and a Single Resolution Fund (hereinafter, SRF) at a European level.

As part of the implementation of this Regulation, on 1 January 2016 the SRF came into effect, to operate as a financing instrument which the Single Resolution Board can use. The Single Resolution Board is the European authority that makes decisions on the resolution of failing banks, in order to efficiently undertake the resolution measures that have been adopted. The SRF receives contributions from credit institutions and investment firms subject to the same.

The calculation of each entity’s contribution to the SRF, governed by Commission Delegated Regulation (EU) 2015/63, is based on the proportion that each entity represents with respect to the aggregate total liabilities of the Fund’s member entities, after deducting own funds and the guaranteed amount of the deposits. The latter is then adjusted to the Institution’s risk profile (see Note 32).

In 2024, the Bank made no contributions to the Single Resolution Fund.

Temporary levy of credit institutions and financial credit establishments

Law 38/2022 of 27 December was published on 28 December 2022. Among other aspects, it established a temporary levy for credit institutions and financial credit establishments. This levy was to be paid during 2023 and 2024 by credit institutions and financial credit establishments operating in Spain whose sum of interest income and fee and commission income in 2019 was 800 million euros or more. The payment amount was set at 4.8% of the sum of net interest income plus net fees and commissions stemming from their activities in Spain recognised on the income statement for the calendar year immediately preceding the year in which the payment obligation arose. The payment obligation arose every 1 January and had to be paid during the first 20 calendar days of the month of September of each year, without prejudice to a 50% advance payment of the total levy, which had to be made during the first 20 calendar days of the first February following the date on which the payment obligation arose (see Note 32).

1.3.20 Income taxes

Corporation tax applicable to the Spanish companies of Banco Sabadell Group, as well as similar taxes applicable to foreign investees, is considered to be an expense and is recognised under the heading “Tax expense or (-) income related to profit or loss from continuing operations” in the consolidated income statement, except when it arises as a result of a transaction that has been directly recognised in the consolidated statement of equity, in which case it is recognised directly in the latter.

The total corporation tax expense is equivalent to the sum of current tax, calculated by applying the relevant levy to taxable income for the year (after applying fiscally admissible deductions and benefits), and the variation in deferred tax assets and deferred tax liabilities recognised in the consolidated income statement.

Taxable income for the year may be at variance with the income for the year shown in the consolidated income statement, as it excludes items of income or expenditure that are taxable or deductible in other years as well as items that are non-taxable or non-deductible.

Deferred tax assets and deferred tax liabilities relate to taxes expected to be payable or recoverable arising from differences between the carrying amounts of the assets and liabilities appearing in the financial statements and the related tax bases (“tax value”), as well as tax losses carried forward and unused tax credits that might be offset or applied in the future. They are calculated by applying to the relevant timing differences or tax credits the tax rate at which they are expected to be recovered or settled (see Note 39).

A deferred tax asset, such as a tax prepayment or a credit in respect of a tax deduction or tax benefit, or a credit in respect of tax losses carried forward, is recognised provided that the Group is likely to obtain sufficient future taxable profits against which the tax asset can be realised, and that these are not derived from the initial recognition (except in a business combination) of other assets and liabilities in an operation that does not affect either the tax result or the accounting result.

Deferred tax assets arising due to deductible timing differences resulting from investments in subsidiaries, branches and associates, or from equity interests in joint ventures, are only recognised insofar as the difference is expected to be reversed due to the dissolution of the investee.

Deferred tax liabilities arising from timing differences associated with investments in subsidiaries and associates are recognised in the accounts unless the Group is capable of determining when the timing difference will reverse and, in addition, such a reversal is unlikely.

The “Tax assets” and “Tax liabilities” on the consolidated balance sheet include all tax assets and tax liabilities, differentiating between current tax assets/liabilities (to be recovered/paid in the next twelve months, for example, a corporation tax payment made to the tax authority (Hacienda Pública)) and deferred tax assets/liabilities (to be recovered/paid in future years).

Income or expenses recognised directly in the consolidated statement of equity that do not affect profits for tax purposes, and income or expenses that are not recognised directly and do affect profits for tax purposes, are recorded as timing differences.

At each year-end closing, recognised deferred tax assets and liabilities are reviewed to ascertain whether they are still current and to ensure that there is sufficient evidence of the likelihood of generating future tax profits that will allow them to be realised, in the case of assets, adjusting them as required.

To conduct the aforesaid review, the following variables are taken into account:

–

Forecasts of results of each entity or tax group, based on the financial budgets approved by the Group’s directors for a five-year period, subsequently applying constant growth rates similar to the mean long-term growth rates of the sector in which the various companies of the Group operate;

–	Estimate of the reversal of timing differences on the basis of their nature; and

–	The period or limit set forth by prevailing legislation in each country for the reversal of the different tax assets.

1.3.21 Consolidated statement of recognised income and expenses

This statement sets out the recognised income and expenses resulting from the Group’s activity during the year, distinguishing between items recognised as profit or loss in the consolidated income statement and those recognised directly in consolidated equity.

1.3.22 Consolidated statement of total changes in equity

This statement sets out all changes in the Group’s equity, including those arising from accounting changes and corrections of errors. It sets out a reconciliation of the carrying amount at the beginning and end of the year of all items that comprise consolidated equity, grouping changes together by type in the following items:

–

Adjustments due to changes in accounting criteria and corrections of errors: includes changes in consolidated equity that arise as a result of the retroactive restatement of financial statement balances, distinguishing between those that arise from changes in accounting criteria and those that correspond to the correction of errors.

–	Total recognised income and expenses: includes, in aggregate form, the total of items recognised in the aforesaid consolidated statement of recognised income and expenses.

–

Other changes in consolidated equity: includes the remaining items recognised in consolidated equity, such as capital increases or decreases, distribution of dividends, transactions with own equity instruments, payments with own equity instruments, transfers between equity items and any other increase or decrease of consolidated equity.

1.3.23 Consolidated cash flow statement

Consolidated cash flow statements have been prepared using the indirect method, in such a way that, based on the Group’s profit or loss, the non-monetary transactions and all types of deferred payment items and accruals which have been or will be the cause of operating income and expenses have been taken into account, in addition to the income and expenses associated with cash flows from activities classified as investing or financing activities.

No situations requiring the application of significant judgements to classify cash flows have arisen during the year.

There have been no significant transactions that have generated cash flows not reflected in the consolidated cash flow statement.

1.4 Comparability

The information contained in these consolidated annual financial statements corresponding to 2023 is provided solely and exclusively for purposes of comparison against the information for the year ended 31 December 2024 and therefore does not constitute the Group’s consolidated annual financial statements for 2023.

1.5 Other information (tender offer)

Proposed merger and voluntary tender offer for the acquisition of shares of Banco Sabadell put forward by Banco Bilbao Vizcaya Argentaria, S.A.

In an Inside Information disclosure dated 30 April 2024, entered in the register of the Spanish National Securities Market Commission (CNMV) under number 2,227, Banco Sabadell confirmed that it had received, on that same day, an indicative written proposal from Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) for a merger (the Proposal). It also advised that the Board of Directors of Banco Sabadell would properly analyse all aspects of the Proposal.

Further to the aforementioned Inside Information disclosure, on 6 May 2024, through a separate Inside Information disclosure entered in the CNMV’s register under number 2,234, Banco Sabadell submitted a press release on the decisions taken by its Board of Directors on that date, informing that Banco Sabadell, in fulfilment of its duties and with the assistance of financial advisors and a legal advisor, had carefully considered the Proposal and believed that it significantly undervalued the potential of Banco Sabadell and its standalone growth prospects. The press release also stated that the Board of Directors was highly confident in Banco Sabadell’s growth strategy and its financial targets and was of the view that Banco Sabadell’s standalone strategy would create superior value for its shareholders. Therefore, based on the detailed assessment of the Proposal, the Board of Directors had concluded that it was not in the best interest of Banco Sabadell and its shareholders and had therefore rejected BBVA’s Proposal; this decision was, moreover, thought to be aligned with the interest of Banco Sabadell’s customers and employees.

Furthermore, as part of its strong commitment to shareholder value creation and supported by the company’s business plan and solid capital generation, the Board of Directors reiterated its commitment to distribute, on an ongoing basis, any excess capital above the 13% CET1 ratio pro forma Basel IV2 to its shareholders. The overall excess capital amount to be generated over 2024 and 2025, together with recurrent dividends during this period according to a successful completion of the current business plan, was projected to be 2.4 billion euros3, with part of the distribution to shareholders potentially subject to supervisory approval.

In addition, on 8 May 2024, through an Inside Information disclosure entered in the CNMV’s register under number 2,240, with regard to the news published in the press on that same day, and to ensure that the market had complete and transparent information in respect thereto, the Bank published the verbatim text of the communication which, without any prior contact or exchange between the parties, was received by the Chairman of the Board of Directors of Banco Sabadell from the Chairman of the Board of Directors of BBVA on 5 May 2024. In that communication, the Chairman of BBVA’s Board of Directors stated that, in connection with the terms of the proposed merger, BBVA had no room to improve its economic terms.

On 9 May 2024, BBVA sent the CNMV the prior announcement of a tender offer (the Offer) for the acquisition of all shares issued by Banco Sabadell, conditional upon its acceptance by 50.01% of the share capital of Banco Sabadell (subsequently amended to acceptance of the tender offer for a number of shares that allows BBVA to acquire at least more than half of the effective voting rights of Banco Sabadell, excluding any treasury shares held by Banco Sabadell at that time, which BBVA undertakes to redeem at the bank’s first General Meeting of Shareholders following the tender offer) further conditional upon approval by the General Shareholders’ Meeting of BBVA of the increase of its share capital through the issuance of new ordinary shares with non-cash contributions in an amount sufficient to fully cover the consideration offered, and further conditional upon obtaining authorisation by the National Markets and Competition Commission (CNMC) in Spain and by the Prudential Regulation Authority (PRA) in the United Kingdom. The transaction also requires approval by the CNMV and a statement of non-opposition from the European Central Bank.

On 24 May 2024, BBVA filed an application for authorisation of the tender offer with the CNMV, which was admitted for processing by the latter on 11 June 2024. The aforesaid offer initially consisted of one newly issued BBVA share for every 4.83 shares of Banco Sabadell.

On 1 October 2024, BBVA released an Other Relevant Information disclosure entered in the CNMV’s register under number 30,745 announcing the adjustment of the consideration under the tender offer in the terms set forth in section 8 of the prior announcement of the offer, establishing, as from 10 October 2024 and following payment by Banco Sabadell and BBVA of their respective interim cash dividends charged to 2024, an exchange ratio of one newly issued ordinary share of BBVA and 0.29 euros in cash for every 5.0196 ordinary shares of Banco Sabadell that accept the offer.

On 5 July 2024, during the BBVA Extraordinary General Shareholders’ Meeting, shareholders approved an increase of its share capital through the issuance of ordinary shares, up to a maximum nominal amount of 551,906,524.05 euros, with non-cash contributions in order to cover the consideration in kind of the voluntary tender offer put forward by BBVA for the acquisition of up to 100% of Banco Sabadell’s shares.

Later, in September 2024, BBVA obtained authorisation from the UK’s Prudential Regulation Authority (PRA) for the acquisition of indirect control over TSB and the ECB’s decision not to oppose the takeover of Banco Sabadell.

As at the sign-off date of these annual financial statements, the tender offer remains pending receipt of regulatory authorisation from the CNMC (which on 12 November 2024 announced that its concentration analysis was moving to phase 2) and from the CNMV. It also remains pending acceptance of the offer by a number of shares that allows BBVA to acquire at least more than half of the effective voting rights of Banco

2 Basel IV marks the final phase of the Basel III standards.

3 Subsequently, in July 2024, the estimation of Banco Sabadell’s shareholder remuneration to be charged to the earnings of 2024 and 2025 was updated, announcing to the market that the expected amount would change from the 2.4 billion euros announced on 6 May 2024 (to be increased by the 250 million euros pending execution under Banco Sabadell’s share buyback programme suspended on 13 May 2024 following publication of the prior announcement of the tender offer, which represented a total of 2.65 billion euros) to 2.9 billion euros (already including the aforesaid 250 million euros pending execution under the Bank’s share buyback programme), representing a net increase of 250 million euros. Similarly, at its meeting of 6 February 2025, the Board of Directors updated its estimated total shareholder remuneration amount against earnings of 2024 and 2025 to 3.3 billion euros.

Sabadell at the end of the offer acceptance period (therefore excluding any treasury shares held by Banco Sabadell at that time), in accordance with the amended offer released by BBVA on 9 January 2025 through an Inside Information disclosure entered in the CNMV’s register under number 2,544.

For as long as the tender offer remains pending, it will generate uncertainty for the Group, which is inherent in the very nature of the offer put forward. At the present time, there can be no certainty as to how long it will take for the tender offer to be authorised, nor of the ultimate outcome of the tender offer, if approved.

Note 2 – Banco Sabadell Group

Subsidiaries and associates as at 31 December 2024 and 2023 are listed in Schedule I, along with their registered offices, primary activities, the percentage shareholding in each, key financial data and the consolidation method used (full consolidation or equity method) in each case.

Schedule II provides details of consolidated structured entities (securitisation funds).

A description is provided here below of the business combinations, acquisitions and sales or liquidations which are most representative of investments in the capital of other entities (subsidiaries and/or investments in associates) made by the Group during 2024 and 2023. Schedule I also includes details of changes in the scope of consolidation in each financial year and the profit or loss obtained by the Group on the disposal of its subsidiaries and associates.

Changes in the scope of consolidation in 2024

Additions to the scope of consolidation:

No significant additions to the scope of consolidation took place in 2024.

Exclusions from the scope of consolidation:

No significant exclusions from the scope of consolidation took place in 2024.

Changes in the scope of consolidation in 2023

Additions to the scope of consolidation:

No significant additions to the scope of consolidation took place in 2023.

Exclusions from the scope of consolidation:

On 22 December 2022, the Board of Directors of Banco de Sabadell, S.A. and the Board of Directors of Bansabadell Financiación, E.F.C., S.A.U. approved and signed the common draft terms of the merger between Banco de Sabadell, S.A. (as the absorbing company) and Bansabadell Financiación, E.F.C., S.A.U. (as the absorbed company). Having obtained the relevant authorisations, the deed of the merger by absorption of Bansabadell Financiación E.F.C., S.A. by Banco de Sabadell, S.A. was entered in the Alicante Companies Register on 10 October 2023. As Bansabadell Financiación, E.F.C., S.A.U. was a company directly and fully owned by the Bank (see Schedule I – Changes in the scope of consolidation in 2023), this transaction had no significant impact on the Group’s consolidated financial statements.

With the exception of the transaction described above, no significant exclusions from the scope of consolidation took place in 2023.

Other significant transactions in 2024

The Group made no other significant transactions meriting disclosure in 2024.

Other significant transactions in 2023

On 27 February 2023, Banco Sabadell signed a strategic deal to provide merchant acquiring services with Nexi S.p.A. (hereinafter, “Nexi”), a leading European paytech company, for a renewable ten-year period, under which Nexi is to acquire 80% of Banco Sabadell’s payments subsidiary Paycomet, S.L.U. for 280 million euros. Banco Sabadell will retain a 20% stake for at least three years, whilst aligning interests with its new industrial partner. Following this period, Banco Sabadell will have the option to sell that 20%.

The total transaction amount was fixed at 350 million euros (280 million euros due to the 80% subject to sale), which may be increased depending on the achievement of certain targets.

As at the sign-off date of these consolidated annual financial statements, the necessary regulatory authorisations to close this transaction have been obtained. The transaction is expected to be completed in 2025, once the outcome of the tender offer for the acquisition of shares representing the total share capital of the Bank, described in Note 1.5, is known.

Note 3 – Shareholder remuneration and earnings per share

Set out below is the proposed distribution of the profits earned by Banco de Sabadell, S.A. in 2024, which the Board of Directors will submit to shareholders for approval at the Annual General Meeting, together with the proposed distribution of profits earned by Banco de Sabadell S.A. in 2023, which was approved by shareholders at the Annual General Meeting of 10 April 2024:

Thousand euro
	2024	2023

To dividends (*)	1,095,867	326,413
To Canary Island investment reserve	145	183
To voluntary reserves	409,803	761,418

Profit for the year of Banco de Sabadell, S.A.	1,505,815	1,088,014

(*) Amount corresponding to the interim cash dividend paid on 1 October 2024 of 0.08 euros (gross) per share and to the estimated dividend amount of 0.1244 euros (gross) per share, to be paid in cash. This estimate has been calculated taking into account (a) that, as at the sign-off date of these consolidated annual financial statements, the Bank is the holder of 78,840,390 treasury shares, (b) that, as a result of the restrictions placed on treasury stock transactions stemming from the voluntary tender offer put forward by Banco Bilbao Vizcaya Argentaria, S.A. for the acquisition of Banco Sabadell shares representing its total share capital (see Note 1.5), the Institution does not expect those shares to be placed back in circulation on the market prior to the dividend payment date, and (c) that, as required by the Capital Companies Act, treasury shares do not carry rights to obtain dividends.

At its meeting held on 22 July 2024, the Board of Directors of Banco Sabadell agreed to distribute an interim dividend in cash, to be paid out of its earnings for 2024, of 0.08 euros (gross) per share, which was paid on 1 October 2024.

In fulfilment of the mandatory requirement indicated in Article 277 of Spain’s Capital Companies Act (Ley de Sociedades de Capital), the provisional statement of accounts provided below was created by the Bank to confirm the existence of sufficient liquidity and profit at the time of its approval of the aforesaid interim dividend:

Thousand euro
Available for the payment of dividends according to the provisional statement as at:	30/06/2024

Banco Sabadell profit as at the date indicated, after provisions for taxes	788,703
Estimated statutory reserve	—
Estimated Canary Island investment reserve	36

Maximum amount available for distribution	788,667

Interim dividend proposed	428,915
Cash balance available at Banco de Sabadell, S.A. (*)	22,669,798

(*) Includes the balance of the heading “Cash, cash balances at central banks and other demand deposits”.

In addition to the cash interim dividend, during the aforesaid meeting, the Board of Directors of Banco Sabadell agreed to set the percentage of profits to be distributed to shareholders, in other words the Group’s payout ratio, at 60% of the Group’s net attributable profit for 2024. This payout ratio is at the top of the range established by the Group’s Shareholder Remuneration Policy.

Later, on 6 February 2025, Banco Sabadell’s Board of Directors agreed to submit a proposal to the Annual General Meeting for the distribution of a final dividend of 0.1244 euros (gross) per share, to be paid in cash out of the earnings of 2024. This dividend, together with the one mentioned previously, result in a total cash dividend to be paid out of the earnings of 2024 of 0.2044 euros (gross) per share.

In addition, during the aforementioned meeting of 6 February 2025, the Board of Directors of Banco Sabadell, having obtained prior authorisation from the competent authority, decided that a proposal would be submitted at the next Annual General Meeting to resume execution of the share buyback programme approved at the Annual General Meeting of April 2024, in the amount of 247 million euros, equivalent to 0.0461 euros (gross) per share, which was temporarily suspended as per the request of the CNMV received on 13 May 2024 in light of the publication of the announcement of the tender offer put forward by Banco Bilbao Vizcaya Argentaria, S.A. (see Note 1.5). Similarly, during that meeting, and also having obtained the previous authorisation from the competent authority, the Board of Directors agreed to submit a proposal to the next Annual General Meeting to distribute excess capital above the 13% fully-loaded CET1 ratio (post-impact of Basel IV4), through a share buyback programme, in the amount of 755 million euros, equivalent to 0.1408 euros (gross) per share.

Based on the foregoing, total shareholder remuneration in 2024 will amount to 2,098 million euros, equivalent to 0.3913 euros (gross) per share, of which 1,096 million euros (0.2044 euros gross per share) correspond to the cash dividend and 1,002 million euros (0.1869 euros gross per share) correspond to buyback programmes.

At its meeting of 31 January 2024, the Board of Directors submitted a proposal to the Annual General Meeting concerning the distribution of a final gross cash dividend of 0.03 euros per share to be paid out of 2023 earnings, which was approved at the Annual General Meeting on 10 April 2024 and paid out in the same month. Previously, the Board of Directors of Banco Sabadell had agreed, on 25 October 2023, to distribute an interim dividend in cash, to be paid out of its earnings in 2023, of 0.03 euros (gross) per share, which was paid on 29 December 2023. Consequently, the cash dividend reached 0.06 euros per share, paid out of 2023 earnings, which the Bank had intended to complement with the share buyback programme that was subsequently suspended, as described in the following section.

Share buyback programme

Share buyback programme in 2024

On 10 April 2024, the Ordinary Annual General Meeting of Banco Sabadell approved a resolution to reduce share capital by the par value of the treasury shares that may be acquired by Banco Sabadell under the share buyback programme, against earnings for 2023, for a maximum pecuniary amount of 340 million euros.

Subsequently, on 25 April 2024, Banco Sabadell announced, through an Inside Information disclosure entered in the CNMV’s register under number 2,203, the terms and the start date of the treasury share buyback programme approved by the Board of Directors on 24 April 2024, in accordance with the provisions of Article 5 of Regulation (EU) 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016.

As indicated above, on 13 May 2024, pursuant to the request received from the CNMV on that same date, the Bank released an Other Relevant Information disclosure, entered in the CNMV’s register under number 28,561, giving notice of the interim suspension of the aforementioned share buyback programme in light of the publication of the prior announcement of the voluntary tender offer put forward by Banco Bilbao Vizcaya Argentaria, S.A. for the acquisition of Banco Sabadell shares representing its total share capital (see Note 1.5).

The operation of the buyback programme was discontinued before the opening of the session of 9 May 2024, the amount paid for the shares purchased under the buyback programme up to (and including) 8 May 2024 being 92,864,152.55 euros, representing approximately 27.31% of the maximum pecuniary amount of the buyback programme, therefore approximately 72.69% of the said maximum amount remains to be executed.

At its meeting of 29 January 2025, the Bank’s Board of Directors agreed to partially execute the capital reduction resolution approved by the Annual General Meeting on 10 April 2024, in the amount of 6,566,420.625 euros, through the redemption of the 52,531,365 shares acquired by virtue of the aforesaid buyback programme up to the time of its suspension. The aforesaid resolution already envisaged the possibility of it not being executed or only partially executed due to unforeseen circumstances (see Note 23).

[4]	Basel IV marks the final phase of the Basel III standards.

Share buyback programme in 2023

On 30 June 2023, after receiving the required authorisation from the European Central Bank, Banco Sabadell gave notice, by means of an Inside Information disclosure, of the establishment and execution of a temporary share buyback programme for a maximum amount of 204 million euros for the purpose of reducing the Bank’s share capital through the redemption of the treasury shares acquired. The buyback programme was carried out in accordance with the provisions of Article 5 of Regulation (EU) 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016.

On 13 November 2023, the Bank gave notice, by means of an Other Relevant Information disclosure, of the end of the share buyback programme as the maximum pecuniary amount mentioned above had been reached, having acquired 186,743,254 treasury shares with a par value of 0.125 euros each, representing approximately 3.32% of Banco Sabadell’s share capital.

On 30 November 2023, the Board of Directors agreed to execute Banco Sabadell’s share capital reduction through the redemption of all the treasury shares acquired under the share buyback programme. Execution of the capital reduction was approved under the powers conferred to the Board of Directors at the Ordinary Annual General Meeting held on 23 March 2023 in the amount of 23,342,906.75 euros. The public deed corresponding to the capital reduction was entered with the Companies Register of Alicante on 11 December 2023 (see Note 23).

Earnings per share

Basic earnings (or loss) per share are calculated by dividing the net profit attributable to the Group, adjusted by earnings on other equity instruments, by the weighted average number of ordinary shares outstanding in the year, excluding any treasury shares acquired by the Group. Diluted earnings (or loss) per share are calculated by applying adjustments for the estimated effect of all potential conversions of ordinary shares to the net profit attributable to the Group and the weighted average number of ordinary shares outstanding.

The Group’s earnings per share calculations are shown below:

	2024	2023

Profit or loss attributable to owners of the parent (thousand euro)	1,826,805	1,332,181
Adjustment: Remuneration of other equity instruments (thousand euro)	(98,155)	(115,391)
Profit or (-) loss after tax from discontinued operations (thousand euro)	—	—
Profit or loss attributable to owners of the parent, adjusted (thousand euro)	1,728,650	1,216,790

Weighted average number of ordinary shares outstanding (**)	5,376,450,440	5,401,123,639
Assumed conversion of convertible debt and other equity instruments	—	—
Weighted average number of ordinary shares outstanding, adjusted	5,376,450,440	5,401,123,639

Earnings (or loss) per share (euros)	0.32	0.23
Basic earnings (or loss) per share adjusted for the effect of mandatory convertible	0.32	0.23
bonds (euros)
Diluted earnings (or loss) per share (euros)	0.32	0.23

(*) Average number of shares outstanding, excluding the average number of own shares held in treasury stock during the year.

As at 31 December 2024 and 2023, there were no other financial instruments or share-based commitments with employees with a significant impact on the calculation of diluted earnings (or loss) per share for the periods presented. For this reason, basic earnings (or loss) per share coincide with diluted earnings (or loss) per share.

The distributions of profits of subsidiaries are subject to approval by shareholders at their respective Annual General Meetings.

Note 4 – Risk management

Throughout 2024, Banco Sabadell Group has continued to strengthen its risk management and control framework by incorporating improvements in accordance with supervisory expectations and market trends.

Bearing in mind that Banco Sabadell Group takes risks during the course of its activity, good management of these risks is a central part of the business. The Group has established a set of principles, set out in policies and rolled out through procedures, strategies and processes, which aim to increase the probability of achieving the strategic objectives of the Group’s various activities, facilitating management in an uncertain environment. This set of principles is called the Global Risk Framework.

4.1. Macroeconomic, political and regulatory environment

Macroeconomic environment

When managing risks, the Group considers the macroeconomic environment. The most salient aspects of 2024 are set out below:

–	The year 2024 was marked by the US economy maintaining its momentum, showing greater-than-expected resilience, and the Eurozone being particularly weighed down by Germany’s weakness.

–

Spain continued to outperform other Eurozone countries. Growth was underpinned by factors such as flows of immigration, the recovery of real incomes, the good financial situation of households and businesses, interest rate cuts and the ongoing rollout of Next Generation European Union (NGEU) funds.

–

The emerging economies, in general, continued to show resilience, despite the high interest rate environment at a global level. The adjustment of China’s real estate sector continued, which led authorities to announce a significant package of stimulus measures.

–	As for Mexico, activity was subdued, weighed down by restrictive monetary policy and domestic and foreign political uncertainty.

–	Inflation moved closer towards the targets set by central banks during 2024, although the services component continued to be sticky.

–

Geopolitics continued to be a source of uncertainty for the economic environment. The conflict in the Middle East saw several episodes of instability, but continued to have a limited impact on the markets.

–

The domestic policy of several countries also captured the markets’ attention, with the presidential elections in the United States and the subsequent victory of Donald Trump, and with the increasing political noise in France and Mexico after their own elections.

–

Central banks gained confidence regarding their inflation forecasts and at the mid-year mark started to cut official interest rates, although they were cautious about the future evolution of interest rates.

–

The European Central Bank began its series of interest rate cuts in June and placed the deposit rate at 3.00% (down from 4.00%). Furthermore, its balance sheet continued to be reduced, due to the discontinuation of reinvestments under the Pandemic Emergency Purchase Programme (PEPP) and the repayment of all liquidity from TLTRO III.

–	The Federal Reserve (Fed) cut the target range of the Fed funds rate by 100 basis points to 4.25%-4.50% and indicated that the pace of cuts going forward will be gradual.

–	The Bank of England (BoE) started its series of cuts by slashing the base rate by 25 basis points in August and November, to 4.75%.

–	Financial markets once again performed well in 2024, building up from last year’s positive performance.

–

Yields on long-term government bonds of the main developed countries ended the year at levels above those of 2023 year-end, although with clear signs of volatility during the year as the market progressively adjusted its policy rate cut expectations.

–

The risk premiums on peripheral sovereign debt stood at levels lower than those seen at the end of 2023, underpinned by credit rating agencies’ positive actions, good activity data, the ECB’s emergency programmes and the disbursement of the NGEU funds.

–	Meanwhile, France’s risk premium significantly rebounded in the face of considerable political uncertainty, the bad shape of its public finances and the negative actions of credit rating agencies.

–	The euro ended the year at more depreciated levels than the dollar, impacted by differences in monetary policy between the Eurozone and the United States, as well as the US presidential elections.

–

As for the financial markets of emerging countries, sovereign risk premiums rose slightly, in an environment in which tax risks continued to attract attention in countries such as Brazil and Colombia and in which political uncertainty increased in Mexico. This, compounded by falling oil prices, also weighed on these countries’ currencies.

–	The banking sector continued to improve its metrics amidst increased profitability, driven by the positive evolution of net interest income and fee and commission income.

–

The financial authorities deemed that the risks associated with global financial stability had moderated. The main concerns revolved around financial and geopolitical factors, while strictly macroeconomic concerns started to fade away.

Political and regulatory environment

DANA response measures

In November 2024, the Spanish government launched the Immediate Response, Rebuilding and Relaunch Plan in the aftermath of the natural disaster caused by the isolated high altitude depression phenomenon known in Spain as DANA that took place last October and mainly affected the Community of Valencia. This plan was initially implemented through Royal Decree-Law 6/2024 of 5 November, followed by Royal Decree-Law 7/2024 of 11 November, and finally by Royal Decree-Law 8/2024 of 28 November. These decrees include a set of measures aimed at addressing the liquidity needs of households, self-employed professionals and businesses, such as the rollout of the ICO-DANA line of guarantees, furnished with up to 5 billion euros, and statutory moratoria.

Specifically, the Spanish Ministry of Economy, Trade and Business, at a meeting of the Council of Ministers held on 11 November 2024, adopted an agreement establishing the terms and conditions of the first tranche of this line of guarantees for 1 billion euros, setting the guarantee’s percentage at 80% of the capital. In addition, the aforementioned agreement allows obligors released under Article 29 of Royal Decree-Law 8/2020 of 17 March, Article 1 of Royal Decree-Law 25/2020 of 3 July and Article 29 of Royal Decree-Law 6/2022 of 29 March, who meet the requirements laid down in Article 32 of Royal Decree-Law 6/2024 to request the suspension of principal and interest repayments. At a meeting of the Council of Ministers of 28 November 2024, an agreement was signed to open up a new tranche of the ICO-DANA line of guarantees for self-employed persons and SMEs for 240 million euros.

Furthermore, a three-month statutory moratorium for households, self-employed professionals and businesses (with turnover of up to 6 million euros) on principal and interest repayments and an additional nine-month moratorium on principal repayments were put in place.

The Group carried out a preliminary assessment of its exposure potentially affected by the event. To that end, the potentially affected perimeter was identified using the postcodes of the municipalities included in the scope of application of Royal Decree-Law 6/2024 of 5 November, taking into account:

•	Mortgage-backed exposures which, using the coordinates in which the main collateral was located, coincided with a flooded location;

•	Corporate exposures in which the company’s registered office, using the coordinates of the same, coincided with a flooded location; or

•	Unsecured retail exposures which were part of a list of most affected municipalities compiled internally using the same satellite information provided by Copernicus.

Based on these criteria, the Group’s exposure that met any of the aforementioned conditions stood at 396 million euros as at the date of the event, 30 October 2024. The Group has estimated DANA’s impact as at 2024 year-end on the accounting classification on the basis of credit risk and on the expected loss based on the updated exposure, reclassifying exposures as stage 2 or stage 3 in the amount of 255 million euros and 96 million euros, respectively, and applying an adjustment to the expected loss in the amount of 45 million euros (see Note 4.4.2.5 - Calculation of credit loss allowances).

As at 31 December 2024, the Group had arranged 1,437 statutory moratoria for a total amount of 60 million euros, distributed between 828 transactions granted to households amounting to 34 million euros, 272 transactions granted to self-employed professionals amounting to 12 million euros, and 337 transactions granted to companies and businesses amounting to 14 million euros, as well as one ICO guarantee transaction amounting to 3 million euros.

War between Russia and Ukraine

The war between Russia and Ukraine continues after three years of conflict. The Group’s credit risk with both individuals and companies from these countries is limited, and the same is true of its counterparty credit risk with financial institutions from Russia and Ukraine. Specifically, the largest exposures relate to mortgage loans granted to customers of Russian, Ukrainian or Belarusian nationality residing outside Spain, which amounted to 181 million euros and 233 million euros as at 31 December 2024 and 2023, respectively. The real estate assets securing those exposures are located in Spain and have an average loan-to-value of 35.2% and 37.7% as at 31 December 2024 and 2023, respectively. Furthermore, these are all transactions that, on average, were originated more than eight years ago.

Measures to ease the mortgage burden and strengthen financial inclusion

On 22 November 2022, the government adopted a package of measures to help ease the mortgage burden and support vulnerable families and those at risk of vulnerability in a context of increasing mortgage costs as a result of interest rate hikes. The aforementioned measures were implemented through three pillars: improving the treatment of vulnerable families, by amending and extending the 2012 Code of Good Practice (principal grace period, interest rate reduction, extension of the mortgage term); the creation of a new framework of action for middle-class families at risk of vulnerability (new temporary Code of Good Practice, lasting two years, which entailed a 12-month freeze on repayments, a lower interest rate on the deferred principal and an extension of the term of up to seven years); and, lastly, the early repayment of loans and switching from a mortgage with a variable rate to one with a fixed rate was made easier through the temporary elimination and subsequent reduction of the penalty or fee charged for these items.

Subsequently, on 27 December 2023, Royal Decree-Law 8/2023 prolonging certain anti-crisis measures was adopted, which extended the duration of most of the measures adopted in 2022 and 2023. These measures also included a series of measures aimed at strengthening the financial inclusion of older and/or disabled persons, including the removal of fees charged for cash withdrawals at bank counters, and the preventive framework to provide relief to at-risk mortgage holders was extended.

In the aftermath of the DANA emergency, Royal Decree-Law 8/2023 was amended on 11 November 2024 by Royal Decree-Law 7/2024, extending the Code of Good Practice by a further 12 months, and by a further 18 months for those affected by DANA.

4.2 Key milestones during the year

4.2.1 The Group’s risk profile during the year

The following milestones have been achieved in relation to the Group’s risk profile during 2024:

I. Non-performing assets:

–	During 2024, non-performing assets were reduced by 1,068 million euros. The NPL ratio for the year stands at 2.84% compared to 3.52% in 2023.

II. Lending performance:

–	Gross performing loans granted to customers ended the year 2024 with a balance of 156,913 million euros, increasing by 4.7% year-on-year.

–	In Spain, gross performing loans in year-on-year terms posted a 5.3% improvement, driven by the increase of lending to corporates and individuals, as well as the good performance of foreign branches.

–	In TSB, at a constant exchange rate, gross performing loans remained stable.

–	In Mexico, at a constant exchange rate, gross performing loans fell -4.6% in year-on-year terms.

III. Concentration:

–	From a sectoral point of view, the loan portfolio is diversified and has limited exposure to the sectors most sensitive to the current economic environment.

–

Similarly, in terms of individual concentration, the risk metrics relating to concentration of large exposures showed a slight downward trend and remained within the appetite level. The credit rating of large exposures also improved over the year.

–	Geographically speaking, the portfolio is positioned in dynamic regions, both in Spain and worldwide. International exposures account for 37% of the loan book.

IV. Strong capital position:

–	The CET1 ratio stood at 13.02% as at 2024 year-end compared to 13.19% in 2023.

–	The Total Capital ratio stood at 17.60% as at the end of 2024, thus remaining above the requirements for 2025 with an MDA buffer of 406 basis points. The Leverage Ratio stood at 5.20%.

V. Sound liquidity position:

–	The short-term Liquidity Coverage Ratio (LCR) stood at 210% (compared with 228% at the end of 2023), with total liquid assets of 65,257 million euros (61,783 million euros as at the end of 2023).

4.2.2 Strengthened credit risk management and control environment

2024 was a year marked by lower interest rates once the inflationary pressures that characterised 2022 and 2023 as a result of the geopolitical situation were overcome. This, together with the strengthened risk management and control tools, led to a reduced impact on customers’ default rates and a significant reduction in inflows of non-performing loans.

In the area of credit risk management, in 2024 the Bank continued to reinforce the control environment by reviewing and updating credit risk frameworks, as well as annually reviewing the Sector Guidance Strategy, in which the Institution sets its positioning (asset allocation) at the sub-sectoral level, this aspect being particularly important given the current macroeconomic environment.

In addition, credit risk management activities focused on healthily growing the loan book. For instance, it is worth noting the evolution seen in the retail consumer loan portfolio in recent years, on which, prior to the growth in terms of volumes, improvements to credit risk valuation models, procedures and workflows were made to ensure the quality of new lending items. As a result, the Institution has significantly grown the amount of new loans of this portfolio, also underpinned by an improvement in its risk profile, with granting focused on pre-approvals. This same process is being replicated with some adaptations, and it is expected to have positive impacts on the other segments, and the Bank can already see growth in this regard in 2024 in the retail mortgage book.

As for business loans, the Institution also continued to strengthen the origination and monitoring processes. For smaller segments, the probability of default gains more relevance, and the risk granting and rollover process is more closely linked to provisions and the credit cost of risk of this segment. These actions are already yielding positive results in asset quality, but the Bank expects that these results will gradually and progressively lead to a continuous improvement of the loan book’s risk profile.

The Credit Risk Control unit paid special attention to strengthening the framework of RAS metrics, risk frameworks were revised and the risk exposure to the sectors most severely impacted by the current environment was assessed, proactively managing the counterparties could potentially be hit the hardest.

The measures adopted to support companies and individuals over the last few years to help mitigate the effects of the various events that have occurred (pandemic, rising energy prices with a big impact on some industries, inflation, rapid increase in interest rates, and the DANA emergency at the end of 2024, among others) proved effective. Exposure to the support lines granted in previous years, especially the ICO lines to deal with the effects of the pandemic, continued to mature in 2024 (an annual drop of 34% to 3.1 billion euros).

In the United Kingdom, despite the interest rate cuts implemented by the Bank of England during 2024, interest rates are expected to remain high for longer than initially anticipated by the market. This could undermine debtors’ repayment capacity. Consequently, the focus of regulators and financial institutions continues to be on establishing adequate and agile communication channels, tools and training to support and proactively help customers, in particular those in vulnerable situations. Furthermore, the tool established in mid-2023 by the government, the Mortgage Charter, remains in place to help mortgage borrowers. Although it is worth noting that its use is not very widespread.

With regard to the credit risk control framework, throughout 2024, TSB has strengthened the set of RAS metrics for retail mortgages and consumer loans. Furthermore, the Group has increased the number of local TSB metrics which it monitors in order to improve their visibility.

4.3 General principles of risk management

Global Risk Framework

The Global Risk Framework aims to establish the common basic principles relating to the risk management and control activity of Banco Sabadell Group including, among other things, all actions associated with the identification, decision-making, measurement, assessment, monitoring and control of the different risks to which the Group is exposed. With the Global Risk Framework, the Group aims to:

–	Take risks following a well-structured approach that is consistent throughout the Group.

–	Foster an open and transparent culture in relation to risk management and control, encouraging the involvement of the entire organisation.

–	Facilitate the decision-making process.

–	Align the accepted risk with the risk strategy and the risk appetite.

–	Understand the risk environment in which the Institution operates.

–	Ensure, following the guidelines of the Board of Directors, that critical risks are identified, understood, managed and controlled efficiently.

The Group’s Global Risk Framework comprises the following elements:

–	The Group’s Global Risk Framework Policy.

–	The Risk Appetite Framework (RAF) of the Group and subsidiaries.

–	The Risk Appetite Statement (RAS) of the Group and subsidiaries.

–	Specific policies for the various material risks to which the Group and subsidiaries are exposed.

4.3.1 Global Risk Framework Policy

As an integral part of the Global Risk Framework, the Global Risk Framework Policy establishes the common basic principles for Banco Sabadell Group’s risk management and control activities, including, among other things, all actions associated with the identification, decision-making, measurement, assessment, monitoring and control of the different risks to which the Group is exposed. These activities comprise the duties carried out by the various areas and business units of the Group as a whole.

Consequently, the Global Risk Framework Policy sets out a general framework for the establishment of other policies related to risk management and control, determining core/common aspects that are applicable to the various risk management and control policies.

The Global Risk Framework is applied in all of the Group’s business lines and entities, taking into account proportionality criteria in relation to their size, the complexity of their activities and the materiality of the risks taken.

Principles of the Global Risk Framework

For risk management and control to be effective, the Group’s Global Risk Framework must comply with the following principles:

–	Risk governance and involvement of the Board of Directors through the model of three lines of defence, among others.

The risk governance arrangements established in the various policies that form part of the Global Risk Framework promote a sound organisation of risk management and control activities, categorising risk, defining limits and establishing clear responsibilities at all levels of the organisation through policies, procedures and manuals specific to each risk.

Among other duties, the Board of Directors of Banco de Sabadell, S.A. is responsible for identifying the Group’s main risks, implementing and monitoring appropriate internal control and reporting systems, which include challenging and monitoring the Group’s strategic planning and supervising the management of material risks and their alignment with the risk profile defined by the Group.

Similarly, the equivalent bodies of the Group’s various subsidiaries have the same level of involvement in risk management and control activities at the local level.

The Group’s risk governance arrangements are designed to organise risk management and control activities by means of the model of three lines of defence, granting independence, hierarchical authority and sufficient resources to the Risk Control function. In the same way, the governance model seeks to ensure that risk management and control processes offer an end-to-end vision of the phases involved.

–	Alignment with the Group’s business strategy, particularly through the implementation of the risk appetite throughout the entire organisation;

Through the set of policies, procedures, manuals and other documents that comprise it, the Group’s Global Risk Framework is aligned with the Group’s business strategy, adding value as it is designed to contribute to the achievement of objectives and improve medium-term performance. It is therefore embedded in key processes such as strategic and financial planning, budgeting, capital and liquidity planning and, in general, business management.

–	Integration of the risk culture, focusing on aligning remuneration with the risk profile;

Corporate culture and corporate values are key elements, as they reinforce ethical and responsible behaviour by all members of the organisation.

The Group’s risk culture is based on compliance with the regulatory requirements applicable to all of its areas of activity, ensuring compliance with supervisory expectations and best practices in risk management, monitoring and control.

One of the priorities established by the Group is the maintenance of a sound risk culture in the aforesaid terms, on the understanding that this lays the groundwork for appropriate risk-taking, makes it easier to identify and manage emerging risks, and encourages employees to carry out their activities and engage in the business in a legal and ethical manner.

–	A holistic view of risk that translates into the definition of a taxonomy of first- and second-tier risks based on their nature; and

The Global Risk Framework, through the set of documents that comprise it, considers a holistic view of risk: it includes all risks, paying particular attention to the correlation between them (inter-risk) and within the risk itself (intra-risk), as well as the effects of concentration.

–	Alignment with the interests of stakeholders

The Group regularly makes material disclosures to the public, so that market participants can maintain an informed opinion as to the suitability of the management and control framework for these risks, thus ensuring transparency in risk management.

Similarly, risks are managed and controlled with a view to safeguarding the interests of the Group and its shareholders at all times.

4.3.2 Risk Appetite Framework (RAF)

The risk appetite is a key element in setting the risk strategy, as it determines the scope of action. The Group has a Risk Appetite Framework (RAF) Policy that sets out the governance framework governing its risk appetite.

Consequently, the RAF establishes the structure and mechanisms associated with the governance, definition, communication, management, measurement, monitoring and control of the Group’s risk appetite established by the Board of Directors of Banco de Sabadell, S.A.

Effective implementation of the RAF requires an adequate combination of policies, processes, controls, systems and procedures, not only to achieve a set of defined targets and objectives, but also to do so in an efficient and continuous way.

The RAF covers all the Group’s business lines and units, in accordance with the principle of proportionality, and it is designed to enable suitably informed decisions to be made, taking into account the material risks to which it is exposed, including both financial and non-financial risks.

The RAF is aligned with the Group’s strategy and with the strategic planning and budgeting processes, the internal capital and liquidity adequacy assessments, the Recovery Plan and the remuneration framework, among other things, and takes into account the material risks to which the Group is exposed, as well as their impact on stakeholders, such as shareholders, customers, investors, employees and the general public.

4.3.3 Risk Appetite Statement (RAS)

The RAS is a key element in determining the Institution’s risk strategies. It establishes qualitative expressions and quantitative limits for the different risks that the Institution is willing to accept, or wishes to avoid, in order to achieve its business objectives. Depending on the nature of each risk, the RAS includes both qualitative aspects and quantitative metrics, which are expressed in terms of capital, asset quality, liquidity, profitability or any other measure deemed to be relevant. The RAS is therefore a key element in setting the risk strategy, as it determines the scope of action.

Qualitative aspects of the RAS

The Group’s RAS includes the definition of a set of qualitative aspects, which essentially help to define the Group’s position with regard to certain risks, especially when those risks are difficult to quantify.

These qualitative aspects complement the quantitative metrics, establish the general tone of the Group’s approach to risk-taking and define the reasons for taking or avoiding certain types of risks, products, geographical exposures and other matters.

Quantitative aspects of the RAS

The set of quantitative metrics defined in the RAS is intended to provide objective elements with which to compare the Group’s situation against the goals or challenges proposed at the risk management level. These quantitative metrics follow a hierarchical structure, as established in the RAF, with three levels: board (or first-tier) metrics, executive (or second-tier) metrics and operational (or third-tier) metrics.

Each of these levels has its own approval, monitoring and action arrangements that should be followed in the event a threshold is ruptured.

In order to gradually detect possible situations of deterioration of the risk position and thus be able to monitor and control it more effectively, the RAS sets out a system of thresholds associated with the quantitative metrics. These thresholds reflect the desirable levels of risk for each metric, as well as the levels that should be avoided. A rupture of these thresholds can trigger the activation of remediation plans designed to rectify the situation.

These thresholds are established to reflect different levels of severity, making it possible to take preventive action before excessive levels are reached. Some or all of the thresholds will be established for a given metric, depending on the nature of that metric and its hierarchical level within the structure of RAS metrics.

4.3.4 Specific policies for the various material risks

The set of policies for each of the risks, together with the procedures and operational and conceptual manuals that form part of the body of regulations of the Group and its subsidiaries, are tools that the Group and its subsidiaries rely on to expand on more specific aspects of each risk.

For each of the Group’s material risks, the policies describe the principles and critical management parameters, the main people and units involved and their duties (including the roles and responsibilities of the various units and committees in relation to risks and their control systems), the associated procedures, as well as monitoring and control mechanisms.

4.3.5 Risk governance

Governance structure

The Board of Directors of Banco de Sabadell, S.A. is the body responsible for establishing the general guidelines for the organisational distribution of the risk management and control functions, as well as determining the main strategies in this regard, and for ensuring consistency with the Group’s short- and long-term strategic objectives, as well as with the business plan, capital and liquidity planning, risk-taking capacity and remuneration schemes and policies.

The Board of Directors of Banco de Sabadell, S.A. is also responsible for approving the Group’s Global Risk Framework.

In addition, within the Board of Directors of Banco de Sabadell, S.A. itself, there are five Board Committees involved in the Group’s Global Risk Framework and, therefore, in risk management and control (the Board Risk Committee, the Board Strategy and Sustainability Committee, the Delegated Credit Committee, the Board Audit and Control Committee and the Board Remuneration Committee). There are also other Committees and Divisions with a significant level of involvement in the risk function.

Board of Directors

Board Committees related to risks

Board Risk Committee	Delegated Credit Committee	Board Strategy and Sustainability Committee	Board Audit and Control Committee	Board Remuneration Committee
Oversees risk profile and alignment with RAS	Approves transactions as per conferred powers	Evaluates, proposes and recommends strategically important actions	Oversees effectiveness of internal control, internal audit and risk management systems	Oversees remuneration policy and its alignment with Global Risk Framework

Management Committee

Main Committees related to risks

Technical Risk Committee	Risk Operations Committee	Portfolio Monitoring & NPA Management Committee	Internal Control Body	Asset and Liability Committee	Corporate Ethics Committee	UK Steering Committee
Supports Board Risk Committee and Risk Management	Decides whether to authorise credit risks as per conferred powers	Coordinates recovery cycle and proactive management strategies	Ensures compliance with AML/ CFT legislation	Ensures structural balance sheet risks are managed	Ensures ethical behaviour of the Group	Ensures alignment between Group and TSB policies

The defined governance structure aims to ensure the adequate development and implementation of the Global Risk Framework and, therefore, the risk management and control activity within the Group, while at the same time it aims to facilitate:

–	The participation and involvement of the Group’s governing bodies and Senior Management in decisions regarding risks, and also in their supervision and control.

–	The alignment of targets and objectives at all levels, monitoring their achievement and implementing corrective measures where necessary.

–	The existence of an adequate management and control environment for all risks.

Organisation

The Group establishes an organisational model for assigning and coordinating risk control responsibilities based on the three lines of defence. For each risk, the model draws on the various policies included in the Group’s body of regulations, which set out the specific responsibilities of each of the three lines of defence.

For each line of defence, the risk policies describe and assign responsibilities, as appropriate, to the following functions (or any other additional ones that ought to be considered):

–

First line of defence: responsible for maintaining adequate and effective internal control and implementing corrective actions to rectify deficiencies in its processes and controls. The responsibilities attributed to this line under the Global Risk Framework are as follows:

•	Maintain effective internal controls and systematically execute the control framework.

•	Identify, quantify, control and mitigate risks, complying with the established internal policies and procedures and ensuring that activities are consistent with the established goals and objectives.

•	Implement suitable processes to manage and mitigate material risks.

•	Participate in decision-making processes, identifying, assessing, controlling and mitigating the risks inherent in the implementation of significant changes and one-off transactions.

•	Define the strategy for each risk.

–

Second line of defence: broadly speaking, the second line of defence ensures that the first line of defence is well designed and performs its assigned duties. It also puts forward suggestions for its continuous improvement. The core duties attributed to this line are the following:

•	Propose the Global Risk Framework, for risk management and control.

•	Participate in the decision-making process where it concerns the implementation of significant changes and one-off transactions.

•	Monitor the risk strategy approved by the Board of Directors through its approval of the RAS.

•	Keep the risk inventory up to date, justifying those not considered to be material, and review the inventory of material risks.

•	Establish and maintain an equivalence between subsidiaries’ local taxonomies and the Group taxonomy.

•	Conduct a risk assessment of the Group’s risk profile on an annual basis.

•

Supervise the risk management and control activities carried out by the first line of defence to ensure they conform to the established policies and procedures, bearing in mind the tasks specifically assigned to it, and identify potential improvements within risk management.

•

The Validation division gives opinions regarding the suitability of new proposals, changes or adjustments to models, tools and processes with material methodological components. It also designs and rolls out the model risk management and control framework and monitors the Group’s model risk profile.

•	The Compliance division identifies and periodically assesses compliance risks in the different areas of activity.

–

Third line of defence: helps the Group to achieve its objectives, carrying out verification activities and providing independent and objective advice. Provides regular oversight of governance processes and of the established risk management and internal control activities.

4.4 Management and monitoring of the main material risks

The most salient aspects concerning the management of the first-tier risks identified in Banco Sabadell Group’s risk taxonomy and concerning the actions taken in this regard in 2024 are set out below:

4.4.1 Strategic risk

Strategic risk is associated with the risk of losses or negative impacts materialising as a result of strategic decisions or their subsequent implementation. It also includes the inability to adapt the Group’s business model to changes in the environment in which it operates.

The Group develops a Strategic Plan which sets out the Bank’s strategy for a specified period of time. In 2021, Banco Sabadell defined a new Strategic Plan which sets out the key courses of action and transformation for each business line over the coming years, in order to seize the opportunity of consolidating its position as a major domestic bank.

As part of the Strategic Plan, the Group carries out five-year financial projections, which are the result of the implementation of the strategies defined in the Plan. These projections are carried out on the basis of the most likely economic scenario for the key geographies (baseline scenario) and they are also included in the ICAAP as a baseline scenario. The economic scenario is described in terms of the key risk factors impacting the Group’s income statement and balance sheet. In addition, the Plan is regularly monitored in order to analyse the Group’s most recent performance and changes in the environment, as well as the risks taken.

The projection exercises and their monitoring are integrated into management arrangements, as they set out the key aspects of the Group’s medium- and long-term strategy. The Plan is drawn up at the business unit level, on the basis of which the Group manages its activities, and annual results are also assessed in terms of compliance with the risk appetite.

Strategic risk includes the management and control of four risks:

–

Solvency risk: this is the risk of not having sufficient capital, in terms of either quality or quantity, to achieve strategic and business objectives, withstand operational losses or meet regulatory requirements and/or the expectations of the market in which the Institution operates.

–

Business risk: this refers to the possibility of incurring losses as a result of adverse events that negatively affect the Institution’s capacity to operate, either in the short term (viability) or in the medium term (sustainability), or to deliver healthy, recurrent profits.

–

Reputational risk: current or future risk of the Bank’s competitive capacity being negatively affected as a result of (i) actions or omissions, carried out by or attributed to the Group, Senior Management or its governing bodies, or (ii) maintaining business relationships with counterparties with poor reputation, resulting in a negative perception by its stakeholders (regulators, employees, customers, shareholders, investors and the general public).

–

Environmental risk: risk of incurring losses as a result of the impacts, both those existing at present and those that may exist in the future, of environmental risk factors on counterparties or invested assets, as well as aspects affecting financial institutions as legal entities. Environmental factors are related to the quality and functioning of natural systems and resources, and include factors such as climate change and environmental degradation. Any one of them can have a positive or negative impact on the financial performance or solvency of an institution, sovereign state or individual.

These factors can materialise mainly in physical aspects (effects of climate change and environmental degradation, including more frequent extreme weather events and gradual changes in weather patterns and in the balance of ecosystems) and transitional aspects (arising from processes to adjust to an environmentally sustainable economy, for example, lower emissions, greater energy efficiency and reduced consumption of natural resources, among others).

4.4.1.1 Solvency risk

Banco Sabadell’s ratios are above the minimum capital requirements established by the European Central Bank (ECB). Therefore, the Group is not subject to any caps on the distribution of dividends, variable remuneration or coupon payments made to holders of AT1 capital instruments.

Banco Sabadell is also compliant with MREL, which coincides with supervisory expectations and is in line with its funding plans.

Details on the closing data as at 31 December 2024 for solvency risk and capital management are available in Note 5 to these consolidated annual financial statements.

4.4.1.2 Business risk

During 2024, global growth outperformed expectations, in an environment of stabilising inflation, which enabled central banks to start a series of interest rate cuts, although monetary authorities remained cautious and indicated that rate cuts would be subject to the performance of economic indicators. In addition, both the demand for credit and economic activity showed signs of improvement, with a better economic outlook for Spain, although some degree of deterioration can be seen in certain European countries, for example Germany.

On the other hand, this year was also marked by the publication, at the end of April, of BBVA’s interest in a merger with Banco Sabadell, as well as the subsequent rejection by the Bank’s Board of Directors. In response, in the month of May, BBVA issued a voluntary tender offer for the acquisition of 100% of Banco Sabadell’s shares (see Note 1.5).

Instability lingered in the global geopolitical environment with a series of uncertainties and threats arising from the armed conflicts in Ukraine and the Middle East, as well as the result of the presidential elections in the United States, increasing the risk of a resurgence of trade and/or financial tensions on a global scale. Furthermore, there were increasing concerns over the sustainability of public finances in key economies, which heightened the probability of a more restrictive fiscal policy and episodes of instability.

Against this backdrop, in year-on-year terms, Banco Sabadell significantly increased its net earnings, driven by (i) sound core results, (ii) increased net interest income, (iii) reduced cost of risk, (iv) an active and growing commercial dynamic, and (v) contained growth of costs.

All these aspects are clearly reflected in the Group’s improved profitability, shown by an improvement of its ROTE, which increased from 11.5% as at 31 December 2023 to 14.93% as at 31 December 2024.

4.4.1.3 Reputational risk

Banco Sabadell Group bases its business model on corporate values such as ethics, professionalism, rigour, transparency, quality and long-term business relationships that are beneficial to both the Group and its counterparties.

The Bank is aware that, since the last financial crisis, society in general has become more sensitive to the service offered by banking institutions and, in particular, to the service offered to vulnerable customers, who have gained more visibility as a result of regulatory developments aimed at protecting this cohort.

Given the cross-cutting nature of reputational risk, the Institution follows a holistic approach to identify, analyse and monitor reputational risk in each sphere of management of the risks to which it is exposed.

The Institution’s reputation may be affected by not only its own banking activity, but also that of its counterparties (customers and suppliers) or third-party initiatives (media campaigns or partnerships) that could impact the Institution’s reputation and the public perception of its brand. Therefore, for reputational risk management, the Institution takes into account several internal and external factors or events that enable any challenging situations that could have an impact on the Institution’s reputation to be detected early.

4.4.1.4 Environmental risk

Banco Sabadell has adopted environmental commitments through a cross-cutting strategy (Sabadell’s Commitment to Sustainability) and is moving closer to achieving them by rolling out various measures in the area of environmental risk laid down in the Bank’s Sustainable Finance Plan. Both the commitments and the measures are aimed at complying with the wide range of regulatory requirements, supervisory expectations and voluntary initiatives adhered to by the Institution.

Banco Sabadell has mechanisms in place for identifying, managing, controlling and governing environmental risk. The Institution views it as a risk of a cross-cutting nature, which could affect the Institution as an additional risk driver to traditional banking risks (e.g. credit risk, market risk, liquidity risk, operational risk), where environmental risk is identified, managed and controlled.

It regularly carries out various assessments related to this risk, including the following: (i) a qualitative analysis of the impact of environmental risk factors on the aforesaid risks, (ii) a quantitative estimate of the impacts stemming from environmental risk on credit risk, market risk, liquidity risk and operational risk, (iii) a quantitative analysis of the exposure of its credit portfolios to the most carbon-intensive sectors, and (iv) a measurement of its sustainable exposure (green, social and sustainability-linked transactions). During this year, environmental risk indicators have continued to be defined and developed and are gradually being converted to metrics that are included in the Risk Appetite Framework in order to manage and monitor these risks.

It is worth mentioning that the Group has incurred no material losses relating to environmental risk in 2024 or before then, except for the financial impact stemming from the DANA emergency that took place in October 2024, mainly on credit risk (for more information, see Notes 4.1 and 4.4.2.5 to these annual financial statements). Furthermore, it should be noted that following a review of the qualitative assessment of the materiality of environmental risk factors on risks that could be significantly impacted, it was concluded that the potential impacts were concentrated in credit portfolios. Specifically, transition risks were found to be the most material, from the point of view of regulatory factors and technological change. While the short-term impact was not very significant, the potential medium- and long-term impacts should continue to be monitored and assessed on an ongoing basis, depending on the sector.

Further information on environmental risk can be found in the Consolidated Non-Financial Disclosures and Sustainability Disclosures Report of Banco de Sabadell, S.A. and subsidiaries (Sustainability Report), which forms part of the consolidated Directors’ Report.

4.4.2. Credit risk

Credit risk refers to the risk of incurring losses as a result of borrowers failing to fulfil their payment obligations, or of losses in value materialising due simply to the deterioration of borrowers’ credit quality.

4.4.2.1 Credit risk management framework

Acceptance and monitoring

Credit risk exposures are rigorously managed and monitored through regular assessments of borrowers’ creditworthiness and their ability to honour their payment obligations undertaken with the Group, adjusting the exposure limits established for each counterparty to levels that are deemed to be acceptable and also assessing environmental, social and governance factors. It is also normal practice to mitigate credit risk exposures by requiring borrowers to provide collateral or other guarantees to the Bank.

The Board of Directors grants powers and discretions to the Delegated Credit Committee to allow the latter in turn to delegate responsibilities to different decision-making levels. The implementation of authority thresholds in credit approval systems ensures that the conferral of approval powers established at each level is linked to the expected loss calculated for each transaction, also considering the total amount of the total risk exposure with an economic group and the amount of each transaction.

To optimise the business opportunities provided by each customer and guarantee an appropriate level of security, responsibility for accepting and monitoring risks is shared between the account manager and the risk analyst who, by maintaining effective communication, are able to obtain a comprehensive (360°) and forward-looking insight into each customer’s individual circumstances and needs.

The account manager monitors the business aspect through direct contact with customers and by handling their day-to-day banking activity, while the risk analyst takes a more systematic approach making use of their specialised knowledge.

The implementation of advanced risk management methodologies benefits the process by allowing proactive measures to be taken once a risk has been identified. It is worth highlighting the use of tools such as credit ratings for business borrowers and credit scores for natural persons, as well as early warning indicators to monitor risks. These are integrated into a single tool that provides a comprehensive and forward-looking vision of customers.

The analysis of indicators and early warnings, in addition to credit rating reviews, allow credit risk quality to be measured continuously and in an integrated way. The establishment of efficient procedures to manage performing loans also benefits the management of past-due loans as it enables a proactive policy to be devised based on the early identification of any cases with propensity to default.

Risk monitoring is carried out for all exposures in order to identify potentially problematic situations and prevent credit impairment. In general, this monitoring is based on an early warnings system at both the transaction/borrower level and at the portfolio level, and both systems use the firm’s internal information and external information to obtain results. Risk monitoring is carried out prior to any default and on a forward-looking basis, i.e. with an outlook based on the foreseeable future development of circumstances, in order to determine both actions to strengthen the business (increase lending) and to prevent risk (risk mitigation, improvement of guarantees, etc.).

The early warnings system allows credit risk quality to be measured in an integrated way and transferred, as necessary, to recovery management specialists, who determine the different types of procedures that should be implemented. Groups or categories are established for risks that exceed a given limit and according to predicted delinquency rates, so that they can be treated separately. These warnings are additionally managed by the account manager and the risk analyst.

Responsible lending

In accordance with the nature of the Group’s financial transactions and in order to ensure suitable customer protection in banking services, policies and procedures are implemented in relation to the evaluation and granting of responsible loans and credits, in relation to which it is particularly worth mentioning the importance of the general principles governing responsible lending, as detailed in Annex 6 to Bank of Spain Circular 5/2012 of 27 June on transparency of banking services and responsible lending.

The Bank’s internal regulations, reflected in the updated Group Credit Risk Granting and Monitoring Policy, approved by the Board of Directors on 27 June 2024, explicitly address the application of responsible lending principles when granting and monitoring various types of finance. This commitment is aligned with the guidelines established in the third paragraph of Article 29.1 of Law 2/2011 of 4 March on Sustainable Economy, and covers policies, methods and procedures designed to comply with applicable legislation, such as Order EHA/2899/2011 and Bank of Spain Circular 5/2012, specifically its Rule 12. Effective control mechanisms have also been implemented to ensure these policies are continuously monitored as part of the comprehensive credit risk management arrangements.

Management of non-performing exposures

The purpose of managing non-performing exposures is to find the best solution for the customer upon detecting the first signs of impairment, reducing the entry into default of customers with financial difficulties, ensuring intensive management and avoiding downtime between the different phases.

Generally, during stages of weakness in the economic cycle, debt refinancing and restructuring are the main risk management techniques used. The Bank’s aim, when faced with debtors and borrowers that have, or are expected to have, financial difficulties to honour their payment obligations under the prevailing contractual terms, is to facilitate the repayment of the debt by reducing the probability of default as much as possible. A number of common policies to achieve this are in place in the Institution, as well as procedures for the approval, monitoring and control of potential debt forbearance (refinancing and restructuring) processes, the most significant of which are the following:

–

The existence of a sufficiently long good payment history by the borrower and a manifest intention to repay the loan, assessing the period of time during which the customer is likely to continue to experience financial difficulties (in other words, whether they are facing short-term or long-term difficulties).

–

Refinancing and restructuring conditions based on a realistic repayment schedule that is in line with borrowers’ current and expected payment capacity, also taking into account the macroeconomic situation and outlooks, avoiding their postponement to a later date.

–

If new guarantees are provided, these must be regarded as a secondary and exceptional means of recovering the debt, so as to avoid adversely affecting existing means. In any case, the ordinary interest accrued should be paid up to the refinancing or restructuring date.

–	Limits are applied to the length of grace periods and to the granting of successive refinancing.

The Group continually monitors compliance with the agreed terms and with the above policies. Furthermore, the Group has an advanced model in place for managing non-performing exposures in the impaired assets portfolio.

For further quantitative information, see Schedule IV “Other risk information – Credit risk exposure: Forbearance” to these consolidated annual financial statements.

Internal risk models

Banco Sabadell Group also has a system in place which is made up of three lines of defence to ensure the quality and oversight of internal models, as well as a governance process specifically designed to manage and monitor these models and to ensure compliance with regulations and the supervisor’s instructions.

The governance framework of internal credit risk and impairment models (management of risk, calculation of regulatory capital and provisions) is based on the following pillars:

–	Effective management of changes to internal models.

–	Ongoing monitoring of the performance of internal models.

–	Regular reporting, both internal and external.

–	Management tools for internal models.

One of the main bodies within the governance framework of internal credit risk and impairment models is the Models Committee, which meets on a monthly basis and has internal approval responsibilities, depending on the materiality of the risks, and which also monitors internal credit risk models.

Real estate credit risk management

As part of its general policy on risks and, in particular, its policy on the real estate development sector, the Group has a number of specific policies in place for mitigating risks.

The main measure that is implemented in this portfolio is the ongoing monitoring of projects, both during the construction phase and once the works have been completed. This monitoring makes it possible to validate the progress made, ensuring everything is moving forward as planned, and to take action in the event of any possible deviations. The aim at all times is for the available funding to be sufficient to complete the works and for the existing sales to be able to significantly reduce the risks. The Bank has established three strategic courses of action:

–	New lending: real estate development business

New lending to developers is governed by a “Real Estate Development Framework”, which defines the optimal allocation of the new business on the basis of the quality of the customer and development project. This analysis is based on models that allow an objective appraisal to be obtained, taking into account the views of real estate experts.

To this end, the Bank has:

•

The Real Estate Business division (a unit within the Business Banking division), with a team of real estate specialists who exclusively manage the Bank’s developer customers. This unit has an acceptance and monitoring methodology that allows the Group to gain in-depth knowledge about all the projects analysed by the unit.

•

Two Real Estate Investment Analysis and Monitoring divisions (reporting to the RE Developer Risk division), whose role is to analyse all real estate projects from a technical and real estate point of view. They analyse both the location and suitability of the product, as well as the potential supply and demand. They also compare them against the figures of the business plan submitted by the customer (particularly costs, income, margin and timelines). This analysis process goes hand in hand with a model used to track real estate developments through monitoring reports, which validate the progress made in each development project in order to keep track of drawdowns and compliance with the business plan (income, costs and timelines).

•

The Real Estate Risk division, with specialised analysts at the Territorial Division. This makes it possible to ensure that newly accepted risks are in line with the policies and acceptance framework for this type of risk.

–	Management of non-performing real estate credit

Non-performing exposures are managed in line with the defined policy. In general, they are managed taking into account:

•	The customer.

•	The guarantees.

•

The status of the loan (from the time when a warning is triggered, warning of a potential deterioration of the current status, up until refinancing or restructuring takes place, or until the properties are surrendered in payment of debt (payment in kind)/purchased in an amicable settlement/settlement with debt reduction, or until an auction is held following a mortgage enforcement process and whenever there is a ruling in favour of foreclosure).

After analysing the three aforementioned aspects, an optimal solution is sought to stabilise or settle the position (whether through an amicable settlement or through judicial proceedings), which differs depending on the evolution of each customer/case.

Cases in which the stabilisation of the loan or its settlement by the customer is not a feasible option are managed using support models depending on the type of loan or financed item.

In the case of completed real estate developments or completed non-residential properties, these can be put on sale at prices that drive market traction.

For other funded real estate, the possibility of entering into sale agreements with third parties is considered, out-of-court settlement solutions are proposed (purchase, payment in kind, which in the case of properties owned by individuals can be arranged under favourable conditions for relocation or social rental depending on the needs of the customer, or with a settlement with debt reduction), or else court proceedings are initiated.

–	Management of foreclosed assets

Once the loan has been converted into a real estate asset, a management strategy is defined depending on the type of asset, in order to maximise the potential of each asset during the sale.

The main disposal mechanism is the sale of the asset, for which the Bank has developed different channels depending on the type of property and customer.

The Group, which has had high concentrations of this type of risk in the past, has a first-tier RAS metric in place which establishes a maximum level of concentration of exposures associated with real estate development based on Tier 1 capital in Spain. This metric is monitored on a monthly basis and reported to the Technical Risk Committee, the Board Risk Committee and the Board of Directors.

Lastly, it is worth highlighting that the Risk Control division, together with the Business and Risk Management divisions, regularly monitors the adequacy of new loans granted to real estate developers. The monitoring process includes a review of compliance with policies and asset allocation. The results of this monitoring exercise are escalated to the Technical Risk Committee for information.

For further quantitative information, see Schedule IV “Other risk information – Concentration risk: Exposure to construction and real estate development sector” to these consolidated annual financial statements.

Environmental risk management associated with credit risk

Environmental risk is one of the three aspects assessed as part of Environmental, Social and Governance (ESG) risks and includes both climate risk, which is in turn subdivided into climate-related transition risk and climate-related physical risk, and environmental degradation risk (see Note 4.4.1.4 - Environmental risk).

Banco Sabadell has a set of tools in place facilitating the integration of environmental risks in credit risk management and control arrangements, most notably the ESG Guidelines, which are the only ESG credit risk management framework and comprise the rules that are currently applied to the granting of credit transactions, encompassing:

•	An environmental and social risk framework at the customer level: to identify from the outset whether a new transaction could be associated with any of the restricted activities.

•

A Climate-related and Environmental Risk Indicator (CERI, or IRCA by its Spanish acronym): an indicator that allows the Institution to distinguish between the ESG risk of the companies to which it grants finance, taking into account their performance when managing climate risks, environmental degradation risks, environmental controversies, and social and governance risks. It is used to define ESG credit risk management policies and to identify potential opportunities for investment to support emissions-intensive companies in their transition towards more sustainable activities.

•

Decarbonisation pathways: for borrowers operating in sectors affected by the decarbonisation pathways defined by the Group, the Institution evaluates the suitability and the alignment of their activities, starting as soon as they are originated.

Thus, it is worth noting that the CERI includes, as part of an integrated assessment, a modular assessment of climate-related transition risk and physical risk, of environmental degradation risk, and of controversies, of both an environmental and social or governance nature, of the counterparties. The process to assess climate-related and environmental risk through the CERI of the borrowers in question can be done in two ways.

i.

A top-down approach of climate risk and environmental degradation risk models, which is conducted for, and applied to, the entire loan book. Its output is an environmental performance rating obtained through a model, the automated CERI, which aggregates in a single assessment the outcomes, at the modular level, of climate-related transition and physical risks and environmental degradation risk assessments. This simplified, more automated approach is applied to companies not subject to non-financial disclosure requirements or that currently do not have an advanced CERI analysis.

ii.

A bottom-up approach, which applies to large enterprises subject to non-financial disclosure requirements through the advanced CERI. The advanced CERI is a numerical indicator that, with the same modular structure and approach as the automated CERI, enables the categorisation of borrowers according to their impact associated with climate-related and environmental risks, taking into account the management, attitude, specific characteristics and progress made by the borrower in this regard, supplemented by an analysis of any controversies associated with the borrower.

As regards the inclusion of environmental risks in the calculation of the expected loss, through the PD, the Institution adjusts the ratings of large enterprises when the Climate-related and Environmental Risk Indicator, explained above, is classified as high or when the counterparty is involved in significant controversies that have not been mitigated. It is thus included directly, as the rating is an input of the expected loss parameters (specifically, the PD).

Furthermore, in order to reflect the impact of these risks in the appraisal values of loan book collateral, the Institution applies adjustments that lower the appraisal value. In the case of physical risk, this adjustment reflects, for each collateral item, the level of its deterioration in the event of flood, fire or water stress, as well as the probability of occurrence of this event. In the case of transition risk, the appraisal value is lowered for collateral with an energy rating below D.

The methodology used for the aforementioned collateral adjustments coincides with that applied in the top-down approach described above, i.e. based on an internal methodology for the quantitative assessment of climate-related physical risk where a differentiation is made between acute and chronic events in line with the three scenarios of Orderly Transition, Disorderly Transition and Hot House World of the Network for Greening the Financial System (NGFS) adapted to a 30-year time horizon. This makes it possible to assess physical risk drivers that could have a more significant impact on the portfolio, based on the location and activities of customers.

For further details, see section “5.1. Environmental: Climate change” in the Sustainability Report.

4.4.2.2. Risk management models

Credit ratings

Credit risks incurred with corporates, real estate developers, specialised lending projects, financial institutions and countries are rated using a rating system. The rating model estimates the risk rating in the medium term, based on qualitative information provided by risk analysts, financial statements and other relevant information. The rating system is based on factors that predict the probability of default over a one-year period. It has been designed for different segments.

This rating model is reviewed annually based on the analysis of actual delinquency performance patterns. An estimated delinquency rate is assigned to each internal credit rating level, which also allows a uniform comparison to be made against other segments and ratings issued by external credit rating agencies using a master ratings scale.

Credit ratings have a variety of uses in risk management. Most notably, they form part of the transaction approval process (system of discretions), risk monitoring and pricing policies.

The percentage distribution by credit rating of Banco Sabadell’s portfolio of companies as at 31 December 2024 and 2023 is detailed below:

%
Distribution, by credit rating, of Banco Sabadell’s portfolio of companies 2024
9	8	7	6	5	4	3	2	1	0	TOTAL
1.84%	3.89%	8.58%	18.12%	25.15%	21.25%	13.84%	5.31%	1.87%	0.13%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

%
Distribution, by credit rating, of Banco Sabadell’s portfolio of companies 2023
9	8	7	6	5	4	3	2	1	0	TOTAL
0.80%	2.20%	8.90%	24.40%	28.14%	19.69%	11.58%	3.69%	0.53%	0.06%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

Credit scores

The tools designed to assess the probability of default of debtors who are natural persons are credit scoring systems, which are in turn based on quantitative modelling of historical statistical data, where the relevant predictive factors are identified. In geographical areas where credit scoring takes place, credit scores are divided into two types:

•

Reactive credit scores: these are used to assess applications for consumer loans, mortgage loans and credit cards. Once all of the data relating to the transaction has been entered, the system calculates a result based on the estimated borrowing power, financial profile and, if applicable, the profile of assets pledged as collateral. The resulting credit score is integrated into risk management processes using the system of discretions.

•

Behavioural credit scores: the system automatically classifies all customers using information regarding their activity based on their financial situation (balances, activity, non-payments), their personal characteristics and the features of each of the products that they have acquired. These credit scores are mainly used to authorise transactions, establish (authorised) overdraft limits, design advertising campaigns and adjust the initial stages of the debt recovery management process.

The percentage distribution by behavioural score of Banco Sabadell’s portfolio of individuals (retail customers) as at 31 December 2024 and 2023 is detailed below:

%
Distribution, by behavioural score, of Banco Sabadell’s portfolio of individuals 2024
9	8	7	6	5	4	3	2	1	0	TOTAL
1.23%	8.38%	27.51%	38.6%	16.28%	4.6%	1.92%	0.87%	0.41%	0.20%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

%
Distribution, by behavioural score, of Banco Sabadell’s portfolio of individuals 2023
9	8	7	6	5	4	3	2	1	0	TOTAL
0.99%	7.74%	26.28%	35.61%	17.67%	6.73%	2.64%	1.33%	0.66%	0.35%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

Warning tools

In general, the Group has a system of warning tools in place, which include both individual warnings and advanced early warning models for both the Business Banking and Retail Banking customer segments. These warning tools are based on performance factors obtained from available sources of information (credit ratings or credit scores, customer files, balance sheets, CIRBE (Bank of Spain Central Credit Register), information relating to the industry or past banking activity, etc.). They measure the risk associated with the customer on a short-term basis (prediction of arrears), obtaining a high level of predictability to detect potential delinquent customers. The resulting rating or score, which is obtained automatically, is used as a basic input when monitoring the risk of customers in the retail and business segments.

This warnings system enables:

–	Efficiency to be improved, as monitoring exercises focus on customers with the lowest credit rating or credit score (different cut-off points for each group).

–	Proactive management in the event of any negative change in the situation of the customer (change in rating/score, new severe warnings, etc.).

–	Customers whose situation remains unchanged and who have been assessed by the Basic Management Team to be regularly monitored.

4.4.2.3. Credit risk exposure

The table below shows the distribution, by headings of the consolidated balance sheet and off-balance sheet exposures, of the Group’s maximum gross credit risk exposure as at 31 December 2024 and 2023, without deducting collateral or credit enhancements received in order to ensure the fulfilment of payment obligations, broken down by portfolios and in accordance with the nature of the financial instruments:

Thousand euro
Maximum credit risk exposure	Note	2024	2023

Financial assets held for trading		1,420,956	142,495
Equity instruments	9	541,005	—
Debt securities	8	879,951	142,495

Non-trading financial assets mandatorily at fair value through profit or loss		168,267	153,178
Equity instruments	9	67,049	52,336
Debt securities	8	60,705	65,744
Loans and advances	11	40,513	35,098

Financial assets at fair value through other comprehensive income		6,492,101	6,387,869
Equity instruments	9	315,768	302,510
Debt securities	8	6,176,333	6,085,359

Financial assets at amortised cost		199,367,960	184,116,175
Debt securities	8	24,876,300	21,501,203
Loans and advances	11	174,491,660	162,614,972

Derivatives	10, 12	4,412,901	4,988,592
Total credit risk due to financial assets		211,862,185	195,788,309

Loan commitments given	26	28,775,335	27,035,812
Financial guarantees given	26	1,979,622	2,064,396
Other commitments given	26	9,366,339	7,942,724
Total off-balance sheet exposures		40,121,296	37,042,932

Total maximum credit risk exposure		251,983,481	232,831,241

Schedule IV to these consolidated annual financial statements shows quantitative data relating to credit risk exposures, broken down by geographical area and by activity sector.

4.4.2.4. Credit risk mitigation

Credit risk exposures are rigorously managed and monitored through regular assessments of borrowers’ creditworthiness and their ability to honour their payment obligations undertaken with the Group, adjusting the exposure limits established for each counterparty to levels that are deemed to be acceptable and also assessing environmental, social and governance factors. It is also normal practice to mitigate credit risk exposures by requiring borrowers to provide collateral or other guarantees to the Bank.

Generally, these take the form of collateral, mainly mortgages on properties used as housing, whether completed or under construction. The Group also accepts, although to a lesser degree, other types of collateral, such as mortgages on retail properties, industrial warehouses, etc., as well as financial assets. Another credit risk mitigation technique commonly used by the Institution is the acceptance of guarantors, in this case subject to the guarantor presenting a certificate of good standing.

All of these mitigation techniques are established ensuring their legal certainty, i.e. under contracts that are legally binding on all parties and which are legally enforceable in all relevant jurisdictions, thus guaranteeing the possibility of liquidating the collateral at any time. The entire process is subject to an internal verification of the legal enforceability of the contracts, and legal opinions of international specialists can be requested and applied where the contracts have been entered into under foreign legislation.

All collateral is executed before a notary through a public document, thus ensuring its enforceability before third parties. In the case of property mortgages, these public documents are also filed with the corresponding land registries, thus gaining constitutive effect before third parties. In the case of pledges, the pledged items are generally deposited with the Institution. Unilateral cancellation by the obligor is not permitted, and the guarantee remains valid until the debt has been fully repaid.

Personal guarantees or sureties are established in favour of the Institution and, except in certain exceptional cases, these are also executed before a notary through a public document, to vest the agreement with the highest possible legal certainty and to allow legal claims to be filed through executive proceedings in the event of non-payment. They constitute a credit claim with respect to the guarantor that is irrevocable and payable on first demand.

The Group has not received any significant guarantees which it is authorised to sell or pledge, irrespective of any non-payment by the owner of the referred guarantees, except for those intrinsic in treasury activities, which are mostly reverse repos (see Note 6). The fair value of the assets sold in connection with reverse repos is included under the heading “Financial liabilities held for trading” as part of the short positions of securities.

Assets assigned under the same transactions amount to 1,370,354 thousand euros as at 31 December 2024 (1,012,508 thousand euros as at 31 December 2023) and are included by type under the repos heading in Notes 18 and 19.

There have been no significant changes in Banco Sabadell’s policies on the topic of guarantees during this year. Neither have there been any significant changes in the quality of the Group’s guarantees with respect to the preceding year.

The values of the guarantees received to ensure collection, broken down into collateral and other guarantees, as at 31 December 2024 and 2023 are as follows:

Thousand euro
	2024	2023

Value of collateral	96,057,447	94,323,862
Of which: securing stage 2 loans	6,133,795	7,180,750
Of which: securing stage 3 loans	1,570,540	1,873,003

Value of other guarantees	14,262,388	14,975,715
Of which: securing stage 2 loans	1,653,150	1,881,539
Of which: securing stage 3 loans	683,329	1,054,019
Total value of guarantees received	110,319,835	109,299,577

The main risk concentration in relation to all of these types of collateral and credit enhancements corresponds to the use of mortgage guarantees as a credit risk mitigation technique in exposures of loans intended for the financing or construction of housing or other types of real estate. On a like-for-like basis, as at 31 December 2024, the exposure to home equity loans and credit lines represented 56.8% of total gross performing lending items granted to customers (57.5% as at 31 December 2023).

In addition, the Bank has carried out six synthetic securitisation transactions since 2020. Details of the outstanding transactions as at 2024 year-end are shown below:

–

In December 2024, the Bank carried out one synthetic securitisation transaction of a 1.23 billion US dollar portfolio of project finance and loans to large corporates, having received an initial guarantee from Sabadell Hermes 1-2024 Designated Activity Company for 111 million US dollars, which covers losses of up to 9.0% on the securitised portfolio.

–

In June 2024, the Bank carried out one synthetic securitisation transaction of a 1.1 billion euro portfolio of project finance loans, having received an initial guarantee from Sabadell Boreas 2-2024 Designated Activity Company for 110 million euros (105 million as at 31 December 2024), which covers losses of up to 10.0% on the securitised portfolio.

–

In September 2023, the Bank carried out one synthetic securitisation of a 1,139 million euro portfolio of loans to SMEs and mid-corporates, having received an initial guarantee from Sabadell Galera 3-2023 Designated Activity Company in the amount of 58 million euros (45 million as at 31 December 2024), covering losses of between 0.95% and 5.05% on the securitised portfolio.

–

In September 2022, the Bank carried out one synthetic securitisation transaction of a 1 billion euro portfolio of project finance loans, having received an initial guarantee from Sabadell Boreas 1-2022 Designated Activity Company in the amount of 105 million euros (65 million as at 31 December 2024), which covers losses of up to 10.5% on the securitised portfolio.

–

In September 2021, the Bank carried out one synthetic securitisation of a 1.5 billion portfolio of loans to SMEs and mid-corporates, having received an initial guarantee of 75 million euros (38 million as at 31 December 2024), covering losses of between 0.9% and 5.9% on the securitised portfolio.

These transactions do not meet the requirements of the accounting standards for derecognising assets in securitised portfolios from the consolidated balance sheet.

These transactions are given preferential treatment for capital consumption purposes, in accordance with Article 26 of Regulation (EU) 2021/557, with the exception of the transaction carried out in December 2024 (see Note 5).

In the case of market transactions, counterparty credit risk is managed as explained in section 4.4.2.8 of these consolidated annual financial statements.

4.4.2.5. Calculation of credit loss allowances

The Group applies the criteria described below to calculate credit loss allowances.

The amount of impairment allowances is calculated based on whether or not there has been a significant increase in credit risk since initial recognition, and on whether or not a default event has occurred. This way, the impairment allowance for transactions is equal to:

–	12-month expected credit losses, where the risk of a default event materialising has not significantly increased since initial recognition (assets classified as stage 1).

–	Lifetime expected credit losses, if the risk of a default event materialising has increased significantly since initial recognition (assets classified as stage 2).

–	Expected credit losses, where a default event has materialised (assets classified as stage 3).

12-month expected credit losses are defined as:

Where:

EAD12M is the exposure at default at 12 months, PD12M is the probability of a default occurring within 12 months and LGD12M is the expected loss given default.

Lifetime expected credit losses are defined as:

Where:

EADi is the exposure at default for each year, taking into account both the entry into default and the (agreed) amortisation, PDi is the probability of a default occurring within the next twelve months for each year, LGDi is the expected loss given default for each year, and EIR is the effective interest rate of each transaction.

During this estimation process, a calculation is made of the allowance necessary to cover, on one hand, the credit risk attributable to the borrower in question and, on the other hand, country risk.

The Group includes forward-looking information when calculating expected losses and determining whether there has been a significant increase in credit risk, using scenario forecasting models to this end.

The agreed amortisation schedule for each transaction is used. Subsequently, these expected credit losses are updated by applying the effective interest rate of the instrument (if its contractual interest rate is fixed) or the contractual effective interest rate ruling on the date of the update (if the interest rate is variable). The amount of effective guarantees received is also taken into account.

The following sections describe the different methodologies applied by the Group to determine impairment loss allowances:

Individual allowance estimates

The Group monitors credit risk on an individual basis for all risks deemed to be significant. To estimate the individual allowance for credit risk, an individual estimate is made for all individually significant borrowers classified as stage 3 and for certain borrowers classified as stage 2. Individual estimates are also made for transactions identified as having negligible risk classified as stage 3.

The Group has developed a methodology to estimate these allowances, calculating the difference between the gross carrying amount of the transaction and the present value of the estimated cash flows it expects to receive, discounted using the effective interest rate. To this end, effective guarantees received are taken into account (see the section entitled “Guarantees” of Note 1.3.4.1.2).

Three methods are established to calculate the recoverable amount of assets assessed individually:

–

Discounted cash flow method (going concern): debtors who are estimated to be able to generate future cash flows through their own business activity, thereby allowing them to fully or partially repay the debt owed through the performance of their business activity and the economic and financial structure of the company. This involves estimating the cash flows obtained by the borrower during the course of their business activity.

–

Collateral recovery method (gone concern): debtors who are not able to generate cash flows during the course of their own business activities and who are forced to liquidate assets in order to fulfil their payment obligations. This involves estimating cash flows based on the enforcement of guarantees.

–

Combined method: debtors who are estimated to be able to generate future cash flows and also have non-core assets. These cash flows can be supplemented with potential sales of non-core assets, insofar as they are not required for the performance of their activity and, consequently, for the generation of the aforesaid future cash flows.

Collective allowance estimates

Exposures that are not assessed using individual allowance estimates are subject to collective allowance estimates.

When calculating collective impairment losses, the Group, in accordance with IFRS 9, mainly takes the following aspects into account:

–

The impairment estimation process takes all credit exposures into account. The Group recognises an impairment loss equal to the best estimate available from internal models, taking into account all of the relevant information which it holds on the existing conditions at the end of the reported period. For some types of risk, including sovereign risk and exposures with credit institutions and general governments of countries in the European Union and other advanced economies, the Group does not use internal models. These exposures are considered to have negligible risk given that, based on the information available as at the date of signing off the consolidated annual financial statements, and considering past experience with these risks, the impairment allowance that these exposures are estimated to require is not significant as long as they are not reclassified into stage 3.

–

In order to collectively assess impairment, internal models estimate a different PD and LGD for each contract. To that end, various types of historical information are used that allow the risk to be individually classified for each exposure (ratings, non-payments, vintage, exposure, collateral, characteristics of the borrower or contract). Available historical information representative of the Institution and past losses (defaults) is therefore taken into account. It is worth highlighting that the estimation obtained from the models is adjusted to account for the existing economic climate and the forecasts in the scenarios considered, the latter being representative of expected credit losses. The estimates of impairment loss allowance models are directly integrated in some activities related to risk management and the input data that they use (e.g. credit ratings and credit scores) are those used for approving risks, monitoring risks, for pricing purposes and in capital calculations.

In addition, recurring back-testing exercises are carried out at least once a year, and the models are adjusted in the event any significant deviations are detected. The models are also reviewed regularly in order to incorporate the most recent information available and to ensure that they perform adequately and that they are suitably representative when applied to the current portfolio for the calculation of impairment loss allowances.

Segmentation of models

Specific models exist depending on the segment or product of the customer (portfolio) and each one uses explanatory variables that uniformly catalogue all of the portfolio’s exposures. The purpose of the segmentation of models is to optimise the capture of customers’ default risk profile based on a set of common risk drivers. Therefore, the exposures of these segments can be considered to reflect a uniform collective treatment.

The models for companies calculate PD at the borrower level and are fundamentally segmented according to the size of the company (annual turnover).

The PD models for natural persons, including the self-employed, follow a segmentation that centres primarily on the lending product. Models broken down by product are available: mortgage and consumer loans, taking into account the purpose of the transaction (individual or business), credit cards and lines of credit. PDs are estimated at the contract level, meaning that a single borrower can have different PDs depending on the lending product being quantified.

The models for Significant Increase in Credit Risk (SICR) carry out calculations at the contract level, in order to consider the characteristics specific to each transaction at the time of origination and at the present time.

Where LGD is concerned, contracts with similar risk characteristics are grouped together for collective assessment, using the following segmentation hierarchy:

–	By type of borrower: companies, developers and natural persons.

–	By type of guarantee: mortgage, unsecured, monetary/financial, and guarantors.

–	By type of product: credit cards, overdrafts, leases, credits and loans.

Different LGDs are estimated for each segment, which are representative of the borrowers, of the recovery processes and of the recoverability assigned to each one based on the Institution’s past experience.

Risk drivers

The risk drivers or explanatory variables of models are the shared credit risk characteristics. In other words, they are common elements that can be used to rate borrowers in a homogeneous way within a portfolio and which explain the credit risk rating assigned to each exposure. Risk drivers are identified by means of a rigorous process that combines historical data analysis, explanatory power and expert judgment, as well as knowledge about the risk/business.

The main risk drivers are presented here below, grouped together by type of model (PD, SICR and LGD).

PD models use credit ratings or credit scores as input data (Internal Ratings-Based (IRB) models used for both risk management and capital calculations). They incorporate additional information to give a more faithful reflection of the risk at a given moment in time (point-in-time). For companies, the early warnings tool known as HAT and the credit rating are used. For individuals, the behavioural credit score is used. A description of these tools can be found earlier in this same note.

In both cases, other recent risk deterioration events (refinancing, exit from default status, non-payments, lending restrictions) also explain the probability of default.

The SICR models mainly use as an explanatory factor the ratio between the residual lifetime PD at the time of approval (i.e. for the residual life of the transaction but using the information existing at the time the transaction is originated) and the current lifetime PD (using the information existing at the present time).

LGD models use additional risk drivers that enable a more in-depth segmentation to take place. More specifically, for mortgage guarantees, the Loan-to-Value (LTV) is used, or the order of priority in the event the mortgage guarantee is enforced. Similarly, the amount of debt and the type of product are also factors taken into account.

For those borrowers included within business in Spain whose coverage has been assessed using internal models as at 31 December 2024 and 2023, the following tables show the breakdown by segment of the average EAD-weighted PD and LGD parameters, distinguishing between on-balance sheet and off-balance sheet exposures, and the stage in which the transactions are classified according to their credit risk:

%

				31/12/2024

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	0.60%	21.80%	22.30%	22.70%	100.00%	58.40%	3.60%	22.40%

Other financial corporations	0.40%	27.40%	9.30%	31.40%	100.00%	61.30%	0.70%	27.50%

Non-financial corporations	0.80%	29.20%	15.70%	27.00%	100.00%	60.70%	3.90%	29.60%
Households	0.40%	15.80%	33.10%	15.70%	100.00%	56.20%	3.40%	16.50%

%

				31/12/2024

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	0.70%	36.80%	15.50%	35.00%	100.00%	83.90%	1.10%	36.80%

Other financial corporations	0.90%	30.30%	26.10%	27.90%	100.00%	12.00%	1.00%	30.30%

Non-financial corporations	0.70%	29.70%	14.50%	34.60%	100.00%	85.10%	1.20%	29.90%

Households	0.60%	58.50%	23.30%	37.50%	100.00%	60.00%	0.90%	58.30%

%

				31/12/2023

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	0.70%	23.20%	21.50%	23.90%	100.00%	59.90%	4.10%	24.00%

Other financial corporations	0.70%	27.10%	8.90%	30.20%	100.00%	67.80%	1.10%	27.20%

Non-financial corporations	1.20%	32.00%	15.40%	28.20%	100.00%	63.80%	4.50%	32.20%

Households	0.40%	16.40%	29.80%	18.00%	100.00%	56.90%	3.90%	17.30%

%

				31/12/2023

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.00%	38.80%	16.80%	38.40%	100.00%	77.20%	1.60%	38.90%

Other financial corporations	1.40%	35.60%	1.80%	35.50%	0.00%	0.00%	1.40%	35.60%

Non-financial corporations	1.10%	32.70%	17.00%	38.20%	100.00%	77.80%	1.90%	33.00%

Households	0.70%	59.60%	15.50%	40.80%	100.00%	58.00%	0.90%	59.30%

During 2024, the usual model maintenance processes have been continued, as have the independent reviews conducted by the internal control units (Models Validation and Internal Audit). The adjustment processes follow the internal governance arrangements established for their validation, review and approval by the corresponding units.

Details of the PD and LGD parameters for exposures in the business of the subsidiary TSB as at 31 December 2024 and 2023 are shown below:

%

				31/12/2024

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.21%	5.81%	8.47%	2.67%	100.00%	2.33%	1.95%	5.70%

Credit cards	0.81%	90.15%	10.48%	74.34%	100.00%	46.39%	4.53%	87.96%

Current accounts	0.46%	57.95%	5.80%	47.19%	100.00%	56.18%	3.57%	57.33%

Loans	2.30%	86.99%	17.89%	87.75%	100.00%	83.18%	6.15%	86.93%

%

				31/12/2024

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.21%	5.81%	8.47%	2.67%	100.00%	2.33%	1.95%	5.70%

Credit cards	0.81%	90.15%	10.48%	74.34%	100.00%	46.39%	4.53%	87.96%

Current accounts	0.46%	57.95%	5.80%	47.19%	100.00%	56.18%	3.57%	57.33%

Loans	2.30%	86.99%	17.89%	87.75%	100.00%	83.18%	6.15%	86.93%

%

				31/12/2023

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.26%	2.71%	7.88%	7.52%	100.00%	4.02%	1.53%	4.42%

Credit cards	1.38%	81.64%	9.19%	80.67%	100.00%	59.96%	5.01%	80.88%

Current accounts	0.46%	54.39%	8.71%	55.14%	100.00%	56.87%	3.56%	54.50%

Loans	3.89%	86.81%	12.75%	87.23%	100.00%	84.14%	7.63%	86.79%

%

				31/12/2023

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.58%	4.49%	7.88%	7.52%	100.00%	4.02%	0.58%	4.49%

Credit cards	1.38%	81.64%	9.19%	80.67%	100.00%	59.96%	5.01%	80.88%

Current accounts	0.46%	54.39%	8.71%	55.14%	100.00%	56.87%	3.56%	54.50%

Loans	3.89%	86.81%	12.75%	87.23%	100.00%	84.14%	7.63%	86.79%

The PD of secured loans was calibrated in 2024, resulting in customers with a good credit record being reclassified from stage 2 to stage 1, which in turn led to an increase in the average PD for those in stage 2.

Inclusion of forward-looking information in expected loss models

The Group has considered three macroeconomic scenarios: one baseline scenario, the most likely of all (65%); alternative scenario 1, which is more optimistic and envisages productivity gains and non-existent inflation (15%); and alternative scenario 2, which is more adverse and envisages financial instability and recession (20%). In 2023, the Group considered three macroeconomic scenarios with weights of 60%, 10% and 30%, respectively, and the same macroeconomic variables as in 2024. In the case of TSB, the same probabilities as in 2023 are maintained, i.e. the probabilities of the baseline scenario and of the best-case scenario are reduced to 60% and 10%, respectively, assigning a 10% probability to a more adverse scenario characterised by interest rate hikes. To carry out the forecasts of these scenarios, five-year time horizons are used. The main variables considered are changes in GDP, the unemployment rate and house prices.

Baseline scenario

•

Uncertainty and Trump’s protectionist policies impact global economic growth. Trump’s arrival at the White House compounds other structural factors that act as a drag, including the following: (i) the turbulent geopolitical environment and its consequences on international trade and value chains, (ii) structural weaknesses of economies such as China, Germany and Italy, and (iii) the fiscal situation of some large, developed economies, especially the United States, France and Italy. The labour market shows a more even balance between supply and demand for jobs.

•

Growth in the Eurozone is negatively affected by the adoption of tariffs and the repatriation of earnings of US companies as a result of tax cuts and greater geopolitical uncertainty. Spain is one of the countries least directly affected by Trump’s tariffs, although some sectors can be affected by the impact on international trade.

•

The volatile and erratic nature of inflation is exacerbated by new supply shocks (new tariffs, more volatile energy prices, reconfiguration of production chains, convulsive geopolitics, climate shocks, etc.) and an expansionary fiscal policy.

•

The geopolitical environment becomes more complex with Trump’s arrival to the White House. Trump imposes tariffs on the United States’ trade partners, especially China, but these tariffs are only imposed partially, as he takes a pragmatic approach and seeks to negotiate measures that benefit the US economy. The resulting scenario is similar to what happened during Trump’s first term in office. In any event, the climate of uncertainty and a trend towards greater protectionism in several regions mount. In general, the greater uncertainty over the United States’ economic and foreign policy could cause episodes of volatility in the markets for some particularly sensitive variables, such as oil (tensions in the Middle East) or the Mexican peso (uncertainty over trade policy).

•

The US public finances further deteriorate. Despite improvement in growth figures, the loss of tax revenue from companies adds to the existing deficit. In the Eurozone, the entry into force of the new fiscal rules entails tighter control over public finances. The focus is especially placed on France and Italy, due to high public deficits affecting these economies and which will lead to an increase in public debt in the next few years if no fiscal consolidation takes place. In the United Kingdom, the fiscal situation has also deteriorated. Concerns over the state of public finances in these economies take centre stage and could lead to isolated episodes of instability in the financial markets.

•

The monetary policy gap between the United States and the Eurozone widens. The Federal Reserve is more cautious with its monetary policy, and the target interest rate remains at relatively high levels amidst more erratic fiscal policy, sustained growth and slightly higher inflation. The ECB, for its part, ends up cutting the policy rate below monetary neutrality, in response to a scenario of greater deterioration in activity. In the medium term, the policy rate is held around the estimates of monetary neutrality, due to the upside risk associated with inflation arising from public finances in a more deteriorated state than in the past, fragility in global production chains, the emergence of potential shocks and the environment of uncertainty. Meanwhile, central banks continue to make progress on their quantitative tightening policies, although they are eventually forced to stop this process to avoid causing liquidity problems in the financial markets.

•

With interest rates still relatively high, the environment is prone to further episodes of financial stress, although the banking sector is resilient. Against this backdrop, there could be occasional spikes of instability related to some current financial vulnerabilities, which relate to the capital market infrastructure and the non-bank financial sector. In any event and in general, the baseline scenario considers that these events are localised and that the authorities manage to control them; therefore, they do not end up having severe and long-lasting economic repercussions.

•	The Spanish economy continues to grow above its potential in the first years of the scenario’s horizon and is more dynamic than the rest of the Eurozone. After a period in which the external sector has played a prominent role, domestic demand takes on a bigger role. Activity is underpinned by the increase in population (a consequence of migration), the favourable evolution of the labour market, the absence of imbalances in private agents’ balance sheets and in the external sector, lower interest rates and a greater rollout of NGEU funds.

•

Private sector lending in Spain gains traction and increases across all portfolios. Its momentum is similar to that of nominal GDP over the entire time horizon. Credit is supported by factors such as (i) a lower interest rate environment, (ii) higher corporate financing needs stemming from higher investment, (iii) a healthy financial position, and (iv) good labour market dynamics.

•

In relation to the financial markets, yields on long-term government bonds are still maintained at relatively high levels by higher target official interest rates, a higher term premium due to volatility in growth and inflation figures, high sovereign financing needs, progress made in Quantitative Tightening (QT) and tighter monetary policy in Japan, which may alter international financial flows.

•	Sovereign debt risk premiums in the European periphery remain at contained levels and in line with their respective ratings. Sovereign ratings in Spain and Italy remain unchanged.

•

The US dollar, in its currency pair against the euro, shows greater resilience and reaches parity with the EU currency due to the widening of the pro-US rate differential, the improved performance of the US economy and the uncertainty caused by political and geopolitical risks.

Alternative scenario 1: productivity gains and non-existent inflation

•

The scenario focuses on productivity gains stemming from an improved geopolitical environment and global supply conditions, a greater positive impact of interest rate cuts than that envisaged in the baseline scenario and a swift and far-reaching deployment of artificial intelligence, comparable to other big technological revolutions such as electricity and IT.

•

The geopolitical environment improves as a result of the various ongoing wars coming to an end, which dissipates a current source of uncertainty. With that, global supply conditions improve substantially and recover features similar to those pre-Covid. Furthermore, the global supply of energy and commodities remains broad with relatively low prices.

•

Artificial intelligence applications are deployed across multiple sectors of the economy and faster than envisaged in the baseline scenario. Additionally, this technology enhances the capabilities of previous innovations, such as robotisation. All of this results in productivity gains, with productivity growth at near record-high levels. Global economic growth is thus stronger and more synchronised than in the baseline scenario.

•

Inflation falls faster than in the baseline scenario and remains at levels close to the monetary policy targets of the respective central banks. This is explained by a lack of disruptions in production chains and productivity gains, which makes cost absorption easier and results in more moderate second-round effects. In turn, this improves economic agents’ expectations that the level of prices will remain close to central banks’ targets.

•	This environment allows central banks to ease their monetary policies in the near term.

•	Global financing conditions remain lax, with no episodes of risk aversion.

•	The macroeconomic and financial environment allows risk premiums on both peripheral debt and corporate bonds to remain contained.

•	In Spain, the economy maintains significant growth momentum thanks to productivity gains, the resolution of the conflict in Ukraine, lower interest rates and the use of the NGEU funds.

Alternative scenario 2: financial instability and recession

•

The scenario centres on the potential materialisation of risks to financial stability. The financial vulnerabilities in the current environment have the potential to trigger significant financial instability. The main vulnerabilities notably include (i) the systemic nature of non-bank financial institutions and their interconnections with the banking system, (ii) microstructure problems in core markets, such as treasuries, (iii) the situation in the Commercial Real Estate (CRE) sector, and (iv) vulnerabilities in China’s real estate and financial sectors.

•	Factors such as the reduction of central bank balance sheets (QT) or the Bank of Japan’s monetary policy shift may be other events that exacerbate these vulnerabilities.

•	The global economy falls into a recession, as a result of this financial instability and more restrictive financial conditions. Labour markets deteriorate with sharp rises in unemployment.

•

Inflation falls due to damage to the credit channel, financial market dislocation and the economic recession, and reaches a level below the monetary policy target. The prices of oil and other commodities fall significantly and also contribute to this lower rate of inflation.

•

Central banks take action to safeguard financial stability through their balance sheet policies and reinstate their liquidity programmes. Authorities also rapidly cut official interest rates to expansionary levels.

•

Global financing conditions tighten, in terms of both capital markets and credit. In the financial markets, risk asset prices fall, further exacerbated by market infrastructure and illiquidity problems.

•	Government bond yields decline in the face of official interest rates cuts, economic recession and falling inflation.

•	Periphery risk premiums rise sharply, reducing fiscal headroom in some countries.

•

The Spanish economy falls into a recession in the first half of 2025 and records negative growth until the second half of 2026. This is influenced by tightened credit supply, the economic weakness of its main trading partners and the uncertainty characterising this scenario.

As at 31 December 2024 and 2023, the main forecast variables considered for Spain and the United Kingdom are those shown below:

%
					31/12/2024
	Spain					United Kingdom
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 1	Year 2	Year 3	Year 4	Year 5

GDP growth
Baseline scenario	2.2	1.8	1.8	1.8	1.8	1.1	1.1	1.4	1.4	1.4
Alternative scenario 1	4.4	3.5	2.2	2.2	2.2	2.4	2.2	1.6	1.6	1.6
Alternative scenario 2	-0.3	-0.7	1.2	1.6	1.6	-0.5	-0.9	1.2	1.4	1.2

Unemployment rate
Baseline scenario	11.2	10.9	10.7	10.5	10.5	4.4	4.5	4.5	4.5	4.5
Alternative scenario 1	9.9	8.6	8.0	7.7	7.6	3.9	3.5	3.5	3.5	3.5
Alternative scenario 2	14.6	15.7	14.1	12.6	11.1	5.3	6.6	6.2	5.6	5.0

House price growth (*)
Baseline scenario	5.4	4.5	4.5	4.5	4.5	1.6	1.5	2.1	2.6	2.7
Alternative scenario 1	6.9	7.1	6.5	5.5	5.5	2.6	5.0	5.0	5.0	5.0
Alternative scenario 2	-3.7	-1.9	1.4	1.9	1.9	-4.0	-10.7	-1.7	0.0	1.6

(*) For Spain, the price variation at year-end is calculated and, for the UK, the average price variation over the year is calculated.

%
	31/12/2023
	Spain					United Kingdom
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 1	Year 2	Year 3	Year 4	Year 5

GDP growth
Baseline scenario	1.6	1.9	1.8	1.6	1.6	0.6	1.2	1.3	1.4	1.4
Alternative scenario 1	4.1	3.5	2.2	2.0	2.0	1.3	2.7	1.7	1.6	1.6
Alternative scenario 2	-0.2	-1.0	1.0	1.2	1.2	-0.6	-1.1	1.2	1.4	1.2

Unemployment rate
Baseline scenario	11.4	11.2	10.9	10.7	10.5	4.5	4.7	4.6	4.3	4.3
Alternative scenario 1	10.3	9.0	8.4	8.1	8.0	4.0	3.6	3.5	3.5	3.5
Alternative scenario 2	15.3	16.0	14.5	13.0	11.5	5.2	6.6	6.2	5.6	5.0

House price growth (*)
Baseline scenario	0.5	1.7	1.8	1.9	1.9	-6.5	-2.4	1.9	2.5	2.5
Alternative scenario 1	5.6	4.6	3.5	3.5	3.5	-2.5	0.5	1.0	1.6	3.4
Alternative scenario 2	-3.6	-2.1	0.0	1.9	1.9	-7.8	-9.5	-0.4	0.0	1.6

(*) For Spain, the price variation at year-end is calculated and, for the UK, the average price variation over the year is calculated.

In the Group, macroeconomic scenarios have been incorporated into the impairment calculation model.

Further adjustments to expected losses

The Group applies a series of additional adjustments to the outputs of its credit risk models, referred to as Post Model Adjustments (PMAs) or overlays, in order to address situations in which the outputs of those models are not sufficiently sensitive to uncertainty or to capture events that cannot be modelled. These adjustments are temporary and remain in place until the reasons for which they were originally applied cease to exist. In all cases, the aforesaid overlays followed the policies and procedures set by the Group, as well as their internal governance workflow, which includes a review by the second line of defence.

As at 31 December 2023, the additional adjustments applied to expected losses stemming from credit risk models amounted to around 80 million euros, of which 50 million euros corresponded to adjustments relating to sectoral factors and 30 million euros to adjustments arising from the macroeconomic environment. Both adjustments were due to an environment of high inflation and high interest rates, given the greater sensitivity of certain business and variable-rate mortgage sectors to this environment, and were included as an overlay on the Probability of Default (PD).

As at 31 December 2024, the overlays recorded in the consolidated balance sheet amount to 83 million euros. The change in the year corresponds to the specific allocation of the overlays in force as at 2023 year-end, following the annual model review process, and to the application of new overlays, in the amount of 25 million euros, estimated based on the results of the backtests carried out on PD models. Furthermore, due to the DANA emergency that took place last October, the potentially affected perimeter was identified and a reclassification was carried out, using collective overlays, reclassifying 255 million euros to stage 2 and 96 million euros to stage 3, corresponding to the most affected perimeter and on which an adjustment to the expected loss of 45 million euros was applied (see Note 4.1). Finally, the Group applied an overlay of 13 million euros to reflect environmental risks in the expected loss (see section “Environmental risk management associated with credit risk” in Note 4.4.2.1).

The Group has recorded the impact on the different stages stemming from the overlays described above through collective assessment PMAs. In that regard, overlays that entailed increasing exposures classified as stage 2 and stage 3 by 511 million euros and 135 million euros, respectively, have been applied. These overlays include the impacts of the DANA emergency mentioned above.

Sensitivity analysis of the key variables of macroeconomic scenarios

A sensitivity analysis of the expected loss of the Group and of the main geographies and its impact, by segment, on impairment allowances in the event of a change in the key variables, ceteris paribus, from the actual macroeconomic environment, with respect to the most probable baseline macroeconomic scenario envisaged in the Group’s business plan, is set out below. The outcome of this analysis is described below:

	Group
	Change in the variable (*)	Impact on expected loss
		Corporates	Individuals
GDP growth deviation	-100 pb	6.6%	1.2%
	+100 pb	(5.5)%	(1.1)%

Unemployment rate deviation	+100 pb	2.0%	2.6%
	-100 pb	(2.0)%	(2.1)%

House price growth deviation	-100 pb	0.5%	0.8%
	+100 pb	(0.5)%	(0.8)%

	Spain
	Change in the variable (*)	Impact on expected loss
		Corporates	Individuals
GDP growth deviation	-100 pb	6.6%	1.5%
	+100 pb	(5.5)%	(1.4)%

Unemployment rate deviation	+100 pb	2.0%	1.6%
	-100 pb	(2.0)%	(1.5)%

House price growth deviation	-100 pb	0.5%	1.0%
	+100 pb	(0.5)%	(0.9)%

	United Kingdom
	Change in the variable (*)	Impact on expected loss
		Individuals
Unemployment rate deviation (**)	+100 pb	6.6%
	-100 pb	(4.5)%

House price growth deviation	-100 pb	0.3%
	+100 pb	(0.3)%

(*) Changes to macroeconomic variables are applied in absolute terms.

(**) Changes to macroeconomic variables are applied in absolute terms. In the scenario of a change to the UK unemployment rate, a deviation of +/- 100 bp represents the relative value of a deviation from the macroeconomic variable more than two times greater than in Spain.

Overall comparison between financial asset and real estate asset impairment allowances

The Group has established backtesting methodologies to compare estimated losses against actual losses.

Based on this backtesting exercise, the Group makes amendments to its internal methodologies when this regular backtesting exercise reveals significant differences between estimated losses and actual losses.

The backtests carried out show that the credit loss allowances are adequate given the portfolio’s credit risk profile.

4.4.2.6. Credit quality of financial assets

As stated earlier, in general terms, the Group uses internal models to rate most borrowers (or transactions) through which credit risk is incurred. These models have been designed considering the best practices proposed by the New Basel Capital Accord (NBCA). However, not all portfolios in which credit risk is incurred have internal models, partly due to the fact that these models can only be reasonably designed if a minimum of historical non-payment case data is available. The standardised approach is followed for these portfolios, for solvency purposes.

The exposure percentage calculated by the Group using internal models, for solvency purposes, is 90%. This percentage has been calculated following the specifications of the ECB guide to internal models (Article 28a) published in June 2023.

The breakdown of total exposures rated, excluding “Other valuation adjustments (interest, fees and commissions, and other)”, according to the various internal rating levels, as at 31 December 2024 and 2023, is set out here below:

Million euro
		Loans assigned rating/score
		2024

Breakdown of on-balance sheet exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		21,204	241	—	2	21,446
A		17,691	37	11	—	17,739
BBB		99,768	235	—	—	100,004
BB		34,253	260	1	1	34,514
B		13,771	2,255	7	35	16,033
Other		3,031	6,838	4,576	63	14,446
No rating/score assigned		2,725	277	—	—	3,002
Total gross amount	11	192,444	10,143	4,596	101	207,183

Impairment allowances	11	(309)	(371)	(2,168)	(1)	(2,848)

Total net amount		192,135	9,772	2,428	100	204,336

Million euro

		Loans assigned rating/score

		2023

Breakdown of on-balance sheet exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		25,486	57	—	—	25,543
A		11,644	171	13	—	11,829
BBB		83,179	252	—	1	83,431
BB		31,376	522	3	2	31,902
B		17,102	3,105	6	61	20,212
Other		3,577	7,546	5,450	45	16,574
No rating/score assigned		1,675	19	—	—	1,694
Total gross amount	11	174,039	11,672	5,473	109	191,185

Impairment allowances	11	(373)	(471)	(2,359)	(1)	(3,202)

Total net amount		173,666	11,202	3,114	108	187,982

The breakdown of total off-balance sheet exposures rated according to the various internal rating levels, as at 31 December 2024 and 2023, is set out here below:

Million euro
		Loans assigned rating/score
		2024

Breakdown of off-balance sheet exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,830	36	—	—	1,867
A		3,865	4	—	—	3,869
BBB		16,302	17	2	—	16,321
BB		10,882	43	4	1	10,929
B		5,485	432	8	32	5,925
Other		157	684	289	134	1,131
No rating/score assigned		80	—	—	—	80
Total gross amount	26	38,601	1,217	304	168	40,121

Provisions recognised on liabilities side of the balance sheet	26	(36)	(30)	(77)	—	(142)

Total net amount		38,565	1,187	226	168	39,979

Million euro

		Loans assigned rating/score

		2023

Breakdown of off-balance sheet exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,442	44	—	—	1,485
A		3,034	—	—	—	3,035
BBB		13,533	34	2	—	13,568
BB		8,611	101	3	1	8,716
B		8,246	724	6	23	8,977
Other		159	620	355	153	1,133
No rating/score assigned		128	1	—	—	129
Total gross amount	26	35,154	1,524	365	178	37,043

Provisions recognised on liabilities side of the balance sheet	26	(48)	(30)	(86)	—	(165)

Total net amount		35,105	1,494	279	178	36,878

Further details on the credit rating and credit scoring models are included in section 4.4.2.2 of these consolidated annual financial statements.

Exposures classified as stage 3 decreased by 933 million euros in 2024. This reduction was accompanied by an increase in the risk base of 6,077 million euros, which led to a decrease in the Group’s NPL ratio, as shown in the table below:

%

	2024	Proforma 2024 (*)	2023	Proforma 2023 (*)

NPL ratio	2.84	3.31	3.52	4.22
Stage 3 coverage ratio	46.34	51.38	42.33	45.55

Stage 3 coverage ratio, with total provisions	61.73	66.09	58.29	60.25

(*) Corresponds to the ratio excluding TSB.

The NPL ratio, broken down by lending segment, as at 31 December 2024 and 2023 is set out below:

%

	2024	Proforma 2024 (*)	2023	Proforma 2023 (*)

Group NPL ratio	2.84	3.31	3.52	4.22
Non-real estate construction	4.06	4.06	5.25	5.25
Corporates	2.00	2.00	2.47	2.47
SMEs and self-employed	6.70	6.74	8.52	8.58
Individuals with 1st mortgage guarantee	1.89	2.27	2.29	3.12

Real estate development and construction	5.66	5.69	6.44	6.48

(*) Corresponds to the NPL ratio excluding TSB.

A more detailed quantitative breakdown of allowances and assets classified as stage 3 can be found in Note 11, and a more detailed breakdown of refinancing and restructuring transactions is included in Schedule IV.

4.4.2.7. Concentration risk

Concentration risk refers to the level of exposure to a series of economic groups which could, given the size of that exposure, give rise to significant credit losses in the event of an adverse economic situation.

Exposures can be concentrated within a single customer or economic group, or within a given sector or geography.

Concentration risk can be caused by two risk subtypes:

–

Individual concentration risk: this refers to the possibility of incurring significant credit losses as a result of maintaining large exposures to specific customers, either to a single customer or to an economic group.

–	Sector concentration risk: imperfect diversification of systematic components of risk within the portfolio, which can be sector-based factors, geographical factors, etc.

Banco Sabadell has a series of specific tools and policies in place to ensure its concentration risk is managed efficiently:

–	Quantitative metrics from the Risk Appetite Statement and their subsequent monitoring, including both first-tier (Board) metrics and second-tier (Executive) metrics.

–	Individual limits for risks and customers considered to be significant, which are set by the Delegated Credit Committee.

–	A structure of conferred powers which requires transactions with significant customers to be approved by the Risk Operations Committee, or even by the Delegated Credit Committee.

In order to control its concentration risk, Banco Sabadell Group has rolled out the following critical control parameters:

Consistency with the Global Risk Framework

The Group ensures that the level of its concentration risk exposures is consistent with its tolerance of this risk, as defined in the RAS. Overall concentration risk limits and adequate internal controls are in place to ensure that concentration risk exposures do not go beyond the risk appetite levels established by the Group.

Establishment of limits and metrics for concentration risk control

Given the nature of the Group’s activity and its business model, concentration risk is primarily linked to credit risk, and various metrics are in place, along with their associated limits.

Credit risk exposure limits are set based on the Institution’s past loss experience, seeking to ensure that exposures are in line with the Group’s level of capitalisation as well as the expected level of profitability under different scenarios.

The metrics used to measure such levels, as well as appetite limits and tolerance thresholds for the identified risks, are described in the RAS metrics.

Risk control monitoring and regular reporting

Banco Sabadell Group ensures that concentration risk is monitored on a regular basis, in order to enable any weaknesses in the mechanisms implemented to manage this risk to be quickly identified and resolved. This information is also reported to the Board of Directors on a recurring basis in accordance with the established risk governance arrangements.

Action plans and mitigation techniques

When dealing with exceptions to internally established limits, the criteria based on which such exceptions can be approved must be included.

The Group will take any measures necessary to align the concentration risk with the levels approved in the RAS by the Board of Directors.

Exposure to customers or significant risks

As at 31 December 2024 and 2023, there were no borrowers with an approved lending transaction that individually exceeded 10% of the Group’s own funds.

Country risk: geographical exposure to credit risk

Country risk is defined as the risk associated with a country’s debts, taken as a whole, for reasons inherent in the sovereignty and the economic situation of that country, i.e. due to circumstances other than regular credit risk. Country risk manifests itself in the eventual inability of obligors to honour their foreign currency payment obligations undertaken with external creditors due to, among other reasons, the country not permitting access to that foreign currency, the inability to transfer it, or the non-enforceability of legal actions against borrowers for reasons of sovereignty, war, expropriation or nationalisation.

Country risk affects not only debts undertaken with a State or entities guaranteed by it, but also all private debtors that belong to that State and who, for reasons outside their control and not at their own volition, are generally unable to satisfy their debts.

An exposure limit is set for each country which is applicable across the whole of Banco Sabadell Group. These limits are approved by the Board of Directors and the corresponding decision-making bodies, as per their conferred powers, and they are continuously monitored to ensure that any deterioration in the economic, political or social prospects of a country can be detected in good time.

The main component of the procedure for the acceptance of country risk and financial institution risk is the structure of limits for different metrics. This structure is used to monitor the various risks and it is also used by Senior Management and the delegated bodies to establish the Group’s risk appetite.

Different indicators and tools are used to manage country risk: credit ratings, credit default swaps, macroeconomic indicators, etc.

Schedule IV includes quantitative data relating to the breakdown of the concentration of risks by activity and on a global scale.

Exposure to sovereign risk and exposure to the construction and real estate development sector

Schedule IV includes quantitative data relating to sovereign risk exposures and exposures to the construction and real estate development sector.

4.4.2.8. Counterparty credit risk

Counterparty credit risk is a type of credit risk that refers to the risk of a counterparty defaulting before definitively settling cash flows of either a transaction with derivatives or a transaction with a repurchase commitment, with deferred settlements or collateral financing.

The amount exposed to a potential default by the counterparty does not correspond to the notional amount of the contract, instead, it is uncertain and depends on market price fluctuations until the maturity or settlement of the financial contracts.

Exposure to counterparty credit risk is mainly concentrated in customers, financial institutions and central counterparty clearing houses.

The following tables show the breakdown of exposures by credit rating and by the geographical areas in which the Group operates, as at 31 December 2024 and 2023:

%
							2024
AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	BB-	B+	Other	TOTAL

0.0%	0.0%	0.0%	30.0%	24.1%	18.0%	3.7%	4.8%	2.3%	2.4%	5.2%	5.1%	1.9%	1.0%	1.5%	100%

%
							2023
AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	BB-	B+	Other	TOTAL

0.7%	11.5%	0.1%	32.1%	21.2%	8.1%	7.9%	3.0%	3.4%	2.0%	2.9%	2.8%	2.3%	0.5%	1.6%	100%

%

	2024	2023

Eurozone	77.7%	77.3%
Rest of Europe	15.7%	16.9%
United States and Canada	2.7%	3.0%
Rest of the world	3.8%	2.8%
Total	100%	100%

As can be seen in the table, the risk is concentrated in counterparties with a high credit quality, with 76% of the risk relating to counterparties rated A, whereas as at 31 December 2023 this concentration was 82%.

In 2016, under the European Market Infrastructure Regulation (EMIR) (Regulation 648/2012), the obligation to settle and clear certain Over-The-Counter (OTC) derivatives through central counterparty clearing houses (CCPs) began to apply to the Group. For this reason, the derivatives arranged by the Group and subject to the foregoing are channelled via these agents. At the same time, the Group has improved the standardisation of OTC derivatives with a view to fostering the use of clearing houses. The exposure to risk with CCPs largely depends on the value of the deposited guarantees.

With regard to derivative transactions in Organised Markets (OMs), based on management criteria, it is considered that there is no exposure, given that there is no risk as the OMs act as counterparties in the transactions and a daily settlement and guarantee mechanism is in place to ensure the transparency and continuity of the activity. In OMs the exposure is equivalent to the deposited guarantees.

The breakdown of transactions involving derivatives in financial markets, according to whether the counterparty is another financial institution, a clearing house or an organised market, is shown below:

Thousand euro

	2024	2023

Transactions with organised markets	506,105	1,505,736
OTC transactions	202,054,253	188,207,641
Settled through clearing houses	126,969,629	113,467,997
Total	202,560,358	189,713,377

There are currently no transactions that meet the accounting criteria for offsetting transactions involving financial assets and financial liabilities on the balance sheet. The netting of derivative and repo transactions is only material when calculating the amount pending collateralisation, and is not material in terms of their presentation on the balance sheet.

The following tables show the aggregate amount reflected on the balance sheet for the financial instruments subject to a master netting and collateral agreement for 2024 and 2023:

Thousand euro
	2024
	Financial assets subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee received		Net amount
			Cash	Securities
Financial assets	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	4,268,483	2,262,755	688,855	1,353,869	(36,996)
Reverse repos	10,725,012	—	31,590	10,720,991	(27,569)
Total	14,993,495	2,262,755	720,445	12,074,860	(64,565)

Thousand euro
	2024
	Financial liabilities subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee given		Net amount
			Cash	Securities
Financial liabilities	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	2,664,520	2,262,755	517,133	374,681	(490,049)
Repos	12,034,968	—	65,831	12,262,513	(293,376)
Total	14,699,488	2,262,755	582,964	12,637,194	(783,425)

Thousand euro
	2023
	Financial assets subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee received		Net amount
			Cash	Securities
Financial assets	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	4,827,407	2,903,168	1,822,777	124,929	(23,467)
Reverse repos	5,146,361	—	45,522	5,207,911	(107,072)
Total	9,973,768	2,903,168	1,868,299	5,332,840	(130,539)

Thousand euro
	2023
	Financial liabilities subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee given		Net amount
			Cash	Securities
Financial liabilities	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	3,206,489	2,903,168	457,090	358,000	(511,769)
Repos	11,065,324	—	144,461	11,608,411	(687,548)
Total	14,271,813	2,903,168	601,551	11,966,411	(1,199,317)

The values of derivative financial instruments which are settled through a clearing house as at 31 December 2024 and 2023 are indicated here below:

Thousand euro

	2024	2023

Derivative financial assets settled through a clearing house	3,644,950	4,012,659
Derivative financial liabilities settled through a clearing house	1,877,174	2,498,128

The philosophy behind counterparty credit risk management is consistent with the business strategy, at all times seeking to ensure the creation of value whilst maintaining a balance between risk and return. To this end, criteria have been established for controlling and monitoring counterparty credit risk arising from activity in financial markets, which ensure that the Bank can carry out its business activity whilst adhering to the risk thresholds approved by the Board of Directors.

The approach for quantifying counterparty credit risk exposure takes into account current and future exposure. Current exposure represents the cost of replacing a transaction at the present time and at market value in the event that a counterparty defaults. To calculate it, the current or Mark to Market (MtM) value of the transaction is required. The future exposure represents the risk that a transaction could potentially represent over a certain period of time, given the characteristics of the transaction and the market variables on which it depends. In the case of transactions carried out under a collateral agreement, the future exposure represents the possible fluctuation of the MtM between the time of default and the replacement of such transactions in the market. If the transaction is not carried out under a collateral agreement, it represents the possible changes in MtM throughout the life of the transaction.

Each day at close of business, all of the exposures are recalculated in accordance with the transaction inflows and outflows, changes in market variables and risk mitigation mechanisms established by the Group. Exposures are thus subject to daily monitoring and they are controlled in accordance with the limits approved by the Board of Directors. This information is included in risk reports for disclosure to the departments and areas responsible for their management and monitoring.

With regard to counterparty credit risk, the Group has different mitigation techniques. The main techniques are:

–	Netting agreements for derivatives (ISDA and Spain’s Framework Agreement for Financial Transactions (Contrato Marco de Operaciones Financieras, or CMOF)).

–	Variation margin collateral agreements for derivatives (CSA and Annex 3 - CMOF), repos (GMRA, EMA) and securities lending (GMSLA).

–	Initial margin collateral agreements for derivatives (CTA and SA).

Netting agreements allow positive and negative MtM to be aggregated for transactions with a single counterparty, in such a way that in the event of default, a single payment or collection obligation is established in relation to all of the transactions closed with that counterparty.

By default, the Group has netting agreements with all counterparties wishing to trade in derivatives.

Variation margin collateral agreements, as well as including the netting effect, also include the regular exchange of guarantees which mitigate the current exposure with a counterparty in respect of the transactions subject to such agreements.

In order to trade in derivatives or repos with financial institutions, the Group requires variation margin collateral agreements to be in place. Furthermore, for derivative transactions with these institutions, the Group is required to exchange variation margin collateral with financial counterparties pursuant to Delegated Regulation (EU) 2016/2251. The Group’s standard variation margin collateral agreement, which complies with the aforesaid regulation, is bilateral (i.e. both parties are obliged to deposit collateral) and includes the daily exchange of guarantees in the form of cash and in euros.

Initial margin collateral agreements include the provision of guarantees to mitigate the potential future exposure with a counterparty in respect of the transactions subject to such agreements.

The Group has initial margin collateral agreements in place for derivative transactions with financial institutions pursuant to Delegated Regulation (EU) 2016/2251.

4.4.2.9 Assets pledged in financing activities

As at 31 December 2024 and 2023, there were certain financial assets pledged in funding operations, i.e. delivered as collateral or guarantees with respect to certain liabilities. These assets correspond mainly to loans linked to the issuance of mortgage covered bonds, public sector covered bonds, TSB covered bonds and long-term asset-backed securities (see Note 20 and Schedule II). The remaining pledged assets are debt securities which are submitted in transactions involving assets sold under repurchase agreements, pledged collateral (loans or debt instruments) to access certain funding operations with central banks and all types of collateral provided to secure derivative transactions.

The issuing entity Banco Sabadell did not issue any public sector covered bonds in either 2024 or 2023.

The Group has used part of its portfolio of loans and similar credit in fixed-income securities by transferring assets to various securitisation funds created for this purpose. Under current regulations, securitisations in which there is no significant risk transfer cannot be derecognised from the balance sheet.

The balance of the financial assets securitised under these programmes by the Group, as well as other financial assets transferred, depending on whether they have been derecognised or retained in full on the consolidated balance sheet, as at 31 December 2024 and 2023, is as follows:

Thousand euro

	2024	2023

Fully derecognised from the balance sheet:	833,458	568,975
Securitised mortgage assets	112,162	111,624
Other securitised assets	175,490	228,671
Other financial assets transferred	545,806	228,680

Fully retained on the balance sheet:	7,808,968	7,446,823
Securitised mortgage assets	6,434,096	6,394,928
Other securitised assets	1,374,872	1,051,894
Total	8,642,426	8,015,798

The assets and liabilities associated with securitisation funds of assets originated after 1 January 2004, and for which inherent risks and rewards of ownership have not been transferred to third parties, have been retained on the consolidated balance sheet. As at 31 December 2024 and 2023, there was no significant financial support from the Group for unconsolidated securitisations.

Schedule II to these consolidated annual financial statements includes certain information regarding the securitisation funds originated by the Group.

4.4.3. Financial risks

Financial risk is defined as the possibility of obtaining inadequate returns or having insufficient levels of liquidity that prevent an institution from meeting future requirements and expectations.

4.4.3.1 Liquidity and funding risk

Liquidity risk refers to the possibility of losses being incurred as a result of the Institution being unable, albeit temporarily, to honour payment commitments due to a lack of liquid assets or due to its inability to access the markets to refinance debts at a reasonable cost. This risk may be associated with factors of a systemic nature or specific to the Institution itself.

In this regard, the Group aims to maintain a stock of liquid assets and a funding structure that, in line with its strategic objectives and based on its Risk Appetite Statement, allow it to honour its payment commitments as usual and at a reasonable cost, both under business-as-usual conditions and in a stress situation caused by systemic and/or idiosyncratic factors.

The fundamental pillars of Banco Sabadell’s governance structure for liquidity management and control are the direct involvement of the governing body, Board committees and management bodies, following the model of three lines of defence, and a clear segregation of duties, as well as a clear-cut structure of responsibilities.

Liquidity management

Banco Sabadell’s liquidity management seeks to ensure funding for its business activity at an appropriate cost and term while minimising liquidity risk. The Institution’s funding policy focuses on maintaining a balanced funding structure, based mainly on customer deposits and supplemented with access to wholesale markets that allows the Group to maintain a comfortable liquidity position at all times.

The Group follows a structure based on Liquidity Management Units (LMUs) to manage its liquidity. Each LMU is responsible for managing its own liquidity and for setting its own metrics to control liquidity risk, working together with the Group’s corporate functions. As at the end of December 2024, the LMUs are

Banco Sabadell (includes Banco de Sabadell, S.A., which in turn includes activity in foreign branches, as well as the business in Mexico of Banco Sabadell S.A., I.B.M. (IBM) and SabCapital S.A. de C.V., SOFOM, E.R. (SOFOM)) and TSB.

In order to achieve these objectives, the Group’s current liquidity risk management strategy is based on the following principles and pillars, in line with the LMUs’ retail business model and the defined strategic objectives:

–

Risk governance and involvement of the Board of Directors and Senior Management in managing and controlling liquidity risk. The Board of Directors has the highest level of responsibility for the oversight of liquidity risk, while the management bodies of the LMUs are in charge of transposing these strategies to their local areas of activity.

–

Integration of the risk culture, based on prudent liquidity risk management and clear and consistent definitions of their terminology, and on its alignment with the Group’s business strategy through the established risk appetite.

–

Clear segregation of responsibilities and duties between the different areas and bodies within the organisation, with a clear-cut distinction between each of the three lines of defence, providing independence in the evaluation of positions and in risk assessment and control.

–

Implementation of best practices in liquidity risk management and control, ensuring not only compliance with regulatory requirements but also, under a criterion of prudence, the availability of sufficient liquid assets to overcome possible stress events.

–	Decentralised liquidity management system for the more significant units but with a centralised risk oversight and management system.

–	Sound processes for the identification, measurement, management, control and disclosure of the different liquidity subrisks to which the Group is exposed.

–	Holistic overview of risk, through first- and second-tier risk taxonomies, and complying with regulatory requirements, recommendations and guidelines.

–	Existence of a transfer pricing system to transfer the cost of funding.

–	Balanced funding structure with a predominance of customer deposits.

–	Ample base of unencumbered liquid assets that can be used immediately to generate liquidity and which comprise the Group’s first line of liquidity.

–	Diversification of funding sources, with controlled use of short-term wholesale funding without having to depend on individual fund suppliers.

–	Self-funding by the main banking subsidiaries outside Spain.

–	Oversight of the balance sheet volume being used as collateral in funding operations.

–	Maintenance of a second line of liquidity that includes the capacity to issue covered bonds.

–	Alignment with the interests of stakeholders through regular public disclosure of liquidity risk information.

–	Availability of a Liquidity Contingency Plan.

Tools/metrics for monitoring and controlling liquidity risk management

Banco Sabadell Group has a system of metrics and thresholds which are provided in the RAS and which define the appetite for liquidity risk, previously approved by the Board of Directors. This system enables liquidity risk to be assessed and monitored, ensuring the achievement of strategic objectives, adherence to the risk profile, as well as compliance with regulations and supervisory guidelines. Within the Group-level monitoring of liquidity metrics, there are metrics established at the Group level and calculated on a consolidated basis, metrics established at the Group level and rolled out to each Group LMU, as well as metrics established at the LMU level to reflect specific local characteristics.

Both the metrics defined in the Banco Sabadell Group RAS and those defined in the local RAS of subsidiaries are subject to governance arrangements relating to the approval, monitoring and reporting of threshold breaches, as well as remediation plans established in the RAF on the basis of the hierarchical level of each metric (these are classified into three tiers).

It should be mentioned that the Group has designed and implemented a system of Early Warning Indicators (EWIs) at the LMU level, which includes market and liquidity indicators adapted to the funding structure and business model of each LMU. The rollout of these indicators at the LMU level complements the RAS metrics and allows tensions in the local liquidity position and funding structure to be detected early, thereby facilitating the implementation of corrective measures and actions and reducing the risk of contagion between the different management units.

The risk of each LMU is also monitored on a daily basis through a report that measures daily changes in the funding needs of the balance sheet, daily changes in the outstanding balance of transactions in capital markets, as well as daily changes in the liquidity buffer maintained by each LMU.

The metrics reporting and control framework involves, among other things:

–	Monitoring the RAS metrics and their thresholds on a consolidated basis, as well as those established for each LMU, in line with the established monitoring frequency.

–	Reporting on the relevant set of metrics to the governing body, Board committees and management bodies, depending on the tiers into which those metrics have been classified.

–	In the event a threshold breach is detected, activating the communication protocols and necessary plans for its resolution.

Within the Group’s overall budgeting process, Banco Sabadell plans its liquidity and funding requirements over different time horizons, which it aligns with the Group’s strategic objectives and risk appetite. Each LMU has a one-year and five-year funding plan in which they set out their potential funding needs and the strategy for their management, and they regularly analyse compliance with that plan, any deviations from the projected budget and the extent to which the plan is appropriate to the market environment.

In addition, Banco Sabadell regularly reviews the identification of liquidity risks and assesses their materiality. At least for all risks deemed material, there are specific management strategies and metrics in place that capture these risk components. It also conducts regular liquidity stress tests, which envisage a series of stress scenarios in the short and longer term, and it analyses their impact on the liquidity position and the main metrics in order to ensure that the existing exposures are consistent at all times with the established liquidity risk tolerance level.

The Institution also has an internal transfer pricing system to transfer the funding costs to business units.

Lastly, Banco Sabadell has a Liquidity Contingency Plan (LCP) in place, which sets forth the strategy for ensuring that the Institution has sufficient management capabilities and measures in place to minimise the negative impacts of a crisis situation on its liquidity position and to allow it to return to a business-as-usual situation. The LCP can be invoked in response to different crisis situations affecting either the markets or the Institution itself. The key components of the LCP include, among others: the definition of the strategy for its implementation, the inventory of measures available to generate liquidity in business-as-usual situations or in a crisis situation linked to the invocation of the LCP and a communication plan (both internal and external) for the LCP.

Residual maturity periods

The tables below show the breakdown, by contractual maturity, of certain pools of items on the consolidated balance sheet as at 31 December 2024 and 2023, under business-as-usual market conditions:

Thousand euro
				2024
Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

ASSETS

Cash, balances at central banks and other demand deposits	2,903,589	14,565,334	904,529	291	1,542	67	—	40	6,721	18,382,112

Financial assets at fair value through other comprehensive income	—	593,078	77,044	275,548	486,307	566,862	1,161,580	51,072	2,964,841	6,176,333

Debt securities	—	593,078	77,044	275,548	486,307	566,862	1,161,580	51,072	2,964,841	6,176,333

Loans and advances	—	—	—	—	—	—	—	—	—	—

Customers	—	—	—	—	—	—	—	—	—	—

Financial assets at amortised cost	4,528,831	9,644,170	5,725,389	12,375,307	12,095,615	11,549,771	9,722,394	13,799,010	117,079,786	196,520,273

Debt securities	—	220,258	493,837	576,152	655,379	1,734,512	1,120,974	3,153,128	16,921,887	24,876,126

Loans and advances	4,528,831	9,423,912	5,231,552	11,799,155	11,440,236	9,815,259	8,601,420	10,645,883	100,157,899	171,644,147

Central banks	—	—	—	—	—	—	—	—	—	—

Credit institutions	1,635,317	4,323,451	1,774,734	2,691,877	2,019,243	200,241	7,368	4,606	114,849	12,771,685

Customers	2,893,513	5,100,460	3,456,818	9,107,279	9,420,993	9,615,018	8,594,053	10,641,277	100,043,050	158,872,462
Total assets	7,432,420	24,802,582	6,706,962	12,651,146	12,583,464	12,116,700	10,883,974	13,850,122	120,051,348	221,078,718

LIABILITIES

Financial liabilities at amortised cost	146,175,007	6,813,797	7,856,577	24,703,466	9,897,518	5,391,327	5,238,029	6,614,424	7,538,104	220,228,249

Deposits	139,976,026	6,721,627	6,978,766	22,804,921	5,592,393	1,806,048	747,935	1,087,158	626,306	186,341,181

Central banks	26,409	—	—	961,191	—	709,134	—	—	—	1,696,734

Credit institutions	922,074	3,490,314	2,147,448	3,852,724	2,398,334	599,744	525,847	428,471	456,844	14,821,800

Customers	139,027,543	3,231,313	4,831,318	17,991,006	3,194,059	497,170	222,088	658,687	169,462	169,822,647

Debt securities issued	18,312	69,439	866,144	1,882,263	4,297,875	3,579,062	4,480,573	5,514,192	6,729,078	27,436,938

Other financial liabilities	6,180,670	22,730	11,667	16,282	7,250	6,217	9,521	13,074	182,720	6,450,130
Total liabilities	146,175,007	6,813,797	7,856,577	24,703,466	9,897,518	5,391,327	5,238,029	6,614,424	7,538,104	220,228,249

Trading and Hedging derivatives

Receivable	—	44,995,897	7,837,360	26,135,974	17,079,237	9,514,491	10,227,723	9,803,529	37,218,249	162,812,462

Payable	—	42,509,276	8,560,630	27,816,215	24,155,085	13,635,105	10,190,986	9,283,604	40,814,400	176,965,301

Contingent risks

Financial guarantees	640	53,084	115,909	481,218	185,154	87,913	43,746	39,348	972,610	1,979,622

(*) For details of maturities of issues aimed at institutional investors, see the section entitled “Funding strategy and evolution of liquidity in 2024” in this note.

Thousand euro
				2023
Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

ASSETS

Cash, balances at central banks and other demand deposits	2,879,139	26,518,399	575,341	1,972	64	1,630	206	—	9,102	29,985,853

Financial assets at fair value through other comprehensive income	—	28,056	69,236	791,454	560,553	518,426	302,223	1,132,974	2,682,437	6,085,359

Debt securities	—	28,056	69,236	791,454	560,553	518,426	302,223	1,132,974	2,682,437	6,085,359

Loans and advances	—	—	—	—	—	—	—	—	—	—

Customers	—	—	—	—	—	—	—	—	—	—

Financial assets at amortised cost	4,062,743	5,493,867	3,858,019	12,168,889	11,057,059	10,776,821	10,537,660	10,184,113	112,774,622	180,913,793

Debt securities	—	4,833	315,660	1,204,916	1,123,028	479,039	1,743,646	1,187,212	15,442,593	21,500,927

Loans and advances	4,062,743	5,489,034	3,542,359	10,963,974	9,934,031	10,297,782	8,794,014	8,996,901	97,332,028	159,412,866

Central banks	—	156,516	—	—	—	—	—	—	—	156,516

Credit institutions	1,411,422	445,014	732,541	2,114,438	1,666,642	573,056	56	9,210	43,572	6,995,951

Customers	2,651,321	4,887,504	2,809,818	8,988,540	8,267,389	9,724,726	8,793,958	8,987,691	97,149,452	152,260,399
Total assets	6,941,882	32,040,322	4,502,596	12,962,315	11,617,676	11,296,877	10,840,089	11,317,087	115,466,161	216,985,005

LIABILITIES

Financial liabilities at amortised cost	107,548,804	43,256,136	11,499,120	15,574,656	15,126,695	6,730,104	4,632,257	5,160,504	6,543,490	216,071,766

Deposits	101,442,894	42,529,331	9,538,402	13,218,907	12,300,947	2,453,941	1,103,014	750,550	609,211	183,947,196

Central banks	60,915	—	5,106,963	5,753	3,926,127	—	676,601	—	—	9,776,360

Credit institutions	1,039,225	4,678,234	816,081	2,817,579	2,263,510	1,306,692	254,561	171,991	492,311	13,840,183

Customers	100,342,754	37,851,097	3,615,358	10,395,575	6,111,309	1,147,249	171,852	578,559	116,900	160,330,653

Debt securities issued	16,214	693,854	1,951,456	2,340,622	2,816,403	4,270,058	3,525,049	4,406,209	5,771,418	25,791,284

Other financial liabilities	6,089,696	32,951	9,262	15,127	9,345	6,105	4,194	3,745	162,861	6,333,286
Total liabilities	107,548,804	43,256,136	11,499,120	15,574,656	15,126,695	6,730,104	4,632,257	5,160,504	6,543,490	216,071,766

Trading and Hedging derivatives

Receivable	—	50,823,146	11,328,791	28,452,907	14,570,051	10,892,738	7,921,211	9,074,442	33,210,726	166,274,013

Payable	—	30,233,517	10,838,943	29,856,672	20,222,682	11,930,292	8,979,495	7,146,036	40,908,171	160,115,808
Contingent risks

Financial guarantees	17,922	66,449	66,038	414,294	259,415	92,562	68,818	34,938	1,043,960	2,064,396

In this analysis, very short-term maturities traditionally represent funding requirements, as they include continuous maturities of short-term liabilities, which in typical banking activities see higher turnover rates than assets, but as they are continuously rolled over they actually end up satisfying these requirements and at times even result in the growth of outstanding balances.

Furthermore, the Group’s funding programmes in capital markets are systematically checked to ensure they can meet its short-, medium- and long-term needs.

With regard to the information included in these tables, it is worth highlighting that they show the residual term to maturity of the asset and liability positions on the balance sheet, broken down into different time brackets.

The information provided is static and does not reflect foreseeable funding needs.

It should also be noted that cash flow breakdowns in the parent company have not been deducted.

In order to present the contractual maturities of financial liabilities with certain particular characteristics, the parent company has taken the following approach:

–	Transactions are placed in different time brackets according to their contractual maturity date.

–	Demand liabilities are included in the “on demand” tranche, without taking into account their type (stable vs unstable).

–

There are also contingent commitments which could lead to changes in liquidity needs. These are fundamentally credit facilities with amounts undrawn by the borrowers as at the balance sheet date. The Board of Directors also establishes limits in this regard for control purposes.

–	Balances related to financial guarantee contracts have been included for the parent company, allocating the maximum amount of the guarantee to the earliest period in which the guarantee can be called.

–

Funding in capital markets obtained through instruments that include clauses which could lead to accelerated repayment (instruments with clauses linked to a credit rating downgrade or puttables) is reduced in line with the Group’s financial liabilities. It is for this reason that the estimated impact on the parent company would not be significant.

–	As at 31 December 2024 and 2023, the Group had no instruments in addition to those regulated by master agreements associated with the arrangement of derivatives and repos/reverse repos.

–

The Group does not have any instruments that allow the Institution to choose whether it settles its financial liabilities by delivering cash (or another financial asset) or by delivering its own shares as at 31 December 2024 and 2023.

Funding strategy and evolution of liquidity in 2024

The Group’s primary source of funding is customer deposits (mainly demand deposits and term deposits acquired through the branch network), supplemented with funding raised through interbank and capital markets in which the Institution has and regularly renews various short-term and long-term funding programmes in order to achieve an adequate level of diversification by type of product, term and investor. The Institution maintains a diversified portfolio of liquid assets that are largely eligible as collateral in exchange for access to funding operations with the European Central Bank (ECB).

On-balance sheet customer funds

On-balance sheet customer funds as at 31 December 2024 and 2023 are shown below by maturity:

Million euro / %

	Note	2024	3 months	6 months	12 months	>12 months	No maturity

Total on-balance sheet customer funds (*)		169,557	5.7%	4.3%	5.8%	2.6%	81.6%

Term deposits and others		30,690	30.9%	22.9%	32.1%	14.1%	—%

Demand deposits	19	138,347	—%	—%	—%	—%	100.0%

Retail issues		520	41.9%	57.5%	0.6%	—%	—%

(*) Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

Million euro / %

	Note	2023	3 months	6 months	12 months	>12 months	No maturity

Total on-balance sheet customer funds (*)		160,888	5.6%	2.4%	4.3%	4.3%	83.4%

Term deposits and others		25,237	32.1%	13.6%	26.8%	27.5%	—%

Demand deposits	19	134,243	—%	—%	—%	—%	100.0%

Retail issues		1,408	53.8%	30.9%	14.7%	0.6%	—%

(*) Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

Despite falling interest rates in the financial markets, the weight of term deposits and other deposits in the composition of on-balance sheet customer funds has increased.

Details of off-balance sheet customer funds managed by the Group and those sold but not under management are provided in Note 27 to these consolidated annual financial statements.

The Group’s deposits are sold through the business units of the Group (Banking Business Spain, TSB and Mexico). Details of the volumes of these business units are included in section “4. Business” of the consolidated Directors’ Report.

In 2024, the funding gap turned positive, with a sharper increase in on-balance sheet customer funds than in gross performing loans to customers (excluding reverse repos), thus placing the Group’s Loan-to-Deposit (LtD) ratio at 93.2% as at 2024 year-end (94.0% as at 2023 year-end).

Capital markets

In 2024, the level of funding in capital markets, through debt issuance and securitisations, increased. In order to keep an adequate level of own funds and eligible liabilities above the applicable regulatory requirement (Minimum Requirement for own funds and Eligible Liabilities, or MREL), the balance of senior non-preferred debt and subordinated debt also increased. The outstanding nominal balance of funding in capital markets, by type of product, as at 31 December 2024 and 2023, is shown below:

Million euro
	2024	2023

Outstanding nominal balance	27,076	24,596
Covered bonds	11,523	10,975
Of which: TSB Bank	3,817	3,164
Commercial paper and ECP	—	6
Senior debt	4,273	4,215
Senior non-preferred debt	5,030	4,425
Subordinated debt and preferred securities	4,065	3,565
Asset-backed securities	2,185	1,410
Of which: TSB Bank	597	—
Of which: Sabadell Consumer Finance	294	494

Maturities of issues in capital markets, by type of product (excluding asset-backed securities and commercial paper), and considering their legal maturity, as at 31 December 2024 and 2023, are analysed below:

Million euro
	2025	2026	2027	2028	2029	2030	>2030	Balance outstanding

Mortgage bonds and covered bonds (*)	831	1,390	2,306	2,493	2,053	1250	1200	11,523
Senior debt (**)	980	—	500	750	1,293	750	—	4,273
Senior non-preferred debt (**)	500	1,317	18	500	1,500	500	695	5,030
Subordinated debt and preferred securities (**)	300	500	—	—	—	—	3,265	4,065
Total	2,611	3,207	2,824	3,743	4,846	2,500	5,160	24,891

(*) Secured issues.

(**) Unsecured issues.

Million euro
	2024	2025	2026	2027	2028	2029	>2029	Balance outstanding

Mortgage bonds and covered bonds (*)	2,425	836	1,390	2,251	2,423	950	700	10,975
Senior debt (**)	735	1,480	—	500	750	750	—	4,215
Senior non-preferred debt (**)	395	500	1,317	18	500	1,500	195	4,425
Subordinated debt and preferred securities (**)	—	—	500	—	—	—	3,065	3,565
Total	3,555	2,816	3,207	2,769	3,673	3,200	3,960	23,180

(*) Secured issues.

(**) Unsecured issues.

The Group has a number of funding programmes in operation in capital markets with a view to diversifying its different funding sources.

In terms of short-term funding, as at year-end there was one commercial paper programme in operation, which governs the issuance of such securities and is aimed at institutional and retail investors. The Banco Sabadell Commercial Paper Programme for 2024, registered with Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR), has an issuance limit of 7 billion euros, which can be extended to 9 billion euros. As at 31 December 2024, the outstanding balance of the programme was 511 million euros (net of commercial paper subscribed by Group companies), compared with 1,383 million euros as at 31 December 2023.

Regarding medium- and long-term funding, the Institution has the following programmes in operation:

–

Base Prospectus of Non-Equity Securities (“Fixed Income Programme”) registered with the CNMV on 18 July 2024, with an issuance limit of 10 billion euros, which permits the issuance of instruments under Spanish law through the CNMV aimed at institutional and retail investors, both domestic and foreign. More specifically, the programme regulates the issuance of straight, non-preferred or structured bonds and debentures, in addition to mortgage covered bonds and public sector covered bonds (European guaranteed bonds, also known as premium covered bonds). As at 31 December 2024, the limit available for new issues under the Banco Sabadell Programme for the issuance of non-equity securities for 2024 is 7.75 billion euros (as at 31 December 2023, the available limit under the Fixed Income Programme for 2023 was 9.8 billion euros).

In 2024, Banco Sabadell carried out two public issues of mortgage covered bonds under the Fixed Income Programme in effect at the time amounting to a total of 1.75 billion euros.

Million euro
	ISIN code	Type of investor	Issue date	Amount	Term (years)

Mortgage Covered Bonds 2/2024	ES0413860851	Institutional	05/06/2024	1,000	10
Mortgage Covered Bonds 3/2024	ES0413860877	Institutional	15/10/2024	750	5.5

–

Euro Medium Term Notes (EMTN) Programme, registered with the Irish Stock Exchange on 14 May 2024 and renewed on 24 July and 8 November 2024. This programme allows senior debt (preferred and non-preferred) and subordinated debt to be issued in various currencies, with a maximum limit of 20 billion euros.

In 2024, Banco Sabadell carried out five issues under the EMTN Programme, amounting to a total of 2,793 million euros: two issues of senior preferred debt, one of them issued for the first time in GBP amounting to 450 million pounds, two issues of senior non-preferred debt and one subordinated debt issue. The issues executed by Banco Sabadell over the year are indicated here below (showing the legal maturity period in the case of issues with an early redemption option):

Million euro
	ISIN code	Type of investor	Issue date	Amount	Term (years)

Senior Debt 1/2024	XS2745719000	Institutional	15/01/2024	750	6
Green Senior Non-Preferred Debt 1/2024	XS2782109016	Institutional	13/03/2024	500	6.5
Subordinated Debt 1/2024	XS2791973642	Institutional	27/03/2024	500	10.25
Senior Debt 2/2024 (GBP)	XS2898158485	Institutional	13/09/2024	543	5
Green Senior Non-Preferred Debt 2/2024	XS2947089012	Institutional	27/11/2024	500	6.5

In 2024, having obtained the corresponding authorisation, Banco Sabadell exercised the early redemption option on the Senior Debt 2/2019 series amounting to 500 million euros on 7 November 2024. Furthermore, having obtained the corresponding authorisation, Banco Sabadell released an announcement to the market in November regarding the early redemption of the Subordinated Debt 1/2020 series in the amount of 300 million euros, which took place on 17 January 2025.

For its part, TSB Bank was active in the covered bonds market in 2024. On 5 March 2024, it carried out its inaugural issuance in EUR amounting to 500 million euros at a fixed rate of 3.32%, and on 11 September 2024, it carried out another issue amounting to 500 million pounds sterling with a floating coupon rate of SONIA + 53 bps, both maturing in five years.

In relation to traditional format asset securitisation:

–

The Group is an active participant in this market and it takes part in various securitisation programmes, sometimes acting together with other institutions, granting mortgage loans, loans to small and medium-sized enterprises, consumer loans and loans for the purchase of vehicles.

–	There are currently 19 outstanding traditional asset securitisation transactions fully recognised on the Group’s balance sheet. A portion of the securities issued by securitisation funds have been placed in the capital markets and the remainder have been kept in the Group’s portfolio. Of the latter, the eligible securities can be used as collateral for the central bank’s funding operations. As at 31 December 2024, the nominal balance of asset-backed securities placed on the market was 2,185 million euros.

–

On 23 May 2024, TSB Bank set up the securitisation fund of residential mortgage loans, Duncan Funding 2024-1 PLC, through which it securitised one portfolio of mortgage loans in the amount of 557.7 million pounds sterling. The entire senior tranche of 500 million pounds was placed on the market.

–

On 26 September 2024, the traditional securitisation Sabadell Consumo 3, F.T. carried out by Banco Sabadell under its consumer loan securitisation programme was paid out. This is the third operation of the programme enabling the credit risk of a 750 million euro consumer loan portfolio to be financed and transferred. The issue consists of seven classes of bonds that were placed on the market, with the exception of the first loss tranche of 9.2 million euros to fund the reserve fund and initial expenses, and 76.3 million euros from the senior series which was subscribed by Banco de Sabadell, S.A.

Following the maturity in March 2024 of 5 billion euros corresponding to the TLTRO III facility, as at 2024 year-end the balance drawn from funding operations with the European Central Bank was nil.

For its part, TSB had outstanding borrowings from the Bank of England in the amount of 1,385 million pounds as at the end of 2024, corresponding to the Term Funding Scheme with additional incentives for SMEs (TFSME). This funding accrues interest daily at the Bank of England’s base rate.

Liquid assets

In addition to these sources of funding, the Group maintains a liquidity buffer in the form of liquid assets to meet potential liquidity needs:

Million euro
	2024	2023

Cash(*) + Net interbank position	12,668	25,036
Available in Bank of Spain facility	20,466	15,363
ECB eligible assets not pledged in facility	20,812	11,419
Other non-ECB eligible marketable assets (**)	6,643	6,740

Memorandum item:
Balance drawn from Bank of Spain facility (***)	—	5,000
Balance drawn from Bank of England Term Funding Scheme (****)	1,670	4,608
Total Liquid Assets Available	60,589	58,558

(*) Surplus of reserves and Marginal Deposit Facility in central banks.

(**) At market value and after applying the Liquidity Coverage Ratio (LCR) haircut. Includes fixed income considered as a high-quality liquid asset in accordance with LCR (HQLA) and other marketable assets from various Group companies.

(***) Correspond to TLTRO-III facility.

(****) As at year-end 2024, includes 1,385 million pounds to support Small and Medium-sized Enterprises (TFSME). As at year-end 2023, included 4,000 million pounds from the TFSME and 5 million pounds from the ILTR.

In 2024, the balance of reserves and of the marginal deposit facility in central banks and the net interbank position showed a decline of 12,368 million euros, while the volume of ECB-eligible liquid assets increased by 14,496 million euros and the available non-ECB eligible assets decreased by 97 million euros, thus raising the first line of liquidity by 2,031 million euros in the year, with the positive funding gap and increased wholesale issues placed with institutional customers, as well as the repayment of central bank funding operations, standing out as positive factors.

It should be noted that the Group follows a decentralised liquidity management model. This model tends to limit the transfer of liquidity between the different subsidiaries involved in liquidity management, thereby limiting intra-group exposures, beyond any restrictions imposed by the local regulators of each subsidiary. Thus, the subsidiaries involved in liquidity management determine their liquidity position by considering only those assets in their possession that meet the eligibility, availability and liquidity criteria set forth both internally and in regulations in order to comply with regulatory minima.

In addition to the first line of liquidity, each LMU monitors its liquidity buffer using an internal conservative criterion called the counterbalancing capacity. In the case of the Banco Sabadell LMU (includes Banco de Sabadell, S.A., which in turn includes activity in foreign branches, as well as the business in Mexico of Banco de Sabadell, S.A.), this liquidity buffer comprises the first and second lines of liquidity. As at 31 December 2024, the second line of liquidity added a volume of 12,418 million euros to the liquidity buffer, including the covered bond issuing capacity, considering the average valuation applied by the central bank to own-use covered bonds to obtain funding, as well as the deposits held in other financial institutions and immediately available for the business in Mexico not included in the first line of liquidity.

In the TSB LMU, this metric is the sum of the first line of liquidity plus loans prepositioned with the Bank of England in order to obtain funding. As at 31 December 2024, the second line of liquidity, considering the amount of loans prepositioned with the Bank of England, amounts to 6,703 million euros (4,936 million euros as at 31 December 2023).

There are no significant amounts of cash or cash equivalents that are unavailable for use by the Group.

Compliance with regulatory ratios

As part of its liquidity management, Banco Sabadell Group monitors the short-term Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR), reporting the necessary information to the regulator on a monthly and quarterly basis, respectively. The measurement of liquidity based on these metrics forms part of the liquidity risk oversight process in the set of LMUs.

In terms of the LCR, since 1 January 2018, the regulatory required minimum LCR has been 100%, a level amply surpassed by all of the Group’s LMUs. At the Group level, throughout the year, the LCR has consistently been well above 100%. As at 31 December 2024, the LCR stood at 200% for the TSB LMU, 248% for Banco Sabadell Spain and 210% at the Group level.

In terms of the NSFR, the regulatory minimum requirement, effective from June 2021, is 100%, a level amply surpassed by all LMUs of the Institution given their funding structure, in which customer deposits are predominant and where the majority of market funding is in the medium/long term. As at 31 December 2024, the NSFR stood at 153% for the TSB LMU, 137% for Banco Sabadell Spain and 142% at the Group level.

As at 31 December 2024, Banco Sabadell had outstanding issues of mortgage covered bonds amounting to 15,776 million euros (15,876 million euros as at 31 December 2023), which are secured by eligible mortgage loans and credit in the amount of 24,567 million euros (24,677 million euros at 31 December 2023). As at 31 December 2024, the mortgage covered bonds therefore had an overcollateralisation ratio of 156% (161% as at 31 December 2023), with all their collateral denominated in euros. More information can be found on the Group’s corporate website (www.grupbancsabadell.com), in section “Shareholders and Investors - Fixed income investors”.

4.4.3.2. Market risk

Market risk is defined as the risk of financial instrument positions losing some or all of their market value due to changes in risk factors affecting their market price or quotations, their volatility, or the correlations between them.

Positions that generate market risk are usually held in connection with trading activity, which consists of the hedging transactions arranged by the Bank to provide services to its customers as well as discretionary proprietary positions.

Market risk can also arise from the mere maintenance of overall (also known as structural) balance sheet positions that in net terms are left open. This risk is addressed in the sections on structural risks.

The items of the consolidated balance sheet as at 31 December 2024 and 2023 are shown below, making a distinction between positions included in trading activity and other positions. In the case of items not included in trading activity, their main risk factor is indicated:

Thousand euro
	31/12/2024
	On-balance sheet balance	Trading activity	Other	Main market risk factor in “Other”

Assets subject to market risk	239,597,927	2,615,848	236,982,079

Cash, cash balances at central banks and other demand deposits	18,382,112	—	18,382,112	Interest rate

Financial assets held for trading	3,438,955	2,615,848	823,107	Interest rate; credit spread

Non-trading financial assets mandatorily at fair value through profit or loss	168,267	—	168,267	Interest rate; credit spread

Financial assets at fair value through other comprehensive income	6,369,913	—	6,369,913	Interest rate; credit spread

Financial assets at amortised cost	196,520,273	—	196,520,273	Interest rate

Derivatives – Hedge accounting	2,394,902	—	2,394,902	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(412,346)	—	(412,346)	Interest rate

Investments in joint ventures and associates	524,562	—	524,562	Equity

Other assets	12,211,289	—	12,211,289	—

Liabilities subject to market risk	224,565,372	1,292,292	223,273,080

Financial liabilities held for trading	2,381,434	1,292,292	1,089,142	Interest rate

Derivatives – Hedge accounting	803,999	—	803,999	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(227,209)	—	(227,209)	Interest rate

Financial liabilities at amortised cost	220,228,249	—	220,228,249	Interest rate

Other liabilities	1,378,899	—	1,378,899	—

Equity	15,032,555	—	15,032,555

Thousand euro
	31/12/2023
	On-balance sheet balance	Trading activity	Other	Main market risk factor in “Other”

Assets subject to market risk	235,172,955	1,731,724	233,441,231

Cash, cash balances at central banks and other demand deposits	29,985,853	—	29,985,853	Interest rate

Financial assets held for trading	2,706,489	1,731,724	974,765	Interest rate; credit spread

Non-trading financial assets mandatorily at fair value through profit or loss	153,178	—	153,178	Interest rate; credit spread

Financial assets at fair value through other comprehensive income	6,269,297	—	6,269,297	Interest rate; credit spread

Financial assets at amortised cost	180,913,793	—	180,913,793	Interest rate

Derivatives – Hedge accounting	2,424,598	—	2,424,598	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(567,608)	—	(567,608)	Interest rate

Investments in joint ventures and associates	462,756	—	462,756	Equity

Other assets	12,824,599	—	12,824,599	—

Liabilities subject to market risk	221,293,749	1,689,953	219,603,796

Financial liabilities held for trading	2,867,459	1,689,953	1,177,506	Interest rate

Derivatives – Hedge accounting	1,171,957	—	1,171,957	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(422,347)	—	(422,347)	Interest rate

Financial liabilities at amortised cost	216,071,766	—	216,071,766	Interest rate

Other liabilities	1,604,914	—	1,604,914	—

Equity	13,879,206	—	13,879,206

The market risk acceptance, management and oversight system is based on managing positions expressly assigned to different trading desks and establishing limits for each one, in such a way that the different trading desks have the obligation to always manage their positions within the limits established by the Board of Directors and the Investments and Liquidity Committee. Market risk limits are aligned with the Group’s targets and Risk Appetite Framework.

Trading activity

The main market risk factors considered by the Group in its trading activity are the following:

–

Interest rate risk: risk associated with the possibility of interest rate fluctuations adversely affecting the value of a financial instrument. This is reflected, for example, in transactions involving interbank deposits, fixed income and interest rate derivatives.

–

Credit spread risk: this risk arises from fluctuations in the credit spreads at which instruments are quoted with respect to other benchmark instruments, such as interbank interest rates. This risk occurs mainly in fixed-income instruments.

–

Foreign exchange risk: risk associated with the fluctuation of exchange rates with respect to the functional currency. In the case of Banco Sabadell, the functional currency is the euro. This risk occurs mainly in currency exchange transactions and currency derivatives.

–	Equity price risk: risk arising from fluctuations in the value of capital instruments (shares and quoted indices). This risk is reflected in the market prices of the securities and their derivatives.

Changes in commodities prices have not had an impact in the year, as the Group has residual (both direct and underlying) exposures.

Market risk incurred in trading activity is measured using the VaR and stressed VaR methodologies, which allows risks to be standardised across different types of financial market transactions.

VaR provides an estimate of the maximum potential loss associated with a position due to adverse, but normal, movements of one or more of the identified parameters generating market risk. This estimate is expressed in monetary terms and refers to a specific date, a particular level of confidence and a specified time horizon. A 99% confidence interval is used. Due to the low complexity of the instruments and the high level of liquidity of the positions, a time horizon of 1 day is used.

The methodology used to calculate VaR is historical simulation. The advantages of this methodology are that it is based on a full revaluation of transactions under recent historical scenarios, and that no assumptions need to be made as regards the distribution of market prices. The main limitation to this methodology is its reliance on historical data, given that, if a possible event has not materialised within the range of historical data used, it will not be reflected in the VaR data.

The reliability of the VaR methodology used can be verified using backtesting techniques, which serve to verify that the VaR estimates fall within the confidence level considered. Backtesting consists of comparing daily VaR against daily results. If losses exceed the VaR level, an exception occurs. No backtesting exceptions occurred in 2024 or 2023.

Stressed VaR is calculated in the same way as VaR but with a historical insight into variations of the risk factors in stressed market conditions. These stressed conditions are determined on the basis of currently outstanding transactions, and may vary if the portfolios’ risk profile changes. The methodology used for this risk measurement is historical simulation.

Market risk monitoring is supplemented with additional measurements such as risk sensitivities, which refer to a change in the value of a position or portfolio in response to a change in a particular risk factor, and also with the calculation of management results, which are used to monitor stop-loss limits.

Furthermore, specific simulation exercises are carried out considering extreme market scenarios (stress testing). These exercises consist of revaluing the portfolios in scenarios to which different assumptions are applied. Broadly speaking there are two types of scenarios: on one hand, historical scenarios, developed based on historical events that have occurred in the markets in the past and which are relevant to the current position of the portfolios (e.g. the global financial crisis or the Covid-19 crisis) and, on the other hand, hypothetical scenarios, which consider theoretical shifts in risk factors, such as shifts in yield curves, credit spreads or exchange rates, as well as movements in these factors resulting from the application of different macroeconomic forecasts determined based on the current situation. As at the end of December 2024, the impact of the most adverse scenario considered was a loss of 16.4 million euros.

Market risk is monitored on a daily basis and reports are made to supervisory bodies on the existing risk levels and on the compliance with the limits set forth by the Investments and Liquidity Committee for each trading desk (limits based on nominal value, VaR and sensitivity, as applicable). This makes it possible to keep track of changes in exposure levels and measure the contribution of market risk factors.

The market risk incurred on trading activity in terms of 1-day VaR with a 99% confidence interval for 2024 and 2023 was as follows:

Million euro
	2024			2023
	Average	Maximum	Minimum	Average	Maximum	Minimum

Interest rate risk	1.75	5.29	0.87	1.98	3.96	1.00
Exchange rate (trading position)	0.82	2.04	0.00	2.26	2.52	1.81
Equity	—	—	—	—	—	—
Credit spread	0.30	0.79	0.10	0.27	0.72	0.09
Aggregate VaR	2.87	7.51	1.10	4.51	5.94	3.25

In 2024, the overall VaR figures for trading activity decreased, mainly in exchange rates due to a lower exposure to this risk factor.

4.4.3.3. Structural interest rate risk and credit spread risk

Structural interest rate risk is defined as the current or future risk to both the income statement (revenues and expenses) and the economic value (present value of assets, liabilities and off-balance sheet positions) arising from adverse movements in interest rates that affect interest rate-sensitive instruments in non-trading activities (also known as Interest Rate Risk in the Banking Book, or IRRBB).

Credit Spread Risk in the Banking Book (CSRBB) refers to potential losses in the economic value of an institution’s equity and earnings driven changes in the market price for credit risk, for liquidity and for potentially other characteristics of credit-risky instruments, which are not captured by another existing prudential framework such as IRRBB or by expected credit/(jump-to-) default risk. In other words, it captures how the credit spread fluctuates within a certain credit rating/PD range.

The Group’s management of these risks pursues two fundamental objectives:

–	Stabilise and defend net interest income, preventing interest rate fluctuations and movements in credit spreads from causing excessive changes to the budgeted NII.

–	Minimise the volatility of the economic value of equity, this perspective being complementary to that of NII.

Interest rate risk and credit spread risk are managed through a Group-wide approach on the basis of the RAS, approved by the Board of Directors. A decentralised model is followed based on Balance Sheet Management Units (BSMUs). In coordination with the Group’s corporate functions, each BSMU has the autonomy and capability to carry out risk management and control duties.

The Group’s current interest rate risk and credit spread risk management strategy is based on the following principles in particular, in line with the business model and the defined strategic objectives:

–

Each BSMU has appropriate tools and robust processes and systems in place to adequately identify, measure, manage, control and report on IRRBB and CSRBB, following the main criteria defined by the Group’s internal methodologies. This makes it possible to obtain information about all of the identified sources of IRRBB and CSRBB, assess their effect on the net interest income and the economic value of equity and measure the vulnerability of the Group/BSMU in the event of potential losses arising from IRRBB and CSRBB under different scenarios affecting the interest rate and credit spread curves.

–

At the corporate level, a series of limits are established for overseeing and monitoring IRRBB and CSRBB exposure levels, which are aligned with internal risk tolerance policies. However, each BSMU has the autonomy and structure required to properly manage and control IRRBB and CSRBB. Specifically, each BSMU has sufficient autonomy to choose the management target that it will pursue, although all BSMUs should follow the principles and critical parameters set by the Group, adapting them to the specific characteristics of the region in which they operate.

–	The existence of a transfer pricing system.

–	The set of systems, processes, metrics, limits, reporting arrangements and governance arrangements included within the IRRBB and CSRBB strategy must comply with regulatory precepts at all times.

As defined in the IRRBB and CSRBB Management and Control Policy, the first line of defence is undertaken by the various BSMUs, which report to their respective local Asset and Liability Committees. Their main role is to manage interest rate risk and credit spread risk, ensuring they are assessed on a recurrent basis through management and regulatory metrics, taking into account the modelling of the various balance sheet totals and the level of risk taken.

The metrics developed to control and monitor the Group’s structural interest rate risk and credit spread risk are aligned with best market practice, consistently implemented in all BSMUs, based on the results obtained from the exercise carried out to identify subrisks and assess their materiality, and monitored on an ongoing basis by each of the local Asset and Liability Committees. The diversification effect between currencies and BSMUs is taken into account when disclosing overall figures.

A) Interest rate risk

The Group identifies five subrisks when managing interest rate risk:

–

Repricing risk arises from differences in the timing of rate changes of interest rate-sensitive instruments, covering changes to the term structure of interest rates occurring consistently across the yield curve (parallel shifts).

–

Curve risk arises from differences in the timing of rate changes of interest rate-sensitive instruments, covering changes to the term structure of interest rates occurring differentially by period (non-parallel shifts).

–	Basis risk includes the risk arising from the impact of relative changes in interest rates on instruments that have similar tenors but are re-priced using different interest rate indices.

–

Automatic option risk comprises the risk arising from automatic options (e.g. lending floors and caps), both embedded and explicit, in which the Balance Sheet Management Unit (BSMU) or its customer can alter the level and timing of their cash flows and in which the holder will almost certainly exercise the option when it is in their financial interest to do so.

–

Behavioural option risk arises from flexibility embedded implicitly within the terms of certain financial contracts, which allow changes in interest rates to effect a change in the behaviour of the customer.

The main calculations performed by the Group on a monthly basis are the following:

–

Interest rate gap: static metric showing the breakdown of maturities and repricing of sensitive balance sheet items. This metric compares the values of assets that are due to be repriced or that mature in a given period and the liabilities that mature or are to be repriced in that same period.

–

Duration analysis: a static metric based on the allocation of all flows of principal and interest of pools of interest rate-sensitive instruments into time buckets. The duration of each pool is calculated from the change of its net present value due to a 1 basis point parallel shift of the yield curve. This gives the duration of both assets and liabilities.

–

Net Interest Income (NII) sensitivity: dynamic metric that measures the impact of changes in interest rates over different time horizons. It is obtained by comparing net interest income over a given time horizon in the baseline scenario, which is the one obtained from market-implied interest rates, against the one obtained in an instantaneous shock scenario, always considering the result obtained in the least favourable scenario. This metric supplements the economic value of equity sensitivity.

–

Economic Value of Equity (EVE) sensitivity: static metric that measures the impact of changes in interest rates. It is obtained by comparing the economic value of the balance sheet in the baseline scenario against the one obtained in an instantaneous shock scenario, always considering the result obtained in the least favourable scenario. This is done by calculating the present value of interest rate-sensitive items as an updated risk-free interest rate curve, on the reference date, of future payments of principal and interest without taking into account commercial margins, in line with the Group’s IRRBB management strategy. This metric supplements the NII sensitivity.

–	A sensitivity metric that combines the two previous metrics: the effect of changes in value of instruments recognised directly through profit or loss or through equity is added to NII sensitivity.

In the quantitative interest rate estimations made by each BSMU, a series of interest rate scenarios are designed which allow the different sources of risk mentioned above to be identified. These scenarios include, for each significant currency, parallel shifts and non-parallel shifts of the interest rate curve. Based on these, sensitivity is calculated as the difference resulting from:

–	Baseline scenario: movements in market interest rates based on implicit interest rates.

–

Stressed scenario: a shift in interest rates in relation to the baseline scenario, with the extent of this shift varying depending on the scenario to be calculated. A post-shock interest rate floor is applied, starting at -150 basis points for immediate maturities and increasing by 3 basis point intervals, eventually reaching 0% after 50 years or more.

In addition, in the annual planning exercises, measurements are made that include assumptions regarding the balance sheet’s evolution based on the scenarios used for the forecasts of the Group’s Financial Plan, which consider different interest rates, volumes and margins.

Furthermore, in accordance with the Group’s corporate principles, all BSMUs regularly carry out stress tests, which allow them to forecast high-impact situations with a low probability of occurrence that could place BSMUs in a position of extreme exposure to interest rate risk, and they also consider mitigating actions for such situations. The stress test is complemented with reverse stress tests which aim to identify the scenarios capable of producing a particular impact within a pre-established range of values.

The following table gives details of the Group’s interest rate gap based on maturities and interest rate revisions, excluding valuation adjustments, as at 31 December 2024 and 2023:

Thousand euro
				2024

Time to maturity or repricing	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

Money Market	21,691,850	1,901,411	2,391,070	1,794,318	501,503	—	—	—	28,280,152

Loans and advances	23,296,410	19,367,084	37,662,507	22,787,454	16,736,970	7,703,007	6,878,001	23,866,583	158,298,016

Debt securities	2,198,962	1,208,027	890,700	1,815,732	2,909,413	2,532,602	3,743,718	16,849,120	32,148,274

Other assets									—

Total assets	47,187,222	22,476,522	40,944,277	26,397,504	20,147,886	10,235,609	10,621,719	40,715,703	218,726,442

Money Market	9,409,623	2,119,855	3,338,265	1,217,663	302,450	—	679	9,706	16,398,241

Customer deposits	51,630,795	7,580,106	25,659,920	15,426,823	12,800,712	12,563,300	12,001,116	30,378,861	168,041,633

Issues of marketable securities	6,307,008	2,456,805	2,412,664	3,457,000	3,118,100	4,235,000	3,242,705	2,460,025	27,689,307

Of which: Subordinated liabilities	300,000	—	—	1,500,000	750,000	1,000,000	500,000	15,025	4,065,025

Other liabilities	463,790	591,493	519,626	(230,649)	(27,136)	(12,381)	(437,615)	534,823	1,401,951
Total liabilities	67,811,216	12,748,259	31,930,475	19,870,837	16,194,126	16,785,919	14,806,885	33,383,415	213,531,132

Hedging derivatives	13,272,841	(3,720,531)	4,957,997	(5,307,194)	(2,241,525)	3,190,397	2,619,712	(12,570,434)	201,263

Interest rate gap	(7,351,153)	6,007,732	13,971,799	1,219,473	1,712,235	(3,359,913)	(1,565,454)	(5,238,146)	5,396,573

Thousand euro
				2023

Time to maturity or repricing	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

Money Market	29,298,908	664,785	1,818,033	1,648,692	571,125	287,671	—	—	34,289,214

Loans and advances	23,289,667	18,267,252	36,992,760	19,860,090	14,717,416	11,920,708	5,947,632	20,062,136	151,057,661

Debt securities	1,565,120	1,299,818	1,505,582	1,647,183	1,044,180	2,025,963	3,155,852	16,790,643	29,034,341

Other assets	—	—	—	—	—	—	—	—	—

Total assets	54,153,695	20,231,855	40,316,375	23,155,965	16,332,721	14,234,342	9,103,484	36,852,779	214,381,216

Money Market	17,450,615	1,108,877	2,058,721	1,726,558	445,470	287,671	679	9,706	23,088,297

Customer deposits	46,218,567	6,417,593	19,517,264	17,132,088	13,348,923	12,421,891	12,849,214	30,969,933	158,875,473

Issues of marketable securities	4,555,412	3,950,878	1,801,870	3,908,110	3,457,000	3,118,100	3,735,000	1,660,025	26,186,395

Of which: Subordinated liabilities	—	—	—	300,000	1,500,000	750,000	500,000	515,025	3,565,025

Other liabilities	48,661	133,257	232,342	152,773	138,920	121,899	110,203	615,072	1,553,127
Total liabilities	68,273,255	11,610,605	23,610,197	22,919,529	17,390,313	15,949,561	16,695,096	33,254,736	209,703,292

Hedging derivatives	9,660,254	(2,755,498)	1,713,842	308,201	105,235	539,236	2,366,742	(11,938,012)	—

Interest rate gap	(4,459,305)	5,865,752	18,420,020	544,637	(952,357)	(1,175,983)	(5,224,870)	(8,339,969)	4,677,925

The following tables show the interest rate risk levels in terms of the sensitivity of the Group’s main currencies, as at 2024 year-end, to the most frequently used interest rate scenarios in the sector:

	Instant and parallel interest rate increase
	100 bp	200 bp
Interest rate sensitivity	Impact on net interest margin (*)	Impact on economic value of equity (**)

EUR	0.0%	(4.0)%

GBP	1.4%	(1.1)%

USD	0.4%	(0.2)%

MXN	0.1%	(0.1)%

(*) Percentage calculated on the basis of net interest income at 12 months.

(**) Percentage calculated on the basis of shareholders’ equity.

	Instant and parallel interest rate decrease
	100 bp	200 bp
Interest rate sensitivity	Impact on net interest margin (*)	Impact on economic value of equity (**)

EUR	(0.8)%	2.2%

GBP	(1.0)%	0.6%

USD	(0.5)%	0.2%

MXN	(0.1)%	0.1%

(*) Percentage calculated on the basis of net interest income at 12 months.

(**) Percentage calculated on the basis of shareholders’ equity.

In addition to the impact on the net interest income within the time horizon of one year shown in the previous table, the Group calculates the impact on NII over a time horizon of two and three years, the result of which is considerably more positive for all currencies in a scenario of interest rate hikes.

The metrics are calculated taking into account the behavioural assumptions concerning items with no contractual maturity and those whose expected maturity is different from the maturity established in the contracts, in order to obtain a view that is more realistic and, therefore, more effective for management purposes. The most significant of these include:

–

Prepayment of the loan portfolio and early termination of term deposits (embedded optionality): in order to reflect customers’ reactions to interest rate fluctuations, prepayment/early termination assumptions are defined, broken down by type of product. To that end, the Institution uses historical data to ensure alignment with best market practice. The evolution of market interest rates can prompt customers to pay off their loans or withdraw term deposits early, altering the future evolution of balances with respect to that envisaged according to the contractual schedule.

Prepayment mainly affects fixed-rate mortgages when their contractual interest rates are high compared to market interest rates.

–

Modelling of demand deposits and other liabilities with no contractual maturity: a model has been defined using historical monthly data to reproduce customer behaviour, establishing parameters concerning the deposits’ stability, the percentage of interest rate movements that is passed through to the interest paid on the deposits and the delay with which this occurs, depending on the type of product (type of account/transactionality/interest paid) and the type of customer (retail/wholesale). The model captures the effect of low interest rates on the stability of deposits, as well as the potential migration to other deposits that earn more interest in different interest rate scenarios.

–

Modelling of non-performing lending items: a model has been defined that enables the expected cash flows associated with non-performing positions (net of provisions, i.e. those expected to be recovered) to be included within pools of interest rate-sensitive items. To that end, both existing balances and estimated recovery periods have been included.

The process for approving and updating IRRBB models is part of the corporate governance arrangements for models, whereby these models are reviewed and validated by a division that is always separate from the division that created them. This process is described in the corresponding Model Risk Policy and establishes both the responsibilities of the different areas involved in the models and the internal validation framework to be followed, the monitoring requirements established on the basis of their materiality and the backtesting processes.

Regarding the measurement systems and tools used, all sensitive transactions are identified and recorded taking into account their interest rate characteristics, the sources of information being the official ones of the Institution. These transactions are aggregated according to predefined criteria, so that calculations can be made faster without undermining the quality or reliability of the data. The entire data process is subject to the requirements of information governance and data quality, to ensure compliance with the best practices in relation to information governance and data quality. Additionally, a regular process is carried out to reconcile the information uploaded onto the measurement tool against accounting information. The calculation tool includes sensitive transactions and its parameters are also configured to reflect the result of the behavioural models described above, the volumes and prices of the new business, defined according to the Financial Plan, and the interest rate curves on which the aforesaid scenarios are built.

Based on the balance sheet position and the market situation and outlooks, mitigation strategies are proposed and agreed upon to adapt this position to the one desired by the Group and to ensure it remains within the established risk appetite. Interest rate instruments additional to the natural hedges of balance sheet items are used as mitigation techniques, such as fixed-income bond portfolios or hedging derivatives that enable metrics to be placed at levels in keeping with the Institution’s risk appetite. In addition, proposals can be put forward to redefine the interest rate characteristics of commercial products or the launch of new products.

Derivatives, mainly Interest Rate Swaps (IRS), which qualify as hedges for accounting purposes, are arranged in financial markets to be used as risk hedging instruments. Two separate types of macro-hedges are used:

–	Cash flow macro-hedges of interest rate risk, the purpose of which is to reduce net interest income volatility due to changes in interest rates over a one-year time horizon.

–	Fair value macro-hedges of interest rate risk, the purpose of which is to maintain the economic value of the hedged items, consisting of fixed-rate assets and liabilities.

For each type of macro-hedge, there is a framework document that includes the hedging strategy, defining it in terms of management and accounting and establishing its governance arrangements.

In Banco Sabadell, as part of the continuous improvement process, structural interest rate risk management and monitoring activities are implemented and regularly updated, aligning the Institution with best market practice and current regulations. In particular, throughout 2024 work has continued on the review and continuous improvement of the systems and behavioural models in accordance with the guidelines established by the EBA. Among other things, some of the improvements worth noting are the update of the key behavioural modelling assumptions for demand deposits, taking sufficiently large time series data to capture periods of both rising and falling interest rate stress, obtaining different results based on the different interest rate scenarios modelled, and their recurrent monitoring to ensure the appropriateness of those assumptions.

In 2024, the Bank’s loan book has continued to trend towards a higher proportion of fixed-rate transactions (mainly mortgages and business loans), while on the liabilities side, balances of interest-bearing demand deposits and term deposits have increased whilst the balance of non-interest-bearing demand deposits has decreased, all while keeping costs at low levels relative to the trend of interest rates over the year. In addition, other balance sheet variations in 2024 included the increase of the fixed-income portfolio on the asset side, which acts as a balance sheet management and coverage lever, and the implementation of management actions to defend net interest income against a backdrop of interest rate cuts.

With regard to interest rates, in 2024 benchmark interest rates decreased in all currencies, affecting the euro in particular, with the 12-month Euribor standing at 2.46% as at 2024 year-end, 1.05% lower than as at 2023 year-end. The deposit facility rate of the European Central Bank (ECB) ended the year at 3% (decrease of 100 basis points over the year), while the base rate of the Bank of England (BoE) ended at 4.75% (decrease of 50 basis points over the year). The scenario envisaged in the short/medium term will likely involve a reduction in central bank rates as inflation continues to fall back gradually, and it is therefore expected that Euribor levels will remain slightly below those at 2024 year-end. In this respect, it is expected that the cost of customer funds will remain contained even though balances of interest-bearing products continue to grow.

Taking into account the balance sheet variations detailed above, as well as episodes of volatility and variations in the benchmark interest rates of all the Group’s material currencies, the IRRBB metrics have been affected during the year, although the measures taken have allowed the Group’s IRRBB metrics to be kept within the risk appetite and below the levels considered significant under current legislation.

Furthermore, the Group continues to monitor customer behaviour in reaction to interest rate cuts or variations of other economic variables (unemployment rates, gross domestic product, etc.), in order to anticipate possible changes and impacts on the behavioural assumptions used to measure and manage IRRBB. In particular, it analyses and monitors customer behaviour related to non-maturing items (changes in the stability of demand deposits and possible migration to other products that earn higher interest) and related to items with an expected maturity that may be different to the contractually established maturity (due to early repayment of loans, early termination of term deposits or recovery time and balance of non-performing exposures).

B) Credit spread risk

To identify credit spread risk, the Group has taken into account both the market credit spread component, which represents the credit risk premium required by market participants for a specific credit quality, and the market liquidity spread component, which represents the premium of the market’s appetite for investments and the presence of buyers and sellers willing to trade. Furthermore, in general the generic idiosyncratic component has been isolated, using segmentation criteria by sector, geography and currency.

The Institution used current regulations when determining CSRBB-sensitive instruments. The instruments included by the Group in the CSRBB perimeter are those directly or indirectly indexed to market prices of liquid instruments.

In the quantitative credit spread risk estimations, a series of credit spread scenarios are designed which allow the different sources of risk to be identified. These scenarios include, for each significant currency, narrowing and widening shifts in credit spreads (stress scenarios). Based on these, the sensitivity is calculated as the difference resulting from the stressed scenario and the baseline scenario.

The main calculations performed by the Group on a monthly basis are the following:

–

Net Interest Income (NII) sensitivity: dynamic metric that measures the impact of changes in credit spreads over a one-year time horizon. It is obtained by comparing net interest income in the baseline scenario, which is the one obtained from credit spreads on the analysis date and from market-implied interest rates, against the one obtained in a stress scenario, always considering the result obtained in the least favourable scenario. This metric supplements the economic value of equity sensitivity.

–	Economic Value of Equity (EVE) sensitivity: static metric that measures the impact of changes in credit spreads. It is obtained by comparing the economic value of the balance sheet in the baseline scenario against the one obtained in a stress scenario, always considering the result obtained in the least favourable scenario. This is done by calculating the present value of items included in the perimeter as an updated risk-free interest rate curve on the reference date, to which credit spreads of future payments of principal and interest have been added. This metric supplements the NII sensitivity.

As for the measurement systems and tools used, the Institution employs the data uploaded and the tool already in place to measure IRRBB, to which credit spread curves are added, the impact of which is measured at the position level.

During 2024, the Institution has been negatively exposed to widening credit spreads, although this exposure is very limited due to fixed-income portfolio growth.

4.4.3.4. Structural foreign exchange risk

Structural foreign exchange risk occurs when changes in market exchange rates between different currencies generate losses on permanent investments in foreign branches and subsidiaries with functional currencies other than the euro.

The purpose of managing structural foreign exchange risk is to minimise the impact on the value of the Institution’s portfolio/equity in the event of any adverse movements in currency markets. The foregoing takes into account the potential impacts on the capital (CET1) ratio and on the net interest margin, subject to the risk appetite defined in the RAS. Furthermore, the levels set for the established risk metrics must be complied with at all times.

Foreign exchange risk is monitored regularly and reports are sent to supervisory bodies on existing risk levels and on compliance with the limits set forth by the Board of Directors. The main monitoring metric is currency exposure, which measures the maximum potential loss that the open structural position could produce over a one-month time horizon, with a 99% confidence level and in stressed market conditions.

Compliance with, and the effectiveness of, the established limits and targets are monitored and reported on a monthly basis to the Board Risk Committee.

The Bank’s Financial division, through the ALCO, designs and executes strategies to hedge structural FX positions in order to achieve its objectives in relation to the management of structural foreign exchange risk.

The most prominent permanent investments in non-local currencies are held in US dollars, pounds sterling and Mexican pesos.

The Group has been following a hedging policy for its equity that seeks to minimise the sensitivity of capital ratios to adverse movements in these currencies against the euro. To that end, the evolution of foreign business is monitored, as are the political and macroeconomic variables that could have a significant impact on exchange rates.

As regards permanent investments in US dollars, the overall position in this currency has gone from 1,413 million as at 31 December 2023 to 1,414 million as at 31 December 2024. In relation to this position, as at 31 December 2024, the buffer stood at 42% of total investment.

In terms of permanent investments in Mexican pesos, the capital buffer has gone from 8,553 million Mexican pesos as at 31 December 2023 (of a total exposure of 16,340 million Mexican pesos) to 8,853 million Mexican pesos as at 31 December 2024 (of a total exposure of 17,532 million Mexican pesos), representing 50% of the total investment made.

As regards permanent investments in pounds sterling, the capital buffer has increased from 393 million pounds sterling as at 31 December 2023 to 545 million pounds sterling as at 31 December 2024 (total exposure has gone from 2,105 million pounds sterling as at 31 December 2023 to 2,461 million pounds sterling as at 31 December 2024), representing 22% of the total investment made (excluding intangibles).

Currency hedges are continuously reviewed in light of market movements.

The exchange value in euros of assets and liabilities in foreign currencies maintained by the Group as at 31 December 2024 and 2023, classified in accordance with their nature, is as follows:

Thousand euro

		2024

	USD	GBP	Other currencies	Total

Assets denominated in foreign currency:	13,114,897	56,256,038	4,487,972	73,858,907
Cash, cash balances at central banks and other demand deposits	556,262	5,847,477	513,763	6,917,502
Debt securities	1,743,289	2,788,170	928,135	5,459,594
Loans and advances	10,531,529	45,367,799	2,819,964	58,719,292
Central banks and Credit institutions	21,946	430,708	574,118	1,026,772
Customers	10,509,583	44,937,091	2,245,846	57,692,520
Other assets	283,817	2,252,592	226,110	2,762,519

Liabilities denominated in foreign currency:	6,613,257	51,622,906	3,286,238	61,522,401
Deposits	6,340,154	44,308,399	3,185,361	53,833,914
Central banks and Credit institutions	868,994	1,748,153	412,160	3,029,307
Customers	5,471,160	42,560,246	2,773,201	50,804,607
Other liabilities	273,103	7,314,507	100,877	7,688,487

Thousand euro

		2023

	USD	GBP	Other currencies	Total

Assets denominated in foreign currency:	11,265,090	56,117,680	4,600,172	71,982,942
Cash, cash balances at central banks and other demand deposits	481,860	6,819,973	553,349	7,855,182
Debt securities	1,559,704	2,855,459	680,098	5,095,261
Loans and advances	8,966,780	43,462,345	3,109,836	55,538,961
Central banks and Credit institutions	43,478	516,046	508,155	1,067,679
Customers	8,923,302	42,946,299	2,601,681	54,471,282
Other assets	256,746	2,979,903	256,889	3,493,538

Liabilities denominated in foreign currency:	6,130,275	51,558,530	3,482,251	61,171,056
Deposits	5,891,369	45,112,710	3,374,404	54,378,483
Central banks and Credit institutions	717,213	4,720,896	562,911	6,001,020
Customers	5,174,156	40,391,814	2,811,493	48,377,463
Other liabilities	238,906	6,445,820	107,847	6,792,573

The net position of foreign currency assets and liabilities includes the structural position of the Institution, valued as at 31 December 2024, which amounts to 3,549 million euros, of which 2,310 million euros correspond to permanent equity holdings in pounds sterling, 784 million euros correspond to permanent equity holdings in US dollars and 403 million euros to permanent equity holdings in Mexican pesos. Net assets and liabilities valued at historical exchange rates are hedged with currency forwards and currency options in line with the Group’s policy.

As at 31 December 2024, the sensitivity of the equity exposure to a 2.5% exchange rate depreciation against the euro of the main currencies to which exposure exists, calculated based on quarterly exchange rate volatility over the past three years, amounts to 89 million euros, of which 65% corresponds to the pound sterling, 22% corresponds to the US dollar and 11% to the Mexican peso.

4.4.4. Operational risk

Operational risk is defined as the risk of incurring losses due to inadequate or failed internal processes, people and systems or due to external events. This definition includes but is not limited to compliance risk, model risk and Information and Communications Technology (ICT) risk and excludes strategic risk and reputational risk.

The Group has an operational risk management framework in place, which encompasses different types of subrisks defined within operational risk, establishing a common and unified framework for management and control, which can be expanded to include material risks with particular features or which require greater management and control. The management of operational risk is decentralised and devolved to process managers throughout the organisation. These processes are detailed in the corporate process map.

This framework establishes a first phase of identification, in which those responsible for each process must identify the operational risks associated with their processes, establish effective mitigating controls and systematically execute the control framework. The set of risks identified under their area, as well as their mitigating controls, form part of the map of operational risks.

The second phase of the framework consists of the management of operational loss events by those responsible for each process, ensuring that each loss event (and its recoveries) is logged including detailed information and linking each event to a risk.

There is a central operational risk unit that oversees the map of operational risks, providing support and giving advice to process managers to properly define the risks, ensuring the integrity and completeness of the loss event log and their correct entry against the corresponding risks and coordinating the map’s ongoing assessment process.

The Board of Directors is directly involved in managing this risk, by (1) approving the Operational Risk Policy that defines the risk management framework, (2) defining the Group’s appetite for operational risk, and (3) monitoring the Group’s risk profile via the Board Risk Committee, through specific reports with information on the main operational risks (including, among others, ICT, conduct and fraud).

Within operational risk, the following risks are also managed and controlled:

–

Conduct risk: broadly speaking, this is defined as the current or future possibility of incurring losses due to the inadequate provision of financial services or any other activity carried out by the Institution, due to misconduct with customers (existing or potential), employees (in relation to human rights, equality, well-being, inclusion, and health & safety in the workplace), shareholders and suppliers, markets, political parties or society in general, including cases of wilful misconduct or negligence.

–

Information and Communications Technology (ICT) risk: defined as the current or future risk of incurring losses due to inadequacies or failures of technical infrastructures’ hardware and software, which could compromise the availability, integrity, accessibility, confidentiality and traceability of those infrastructures, tools and data, or due to the inability to change IT platforms within a reasonable timeframe and at a reasonable cost when the environment or business requirements change. This also includes security risks resulting from inadequate or failed internal processes or external events, including cyberattacks, or inadequate physical security in data centres.

–

Outsourcing risk: current or future risk of incurring losses as a result of using resources and/or media of a third party for the standard, ongoing and stable performance over time of certain processes of the outsourcing company, which in itself entails exposure to a series of underlying risks, such as operational risk, including conduct risk, ICT risk, reputational risk, concentration risk and lock-in risk.

–

Model risk: current or potential future loss an institution may incur, as a consequence of decisions that could be principally based on the output of internal models, due to errors in the development, implementation or use of such models.

–	Tax risk: the possibility of failing to achieve the objectives set out in Banco Sabadell’s tax strategy from a dual perspective due to either internal or external factors:

•

On one hand, the possibility of failing to fulfil tax obligations, potentially resulting in a failure to pay taxes that are due, or the occurrence of any other event that could potentially prevent the Bank from achieving its goals.

•	On the other hand, the possibility of paying taxes not actually due under tax obligations, thus negatively affecting shareholders and other stakeholders.

–

Compliance risk: defined as the possibility of incurring legal or regulatory sanctions, material financial loss or loss to reputation as a result of failing to comply with laws, regulations, internal rules and codes of conduct applicable to banking activities.

Detailed information on the following risks is given here below.

4.4.4.1 ICT risk

In recent years, the importance, complexity and use of technology and data have increased even further in banking processes, especially in remote channels (online banking) as a result of the impact of Covid-19 and the growing use of outsourced cloud services. Consequently, the reliance on information systems and their availability is a key factor, as the Group and its critical service suppliers are more exposed to cyberattacks just like the other operators in the sector. The ongoing geopolitical conflicts have brought with them the risk of becoming a target for cyberattacks, generating the need to introduce back-up measures. This risk has been stabilised but remains an ever-present threat.

Furthermore, the Group is currently undergoing a process of transformation, based on the digitalisation and automation of processes, which increases the reliance on systems and the exposure to risks associated with this change, including digital fraud. ICT risk therefore remains one of the key focus areas of Banco Sabadell Group’s risk management.

It should be mentioned that this risk is not only applicable to the Group’s own systems and processes, but it is also applicable to suppliers, given the widespread use of third parties for support in technological and business processes, and this therefore represents a material risk when it comes to managing outsourcing. On the topic of IT outsourcing, in 2022 a project was implemented in Spain, concentrating the number of application development, maintenance and testing providers in a small group of main industry-leading suppliers, thus requiring a greater level of supplier control and monitoring and the need for special oversight and adjustment throughout 2023 and 2024, reducing with this small number of leading providers the likelihood of experiencing cybersecurity incidents in this area.

In order to holistically and adequately manage all risks related to technology and data, the Institution classifies these risks into eight categories, in line with the Guidelines on ICT and security risk management (EBA/GL/2019/04):

–

IT security (cybersecurity): risk of unauthorised access to IT systems, and of there being an impact on the confidentiality, availability, integrity and traceability of the information (data and metadata) that they contain (including cyberattacks and deliberate action), as well as the potential repudiation of digital operations.

–	IT availability (technological resilience): risk of critical services provided to customers and employees becoming affected by systems failures.

–

IT outsourcing: risk that engaging a third party, its management or related IT services produces a negative effect on the Institution’s performance (including impacts on customers, as well as reputational, regulatory or financial impacts).

–

IT change: risk arising from the inability of the organisation to manage IT system changes in a timely and controlled manner, in particular for large and complex change programmes that could potentially impact the availability and/or confidentiality of information or which could result in a failure to meet the business expectations that prompted those changes. In addition, the continued use of obsolete IT systems, without the required upgrades, could jeopardise the IT activities of the organisation or the execution of strategic programmes with a strong IT component (e.g. digital transformation programmes).

–

IT data integrity: risk of the data stored and processed by IT systems being incomplete, inaccurate or inconsistent across different IT systems, for example as a result of weak or absent IT controls during the different phases of the IT data life cycle (i.e. designing the data architecture, building the data model and/or data dictionaries, verifying data inputs, controlling data extractions, transfers and processing, including rendered data outputs), impairing the ability to provide services and produce (risk) management and financial information in a correct and timely manner.

–	IT governance: risk arising from inadequate or insufficient management and use of technology, as well as a poor alignment of these technologies and their intended uses with the business strategy.

–	Technological transformation: risk associated with inappropriate adoption or inefficient use of technology within the organisation for the development of new value propositions.

–

IT skills: risk arising from the insufficiency of adequate IT profiles (internal and/or external partners) to ensure effective and efficient coverage of technological activities, processes and services.

4.4.4.2 Tax risk

With regard to tax risk, Banco Sabadell Group’s tax risk policies aim to establish the general guidelines for managing and controlling tax risk, specifying the applicable principles and critical parameters and covering all significant elements to systematically identify, assess and manage any risks that may affect the Group’s tax strategy and fiscal objectives, meeting the requirements of the Spanish Capital Companies Act and of Banco Sabadell Group stakeholders.

In terms of tax risk, Banco Sabadell Group aims to fulfil its tax obligations at all times, adhering to the existing legal framework in this regard.

Banco Sabadell Group’s tax strategy, approved by the Board of Directors, reflects its commitment to fostering responsible taxation, promoting preventive measures and developing key transparency schemes in order to gain the confidence and trust of its various stakeholders.

The tax strategy is governed by the principles of efficiency, prudence, transparency and mitigation of tax risk, and it is aligned with the business strategy of Banco Sabadell Group.

The Board of Directors of Banco Sabadell, under the mandate set out in the Spanish Capital Companies Act for the improvement of corporate governance, is responsible, and cannot delegate such responsibility, for the following:

–	Setting the Institution’s tax strategy.

–

Approving investments and operations of all types which are considered to be strategic or to carry considerable tax risk due to their high monetary value or particular characteristics, except when such approval corresponds to the Annual General Meeting.

–	Approving the creation and acquisition of shareholdings in special purpose entities or entities registered in countries or territories classified as tax havens.

–	Approving any transaction which, due to its complexity, might undermine the transparency of the Institution and its Group.

Consequently, the duties of the Board of Directors of Banco Sabadell include the obligation to approve the corporate tax policy and ensure compliance therewith by implementing an appropriate control and oversight system, which is enshrined in the general risk management and control framework of the Group.

4.4.4.3 Compliance risk

As regards compliance risk, one of the core aspects of the Group’s policy, and the foundation of its organisational culture, is strict compliance with all legal provisions, meaning that the achievement of business objectives must be compatible, at all times, with adherence to the law and the established legal system. To that end, the Group has a Compliance division, whose mission is to promote and strive to attain the highest levels of Group compliance and ethics, mitigating compliance risk, understood as the risk of legal or administrative sanctions, significant financial losses or loss of reputation due to a breach of laws, regulations, internal regulations and codes of conduct applicable to the Group’s activity; minimising the possible occurrence of any regulatory breach and ensuring that any breaches that may occur are diligently identified, reported and resolved.

This division assesses and manages compliance risk through the following duties:

–

Monitoring and overseeing the adaptation to new regulations through proactive management to ensure regular and systematic monitoring of legal updates, and ensuring the distribution of those which are deemed to have an impact on any area of the Institution’s business, according to the scope established in the corresponding internal procedures.

–

Identifying and periodically assessing compliance risks, in general, in the different areas of activity and contributing to their management in an efficient manner, setting and maintaining adequate procedures to prevent, detect and remediate any compliance risk.

–	Establishing, in accordance with the above, an annual oversight and monitoring programme, with the appropriate tools and methodologies for control.

–

With regard to Anti-Money Laundering, Countering the Financing of Terrorism (AML/CFT) and international sanctions, implementing, managing and updating policies and procedures on the topic of AML/CFT and international sanctions; carrying out the preliminary classification of the ML/TF risk of customers during the onboarding process; applying enhanced due diligence measures when onboarding high-risk customers so that they may be accepted and duly updated beforehand; managing tracking alerts; detecting matches in lists of designated persons and transactions of countries subject to international sanctions; performing special analyses of suspicious activities and reporting them as necessary; preparing training plans; approving new products, services, channels and business areas; and conducting a periodic risk assessment of internal control procedures in relation to AML/CFT and international sanctions.

–

In terms of customer protection, advising the business units in the design of new products and services and changes in their scope, in accordance with MiFID, EBA and IDD regulations and any other applicable regulation, as well as supervising the correct advertising and marketing of products and services, in terms of conduct, transparency and vulnerable customers.

–

With regard to market integrity, promoting compliance with the Internal Code of Conduct in relation to the securities market and the Market Abuse Regulation, as well as notifying the regulator of potential cases of misuse of information and/or market manipulation under investigation.

–

In terms of customer data protection, through the Data Protection Officer (DPO), advising the business units in the adequate implementation of the General Data Protection Regulation in the design of products and services, as well as being the point of contact for the Spanish Data Protection Agency (Agencia Española de Protección de Datos).

–

In the area of customer service, responding to customers’ claims and complaints in a timely manner, in accordance with transparency criteria and supervisor’s best practice, as well as detecting recurrent, systemic or potential problems of the Institution, promoting the adoption of corrective measures in that regard, and following up on their resolution.

–

In the area of ethics and conduct, informing, reviewing or proposing corrective measures and/or responses to incidents detected in matters of the code of conduct or to consultations submitted to the Corporate Ethics Committee (CEC), whose mission is to promote the Group’s ethical conduct to ensure compliance with the principles of action set forth in Banco Sabadell Group Code of Conduct, the Banco Sabadell Group General Policy on Conflicts of Interest and the Banco Sabadell Group Corporate Crime Prevention Policy, the Banco Sabadell Group Anti-Corruption Policy and the Banco Sabadell Group Policy on the Internal Reporting System and Protection of Reporting Persons. In addition, taking part in the process to formulate and review remuneration policies and practices.

–

In relation to all compliance risks, monitoring the risk management activities carried out by the first line of defence to ensure they are in line with the established policies and procedures, in addition to coordinating inspections, responses to requirements from supervisors and regulators and overseeing compliance with their recommendations.

–

With respect to the oversight of foreign and domestic subsidiaries and foreign branches, coordinating and liaising with them, with the aim of establishing a relationship of cooperation, regular exchange of information and support between Banco Sabadell’s Compliance function and the compliance functions of these subsidiaries and foreign branches in order to prevent compliance risks at the local level.

–

Promoting a culture of compliance and proper conduct within the Institution by adopting measures that guarantee the training and experience of employees to adequately perform their duties, as well as collaborating in the development of training programmes in order to advise and make employees aware of the importance of complying with established internal procedures.

–

Submitting to the governing bodies regular or ad hoc reports on compliance as may be legally required at any given time and such material compliance information as may arise from all units and activities of the Institution. Assisting the Board of Directors or Senior Management in compliance matters.

–

Taking on institutional responsibilities and interacting with supervisory authorities and institutions in relation to matters within its remit and where agreed by the Institution’s management and administrative bodies.

The following compliance risks have been identified:

–	Anti-money laundering and countering the financing of terrorism.

–	Data protection.

–	Market integrity.

–	Customer protection (including the following risks: MiFID, EBA, other products and services, sustainability, misconduct with customers and advertising).

–	New legislation.

–	Ethics and conduct (includes risks related to corporate crime prevention, remuneration and the code of conduct and ethics).

–	Customer Care Service (Servicio de Atención al Cliente, or SAC).

Note 5 – Minimum own funds and capital management

Minimum own funds requirements

The Group calculates minimum own funds requirements in accordance with the regulatory framework based on Regulation (EU) 575/2013 (CRR), which sets forth the capital and solvency requirements, and Directive 2013/36/EU (CRD IV), in relation to prudential supervision. These regulations were amended in 2019 by Regulation (EU) 2019/876 (CRR II) and by Directive (EU) 2019/878 (CRD V) to reflect the standards established by the Basel Committee on Banking Supervision, known as Basel III. However, to implement the pending items of the Basel III reform agreed in December 2017 by the Basel Committee on Banking Supervision (BCBS), the aforesaid regulations were subsequently amended in 2024 by Regulation (EU) 2024/1623 (CRR III) and by Directive (EU) 2024/1619 (CRD VI), respectively. The CRR III regulation is applicable in the European Union, as a general rule, as from 1 January 2025 and the CRD VI directive should be transposed into Spanish law no later than 10 January 2026 and shall be applicable, as a general rule, as from 11 January 2026.

The Covid-19 health crisis prompted competent institutions in Europe to temporarily lower the liquidity, capital and operational requirements applicable to banks, to ensure that they could continue carrying out their role of providing funding to the real economy. These transitional provisions ended in December 2024, as established in Regulation (EU) 2020/873, although they did not have any impact on the Institution as the phase-in ratios coincide with the fully-loaded ratios.

In accordance with the aforesaid regulatory framework, credit institutions must comply with a total capital ratio of 8% at all times. However, regulators may exercise their authority and require institutions to maintain additional capital.

On 30 November 2023, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements applicable as from 1 January 2024, as a result of the Supervisory Review and Evaluation Process (SREP). The requirement, on a consolidated basis, was that Banco Sabadell should keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.93% and a phase-in Total Capital ratio of at least 13.42%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2 Requirement, or Pillar 2R (2.25%, of which 1.27% must be met with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the Bank’s status as an ‘other systemically important institution’ (0.25%), and the countercyclical buffer (0.42%) that stems from the Bank of England’s Financial Policy Committee (FPC) decision to increase the countercyclical buffer from 1% to 2% from 5 July 2023.

On 1 October 2024, the Bank of Spain approved the new framework to calculate the countercyclical capital buffer and established that, for exposures located in Spain, the countercyclical buffer percentage shall be

0.5%, applicable as from 1 October 2025. Thereafter, and provided that cyclical systemic risks are maintained at a standard level, the buffer percentage will be raised to 1% as from the fourth quarter of 2025 (to be applicable as from 1 October 2026). This second increase of the countercyclical buffer will be confirmed at a later date by a new decision to be taken by the Bank of Spain.

On 11 December 2024, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements applicable as from 1 January 2025 as a result of the Supervisory Review and Evaluation Process (SREP). The requirement, on a consolidated basis, is that Banco Sabadell should keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.95% and a phase-in Total Capital ratio of at least 13.44%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2 Requirement, or Pillar 2R (2.25%, of which 1.27% must be met with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the Bank’s status as an ‘other systemically important institution’ (0.25%), and the countercyclical buffer (0.44%).

As at 31 December 2024, the Group’s phase-in CET1 capital ratio stood at 13.02% (13.19% as at 31 December 2023) and its phase-in total capital ratio was 17.60% (17.76% as at 31 December 2023); therefore, the capital requirements indicated in the preceding points are being comfortably met.

The following table sets out the minimum prudential requirements applicable to Banco Sabadell Group following the Supervisory Review and Evaluation Process (SREP) for the years 2023-2025:

	2025	2024	2023

Pillar 1 CET1	4.50%	4.50%	4.50%
Pillar 2 Requirement	1.27%	1.27%	1.21%
Capital conservation buffer	2.50%	2.50%	2.50%
Systemic buffer	0.25%	0.25%	0.25%
Countercyclical buffer (*)	0.44%	0.42%	0.19%
Common Equity Tier 1 (CET1) ratio	8.95%	8.93%	8.65%
Dates of communication of the SREP outcome	11/12/2024	30/11/2023	14/12/2022

 (*) As from 1 October 2025, the countercyclical buffer in Spain will rise to 0.5%, increasing the Group’s overall countercyclical buffer.

On a standalone basis, the requisite Common Equity Tier 1 (CET1) ratio to be attained as at 31 December 2024 is 7.29% and the required Total Capital ratio is 10.79%. This requirement includes the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the capital conservation buffer (2.50%) and the requirement stemming from the calculation of the specific countercyclical capital buffer which, as at 31 December 2024, was 0.29%.

As at 31 December 2024, Banco Sabadell had a CET1 capital ratio of 13.31% (13.65% as at 31 December 2023) and a phase-in Total Capital ratio of 17.79% (18.04% as at 31 December 2023), both also well above the standalone capital requirements.

Requirements related to the restructuring and resolution of credit institutions

On 15 May 2014, Directive 2014/59/EU was published in the Official Journal of the European Union, establishing a framework for the recovery and resolution of credit institutions and investment firms, known as the Bank Recovery and Resolution Directive (BRRD).

The BRRD was transposed into Spanish law through the publication of Royal Decree 1012/2015 of 6 November 2015, implementing Law 11/2015 of 18 June 2015 on the recovery and resolution of credit institutions and investment firms.

The BRRD arises from the need to establish a regime that provides authorities with a credible set of tools to intervene sufficiently early and quickly in an unsound or failing institution so as to ensure the continuity of the Institution’s critical financial and economic functions, to avoid significant adverse repercussions for financial stability, and to adequately protect public funds by minimising reliance on extraordinary public financial support. Likewise, covered depositors enjoy special treatment.

The regime proposed by the BRRD is based on the principle that traditional insolvency proceedings are not, in many cases, the best option to achieve the aforementioned objectives. That is why the BRRD introduces the resolution procedure, whereby competent resolution authorities obtain administrative powers to manage a failing institution.

The preamble of Law 11/2015 defines a resolution process as a unique administrative process to address the failure of credit institutions and investment firms, when an insolvency proceeding is not appropriate for reasons of public interest and financial stability. In order to achieve the aforementioned objectives, the BRRD envisages a series of instruments available to the competent resolution authority, including a bail-in tool. The BRRD introduces for this purpose a minimum requirement for own funds and eligible liabilities (MREL) that institutions must comply with at all times in order to ensure their loss-absorbing capacity is sufficient to guarantee the effective implementation of the resolution tools and that, in the current regulatory environment, would be the amount of own funds and eligible liabilities expressed as a percentage of the Institution’s total liabilities and own funds.

Similarly, in 2015 the FSB defined the Total Loss-Absorbing Capacity (TLAC) requirement, also designed to ensure that institutions have sufficient capacity to absorb losses and execute a bail-in in the event of resolution. It should be noted that this requirement only applies to Global Systemically Important Banks (G-SIBs); therefore, it does not apply to Banco Sabadell Group.

In June 2019, after more than two and a half years of negotiations, a reform of the bank resolution framework was agreed with the approval of the new resolution directive, BRRD II (Directive 2019/879), which implements the international TLAC standard in the EU. BRRD II was transposed into Spanish law by Royal Decree-Law 7/2021 of 27 April 2021.

Responsibility for determining MREL falls to the Single Resolution Board (SRB), pursuant to that set forth in Regulation (EU) No 806/2014, also revised in 2019 and replaced by Regulation (EU) 2019/877. Thus, the SRB, after consulting with the competent authorities, including the ECB, will establish the MREL for each bank, taking into consideration aspects such as the size, funding model, risk profile and the risk of contagion to the financial system, among others.

In May 2024, the SRB published the MREL Policy under the Banking Package, which integrates the regulatory changes of the aforesaid resolution framework reform.

On 17 December 2024, Banco Sabadell received a communication from the Bank of Spain regarding the decision made by the Single Resolution Board (SRB) concerning the minimum requirement for own funds and eligible liabilities (MREL) and of the subordination requirement applicable to the Institution on a consolidated basis. These new requirements are based on balance sheet data as at December 2023.

The new requirements that must be met as from 17 December 2024 are as follows:

–	The MREL requirement is 22.14% of the Total Risk Exposure Amount (TREA) and 6.39% of the Leverage Ratio Exposure (LRE).

–	The subordination requirement is 15.84% of the TREA and 6.39% of the LRE.

The own funds used by the Institution to meet the Combined Buffer Requirement (CBR) will not be eligible to meet the MREL and subordination requirements expressed in terms of the TREA.

In the calibration of the MREL requirement, the Group has obtained the maximum possible reduction of 20% of the Market Confidence Charge (MCC) taking into account the progress shown in its level of resolvability and based on the provisions of Article 12d(3) of Regulation (EU) 2019/877, which states that the SRB has the power to establish a lower amount of said component in the calibration process of the MREL requirement.

	Previous requirements (*)		New requirements

	% TREA	% LRE	% TREA	% LRE

MREL Requirement (**)	22.52%	6.35%	22.14%	6.39%
Subordination Requirement (**)	17.31%	6.35%	15.84%	6.39%

 (*) Effective from 1 January 2024 to 16 December 2024.

 (**) The MREL and subordination requirements as a % of the TREA do not include capital used to meet the CBR.

In 2024, the Group issued 1 billion euros of MREL-eligible senior non-preferred debt and 750 million euros plus 450 million pounds sterling of senior preferred debt (see Note 4.4.3.1 - Liquidity and funding risk).

Banco Sabadell is compliant with the new MREL requirements, as shown below:

	MREL ratio		Subordination ratio

	% TREA	% LRE	% TREA	% LRE

MREL 31 December 2024 (*)	24.66%	9.54%	20.49%	8.11%
MREL 31 December 2023 (*)	24.73%	9.34%	20.13%	7.80%

 (*) The MREL and subordination ratios as a % of the TREA shown in this table do not include capital used to meet the CBR.

Furthermore, the Institution’s Funding Plan anticipates that it will continue to comply, comfortably, with the current requirements in force.

Capital management

The management of capital resources is the result of an ongoing capital planning process This process considers the evolution of the economic, regulatory and sectoral environment. It takes into account the expected capital consumption of different activities, under the various envisaged scenarios, and the market conditions that could determine the effectiveness of the various actions being considered. The process is enshrined within the Group’s strategic objectives and aims to achieve an attractive return for shareholders, whilst also ensuring that its level of own funds is appropriate in terms of the risks inherent in banking activity.

As regards capital management, as a general policy, the Group aims to adjust its available capital to its overall level of risks incurred.

The Group follows the guidelines set out in CRD-V and associated regulations, as well as their successive updates, in order to establish own funds requirements that are inherent in the risks actually incurred by the Group, based on independently validated internal risk measurement models. To this end, the Group has been authorised by the supervisor to use the majority of its internal models to calculate regulatory capital requirements.

The Group carries out frequent backtesting exercises on its IRB models, at least once a year. These backtesting exercises are carried out independently by the Models and Internal Validation unit and reported for monitoring purposes to the established internal governing bodies, such as the Models Committee, the Technical Risk Committee and the Board Risk Committee (delegated Board committee). Additionally, the backtesting results that affect the risk parameters used to calculate regulatory capital and the main conclusions drawn from those results are included in the annual Pillar 3 Disclosures report, taking into account the criteria established by the EBA in its disclosure guidelines.

Banco Sabadell Group carries out an Internal Capital Adequacy Assessment Process (ICAAP) on a consolidated and ongoing basis throughout the year in order to generate a relevant, up-to-date, fully comprehensive and forward-looking appraisal of the adequacy of its levels of capital, considering the Group’s business model and the risks taken.

The ICAAP is carried out under a solid governance framework, with high levels of involvement from Senior Management. The ultimate responsibility for its review and approval lies with the Board of Directors.

The ICAAP is seen as a complementary tool to Basel Pillar 1 (regulatory capital), which first analyses the Group’s business model within its economic, financial and regulatory context, and its short- and medium-term sustainability and viability. The Group’s business model involves taking risks and a risk profile is therefore defined. As part of the ICAAP, an identification is made of the material risks and of the main threats and vulnerabilities derived from the Group’s activity and a self-assessment is carried out of the inherent and residual risk that they entail, after considering the risk governance, management and control systems.

Based on the inventory of the Group’s material risks and their management, a comprehensive quantitative assessment of the necessary capital based on internal approaches (economic capital) is established, the scope of which goes beyond the risks covered by Pillar 1, integrating the models used by the Group (for example, borrower rating systems: credit ratings and credit scores) and other internal estimates appropriate to each type of risk.

In addition, the ICAAP includes forward-looking analyses with a three-year time horizon (or even a 30-year time horizon in the case of scenarios designed to forecast climate risk). These analyses are carried out under a baseline economic scenario, but also under plausible albeit unlikely adverse scenarios (stress tests), which are relevant to the Group and, therefore, reflect adverse situations, both in the economic environment and those of an idiosyncratic nature, that could have a particular impact on the Group. The baseline forecast includes the Group’s business and financial plans. These forecasting exercises are carried out to verify whether the business performance, risk and income statement in possible adverse scenarios could compromise the Group’s solvency based on the available own funds, or affect the Group’s compliance with its Risk Appetite Statement. As a result of these exercises, weaknesses can be detected and, if necessary, action plans can be proposed to mitigate the identified risks.

Forward-looking analyses under adverse scenarios are supplemented with reverse stress tests, which identify the Group’s idiosyncratic characteristics that could entail a material vulnerability for its solvency if they were to materialise.

The combination of the different solvency measurements (static or dynamic and regulatory or economic), taking into account the inventory of risks affecting the Group and the main vulnerabilities detected, enables the Board of Directors, as the body ultimately responsible for the ICAAP, to draw a conclusion regarding the Group’s solvency position.

The level and quality of capital are Group RAS metrics and their management and control are governed by the Group’s Risk Appetite Framework (RAF).

The Group has implemented a Risk-adjusted Return on Capital (RaRoC) metric in segments where this is considered relevant. This metric is embedded in the pricing management system and is therefore subject to the Institution’s policies and procedures. In addition to being used in the pricing process, this metric can measure the return obtained on each transaction and customer and even by each business unit, which makes it possible to make like-for-like comparisons.

Banco Sabadell has a Capital Contingency Plan (CCP) in place, which sets forth the strategy to ensure that the Group has sufficient management capabilities and measures in place to minimise the negative impacts of a capital contingency and return to a business-as-usual situation. The CCP is part of the Internal Crisis Management Framework (ICMF) and is intended to respond to potential contingencies (serious, but unlikely to occur) that could have an impact on capital in the short term; these would be less severe than a crisis, but might affect other areas, such as liquidity, thereby comprising the Group’s continuity. The activation of the CCP may occur in response to systemic, idiosyncratic or combined contingencies. The CCP includes the governance process (preparation, approval and updating), the key processes involved in its implementation (identification, activation, management and closure) and the capital measures to be applied in different contingency situations or crises associated with its activation. No specific reporting process is defined for the CCP; instead, there is a general framework for action that is underpinned by protocols and by the reporting structure already in place.

Eligible capital and capital ratios

As at 31 December 2024, the Group’s eligible capital amounts to 14,181 million euros (13,926 million euros as at 31 December 2023), representing a surplus above minimum capital requirements of 3,356 million euros (3,480 million euros as at 31 December 2023), as shown below:

Thousand euro
	2024	2023	Year-on-year change (%)

Capital	680,028	680,028	—

Reserves (includes profit attributable to the Group, net of dividends) (*)	13,158,609	13,198,328	(0.30)
Valuation adjustments	(361,206)	(471,695)	(23.42)

Deductions	(2,992,477)	(3,059,900)	(2.20)
CET1 capital	10,484,954	10,346,761	1.34

CET1 (%)	13.02	13.19	(1.33)

Preference shares, convertible bonds and deductions	1,750,000	1,750,000	—
Additional Tier 1 capital	1,750,000	1,750,000	—

AT1 (%)	2.17	2.23	(2.69)
Tier 1 capital	12,234,954	12,096,761	1.14

Tier 1 (%)	15.19	15.42	(1.49)
Tier 2 capital	1,945,862	1,829,460	6.36

Tier 2 (%)	2.42	2.33	3.86
Capital base	14,180,816	13,926,221	1.83

Minimum capital requirement (*)	10,825,305	10,445,833	3.63
Capital surplus	3,355,511	3,480,388	(3.59)

Total capital ratio (%)	17.60	17.76	(0.90)

Risk weighted assets (RWAs)	80,559,227	78,427,616	2.72

(*) 2024 reserves adjusted by the amount corresponding to the share buyback programme to be paid out of 2023 earnings, which was suspended on 9 May and of which 247 million euros remain pending execution, as well as the share buyback programme to be executed in 2025, which will amount to 755 million euros, corresponding to the CET1 in excess of the 13% fully-loaded ratio. As at the sign-off date of these consolidated annual financial statements, both programmes are pending approval by the Annual General Meeting, having obtained prior authorisation from the competent authority.

(**) Minimum capital requirements have been calculated taking into account capital requirements in effect as at 2024 year-end for Pillar 1 (8%) and Pillar 2R (2.25%), as well as the capital conservation buffer (2.50%), countercyclical buffer (0.44%) and the buffer for other systemically important institutions (0.25%).

Common Equity Tier 1 (CET1) capital accounts for 73.94% of eligible capital. Deductions mainly comprise intangible assets, goodwill and deferred tax assets.

Tier 1 comprises, in addition to CET1 funds, items that largely make up Additional Tier 1 capital (12.34% of own funds), which are capital items comprised of preferred securities.

Tier 2 capital provides 13.72% of the Total Capital ratio and is made up largely of subordinated debt. Regarding subordinated debt, it is worth noting the issue of Subordinated Debt 1/2024 for 500 million euros carried out on 27 March 2024, and the loss of eligibility of the Subordinated Debt issue 1/2020 in the amount of 300 million euros after it was announced, on 18 November 2024, that the early redemption option was to be exercised on 17 January 2025, in accordance with the issue’s terms and conditions.

Risk-Weighted Assets (RWAs) changed by 2,132 million euros in the period. The change in credit RWAs is essentially due to the growth of lending and the implementation of new models, partially offset by improved portfolio density and by securitisations carried out in the year (one synthetic securitisation carried out in June 2024 on a 1.1 billion euro project finance portfolio, one traditional securitisation carried out in September 2024 on a 750 million euro consumer loan portfolio, and one synthetic securitisation carried out in December 2024 on a 1.23 billion US dollar portfolio of corporate loans and project finance). Lastly, the increase in operational RWAs is significant due to the increase of the relevant income indicator used in the annual update of the operational risk calculation.

CRR III and CRD VI entered into force on 1 January 2025 and introduce a number of changes in the calculation of capital requirements, in relation to all the different risks, as well as the entry into force of the so-called Output Floor. In the case of Banco Sabadell, CRR III entails a reduction of its RWAs, mainly arising from the changes applicable to the advanced measurement approach in the calculation of credit risk. These savings are partially offset mainly by the increase in RWAs due to the new calculation approach for operational risk.

In fully-loaded terms, the Common Equity Tier 1 (CET1) ratio stood at 13.02% and the Total Capital ratio stood at 17.60% as at 31 December 2024, both well above the regulatory minima.

The following table shows movements in the various regulatory capital components during 2024 and 2023:

Thousand euro
CET1 balance as at 31 December 2022	10,082,751

Reserves (includes profit attributable to the Group, net of dividends) (*)	359,427
Valuation adjustments	170,206
Deductions and transitory effects	(242,280)
CET1 balance as at 31 December 2023	10,346,761

Reserves (includes profit attributable to the Group, net of dividends) (**)	-39,720
Valuation adjustments	110,490
Deductions and transitory effects	67,423
CET1 balance as at 31 December 2024	10,484,954

(*) The movement in Reserves in 2023 includes -204 million euros corresponding to the share buyback carried out in 2023.

(**) In 2024, reserves were adjusted by the amount corresponding to the share buyback programme to be paid out of 2023 earnings, which was suspended on 9 May and of which 247 million euros remain pending execution, as well as the share buyback programme to be executed in 2025, which will amount to 755 million euros, corresponding to the CET1 capital in excess of the 13% fully-loaded ratio. As at the sign-off date of these consolidated annual financial statements, both programmes are pending approval by the Annual General Meeting, having obtained prior authorisation from the competent authority.

Thousand euro
Additional Tier 1 balance as at 31 December 2022	1,650,000

Eligible instruments	100,000
Additional Tier 1 balance as at 31 December 2023	1,750,000

Eligible instruments	—
Additional Tier 1 balance as at 31 December 2024	1,750,000

Thousand euro
Tier 2 balance as at 31 December 2022	1,855,001

Eligible instruments	(99,745)
Credit risk adjustments	17,874
Deductions and transitory effects	56,330
Tier 2 balance as at 31 December 2023	1,829,460

Eligible instruments	100,250
Credit risk adjustments	16,152
Deductions and transitory effects	—
Tier 2 balance as at 31 December 2024	1,945,862

The table below shows the reconciliation of equity and regulatory capital as at 31 December 2024 and 2023:

Thousand euro
	2024	2023

Shareholders’ equity (*)	14,387,583	14,343,946
Accumulated other comprehensive income	(391,103)	(498,953)
Minority interests	34,416	34,213
Total equity	14,030,897	13,879,206

Goodwill and intangibles	(2,226,251)	(2,189,218)
Dividends (**)	(666,956)	(503,988)
TLCFs and thresholds for non-monetisable DTAs	(297,436)	(490,572)
Deductions	(289,626)	(257,415)
Other adjustments	(65,674)	(91,252)
Regulatory accounting adjustments	(3,545,943)	(3,532,445)

Common Equity Tier 1 capital	10,484,954	10,346,761

Additional Tier 1 capital	1,750,000	1,750,000
Tier 2 capital	1,945,862	1,829,460
Total regulatory capital	14,180,816	13,926,221

(*) In 2024, own funds were adjusted by the amount corresponding to the share buyback programme to be paid out of 2023 earnings, which was suspended on 9 May and of which 247 million euros remain pending execution, as well as the share buyback programme to be executed in 2025, which will amount to 755 million euros, corresponding to the CET1 capital in excess of the 13% fully-loaded ratio. As at the sign-off date of these consolidated annual financial statements, both programmes are pending approval by the Annual General Meeting, having obtained prior authorisation from the competent authority.

(**) Does not consider the interim dividend recognised in the accounts.

As at 31 December 2024 and 2023, there was no significant difference between the accounting scope of consolidation and the regulatory scope of consolidation.

Risk-weighted assets amount to 80,559 million euros as at 31 December 2024, representing a balance variation of 2.72% with respect to 31 December 2023.

The breakdown of risk-weighted assets by type of risk, as at 31 December 2024 and 2023, is shown below:

Thousand euro
	2024		2023
	Amount	%	Amount	%

Credit risk (*)	69,841,795	86.70%	68,970,951	87.94%
Operational risk	10,063,260	12.49%	9,008,555	11.49%
Market risk	654,172	0.81%	448,110	0.57%
Total	80,559,227	100.00%	78,427,616	100.00%

(*) Includes counterparty credit risk, due to the contribution made to the default guarantee fund of CCPs and due to securitisation positions. Certain impacts linked mainly to the completion of the IRB Repair Programme, which the Institution has decided to frontload, are also included. Not including the aforementioned supplementary items, credit RWAs measured under the standardised approach and using advanced models (including deferred tax assets and the impact on RWAs after applying the prudential adjustments requested by the supervisor (SSM)) amount to 69,160 million euros.

The following table shows the reasons for the variation in credit RWAs occurring during 2024 and 2023:

Thousand euro
	RWAs	Capital requirements (*)

Balance as at 31 December 2022	66,858,624	5,348,690

Change in business volume	(989,535)	(79,163)
Asset quality	(1,284,349)	(102,748)
Changes in models	326,000	26,080
Methodology, parameters and policies	294,000	23,520
Acquisitions and disposals	(60,000)	(4,800)
Exchange rate	287,882	23,031
Other (**)	686,000	54,880
Balance as at 31 December 2023	66,118,622	5,289,490

Change in business volume	787,814	63,020
Asset quality	(1,084,000)	(86,720)
Changes in models	2,077,000	166,160
Methodology, parameters and policies	(496,000)	(39,680)
Acquisitions and disposals	200,144	16,012
Exchange rate	619,000	49,520
Balance as at 31 December 2024	68,222,580	5,457,802

Excludes Credit Valuation Adjustment (CVA) requirements and contributions to the default guarantee fund of CCPs. The impacts linked primarily to the completion of the IRB Repair Programme, which the Institution has decided to front-load, are not included either, nor is the movement in RWAs linked to the retained tranches of securitisation transactions.

(*) Calculated as 8% of RWAs.

(**) The increase in the “Other” category is essentially due to the assignment, at a granular level, of a series of add-ons at TSB, which as at December 2022 were reported as “Other risk exposure amounts”.

Details of risk-weighted assets for the risk with the largest volume (credit risk), broken down by geographical area as at 31 December 2024 and 2023, are included here below:

%
	2024	2023

Spain	63.22%	63.47%
Rest of European Union	4.90%	4.74%
United Kingdom	19.90%	19.60%
Americas	11.18%	11.36%
Rest of the world	0.80%	0.83%
Total	100%	100%
Includes counterparty credit risk.

The leverage ratio aims to reinforce capital requirements by providing a supplementary measure that is not linked to the level of risk. Article 92 of the CRR II regulation establishes that a minimum leverage ratio of 3% is required as from June 2021; this percentage is comfortably exceeded by the Group as at 31 December 2024.

The phase-in leverage ratio as at 31 December 2024 and 2023 is shown below:

Thousand euro
	2024	2023

Tier 1 capital	12,234,954	12,096,761
Exposure	235,163,653	233,254,941
Leverage ratio	5.20%	5.19%

During 2024 the leverage ratio increased by 1 basis point with respect to the corresponding ratio as at 31 December 2023, due mainly to the increase in Tier 1 capital, partially offset by increased exposure due to lending growth. Tier 1 capital also improved during the period, mainly due to the positive evolution of Common Equity Tier 1 (CET1) capital due to the profit earned during the year.

For more information about capital management, capital ratios and the leverage ratio, their composition, details of parameters and their management, see the Pillar 3 Disclosures report, which is published annually and is available on the Group’s website (www.grupbancsabadell.com), in the section “Shareholders and investors - Economic and financial information”.

Note 6 – Fair value of assets and liabilities

Financial assets and financial liabilities

The fair value of a financial asset or financial liability at a given date is understood as the amount at which it could be sold or transferred, respectively, as at that date, between two independent and knowledgeable parties acting freely and prudently, under market conditions. The most objective and commonly used reference for the fair value of a financial asset or financial liability is the price that would be paid in an organised, transparent and deep market (“quoted price” or “market price”).

When there is no market price for a particular financial asset or financial liability, the fair value is estimated based on the values established for similar instruments in recent transactions or, alternatively, by using mathematical valuation models that have been suitably tested by the international financial community. When using these models, the particular characteristics of the financial asset or financial liability to be valued are taken into account, particularly the different types of risks that may be associated therewith. Notwithstanding the foregoing, the limitations inherent in the valuation models that have been developed and possible inaccuracies in the assumptions and parameters required by these models may result in the estimated fair value of a financial asset or financial liability not exactly matching the price at which the asset or liability could be delivered or settled on the valuation date.

The fair value of financial derivatives quoted on an active market is the daily quoted price.

In the case of instruments for which quoted prices cannot be determined, prices are estimated using internal models developed by the Bank, most of which take data based on observable market parameters as significant inputs. In the remaining cases, the models make use of other inputs that rely on internal assumptions based on generally accepted practices within the financial community.

For financial instruments, the fair values disclosed in the financial statements are classified according to the following fair value levels:

–	Level 1: fair values are obtained from the (unadjusted) prices quoted on active markets for that instrument.

–

Level 2: fair values are obtained from the prices quoted on active markets for similar instruments, the prices of recent transactions, expected payment flows or other valuation techniques in which all significant inputs are directly or indirectly based on observable market data.

–	Level 3: fair values are obtained through valuation techniques in which one or more significant inputs is not based on observable market data.

Set out below are the main valuation methods, assumptions and inputs used when estimating the fair value of financial instruments classified in Levels 2 and 3, according to the type of financial instrument concerned:

Level 2 financial instruments	Valuation techniques	Main assumptions	Main inputs used
Debt securities	Net present value method

Calculation of the present value of financial instruments as the present value of future cash flows (discounted at market interest rates), taking into account:

- An estimate of pre-payment rates

- Issuers’ credit risk

- Issuer credit spreads - Observable market interest rates
Equity instruments	Sector multiples (P/BV)	Based on the NACE code that best represents the company’s primary activity, the price-to-book value (P/BV) ratio obtained from peers is applied	- NACE codes - Quoted prices in organised markets

Simple derivatives (a)	Net present value method	Implicit curves calculated based on quoted market prices	- Observable yield curve - FX swaps curve and spot curve
Other derivatives (a)	Analytic/ semi-analytic formulae	- For equity derivatives, FX or commodities: Black-Scholes model: a lognormal distribution is assumed for the underlying asset with volatility depending on the term	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options

- For interest rate derivatives:

Normal model and shifted Libor Market Model: negative rates and forward rates in the term structure of the interest rate curve are fully correlated. For calculation of CVA and DVA adjustments: Normal model and Black- Scholes model

- Term structure of interest rates - Volatility surfaces of Libor rate options (caps) and swap rate options (swaptions) - Probability of default for calculation of CVA and DVA (b)
	Monte Carlo simulations	- For valuation of equity derivatives, FX or commodities: Black-Scholes model: a lognormal distribution is assumed for the underlying asset with volatility depending on the term	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options
	Hybrid local stochastic volatility models	- For FX derivatives: Tremor model: implicit volatility obtained through stochastic differential equations	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options
	For credit derivatives: - Intensity models	These models assume a default probability structure resulting from term-based default intensity rates	- Price listings of Credit Default Swaps (CDS) - Historic volatility of credit spreads

(a) Given the small net position of Banco Sabadell, the Funding Value Adjustment (FVA) is estimated to have a non-material impact on the valuation of derivatives.

(b) To calculate CVA and DVA, levels of severity fixed at 60% have been used, which corresponds to the market standard for senior debt. Average future, positive and negative exposures have been estimated using market models, Libor for interest rates and the Black-Scholes model for FX, using market inputs. The probability of default of customers with no quoted debt instruments or CDS have been obtained using the IRB model and for Banco Sabadell those obtained from the CDS market prices have been assigned.

Level 3 financial instruments	Valuation techniques	Main assumptions	Main non-observable inputs

Debt securities	Net present value method

Calculation of the present value of financial instruments as the present value of future cash flows (discounted at market interest rates), taking into account in each case:

- An estimate of pre-payment rates

- Issuers’ credit risk

- Other estimates of variables that affect future cash flows: claims, losses, redemptions

- Estimated credit spreads of the issuer or a similar issuer - Rates of claims, losses and/or redemptions

Loans and advances	Net present value method	Calculation of the present value of future cash flows discounted at market interest rates based on market scenarios	- Prepayment model

Equity instruments	Discounted cash flow method

Calculation of the present value of future cash flows discounted at market interest rates adjusted for risk (CAPM method), taking into account:

- An estimate of the company’s projected cash flows

- Risk in the company’s sector

- Macroeconomic inputs

- The entity’s business plans - Risk premiums of the company’s sector - Adjustment for systemic risk (Beta Parameter)

Derivatives (a)	For credit derivatives: - Intensity models	These models assume a default probability structure resulting from term-based default intensity rates	For credit derivatives: - Estimated credit spreads of the issuer or a similar issuer - Historic volatility of credit spreads
	For commodity derivatives: - Net present value method	Forward curve calculated based on adjusted quoted market prices	Unquoted futures curves

(a) Given the small net position of Banco Sabadell, the Funding Value Adjustment (FVA) is estimated to have a non-material impact on the valuation of derivatives.

Determination of the fair value of financial instruments

A comparison between the value at which the Group’s main financial assets and financial liabilities are recognised on the accompanying consolidated balance sheets and their corresponding fair values is shown below:

Thousand euro
		2024		2023
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Assets:
Cash, cash balances at central banks and other demand deposits	7	18,382,112	18,382,112	29,985,853	29,985,853

Financial assets held for trading	8,9,10	3,438,955	3,438,955	2,706,489	2,706,489

Non-trading financial assets mandatorily at fair value through profit or loss	8,9,11	168,267	168,267	153,178	153,178

Financial assets designated at fair value through profit or loss		—	—	—	—

Financial assets at fair value through other comprehensive income	9	6,369,913	6,369,913	6,269,297	6,269,297

Financial assets at amortised cost	8	196,520,273	193,995,144	180,913,793	175,310,626

Derivatives – Hedge accounting	12	2,394,902	2,394,902	2,424,598	2,424,598
Total assets		227,274,422	224,749,293	222,453,208	216,850,041

Thousand euro
		2024		2023
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Liabilities:

Financial liabilities held for trading	10	2,381,434	2,381,434	2,867,459	2,867,459

Financial liabilities designated at fair value through profit or loss		—	—	—	—

Financial liabilities at amortised cost	18, 19,	220,228,249	220,629,706	216,071,766	215,366,894

	20, 21

Derivatives – Hedge accounting	12	803,999	803,999	1,171,957	1,171,957
Total liabilities		223,413,682	223,815,139	220,111,182	219,406,310

As shown in the first table of this Note, as at 31 December 2024 the fair value of financial assets at amortised cost is approximately 2,525 million euros below their carrying amount. This difference is explained for the most part by the impact of interest rates on the fair value of fixed-rate mortgages granted by the Group to its customers in Spain and the United Kingdom in previous years.

Financial instruments at fair value

The following tables show the main financial instruments recognised at fair value in the accompanying consolidated balance sheets, broken down according to the valuation method used to estimate their fair value:

Thousand euro
		2024
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		1,416,725	2,020,954	1,276	3,438,955
Derivatives	10	—	2,017,999	—	2,017,999
Equity instruments	9	541,005	—	—	541,005
Debt securities	8	875,720	2,955	1,276	879,951
Non-trading financial assets mandatorily at		33,717	27,661	106,889	168,267
fair value through profit or loss
Equity instruments	9	20,088	27,243	19,718	67,049
Debt securities	8	13,629	418	46,658	60,705
Loans and advances	11	—	—	40,513	40,513
Financial assets at fair value through other		4,556,322	1,728,153	85,438	6,369,913
comprehensive income
Equity instruments	9	434	136,668	56,478	193,580
Debt securities	8	4,555,888	1,591,485	28,960	6,176,333

Derivatives – Hedge accounting	12	—	2,394,902	—	2,394,902
Total assets		6,006,764	6,171,670	193,603	12,372,037

Thousand euro
		2024
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		82,671	2,298,763	—	2,381,434
Derivatives	10	—	2,298,763	—	2,298,763
Short positions		82,671	—	—	82,671

Derivatives – Hedge accounting	12	—	803,999	—	803,999
Total liabilities		82,671	3,102,762	—	3,185,433

Thousand euro
		2023
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		142,495	2,563,994	—	2,706,489
Derivatives	10	—	2,563,994	—	2,563,994
Debt securities	8	142,495	—	—	142,495
Non-trading financial assets mandatorily at fair value through profit or loss		31,255	15,974	105,949	153,178
Equity instruments	9	18,398	14,840	19,098	52,336
Debt securities	8	12,857	1,134	51,753	65,744
Loans and advances		—	—	35,098	35,098
Financial assets at fair value through other comprehensive income		4,656,989	1,522,988	89,320	6,269,297
Equity instruments	9	582	130,441	52,915	183,938
Debt securities	8	4,656,407	1,392,547	36,405	6,085,359

Derivatives – Hedge accounting	12	—	2,424,598	—	2,424,598
Total assets		4,830,739	6,527,554	195,269	11,553,562

Thousand euro
		2023
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		337,373	2,530,086	—	2,867,459
Derivatives	10	—	2,530,086	—	2,530,086
Short positions		337,373	—	—	337,373

Derivatives – Hedge accounting	12	—	1,171,957	—	1,171,957
Total liabilities		337,373	3,702,043	—	4,039,416

Derivatives with no Credit Support Annexes (CSAs) include the Credit Valuation Adjustment (CVA) and Debit Valuation Adjustment (DVA), respectively, in their fair value. The fair value of these derivatives represents 5.41% of the total, and their adjustment for credit and debit risks represents 1.45% of their fair value as at 31 December 2024 (5.87% and 4.12%, respectively, as at 31 December 2023).

Movements in the balances of financial assets and financial liabilities recognised at fair value and classified as Level 3, disclosed in the accompanying consolidated balance sheets, are shown below:

Thousand euro
	Assets	Liabilities
Balance as at 31 December 2022	167,264	—

Valuation adjustments recognised in profit or loss (*)	7,104	—
Valuation adjustments not recognised in profit or loss	(11,318)	—
Purchases, sales and write-offs	(1,184)	—
Net additions/(removals) in Level 3	(980)	—
Exchange differences and other	34,383	—

Balance as at 31 December 2023	195,269	—

Valuation adjustments recognised in profit or loss (*)	12,703	—
Valuation adjustments not recognised in profit or loss	4,597	—
Purchases, sales and write-offs	(21,196)	—
Net additions/(removals) in Level 3	(5,101)	—
Exchange differences and other	7,331	—

Balance as at 31 December 2024	193,603	—

(*) Relates to securities retained on the balance sheet.

Details of financial instruments that were transferred to different valuation levels in 2024 are as follows:

Thousand euro
2024
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Non-trading financial assets mandatorily at fair value through profit or loss		—	—	—	—	—	—
Financial assets designated at fair value through profit or loss		—	—	—	—	—	—
Financial assets at fair value through other comprehensive income		—	—	—	—	—	5,101
Derivatives		—	—	—	—	—	—

Liabilities:
Financial liabilities held for trading		—	—	—	—	—	—
Financial liabilities designated at fair value through profit or loss		—	—	—	—	—	—
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		—	—	—	—	—	5,101

Details of financial instruments that were transferred to different valuation levels in 2023 are as follows:

Thousand euro
2023
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Non-trading financial assets mandatorily at fair value through profit or loss		—	—	—	—	—	—
Financial assets designated at fair value through profit or loss		—	—	—	—	5,500	—
Financial assets at fair value through other comprehensive income		687,365	4,520	—	—	—	—
Derivatives		—	—	—	—	—	—

Liabilities:
Financial liabilities held for trading		—	—	—	—	—	—
Financial liabilities designated at fair value through profit or loss		—	—	—	—	—	—
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		687,365	4,520	—	—	5,500	—

Transfers from Level 1 to Level 2 in 2023 corresponded mainly to bonds issued by US government agencies for which, given their characteristics, it was determined that their market value should be obtained primarily using directly or indirectly observable market data.

As at 31 December 2024 and 2023, the effect of replacing the main assumptions used in the valuation of Level 3 financial instruments with other reasonably possible assumptions, taking the highest value (most favourable assumption) or lowest value (least favourable assumption) of the range that is considered likely, is not significant.

Financial instruments at amortised cost

The following tables show the fair value of the main financial instruments recognised at amortised cost in the accompanying consolidated balance sheets:

Thousand euro
	2024
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost:
Debt securities	22,176,932	1,453,316	507,648	24,137,896
Loans and advances	—	23,391,089	146,466,159	169,857,248
Total assets	22,176,932	24,844,405	146,973,807	193,995,144

Thousand euro
	2024
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*):
Deposits (**)	—	186,444,247	—	186,444,247
Debt securities issued	24,684,793	1,980,924	1,069,612	27,735,329
Total liabilities	24,684,793	188,425,171	1,069,612	214,179,576

(*) As at 31 December 2024, the Group had other financial liabilities amounting to 6,450,130 thousand euros.

(**) The fair value of demand deposits has been likened to their carrying amount as they are mainly short-term balances.

Thousand euro
	2023
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost
Debt securities	18,563,516	1,575,850	303,590	20,442,956
Loans and advances	—	20,952,925	133,914,744	154,867,669
Total assets	18,563,516	22,528,775	134,218,334	175,310,625

Thousand euro
	2023
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*)
Deposits (**)	—	183,661,142	—	183,661,142
Debt securities issued	20,405,507	4,966,959	—	25,372,466
Total liabilities	20,405,507	188,628,101	—	209,033,608

(*) As at 31 December 2023, the Group had other financial liabilities amounting to 6,333,286 thousand euros.

(**) The fair value of demand deposits has been likened to their carrying amount as they are mainly short-term balances.

In general, the fair value of “Financial assets at amortised cost” and “Financial liabilities at amortised cost” has been estimated using the discounted cash flow method, applying market interest rates as at the end of each year adjusted for the credit spread and incorporating any behavioural assumptions deemed relevant, with the exception of debt securities with active markets, for which it has been estimated using year-end quoted prices.

The fair value of the heading “Cash, cash balances at central banks and other demand deposits” has been likened to its carrying amount, as these are mainly short-term balances.

Financial instruments at cost

As at the end of 2024 and 2023, there were no equity instruments valued at their acquisition cost that could be considered significant.

Non-financial assets

Real estate assets

As at 31 December 2024 and 2023, the net carrying amounts of real estate assets did not differ significantly from the fair values of these assets (see Notes 13, 15 and 17).

The selection criteria for appraisers and the update of appraisals are defined in the section on “Guarantees”, in Note 1.3.4. to these consolidated annual financial statements.

Valuation techniques are generally used by all appraisal companies based on the type of each real estate asset.

As per regulatory requirements, in the valuation techniques used, appraisal companies maximise the use of observable market data and other factors which would be taken into account by market operators when setting prices, endeavouring to keep the use of subjective considerations and unobservable or non-verifiable data to a minimum.

The main valuation methods used fall into the following measurement levels:

Level 2

–

Comparison method: applicable to all kinds of properties provided that there is a representative market of comparable properties and that sufficient data is available relating to transactions that reflect the current market situation.

–	Rental update method: applicable when the valued property generates or may generate rental income and there is a representative market of comparable data.

–

Statistical model: this model adjusts the value of the assets based on the acquisition date and their location, updating the value in accordance with price trends in the area concerned as from the date of purchase. To that end, it includes statistical information on price trends in all provinces, as provided by external appraisal companies, as well as demographic data from the Spanish Office for National Statistics (INE) to calculate sensitivity at a municipality level. The value obtained is in turn adjusted based on the construction status (finished product, development in progress, plots or land under management) and use (residential, industrial, etc.) of the asset.

Level 3

–	Cost method: applicable to determine the value of buildings being planned, under construction or undergoing renovations.

–

Residual method: in the present macroeconomic climate, the dynamic calculation procedure is being used preferentially in new land valuations to the detriment of the static procedure, which is reserved for specific cases in which the envisaged timeframes for project completion are in line with the relevant regulations.

Depending on the type of asset, the methods used for the valuation of the Group’s portfolio are the following:

–	Completed buildings: valued using the comparison method, the rental update method or the statistical model (Level 2).

–	Buildings under construction: valued using the cost method as a sum of the land value and the value of the work carried out (Level 3).

–	Land: valued using the residual method (Level 3).

Determination of the fair value of real estate assets

The following tables show the main real estate assets broken down by the valuation method used to estimate their fair value as at 31 December 2024 and 2023:

Thousand euro
	2024
	Level 1	Level 2	Level 3	Total

Housing	—	490,675	—	490,675
Branches and offices, retail establishments and other real estate	—	778,903	—	778,903
Land and building plots	—	—	22,754	22,754
Work in progress	—	—	347	347
Total assets	—	1,269,578	23,101	1,292,679

Thousand euro
	2023
	Level 1	Level 2	Level 3	Total

Housing	—	567,229	—	567,229
Branches and offices, retail establishments and other real estate	—	879,689	—	879,689
Land and building plots	—	—	26,128	26,128
Work in progress	—	—	1,225	1,225
Total assets	—	1,446,918	27,353	1,474,271

Significant unobservable variables used in valuations classed as Level 3 have not been developed by the Group but by the independent third party companies that performed the appraisals. Given the widespread use of the appraisals, whose valuation techniques are clearly set out in the regulation governing the valuation of properties, the unobservable variables used reflect the assumptions frequently used by all appraisal companies. In terms of proportional weight, unobservable variables account for almost all of the value of these appraisals.

The main unobservable variables used in the valuation of assets in accordance with the dynamic residual method are the future selling price, the estimated construction costs, the costs of development, the time required for land planning and development, and the discount rate. The main unobservable variables used in accordance with the static residual method are construction costs, the costs of development and the profit for the developer.

The number of plots in the Group’s possession is very fragmented, and they are very diverse, both in terms of location and in terms of the stage of development of the urban infrastructure and the possibility of future development. For this reason, no quantitative information can be provided regarding the unobservable variables affecting the fair value of these types of assets.

Movements in the balances of real estate assets classified as Level 3 in 2024 and 2023 are shown below:

Thousand euro
	Housing	Branches and offices, retail establishments and other real estate	Land, building plots and work in progress
Balance as at 31 December 2022	—	—	27,616

Purchases	—	—	1,474
Sales	—	—	(3,951)
Impairments recognised on income statement (*)	—	—	(2,496)
Net additions/(removals) in Level 3	—	—	4,710
Balance as at 31 December 2023	—	—	27,353

Purchases	—	—	3,461
Sales	—	—	(4,026)
Impairments recognised on income statement (*)	—	—	(3,575)
Net additions/(removals) in Level 3	—	—	(112)
Balance as at 31 December 2024	—	—	23,101

(*) Relates to assets retained on the balance sheet as at 31 December 2024 and 2023.

The following table shows a comparison between the value at which real estate assets are recognised under the headings “Investment properties”, “Inventories” and “Non-current assets and disposal groups classified as held for sale” and their appraisal value, as at the end of 2024 and 2023:

Thousand euro
		2024				2023
	Note	Carrying amount (*)	Impairment	Net carrying amount	Appraisal value	Carrying amount (*)	Impairment	Net carrying amount	Appraisal value

Investment properties	15	218,107	(60,966)	157,141	197,774	307,074	(77,476)	229,598	282,727
Inventories	17	101,588	(57,812)	43,776	71,803	130,437	(68,093)	62,344	100,962
Non-current assets held for sale	13	636,146	(174,722)	461,424	718,344	708,051	(180,911)	527,140	814,946
Total		955,841	(293,500)	662,341	987,921	1,145,562	(326,480)	819,082	1,198,635

(*) Cost less accumulated depreciation.

The fair values of real estate assets valued by appraisal companies and included in the headings “Investment properties”, “Inventories” and “Non-current assets and disposal groups classified as held for sale”, as at 31 December 2024, are as follows:

Thousand euro
Appraisal firm	Investment properties	Inventories	Non-current assets held for sale

Afes Técnicas de Tasación, S.A.	96	—	2,005
Alia Tasaciones, S.A.	8,613	4,760	47,028
Arco Valoraciones, S.A.	—	—	639
CBRE Valuation Advisory, S.A.	43,400	6,144	48,049
Col.lectiu d’Arquitectes Taxadors	—	—	260
Cushman & Wakefield	—	—	271
Eurovaloraciones, S.A.	2,793	869	13,705
Gestión de Valoraciones y Tasaciones, S.A.	14	—	207
Gloval Valuation, S.A.U.	24,027	7,811	82,094
Sociedad de Tasación, S.A.	15,532	7,868	87,974
Tasalia Sociedad de Tasación, S.A.	—	—	105
Tecnitasa Técnicos en Tasación, S.A	13,551	963	19,840
Tinsa Tasaciones Inmobiliarias, S.A.	11,560	2,792	29,405
UVE Valoraciones, S.A.	8,906	6,081	39,626
Valoraciones Mediterráneo, S.A.	26,353	6,488	73,776
Other	2,296	—	16,440
Total	157,141	43,776	461,424

The fair value of property, plant and equipment for own use does not differ significantly from its net carrying amount.

Note 7 – Cash, cash balances at central banks and other demand deposits

The composition of this asset heading on the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

By nature:
Cash	710,780	726,122
Cash balances at central banks	17,105,586	28,566,694
Other demand deposits	565,746	693,037
Total	18,382,112	29,985,853

By currency:
In euro	11,464,610	22,130,671
In foreign currency	6,917,502	7,855,182
Total	18,382,112	29,985,853

Cash balances at central banks include balances held to comply with the central bank’s mandatory Minimum Required Reserves (MRR) ratio. Throughout 2024 and 2023, Banco Sabadell has complied with minimum requirements set out in applicable regulations regarding that ratio.

Note 8 – Debt securities

Debt securities reported in the consolidated balance sheets as at 31 December 2024 and 2023 are broken down below:

Thousand euro
	2024	2023

By heading:
Financial assets held for trading	879,951	142,495
Non-trading financial assets mandatorily at fair value through profit or loss	60,705	65,744
Financial assets at fair value through other comprehensive income	6,176,333	6,085,359
Financial assets at amortised cost	24,876,126	21,500,927
Total	31,993,115	27,794,525

By nature:
General governments	28,927,064	26,250,576
Credit institutions	3,488,865	2,072,205
Other sectors	499,234	424,261
Stage 3 assets	899	899
Impairment allowances	(174)	(276)
Other valuation adjustments (interest, fees and commissions, other)	(922,773)	(953,140)
Total	31,993,115	27,794,525

By currency:
In euro	26,533,521	22,699,264
In foreign currency	5,459,594	5,095,261
Total	31,993,115	27,794,525

The breakdown of debt securities classified according to their credit risk and movements of impairment allowances associated with these instruments are included, together with those of other financial assets, in Note 11.

Details of debt instruments included under the “Financial assets at fair value through other comprehensive income” heading, as at 31 December 2024 and 2023, are shown below:

Thousand euro
	2024	2023

Amortised cost	6,380,063	6,282,291
Fair value (*)	6,176,333	6,085,359
Accumulated losses recognised in equity	(267,077)	(269,215)
Accumulated capital gains recognised in equity	63,595	72,777
Value adjustments made for credit risk	(248)	(494)

(*) Includes net impairment gains or losses in the consolidated income statements for 2024 and 2023, in the amount of 236 and 852 thousand euros, of which, -5 and -192 thousand euros correspond to provisions, and 241 and 1,044 thousand euros correspond to provision reversals, respectively (see Note 34).

Details of exposures held in public debt instruments included under the “Financial assets at fair value through other comprehensive income” heading, as at 31 December 2024 and 2023, are as follows:

Thousand euro
	2024	2023

Amortised cost	5,422,183	5,470,805
Fair value	5,193,625	5,242,996
Accumulated losses recognised in equity	(265,453)	(266,112)
Accumulated capital gains recognised in equity	37,009	38,433
Value adjustments made for credit risk	(114)	(130)

Details of the “Financial assets at amortised cost” portfolio as at 31 December 2024 and 2023 are shown below:

Thousand euro
	2024	2023

General governments	21,972,126	19,950,179
Credit institutions	2,689,216	1,380,685
Other sectors	214,958	170,340
Impairment allowances	(174)	(277)
Total	24,876,126	21,500,927

Note 9 – Equity instruments

The balance of equity instruments on the consolidated balance sheets as at 31 December 2024 and 2023 breaks down as follows:

Thousand euro
	2024	2023

By heading:
Financial assets held for trading	541,005	—
Non-trading financial assets mandatorily at fair value through profit or loss	67,049	52,336
Financial assets at fair value through other comprehensive income	193,580	183,938
Total	801,634	236,274

By nature:
Resident sector	611,980	200,584
Credit institutions	11,386	9,408
Other	600,594	191,176
Non-resident sector	168,780	18,007
Other	168,780	18,007
Participations in investment vehicles	20,874	17,683
Total	801,634	236,274

By currency:
In euro	800,902	235,549
In foreign currency	732	725
Total	801,634	236,274

The equity instruments included under the heading “Financial assets held for trading” all correspond to shares of companies listed on European stock markets.

As at 31 December 2024 and 2023, there were no investments in listed equity instruments for which their quoted price was not considered as a reference of their fair value.

In addition, as at the aforesaid dates, there were no Group investments in equity instruments included in the portfolio of “Financial assets at fair value through other comprehensive income” considered to be individually significant.

Details of equity instruments included under the “Financial assets at fair value through other comprehensive income” heading are as follows:

Thousand euro
	2024	2023

Acquisition cost	239,849	243,197
Fair value	193,580	183,938
Accumulated capital losses recognised in equity at reporting date	(145,576)	(146,586)
Accumulated capital gains recognised in equity at reporting date	99,307	87,327
Transfers of gains or losses within equity during the year	3,968	(925)
Recognised dividends from investments held at the end of the year	6,356	8,413

Note 10 – Derivatives held for trading

The breakdown by type of risk of derivatives held for trading as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024		2023
	Assets	Liabilities	Assets	Liabilities

Securities risk	27,762	2,449	3,472	3,472
Interest rate risk	1,721,585	1,897,131	2,063,411	2,167,508
Foreign exchange risk	147,623	277,975	367,282	229,322
Other types of risk	121,029	121,208	129,829	129,784
Total	2,017,999	2,298,763	2,563,994	2,530,086

By currency:
In euro	997,904	1,115,267	1,417,104	1,214,618
In foreign currency	1,020,095	1,183,496	1,146,890	1,315,468
Total	2,017,999	2,298,763	2,563,994	2,530,086

The fair values of derivatives held for trading, broken down by type of derivative instrument as at 31 December 2024 and 2023, are shown below:

Thousand euro
	2024	2023

Assets

Swaps, CCIRS, Call Money Swap	1,834,535	2,138,207
Currency options	41,285	62,626
Interest rate options	33,392	55,012
Index and securities options	2,449	3,472
Currency forwards	106,338	304,656
Fixed income forwards	—	21
Total derivatives on asset side held for trading	2,017,999	2,563,994

Liabilities

Swaps, CCIRS, Call Money Swap	1,927,155	2,262,684
Currency options	41,341	62,745
Interest rate options	91,184	34,586
Index and securities options	2,449	3,472
Currency forwards	236,634	166,578
Fixed income forwards	—	21
Total derivatives on liability side held for trading	2,298,763	2,530,086

As at 31 December 2024, the Group holds embedded derivatives that have been separated from their host contracts and recognised under the heading “Financial liabilities held for trading – Derivatives” of the consolidated balance sheet in the amount of 82,443 thousand euros (18,483 thousand euros as at 31 December 2023). The host contracts of those embedded derivatives correspond to customer deposits and they have been allocated to the portfolio of financial liabilities at amortised cost.

Note 11 – Loans and advances

Central banks and Credit institutions

The breakdown of the headings “Loans and advances – Central banks” and “Loans and advances – Credit institutions” of the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

By heading:
Financial assets at amortised cost	12,771,685	7,152,467
Total	12,771,685	7,152,467

By nature:
Deposits with agreed maturity	1,050,331	974,533
Reverse repos	11,247,844	5,601,564
Other	420,185	537,709
Impairment allowances	(3,264)	(3,135)
Other valuation adjustments (interest, fees and commissions, other)	56,589	41,796
Total	12,771,685	7,152,467

By currency:
In euro	11,744,913	6,084,788
In foreign currency	1,026,772	1,067,679
Total	12,771,685	7,152,467

Customers

The breakdown of the heading “Loans and advances – Customers” (General governments and Other sectors) of the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

By heading:
Non-trading financial assets mandatorily at fair value through profit or loss	40,513	35,098
Financial assets at amortised cost	158,872,462	152,260,399
Total	158,912,975	152,295,497

By nature:
Bank overdrafts and other short-term borrowings	2,913,506	2,769,073
Trade credit	8,356,196	7,465,119
Finance leases	2,376,311	2,236,140
Secured loans	95,109,136	91,226,348
Reverse repos	—	17,413
Other term loans	48,198,503	46,136,443
Stage 3 assets	4,595,299	5,472,296
Impairment allowances	(2,844,248)	(3,198,969)
Other valuation adjustments (interest, fees and commissions, other) (*)	208,272	171,634
Total	158,912,975	152,295,497

By sector:
General governments	9,090,137	8,957,524
Other sectors	147,863,515	140,893,012
Stage 3 assets	4,595,299	5,472,296
Impairment allowances	(2,844,248)	(3,198,969)
Other valuation adjustments (interest, fees and commissions, other) (*)	208,272	171,634
Total	158,912,975	152,295,497

By currency:
In euro	101,220,455	97,824,215
In foreign currency	57,692,520	54,471,282
Total	158,912,975	152,295,497

By geographical area:
Spain	96,625,614	93,868,665
Rest of European Union	5,613,593	5,045,047
United Kingdom	46,089,359	44,254,530
Americas	12,061,967	10,991,155
Rest of the world	1,366,690	1,335,069
Impairment allowances	(2,844,248)	(3,198,969)
Total	158,912,975	152,295,497

(*) Other valuation adjustments of financial assets classed as stage 3 amount to 41,764 thousand euros as at 31 December 2024 and 37,236 thousand euros as at 31 December 2023.

The “Loans and advances” heading on the consolidated balance sheets includes certain assets pledged in funding operations, i.e. assets pledged as collateral or guarantees with respect to certain liabilities. For further information, see Note 4.4.2 - Credit risk.

Finance leases

Certain information concerning finance leases carried out by the Group in which it acts as lessor is set out below:

Thousand euro
	2024	2023

Finance leases
Total gross investment	2,618,517	2,477,207
Impairment allowances	(94,395)	(96,444)
Interest income	93,189	71,932

As at 31 December 2024 and 2023, the reconciliation of undiscounted lease payments received against the net investment in the leases is as follows:

Thousand euro
	2024	2023

Undiscounted lease payments received	2,410,464	2,318,548
Residual value	208,053	158,659
Gross investment in the lease	2,618,517	2,477,207
Unearned finance income	(242,206)	(241,067)
Net investment in the lease	2,376,311	2,236,140

The table below shows a breakdown, by term, of the minimum undiscounted future amounts receivable by the Group during the mandatory term (assuming that no extensions or existing purchase options will be exercised) as set out in the finance lease contracts:

Thousand euro
	2024	2023

Up to 1 year	776,898	596,371
1-2 years	598,183	549,969
2-3 years	292,046	388,839
3-4 years	266,013	258,360
4-5 years	164,050	168,571
More than 5 years	313,274	356,438
Total	2,410,464	2,318,548

Past-due financial assets

The balance of customer loans past-due and pending collection not classified as stage 3, as at 31 December 2024, amounts to 232,305 thousand euros (343,472 thousand euros as at 31 December 2023). Of this total, over 73% of the balance as at 31 December 2024 (81% of the balance as at 31 December 2023) was no more than one month past-due.

Financial assets classified on the basis of their credit risk

The breakdown of financial assets, not considering valuation adjustments, classified on the basis of their credit risk as at 31 December 2024 and 2023 is as follows:

Thousand euro
Stage 1	31/12/2024	31/12/2023

Debt securities	32,915,162	28,747,042
Loans and advances	159,529,262	145,291,906
Customers	146,810,939	138,178,496
Central banks and Credit institutions	12,718,323	7,113,410
Total stage 1	192,444,425	174,038,948

By sector:
General governments	38,007,669	35,196,900
Central banks and Credit institutions	16,207,189	9,185,616
Other private sectors	138,229,567	129,656,433
Total stage 1	192,444,425	174,038,948

Stage 2

Debt securities	—	—
Loans and advances	10,142,749	11,672,436
Customers	10,142,713	11,672,041
Central banks and Credit institutions	36	396
Total stage 2	10,142,749	11,672,436

By sector:
General governments	9,533	11,200
Central banks and Credit institutions	36	396
Other private sectors	10,133,180	11,660,840
Total stage 2	10,142,749	11,672,436

Stage 3

Debt securities	899	899
Loans and advances	4,595,299	5,472,297
Customers	4,595,299	5,472,296
Central banks and Credit institutions	—	—
Total stage 3	4,596,198	5,473,196

By sector:
General governments	165	802
Central banks and Credit institutions	—	—
Other private sectors	4,596,032	5,472,394
Total stage 3	4,596,198	5,473,196

Total stages	207,183,372	191,184,580

Movements of gross values, not considering valuation adjustments, of assets subject to impairment by the Group during the years ended 31 December 2024 and 2023 were as follows:

Thousand euro

	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total
Balance as at 31 December 2022	176,143,133	13,702,021	5,460,738	123,184	195,305,892

Transfers between stages	(1,511,186)	191,372	1,319,814	—	—
Stage 1	9,046,690	(8,772,531)	(274,159)	—	—
Stage 2	(10,249,989)	10,797,954	(547,965)	—	—
Stage 3	(307,887)	(1,834,051)	2,141,938	—	—
Increases	50,604,996	1,489,365	448,084	5,389	52,542,445
Decreases	(52,266,707)	(3,814,228)	(1,387,800)	(21,945)	(57,468,735)
Transfers to write-offs	—	—	(386,109)	—	(386,109)
Adjustments for exchange differences	1,068,712	103,906	18,469	2,505	1,191,087
Balance as at 31 December 2023	174,038,948	11,672,436	5,473,196	109,133	191,184,580

Transfers between stages	(936,504)	(146,102)	1,082,606	—	—
Stage 1	5,795,926	(5,673,128)	(122,798)	—	—
Stage 2	(6,443,648)	6,985,269	(541,621)	—	—
Stage 3	(288,782)	(1,458,243)	1,747,025	—	—
Increases	62,575,346	1,723,706	670,681	6,058	64,969,733
Decreases	(44,830,051)	(3,297,424)	(2,191,200)	(18,761)	(50,318,675)
Transfers to write-offs	—	—	(456,545)	—	(456,545)
Adjustments for exchange differences	1,596,686	190,133	17,460	4,985	1,804,279
Balance as at 31 December 2024	192,444,425	10,142,749	4,596,198	101,415	207,183,372

The breakdown of assets classified as stage 3 by type of guarantee as at 31 December 2024 and 2023 is as follows:

Thousand euro
	31/12/2024	31/12/2023

Secured with a mortgage (*)	1,846,940	2,215,559
Of which: Stage 3 financial assets with guarantees covering all of the risk	1,069,940	1,429,856
Other collateral (**)	263,582	276,082
Of which: Stage 3 financial assets with guarantees covering all of the risk	88,524	114,222
Other	2,485,676	2,981,555
Total	4,596,198	5,473,196

(*) Assets secured with a mortgage with an outstanding exposure below 100% of their valuation amount.

(**) Includes the rest of assets secured with collateral.

The breakdown by geographical area of the balance of assets classified as stage 3 as at 31 December 2024 and 2023 is as follows:

Thousand euro
	31/12/2024	31/12/2023

Spain	3,541,299	4,141,559
Rest of European Union	80,157	450,006
United Kingdom	734,480	656,821
Americas	222,088	199,622
Rest of the world	18,174	25,188
Total	4,596,198	5,473,196

Movements of impaired financial assets derecognised from the asset side of the balance sheet as the likelihood of them being recovered during 2024 and 2023 was deemed to be remote were as follows:

Thousand euro
Balance as at 31 December 2022	5,847,949

Additions	552,439
Use of accumulated impairment balance	362,984
Directly recognised on income statement	23,125
Contractually payable interest	166,330
Other items	—

Disposals	(193,768)
Collections of principal in cash from counterparties	(47,446)
Collections of interest in cash from counterparties	(1,079)
Debt forgiveness	(55,234)
Expiry of statute-of-limitations period	—
Forbearance	—
Sales	(25,394)
Foreclosure of tangible assets	(694)
Other items	(63,921)

Exchange differences	13,698
Balance as at 31 December 2023	6,220,318

Additions	648,880
Use of accumulated impairment balance	427,737
Directly recognised on income statement	28,808
Contractually payable interest	191,974
Other items	361

Disposals	(411,775)
Collections of principal in cash from counterparties	(48,159)
Collections of interest in cash from counterparties	(3,011)
Debt forgiveness	(22,850)
Expiry of statute-of-limitations period	—
Forbearance	—
Sales	(294,528)
Foreclosure of tangible assets	—
Other items	(43,227)

Exchange differences	14,197
Balance as at 31 December 2024	6,471,620

Allowances

Financial asset impairment allowances, broken down by consolidated balance sheet heading, classified according to their credit risk as at 31 December 2024 and 2023 were as follows:

Thousand euro
Stage 1	2024	2023

Debt securities	174	276
Loans and advances	308,764	372,373
Central banks and Credit institutions	3,264	2,752
Customers	305,500	369,621
Total stage 1	308,938	372,649

Stage 2

Debt securities	—	—
Loans and advances	370,969	470,529
Central banks and Credit institutions	—	383
Customers	370,969	470,146
Total stage 2	370,969	470,529

Stage 3

Debt securities	—	—
Loans and advances	2,167,778	2,359,203
Central banks and Credit institutions	—	—
Customers	2,167,778	2,359,202
Total stage 3	2,167,778	2,359,203

Total stages	2,847,685	3,202,381

The movement of impairment allowances allocated by the Group to cover credit risk during 2024 and 2023 was as follows:

Thousand euro
	Individually measured		Collectively measured			Total
	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3

Balance as at 31 December 2022	9,710	554,998	347,480	470,232	1,640,846	3,023,266

Movements reflected in impairment gains/(losses) (*)	(1,840)	68,586	69,867	124,296	459,570	720,479
Increases due to origination	—	—	358,591	—	—	358,591
Changes due to credit risk variance	(2,301)	70,273	(61,521)	118,121	407,292	531,864
Changes in calculation approach	—	—	—	—	—	—
Other movements	462	(1,686)	(227,202)	6,175	52,278	(169,976)

Movements not reflected in impairment gains/(losses)	3,901	(124,279)	(48,729)	(139,818)	(244,663)	(553,588)
Transfers between stages	3,901	4,850	(48,109)	(137,732)	177,087	—
Stage 1	(530)	158	71,895	(69,050)	(2,474)	—
Stage 2	9,255	(10,993)	(111,887)	173,776	(60,152)	—
Stage 3	(4,824)	15,685	(8,117)	(242,458)	239,713	—
Utilisation of allocated provisions	—	(113,894)	(81)	(1,845)	(397,770)	(513,590)
Other movements (**)	—	(15,235)	(539)	(241)	(23,980)	(39,995)

Adjustments for exchange differences	15	778	4,032	4,033	3,366	12,224
Balance as at 31 December 2023	11,786	500,083	372,650	458,743	1,859,119	3,202,381

Movements reflected in impairment gains/(losses) (*)	(2,974)	(82,440)	(7,143)	28,819	514,160	450,422
Increases due to origination	—	—	282,758	—	—	282,758
Changes due to credit risk variance	(2,057)	(16,168)	(117,486)	63,231	515,322	442,842
Changes in calculation approach	—	—	—	—	—	—
Other movements	(917)	(66,272)	(172,415)	(34,412)	(1,162)	(275,178)

Movements not reflected in impairment gains/(losses)	(5,799)	(87,279)	(55,275)	(119,343)	(529,994)	(797,690)
Transfers between stages	(5,799)	6,590	(54,828)	(110,623)	164,660	—
Stage 1	18	347	67,065	(65,236)	(2,194)	—
Stage 2	(1,785)	(5,954)	(114,221)	194,595	(72,635)	—
Stage 3	(4,032)	12,197	(7,672)	(239,982)	239,489	—
Utilisation of allocated provisions	—	(93,869)	(325)	(8,974)	(690,581)	(793,749)
Other movements (**)	—	—	(122)	254	(4,073)	(3,941)

Adjustments for exchange differences	(4)	(1,506)	(1,292)	(263)	(4,363)	(7,428)
Balance as at 31 December 2024	3,009	328,858	308,940	367,956	1,838,922	2,847,685

(*) This figure includes the amortisation/depreciation through profit or loss of impaired financial assets derecognised from the asset side of the balance sheet and the recovery of write-offs which have been recognised with a balancing entry under the heading “Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains” (see Note 34).

(**) Corresponds to credit loss allowances transferred to non-current assets held for sale and investment properties.

The breakdown by geographical area of the balance of impairment allowances as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Spain	2,380,069	2,566,179

Rest of European Union	65,472	171,176

United Kingdom	258,361	283,907

Americas	131,775	167,230

Rest of the world	12,008	13,889
Total	2,847,685	3,202,381

Note 12 – Derivatives - hedge accounting

Hedging management

The main hedges arranged by the Group are described below:

Interest rate risk hedge

Based on the balance sheet position and the market situation and outlook, interest rate risk mitigation strategies are proposed and agreed upon to adapt that position to the one desired by the Group. With this aim in mind, the Group establishes interest rate risk hedging strategies for positions that are not included in the trading book and, to that end, derivative instruments are used, whether fair value or cash flow hedging instruments, and a distinction is made between them depending on the items hedged:

–	Macro-hedges: hedges intended to mitigate the risk of balance sheet components.

–	Micro-hedges: hedges intended to mitigate the risk of a particular asset or liability.

When a transaction is designated as a hedging operation, it is classified as such from the inception of the transaction or of the instruments included in the hedge, and a document is prepared which covers the hedging strategy, defining it in management and accounting terms and setting out its governance arrangements. The aforesaid document clearly identifies the hedged item(s) and the hedging instrument(s), the risk that it seeks to hedge and the criteria or methodologies followed by the Group to evaluate its effectiveness.

The Group operates with the following types of hedges intended to mitigate structural interest rate risk:

–

Fair value hedges: hedges against the exposure to changes in the fair value of assets and liabilities recognised on the balance sheet, or against the analogous exposure of a specific selection of such assets and liabilities, that can be attributed to interest rate risk. These are used to keep a stable economic value of equity.

The main types of balance sheet items hedged are:

•	Fixed-rate loans included in the lending portfolio.

•	Debt securities included in the portfolio of “Financial assets at fair value through other comprehensive income” and the portfolio of “Financial assets at amortised cost”.

•	Fixed-rate liabilities, including fixed-term deposits and the Institution’s funding operations in capital markets.

Banco Sabadell generally uses macro-hedging for balance sheet items, both assets and liabilities, while TSB uses macro-hedging for fixed-rate loans or deposits and micro-hedging for debt securities or the Institution’s funding operations in capital markets, for which derivative contracts are arranged, typically for a nominal amount identical to that of the hedged item and with the same financial characteristics.

If the hedge relates to assets, the Group enters into a fixed-for-floating swap, whereas if the hedge relates to liabilities, it enters into a floating-to-fixed interest rate swap. These derivatives can be traded in cash or as forwards. The hedged risk is the interest rate risk deriving from a potential change in the risk-free interest rate that gives rise to changes in the value of the hedged balance sheet items. As such, the hedge will not cover any risk inherent in the hedged items other than the risk of a change in the risk-free interest rate.

In order to assess the effectiveness of the hedge from the beginning, a backtesting exercise is carried out which compares the accumulated monthly variance in the fair value of the hedged item against the accumulated monthly variance in the fair value of the hedging derivative. Hedge effectiveness is also assessed on a forward-looking basis, verifying that future changes in the fair value of the hedged balance sheet items are offset by future changes in the fair value of the derivative in the event of any changes in the market interest rate curve.

–

Cash flows: hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability, or a highly probable forecast transaction that could affect profit or loss. They are used to reduce net interest income volatility.

The main type of balance sheet items that are hedged correspond to floating-rate mortgage loans indexed to the mortgage Euribor and the 3-month Euribor.

Banco Sabadell generally uses macro-hedging for balance sheet items, both assets and liabilities, while TSB also uses micro-hedging for floating-rate issues of its own-name securities, for which derivative contracts are arranged, typically for a nominal amount identical to that of the hedged item and with the same financial characteristics.

If the hedge relates to assets, the Group enters into a floating-to-fixed interest rate swap, whereas if the hedge relates to liabilities, it enters into a fixed-for-floating swap. These derivatives can be traded in cash or as forwards. The hedged risk is the interest rate risk deriving from a potential change in the benchmark interest rate that affects the future interest accrued on hedged balance sheet items. The credit risk spread or credit risk premium which, together with the benchmark index, makes up the contractual interest rate applicable to the hedged balance sheet items is expressly excluded from the hedge.

In order to assess the effectiveness of the hedge from the beginning, a backtesting exercise is carried out which compares the accumulated variance in the fair value of the hedged item against the accumulated variance in the fair value of the hedging derivative. Hedge effectiveness is also assessed on a forward-looking basis, verifying that the expected cash flows of the hedged items are still highly probable.

Possible causes of partial or total ineffectiveness include changes in the sufficiency of the portfolio of hedged balance sheet items or differences in their contractual characteristics in relation to hedging derivatives.

Every month the Group calculates the interest rate risk metrics and establishes hedging strategies in accordance with the established Risk Appetite Framework. Hedges are therefore managed, establishing hedges or discontinuing them, as required, on the basis of the evolution of the balance sheet items described previously within the management and control framework defined by the Group through its policies and procedures.

Hedges of net investment in foreign operations

The positions of subsidiaries and foreign branches implicitly entail exposure to foreign exchange risk, which is managed by creating hedges through the use of forward contracts and options.

The maturities of these instruments are periodically renewed on the basis of prudential and forward-looking criteria.

Hedging disclosures for the year 2024

The nominal values and the fair values of hedging instruments as at 31 December 2024 and 2023, broken down by risk category and type of hedge, are as follows:

Thousand euro
	2024			2023
	Nominal	Assets	Liabilities	Nominal	Assets	Liabilities

Microhedges:
Fair value hedges	9,519,561	1,005,242	157,192	11,305,664	812,117	246,705

Interest rate risk	4,371,722	947,008	33,117	3,131,379	764,450	27,988
Of liability-side transactions (A)	1,726,000	1,460	32,701	686,434	912	23,990
Of asset-side transactions (B)	2,645,722	945,548	416	2,444,945	763,538	3,998

Equity risk	5,147,839	58,234	124,075	8,174,285	47,667	218,717
Of liability-side transactions (A)	5,147,839	58,234	124,075	8,174,285	47,667	218,717

Cash flow hedges	4,987,829	75,615	25,990	2,749,498	104,510	24,886

Foreign exchange risk	500,000	2,286	—	—	—	—
Of liability-side transactions (A)	500,000	2,286	—	—	—	—
Interest rate risk	2,566,326	39,651	13,280	1,993,010	99,229	4,091
Of future transactions (C)	870,505	3,638	13,230	—	—	—
Of liability-side transactions (A)	294,399	33,692	—	875,071	97,768	4,088
Of securitisation transactions (D)	1,401,422	2,321	50	1,117,939	1,461	3
Equity risk	3,461	23	11	31,380	258	9
Of liability-side transactions (E)	3,461	23	11	31,380	258	9
Other risks	1,918,042	33,655	12,699	725,108	5,023	20,786
Of inflation-linked bonds (F)	1,917,960	33,655	12,699	725,000	5,023	20,786
Of future transactions (C)	82	—	—	108	—	—

Hedge of net investment in foreign operations	1,645,617	2,451	23,112	1,343,425	16,867	4,910
Foreign exchange risk (G)	1,645,617	2,451	23,112	1,343,425	16,867	4,910

Macrohedges:
Fair value hedges	63,622,718	1,289,070	585,736	48,904,105	1,484,180	864,880

Interest rate risk	63,622,718	1,289,070	585,736	48,904,105	1,484,180	864,880
Of liability-side transactions (H)	27,160,377	176,702	310,050	19,619,340	138,287	581,242
Of asset-side transactions (I)	36,462,341	1,112,368	275,686	29,284,765	1,345,893	283,638

Cash flow hedges	10,375,000	22,524	11,969	9,800,000	6,924	30,576
Interest rate risk	10,375,000	22,524	11,969	9,800,000	6,924	30,576
Of liability-side transactions	—	—	—	—	—	—
Of asset-side transactions (J)	10,375,000	22,524	11,969	9,800,000	6,924	30,576
Total	90,150,725	2,394,902	803,999	74,102,692	2,424,598	1,171,957

By currency:
In euro	49,746,004	1,393,299	632,616	40,869,593	872,897	831,600
In foreign currency	40,404,721	1,001,603	171,383	33,233,099	1,551,701	340,357
Total	90,150,725	2,394,902	803,999	74,102,692	2,424,598	1,171,957

The types of hedges according to their composition that are identified in the table are as follows:

A.

Micro-hedges of interest rate risk on the Institution’s funding operations in capital markets and transactions involving structured term deposits opened by customers, recognised under the heading “Financial liabilities at amortised cost”.

B.	Micro-hedges of debt securities classified under the headings “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost”.

C.

Micro-hedges of future transactions. The Institution designates as a hedging item those derivative contracts that will be settled at their gross amount through the transfer of the underlying asset (generally fixed-income securities) according to the contract price.

D.	Micro-hedging operations carried out by the Group’s securitisation funds.

E.	Micro-hedges of transactions involving structured term deposits arranged with customers and which are currently being sold.

F.

Micro-hedges of interest rates on inflation-linked bonds, recognised under the heading “Financial assets at amortised cost”. The Group has arranged financial swaps to hedge future changes in cash flows that will be settled by inflation-linked bonds.

G.

Hedges against foreign exchange risk on permanent investments currently cover 545 million pounds sterling and 8,853 million Mexican pesos corresponding to interests held in Group entities (393 million pounds sterling and 8,553 million Mexican pesos as at 31 December 2023) and 600 million US dollars corresponding to interests held in foreign branches (480 million US dollars as at 31 December 2023). All of these hedges are arranged through currency forwards.

H.

Macro-hedges of the Institution’s funding operations in capital markets and transactions involving term deposits and demand deposits arranged by customers recognised under the heading “Financial liabilities at amortised cost”.

I.

Macro-hedges of debt securities classified under the headings “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost”, and of fixed-rate mortgage loans granted to customers recognised under the heading “Financial assets at amortised cost”.

J.

Macro-hedges of floating-rate mortgage loans granted to customers recognised under the heading “Financial assets at amortised cost”. As at 31 December 2024, the average rate of financial interest rate swaps used for these hedges was 3.30%, for hedges of loans indexed to the 12-month Euribor (3.87% as at 31 December 2023), and 2.22% for hedges of loans indexed to the 3-month Euribor. As at 31 December 2023, there were no hedges of loans indexed to the 3-month Euribor in force.

The maturity profiles of the hedging instruments used by the Group as at 31 December 2024 and 2023 are shown below:

Thousand euro
	2024
	Nominal
	Up to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Total

Foreign exchange risk	752,075	874,050	19,492	500,000	—	2,145,617
Interest rate risk	3,017,865	4,279,802	19,997,332	34,860,179	18,780,588	80,935,766
Equity risk	666,977	668,821	1,915,814	1,896,227	3,461	5,151,300
Other risks	—	—	—	525,000	1,393,042	1,918,042
Total	4,436,917	5,822,673	21,932,638	37,781,406	20,177,091	90,150,725

Thousand euro
	2023
	Nominal
	Up to 1 month	1 to 3 months	3 to 12 months	1 to 5 years	More than 5 years	Total

Foreign exchange risk	675,264	645,726	22,435	—	—	1,343,425
Interest rate risk	586,848	3,898,997	14,262,726	28,693,797	16,386,126	63,828,494
Equity risk	49,073	229,858	2,809,004	5,106,350	11,380	8,205,665
Other risks	—	—	—	525,000	200,108	725,108
Total	1,311,185	4,774,581	17,094,165	34,325,147	16,597,614	74,102,692

In 2024 and 2023 there were no reclassifications from equity to the consolidated income statement due to cash flow hedges and hedges of net investments in foreign operations for transactions that were ultimately not executed.

The following table shows the accounting information of items covered by the fair value micro-hedges arranged by the Group:

Thousand euro
	2024
	Carrying amount of hedged item		Accumulated fair value adjustments in the hedged item		Accumulated amount of adjustments in hedged items for which hedge accounting no longer applies
	Assets	Liabilities	Assets	Liabilities

Microhedges:

Fair value hedges

Foreign exchange risk	—	—	—	—	—

Interest rate risk	2,287,159	554,377	(1,050,010)	(8,717)	(678)

Equity risk	—	3,432,140	—	3,170	—
Total	2,287,159	3,986,517	(1,050,010)	(5,547)	(678)

Thousand euro
	2023
	Carrying amount of hedged item		Accumulated fair value adjustments in the hedged item		Accumulated amount of adjustments in hedged items for which hedge accounting no longer applies
	Assets	Liabilities	Assets	Liabilities

Microhedges:

Fair value hedges

Foreign exchange risk	—	—	—	—	—

Interest rate risk	2,277,611	344,500	(834,132)	(26,400)	(620)

Equity risk	—	4,052,256	—	(17,108)	—
Total	2,277,611	4,396,756	(834,132)	(43,508)	(620)

In terms of fair value macro-hedges, the carrying amount of the hedged items recognised in assets and liabilities as at 31 December 2024 amounts to 88,073,619 thousand euros and 46,480,320 thousand euros, respectively (66,138,396 thousand euros and 44,657,503 thousand euros as at 31 December 2023, respectively). Similarly, fair value adjustments of the hedged asset and liability items in the portfolio hedge of interest rate risk amount to -412,346 thousand euros and -227,209 thousand euros as at 31 December 2024, respectively (-567,608 thousand euros and -422,347 thousand euros as at 31 December 2023).

In relation to fair value hedges, the losses and gains recognised in 2024 and 2023 arising from both hedging instruments and hedged items are detailed hereafter:

Thousand euro
	2024		2023
	Hedging instruments	Hedged items	Hedging instruments	Hedged items

Micro-hedges	192,578	(193,060)	(331,922)	64,566

Fixed-rate assets	142,844	(141,757)	(352,997)	85,530

Capital markets and fixed-rate liabilities	10,790	(12,337)	76,055	(75,866)

Assets denominated in foreign currency	38,944	(38,966)	(54,980)	54,902

Macro-hedges	(40,465)	7,332	(289,542)	575,855

Capital markets and fixed-rate liabilities	151,019	(197,170)	535,919	(548,298)

Fixed-rate assets	(191,484)	204,502	(825,461)	1,124,153
Total	152,113	(185,728)	(621,464)	640,421

In cash flow hedges, the amounts recognised in the consolidated statement of equity during the year and the amounts derecognised from consolidated equity and included in profit or loss during the year are indicated in the consolidated statement of total changes in equity.

The ineffectiveness of cash flow hedges recognised in profit or loss for 2024 amounted to losses of 229 thousand euros (losses of 6,763 thousand euros in 2023).

As at 31 December 2024, the Group holds embedded derivatives that have been separated from their host contracts and recognised under the headings “Derivatives – Hedge accounting” on the asset side and on the liabilities side of the consolidated balance sheet in the amount of 19,282 thousand euros and 101,642 thousand euros, respectively (18,322 thousand euros and 173,828 thousand euros, respectively, as at 31 December 2023). The host contracts of those embedded derivatives correspond to customer deposits and debt securities issued and they have been allocated to the portfolio of financial liabilities at amortised cost.

Note 13 – Non-current assets and disposal groups classified as held for sale

The composition of this heading on the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Assets	930,919	991,045
Loans and advances	3,839	6,328
Customers	3,839	6,328
Equity instruments	159,748	159,748
Real estate exposure	636,146	708,051
Tangible assets for own use	48,096	49,432
Foreclosed assets	588,050	658,619
Other tangible assets	114,237	103,864
Rest of other assets	16,949	13,054

Impairment allowances	(212,587)	(220,167)
Non-current assets and disposal groups classified as held for sale	718,332	770,878

Liabilities	30,093	13,347
Financial liabilities at amortised cost	26,416	12,682
Tax liabilities	3,676	665

Other	1	—
Liabilities included in disposal groups classified as held for sale	30,093	13,347

Tangible assets for own use relate mainly to commercial premises.

Regarding real estate assets obtained through foreclosures, 95.37% of the balance corresponds to residential properties, 4.12% to industrial properties and 0.51% to agricultural properties.

The average term during which assets remained within the category of “Non-current assets and assets and liabilities included in disposal groups classified as held for sale – Foreclosed assets” was 71 months in 2024 (62 months in 2023). The policies on the sale or disposal by other means of these assets are described in Note 4.4.2.1.

The percentage of foreclosed assets sold with financing granted to the buyer in 2024 was 3.3% (3.3% in 2023). On the date of sale, these properties had a gross asset value of 3.8 million euros in 2024 (4.6 million euros in 2023).

This heading includes the amounts of assets and liabilities linked to the strategic agreement signed with Nexi S.p.A. in relation to the merchant acquiring business. These assets and liabilities have been reclassified as “Non-current assets and disposal groups classified as held for sale” and will remain so until the transaction is fully closed (see Note 2).

This heading also includes the 20% stake held in the associate company Promontoria Challenger I, S.A., an entity controlled by Cerberus, to which the Group transferred a large portion of its real estate exposure in 2019.

Movements in “Non-current assets and disposal groups classified as held for sale” during 2024 and 2023 were as follows:

Thousand euro
	Note	Non-current assets held for sale

Cost:
Balances as at 31 December 2022		951,792

Additions		171,503
Disposals		(302,164)
Transfer of credit losses (*)		(11,620)
Other transfers/reclassifications		181,534
Balances as at 31 December 2023		991,045

Additions		48,362
Disposals		(125,140)
Transfer of credit losses (*)		(4,692)
Other transfers/reclassifications		21,344
Balances as at 31 December 2024		930,919

Impairment allowances:
Balances as at 31 December 2022		213,479
Impairment through profit or loss	37	56,629
Reversal of impairment through profit or loss	37	(22,317)
Utilisations		(56,997)
Other transfers/reclassifications		29,373
Balances as at 31 December 2023		220,167

Impairment through profit or loss	37	59,251
Reversal of impairment through profit or loss	37	(28,271)
Utilisations		(38,793)
Other transfers/reclassifications		233
Balances as at 31 December 2024		212,587

Net balances as at 31 December 2023		770,878

Net balances as at 31 December 2024		718,332

(*) Allowance arising from provisions allocated to cover credit risk.

Details of the net carrying amount of transfers shown in the table above are as follows:

Thousand euro
	Note	2024	2023

Loans and advances		(2,487)	5,667
Tangible assets	15	19,772	136,614
Intangible assets	16	—	8,499
Other		3,826	1,381
Total		21,111	152,161

Note 14 – Investments in joint ventures and associates

Movements in this heading of the consolidated balance sheets during the financial years 2024 and 2023 were as follows:

Thousand euro
Balance as at 31 December 2022	376,940

Profit/(loss) for the year	122,807

Acquisition or capital increase (*)	1,356

Dividends (*)	(28,669)

Impairment, allowances, translation differences and other	(9,678)
Balance as at 31 December 2023	462,756

Profit/(loss) for the year	159,634

Acquisition or capital increase (*)	1,692

Dividends (*)	(102,196)

Impairment, allowances, translation differences and other	2,676
Balance as at 31 December 2024	524,562

(*) See consolidated cash flow statement.

The main investee companies included in the accounts for the first time and those no longer included in 2024 and 2023 are indicated in Schedule I.

As at 31 December 2024 and 2023, no support agreements or other type of significant contractual commitment had been provided by the Bank or its subsidiaries to associates.

The reconciliation between the Group’s investment in investees and the balance recorded under the heading “Investments in joint ventures and associates” is as follows:

Thousand euro
	2024	2023

Group investment in associates (Schedule I)	217,298	219,544

Contributions due to retained earnings	304,004	239,000

Value adjustments and other	3,260	4,212
Total	524,562	462,756

Set out below are the most relevant financial data of the associate BanSabadell Vida, S.A. as at 31 December 2024 and 2023, through which the Bank extends its customer offer via the distribution of insurance products through its branch network:

Thousand euro
	BanSabadell Vida (*)
	2024	2023

Total assets	9,722,196	9,556,627
Of which: financial investments	8,763,140	8,510,475
Total liabilities	9,027,272	8,837,988
Of which: technical provisions	9,074,430	9,037,426

Profit/(loss) of Vida’s technical account	141,488	136,313
Of which: premiums earned during the year	1,801,982	2,511,257
Of which: claims paid during the year	(1,564,928)	(1,963,876)
Of which: technical financial yield	224,722	211,763

(*) Figures taken from BanSabadell Vida accounts without taking into consideration consolidation adjustments or the Group’s percentage holding.

As at 31 December 2024 and 2023, the carrying amount of the investment in BanSabadell Vida, S.A. amounted to 251,428 thousand euros and 210,941 thousand euros, respectively. Furthermore, as at these dates, the aggregate carrying amount of investments in associates not considered individually significant was 273,134 thousand euros and 251,815 thousand euros, respectively.

Note 15 – Tangible assets

The composition of this heading on the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024				2023
	Cost	Depreciation	Impairment	Net amount	Cost	Depreciation	Impairment	Net amount

Property, plant and equipment	3,980,806	(1,985,566)	(74,753)	1,920,487	3,930,317	(1,818,023)	(45,188)	2,067,106

For own use:	3,965,427	(1,973,804)	(74,753)	1,916,870	3,907,505	(1,804,259)	(45,188)	2,058,058
Computer equipment and related facilities	634,501	(468,849)	—	165,652	587,570	(415,704)	—	171,866
Furniture, vehicles and other facilities	926,915	(607,969)	(30,537)	288,409	935,347	(590,146)	—	345,201
Buildings	2,316,395	(884,097)	(44,216)	1,388,082	2,329,727	(789,168)	(45,188)	1,495,371
Work in progress	47,235	—	—	47,235	19,011	—	—	19,011
Other	40,381	(12,889)	—	27,492	35,850	(9,241)	—	26,609

Leased out under operating leases	15,379	(11,762)	—	3,617	22,812	(13,764)	—	9,048

Investment properties	272,910	(54,803)	(60,966)	157,141	369,376	(62,302)	(77,476)	229,598

Buildings	272,910	(54,803)	(60,966)	157,141	369,376	(62,302)	(77,476)	229,598
Rural property, plots and sites	—	—	—	—	—	—	—	—
Total	4,253,716	(2,040,369)	(135,719)	2,077,628	4,299,693	(1,880,325)	(122,664)	2,296,704

Movements in the balance under this heading during 2024 and 2023 were as follows:

Thousand euro
		Own use - Buildings, work in progress and other	Own use - Computer equipment, furniture and related facilities	Investment properties	Leased out under operating leases	Total
Cost:	Note
Balances as at 31 December 2022		2,377,363	1,683,747	438,400	20,949	4,520,456

Additions		113,393	121,534	62	1,431	236,420
Disposals		(86,630)	(61,866)	(61,062)	—	(209,558)
Transfers		(29,137)	(223,188)	(8,024)	—	(260,349)
Exchange rate		9,599	2,693	—	432	12,724
Balances as at 31 December 2023		2,384,588	1,522,920	369,376	22,812	4,299,693

Additions		117,755	66,324	71	—	184,150
Disposals		(102,506)	(31,182)	(91,257)	(8,531)	(233,476)
Transfers		(17,146)	1,205	(5,280)	—	(21,221)
Exchange rate		21,320	2,151	—	1,098	24,569
Balances as at 31 December 2024		2,404,011	1,561,418	272,910	15,379	4,253,715
Accumulated depreciation:
Balances as at 31 December 2022		686,786	1,056,369	54,423	11,605	1,809,183

Additions		137,953	113,267	9,366	1,916	262,502
Disposals		(22,813)	(42,028)	(5,411)	—	(70,252)
Transfers		(7,075)	(123,090)	3,924	—	(126,241)
Exchange rate		3,558	1,332	—	243	5,133
Balances as at 31 December 2023		798,409	1,005,850	62,302	13,764	1,880,325

Additions		145,760	101,305	6,063	—	253,128
Disposals		(55,392)	(32,047)	(13,332)	(2,611)	(103,382)
Transfers		(1,279)	(121)	(230)	—	(1,630)
Exchange rate		9,489	1,830	—	609	11,928
Balances as at 31 December 2024		896,987	1,076,817	54,803	11,762	2,040,369

Impairment losses:
Balances as at 31 December 2022		45,249	—	84,234	—	129,482

Impairment through profit or loss	35	3,319	—	17,053	—	20,372
Reversal of impairment through profit or loss	35	(1,389)	—	(7,457)	—	(8,846)
Utilisations		—	—	(20,271)	—	(20,271)
Transfers		(1,990)	—	3,918	—	1,928
Balances as at 31 December 2023		45,189	—	77,477	—	122,665

Impairment through profit or loss	35	6,393	30,537	3,709	—	40,639
Reversal of impairment through profit or loss	35	(268)	—	(2,553)	—	(2,821)
Utilisations		(7,097)	—	(17,616)	—	(24,713)
Transfers		(1)	—	(51)	—	(52)
Balances as at 31 December 2024		44,216	30,537	60,966	—	135,719

Net balances as at 31 December 2023		1,540,991	517,070	229,597	9,048	2,296,704

Net balances as at 31 December 2024		1,462,808	454,064	157,141	3,617	2,077,628

The net carrying amount of “Transfers” in 2024 was -19,539 thousand euros (-136,035 thousand euros in 2023), of which 233 thousand euros (579 thousand euros in 2023) correspond to reclassifications from the heading “Inventories” (see Note 17) and -19,772 thousand euros (-136,614 thousand euros in 2023), to reclassifications of assets from or to the heading “Non-current assets and disposal groups classified as held for sale” (see Note 13).

Specific information relating to tangible assets as at 31 December 2024 and 2023 is shown here below:

Thousand euro
	2024	2023

Gross value of tangible assets for own use in use and fully depreciated	675,605	572,004
Net carrying amount of tangible assets of foreign operations	300,760	302,192

Lease contracts in which the Group acts as lessee

As at 31 December 2024, the cost of property, plant and equipment for own use includes right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee, in the amount of 1,394,121 thousand euros, which have accumulated depreciation of 575,576 thousand euros and are impaired in the amount of 39,201 thousand euros as at the aforesaid date (1,359,188 thousand euros as at 31 December 2023, which had accumulated depreciation of 486,883 thousand euros and were impaired in the amount of 40,026 thousand euros as at that date).

The expense recognised in the consolidated income statement for 2024 for the depreciation and impairment of right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee amounted to 104,569 thousand euros and 1,496 thousand euros, respectively (94,454 thousand euros and 1,369 thousand euros, respectively, in 2023).

Information is set out below concerning the lease contracts in which the Group acts as lessee:

Thousand euro
	2024	2023

Interest expense on lease liabilities	(18,833)	(16,910)
Expense related to short-term low-value leases (*)	(3,641)	(11,793)
Total lease payments in cash (**)	114,443	106,577

(*) Recognised in the “Administrative expenses” heading, in the item “Property, plant and equipment” (see Note 33).

(**) Payments of the principal and interest components of the lease liability are recognised as cash flows from financing activities in the Group’s consolidated cash flow statement.

The future cash outflows to which the Group may potentially be exposed as lessee and which are not included under lease liabilities are not significant.

Minimum future payments over the non-cancellable period for lease contracts in effect as at 31 December 2024 and 2023 are indicated below:

Thousand euro
	2024	2023

Undiscounted lease payments receivable
Up to 1 month	8,026	8,205
1 to 3 months	19,461	20,352
3 to 12 months	82,413	82,703
1 to 5 years	391,507	387,761
More than 5 years	513,147	581,964

Sale and leaseback transactions

Between 2009 and 2012, the Group completed transactions for the sale of properties and simultaneously entered into a lease contract, for the same properties, with the buyers (maintenance, insurance and taxes to be borne by the Bank). The main characteristics of the most significant lease contracts in effect as at the end of 2024 are as follows:

Operating lease contracts	No. properties	No. contracts with purchase option	No. contracts without purchase option	Mandatory term

2009	57	20	37	10 to 20 years
2010	379	378	1	10 to 25 years
2011 (acquisition Banco Guipuzcoano)	33	25	8	8 to 20 years
2012 (acquisition Banco CAM)	12	12	—	10 to 25 years
2012	4	4	—	15 years

Specific information in connection with this set of lease contracts as at 31 December 2024 and 2023 is given below:

Thousand euro
	2024	2023

Undiscounted lease payments receivable
Up to 1 month	4,748	4,733
1 to 3 months	9,025	9,157
3 to 12 months	41,893	41,916
1 to 5 years	222,441	221,302
More than 5 years	346,911	405,052

In 2024 and 2023, no significant profit or loss was recorded for sale and leaseback transactions.

Contracts in which the Group acts as lessor

The lease contracts entered into by the Group in which it acts as lessor are mainly operating leases.

The Group implements strategies to reduce risks related to the rights held over the underlying assets. For example, the lease contracts include clauses which stipulate a minimum non-cancellable lease term, a deposit which the lessor may retain as compensation if the asset sustains excessive wear during the lease term, and additional guarantees or sureties to limit losses in the event of non-payment.

As regards the investment properties item, the rental income from these investment properties and the direct costs associated with the investment properties that produced rental income during 2024 amount to 20,137 thousand euros and 3,528 thousand euros, respectively (22,850 thousand euros and 9,908 thousand euros in 2023). Direct costs associated with investment properties that did not produce rental income were not significant in the context of the consolidated annual financial statements.

Note 16 – Intangible assets

The composition of this heading on the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Goodwill:	1,018,311	1,018,311
Banco Urquijo	473,837	473,837
Grupo Banco Guipuzcoano	285,345	285,345
From acquisition of Banco BMN Penedés assets	245,364	245,364
Other	13,765	13,765

Other intangible assets:	1,531,147	1,464,763
With a finite useful life:	1,531,147	1,464,763
Private Banking Business, Miami	1,276	1,825
TSB brand	13,107	17,509
Computer software	1,515,821	1,444,408
Other	943	1,021
Total	2,549,458	2,483,074

Goodwill

As set forth in the regulatory framework of reference, Banco Sabadell carried out an analysis in 2024 to evaluate the existence of any potential impairment of its goodwill.

The main transactions that generated goodwill were the acquisition of Banco Urquijo in 2006, of Banco Guipuzcoano in 2010 and of certain assets of BMN-Penedès in 2013.

Banco Sabadell Group monitors the Group’s total goodwill across the ensemble of Cash-Generating Units (CGUs) that make up the Banking Business Spain operating segment. In addition, the Group considers that the United Kingdom operating segment is a CGU.

The value in use of the Banking Business Spain operating segment is used to determine its recoverable amount. The valuation method used in this analysis was that of discounting future distributable net profit associated with the activity carried out by the Banking Business Spain operating segment until 2029, plus an estimated terminal value.

The projections used to determine the recoverable amount are those set out in the financial projections approved by the Board of Directors. Those projections are based on sound and well-founded assumptions, which represent Management’s best estimates of overall upcoming economic conditions. To determine the key variables (basically net interest income, fees and commissions, expenses, cost of risk and solvency levels) that underpin the financial projections, Management has used microeconomic variables, such as the existing balance sheet structure, market positioning and strategic decisions made, as well as macroeconomic variables, such as the expected evolution of GDP and the forecast evolution of interest rates and unemployment. The macroeconomic variables used for the baseline macroeconomic scenario, described in Note 4.4.2.5, were estimated by the Group’s Research Service.

The approach used to determine the values of the assumptions is based both on the projections and on past experience. Those values are compared against external information sources, where available.

In 2024, to calculate the terminal value, Spain’s real GDP in 2029 was taken as reference, using a growth rate in perpetuity of 2.1% (1.8% in 2023), which does not exceed the long-term average growth rate of the market in which the operating segment is active. The discount rate used was 9.8% (11.2% in 2023), determined using the Capital Asset Pricing Model (CAPM); it therefore comprises a risk-free rate (10-year Spanish bond) plus a risk premium which reflects the inherent risk of the operating segment being evaluated.

The recoverable amount obtained is higher than the carrying amount; therefore, there is no evidence of impairment. The individual recoverable amount for each CGU as at the end of 2024 and 2023, before allocating goodwill to the CGUs as a group, was above its carrying amount; therefore, the Group did not recognise any impairment at the CGU level during the aforesaid years.

In addition, the Group carried out a sensitivity analysis, making reasonable adjustments to the main assumptions used to calculate the recoverable amount.

This test consisted of adjusting, individually, the following assumptions:

–	Discount rate +/- 0.5%.

–	Growth rate in perpetuity +/- 0.5%.

–	Minimum capital requirement +/-0.75%.

–	NIM/ATAs in perpetuity +/- 5bps.

–	Cost of risk in perpetuity +/- 10bps.

The sensitivity analysis does not alter the conclusions drawn from the impairment test. In all scenarios defined in that analysis, the recoverable amount obtained is greater than the carrying amount.

In accordance with the specifications of the restated text of the Corporation Tax Law, the goodwill generated is not tax-deductible.

Other intangible assets

TSB brand

The intangible assets associated with the acquisition of TSB correspond to the value of the exclusive right of use of the TSB brand, initially estimated at 73,328 thousand euros. The value attributable to this asset was determined through the replacement cost method, consisting of establishing the cost of rebuilding or acquiring an exact replica of the asset in question. This asset is amortised over a period of 12 years. The assessment of the recoverable amount of the TSB CGU included an implicit valuation of the brand, concluding that there was no impairment.

Computer software

Computer software costs include mainly the capitalised costs of developing the Group’s computer software and the cost of purchasing software licences.

R&D expenditure in 2024 and 2023 was not significant.

Movements

Movements in goodwill in 2024 and 2023 were as follows:

Thousand euro
	Goodwill	Impairment	Total

Balance as at 31 December 2022	1,026,810	—	1,026,810

Additions	—	—	—

Disposals	—	—	—

Transfers	(8,499)	—	(8,499)
Balance as at 31 December 2023	1,018,311	—	1,018,311

Additions	—	—	—

Disposals	—	—	—

Transfers	—	—	—
Balance as at 31 December 2024	1,018,311	—	1,018,311

Movements in other intangible assets in 2024 and 2023 were as follows:

Thousand euro

	Cost			Amortisation			Impairment			Total

	Developed internally	Other	Total	Developed internally	Other	Total	Developed internally	Other	Total
Balance as at 31 December 2022	2,573,805	774,552	3,348,357	(1,266,318)	(624,687)	(1,891,005)	—	—	—	1,457,352

Additions	235,489	60,596	296,085	(221,636)	(34,827)	(256,463)	—	—	—	39,622

Disposals	(103,691)	(5,612)	(109,303)	60,722	2,464	63,186	—	—	—	(46,117)

Other	438	(2,759)	(2,321)	(1,529)	3,536	2,007	—	—	—	(314)

Exchange differences	12,214	7,572	19,786	848	(6,414)	(5,566)	—	—	—	14,220
Balance as at 31 December 2023	2,718,255	834,349	3,552,604	(1,427,913)	(659,928)	(2,087,841)	—	—	—	1,464,763

Additions	296,861	49,332	346,193	(217,887)	(30,025)	(247,912)	—	—	—	98,281

Disposals	(39,722)	(335)	(40,057)	18,053	172	18,225	—	—	—	(21,832)

Other	—	3,941	3,941	—	(3,975)	(3,975)	—	—	—	(34)

Exchange differences	(8,612)	17,959	9,347	(2,914)	(16,464)	(19,378)	—	—	—	(10,031)
Balance as at 31 December 2024	2,966,782	905,246	3,872,028	(1,630,661)	(710,220)	(2,340,881)	—	—	—	1,531,147

The gross value of other intangible assets that were in use and had been fully amortised as at 31 December 2024 and 2023 amounted to 1,408,002 thousand euros and 1,367,070 thousand euros, respectively.

In 2024, the Group recognised a loss of 21,292 thousand euros (50,750 thousand euros in 2023) under the heading “Gains or (-) losses on derecognition of non-financial assets, net” of the consolidated income statement, corresponding to the impact of the withdrawal of certain IT applications due to obsolescence.

Note 17 – Other assets and liabilities

The “Other assets” heading on the consolidated balance sheets as at 31 December 2024 and 2023 breaks down as follows:

Thousand euro
	Note	2024	2023

Insurance contracts linked to pensions	22	80,888	80,693
Inventories		43,776	62,344
Rest of other assets		300,066	293,086
Total		424,730	436,123

The “Rest of other assets” item includes mainly prepaid expenses, the accrual of customer fees and commissions, and transactions in progress pending settlement.

Movements in inventories in 2024 and 2023 were as follows:

Thousand euro
	Note	Land	Buildings under construction	Completed buildings	Total

Balance as at 31 December 2022		5,469	872	87,493	93,835

Additions		422	39	4,978	5,439
Disposals		(1,268)	(50)	(20,714)	(22,032)
Impairment through profit or loss	35	(1,711)	(4,505)	(13,060)	(19,276)
Reversal of impairment through profit or loss	35	710	4,210	37	4,957
Other transfers	15	—	—	(579)	(579)
Balance as at 31 December 2023		3,622	566	58,155	62,344

Additions		3,014	1	967	3,982
Disposals		(1,478)	(135)	(13,065)	(14,678)
Impairment through profit or loss	35	(3,613)	(80)	(7,852)	(11,545)
Reversal of impairment through profit or loss	35	984	33	2,889	3,906
Other transfers	15	—	—	(233)	(233)
Balance as at 31 December 2024		2,529	385	40,861	43,776

As at 31 December 2024 and 2023, the amount of inventories associated with debt secured with mortgages was 8,542 thousand euros and 10,292 thousand euros, respectively.

The composition of the “Other liabilities” heading as at 31 December 2024 and 2023 is as follows:

Thousand euro
	31/12/2024	31/12/2023

Other accrual/deferral	481,674	574,997
Rest of other liabilities	169,990	147,527
Total	651,664	722,524

The “Rest of other liabilities” item mainly includes transactions in progress pending settlement.

Note 18 – Deposits in central banks and credit institutions

The breakdown of the balance of deposits in central banks and credit institutions in the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

By heading:
Financial liabilities at amortised cost	16,518,534	23,616,543
Total	16,518,534	23,616,543

By nature:
Demand deposits	200,690	222,195
Deposits with agreed maturity	4,162,902	12,274,576
Repurchase agreements	11,998,233	10,821,129
Other accounts	81,595	74,163
Valuation adjustments	75,114	224,480
Total	16,518,534	23,616,543

By currency:
In euro	13,489,227	17,615,523
In foreign currency	3,029,307	6,001,020
Total	16,518,534	23,616,543

The last tranche of TLTRO III matured in March 2024 (see Note 4.4.3.1—Liquidity and funding risk) while, as at the end of 2024, the balance of funds drawn from funding operations with the European Central Bank was zero (5 billion euros as at the end of 2023).

Note 19 – Customer deposits

The balance of customer deposits on the consolidated balance sheets as at 31 December 2024 and 2023 breaks down as follows:

Thousand euro
	2024	2023

By heading:
Financial liabilities at amortised cost	169,822,647	160,330,653
Total	169,822,647	160,330,653

By nature:
Demand deposits	138,347,152	134,242,908
Deposits with agreed maturity	25,554,778	21,081,166
Fixed term	24,508,542	20,244,357
Non-marketable covered bonds and bonds issued	332,094	323,010
Other	714,142	513,799
Hybrid financial liabilities (see Notes 10 and 12)	5,491,959	4,507,056
Repurchase agreements	—	200,336
Other valuation adjustments (interest, fees and commissions, other)	428,758	299,187
Total	169,822,647	160,330,653

By sector:
General governments	9,568,545	7,869,390
Other sectors	159,825,344	152,162,076
Other valuation adjustments (interest, fees and commissions, other)	428,758	299,187
Total	169,822,647	160,330,653

By currency:
In euro	119,018,040	111,953,190
In foreign currency	50,804,607	48,377,463
Total	169,822,647	160,330,653

Note 20 – Debt securities in issue

The composition of this heading in the consolidated balance sheets as at 31 December 2024 and 2023, by type of issuance, is as follows:

Thousand euro
	2024	2023

Straight bonds/debentures	9,311,305	8,671,400
Straight bonds	9,293,205	8,630,100
Structured bonds	18,100	41,300
Commercial paper	511,347	1,382,828
Mortgage covered bonds	7,375,000	7,475,000
TSB covered bonds	3,816,529	3,164,376
Asset-backed securities	2,150,865	1,370,573
Subordinated marketable debt securities	4,050,000	3,550,000
Subordinated bonds	2,300,000	1,800,000
Preferred securities	1,750,000	1,750,000
Valuation and other adjustments	221,892	177,107
Total	27,436,938	25,791,284

Schedule III shows details of the outstanding issues as at 2024 and 2023 year-end.

The remuneration for preferred securities contingently convertible into ordinary shares amounts to 98,155 thousand euros in 2024 (115,391 thousand euros in 2023) and is recognised under the “Other reserves” heading in the consolidated statement of equity (see Note 1.3.3).

Note 21 – Other financial liabilities

The composition of this heading on the consolidated balance sheets as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

By heading:
Financial liabilities at amortised cost	6,450,130	6,333,286
Total	6,450,130	6,333,286

By nature:
Debentures payable	259,184	293,380
Guarantee deposits received	8,050	8,688
Clearing houses	786,525	1,138,627
Collection accounts	3,897,375	3,379,742
Lease liabilities	928,901	947,469
Other financial liabilities	570,095	565,380
Total	6,450,130	6,333,286

By currency:
In euro	4,783,749	4,694,730
In foreign currency	1,666,381	1,638,556
Total	6,450,130	6,333,286

The following table shows information relating to the average time taken to pay suppliers (days payable outstanding), as required by Additional Provision Three of Law 15/2010, taking into consideration the amendments introduced by Law 18/2022 of 28 September on the creation and growth of companies:

	2024	2023

Average payment period and supplier payment ratios (in days)
Days payable outstanding	24.51	25.49
Ratio of transactions paid (*)	24.57	25.49
Ratio of transactions pending payment (**)	15.64	38.81

Payments made and pending at year-end (in thousand euro)
Total payments made	1,190,762	1,194,239
Total payments outstanding	7,933	369

Payments made in < 60 days (in thousand euro) (***)
Monetary volume of paid invoices	1,122,990	1,110,490
Percentage of total amount of payments to suppliers	94	93

Number of invoices paid in < 60 days (***)
Number of invoices paid	134,569	133,690
Percentage of total number of invoices	93	92

The calculations above only take into account transactions undertaken by the Group’s main Spanish entities, which represent 99.15% of total invoicing.

(*) The ratio of transactions paid is equal to the amount of each transaction paid multiplied by the number of days elapsed since the date of receipt of the invoice until its payment, divided by the total amount of payments made.

(**) The ratio of transactions pending payment is equal to the amount of each transaction pending payment multiplied by the number of days elapsed since the date of receipt of the invoice until the last day of the period, divided by the total amount of pending payments.

(***) Corresponds to invoices paid within the maximum period established in regulations on late payment.

Note 22 – Provisions and contingent liabilities

Movements during 2024 and 2023 under the “Provisions” heading are shown below:

Thousand euro

	Pensions and other post employment defined benefit obligations	Other long term employee benefits	Pending legal issues and tax litigation	Commitments and guarantees given	Other provisions	Total

Balance as at 31 December 2022	63,384	170	89,850	176,823	314,282	644,509

Scope additions / exclusions	—	—	—	—	—	—

Interest and similar expenses - pension commitments	1,755	4	—	—	—	1,759

Allowances charged to income statement - staff expenses (*)	3,171	4	—	—	26,595	29,770

Allowances not charged to income statement	—	—	—	—	—	—

Allowances charged to income statement -provisions	1,260	(4)	(4,560)	(11,403)	20,997	6,290
Allocation of provisions	1,260	—	1,209	211,347	26,872	240,688
Reversal of provisions	—	—	(5,769)	(222,750)	(5,875)	(234,394)
Actuarial losses / (gains)	—	(4)	—	—	—	(4)

Exchange differences	648	—	—	1,295	2,488	4,431

Utilisations:	(9,139)	(105)	(24,740)	—	(114,583)	(148,567)
Net contributions of plan assets by sponsor	233	—	—	—	—	233
Pension payments	(9,372)	(105)	—	—	—	(9,477)
Other	—	—	(24,740)	—	(114,583)	(139,323)

Other movements	(2,771)	—	—	(1,339)	2,010	(2,100)
Balance as at 31 December 2023	58,308	69	60,550	165,376	251,789	536,092

Scope additions / exclusions	—	—	—	—	—	—

Interest and similar expenses - pension commitments	2,651	2	—	—	—	2,653

Allowances charged to income statement - staff expenses (*)	1,010	4	—	—	10,281	11,295

Allowances not charged to income statement	—	—	—	—	—	—

Allowances charged to income statement -provisions	677	—	45,910	(24,842)	22,017	43,762
Allocation of provisions	677	—	47,975	166,761	37,462	252,875
Reversal of provisions	—	—	(2,065)	(191,603)	(15,445)	(209,113)
Actuarial losses / (gains)	—	—	—	—		—

Exchange differences	(1,148)	—	—	(520)	2,764	1,096

Utilisations:	(9,417)	(35)	(31,396)	—	(80,790)	(121,638)
Net contributions of plan assets by sponsor	(1,941)	—	—	—	—	(1,941)
Pension payments	(7,476)	(35)	—	—	—	(7,511)
Other	—	—	(31,396)	—	(80,790)	(112,186)

Other movements	2,386	—	—	2,468	140	4,994
Balance as at 31 December 2024	54,467	40	75,064	142,482	206,201	478,254

(*) See Note 33.

The headings “Pensions and other post employment defined benefit obligations” and “Other long term employee benefits” include the amount of provisions allocated for the coverage of post-employment remuneration and commitments undertaken with early retirees and similar obligations.

The heading “Commitments and guarantees given” includes the amount of provisions allocated for the coverage of commitments given and contingent risks arising from financial guarantees or other types of contracts.

During the usual course of business, the Group is exposed to fiscal, legal and regulatory contingencies, among others. All significant contingencies are analysed on a regular basis, with the collaboration of third-party experts where necessary and, where appropriate, provisions are recognised under the headings “Pending legal issues and tax litigation” and “Other provisions”. As at 31 December 2024 and 2023, these headings mainly include:

–	Provisions for legal contingencies amounting to 13 million euros as at 31 December 2024 (17 million euros as at 31 December 2023).

–

Other provisions for legal contingencies in Spain arising from customer claims in connection with certain general contractual terms and conditions amounting to 153 million euros (150 million euros as at 31 December 2023). The most significant provision relates to the possible reimbursement of amounts received as a result of the application of mortgage floor clauses, whether as a result of the hypothetical voiding of floor clauses by the courts of law or whether due to the implementation of Royal Decree-Law 1/2017 of 20 January on measures to protect consumers regarding floor clauses, in the amount of 71 million euros as at 31 December 2024 (81 million euros as at 31 December 2023). In an unlikely adverse scenario of potential additional claims being filed, both through the procedures established by the Institution in accordance with that set forth in the aforesaid Royal Decree, and through court proceedings, applying the percentages set forth in the current arrangements, the maximum contingency would amount to 90 million euros.

With regard to these provisions, the Bank considers its floor clauses to be transparent and clear to customers, and in general, these have not been definitively voided with a final ruling. On 12 November 2018, Section 28 of the Civil Division of the Provincial Court of Madrid issued a ruling in which it partially supported the appeal brought forth by Banco de Sabadell, S.A. against the ruling issued by Commercial Court no. 11 of Madrid on the invalidity of the restrictive interest rate clauses, considering that some of the clauses established by Banco de Sabadell, S.A. are transparent and valid in their entirety. With regard to the rest of the clauses, the Bank still considers that it has legal arguments which should be reviewed in the legal appeal which the Institution filed with the Supreme Court, with regard to the ruling made by the Provincial Court of Madrid. The Supreme Court referred the matter to the Court of Justice of the European Union (CJEU) for a preliminary ruling, which was issued on 4 July 2024. An appeal in cassation before the Supreme Court remains pending.

The remaining provisions mainly relate to customer claims in connection with the repayment of mortgage arrangement fees, developer deposit funds and the application of unfair interest rates to deferred credit card payments, with the provision set aside amounting to 81 million euros as at 31 December 2024 (69 million euros as at 31 December 2023).

–

Provisions to cover the anticipated costs relating to restructuring plans in Spain announced in previous years and pending final implementation amounting to 56 million euros as at 31 December 2024 and 2023.

–

Provisions for legal contingencies deriving from claims filed by certain TSB customers. The estimated potential cost of compensation payable, which includes compensatory interest and associated operational costs, amounted to 9 million euros as at 31 December 2024 (19 million euros as at 31 December 2023).

–

Provisions to cover the anticipated costs relating to restructuring in TSB and pending final implementation amounting to 13 million euros as at 31 December 2024 (35 million euros as at 31 December 2023), of which 10 million euros were allocated in 2024 (26 million euros as at 31 December 2023) (see Note 33).

The final disbursement amount and the payment schedule are uncertain due to the difficulties inherent in estimating the factors used to determine the amount of the provisions set aside.

Pensions and similar obligations

Defined benefit plans cover all existing commitments arising from the application of the Collective Bargaining Agreement for Banks (Convenio Colectivo de Banca). These commitments are financed through the following vehicles:

Pension plan

Banco Sabadell’s Employee Pension Plan (hereinafter, BSEPP) covers the benefits payable under the collective bargaining agreement with employees belonging to regulated groups, with the following exceptions:

–	Additional commitments due to early retirement, as set out in the Collective Bargaining Agreement for Banks.

–	Supervening incapacity in certain circumstances.

–	Widowhood and orphanhood benefits arising from the death of a retired member of staff who began their employment after 8 March 1980.

The BSEPP is regarded to all intents and purposes as a plan asset for the obligations insured by entities outside of the Group. Obligations of the pension plan insured by the Group’s associate entities are not considered plan assets. Those obligations are considered as reimbursement rights.

A Control Board has been created for the BSEPP, formed of representatives of the sponsor and representatives of the participants and beneficiaries. This Control Board is the body responsible for supervising its operation and execution.

Insurance contracts

Insurance contracts generally cover certain commitments arising from the Collective Bargaining Agreement for Banks, including in particular:

–	Commitments expressly excluded from the BSEPP (indicated in the previous section).

–	Serving employees covered by a collective bargaining agreement of Banco Atlántico.

–	Pension commitments undertaken with certain serving employees not provided for under the collective bargaining agreement.

–	Commitments towards employees on extended leave of absence not covered with benefits accrued in the BSEPP.

–	Commitments towards early retirees; these may be partly financed with benefits accrued in the BSEPP.

These insurance policies have been arranged with insurance companies outside the Group, whose insured commitments are mainly those towards former Banco Atlántico employees, and with BanSabadell Vida, S.A. de Seguros y Reaseguros.

Voluntary social welfare agency (Entidad de Previsión Social Voluntaria, or E.P.S.V.)

The acquisition and subsequent merger of Banco Guipuzcoano resulted in the takeover of Gertakizun, E.P.S.V., which covers defined benefit commitments in respect of serving and former employees, who are insured by insurance contracts. It was set up by the aforesaid bank in 1991 as an agency with a separate legal personality. All obligations with respect to serving and former employees are insured by entities outside the Group.

Internal funds

Internal funds are used to settle obligations with early retirees up to their legal retirement age and relate to employees previously working for Banco Sabadell.

The origins of liabilities recognised in respect of post-employment benefits and other similar long-term obligations on the Group’s balance sheet are shown below:

Thousand euro
	2024	2023	2022	2021	2020

Obligations arising from pension and similar commitments	522,170	509,946	565,046	739,456	819,789
Fair value of plan assets	(467,663)	(451,569)	(501,492)	(652,786)	(716,128)
Net liability recognised on balance sheet	54,507	58,377	63,554	86,670	103,661

The return on Banco Sabadell’s employee pension plan was 6.65% and that of the E.P.S.V. was 0.57% in 2024 (5.37% and -0.17%, respectively, in 2023).

Movements during 2024 and 2023 in obligations due to pensions and similar commitments and the fair value of the plan assets are as follows:

Thousand euro
	Obligations arising from pension and similar commitments	Fair value of plan assets	Net liability recognised on balance sheet

Balance as at 31 December 2022	565,046	501,492	63,554

Interest costs	18,090	—	18,090
Interest income	—	15,693	(15,693)
Normal cost in year	1,876	—	1,876
Past service cost	1,063	—	1,063
Benefits paid	(46,726)	(37,250)	(9,476)
Payments for settlements, curtailments and terminations	(470)	(1,300)	830
Net contributions by the Institution	—	(233)	233
Actuarial gains or losses from changes in demographic	—	—	—
assumptions
Actuarial gains or losses from changes in financial assumptions	(23,195)	—	(23,195)
Actuarial gains or losses from experience	(11,004)	—	(11,004)
Return on plan assets excluding interest income	—	(31,391)	31,391
Other movements	4,618	4,558	60
Exchange differences	648	—	648
Balance as at 31 December 2023	509,946	451,569	58,377
Interest costs	18,908	—	18,908
Interest income	—	16,255	(16,255)
Normal cost in year	1,014	—	1,014
Past service cost	630	—	630
Benefits paid	(43,758)	(36,247)	(7,511)
Settlements, curtailments and terminations	(1,570)	(1,570)	—
Net contributions by the Institution	—	1,941	(1,941)
Actuarial gains or losses from changes in demographic	—	—	—
assumptions
Actuarial gains or losses from changes in financial assumptions	33,121	—	33,121
Actuarial gains or losses from experience	3,902	—	3,902
Return on plan assets excluding interest income	—	34,590	(34,590)
Other movements	1,125	1,125	—
Exchange differences	(1,148)	—	(1,148)
Balance as at 31 December 2024	522,170	467,663	54,507

The breakdown of the Group’s pension commitments and similar obligations as at 31 December 2024 and 2023, based on the financing vehicle, coverage and the interest rate applied in their calculation, is given below:

Thousand euro
	2024
Financing vehicle	Coverage	Amount	Interest rate

Pension plans		239,514
Insurance policies with related parties	Matched	22,631	3.00%
Insurance policies with unrelated parties	Matched	216,322	3.00%
Insurance policies with unrelated parties	Without cover	561	3.00%

Insurance contracts		275,282
Insurance policies with related parties	Matched	55,164	3.00%
Insurance policies with unrelated parties	Matched	220,118	3.00%

Internal funds		7,374
Mexico internal funds	Without cover	40	3.00%
Spain internal funds	Without cover	7,334	11.25%
Total obligations		522,170

Thousand euro
	2023
Financing vehicle	Coverage	Amount	Interest rate

Pension plans		236,299
Insurance policies with related parties	Matched	22,709	3.75%
Insurance policies with unrelated parties	Matched	213,150	3.75%
Insurance policies with unrelated parties	Without cover	440	3.75%

Insurance contracts		266,615
Insurance policies with related parties	Matched	55,095	3.75%
Insurance policies with unrelated parties	Matched	211,520	3.75%

Internal funds		7,032
Mexico internal funds	Without cover	69	3.75%
Spain internal funds	Without cover	6,963	11.25%
Total obligations		509,946

The value of the obligations under the pension plans and insurance contracts covered by matched insurance policies as at 31 December 2024 amounted to 514,235 thousand euros (502,474 thousand euros as at 31 December 2023); therefore, in 98.48% of its commitments (98.53% as at 31 December 2023), there is no mortality risk (mortality tables) or profitability risk (interest rate) for the Group. Therefore, the evolution of interest rates and demography of groups in 2024 had no impact on the Institution’s capacity to pay its pension commitments.

The sensitivity analysis for the actuarial assumptions of the technical interest rate and the rate of salary increase shown in Note 1.3.17 to these consolidated annual financial statements, as at 31 December 2024 and 2023, shows how the obligation and the service cost of the current year would have been affected by changes deemed reasonably possible as at that date.

%
	2024	2023
Sensitivity analysis	Percentage change

Discount rate

Interest rate -50 basis points:
Assumption	2.50%	3.25%
Change in obligation	4.75%	4.59%
Change in current service cost	11.75%	10.64%

Interest rate +50 basis points:
Assumption	3.50%	4.25%
Change in obligation	(4.38) %	(4.24) %
Change in current service cost	(10.06) %	(9.19) %

Rate of salary increase

Rate of salary increase -50 basis points:
Assumption	2.50%	2.50%
Change in obligation	(0.01) %	(0.01) %
Change in current service cost	(3.61) %	(3.03) %

Rate of salary increase +50 basis points:
Assumption	3.50%	3.50%
Change in obligation	0.01%	0.01%
Change in current service cost	4.86%	3.50%

The estimate of probable present values, as at 31 December 2024, of benefits payable for the next ten years, is set out below:

Thousand euro
	Years
	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	Total

Probable pensions	8,184	7,853	7,757	7,631	8,047	8,330	8,007	7,677	7,344	7,008	77,838

The fair value of contracts linked to pensions (reimbursement rights) recognised on the consolidated balance sheet amounted to 80,888 thousand euros as at 31 December 2024 (80,693 thousand euros as at 31 December 2023); see Note 17.

The main categories of the plan assets as at 31 December 2024 and 2023 are indicated here below:

%
	2024	2023

Mutual funds	3.37%	3.63%
Deposits and guarantees	0.42%	0.38%
Other (non-linked insurance policies)	96.21%	95.99%
Total	100%	100%

There were no financial instruments issued by the Bank included in the fair value of plan assets as at 31 December 2024 and 2023.

Note 23 – Shareholders’ equity

The breakdown of the balance of shareholders’ equity on the consolidated balance sheets as at 31 December 2024 and 2023 is the following:

Thousand euro
	2024	2023

Capital	680,028	680,028
Share premium	7,695,227	7,695,227
Other equity	25,407	21,268
Retained earnings	7,373,498	6,401,782
Other reserves	(1,663,461)	(1,584,816)
(-) Treasury shares	(119,352)	(39,621)
Profit or loss attributable to owners of the parent	1,826,806	1,332,181
(-) Interim dividends	(428,911)	(162,103)
Total	15,389,242	14,343,946

Capital

The Bank’s share capital as at 31 December 2024 and 2023 stood at 680,027,680.875 euros and is represented by 5,440,221,447 registered shares with a par value of 0.125 euros each. All shares are fully paid up and numbered in sequential order from 1 to 5,440,221,447, inclusive.

On 29 January 2025, the Board of Directors of Banco Sabadell agreed to reduce the Bank’s share capital in the amount of 6,566 thousand euros, through the redemption charged to unrestricted reserves of all the treasury shares acquired under the share buyback programme approved on 10 April 2024 by the shareholders at the Banco Sabadell Annual General Meeting, until the suspension of that programme on 9 May 2024, i.e. 52,531,365 shares with a par value of 0.125 euros each, representing approximately 0.97% of the Bank’s share capital. This capital reduction was approved as part of the resolution adopted at the aforesaid Annual General Meeting of 10 April 2024. After the aforesaid capital reduction through the redemption of treasury shares agreed by the Bank’s Board of Directors on 29 January 2025, the Bank’s share capital will stand at 673,461,260.25 euros and will be represented by 5,387,690,082 registered shares with a par value of 0.125 euros each, all fully paid up and numbered in sequential order from 1 to 5,387,690,082, inclusive. This transaction does not entail the reimbursement of contributions made by shareholders, as the Bank is the holder of the redeemed shares. As at the sign-off date of these annual financial statements, the public deed for this capital reduction and its entry in the Companies Register remained pending.

The Bank’s shares are traded on the Barcelona, Bilbao, Madrid and Valencia stock exchanges through the stock exchange interconnection system operated by Sociedad de Bolsas, S.A.

None of the other subsidiary companies included in the scope of consolidation are listed on the stock exchange.

The rights conferred to the equity instruments are those regulated by the Capital Companies Act. During the Annual General Meeting, shareholders may exercise a percentage of votes equivalent to the percentage of the share capital in their possession. The Articles of Association do not contain any provision for additional loyalty voting rights.

Capital reduction in 2023

On 30 November 2023, the Board of Directors of Banco Sabadell agreed to reduce the Bank’s share capital in the amount of 23,343 thousand euros, through the redemption charged to unrestricted reserves of all the treasury shares acquired under the share buyback programme, i.e. 186,743,254 shares with a par value of 0.125 euros each, representing approximately 3.32% of the Bank’s share capital (see Note 3). This capital reduction was approved as part of the resolution adopted by the Annual General Meeting on 23 March 2023.

The capital reduction and the amendment to Article 7 of the Articles of Association relating to share capital were entered in the Companies Register of Alicante on 11 December 2023, the reduction being thus completed and the redeemed shares delisted.

This operation did not entail the reimbursement of contributions made by shareholders, as the Bank was the holder of the redeemed shares.

Significant investments in the Bank’s capital

As required by Articles 23 and 32 of Royal Decree 1362/2007 of 19 October, implementing Securities Market Law 24/1988 of 28 July, on transparency requirements relating to information on issuers whose securities have been admitted to trading on an official secondary market or on any other European Union regulated market, the following table gives details of significant investments in Banco Sabadell’s share capital as at 31 December 2024:

	% of voting rights assigned to shares		% of voting rights through financial instruments		Total % of voting rights
Name or company name of shareholder
	Direct	Indirect	Direct	Indirect

BlackRock, Inc (1)	—%	6.20%	—%	0.10%	6.30%

Dimensional Fund Advisors LP (2)	—%	3.73%	—%	—%	3.73%

David Martínez Guzmán (3)	—%	3.56%	—%	—%	3.56%

Zurich Insurance Group Ltd (4)	—%	3.02%	—%	—%	3.02%

The sources for the information provided are communications sent by shareholders to the National Securities Market Commission (CNMV) or directly to the Bank. In accordance with Royal Decree 1362/2007 of 19 October, implementing Securities Market Law 24/1998 of 28 July, on transparency requirements relating to information on issuers whose securities have been admitted to trading on an official secondary market or on any other European Union regulated market, a shareholder is considered to own a significant shareholding when they have in their possession a proportion of at least 3% of the voting rights, or 1% in the case of residents in tax havens.

(1) BlackRock, Inc. owns an indirect shareholding through several of its subsidiaries.

(2) Dimensional Fund Advisors LP disclosed the shares held in funds and accounts advised by either itself or by its subsidiary undertakings. The voting rights correspond to shares held in those funds and accounts. Neither Dimensional Fund Advisors LP nor any of its subsidiaries are beneficial owners of those shares and/or their voting rights.

(3) Fintech Europe, S.À.R.L. (FE) is 100% owned by Fintech Investments Ltd. (FIL), which is the investment fund managed by Fintech Advisory Inc. (FAI). FAI is 100% owned by David Martínez Guzmán. Consequently, the stake currently held by FE is deemed to be under the control of David Martínez Guzmán.

(4) Zurich Insurance Group Ltd. is the parent company of Zurich Group and directly owns 100% of Zurich Insurance Company Ltd, which in turn holds the direct shareholding in Banco de Sabadell, S.A.

Share premium

The balance of the share premium as at 31 December 2024 amounted to 7,695,227 thousand euros.

In 2023, the share premium was reduced by 180,657 thousand euros, which corresponds to the difference between the purchase price of the shares redeemed as part of the Bank’s capital reduction explained in this note (204,000 thousand euros) and the nominal value of those shares (23,343 thousand euros).

Furthermore, pursuant to applicable legislation, a restricted capital redemption reserve was created in 2023, with a charge to the share premium in an amount equal to the nominal value of the redeemed shares, 23,343 thousand euros, subject to the same disposal requirements applied for the share capital reduction.

Retained earnings and Other reserves

The balance of these headings of the consolidated balance sheets as at 31 December 2024 and 2023 breaks down as follows:

Thousand euro
	2024	2023

Restricted reserves:	233,914	228,033
Statutory reserve	136,006	140,674
Reserve for treasury shares pledged as security	60,426	50,061
Reserve for investments in the Canary Islands	11,024	10,840
Reserve for redenomination of share capital	113	113
Capital redemption reserve	26,345	26,345

Unrestricted reserves	5,397,108	4,534,097

Reserves of entities accounted for using the equity method	79,016	54,836
Total	5,710,038	4,816,966

At the Annual General Meeting of 10 April 2024 the shareholders approved, as proposed by the Board of Directors, the reclassification to voluntary reserves of the amount held in the statutory reserve in excess of 20% of the share capital resulting from the capital reduction carried out during 2023, that is, 4,668 thousand euros.

Information on the reserves of each of the consolidated companies is indicated in Schedule I.

Other equity

This heading includes share-based remuneration pending settlement which, as at 31 December 2024 and 2023, amounted to 25,407 thousand euros and 21,268 thousand euros, respectively.

Treasury shares

The movements of the parent company’s shares acquired by the Bank are as follows:

		Nominal value	Average price
	No. of shares	(in thousand euro)	(in euro)	% Shareholding

Balance as at 31 December 2022	24,772,683	3,096.58	0.96	0.44

Purchases	248,821,193	31,102.65	1.10	4.43
Sales	236,416,334	29,552.04	1.11	4.21
Balance as at 31 December 2023	37,177,542	4,647.19	1.07	0.68

Purchases	68,001,385	8,500.17	1.65	1.25
Sales	26,338,537	3,292.32	1.27	0.48
Balance as at 31 December 2024	78,840,390	9,855.04	1.51	1.45

Net gains and losses arising from transactions involving own equity instruments are included under the heading “Shareholders’ equity – Other reserves” on the consolidated balance sheet, and they are shown in the statement of changes in equity, in the row corresponding to the sale or cancellation of treasury shares.

As at 31 December 2024, TSB held 4,720 Banco Sabadell shares (232 as at 31 December 2023), with a cost of 7,741 euros (255 euros as at 31 December 2023), which are recorded as treasury shares on the consolidated balance sheet.

As at 31 December 2024, the number of the Bank’s shares pledged as collateral for transactions was 32,192,958 with a nominal value of 4,024 thousand euros (44,978,083 shares with a nominal value of 5,622 thousand euros as at 31 December 2023).

The number of Banco de Sabadell, S.A. equity instruments owned by third parties but managed by the different companies of the Group amounted to 2,557,673 and 12,398,979 securities as at 31 December 2024 and 2023, respectively. Their nominal value as at the aforesaid dates amounted to 320 thousand euros and 1,550 thousand euros, respectively. In both years, 100% of the securities corresponded to Banco Sabadell shares.

Note 24 – Accumulated other comprehensive income

The composition of this heading of consolidated equity as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Items that will not be reclassified to profit or loss	(22,460)	(30,596)
Actuarial gains or (-) losses on defined benefit pension plans	(1,826)	(3,313)
Non-current assets and disposal groups classified as held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	(20,634)	(27,283)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Items that may be reclassified to profit or loss	(368,643)	(468,357)
Hedge of net investments in foreign operations [effective portion] (*)	91,740	77,997
Foreign currency translation	(299,293)	(384,086)
Hedging derivatives. Cash flow hedges [effective portion] (**)	(48,300)	(49,215)
Amount deriving from outstanding operations	(64,209)	(71,464)
Amount deriving from discontinued operations	15,909	22,249
Fair value changes of debt instruments measured at fair value through other comprehensive income	(151,279)	(145,732)
Hedging instruments [not designated elements]	—	—
Non-current assets and disposal groups classified as held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	38,489	32,679
Total	(391,103)	(498,953)

(*) The value of the hedge of net investments in foreign operations is fully obtained from outstanding transactions (see Note 12).

(**) Cash flow hedges mainly mitigate interest rate risk and other risks (see Note 12).

The breakdown of the items in the consolidated statement of recognised income and expenses as at 31 December 2024 and 2023, indicating their gross and net of tax effect amounts, is as follows:

Thousand euro
	2024			2023
	Gross value	Tax effect	Net	Gross value	Tax effect	Net

Items that will not be reclassified to profit or loss	11,833	(3,697)	8,136	(669)	(802)	(1,471)
Actuarial gains or (-) losses on defined benefit pension plans	2,124	(637)	1,487	(1,919)	575	(1,344)
Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	9,709	(3,060)	6,649	1,250	(1,377)	(127)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—	—	—	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—	—	—	—	—
Items that may be reclassified to profit or loss	99,029	685	99,714	107,466	(21,548)	85,918
Hedge of net investments in foreign operations [effective portion]	13,743	—	13,743	(41,351)	—	(41,351)
Foreign currency translation	84,794	—	84,794	91,944	—	91,944
Hedging derivatives. Cash flow hedges reserve [effective portion]	856	59	915	22,291	(7,282)	15,009
Fair value changes of debt instruments measured at fair value through other comprehensive income	(6,174)	626	(5,548)	48,733	(14,266)	34,467
Hedging instruments [not designated elements]	—	—	—	—	—	—
Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—
Share of other recognised income and expense of investments in joint ventures and associates	5,810	—	5,810	(14,151)	—	(14,151)
Total	110,862	(3,012)	107,850	106,797	(22,350)	84,447

Note 25 – Minority interests (non-controlling interests)

The companies comprising this heading of consolidated equity as at 31 December 2024 and 2023 are the following:

Thousand euro
	2024			2023

	% Minority interests	Amount	Of which: Profit/(loss) attributed	% Minority interests	Amount	Of which: Profit/(loss) attributed

Aurica Coinvestment, S.L.	38.24%	33,617	1,803	38.24%	33,433	1,498
Other	—	799	18	—	780	(76)
Total		34,416	1,821		34,213	1,422

Movements in the balance under this heading in 2024 and 2023 were as follows:

Thousand euro
Balances as at 31 December 2022	34,344

Valuation adjustments	—
Other	(131)
Scope additions / exclusions	—
Percentage shareholding and other	(1,553)
Profit or loss for the year	1,422
Balances as at 31 December 2023	34,213

Valuation adjustments	—
Other	203
Scope additions / exclusions	—
Percentage shareholding and other	(1,618)
Profit or loss for the year	1,821
Balances as at 31 December 2024	34,416

The dividends distributed to minority shareholders of Group entities in 2024 amounted to 1,618 thousand euros and were distributed by Aurica Coinvestment, S.L. (1,618 thousand euros in 2023).

Note 26 – Off-balance sheet exposures

The breakdown of this heading for the years ended 31 December 2024 and 2023 is the following:

Thousand euro
Commitments and guarantees given	Note	2024	2023

Loan commitments given		28,775,335	27,035,812
Of which, amount classified as stage 2		716,238	986,368
Of which, amount classified as stage 3		96,536	97,219
Drawable by third parties		28,775,335	27,035,812
By credit institutions		18,200	54
By general governments		961,635	910,744
By other resident sectors		16,955,467	15,565,366
By non-residents		10,840,033	10,559,648

Provisions recognised on liabilities side of the balance sheet	22	61,950	72,888

Financial guarantees given (*)		1,979,622	2,064,396
Of which, amount classified as stage 2		167,030	165,222
Of which, amount classified as stage 3		38,046	44,828

Provisions recognised on liabilities side of the balance sheet (**)	22	15,760	23,814

Other commitments given		9,366,339	7,942,724
Of which, amount classified as stage 2		333,588	372,597
Of which, amount classified as stage 3		168,964	222,999
Other guarantees given		6,719,453	6,832,086
Assets earmarked for third-party obligations		—	—
Irrevocable letters of credit		650,917	729,299
Additional settlement guarantee		25,000	25,000
Other guarantees and sureties given		6,043,536	6,077,787
Other contingent risks		—	—
Other commitments given		2,646,886	1,110,638
Financial asset forward purchase commitments		2,567,269	1,007,047
Conventional financial asset purchase contracts		1	8,249
Capital subscribed but not paid up		19	19
Underwriting and subscription commitments		—	—
Other loan commitments given		79,597	95,323

Provisions recognised on liabilities side of the balance sheet	22	64,772	68,674
Total		40,121,296	37,042,932

(*) Includes 137,407 and 99,631 thousand euro as of 31 December 2024 and 2023, respectively, corresponding to financial guarantees given in connection with construction and real estate development.

(**) Includes 3,034 thousand euros and 3,402 thousand euros as at 31 December 2024 and 2023, respectively, corresponding to provisions for financial guarantees given in connection with construction and real estate development.

Total commitments drawable by third parties as at 31 December 2024 include home equity loan commitments amounting to 4,602,538 thousand euros (4,640,343 thousand euros as at 31 December 2023). As regards other commitments, in the majority of cases there are other types of guarantees which are in line with the Group’s Risk Management Policy.

Financial guarantees and other commitments given classified as stage 3

The movement of the balance of financial guarantees and other commitments given classified as stage 3 during 2024 and 2023 was the following:

Thousand euro
Balances as at 31 December 2022	323,704

Additions	43,391
Disposals	(99,268)
Balances as at 31 December 2023	267,827

Additions	36,225
Disposals	(97,042)
Balances as at 31 December 2024	207,010

The breakdown by geographical area of the balance of financial guarantees and other commitments given classified as stage 3 as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Spain	204,136	265,046
Rest of European Union	398	448
United Kingdom	65	15
Americas	2,012	1,905
Rest of the world	399	413
Total	207,010	267,827

Credit risk allowances corresponding to financial guarantees and other commitments given as at 31 December 2024 and 2023, broken down by the method used to determine such allowances, are as follows:

Thousand euro
	2024	2023

Specific individually measured allowances:	62,700	67,247
Stage 2	4,112	7,454
Stage 3	58,588	59,793

Specific collectively measured allowances:	17,832	25,241
Stage 1	2,551	3,930
Stage 2	4,868	6,325
Stage 3	10,240	14,672
Others	173	314
Total	80,532	92,488

Movements in these allowances during the years 2024 and 2023, together with movements in allowances for loan commitments given, are shown in Note 22.

Note 27 – Off-balance sheet customer funds and financial instruments deposited by third parties

Off-balance sheet customer funds managed by the Group, those sold but not under management and the financial instruments deposited by third parties as at 31 December 2024 and 2023 are shown below:

Thousand euro
	2024	2023

Off-balance sheet customer funds	46,171,179	40,560,556

Managed by the Group:	5,402,834	4,186,603
Investment companies	674,277	588,844
Asset management	4,728,557	3,597,759

Sold by the Group:	40,768,345	36,373,953
Mutual Funds	27,634,033	23,503,719
Pension funds	3,352,487	3,249,167
Insurance	9,781,825	9,621,067

Financial instruments deposited by third parties	76,280,262	66,753,270
Total	122,451,441	107,313,826

Note 28 – Interest income and expenses

These headings in the consolidated income statement include interest accrued during the year on all financial assets and financial liabilities the yield of which, implicit or explicit, is obtained by applying the effective interest rate approach, irrespective of whether they are measured at fair value or otherwise, and using corrections of income from hedge accounting operations.

The majority of interest income is generated by the Group’s financial assets measured either at amortised cost or at fair value through other comprehensive income.

The breakdown of net interest income for the years ended 31 December 2024 and 2023 is the following:

Thousand euro
	2024	2023

Interest income
Loans and advances	8,205,119	7,286,718
Central banks	1,098,563	1,215,497
Credit institutions	403,414	281,945
Customers	6,703,142	5,789,276
Debt securities (*)	655,899	589,033
Stage 3 assets	17,244	27,036
Correction of income from hedging operations	752,708	671,414
Other interest	82,422	84,555
Total	9,713,392	8,658,756

Interest expense
Deposits	(3,036,412)	(2,480,542)
Central banks	(214,624)	(532,310)
Credit institutions	(542,467)	(526,696)
Customers	(2,279,321)	(1,421,536)
Debt securities issued	(858,921)	(700,109)
Correction of expenses on hedging operations	(559,431)	(566,050)
Other interest	(237,293)	(188,837)
Total	(4,692,057)	(3,935,538)

Net interest income	5,021,335	4,723,218

(*) Includes 79,050 thousand euro in 2024 and 69,956 thousand euro in 2023 corresponding to interest from financial assets recognised at fair value through profit and loss (trading portfolio).

The improvement in net interest income is mainly due to the higher yield of the loan book, which offsets the higher cost of customer funds and capital markets.

The average annual interest rate during 2024 and 2023 of the following balance sheet headings is shown below:

%
	2024	2023

Assets

Cash, cash balances at central banks and other demand deposits	3.96	3.51

Debt securities	3.42	2.92
Loans and advances
Customers	4.36	3.79

Liabilities
Deposits
Central banks and Credit institutions	(3.97)	(3.38)
Customers	(1.23)	(0.89)
Debt securities issued	(4.15)	(3.32)
Positive (negative) figures correspond to income (expenses) for the Group.

Note 29 – Fee and commission income and expenses

Fee and commission income and expenses on financial operations and the provision of services are as follows:

Thousand euro
	2024	2023

Fees from risk transactions	280,131	286,480
Asset-side transactions	177,921	183,209
Sureties and other guarantees	102,210	103,271

Service fees	759,819	796,822
Payment cards	227,140	251,815
Payment orders	81,673	82,296
Securities	62,578	57,028
Demand deposits	254,708	277,111
Other	133,720	128,572

Asset management and marketing fees	316,550	302,856
Mutual funds	121,104	114,912
Sale of pension funds and insurance products	164,043	165,075
Asset management	31,403	22,869
Total	1,356,500	1,386,158

Memorandum item

Fee and commission income	1,708,162	1,671,213
Fee and commission expenses	(351,662)	(285,055)
Fees and commissions, net	1,356,500	1,386,158

Note 30 – Net profit or net loss on financial operations and net exchange differences

“Net profit or net loss on financial operations” combines a series of headings from the consolidated income statement for the years ended 31 December 2024 and 2023, which are shown below:

Thousand euro
	2024	2023

By heading:
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	10,546	23,250
Financial assets at fair value through other comprehensive income	6,663	4,304
Financial assets at amortised cost	4,769	15,939
Financial liabilities at amortised cost	(886)	3,007
Gains or (-) losses on financial assets and liabilities held for trading, net	(231,498)	122,249
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	13,994	11,781
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	(33,844)	12,193
Total	(240,802)	169,473

By type of financial instrument:
Net gain/(loss) on debt securities	3,353	10,193
Net gain/(loss) on other equity instruments	(18,574)	7,100
Net gain/(loss) on derivatives	(236,120)	140,199
Net gain/(loss) on other items (*)	10,539	11,981
Total	(240,802)	169,473

(*) Mainly includes gains/(losses) on the loan portfolios sold during 2024 and 2023.

The breakdown of the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement for the years ended 31 December 2024 and 2023 is shown below:

Thousand euro
	2024	2023

Exchange differences [gain or (-) loss], net	327,904	(101,093)

The “Net gain/(loss) on derivatives” heading in the table above includes, among other things, the change in the fair value of derivatives used to hedge against the foreign exchange risk of debit and credit balances denominated in foreign currencies. As at 31 December 2024, the losses generated by these derivatives amounted to 312,872 thousand euros (gains of 143,569 thousand euros as at 31 December 2023), which are recognised under the heading “Gains or (-) losses on financial assets and liabilities held for trading, net” of the consolidated income statement, while the exchange differences generated by debit and credit balances denominated in foreign currencies hedged with these derivatives are recognised under the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement.

During 2024, the Group carried out sales of certain debt securities which it held in its portfolio of financial assets at fair value through other comprehensive income, generating profits of 6,663 thousand euros (4,304 thousand euros in 2023). Of those profits, 4,724 thousand euros (4,930 thousand euros in 2023) came from the sale of debt securities held with general governments.

Note 31 – Other operating income

The composition of this heading of the consolidated income statement for the years ended 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Income from use of investment properties (*)	20,137	22,850
Sales and other income from the provision of non-financial services	5,240	14,264
Other operating income	86,249	54,070
Total	111,626	91,184

(*) The amounts relate mainly to income from operating leases in which the Group acts as lessor.

The increase in the balance recognised under “Other operating income” is mainly due to income in the amount of 43 million euros recognised in 2024 in connection with the insurance taken out by the Group to offset the payment made by TSB to UK regulators due to the incidents that took place following its IT migration in 2018.

Note 32 – Other operating expenses

The composition of this heading of the consolidated income statement for the years ended 31 December 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Contribution to deposit guarantee schemes	(25,083)	(150,784)
Banco Sabadell	(6,294)	(132,209)
TSB	(414)	(280)
BS IBM Mexico	(18,375)	(18,295)

Contribution to resolution fund	—	(76,485)

Other items	(380,139)	(310,959)
Of which: temporary levy of credit institutions and financial credit establishments (*)	(191,882)	(156,182)
Total	(405,222)	(538,228)

(*) See Note 1.3.19.

The reduction of the balance recognised under the heading “Contribution to deposit guarantee schemes” is due, mainly, to the fact that it has not been necessary to make annual contributions to the deposit guarantee under the DGF in 2024, as the fund had reached the legally required minimum of available financial resources as at 31 December 2023 (see Note 1.3.19).

Furthermore, the Bank did not receive any requirements from the Single Resolution Board to make contributions to the Single Resolution Fund (SRF) in 2024, the available financial means having reached, as at 31 December 2023, the minimum target level of at least 1% of covered deposits held in Member States participating in the Single Resolution Mechanism (see Note 1.3.19).

The “Other items” heading includes expenses corresponding to the Spanish tax on deposits of credit institutions, amounting to 37,972 thousand euros in 2024 (34,418 thousand euros in 2023), as well as expenses associated with non-financial activities.

Note 33 – Administrative expenses

This heading of the consolidated income statement includes expenses incurred by the Group corresponding to staff and other general administrative expenses.

Staff expenses

The staff expenses recognised in the consolidated income statement for the years ended 31 December 2024 and 2023 were as follows:

Thousand euro
	Note	2024	2023

Payrolls and bonuses for active staff		(1,164,306)	(1,095,399)
Social Security payments		(243,912)	(231,124)
Contributions to defined benefit pension plans	22	(1,014)	(3,175)
Contributions to defined contribution pension plans		(69,223)	(65,452)
Other staff expenses		(52,897)	(99,494)
Of which: restructuring plan in United Kingdom	22	(10,281)	(26,409)
Total		(1,531,352)	(1,494,644)

As at 31 December 2024 and 2023, the breakdown of the average workforce for all companies within the Group by category and sex is as follows:

Average number of employees
	2024			2023
	Men	Women	Total	Men	Women	Total

Senior management	566	295	861	514	245	759
Middle management	1,880	1,367	3,247	2,011	1,477	3,488
Specialist staff	5,554	7,315	12,869	5,379	7,248	12,627
Administrative staff	599	1,473	2,072	706	1,733	2,439
Total	8,599	10,450	19,049	8,610	10,703	19,313

The breakdown of the Group’s average workforce with a disability of 33% or more, by category, as at 31 December 2024 and 2023 is as follows:

Average number of employees
	2024	2023

Senior management	8	9
Middle management	25	22
Specialist staff	205	210
Administrative staff	55	64
Total	293	305

As at 31 December 2024 and 2023, the breakdown of the Group’s workforce by category and sex is as follows:

Number of employees
	2024			2023
	Men	Women	Total	Men	Women	Total

Senior management	569	297	866	529	262	791
Middle management	1,921	1,407	3,328	2,091	1,632	3,723
Specialist staff	5,467	7,215	12,682	5,341	7,077	12,418
Administrative staff	555	1,338	1,893	680	1,704	2,384
Total	8,512	10,257	18,769	8,641	10,675	19,316

Of the total workforce as at 31 December 2024, 287 employees had some form of recognised disability (300 as at 31 December 2023).

Long-term share-based complementary incentive scheme

Pursuant to the Remuneration Policy, the latest version of which was approved by the Board of Directors at its meeting of 20 December 2024, at the proposal of the Board Remuneration Committee, members of the Group’s Identified Staff, with the exception of Non-Executive Directors, were allocated long-term remuneration through the schemes in effect during 2024, as described below:

Share-based complementary incentive scheme

TSB’s Share Incentive Plan (SIP) provides its employees with the opportunity to own shares in Banco Sabadell and grants shares, where applicable, to certain senior employees as part of their hiring arrangements.

Long-term remuneration scheme

Every year, the Board of Directors, at the proposal of the Board Remuneration Committee, approves Long-Term Remuneration aimed at members of the Group’s Identified Staff with allocated variable remuneration, with the exception of management staff assigned to TSB Banking Group Plc or its subsidiaries, which consists of allocating a certain amount to each beneficiary, determined based on a monetary amount corresponding to a percentage of each beneficiary’s fixed remuneration. 55% of the incentive is paid in the Bank’s shares (using the weighted average price of the last 20 trading sessions of the month of December of the first year of the accrual period to calculate the number of shares), with the remaining 45% paid in cash. The incentive accrual period consists of three financial years, beginning on 1 January of the financial year immediately following the date of its approval and ending two years later, on 31 December of the third financial year. The aforesaid accrual period in turn comprises two sub-periods:

–

Individual annual targets measurement period: this period lasts one financial year, from 1 January to 31 December of the year following the date on which the incentive is approved. During that period, each beneficiary’s annual targets are measured (formed of Group targets, management targets and individual targets) established to determine the “Adjusted Target”.

–

Group multi-year targets measurement period: this period lasts three financial years, beginning on 1 January of the financial year immediately following the date on which the incentive is approved and ending two years later, on 31 December of the third financial year. During that period, the Group’s multi-year targets are measured in order to determine the final incentive, which is subject to the Risk Correction Factor. The Group’s multi-year targets for each incentive are linked to the following indicators and weights, whose achievement percentages are used to calculate the final payment owed, if any, to management staff who have been assigned that incentive:

Incentive	Indicators and weights

Long-Term Remuneration 2019-2021, 2020-2022 and 2021-2023	- Total shareholder return (25%) - Group liquidity coverage ratio (25%) - CET1 capital indicator (25%) - Group return on risk-adjusted capital (RoRAC) (25%)

Long-term remuneration 2022-2024	- Total shareholder return (25%) - Group liquidity coverage ratio (25%) - CET1 capital indicator (25%) - Return on tangible equity (ROTE) (25%)

Long-Term Remuneration 2023-2025 and 2024-2026	- Total shareholder return (40%) - Return on tangible equity (ROTE) (40%) - Sustainability indicator (20%)

In addition to the achievement of the annual and multi-year targets described above, payment of the incentives is subject to the requirements set out in the general conditions of each long-term remuneration scheme.

The main characteristics of the current incentives of the long-term remuneration scheme are summarised below:

Thousand euro
Incentive	Date approved by Board of Directors	Incentive accrual period	Individual annual targets	Group multi-year targets			Amount pending payment as at 31/12/2024
			Measurement period	Measurement period	Percentage achievement	Final payment

2019-2021 Long-term remuneration	20/12/2018	01/01/2019 - 31/12/2021	01/01/2019 - 31/12/2019	01/01/2019 - 31/12/2021	0% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 0% RoRAC indicator.	50% of target	222

2020-2022 Long-term remuneration	19/12/2019	01/01/2020 - 31/12/2022	01/01/2020 - 31/12/2020	01/01/2020 - 31/12/2022	50% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 100% RoRAC indicator.	87.5% of target	348

2021-2023 Long-term remuneration	17/12/2020	01/01/2021 - 31/12/2023	01/01/2021 - 31/12/2021	01/01/2021 - 31/12/2023	100% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 100% RoRAC indicator.	100% of target	4,533

2022-2024 Long-term remuneration	16/12/2021	01/01/2022 - 31/12/2024	01/01/2022 - 31/12/2022	01/01/2022 - 31/12/2024	100% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 100% RoRAC indicator.	100% of target	4,363
2023-2025 Long-term remuneration	21/12/2022	01/01/2023 - 31/12/2025	01/01/2023 - 31/12/2023	01/01/2023 - 31/12/2025	—	—	—

2024-2026 Long-term remuneration	21/12/2023	01/01/2024 - 31/12/2026	01/01/2024 - 31/12/2024	01/01/2024 - 31/12/2026	—	—	—

As regards the staff expenses associated with share-based incentive schemes (see Note 1.3.15), the balancing entry for such expenses is recognised in equity in the case of stock options settled with shares (see consolidated statement of total changes in equity – share-based payments), while those settled with cash are recognised in the “Other liabilities” heading of the consolidated balance sheet.

Expenditure recognised in relation to incentive schemes and long-term remuneration granted to employees in 2024 and 2023 is shown below:

Thousand euro
	2024	2023

To be settled in shares	6,455	6,191
To be settled in cash	1,452	1,330
Total	7,907	7,521

Other administrative expenses

The composition of this heading in the consolidated income statement for the years 2024 and 2023 is as follows:

Thousand euro
	2024	2023

Property, plant and equipment	(62,247)	(68,908)
Information technology	(431,647)	(416,313)
Communication	(26,098)	(25,862)
Publicity	(104,847)	(96,682)
Subcontracted administrative services	(121,980)	(118,383)
Contributions and taxes	(122,080)	(116,542)
Technical reports	(69,279)	(26,948)
Security services and fund transfers	(17,509)	(17,429)
Entertainment expenses and staff travel expenses	(18,011)	(15,077)
Membership fees	(4,992)	(6,771)
Other expenses	(72,707)	(92,803)
Total	(1,051,397)	(1,001,718)

Audit firm fees

The fees received by KPMG Auditores, S.L. in the years ended 31 December 2024 and 2023 for audit and other services were as follows:

Thousand euro
	2024	2023

Audit services (*)	3,071	2,921
Of which: Audit of the Bank’s annual and interim accounts	2,577	2,471
Of which: Audit of the annual accounts of foreign branches (**)	29	27
Of which: Audit of the annual accounts of subsidiaries	465	423

Audit-related services	366	292
Of which: Services that auditors are required to provide under applicable legislation	135	121

Other services	96	—
Of which: Other	96	—
Total	3,533	3,213

(*) Including fees corresponding to the year’s audit, irrespective of the date on which that audit was completed. The annual financial statements of Banco Sabadell and the consolidated Banco Sabadell Group from 2020 to 2024 were audited by the external audit firm KPMG Auditores, S.L. (KPMG), holder of company tax number (CIF) B-78510153 and with registered office in Madrid, Torre de Cristal, Paseo de la Castellana, no. 259 C, 28046 Madrid, entered in the Madrid Companies Register in Volume 11,961, Folio 90, Section 8, Sheet M-188,007, entry 9 and entered in the Official Record of Statutory Auditors under number S0702.

KPMG Auditores, S.L. has neither given up nor been relieved of its responsibilities as auditor of Banco Sabadell and the consolidated Banco Sabadell Group at any time since 2020, nor up to the date on which these annual financial statements were signed off.

(**) Corresponding to the branch located in London.

The fees charged by KPMG Auditores, S.L. to Banco Sabadell and its companies linked by a control relationship for its provision of non-audit services (services other than those referred to in Article 5(1) of Regulation (EU) 537/2014 of the European Parliament and of the Council) in 2024 are no more than 70% of the average of the fees paid in the last three consecutive financial years for the statutory audit of the Bank, its Group and its controlled undertakings, as established in Article 4(2) of that European Regulation.

The fees received by other companies forming part of the KPMG network in the years ended 31 December 2024 and 2023 for audit and other services were as follows:

Thousand euro
	2024	2023

Audit services (*)	7,900	6,848
Of which: Audit of the annual accounts of foreign branches	393	341
Of which: Audit of the annual accounts of Group subsidiaries	7,507	6,507
Audit-related services	239	213
Of which: Services that auditors are required to provide under applicable legislation	61	—
Other services	366	474
Of which: Other	366	474
Total	8,505	7,535

(*) Including fees corresponding to the year’s audit, irrespective of the date on which that audit was completed.

The main items included under “Audit-related services” correspond to fees related to reports that the auditors are required to produce under applicable regulations, the issuance of comfort letters and other assurance reports. Furthermore, “Other services” includes fees related to reviews of the Pillar 3 Disclosures reports for the years ended 31 December 2024 and 2023, and those related to assurance services in connection with the Non-Financial Disclosures Reports for 2024 and 2023.

Lastly, the Group engaged auditors other than KPMG to carry out the audits of foreign branches and other Group subsidiaries. Audit and other services provided to those branches and subsidiaries amounted to 65 thousand euros and 0 thousand euros in the year ended 31 December 2024, respectively (62 and 0 thousand euros in the year ended 31 December 2023).

All services provided by the auditors and companies forming part of their network comply with the requirements for statutory auditor independence set forth in the Spanish Audit Law and do not, in any case, include work that is incompatible with the account audit function.

Other information

The cost-to-income ratio as at 2024 year-end (staff and general expenses/gross margin) stood at 40.75% (42.59% in 2023).

Information about the Group’s branches and offices is given below:

Number of branches and offices
	2024	2023

Branches and offices	1,350	1,420

Spain	1,139	1,178
Outside Spain	211	242

Note 34 – Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains

The composition of this heading of the consolidated income statement for the years ended 31 December 2024 and 2023 is as follows:

Thousand euro
	Note	2024	2023

Financial assets at fair value through other comprehensive income		236	852
Debt securities	8	236	852
Other equity instruments		—	—
Financial assets at amortised cost	11	(592,054)	(825,245)
Debt securities		230	(40)
Loans and advances		(592,284)	(825,205)
Total		(591,818)	(824,393)

Note 35 – Impairment or (-) reversal of impairment on non-financial assets

The composition of this heading of the consolidated income statement for the years ended 31 December 2024 and 2023 is as follows:

Thousand euro
	Note	2024	2023

Property, plant and equipment for own use	15	(36,662)	(1,930)
Investment properties	15	(1,156)	(9,596)
Goodwill and other intangible assets		—	—
Inventories	17	(7,639)	(14,319)
Total		(45,457)	(25,845)

The total allowance for the impairment of investment properties in 2024 and 2023 was calculated based on Level 2 valuations (see Note 6). The fair value of impaired assets amounted to 152,019 thousand euros and 225,641 thousand euros as at 31 December 2024 and 2023, respectively.

Of the total inventory impairment allowances for 2024 and 2023, 2,676 thousand euros and 1,295 thousand euros were allocated based on Level 2 valuations, respectively, and 4,963 thousand euros and 13,024 thousand euros based on Level 3 valuations, respectively. The fair value of impaired assets amounted to 43,273 thousand euros and 61,561 thousand euros as at 2024 and 2023 year-end, respectively.

Note 36 – Gains or (-) losses on derecognition of non-financial assets, net

The composition of this heading of the consolidated income statement for the years ended 31 December 2024 and 2023 is as follows:

Thousand euro
	Note	2024	2023

Property, plant and equipment		(5,828)	(657)
Investment properties		3,426	4,274
Intangible assets	16	(21,292)	(50,750)
Interests		1,446	7,799
Other items		(5)	(10)
Total		(22,253)	(39,344)

The sale of tangible assets under finance leases in which the Group acted as lessor did not have a material impact on the 2024 and 2023 consolidated income statements.

Note 37 – Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

The composition of this heading of the consolidated income statement for the years ended 31 December 2024 and 2023 is as follows:

Thousand euro
	Note	2024	2023

Property, plant and equipment for own use and foreclosed		(36,111)	(58,067)
Gains/losses on sales		(5,131)	(23,755)
Impairment/Reversal	13	(30,980)	(34,312)
Investment properties		—	—
Interests (*)		—	396
Other items		(275)	(2,284)
Total		(36,386)	(59,955)

(*) See Schedule I - Exclusions from the scope of consolidation.

In 2024 and 2023 the heading “Plant and equipment for own use and foreclosed – Impairment/reversal” mainly includes foreclosed properties in the process of being sold. Furthermore, in 2023, this heading included the impact of the recognition at fair value of tangible assets to be disposed of as part of the sale of the merchant acquiring business (see Note 13).

The impairment of non-current assets held for sale excludes income from the increase in fair value less selling costs.

The total allowance for the impairment of non-current assets held for sale in 2024 and 2023 was calculated based on Level 2 valuations (see Note 6). The fair value of impaired assets amounted to 500,921 thousand euros and 554,978 thousand euros as at 2024 and 2023 year-end, respectively.

Note 38 – Segment reporting

Segmentation criteria

This section gives information regarding earnings and other indicators of the Group’s business units.

In 2024, the criteria that Banco Sabadell Group uses to report on results for each segment are those established in 2023, specifically:

–	Three geographical areas: Banking Business in Spain, United Kingdom and Mexico. Banking Business Spain includes foreign branches and representative offices.

–

Each business unit is allocated capital equivalent to 13% of its risk-weighted assets in 2024 (12% in 2023), assigning all deductions corresponding to each business unit, and the surplus of own funds is allocated to Banking Business Spain.

In terms of the other criteria applied, segment information is first structured with a breakdown by geographical area and then broken down according to the customers at which each segment is aimed.

The information presented herein is based on the standalone accounting records of each Group company, after all consolidation disposals and adjustments have been made.

Each business unit bears its own direct costs, calculated on the basis of general accounting records.

Details of profit attributable to the Group and other key figures of each business unit for the years 2024 and 2023 are shown in the table below, along with a reconciliation of the totals shown in the table with those shown in the consolidated accounts:

Million euro
	2024 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	3,652	1,163	206	5,021

Fees and commissions, net	1,231	107	18	1,357
Core revenue	4,883	1,270	224	6,378

Profit or loss on financial operations and exchange differences	36	39	13	87
Equity-accounted income and dividends	166	—	—	166
Other operating income/expense	(249)	(23)	(21)	(294)
Gross income	4,836	1,286	216	6,337

Operating expenses and depreciation and amortisation	(2,071)	(887)	(126)	(3,084)
Pre-provisions income	2,765	399	90	3,254

Provisions and impairments	(652)	(37)	(24)	(714)
Capital gains on asset sales and other revenue	(14)	(8)	(4)	(26)
Profit/(loss) before tax	2,098	353	62	2,514

Corporation tax	(579)	(100)	(6)	(685)
Profit or loss attributed to minority interests	2	—	—	2
Profit attributable to the Group	1,517	253	57	1,827

ROTE (net return on tangible equity)	15.9%	12.0%	9.7%	14.9%
Cost-to-income (general administrative expenses / gross income)	35.1%	59.5%	51.2%	40.8%
NPL ratio	3.3%	1.5%	2.8%	2.8%
Stage 3 coverage ratio (**)	66.3%	34.3%	59.5%	61.7%

Employees	13,525	4,729	515	18,769
Domestic and foreign branches and offices	1,152	186	12	1,350

(*) Exchange rates applied in the income statement: EUR/GBP 0.8463 (average), EUR/MXN 19.7732 (average), EUR/USD 1.0838 (average) and EUR/MAD 10.5368 (average).

(**) Considering total provisions for losses on transactions in stage 3.

Million euro
	2024 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	177,348	55,604	6,646	239,598

Gross performing loans to customers	109,291	43,380	4,242	156,913
Non-performing real estate assets, net	497	—	—	497
Liabilities and equity	177,348	55,604	6,646	239,598

On-balance sheet customer funds	124,235	42,123	3,199	169,557
Wholesale funding in capital markets	21,135	5,859	—	26,994
Allocated own funds	12,161	2,543	686	15,389

Off-balance sheet customer funds	46,171	—	—	46,171

(*) Exchange rates used in the balance sheet: EUR/GBP 0.8292, EUR/MXN 21.5504, EUR/USD 1.0389 and EUR/MAD 10.5104.

Million euro
	2023 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	3,353	1,174	196	4,723

Fees and commissions, net	1,247	124	15	1,386
Core revenue	4,601	1,298	211	6,109

Profit or loss on financial operations and exchange differences	45	16	8	68
Equity-accounted income and dividends	131	—	—	131
Other operating income/expense	(404)	(23)	(20)	(447)
Gross income	4,372	1,291	198	5,862

Operating expenses and depreciation and amortisation	(1,965)	(941)	(108)	(3,015)
Pre-provisions income	2,407	350	90	2,847

Provisions and impairments	(816)	(75)	(19)	(910)
Capital gains on asset sales and other revenue	(27)	—	(19)	(46)
Profit/(loss) before tax	1,564	274	53	1,891

Corporation tax	(469)	(80)	(9)	(557)
Profit or loss attributed to minority interests	1	—	—	1
Profit attributable to the Group	1,093	195	44	1,332

ROTE (net return on tangible equity)	12.0%	10.0%	8.9%	11.5%
Cost-to-income (general administrative expenses / gross income)	37.2%	62.1%	45.7%	42.6%
NPL ratio	4.3%	1.5%	2.4%	3.5%
Stage 3 coverage ratio (**)	59.9%	41.8%	74.3%	58.3%

Employees	13,455	5,426	435	19,316
Domestic and foreign branches and offices	1,194	211	15	1,420

(*) Exchange rates applied in the income statement: EUR/GBP 0.8532 (average), EUR/MXN 21.0739 (average), EUR/USD 1.0538 (average) and EUR/MAD 11.1232 (average).

(**) Considering total provisions for losses on transactions in stage 3.

Million euro
	2023 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	173,648	54,855	6,670	235,173

Gross performing loans to customers	103,830	41,381	4,587	149,798
Non-performing real estate assets, net	586	—	—	586
Liabilities and equity	173,648	54,855	6,670	221,294

On-balance sheet customer funds	117,820	39,864	3,205	160,888
Wholesale funding in capital markets	19,949	4,545	—	24,494
Allocated own funds	10,880	2,368	631	13,879

Off-balance sheet customer funds	40,561	—	—	40,561

(*) Exchange rates used in the balance sheet: EUR/GBP 0.8869, EUR/MXN 20.856, EUR/USD 1.066 and EUR/MAD 11.1558.

The Group’s average total assets as at 31 December 2024 amounted to 242,144,674 thousand euros (245,173,480 thousand euros as at 31 December 2023).

The types of products and services from which revenue is derived are described below for each business unit:

–	Banking Business Spain: groups together the Retail Banking, Business Banking and Corporate Banking business units, with individuals and businesses managed under the same branch network:

–

Retail Banking: offers financial products and services to individuals for personal use. These include investment products and medium- and long-term finance, such as consumer loans, mortgages, leasing and rental services, as well as other short-term finance. Funds come mainly from customers’ term and demand deposits, savings insurance, mutual funds and pension plans. The main services also include payment methods such as cards and various kinds of insurance products.

–

Business Banking: offers financial products and services to companies and self-employed persons. These include investment and financing products, such as working capital products, revolving loans and medium- and long-term finance. It also offers custom structured finance and capital market solutions, as well as specialised advice for businesses. Funds mainly come from customers’ term and demand deposits and mutual funds. The main services also include collection/payment solutions such as cards and PoS terminals, as well as import and export services. It also includes Private Banking, which offers personalised expert advice, backed by specialised and high-value product capabilities for our customers.

–

Corporate Banking: offers specialised lending services together with a comprehensive offering of solutions, ranging from transaction banking services to more complex and tailored solutions relating to the fields of finance and cash management, as well as import and export activities, among others.

–	Banking business UK: the TSB franchise covers business conducted in the United Kingdom, which includes current and savings accounts, loans, credit cards and mortgages.

–	Banking Business Mexico: offers banking and financial services for corporate banking and commercial banking.

Details of income from ordinary activities and the pre-tax profit/(loss) generated by each business unit are set out below for the years 2024 and 2023:

Thousand euro
	Consolidated
	Income from ordinary activities (*)		Profit/(loss) before tax

SEGMENTS	2024	2023	2024	2023

Banking Business Spain	7,750,614	7,395,289	2,098,083	1,563,668
Banking Business UK	2,817,315	2,486,036	353,332	274,397
Banking Business Mexico	730,836	717,713	62,483	52,713
Total	11,298,765	10,599,038	2,513,898	1,890,778

(*) Includes the following headings from the consolidated income statements: “Interest income”, “Dividend income”, “Fee and commission income”, “Net profit or net loss on financial operations” and “Other operating income”.

The table below shows the deposits, net interest income and net fees and commissions generated by each business unit as a percentage of the total for 2024 and 2023:

%
2024
Breakdown of net interest income and net fees and commissions
	Customer loans		Customer deposits		Income from services (*)
	% of average balance	% of total yield	% of average balance	% of total cost	% of total balance
SEGMENTS

Banking Business Spain	69.1%	66.1%	72.7%	61.3%	90.7%
Banking Business UK	28.0%	26.6%	25.4%	30.4%	7.9%
Banking Business Mexico	2.9%	7.3%	2.0%	8.3%	1.4%
Total	100%	100%	100%	100%	100%

(*) Segment percentage of total net fees and commissions.

%
2023
Breakdown of net interest income and net fees and commissions
	Customer loans		Customer deposits		Income from services (*)
	% of average balance	% of total yield	% of average balance	% of total cost	% of total balance
SEGMENTS

Banking Business Spain	69.3%	65.5%	73.2%	61.1%	91.7%
Banking Business UK	27.6%	26.6%	24.8%	28.7%	7.4%
Banking Business Mexico	3.1%	7.9%	2.0%	10.2%	0.9%
Total	100%	100%	100%	100%	100%

(*) Segment percentage of total net fees and commissions.

Furthermore, a breakdown by geographical area of the “Interest income” heading of the 2024 and 2023 income statements is shown below:

Thousand euro
	Breakdown of interest income by geographical area
Geographical area	Standalone		Consolidated
	2024	2023	2024	2023

Domestic market	6,219,708	5,212,561	5,976,748	5,040,658
International market	435,023	619,846	3,736,644	3,618,098
European Union	59,571	92,376	59,571	92,376
Eurozone	59,571	92,376	59,571	92,376
Non-Eurozone	—	—	—	—
Other	375,452	527,470	3,677,073	3,525,722
Total	6,654,731	5,832,407	9,713,392	8,658,756

Section 4 of the consolidated Directors’ Report gives a more detailed assessment of each of these business units.

Note 39 – Tax situation (income tax relating to continuing operations)

Consolidated tax group

Banco de Sabadell, S.A. is the parent company of a consolidated tax group for corporation tax purposes, in Spain, comprising, as subsidiaries, all the Spanish companies in which the Bank holds an interest that meet the requirements of the Spanish Corporation Tax Law.

The other companies in the accounting group, both those that are Spanish and those not resident in Spain, are taxed in accordance with the tax regulations applicable to them.

Reconciliation

The reconciliation between the Group‘s corporation tax expense calculated by applying the general tax rate and the expense recognised for that corporation tax in the consolidated income statements is as follows:

Thousand euro
	2024	2023

Profit or loss before tax	2,513,898	1,890,778
Corporation tax, applying national tax rate (30%)	(754,170)	(567,234)
Reconciliation:
Gains/(losses) on sale of equity instruments (exempt)	5,629	2,049
Remuneration of preferred securities	29,447	34,617
Profit/(loss) of entities accounted for using the equity method	46,473	37,893
Difference in effective tax rate on companies/permanent establishments outside Spain (*)	30,993	22,678
Non-deductible expenses/Deductions generated (**)	(3,071)	(66,157)
Other	(40,573)	(21,021)

(Tax expense or (-) income related to profit from continuing operations)	(685,272)	(557,175)

(*) Calculated applying the difference between the current tax rate for the Group in Spain (30%) and the effective tax rate applied to the Group’s profit/(loss) in each jurisdiction.

(**) Includes 61 million euros corresponding to the capitalisation of deductions for research & development and technological innovation activities, generated in previous years, corresponding to projects that, in all cases, are backed up by a favourable report from the Ministry of Economy and Competitiveness in accordance with recent case law in the field. It is expected that these deductions will be applied by the Group.

The effective tax rate, calculated as tax expenses related to profit divided by profit or loss before tax, came to 27.26% and 29.47% in 2024 and 2023, respectively.

Deferred tax assets and liabilities

Under current tax and accounting regulations, certain timing differences should be taken into account when quantifying the relevant tax expense related to profit from continuing operations.

In 2013, Spain made a provision (Royal Decree-Law 14/2013) for tax assets generated by allowances for the impairment of loans and other assets arising from the potential insolvency of debtors not related to the relevant taxable person, as well as those corresponding to contributions or provisions in respect of social welfare schemes and, where appropriate, early retirement schemes, to be afforded the status of assets guaranteed by the Spanish State (hereinafter, “monetisable tax assets”).

Monetisable tax assets can be converted into credit enforceable before the Spanish Tax Authority in cases where the taxable person incurs accounting losses or the Institution is liquidated or legally declared insolvent. Similarly, they can be exchanged for public debt securities, once the 18-year term has elapsed, calculated from the last day of the tax period in which these assets were recognised in the accounting records. To retain the State guarantee, and to keep their status as monetisable tax assets, deferred tax assets generated up to 2016 are subject to an annual capital contribution of 1.5% of the deferred tax assets that meet the legal requirements.

Movements of deferred tax assets and liabilities during 2024 and 2023 are shown below:

Thousand euro
Deferred tax assets	Monetisable	Non-monetisable	Tax credits for losses carried forward	Deductions not applied	Total
Balances as at 31 December 2022	4,995,878	1,242,915	390,689	15,025	6,644,507
(Debit) or credit recorded in the income statement	(93,090)	53,010	(104,319)	(14,999)	(159,398)
(Debit) or credit recorded in equity	—	(29,777)	—	—	(29,777)
Exchange differences and other movements	(159,445)	50,532	39,112	—	(69,802)
Balances as at 31 December 2023	4,743,343	1,316,680	325,482	26	6,385,531
(Debit) or credit recorded in the income statement	(146,675)	(54,865)	(119,850)	(1)	(321,390)
(Debit) or credit recorded in equity	—	28,761	—	—	28,761
Exchange differences and other movements	(152,211)	(82,663)	41,943	(25)	(192,956)
Balances as at 31 December 2024	4,444,457	1,207,913	247,575	—	5,899,945

Thousand euro
Deferred tax liabilities	Total
Balances as at 31 December 2022	113,717
(Debit) or credit recorded in the income statement	(490)
(Debit) or credit recorded in equity	(502)
Exchange differences and other movements	2,245
Balances as at 31 December 2023	114,970
(Debit) or credit recorded in the income statement	5,009
(Debit) or credit recorded in equity	—
Exchange differences and other movements	757
Balances as at 31 December 2024	120,736

The sources of the deferred tax assets and liabilities recognised in the consolidated balance sheets as at 31 December 2024 and 2023 are as follows:

Thousand euro
Deferred tax assets	2024	2023

Monetisable	4,444,457	4,743,343
Due to credit impairment	3,063,266	3,369,993
Due to real estate asset impairment	1,257,371	1,248,285
Due to pension funds	123,820	125,065

Non-monetisable	1,207,913	1,316,680

Tax credits for losses carried forward	247,575	325,482

Deductions not applied	—	26
Total	5,899,945	6,385,531

Deferred tax liabilities	2024	2023

Property restatements	50,671	53,092
Adjustments to value of wholesale debt issuances arising in business combinations	1,295	4,020
Other financial asset value adjustments	2,501	1,657
Other	66,269	56,201
Total	120,736	114,970

The breakdown by country of deferred tax assets and liabilities is as follows:

Thousand euro
	2024		2023
Country	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities

Spain	5,730,552	110,402	6,174,220	104,364
United Kingdom	14,415	9,862	58,037	10,606
United States	72,512	472	63,492	—
Mexico	77,473	—	82,608	—
Other	4,993	—	7,174	—
Total	5,899,945	120,736	6,385,531	114,970

As indicated in Note 1.3.20, according to the information available as at year-end and the projections taken from the Group’s business plan for the coming years, the Group estimates that it will be able to generate sufficient taxable income to offset tax loss carry-forwards within a period of three years and non-monetisable tax assets, where these can be deducted according to current tax regulations, within a period of 10 years.

In addition, the Group performs a sensitivity analysis of the most significant variables used in the deferred tax asset recoverability analysis, taking into consideration reasonable changes to the key assumptions on which the projected results of each entity or tax group are based and the estimated reversal of timing differences. With respect to Spain, the variables considered are those used in the sensitivity analysis of the calculation of the recoverable amount of goodwill (see Note 16). The conclusions drawn from that analysis are not significantly different from those reached without stressing the significant variables.

The Constitutional Court declared, in its ruling 11/2024 dated 18 January 2024, published in the Official State Gazette (Boletín Oficial del Estado) on 20 February 2024, that certain measures related to corporation tax introduced by Royal Decree-Law 3/2016 of 2 December were unconstitutional. Those measures were reintroduced in Law 7/2024 of 20 December, which is applicable to the financial year 2024.

As at 31 December 2024, the Group had deferred tax assets not recognised in the balance sheet for unused tax losses in the amount of 420,324 thousand euros and deductions amounting to 10,887 thousand euros.

Monetisable tax assets are guaranteed by the State. Therefore, their recoverability does not depend on the generation of future tax benefits.

Years subject to tax inspection

As at 31 December 2024, corporation tax for the consolidated tax group in Spain was open to review for 2020 and subsequent years. In relation to Value Added Tax (VAT) corresponding to entities forming part of the VAT group in Spain, 2020 and subsequent periods were open to review.

The review of all taxes not verified and not required in accordance with the corresponding tax regulations is still pending for other Group entities that are not taxed within the consolidated tax group or the VAT group in Spain.

Proceedings

In January 2022, the State Agency for Tax Administration (Administración Estatal de Administración Tributaria, or AEAT) gave notice to Banco Sabadell, as the parent company of the consolidated tax group, of the commencement of verification and investigation proceedings in relation to the main taxes affecting the Group and three of its subsidiaries5. Specifically, the items and periods listed below:

–	Corporation Tax for the years 2015 to 2019.

–	Capital contribution associated with the conversion of deferred tax assets into credit eligible for the Spanish Tax Authority (Capital Contribution) for the years 2016 to 2019.

–	Value Added Tax (VAT) for the years 2018 and 2019.

[5]	Sabadell Digital, S.A.U., Sabadell Real Estate Development, S.L.U., and Tenedora de Inversiones y Participaciones, S.L.

–	Withholdings and payments on account (employment income, income from movable capital) for the years 2018 and 2019.

–	Tax on deposits of credit institutions (Impuesto sobre Depósitos de las Entidades de Crédito, IDEC) for the years 2017 to 2019.

Documents related to those proceedings were signed on 30 November 2023 and details of them can be found in Note 39 “Tax situation” of the consolidated annual financial statements for 2023. The proceedings were completed in 2024. At the end of the current year, matters in dispute and brought before the Central Tax Appeal Board (Tribunal Económico-administrativo Central, or TEAC) in relation to corporation tax (deduction for technological innovation) and VAT (sectoral issues), remain pending resolution, as explained in the following section (“Ongoing disputes”).

In January 2024, Banco Sabadell, as the parent company of the consolidated tax group, was notified of the commencement of verification and investigation proceedings in relation to the temporary levy on credit institutions and financial credit establishments, paid in 2023. A Statement of Disagreement, disputing the tax assessment, was signed on 30 September 2024, in response to the corresponding allegations submitted. As at year-end, the tax clearance certificate remains pending release.

In addition, on 4 February 2025, the State Tax Agency (AEAT) gave notice of the commencement of verification and investigation proceedings in relation to Banco Sabadell, as parent company of the VAT group, in its capacity as legal representative of that group, and also in relation to three of its subsidiaries6, in connection with VAT corresponding to the financial years 2021, 2022 and 2023.

At the end of 2024, the Mexican tax authority (Servicio de Administración Tributaria, or SAT) gave notice to the subsidiaries Banco Sabadell, S.A. Institución de Banca Múltiple and SabCapital, S.A. de C.V. SOFOM E.R. of the commencement of verification proceedings in connection with income tax and value added tax corresponding to the year 2019, both processes of which are currently in the document submission phase.

Ongoing disputes

The main tax-related disputes that were ongoing as at 31 December 2024 are set out below:

–

Administrative-financial claims brought before the TEAC in respect of corporation tax settlement agreements for the years 2015 to 2017 and 2018 to 2019, specifically related to the deduction for technological innovation, settled on the basis of application of the criterion established by Spain’s National Court (Audiencia Nacional, a division of the Supreme Court) in its rulings of 23 November and 9 December 2022.

–	Administrative-financial claim brought before the TEAC regarding the VAT settlement agreement for the years 2018 to 2019, in relation to certain sectoral issues.

–

Appeal for judicial review before Spain’s National Court in relation to Order HFP/94/2023 of 2 February approving, among others, Model 797 “Temporary levy of credit institutions and financial credit establishments. Declaration of payment made” and Model 798 “Temporary levy of credit institutions and financial credit establishments. Advance payment”.

In addition, requests for rectification have been submitted in respect of both tax authority Model 798 “Advance payment” and Model 797 “Declaration of payment made” in relation to the temporary levy on credit institutions and financial credit establishments. These rectifications are currently at the administrative stage, in the process of administrative-financial proceedings or now form part of the verification proceedings referred to in the preceding point.

The Group has made suitable provisions for any contingencies that it is thought could arise in relation to the ongoing proceedings and disputes described in this Note.

In relation to items for which the statute of limitations is unexpired, due to potential differences in the interpretation of tax regulations, the results of the tax authority inspections for the years subject to review may give rise to contingent tax liabilities, which it is not possible to quantify objectively. However, the Group considers that the possibility of such liabilities materialising is remote and, if they did materialise, the resulting tax charge would not have any significant impact on these consolidated annual financial statements.

[6]	Sabadell Digital, S.A.U., Sabadell Real Estate Development, S.L.U and Tenedora de Inversiones y Participaciones, S.L.

International tax reform - Pillar Two rules

On 21 December 2024, Law 7/2024 of 20 December was published which, inter alia, transposes into Spanish law, Directive (EU) 2022/2523 of 14 December 2022, establishing a top-up tax (“top-up tax”) to ensure a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups (referred to as the “Pillar Two rule”), applicable with retroactive effect to each financial year commencing after 31 December 2023. It should also be noted that, of the other jurisdictions that are significant for the Group (United Kingdom and Mexico), as at 31 December 2024, only the United Kingdom has approved domestic regulations in relation to Pillar Two; those regulations entered into force on 31 December 2023 and are applicable to each year beginning after that date.

The Group, in its capacity as a large-scale multinational group, is subject to that top-up tax.

The Group has applied the mandatory temporary exception provided in IAS 12 in relation to the accounting for deferred taxes arising from jurisdictions implementing the global tax rules to ensure consistency in the financial statements while easing into the implementation of the rules.

In addition, based on the available information, an analysis was carried out considering, when applicable, the safe harbours provided for in the Fourth Transitional Provision of the Pillar Two rule, concluding that the impact of Pillar Two for the Group is not significant.

Tax on net interest and commission income of certain financial institutions

Final Provision Nine of Law 7/2024 of 20 December established a tax on the net interest and commission income of certain financial institutions (Impuesto sobre el Margen de Intereses y Comisiones, or IMIC). This tax, which is direct and progressive, is levied on the net interest and commission income arising from the activity in Spain of credit institutions, financial credit establishments and branches of foreign credit institutions obtained, respectively, in the tax periods beginning in the years 2024, 2025 and 2026. In terms of the tax rate, this is established on a scale which, after reducing the tax base by 100 million euros, includes five brackets: 1%, 3.5%, 4.8%, 6% and 7% (maximum rate applicable to the taxable base above 5 billion euros).

Royal Decree-Law 2024 of 23 December came into force on 25 December 2024 and amended the accrual of the tax, establishing that it shall accrue on the last day of the calendar month immediately following the end of the tax period for entities subject to payment of that tax as at the aforesaid date. That Royal Decree-Law was repealed, by agreement of the Spanish Parliament’s lower house of representatives (Congreso de los Diputados), on 22 January 2025.

The Group has not recorded any impact in its consolidated financial statements as at the end of 2024 as a result of the establishment of the above-mentioned tax, having estimated net tax payable of around 140 million euros for the first tax year in question.

Note 40 – Related party transactions

In accordance with the provisions of Chapter VII bis. Related Party Transactions of the Capital Companies Act, introduced by Law 5/2021 of 12 April, amending the restated text of the Capital Companies Act, approved by Royal Legislative Decree 1/2010 of 2 July, and other financial regulations, with regard to the promotion of long-term shareholder involvement in listed companies, there are no transactions with officers and directors of the company that could be considered material, other than those considered to be “related party transactions” in accordance with Article 529 vicies of the Capital Companies Act, carried out following the corresponding approval procedure and, where applicable, reported in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act. Those that did take place were performed in the normal course of the company’s business or were performed on an arm’s-length basis or under the terms generally applicable to any employee. There is no record of any transactions being performed other than on an arm’s-length basis with persons or entities related to directors or senior managers.

On 24 April 2024, the Board of Directors of Banco Sabadell approved, following a favourable report from the Board Audit and Control Committee, a related-party transaction with Acerinox, S.A. involving a bilateral loan of 150 million euros, granted to Acerinox, S.A., with a 3.75% interest rate, a two-year grace period and semi-annual straight-line repayment over five years, which was formally arranged on 27 June 2024. It is deemed a related party transaction as Banco Sabadell directors Laura González Molero and George Donald Johnston III are Independent Directors of Acerinox, S.A. Ms Molero is also member of its Audit Committee and Chair of its Appointments, Remuneration and Corporate Governance Committee, while Mr Johnston is member of its Executive Committee.

As the amount of this transaction, together with three other transactions carried out in the last twelve months, was more than 2.5% of the turnover recorded in Banco Sabadell’s consolidated annual financial statements for 2023, an ‘Other Relevant Information’ disclosure, alongside the corresponding report from the Board Audit and Control Committee, was published on the CNMV’s website on 27 June 2024 and 12 July 2024, with register numbers 29,404 and 29,678, and on Banco Sabadell’s corporate website (www.grupbancsabadell.com), in accordance with that set forth in Article 529 unvicies of the Capital Companies Act. Furthermore, information was provided in the Other Relevant Information disclosure referred to above and on Banco Sabadell’s website (www.grupbancsabadell.com) regarding the three above-mentioned transactions, two of which were approved by the Board of Directors on 24 April 2024, following a favourable report from the Board Audit and Control Committee (also attached to that same Other Relevant Information disclosure), while the third was approved by Compliance in its decision of 28 September 2023 as a related-party transaction, as per the powers conferred by the Board of Directors of Banco Sabadell on 1 July 2021. These three transactions consisted, respectively, of the renewal of a multi-company credit policy (co-shared by Acerinox, S.A.) for 80 million euros, at 3-month Euribor + 0.90% and maturing after 3 years; the renewal of a multi-company credit policy (co-shared by Acerinox, S.A.) for 15 million US dollars, at 3-month SOFR + 1% and maturing after 3 years; and the renewal of a multi-company credit policy (available equally to Acerinox, S.A. and Acerinox Europa, S.A.U.) for 20 million US dollars, at 3-month SOFR + 1.10% and maturing after 1 year.

Details of the most significant balances held with related parties as at 31 December 2024 and 2023, as well as the amount recorded on the consolidated income statements for 2024 and 2023 for related party transactions, are shown below:

Thousand euro
	2024
	Joint control or signif. influence (in B.Sab)	Associates	Key personnel	Other related parties (*)	TOTAL
Assets:
Customer lending and other financial assets	—	107,764	3,967	1,010,009	1,121,740

Liabilities:
Customer deposits and other financial liabilities	—	681,466	5,849	297,475	984,790

Off-balance sheet exposures:
Financial guarantees given	—	319	7	22,598	22,924
Loan commitments given	—	14,611	373	334,042	349,026
Other commitments given	—	6,491	—	72,745	79,236

Income statement:
Interest receivable and similar income	—	4,447	50	24,157	28,654
Interest payable and similar charges	—	(17,013)	(86)	(6,411)	(23,510)
Return on capital instruments	—	—	—	—	—
Fees and commissions, net	—	111,353	15	5,754	117,122
Other operating income and expenses	—	5,878	—	7	5,885

(*) Includes employee pension plans.

Thousand euro
	2023
	Joint control or signif. influence (in B.Sab)	Associates	Key personnel	Other related parties (*)	TOTAL
Assets:
Customer lending and other financial assets	—	99,652	3,757	829,620	933,029

Liabilities:
Customer deposits and other financial liabilities	—	463,292	5,452	218,477	687,221

Off-balance sheet exposures:
Financial guarantees given	—	294	—	29,136	29,430
Loan commitments given	—	54	378	261,702	262,134
Other commitments given	—	6,491	—	84,726	91,217

Income statement:
Interest receivable and similar income	—	4,170	50	18,110	22,330
Interest payable and similar charges	—	(4,010)	(75)	(915)	(5,000)
Return on capital instruments	—				—
Fees and commissions, net	—	106,253	13	1,452	107,718
Other operating income and expenses	—	5,655	3	4	5,662

(*) Includes employee pension plans.

Total risk transactions granted by the Bank and consolidated companies to all Directors of the parent company amounted to 782 thousand euros as at 31 December 2024, of which 649 thousand euros corresponded to loans and advances and 133 thousand euros to loan commitments given (875 thousand euros as at 31 December 2023, consisting of 738 thousand euros in loans and advances and 137 thousand euros in loan commitments given). With regard to Senior Management, risk transactions granted by the Bank and consolidated companies amounted to 3,558 thousand euros as at 31 December 2024, of which 3,318 thousand euros corresponded to loans and advances and 240 thousand euros to loan commitments given (3,019 thousand euros in loans and advances and 241 thousand euros in loan commitments given as at 31 December 2023). These transactions form part of the ordinary business of the Bank and are carried out under normal market conditions.

With regard to liabilities, these amounted to 4,088 thousand euros for Directors of the parent company (3,751 thousand euros as at 31 December 2023) and 1,761 thousand euros for Senior Management as at 31 December 2024 (1,700 thousand euros as at 31 December 2023).

Note 41 – Remuneration of members of the Board of Directors and Senior Management and their respective balances

The Director Remuneration Policy for the years 2024, 2025 and 2026 was approved by the shareholders at the Annual General Meeting of 23 March 2023 and complies with European directives and regulations and with prevailing legislation, particularly Spanish Law 10/2014 of 26 June on the regulation, supervision and solvency of credit institutions, Royal Decree 84/2015 of 13 February implementing the aforesaid Law and Bank of Spain Circular 2/2016 of 2 February, addressed to credit institutions, on supervision and solvency, which completes the transposition into Spanish law of Directive 2013/36/EU and Regulation (EU) No 575/2013, as well as EBA Guidelines on internal governance (EBA/GL/2021/05) of 2 July 2021, EBA Guidelines (EBA/GL/2021/04) of 2 July 2021 on sound remuneration policies under Directive 2013/36/EU, and Commission Delegated Regulation (EU) 2021/923.

For further details on Directors’ remuneration, see the Annual Report on Director Remuneration for 2024. Additionally, for further details on Senior Management remuneration, see the Annual Corporate Governance Report for 2024. These documents are included for reference as part of the consolidated Directors’ Report.

Remuneration of members of the Board of Directors

Non-Executive Directors

The following table shows, for the years ended 31 December 2024 and 2023, the remuneration paid to Non-Executive Directors for services provided by them in that capacity:

Thousand euro
Non-executive members of the Board of Directors	Director category	Remuneration for Board membership	Remuneration for Board Committee membership	Remuneration for positions held in Group companies	Total 2024	Total 2023

Josep Oliu Creus	Non-Executive Chair	1,625	—	—	1,625	1,600
Pedro Fontana García	Independent Deputy Chair	232	158	—	390	342
Anthony Frank Elliott Ball (1)	Independent Director	—	—	—	—	24
Aurora Catá Sala	Independent Director	125	65	—	190	173
Ana Colonques García-Planas (2)	Independent Director	82	41	—	123	—
Luis Deulofeu Fuguet	Independent Director	125	75	30	230	205
María José García Beato	Other External Director	125	70	—	195	170
Mireya Giné Torrens	Independent Director	125	77	28	230	195
Laura González Molero	Independent Director	125	70	—	195	145
George Donald Johnston III	Lead Independent Director	147	97	—	244	206
David Martínez Guzmán	Proprietary Director	125	—	—	125	95
José Manuel Martínez Martínez (3)	Independent Director	32	20	—	52	170
Alicia Reyes Revuelta	Independent Director	125	75	—	200	170
Manuel Valls Morató	Independent Director	125	110	—	235	178
Pedro Viñolas Serra (4)	Independent Director	125	80	—	205	90
Total		3,243	938	58	4,239	3,763

(1) Resigned from his position as Director, effective as from the date of the Ordinary Annual General Meeting of 2023, which took place on 23 March 2023.

(2) On 10 April 2024, the shareholders at the Annual General Meeting approved her appointment as member of the Board of Directors, in the capacity of Independent Director. She accepted the position on 27 May 2024.

(3) Resigned from his position as Director, effective as from the date of the Ordinary Annual General Meeting of 2024, which took place on 10 April 2024.

(4) On 23 March 2023 the shareholders at the Annual General Meeting approved his appointment as a member of the Board of Directors, in the capacity of Independent Director and he accepted the position on 22 June 2023.

Based on the revised remuneration scheme and remuneration amounts of the Board and its Board Committees, and in accordance with the powers conferred by the Banco Sabadell Director Remuneration Policy to the Board of Directors, on 31 January 2024 the Board approved an update to the remuneration amounts envisaged for 2024. That update was described in detail in the 2023 Annual Report on Director Remuneration.

No contributions were made to meet pension commitments for Non-Executive Directors in 2024 and 2023. The amount of funds accumulated in workplace retirement planning schemes for Non-Executive Directors as at 31 December 2024 was 9,168 thousand euros (7,650 thousand euros as at 31 December 2023).

Executive Directors

Details of the remuneration paid to Executive Directors for the years 2024 and 2023 are set out below:

Thousand euro
Executive members of the Board of Directors	Director category	Fixed components		Variable components		Contributions to workplace retirement planning systems	Total 2024	Total 2023
		Wage	Remuneration for Board membership	Short-term variable remuneration	Long-term variable remuneration
César González-Bueno Mayer	Sabadell Group CEO	1,693	125	1,096	698	301	3,913	3,631
David Vegara Figueras	Executive director	623	125	133	133	110	1,124	1,025
Total		2,316	250	1,229	831	411	5,037	4,656

In accordance with the policy in force approved by the shareholders at the Annual General Meeting, the remuneration of Executive Directors for services provided by them in that capacity consists of a fixed remuneration component and a variable remuneration component comprised of two elements:

Variable remuneration

Short-term variable remuneration

The short-term variable remuneration of Executive Directors is determined taking into account the performance in the financial year measured through targets aligned with the risk taken. The Executive Directors have Group targets assigned to them, which include both risk management and control metrics and solvency and capital metrics. They may also have strategic targets with weights assigned to each indicator, and a scale of achievement.

Long-term variable remuneration

The Executive Directors have long-term remuneration, which is granted annually in cycles based on the achievement of annual and multi-year (three-year) targets, with a corresponding reference amount established at the beginning of each cycle. On completion of the first year of the cycle, the remuneration is adjusted during the first quarter of the subsequent year, according to (i) the level of achievement of the short-term variable remuneration targets corresponding to the first cycle, and (ii) any ex ante adjustments.

The payment of the adjusted reference amount will depend on the level of achievement of the multi-year targets described in the corresponding Annual Report on Director Remuneration. The amount ultimately paid out will be, at most, the adjusted reference amount, which shall not be increased in any case.

Both short-term and long-term variable remuneration will be subject to the criteria concerning deferral and payment in capital instruments described in the Director Remuneration Policy.

Contributions to workplace retirement planning schemes

The amount of funds accumulated in workplace retirement planning schemes for Executive Directors as at 31 December 2024 was 1,828 thousand euros (1,349 thousand euros as at 31 December 2023).

Remuneration of Senior Management members

Pursuant to applicable regulations, the information set out below includes the remuneration of Senior Management members (excluding members of the Board of Directors) and the Internal Audit Officer. The amounts include the remuneration of members of Senior Management during the period they have held this status.

Thousand euro
	2024	2023
Total remuneration (*) (**)	9,684	9,121
Number of members as at the end of the year	10	10

(*) Includes remuneration of the Group’s previous Chief Financial Officer, who resigned as General Manager on 18 November 2024.

(**) Total remuneration as at 2024 year-end includes contributions to workplace retirement planning systems amounting to 1,050 thousand euros (964 thousand euros as at 2023 year-end).

As at the end of 2024 and 2023, no early contract termination payments were made to any member of Senior Management.

The amount of funds accumulated in workplace retirement planning schemes for Senior Management members and for the Internal Audit Officer as at 31 December 2024 was 6,026 thousand euros (4,535 thousand euros as at 31 December 2023).

The members of Senior Management and the Internal Audit Officer of Banco Sabadell as at 31 December 2024, not including Executive Directors on the Board, are the following:

General Managers	Area of responsibility

Marc Armengol Dulcet	IT & Ops
Gonzalo Barettino Coloma	General Secretariat
Elena Carrera Crespo	Sustainability and Efficiency
Cristóbal Paredes Camuñas	Corporate & Investment Banking
Carlos Paz Rubio	Risk
Marcos Prat Rojo	Strategy
Sonia Quibus Rodríguez	People
Jorge Rodríguez Maroto	Retail Banking
Carlos Ventura Santamans	Business Banking and Network

Deputy General Manager – Internal Audit Officer

Nuria Lázaro Rubio	Internal Audit

Details of existing agreements between the company and members of the Board and management staff with regard to severance pay are set out in the Annual Corporate Governance Report, which is included for reference purposes in the consolidated Directors’ Report.

At its meeting of 30 November 2023, the Board of Directors appointed Marcos Prat Rojo as a General Manager of Banco Sabadell; he took on the role of Strategy Director, reporting to the Chief Executive Officer, subject to obtaining the European Central Bank’s statement of no objection to his suitability and effective as from that time. The Board also approved his inclusion as a member of Banco Sabadell’s Management Committee during that same meeting. On 25 March 2024 a statement of no objection to that role was obtained from the European Central Bank.

At its meeting of 30 October 2024, the Board of Directors appointed Sergio Alejandro Palavecino Tomé as Chief Financial Officer and General Manager of Banco Sabadell, subject to obtaining a statement of no objection from the European Central Bank and effective as from that time. The Board also approved his inclusion as a member of Banco Sabadell’s Management Committee during that same meeting. On 15 January 2025, a statement of no objection to that role was obtained from the European Central Bank.

As at the end of 2024, internal organisational changes were approved, effective as from 1 January 2025, including the appointment of Marc Armengol Dulcet as Head of Operations and Technology and as Chief Executive Officer of the UK subsidiary, TSB, thus ceasing to be a member of Banco Sabadell’s Management Committee.

Other information relating to the Board

In accordance with the provisions of Article 229 of Royal Legislative Decree 1/2010 of 2 July, approving the restated text of the Capital Companies Act in relation to the duty to avoid situations of conflict of interest, and without prejudice to the provisions of Article 529 vicies et seq. of the aforesaid Act7, directors have reported to the company that, during 2024, they or parties related to them, as defined in Article 231 of the Capital Companies Act:

–

Have not carried out transactions with the company without taking into account usual operations, performed under standard conditions for customers and whose amount is immaterial, understanding such operations to be those that do not need to be reported to give a true and fair view of the company’s equity, financial situation and income, or any operations carried out and considered to be “related party transactions” in accordance with Article 529 vicies of the Capital Companies Act, having applied the corresponding approval procedure and reporting requirement, in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act.

–	Have not used the name of the company or their position as director to unduly influence the performance of personal transactions.

–	Have not made use of corporate assets, including the company’s confidential information, for personal purposes.

–	Have not taken undue advantage of the company’s business opportunities.

[7]	Related-party transactions are governed by their own special regime.

–	Have not obtained advantages or remuneration from third parties other than the company or its Group in connection with the performance of their duties, with the exception of acts of mere courtesy.

–

Have not carried out activities on their own behalf or on behalf of a third party that involve competition with the company, whether on an isolated or potential basis, or that might otherwise place them in permanent conflict with the company’s interests.

The Bank has entered into a civil liability insurance policy for 2024 that covers the Institution’s directors and senior management staff. The total premium paid was 1,360 thousand euros (1,395 thousand euros in 2023).

Note 42 – Other information

Transactions with significant shareholders

No major transactions with significant shareholders were carried out during 2024 and 2023.

Environmental disclosures

In light of the challenges posed by climate change and in its capacity as a financial institution, Banco Sabadell Group has an important role to play in the transition towards a sustainable economy and in achieving the goals of the Paris Agreement and the UN 2030 Agenda. To that end, Banco Sabadell has an ESG action framework aligned with the Sustainable Development Goals (SDGs), in which climate action (SDG 13) is a priority in its business and in its corporate strategy.

Through its Sustainability Policy and its Environmental and Social Risk Framework, Banco Sabadell steers its activities and organisation in line with ESG parameters. The integration of environmental, social and governance factors is present both in decision-making and when responding to the needs and concerns of all its stakeholders. In the same vein, Banco Sabadell, TSB and Banco Sabadell Mexico have adopted those parameters in their own commitments.

As a financial institution, Banco Sabadell plays an essential role in rebuilding an inclusive and decarbonised economy. This involves mobilising resources, identifying technologies and generating opportunities, as well as incorporating new capabilities and carrying out internal transformation efforts to embed sustainability into all of its agendas. It also manages the risk associated with its customer portfolio, minimising the impact of ESG risks and funding a large portion of the investments needed to honour the Paris Agreement, the European Green Deal and the UN 2030 Agenda.

In this context, and with the goal of continuing to accelerate the economic and social transformations that will contribute to sustainable development, the Bank has been applying ESG factors to its strategy, governance and business model since 2022. It has achieved this through the launch of its ESG framework, Sabadell’s Commitment to Sustainability, with specific targets for 2025-2050 across four strategic pillars. These commitments include the alignment of business targets with SDGs and they establish levers for transformation and promotion actions. The main courses of action are the following:

–

Progress as a sustainable institution: the Bank focuses on achieving greenhouse gas (GHG) emissions neutrality, on making progress in diversity, on ensuring talent and on continuing to incorporate ESG criteria into its governance arrangements, in addition to collaborating in key partnerships.

–

Support customers in the transition to a sustainable economy: to that end, the Institution sets decarbonisation pathways, supports customers in the transition with specialised solutions for renewable energies, energy efficiency and sustainable mobility, and it establishes the Environmental and Social Risk Framework, which contains sectoral rules that limit controversial activities and/or activities with a negative impact on social and environmental development.

–

Offer investment opportunities that contribute to sustainability: in the investor ecosystem, the Bank focuses on increasing opportunities for savings and investment that contribute to sustainability, rolling out a wide range of social, ethical, green and sustainability bonds and funds, both its own and those of third parties.

–

Work together for a sustainable and cohesive society: in its commitment to society, the Institution believes that it is imperative to take an active role to improve financial education, drive forward inclusion, minimise vulnerabilities and ensure secure transactions and exchanges of information.

The Bank also continues to make progress in the area of sustainable finance through its ESG Activities Plan. This plan acts as an operational tool to ensure compliance with the objectives stemming from new regulations and needs in the regulatory and supervisory environment, impacting on strategy and the business model, governance, risk management and disclosure. Among its main courses of action, which are regularly monitored by the Sustainability Committee, it is worth noting the mobilisation of resources and capabilities in sustainable finance, the progress made with the Sustainable Finance Plan, ensuring disclosure to the market and identifying the mechanisms for sustainable progress in fields such as communication, training and measurement.

All of these actions and goals set out in Sabadell’s Commitment to Sustainability define the Bank’s ESG roadmap.

Given the activities in which it is engaged, as at 31 December 2024, the Bank does not have any responsibilities, expenses, assets, revenues, provisions or contingencies of an environmental nature that could be deemed significant with respect to its equity, financial position or consolidated results; therefore, no specific disclosures are included in the environmental disclosures document provided for in Order JUS/616/2022 of 30 June, approving the new templates for the submission to the Companies Register of the annual financial statements of institutions required to published them.

For further details, see the Sustainability Report, which is included as part of the consolidated Directors’ Report.

Customer Care Service (SAC)

The Customer Care Service (Servicio de Atención al Cliente, or SAC) and its head, who is appointed by the Board of Directors, report directly to the Compliance division and are independent of the Bank’s business and operational lines. The main function of the SAC is to handle and resolve complaints and claims brought forward by customers and users of the financial services of Banco de Sabadell, S.A. and the entities that adhere to the relevant regulations, where these relate to their interests and legally recognised rights arising from contracts, transparency and customer protection regulations or good financial practices and uses, in accordance with the Banco Sabadell Regulations for the Protection of Customers and Users of Financial Services.

In addition, the SAC can issue recommendations or suggestions derived from the analysis of complaints and claims it receives.

The following entities adhere to the SAC Regulations: Sabadell Asset Management, S.A., S.G.I.I.C. Sociedad Unipersonal, Urquijo Gestión, S.G.I.I.C, S.A. and Sabadell Consumer Finance, S.A.U.

In 2024, Banco Sabadell’s Customer Care Service (SAC) received 104,621 complaints and 105,355 complaints were handled during the year, with 1,565 claims and complaints pending analysis as at 31 December 2024.

Details of complaints received by the SAC in 2024, broken down by type of product or service, are provided here below:

	Complaints	% of total received

Product
Loans and credit secured with mortgages	62,557	59.8%
Loans and credit not secured with collateral	10,172	9.7%
Demand deposits and payment accounts	21,766	20.8%
Payment instruments and electronic money	4,649	4.4%
Other payment services	2,843	2.7%
Other products/services	1,809	1.7%
Other products	825	0.8%
Total	104,621	100%

Complaints and claims processed by SAC at first instance

During 2024, the SAC received 99,558 complaints and claims, in accordance with the provisions of Order ECO 734/2004 of 11 March and 100,262 have been processed. Of these, 52,781 complaints and claims were accepted and resolved and 47,481 were refused due to reasons set out in the SAC Regulations.

Of the total number of complaints and claims accepted for processing and resolved by the SAC, 31,919 (60.5%) were resolved in the customer’s favour, 20,854 (39.5%) in the Institution’s favour and in 8 cases the customer withdrew their complaint.

Of the total number of complaints and claims accepted for processing and resolved by the SAC, 29,676 (56.2%) were processed within a period of 15 working days, 20,789 (39.4%) within a period of less than one month and 2,316 (4.4%) within a period longer than one month.

Complaints and claims managed by the Ombudsman

At Banco Sabadell, the role of Customer Ombudsman is performed by José Luis Gómez-Dégano y Ceballos-Zúñiga. The Ombudsman is responsible for resolving complaints brought forward by the customers and users of Banco de Sabadell, S.A., and those of the other aforementioned entities associated with it, at both first and second instance, and for resolving issues that are passed on by the SAC. The Ombudsman’s decisions are binding on the Institution.

In 2024, the SAC received a total of 4,289 complaints and claims via the Customer Ombudsman, of which 4,302 were handled during the year.

With regard to claims and complaints resolved by the Customer Ombudsman, 1,116 were resolved in the customer’s favour, 889 were resolved in the Institution’s favour, and in 9 cases the customer withdrew their complaint. The Ombudsman rejected 2,259 complaints in accordance with the regulations governing their activity. As at 31 December 2024, 59 complaints were pending submission of allegations and 29 were pending the Ombudsman’s ruling.

Complaints and claims managed by the Bank of Spain and the CNMV

Under current legislation, customers or users who are dissatisfied with the response received from the SAC or from the Customer Ombudsman may submit their claims and complaints to the Market Conduct and Complaints Department of the Bank of Spain, to the CNMV, or to the Directorate General for Insurance and Pension Funds, subject to the essential prerequisite of having previously addressed their complaint or claim to the Institution.

The SAC received a total of 774 complaints referred by the Bank of Spain and the CNMV up to 31 December 2024. In 2024, taking into account complaints that remained pending at the end of the previous year, 634 were accepted for processing and resolved.

Note 43 – Subsequent events

No significant events meriting disclosure have occurred since 31 December 2024, other than those described in these notes to the consolidated annual financial statements.

Schedule I – Banco Sabadell Group companies

Banco Sabadell Group companies as at 31 December 2024 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Aurica Coinvestments, S.L.	Holding	Barcelona - Spain	—	61.76	50,594	(2,726)	4,715	2,614	52,659	31,247	(15,192)	(1,879)
Banco Atlantico (Bahamas) Bank & Trust Ltd. in Liquidation (*)	Credit institution	Nassau - Bahamas	99.99	0.01	—	142	(142)	—	—	—	—	(142)
Banco de Sabadell, S.A. (**)	Credit institution	Sabadell - Spain (***)	—	—	680,028	10,619,973	1,505,815	—	184,332,055	—	13,785,066	1,270,615
Banco Sabadell, S.A., Institución de Banca Múltiple	Credit institution	Mexico City - Mexico	99.99	0.01	635,734	(6,956)	39,706	—	5,985,029	673,037	(39,889)	21,207
BanSabadell Factura, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	100	1,425	738	—	2,695	799	727	738
BanSabadell Inversió Desenvolupament, S.A.U.	Holding	Sant Cugat del Valles - Spain	100.00	—	16,975	185,352	5,200	—	211,243	108,828	94,999	5,879
Bansabadell Mediación, Operador De Banca- Seguros Vinculado Del Grupo Banco Sabadell, S.A.	Other regulated companies	Alicante - Spain	—	100.00	301	60	3,468	3,110	41,774	524	(2,404)	3,468
BanSabadell Reassurance, S.A.	Other regulated companies	Luxembourg - Luxembourg	100.00	—	3,600	—	(90)	—	3,580	3,600	—	(90)
Bitarte, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	6,506	(2,048)	94	—	4,441	9,272	(4,755)	94
BStartup 10, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	4,827	717	—	13,653	1,000	493	(265)
Crisae Private Debt, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	—	100.00	3	489	252	—	882	200	292	252
Desarrollos y Participaciones Inmobiliarias 2006, S.L.U. in Liquidation	Real estate	Elche - Spain	—	100.00	—	—	—	—	1,644	—	—	(2,127)
Duncan Holdings 2022-1 Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	4,523	4,783
Duncan Holdings 2024-1 Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
Ederra, S.A.	Real estate	Sant Cugat del Valles - Spain	97.85	—	2,036	34,012	810	—	36,933	36,062	(541)	833
ESUS Energía Renovable, S.L.	Production of electricity	Vigo - Spain	—	100.00	8,000	4,182	(685)	—	43,918	13,115	(1,598)	(1,235)
Fonomed Gestión Telefónica Mediterráneo, S.A.U.	Other ancillary activities	Alicante - Spain	100.00	—	1,232	21,084	459	—	23,355	19,271	2,773	524
Gazteluberri, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	53	(20,875)	(686)	—	1,802	23,891	(44,712)	(686)
Gest 21 Inmobiliaria, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	7,810	1,164	(8)	—	8,976	80,516	(46,665)	(8)
Gestión Financiera del Mediterráneo, S.A.U.	Other financial services	Alicante - Spain	100.00	—	13,000	2,600	4,373	6,052	20,087	66,787	(48,083)	1,182
Gier Operations 2021, S.L.U. in Liquidation (****)	Other ancillary activities	Andorra - Andorra	100.00	—	—	16	(16)	—	—	—	—	(16)
Guipuzcoano Promoción Empresarial, S.L.	Holding	Sant Cugat del Valles - Spain	—	100.00	53	(77,366)	(2,982)	—	5,159	7,160	(84,474)	(2,982)
Hobalear, S.A.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	60	85	2	—	148	414	85	2
Hondarriberri, S.L.	Holding	Sant Cugat del Valles - Spain	99.99	0.01	41	9,052	599	—	19,068	165,669	93,672	4,304
Hotel Management 6 Gestión Activa, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	135,730	28,082	(997)	—	162,816	136,335	27,476	(531)
Interstate Property Holdings, LLC.	Holding	Miami - United States	100.00	—	7,293	(525)	252	—	7,150	3,804	8,111	252
Inverán Gestión, S.L. in Liquidation	Real estate	Sant Cugat del Valles - Spain	44.83	55.17	90	(96)	(8)	—	42	45,090	(45,096)	(8)
Inversiones Cotizadas del Mediterráneo, S.L.	Holding	Alicante - Spain	100.00	—	308,000	214,897	8,184	—	988,722	589,523	(66,490)	8,184
Manston Invest, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	33,357	(13,783)	(68)	—	19,794	33,357	(13,783)	(68)
Mariñamendi, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	62	(11,640)	(34)	—	3,842	109,529	(121,108)	(34)
Mediterráneo Sabadell, S.L.	Holding	Alicante - Spain	50.00	50.00	85,000	17,696	254	—	103,063	510,829	(408,133)	254
Paycomet, S.L.U.	Payment institution	Torrelodones - Spain	100.00	—	200	90,604	7,941	—	145,748	103,104	22,983	5,047

Banco Sabadell Group companies as at 31 December 2024 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Puerto Pacific Vallarta, S.A. de C.V.	Real estate	Mexico City - Mexico	—	100.00	28,947	(16,624)	(44)	—	12,279	29,164	(12,338)	(44)
Ripollet Gestión, S.L.U.	Other financial services	Sant Cugat del Valles - Spain	100.00	—	20	28	433	—	609,611	593	(546)	433
Rubí Gestión, S.L.U.	Other financial services	Sant Cugat del Valles - Spain	100.00	—	3	8	(11)	—	518,988	53	(42)	(11)
Sabadell Consumer Finance, S.A.U.	Credit institution	Sabadell - Spain	100.00	—	35,720	100,419	2,349	—	2,454,394	72,232	68,829	2,349
Sabadell Information Systems Limited	Provision of technology services	London - United Kingdom	—	100.00	12,036	23,479	362	—	36,179	41,296	(7,743)	289
Sabadell Digital, S.A.U.	Provision of technology services	Sabadell - Spain	100.00	—	40,243	190,801	99,391	—	1,541,892	269,695	(43,832)	86,391
Sabadell Innovation Capital, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	39,996	7	—	42,616	1,000	(8,598)	7
Sabadell Patrimonio Inmobiliario, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	30,116	789,225	(2,714)	—	817,652	863,895	(44,554)	(2,714)
Sabadell Real Estate Activos, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	100,060	234,017	(25)	—	334,336	500,622	(166,545)	(25)
Sabadell Real Estate Development, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	15,807	131,841	(14,053)	—	822,125	4,748,442	(4,585,579)	(12,055)
Sabadell Real Estate Housing, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	2,073	682	(12)	—	4,902	23,792	(21,038)	(12)
Sabadell Securities USA, Inc.	Other financial services	Miami - United States	100.00	—	551	7,405	911	—	9,123	551	6,378	911
Sabadell Strategic Consulting, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	890	259	—	2,186	3	890	259
Sabadell Venture Capital, S. L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	3	24,564	(1,378)	—	80,562	3	11,595	1,182
Sabcapital, S.A de C.V., SOFOM, E.R.	Other financial corporations	Mexico City - Mexico	49.00	51.00	127,864	62,548	34,259	—	1,205,596	121,781	66,835	34,282
Sinia Capital, S.A. de C.V.	Holding	Mexico City - Mexico	—	100.00	20,830	2,041	4,284	—	50,342	19,492	2,811	3,785
Sinia Renovables, S.A.U.	Trusts, funds and similar financial entities	Sant Cugat del Valles - Spain	100.00	—	15,000	12,663	1,827	—	208,328	15,000	11,731	1,790
Sogeviso Servicios Gestión Vivienda Innovación Social, S.L.U.	Real estate	Alicante - Spain	100.00	—	3	10,208	(217)	—	11,112	3	11,102	484
Stonington Spain, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	60,729	(11,945)	(57)	—	49,119	60,729	(11,945)	(57)
Tasaciones de Bienes Mediterráneo, S.A. in Liquidation	Other ancillary activities	Alicante - Spain	99.88	0.12	1,000	1,504	(1)	—	2,552	5,266	(2,763)	—
Tenedora de Inversiones y Participaciones, S.L.	Holding	Alicante - Spain	100.00	—	296,092	(148,006)	(42,923)	—	288,605	2,995,977	(2,868,514)	(20,172)
TSB Bank PLC	Credit institution	Edinburgh - United Kingdom	—	100.00	90,710	2,213,207	236,132	354,477	55,535,233	2,110,033	428,595	245,345
TSB Banking Group PLC	Holding	London - United Kingdom	100.00	—	7,028	2,224,146	359,284	140,097	4,045,597	2,527,195	(269,497)	1,096
TSB Banking Group plc Employee Share Trust	Other ancillary activities	Saint Helier - Jersey	—	100.00	1	(18,182)	84	—	321	—	(16,904)	2
TSB Covered Bonds (Holdings) Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds (LM) Limited	Other ancillary activities	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds LLP	Trusts, funds and similar financial entities	London - United Kingdom	—	100.00	1	8,263	(99)	—	8,216	—	24	(99)
Urquijo Gestión, S.A.U., S.G.I.I.C.	Fund management activities	Madrid - Spain	100.00	—	3,606	3,322	6,339	—	18,610	3,084	3,844	6,339
VeA Rental Homes, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	5,000	(451)	(129)	—	10,974	24,000	(19,451)	(131)
Venture Debt SVC, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	3	—	—	—	5,059	3	—	—

Total								506,350		17,206,867	5,631,022	1,667,171

(*) Formerly Banco Atlantico (Bahamas) Bank & Trust Ltd.

(**) The amount reported in “Contribution to reserves or losses in consolidated companies” and in “Contribution to Group consolidated profit/(loss)” includes contributions by companies that were removed from the scope during 2024 of 0 thousand euros and -465 thousand euros, respectively.

(***) The Board of Directors of Banco Sabadell, in its meeting held on 22 January 2025, resolved to set the registered office at Sabadell, Plaça de Sant Roc no. 20. The registered office was previously located in Alicante, at Avenida Óscar Esplá, 37.

(****) Formerly Gier Operations 2021, S.L.U.

Banco Sabadell Group companies as at 31 December 2024 accounted for using the equity method (*)

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data (a)			Group investment	Contribution to reserves or losses in consolidated companies (d)	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/(loss) (b)	Dividends paid (c)	Total assets

Aurica III, Fondo de Capital Riesgo	Trusts, funds and similar financial entities	Barcelona - Spain	—	47.50	51,130	2,023	1,411	—	54,729	24,318	6,243	9,072
Aurica IIIB, S.C.R., S.A.	Trusts, funds and similar financial entities	Barcelona - Spain	—	42.85	1,382	34,409	947	—	36,849	12,520	6,070	5,513
BanSabadell Pensiones, E.G.F.P., S.A.	Other regulated companies	Madrid - Spain	50.00	—	7,813	38,281	6,357	—	56,190	40,378	(17,243)	3,179
BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	10,000	71,591	35,047	20,450	313,846	34,000	7,412	18,291
BanSabadell Vida, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	43,858	386,624	125,236	73,550	9,864,395	27,106	105,185	114,721
Catalana de Biogás Iberia, S.L.	Production of electricity	Barcelona - Spain	—	24.90	10	(864)	1	—	1	2	(2)	—
Conecta2 Generación Renovable II, S.L.U.	Other power generation	Sant Cugat del Valles - Spain	—	49.00	2,961	—	—	—	13,521	1,451	—	—
Doctor Energy Central Services, S.L.	Business and other management consultancy activities	Granollers - Spain	—	21.61	381	(36)	(119)	—	1,356	116	(69)	2
Energíes Renovables Terra Ferma, S.L.	Production of electricity	Barcelona - Spain	—	50.00	6	(85)	9	—	3,537	3	(3)	—
Enerlan Solutions, S.L.	Production of electricity	Leioa - Spain	—	19.00	3	147	10	—	753	274	(238)	(6)
Financiera Iberoamericana, S.A.	Other financial corporations	Havana - Cuba	50.00	—	38,288	18,527	9,378	3,405	113,215	19,144	4,709	4,086
Flex Equipos de Descanso, S.A.	Manufacturing	Getafe - Spain	—	19.16	66,071	39,803	5,383	4,791	355,893	50,930	35,329	4,791
Ingubide, S.L.	Production of electricity	Leioa - Spain	—	19.00	3	3	57	—	351	152	(117)	(23)
Murcia Emprende, S.C.R. de R.S., S.A.	Other financial services	Murcia - Spain	28.70	—	2,557	939	(375)	—	3,165	2,026	(1,083)	(47)
Parque Eólico Casa Vieja S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Villaumbrales S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	763	267	(15)	—
Parque Eólico Perales S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Los Pedrejones S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Portic Barcelona, S.A.	Data processing, hosting and related activities	Barcelona - Spain	25.81	—	291	1,887	(203)	—	2,236	5	552	(47)
SBD Creixent, S.A.	Real estate	Sabadell - Spain	23.05	—	5,965	(336)	318	—	6,099	3,524	(2,296)	142
Sydinia, S.L.	Production of electricity	Albacete - Spain	—	50.00	562	(120)	1	—	1	281	(20)	(40)

Total								102,196		217,298	144,369	159,634

(*) Companies accounted for using the equity method as the Group does not have control over them but does have significant influence.

(a) Figures for foreign companies translated to euros at the historical exchange rate; amounts in the consolidated income statement translated at the average exchange rate.

(b) Results pending approval by the shareholders and partners at the Annual General Meeting.

(c) Includes supplementary dividends from previous year and interim dividends paid to the Group.

(d) The heading “Reserves or accumulated losses of investments in joint ventures and associates” on the consolidated balance sheet as at 31 December 2024 also includes -65,353 thousand euros corresponding to Promontoria Challenger I, S.A., an entity classified as a non-current asset held for sale.

The balance of total revenue from associates consolidated by the equity method and individually considered to be non-material amounts to 594,396 thousand euros as at 31 December 2024. The balance of liabilities as at the end of 2024 amounts to 515,474 thousand euros. The key figures as at 2024 year-end for BanSabadell Vida, S.A. are included in Note 14 of the consolidated annual financial statements.

Changes in the scope of consolidation in 2024

Additions to the scope of consolidation:

Thousand euro
Name of entity (or line of business) acquired or merged	Category	Effective date of the transaction	Fair value of equity instruments issued for the acquisition		% Voting rights acquired	% Total voting rights	Type of shareholding	Method	Reason
			Acquisition cost	Fair value of equity instruments issued for the acquisition

BanSabadell Reassurance, S.A.	Group	15/4/2024	3,600	—	100.00%	100.00%	Direct	Full consolidation	a
Conecta2 Generación Renovable II, S.L.U.	Associate	1/8/2024	1,451	—	49.00%	49.00%	Indirect	Equity method	b
Duncan Holdings 2024-1 Limited	Group	7/2/2024	—	—	100.00%	100.00%	Indirect	Full consolidation	a

Total newly consolidated subsidiaries			—

Total newly consolidated associates			1,451

 (a) Incorporation of subsidiaries.

 (b) Added due to acquisition of shares.

Exclusions from the scope of consolidation:

Thousand euro

Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit/(loss) generated	Type of shareholding	Method	Reason

Plaxic Estelar, S.L.	Associate	3/4/2024	45.01%	—%	—	Indirect	Equity method	a
Hotel Management 6 Holdco, S.L.U.	Associate	23/12/2024	100.00%	—%	(25)	Indirect	Equity method	a
Others					1,471

Total					1,446

(a) Removed from the scope due to dissolution and/or liquidation.

Banco Sabadell Group companies as at 31 December 2023 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Aurica Coinvestments, S.L.	Holding	Barcelona - Spain	—	61.76	50,594	(3,205)	4,712	2,614	52,175	50,594	(15,793)	(1,577)
Banco Atlantico (Bahamas) Bank & Trust Ltd.	Credit institution	Nassau - Bahamas	99.99	0.01	1,598	712	(90)	—	2,952	2,439	(435)	(90)
Banco de Sabadell, S.A. (*)	Credit institution	Alicante - Spain	—	—	680,028	10,247,219	1,088,014	—	179,945,913	—	12,961,312	1,020,744
Banco Sabadell, S.A., Institución de Banca Múltiple	Credit institution	Mexico City - Mexico	99.99	0.01	635,734	65,095	25,755	—	5,721,555	725,419	(42,119)	2,197
BanSabadell Factura, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	100	812	613	—	1,828	799	114	613
BanSabadell Inversió Desenvolupament, S.A.U.	Holding	Sant Cugat del Valles - Spain	100.00	—	16,975	165,564	21,193	—	205,074	108,828	84,911	6,827
Bansabadell Mediación, Operador de Banca-Seguros Vinculado del Grupo Banco Sabadell, S.A.	Other regulated companies	Alicante - Spain	—	100.00	301	60	3,110	8,393	38,485	524	(3,552)	4,259
Bitarte, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	6,506	(2,288)	240	—	4,640	9,272	(4,582)	(173)
BStartup 10, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	4,495	509	—	12,761	1,000	(374)	(185)
Crisae Private Debt, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	—	100.00	3	286	203	—	607	200	88	204
Desarrollos y Participaciones Inmobiliarias 2006, S.L.U. in Liquidation	Real estate	Elche - Spain	—	100.00	1,942	(89,871)	(209)	—	42	1,919	(89,848)	(209)
Duncan Holdings 2022-1 Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	5,993	(1,469)
Ederra, S.A.	Real estate	Sant Cugat del Valles - Spain	97.85	—	2,036	34,452	(461)	—	36,486	36,062	(38)	(503)
ESUS Energía Renovable, S.L.	Production of electricity	Vigo - Spain	—	90.00	50	(1,522)	(313)	—	18,476	45	(1,666)	(584)
Fonomed Gestión Telefónica Mediterráneo, S.A.U.	Other ancillary activities	Alicante - Spain	100.00	—	1,232	20,652	382	—	25,479	19,271	3,477	2,068
Gazteluberri, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	53	(20,795)	(79)	—	1,795	23,891	(44,634)	(79)
Gest 21 Inmobiliaria, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	7,810	1,140	24	—	8,995	80,516	(46,689)	24
Gestión Financiera del Mediterráneo, S.A.U.	Other financial services	Alicante - Spain	100.00	—	13,000	2,596	6,046	9,531	21,818	66,787	(42,846)	(2,296)
Gier Operations 2021, S.L.U.	Other ancillary activities	Andorra - Andorra	100.00	—	730	(9)	(9)	—	712	730	(9)	(9)
Guipuzcoano Promoción Empresarial, S.L.	Holding	Sant Cugat del Valles - Spain	—	100.00	53	(77,109)	(258)	—	5,264	7,160	(84,207)	(258)
Hobalear, S.A.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	60	79	6	—	146	414	79	6
Hondarriberri, S.L.	Holding	Sant Cugat del Valles - Spain	99.99	0.01	41	8,991	61	—	10,100	165,669	93,348	324
Hotel Management 6 Gestión Activa, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	135,730	28,210	(129)	—	163,812	136,335	50,295	45
Hotel Management 6 Holdco, S.L.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	29,074	(24,148)	(178)	—	61,401	27,611	(22,685)	(178)
Interstate Property Holdings, LLC.	Holding	Miami - United States	100.00	—	7,293	(1,152)	211	—	6,439	3,804	7,900	211

Banco Sabadell Group companies as at 31 December 2023 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Inverán Gestión, S.L. in Liquidation	Real estate	Sant Cugat del Valles - Spain	44.83	55.17	90	(96)	—	—	50	45,090	(45,096)	—
Inversiones Cotizadas del Mediterráneo, S.L.	Holding	Alicante - Spain	100.00	—	308,000	207,830	6,564	—	1,008,718	589,523	(73,054)	6,564
Manston Invest, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	33,357	(13,688)	(95)	—	19,921	33,357	(13,689)	(95)
Mariñamendi, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	62	(11,598)	(43)	—	3,821	109,529	(121,065)	(43)
Mediterráneo Sabadell, S.L.	Holding	Alicante - Spain	50.00	50.00	85,000	16,567	1,085	—	103,121	510,829	(409,218)	1,085
Paycomet, S.L.U.	Payment institution	Torrelodones - Spain	100.00	—	200	(19,658)	21,981	—	88,170	80,622	1,021	21,962
Puerto Pacific Vallarta, S.A. de C.V.	Real estate	Mexico City - Mexico	—	100.00	28,947	(14,693)	(74)	—	14,180	29,164	(12,264)	(74)
Ripollet Gestión, S.L.U.	Other financial services	Sant Cugat del Valles - Spain	100.00	—	20	396	(369)	—	625,387	593	(177)	(369)
Rubí Gestión, S.L.U.	Other financial services	Sant Cugat del Valles - Spain	100.00	—	3	14	(6)	—	295,504	53	(36)	(6)
Sabadell Consumer Finance, S.A.U.	Credit institution	Sabadell - Spain	100.00	—	35,720	95,237	5,182	—	2,139,044	72,232	63,647	5,182
Sabadell Information Systems Limited	Provision of technology services	London - United Kingdom	—	100.00	12,036	21,507	422	—	34,469	41,296	(8,160)	422
Sabadell Digital, S.A.U.	Provision of technology services	Sabadell - Spain	100.00	—	40,243	236,148	(45,105)	—	1,473,772	269,695	1,434	(49,813)
Sabadell Innovation Capital, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	8,552	31,752	—	43,824	1,000	(7,607)	(991)
Sabadell Patrimonio Inmobiliario, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	30,116	795,014	(5,789)	—	821,973	863,895	(38,820)	(5,734)
Sabadell Real Estate Activos, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	100,060	234,014	3	—	334,918	500,622	(166,548)	3
Sabadell Real Estate Development, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	15,807	137,336	(5,495)	—	1,036,087	4,748,442	(4,573,410)	(8,263)
Sabadell Real Estate Housing, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	2,073	662	20	—	4,786	23,792	(21,058)	20
Sabadell Securities USA, Inc.	Other financial services	Miami - United States	100.00	—	551	6,197	694	—	7,601	551	5,692	686
Sabadell Strategic Consulting, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	664	226	—	1,625	3	664	226
Sabadell Venture Capital, S. L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	3	14,160	2,818	—	72,709	3	9,552	1,075
Sabcapital, S.A de C.V., SOFOM, E.R.	Other financial corporations	Mexico City - Mexico	49.00	51.00	127,864	49,577	44,928	51,527	1,420,571	126,007	25,073	41,762
Sinia Capital, S.A. de C.V.	Holding	Mexico City - Mexico	—	100.00	20,830	15,320	(6,405)	—	58,881	22,435	(4,160)	9,721
Sinia Renovables, S.A.U.	Trusts, funds and similar financial entities	Sant Cugat del Valles - Spain	100.00	—	15,000	2,055	9,591	—	176,162	15,000	4,449	8,047
Sogeviso Servicios Gestión Vivienda Innovación Social, S.L.U.	Real estate	Alicante - Spain	100.00	—	3	10,078	248	—	11,960	3	11,659	(439)
Stonington Spain, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	60,729	(11,826)	(119)	—	49,277	60,729	(11,826)	(119)

Banco Sabadell Group companies as at 31 December 2023 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Tasaciones de Bienes Mediterráneo, S.A. in Liquidation	Other ancillary activities	Alicante - Spain	99.88	0.12	1,000	1,417	87	—	2,507	5,266	(2,850)	87
Tenedora de Inversiones y Participaciones, S.L.	Holding	Alicante - Spain	100.00	—	296,092	(129,129)	(38,776)	—	232,643	2,975,977	(2,739,862)	(38,596)
TSB Bank PLC	Credit institution	Edinburgh - United Kingdom	—	100.00	90,710	1,945,133	196,655	137,839	54,786,747	1,814,636	351,887	212,331
TSB Banking Group PLC	Holding	London - United Kingdom	100.00	—	7,028	1,826,060	138,687	56,749	3,358,703	2,207,741	(245,481)	(21,409)
TSB Banking Group plc Employee Share Trust	Other ancillary activities	Saint Helier - Jersey	—	100.00	1	(15,404)	(25)	—	286	—	(14,787)	1
TSB Covered Bonds (Holdings) Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds (LM) Limited	Other ancillary activities	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds LLP	Trusts, funds and similar financial entities	London - United Kingdom	—	100.00	1	20	3	—	72	—	21	3
Urquijo Gestión, S.A.U., S.G.I.I.C.	Fund management activities	Madrid - Spain	100.00	—	3,606	4,858	(1,536)	1,257	8,573	3,084	5,380	(1,536)
VeA Rental Homes, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	5,000	(222)	(2,229)	—	13,131	22,000	(17,222)	(2,229)
Venture Debt SVC, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	3	—	—	—	5,251	3	—	—

Total								267,910		16,642,461	4,762,129	1,209,373

(*) The amount reported in “Contribution to reserves or losses in consolidated companies” and in “Contribution to Group consolidated profit/(loss)” includes contributions by companies that were removed from the scope during 2023 of -14 thousand euros and -2,590 thousand euros, respectively.

Banco Sabadell Group companies as at 31 December 2023 accounted for using the equity method (*)

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data (a)			Group investment	Contribution to reserves or losses in consolidated companies (d)	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/(loss) (b)	Dividends paid (c)	Total assets

Aurica III, Fondo de Capital Riesgo	Trusts, funds and similar financial entities	Barcelona - Spain	—	47.50	51,130	81,088	1,306	6,290	64,340	24,318	2,115	4,128
Aurica IIIB, S.C.R., S.A.	Trusts, funds and similar financial entities	Barcelona - Spain	—	42.85	34,557	79,139	908	1,518	43,386	12,520	3,562	2,507
BanSabadell Pensiones, E.G.F.P., S.A.	Other regulated companies	Madrid - Spain	50.00	—	7,813	34,412	3,343	—	49,106	40,378	(18,915)	1,672
BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	10,000	85,856	28,211	11,000	312,609	34,000	16,997	10,866
BanSabadell Vida, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	43,858	241,380	118,491	—	9,556,627	27,106	82,370	96,365
Catalana de Biogás Iberia, S.L.	Production of electricity	Barcelona - Spain	—	24.90	10	(373)	1	—	1	2	—	(2)
Doctor Energy Central Services, S.L.	Business and other management consultancy activities	Granollers - Spain	—	16.66	300	(100)	(166)	—	1,276	75	(50)	(19)
Energíes Renovables Terra Ferma, S.L.	Production of electricity	Barcelona - Spain	—	50.00	6	(73)	(15)	—	3,236	3	(3)	—
Enerlan Solutions, S.L.	Production of electricity	Leioa - Spain	—	19.00	3	142	80	—	559	274	—	—
Financiera Iberoamericana, S.A.	Other financial corporations	Havana - Cuba	50.00	—	38,288	13,539	9,441	2,753	104,156	19,144	3,825	4,289
Flex Equipos de Descanso, S.A.	Manufacturing	Getafe - Spain	—	19.16	66,071	58,387	6,186	4,791	365,595	50,930	36,123	3,997
Ingubide, S.L.	Production of electricity	Leioa - Spain	—	19.00	3	43	139	—	520	152	—	—
Murcia Emprende, S.C.R. de R.S., S.A.	Other financial services	Murcia - Spain	28.70	—	2,557	910	(182)	—	3,340	2,026	(910)	(173)
SBD Creixent, S.A.	Real estate	Sabadell - Spain	23.05	—	5,965	(891)	256	—	6,030	3,524	(2,299)	4
Sydinia, S.L.	Production of electricity	Albacete - Spain	—	50.00	226	(40)	1	—	1	113	—	(20)
Parque Eólico Casa Vieja S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Villaumbrales S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	832	267	(15)	—
Parque Eólico Perales S. L.	Production of electricity	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—

Total								26,352		219,544	120,189	122,808

(*) Companies accounted for using the equity method as the Group does not have control over them but does have significant influence.

(a) Figures for foreign companies translated to euros at the historical exchange rate; amounts in the consolidated income statement translated at the average exchange rate.

(b) Results pending approval by Annual General Meeting of Shareholders and Partners.

(c) Includes supplementary dividends from previous year and interim dividends paid to Group.

(d) The heading “Reserves or accumulated losses of investments in joint ventures and associates” on the consolidated balance sheet as at 31 December 2023 also includes -65,353 thousand euros corresponding to Promontoria Challenger I, S.A., an entity classified as a non-current asset held for sale.

The balance of total revenue from associates consolidated by the equity method and individually considered to be non-material amounted to 621,313 thousand euros as at 31 December 2023. The balance of liabilities as at the end of 2023 amounted to 540,899 thousand euros.

Changes in the scope of consolidation in 2023

Additions to the scope of consolidation:

Thousand euro
Name of entity (or line of business) acquired or merged	Category	Effective date of the transaction	Fair value of equity instruments issued for the acquisition		% Voting rights acquired	% Total voting rights	Type of shareholding	Method	Reason
			Acquisition cost	Fair valueof equity instruments issued for the acquisition

Sydinia, S.L.	Associate	20/07/2023	113	—	50.00%	50.00%	Indirect	Equity method	a
Enerlan Solutions, S.L.	Associate	21/11/2023	274	—	19.00%	19.00%	Indirect	Equity method	a
Ingubide, S.L.	Associate	21/11/2023	152	—	19.00%	19.00%	Indirect	Equity method	a

Total newly consolidated subsidiaries			—

Total newly consolidated associates			539

 (a) Acquisition of associates.

Exclusions from the scope of consolidation:

Thousand euro

Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit/(loss) generated	Type of shareholding	Method	Reason

BanSabadell Financiación, E.F.C., S.A.	Subsidiary	10/10/2023	100.00%	—%	—	Direct	Full consolidation	b
Business Services for Operational Support, S.A.U.	Subsidiary	19/01/2023	100.00%	—%	43	Direct	Full consolidation	a
Duncan de Inversiones S.I.C.A.V., S.A. in Liquidation	Subsidiary	11/1/2023	99.81%	—%	—	Direct	Full consolidation	a
Galeban 21 Comercial, S.L	Subsidiary	18/10/2023	100.00%	—%	64	Direct	Full consolidation	a
Sabadell Innovation Cells, S.L.U.	Subsidiary	28/9/2023	100.00%	—%	121	Direct	Full consolidation	a
Compañía de Cogeneración del Caribe Dominicana, S.A.	Subsidiary	15/2/2023	100.00%	—%	312	Indirect	Full consolidation	a
Fuerza Eólica De San Matías, S. de R.L. de C.V.	Subsidiary	15/12/2023	100.00%	—%	11,892	Indirect	Full consolidation	c
Urumea Gestión, S.L. in Liquidation	Subsidiary	28/12/2023	100.00%	—%	—	Indirect	Full consolidation	a
Other					(4,237)

Total					8,195

(a) Removed from the scope due to dissolution and/or liquidation.

(b) Removed from the scope due to merger by absorption.

(c) Removed from the scope due to sale.

Schedule II – Structured entities - Securitisation funds

Thousand euro

Year	Securitisation funds fully retained on the balance sheet	Entity	Total securitised assets as at 31/12/2024	Of which: issued via mortgage transfer certificates (*)	Of which: issued via mortgage participations (*)

2005	TDA CAM 4 F.T.A	Banco CAM	64,892	10,953	53,424
2005	TDA CAM 5 F.T.A	Banco CAM	198,195	58,922	137,948
2006	TDA 26-MIXTO, F.T.A	Banco Guipuzcoano	30,194	1,117	28,679
2006	TDA CAM 6 F.T.A	Banco CAM	147,381	63,663	82,169
2006	FTPYME TDA CAM 4 F.T.A	Banco CAM	44,490	33,330	—
2006	TDA CAM 7 F.T.A	Banco CAM	234,596	100,713	131,966
2006	CAIXA PENEDES 1 TDA, F.T.A.	BMN- Penedés	79,610	17,333	62,188
2007	TDA 29, F.T.A	Banco Guipuzcoano	44,684	4,732	39,184
2007	TDA CAM 8 F.T.A	Banco CAM	206,549	55,848	148,870
2007	TDA CAM 9 F.T.A	Banco CAM	223,480	84,327	138,187
2007	CAIXA PENEDES PYMES 1 TDA, FTA	BMN- Penedés	12,895	11,775	—
2008	CAIXA PENEDES FTGENCAT 1 TDA, F.T.A.	BMN- Penedés	22,861	22,353	—
2009	ICO-FTVPO 1, F.T.H (CP)	BMN- Penedés	395	—	395
2017	TDA SABADELL RMBS 4, F.T	Banco Sabadell	2,985,630	2,983,837	—
2022	SABADELL CONSUMO 2, F.T.	Banco Sabadell	288,683	—	—
2022	DUNCAN FUNDING 2022 PLC	TSB	1,506,725	—	—
2023	SABADELL CONSUMER FINANCE AUTOS 1, F.T.	Sabadell Consumer Finance	375,333	—	—
2024	DUNCAN FUNDING 2024-1 PLC	TSB	655,458	—	—
2024	SABADELL CONSUMO 3, F.T.	Banco Sabadell	686,917	—	—
Total			7,808,968	3,448,903	823,010

(*) Corresponds to the allocation at source of loans when mortgage transfer certificates and mortgage participations were issued.

Thousand euro

Year	Securitisation funds fully derecognised from the balance sheet	Entity	Total securitised assets as at 31/12/2024	Of which: issued via mortgage transfer certificates (*)	Of which: issued via mortgage participations (**)

2006	TDA 25, FTA	Banco Gallego	—	—	—
2010	FONDO PRIVADO PYMES 1	Banco CAM	211,907	88,345	23,817
2019	SABADELL CONSUMO 1, FT	Banco Sabadell	75,745	—	—
Total			287,652	88,345	23,817

(**) Corresponds to the allocation at source of loans when mortgage transfer certificates and mortgage participations were issued.

Schedule III – Details of outstanding issues and subordinated liabilities of the Group

Debt securities issued

The breakdown of the Group’s issues as at 31 December 2024 and 2023 is as follows:

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2024	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023

Banco de Sabadell, S.A.	16/03/2018	6,000	6,000	MAX(EURIBOR 3M; 0.67%)	17/03/2025	Euro	Retail
Banco de Sabadell, S.A.	07/09/2018	—	750,000	1.63%	07/03/2024	Euro	Institutional
Banco de Sabadell, S.A.	14/11/2018	2,500	2,500	MAX(EURIBOR 3M; 1.5%)	14/11/2025	Euro	Retail
Banco de Sabadell, S.A.	10/05/2019	—	419,600	1.75%	10/05/2024	Euro	Institutional
Banco de Sabadell, S.A.	22/07/2019	1,000,000	1,000,000	0.88%	22/07/2025	Euro	Institutional
Banco de Sabadell, S.A.	27/09/2019	500,000	500,000	1.13%	27/03/2025	Euro	Institutional
Banco de Sabadell, S.A. (*)	07/11/2019	—	500,000	0.63%	07/11/2024	Euro	Institutional
Banco de Sabadell, S.A. (*)	11/09/2020	500,000	500,000	1.13%	11/03/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	16/06/2021	500,000	500,000	0.88%	16/06/2027	Euro	Institutional
Banco de Sabadell, S.A.	29/11/2021	67,000	67,000	MAX(EURIBOR 12M; 0.77%)	30/11/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	24/03/2022	750,000	750,000	2.63%	24/03/2025	Euro	Institutional
Banco de Sabadell, S.A.	30/03/2022	120,000	120,000	3.15%	30/03/2037	Euro	Institutional
TSB Banking Group Plc (*) (**)	13/06/2022	542,705	517,807	SONIA + 2.45%	13/06/2026	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	08/09/2022	500,000	500,000	5.38%	08/09/2025	Euro	Institutional
Banco de Sabadell, S.A.	02/11/2022	750,000	750,000	5.13%	10/11/2027	Euro	Institutional
Banco de Sabadell, S.A. (*)	23/11/2022	75,000	75,000	5.50%	23/11/2031	Euro	Institutional
TSB Banking Group Plc (*)(**)	09/12/2022	301,503	287,670	SONIA + 3.40%	09/12/2025	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	07/02/2023	750,000	750,000	5.25%	07/02/2028	Euro	Institutional
Banco de Sabadell, S.A. (*)	07/06/2023	750,000	750,000	5.00%	07/06/2028	Euro	Institutional
Banco de Sabadell, S.A. (*)	08/09/2023	750,000	750,000	5.50%	08/09/2028	Euro	Institutional
TSB Banking Group Plc (*)(**)	05/12/2023	241,202	230,136	SONIA + 3,28%	05/12/2027	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	15/01/2024	750,000	—	4.00%	15/01/2029	Euro	Institutional
Banco de Sabadell, S.A. (*)	13/03/2024	500,000	—	4.25%	13/09/2029	Euro	Institutional
Banco de Sabadell, S.A. (*)	13/09/2024	542,705	—	5.00%	13/10/2029	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	27/11/2024	500,000	—	3.500%	27/05/2030	Euro	Institutional
Subscribed by Group companies		(1,105,410)	(1,095,613)

Total straight bonds		9,293,205	8,630,100

(*) “Maturity/call date” refers to the first call option.

(**) Equivalent amount in euros as at the end of December 2024.

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2024	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023

Banco de Sabadell, S.A.	14/07/2014	—	10,000	Underlying benchmark	15/07/2024	Euro	Retail
Banco de Sabadell, S.A.	05/11/2018	—	10,000	Underlying benchmark	01/04/2024	Euro	Retail
Banco de Sabadell, S.A.	12/11/2018	—	3,200	Underlying benchmark	31/07/2024	Euro	Retail
Banco de Sabadell, S.A.	03/06/2022	8,900	8,900	MAX (EURIBOR 12M; 2.75%)	03/06/2027	Euro	Institutional
Banco de Sabadell, S.A.	01/08/2022	9,200	9,200	MAX (EURIBOR 12M; 4.00%)	02/08/2027	Euro	Institutional

Total structured bonds		18,100	41,300

Thousand euro

Issuer	Issue date	Amount		Average interest rate	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023	31/12/2024

Banco de Sabadell, S.A. (*)	08/05/2024	1,126,933	2,125,763	—	Various	Euro	Institutional
Subscribed by Group companies		(615,586)	(742,935)

Total commercial paper		511,347	1,382,828

(*) Programme with issuance limit of 7,000,000 thousand euros, which can be extended to 9,000,000 thousand euros, registered with Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR).

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2024	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023

Banco de Sabadell, S.A.	26/01/2016	—	550,000	EURIBOR 3M + 0.8%	26/01/2024	Euro	Institutional
Banco de Sabadell, S.A.	24/05/2016	—	50,000	EURIBOR 3M + 0.53%	24/05/2024	Euro	Institutional
Banco de Sabadell, S.A.	10/06/2016	—	1,000,000	0.63%	10/06/2024	Euro	Institutional
Banco de Sabadell, S.A.	29/12/2016	—	250,000	0.97%	27/12/2024	Euro	Institutional
Banco de Sabadell, S.A.	26/04/2017	1,100,000	1,100,000	1.00%	26/04/2027	Euro	Institutional
Banco de Sabadell, S.A.	21/07/2017	500,000	500,000	0.89%	21/07/2025	Euro	Institutional
Banco de Sabadell, S.A.	21/12/2018	390,000	390,000	1.09%	21/12/2026	Euro	Institutional
Banco de Sabadell, S.A.	20/12/2019	—	750,000	EURIBOR 12M + 0.07%	17/06/2024	Euro	Institutional
Banco de Sabadell, S.A.	20/12/2019	750,000	750,000	EURIBOR 12M + 0.10%	22/12/2025	Euro	Institutional
Banco de Sabadell, S.A.	20/01/2020	1,000,000	1,000,000	0.13%	10/02/2028	Euro	Institutional
Banco de Sabadell, S.A.	23/06/2020	—	1,500,000	EURIBOR 12M + 0.08%	19/12/2024	Euro	Institutional
Banco de Sabadell, S.A.	30/03/2021	1,000,000	1,000,000	EURIBOR 12M + 0.02%	30/03/2026	Euro	Institutional
Banco de Sabadell, S.A.	08/06/2021	1,000,000	1,000,000	EURIBOR 12M + 0.012%	08/06/2026	Euro	Institutional
Banco de Sabadell, S.A.	08/06/2021	1,000,000	1,000,000	EURIBOR 12M + 0.02%	08/06/2027	Euro	Institutional
Banco de Sabadell, S.A.	21/01/2022	1,500,000	1,500,000	EURIBOR 12M + 0.010%	21/09/2027	Euro	Institutional
Banco de Sabadell, S.A.	30/05/2022	1,000,000	1,000,000	1.75%	30/05/2029	Euro	Institutional
Banco de Sabadell, S.A.	12/12/2022	500,000	500,000	EURIBOR 12M + 0.14%	12/06/2028	Euro	Institutional
Banco de Sabadell, S.A.	21/12/2022	500,000	500,000	EURIBOR 3M + 0.60%	20/12/2030	Euro	Institutional
Banco de Sabadell, S.A.	28/02/2023	1,000,000	1,000,000	3.50%	28/08/2026	Euro	Institutional
Banco de Sabadell, S.A.	21/12/2023	200,000	200,000	EURIBOR 3M + 0.77%	22/12/2031	Euro	Institutional
Banco de Sabadell, S.A.	05/06/2024	1,000,000	—	3.25%	05/06/2034	Euro	Institutional
Banco de Sabadell, S.A.	17/06/2024	750,000	—	EURIBOR 3M + 0.24%	17/06/2029	Euro	Institutional
Banco de Sabadell, S.A.	15/10/2024	750,000	—	2.75%	15/04/2030	Euro	Institutional
Banco de Sabadell, S.A.	19/12/2024	1,500,000	—	2.83%	19/09/2033	Euro	Institutional
Subscribed by Group companies		(8,065,000)	(8,065,000)

Total mortgage covered bonds		7,375,000	7,475,000

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2024	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023

TSB Banking Group Plc	15/02/2019	—	575,342	SONIA + 0.87%	15/02/2024	Pounds sterling	Institutional
TSB Banking Group Plc	22/06/2021	603,005	575,341	SONIA + 0.37%	22/06/2028	Pounds sterling	Institutional
TSB Banking Group Plc	14/02/2023	1,206,011	1,150,682	SONIA + 0.60%	14/02/2027	Pounds sterling	Institutional
TSB Banking Group Plc	15/09/2023	904,508	863,011	SONIA + 0.65%	15/09/2028	Pounds sterling	Institutional
TSB Banking Group Plc	11/10/2023	603,005	575,341	SONIA + 0.63%	10/11/2027	Pounds sterling	Institutional
TSB Banking Group Plc	05/03/2024	500,000	—	3.32%	05/03/2029	Euro	Institutional
TSB Banking Group Plc	11/09/2024	603,005	—	SONIA + 0.53%	11/09/2029	Pounds sterling	Institutional
Subscribed by Group companies		(603,005)	(575,341)

Total Covered bonds		3,816,529	3,164,376

Securitisations

The following table shows the securities issued by asset securitisation funds outstanding as at 31 December 2024 and 2023, respectively:

Thousand euro
			Issue		Outstanding balance of liabilities
Year	Name of fund (*)	Types of issue	Number of securities	Amount	2024	2023	Yield

2005	TDA CAM 4, F.T.A	RMBS	20,000	2,000,000	11,625	25,714	EURIBOR 3M + (between 0.09% and 0.24%)
2005	TDA CAM 5, F.T.A	RMBS	20,000	2,000,000	69,609	85,251	EURIBOR 3M + (between 0.12% and 0.35%)
2006	TDA CAM 6, F.T.A	RMBS	13,000	1,300,000	47,633	55,923	EURIBOR 3M + (between 0.13% and 0.27%)
2006	TDA CAM 7, F.T.A	RMBS	15,000	1,500,000	51,988	65,853	EURIBOR 3M + (between 0.14% and 0.30%)
2006	CAIXA PENEDES 1 TDA, F.T.A	RMBS	10,000	1,000,000	20,652	26,025	EURIBOR 3M + 0.14%
2006	FTPYME TDA CAM 4, F.T.A	SMEs	15,293	1,529,300	16,541	21,662	EURIBOR 3M + 0.61%
2007	TDA CAM 8, F.T.A	RMBS	17,128	1,712,800	52,589	62,769	EURIBOR 3M + (between 0.13% and 0.47%)
2007	CAIXA PENEDES PYMES 1 TDA, F.T.A	SMEs	7,900	790,000	163	225	EURIBOR 3M + 0.8%
2007	TDA CAM 9, F.T.A	RMBS	15,150	1,515,000	78,866	92,011	EURIBOR 3M + (between 0.19% and 0.75%)
2022	SABADELL CONSUMO 2, F.T.	CONSUMER	7,591	759,100	278,902	441,140	EURIBOR 1M + (between 0.87% and 13.25%)
2023	SCF AUTOS 1, F.T.	VEHICLES	6,595	659,500	293,497	494,000	EURIBOR 1M + (between 0.69% y 9.23%)
2024	DUNCAN FUNDING 2024 PLC	RMBS	5,618	672,466	596,975	—	Compound Daily SONIA + 0.55%
2024	SABADELL CONSUMO 3 FT	CONSUMER	7,592	759,200	631,825	—	EURIBOR 1M + (between 0.80% and 5.10%)

Total securitisation funds					2,150,865	1,370,573

(*) The securities issued by securitisation funds are listed in the AIAF market, except for those issued by DUNCAN FUNDING 2024 PLC, which are listed on the London Stock Exchange (LSE).

Subordinated liabilities

Subordinated liabilities issued by the Group as at 31 December 2024 and 2023 are as follows:

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2024	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023

Banco de Sabadell, S.A.	06/05/2016	500,000	500,000	5.63%	06/05/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	17/01/2020	300,000	300,000	2.00%	17/01/2025	Euro	Institutional
Banco de Sabadell, S.A. (*)	15/01/2021	500,000	500,000	2.50%	15/04/2026	Euro	Institutional
TSB Banking Group Plc	30/03/2021	361,803	345,205	3.45%	30/03/2026	Euro	Institutional
Banco de Sabadell, S.A.	16/02/2023	500,000	500,000	6.00%	16/05/2028	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	27/03/2024	500,000		5.13%	27/03/2029	Euro	Institutional
Subscribed by Group companies		(361,803)	(345,205)

Total subordinated bonds		2,300,000	1,800,000

(*) “Maturity/call date” refers to the first call option.

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2024	Maturity/call date	Issue currency	Target of offering
		31/12/2024	31/12/2023

Banco de Sabadell, S.A. (*)	15/03/2021	500,000	500,000	5.75%	15/09/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	19/11/2021	750,000	750,000	5.00%	19/11/2027	Euro	Institutional
Banco de Sabadell, S.A. (*)	18/01/2023	500,000	500,000	9.38%	18/07/2028	Euro	Institutional

Total preferred securities		1,750,000	1,750,000

(*) Perpetual issue. “Maturity/call date” refers to date of first call option. The aforesaid subordinated securities and undated securities are perpetual, although they may be converted into newly issued Banco Sabadell shares, if either Banco Sabadell or its consolidated group has a Common Equity Tier 1 (CET1) ratio lower than 5.125%, calculated in accordance with Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June, on prudential requirements for credit institutions and investment firms.

The issues included in subordinated liabilities, for the purposes of credit priority, are ranked below all of the Group’s regular creditors.

For the purpose of complying with the requirements of IAS 7, the table below shows the reconciliation of liabilities derived from financing activities, identifying the components of their movements:

Thousand euro
Total subordinated liabilities as at 31 December 2022	3,450,000

Newly issued	1,000,000
Redeemed	(900,000)
Capitalisation	—
Exchange rate	—
Change in subordinated liabilities subscribed by Group companies	—
Total subordinated liabilities as at 31 December 2023	3,550,000

Newly issued	500,000
Redeemed	—
Capitalisation	—
Exchange rate	—
Change in subordinated liabilities subscribed by Group companies	—
Total subordinated liabilities as at 31 December 2024	4,050,000

Schedule IV – Other risk information

Credit risk exposure

Loans and advances to customers, broken down by activity and type of guarantee

The breakdown of the balance of the heading “Loans and advances – Customers” by activity and type of guarantee, excluding advances not classed as loans, as at 31 December 2024 and 2023, respectively, is as follows:

Thousand euro
				2024
				Secured loans. Carrying amount based on last available valuation. Loan to value

	TOTAL	Of which: secured with real estate	Of which: secured with other collateral	Less than or equal to 40%	Over 40% and less than or equal to 60%	Over 60% and less than or equal to 80%	Over 80% and less than or equal to 100%	Over 100%

General governments	9,124,565	21,346	391,961	16,131	5,990	—	813	390,373

Other financial corporations and individual entrepreneurs (financial business activity)	1,511,484	236,367	432,633	450,492	97,763	75,460	9,337	35,948

Non-financial corporations and individual entrepreneurs (non-financial business activity)	59,836,253	11,403,101	6,198,165	7,871,505	4,533,391	1,828,013	1,386,309	1,982,048

Construction and real estate development (including land)	2,148,803	1,209,196	215,472	505,100	525,022	131,127	93,586	169,833
Civil engineering construction	1,224,461	23,986	143,327	140,707	8,869	2,590	6,530	8,617
Other purposes	56,462,989	10,169,919	5,839,366	7,225,698	3,999,500	1,694,296	1,286,193	1,803,598
Large enterprises	32,233,894	2,757,885	2,386,463	2,692,703	870,583	381,242	421,766	778,054
SMEs and individual entrepreneurs	24,229,095	7,412,034	3,452,903	4,532,995	3,128,917	1,313,054	864,427	1,025,544

Other households	88,044,606	79,083,934	1,444,628	17,735,323	24,695,801	28,816,179	7,538,919	1,742,340
Home loans	78,272,006	77,977,269	200,851	16,667,131	24,008,146	28,501,396	7,402,261	1,599,186
Consumer loans	6,742,387	30,713	896,389	297,875	350,892	141,771	65,081	71,483
Other purposes	3,030,213	1,075,952	347,388	770,317	336,763	173,012	71,577	71,671
TOTAL	158,516,908	90,744,748	8,467,387	26,073,451	29,332,945	30,719,652	8,935,378	4,150,709

MEMORANDUM ITEM
Refinancing, refinanced and restructured transactions	3,083,352	1,766,471	169,397	718,542	540,559	388,323	158,865	129,579

Thousand euro
				2023
				Secured loans. Carrying amount based on last available valuation. Loan to value

	TOTAL	Of which: secured with real estate	Of which: secured with other collateral	Less than or equal to 40%	Over 40% and less than or equal to 60%	Over 60% and less than or equal to 80%	Over 80% and less than or equal to 100%	Over 100%

General governments	8,980,558	23,776	393,229	18,369	6,621	42	857	391,116

Other financial corporations and individual entrepreneurs (financial business activity)	1,315,339	206,658	238,726	233,252	161,757	5,918	9,410	35,047

Non-financial corporations and individual entrepreneurs (non-financial business activity)	57,417,407	11,029,211	5,800,333	5,758,968	4,352,419	1,840,235	1,384,038	3,493,884
Construction and real estate development (including land)	2,253,778	1,262,384	257,299	520,929	516,954	174,633	121,393	185,774
Civil engineering construction	1,007,464	26,668	45,518	39,612	8,729	2,981	7,501	13,363
Other purposes	54,156,165	9,740,159	5,497,516	5,198,427	3,826,736	1,662,621	1,255,144	3,294,747
Large enterprises	29,971,252	2,574,879	2,095,603	1,216,378	914,663	385,915	395,883	1,757,643
SMEs and individual entrepreneurs	24,184,913	7,165,280	3,401,913	3,982,049	2,912,073	1,276,706	859,261	1,537,104

Other households	84,202,656	76,182,679	1,200,701	17,259,349	23,402,095	26,631,313	7,886,433	2,204,190
Home loans	75,264,075	74,941,780	250,150	16,421,911	22,741,620	26,263,113	7,729,403	2,035,883
Consumer loans	5,774,897	40,182	749,578	204,415	294,636	137,011	68,708	84,990
Other purposes	3,163,684	1,200,717	200,973	633,023	365,839	231,189	88,322	83,317
TOTAL	151,915,960	87,442,324	7,632,989	23,269,938	27,922,892	28,477,508	9,280,738	6,124,237

MEMORANDUM ITEM
Refinancing, refinanced and restructured transactions	3,866,784	2,217,794	159,301	807,197	623,992	486,425	204,765	254,716

Forbearance

The outstanding balance of refinancing and restructuring transactions as at 31 December 2024 and 2023 is as follows:

Thousand euro
				2024
	Credit institutions	General governments	Other financial corporations and individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: lending for construction and real estate development (including land)	Other households	Total

TOTAL
Not secured with collateral
Number of transactions	8	10	127	27,798	831	51,304	79,247
Gross carrying amount	2	4,923	14,316	1,516,349	79,597	182,028	1,717,618
Secured with collateral
Number of transactions	—	1	4	4,528	234	10,578	15,111
Gross carrying amount	—	49	45	1,257,775	81,450	955,215	2,213,084
Impairment allowances	—	34	11,846	593,478	46,772	241,791	847,149
Of which, non-performing loans
Not secured with collateral
Number of transactions	8	1	23	19,508	608	39,469	59,009
Gross carrying amount	2	165	13,176	874,312	41,629	139,348	1,027,003
Secured with collateral
Number of transactions	—	—	2	2,709	163	5,692	8,403
Gross carrying amount	—	—	44	530,007	51,569	620,924	1,150,975
Impairment allowances	—	34	11,828	549,212	45,349	227,027	788,101
TOTAL
Number of transactions	8	11	131	32,326	1,065	61,882	94,358
Gross value	2	4,972	14,361	2,774,124	161,047	1,137,243	3,930,702
Impairment allowances	—	34	11,846	593,478	46,772	241,791	847,149

Additional information: lending included under non-current assets and disposal groups classified as held for sale	—	—	—	262	—	—	262

Thousand euro
				2023
	Credit institutions	General governments	Other financial corporations and individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: lending for construction and real estate development (including land)	Other households	Total

TOTAL
Not secured with collateral
Number of transactions	—	12	66	28,834	798	59,191	88,103
Gross carrying amount	—	6,338	17,563	1,913,078	131,181	254,385	2,191,364
Secured with collateral
Number of transactions	—	1	8	5,522	276	15,644	21,175
Gross carrying amount	—	75	179	1,464,647	108,041	1,310,756	2,775,657
Impairment allowances	—	429	15,006	726,639	71,333	358,162	1,100,236
Of which, non-performing loans
Not secured with collateral
Number of transactions	—	2	32	18,946	554	45,576	64,556
Gross carrying amount	—	630	16,250	1,030,015	75,717	175,898	1,222,793
Secured with collateral
Number of transactions		1	4	3,210	197	8,232	11,447
Gross carrying amount	—	75	150	621,211	67,899	845,735	1,467,171
Impairment allowances	—	429	14,970	660,589	69,559	332,799	1,008,787
TOTAL
Number of transactions	—	13	74	34,356	1,074	74,835	109,278
Gross value	—	6,413	17,742	3,377,725	239,222	1,565,141	4,967,021
Impairment allowances	—	429	15,006	726,639	71,333	358,162	1,100,236

Additional information: lending included under non-current assets and disposal groups classified as held for sale	—	—	—	3,627	352	3,222	6,849

The value of the guarantees received to ensure collection associated with refinancing and restructuring transactions, broken down into collateral and other guarantees, as at 31 December 2024 and 2023, is as follows:

Thousand euro
Guarantees received	2024	2023

Value of collateral	1,853,105	2,374,930
Of which: securing stage 3 loans	864,805	1,151,958

Value of other guarantees	834,714	942,367
Of which: securing stage 3 loans	380,495	427,369
Total value of guarantees received	2,687,819	3,317,297

Movements in the balance of refinancing and restructuring transactions during 2024 and 2023 are as follows:

Thousand euro
	2024	2023

Opening balance	4,967,021	5,593,638
(+) Forbearance (refinancing and restructuring) in the period	755,089	1,381,276
Memorandum item: impact recognised on the income statement for the period	96,816	146,794
(-) Debt repayments	(584,620)	(686,252)
(-) Foreclosures	(3,713)	(5,086)
(-) Derecognised from the balance sheet (reclassified as write-offs)	(97,530)	(114,835)
(+)/(-) Other changes (*)	(1,105,545)	(1,201,720)
Year-end balance	3,930,702	4,967,021

(*) Includes transactions no longer classified as refinancing, refinanced or restructured due to meeting the requirements for reclassification from stage 2 to stage 1 exposures (see Note 1.3.4).

The table below shows the value of transactions which, after refinancing or restructuring, were classified as stage 3 exposures during 2024 and 2023:

Thousand euro
	2024	2023

General governments	—	—

Other legal entities and individual entrepreneurs	129,446	249,593
Of which: Lending for construction and real estate development	1,893	25,064

Other natural persons	83,678	153,883
Total	213,124	403,476

The average probability of default on current refinancing and restructuring transactions broken down by activity as at 31 December 2024 and 2023 is as follows:

%
	2024	2023

General governments (*)		—

Other legal entities and individual entrepreneurs	13	17
Of which: Lending for construction and real estate development	17	17

Other natural persons	14	19

(*) Authorisation has not been granted for the use of internal models in the calculation of capital requirements.

Average probability of default calculated as at 30 September 2024.

The change of PD observed in legal entities is due to the update and improvement of the IRB model carried out in 2024. The PDs observed for natural persons are well aligned as no changes have been made to the internal models.

Concentration risk

Geographical exposure

Global

The breakdown of risk concentration, by activity and at a global level, as at 31 December 2024 and 2023 is as follows:

Thousand euro
	2024

	TOTAL	Spain	Rest of European Union	Americas	Rest of the world

Central banks and Credit institutions	36,272,233	14,204,285	12,094,202	2,829,604	7,144,142

General governments	36,987,786	26,491,016	5,830,110	2,703,372	1,963,288
Central government	25,674,103	17,059,279	5,476,828	1,174,718	1,963,278
Other	11,313,683	9,431,737	353,282	1,528,654	10

Other financial corporations and individual entrepreneurs	4,779,993	1,592,634	100,919	642,101	2,444,339

Non-financial corporations and individual entrepreneurs	62,883,853	45,718,342	4,214,524	10,864,217	2,086,770
Construction and real estate development	2,297,927	1,825,366	49,468	366,617	56,476
Civil engineering construction	1,295,087	802,765	85,105	317,067	90,150
Other purposes	59,290,839	43,090,211	4,079,951	10,180,533	1,940,144
Large enterprises	34,485,415	21,223,409	3,554,298	8,419,540	1,288,168
SMEs and individual entrepreneurs	24,805,424	21,866,802	525,653	1,760,993	651,976

Other households	88,143,961	41,121,596	1,519,928	665,591	44,836,846
Home loans	78,272,006	33,851,421	1,502,521	384,678	42,533,386
Consumer loans	6,742,387	4,623,855	6,292	13,783	2,098,457
Other purposes	3,129,568	2,646,320	11,115	267,130	205,003
TOTAL	229,067,826	129,127,873	23,759,683	17,704,885	58,475,385

Thousand euro
	2023

	TOTAL	Spain	Rest of European Union	Americas	Rest of the world

Central banks and Credit institutions	40,818,131	24,396,259	5,901,206	2,413,890	8,106,776

General governments	34,319,129	25,077,209	4,812,170	2,377,517	2,052,233
Central government	23,338,073	15,730,694	4,563,364	991,796	2,052,219
Other	10,981,056	9,346,515	248,806	1,385,721	14

Other financial corporations and individual entrepreneurs	4,514,495	1,051,126	201,741	647,539	2,614,089

Non-financial corporations and individual entrepreneurs	60,294,112	44,591,755	3,639,175	9,830,688	2,232,494
Construction and real estate development	2,364,448	1,873,580	74,974	325,046	90,848
Civil engineering construction	1,098,655	766,428	14,205	240,774	77,248
Other purposes	56,831,009	41,951,747	3,549,996	9,264,868	2,064,398
Large enterprises	32,091,522	19,952,554	2,871,965	7,856,577	1,410,426
SMEs and individual entrepreneurs	24,739,487	21,999,193	678,031	1,408,291	653,972

Other households	84,308,370	39,585,977	1,324,896	623,225	42,774,272
Home loans	75,264,075	32,888,290	1,306,620	337,152	40,732,013
Consumer loans	5,774,897	3,907,018	7,319	6,024	1,854,536
Other purposes	3,269,398	2,790,669	10,957	280,049	187,723
TOTAL	224,254,237	134,702,326	15,879,188	15,892,859	57,779,864

By autonomous community

The breakdown of risk concentration, by activity and at the level of Spanish autonomous communities, as at

31 December 2024 and 2023 is as follows:

Thousand euro
	2024
	TOTAL	AUTONOMOUS COMMUNITIES
		Andalusia	Aragon	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla- La Mancha	Castilla y León	Catalonia

Central banks and Credit institutions	14,204,285	6,516	—	—	—	—	675,463	—	—	340,977

General governments	26,491,016	838,013	200,973	485,216	281,625	623,209	3,798	104,287	1,165,056	753,196
Central government	17,059,279	—	—	—	—	—	—	—	—	—
Other	9,431,737	838,013	200,973	485,216	281,625	623,209	3,798	104,287	1,165,056	753,196

Other financial corporations and individual entrepreneurs	1,592,634	3,676	7,059	1,564	1,104	1,010	192	600	3,155	507,306

Non-financial corporations and individual entrepreneurs	45,718,342	2,283,729	964,655	1,207,186	2,013,048	1,426,144	159,343	725,414	1,079,368	11,787,070
Construction and real estate development	1,825,366	91,110	29,656	32,522	64,018	17,467	9,378	16,853	20,142	431,933
Civil engineering construction	802,765	26,752	25,486	19,449	5,899	4,588	2,209	9,292	12,429	137,437
Other purposes	43,090,211	2,165,867	909,513	1,155,215	1,943,131	1,404,089	147,756	699,269	1,046,797	11,217,700
Large enterprises	21,223,409	722,362	418,009	369,616	1,151,408	548,755	59,540	274,708	277,830	4,787,108
SMEs and individual entrepreneurs	21,866,802	1,443,505	491,504	785,599	791,723	855,334	88,216	424,561	768,967	6,430,592

Other households	41,121,596	2,976,928	602,581	1,136,105	1,548,502	680,949	131,980	558,603	783,623	15,499,621
Home loans	33,851,421	2,317,230	496,337	886,685	1,348,439	461,963	106,028	426,206	618,610	13,336,805
Consumer loans	4,623,855	523,198	56,225	116,229	123,335	191,841	18,758	102,818	107,839	1,257,706
Other purposes	2,646,320	136,500	50,019	133,191	76,728	27,145	7,194	29,579	57,174	905,110
TOTAL	129,127,873	6,108,862	1,775,268	2,830,071	3,844,279	2,731,312	970,776	1,388,904	3,031,202	28,888,170

Thousand euro
	2024
	AUTONOMOUS COMMUNITIES
	Extremadura	Galicia	Madrid	Murcia	Navarre	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and Credit institutions	—	6,631	12,127,698	1	14,981	96,978	935,040	—	—

General governments	25,081	886,219	2,878,710	55,463	241,643	140,279	714,694	20,524	13,751
Central government	—	—	—	—	—	—	—	—	—
Other	25,081	886,219	2,878,710	55,463	241,643	140,279	714,694	20,524	13,751

Other financial corporations and individual entrepreneurs	18,822	2,860	483,376	3,082	3,157	504,353	31,906	19,399	13

Non-financial corporations and individual entrepreneurs	103,993	1,918,313	14,119,587	1,037,531	419,978	4,018,867	2,290,349	147,440	16,327
Construction and real estate development	1,926	63,741	828,622	24,847	5,689	123,205	53,774	9,408	1,075
Civil engineering construction	2,762	34,266	413,497	11,123	1,954	62,790	31,606	648	578
Other purposes	99,305	1,820,306	12,877,468	1,001,561	412,335	3,832,872	2,204,969	137,384	14,674
Large enterprises	18,834	538,327	8,550,785	354,124	197,981	1,586,584	1,327,246	40,105	87
SMEs and individual entrepreneurs	80,471	1,281,979	4,326,683	647,437	214,354	2,246,288	877,723	97,279	14,587

Other households	155,100	1,116,123	5,923,789	2,129,027	162,440	6,171,863	1,380,957	71,366	92,039
Home loans	116,884	820,754	4,761,165	1,705,960	135,119	4,934,905	1,233,985	58,747	85,599
Consumer loans	30,077	209,894	785,256	249,565	10,126	748,680	81,158	7,425	3,725
Other purposes	8,139	85,475	377,368	173,502	17,195	488,278	65,814	5,194	2,715
TOTAL	302,996	3,930,146	35,533,160	3,225,104	842,199	10,932,340	5,352,946	258,729	122,130

Thousand euro
	2023
	TOTAL	AUTONOMOUS COMMUNITIES
		Andalusia	Aragon	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla- La Mancha	Castilla y León	Catalonia

Central banks and Credit institutions	24,396,259	5,410	—	—	—	—	698,942	—	—	430,307

General governments	25,077,209	578,710	241,671	431,346	343,768	664,383	3,215	135,071	1,043,140	760,577
Central government	15,730,694	—	—	—	—	—	—	—	—	—
Other	9,346,515	578,710	241,671	431,346	343,768	664,383	3,215	135,071	1,043,140	760,577

Other financial corporations and individual entrepreneurs	1,051,126	3,681	1,772	1,996	1,312	850	156	627	32,962	108,516

Non-financial corporations and individual entrepreneurs	44,591,755	2,343,177	963,467	1,178,938	2,121,692	1,076,886	187,623	654,351	1,066,855	12,397,422
Construction and real estate development	1,873,580	84,243	32,392	34,190	70,540	25,438	5,298	17,468	24,539	447,318
Civil engineering construction	766,428	24,615	12,107	18,725	5,653	4,146	2,883	8,684	12,627	136,796
Other purposes	41,951,747	2,234,319	918,968	1,126,023	2,045,499	1,047,302	179,442	628,199	1,029,689	11,813,308
Large enterprises	19,952,554	737,726	414,435	376,522	1,250,346	396,396	79,599	210,930	255,722	4,981,149
SMEs and individual entrepreneurs	21,999,193	1,496,593	504,533	749,501	795,153	650,906	99,843	417,269	773,967	6,832,159

Other households	39,585,977	2,846,721	563,894	1,131,953	1,478,250	625,737	116,920	519,921	752,937	15,228,142
For house purchase	32,888,290	2,260,819	480,061	890,596	1,302,328	433,508	96,987	403,927	594,361	13,078,263
Consumer loans	3,907,018	445,359	46,353	100,552	100,212	164,035	13,001	87,486	97,486	1,135,004
Other purposes	2,790,669	140,543	37,480	140,805	75,710	28,194	6,932	28,508	61,090	1,014,875
TOTAL	134,702,326	5,777,699	1,770,804	2,744,233	3,945,022	2,367,856	1,006,856	1,309,970	2,895,894	28,924,964

Thousand euro
	2023
	AUTONOMOUS COMMUNITIES
	Extremadura	Galicia	Madrid	Murcia	Navarre	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and Credit institutions	—	4,984	22,079,828	1	—	85,085	1,091,702	—	—

General governments	39,126	760,893	2,676,261	60,696	266,743	586,724	682,970	52,617	18,604
Central government	—	—	—	—	—	—	—	—	—
Other	39,126	760,893	2,676,261	60,696	266,743	586,724	682,970	52,617	18,604

Other financial corporations and individual entrepreneurs	21,180	2,603	282,444	2,130	2,738	537,554	32,564	18,031	10

Non-financial corporations and individual entrepreneurs	121,904	2,007,256	12,716,367	993,898	493,121	4,113,260	1,985,073	153,674	16,791
Construction and real estate development	2,139	89,728	813,387	26,778	9,548	139,160	42,655	7,811	948
Civil engineering construction	1,719	34,342	378,929	14,495	2,295	59,305	46,768	1,044	1,295
Other purposes	118,046	1,883,186	11,524,051	952,625	481,278	3,914,795	1,895,650	144,819	14,548
Large enterprises	21,484	613,494	7,409,234	287,277	249,810	1,624,341	990,456	53,476	157
SMEs and individual entrepreneurs	96,562	1,269,692	4,114,817	665,348	231,468	2,290,454	905,194	91,343	14,391

Other households	149,504	1,002,659	5,347,812	2,089,573	161,017	6,110,308	1,307,172	68,368	85,089
For house purchase	113,058	739,180	4,330,340	1,715,650	132,805	5,012,629	1,167,233	57,450	79,095
Consumer loans	28,303	174,860	625,842	201,006	8,536	600,720	69,838	5,371	3,054
Other purposes	8,143	88,619	391,630	172,917	19,676	496,959	70,101	5,547	2,940
TOTAL	331,714	3,778,395	43,102,712	3,146,298	923,619	11,432,931	5,099,481	292,690	120,494

Sectoral concentration

The breakdown by activity sector of loans and advances to non-financial corporations, as at 31 December 2024 and 2023, is shown below:

Thousand euro
	2024
	Gross carrying amount	Allowances

Agriculture, forestry and fishing	1,067,349	(42,871)
Mining and quarrying	547,469	(8,174)
Manufacturing	9,367,422	(234,437)
Electricity, gas, steam and air-conditioning supply	4,821,467	(64,918)
Water supply	328,816	(4,254)
Construction	4,163,397	(164,730)
Wholesale and retail trade	8,531,857	(292,663)
Transportation and storage	3,905,951	(54,363)
Hotel and catering	4,140,609	(113,671)
Information and communication	2,453,779	(38,539)
Financial and insurance activities	5,487,489	(52,769)
Real estate activities	6,260,673	(116,094)
Professional, scientific and technical activities	2,183,366	(84,345)
Administrative and support service activities	2,045,917	(38,516)
Public administration and defence, compulsory social security	592,100	(245)
Education	281,381	(10,178)
Human health services and social work activities	1,279,561	(18,796)
Arts, entertainment and recreation	436,033	(17,181)
Other services	489,367	(183,332)
Total	58,384,003	(1,540,076)

Thousand euro
	2023
	Gross carrying amount	Allowances

Agriculture, forestry and fishing	1,079,949	(55,420)
Mining and quarrying	437,183	(7,619)
Manufacturing	8,926,171	(282,974)
Electricity, gas, steam and air-conditioning supply	4,615,623	(51,549)
Water supply	330,722	(2,431)
Construction	3,982,666	(168,404)
Wholesale and retail trade	8,715,123	(305,582)
Transportation and storage	3,718,878	(76,819)
Hotel and catering	4,423,217	(134,623)
Information and communication	2,063,748	(30,525)
Financial and insurance activities	4,761,296	(157,430)
Real estate activities	6,388,897	(163,617)
Professional, scientific and technical activities	2,290,929	(89,641)
Administrative and support service activities	1,594,423	(37,410)
Public administration and defence, compulsory social security	452,396	(506)
Education	304,439	(10,184)
Human health services and social work activities	1,036,992	(20,020)
Arts, entertainment and recreation	431,773	(22,864)
Other services	315,642	(160,511)
Total	55,870,067	(1,778,129)

Sovereign risk exposure

Sovereign risk exposures, broken down by type of financial instrument and applying the criteria required by the EBA, as at 31 December 2024 and 2023, are as follows:

Thousand euro
	2024
	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading - Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value through equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	85,870	34,320	—	2,350,205	15,030,019	10,025,246	—	1,839	(4,702)	27,522,797	—	72.3%
Italy	359,729	4,144	—	209,921	3,999,632	—	—	—	—	4,573,426	—	12.0%
United States	—	—	12,840	1,355,022	329,671	171	—	—	—	1,697,704	—	4.5%
United Kingdom	—	—	—	397,207	1,560,187	5,084	—	—	—	1,962,478	—	5.2%
Portugal	19,597	12,293	—	—	654,431	49,594	—	—	—	735,915	—	1.9%
Mexico	—	—	—	808,424	100,524	93,255	—	—	—	1,002,203	—	2.6%
Rest of the world	167,439	22,562	—	72,847	297,663	3,619	—	—	—	564,130	—	1.5%
Total	632,635	73,319	12,840	5,193,626	21,972,127	10,176,969	—	1,839	(4,702)	38,058,653	—	100%

(*) Sovereign risk positions shown in accordance with EBA criteria.

(**) Includes undrawn balances of credit transactions and other contingent risks (1,022 million euros as at 31 December 2024).

(***) Relates to commitments for cash purchases and sales of financial assets.

Thousand euro
	2023
	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading - Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value through equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	16,760	(158,175)	—	2,846,230	13,305,462	9,837,310	—	2,860	(6,040)	25,844,407	—	74.0%
Italy	62,269	(9,798)	—	95,074	3,399,329	—	—	—	—	3,546,874	—	10.2%
United States	—	—	12,191	1,105,010	338,484	161	—	—	—	1,455,845	—	4.2%
United Kingdom	—	—	—	411,132	1,628,549	9,053	—	—	—	2,048,734	—	5.9%
Portugal	—	(27,347)	—	—	734,133	—	—	—	—	706,786	—	2.0%
Mexico	—	—	—	713,467	100,411	101,362	—	—	—	915,240	—	2.6%
Rest of the world	6,891	(134,321)	—	72,081	443,811	8,511	—	—	—	396,974	—	1.1%
Total	85,920	(329,641)	12,191	5,242,994	19,950,179	9,956,397	—	2,860	(6,040)	34,914,860	—	100%

(*) Sovereign risk positions shown in accordance with EBA criteria.

(**) Includes undrawn balances credit transactions and other contingent risks (947 million euros at 31 December 2023).

(***) Relates to commitments for cash purchases and sales of financial assets.

Exposure to construction and real estate development sector

Details of lending for construction and real estate development and the relevant allowances are set out below. The lending items shown have been classified according to their intended purpose, rather than by the debtor’s NACE code. This means, for example, that if a debtor is (a) a real estate company, but uses the financing for a purpose other than construction or real estate development, it is not included in this table; alternatively, if the debtor is (b) a company whose primary activity is not construction or real estate, but where the loan is used for the financing of properties intended for real estate development, it is included in the table:

Million euro
	2024
	Gross carrying amount	Surplus above value of collateral	Impairment allowances (*)

Lending for construction and real estate development (including land) (business in Spain)	1,898	523	97

Of which: risks classified as stage 3	141	74	84

Million euro
	2023
	Gross carrying amount	Surplus above value of collateral	Impairment allowances (*)

Lending for construction and real estate development (including land) (business in Spain)	2,208	562	111

Of which: risks classified as stage 3	169	92	94

(*) Allowances for the exposure for which the Bank retains the credit risk. Does not include allowances for exposures with transferred risk.

Million euro
Gross carrying amount

Memorandum item:	2024	2023
Write-offs (*)	33	12

Million euro

Memorandum item:	2024	2023
Loans to customers, excluding General Governments (business in Spain) (carrying amount)	90,215	87,451
Total assets (total business) (carrying amount)	239,598	235,173
Allowances and provisions for exposures classified as stage 2 or stage 1 (total operations)	745	922

(*) Refers to lending for construction and real estate development reclassified as write-offs during the year.

The breakdown of lending for construction and real estate development for transactions registered by credit institutions (business in Spain) is as follows:

Million euro
	Gross carrying amount	Gross carrying amount
	2024	2023

Not secured with real estate	938	910

Secured with real estate	960	1,298
Buildings and other completed works	487	627
Housing	361	466
Other	125	161
Buildings and other works in progress	428	615
Housing	402	590
Other	26	25
Land	45	56
Consolidated urban land	44	55
Other land	1	1
Total	1,898	2,208

The figures presented do not show the total value of guarantees received, but rather the net carrying amount of the associated exposure.

Guarantees received associated with lending for construction and real estate development are shown below, for both years:

Million euro
Guarantees received	2024	2023

Value of collateral	1,191	1,285
Of which: securing stage 3 loans	30	44

Value of other guarantees	234	315
Of which: securing stage 3 loans	21	25
Total value of guarantees received	1,425	1,600

The breakdown of loans to households for home purchase for transactions recorded by credit institutions (business in Spain) is as follows:

Million euro
	2024
	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	36,451	715
Not secured with real estate	639	67
Secured with real estate	35,812	648

Million euro
	2023
	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	35,271	872
Not secured with real estate	603	20
Secured with real estate	34,668	852

The tables below show home equity loans granted to households for home purchase broken down by the loan-to-value ratio (ratio of total risk to amount of last available property appraisal) of transactions recorded by credit institutions (business in Spain):

Million euro
	2024
	Gross value	Of which: stage 3 exposures

LTV ranges	35,812	648
LTV <= 40%	7,051	105
40% < LTV <= 60%	10,375	136
60% < LTV <= 80%	14,582	160
80% < LTV <= 100%	2,322	113
LTV > 100%	1,481	134

Million euro
	2023
	Gross value	Of which: stage 3 exposures

LTV ranges	34,668	852
LTV <= 40%	6,942	130
40% < LTV <= 60%	9,884	182
60% < LTV <= 80%	12,923	220
80% < LTV <= 100%	3,039	149
LTV > 100%	1,880	171

Lastly, the table below gives details of assets foreclosed or received in lieu of debt by the consolidated Group’s entities, for transactions recorded by credit institutions within Spain, as at 31 December 2024 and 2023:

Million euro
	2024
	Gross carrying amount	Allowances	Gross amount (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	281	102	327	149
Completed buildings	252	87	287	122
Housing	144	38	164	59
Other	108	49	122	63
Buildings under construction	1	—	2	1
Housing	—	—	1	—
Other	—	—	1	—
Land	28	15	39	25
Developed land	15	7	19	11
Other land	13	8	20	15
Real estate assets acquired through mortgage lending to households for home purchase	424	114	491	181

Other real estate assets foreclosed or received in lieu of debt	13	4	18	9

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—
TOTAL	718	219	836	338

(*) Non-performing real estate assets including real estate located outside the national territory and the provision allocated in the original loan, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in payment of debt and non-performing assets, below).

Million euro
	2023
	Gross carrying amount	Allowances	Gross amount (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	358	122	407	176
Completed buildings	325	107	366	152
Housing	182	47	201	69
Other	144	60	165	83
Buildings under construction	2	1	2	1
Housing	2	1	2	1
Other	—	—	—	—
Land	30	14	38	23
Developed land	16	7	20	11
Other land	14	7	18	11
Real estate assets acquired through mortgage lending to households for home purchase	467	123	540	198

Other real estate assets foreclosed or received in lieu of debt	18	5	25	11

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—
TOTAL	843	249	971	385

(*) Non-performing real estate assets including real estate located outside the national territory and the provision allocated in the original loan, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in payment of debt and non-performing assets, below).

The table below sets out the reconciliation between assets foreclosed or received in lieu of debt and real estate assets considered non-performing by the Group as at 31 December 2024 and 2023:

Million euro
	2024
	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	718	219	499

Total operations outside the national territory and others	1	1	1
Provision allocated in original loan	121	121	—
Credit risk transferred in portfolio sales	(4)	(2)	(2)
Total non-performing real estate	836	338	497

Million euro
	2023
	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	843	249	594

Total operations outside the national territory and others	1	1	1
Provision allocated in original loan	147	147	—
Credit risk transferred in portfolio sales	(21)	(13)	(8)
Total non-performing real estate	971	385	586

Schedule V – Annual banking report

INFORMATION REQUIRED UNDER ARTICLE 89 OF DIRECTIVE 2013/36/EU OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL OF 26 JUNE 2013

This information has been prepared pursuant to Article 89 of Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, and the transposition thereof into Spanish national legislation in accordance with Article 87 and Transitional Provision 12 of Law 10/2014 of 26 June on the regulation, supervision and solvency of credit institutions, published in the Official State Gazette of 27 June 2014.

In accordance with the above regulations, the following information is presented on a consolidated basis and corresponds to the end of the 2024 financial year:

Thousand euro
	Turnover	No. of employees on a full time equivalent basis (*)	Profit or loss before tax	Tax expense related to profit or loss from continuing operations

Spain	4,533,148	13,082	1,825,882	(509,860)
United Kingdom	1,289,825	4,463	400,486	(113,317)
United States	242,888	252	173,396	(42,245)
Mexico	217,938	526	65,718	(6,489)
France	37,994	21	39,212	(9,420)
Portugal	9,888	14	5,404	(2,289)
Morocco	5,677	14	4,046	(1,652)
Jersey	4	—	2	—
Andorra (**)	—	—	(16)	—
Luxembourg	—	—	(90)	—
Bahamas (**)	—	—	(142)	—
Total	6,337,362	18,372	2,513,898	(685,272)

(*) Does not include 24 employees in representative offices.

(**) In liquidation.

As at 31 December 2024, the return on Group assets, calculated by dividing consolidated profit or loss for the year by total assets on the consolidated balance sheet, amounts to 0.7624%.

The name, geographical location and nature of the business activity of the companies operating in each jurisdiction are set out in Schedule I to these consolidated annual financial statements.

As can be seen in Schedule I, the main activity carried out by the Group in the different jurisdictions in which it operates is banking, and fundamentally commercial banking through a wide range of products and services for large and medium-sized enterprises, SMEs, small retailers and self-employed workers, professional groups, other individuals and bancassurance.

For the purposes of this information, business turnover is regarded as the gross margin recognised on the consolidated income statement as at 2024 year-end. Data on full-time equivalent employees have been obtained from the workforce of each company/country as at the end of 2024.

The amount of public subsidies and aid received in 2024 for training activities in Spain was 1,387 thousand euros.

Consolidated financial statements of

Banco Sabadell

as of and for the year ended

December 31, 2023

Financial statements prepared and made public by Banco Sabadell, S.A. Banco Bilbao Vizcaya Argentaria, S.A. is not affiliated with Banco Sabadell, S.A. and was not involved in the preparation of these financial statements.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2023 and 2022

Thousand euro
Assets	Note	2023	2022 (*)
Cash, cash balances at central banks and other demand deposits (**)	7	29,985,853	41,260,395
Financial assets held for trading		2,706,489	4,017,253
Derivatives	10	2,563,994	3,600,122
Equity instruments		—	—
Debt securities	8	142,495	417,131
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		1,915	93,000
Non-trading financial assets mandatorily at fair value through profit or loss		153,178	77,421
Equity instruments	9	52,336	23,145
Debt securities	8	65,744	54,276
Loans and advances	11	35,098	—
Central banks		—	—
Credit institutions		—	—
Customers		35,098	—
Memorandum item: loaned or pledged as security with sale or pledging rights		—	—
Financial assets designated at fair value through profit or loss		—	—
Debt securities		—	—
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		—	—
Financial assets at fair value through other comprehensive income		6,269,297	5,802,264
Equity instruments	9	183,938	179,572
Debt securities	8	6,085,359	5,622,692
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		557,303	1,977,469
Financial assets at amortised cost		180,913,793	185,045,452
Debt securities	8	21,500,927	21,452,820
Loans and advances	11	159,412,866	163,592,632
Central banks		156,516	162,664
Credit institutions		6,995,951	4,700,287
Customers		152,260,399	158,729,681
Memorandum item: loaned or pledged as security with sale or pledging rights		5,996,602	6,542,504
Derivatives – Hedge accounting	12	2,424,598	3,072,091
Fair value changes of the hedged items in portfolio hedge of interest rate risk	12	(567,608)	(1,545,607)
Investments in joint ventures and associates	14	462,756	376,940
Joint ventures		—	—
Associates		462,756	376,940
Assets under insurance or reinsurance contracts		—	—
Tangible assets	15	2,296,704	2,581,791
Property, plant and equipment		2,067,106	2,282,049
For own use		2,058,058	2,272,705
Leased out under operating leases		9,048	9,344
Investment properties		229,598	299,742
Of which: leased out under operating leases		229,598	281,707
Memorandum item: acquired through finance leases		872,305	897,903
Intangible assets	16	2,483,074	2,484,162
Goodwill		1,018,311	1,026,810
Other intangible assets		1,464,763	1,457,352
Tax assets		6,837,820	6,851,068
Current tax assets		452,289	206,561
Deferred tax assets	39	6,385,531	6,644,507
Other assets	17	436,123	479,680
Insurance contracts linked to pensions		80,693	89,729
Inventories		62,344	93,835
Rest of other assets		293,086	296,116
Non-current assets and disposal groups classified as held for sale	13	770,878	738,313
TOTAL ASSETS		235,172,955	251,241,223

(*) Shown for comparative purposes only (see Note 1.4).

(**) See details in the consolidated cash flow statement of the Group.

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated balance sheet as at 31 December 2023.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2023 and 2022

Thousand euro
Liabilities	Note	2023	2022 (*)
Financial liabilities held for trading		2,867,459	3,598,483
Derivatives	10	2,530,086	3,374,036
Short positions		337,373	224,447
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Financial liabilities designated at fair value through profit or loss		—	—
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Memorandum item: subordinated liabilities		—	—
Financial liabilities at amortised cost		216,071,766	232,529,932
Deposits		183,947,196	203,293,522
Central banks	18	9,776,360	27,843,687
Credit institutions	18	13,840,183	11,373,390
Customers	19	160,330,653	164,076,445
Debt securities issued	20	25,791,284	22,577,549
Other financial liabilities	21	6,333,286	6,658,861
Memorandum item: subordinated liabilities		3,607,858	3,477,976
Derivatives – Hedge accounting	12	1,171,957	1,242,470
Fair value changes of the hedged items in portfolio hedge of interest rate risk	12	(422,347)	(959,106)

Liabilities under insurance or reinsurance contracts		—	—
Provisions	22	536,092	644,509
Pensions and other post employment defined benefit obligations		58,308	63,384
Other long term employee benefits		69	170
Pending legal issues and tax litigation		60,550	89,850
Commitments and guarantees given		165,376	176,823
Other provisions		251,789	314,282
Tax liabilities		332,951	226,711
Current tax liabilities		217,981	112,994
Deferred tax liabilities	39	114,970	113,717
Share capital repayable on demand		—	—
Other liabilities	17	722,524	872,108
Liabilities included in disposal groups classified as held for sale	13	13,347	—
TOTAL LIABILITIES		221,293,749	238,155,107

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated balance sheet as at 31 December 2023.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2023 and 2022

Thousand euro
Equity	Note	2023	2022 (*)
Shareholders’ equity	23	14,343,946	13,635,172
Capital		680,028	703,371
Paid up capital		680,028	703,371
Unpaid capital which has been called up		—	—
Memorandum item: capital not called up		—	—
Share premium		7,695,227	7,899,227
Equity instruments issued other than capital		—	—
Equity component of compound financial instruments		—	—
Other equity instruments issued		—	—
Other equity		21,268	21,548
Retained earnings		6,401,782	5,859,520
Revaluation reserves		—	—
Other reserves		(1,584,816)	(1,602,079)
Reserves or accumulated losses of investments in joint ventures and associates		54,836	(72,449)
Other		(1,639,652)	(1,529,630)
(-) Treasury shares		(39,621)	(23,767)
Profit or loss attributable to owners of the parent		1,332,181	889,392
(-) Interim dividends		(162,103)	(112,040)
Accumulated other comprehensive income	24	(498,953)	(583,400)
Items that will not be reclassified to profit or loss		(30,596)	(29,125)
Actuarial gains or (-) losses on defined benefit pension plans		(3,313)	(1,969)
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		(27,283)	(27,156)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Items that may be reclassified to profit or loss		(468,357)	(554,275)
Hedge of net investments in foreign operations [effective portion]		77,997	119,348
Foreign currency translation		(384,086)	(476,030)
Hedging derivatives. Cash flow hedges reserve [effective portion]		(49,215)	(64,224)
Fair value changes of debt instruments measured at fair value through other comprehensive income		(145,732)	(180,199)
Hedging instruments [not designated elements]		—	—
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		32,679	46,830
Minority interests [Non-controlling interests]	25	34,213	34,344
Accumulated other comprehensive income		—	—
Other items		34,213	34,344
TOTAL EQUITY		13,879,206	13,086,116
TOTAL EQUITY AND TOTAL LIABILITIES		235,172,955	251,241,223

Memorandum item: off-balance sheet exposures

Loan commitments given	26	27,035,812	27,460,615
Financial guarantees given	26	2,064,396	2,086,993
Other commitments given	26	7,942,724	9,674,382

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated balance sheet as at 31 December 2023.

Consolidated income statements of Banco Sabadell Group

For the years ended 31 December 2023 and 2022

Thousand euro
	Note	2023	2022 (*)
Interest income	28	8,658,756	4,988,603
Financial assets at fair value through other comprehensive income		134,309	68,608
Financial assets at amortised cost		7,771,231	4,499,843
Other interest income		753,216	420,152
(Interest expenses)	28	(3,935,538)	(1,189,877)
(Expenses on share capital repayable on demand)		—	—
Net interest income	28	4,723,218	3,798,726
Dividend income		8,413	2,609
Profit or loss of entities accounted for using the equity method	14	122,807	152,917
Fee and commission income	29	1,671,213	1,742,311
(Fee and commission expenses)	29	(285,055)	(252,103)
Gains or (-) losses on financial assets and liabilities, net	30	169,473	231,612
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net		23,250	13,227
Financial assets at amortised cost		15,939	(9,190)
Other financial assets and liabilities		7,311	22,417
Gains or (-) losses on financial assets and liabilities held for trading, net		122,249	204,691
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		122,249	204,691
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net		11,781	(4,157)
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		11,781	(4,157)
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net		—	—
Gains or (-) losses from hedge accounting, net		12,193	17,851
Exchange differences [gain or (-) loss], net	30	(101,093)	(127,971)
Other operating income	31	91,184	121,554
(Other operating expenses)	32	(538,228)	(458,867)
Income from assets under insurance or reinsurance contracts		—	—
(Expenses on liabilities under insurance or reinsurance contracts)		—	—
Gross income		5,861,932	5,210,788

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated income statement for 2023.

Consolidated income statements of Banco Sabadell Group

For the years ended 31 December 2023 and 2022

Thousand euro
	Note	2023	2022 (*)
(Administrative expenses)		(2,496,362)	(2,337,415)
(Staff expenses)	33	(1,494,644)	(1,391,608)
(Other administrative expenses)	33	(1,001,718)	(945,807)
(Depreciation and amortisation)	15, 16	(518,965)	(545,091)
(Provisions or (-) reversal of provisions)	22	(6,290)	(96,821)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains)	34	(824,393)	(839,579)
(Financial assets at fair value through other comprehensive income)		852	(182)
(Financial assets at amortised cost)		(825,245)	(839,397)
Profit/(loss) on operating activities		2,015,922	1,391,882
(Impairment or (-) reversal of impairment of investments in joint ventures and associates)		—	(12,200)
(Impairment or (-) reversal of impairment on non-financial assets)	35	(25,845)	(61,116)
(Tangible assets)		(11,526)	(37,098)
(Intangible assets)		—	—
(Other)		(14,319)	(24,018)
Gains or (-) losses on derecognition of non-financial assets, net	36	(39,344)	(17,369)
Negative goodwill recognised in profit or loss		—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	37	(59,955)	(27,801)
Profit or (-) loss before tax from continuing operations		1,890,778	1,273,396
(Tax expense or (-) income related to profit or loss from continuing operations)	39	(557,175)	(373,256)
Profit or (-) loss after tax from continuing operations		1,333,603	900,140
Profit or (-) loss after tax from discontinued operations		—	—
PROFIT OR (-) LOSS FOR THE YEAR		1,333,603	900,140
Attributable to minority interest [non-controlling interests]	25	1,422	10,748
Attributable to owners of the parent		1,332,181	889,392

Earnings (or loss) per share (euros)	3	0.23	0.14
Basic (euros)		0.23	0.14
Diluted (euros)		0.23	0.14

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated income statement for 2023.

Consolidated statements of recognised income and expenses of Banco Sabadell

Group

For the years ended 31 December 2023 and 2022

Thousand euro
	Note	2023	2022 (*)
Profit or loss for the year		1,333,603	900,140
Other comprehensive income	24	84,447	(305,826)
Items that will not be reclassified to profit or loss		(1,471)	12,633
Actuarial gains or (-) losses on defined benefit pension plans		(1,919)	(4,123)
Non-current assets and disposal groups held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		1,250	17,114
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Income tax relating to items that will not be reclassified		(802)	(358)
Items that may be reclassified to profit or loss		85,918	(318,459)
Hedge of net investments in foreign operations [effective portion]		(41,351)	(38,393)
Valuation gains or (-) losses taken to equity		(41,351)	(38,393)
Transferred to profit or loss			—
Other reclassifications			—
Foreign currency translation		91,944	5,238
Translation gains or (-) losses taken to equity		91,944	5,238
Transferred to profit or loss		—	—
Other reclassifications		—	—
Cash flow hedges [effective portion]		22,291	(52,125)
Valuation gains or (-) losses taken to equity		(74,571)	(26,671)
Transferred to profit or loss		95,129	(25,493)
Transferred to initial carrying amount of hedged items		1,733	39
Other reclassifications		—	—
Hedging instruments [not designated elements]		—	—
Valuation gains or (-) losses taken to equity		—	—
Transferred to profit or loss		—	—
Other reclassifications		—	—
Debt instruments at fair value through other comprehensive income		48,733	(230,451)
Valuation gains or (-) losses taken to equity		53,041	(207,699)
Transferred to profit or loss		(4,308)	(22,752)
Other reclassifications		—	—
Non-current assets and disposal groups held for sale		—
Valuation gains or (-) losses taken to equity		—	—
Transferred to profit or loss		—	—
Other reclassifications		—	—
Share of other recognised income and expense of investments in joint ventures and associates		(14,151)	(82,768)

Income tax relating to items that may be reclassified to profit or (-) loss		(21,548)	80,040
Total comprehensive income for the year		1,418,050	594,314
Attributable to minority interest [non-controlling interests]		1,422	10,748
Attributable to owners of the parent		1,416,628	583,566

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated statement of recognised income and expenses for 2023.

Consolidated statements of total changes in equity of Banco Sabadell Group

For the years ended 31 December 2023 and 2022

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Minority interests: Accumulated other comprehensive income	Minority interests: Other items	Total
Closing balance 31/12/2022 (*)	703,371	7,899,227	—	21,548	5,859,520	—	(1,365,777)	(23,767)	858,642	(112,040)	(650,647)	—	34,344	13,224,421
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies (see Note 1.4)	—	—	—	—	—	—	(236,302)	—	30,750	—	67,247	—	—	(138,305)
Opening balance 01/01/2023	703,371	7,899,227	—	21,548	5,859,520	—	(1,602,079)	(23,767)	889,392	(112,040)	(583,400)	—	34,344	13,086,116
Total comprehensive income for the period	—	—	—	—	—	—	—	—	1,332,181	—	84,447	—	1,422	1,418,050
Other equity changes	(23,343)	(204,000)	—	(280)	542,262	—	17,263	(15,854)	(889,392)	(50,063)	—	—	(1,553)	(624,960)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
issued
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction (see Note 23)	(23,343)	(204,000)	—	—	—	—	23,343	204,000	—	—	—	—	—	—
Dividends (or shareholder remuneration)	—	—	—	—	(111,645)	—	—	—	—	(162,103)	—	—	—	(273,748)
Purchase of treasury shares	—	—	—	—	—	—	—	(276,200)	—	—	—	—	—	(276,200)
Sale or cancellation of treasury shares	—	—	—	—	—	—	3,477	56,346	—	—	—	—	—	59,823
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	777,352	—	—	—	(889,392)	112,040	—	—	—	—
Equity increase or (-) decrease resulting from business	—	—	—	—	—	—	—	—	—	—	—	—	—	—
combinations
Share based payments	—	—	—	(280)	—	—	—	—	—	—	—	—	—	(280)
Other increase or (-) decrease in equity	—	—	—	—	(123,445)	—	(9,557)	—	—	—	—	—	(1,553)	(134,555)
Closing balance 31/12/2023	680,028	7,695,227	—	21,268	6,401,782	—	(1,584,816)	(39,621)	1,332,181	(162,103)	(498,953)	—	34,213	13,879,206

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated statement of total changes in equity for 2023.

(*) Correspond to balances included in the Consolidated annual financial statements for 2022 signed off by the directors of Banco de Sabadell, S.A.

Consolidated statements of total changes in equity of Banco Sabadell Group

For the years ended 31 December 2023 and 2022

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Minority interests: Accumulated other comprehensive income	Minority interests: Other items	Total
Closing balance 31/12/2021 (*)	703,371	7,899,227	—	19,108	5,441,185	—	(1,201,701)	(34,523)	530,238	—	(385,604)	—	24,980	12,996,281
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies (see Note 1.4)	—	—	—	—	—	—	(236,302)	—	—	—	108,030	—	—	(128,272)
Opening balance 01/01/2022	703,371	7,899,227	—	19,108	5,441,185	—	(1,438,003)	(34,523)	530,238	—	(277,574)	—	24,980	12,868,009
Total comprehensive income for the period	—	—	—	—	—	—	—	—	889,392	—	(305,826)	—	10,748	594,314
Other equity changes	—	—	—	2,440	418,335	—	(164,076)	10,756	(530,238)	(112,040)	—	—	(1,384)	(376,207)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividends (or shareholder remuneration)	—	—	—	—	(168,809)	—	—		—	(112,040)	—	—	—	(280,849)
Purchase of treasury shares	—	—	—	—	—	—	—	(86,457)	—	—	—	—	—	(86,457)
Sale or cancellation of treasury shares	—	—	—	—	—	—	4,537	97,213	—	—	—	—	—	101,750
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity				—	530,238	—	—	—	(530,238)	—	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	2,440	—	—	—	—	—	—	—	—	—	2,440
Other increase or (-) decrease in equity	—	—	—	—	56,906	—	(168,613)	—	—	—	—	—	(1,384)	(113,091)
Closing balance 31/12/2022	703,371	7,899,227	—	21,548	5,859,520	—	(1,602,079)	(23,767)	889,392	(112,040)	(583,400)	—	34,344	13,086,116
Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated statement of total changes in equity for 2023.

(*) Correspond to balances included in the Consolidated annual financial statements for 2021 signed off by the directors of Banco de Sabadell, S.A.

Consolidated cash flow statements of Banco Sabadell Group

For the years ended 31 December 2023 and 2022

Thousand euro
	Note	2023	2022 (*)
Cash flows from operating activities		(10,523,303)	(6,627,920)
Profit or loss for the year		1,333,603	900,140
Adjustments to obtain cash flows from operating activities		1,912,593	1,823,371
Depreciation and amortisation		518,965	545,091
Other adjustments		1,393,628	1,278,280
Net increase/decrease in operating assets		3,764,543	(8,795,849)
Financial assets held for trading		1,310,764	(2,045,624)
Non-trading financial assets mandatorily at fair value through profit or loss		(75,756)	2,137
Financial assets designated at fair value through profit or loss		—	—
Financial assets at fair value through other comprehensive income		(431,840)	914,235
Financial assets at amortised cost		3,146,531	(7,063,285)
Other operating assets		(185,156)	(603,312)
Net increase/decrease in operating liabilities		(17,125,186)	(488,059)
Financial liabilities held for trading		(731,024)	2,218,585
Financial liabilities designated at fair value through profit or loss		—	—
Financial liabilities at amortised cost		(16,558,167)	(1,899,289)
Other operating liabilities		164,005	(807,355)
Cash payments or refunds of income taxes		(408,856)	(67,523)
Cash flows from investing activities		(163,020)	(64,796)
Payments		(533,861)	(435,324)
Tangible assets	15	(236,420)	(238,939)
Intangible assets	16	(296,085)	(194,638)
Investments in joint ventures and associates	14	(1,356)	(1,747)
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		—	—
Other payments related to investing activities		—	—
Collections		370,841	370,528
Tangible assets		122,648	96,547
Intangible assets		—	—
Investments in joint ventures and associates	14	28,669	210,300
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		219,524	63,681
Other collections related to investing activities		—	—

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated cash flow statement for 2023.

Consolidated cash flow statements of Banco Sabadell Group

For the years ended 31 December 2023 and 2022

Thousand euro
	Note	2023	2022 (*)
Cash flows from financing activities		(617,001)	(1,236,880)

Payments		(1,676,824)	(1,338,630)

Dividends		(273,748)	(280,849)

Subordinated liabilities	4	(900,000)	(750,000)

Redemption of own equity instruments		—	—

Acquisition of own equity instruments		(276,200)	(86,457)

Other payments related to financing activities		(226,876)	(221,324)

Collections		1,059,823	101,750

Subordinated liabilities		1,000,000	—

Issuance of own equity instruments		—	—

Disposal of own equity instruments		59,823	101,750

Other collections related to financing activities		—	—
Effect of changes in foreign exchange rates		28,782	(23,205)

Net increase (decrease) in cash and cash equivalents		(11,274,542)	(7,952,801)

Cash and cash equivalents at the beginning of the year	7	41,260,395	49,213,196

Cash and cash equivalents at the end of the year	7	29,985,853	41,260,395
Memorandum item
CASH FLOWS CORRESPONDING TO:

Interest received		6,082,345	4,869,638

Interest paid		1,943,749	1,029,597

Dividends received		8,413	2,609

COMPONENTS OF CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR

Cash on hand	7	726,122	686,258

Cash equivalents in central banks	7	28,566,694	39,236,780

Other demand deposits	7	693,037	1,337,357

Other financial assets		—	—

Less: bank overdrafts repayable on demand		—	—
TOTAL CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR		29,985,853	41,260,395

Of which: held by Group entities but not available for the Group		—	—

(*) Shown for comparative purposes only (see Note 1.4).

Notes 1 to 43 and accompanying Schedules I to V form an integral part of the consolidated cash flow statement for 2023.

Consolidated report of Banco Sabadell Group for the year ended 31 December 2023

Note 1 – Activity, accounting policies and practices

1.1 Activity

Banco de Sabadell, S.A. (hereinafter also referred to as Banco Sabadell, the Bank, the Institution, or the Company), with tax identification number (NIF) A08000143 and with registered office in Alicante, Avenida Óscar Esplá, 37, engages in banking business and is subject to the standards and regulations governing banking institutions operating in Spain. The supervision of Banco Sabadell on a consolidated basis is performed by the European Central Bank (ECB).

The Institution is entered in the Companies Register of Alicante under Volume 4070, Folio 1, Sheet A-156980 and in the Bank of Spain’s Official Register of Credit Institutions under code number 0081. The Legal Entity Identifier (LEI) of Banco de Sabadell, S.A. is SI5RG2M0WQQLZCXKRM20.

The Articles of Association and other public information can be viewed both at the Bank’s registered office and on its website (www.grupbancsabadell.com).

The Bank is the parent company of a corporate group of entities (see Note 2 and Schedule I) whose activity it controls directly or indirectly and which comprise, together with the Bank, Banco Sabadell Group (hereinafter, the Group).

1.2 Basis of presentation and changes in accounting regulations

The Group’s consolidated annual financial statements for 2023 have been prepared in accordance with the International Financial Reporting Standards adopted by the European Union (EU-IFRS) applicable at the end of 2023, taking into account Bank of Spain (BoS) Circular 4/2017 of 27 November as well as other provisions of the financial reporting regulations applicable to the Group and considering the formatting and mark-up requirements established in Commission Delegated Regulation EU 2019/815, in order to fairly present the Group’s equity and consolidated financial situation as at 31 December 2023 and the results of its operations, recognised income and expenses, changes in equity and cash flows (all consolidated) in 2023.

The consolidated annual financial statements have been prepared based on the accounting records kept by the Bank and each of the other entities in the Group, and include adjustments and reclassifications necessary to ensure the harmonisation of the accounting principles and policies and the measurement criteria applied by the Group, which are described in this note.

The information included in these consolidated annual financial statements is the responsibility of the directors of the Group’s parent company. The Group’s consolidated annual financial statements for 2023 were signed off by the directors of Banco Sabadell at a meeting of the Board of Directors on 22 February 2024 and will be submitted to shareholders at the Annual General Meeting for approval. It is expected that the shareholders will approve the accounts without significant changes.

Except as otherwise indicated, these consolidated annual financial statements are expressed in thousands of euros. In order to show the amounts in thousands of euros, the accounting balances have been subject to rounding; for this reason, some of the amounts appearing in certain tables may not be the exact arithmetic sum of the preceding figures.

Standards and interpretations issued by the International Accounting Standards Board (IASB) that entered into force in 2023

In 2023, the standards and interpretations adopted by the European Union, together with their amendments, which have been applied by the Group due to their entry into force or their early application, are the following:

Standards	Titles
IFRS 17	Insurance contracts
Amendment to IFRS 17	Initial application of IFRS 17 and IFRS 9: Comparative information
Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of accounting policies
Amendments to IAS 8	Definition of accounting estimates
Amendments to IAS 12	- Deferred tax related to assets and liabilities arising from a single transaction
- International tax reform – Pillar Two Model Rules

Except for the impact arising from the adoption of IFRS 17 (see section on Adoption of IFRS 17 “Insurance contracts” in this note and Note 1.4), the application of the aforesaid standards has had no significant effects on these consolidated annual financial statements.

Adoption of IFRS 17 “Insurance contracts”

IFRS 17 came into effect on 1 January 2023, replacing IFRS 4, and modified the set of accounting requirements for the recognition, measurement, presentation and disclosure of insurance contracts. The objective of IFRS 17 is to ensure that entities provide relevant information that faithfully represents those contracts.

In accordance with this standard, insurance contracts combine components of financial instruments and service contracts. In addition, many insurance contracts generate cash flows with substantial variability over a long period. In order to provide useful information about these features, IFRS 17:

–	combines the current measurement of future cash flows with the revenue recognised throughout the period during which the services established in the contracts are provided;

–	presents results for services provided separately from the financial expenses and income relating to these contracts; and

–

requires entities to decide whether to recognise the entirety of their financial income and expenses relating to insurance contracts in profit and loss, or whether to recognise part of these results in equity.

Furthermore, in 2020 some amendments to IFRS 17 were incorporated, designed to reduce implementation costs by simplifying some requirements of this standard, make financial performance easier to explain and ease transition by deferring the effective date of the standard to 1 January 2023 and by reducing the requirements to apply the standard for the first time.

The initial application of this standard basically affects the amount at which insurance undertakings associated with the Group that are controlled by Zürich Seguros (i.e. BanSabadell Vida, S.A. de Seguros y Reaseguros, BanSabadell Seguros Generales and S.A. de Seguros y Reaseguros) are recognised.

The application of IFRS 17 requires restatement of comparative information, the transition date for this standard being 1 January 2022. In this respect, the initial application of IFRS 17 has produced a reduction of the Group’s equity of 128 million euros as at 1 January 2022 and of 138 million euros as at 31 December 2022.

The main quantitative impacts of the initial application of IFRS 17 on the information set out in the financial statements for the financial year 2022 are set out below:

–

The reconciliation between the Group’s consolidated balance sheet as at 31 December 2021 published in the consolidated annual financial statements for the financial year 2021 and the opening consolidated balance sheet as at 1 January 2022 restated under IFRS 17 criteria is as follows:

Million euro
	Published balance 31/12/2021	IFRS 17 impact	Restated balance 01/01/2023

Total assets	251,947	(128)	251,819

Of which:
Investments in joint ventures and associates	639	(128)	511
Total liabilities	238,951	—	238,951

Total equity	12,996	(128)	12,868

Of which:
Other reserves	(1,202)	(236)	(1,438)
Accumulated other comprehensive income	(386)	108	(278)

–

The reconciliation between the Group’s consolidated balance sheet as at 31 December 2022 published in the consolidated annual financial statements for the financial year 2022 and the Group’s consolidated balance sheet as at 31 December 2022 restated under IFRS 17 criteria is as follows:

Million euro
	Published balance 31/12/2022	IFRS 17 impact	Restated balance 31/12/2022

Total assets	251,379	(138)	251,241

Of which:
Investments in joint ventures and associates	515	(138)	377
Total liabilities	238,155	—	238,155

Total equity	13,224	(138)	13,086

Of which:
Other reserves	(1,366)	(236)	(1,602)
Profit or loss attributable to owners of the parent	859	31	890
Accumulated other comprehensive income	(651)	67	(584)

–

The reconciliation between the Group’s consolidated recognised income and expenses as at 31 December 2022 published in the consolidated annual financial statements for the financial year 2022 and the Group’s consolidated recognised income and expenses as at 31 December 2022 restated under IFRS 17 criteria is as follows:

Million euro
	Published balance 31/12/2022	IFRS 17 impact	Restated balance 31/12/2022

Profit or loss for the year	869	31	900

Of which:
Profit or loss of entities accounted for using the equity method	122	31	153

Other comprehensive income	(265)	(41)	(306)

Of which:
Share of other recognised income and expense of investments in joint ventures and associates	(42)	(41)	(83)

The entry into force of IFRS 17 has not had any significant impact on the classification and recognition of the Group’s other assets and liabilities.

Amendment to IFRS 17 “Initial application of IFRS 17 and IFRS 9: Comparative Information”

This narrow-scope amendment aims to provide insurance undertakings with an option relating to the presentation of comparative information about financial assets in order to avoid accounting mismatches between financial assets and insurance contract liabilities in the aforesaid comparative information at the date of initial application of IFRS 9 and IFRS 17.

Amendments to IAS 1 and IFRS Practice Statement 2 “Disclosure of accounting policies”

These amendments aim to help institutions to improve accounting policy disclosures so that they provide more useful information in their annual financial statements.

On one hand, the amendments to IAS 1 require institutions to disclose their material accounting policy information rather than their significant accounting policies, clarifying that accounting policy information that relates to immaterial transactions, other events or conditions is immaterial and need not be disclosed. On the other hand, the amendments to Practice Statement 2, on making materiality judgements, provide guidance on how to apply the concept of materiality to accounting policy disclosures.

Amendments to IAS 8 “Definition of accounting estimates”

These amendments define “accounting estimates” as monetary amounts in financial statements that are subject to measurement uncertainty; they also provide guidance on how to distinguish between changes in accounting estimates and changes in accounting policies. That distinction is important because changes in accounting estimates are applied prospectively, whereas changes in accounting policies are generally applied retrospectively. In particular, the amendments clarify that a change in accounting estimates that results from new information or new developments is not the correction of a prior period error.

Amendments to IAS 12 “Deferred tax related to assets and liabilities arising from a single transaction”

These amendments introduce an exception to the initial recognition exemption provided in IAS 12 for situations in which a single transaction gives rise to equal deductible and taxable temporary differences. These amendments apply to transactions that occur on or after the beginning of the earliest comparative period presented.

Amendments to IAS 12 “International tax reform – Pillar Two Model Rules”

These amendments aim to respond the concerns raised by various stakeholders regarding the potential implications for the accounting of deferred taxes arising from the international tax reform of the Organisation for Economic Co-operation and Development (OECD). The OECD published the Pillar Two Model Rules in December 2021 to ensure that large multinational enterprises would be subject to a minimum tax rate of 15%.

Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the Union establishes a top-up tax through a system of two interlocked rules, together referred to as the GloBE or Pillar Two rules, promoted by the OECD and designed to ensure that where the effective tax rate of a multinational enterprise in a given jurisdiction is below 15%, an additional top-up tax will be collected. Member States should bring into force the laws, regulations and administrative provisions necessary to comply with this Directive. As at 31 December 2023, Spain had not approved applicable legislation in this regard, the United Kingdom being the only material region to have passed substantial legislation in relation to the OECD’s tax reform.

The amendments to IAS 12 introduce a mandatory temporary exception to the accounting for deferred taxes arising from jurisdictions implementing the global tax rules to ensure consistency in the financial statements while easing into the implementation of the rules. This mandatory exception has been applied by the Group. In addition, these amendments introduce disclosure requirements to help investors better understand the exposure to income taxes arising from the Pillar Two rules before the regulations in each jurisdiction come into effect.

An analysis was carried out based on the information available and it is estimated that the impact on the Group of the international tax reform will not be significant.

Standards and interpretations issued by the IASB not yet in force

As at 31 December 2023, the most significant standards and interpretations that have been published by the IASB but which have not been applied when preparing these consolidated annual financial statements, either because their effective date is subsequent to the date thereof or because they have not yet been endorsed by the European Union, are as follows:

Standards and Interpretations	Title	Mandatory for years beginning:
Approved for application in the EU
Amendments to IFRS 16	Lease liabilities in sale and leaseback	1 January 2024
transactions
Amendments to IAS 1	Presentation of financial statements:	1 January 2024
- Classification of liabilities as current or non-current
- Non-current liabilities with covenants

Not approved for application in the EU
Amendments to IAS 7 and IFRS 7	Supplier finance arrangements	1 January 2024
Amendments to IAS 21	Lack of exchangeability	1 January 2025

The Group has carried out an assessment of the impacts resulting from these standards and decided not to exercise its option to adopt early, where possible. It is also estimated that the adoption of the amendments issued by the IASB not yet in effect will not have a significant impact for the Group.

Approved for application in the EU

Amendments to IFRS 16 “Lease liabilities in sale and leaseback transactions”

These amendments specify the requirements that a seller-lessee must use to measure the lease liability arising from a sale and leaseback transaction to ensure that the seller-lessee does not recognise any gain or loss related to the right of use that it retains.

The amendments to IFRS 16 will be applied retrospectively, with early application permitted.

Amendments to IAS 1 “Presentation of financial statements”

Classification of liabilities as current or non-current

These amendments are designed to make clear how institutions should classify debts and other liabilities as current and non-current, in particular liabilities with no fixed maturity and those that may be converted to equity. Earlier application of these amendments is permitted.

Non-current liabilities with covenants

The purpose of these amendments is to clarify how the conditions agreed in a loan (the “covenants”) affect the classification of that loan as either a current or a non-current liability according to whether those conditions must be complied with before or after the date of the financial statements. These amendments change the “Classification of liabilities as current or non-current” and defer their effective date to 1 January 2024. Earlier application of these amendments is permitted.

Not approved for application in the EU

Amendments to IAS 7 and IFRS 7 “Supplier finance arrangements”

The purpose of these amendments is to require institutions to provide additional breakdowns of their supplier finance arrangements. To that end, new requirements have been developed to ensure that information is provided to users of financial statements that allows them to assess how supplier finance arrangements affect the Institution’s cash flows and liabilities, and to understand the impact of those supplier finance arrangements on the Institution’s exposure to liquidity risk and how it might be affected if the arrangements were no longer in effect.

Earlier application of these amendments is permitted. If they are applied to a period prior to the date of mandatory application, the Institution must indicate this.

Amendments to IAS 21 “Lack of exchangeability”

These amendments aim to require institutions to apply a consistent approach in assessing whether a currency can be exchanged into another currency and, when it cannot, in determining the exchange rate to use and the disclosures to provide.

Earlier application of these amendments is permitted. If they are applied to a period prior to the date of mandatory application, the Institution must indicate this.

Judgements and estimates

The preparation of the consolidated annual financial statements requires certain accounting estimates to be made. It also requires Management to use its best judgement in the process of applying the Group’s accounting policies. Such judgements and estimates may affect the value of assets and liabilities and the disclosure of contingent assets and contingent liabilities as at the date of the consolidated annual financial statements, as well as income and expenses in the year.

The main judgements and estimates relate to the following:

–	The accounting classification of financial assets according to their credit risk (see Notes 1.3.4, 8 and 11).

–	Impairment losses on certain financial assets and off-balance sheet exposures (see Notes 1.3.4, 8, 11 and 26).

–	The assumptions used in actuarial calculations of liabilities and post-employment obligations (see Notes 1.3.17 and 22).

–	The measurement of consolidated goodwill (see Notes 1.3.12 and 16).

–	The useful life and impairment losses of tangible assets and other intangible assets (see Notes 1.3.10, 1.3.11, 1.3.12, 15 and 16).

–	The provisions and consideration of contingent liabilities (see Notes 1.3.16 and 22).

–	The fair value of certain unquoted financial assets (see Notes 1.3.3 and 6).

–	The fair value of real estate assets held on the balance sheet (see Notes 1.3.9, 1.3.10, 1.3.13 and 6).

–	The recoverability of non-monetisable deferred tax assets and tax credits (see Notes 1.3.20 and 39).

The estimates are based on the best knowledge available of current and foreseeable circumstances, taking into account the uncertainties stemming from the existing economic environment, consequently, the final results could differ from these estimates.

1.3 Accounting principles and policies and measurement criteria

The accounting principles and policies, as well as the most significant measurement criteria applied in preparing these consolidated annual financial statements, are described below. There are no cases in which accounting principles or measurement criteria have not been applied because of a significant effect on the Group’s consolidated annual financial statements for 2023.

1.3.1 Consolidation principles

In the consolidation process, a distinction is drawn between subsidiaries, joint ventures, associates and structured entities.

Subsidiaries

Subsidiaries are entities over which the Group has control. This occurs when the Group is exposed, or has rights, to variable returns as a result of its involvement with the investee and when it has the ability to influence those returns through its power over the investee.

For control to exist, the following criteria must be met:

–

Power: an investor has power over an investee when that investor has existing rights which give them with the ability to direct the significant activities, i.e. those that significantly affect the investee’s returns.

–

Returns: an investor is exposed, or has rights, to variable returns due to their involvement with the investee when the returns obtained from such involvement have the potential to vary as a result of the investee’s economic performance. The investor’s returns can be only positive, only negative, or both positive and negative.

–

Relationship between power and returns: an investor controls an investee if the investor not only has power over the investee and is exposed, or has rights, to variable returns due to their involvement with the investee, but also has the ability to use that power to influence the returns obtained due to their involvement with the investee.

When the Group takes control of a subsidiary, it applies the acquisition method provided for in the regulations governing business combinations (see Note 1.3.2) except in the case of acquisitions of an asset or a group of assets.

The financial statements of subsidiaries are consolidated with the Bank’s financial statements using the full consolidation method.

The third-party ownership of the Group’s consolidated equity is shown in the heading “Non-controlling interests” of the consolidated balance sheet and the part of the profit or loss for the year attributable to these interests is presented under the heading “Profit or loss for the year - Attributable to minority interest [non-controlling interests]” in the consolidated income statement.

Joint ventures

These are entities subject to joint control agreements whereby decisions on significant activities are made unanimously by the entities which share control.

Investments in joint ventures are accounted for by the equity method, i.e. by the fraction of equity represented by the share held in their capital stock, after taking account of any dividends received from them and any other equity disposals.

The Group has not held investments in joint ventures in 2023 and 2022.

Associates

Associates are entities over which the Group exerts significant influence, which generally, although not exclusively, takes the form of a direct or indirect interest representing 20% or more of the investee’s voting rights.

In the consolidated annual financial statements, associates are accounted for using the equity method.

The above notwithstanding, when the Group’s investment in an associate is held directly by, or is held indirectly through, a venture capital organisation or similar entity, it may elect to measure that investment at fair value through profit or loss in accordance with IFRS 9. This election is made separately for each associate on the date of its initial recognition. Similarly, when the Group has an interest in an associate that is an investment entity, it may, when applying the equity method, elect to retain the fair value measurement applied by that investment entity associate to its subsidiaries. This election is made separately for each investment entity associate, at the later of the date on which (a) the associate is initially recognised, (b) the associate becomes an investment entity, or (c) the associate or first becomes a parent of a group of entities.

Structured entities

A structured entity is an entity that has been designed so that voting or other similar rights are not the dominant factor in deciding who controls the entity.

Where the Group holds an interest in an entity, or where it incorporates an entity, in order to transfer risks or for any other purposes, or to allow customers access to certain investments, it determines whether there is control over the entity based on that provided in regulations, as described above, in order to consequently determine whether it should be subject to consolidation. Specifically, the following factors, among others, are considered:

–	Analysis of the influence of the Group over the significant activities of the entity that could have an influence on the amount of its returns.

–	Implicit or explicit commitments of the Group to provide financial support to the entity.

–	Identification of the entity’s manager and analysis of the remuneration scheme.

–	Existence of removal rights (possibility of dismissing managers).

–	Significant exposure of the Group to the variable returns on the entity’s assets.

These entities include those known as ‘asset securitisation funds’, which are consolidated in cases where, based on the above analysis, it is determined that the Group has maintained control. For these operations, financial support agreements commonly used in securitisation markets are generally in place, and there are no commitments to provide any financial support that goes significantly beyond what has been contractually agreed. By reason of the foregoing, it is considered that, for the majority of the Group’s securitisations, the securitised assets cannot be derecognised and the securities issued by securitisation funds are recognised as liabilities on the consolidated balance sheet.

Schedule II provides details of the Group’s structured entities.

In all cases, the results generated by companies forming part of the Group during a given year are consolidated considering only those relating to the period spanning from the acquisition date to year-end. Similarly, the results generated by companies disposed of during the year are consolidated considering only those relating to the period spanning from the start of the year to the disposal date.

In the consolidation process, all material balances and transactions between the companies forming part of the Group have been eliminated, in the proportion corresponding to them based on the method of consolidation applied.

Financial and insurance institutions, both subsidiaries and associates, regardless of the country in which they are located, are subject to supervision and regulation by various bodies. The laws in effect in the various jurisdictions, along with the need to meet certain minimum capital requirements and the performance of supervisory activities, are circumstances that could affect the ability of these institutions to transfer funds in the form of cash, dividends, loans or advances.

Note 2 includes information on the most significant acquisitions and disposals that have taken place during the year. Significant disclosures regarding the Group’s companies are provided in Schedule I.

1.3.2 Business combinations

A business combination is a transaction, or any other event, through which the Group obtains control of one or more businesses. Business combinations are accounted for using the acquisition method.

Under this method, the acquiring entity (acquirer) recognises the assets acquired and liabilities assumed in its financial statements, also considering contingent liabilities, measured at their fair value, including those that the acquired entity (acquiree) had not recognised in its accounts. This method also requires the cost of the business combination to be estimated, which will normally correspond to the consideration paid, defined as the fair value, on the acquisition date, of the assets delivered, the liabilities incurred against the former owners of the acquired business and the equity instruments issued, if any, by the acquirer.

The Group then recognises goodwill in the consolidated annual financial statements if on the acquisition date there is a positive difference between:

–	the sum of the consideration paid plus the amount of all minority interests and the fair value of prior interests held in the acquired business; and

–	the fair value of recognised assets and liabilities.

If the difference is negative, it is recorded under the heading “Negative goodwill recognised in profit or loss” in the consolidated income statement.

In cases where the consideration amount depends on future events, any contingent consideration is recognised as part of the consideration paid and measured at fair value on the acquisition date. The costs associated with the transaction do not form part of the cost of the business combination for these purposes.

If the cost of the business combination or the fair value assigned to the acquiree’s assets, liabilities or contingent liabilities cannot be conclusively determined, the initial accounting of the business combination will be considered provisional. In any event, the process should be completed within a maximum of one year from the acquisition date and effective as of that date.

Minority interests in the acquiree are measured on the basis of the proportional percentage of its identified net assets. All purchases and disposals of these minority interests are accounted for as capital transactions when they do not result in a change of control. No profit or loss is recognised in the consolidated income statement and the initially recognised goodwill is not re-measured. Any difference between the consideration paid or received and the decrease or increase in minority interests, respectively, is recognised in reserves.

With regard to non-monetary contributions of businesses to associates or joint ventures in which there is a loss of control over these businesses, the Group’s accounting policy is to record the full profit or loss in the consolidated income statement, recognising any remaining interest held at its fair value.

1.3.3 Classification and measurement of financial instruments and recognition of changes arising in their subsequent measurement

In general, all financial instruments are initially recognised at fair value (see definition in Note 6) which, unless evidence to the contrary is available, coincides with the transaction price. For financial instruments not recognised at fair value through profit or loss, the fair value is adjusted by either adding or deducting the transaction costs directly attributable to their acquisition or issuance. In the case of financial instruments at fair value through profit or loss, the directly attributable transaction costs are recognised immediately in the consolidated income statement. As a general rule, conventional purchases and sales of financial assets are recognised at the settlement date.

Changes in the value of financial instruments originating from the accrual of interest and similar items are recorded in the consolidated income statement, under the headings “Interest income” or “Interest expenses”, as applicable. Dividends received from other companies are recognised in the consolidated income statement for the year in which the right to receive them is originated.

Instruments which form part of a hedging relationship are treated in accordance with regulations applicable to hedge accounting.

Changes in measurements occurring subsequent to initial recognition for reasons other than those mentioned above are treated according to the classification of financial assets and financial liabilities for the purposes of their measurement. In the case of financial assets, classification is generally based on the following aspects:

–	The business model under which they are managed, and

–	Their contractual cash flow characteristics.

Business model

A business model refers to the way in which financial assets are managed in order to generate cash flows. The business model is determined by considering the way in which groups of financial assets are managed together to achieve a particular objective. Therefore, the business model does not depend on the Group’s intentions for an individual instrument, rather, it is determined for a group of instruments.

The business models used by the Group are indicated here below:

–

Business model whose objective is to hold financial assets in order to collect contractual cash flows: under this model, financial assets are managed in order to collect their particular contractual cash flows, rather than to obtain an overall return by both holding and selling assets. The above notwithstanding, assets can be disposed of prior to maturity in certain circumstances. Sales that may be consistent with a business model whose objective is to hold assets in order to collect contractual cash flows include sales that are infrequent or insignificant in value, sales of assets close to maturity, sales triggered by an increase in credit risk and sales carried out to manage credit concentration risk.

–	Business model whose objective is to sell financial assets.

–

Business model that combines the two objectives above (hold financial assets in order to collect contractual cash flows and sell financial assets): this business model typically involves greater frequency and value of sales because such sales are integral to achieving the business model’s objective.

Contractual cash flow characteristics of financial assets

Financial assets should initially be classified in one of the following two categories:

–	Those whose contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding.

–	All other financial assets.

For the purposes of this classification, the principal of a financial asset is its fair value at initial recognition, which could change over the life of the financial asset; for example, if there are repayments of principal. Interest is understood as the sum of consideration for the time value of money, for lending and structural costs, and for the credit risk associated with the principal amount outstanding during a particular period of time, plus a profit margin.

If a financial asset contains contractual terms that could change the timing or amount of cash flows, the Group will estimate the cash flows that could arise before and after the change and determine whether these are solely payments of principal and interest (SPPI) on the principal amount outstanding.

The most significant judgements used in this evaluation are indicated here below:

–

Modified time value of money: in order to determine whether the interest rate of a transaction incorporates any consideration other than that linked to the passage of time, transactions that present a difference between the tenor of the benchmark interest rate and the reset frequency of that interest rate are analysed, considering a tolerance threshold, in order to determine whether the instrument’s contractual (undiscounted) cash flows could be significantly different from the contractual (undiscounted) benchmark cash flows of a financial instrument whose time value of money element was not modified. At present, tolerance thresholds of 10% and 5%, respectively, are used for the differences in each tenor and for the analysis of cumulative cash flows over the life of the financial asset.

–

Contractual terms that change the timing or amount of cash flows: an analysis is carried out to determine whether any contractual terms exist that could change the timing or amount of contractual cash flows from the financial asset:

•

Clauses for conversion to equity shares: clauses that include a conversion-to-equity option and the loss of the right to claim contractual cash flows in the event the principal amount is reduced due to insufficient funds. Contracts that include this option will automatically fail the SPPI test.

•

Existence of the option to prepay or extend the financial instrument, or extend the contractual term, and possible residual compensation: a financial asset will fulfil the SPPI test requirements if it includes a contractual option that permits the issuer (or debtor) to prepay a debt instrument or to put back a debt instrument before maturity and the prepayment amount substantially represents unpaid amounts of principal and interest outstanding, which may include reasonable additional compensation for the early termination of the contract.

•

Financial assets with interest rates linked to environmental, social or governance targets (ESG-linked features): these financial assets provide general funding at a contractual interest rate that is adjusted depending on the borrower achieving pre-determined ESG targets that are specific to the borrower, the purpose of the adjustment being to incentivise the achievement of those targets. The key consideration here is whether the resulting cash flows reflect a return for risk that is unrelated to a basic lending arrangement. Thus, if the adjustment linked to ESG targets does not introduce compensation for risks that is inconsistent with a basic lending arrangement, then it is considered that the financial asset has contractual cash flows that are compatible with a basic lending arrangement. In addition, for this type of financial asset, the nature of the ESG-linked feature is taken into account, such as a contingent event, which is considered to be an indicator in assessing whether the contractual cash flows consist solely of payments of principal and interest.

•	Other clauses that could change the timing or amount of cash flows: clauses that could alter contractual cash flows as a result of changes in credit risk are considered to pass the SPPI test.

–

Leverage: financial assets with leverage (i.e. those in which the contractual cash flow variability increases, such that they do not have the same economic characteristics as the interest rate on the principal amount of the transaction) fail the SPPI test.

–

Contractually linked financial instruments: the cash flows arising from these types of financial instruments are considered to consist solely of payments of principal and interest on the principal amount outstanding provided that:

•

the contractual terms of the tranche being assessed for classification (without looking through to the underlying pool of financial instruments) give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding;

•	the underlying pool of financial instruments comprises instruments whose contractual cash flows are solely payments of principal and interest on the principal amount outstanding; and

•	the exposure to credit risk corresponding to the tranche being assessed is equal to or lower than the exposure to credit risk of the underlying pool of financial instruments.

–

Non-recourse financial assets: in the case of debt instruments that are primarily repaid with cash flows from specified assets or projects and for which there is no personal liability for the holder, an assessment is made of the underlying assets or cash flows to determine whether the contractual cash flows of the instrument are payments of principal and interest on the principal amount outstanding.

For cases in which a financial asset characteristic is inconsistent with a basic lending arrangement (i.e. if one of the asset’s characteristics gives rise to contractual cash flows other than payments of principal and interest on the principal amount outstanding), the significance and probability of occurrence is assessed to determine whether that characteristic should be taken into account in the SPPI test:

–

To determine the significance of a financial asset characteristic, the impact that it could have on contractual cash flows is estimated. The impact is not considered significant (de minimis effect) if it is estimated that the change in expected cash flows will be below the tolerance thresholds indicated previously.

–

If an instrument’s characteristic could have a significant effect on the contractual cash flows but would only affect the instrument’s contractual cash flows upon occurrence of an event that is very unlikely to occur, that characteristic will not be taken into account to determine whether the contractual cash flows of the instrument are solely payments of principal and interest on the principal amount outstanding.

Portfolios of financial instruments classified for the purpose of their measurement

Financial assets and financial liabilities are classified, for the purpose of their measurement, into the following portfolios, based on the aspects described above:

Financial assets at amortised cost

This category includes financial assets that meet the following two conditions:

–	They are managed with a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

–	Their contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

This category comprises investments associated with typical lending activities, such as amounts loaned to customers withdrawn in cash and not yet repaid, deposits placed with other institutions, regardless of the legal arrangements under which the funds were provided, debt securities which meet the two conditions indicated above, as well as debts incurred by purchasers of goods or users of services forming part of the Group’s business.

Following their initial recognition, financial assets classified in this category are measured at amortised cost, which should be understood as the acquisition cost adjusted to account for repayments of principal and the portion recognised in the consolidated income statement, using the effective interest rate method, of the difference between the initial cost and the corresponding repayment value at maturity. In addition, the amortised cost is decreased by any reduction in value due to impairment recognised directly as a decrease in the value of the asset or through an allowance or offsetting item of the same value.

The effective interest rate is the discount rate that exactly equals the value of a financial instrument to the estimated cash flows over the expected life of the instrument, on the basis of its contractual terms, such as early repayment options, but without taking into account expected credit losses. For fixed-rate financial instruments, the effective interest rate coincides with the contractual interest rate set at the time of their acquisition, considering, where appropriate, the fees, transaction costs, premiums or discounts which, because of their nature, may be likened to an interest rate. In the case of floating-rate financial instruments, the effective interest rate coincides with the rate of return in respect of all applicable concepts until the date of the first scheduled benchmark rate revision.

Financial assets at fair value through other comprehensive income

This category includes financial assets that meet the following two conditions:

–	They are managed with a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

–	The contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These financial assets primarily correspond to debt securities.

Furthermore, the Group may opt, at initial recognition and irrevocably, to include in the portfolio of financial assets at fair value through other comprehensive income investments in equity instruments that should not be classified as held for trading and which would otherwise be classified as financial assets mandatorily at fair value through profit or loss. This option is exercised on an instrument-by-instrument basis.

Income and expenses from financial assets at fair value through other comprehensive income are recognised in accordance with the following criteria:

–	Interest accrued or, where applicable, dividends accrued are recognised in the consolidated income statement.

–

Exchange differences are recognised in the consolidated income statement when they relate to monetary financial assets, or through other comprehensive income when they relate to non-monetary financial assets.

–	Losses due to impairment of debt instruments, or gains due to their subsequent recovery, are recognised in the consolidated income statement.

–	Other changes in value are recognised through other comprehensive income.

When a debt instrument measured at fair value through other comprehensive income is derecognised from the balance sheet, the fair value change recognised under the heading “Accumulated other comprehensive income” of the consolidated statement of equity is reclassified to the consolidated income statement. However, when an equity instrument measured at fair value through other comprehensive income is derecognised from the balance sheet, this amount is not reclassified to the consolidated income statement, but rather to reserves.

Financial assets at fair value through profit or loss

A financial asset is classified in the portfolio of financial assets at fair value through profit or loss whenever the business model used by the Group for its management or its contractual cash flow characteristics make it inadvisable to classify it into any of the other portfolios described above.

This portfolio is in turn subdivided into:

–	Financial assets held for trading

Financial assets held for trading are those which have been acquired for the purpose of realising them in the near term, or which form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking. Financial assets held for trading also include derivative instruments that do not meet the definition of a financial guarantee contract and which have not been designated as hedging instruments.

–	Non-trading financial assets mandatorily at fair value through profit or loss

All other financial assets mandatorily at fair value through profit or loss are classified in this portfolio.

Fair value changes are directly recognised in the consolidated income statement, making a distinction, in the case of non-derivative instruments, between the portion attributable to returns accrued on the instrument, which are recognised either as “Interest income”, applying the effective interest rate method, or as dividends, depending on their nature, and the remaining portion, which is recognised as gains or (-) losses on financial assets and liabilities under the corresponding heading.

In 2023 and 2022, no reclassifications took place between the portfolios in which financial assets are recognised for the purpose of their measurement.

Financial liabilities held for trading

Financial liabilities held for trading include financial liabilities that have been issued for the purpose of repurchasing them in the near term, or which form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking. They also include short positions arising from the outright sale of assets acquired in reverse repurchase agreements, borrowed in securities lending or received as collateral with sale rights, as well as derivative instruments that do not meet the definition of a financial guarantee contract and which have not been designated as hedging instruments.

Fair value changes are directly recognised in the consolidated income statement, making a distinction, in the case of non-derivative instruments, between the portion attributable to returns accrued on the instrument, which are recognised as interest applying the effective interest rate method, and the remaining portion, which is recognised as gains or (-) losses on financial assets and liabilities under the corresponding heading.

Financial liabilities at amortised cost

Financial liabilities at amortised cost are financial liabilities that cannot be classified into any of the above categories and which relate to the typical deposit-taking activity of a financial institution, irrespective of their substance and maturity.

In particular, this category includes capital qualifying as a financial liability, i.e. financial instruments issued by the Group which, given their legal classification as capital, do not meet the requirements to be classified as consolidated equity for accounting purposes. These are essentially issued shares that do not carry voting rights and whose return is calculated based on a fixed or variable rate of interest.

Following initial recognition they are measured at amortised cost applying the same criteria as those applicable to financial assets at amortised cost, recognising the interest accrued, calculated using the effective interest rate method, in the consolidated income statement. However, if the Group has discretionary powers with regard to the payment of coupons associated with the financial instruments issued and classified as financial liabilities, the Group’s accounting policy is to recognise them in consolidated reserves.

Hybrid financial instruments

Hybrid financial instruments are those that combine a non-derivative host contract and a financial derivative, known as an ‘embedded derivative’, which cannot be transferred separately, nor does it have a different counterparty, and which results in some of the cash flows of the hybrid instrument varying in a similar way to the cash flows that would exist if the derivative were considered separately.

Generally, when the host contract of a hybrid financial instrument is a financial asset, the embedded derivative is not separated and the measurement rules are applied to the hybrid financial instrument as a whole.

When the host contract of a hybrid financial instrument is a financial liability, the embedded derivatives of that contract are accounted for separately if the economic characteristics and risks of the embedded derivative are not closely related to those of the host contract, if a separate financial instrument with the same terms as the embedded derivative would meet the definition of a derivative instrument, and if the hybrid contract is not fully measured at fair value through profit or loss.

Most of the hybrid financial instruments issued by the Group are instruments whose payments of principal and/or interest are indexed to specific equity instruments (generally, shares of listed companies), to a basket of shares, to stock market indices (such as IBEX and NYSE), or to a basket of stock market indices.

The fair value of the Group’s financial instruments as at 31 December 2023 and 2022 is indicated in Note 6.

1.3.4 Impairment of financial assets

A financial asset or a credit exposure is considered to be impaired when there is objective evidence that one or more events have occurred whose direct or combined effect gives rise to:

–

In the case of debt instruments, including loans and debt securities, a negative impact on future cash flows estimated at the time the transaction was executed, due to the materialisation of credit risk.

–

In the case of off-balance sheet exposures that carry credit risk, expected inflows that are lower than the contractual cash flows due if the holder of a loan commitment draws down the loan or, in the case of financial guarantees given, inflows that are lower than the payments scheduled to be made.

–	In the case of investments in joint ventures and associates, a situation in which their carrying amount cannot be recovered.

1.3.4.1 Debt instruments and off-balance sheet exposures

Impairment losses on debt instruments and other off-balance sheet credit exposures are recognised as an expense in the consolidated income statement for the year in which the impairment is estimated. The recoveries of any previously recognised losses are also recognised in the consolidated income statement for the year in which the impairment is eliminated or reduced.

The impairment of financial assets is calculated based on the type of instrument and other circumstances that could affect it, after taking into account any effective guarantees received. For debt instruments measured at amortised cost, the Group recognises both allowances, when loan loss provisions are allocated to absorb impairment losses, as well as direct write-offs, when the probability of recovery is considered to be remote. For debt instruments at fair value through other comprehensive income, impairment losses are recognised in the consolidated income statement, with a balancing entry under the heading “Accumulated other comprehensive income” on the consolidated statement of equity. Impairment allowances for off-balance sheet exposures are recognised on the liabilities side of the consolidated balance sheet as a provision.

For risks classified as stage 3 (see section “Definition of classification categories” in this note), accrued interest is recognised in the consolidated income statement by applying the effective interest rate to its amortised cost adjusted to account for any impairment allowances.

To determine impairment losses, the Group monitors borrowers individually, at least those who are significant borrowers, and collectively, for groups of financial assets with similar credit risk characteristics that reflect borrowers’ ability to satisfy their outstanding payments.

The Group has policies, methods and procedures in place to estimate the losses that it may incur as a result of its credit risks, due to both insolvency attributable to counterparties and country risk. These policies, methods and procedures are applied when granting, assessing and arranging debt instruments and off-balance sheet exposures, when identifying their possible impairment and, where applicable, when calculating the amounts necessary to cover these expected losses.

1.3.4.1.1 Accounting classification on the basis of credit risk attributable to insolvency

The Group has established criteria that allow borrowers showing a significant increase in credit risk, vulnerabilities or objective evidence of impairment to be identified and classified on the basis of their credit risk.

The following sections describe the classification principles and methodology used by the Group.

Definition of classification categories

Credit exposures and off-balance sheet exposures are both classified, on the basis of their credit risk, into the following stages:

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Stage 1: standard exposures, i.e. transactions whose risk profile has not changed since they were granted and for which there are no doubts as to the fulfilment of repayment commitments in accordance with the contractually agreed terms.

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Stage 2: standard exposures under special monitoring, i.e. transactions which, although they do not meet the criteria to be classified individually as stage 3 or write-offs, show significant increases in credit risk (SICR) since initial recognition. This category includes, among other transactions, those in which there are amounts more than 30 days past due, with the exception of non-recourse factoring, for which a threshold of more than 60 days is applied (the amount of non-recourse factoring transactions with arrears of between 30 and 60 days represented 28 million euros as at year-end 2023 and 55 million euros as at year-end 2022), as well as refinanced and restructured transactions not classified as stage 3 until they are classified into a lower risk category once they meet the established requirements for modifying their classification.

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Stage 3: doubtful or non-performing exposures are transactions for which there are reasonable doubts as to their repayment in full in accordance with the contractually agreed terms. This category comprises debt instruments, matured or otherwise, which do not meet the conditions for classification into the write-offs category but for which there are reasonable doubts as to their repayment in full (principal and interest) by the borrower, as well as off-balance sheet exposures whose payment by the Group is likely but whose recovery is doubtful:

•

As a result of borrower arrears: all transactions, without exception, with any amount of principal, interest or contractually agreed expenses more than 90 days past due, unless they should be classified as write-offs. This category also includes debt transactions and guarantees given classified as non-performing due to the pulling effect (more than 20% of the exposures of one obligor are more than 90 days past due).

•

For reasons other than borrower arrears: transactions which do not meet the conditions for classification as write-offs or stage 3 as a result of borrower arrears, but for which there are reasonable doubts as to the likelihood of obtaining the estimated cash flows of the transaction, as well as off-balance sheet exposures not classified as stage 3 as a result of borrower arrears whose payment by the Group is likely but whose recovery is doubtful. This category includes transactions that were classified as stage 3 as a result of borrower arrears and which will be maintained, for a 3-month probation period, in the stage 3 category for reasons other than borrower arrears.

The accounting definition of stage 3 is in line with the definition used in the Group’s credit risk management activities.

–	Write-off:

The Group derecognises from the consolidated balance sheet transactions for which the possibility of full or partial recovery is concluded to be remote following an individual assessment. This also includes transactions which, despite not being in any of the previous situations, are undergoing a manifest and irreversible deterioration of their solvency.

The remaining amounts of transactions with portions that have been derecognised (‘partial derecognition’), either because of the termination of the Group’s debt collection rights (‘definitive loss’) – for reasons such as debt remissions or debt reductions – or because they are considered irrecoverable even though debt collection rights have not been terminated (‘write-downs’), will be fully classified in the corresponding category on the basis of their credit risk.

In the above situations, Banco Sabadell Group derecognises write-offs along with their associated provisions from the consolidated balance sheet, notwithstanding any actions that may be taken to collect payment until no more rights to collect payment exist, whether due to time-barring, debt remission, or for any other reasons.

Purchased or originated credit-impaired transactions

The expected credit loss on purchased or originated credit-impaired assets will not form part of the loss allowance or the gross carrying amount on initial recognition. When a transaction is purchased or originated with credit impairment, the loss allowance will be equal to the cumulative changes in lifetime expected credit losses since initial recognition. Interest income on these assets will be calculated by applying the credit-adjusted effective interest rate to the amortised cost of the financial asset.

Degree of alignment between the stage 3 accounting category and the prudential definition of default

The prudential definition of default adopted by the Group bases materiality thresholds and the counting of days past due on regulatory technical standard EBA/RTS/2016/06 and all other conditions on guidelines EBA/GL/2016/07.

In general, all contracts impaired from an accounting standpoint are also considered impaired for prudential purposes, except where they are impaired by reason of the accounting definition of default but where the past-due amounts are equal to or below a materiality threshold (exposures of 100 euros for the retail segment and of 500 euros for the non-retail segment, and where 1% of the total exposures are past-due for both cases).

Notwithstanding the foregoing, the prudential definition is generally more conservative than the accounting definition. The key differing aspects are set out hereafter:

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Under the prudential definition, the number of days in default are counted from the moment the first past-due amount goes above the materiality threshold. The counting cannot be restarted or reduced until the borrower has paid all past-due amounts or until the past-due amounts fall back below the materiality thresholds. Under the accounting definition, a FIFO criterion can be applied to past-due amounts when there have been partial repayments, enabling the number of days past due to be reduced for that reason.

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Under the prudential definition, a 3-month probation period exists for all amounts in default, while a 12-month probation period is used for amounts in default classified as refinancing. Under the accounting definition, the 3-month period applies only to amounts classified as stage 3 as a result of borrower arrears, while the 12-month period applies only to amounts classified as stage 3 that correspond to refinancing.

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In terms of unlikely-to-pay amounts in default (for reasons other than borrower arrears), there are explicit criteria defined at the prudential level, which are additional to those applied at the accounting level.

Transaction classification criteria

The Group applies various criteria to classify borrowers and transactions into different categories based on their credit risk. These include:

–	Automatic criteria;

–	Criteria based on indicators (triggers); and

–	Specific criteria for refinancing.

The automatic factors and specific classification criteria for refinancing make up what the Institution refers to as the classification and cure algorithm and are applied to the entire portfolio.

Furthermore, to enable an early identification of any significant increase in credit risk or vulnerabilities, or any transaction impairment, the Group establishes different triggers for significant and non-significant borrowers. The details for each borrower group are described in the sections on “Individual assessment” and “Collective assessment”, respectively. In particular, non-significant borrowers are assessed by means of a process which aims to identify any significant increase in credit risk since the transaction was first approved and which could result in losses greater than those incurred on other similar transactions classified as stage 1. For significant borrowers, on the other hand, there is an automated system of triggers in place that generates a series of alerts, which serve to indicate, during a borrower’s assessment, that a decision needs to be made with regard to their classification.

As a result of the application of these criteria, the Group either classifies its borrowers as stage 2 or 3 or keeps them in stage 1.

Individual assessment

The Group has established a significance threshold in terms of exposure, which is used to classify certain borrowers as significant, meaning that their risks need to be assessed individually.

The thresholds at the customer level used to classify borrowers as significant have been set at 10 million euros for customers classified in stage 1 or 2, and at 5 million euros for customers classified in stage 3. These thresholds comprise amounts drawn, amounts available and guarantees.

Exposures of more than 1 million euros of borrowers within the Top 10 main risk groups classified in stage 3, identified on an annual basis, are also considered individually. Exceptionally, and with the sole purpose of classifying and more precisely impairing transactions, borrowers whose exposures are not above the significance threshold but who nevertheless belong to a group in which the individual assessment of its components is based on consolidated data may also be assessed individually.

To assess significant borrowers’ transactions, a system of triggers is established. These triggers identify any significant increase in credit risk, as well as any signs of impairment.

A team of expert risk analysts carries out the individual assessment of borrowers, reviewing each transaction and assigning it the corresponding accounting classification.

The system of triggers for significant borrowers is automated and takes into account the particular characteristics of segments that perform differently within the loan portfolio, with specific triggers in place for certain segments. In any event, the system of triggers does not automatically or individually classify borrowers. Instead, it brings forward the due date for assessment of the borrower by an analyst and prompts decision-making with regard to their classification. The main aspects identified by the system of triggers are listed here below:

Stage 2 triggers:

•	Adverse changes in the financial situation, such as a significant increase in levels of leverage or a sharp drop in turnover or equity.

•	Adverse changes in the economy or market indicators, such as a significant fall in share prices or a reduction in the price of debt issues.

•	Significant fall in the internal credit rating of the borrower.

•	Significant increase in credit risk of other transactions of the same borrower, or in entities associated with the borrower’s risk group.

•	For transactions secured with collateral, significant decline in the value of the collateral received.

Stage 3 triggers:

•	Negative EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortisation), significant decrease in EBITDA, in turnover, or in general, in the borrower’s recurrent cash flows.

•	Increase in the borrower’s leverage ratios.

•	Negative equity or equity reduction as a result of the borrower suffering equity losses of 50% or more in the past year.

•	Existence of an internal or external credit rating showing that the borrower is in arrears.

The Group carries out an annual review of the reasonableness of its thresholds and of the credit risk captured in the individual assessments carried out using these thresholds.

Collective assessment

For borrowers who have been classed below the significant borrower threshold and who, in addition, have not been classified as stage 2 or 3 by the automatic classification algorithm, there is a process in place to identify transactions that show a significant increase in credit risk compared to when the transaction was approved, and which could give rise to greater losses than those incurred on other similar transactions classified as stage 1.

For transactions of borrowers that are assessed collectively, the Group has a statistical model that applies to all geographies except for the UK (TSB) and which allows it to determine the Probability of Default (PD) term structure and, therefore, the residual lifetime PD of a contract (or the PD from a given moment in time up to the maturity of the transaction), based on different characteristics:

–	Systemic: macroeconomic characteristics shared by all exposures.

–

Cross-cutting: aspects that remain stable over time and which are shared by a group of transactions, such as the shared effect of lending policies in effect at the time the transaction was approved, or the transaction’s approval channel.

–	Idiosyncratic: aspects specific to each transaction or borrower.

With this specification, it is possible to measure the annualised residual lifetime PD of a transaction under the conditions that existed at the time the transaction was approved (or originated), or under the conditions existing at the time the provision is calculated.

A statistical model is used that estimates significant increase in credit risk for borrowers and transactions subject to collective assessment models. The estimate is made using a logistic regression that considers, as explanatory variables, the ratio and the absolute increase between the annualised lifetime PD under the economic and idiosyncratic circumstances at the time the provision is calculated and the annualised residual lifetime PD under the circumstances that existed at the time the transaction was approved, along with other defining variables of the borrower or exposure. For this model, thresholds for the increase in annualised lifetime PD, requiring stage 2 classification, have been calibrated using historical data with the aim of maximising efficient and early detection of arrears at 30 days, refinancings and defaults, thereby maximising risk discrimination among borrowers and/or transactions classified as stage 1 and 2.

The thresholds for significant increase in credit risk vary according to the portfolio, business size, product and level of PD upon approval, requiring higher relative increases if the PD upon approval is low.

Exceptionally, these thresholds are not applicable at certain low levels of current PD where there is practically no indication of significant increase in credit risk over a 6-month horizon (Low Credit Risk Exemption); these levels will vary according to the portfolio/segment and have been calibrated using historical data. The current PD thresholds to identify the population exempt from significant increases in credit risk have been calibrated differently for each of the portfolios under the collective model perimeter, i.e. companies differentiated by size, mortgages and consumer loans.

In any case, as a general criterion and in addition to those described previously, borrowers included in the watchlist identified by the risk function (list of high-risk borrowers) and all transactions that have a current

12-month PD above a given threshold that varies according to portfolio/segment and is statistically calibrated, are reclassified to stage 2. Similarly, all transactions with a current 12-month PD above a particular threshold, which varies according to portfolio/segment, are reclassified to stage 3.

In the case of TSB, the methodology for classification to stage 2 uses the multiplier of lifetime PD upon approval relative to current lifetime PD as an input, complemented with an absolute increase in PD calculated specifically for each portfolio. Both of these thresholds must be reached in order for an exposure to be reclassified to stage 2. In 2023 and 2022, the threshold for the multiplier of current PD relative to PD upon approval ranges from 1 (there is no increase of PD upon approval relative to current PD) to 3 (an increase of two times the PD upon approval), while absolute thresholds have ranged from 10 to 770 basis points in both years, with the exception of overdrafts, which only use an absolute threshold of 400 basis points.

Refinancing and restructuring transactions

Credit risk management policies and procedures applied by the Group ensure that borrowers are carefully monitored, identifying cases where provisions need to be allocated as there is evidence that their solvency is declining (see Note 4). To this end, the Group allocates loan loss provisions for the transactions that require them given the borrower’s circumstances, before formally executing any refinancing/restructuring transactions, which should be understood as follows:

–

Refinancing transaction: transaction which, irrespective of the borrower or guarantees involved, is approved or used for economic or legal reasons related to the current or foreseeable financial difficulties of the borrower (or borrowers) to repay one or more transactions approved by the Group and granted to the borrower (or borrowers) or to another company or companies belonging to its group, or to bring outstanding payments fully or partially up to date, with a view to making it easier for holders of refinanced transactions to repay their debt (principal and interest) when they are unable, or will predictably soon be unable, to honour their payment obligations in good time and in the manner agreed.

–

Restructured transaction: transaction in which, for economic or legal reasons related to the current or foreseeable financial difficulties of the borrower (or borrowers), the financial terms and conditions are modified to make it easier for them to repay their debt (principal and interest) when they are unable, or will predictably soon be unable, to honour their payment obligations in good time and in the manner agreed, even when such a modification is already provided for in the contract. In any case, transactions in which the debt is written down or assets are received to reduce the debt, or transactions whose terms are modified to extend the term to maturity, or to amend the repayment schedule so as to the reduce repayment instalment amounts in the short term or reduce their payment frequency, or to establish or extend the grace period for the repayment of principal, interest, or both, are all considered restructured transactions, except where it can be proven that the terms are being modified for reasons other than borrowers’ financial difficulties and that the modified terms are analogous to those that would be applied in the market, on the date of such modification, to transactions with a similar risk profile.

If a transaction is classified in a particular risk category, refinancing does not mean that its risk classification will automatically improve. The algorithm establishes the initial classification of refinanced transactions based on their characteristics: they may be based on an inadequate business plan, they may have certain clauses such as long grace periods, or they may have amounts written off as they are considered to be non-recoverable. The algorithm then changes the initial classification depending on the established cure periods. Reclassification into a lower risk category will only be considered if evidence exists of a continuous and significant improvement in the recovery of the debt over time; therefore, the act of refinancing does not in itself produce any immediate improvements.

Refinancing, refinanced and restructured transactions remain identified as such during a probation period until all of the following requirements are met:

–	It is concluded, having reviewed the borrower’s assets and financial position, that the borrower is unlikely to experience financial difficulties.

–	A minimum of two years have passed since the date of the restructuring or refinancing or, if later, since the date of reclassification to the stage 3 category.

–	The borrower has paid the instalments of principal and interest accumulated since the date of the refinancing or restructuring or, if later, since the date of reclassification to the stage 3 category.

–	The borrower has no other transactions with amounts more than 30 days past due at the end of the probation period.

–	At least 12 months have passed since the grace period came to an end.

–

The refinanced amount of both the contract and the borrower has been reduced and the cumulative amount since the refinancing date is at least the amount equivalent to the refinanced unpaid amount, the write-down or the new risk approved.

Refinancing, refinanced and restructured transactions remain in the stage 3 category until it can be verified that they meet the general criteria for reclassification to the stage 2 category, particularly the following requirements:

–	It is concluded, having reviewed the borrower’s assets and financial position, that the borrower is unlikely to experience financial difficulties.

–	One year has passed since the date of the refinancing or restructuring.

–	The borrower has paid the accumulated instalments of principal and interest.

–	The borrower has no other transactions with amounts more than 90 days past due on the date on which the refinancing, refinanced or restructured transaction is reclassified to stage 2.

–	At least 12 months have passed since the grace period came to an end.

–

The refinanced amount of both the contract and the borrower has been reduced and the cumulative amount since the refinancing date is at least the amount equivalent to the refinanced unpaid amount, the write-down or the new risk approved.

In the case of refinanced/restructured loans classified as stage 2, in addition to the general classification criteria, certain specific criteria are applicable which, if met, lead to reclassification into one of the higher risk categories described previously (i.e. to stage 3, as a result of borrower arrears, when payments are, in general, over 90 days past due, or for reasons other than borrower arrears, when there are reasonable doubts as to their recoverability).

The methodology used to estimate losses on these portfolios is generally similar to that used for other financial assets at amortised cost, but it is considered that, in principle, the estimated loss on a transaction that has had to be restructured to enable payment obligations to be satisfied should be greater than the estimated loss on a transaction with no history of non-payment, unless sufficient additional effective guarantees are provided to justify otherwise.

1.3.4.1.2 Credit loss allowances

The Group applies the following parameters to determine its credit loss allowances:

–	EAD (Exposure at Default): the Institution defines exposure at default as the value to which it expects to be exposed when a loan defaults.

The exposure metrics considered by the Group in order to cover this value are the currently drawn balances and the estimated amounts that it expects to disburse in the event its off-balance sheet exposures enter into default, by applying a Credit Conversion Factor (CCF).

–	PD (Probability of Default): estimation of the probability that a borrower will default within a given period of time.

The Group has tools in place to help in its credit risk management that predict the probability of default of each borrower and which cover practically all lending activity.

In this context, the Group reviews the quality and stability of the scoring and rating tools that are currently in use on an annual basis.

The tools used to assess debtors’ probability of default in the case of companies are the ratings and early warning tool (known as HAT) described below:

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Credit ratings (for companies): the rating model estimates the risk rating in the medium term, based on qualitative information provided by risk analysts, financial statements and other relevant information. The rating system is based on factors that predict the probability of default over a one-year period. It has been designed for different segments. The rating model is reviewed annually based on the analysis of performance patterns of actual defaulted loans. A predicted default rate is assigned to each credit rating level, which also allows a uniform comparison to be made against other segments and against credit ratings issued by external credit rating agencies using a master ratings scale.

Credit ratings have a variety of uses in risk management. Most notably, they form part of the transaction approval process (system of discretions), risk monitoring and pricing policies.

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Early warnings tool, known as HAT (for companies): HAT gives a score that estimates the risk of a company defaulting in the near term, determined based on a variety of information (balances, non-payments, information from CIRBE (Spain’s central credit register), external credit bureaux, etc.).

HAT aims to capture the short-term risk of a company. The scores that it gives are very sensitive to changes in a company’s status or behaviour and are therefore updated on a daily basis.

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Credit scores: the tools designed to assess the probability of default of debtors who are natural persons are credit scoring systems, which are in turn based on a quantitative model of historical statistical data, where the relevant predictive factors are identified. In geographical areas where credit scoring takes place, credit scores are divided into two types:

•

Reactive credit scores: these are used to assess applications for consumer loans, mortgage loans and credit cards. Once all of the data relating to the transaction has been entered, the system calculates a result based on the estimated borrowing power, financial profile and, if applicable, the profile of assets pledged as collateral. The resulting credit score is integrated in risk management processes using the system of discretions.

•

Behavioural credit scores: the system automatically classifies all customers using information regarding their activity based on their financial situation (balances, activity, non- payments), their personal characteristics and the features of each of the products that they have acquired. These credit scores are mainly used to authorise transactions, establish (authorised) overdraft limits, design advertising campaigns and adjust the initial stages of the debt recovery management process.

If no credit rating or credit scoring system exists, individual assessments supplemented with policies are used instead.

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LGD (Loss Given Default): expected loss on transactions which are in default. This loss also takes into account outstanding debt, late payment interest and expenses relating to the recovery process. Additionally, for each cash flow (amounts outstanding and amounts recovered) an adjustment is applied to consider the time value of money.

–

Effective Interest Rate (EIR): rate that exactly discounts estimated future cash payments or receipts through the expected life of a financial asset or financial liability to the gross carrying amount of a financial asset or to the amortised cost of a financial liability.

–

Multiple scenarios: in order to estimate expected losses, the Group applies different scenarios to identify the effect of the non-linearity of losses. To this end, the provisions required are estimated in the different scenarios for which a probability of occurrence has been defined. Specifically, the Bank has considered three macroeconomic scenarios: one baseline scenario, the most likely of all (60%); alternative scenario 1, which is more optimistic and envisages greater potential growth and non-existent inflation (10%); and alternative scenario 2, which is more adverse and envisages a halt in the disinflation process, financial instability and recession (30%). In the case of TSB, the probability of the adverse scenario is reduced to 20%, assigning a 10% probability to a more adverse scenario characterised by interest rate hikes. To carry out the forecasts of these scenarios, 5-year time horizons are used. The main variables considered are changes in GDP, the unemployment rate and house prices. In 2022, the Group considered three macroeconomic scenarios with weights of 61%, 9% and 30%, respectively, and the same macroeconomic variables as in 2023.

Baseline scenario

•

Global economic growth is fragile and constrained by the materialisation of impacts stemming from monetary policy tightening, which affect activity, financing conditions and lending. In terms of regions, there are still structural adjustments in China, while in the Eurozone, Germany’s weaker performance contrasts with the periphery countries that benefit from the Next Generation (NGEU) funds. Labour markets show relative stability, with a more even balance between supply and demand for jobs.

•

Inflation gradually eases towards monetary policy targets. Movements in inflation are especially determined by largely domestic factors, such as the job market, the real estate market and the fiscal policy of each country. However, unstable supply conditions could generate new disruptions in production chains and new specific cost pressures.

•

The geopolitical environment is uncertain, characterised by greater confrontations between blocs and a lack of cooperation in various areas. Countries tend to prioritise trade relations with their neighbours or with countries that are similar to them, and tend to respond to events that generate uncertainty with protectionist policies.

•

In terms of economic policy, concerns over the state of public finances take centre stage. The bigger role played by the State in tackling the major challenges and transitions that society will face in the future (climate, adverse demographics, convoluted geopolitics, industrial policy, new technologies, etc.) requires governments to seek new and often unorthodox income measures in an attempt to cover higher structural costs. In the European Union, the Next Generation funds continue to be rolled out and serve as a mechanism to channel public investment in the next few years.

•

Central banks cut interest rates as inflation eases off and comes closer to monetary policy targets, in order to avoid a further rebound of the real interest rate. This process starts in 2024 and continues gradually until levels around monetary neutrality are reached. Meanwhile, central banks continue to make progress on their quantitative tightening policies, although they are eventually forced to stop this process to avoid causing liquidity problems in the markets.

•

The environment of tight financial conditions is prone to further episodes of stress due to issues in some segments of the financial sector, including some banks, or liquidity mismatches in the system. In any event, these events are localised and the authorities manage to control them; therefore, their economic repercussions are non-existent.

•

Spain continues to stand out in a positive light in the Eurozone. The recovery in real household incomes, thanks to a favourable job market, rising wages and lower inflation, leads to an improvement in private consumption. The robustness of household balance sheets and a relatively low sensitivity to interest rate hikes also support household spending. The NGEU funds remain a supporting factor.

•

Private sector lending in Spain declines in the near term, while in the long term it continues to grow below nominal GDP, impacted by high interest rates, global economic weakness, companies’ ample liquidity buffers and, in the case of mortgage loans, also by reduced affordability and accessibility.

•

In relation to financial markets, long-term government bond yields remain stable over the forecast period, despite weak economic growth and more moderate inflation. This is because the market gradually prices in a higher forward premium, due to central banks’ quantitative tightening (QT) and concerns about the state of public finances.

•	Risk premiums of the European periphery remain contained and in line with their respective ratings.

•	The dollar depreciates gradually amidst slowing inflation and a cooling US economy once the Fed starts to cut interest rates in 2024.

Alternative scenario 1: Greater potential growth and non-existent inflation

•	The geopolitical environment improves and the conflict in Ukraine is resolved with an agreement that works for all parties, thus removing a source of uncertainty in Europe.

•

Global supply conditions improve substantially and revert back to pre-Covid-19 levels. This is the result of a healthier geopolitical environment, the absence of climate shocks and productivity gains thanks to technological developments (e.g. those related to artificial intelligence).

•

Global economic growth is more robust and synchronised from the outset than in the baseline scenario, due to a better business climate, less uncertainty over geopolitics, lower energy and commodity prices and the positive evolution of core inflation. In the medium term, productivity gains also materialise stemming from the rapid implementation of new technologies and a more sustainable economy, improving economies’ potential growth prospects.

•	Inflation falls faster than in the baseline scenario and remains at levels close to the monetary policy targets of the respective central banks.

•	This environment allows central banks to ease their monetary policies more quickly than in the baseline scenario.

•	Global financing conditions remain lax, with no episodes of risk aversion.

•	The macroeconomic and financial environment allows risk premiums on both peripheral debt and corporate bonds to remain contained.

•	In Spain, the economy maintains significant growth momentum thanks to the resolution of the conflict in Ukraine, lower interest rates and the use of the NGEU funds.

Alternative scenario 2: Halt in disinflation process, financial instability and recession

•	The scenario centres on the potential materialisation of risks to financial stability.

•

At first, the inflation moderation process stops prematurely and inflation stabilises at levels clearly above central banks’ targets during 2024. Against this backdrop, central banks are forced to further tighten their monetary policies during the first half of 2024.

•

The financial vulnerabilities in the current environment have the potential to trigger significant financial instability. Additional monetary tightening clearly increases the likelihood of persistent financial stress with economic repercussions.

•	The global economy falls into a recession in 2024, as a result of financial instability and the accumulated monetary tightening. Labour markets deteriorate with sharp rises in unemployment.

•	Despite the initial downward stickiness of inflation, it eventually recedes due to damage to the credit channel, financial market dislocation and economic recession.

•	Monetary policy is forced to respond to financial instability through balance sheet policies and liquidity programmes. Central banks also cut official interest rates to expansive levels.

•

Global financing conditions tighten, in terms of both capital markets and credit. Government bond yields end up falling in the face of central banks’ monetary policy shift, economic recession and decreasing inflation.

•	Periphery risk premiums rise sharply, reducing fiscal headroom in some countries.

•

The Spanish economy falls into a recession in the first half of 2024 and records negative growth until the second half of 2025. This is influenced by tightened credit supply, the economic weakness of its main trading partners and the uncertainty characterising this scenario.

As at 31 December 2023 and 2022, the main forecast variables considered for Spain and the United Kingdom are those shown below:

%
	31/12/2023
	Spain					United Kingdom
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 1	Year 2	Year 3	Year 4	Year 5

GDP growth
Baseline scenario	1.6	1.9	1.8	1.6	1.6	0.6	1.2	1.3	1.4	1.4
Alternative scenario 1	4.1	3.5	2.2	2.0	2.0	1.3	2.7	1.7	1.6	1.6
Alternative scenario 2	-0.2	-1.0	1.0	1.2	1.2	-0.6	-1.1	1.2	1.4	1.2

Unemployment rate
Baseline scenario	11.4	11.2	10.9	10.7	10.5	4.5	4.7	4.6	4.3	4.3
Alternative scenario 1	10.3	9.0	8.4	8.1	8.0	4.0	3.6	3.5	3.5	3.5
Alternative scenario 2	15.3	16.0	14.5	13.0	11.5	5.2	6.6	6.2	5.6	5.0

House price growth (*)
Baseline scenario	0.5	1.7	1.8	1.9	1.9	-6.5	-2.4	1.9	2.5	2.5
Alternative scenario 1	5.6	4.6	3.5	3.5	3.5	-2.5	0.5	1.0	1.6	3.4
Alternative scenario 2	-3.6	-2.1	0.0	1.9	1.9	-7.8	-9.5	-0.4	0.0	1.6

(*) For Spain, the price variation at year-end is calculated and, for the UK, the average price variation over the year is calculated.

%
	31/12/2022
	Spain					United Kingdom
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 1	Year 2	Year 3	Year 4	Year 5

GDP growth
Baseline scenario	1.3	2.0	2.0	1.8	1.7	-1.3	-0.2	1.0	1.3	1.4
Alternative scenario 1	4.4	4.4	2.5	2.0	2.0	-0.4	0.8	1.3	1.3	1.4
Alternative scenario 2	-1.1	0.1	1.6	1.8	1.7	-2.5	-1.4	1.0	1.3	1.4

Unemployment rate
Baseline scenario	12.7	12.4	12.1	11.9	11.7	4.4	5.2	5.0	4.6	4.2
Alternative scenario 1	11.6	10.2	9.0	8.6	8.4	3.8	3.8	3.8	3.8	3.8
Alternative scenario 2	15.6	16.7	15.8	14.9	14.2	5.4	6.3	5.7	5.0	4.5

House price growth (*)
Baseline scenario	1.0	1.6	2.0	2.0	2.0	-3.3	-5.1	0.7	1.9	2.5
Alternative scenario 1	3.0	3.6	3.8	3.6	3.6	-0.9	-2.3	0.7	2.9	3.7
Alternative scenario 2	-2.6	-1.6	2.0	2.0	2.0	-3.4	-11.1	-0.5	4.3	4.3

(*) For Spain, the price variation at year-end is calculated and, for the UK, the average price variation over the year is calculated.

In the Group, macroeconomic scenarios have been incorporated into the impairment calculation model.

The Group applies a series of additional adjustments to the results of its credit risk models, referred to as overlays, in order to address situations in which the results of the models are not sufficiently sensitive to the uncertainty of the macroeconomic environment. These adjustments are temporary and remain in place until the reasons for which they were originally applied cease to exist. The application of these adjustments is subject to the governance principles established by the Group. Specifically, as at 31 December 2022, the impairment losses of the loan portfolio included a series of additional provisions that included sector-specific characteristics of the macroeconomic situation and inflationary environment, in the amount of 170 million euros, the adjustment remaining on the balance sheet as at 31 December 2023 being around 80 million euros. The balance variation during the year is mainly due to the specific way in which those adjustments were made, after having completed the recurring updates of internal provisioning models and their parameters.

The Group applies the criteria described below to calculate credit loss allowances.

The amount of impairment allowances is calculated based on whether or not there has been a significant increase in credit risk since initial recognition, and on whether or not a default event has occurred. This way, the impairment allowance for transactions is equal to:

–	12-month expected credit losses, when the risk of a default event materialising has not significantly increased since initial recognition (assets classified as stage 1).

–	Lifetime expected credit losses, if the risk of a default event materialising has increased significantly since initial recognition (assets classified as stage 2).

–	Expected credit losses, when a default event has materialised (assets classified as stage 3).

12-month expected credit losses are defined as:

Where:

EAD12M is the exposure at default at 12 months, PD12M is the probability of a default occurring within 12 months and LGD12M is the expected loss given default.

Lifetime expected credit losses are defined as:

Where:

EADi is the exposure at default for each year taking into account both the entry into default and the (agreed) amortisation, PDi is the probability of a default occurring within the next twelve months for each year, LGDi is the expected loss given default for each year, and EIR is the effective interest rate of each transaction.

During this estimation process, a calculation is made of the allowance necessary to cover, on one hand, the credit risk attributable to the borrower in question and, on the other hand, country risk.

The Group includes forward-looking information when calculating expected losses and determining whether there has been a significant increase in credit risk, using scenario forecasting models to this end.

The agreed amortisation schedule for each transaction is used. Subsequently, these expected credit losses are updated by applying the effective interest rate of the instrument (if its contractual interest rate is fixed) or the contractual effective interest rate ruling on the date of the update (if the interest rate is variable). The amount of effective guarantees received is also taken into account.

The following sections describe the different methodologies applied by the Group to determine impairment loss allowances:

Individual allowance estimates

The Group monitors credit risk on an individual basis for all risks deemed to be significant. To estimate the individual allowance for credit risk, an individual estimate is made for all individually significant borrowers classified as stage 3 and for certain borrowers classified as stage 2. Individual estimates are also made for transactions identified as having negligible risk classified as stage 3.

The Group has developed a methodology to estimate these allowances, calculating the difference between the gross carrying amount of the transaction and the present value of the estimated cash flows it expects to receive, discounted using the effective interest rate. To this end, effective guarantees received are taken into account (see the section entitled “Guarantees” of this note).

Three methods are established to calculate the recoverable amount of assets assessed individually:

–

Discounted cash flow method (going concern): debtors who are estimated to be able to generate future cash flows through their own business activity, thereby allowing them to fully or partially repay the debt owed through the company’s activity and economic/financial structure. This involves estimating the cash flows obtained by the borrower during the course of their business activity.

–

Collateral recovery method (gone concern): debtors who are not able to generate cash flows during the course of their own business activities and who are forced to liquidate assets in order to fulfil their payment obligations. This involves estimating cash flows based on the enforcement of guarantees.

–

Combined method: debtors who are estimated to be able to generate future cash flows and also have non-core assets. These cash flows can be supplemented with potential sales of non-core assets, insofar as they are not required for the performance of their activity and, consequently, for the generation of the aforesaid future cash flows.

Collective allowance estimates

Exposures that are not assessed using individual allowance estimates are subject to collective allowance estimates.

When calculating collective impairment losses, the Group, in accordance with IFRS 9, mainly takes the following aspects into account:

–

The impairment estimation process takes all credit exposures into account. The Group recognises an impairment loss equal to the best estimate available from internal models, taking into account all of the relevant information which it holds on the existing conditions at the end of the reported period. For some types of risk, including sovereign risk and exposures with credit institutions and general governments of countries in the European Union and other advanced economies, the Group does not use internal models. These exposures are considered to have negligible risk given that, based on the information available as at the date of signing off the consolidated annual financial statements, and considering past experience with these risks, the impairment allowance that these exposures are estimated to require is not significant as long as they are not reclassified to stage 3.

–

In order to collectively assess impairment, internal models estimate a different PD and LGD for each contract. To that end, various types of historical information are used that allow the risk to be individually classified for each exposure (ratings, non-payments, vintage, exposure, collateral, characteristics of the borrower or contract). Available historical information representative of the Institution and past losses (defaults) is therefore taken into account. It is worth highlighting that the estimation obtained from the models is adjusted to account for the existing economic climate and the forecasts in the scenarios considered, the latter being representative of expected credit losses. The estimates of impairment loss allowance models are directly integrated in some activities related to risk management and the input data that they use (e.g. credit ratings and credit scores) are those used for approving risks, monitoring risks, for pricing purposes and in capital calculations. In addition, recurring back-testing exercises are carried out at least once a year, and the models are adjusted in the event any significant deviations are detected. The models are also reviewed regularly in order to incorporate the most recent information available and to ensure that they perform adequately and that they are suitably representative when applied to the current portfolio for the calculation of impairment loss allowances.

Segmentation of models

Specific models exist depending on the segment or product of the customer (portfolio) and each one uses explanatory variables that uniformly catalogue all of the portfolio’s exposures. The purpose of the segmentation of models is to optimise the capture of customers’ default risk profile based on a set of common risk drivers. Therefore, the exposures of these segments can be considered to reflect a uniform collective treatment.

The models for companies calculate PD at the borrower level and are fundamentally segmented according to the size of the company (annual turnover) and its activity (real estate development, holding, or other).

The PD models for natural persons, including the self-employed, follow a segmentation that centres primarily on the lending product. Different models exist for different products: mortgage loans, consumer loans, credit cards and lines of credit, considering the recipient of the transaction (individual or company). PDs are estimated at the contract level, meaning that a single borrower can have different PDs depending on the lending product being quantified.

The models for significant increase in credit risk (SICR) carry out calculations at the contract level, in order to consider the characteristics specific to each transaction at the time of origination and at the present time.

Where LGD is concerned, contracts with similar risk characteristics are grouped together for collective assessment, using the following segmentation hierarchy:

–	By type of borrower: companies, developers and natural persons.

–	By type of guarantee: mortgage, unsecured, monetary/financial, and guarantors.

–	By type of product: credit cards, overdrafts, leases, credits and loans.

Different LGDs are estimated for each segment, which are representative of the borrowers, of the recovery processes and of the recoverability assigned to each one based on the Institution’s past experience.

Risk drivers

The risk drivers or explanatory variables of models are the shared credit risk characteristics. In other words, they are common elements that can be used to rate borrowers in a homogeneous way within a portfolio and which explain the credit risk rating assigned to each exposure. Risk drivers are identified by means of a rigorous process that combines historical data analysis, explanatory power and expert judgment, as well as knowledge about the risk/business.

The main risk drivers are presented hereafter, grouped together by type of model (PD, SICR and LGD).

PD models use credit ratings or credit scores as input data (internal ratings-based (IRB) models used for both risk management and capital calculations). They incorporate additional information to give a more faithful reflection of the risk at a given moment in time (point-in-time). For companies, the early warnings tool known as HAT and the credit rating are used. For individuals, the credit score is used. A description of these tools can be found earlier in this same note.

In both cases, other recent risk events (refinancing, exit from default status, non-payments, lending restrictions) also explain the probability of default.

The explanatory factors mainly used by SICR models are the PD upon approval and the current residual lifetime PD (i.e. for the residual life of the transaction).

LGD models use additional risk drivers that enable a more in-depth segmentation to take place. More specifically, for mortgage guarantees, the LTV (Loan to Value) is used, or the order of priority in the event the mortgage guarantee is enforced. Similarly, the amount of debt and the type of product are also factors taken into account.

Summary of criteria for classification and allowances

The classification of credit risk and the measurement of allowances are determined based on whether or not there has been a significant increase in credit risk since origination, or on whether or not any default events have occurred:

Observed credit impairment since initial recognition

Credit risk category	Stage 1	Stage 2	Stage 3	Write-off
Criteria for classification into stages	Transactions in which there has been no significant increase in credit risk since initial recognition and which do not meet the requirements for classification into other categories	Transactions which show a significant increase in credit risk since initial recognition	Transactions whose full recovery is considered doubtful, even if no amounts are more than ninety days past due	Transactions whose possibility of recovery is considered remote due to a manifest and irreversible deterioration of the solvency of the transaction or the borrower
			Transactions with amounts more than 90 days past due	
Calculation of allowance	12-month expected credit loss	Lifetime expected credit loss		Write-off from balance sheet and recognition of the loss in the income statement, at the carrying amount of the transaction
Accrual of interest	Calculated by applying the effective interest rate to the gross carrying amount of the transaction		Calculated by applying the effective interest rate to the amortised cost (adjusted to account for any impairment allowances)	Not recognised in the income statement
Transactions included, by stage	Initial recognition	Transactions which show a significant increase in credit risk since initial recognition	Transactions classified as stage 3 as a result of borrower arrears: Amount of debt instruments with one or more amounts more than 90 days past due	Transactions whose possibility of recovery is considered remote
		Refinancing, refinanced and restructured transactions that do not meet the conditions for classification as stage 3	Transactions classified as stage 3 for reasons other than borrower arrears: • Transactions with no amounts more than 90 days past due but whose full recovery is considered doubtful • Refinancing, refinanced and restructured transactions that do not meet the conditions for classification as stage 2 • Purchased or originated credit-impaired (POCI) transactions	Transactions partially deemed to be irrecoverable even though debt collection rights have not yet been terminated (write-downs)
		Transactions with amounts more than 30 days past due

Guarantees

Effective guarantees are collateral and personal guarantees proven by the Group to be a valid means of mitigating credit risk.

Under no circumstances will guarantees whose effectiveness substantially depends on the credit quality of the debtor or, where applicable, of the economic group of which the debtor forms part, be accepted as effective guarantees.

Based on the foregoing, the following types of guarantees can be considered to be effective guarantees:

–	Real estate guarantees applied as first mortgage liens:

•	Completed buildings and completed component parts:

○	Housing units.

○	Offices, commercial premises and multi-purpose industrial buildings.

○	Other buildings, such as non-multi-purpose industrial buildings and hotels.

•	Urban land and regulated building land.

•	Other real estate.

–	Collateral in the form of pledged financial instruments:

•	Cash deposits.

•	Equity instruments in listed entities and debt securities issued by creditworthy issuers.

–	Other collateral:

•	Personal property received as collateral.

•	Subsequent mortgages on properties.

–

Personal guarantees such that direct liability to the customer falls to the new guarantors, who are persons or entities whose solvency is sufficiently verified to ensure the full redemption of the transaction under the terms set forth.

The Group has collateral valuation criteria for assets located in Spain that are in line with prevailing legislation. In particular, the Group applies criteria for the selection and hiring of appraisers that are geared towards assuring their independence and the quality of the appraisals. All of the appraisers used are appraisal companies that have been entered in the Bank of Spain Special Register of Appraisal Firms, and the appraisals are carried out in accordance with the criteria established in Order ECO/805/2003 on rules for the appraisal of real estate and particular rights for specific financial purposes.

Real estate guarantees for loan transactions are valued on the date they are granted, while real estate assets are valued on the date on which they are recognised, whether as a result of a purchase, foreclosure or a payment in kind, and also whenever there is a significant reduction in value. In addition, the criteria for updating the appraisal, established in Annex 9 to Circular 4/2017 published by the Bank of Spain are applied for assets subject to the calculation of provisions for impairment risk. Similarly, statistical methodologies may be used to update appraisals but only for properties that have a certain level of homogeneity among them, in other words, those with low exposure and low risk whose characteristics are likely to be shared by other properties and which are located in an active market with frequent transactions, although a full appraisal is carried out in accordance with the aforesaid ECO Order (an “ECO appraisal”) at least once every three years.

Assets located in other EU countries are appraised in accordance with that set forth in Royal Decree 716/2009 of 24 April, while those in the rest of the world are appraised by companies and/or experts with recognised expertise and experience in the country in question. Real estate assets located in a foreign country, if any, will be appraised using the method approved by the RICS (Royal Institution of Chartered Surveyors), through prudent and independent appraisals carried out by authorised experts in the country where the property is located or, where appropriate, by appraisal firms or services accredited in Spain, and in accordance with the appraisal rules applicable in that country insofar as these are compatible with generally accepted appraisal practices.

The Group has developed internal methodologies to estimate credit loss allowances. These methodologies use the appraisal value as a starting point to determine the amount that can be recovered with the enforcement of real estate guarantees. This appraisal value is adjusted to account for the time required to enforce such guarantees, price trends and the Group’s ability and experience in realising the value of properties with similar prices and timelines, as well as the costs of enforcement, maintenance and sale.

Credit losses on state-guaranteed loans granted as part of a government support scheme designed to address the impact of Covid-19, irrespective of the credit risk category or categories into which the transaction is classified throughout its life, are calculated based on their expected credit loss less the positive impact of cash flows expected to be recovered with the state guarantee.

Overall comparison between financial asset and real estate asset impairment allowances

The Group has established backtesting methodologies to compare estimated losses against actual losses.

Based on this backtesting exercise, the Group makes amendments to its internal methodologies when this regular backtesting exercise reveals significant differences between estimated losses and actual losses.

The backtests carried out show that the credit loss allowances are adequate given the portfolio’s credit risk profile.

1.3.4.2 Investments in joint ventures and associates

The Group recognises allowances for the impairment of investments in joint ventures and associates, always provided there is objective evidence that the carrying amount of an investment is not recoverable. Objective evidence that equity instruments have become impaired is considered to exist when, after initial recognition, one or more events occur whose direct or combined effect demonstrates that the carrying amount is not recoverable.

The Group considers the following indicators, among others, to determine whether there is evidence of impairment.

–	Significant financial difficulties.

–	Disappearance of an active market for the instrument in question due to financial difficulties.

–	Significant changes in performance compared to the data included in budgets, business plans or milestones.

–	Significant changes in the market of the issuer’s equity instruments, its existing products, or its potential products.

–	Significant changes in the global economy or in the economic environment in which the issuer operates.

–	Significant changes in the technological or legal environment in which the issuer operates.

The value of the allowances for the impairment of interests held in associates included under the heading of “Investments in joint ventures and associates” is estimated by comparing their recoverable amount against their carrying amount. The carrying amount is the higher of the fair value, less selling costs, and the value in use.

The Group determines the value in use of each interest held based on its net asset value, or based on estimates of the companies’ profit/loss, pooling them into activity sectors (real estate, renewable energy, industrial, financial, etc.) and evaluating the macroeconomic factors specific to that sector which could affect the performance of those companies. In particular, interests held in insurance investees are valued by applying the market consistent embedded value methodology, those held in companies related to real estate are valued based on their net asset value, and those held in financial investees are valued using multiples of their carrying amount and/or the profit of other comparable listed companies.

Impairment losses are recognised in the consolidated income statement for the year in which they materialise and subsequent recoveries are recognised in the consolidated income statement for the year in which they are recovered.

1.3.5 Hedging transactions

The Group has elected to continue applying IAS 39 for its hedge accounting until the IFRS 9 macro hedge accounting project has been finalised, as permitted by IFRS 9.

The Group uses financial derivatives to (i) provide these instruments to customers that request them, (ii) manage risks associated with the Group’s proprietary positions (hedging derivatives), and (iii) realise gains as a result of price fluctuations. To this end, it uses both financial derivatives traded in organised markets and those traded bilaterally with counterparties outside organised markets (over the counter, or OTC).

Financial derivatives that do not qualify for designation as hedging instruments are classified as derivatives held for trading. To be designated as a hedging instrument, a financial derivative must meet the following conditions:

–

The financial derivative must hedge against the exposure to changes in the value of assets and liabilities caused by interest rate and/or exchange rate fluctuations (fair value hedge), the exposure to variability in estimated cash flows that is attributable to a particular risk of financial assets and financial liabilities, firm commitments or highly probable forecast transactions (cash flow hedge), or the exposure associated with net investments in foreign operations (hedge of net investments in foreign operations).

–

The financial derivative must effectively eliminate some portion of the risk that is inherent in the hedged item or position throughout the entire expected life of the hedge. This effectiveness should be measured both prospectively and retrospectively. To this end, the Group analyses whether, at the time of its inception, a hedge is expected to operate with a high level of effectiveness in business-as-usual conditions. It also runs effectiveness tests throughout the life of the hedge, in order to verify that the results of these tests show an effectiveness that falls within a range of between 80% and 125%.

–

Suitable documentation must be available to show that the financial derivative was acquired specifically to hedge against certain balances or transactions and to show the intended method for achieving and measuring hedge effectiveness, provided that this method is consistent with the Group’s own risk management processes.

Hedges are applied to either individual items and balances (micro-hedges) or to portfolios of financial assets and financial liabilities (macro-hedges). In the latter case, the set of financial assets and financial liabilities to be hedged must share the same type of risk, a condition that is met when the individual hedged items have a similar interest rate sensitivity.

Changes that take place after the designation of the hedge, changes in the measurement of financial instruments designated as hedged items and changes in financial instruments designated as hedging instruments are recognised in the following way:

–

In fair value hedges, differences arising in the fair value of the derivative and the hedged item that are attributable to the hedged risk are recognised directly in the consolidated income statement, with a balancing entry under the headings of the consolidated balance sheet in which the hedged item is included, or under the heading “Derivatives – Hedge accounting”, as appropriate.

In fair value hedges of interest rate risk of a portfolio of financial instruments, gains or losses arising when the hedging instrument is measured are recognised directly in the consolidated income statement. Losses and gains arising from fair value changes in the hedged item that can be attributed to the hedged risk are recognised in the consolidated income statement with a balancing entry under the heading “Fair value changes of the hedged items in portfolio hedge of interest rate risk” on either the asset side or the liability side of the consolidated balance sheet, as appropriate. In this case, hedge effectiveness is assessed by comparing the net position of assets and liabilities in each time period against the hedged amount designated for each of them, immediately recognising the ineffective portion under the heading “Gains or (-) losses on financial assets and liabilities, net” of the consolidated income statement.

–

In cash flow hedges, differences in the value of the effective portion of hedging instruments are recognised under the heading “Accumulated other comprehensive income – Hedging derivatives. Cash flow hedges reserve [effective portion]” of the consolidated statement of equity. These differences are recognised in the consolidated income statement when the losses or gains on the hedged item are recognised through profit or loss, when the envisaged transactions are executed, or on the maturity date of the hedged item.

–

In hedges of net investments in foreign operations, measurement differences in the effective portion of hedging instruments are recognised temporarily in the consolidated statement of equity under “Accumulated other comprehensive income – Hedge of net investments in foreign operations [effective portion]”. These differences are recognised in the consolidated income statement when the investment in foreign operations is disposed of or derecognised from the consolidated balance sheet.

–

Measurement differences in hedging instruments relating to the ineffective portion of cash flow hedges and net investments in foreign operations are recognised under the heading “Gains or (-) losses on financial assets and liabilities, net” of the consolidated income statement.

If a derivative assigned as a hedging derivative does not meet the above requirements due to its termination, discontinuance, ineffectiveness, or for any other reason, it will be treated as a derivative held for trading for accounting purposes. Therefore, changes in its measurement are recognised with a balancing entry in the income statement.

When a fair value hedge is discontinued, any previous adjustments made to the hedged item are recognised in the income statement using the effective interest rate method, recalculated as at the date on which the item ceased to be hedged, and must be fully amortised upon maturity.

Where a cash flow hedge is discontinued, the accumulated gains or losses on the hedging instrument that had been recognised under “Accumulated other comprehensive income” in the consolidated statement of equity while the hedge was still effective will continue to be recognised under that heading until the hedged transaction takes place, at which time the gain or loss will be recognised in the income statement, unless the hedged transaction is not expected to take place, in which case it will be recognised in the income statement immediately.

1.3.6 Financial guarantees

Contracts by which the issuer undertakes to make specific payments on behalf of a third party in the event of that third party failing to do so, irrespective of their legal form, are considered financial guarantees. These can be bonds, bank guarantees, insurance contracts or credit derivatives, among other items.

The Group recognises financial guarantee contracts under the heading “Financial liabilities at amortised cost

– Other financial liabilities” at their fair value which, initially and unless there is evidence to the contrary, is the present value of the expected fees and income to be received. At the same time, fees and similar income received upon commencement of the operations, as well as the accounts receivable, measured at the present value of future cash flows pending collection, are recognised as a credit item on the asset side of the balance sheet.

In the particular case of long-term guarantees given in cash to third parties under service contracts, when the Group guarantees a particular level or volume in terms of the provision of such services, it initially recognises those guarantees at fair value. The difference between their fair value and the disbursed amount is considered an advance payment made or received in exchange for the provision of the service, and this is recognised in the consolidated income statement for the period in which the service is provided. Subsequently, the Group applies analogous criteria to debt instruments measured at amortised cost.

Financial guarantees are classified according to the risk of incurring loan losses attributable to either the customer or the transaction and, where appropriate, an assessment is made of whether provisions need to be allocated for these guarantees by applying criteria similar to the criteria used for debt instruments measured at amortised cost.

Income from guarantee instruments is recognised under the heading “Fee and commission income” in the consolidated income statement and calculated applying the rate laid down in the related contract to the nominal amount of the guarantee. Interest from long-term guarantees given in cash to third parties is recognised by the Group under the heading “Interest income” in the consolidated income statement.

1.3.7 Transfers and derecognition of financial instruments from the balance sheet

Financial assets are only derecognised from the consolidated balance sheet when they no longer generate cash flows or when their inherent risks and rewards have been substantially transferred to third parties. Similarly, financial liabilities are only derecognised from the consolidated balance sheet when there are no further obligations associated with the liabilities or when they are acquired for the purpose of their termination or resale.

Note 4 provides details of asset transfers in effect at the end of 2023 and 2022, indicating those that did not involve the derecognition of the asset from the consolidated balance sheet.

1.3.8 Offsetting of financial instruments

Financial assets and financial liabilities are only offset for the purpose of their presentation in the consolidated balance sheet when the Group has a legally enforceable right to offset the amounts recognised in such instruments and intends to settle them at their net value or realise the asset and settle the liability simultaneously.

1.3.9 Non-current assets and assets and liabilities included in disposal groups classified as held for sale and discontinued operations

The “Non-current assets and disposal groups classified as held for sale” heading on the consolidated balance sheet includes the carrying amounts of assets – stated individually or combined in a disposal group, or as part of a business unit intended to be sold (discontinued operations) – which are very likely to be sold in their current condition within one year of the date of the consolidated annual financial statements.

It can therefore be assumed that the carrying amount of these assets, which may be of a financial or non-financial nature, will be recovered through the disposal of the item concerned rather than through its continued use.

Specifically, real estate or other non-current assets received by the Group for the full or partial settlement of debtors’ payment obligations are treated as non-current assets held for sale, unless the Group has decided to make continued use of those assets or to include them in its rental operations. Similarly, investments in joint ventures or associates that meet the above criteria are also recognised as non-current assets held for sale. For all of these assets, the Group has specific units that focus on the management and sale of real estate assets.

The heading “Liabilities included in disposal groups classified as held for sale” includes credit balances associated with assets or disposal groups, or with the Group’s discontinued operations.

Non-current assets and disposal groups classified as held for sale are measured, both on the acquisition date and thereafter, at the lower of their carrying amount and their fair value less estimated selling costs. The carrying amount at the acquisition date of non-current assets and disposal groups classified as held for sale deriving from foreclosure or recovery is defined as the outstanding balance of the loans or credit that gave rise to these purchases (less any associated provisions). Tangible and intangible assets that would otherwise be subject to depreciation or amortisation are not depreciated or amortised while they remain classified as “Non-current assets and disposal groups classified as held for sale”.

In order to determine the net fair value of real estate assets, the Group uses its own internal methodology, which uses as a starting point the appraisal value, adjusting this based on its past experience of selling properties that are similar in terms of prices, the period during which each asset remains on the consolidated balance sheet and other explanatory factors. Similarly, agreements entered into with third parties for the disposal of these assets are also taken into account.

The appraisal value of real estate assets recognised in this heading is obtained following policies and criteria analogous to those described in the section entitled “Guarantees” in Note 1.3.4. The main appraisal firms and agencies used to obtain market values are listed in Note 6.

Gains and losses arising from the disposal of assets and liabilities classified non-current assets or liabilities held for sale, as well as impairment losses and their reversal, where applicable, are recognised under the heading “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” in the consolidated income statement. The remaining income and expenses relating to these assets and liabilities are disclosed according to their nature.

Discontinued operations are components of the Institution that have been disposed of or classified as held for sale and which (i) represent a business line or geographical area that is significant and separate from the rest or is part of a single coordinated plan to dispose of that business or geographical area, or (ii) are subsidiaries acquired solely in order to be resold. Income and expenses of any kind generated by discontinued operations, if any, during the year, including those generated before they were classified as discontinued operations, are presented net of the tax effect as a single amount under the heading “Profit or (-) loss after tax from discontinued operations” in the consolidated income statement, regardless of whether the business has been derecognised from or remains on the asset side of the balance sheet as at year-end. This heading also includes the profit or loss obtained from their sale or disposal.

1.3.10 Tangible assets

Tangible assets include (i) property, plant and equipment held by the Group for current or future use that is expected to be used for more than one year, (ii) property, plant and equipment leased out to customers under operating leases, and (iii) investment properties, which include land, buildings and other structures held in order to be leased out or to obtain a capital gain on their sale. This heading also includes tangible assets received in payment of debts classified on the basis of their final use.

As a general rule, tangible assets are measured at their acquisition cost less accumulated depreciation and, if applicable, less any impairment losses identified by comparing the net carrying amount of each item against its recoverable amount.

Depreciation of tangible assets is systematically calculated on a straight-line basis, applying the estimated years of useful life of the various items to the acquisition cost of the assets less their residual value. The land on which buildings and other structures stand is considered to have an indefinite life and is therefore not depreciated.

The annual depreciation charge on tangible assets is recognised in the consolidated income statement and generally calculated based on the remaining years of the estimated useful life of the different groups of components:

Useful life (years)

Land and buildings	17 to 75
Fixtures and fittings	5 to 20
Furniture, office equipment and other	3 to 15
Vehicles	3 to 6
Computer equipment	5 to 6

The Group reviews the estimated useful life of the various components of tangible assets at the end of every year, if not more frequently, in order to detect any significant changes. Should any such changes occur, the useful life is adjusted, correcting the depreciation charge in the consolidated income statements for future years as required to reflect the new estimated useful life.

At each year-end closing, the Group analyses whether there are any internal or external signs that a tangible asset might be impaired. If there is evidence of impairment, the Group assesses whether this impairment actually exists by comparing the asset’s net carrying amount against its recoverable amount (the higher of its fair value, less selling costs, and its value in use). When the asset’s carrying amount is higher than its recoverable amount, the Group reduces the carrying amount of the corresponding component to its recoverable amount and adjusts future depreciation charges in proportion to the adjusted carrying amount and new remaining useful life, in the event this needs to be re-estimated. Where there are signs that the value of a component has been recovered, the Group records the reversal of the impairment loss recognised in previous years and adjusts future depreciation charges accordingly. The reversal of an impairment loss on an asset component shall in no circumstances result in its carrying amount being increased to a value higher than the value that the asset component would have had if no impairment losses had been recognised in previous years.

In particular, certain items of property, plant and equipment are assigned to cash-generating units in the banking business. Impairment tests are conducted on these units to verify whether sufficient cash flows are generated to support the assets’ value. To that end, the Group (i) calculates the recurring net cash flow of each branch based on the cumulative contribution margin less the allocated recurring cost of risk, and (ii) that recurring net cash flow is regarded as a perpetual cash flow and a valuation is effected using the discounted cash flow method applying the cost of capital and growth rate in perpetuity determined by the Group (see Note 16).

For investment properties, the Group uses valuations carried out by third parties entered in the Bank of Spain Special Register of Appraisal Firms, in accordance with criteria set forth in Order ECO/805/2003.

The costs of preserving and maintaining tangible assets are recognised in the consolidated income statement for the year in which they are incurred.

1.3.11 Leases

The Group evaluates the existence of a lease contract at its inception or when its terms are changed. A contract is deemed to be a lease contract when the asset is identified in that contract and the party receiving the asset has the right to control its use.

Leases in which the Group acts as lessee

The Group recognises, for leases in which it acts as lessee, which mostly correspond to lease contracts for real estate and office spaces linked to its operating activity, a right-of-use asset of the leased asset and a liability for payments outstanding at the date on which the leased asset was made available to the Group for use.

For lease contracts with a specified lease term that include, or not, a unilateral option for early termination that can be exercised by the Group and in which the cost associated with such termination is not significant, the term of the lease is generally equivalent to the duration initially stipulated in the contract. However, if there are any circumstances that could result in contracts being terminated early, these will be taken into account.

For lease contracts with a specified lease term that include a unilateral option for extension that can be exercised by the Group, the choice to exercise this option will be made on the basis of economic incentives and past experience.

The lease liability is initially recognised in the heading “Financial liabilities at amortised cost – Other financial liabilities” of the consolidated balance sheet (see Note 21), at a value equal to the present value of the estimated payments outstanding, based on the envisaged maturity date. Lease payments are discounted using the implicit interest rate, if this can be easily determined and, if not, the incremental borrowing rate, understood as the rate of interest that the Group would have to pay to borrow the funds necessary to purchase assets with a value similar to the rights of use acquired over the leased assets for a term equal to the estimated duration of the lease contracts.

These payments comprise fixed payments (less any lease incentives payable), variable payments determined by reference to an index or rate, amounts expected to be paid for residual value guarantees given to the lessor, the strike price of a call option (if the Group is reasonably certain that it will exercise that option) and payments of penalties for terminating the lease (if the lease term shows that an option to terminate the lease is exercised).

The payments settled by the lessee in each period reduce the lease liability and accrue an interest expense that is recognised in the consolidated income statement over the lease term.

A right-of-use asset, which is classified as a fixed asset based on the nature of the leased asset, is initially recognised at cost, which comprises the amount of the initial measurement of the lease liability, payments made before or at the commencement date of the lease, initial direct costs and, where appropriate, the estimated costs of dismantling or restoring the asset to the condition required under the lease.

The right-of-use asset is depreciated on a straight-line basis at the shorter of the useful life of the asset or the lease term.

The criteria for impairing these assets are similar to those used for tangible assets (see Note 1.3.10).

The Group exercises the option to recognise, as an expense during the year, the payments made on short-term leases (those that, at the commencement date, have a lease term of 12 months or less) and leases in which the leased asset has a low value.

Sale and leaseback

If the Group does not retain control over the asset, (i) the asset sold is derecognised from the balance sheet and the right-of-use asset arising from the leaseback is recognised at the proportion of the previous carrying amount that relates to the right of use retained, and (ii) a lease liability is recognised.

If the Group retains control over the asset, (i) the asset sold is not derecognised from the balance sheet and (ii) a financial liability is recognised for the amount of consideration received.

The profit or loss generated in the transaction is immediately recognised in the consolidated income statement, if a sale is determined to exist (only for the amount of the gain or loss relating to the rights over the transferred asset), as the buyer-lessor has acquired control over the asset.

Leases in which the Group acts as lessor

Finance leases

Where the Group is the lessor of an asset, the sum of the present values of payments receivable from the lessee is recorded as financing provided to a third party and is therefore included under the heading “Financial assets at amortised cost” on the consolidated balance sheet. This financing includes the exercise price of the purchase option payable to the lessee upon termination of the contract in cases where the exercise price is sufficiently lower than the fair value of the asset at the maturity date of the option, such that it is reasonably likely to be exercised.

Operating leases

In operating leases, ownership of the leased asset and a substantial proportion of all of the risks and rewards incidental to ownership of the asset remain with the lessor.

The acquisition cost of the leased asset is recognised under the heading “Tangible assets”. These assets are depreciated in accordance with the same policies followed for similar tangible assets for own use and the revenue from the lease contracts is recognised in the consolidated income statement on a straight-line basis.

1.3.12 Intangible assets

Intangible assets are identifiable, non-monetary assets without physical substance that arise as a result of an acquisition from third parties or which are generated internally by the Group. An intangible asset will be recognised when, in addition to meeting this definition, the Group considers it likely that economic benefits deriving from the asset and its cost can be reliably estimated.

Intangible assets are initially recognised at their acquisition or production cost and are subsequently measured at cost less, where applicable, the accumulated amortisation and any impairment loss that may have been sustained.

Goodwill

Positive differences between the cost of a business combination and the acquired portion of the net fair value of the assets, liabilities and contingent liabilities of the acquired entities are recognised as goodwill on the asset side of the consolidated balance sheet. These differences represent an advance payment made by the Group of the future economic benefits derived from the acquired entities that are not individually identified and separately recognised. Goodwill, which is not amortised, is only recognised when acquired for valuable consideration in a business combination.

Each goodwill item is assigned to one or more cash-generating units (CGUs) which are expected to benefit from the synergies arising from the business combinations. These CGUs are the smallest identifiable group of assets which, as a result of their continuous operation, generate cash flows for the Group, separately from other assets or groups of assets.

CGUs, or groups of CGUs, to which goodwill has been assigned are tested at least once a year for impairment, or whenever there is evidence that impairment might have occurred. To this end, the Group calculates their value in use using mainly the distributed profit discount method, in which the following parameters are taken into account:

–

Key business assumptions: these assumptions are used as a basis for the cash flow projections used as part of the valuation. For businesses engaging in financial activities, projections are made for variables such as: changes in lending volumes, default rates, customer deposits, interest rates under a forecast macroeconomic scenario, and capital requirements.

–	Estimates of macroeconomic variables and other financial parameters.

–

Projection period: this is usually five years, after which a recurring level is attained in terms of both income and profitability. These projections take into account the existing economic situation at the time of the valuation.

–

Discount rate (post-tax): the present value of future dividends, from which a value in use is obtained, is calculated using the Institution’s cost of capital (Ke), from the standpoint of a market participant, as a discount rate. To determine the cost of capital, the CAPM (Capital Asset Pricing Model) is used in accordance with the formula: “Ke = Rf + b (Pm) + a”, where: Ke = Required return or cost of capital, Rf = Risk-free rate, b = Company’s systemic risk coefficient, Pm = Market premium and a = Non-systemic risk premium.

–

Growth rate used to extrapolate cash flow projections beyond the period covered by the most recent forecasts: this is based on long-term estimates for the main macroeconomic figures and key business variables, and bearing in mind the existing financial market circumstances and outlooks at all times.

If the carrying amount of a CGU (or group of CGUs to which goodwill has been assigned) is higher than its recoverable amount, the Group recognises an impairment loss that is allocated, firstly, by reducing the goodwill attributed to that CGU and, secondly, if any losses remain to be allocated, by reducing the carrying amount of the remaining allocated assets on a pro rata basis. Impairment losses recognised for goodwill cannot subsequently be reversed.

Other intangible assets

This heading mainly includes intangible assets acquired in business combinations, such as the value of brands and contractual rights arising from relationships with customers of the acquired businesses, as well as computer software.

These intangible assets have a finite useful life and are amortised based on their useful lives, applying similar criteria to those used for tangible assets. The useful life of brands and contractual rights arising from relationships with customers of the acquired businesses varies between 5 and 15 years, while for computer software the useful life ranges from 3 to 15 years. In particular, the applications corresponding to infrastructure, communications, architecture and corporate functions of the banking platforms used by Group entities to carry out their activity generally have a useful life of between 10 and 15 years, while the useful life of applications corresponding to channels and to data & analytics ranges from 7 to 10 years. The base platform implemented in 2018 that TSB uses to carry out its activity has a useful life of 15 years.

The criteria for recognising impairment losses on these assets and any reversals of impairment losses recognised in earlier financial years are similar to those applied to tangible assets. To this end, the Group determines whether there is evidence of impairment by comparing actual changes against the initial assumptions applied in the parameters used when they were first recognised. These include possible loss of customers, average customer balances, average revenue and the assigned cost-to-income ratio.

Changes in the estimated useful life of intangible assets are treated in a similar way to changes in the estimated useful life of tangible assets.

1.3.13 Inventories

Inventories are non-financial assets that are held by the Group for their use or sale in the ordinary course of its business, or which are in the process of production, construction or development for such sale or use, or which are to be consumed in the production process or in the rendering of services.

As a general rule, inventories are measured at the lower of cost and net realisable value. Net realisable value means the estimated selling price net of the estimated production and marketing costs to carry out the sale.

Decreases in net realisable value and, where applicable, any subsequent recoveries in value are recognised under the heading “Impairment or (-) reversal of impairment on non-financial assets – Other” of the consolidated income statement for the year in which they materialise.

Inventories correspond to land and buildings and their net realisable value is calculated based on the appraisal carried out by an independent expert, entered in the Bank of Spain Special Register of Appraisal Firms and performed in accordance with the criteria established in Order ECO/805/2003 on rules for the appraisal of real estate and particular rights for specific financial purposes, which is then adjusted taking into account past experience in selling assets that are similar in terms of prices, the period during which each asset remains on the consolidated balance sheet and other explanatory factors. Nevertheless, statistical methodologies may be used to update appraisals for properties with a fair value of no more than 300,000 euros and which have a certain level of homogeneity among them, in other words, those with low exposure and low risk whose characteristics are likely to be shared by other properties and which are located in an active market with frequent transactions, although a full appraisal is carried out in accordance with the aforesaid ECO Order (an “ECO appraisal”) at least once every three years.

The carrying amount of the inventories is derecognised from the consolidated balance sheet and recognised as an expense during the year in which the income from its sale is recognised.

1.3.14 Own equity instruments

Own equity instruments are defined as equity instruments that meet the following conditions:

–

They do not involve any contractual obligation for the issuer that entails: delivering cash or another financial asset to a third party, or exchanging financial assets or financial liabilities with a third party under terms that are potentially unfavourable to the issuer.

–

In the case of a contract that will or may be settled with the issuer’s own equity instruments: if it is a non-derivative financial instrument, it does not entail an obligation to deliver a variable number of its own equity instruments; or, if it is a derivative instrument, it is settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the issuer’s own equity instruments.

All transactions involving own equity instruments, including their issuance or redemption, are recognised directly with a balancing entry in consolidated equity.

Changes in the value of instruments classified as own equity instruments are not recognised in the financial statements. Any consideration received or paid in exchange for such instruments is directly added to or deducted from consolidated equity net of the associated transaction costs.

Equity instruments issued in full or partial settlement of a financial liability are recognised at fair value unless this cannot be reliably determined. In this case, the difference between the carrying amount of the financial liability (or any part thereof) that has been settled and the fair value of the equity instruments issued is recognised in the income statement for the year.

On the other hand, compound financial instruments, which are contracts that have both a financial liability and an own equity instrument from the issuer’s perspective (e.g. convertible bonds that grant their holder the right to convert them into equity instruments of the issuing entity), are recognised at issuance, separating their component parts and presenting them according to their substance.

Assigning the initial carrying amount to the various component parts of the compound instrument shall not imply, under any circumstances, a recognition of earnings. An amount shall first be assigned to the component part that is a financial liability, including any embedded derivative with an underlying asset that is anything other than an own equity instrument. This amount will be obtained based on the fair value of the Institution’s financial liabilities that share similar characteristics with the compound instrument, but which are not associated with own equity instruments. The initial carrying amount assigned to the equity instrument will be the residual portion of the initial carrying amount of the compound instrument as a whole, after deducting the fair value assigned to the financial liability.

1.3.15 Remuneration in equity instruments

The delivery of own equity instruments to employees in payment for their services (where these instruments are determined at the start of, and delivered upon completion of, a specified period of service) is recognised as a service cost over the period during which the services are being provided, with a balancing entry under the heading “Other equity” in the consolidated statement of equity. On the date these instruments are awarded, the services received are measured at fair value unless this cannot be reliably estimated, in which case they are measured by reference to the fair value of the committed equity instruments, bearing in mind the tenors and other conditions envisaged in the commitments.

The amounts recognised in consolidated equity cannot subsequently be reversed, even when employees do not exercise their right to receive the equity instruments.

For transactions involving share-based remuneration paid in cash, the Group recognises a service cost over the period during which the services are provided by the employees, with a balancing entry on the liabilities side of the consolidated balance sheet. The Group measures this liability at fair value until it is settled. Changes in value are recognised in the income statement for the year.

1.3.16 Provisions, contingent assets and contingent liabilities

Provisions are present obligations of the Group resulting from past events and whose nature as at the date of the financial statements is clearly specified, but which are of uncertain timing and value. When such obligations mature or become due for settlement, the Group expects to settle them with an expenditure.

In general, the Group’s consolidated annual financial statements include all significant provisions based on which it is estimated that it is more likely than not that the obligation will need to be settled. These provisions include, among other items, pension commitments undertaken with employees by Group entities (see Note 1.3.17), as well as provisions for tax litigation and other contingencies.

Contingent liabilities are any possible obligations in the Group that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the Group. Contingent liabilities include present obligations of the Group whose settlement is unlikely to originate any reduction of funds, or whose value, in extremely rare cases, cannot be reliably measured. Contingent liabilities are not recognised in the consolidated annual financial statements, rather, they are disclosed in the notes to the consolidated annual financial statements.

Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of events not wholly within the control of the Group. These contingent assets are not recognised on the consolidated balance sheet or in the consolidated income statement, but they are disclosed in the corresponding report where an inflow of economic benefits is probable.

1.3.17 Provisions for pensions

The Group’s pension commitments to its employees are as follows:

Defined contribution plans

These are plans under which fixed contributions are made to a separate entity in accordance with the agreements entered into with each particular group of employees, without any legal or constructive obligation to make further contributions if the separate entity is unable to pay all employee benefits relating to employee service in the current and prior periods.

These contributions are recognised each year in the consolidated income statement (see Note 33).

Defined benefit plans

Defined benefit plans cover all existing commitments arising from the application of the Collective Bargaining Agreement for Banks (Convenio Colectivo de Banca).

These commitments are financed through the following vehicles: the pension plan, insurance contracts, the voluntary social welfare agency (E.P.S.V.) and internal funds.

The “Provisions – Pensions and other post employment defined benefit obligations” heading on the liabilities side of the consolidated balance sheet includes the actuarial present value of pension commitments, which is calculated individually using the projected unit credit method on the basis of the financial and actuarial assumptions set out below. This is the same method used for the sensitivity analysis described in Note 22.

The fair value of the plan assets is deducted from the obligations calculated in this way. Plan assets are assets that will be used to settle obligations, including insurance policies, since they meet the following conditions: (i) they are not owned by the Group but by a legally separate third party not qualifying as a related party, (ii) they are only available to pay or fund employee benefits and are not available to creditors of the Group, even in the event of insolvency, (iii) they cannot be returned to the Group unless the assets remaining in the plan are sufficient to settle all obligations, either of the plan or of the Institution, relating to employee benefits, or unless assets are to be returned to the Bank to reimburse it for employee benefits previously paid, and (iv) they are not non-transferable financial instruments issued by the Group.

The assets that back pension commitments shown in the standalone balance sheet of the insurance company BanSabadell Vida, S.A. de Seguros y Reaseguros are not plan assets, as the company is a related party of the Group.

Pension commitments are recognised in the following way:

–

In the consolidated income statement, net interest on the defined benefit liability (asset) net of pension commitments as well as the cost of the services, which includes (i) the cost of services in the current period, (ii) the cost of past services arising from changes made to existing commitments or from the introduction of new benefits, and (iii) any gain or loss arising from a settlement of the plan.

–

Under the heading “Accumulated other comprehensive income – Items that will not be reclassified to profit or loss - Actuarial gains or (-) losses on defined benefit pension plans” in the consolidated statement of equity, the remeasurement of the net defined benefit liability (asset) for pension commitments, which includes (i) actuarial gains and losses generated in the year arising from differences between the previous actuarial assumptions and the real situation and from changes in the actuarial assumptions made, (ii) the return on plan assets, and (iii) any change in the effect of the asset ceiling, excluding, for the last two items, the amounts included in net interest on the defined benefit liability (asset).

–

The heading “Provisions – Other long term employee benefits” on the liabilities side of the consolidated balance sheet mainly includes the value of commitments undertaken with early retirees. Changes occurring during the year in the value of liabilities are recognised in the consolidated income statement.

Actuarial assumptions

The most relevant financial/actuarial assumptions used in the measurement of pension commitments as at 31 December 2023 and 2022 are as follows:

	2023	2022

Tables	PER2020_Col_1er.orden	PER2020_Col_1er.orden
Discount rate, pension plan	3.75% per annum	3.25% per annum
Discount rate, internal fund	3.75% per annum	3.25% per annum
Discount rate, related insurance	3.75% per annum	3.25% per annum
Discount rate, non-related insurance	3.75% per annum	3.25% per annum
Inflation	2.00% per annum	2.00% per annum
Rate of increase in salaries	3.00% per annum	3.00% per annum
Employee disability	SS90-Absolute	SS90-Absolute
Employee turnover	Not considered	Not considered
Early retirement	Considered	Considered
Normal retirement age	65 or 67 years	65 or 67 years

In 2023 and 2022, the discount rate on all commitments was determined by reference to the return on AA-rated corporate bonds (iBoxx € Corporates AA 10+), with an average duration of 11.96 and 13 years, respectively.

The early retirement age considered is the earliest retirement date after which pension entitlements cannot be revoked by the employer for 100% of the employees.

The return on long-term assets corresponding to plan assets and insurance policies linked to pensions was determined by applying the same discount rate used in actuarial assumptions (3.75% and 3.25% in 2023 and 2022, respectively).

1.3.18 Foreign currency transactions and exchange differences

The Group’s functional and reporting currency is the euro. Consequently, all balances and transactions denominated in currencies other than the euro are treated as being denominated in a foreign currency.

On initial recognition, debit and credit balances denominated in foreign currencies are translated to the functional currency at the spot exchange rate, defined as the exchange rate for immediate delivery, on the recognition date. Subsequent to the initial recognition, the following rules are used to translate foreign currency balances to the functional currency of each investee:

–	Monetary assets and liabilities are translated at the closing rate, defined as the average spot exchange rate as at the reporting date.

–	Non-monetary items measured at historical cost are translated at the exchange rate ruling on the acquisition date.

–	Non-monetary items measured at fair value are translated at the exchange rate ruling on the date on which the fair value was determined.

–	Income and expenses are translated at the exchange rate ruling at the transaction date.

In general, exchange differences arising in the translation of debit and credit balances denominated in foreign currency are recognised in the consolidated income statement. However, for exchange differences arising in non-monetary items measured at fair value where the fair value adjustment is recognised under the heading “Accumulated other comprehensive income” in the consolidated statement of equity, a breakdown is given for the exchange rate component of the remeasurement of the non-monetary item.

The balances of the financial statements of consolidated entities with a functional currency other than the euro are translated into euros in the following manner:

–	Assets and liabilities are translated at the exchange rate ruling at each year-end closing.

–	Income and expenses are translated at the average exchange rate, weighted by the volume of transactions of the company whose income and expenses are being translated.

–	Equity is translated at historical exchange rates.

Exchange differences arising in the translation of financial statements of consolidated entities with a functional currency other than the euro are recognised under the heading “Accumulated other comprehensive income” on the consolidated statement of equity.

The exchange rates applied to translate balances denominated in foreign currency into euros are those published by the European Central Bank (ECB) on 31 December of each year.

1.3.19 Recognition of income and expenses

Interest income and expenses and other similar items

Interest income and expenses and other similar items are generally accounted for over the period in which they accrue using the effective interest rate method, under the headings “Interest income” or “Interest expenses” of the consolidated income statement, as applicable. Dividends received from other entities are recognised as income at the time the right to receive them originates.

Commissions, fees and similar items

Generally, income and expenses in the form of commissions and similar fees are recognised in the consolidated income statement based on the following criteria:

–	Those linked to financial assets and financial liabilities measured at fair value through profit or loss are recognised at the time of disbursement.

–	Those related to transactions carried out or services rendered over a given period of time are recognised throughout that period.

–	Those related to a transaction or service that is carried out or rendered in a single act are recognised when the originating act takes place.

Financial fees and commissions, which form an integral part of the effective cost or yield of a financial transaction, are accrued net of associated direct costs and recognised in the consolidated income statement over their expected average life.

Assets managed by the Group but owned by third parties are not included in the balance sheet. Fees generated by this activity are recognised under the heading “Fee and commission income” in the consolidated income statement.

Non-financial income and expenses

These items are recognised in the accounts upon delivery of the non-financial asset or upon provision of the non-financial service. To determine the carrying amount and when this item should be recognised, a model is used that consists of five steps: identification of the contract with the customer, identification of the separate obligations of the contract, calculation of the transaction price, distribution of the transaction price between the identified obligations and, lastly, recognition of the revenue when, or as, the obligations are settled.

Deferred payments and collections

Deferred payments and collections are accounted for at the carrying amount obtained by discounting expected cash flows at market rates.

Levies

For levies and tax obligations whose amount and date of payment are certain, the obligation is recognised when the event that leads to its payment takes place in line with the legislative terms and conditions. Therefore, the item to be paid is recognised when there is a present obligation to pay the levy.

Deposit guarantee schemes

The Bank is a member of the Deposit Guarantee Fund. In 2023, the Management Committee of the Deposit Guarantee Fund of Credit Institutions, in accordance with that established in Royal Decree Law 16/2011 and Royal Decree 2606/1996, set the contribution for all entities covered by the Fund’s deposit guarantee at 0.175% of the value of deposits guaranteed as at 31 December 2022. Each entity’s contribution is calculated according to the amount of deposits guaranteed and their risk profile. Furthermore, the contribution to the securities guarantee offered by the Fund has been set at 0.2% of 5% of the value of the securities guaranteed as at 31 December 2023 (see Note 32).

Some of the consolidated entities are integrated into schemes which are similar to the Deposit Guarantee Fund and they make contributions to these schemes in accordance with domestic regulations (see Note 32). The most significant of these are listed below:

–	TSB Bank plc makes contributions to the Financial Services Compensation Scheme.

–	Banco Sabadell, S.A. Institución de Banca Múltiple makes contributions to the deposit guarantee scheme established by the Instituto para la Protección del Ahorro Bancario.

Single Resolution Fund

Law 11/2015 of 18 June, together with its implementing regulation through Royal Decree 1012/2015, entailed the transposition into Spanish law of Directive 2014/59/EU. This Directive established a new framework for the resolution of credit institutions and investment firms, and it is also one of the standards that have contributed to the establishment of the Single Resolution Mechanism, created through Regulation (EU) 806/2014. This Regulation sets out standard rules and procedures for the resolution of credit institutions and investment firms within the framework of a Single Resolution Mechanism and a Single Resolution Fund at a European level.

As part of the implementation of this Regulation, on 1 January 2016 the Single Resolution Fund came into effect, to operate as a financing instrument which the Single Resolution Board can use. The Single Resolution Board is the European authority that makes decisions on the resolution of failing banks, in order to efficiently undertake the resolution measures that have been adopted. The Single Resolution Fund receives contributions from credit institutions and investment firms subject to the same.

The calculation of each entity’s contribution to the Single Resolution Fund, governed by Commission Delegated Regulation (EU) 2015/63, is based on the proportion that each entity represents with respect to the aggregate total liabilities of the Fund’s member entities, after deducting own funds and the guaranteed amount of the deposits. The latter is then adjusted to the Institution’s risk profile (see Note 32).

Temporary levy of credit institutions and financial credit establishments

Law 38/2022 of 27 December was published on 28 December 2022. Among other aspects, it establishes a temporary levy for credit institutions and financial credit establishments. This levy must be paid during 2023 and 2024 by credit institutions and financial credit establishments operating in Spain whose sum of interest income and fee and commission income in 2019 was 800 million euros or more. The payment amount was set at 4.8% of the sum of net interest income plus net fees and commissions stemming from their activities in Spain recognised on the income statement for the calendar year immediately preceding the year in which the payment obligation arose. The payment obligation arises each 1 January and must be paid during the first 20 calendar days of the month of September of each year, without prejudice to a 50% advance payment of the total levy, which must be made during the first 20 calendar days of the first February following the date on which the payment obligation arises (see Note 32).

The Fifth Additional Provision of Royal Decree-Law 8/2023 of 27 December extends the payment of the temporary levy by one year, to 2025.

1.3.20 Income tax

Corporation tax applicable to the Spanish companies of Banco Sabadell Group, as well as similar taxes applicable to foreign investees, is considered to be an expense and is recognised under the heading “Tax expense or (-) income related to profit or loss from continuing operations” in the consolidated income statement, except when it arises as a result of a transaction that has been directly recognised in the consolidated statement of equity, in which case it is recognised directly in the latter.

The total corporation tax expense is equivalent to the sum of current tax, calculated by applying the relevant levy to taxable income for the year (after applying fiscally admissible deductions and benefits), and the variation in deferred tax assets and deferred tax liabilities recognised in the consolidated income statement.

Taxable income for the year may be at variance with the income for the year as shown in the consolidated income statement, as it excludes items of income or expenditure that are taxable or deductible in other years as well as items that are non-taxable or non-deductible.

Deferred tax assets and deferred tax liabilities relate to taxes expected to be payable or recoverable arising from differences between the carrying amounts of the assets and liabilities appearing in the financial statements and the related tax bases (“tax value”), as well as tax losses carried forward and unused tax credits that might be offset or applied in the future. They are calculated by applying to the relevant timing differences or tax credits the tax rate at which they are expected to be recovered or settled (see Note 39).

A deferred tax asset such as a tax prepayment or a credit in respect of a tax deduction or tax benefit, or a credit in respect of tax losses carried forward, is recognised provided that the Group is likely to obtain sufficient future taxable profits against which the tax asset can be realised, and that these are not derived from the initial recognition (except in a business combination) of other assets and liabilities in an operation that does not affect either the tax result or the accounting result.

Deferred tax assets arising due to deductible timing differences resulting from investments in subsidiaries, branches and associates, or from equity interests in joint ventures, are only recognised insofar as the difference is expected to be reversed due to the dissolution of the investee.

Deferred tax liabilities arising from timing differences associated with investments in subsidiaries and associates are recognised in the accounts unless the Group is capable of determining when the timing difference will reverse and, in addition, such a reversal is unlikely.

The “Tax assets” and “Tax liabilities” on the consolidated balance sheet include all tax assets and tax liabilities, differentiating between current tax assets/liabilities (to be recovered/paid in the next twelve months, for example, a corporation tax payment made to the tax authority (Hacienda Pública)) and deferred tax assets/liabilities (to be recovered/paid in future years).

Income or expenses recognised directly in the consolidated statement of equity that do not affect profits for tax purposes, and income or expenses that are not recognised directly and do affect profits for tax purposes, are recorded as timing differences.

At each year-end closing, recognised deferred tax assets and liabilities are reviewed to ascertain whether they are still current and to ensure that there is sufficient evidence of the likelihood of generating future tax profits that will allow them to be realised, in the case of assets, adjusting them as required.

To conduct the aforesaid review, the following variables are taken into account:

–

Forecasts of results of each entity or fiscal group, based on the financial budgets approved by the Group’s directors for a five-year period, subsequently applying constant growth rates similar to the mean long-term growth rates of the sector in which the various companies of the Group operate;

–	Estimate of the reversal of timing differences on the basis of their nature; and

–	The period or limit set forth by prevailing legislation in each country for the reversal of the different tax assets.

1.3.21 Consolidated statement of recognised income and expenses

This statement sets out the recognised income and expenses resulting from the Group’s activity during the year, distinguishing between items recognised as profit or loss in the consolidated income statement and those recognised directly in consolidated equity.

1.3.22 Consolidated statement of total changes in equity

This statement sets out all changes in the Group’s equity, including those arising from accounting changes and corrections of errors. It sets out a reconciliation of the carrying amount at the beginning and end of the year of all items that comprise consolidated equity, grouping changes together by type in the following items:

–

Adjustments due to accounting changes and corrections of errors: includes the changes in consolidated equity that arise as a result of the retroactive restatement of financial statement balances, distinguishing between those that arise from changes in accounting criteria and those that correspond to the correction of errors.

–	Total recognised income and expenses: includes, in aggregate form, the total of items recognised in the aforesaid consolidated statement of recognised income and expenses.

–

Other changes in consolidated equity: includes the remaining items recognised in consolidated equity, such as capital increases or decreases, distribution of dividends, transactions with own equity instruments, payments with own equity instruments, transfers between equity items and any other increase or decrease of consolidated equity.

1.3.23 Consolidated cash flow statement

Consolidated cash flow statements have been prepared using the indirect method, in such a way that, based on the Group’s results, the non-monetary transactions and all types of deferred payment items and accruals which have been or will be the cause of operating income and expenses have been taken into account, in addition to the income and expenses associated with cash flows from activities classified as investing or financing activities.

No situations requiring the application of significant judgements to classify cash flows have arisen during the year.

There have been no significant transactions that have generated cash flows not reflected in the consolidated cash flow statement.

1.4 Comparability

The information presented in these consolidated annual financial statements corresponding to 2022 is provided solely and exclusively for purposes of comparison with the information for the year ended 31 December 2023 and therefore does not constitute the Group’s consolidated annual financial statements for 2022.

As indicated in the section on Adoption of IFRS 17 “Insurance contracts” of Note 1.2, the comparative information set out in these consolidated annual financial statements has been restated to reflect the application of IFRS 17.

Note 2 – Banco Sabadell Group

Subsidiaries and associates as at 31 December 2023 and 2022 are listed in Schedule I, along with their registered offices, primary activities, the percentage shareholding in each, key financial data and the consolidation method used (full consolidation or equity method) in each case.

Schedule II provides details of consolidated structured entities (securitisation funds).

A description is provided hereafter of the business combinations, acquisitions and sales or liquidations which are most representative of investments in the capital of other entities (subsidiaries and/or investments in associates) made by the Group during 2023 and 2022. Schedule I also includes details of changes in the scope of consolidation in each financial year and the results obtained by the Group on the disposal of its subsidiaries and associates.

Changes in the scope of consolidation in 2023

Additions to the scope of consolidation:

There were no significant additions to the scope of consolidation in 2023.

Exclusions from the scope of consolidation:

On 22 December 2022, the Board of Directors of Banco Sabadell, S.A. and the Board of Directors of Bansabadell Financiación, E.F.C., S.A.U. approved and signed the common draft terms of the merger between Banco Sabadell, S.A. (as the absorbing company) and Bansabadell Financiación, E.F.C., S.A.U. (as the absorbed company). Having obtained the relevant authorisations, the deed of the merger by absorption of Bansabadell Financiación E.F.C., S.A. by Banco de Sabadell, S.A. was entered in the Alicante Companies Register on 10 October 2023. As Bansabadell Financiación, E.F.C., S.A.U. was a company directly and fully owned by the Bank (see Schedule I – Changes in the scope of consolidation in 2023), this transaction had no significant impact on the Group’s consolidated financial statements.

With the exception of the transaction described above, there were no significant exclusions from the scope of consolidation in 2023.

Changes in the scope of consolidation in 2022

Additions to the scope of consolidation:

There were no significant additions to the scope of consolidation in 2022.

Exclusions from the scope of consolidation:

There were no significant exclusions from the scope of consolidation in 2022.

Other significant transactions in 2023

On 27 February 2023, Banco Sabadell signed a strategic agreement to provide merchant acquiring services with Nexi S.p.A. (hereinafter, “Nexi”), a leading European paytech company, for a renewable ten-year period, under which Nexi is to acquire 80% of Banco Sabadell’s payments subsidiary Paycomet, S.L.U. for 280 million euros. Banco Sabadell will retain a 20% stake for at least three years, whilst aligning interests with its new industrial partner. Following this period, Banco Sabadell will have the option to sell that 20%.

The total transaction amount is fixed at 350 million euros (280 million euros due to the 80% subject to sale), which may be increased depending on the achievement of targets. As at the sign-off date of these consolidated annual financial statements, the closing of this transaction was pending.

Other significant transactions in 2022

The Group made no other significant transactions worth mentioning in 2022. That said, on 22 September 2022, the Bank announced that it was in the process of analysing a possible strategic agreement with an industrial partner specialising in its merchant acquiring business which, as indicated above, was signed in February 2023.

Note 3 – Shareholder remuneration and earnings per share

Set out below is the proposed distribution of the profits earned by Banco de Sabadell, S.A. in 2023, which the Board of Directors will submit to shareholders for approval at the Annual General Meeting, together with the proposed distribution of profits earned by Banco de Sabadell S.A. in 2022, which was approved by shareholders at the Annual General Meeting of 23 March 2023:

Thousand euro
	2023	2022

To dividends	326,413	225,079
To Canary Island investment reserve	183	279
To voluntary reserves	761,418	515,193
Profit for the year of Banco de Sabadell, S.A.	1,088,014	740,551

On 25 October 2023, the Board of Directors of Banco Sabadell agreed to distribute an interim dividend in cash, to be paid out of its earnings in 2023, of 0.03 euros (gross) per share, which was paid on 29 December 2023.

In fulfilment of the mandatory requirement indicated in Article 277 of Spain’s Capital Companies Act (Ley de Sociedades de Capital), the provisional statement of accounts provided below was created by the Bank to confirm the existence of sufficient liquidity and profit at the time of its approval of the aforesaid interim dividend:

Thousand euro
Available for the payment of dividends according to the interim statement at:	30/09/2023

Banco Sabadell profit as at the date indicated, after provisions for taxes	861,364
Estimated statutory reserve	—
Estimated Canary Island investment reserve	—

Maximum amount available for distribution	861,364

Interim dividend proposed	166,797
Cash balance available at Banco de Sabadell, S.A. (*)	27,263,008

(*) Includes the balance of the heading “Cash, cash balances at central banks and other demand deposits”.

Similarly, on 31 January 2024, the Board of Directors of Banco Sabadell resolved to propose to the next Annual General Meeting of Shareholders a supplementary dividend of 0.03 euros (gross) per share charged to the results of the 2023 financial year, to be paid in cash foreseeably during the month following the holding of the Annual General Meeting of Shareholders.

In addition to this cash dividend, the Board of Directors of Banco Sabadell, after having obtained the prior permission of the competent authority, has also resolved to establish, out of the 2023 earnings, a buyback programme of treasury shares for their redemption through a resolution for share capital reduction to be proposed to the Annual General Meeting of Shareholders, of up to a maximum amount of 340 million euros, whose terms, once they are set by the Board of Directors, will be the content of a new announcement before starting its execution.

The total shareholder remuneration corresponding to 2023, which combines the cash dividend and the share buyback programme, will, therefore, be equivalent to 50% of the profit attributable to the owners of the parent company, complying with the shareholder remuneration policy.

In addition, at its meeting of 25 January 2023, the Board of Directors submitted a proposal to the Annual General Meeting concerning the distribution of a supplementary gross cash dividend of 0.02 euros per share to be paid out of 2022 earnings, which was approved at the Annual General Meeting on 23 March 2023 and paid out in the same month. Previously, the Board of Directors of Banco Sabadell had agreed, on 26 October 2022, to distribute an interim dividend in cash, to be paid out of its earnings in 2022, of 0.02 euros (gross) per share, which was paid on 30 December 2022. Consequently, the cash dividend reached 0.04 euros per share, paid out of 2022 earnings.

The remaining shareholder remuneration, of up to 430 million euros equivalent to 50% of the profit attributable to the owners of the parent in 2022, was reached by establishing a share buyback programme, which is described below.

Share buyback programme

On 30 June 2023, after receiving the required permission of the competent authority, Banco Sabadell gave notice, by means of an Inside Information filing, of the establishment and execution of a temporary share buyback programme for a maximum pecuniary amount of 204 million euros for the purpose of reducing the Bank’s share capital through the redemption of the treasury shares acquired. The share buyback programme was carried out in accordance with the provisions of Article 5 of Regulation (EU) 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016.

On 13 November 2023, the Bank gave notice, by means of an ‘Other Relevant Information’ filing, of the end of the share buyback programme as the maximum pecuniary amount mentioned above had been reached, having acquired 186,743,254 treasury shares with a par value of 0.125 euros each, representing approximately 3.32% of Banco Sabadell’s share capital.

On 30 November 2023, the Board of Directors agreed to execute Banco Sabadell’s share capital reduction through the redemption of all the treasury shares acquired under the share buyback programme. The capital reduction was approved under the powers conferred to the Board of Directors by the Ordinary Annual General Meeting held on 23 March 2023 in the amount of 23,342,906.75 euros. The public deed corresponding to the capital reduction was entered with the Companies Register of Alicante on 11 December 2023 (see Note 23).

Earnings per share

Basic earnings (or loss) per share are calculated by dividing the net profit attributable to the Group, adjusted by earnings on other equity instruments, by the weighted average number of ordinary shares outstanding in the year, excluding any treasury shares acquired by the Group. Diluted earnings (or loss) per share are calculated by applying adjustments for the estimated effect of all potential conversions of ordinary shares to the net profit attributable to the Group and the weighted average number of ordinary shares outstanding.

The Group’s earnings per share calculations are shown below:

	2023	2022 (*)

Profit or loss attributable to owners of the parent (thousand euro)	1,332,181	889,392
Adjustment: Remuneration of other equity instruments (thousand euro)	(115,391)	(110,375)
Profit or (-) loss after tax from discontinued operations (thousand euro)	—	—
Profit or loss attributable to owners of the parent, adjusted (thousand euros)	1,216,790	779,017

Weighted average number of ordinary shares outstanding (**)	5,401,123,639	5,593,885,977
Assumed conversion of convertible debt and other equity instruments
Weighted average number of ordinary shares outstanding, adjusted	5,401,123,639	5,593,885,977

Earnings (or loss) per share (euros)	0.23	0.14
Basic earnings (or loss) per share adjusted for the effect of mandatory convertible	0.23	0.14
bonds (euros)
Diluted earnings (or loss) per share (euros)	0.23	0.14

(*) See Note 1.4.

(**) Average number of total shares minus average treasury stock and average number of shares subject to a buyback programme.

As at 31 December 2023 and 2022, there were no other financial instruments or share-based commitments with employees with a significant impact on the calculation of diluted earnings (or loss) per share for the periods presented. For this reason, basic earnings (or loss) per share coincide with diluted earnings (or loss) per share.

The distributions of profits of subsidiaries are subject to approval by shareholders at their respective Annual General Meetings.

Note 4 – Risk management

Throughout 2023, Banco Sabadell Group has continued to strengthen its risk management and control framework by incorporating improvements in accordance with supervisory expectations and market trends.

Bearing in mind that Banco Sabadell Group takes risks during the course of its activity, good management of these risks is a central part of the business. The Group has established a set of principles, set out in policies and rolled out through procedures, strategies and processes, which aim to increase the likelihood of achieving the strategic objectives of the Group’s various activities, facilitating management in an uncertain environment. This set of principles is called the Global Risk Framework.

4.1. Macroeconomic, political and regulatory environment

Macroeconomic environment

When managing risks, the Group considers the macroeconomic environment. The most significant aspects of 2023 are set out below:

–	The main factors at play in 2023 were the interest rate hikes carried out by central banks and their gradual effects on economic activity.

–	In 2023, inflation gradually eased from the peaks observed in 2022.

–

The correction in the prices of energy and industrial goods was, to a large extent, the force behind the moderation of headline inflation. The evolution of core inflation was more subdued, although it also showed a clear downward trend.

–

The evolution of the global economy showed a marked divergence between the dynamism of the US economy, which proved to be stronger than expected, and the Eurozone and UK economies, which lagged and were practically stagnant throughout the year.

–	Spain continued to outperform other Eurozone countries. The economy was driven mainly by a gradual improvement of private consumption and, to a lesser extent, by the contribution of the public sector.

–

In terms of economic policy in Spain, the approval of the second part of the government’s pension reform and the continuance of most of the measures to alleviate the impacts of the energy crisis were noteworthy features.

–	The European Commission approved the addendum to the Spanish Recovery Plan, which will mobilise an additional 94 billion euros from the Next Generation EU funds.

–	The emerging economies proved themselves resilient to the global economic landscape. Adjustment of the real estate sector in China intensified, although the repercussions remain limited.

–	In Mexico, the economy performed well. Investment grew at historic double-digit rates, partly due to nearshoring with the United States.

–

Global geopolitics continues to represent a vector of uncertainty for the economic environment. The outbreak of a new conflict between Israel and Hamas reignited instability in the Middle East, although the broader economic repercussions were marginal.

–

The financial sector suffered a temporary episode of instability, related to the collapse of US regional banks Silicon Valley Bank (SVB) and Signature Bank and the acquisition of Credit Suisse by UBS. The authorities managed to contain the financial contagion and, ultimately, the economic consequences were limited.

–

The developed nations’ central banks continued their cycle of interest rate hikes in 2023, although the pace was somewhat less intense than in 2022. In the latter part of the year, they signalled that the rate hike cycle could have reached its end.

–

The European Central Bank (ECB) implemented an unprecedented tightening of its monetary policy and ended up raising the deposit rate to a record high of 4.00%. The reduction of its balance sheet also continued, due to the maturity of TLTRO-III loans and the reduction of asset holdings.

–

For its part, the Federal Reserve (Fed) continued to pursue its rake hike cycle, with official interest rates at a range of 5.25%-5.50%. With regard to its balance sheet, the reduction process continued, interrupted only briefly to respond to the episode of instability caused by the collapse of SVB.

–	The Bank of England (BoE) raised its base rate to 5.25% and continued with its balance sheet reduction programme.

–	The financial markets performed better in 2023 than the previous year, when a large portion of financial assets posted heavy losses.

–

Long-term government bond yields continued on an upward trend for much of the year. They were driven by pressure from monetary policy tightening, the resilience of the US economy and concerns regarding high levels of need for sovereign debt funding. In the last two months of the year, some unexpected falls in price data and a shift in central banks’ communication policy (particularly that of the Fed) led to a turnaround in yields, which completely reversed the upward trend.

–	The risk premiums on peripheral sovereign debt were at lower levels than those seen at the end of 2022. In the case of Spain, the risk premium remained stable and at low levels.

–	The US dollar posted numerous swings in its exchange rate against the euro, finishing the year at somewhat lower levels compared to the end of 2022 (EUR 1.00 = USD 1.10).

–

In emerging economies’ financial markets, sovereign risk premiums were slightly reduced over the year. Regarding exchange rates, the high official interest rates continued to buoy emerging market currencies and the Mexican peso performed particularly well.

–

The banking sector generally displayed adequate capital levels, with a CET1 ratio that, according to the authorities, would remain above the minimum regulatory requirements even in an adverse scenario. Furthermore, profitability increased, thanks to the positive evolution of net interest income.

–

The financial authorities continued to rate the risks associated with global financial instability as high. Attention was mainly focused on the commercial real estate sector, risks related to the non-banking financial sector and the situation facing companies, above all the most highly leveraged ones, in an environment of higher financing costs.

Political and regulatory environment

Impacts stemming from the war in Ukraine

The war between Russia and Ukraine, which broke out at the end of February 2022 and which is still ongoing today, prompted governments to adopt plans and measures to mitigate the impacts of the conflict by providing public support for the affected sectors.

On 23 March 2022, the European Commission approved a temporary framework for State aid measures intended to support the economy following Russia’s aggression against Ukraine. This framework was implemented in Spain by Royal Decree-Law 6/2022. The Agreements of the Spanish Council of Ministers, of 10 May 2022 and of 27 December 2022, released the first two tranches of the guarantee line for a total of 5,500 million euros. On 12 December 2023, the Agreement of the Council of Ministers of 5 December 2023 was published in the Official State Gazette (Boletín Oficial del Estado or BoE), establishing the terms and conditions for the third tranche of the guarantee line amounting to 4.5 billion euros for financing granted to companies and self-employed persons. Among other changes, it was decided to increase the threshold for guaranteed loans from 2 million to 2.25 million euros and to extend the application deadline for the corresponding guarantee line to 1 June 2024. The amount of the above mentioned third tranche was reduced to 3,500 million euros through the Agreement of the Council of Ministers of 27 December 2023, amending the Agreement of the Council of Ministers of 5 December 2023. The European Commission will be notified of the aforesaid changes so that it may authorise them; their application requires the express authorisation of the European Commission.

In addition, on 27 December 2023, the Council of Ministers adopted Royal Decree-Law 8/2023, which extends certain measures to respond to the economic and social consequences arising from the conflict in Ukraine.

Banco Sabadell Group’s credit risk with both individuals and companies from these countries is limited, and the same is true of its counterparty credit risk with financial institutions from Russia and Ukraine. Specifically, the largest exposures relate to mortgage loans granted to customers of Russian, Ukrainian or Belarusian nationality residing outside Spain, which amounted to 233 million euros and 293 million euros as at 31 December 2023 and 2022, respectively. The real estate assets securing those exposures are located in Spain and have an average loan-to-value of 37.7% and 39% as at 31 December 2023 and 2022, respectively. Furthermore, these are all transactions that, on average, were originated more than 7 years ago.

Impacts of interest rate hikes and rising inflation

Measures to ease the mortgage burden and strengthening of financial inclusion

On 22 November 2022, the government introduced a package of measures designed to ease the mortgage burden. The package focuses on three key aspects.

Firstly, it amends the 2012 Code of Good Practice to provide greater relief to vulnerable households. This includes a reduction of the interest rate during a five-year grace period (to Euribor minus 0.10% instead of Euribor plus 0.25%), the option to apply for debt restructuring for a second time and to extend the period during which customers can request that their home be surrendered in settlement of the outstanding debt to two years. In addition, the scope of the Code of Good Practice was extended so that households that have not managed to increase their effort rate by the required 50% may take advantage of certain measures.

Secondly, a new temporary Code of Good Practice was established (valid for two years) to help middle-class families ease the financial burden of mortgages taken out up to 31 December 2022. This is achieved by freezing repayment instalment amounts and extending the repayment period of the loan by up to seven years.

Thirdly, it was decided to reduce expenses and fees to make it easier to change from a floating-rate mortgage to a fixed-rate mortgage, and to scrap the fees charged for early repayments and for changing from a floating-rate mortgage to a fixed-rate mortgage throughout the whole of 2023.

Uptake of the two Codes of Good Practice by financial institutions is voluntary, although once they sign up to them, compliance is mandatory. Banco Sabadell signed up to the new Code of Good Practice on 16 December 2022.

As mentioned previously, on 27 December 2023, the Council of Ministers adopted Royal Decree-Law 8/2023 prolonging certain anti-crisis measures, which extended the duration of most of the measures adopted in 2022 and 2023. Notable among them was a series of measures intended to provide mortgage relief for homeowners. One such measure was to raise the income threshold at which the Code of Good Practice may be accessed for at-risk borrowers. This threshold was increased from 3.5 to 4.5 times the monthly Multiplier for the Public Income Index (hereinafter, IPREM), enabling households with an annual income of up to around 37,800 euros to benefit. In addition, the suspension of all fees charged for early repayment of variable-rate mortgage loans and switching to fixed rate was extended to 2024, and free-of-charge conversions from variable-rate to hybrid mortgages were also extended. When this measure ends, the permanent cap of 0.05% that limits the amount of fees applicable when switching a mortgage from variable rate to fixed rate will also apply when switching from variable rate to hybrid rate.

In addition, Royal Decree-Law 8/2023 approves various measures to strengthen the financial inclusion of older and/or disabled persons, including the removal of fees charged for cash withdrawals at bank counters, and the preventive framework to provide relief to at-risk mortgage holders was extended.

In the United Kingdom, Banco Sabadell’s subsidiary, TSB, signed up to the Mortgage Charter which was launched at the end of June 2023. The aim of this initiative is to ease the burden of mortgage repayments for the most vulnerable customers through a series of commitments undertaken by the banking industry. The key measures agreed include offering tailored support for customers struggling to pay their mortgage, delaying property repossessions for at least 12 months following the first missed payment, and offering customers the option to switch to an interest-only mortgage for a six-month period, or to temporarily extend the term of the mortgage to reduce their monthly repayments.

4.2 Key milestones during the year

4.2.1 The Group’s risk profile during the year

The following milestones have been achieved in relation to the Group’s risk profile during 2023:

I. Non-performing assets:

–	During 2023, non-performing assets were reduced by -223 million euros. The NPL ratio for the year stands at 3.52%,

II. Lending performance:

–	Gross performing loans ended the year 2023 with a balance of 149,798 million euros, declining by 4.1% year-on-year.

–	In Spain, gross performing loans show a fall of 4.6% year-on-year, impacted by lower business and mortgage portfolio volumes.

–	In TSB, at constant exchange rates, gross performing loans show a fall of -5.9% year-on-year, due to the reduced volume of the mortgage portfolio.

–	In Mexico, at constant exchange rates, gross performing loans increased by 7.1% year-on-year.

III. Concentration:

–	From a sectoral point of view, the loan portfolio is diversified, has limited exposure to the sectors most sensitive to the current environment.

–

Similarly, in terms of individual concentration, the metrics relating to concentration of large exposures show a slight downward trend and remain within the target level. The credit rating of the largest exposures has also improved over the year.

–	Geographically speaking, the portfolio is positioned in dynamic regions, both in Spain and worldwide. International exposures account for 37% of the loan book.

IV. Strong capital position:

–	The CET1 ratio improved by 64 basis points to 13.2% in fully-loaded terms as at 2023 year-end (compared to 12.55% as at 2022 year-end).

–

The fully-loaded and phase-in Total Capital ratios stand at 17.76% as at the end of 2023, thus remaining above the requirements for 2024 with an MDA buffer of 431 basis points. The fully-loaded and phase-in leverage ratio was 5.19%.

V. Sound liquidity position:

–	The Liquidity Coverage Ratio stands at 228% (compared with 234% at the end of 2022), with total liquid assets of 61,783 million euros.

4.2.2 Strengthened credit risk management and control environment

2023 has been marked by the monitoring and control of the effects stemming from the inflationary environment and the cycles of interest rate hikes implemented by the central banks in the main geographical areas where Banco Sabadell operates.

To that end, special attention has been paid to strengthening the RAS metrics framework, while risk frameworks have been revised and the risk exposure to the sectors most severely impacted by the current environment has been assessed, proactively managing the counterparties that are potentially most affected.

In the case of individuals, oversight of the management and control framework has continued, with monitoring of the RAS metrics, origination rules and proposals for interest rate adjustments, as well as effort rates and available income to cope with higher rates and the inflationary environment, anticipating the needs of more vulnerable customers by managing, among other things, the commitments pursuant to the Code of Good Practice, for certain customer groups at risk of vulnerability.

Performance of the main solutions offered in Spain

In terms of the ICO Covid lines, as at 31 December 2023, the amount of loans and credit granted was approximately 4.7 billion euros (7.4 billion euros as at 31 December 2022). As at year-end, there are very few unexpired grace periods remaining.

Performance of the main solutions offered in the United Kingdom

In the United Kingdom, the balance of Bounce Back Loans (BBLs), granted to help SMEs deal with the Covid-19 pandemic during 2020 and 2021, has been diminishing. At TSB, the exposure to these loans as at the end of 2023, amounted to 266 million pounds, which represents 57% of the business customer portfolio (the exposure was 379 million pounds at the end of 2022, representing 64% of the business customer portfolio). In response to the more recent cost-of-living crisis, the approach of regulators and financial Institutions in the country has focused more on establishing adequate communication channels, tools and training to support and proactively help their customers, in particular those in vulnerable situations. In June 2023, the government announced a new tool, the Mortgage Charter, to help mortgage borrowers. This measure, initially planned for a six-month period, was extended to 18 months, with only a very small number of TSB customers taking up the offer to date.

4.3 General principles of risk management

Global Risk Framework

The Global Risk Framework aims to establish the common basic principles relating to the risk management and control activity of Banco Sabadell Group including, among other things, all actions associated with the identification, decision-making, measurement, assessment, monitoring and control of the different risks to which the Group is exposed. With the Global Risk Framework, the Group aims to:

–	Follow a structured and consistent approach to risk throughout the Group.

–	Foster an open and transparent culture with regard to risk management and control, encouraging the involvement of the entire organisation.

–	Facilitate the decision-making process.

–	Align the accepted risk with the risk strategy and the risk appetite.

–	Understand the risk environment in which it operates.

–	Ensure, following the guidelines of the Board of Directors, that critical risks are identified, understood, managed and controlled efficiently.

The Group’s Global Risk Framework consists of the following elements:

–	The Group’s Global Risk Framework Policy.

–	The Risk Appetite Framework (RAF) of the Group and subsidiaries.

–	The Risk Appetite Statement (RAS) of the Group and subsidiaries.

–	Specific policies for the various material risks to which the Group and subsidiaries are exposed.

4.3.1 Global Risk Framework Policy

As an integral part of the Global Risk Framework, the Global Risk Framework Policy establishes the common basic principles for Banco Sabadell Group’s risk management and control activities, including, among other things, all actions associated with the identification, decision-making, measurement, assessment, monitoring and control of the different risks to which the Group is exposed. These activities comprise the duties carried out by the various areas and business units of the Group as a whole.

Consequently, the Global Risk Framework Policy sets out a general framework for the establishment of other policies related to risk management and control, determining core/common aspects that are applicable to the various risk management and control policies.

The Global Risk Framework is applied in all of the Group’s business lines and entities, taking into account proportionality criteria in relation to their size, the complexity of their activities and the materiality of the risks taken.

Global Risk Framework principles

For risk management and control to be effective, the Group’s Global Risk Framework must comply with the following principles:

–	Risk governance and involvement of the Board of Directors through the model of three lines of defence, among others;

The risk governance arrangements established in the various policies that form part of the Global Risk Framework promote a sound organisation of risk management and control activities, categorising risk, defining limits and establishing clear responsibilities at all levels of the organisation through policies, procedures and manuals specific to each risk.

Among other duties, the Board of Directors of Banco de Sabadell, S.A. is responsible for identifying the Group’s main risks, implementing and monitoring appropriate internal control and reporting systems, which include challenging and monitoring the Group’s strategic planning and supervising the management of material risks and their alignment with the risk profile defined by the Group.

Similarly, the equivalent bodies of the Group’s various subsidiaries have the same level of involvement in risk management and control activities at the local level.

The Group’s risk governance arrangements are designed to organise risk management and control activities by means of the model of three lines of defence, granting independence, hierarchical authority and sufficient resources to the Risk Control function. In the same way, the governance model seeks to ensure that risk management and control processes offer an end-to-end vision of the phases involved.

–	Alignment with the Group’s business strategy, particularly through the implementation of the risk appetite throughout the organisation;

Through the set of policies, procedures, manuals and other documents that comprise it, the Group’s Global Risk Framework is aligned with the Group’s business strategy, adding value as it is designed to contribute to the achievement of objectives and improve medium-term performance. It is therefore embedded in key processes such as strategic and financial planning, budgeting, capital and liquidity planning and, in general, business management.

–	Integration of the risk culture, focusing on aligning remuneration with the risk profile;

Corporate culture and corporate values are a key element, as they strengthen the ethical and responsible behaviour of all members of the organisation.

The Group’s risk culture is based on compliance with the regulatory requirements applicable to it in all of its areas of activity, ensuring compliance with supervisory expectations and best practices in relation to risk management, monitoring and control.

One of the priorities established by the Group is the maintenance of a sound risk culture in the aforesaid terms, on the understanding that this lays the groundwork for appropriate risk-taking, makes it easier to identify and manage emerging risks, and encourages employees to carry out their activities and engage in the business in a legal and ethical manner.

–	A holistic view of risk that translates into the definition of a taxonomy of first- and second-tier risks based on their nature; and

The Global Risk Framework, through the set of documents that comprise it, considers a holistic view of risk: it includes all risks, paying particular attention to the correlation between them (inter-risk) and within the risk itself (intra-risk), as well as the effects of concentration.

–	Alignment with the interests of stakeholders

The Group regularly makes material disclosures to the public, so that market participants can maintain an informed opinion as to the suitability of the management and control framework for these risks, thus ensuring transparency in risk management.

Similarly, risks are managed and controlled with a view to safeguarding the interests of the Group and its shareholders at all times.

4.3.2 Risk Appetite Framework (RAF)

The risk appetite is a key element in setting the risk strategy, as it determines the scope of activity. The Group has a Risk Appetite Framework (RAF) that sets out the governance framework governing its risk appetite.

Consequently, the RAF establishes the structure and mechanisms associated with the governance, definition, disclosure, management, measurement, monitoring and control of the Group’s risk appetite established by the Board of Directors of Banco de Sabadell, S.A.

Effective implementation of the RAF requires an adequate combination of policies, processes, controls, systems and procedures that enable a set of defined targets and objectives to not only be achieved, but to be done so in an effective and continuous way.

The RAF covers all of the Group’s business lines and units, in accordance with the proportionality principle, and it is designed to enable suitably informed decisions to be made, taking into account the material risks to which it is exposed, including both financial and non-financial risks.

The RAF is aligned with the Group’s strategy and with the strategic planning and budgeting processes, the internal capital and liquidity adequacy assessments, the Recovery Plan and the remuneration framework, among other things, and it takes into account the material risks to which the Group is exposed, as well as their impact on stakeholders such as shareholders, customers, investors, employees and the general public.

4.3.3 Risk Appetite Statement (RAS)

The RAS is a key element in determining the Institution’s risk strategies. It establishes qualitative expressions and quantitative limits for the different risks that the Institution is willing to accept, or seeks to avoid, in order to achieve its business objectives. Depending on the nature of each risk, the RAS includes both qualitative aspects and quantitative metrics, which are expressed in terms of capital, asset quality, liquidity, profitability or any other measure deemed to be relevant. The RAS is therefore a key element in setting the risk strategy, as it determines the area of activity.

Qualitative aspects of the RAS

The Group’s RAS includes the definition of a set of qualitative aspects, which essentially help to define the Group’s position with regard to certain risks, especially when those risks are difficult to quantify.

These qualitative aspects complement the quantitative metrics, establish the general tone of the Group’s approach to risk-taking and define the reasons for taking or avoiding certain types of risks, products, geographical exposures and other matters.

Quantitative aspects of the RAS

The set of quantitative metrics defined in the RAS are intended to provide objective elements with which to compare the Group’s situation against the goals or challenges proposed at the risk management level. These quantitative metrics follow a hierarchical structure, as established in the RAF, with three levels: board (or first-tier) metrics, executive (or second-tier) metrics and operational (or third-tier) metrics.

Each of these levels has its own approval, monitoring and action arrangements that should be followed in the event a threshold is ruptured.

In order to gradually detect possible situations of deterioration of the risk position and thus be able to monitor and control it more effectively, the RAS sets out a system of thresholds associated with the quantitative metrics. These thresholds reflect the desirable levels of risk for each metric, as well as the levels that should be avoided. A rupture of these thresholds can trigger the activation of remediation plans designed to rectify the situation.

These thresholds are established to reflect different levels of severity, making it possible to take preventive action before excessive levels are reached. Some or all of the thresholds will be established for a given metric, depending on the nature of that metric and its hierarchical level within the structure of RAS metrics.

4.3.4 Specific policies for the different material risks

The various policies in place for each of the risks, together with the operating and conceptual procedures and manuals that form part of the set of regulations of the Group and its subsidiaries, are tools on which the Group and subsidiaries rely to expand on the more specific aspects of each risk.

For each of the Group’s material risks, the policies describe the principles and critical management parameters, the main people and units involved and their duties (including the roles and responsibilities of the various divisions and committees in relation to risks and their control systems), the associated procedures, as well as monitoring and control mechanisms.

4.3.5 Overall organisation of the risk function

Governance structure

The Board of Directors of Banco de Sabadell, S.A. is the body responsible for establishing the general guidelines for the organisational distribution of the risk management and control functions, as well as determining the main strategies in this regard, and for ensuring consistency with the Group’s short- and long-term strategic objectives, as well as with the business plan, capital and liquidity planning, risk-taking capacity and remuneration schemes and policies.

The Board of Directors of Banco de Sabadell, S.A. is also responsible for approving the Group’s Global Risk Framework.

In addition, within the Board of Directors of Banco de Sabadell, S.A., there are five committees involved in the Group’s Global Risk Framework and, therefore, in risk management and control (the Board Risk Committee, the Board Strategy and Sustainability Committee, the Delegated Credit Committee, the Board Audit and Control Committee and the Board Remuneration Committee). There are also other Committees and Divisions with a significant level of involvement in the risk function.

Board of Directors

Board Committees related to risk

Board Risk Committee	Delegated Credit Committee	Board Strategy and Sustainability Committee	Board Audit and Control Committee	Board Remuneration Committee
Oversees risk profile and alignment with RAS	Approves transactions as per conferred powers	Evaluates, proposes and recommends strategically important actions	Oversees effectiveness of internal control, internal audit and risk management systems	Oversees remuneration policy and its alignment with Global Risk Framework

Management Committee

Main Committees related to risks

Technical Risk Committee	Risk Operations Committee	NPA Monitoring & Management Committee	Internal Control Body	Asset and Liability Committee	Corporate Ethics Committee	UK Steering & Coordination Committee
Supports Board Risk Committee and Risk Management	Decides whether to authorise credit risks as per conferred powers	Coordinates recovery cycle and proactive management strategies	Ensures compliance with AML/CFT legislation	Ensures structural balance sheet risks are managed	Ensures ethical behaviour of the Group	Ensures alignment between Group and TSB policies

The governance structure that has been defined aims to ensure a suitable development and implementation of the Global Risk Framework and, consequently, of the risk management and control activity within the Group, while at the same time it aims to facilitate:

–	The participation and involvement of the Group’s governing bodies and Senior Management in decisions regarding risks, and also in their supervision and control.

–	The alignment of targets and objectives at all levels, monitoring their achievement and implementing corrective measures where necessary.

–	The existence of an adequate management and control environment for all risks.

Organisation

The Group establishes an organisational model for assigning and coordinating risk control responsibilities based on the three lines of defence. This model is described, for each of the risks, in the various policies that make up the Group’s body of regulations, in which responsibilities specific to each of the three lines of defence are established.

For each line of defence, the risk policies describe and assign responsibilities, as appropriate, to the following functions (or any other additional ones that ought to be considered):

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First line of defence: responsible for maintaining adequate and effective internal control and implementing corrective actions to rectify deficiencies in its processes and controls. The responsibilities attributed to this line under the Global Risk Framework are as follows:

•	Maintain effective internal controls and perform day-to-day risk assessment and control procedures;

•	Identify, quantify, control and mitigate risks, complying with the established internal policies and procedures and ensuring that activities are consistent with the established goals and objectives;

•	Implement suitable processes to manage and mitigate material risks.

•	Participate in decision-making processes, identifying, assessing, controlling and mitigating the risks inherent in the implementation of significant changes and one-off transactions.

•	Define the strategy for each risk.

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Second line of defence: broadly speaking, the second line of defence ensures that the first line of defence is well designed and performs its assigned duties. It also puts forward suggestions for its continuous improvement. The core duties attributed to this line are the following:

•	Propose the Global Risk Framework, for risk management and control.

•	Participate in the decision-making process where it concerns the implementation of significant changes and one-off transactions.

•	Monitor the risk strategy approved by the Board of Directors through its approval of the RAS.

•	Keep the risk inventory up to date, justifying those not considered to be material, and review the inventory of material risks.

•	Establish and maintain an equivalence between subsidiaries’ local taxonomies and the Group taxonomy.

•	Conduct a risk assessment of the Group’s risk profile on an annual basis.

•

Supervise the risk management and control activities carried out by the first line of defence to ensure they conform to the established policies and procedures, bearing in mind the tasks specifically assigned to it, and identify potential improvements within risk management.

•

The Validation Division gives opinions regarding the suitability of new proposals, changes or adjustments to models, tools and processes with material methodological components. It also designs and rolls out the model risk management and control framework and monitors the Group’s model risk profile.

•	The Compliance Division identifies and periodically assesses compliance risks in the different areas of activity.

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Third line of defence: helps the Group to achieve its objectives, carrying out verification activities and providing independent and objective advice. Provides regular oversight of governance processes and of the established risk management and internal control activities.

4.4 Management and monitoring of the main material risks

The most salient aspects concerning the management of the first-tier risks identified in the Banco Sabadell Group risk taxonomy and concerning the actions taken in this regard in 2023 are set out below:

4.4.1 Strategic risk

Strategic risk is associated with the risk of losses or negative impacts materialising as a result of strategic decisions or their subsequent implementation. It also includes the inability to adapt the Group’s business model to changes in the environment in which it operates.

The Group develops a Strategic Plan which sets out the Bank’s strategy for a specified period of time. In 2021, Banco Sabadell defined a new Strategic Plan which sets out the key courses of action and transformation for each business line over the coming years, in order to seize the opportunity of consolidating its position as a major domestic bank.

As part of the Strategic Plan, the Group carries out five-year financial projections, which are the result of the implementation of the strategies defined in the Plan. These projections are carried out on the basis of the most likely economic scenario for the key geographies (baseline scenario) and they are also included in the ICAAP as a baseline scenario. The economic scenario is described in terms of the key risk factors impacting the Group’s income statement and balance sheet. In addition, the Plan is regularly monitored in order to analyse the Group’s most recent performance and changes in the environment, as well as the risks taken.

The projection exercises and their monitoring are integrated into management arrangements, as they set out the key aspects of the Group’s medium- and long-term strategy. The Plan is drawn up at the business unit level, on the basis of which the Group manages its activities, and annual results are also assessed in terms of compliance with the risk appetite.

Strategic risk includes the management and control of four risks:

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Solvency risk: this is the risk of not having sufficient capital, in terms of either quality or quantity, to achieve strategic and business objectives, withstand operational losses or meet regulatory requirements and/or the expectations of the market in which an institution operates.

–

Business risk: this refers to the possibility of incurring losses as a result of adverse events that negatively affect the capacity, strength and recurrence of the income statement, either because of its viability (short term) or sustainability (medium term).

–

Reputational risk: current or future risk of the Bank’s competitive capacity being affected as a result of: (i) actions or omissions, carried out by or attributed to the Group, Senior Management or its governing bodies, or (ii) maintaining business relationships with counterparties with poor reputation, resulting in a negative perception by its stakeholders (regulators, employees, customers, shareholders, investors and the general public).

–

Environmental risk: risk of incurring losses as a result of the impacts, both those existing at present and those that may exist in the future, of environmental risk factors on counterparties or invested assets, as well as aspects affecting financial institutions as legal entities. Environmental factors are related to the quality and functioning of natural systems and resources, and include factors such as climate change and environmental degradation. Any one of them can have a positive or negative impact on the financial performance or solvency of an institution, sovereign state or individual. These factors may materialise mainly in physical aspects (effects of climate change and environmental degradation, including more frequent extreme weather events and gradual changes in weather patterns and in the balance of ecosystems) and transitional aspects (arising from processes to adjust to an environmentally sustainable economy, for example, lower emissions, greater energy efficiency and reduced consumption of natural resources, among others).

4.4.1.1 Solvency risk

Banco Sabadell’s ratios are above the minimum capital requirements established by the European Central Bank (ECB). Therefore, the Group is not subject to any caps on the distribution of dividends, variable remuneration or coupon payments made to holders of AT1 capital instruments.

Banco Sabadell is also compliant with MREL, which coincides with supervisory expectations and is in line with its funding plans.

Details on the closing data as at 31 December 2023 for solvency risk and capital management are available in Note 5 to these consolidated annual financial statements.

4.4.1.2 Business risk

2023 has been affected by different macroeconomic and geopolitical events, including the following:

–	The interest rate hikes implemented by the central banks, persistently high inflation rates, and the progressive transfer of the impacts of these to economic activity.

–

Specific episodes of uncertainty of different kinds, among them: (i) the collapse of certain US regional banks, (ii) the takeover of Credit Suisse by UBS due to the problems observed in the Swiss institution, and (iii) the start of a new conflict in the Middle East, between Israel and Hamas.

Against this backdrop, in year-on-year terms, Banco Sabadell has significantly increased its bottom line. This Group profit was mainly driven by the good performance of core results (net interest income + fees and commissions – recurrent costs), which improved due to both the increase in net interest income and the efforts made to contain costs.

It is also worth highlighting the improvement in the Group’s credit quality, which has made it possible to reduce provisions for non-performing assets and place the total cost of risk below the levels recorded in 2022.

All these aspects are clearly reflected in the Group’s improved profitability, shown by an improvement of its ROTE, which increased from 8.2% as at 31 December 2022 to 11.5% as at 31 December 2023.

4.4.1.3 Reputational risk

In recent years, both customers and society as a whole have attached more importance to the service offered by banks. Vulnerable customers and their specific needs have gained visibility. The change of the Group’s business model, shifting to one in which less of the service is provided in person, increases the materiality of this risk, as these stakeholders’ perception of its performance is one of the factors that it considers.

Banco Sabadell Group bases its business model on corporate values such as ethics, professionalism, rigour, transparency, quality and, in general, long-term business relationships that are beneficial to both the Group and its counterparties.

The Group rigorously manages its reputational risk, identifying any potential or actual threat of this type in good time and ensuring that it is suitably dealt with as quickly and as early as possible, as the materialisation of such a risk could jeopardise the achievement of the vision that the Group has for its future and that it wishes to convey to the market, with its own unique and recognisable personality.

The Group monitors this risk through the Board Risk Committee, which has a dashboard with indicators associated with the main stakeholders. The qualitative aspects of the RAS include the following aspects:

–	Low appetite in the event of threats to the Group’s reputation.

–	Special consideration of restrictions on transactions with borrowers associated with political parties and the media.

–

The Group neither invests nor provides funding to companies linked to the development, manufacture, distribution, storage, transfer or sale of controversial weapons, as set forth in the various conventions of the United Nations currently in force.

–

The products and services offered to customers need to be known by all of the parties involved, who must be specifically trained for their sale, only offering customers products and services that are appropriate to their needs, and safeguarding their interests.

4.4.1.4 Environmental risk

The 2015 Paris Agreement, the major milestone in the international commitment against climate change, promotes the reduction of greenhouse gas (GHG) emissions to limit global warming to “well below” 2ºC in 2100 and seeks to ensure that it does not exceed 1.5ºC in relation to pre-industrial average temperatures (1850-1900).

The European Union adopted the Agreement and, in line with its goals, has been promoting various regulatory and non-regulatory measures to achieve a fully decarbonised economy by mid-century. From a financial perspective, this has been implemented through the 2018 Action Plan on Sustainable Finance (APSF), a roadmap that was reformulated and updated in 2021 in the Renewed Sustainable Finance

Strategy (RSFS), with strategies that have been developed by applying a regulatory and supervisory “tsunami” aimed at achieving the promised objectives.

In this context, Banco Sabadell Group’s commitment to sustainability has been incorporated with a cross-cutting approach into its strategy and business model, internal governance and risk identification, management and control, in order to guide its activity and processes towards contributing to a more sustainable and resilient economy. The aim is to support the Group’s customers with their transformation in two ways: on one hand, by providing them with appropriate funding to meet their needs and, on the other, by offering them savings and investment products that serve as a catalyst to achieve an emissions-neutral world that is resistant to climate variability and the degradation of natural ecosystems. The commitment also extends to the Group as an entity separate from its customers, as the Institution also aims to reduce its own consumption and emissions, thereby ensuring its contribution to the collective aim of sustainability.

As part of this corporate goal, throughout 2023 Banco Sabadell Group has continued to implement the Sustainable Finance Plan, which includes a series of initiatives that add to its track record of projects designed to pursue a more sustainable economy, as described below.

To align with its commitment to achieve a sustainable future, Banco Sabadell Group has been part of the Net-Zero Banking Alliance (NZBA) since 2021. This is an international alliance on climate change formed by major banking institutions, whose main objective is to align their loan and investment portfolios with net-zero emissions scenarios by 2050 or earlier, in accordance with the most ambitious goals of the Paris Agreement (1.5ºC). The Institution has already outlined pathways for four “high risk” sectors: oil & gas, energy, cement and coal.

Banco Sabadell Group also made a commitment, from 2020 onwards, to follow the recommendations for disclosure of financial information related to climate risks established by the Task Force on Climate-related Financial Disclosures (TCFD).

Banco Sabadell Group Sustainable Finance Plan

Since 2020, Banco Sabadell Group has been developing a Sustainable Finance Plan with cross-cutting effect, which includes a set of additional initiatives that allow it to incorporate, develop, apply and comply not only with its sustainability commitments but also with the regulatory and supervisory requirements to which it is subject.

Within the initiatives carried out, it is worth noting the approval by the Board of Directors of the Sustainability Policy in 2020 (which defines the vision, governance and responsibilities of the three lines of defence in relation to sustainability) and of the Environmental Risk Policy drawn up in July 2021 (which defines the critical management parameters to progressively and proportionally integrate these risks in the risk management and control units and business units), which are both regularly updated.

In 2022, the Climate Risk Policy was reviewed and its scope of application and content were expanded to include the risks associated with environmental degradation (air pollution, water pollution, water scarcity, land pollution, loss of biodiversity, deforestation, etc.). This is why the Climate Risk Policy was renamed the Environmental Risk Policy.

During this year, environmental risk indicators have continued to be defined and developed and are gradually being converted to metrics that are included in the Risk Appetite Framework in order to manage and monitor these risks.

Environmental risk management

The Institution has continued to pay increasing attention to environmental risks to include them in management and in its day-to-day banking activities with its customers. Environmental risk should be understood as the risk of incurring losses as a result of the impacts, both those existing at present and those that may exist in the future, stemming from the environmental risk factors (associated with climate change and environmental degradation) and affecting counterparties or invested assets, as well as aspects affecting financial institutions as legal entities.

Environmental factors can produce negative impacts (as well as opportunities) through different risk factors, which can be categorised as either physical risks or transition risks:

–

Physical risks are those that occur due to the physical effects of climate change (consequence of adverse climate-related and geological events or changes in climate patterns) and due to environmental degradation (consequence of changes and severe effects on the balance of ecosystems); they are usually classified as acute risks or chronic risks.

–

Transition risks are those that occur due to the uncertainty related with the timing and speed of the process for adjusting to an environmentally sustainable and resilient economy. This process can be affected by four risks, according to the risk types enumerated by the TCFD: legal & regulatory, technological, market and reputational.

In this context and in line with the EBA’s Sustainable Finance Plan for 2020-2025 under which ESG risks and factors are expected to be included in the EU regulatory framework (Pillars I, II and III of the Basel prudential framework for credit institutions), Banco Sabadell Group is adapting and aligning its internal corporate governance, strategy, structure and risk management and control processes, and market disclosure of these, in order to comply with the regulatory and supervisory requirements in force.

This change process is based on the materiality assessment of the impacts of environmental risk (the E in ESG) and on the analysis of the transmission channels through which those impacts may materialise. Ultimately, environmental risk affects the institution by acting as an additional risk factor compounding traditional bank risks (for example, credit, market, liquidity and operational risks). It is therefore important to measure its final impact (for example, in terms of the solvency of both customers/counterparties and of the Institution itself).

At present, as the regulatory and supervisory authorities and other bodies all acknowledge, there is a need to continue to develop the most suitable methodologies that can be used to tackle the technical challenges and lack of robust data facing the field of sustainability-related risks (with each of the letters of the ESG acronym).

For its part, Banco Sabadell Group now carries out, on an annual basis, qualitative and quantitative materiality assessments of the impacts that environmental risks have on the main traditional bank risks affected: credit risk, market risk, liquidity risk, operational risk, reputational risk or strategy and business model risk). Since 2022, these assessments have been expanded to include not only climate-related risk but also the risk associated with environmental degradation. Therefore, the Institution regularly carries out (i) a qualitative analysis of the impact of environmental risk factors on the aforesaid risks, (ii) a quantitative estimate of the impacts stemming from environmental risk on credit risk, market risk, liquidity risk and operational risk, (iii) a quantitative analysis of the exposure of its credit portfolios to the most carbon-intensive sectors, and (iv) a measurement of its sustainable exposure (green, social and sustainability-linked transactions).

Furthermore, it should be noted that following a review of the qualitative assessment of the materiality of environmental risk factors on risks that could be significantly impacted, it was concluded that the impacts were concentrated in credit portfolios. Specifically, transition risks were found to be the most material, from a triple point of view: regulations, technological change and market factors. While no impact is expected in the near term, the Group monitors and assesses the potential medium- and long-term impacts on an ongoing basis, depending on the sector. It should be noted that in 2023 and in previous years, the Group has not had any significant losses related to environmental risk.

More information on environmental risk can be found in the Non-Financial Disclosures Report (NFDR), which forms part of the consolidated Directors’ report.

As regards banking activity, a network of teams specialising in environmental risks is being developed and deployed in both risk management and control areas and in the business units themselves, who collect information related to the sustainability of customers and their banking activity through specific ESG questionnaires and indicators. The end goal is to support customers in their transition to a more sustainable and resilient economy.

It should also be noted that the Group has an Environmental and Social Risk Framework that establishes the Group’s position, designed to limit activities with a high environmental risk. At the same time, the Group fosters green financing, using to that end an Eligibility Guide that outlines the activities deemed to be sustainable (in environmental and social terms) and whose main references are the EU Taxonomy and the best practices in the market, such as the Green Loan Principles and the Social Bond Principles.

In parallel, the Sustainable Finance Plan expands its portfolio of sustainable products with the aim of facilitating the transition towards a more sustainable and resilient economy. New financing solutions have been launched, including products such as ‘eco-leases’ and the ‘eco-reformas’ loan for energy-efficient and sustainable home renovations. They have also been integrated across the entire product portfolio, making it possible for a wide range of products to be made sustainable, provided the financed investment meets the stipulated requirements. In addition, the Institution is collating the ESG preferences of retail customers, in line with regulatory requirements, in order to offer them financial products aligned with their preferences in terms of green content and intensity.

Lastly, it is worth mentioning that over the year Banco Sabadell Group has continued with a new placement of green bonds in the capital market for a total amount of 750 million euros (1,695 million euros in 2022).

4.4.2. Credit risk

Credit risk refers to the risk of losses being incurred as a result of borrowers’ failure to fulfil their payment obligations, or of losses in value taking place due simply to the deterioration of borrower quality.

4.4.2.1 Credit risk management framework

Acceptance and monitoring

Credit risk exposures are rigorously managed and monitored through regular assessments of borrowers’ solvency and their ability to honour their payment obligations undertaken with the Group, adjusting the exposure limits established for each counterparty to levels that are deemed to be acceptable. It is also normal practice to mitigate credit risk exposures by requiring borrowers to provide collateral or other guarantees to the Bank.

The Board of Directors grants powers and discretions to the Delegated Credit Committee to allow the latter to confer different approval powers to different decision-making levels. The implementation of authority thresholds in credit approval systems ensures that the conferral of approval powers established at each level is linked to the expected loss calculated for each transaction, also considering the total amount of the total risk exposure with an economic group and the amount of each transaction.

To optimise the business opportunities provided by each customer and guarantee an appropriate level of security, responsibility for accepting and monitoring risks is shared between the account manager and the risk analyst who, by maintaining effective communication, are able to obtain a comprehensive (360°) and forward-looking insight into each customer’s individual circumstances and needs.

The account manager monitors the business aspect through direct contact with customers and by handling their day-to-day banking activity, while the risk analyst takes a more system-based approach making use of his/her specialised knowledge.

The implementation of advanced risk management methodologies also benefits the process as it ensures that proactive measures can be taken once a risk has been identified. Of vital importance in this process are tools such as credit rating systems for companies and credit scoring systems for natural persons, as well as early warning indicators for monitoring risk. These are integrated into a single tool that provides a comprehensive and forward-looking vision of customers.

The analysis of indicators and early warnings, in addition to credit rating reviews, allow an integrated and continuous measurement to be made of the level of risk taken. The establishment of efficient procedures to manage performing loans also benefits the management of past-due loans as it enables a proactive policy to be devised based on a timely identification of any cases with propensity to default.

Risk monitoring is carried out for all exposures in order to identify potentially problematic situations and prevent credit impairment. In general, this monitoring is based on early warnings system at both the transaction/borrower level and at the portfolio level, and both systems use the firm’s internal information and external information to obtain results. Risk monitoring is carried out prior to any default and on a forward-looking basis, i.e. with an outlook based on the foreseeable future development of circumstances, in order to determine both actions to strengthen the business (increase lending) and to prevent risk (risk mitigation, improvement of guarantees, etc.).

The early warnings system allows an integrated measurement to be made of the level of the risk taken and allows it to be transferred to recovery management specialists, who determine the different types of procedures that should be implemented. Therefore, different groups or categories are established for risks that exceed a given limit and according to predicted default rates, so that they can be treated individually. These warnings are additionally managed by the account manager and the risk analyst.

Responsible lending

In accordance with the nature of the Group’s financial transactions and in order to ensure suitable customer protection in banking services, policies and procedures are implemented in relation to the evaluation and granting of responsible loans and credits, in relation to which it is particularly worth mentioning the importance of the general principles governing responsible lending, as detailed in Annex 6 to Bank of Spain Circular 5/2012 of 27 June on transparency of banking services and responsible lending.

The Bank’s internal regulations, reflected in the updated Group Credit Risk Acceptance and Monitoring Policy, approved by the Board of Directors on 30 June 2023, explicitly address the application of responsible lending principles when granting and monitoring various types of finance. This commitment is aligned with the guidelines established in the third paragraph of Article 29.1 of Law 2/2011 of 4 March on Sustainable Economy, and covers policies, methods and procedures designed to comply with applicable legislation, such as Order EHA/2899/2011 and Bank of Spain Circular 5/2012, specifically its Rule 12. Effective control mechanisms have also been implemented to ensure these policies are continuously monitored as part of the comprehensive credit risk management arrangements.

Management of non-performing exposures

Generally, during stages of weakness in the economic cycle, debt refinancing and restructuring are the main risk management techniques used. The Bank’s aim, when faced with debtors and borrowers that have, or are expected to have, financial difficulties to honour their payment obligations under the prevailing contractual terms, is to facilitate the repayment of the debt by reducing the probability of default as much as possible. A number of common policies to achieve this are in place in the Institution, as well as procedures for the approval, monitoring and control of potential debt forbearance (refinancing and restructuring) processes, the most significant of which are the following:

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The existence of a sufficiently long good payment history by the borrower and a manifest intention to repay the loan, assessing the period of time during which the customer is likely to continue to experience financial difficulties (in other words, whether they are facing short-term or long-term difficulties).

–

Refinancing and restructuring conditions based on a realistic repayment schedule that is in line with borrowers’ current and expected payment capacity, also taking into account the macroeconomic situation and outlooks, avoiding their postponement to a later date.

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If new guarantees are provided, these must be regarded as a secondary and exceptional means of recovering the debt, so as to avoid adversely affecting existing means. In any case, the ordinary interest accrued should be paid up to the refinancing or restructuring date.

–	Limits are applied to the length of grace periods and to the granting of successive refinancing.

The Group continually monitors compliance with the agreed terms and with the above policies.

Internal risk models

Banco Sabadell Group also has a system in place which is made up of three lines of defence to ensure the quality and oversight of internal models, as well as a governance process specifically designed to manage and monitor these models and to ensure compliance with regulations and the Supervisor’s instructions.

The governance framework of internal credit risk and impairment models (management of risk, calculation of regulatory capital and provisions) is based on the following pillars:

–	Effective management of changes to internal models.

–	Ongoing monitoring of the performance of internal models.

–	Regular reporting, both internal and external.

–	Management tools for internal models.

One of the main bodies within the governance framework of internal credit risk and impairment models is the Models Committee, which meets on a monthly basis and has internal approval responsibilities, depending on the materiality of the risks, and which also monitors internal credit risk models.

Banco Sabadell Group also has an advanced management model for its non-performing exposures in place to manage the impaired assets portfolio. The purpose of managing non-performing exposures is to find the best solution for the customer upon detecting the first signs of impairment, reducing the entry into default of customers with financial difficulties, ensuring intensive management and avoiding downtime between the different phases.

For further quantitative information, see Schedule IV “Other risk information: Refinancing and restructuring transactions” to these consolidated annual financial statements.

Real estate credit risk management

As part of its general policy on risks and, in particular, its policy on the real estate development sector, the Group has a number of specific policies in place for mitigating risks.

The main measure that is implemented in this portfolio is the ongoing monitoring of projects, both during the construction phase and once the works have been completed. This monitoring makes it possible to validate the progress made, ensuring everything is moving forward as planned, and to take action in the event of any possible deviations. The aim at all times is for the available funding to be sufficient to complete the works and for the existing sales to be able to significantly reduce the risks. The Bank has established three strategic lines of action:

–	New lending: real estate development business

New lending to developers is governed by a “Real Estate Development Framework”, which defines the optimum allocation of the new business on the basis of the quality of the customer and development project. This analysis is based on models that allow an objective appraisal to be obtained, taking into account the views of real estate experts.

To this end, the Bank has:

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The Real Estate Business Division (a unit within the Business Banking Division), with a team of real estate specialists who exclusively manage the Bank’s developer customers. This unit has an acceptance and monitoring methodology that allows the Group to gain in-depth knowledge about all the projects analysed by the unit.

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Two Real Estate Investment Analysis and Monitoring divisions (reporting to the Real Estate Risks Division), whose role is to analyse all real estate projects from a technical and real estate point of view. They analyse both the location and suitability of the product, as well as the potential supply and demand. They also compare them against the figures of the business plan submitted by the customer (particularly costs, income, margin and timelines). This analysis process goes hand in hand with a model used to track real estate developments through monitoring reports, which validate the progress made in each development project in order to keep track of drawdowns and compliance with the business plan (income, costs and timelines).

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The Real Estate Risk Division, with specialised analysts in each of the Territorial Divisions. This makes it possible to ensure that newly accepted risks are in line with the policies and acceptance framework for this type of risk.

–	Management of non-performing real estate credit

Non-performing exposures are managed in line with the defined policy. In general, they are managed taking into account:

•	The customer.

•	The guarantees.

•

The status of the loan (from the time when a warning is triggered, warning of a potential deterioration of the current status, up until refinancing or restructuring takes place, or until the properties are surrendered in payment of debt (payment in kind)/purchased in an amicable settlement/settlement with debt reduction, or until an auction is held following a mortgage enforcement process and whenever there is a ruling in favour of foreclosure).

After analysing the three aforementioned aspects, an optimal solution is sought to stabilise or settle the position (whether through an amicable settlement or through judicial proceedings), which differs depending on the evolution of each customer/case.

Cases in which the stabilisation of the loan or its settlement by the customer is not a feasible option are managed using support models depending on the type of loan or financed item.

In the case of completed real estate developments or completed non-residential properties, these can be put on sale at prices that drive market traction.

For other funded real estate, the possibility of entering into sale agreements with third parties is considered, out-of-court settlement solutions are proposed (purchase, payment in kind, which in the case of properties owned by individuals can be arranged under favourable conditions for relocation or social rental depending on the needs of the customer, or with a settlement with debt reduction), or else court proceedings are initiated.

–	Management of foreclosed assets

Once the loan has been converted into a real estate asset, a management strategy is defined depending on the type of asset, in order to maximise the potential of each asset during the sale.

The main disposal mechanism is the sale of the asset, for which the Bank has developed different channels depending on the type of property and customer.

The Group, which has had high concentrations of this type of risk in the past, has a first-tier RAS metric in place which establishes a maximum level of concentration of exposures associated with real estate development based on Tier 1 capital in Spain. This metric is monitored on a monthly basis and reported to the Technical Risk Committee, the Board Risk Committee and the Board of Directors.

Lastly, it is worth highlighting that the Risk Control Division, together with the Business and Risk Management Divisions, regularly monitors the adequacy of new loans granted to real estate developers. The monitoring process includes a review of compliance with policies and asset allocation. The results of this monitoring exercise are escalated to the Technical Risk Committee for information.

For further quantitative information, see Schedule IV “Other risk information – Credit Risk: Exposure to construction and real estate development sector” to these consolidated annual financial statements.

4.4.2.2. Risk management models

Credit ratings

Credit risks incurred with companies, real estate developers, specialised lending projects, financial institutions and countries are rated using a rating system based on predictive factors and an internal estimate of their probability of default (see section “Impairment of financial assets” in Note 1).

The rating model is reviewed annually based on the analysis of performance patterns of actual defaulted loans. An estimated default rate is assigned to each internal credit rating level, which also allows a uniform comparison to be made against other segments and ratings issued by external credit rating agencies using a master ratings scale.

The percentage distribution by credit rating of Banco Sabadell’s portfolio of companies as at 31 December 2023 and 2022 is detailed below:

%
Distribution, by credit rating, of Banco Sabadell’s portfolio of companies 2023
9	8	7	6	5	4	3	2	1	0	TOTAL
0.80%	2.20%	8.90%	24.40%	28.14%	19.69%	11.58%	3.69%	0.53%	0.06%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

%
Distribution, by credit rating, of Banco Sabadell’s portfolio of companies 2022
9	8	7	6	5	4	3	2	1	0	TOTAL
0.64%	1.56%	9.02%	18.80%	28.88%	23.20%	13.11%	4.08%	0.62%	0.10%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

Credit scores

In general, credit risks undertaken with individuals are rated using credit scoring systems, which are in turn also based on a quantitative model of historical statistical data, identifying the relevant predictive factors (see section “Impairment of financial assets” in Note 1).

Scoring models are used in both the new risk origination process (reactive scoring) and to monitor portfolio risk (behavioural scoring).

The percentage distribution by behavioural score of Banco Sabadell’s portfolio of individuals as at 31 December 2023 and 2022 is detailed below:

%
Distribution, by behavioural score, of Banco Sabadell’s portfolio of individuals 2023
9	8	7	6	5	4	3	2	1	0	TOTAL
0.99%	7.74%	26.28%	35.61%	17.67%	6.73%	2.64%	1.33%	0.66%	0.35%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

%
Distribution, by behavioural score, of Banco Sabadell’s portfolio of individuals 2022
9	8	7	6	5	4	3	2	1	0	TOTAL
0.89%	8.92%	26.39%	35.56%	17.11%	6.21%	2.50%	1.35%	0.67%	0.40%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

Warning tools

In general, the Group has a system of warning tools in place, which include both individual warnings and advanced early warning models for both the Companies segment and the Individuals segment. These warning tools are based on performance factors obtained from available sources of information (credit ratings or credit scores, customer files, balance sheets, CIRBE (Bank of Spain Central Credit Register), information relating to the industry or past banking activity, etc.). They measure the risk presented by the customer on a short-term basis (predicted propensity to default), obtaining a high level of predictability to detect potential defaulters. The resulting rating or score, which is obtained automatically, is used as a basic input in monitoring the risk of individuals and companies (see section “Impairment of financial assets” in Note 1).

This warnings system enables:

–	Efficiency to be improved, as monitoring exercises focus on customers with the lowest credit rating or credit score (different cut-off points for each group).

–	The Institution to anticipate actions required to manage any negative change in the situation of the customer (change in rating, new severe warnings, etc.).

–	Customers whose situation remains unchanged and who have been assessed by the Basic Management Team to be regularly monitored.

4.4.2.3. Credit risk exposure

The table below shows the distribution, by headings of the consolidated balance sheet, of the Group’s maximum gross credit risk exposure as at 31 December 2023 and 2022, without deducting collateral or credit enhancements obtained in order to ensure the fulfilment of payment obligations, broken down by portfolios and in accordance with the nature of the financial instruments:

Thousand euro
Maximum credit risk exposure	Note	2023	2022

Financial assets held for trading		142,495	417,131
Equity instruments	9	—	—
Debt securities	8	142,495	417,131

Non-trading financial assets mandatorily at fair value through profit or loss		153,178	77,421
Equity instruments	9	52,336	23,145
Debt securities	8	65,744	54,276
Loans and advances	11	35,098	—

Financial assets at fair value through other comprehensive income		6,387,869	5,923,703
Equity instruments	9	302,510	301,011
Debt securities	8	6,085,359	5,622,692

Financial assets at amortised cost		184,116,175	188,068,718
Debt securities	8	21,501,203	21,453,031
Loans and advances	11	162,614,972	166,615,687

Derivatives	10, 12	4,988,592	6,672,213
Total credit risk due to financial assets		195,788,309	201,159,186

Loan commitments given	26	27,035,812	27,460,615
Financial guarantees given	26	2,064,396	2,086,993
Other commitments given	26	7,942,724	9,674,382
Total off-balance sheet exposures		37,042,932	39,221,990

Total maximum credit risk exposure		232,831,241	240,381,176

Schedule IV to these consolidated annual financial statements shows quantitative data relating to credit risk exposures by geographical area and activity sector.

4.4.2.4. Credit risk mitigation

Credit risk exposures are rigorously managed and monitored through regular assessments of borrowers’ solvency and their ability to honour their payment obligations undertaken with the Group, adjusting the exposure limits established for each counterparty to levels that are deemed to be acceptable. It is also normal practice to mitigate credit risk exposures by requiring borrowers to provide collateral or other guarantees to the Bank.

Generally, these take the form of collateral, mainly mortgages on properties used as housing, whether completed or under construction. The Group also accepts, although to a lesser degree, other types of collateral, such as mortgages on retail properties, industrial warehouses, etc. and financial assets. Another credit risk mitigation technique commonly used by the Institution is the acceptance of sureties, in this case subject to the guarantor presenting a certificate of good standing.

All of these mitigation techniques are established ensuring their legal certainty, i.e. under legal contracts that are legally binding on all parties and which are enforceable in all relevant jurisdictions, thus guaranteeing that the collateral can be seized at any time. The entire process is subject to an internal verification of the legal adequacy of these contracts, and legal opinions of international specialists can be requested and applied where these contracts have been entered into under foreign legislation.

All collateral is executed before a notary public through a public document, thus ensuring its enforceability before third parties. In the case of property mortgages, these public documents are also registered with the corresponding land registries, thus gaining constitutive effectiveness before third parties. In the case of pledges, the pledged items are generally deposited with the Institution. Unilateral cancellation by the obligor is not permitted, and the guarantee remains valid until the debt has been fully repaid.

Personal guarantees or sureties are established in favour of the Institution and, except in certain exceptional cases, these are also executed before a notary through a public document, to vest the agreement with the highest possible legal certainty and to allow legal claims to be filed through executive proceedings in the event of default. They constitute a credit right with respect to the guarantor that is irrevocable and payable on first demand.

The Group has not received any significant guarantees which it is authorised to sell or pledge, irrespective of any non-payment by the owner of the referred guarantees, except for those intrinsic in treasury activities, which are mostly reverse repos (see Note 6). The fair value of the assets sold in connection with reverse repos is included under the heading “Financial liabilities held for trading” as part of the short positions of securities.

Assets assigned under the same transactions amounted to 1,012,508 thousand euros as at 31 December 2023 (417,982 thousand euros as at 31 December 2022) and are included by type under the repos heading in Notes 18 and 19.

There have been no significant changes in Banco de Sabadell’s policies on the topic of guarantees during this year. Neither have there been any significant changes in the quality of the Group’s guarantees with respect to the previous year.

The values of the guarantees received to ensure collection, broken down into collateral and other guarantees, as at 31 December 2023 and 2022 are as follows:

Thousand euro
	2023	2022

Value of collateral	94,323,862	97,340,958
Of which: securing stage 2 loans	7,180,750	8,515,648
Of which: securing stage 3 loans	1,873,003	2,046,793

Value of other guarantees	14,975,715	17,180,550
Of which: securing stage 2 loans	1,881,539	2,635,673
Of which: securing stage 3 loans	1,054,019	1,080,167
Total value of guarantees received	109,299,577	114,521,508

The main risk concentration in relation to all of these types of collateral and credit enhancements corresponds to the use of mortgage guarantees as a credit risk mitigation technique in exposures of loans intended for the financing or construction of housing or other types of real estate. On a like-for-like basis, as at 31 December 2023, the exposure to home equity loans and credit lines represented 57.5% of total gross performing lending items granted to customers (57.2% as at 31 December 2022).

In addition, the Bank has carried out four synthetic securitisation transactions since 2020. Details of the outstanding transactions as at 2023 year-end are shown below:

In September 2023, the Bank carried out a synthetic securitisation of a 1,139 million euro portfolio of loans to SMEs and mid-corporates, having received an initial guarantee from Sabadell Galera 3-2023 Designated Activity Company in the amount of 58 million euros (58 million euros as at 31 December 2023), covering losses of between 0.95% and 5.05% on the securitised portfolio.

In September 2022, the Bank carried out a synthetic securitisation transaction of a 1 billion euro portfolio of project finance loans, having received an initial guarantee from Sabadell Boreas 1-2022 Designated Activity Company for 105 million euros (82 million euros as at 31 December 2023), which covers losses of up to 10.5% on the securitised portfolio.

In September 2021, the Bank carried out a synthetic securitisation of a 1.5 billion euro portfolio of loans to SMEs and mid-corporates, having received an initial guarantee of 75 million euros (38 million euros as at 31 December 2023), covering losses of between 0.9% and 5.9% on the securitised portfolio.

In June 2020, the Bank carried out a synthetic securitisation of a 1.6 billion euro portfolio of loans to SMEs and mid-corporates, having received an initial guarantee of 96 million euros (63 million euros as at 31 December 2023), covering losses of between 1.5% and 7.5% on the securitised portfolio.

These transactions did not involve a substantial transfer of the risks and rewards from the assets concerned and, consequently, did not entail the derecognition of those assets from the consolidated balance sheet.

These transactions are given preferential treatment for capital consumption purposes, in accordance with Article 270 of Regulation (EU) 2017/2401 and Article 26 of Regulation (EU) 2021/557 (see Note 5).

In the case of market transactions, counterparty credit risk is managed as explained in section 4.4.2.7 of these consolidated annual financial statements.

4.4.2.5. Credit quality of financial assets

As stated earlier, in general terms, the Group uses internal models to rate most borrowers (or transactions) through which credit risk is incurred. These models have been designed considering the best practices proposed by the New Basel Capital Accord (NBCA). However, not all portfolios in which credit risk is incurred have internal models, partly due to the fact that these models can only be reasonably designed if a minimum of historical non-payment case data is available. The standardised approach is followed for these portfolios, for solvency purposes.

The exposure percentage calculated by the Group using internal models, for solvency purposes, is 90%. This percentage has been calculated following the specifications of the ECB guide to internal models (Article 28a) published in June 2023.

The breakdown of total exposures rated according to the various internal rating levels, as at 31 December 2023 and 2022, is set out here below:

Million euro
		Exposures assigned rating/score
		2023
Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		25,486	57	—	—	25,543
A		11,644	171	13	—	11,829
BBB		83,179	252	—	1	83,431
BB		31,376	522	3	2	31,902
B		17,102	3,105	6	61	20,212
Other		3,577	7,546	5,450	45	16,574
No rating/score assigned		1,675	19	—	—	1,694
Total gross amount	11	174,039	11,672	5,473	109	191,185

Impairment allowances	11	(373)	(471)	(2,359)	(1)	(3,202)

Total net amount		173,666	11,202	3,114	108	187,982

Million euro
		Exposures assigned rating/score
		2022
Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		20,031	202	7	—	20,240
A		10,905	52	—	—	10,957
BBB		86,498	182	—	—	86,680
BB		30,428	474	1	2	30,903
B		20,728	3,843	4	68	24,575
Other		4,022	8,929	5,414	54	18,365
No rating/score assigned		3,531	20	35	—	3,586
Total gross amount	11	176,143	13,702	5,461	124	195,306

Impairment allowances	11	(347)	(480)	(2,196)	(1)	(3,023)

Total net amount		175,796	13,222	3,265	123	192,283

The breakdown of total off-balance sheet exposures rated based on the various internal rating levels, as at

31 December 2023 and 2022, is set out hereafter:

Million euro
		Exposures assigned rating/score
		2023
Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,442	44	—	—	1,485
A		3,034	—	—	—	3,035
BBB		13,533	34	2	—	13,568
BB		8,611	101	3	1	8,716
B		8,246	724	6	23	8,977
Other		159	620	355	153	1,133
No rating/score assigned		128	1	—	—	129
Total gross amount	26	35,154	1,524	365	178	37,043

Provisions recognised on liabilities side of the balance sheet	26	(48)	(30)	(86)	—	(165)

Total net amount		35,105	1,494	279	178	36,878

Million euro
		Exposures assigned rating/score
		2022
Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,433	64	—	—	1,497
A		1,235	—	—	—	1,235
BBB		11,866	40	1	—	11,907
BB		9,791	164	3	—	9,958
B		11,585	867	5	24	12,457
Other		693	959	397	—	2,049
No rating/score assigned		117	2	—	—	119
Total gross amount	26	36,720	2,096	406	24	39,222

Provisions recognised on liabilities side of the balance sheet	26	(51)	(30)	(96)	—	(177)

Total net amount		36,669	2,066	310	24	39,045

Further details on the credit rating and credit scoring models are included in section 4.4.2.2 of these consolidated annual financial statements.

For those borrowers included within business in Spain whose coverage has been assessed using internal models as at 31 December 2023 and 2022, the following table shows the breakdown by segment of the average EAD-weighted PD and LGD parameters, distinguishing between on-balance sheet and off-balance sheet exposures, and the stage in which the transactions are classified according to their credit risk:

%
	31/12/2023
	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	0.70%	23.20%	21.50%	23.90%	100.00%	59.90%	4.10%	24.00%
Other financial corporations	0.70%	27.10%	8.90%	30.20%	100.00%	67.80%	1.10%	27.20%
Non-financial corporations	1.20%	32.00%	15.40%	28.20%	100.00%	63.80%	4.50%	32.20%
Households	0.40%	16.40%	29.80%	18.00%	100.00%	56.90%	3.90%	17.30%

%
	31/12/2023
	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.00%	38.80%	16.80%	38.40%	100.00%	77.20%	1.60%	38.90%
Other financial corporations	1.40%	35.60%	1.80%	35.50%	0.00%	0.00%	1.40%	35.60%
Non-financial corporations	1.10%	32.70%	17.00%	38.20%	100.00%	77.80%	1.90%	33.00%
Households	0.70%	59.60%	15.50%	40.80%	100.00%	58.00%	0.90%	59.30%

%
	31/12/2022
	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.00%	20.70%	21.00%	20.30%	100.00%	56.10%	4.30%	21.20%
Other financial corporations	0.90%	21.10%	20.50%	17.70%	100.00%	84.70%	1.70%	21.10%
Non-financial corporations	1.60%	30.90%	15.70%	25.20%	100.00%	60.60%	4.90%	30.80%
Households	0.50%	13.00%	28.40%	13.50%	100.00%	52.60%	3.90%	13.70%

%
	31/12/2022
	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.40%	32.50%	16.20%	34.20%	100.00%	73.50%	2.10%	32.60%
Other financial corporations	1.20%	35.30%	21.00%	27.10%	0.00%	0.00%	1.30%	35.30%
Non-financial corporations	1.50%	30.80%	15.60%	34.50%	100.00%	74.00%	2.50%	31.10%
Households	0.80%	36.70%	21.40%	31.70%	100.00%	55.00%	1.30%	36.60%

During 2023, the usual LGD model maintenance processes have been continued in order to improve certain aspects identified during the ongoing monitoring carried out by Banco Sabadell or during the independent reviews conducted by the internal control units (Models Validation and Internal Audit). The adjustment processes follow the internal governance arrangements established for their validation, review and approval by the corresponding units.

Details of the PD and LGD parameters for exposures in the business of the subsidiary TSB as at 31 December 2023 and 2022 are shown below:

%
	31/12/2023
	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.26%	2.71%	7.88%	7.52%	100.00%	4.02%	1.53%	4.42%
Credit cards	1.38%	81.64%	9.19%	80.67%	100.00%	59.96%	5.01%	80.88%
Current accounts	0.46%	54.39%	8.71%	55.14%	100.00%	56.87%	3.56%	54.50%
Loans	3.89%	86.81%	12.75%	87.23%	100.00%	84.14%	7.63%	86.79%

%
	31/12/2023
	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.58%	4.49%	7.88%	7.52%	100.00%	4.02%	0.58%	4.49%
Credit cards	1.38%	81.64%	9.19%	80.67%	100.00%	59.96%	5.01%	80.88%
Current accounts	0.46%	54.39%	8.71%	55.14%	100.00%	56.87%	3.56%	54.50%
Loans	3.89%	86.81%	12.75%	87.23%	100.00%	84.14%	7.63%	86.79%

%
	31/12/2022
	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.34%	3.48%	3.50%	7.97%	100.00%	3.07%	1.44%	4.01%
Credit cards	0.89%	84.08%	5.47%	78.63%	100.00%	51.72%	3.71%	82.53%
Current accounts	0.50%	69.85%	8.76%	67.52%	100.00%	56.78%	3.58%	69.35%
Loans	1.36%	81.02%	5.96%	82.23%	100.00%	80.45%	3.99%	81.21%

%
	31/12/2022
	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.83%	4.31%	0.00%	0.00%	0.00%	0.00%	0.83%	4.31%
Credit cards	0.89%	84.08%	5.47%	78.63%	100.00%	51.72%	3.71%	82.53%
Current accounts	0.50%	69.85%	8.76%	67.52%	100.00%	56.78%	3.58%	69.35%
Loans	1.36%	81.02%	5.96%	82.23%	100.00%	80.45%	3.99%	81.21%

As can be seen, in TSB the PDs show an increase compared to 2022, especially in credit cards and personal loans, as a result of higher inflation and interest rates and the worse macroeconomic situation in 2023.

Risks classified as stage 3 decreased by 37 million euros in 2023. However, this reduction was accompanied by a decrease in the risk base of 6,415 million euros, which led to an increase in the Group’s NPL ratio, as shown in the table below:

%
	2023	Proforma 2023 (*)	2022	Proforma 2022 (*)

NPL ratio (*)	3.52	4.22	3.41	4.13
NPL (stage 3) coverage ratio (*)	42.33	45.55	39.42	42.25
NPL (stage 3) coverage ratio, with total provisions (*)	58.29	60.25	55.04	56.41

(*) Corresponds to the ratio excluding TSB.

The NPL ratio, broken down by lending segment as at 31 December 2023 and 2022, is set out below:

%
	2023	Proforma 2023 (*)	2022	Proforma 2022 (*)

Real estate development and construction	6.44	6.48	6.95	6.99
Non-real estate construction	5.25	5.25	7.06	7.07
Corporates	2.47	2.47	2.02	2.02
SMEs and self-employed	8.52	8.58	7.62	7.66
Individuals with 1st mortgage guarantee	2.29	3.12	2.08	2.86
Group NPL ratio	3.52	4.22	3.41	4.13

(*) Corresponds to the NPL ratio excluding TSB.

A more detailed quantitative breakdown of allowances and assets classified as stage 3 can be found in Note 11, and a more detailed breakdown of refinancing and restructuring transactions is included in Schedule IV.

4.4.2.6. Concentration risk

Concentration risk refers to the level of exposure to a series of economic groups which could, given the size of that exposure, give rise to significant credit losses in the event of an adverse economic situation.

Exposures can be concentrated within a single customer or economic group, or within a given sector or geography.

Concentration risk can be caused by two risk subtypes:

–

Individual concentration risk: this refers to the possibility of incurring significant credit losses as a result of maintaining large exposures to specific customers, either to a single customer or to an economic group.

–	Sector concentration risk: imperfect diversification of systematic components of risk within the portfolio, which can be sector-based factors, geographical factors, etc.

Banco Sabadell has a series of specific tools and policies in place to ensure its concentration risk is managed efficiently:

–	Quantitative metrics from the Risk Appetite Statement and their subsequent monitoring, including both first-tier (Board) metrics and second-tier (Executive) metrics.

–	Individual limits for risks and customers considered to be significant, which are set by the Delegated Credit Committee.

–	A structure of conferred powers which requires transactions with significant customers to be approved by the Risk Operations Committee, or even by the Delegated Credit Committee.

In order to control its concentration risk, Banco Sabadell Group has deployed the following critical control parameters:

Consistency with the Global Risk Framework

The Group ensures that its concentration risk exposures are consistent with its concentration risk tolerance defined in the RAS. Overall concentration risk limits and adequate internal controls are in place to ensure that concentration risk exposures do not go beyond the risk appetite levels established by the Group.

Establishment of limits and metrics for concentration risk control

Given the nature of the Group’s activity and its business model, concentration risk is primarily linked to credit risk, and various metrics are in place, along with their associated limits.

Credit risk exposure limits are set based on the Institution’s past loss experience, seeking to ensure that exposures are in line with the Group’s level of capitalisation as well as the expected level of profitability under different scenarios.

The metrics used to measure such levels, as well as appetite limits and tolerance thresholds for the identified risks, are described in the RAS metrics.

Risk control monitoring and regular reporting

Banco Sabadell Group ensures that concentration risk is monitored on a regular basis, in order to enable any weaknesses in the mechanisms implemented to manage this risk to be quickly identified and resolved. This information is also reported to the Board of Directors on a recurring basis in accordance with the established risk governance arrangements.

Action plans and mitigation techniques

When dealing with exceptions to internally established limits, the criteria based on which such exceptions can be approved must be included.

The Group will take any measures necessary to match the concentration risk to the levels approved in the RAS by the Board of Directors.

Exposure to customers or significant risks

As at 31 December 2023 and 2022, there were no borrowers with an approved lending transaction that individually exceeded 10% of the Group’s own funds.

Country risk: geographical exposure to credit risk

Country risk is defined as the risk associated with a country’s debts, taken as a whole, due to factors inherent to the sovereignty and the economic situation of a country, i.e. for circumstances other than regular credit risk. It manifests itself in the eventual inability of obligors to honour their foreign currency payment obligations undertaken with external creditors due to, among other reasons, the country preventing access to that foreign currency, the inability to transfer it, or the non-enforceability of legal actions against borrowers for reasons of sovereignty, war, expropriation or nationalisation.

Country risk not only affects debts undertaken with a state or entities guaranteed by it, but also all private debtors that belong to that state and who, for reasons outside their control and not at their volition, are generally unable to satisfy their debts.

An exposure limit is set for each country which is applicable across the whole of Banco Sabadell Group. These limits are approved by the Board of Directors and the corresponding decision-making bodies, as per their conferred powers, and they are continuously monitored to ensure that any deterioration in the economic, political or social prospects of a country can be detected in good time.

The main component of the procedure for the acceptance of country risk and financial institution risk is the structure of limits for different metrics. This structure is used to monitor the various risks and it is also used by Senior Management and the delegated bodies to establish the Group’s risk appetite.

Different indicators and tools are used to manage country risk: credit ratings, credit default swaps, macroeconomic indicators, etc.

Schedule IV includes quantitative data relating to the breakdown of the concentration of risks by activity and on a global scale.

Exposure to sovereign risk and exposure to the construction and real estate development sector

Schedule IV includes quantitative data relating to sovereign risk exposures and exposures to the construction and real estate development sector.

4.4.2.7. Counterparty credit risk

This heading considers credit risk associated with activities in financial markets involving specific transactions that have an associated counterparty credit risk. Counterparty credit risk is a type of credit risk that refers to the risk of a counterparty defaulting before definitively settling cash flows of either a transaction with derivatives or a transaction with a repurchase commitment, with deferred settlements or collateral financing.

The amount exposed to a potential default by the counterparty does not correspond to the notional amount of the contract, instead, it is uncertain and depends on market price fluctuations until the maturity or settlement of the financial contracts.

Exposure to counterparty credit risk is mainly concentrated in customers, financial institutions and central counterparty clearing houses.

The following tables show the breakdown of exposures by credit rating and by the geographical areas in which the Group operates, as at 31 December 2023 and 2022:

%
2023
AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	BB-	B+	Other	TOTAL

0.7%	11.5%	0.1%	32.1%	21.2%	8.1%	7.9%	3.0%	3.4%	2.0%	2.9%	2.8%	2.3%	0.5%	1.6%	100%

%
2022
AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	BB-	B+	Other	TOTAL

17.4%	0.0%	2.4%	31.0%	14.5%	11.8%	9.0%	4.6%	2.5%	1.9%	2.2%	1.5%	0.7%	0.1%	0.4%	100%

%
	2023	2022

Eurozone	77.3%	70.7%
Rest of Europe	16.9%	24.5%
United States and Canada	3.0%	3.0%
Rest of the world	2.8%	1.8%
Total	100%	100%

As can be seen in the table, the risk is concentrated in counterparties with a high credit quality, with 82% of the risk relating to counterparties rated A, whereas as at 31 December 2022 this concentration was 86%.

In 2016, under the European Market Infrastructure Regulation (EMIR) (Regulation 648/2012), the obligation to settle and clear certain over-the-counter (OTC) derivatives through central counterparty clearing houses (CCPs) began to apply to the Group. For this reason, the derivatives arranged by the Group and subject to the foregoing are channelled via these agents. At the same time, the Group has improved the standardisation of OTC derivatives with a view to fostering the use of clearing houses. The exposure to risk with CCPs largely depends on the value of the deposited guarantees.

With regard to derivative transactions in organised markets (OMs), based on management criteria, it is considered that there is no exposure, given that there is no risk as the OMs act as counterparties in the transactions and a daily settlement and guarantee mechanism is in place to ensure the transparency and continuity of the activity. In OMs the exposure is equivalent to the deposited guarantees.

The breakdown of transactions involving derivatives in financial markets, according to whether the counterparty is another financial institution, a clearing house or an organised market, is shown below:

Thousand euro
	2023	2022

Transactions with organised markets	1,505,736	979,533
OTC transactions	188,207,641	183,975,718
Settled through clearing houses	113,467,997	114,649,971
Total	189,713,377	184,955,251

There are currently no transactions that meet the accounting criteria for offsetting transactions involving financial assets and financial liabilities on the balance sheet. The netting of derivative and repo transactions is only material when calculating the amount pending collateralisation, and is not material in terms of their presentation on the balance sheet.

The following tables show the aggregate amount reflected on the balance sheet for the financial instruments subject to a master netting and collateral agreement for 2023 and 2022:

Thousand euro
	2023
	Financial assets subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee received		Net amount
			Cash	Securities
Financial assets	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	4,827,407	2,903,168	1,822,777	124,929	(23,467)
Repos	5,146,361	—	45,522	5,207,911	(107,072)
Total	9,973,768	2,903,168	1,868,299	5,332,840	(130,539)

Thousand euro
	2023
	Financial liabilities subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee given		Net amount
			Cash	Securities
Financial liabilities	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	3,206,489	2,903,168	457,090	358,000	(511,769)
Reverse repos	11,065,324	—	144,461	11,608,411	(687,548)
Total	14,271,813	2,903,168	601,551	11,966,411	(1,199,317)

Thousand euro
	2022
	Financial assets subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee received		Net amount
			Cash	Securities
Financial assets	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	6,445,760	3,603,978	2,249,400	129,934	462,448
Repos	3,114,965	—	23,590	3,008,362	83,013
Total	9,560,725	3,603,978	2,272,990	3,138,296	545,461

Thousand euro
	2022
	Financial liabilities subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee given		Net amount
			Cash	Securities
Financial liabilities	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	4,090,024	3,603,978	574,218	489,144	(577,316)
Reverse repos	8,528,435	—	126,059	8,819,189	(416,813)
Total	12,618,459	3,603,978	700,277	9,308,333	(994,129)

The values of derivative financial instruments which are settled through a clearing house as at 31 December 2023 and 2022 are indicated hereafter:

Thousand euro
	2023	2022

Derivative financial assets settled through a clearing house	4,012,659	5,367,736
Derivative financial liabilities settled through a clearing house	2,498,128	3,204,917

The philosophy behind counterparty credit risk management is consistent with the business strategy, seeking to ensure the creation of value at all times whilst maintaining a balance between risk and return. To this end, criteria have been established for controlling and monitoring counterparty credit risk arising from activity in financial markets, which ensure that the Bank can carry out its business activity whilst adhering to the risk thresholds approved by the Board of Directors.

The approach for quantifying counterparty credit risk exposure takes into account current and future exposure. Current exposure represents the cost of substituting a transaction at market value in the event of a default by a counterparty. To calculate it, the current or Mark to Market (MtM) value of the transaction is required. The future exposure represents the risk that a transaction could potentially represent over a certain period of time, given the characteristics of the transaction and the market variables on which it depends. In the case of transactions carried out under a collateral agreement, the future exposure represents the possible fluctuation of the MtM between the time of default and the substitution of such transactions in the market. If the transaction is not carried out under a collateral agreement, it represents the possible changes in MtM throughout the life of the transaction.

Each day at close of business, all of the exposures are recalculated in accordance with the transaction inflows and outflows, changes in market variables and risk mitigation mechanisms established by the Group. Exposures are thus subject to daily monitoring and they are controlled in accordance with the limits approved by the Board of Directors. This information is included in risk reports for disclosure to the departments and areas responsible for their management and monitoring.

With regard to counterparty credit risk, the Group has different mitigation techniques. The main techniques are:

–	Netting agreements for derivatives (ISDA and Spain’s Framework Agreement for Financial Transactions (the Contrato Marco de Operaciones Financieras, or CMOF)).

–	Variation margin collateral agreements for derivatives (CSA and Annex 3 - CMOF), repos (GMRA, EMA) and securities lending (GMSLA).

–	Initial margin collateral agreements for derivatives (CTA and SA).

Netting agreements allow positive and negative MtM to be aggregated for transactions with a single counterparty, in such a way that in the event of default, a single payment or collection obligation is established in relation to all of the transactions closed with that counterparty.

By default, the Group has netting agreements with all counterparties wishing to trade in derivatives.

Variation margin collateral agreements, as well as including the netting effect, also include the regular exchange of guarantees which mitigate the current exposure with a counterparty in respect of the transactions subject to such agreements.

In order to trade in derivatives or repos with financial institutions, the Group requires variation margin collateral agreements to be in place. Furthermore, for derivative transactions with these institutions, the Group is obliged to exchange variation margin collateral with financial counterparties pursuant to Delegated Regulation (EU) 2251/2016. The Group’s standard variation margin collateral agreement, which complies with the aforesaid regulation, is bilateral (i.e. both parties are obliged to deposit collateral) and includes the daily exchange of guarantees in the form of cash and in euros.

Initial margin collateral agreements include the provision of guarantees to mitigate the potential future exposure with a counterparty in respect of the transactions subject to such agreements.

The Group has initial margin collateral agreements in place for derivative transactions with financial institutions pursuant to Delegated Regulation (EU) 2251/2016.

4.4.2.8 Assets pledged in financing activities

As at 31 December 2023 and 2022, there were certain financial assets pledged in financing operations, i.e. offered as collateral or guarantees for certain liabilities. These assets correspond mainly to loans linked to the issuance of mortgage covered bonds, public sector covered bonds, TSB covered bonds and long-term asset-backed securities (see Note 20 and Schedule II). The remaining pledged assets are debt securities which are submitted in transactions involving assets sold under repurchase agreements, pledged collateral (loans or debt instruments) to access certain funding operations with central banks and all types of collateral provided to secure derivative transactions.

The issuing entity Banco Sabadell did not issue any public sector covered bonds in either 2023 or 2022.

The Group has used part of its portfolio of loans and similar credit in fixed-income securities by transferring assets to various securitisation funds created for this purpose. Under current regulations, securitisations in which there is no significant risk transfer cannot be derecognised from the balance sheet.

The balance of the financial assets securitised under these programmes by the Group, as well as other financial assets transferred, depending on whether they have been derecognised or retained in full on the consolidated balance sheet, as at 31 December 2023 and 2022, is as follows:

Thousand euro
	2023	2022

Fully derecognised from the balance sheet:	568,975	693,853
Securitised mortgage assets	111,624	116,868
Other securitised assets	228,671	319,468
Other financial assets transferred	228,680	257,517

Fully retained on the balance sheet:	7,446,823	7,753,225
Securitised mortgage assets	6,394,928	7,087,569
Other securitised assets	1,051,894	665,656
Total	8,015,798	8,447,078

The assets and liabilities associated with securitisation funds of assets originated after 1 January 2004, and for which inherent risks and rewards of ownership have not been transferred to third parties, have been retained on the consolidated balance sheet. As at 31 December 2023 and 2022, there was no significant financial aid from the Group for unconsolidated securitisations.

Schedule II to these consolidated annual financial statements includes certain information regarding the securitisation funds originated by the Group.

4.4.3. Financial risks

Financial risk is defined as the possibility of obtaining inadequate returns or having insufficient levels of liquidity that prevent an institution from meeting future requirements and expectations.

4.4.3.1 Liquidity risk

Liquidity risk refers to the possibility of losses being incurred as a result of the Institution being unable, albeit temporarily, to honour payment commitments due to a lack of liquid assets or because it is unable to access the markets to refinance debts at a reasonable cost. This risk may be associated with factors of a systemic nature or specific to the Institution itself.

In this regard, the Group aims to maintain liquid assets and a funding structure that, in line with its strategic objectives and based on its Risk Appetite Statement, allow it to honour its payment commitments as usual and at a reasonable cost, both under business-as-usual conditions and in a stress situation caused by systemic and/or idiosyncratic factors.

The fundamental pillars of Banco Sabadell’s governance structure for liquidity management and control are the direct involvement of the governing body, Board committees and management bodies, following the model of three lines of defence, and a clear segregation of duties, as well as a clear-cut structure of responsibilities.

Liquidity management

Banco Sabadell’s liquidity management seeks to ensure funding for its business activity at an appropriate cost and term while minimising liquidity risk. The Institution’s funding policy focuses on maintaining a balanced funding structure, based mainly on customer deposits, and it is supplemented with access to wholesale markets that allows the Group to maintain a comfortable liquidity position at all times.

The Group follows a structure based on Liquidity Management Units (LMUs) to manage its liquidity. Each LMU is responsible for managing its own liquidity and for setting its own metrics to control liquidity risk, working together with the Group’s corporate functions. At present, the LMUs are Banco Sabadell (includes Banco de Sabadell, S.A., which in turn includes activity in foreign branches, as well as the business in Mexico of Banco Sabadell S.A., I.B.M. (IBM) and SabCapital S.A. de C.V., SOFOM, E.R. (SOFOM) and the individual management of their own risk) and TSB.

In order to achieve these objectives, the Group’s current liquidity risk management strategy is based on the following principles and pillars, in line with the LMUs’ retail business model and the defined strategic objectives:

–

Risk governance and involvement of the Board of Directors and Senior Management in managing and controlling liquidity risk. The Board of Directors has the highest level of responsibility for the oversight of liquidity risk, while the management bodies of the LMUs are in charge of transposing these strategies to their local areas of activity.

–

Integration of the risk culture, based on prudent liquidity risk management and clear and consistent definitions of their terminology, and on its alignment with the Group’s business strategy through the established risk appetite.

–

Clear segregation of responsibilities and duties between the different areas and bodies within the organisation, with a clear-cut distinction between each of the three lines of defence, providing independence in the evaluation of positions and in risk assessment and control.

–

Implementation of best practices in liquidity risk management and control, ensuring not only compliance with regulatory requirements but also, under a criterion of prudence, the availability of sufficient liquid assets to overcome possible stress events.

–	Decentralised liquidity management system for the more significant units but with a centralised risk oversight and management system.

–	Sound processes for the identification, measurement, management, control and disclosure of the different liquidity sub-risks to which the Group is exposed.

–	Holistic overview of risk, through first- and second-tier risk taxonomies, and complying with regulatory requirements, recommendations and guidelines.

–	Existence of a transfer pricing system to transfer the cost of funding.

–	Balanced funding structure with a predominance of customer deposits.

–	Ample base of unencumbered liquid assets that can be used immediately to generate liquidity and which comprise the Group’s first line of liquidity.

–	Diversification of funding sources, with controlled use of short-term wholesale funding without having to depend on individual fund suppliers.

–	Self-funding by the main banking subsidiaries outside Spain.

–	Oversight of the balance sheet volume being used as collateral in funding operations.

–	Maintenance of a second line of liquidity that includes the capacity to issue covered bonds.

–	Alignment with the interests of stakeholders through regular public disclosure of liquidity risk information.

–	Availability of a Liquidity Contingency Plan.

With respect to 2023, the mitigating measures introduced by central banks due to Covid-19 continue to be phased out and certain measures, such as the granting of loans and credit to non-defaulted non-financial companies (including SMEs) and self-employed persons with a State guarantee granted under and in accordance with Art. 29 of Royal Decree-Law 8/2020 of 17 March, and the extraordinary urgent measures to address the economic and social impact of Covid-19, as well as the reduction of haircuts applied to the valuation of collateral provided to secure loans, were discontinued.

Tools/metrics for monitoring and controlling liquidity risk management

Banco Sabadell Group has a system of metrics and thresholds which are provided in the RAS and which define the appetite for liquidity risk, previously approved by the Board of Directors. This system enables liquidity risk to be assessed and monitored, ensuring the achievement of strategic objectives, adherence to the risk profile, as well as compliance with regulations and supervisory guidelines. Within the Group-level monitoring of liquidity metrics, there are metrics established at the Group level and calculated on a consolidated basis, metrics established at the Group level and rolled out to each Group LMU, as well as metrics established at the LMU level to reflect specific local characteristics.

Both the metrics defined in the Banco Sabadell Group RAS and those defined in the local RAS of subsidiaries are subject to governance arrangements relating to the approval, monitoring and reporting of threshold breaches, as well as remediation plans established in the RAF on the basis of the hierarchical level of each metric (these are classified into three tiers).

It should be mentioned that the Group has designed and implemented a system of early warning indicators (EWIs) at the LMU level, which includes market and liquidity indicators adapted to the funding structure and business model of each LMU. The rollout of these indicators at the LMU level complements the RAS metrics and allows tensions in the local liquidity position and funding structure to be detected early, thereby making it easier to take corrective measures and actions and reducing the risk of contagion between the different management units.

The risk of each LMU is also monitored on a daily basis through the Structural Treasury Report, which measures daily changes in the funding needs of the balance sheet, daily changes in the outstanding balance of transactions in capital markets, as well as daily changes in the first line of liquidity maintained by each LMU.

The metrics reporting and control framework involves, among other things:

–	Monitoring the RAS metrics and their thresholds on a consolidated basis, as well as those established for each LMU, in line with the established monitoring frequency.

–	Reporting on the relevant set of metrics to the governing body, Board committees and management bodies, depending on the tiers into which those metrics have been classified.

–	In the event a threshold breach is detected, activating the communication protocols and necessary plans for its resolution.

Within the Group’s overall budgeting process, Banco Sabadell plans its liquidity and funding requirements over different time horizons, which it aligns with the Group’s strategic objectives and risk appetite. Each LMU has a 1-year and 5-year funding plan in which they set out their potential funding needs and the strategy for their management, and they regularly analyse compliance with that plan, any deviations from the projected budget and the extent to which the plan is appropriate to the market environment.

In addition, Banco Sabadell regularly reviews the identification of potential liquidity risks and assesses their materiality. It also conducts regular liquidity stress tests, which envisage a series of stress scenarios in the short and longer term, and it analyses their impact on the liquidity position and the main metrics in order to ensure that the existing exposures are consistent at all times with the established liquidity risk tolerance level.

The Institution also has an internal transfer pricing system to transfer the funding costs to business units.

Lastly, Banco Sabadell has a Liquidity Contingency Plan (LCP) in place, which sets forth the strategy for ensuring that the Institution has sufficient management capabilities and measures in place to minimise the negative impacts of a crisis situation on its liquidity position and to allow it to return to a business-as-usual situation. The LCP can be invoked in response to different crisis situations affecting either the markets or the Institution itself. The key components of the LCP include, among others: the definition of the strategy for its implementation, the inventory of measures available to generate liquidity in business-as-usual situations or in a crisis situation linked to the invocation of the LCP and a communication plan (both internal and external) for the LCP.

Residual maturity periods

The tables below show the breakdown, by contractual maturity, of certain pools of items on the consolidated balance sheet as at 31 December 2023 and 2022, under business-as-usual market conditions:

Thousand euro
				2023
Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

ASSETS

Cash, balances at central banks and other demand deposits	2,879,139	26,518,399	575,341	1,972	64	1,630	206	—	9,102	29,985,853

Financial assets at fair value through other comprehensive income	—	28,056	69,236	791,454	560,553	518,426	302,223	1,132,974	2,682,438	6,085,359

Debt securities	—	28,056	69,236	791,454	560,553	518,426	302,223	1,132,974	2,682,438	6,085,359

Loans and advances	—	—	—	—	—	—	—	—	—	—

Customers	—	—	—	—	—	—	—	—	—	—

Financial assets at amortised cost	4,062,743	5,493,867	3,858,019	12,168,889	11,057,059	10,776,821	10,537,660	10,184,113	112,774,622	180,913,793

Debt securities	—	4,833	315,660	1,204,916	1,123,028	479,039	1,743,646	1,187,212	15,442,594	21,500,927

Loans and advances	4,062,743	5,489,034	3,542,359	10,963,974	9,934,031	10,297,782	8,794,014	8,996,901	97,332,028	159,412,866

Central banks	—	156,516	—	—	—	—	—	—	—	156,516

Credit institutions	1,411,422	445,014	732,541	2,114,438	1,666,642	573,056	56	9,210	43,572	6,995,951

Customers	2,651,321	4,887,504	2,809,818	8,988,540	8,267,389	9,724,726	8,793,958	8,987,691	97,149,452	152,260,399
Total assets	6,941,882	32,040,322	4,502,596	12,962,315	11,617,676	11,296,876	10,840,089	11,317,087	115,466,162	216,985,005

LIABILITIES

Financial liabilities at amortised cost	107,548,804	43,256,136	11,499,120	15,574,656	15,126,695	6,730,104	4,632,257	5,160,504	6,543,490	216,071,766

Deposits	101,442,894	42,529,331	9,538,402	13,218,907	12,300,947	2,453,941	1,103,014	750,550	609,211	183,947,196

Central banks	60,915	—	5,106,963	5,753	3,926,127	—	676,601	—	—	9,776,360

Credit institutions	1,039,225	4,678,234	816,081	2,817,579	2,263,510	1,306,692	254,561	171,991	492,311	13,840,183

Customers	100,342,754	37,851,097	3,615,358	10,395,575	6,111,309	1,147,249	171,852	578,559	116,900	160,330,653

Debt securities issued	16,214	693,854	1,951,456	2,340,622	2,816,403	4,270,058	3,525,049	4,406,209	5,771,418	25,791,284

Other financial liabilities	6,089,696	32,951	9,262	15,127	9,345	6,105	4,194	3,745	162,861	6,333,286
Total liabilities	107,548,804	43,256,136	11,499,120	15,574,656	15,126,695	6,730,104	4,632,257	5,160,504	6,543,490	216,071,766

Trading and Hedging derivatives

Receivable	—	50,823,146	11,328,791	28,452,907	14,570,051	10,892,738	7,921,211	9,074,442	33,210,726	166,274,013

Payable	—	30,233,517	10,838,943	29,856,672	20,222,682	11,930,292	8,979,495	7,146,036	40,908,171	160,115,808

Contingent risks

Financial guarantees	17,922	66,449	66,038	414,294	259,415	92,562	68,818	34,938	1,043,960	2,064,396

(*) For details of maturities of issues aimed at institutional investors, see the section entitled “Funding strategy and evolution of liquidity in 2023” in this note.

Thousand euro
				2022
Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

ASSETS

Cash, balances at central banks and other demand deposits	3,681,237	37,009,112	563,743	18	1,043	51	1,206	—	3,986	41,260,395

Financial assets at fair value through other comprehensive income	—	124,536	86,954	855,454	777,596	582,648	196,407	244,104	2,754,993	5,622,692

Debt securities	—	124,536	86,954	855,454	777,596	582,648	196,407	244,104	2,754,993	5,622,692

Loans and advances	—	—	—	—	—	—	—	—	—	—

Customers	—	—	—	—	—	—	—	—	—	—

Financial assets at amortised cost	3,371,931	8,590,617	4,437,359	11,540,390	9,820,139	10,505,170	10,274,823	11,211,714	115,293,310	185,045,452

Debt securities	—	236,772	44,310	1,403,285	1,371,253	1,126,338	459,093	1,935,711	14,876,058	21,452,820

Loans and advances	3,371,932	8,353,845	4,393,049	10,137,104	8,448,886	9,378,833	9,815,730	9,276,002	100,417,252	163,592,632

Central banks	2,221	160,443	—	—	—	—	—	—	—	162,664

Credit institutions	978,063	2,341,986	428,487	753,460	131,473	83	175	34	66,525	4,700,287

Customers	2,391,648	5,851,416	3,964,561	9,383,645	8,317,413	9,378,751	9,815,555	9,275,968	100,350,726	158,729,681
Total assets	7,053,167	45,724,266	5,088,056	12,395,862	10,598,777	11,087,869	10,472,437	11,455,817	118,052,289	231,928,539

LIABILITIES

Financial liabilities at amortised cost	119,453,858	47,461,256	4,223,087	24,152,729	12,151,025	9,370,909	3,903,867	4,233,378	7,579,822	232,529,932

Deposits	113,012,257	47,375,927	2,719,435	22,548,986	7,666,937	6,556,190	650,136	1,855,757	907,897	203,293,522

Central banks	43,223	—	—	17,223,750	4,939,290	4,974,464	—	662,961	—	27,843,687

Credit institutions	843,529	7,506,691	901,048	714,986	329,534	136,998	160,605	117,597	662,402	11,373,390

Customers	112,125,507	39,869,236	1,818,387	4,610,250	2,398,113	1,444,728	489,531	1,075,199	245,495	164,076,445

Debt securities issued	6,213	66,725	1,486,936	1,590,320	4,477,376	2,807,926	3,248,767	2,371,575	6,521,711	22,577,549

Other financial liabilities	6,435,388	18,605	16,717	13,422	6,712	6,793	4,964	6,046	150,214	6,658,861
Total liabilities	119,453,858	47,461,256	4,223,087	24,152,729	12,151,025	9,370,909	3,903,867	4,233,378	7,579,822	232,529,932

Trading and Hedging derivatives

Receivable	—	46,863,268	9,509,600	24,047,648	22,014,057	9,609,213	9,828,147	7,123,277	33,292,235	162,287,446

Payable	—	34,864,873	10,226,762	22,347,484	25,943,323	10,464,426	9,068,820	7,440,695	40,138,871	160,495,254
Contingent risks

Financial guarantees	33,551	39,680	102,916	389,668	188,159	163,372	58,470	50,582	1,060,594	2,086,993

In this analysis, very short-term maturities traditionally represent funding requirements, as they include continuous maturities of short-term liabilities, which in typical banking activities see higher turnover rates than assets, but as they are continuously rolled over they actually end up satisfying these requirements and at times even result in the growth of outstanding balances.

Furthermore, the Group’s funding capacity in capital markets is systematically checked to ensure it can meet its short-, medium- and long-term needs.

With regard to the information included in these tables, it is worth highlighting that they show the residual term to maturity of the asset and liability positions on the balance sheet, broken down into different time brackets.

The information provided is static and does not reflect foreseeable funding needs.

It should also be noted that cash flow breakdowns in the parent company have not been deducted.

In order to present the contractual maturities of financial liabilities with certain particular characteristics, the parent company has taken the following approach:

–	Transactions are placed in different time brackets according to their contractual maturity date.

–	Demand liabilities are included in the “on demand” tranche, without taking into account their type (stable versus unstable).

–

There are also contingent commitments which could lead to changes in liquidity needs. These are fundamentally credit facilities with amounts undrawn by the borrowers as at the balance sheet date. The Board of Directors also establishes limits in this regard for control purposes.

–	Balances related to financial guarantee contracts have been included for the parent company, allocating the maximum amount of the guarantee to the earliest period in which the guarantee can be called.

–

Funding in capital markets obtained through instruments that include clauses which could lead to accelerated repayment (puttables or instruments with clauses linked to a credit rating downgrade) is reduced in line with the Group’s financial liabilities. It is for this reason that the estimated impact on the parent company would not be significant.

–	As at 31 December 2023 and 2022, the Group had no instruments in addition to those regulated by master agreements associated with the arrangement of derivatives and repos/reverse repos.

–

The Group did not have any instruments which allow the Institution to decide whether to settle its financial liabilities using cash (or another financial asset) or through the submission of its own shares as at 31 December 2023 and 2022.

Funding strategy and evolution of liquidity in 2023

The Group’s primary source of funding is customer deposits (mainly demand deposits and term deposits acquired through the branch network), supplemented with funding raised through interbank and capital markets in which the Institution has and regularly renews various short-term and long-term funding programmes in order to achieve an adequate level of diversification by type of product, term and investor. The Institution maintains a diversified portfolio of liquid assets that are largely eligible as collateral in exchange for access to funding operations with the European Central Bank (ECB).

On-balance sheet customer funds

On-balance sheet customer funds as at 31 December 2023 and 2022 are shown below by maturity:

Million euro / %
	Note	2023	3 months	6 months	12 months	>12 months	No maturity

Total on-balance sheet customer funds (*)		160,888	5.6%	2.4%	4.3%	4.3%	83.4%
Term deposits and others		25,237	32.1%	13.6%	26.8%	27.5%	—%
Sight accounts	19	134,243	—%	—%	—%	—%	100.0%
Retail issues		1,408	53.8%	30.9%	14.7%	0.6%	—%

(*) Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

Million euro / %
	Note	2022	3 months	6 months	12 months	>12 months	No maturity

Total on-balance sheet customer funds (*)		164,140	3.9%	1.1%	1.9%	3.2%	89.9%
Term deposits and others		15,690	39.5%	8.2%	19.3%	33.0%	—%
Sight accounts	19	147,540	—%	—%	—%	—%	100.0%
Retail issues		910	33.9%	58.4%	5.6%	2.1%	—%

(*) Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

Due to rising interest rates in the financial markets, the weight of term deposits and other deposits in the composition of on-balance sheet customer funds has increased.

Details of off-balance sheet customer funds managed by the Group and those sold but not under management are provided in Note 27 to these consolidated annual financial statements.

The Group’s deposits are sold through the business units/companies of the Group (Banking Business Spain, TSB and Mexico). Details of the volumes of these business units are included in the “Business” section of the consolidated Directors’ Report.

In 2023, the funding gap has widened, with a sharper decline in lending than in customer funds, thus placing the Group’s Loan-to-Deposit (LtD) ratio at 94.0% as at 2023 year-end (95.6% as at 2022 year-end).

Capital markets

In 2023, the level of funding in capital markets has increased, with mortgage covered bonds being the item with the greatest net increase. Furthermore, in order to keep an adequate level of own funds and eligible liabilities above the applicable regulatory requirement or MREL (Minimum Requirement for own funds and Eligible Liabilities), senior non-preferred debt has also increased. The outstanding nominal balance of funding in capital markets, by type of product, as at 31 December 2023 and 2022, is shown below:

Million euro
	2023	2022

Outstanding nominal balance	24,596	22,077
Covered bonds	10,975	9,409
Of which: TSB Bank	3,164	1,409
Commercial paper and ECP	6	7
Senior debt	4,215	4,440
Senior non-preferred debt	4,425	3,505
Subordinated debt and preferred securities	3,565	3,465
Asset-backed securities	1,410	1,251
Of which: Sabadell Consumer Finance	494	—

Maturities of issues in capital markets, by type of product (excluding securitisations and commercial paper), and considering their legal maturity, as at 31 December 2023 and 2022, are analysed below:

Million euro
	2024	2025	2026	2027	2028	2029	>2029	Balance outstanding

Mortgage bonds and covered bonds (*)	2,425	836	1,390	2,251	2,423	950	700	10,975
Senior debt (**)	735	1,480	—	500	750	750	—	4,215
Senior non-preferred debt (**)	395	500	1,317	18	500	1,500	195	4,425
Subordinated debt and preferred securities (**)	—	—	500	—	—	—	3,065	3,565
Total	3,555	2,816	3,207	2,769	3,673	3,200	3,960	23,180

(*) Secured issues.

(**) Unsecured issues.

Million euro
	2023	2024	2025	2026	2027	2028	>2028	Balance outstanding

Mortgage bonds and covered bonds (*)	1,388	2,696	836	390	1,100	1,549	1,450	9,409
Senior debt (**)	975	735	1,480	—	500	750	—	4,440
Senior non-preferred debt (**)	—	975	500	1,317	18	500	195	3,505
Subordinated debt and preferred securities (**)	—	—	—	500	—	500	2,465	3,465
Total	2,363	4,406	2,816	2,207	1,618	3,299	4,110	20,819

(*) Secured issues.

(**) Unsecured issues.

The Group has a number of funding programmes in operation in capital markets, with a view to diversifying its different funding sources.

In terms of short-term funding, as at year-end there was one commercial paper programme in operation, which governs the issuance of such securities and is aimed at institutional and retail investors. The Banco Sabadell Commercial Paper Programme for 2023, registered with Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR), has an issuance limit of 7 billion euros, which can be extended to 9 billion euros. As at 31 December 2023, the outstanding balance of the programme was 1,383 million euros (net of commercial paper subscribed by Group companies), compared with 872 million euros as at 31 December 2022.

Regarding medium- and long-term funding, the Institution has the following programmes in operation:

–

Programme for the issuance of non-equity securities (“Fixed Income Programme”) registered with the CNMV on 16 November 2023, with an issuance limit of 10 billion euros: this programme regulates the issuance of straight, non-preferred or structured bonds and debentures, in addition to mortgage covered bonds and public sector covered bonds (European guaranteed bonds, also known as premium covered bonds) issued under Spanish law through the CNMV and aimed at institutional and retail investors, both domestic and foreign. As at 31 December 2023, the limit available for new issues under the Banco Sabadell Programme for the issuance of non-equity securities for 2023 is 9.8 billion euros (as at 31 December 2022, the available limit under the Fixed Income Programme for 2022 was 9.0 billion euros).

In 2023, Banco Sabadell carried out two public issues of mortgage covered bonds under the current Fixed Income Programme amounting to a total of 1.2 billion euros.

Million euro
	ISIN code	Type of investor	Issue date	Amount	Term (years)

Mortgage Covered Bonds 1/2023	ES0413860836	Institutional	28/02/2023	1,000	4
Mortgage Covered Bonds EIB 1/2023	ES0413860844	Institutional	22/12/2023	200	8

–

Euro Medium Term Notes (EMTN) programme, registered with the Irish Stock Exchange on 19 May 2023 and renewed on 27 July and 26 October 2023. This programme allows senior debt (preferred and non-preferred) and subordinated debt to be issued in various currencies, with a maximum limit of 15 billion euros.

In 2023, Banco Sabadell executed four issues under the EMTN Programme, amounting to a total of 2,750 million euros: one issue of senior preferred debt, two issues of senior non-preferred debt and one subordinated Tier 2 bond issue. Of the four issues, the senior preferred issue was in green format, amounting to 750 million euros. The issues executed by Banco Sabadell over the year are indicated here below (showing the legal maturity period in the case of issues with an early redemption option):

Million euro
	ISIN code	Type of investor	Issue date	Amount	Term (years)

Senior Non-Preferred Debt 1/2023	XS2583203950	Institutional	7/2/2023	750	6
Subordinated Debt 1/2023	XS2588884481	Institutional	16/2/2023	500	11
Green Senior Debt 1/2023	XS2598331242	Institutional	7/6/2023	750	6
Senior Non-Preferred Debt 2/2023	XS2677541364	Institutional	8/9/2023	750	6

On 18 January 2023, Banco Sabadell carried out an issue of preferred securities contingently convertible into ordinary shares of the Bank (Additional Tier 1 CoCos) for 500 million euros at a fixed rate of 9.375%.

In 2023, having obtained the corresponding authorisations, Banco Sabadell exercised the early redemption option on the AT1 2/2017 issue amounting to 400 million euros on 23 February 2023 and the early redemption option on the Subordinated Debt 1/2018 issue amounting to 500 million euros on 12 December 2023. Furthermore, on 8 September 2023, together with the Senior Non-Preferred Debt 2/2023 issue, Banco Sabadell called the Senior Non-Preferred Debt 1/2019 issue in the amount of 580.4 million euros, leaving an outstanding balance of 419.6 million euros on this issue.

For its part, TSB Bank was active in the covered bonds market in 2023. On 14 February 2023, it issued covered bonds in the amount of 1 billion pounds with a floating rate coupon indexed at SONIA +60 basis points and with a 4-year maturity, and on 15 September, it executed another issue for 750 million pounds with a floating rate coupon at SONIA +65 basis points with a 5-year maturity. Together with this transaction, TSB Bank called its Covered Floating Rate Notes 2019 issue in the amount of 250 million pounds, leaving an outstanding balance on this issue of 500 million pounds.

In relation to traditional format asset securitisation:

–

The Group is an active participant in this market and it takes part in various securitisation programmes, sometimes acting together with other institutions, granting mortgage loans, loans to small and medium-sized enterprises, consumer loans and vehicle purchase loans.

–

There are currently 17 outstanding traditional asset securitisation transactions fully recognised on the Group’s balance sheet. A portion of the securities issued by securitisation funds have been placed in the capital markets and the remainder have been kept in the Group’s portfolio. Of the latter, the eligible securities can be used as collateral for the central bank’s funding operations. The remaining securities are placed on the capital market. As at 31 December 2023, the nominal balance of asset-backed securities placed in the market was 1,410 million euros.

–

On 29 September 2023, the traditional securitisation fund Autos 1, FT was disbursed. This inaugural securitisation carried out by the subsidiary Sabadell Consumer Finance, S.A.U., enabled the financing and transfer of credit risk of a portfolio of loans granted by this subsidiary in the amount of 650 million euros. The issue consists of six classes of bonds that were placed in the market, with the exception of the first loss tranche of 9.5 million euros to fund the reserve fund and initial expenses, which was retained by Sabadell Consumer Finance, S.A.U., and 156 million euros from the senior series which was subscribed by Banco de Sabadell, S.A.

–

On 13 September 2023, the Management Company TdA (Titulización de Activos, Sociedad Gestora de Fondos de Titulización, S.A.) published an inside information notice through the National Securities Market Commission (CNMV) disclosing the fact that Banco Sabadell had exercised its pre-emptive right to buy back its portion of the portfolio sold to the multi-seller fund TDA 25 FTA (currently in the process of being liquidated by the management company).

As at the end of 2023, Banco Sabadell had 5 billion euros of outstanding TLTRO III borrowing, due to mature in March 2024, having prepaid 17 billion euros of the aforesaid borrowing during the year. In 2023, the Group recognised interest expense related to TLTRO III in the amount of 305 million euros (162 million euros of interest income in 2022).

For its part, TSB had outstanding borrowings from the Bank of England in the amount of 4,005 million pounds as at the end of 2023, of which 4,000 million correspond to the Term Funding Scheme with additional incentives for SMEs (TFSME) and 5 million to the Indexed Long Term Repo (ILTR).

Liquid assets

In addition to these sources of funding, the Group maintains a liquidity buffer in the form of liquid assets to meet potential liquidity needs:

Million euro
	2023	2022

Cash(*) + Net Interbank Position	25,036	35,012
Funds available in Bank of Spain facility	15,363	7,788
ECB eligible assets not pledged in facility	11,419	6,010
Other non-ECB eligible marketable assets (**)	6,740	5,234

Memorandum item:
Balance drawn from Bank of Spain facility (***)	5,000	22,000
Balance drawn from Bank of England Term Funding Scheme (****)	4,608	6,201
Total Liquid Assets Available	58,558	54,044

(*) Excess reserves and Marginal Deposit Facility in Central Banks.

(**) Market value, and after applying the Liquidity Coverage Ratio (LCR) haircut. Includes Fixed Income qualifying as a high quality liquid asset according to LCR (HQLA) and other marketable assets from different Group entities.

(***) Correspond to TLTRO-III facility.

(****) As at year-end 2023, includes 4 billion pounds to support Small and Medium-sized Enterprises (TFSME) and 5 million pounds from the Indexed Long Term Repo (ILTR). As at year-end 2022, included 5 billion pounds from the TFSME and 500 million pounds from the ILTR.

With regard to 2023, the balance of reserves and marginal deposit facility in central banks and the net interbank position showed a decline of 9,976 million euros, while the volume of ECB eligible assets increased by 12,984 million euros and the available non-ECB eligible assets increased by 1,506 million euros in 2023, thus raising the first line of liquidity by 4,514 million euros in the year, with the funding gap and increased wholesale issues standing out as positive factors.

It should be noted that the Group follows a decentralised liquidity management model. This model tends to limit the transfer of liquidity between the different subsidiaries involved in liquidity management, thereby limiting intra-group exposures, beyond any restrictions imposed by the local regulators of each subsidiary. Thus, the subsidiaries involved in liquidity management determine their liquidity position by considering only those assets in their possession that meet the eligibility, availability and liquidity criteria set forth both internally and in regulations in order to comply with regulatory minima.

In addition to the first line of liquidity, each LMU monitors its liquidity buffer with an internal conservative criterion, referred to as the counterbalancing capacity. In the case of the BSab LMU (includes Banco de Sabadell S.A., which in turn includes activity in foreign branches as well as the businesses of Banco de Sabadell S.A. in Mexico), this liquidity buffer comprises the first and second lines of liquidity. As at 31 December 2023, the second line of liquidity added a volume of 12,155 million euros to the liquidity buffer, including the covered bond issuing capacity considering the average valuation applied by the central bank to own-use covered bonds to obtain funding, as well as the deposits held in other financial institutions and immediately available for the business in Mexico not included in the first line of liquidity.

For the TSB LMU, this metric is calculated as the sum of the first line of liquidity and loans pre-positioned at the Bank of England to obtain funding. As at 31 December 2023, the second line of liquidity, considering the amount of loans pre-positioned with the Bank of England, amounted to 4,936 million euros (3,366 million euros as at 31 December 2022).

There are no significant amounts of cash or cash equivalents that are unavailable for use by the Group.

Compliance with regulatory ratios

As part of its liquidity management, Banco Sabadell Group monitors the short-term Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR) and reports the necessary information to the Regulator on a monthly and quarterly basis, respectively. The measurement of liquidity based on these metrics forms part of liquidity risk control arrangements in all LMUs.

In terms of the LCR, since 1 January 2018, the regulatory required minimum LCR has been 100%, a level which is amply surpassed by all of the Group’s LMUs. At the Group level, throughout the year, the LCR has consistently been well above 100%. As at 31 December 2023, the LCR stood at 203% for the TSB LMU, 274% for Banco Sabadell Spain and 228% at Group level.

In terms of the NSFR, the regulatory minimum requirement, effective from June 2021, is 100%, a level amply surpassed by all LMUs of the Institution given the funding structure, in which customer deposits are predominant and where the majority of market funding is in the medium/long term. As at 31 December 2023, the NSFR stood at 152% for the TSB LMU, 134% for Banco Sabadell Spain and 140% at Group level.

As at 31 December 2023, Banco Sabadell had outstanding issues of mortgage covered bonds amounting to 15,876 million euros (16,114 million euros as at 31 December 2022), which are secured by eligible mortgage loans and credit in the amount of 24,677 million euros (24,187 million euros at 31 December 2022). The mortgage covered bonds therefore have an overcollateralisation ratio of 161% (150% as at 31 December 2022), with all their collateral denominated in euros. More information can be found on the corporate website at www.grupbancsabadell.com (see section on Shareholders and Investors - Fixed income investors).

4.4.3.2. Market risk

Market risk is defined as the risk of financial instrument positions losing some or all of their market value due to changes in risk factors affecting their market price or quotations, their volatility, or the correlations between them.

Positions that generate market risk are usually held in connection with trading activity, which consists of the hedging transactions arranged by the Bank to provide services to its customers as well as discretionary proprietary positions.

Market risk can also arise from the mere maintenance of overall (also known as structural) balance sheet positions that in net terms are left open. This risk is addressed in the sections on structural risks.

The items of the consolidated balance sheet as at 31 December 2023 and 2022 are shown below, making a distinction between positions included in trading activity and other positions. In the case of items not included in trading activity, their main risk factor is indicated:

Thousand euro
	31/12/2023
	On-balance sheet balance	Trading activity	Other	Main market risk factor in “Other”

Assets subject to market risk	235,172,955	1,731,724	233,441,231

Cash, cash balances at central banks and other demand deposits	29,985,853	—	29,985,853	Interest rate

Financial assets held for trading	2,706,489	1,731,724	974,765	Interest rate; credit spread

Non-trading financial assets mandatorily at fair value through profit or loss	153,178	—	153,178	Interest rate; credit spread

Financial assets at fair value through other comprehensive income	6,269,297	—	6,269,297	Interest rate; credit spread

Financial assets at amortised cost	180,913,793	—	180,913,793	Interest rate

Derivatives – Hedge accounting	2,424,598	—	2,424,598	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(567,608)	—	(567,608)	Interest rate

Investments in joint ventures and associates	462,756	—	462,756	Equity

Other assets	12,824,599	—	12,824,599	—

Liabilities subject to market risk	221,293,749	1,689,953	219,603,796

Financial liabilities held for trading	2,867,459	1,689,953	1,177,506	Interest rate

Derivatives – Hedge accounting	1,171,957	—	1,171,957	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(422,347)	—	(422,347)	Interest rate

Financial liabilities at amortised cost	216,071,766	—	216,071,766	Interest rate

Other liabilities	1,604,914	—	1,604,914	—

Equity	13,879,206	—	13,879,206

Thousand euro
	31/12/2022
	On-balance sheet balance	Trading activity	Other	Main market risk factor in “Other”

Assets subject to market risk	251,241,223	2,670,824	248,570,399

Cash, cash balances at central banks and other demand deposits	41,260,395	—	41,260,395	Interest rate

Financial assets held for trading	4,017,253	2,670,824	1,346,429	Interest rate

Non-trading financial assets mandatorily at fair value through profit or loss	77,421	—	77,421	Interest rate; credit spread

Financial assets at fair value through other comprehensive income	5,802,264	—	5,802,264	Interest rate; credit spread

Financial assets at amortised cost	185,045,452	—	185,045,452	Interest rate

Derivatives – Hedge accounting	3,072,091	—	3,072,091	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(1,545,607)	—	(1,545,607)	Interest rate

Investments in joint ventures and associates	376,940	—	376,940	Equity

Other assets	13,135,014	—	13,135,014	—

Liabilities subject to market risk	238,155,107	2,149,776	236,005,331

Financial liabilities held for trading	3,598,483	2,149,776	1,448,707	Interest rate

Derivatives – Hedge accounting Fair value changes of the hedged items in	1,242,470	—	1,242,470	Interest rate

portfolio hedge of interest rate risk	(959,106)	—	(959,106)	Interest rate

Financial liabilities at amortised cost	232,529,932	—	232,529,932	Interest rate

Other liabilities	1,743,328	—	1,743,328	—

Equity	13,086,116	—	13,086,116

The market risk acceptance, management and oversight system is based on managing positions expressly assigned to different trading desks and establishing limits for each one, in such a way that the different trading desks have the obligation to always manage their positions within the limits established by the Board of Directors and the Investments and Liquidity Committee. Market risk limits are aligned with the Group’s targets and risk appetite framework.

Trading activity

The main market risk factors considered by the Group in its trading activity are the following:

–

Interest rate risk: risk associated with the possibility of interest rate fluctuations adversely affecting the value of a financial instrument. This is reflected, for example, in transactions involving interbank deposits, fixed income and interest rate derivatives.

–

Credit spread risk: this risk arises from fluctuations in the credit spreads at which instruments are quoted with respect to other benchmark instruments, such as interbank interest rates. This risk occurs mainly in fixed-income instruments.

–

Foreign exchange risk: risk associated with the fluctuation of exchange rates with respect to the functional currency. In the case of Banco Sabadell, the functional currency is the euro. This risk occurs mainly in currency exchange transactions and currency derivatives.

–	Equity price risk: risk arising from fluctuations in the value of capital instruments (shares and quoted indices). This risk is reflected in the market prices of the securities and their derivatives.

Changes in commodities prices have not had an impact in the year, as the Group has residual (both direct and underlying) exposures.

Market risk incurred in trading activity is measured using the VaR and stressed VaR methodologies. These allow risks to be standardised across different types of financial market transactions.

VaR provides an estimate of the maximum potential loss associated with a position due to adverse, but normal, movements of one or more of the identified parameters generating market risk. This estimate is expressed in monetary terms and refers to a specific date, a particular level of confidence and a specified time horizon. A 99% confidence interval is used. Due to the low complexity of the instruments and the high level of liquidity of the positions, a time horizon of 1 day is used.

The methodology used to calculate VaR is historical simulation. The advantages of this methodology are that it is based on a full revaluation of transactions under recent historical scenarios, and that no assumptions need to be made as regards the distribution of market prices. The main limitation to this methodology is its reliance on historical data, given that, if a possible event has not materialised within the range of historical data used, it will not be reflected in the VaR data.

The reliability of the VaR methodology used can be verified using backtesting techniques, which serve to verify that the VaR estimates fall within the confidence level considered. Backtesting consists of comparing daily VaR against daily results. If losses exceed the VaR level, an exception occurs. No backtesting exceptions occurred in 2023 or 2022.

Stressed VaR is calculated in the same way as VaR but with a historical insight into variations of the risk factors in stressed market conditions. These stressed conditions are determined on the basis of currently outstanding transactions, and may vary if the portfolios’ risk profile changes. The methodology used for this risk measurement is historical simulation.

Market risk monitoring is supplemented with additional measurements such as risk sensitivities, which refer to a change in the value of a position or portfolio in response to a change in a particular risk factor, and also with the calculation of management results, which are used to monitor stop-loss limits.

Furthermore, specific simulation exercises are carried out considering extreme market scenarios (stress testing). These exercises consist of revaluing the portfolios in scenarios to which different assumptions are applied. Broadly speaking there are two types of scenarios: on one hand, historical scenarios, developed based on historical events that have occurred in the markets in the past and which are relevant to the current position of the portfolios (e.g. the global financial crisis or the Covid-19 crisis) and, on the other hand, hypothetical scenarios, which consider theoretical shifts in risk factors, such as shifts in yield curves, credit spreads or exchange rates, as well as movements in these factors resulting from the application of different macroeconomic forecasts determined based on the current situation. As at the end of December 2023, the impact of the most adverse scenario considered was -21 million euros.

Market risk is monitored on a daily basis and reports are made to supervisory bodies on the existing risk levels and on the compliance with the limits set forth by the Investments and Liquidity Committee for each trading desk (limits based on nominal value, VaR and sensitivity, as applicable). This makes it possible to keep track of changes in exposure levels and measure the contribution of market risk factors.

The market risk incurred on trading activity in terms of 1-day VaR with a 99% confidence interval for 2023 and 2022 was as follows:

Million euro
	2023			2022
	Average	Maximum	Minimum	Average	Maximum	Minimum

Interest rate risk	1.98	3.96	1.00	1.08	2.21	0.61
Foreign exchange risk (trading)	2.26	2.52	1.81	1.30	2.42	0.90
Equity	—	—	—	0.13	1.24	—
Credit spread	0.27	0.72	0.09	0.25	0.57	0.11
Aggregate VaR	4.51	5.94	3.25	2.75	4.81	2.10

In 2023, the overall VaR figures for trading activity increased, particularly where trading involves interest and exchange rates. This is due to greater exposure to interest rate risk, mainly short-term rates, and foreign exchange risk.

Structural interest rate risk

Structural interest rate risk is inherent in banking activity and is defined as the current or future risk to both the income statement (income and expenses) and the economic value of equity (present value of assets, liabilities and off-balance sheet positions) arising from adverse interest rate fluctuations affecting interest rate-sensitive instruments in non-trading activities (also known as Interest Rate Risk in the Banking Book, or IRRBB). The Group identifies five interest rate sub-risks:

–

Repricing risk is the risk arising from mismatches at the time the repricing of interest rate-sensitive instruments occurs, including those changes in the time structure of interest rates that occur consistently along the yield curve (parallel shifts).

–

Curve risk is the risk arising from mismatches at the time the repricing of interest rate-sensitive instruments occurs, including those changes in the time structure of interest rates that occur differently depending on the time to maturity (non-parallel shifts).

–

Basis risk includes the risk arising from the impact of relative changes in interest rates on instruments with similar maturities but whose repricing is determined using different interest rate indices.

–

Automatic optionality risk comprises the risk arising from automatic options (for example, lending floors and caps), both embedded and explicit, in which the Balance Sheet Management Unit (BSMU) or its customer can alter the level and timing of their cash flows and in which the holder will almost certainly exercise the option when it is in their financial interest to do so.

–	Behavioural optionality risk arises from the flexibility embedded within the terms of certain financial contracts, which allow variations in interest rates to produce a change in customer behaviour.

The Group’s management of this risk pursues two fundamental objectives:

–	To stabilise and protect the net interest margin, preventing interest rate movements from causing excessive variations in the budgeted margin.

–	To minimise the volatility of the economic value of equity, this perspective being complementary to that of the margin.

Interest rate risk is managed through a Group-wide approach on the basis of the RAS, approved by the Board of Directors. A decentralised model is followed based on Balance Sheet Management Units (BSMUs). In coordination with the Group’s corporate functions, each BSMU has the autonomy and capability to carry out risk management and control duties.

The Group’s current interest rate risk management strategy is based on the following principles in particular, in line with the business model and the defined strategic objectives:

–

Each BSMU has appropriate tools and robust processes and systems in place to adequately identify, measure, manage, control and report on IRRBB, following the main criteria defined by the Group’s internal methodology. The Group uses these to obtain information about all of the identified sources of IRRBB, assess their effect on the net interest margin and the economic value of equity and measure the vulnerability of the Group/BSMU in the event of potential losses arising from IRRBB under different scenarios affecting the interest rate curves.

–

At the corporate level, a series of limits are established for overseeing and monitoring IRRBB exposure levels, which are aligned with internal risk tolerance policies. However, each BSMU has the autonomy and structure required to properly manage and control IRRBB. Specifically, each BSMU has sufficient autonomy to choose the management target that it will pursue, although all BSMUs should follow the principles and critical parameters set by the Group, adapting them to the specific characteristics of the region in which they operate.

–	The existence of a transfer pricing system.

–	The set of systems, processes, metrics, limits, reporting arrangements and governance arrangements included within the IRRBB strategy must comply with regulatory precepts at all times.

As defined in the IRRBB Management and Control Policy, the first line of defence is undertaken by the various BSMUs, which report to their respective local Asset and Liability Committees. Their main role is to manage interest rate risk, ensuring it is assessed on a recurrent basis through management and regulatory metrics, taking into account the modelling of the various balance sheet totals and the level of risk taken.

The metrics developed to control and monitor the Group’s structural interest rate risk are aligned with the market’s best practices and are implemented consistently across all BSMUs, based on the results obtained from the exercise carried out to identify sub-risks and assess their materiality mentioned previously, and by each of the local asset and liability committees. The diversification effect between currencies and BSMUs is taken into account when disclosing overall figures.

The main calculations performed by the Group on a monthly basis are the following:

–

Interest rate gap: static metric showing the breakdown of maturities and repricing of sensitive balance sheet items. This metric compares the values of assets that are due to be revised or that mature in a given period and the liabilities that mature or reprice in that same period.

–

Duration analysis: a static metric based on the allocation of all flows of principal and interest of pools of interest rate sensitive items to time buckets. The duration of each pool of balance sheet items is calculated based on the variation of its net present value due to a parallel shift of 1 basis point in the interest rate curve. This gives the duration of both assets and liabilities.

–

Net interest margin sensitivity: dynamic metric that measures the impact of interest rate fluctuations over different time horizons. It is obtained by comparing the net interest margin over given time horizon in the baseline scenario, which would be the one obtained from implied market rates, against the one obtained in a scenario of instant disruption, always considering the result obtained in the least favourable scenario. This metric supplements the economic value of equity sensitivity.

–

Economic value of equity sensitivity: static metric that measures the impact of interest rate fluctuations. It is obtained by comparing the economic value of the balance sheet in the baseline scenario against the one obtained in a scenario of instant disruption, always considering the result obtained in the least favourable scenario. This is done by calculating the present value of interest rate-sensitive items as an update in the risk-free yield curve, on the reference date, of future payments of principal and interest without taking into account mark-ups, in line with the Group’s IRRBB management strategy. This metric supplements the net interest margin sensitivity.

–

Sensitivity that combines the two above metrics: the effect of changes in value of instruments recognised directly through profit or loss or through equity is added to the net interest margin sensitivity.

In the quantitative interest rate risk estimations made by each BSMU, a series of interest rate scenarios are designed which allow the different sources of risk mentioned above to be identified. These scenarios include, for each significant currency, parallel shifts and non-parallel shifts of the interest rate curve. Based on these, sensitivity is calculated as the difference resulting from:

–	Baseline scenario: market interest rate movements based on implied interest rates.

–

Stressed scenario: a shift in interest rates in relation to the baseline scenario, with the extent of this shift varying depending on the scenario to be calculated. A minimum post-disruption interest rate is applied, starting at -150 basis points for current maturities and increasing by 3 basis point intervals, eventually reaching 0% after 50 years or more.

In addition, in the annual planning exercises, measurements are carried out that include assumptions regarding the evolution of the balance sheet based on the forward-looking scenarios of the Group’s Financial Plan, referring to scenarios of interest rates, volumes and margins.

Furthermore, in accordance with the Group’s corporate principles, all BSMUs regularly carry out stress tests, which allow them to forecast high-impact situations with a low probability of occurrence that could place BSMUs in a position of extreme exposure in relation to interest rate risk, and they also consider mitigating actions for such situations. The stress test is complemented with reverse stress tests which aim to identify the scenarios capable of producing a particular impact within a pre-established range of values.

The following table gives details of the Group’s interest rate gap based on estimated maturities as at 31 December 2023 and 2022:

Thousand euro
				2023
Time to maturity	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

Money Market	29,298,908	664,785	1,818,033	1,648,692	571,125	287,671	—	—	34,289,214

Loans and advances	23,289,667	18,267,252	36,992,760	19,860,090	14,717,416	11,920,708	5,947,632	20,062,136	151,057,661

Debt securities	1,565,120	1,299,818	1,505,582	1,647,183	1,044,180	2,025,963	3,155,852	16,790,643	29,034,341

Other assets	—	—	—	—	—	—	—	—	—
Total assets	54,153,695	20,231,855	40,316,375	23,155,965	16,332,721	14,234,342	9,103,484	36,852,779	214,381,216

Money Market	17,450,615	1,108,877	2,058,721	1,726,558	445,470	287,671	679	9,706	23,088,297

Customer deposits	46,218,567	6,417,593	19,517,264	17,132,088	13,348,923	12,421,891	12,849,214	30,969,933	158,875,473

Issues of marketable securities	4,555,412	3,950,878	1,801,870	3,908,110	3,457,000	3,118,100	3,735,000	1,660,025	26,186,395

Of which: Subordinated liabilities	—	—	—	300,000	1,500,000	750,000	500,000	515,025	3,565,025

Other liabilities	48,661	133,257	232,342	152,773	138,920	121,899	110,203	615,072	1,553,127
Total liabilities	68,273,255	11,610,605	23,610,197	22,919,529	17,390,313	15,949,561	16,695,096	33,254,736	209,703,292

Hedging derivatives	9,660,254	(2,755,498)	1,713,842	308,201	105,235	539,236	2,366,742	(11,938,012)	—

Interest rate gap	(4,459,305)	5,865,752	18,420,020	544,637	(952,357)	(1,175,983)	(5,224,870)	(8,339,969)	4,677,925

Thousand euro
				2022
Time to maturity	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

Money Market	41,797,003	920,472	1,438,829	125,651	—	—	—	—	44,281,955

Loans and advances	24,331,743	19,232,160	40,248,534	19,007,600	13,430,353	10,564,714	10,073,683	20,016,175	156,904,962

Debt securities	1,219,034	450,395	2,078,877	1,769,818	1,496,546	620,315	2,825,650	17,658,927	28,119,562

Other assets	—	—	—	—	—	—	—	—	—
Total assets	67,347,780	20,603,027	43,766,240	20,903,069	14,926,899	11,185,029	12,899,333	37,675,102	229,306,479

Money Market	36,299,672	352,799	2,153,181	133,675	2,964	8,256	—	10,096	38,960,643

Customer deposits	54,225,831	5,912,100	16,275,410	10,774,657	9,757,034	9,759,935	14,789,281	39,816,239	161,310,487

Issues of marketable securities	3,083,924	2,925,321	1,853,628	3,510,000	3,908,110	2,457,000	3,118,100	2,145,025	23,001,108

Of which: Subordinated liabilities	—	400,000	500,000	—	300,000	1,500,000	750,000	15,025	3,465,025

Other liabilities	55,015	122,537	277,700	217,712	144,908	130,335	113,172	670,277	1,731,656
Total liabilities	93,664,442	9,312,757	20,559,919	14,636,044	13,813,016	12,355,526	18,020,553	42,641,637	225,003,894

Hedging derivatives	11,271,252	(6,214,446)	550,236	283,019	1,334,541	1,383,868	1,086,452	(9,694,922)	—

Interest rate gap	(15,045,410)	5,075,824	23,756,557	6,550,044	2,448,424	213,371	(4,034,768)	(14,661,458)	4,302,584

The following tables show the interest rate risk levels in terms of the sensitivity of the Group’s main currencies, as at 2023 year-end, to the most frequently used interest rate scenarios in the sector, under stressed pass-through assumptions:

	Instant and parallel interest rate increase
	100 bp	200 bp
Interest rate sensitivity	Impact on net interest margin (*)	Impact on economic value of equity (**)

EUR	0.2%	1.2%

GBP	1.4%	(0.9)%

USD	0.8%	(0.5)%

MXN	0.1%	0.0%

(*) Percentage calculated on the basis of net interest margin at 12 months.

(**) Percentage calculated on the basis of shareholders’ equity.

	Instant and parallel interest rate decrease
	100 bp	200 bp
Interest rate sensitivity	Impact on net interest margin (*)	Impact on economic value of equity (**)

EUR	(1.0)%	(5.9)%

GBP	(1.0)%	0.5%

USD	(0.9)%	0.5%

MXN	(0.1)%	0.0%

(*) Percentage calculated on the basis of net interest margin at 12 months.

(**) Percentage calculated on the basis of shareholders’ equity.

In addition to the impact on the net interest income within the time horizon of one year shown in the previous tables, the Group calculates the impact on the margin over a time horizon of two and three years, the result of which is considerably more positive for all currencies.

The metrics are calculated taking into account the behavioural assumptions concerning items with no contractual maturity and those whose expected maturity is different from the maturity established in the contracts, in order to obtain a view that is more realistic and, therefore, more effective for management purposes. The most significant of these include:

–

Prepayment of the loan portfolio and early termination of term deposits (implicit optionality): in order to reflect customers’ reactions to interest rate movements, prepayment/termination assumptions are defined, broken down by type of product. To this end, the Institution uses historical data to ensure it is in line with the market’s best practices. Changes in market interest rates can prompt customers to terminate their loans or term deposits early, altering the future behaviour of balances with respect to that envisaged in the contractual schedule. Prepayment mainly affects fixed-rate mortgages when their contractual interest rates are high compared to market interest rates.

–

Modelling of demand deposits and other liabilities with no contractual maturity: a model has been defined using historical monthly data to reproduce customer behaviour, establishing parameters concerning the deposits’ stability, the percentage of interest rate movements that is passed through to the interest paid on the deposits and the delay with which this occurs, depending on the type of product (type of account/transactionality/interest paid) and the type of customer (retail/wholesale). The model captures the effect of low interest rates on the stability of deposits, as well as the potential migration to other deposits that earn more interest in different interest rate scenarios.

–

Modelling of non-performing lending items: a model has been defined that allows the expected payment flows associated with non-performing positions (net of provisions, i.e. those expected to be recovered) to be included in pools of interest rate-sensitive items. To this end, both existing balances and estimated recovery periods are included.

The process for approving and updating IRRBB models is part of the corporate governance arrangements for models, whereby these models are reviewed and validated by a division that is always separate from the division that created them. This process is included in the corresponding model risk policy and establishes both the duties of the different areas involved in the models and the internal validation framework to be followed, the monitoring requirements established on the basis of their materiality and the backtesting processes.

As for the measurement systems and tools used, all sensitive transactions are identified and recorded taking into account their interest rate characteristics, the sources of information being the official ones of the Institution. These transactions are aggregated according to predefined criteria, so that calculations can be made faster without undermining the quality or reliability of the data. The entire data process is subject to the requirements of information governance and data quality, to ensure compliance with the best practices in relation to information governance and data quality. Additionally, a regular process is carried out to reconcile the information uploaded onto the measurement tool against accounting information. The calculation tool includes sensitive transactions and its parameters are also configured to reflect the result of the behavioural models described above, the volumes and prices of the new business, defined according to the Financial Plan, and the interest rate curves on which the aforesaid scenarios are built.

Based on the balance sheet position and the market situation and outlooks, risk mitigation techniques are proposed and agreed upon to adjust this position to match the one desired by the Group and to ensure it remains within the established risk appetite. Interest rate instruments additional to the natural hedges of balance sheet items are used as mitigation techniques, such as fixed-income bond portfolios or hedging derivatives that enable metrics to be placed at levels in keeping with the Institution’s risk appetite. In addition, proposals can be put forward to redefine the interest rate characteristics of commercial products or the launch of new products.

Derivatives, mainly interest rate swaps (IRS), which qualify as hedges for accounting purposes, are arranged in financial markets to be used as risk hedging instruments. Two separate types of macro-hedges are used:

–	Cash flow macro-hedges of interest rate risk, the purpose of which is to reduce the volatility of the net interest margin due to changes in interest rates over one-year time horizon.

–	Fair value macro-hedges of interest rate risk, the purpose of which is to maintain the economic value of the hedged items, consisting of fixed-rate assets and liabilities.

For each type of macro-hedge, there is a framework document that includes the hedging strategy, defining it in terms of management and accounting and establishing its governance.

In Banco Sabadell, as part of the continuous improvement process, structural interest rate risk management and monitoring activities are implemented and regularly updated, aligning the Institution with best market practices and current regulations. In particular, throughout 2023 work has continued on the review and continuous improvement of the systems and behavioural models in accordance with the new guidelines established by the EBA. Among other things, some of the improvements worth noting are the update of the key behavioural modelling assumptions for demand deposits, prepayment of the loan portfolio and early termination of term deposits, taking sufficiently large time series data to capture periods of both rising and falling interest rate stress, obtaining different results based on the different interest rate scenarios modelled, and their recurrent monitoring to ensure the appropriateness of those assumptions.

In 2023, the Bank’s loan book has continued to trend towards a higher proportion of fixed rate transactions (mainly mortgages and business loans), while on the liabilities side, balances of interest-bearing demand deposits and term deposits have increased in contrast with a reduced balance of non-interest bearing demand deposits, all while keeping costs at low levels relative to the upward trend of interest rates over the year. In addition, other balance sheet variations in 2023 included: the increase of the fixed-income portfolio on the asset side, which acts as a balance sheet management and coverage lever; the maturity of 17 billion euros of TLTRO III, leaving a total of 5 billion euros to mature in 2024 on the liabilities side.

With regard to interest rates, in 2023 benchmark rates increased in all currencies as inflation remained at high levels, affecting the euro in particular, with the 12-month Euribor, for example, standing above 4% in the month of September and falling back to 3.51% as at the end of 2023. The marginal deposit rate of the European Central Bank (ECB) ended the year at 4% (increase of 200 basis points over the year), while the base rate of the Bank of England (BoE) ended at 5.25% (increase of 175 basis points over the year). The scenario envisaged in the short/medium term will likely involve a reduction in central bank rates as inflation continues to fall back gradually. This is already reflected in current market rates, and it is therefore expected that Euribor levels will remain at levels similar to those at the end of 2023. In this respect, it is expected that the cost of customer funds may increase slightly as balances of interest-bearing products continue to grow.

Taking into account the balance sheet variations detailed previously, as well as episodes of volatility and variations in the benchmark interest rates of all the Group’s major currencies, the IRRBB metrics have been affected during the year, although the measures taken have allowed the Group’s IRRBB metrics to be kept within the risk appetite and below the levels considered significant under current legislation.

Furthermore, the Group continues to monitor customer behaviour in reaction to interest rate hikes and variations of other economic variables (unemployment rates, gross domestic product, etc.), in order to anticipate possible changes and impacts on the behavioural assumptions used to measure and manage IRRBB. In particular, it analyses customer behaviour related to non-maturing items (changes in the stability of demand deposits and possible migration to other products that earn more interest) and related to items with an expected maturity that may be different to the contractually established maturity (due to early repayment of loans, early termination of term deposits or recovery time and balance of non-performing exposures).

4.4.3.3. Structural foreign exchange risk

Structural foreign exchange risk occurs when changes in market exchange rates between different currencies generate losses on permanent investments in foreign branches and subsidiaries with functional currencies other than the euro.

The purpose of managing structural foreign exchange risk is to minimise the impact on the value of the Institution’s portfolio/equity in the event of any adverse movements in currency markets. The foregoing takes into account the potential impacts on the capital (CET1) ratio and on the net interest margin, subject to the risk appetite defined in the RAS. Furthermore, the levels set for the established risk metrics must be complied with at all times.

Foreign exchange risk is monitored regularly and reports are sent to supervisory bodies on existing risk levels and on compliance with the limits set forth by the Board of Directors. The main monitoring metric is currency exposure, which measures the maximum potential loss that the open structural position could produce over a 1-month time horizon, with a 99% confidence level and in stressed market conditions.

Compliance with, and the effectiveness of, the Group’s targets and policies are monitored and reported on a monthly basis to the Board Risk Committee.

The Bank’s Financial Division, through the ALCO, designs and executes strategies to hedge structural FX positions in order to achieve its objectives in relation to the management of structural foreign exchange risk.

The most prominent permanent investments in non-local currencies are held in US dollars, pounds sterling and Mexican pesos.

The Group has been following a hedging policy for its equity that seeks to minimise the sensitivity of capital ratios to adverse movements in these currencies against the euro. To that end, the evolution of foreign business is monitored, as are the political and macroeconomic variables that could have a significant impact on exchange rates.

As regards permanent investments in US dollars, the overall position in this currency has gone from 1,278 million as at 31 December 2022 to 1,413 million as at 31 December 2023. In relation to this position, as at 31 December 2023, a buffer of 34% of total investment is maintained.

In terms of permanent investments in Mexican pesos, the capital buffer has gone from 9,253 million Mexican pesos as at 31 December 2022 (of a total exposure of 15,261 million Mexican pesos) to 8,553 million Mexican pesos as at 31 December 2023 (of a total exposure of 16,340 million Mexican pesos), representing 52% of the total investment made.

As regards permanent investments in pounds sterling, the capital buffer has increased from 333 million pounds sterling as at 31 December 2022 to 393 million pounds sterling as at 31 December 2023 (total exposure has gone from 1,998 million pounds sterling as at 31 December 2022 to 2,105 million pounds sterling as at 31 December 2023), representing 19% of the total investment made (excluding intangibles).

Currency hedges are continuously reviewed in light of market movements.

The exchange value in euros of assets and liabilities in foreign currencies maintained by the Group as at 31 December 2023 and 2022, classified in accordance with their nature, is as follows:

Thousand euro
		2023
	USD	GBP	Other currencies	Total

Assets denominated in foreign currency:	11,265,090	56,117,680	4,600,172	71,982,942
Cash, cash balances at central banks and	481,860	6,819,973	553,349	7,855,182
other demand deposits
Debt securities	1,559,704	2,855,459	680,098	5,095,261
Loans and advances	8,966,780	43,462,345	3,109,836	55,538,961
Central banks and Credit institutions	43,478	516,046	508,155	1,067,679
Customers	8,923,302	42,946,299	2,601,681	54,471,282
Other assets	256,746	2,979,903	256,889	3,493,538

Liabilities denominated in foreign currency:	6,130,275	51,558,530	3,482,251	61,171,056
Deposits	5,891,369	45,112,710	3,374,404	54,378,483
Central banks and Credit institutions	717,213	4,720,896	562,911	6,001,020
Customers	5,174,156	40,391,814	2,811,493	48,377,463
Other liabilities	238,906	6,445,820	107,847	6,792,573

Thousand euro
		2022
	USD	GBP	Other currencies	Total

Assets denominated in foreign currency:	11,230,828	57,349,488	4,111,351	72,691,667
Cash, cash balances at central banks and	606,605	5,963,971	1,044,938	7,615,514
other demand deposits
Debt securities	1,136,840	2,775,734	423,855	4,336,429
Loans and advances	9,210,413	45,410,799	2,375,221	56,996,433
Central banks and Credit institutions	70,704	514,160	165,627	750,491
Customers	9,139,709	44,896,639	2,209,594	56,245,942
Other assets	276,970	3,198,984	267,337	3,743,291

Liabilities denominated in foreign currency:	6,962,558	53,016,847	3,118,316	63,097,721
Deposits	6,671,410	48,123,748	3,044,677	57,839,835
Central banks and Credit institutions	1,120,977	6,373,980	331,899	7,826,856
Customers	5,550,433	41,749,768	2,712,778	50,012,979
Other liabilities	291,148	4,893,099	73,639	5,257,886

The net position of foreign currency assets and liabilities includes the structural position of the Institution, valued as at 31 December 2023, which amounted to 3,278 million euros, of which 1,970 million euros corresponded to permanent equity holdings in pounds sterling, 844 million euros corresponded to permanent equity holdings in US dollars and 416 million euros to permanent equity holdings in Mexican pesos. Net assets and liabilities valued at historical exchange rates are hedged with currency forwards and currency options in line with the Group’s risk management policy.

As at 31 December 2023, the sensitivity of the equity exposure to a 2.5% exchange rate depreciation against the euro of the main currencies to which exposure exists, calculated based on quarterly exchange rate volatility over the past three years, amounted to 82 million euros, of which 60% corresponded to the pound sterling, 26% corresponded to the US dollar and 13% to the Mexican peso.

4.4.4. Operational risk

Operational risk is defined as the risk of incurring losses due to inadequacies or failures of processes, staff or internal systems or due to external events. This definition includes but is not limited to legal risk, model risk and information and communications technology (ICT) risk and excludes strategic risk and reputational risk.

The management of operational risk is decentralised and devolved to process managers throughout the organisation. The processes that they manage are indicated in the corporate process flowchart, which facilitates the integration of data according to the organisational structure. The Group has a central unit that specialises in the management of operational risk, whose main duties are to coordinate, oversee and promote the identification, assessment and management of risks by the process managers, based on the management model adopted by Banco Sabadell Group.

Senior Management and the Board of Directors are directly involved and effectively take part in managing this risk by approving the management framework and its implementation as proposed by the Board Risk Committee (formed of Senior Management members from different functional areas within the Institution) and by ensuring that regular audits are carried out of the application of the management framework and of the reliability of the reported information, as well audits of the internal validation tests of the operational risk model. Operational risk is managed through two main courses of action:

The first course of action is based on the analysis of processes, the identification of risks associated with those processes that may result in losses, and a qualitative assessment of the risks and the associated controls. The foregoing are carried out jointly between process managers and the central operational risk unit. This provides an assessment of the future exposure to risk in terms of expected and unexpected losses and also allows trends to be foreseen and the corresponding mitigating actions to be adequately planned.

This is complemented by the identification, monitoring and active management of the risk through the use of key risk indicators. These allow warnings to be established, which alert the Institution to any increase in this exposure, and also enable it to identify the causes of that increase and measure the effectiveness of the implemented controls and improvements.

At the same time, checks are run to verify that specific business continuity plans have been defined and implemented for processes identified as being highly critical in the event of any service disruption.

The second course of action is based on experience. It consists of recording all losses incurred by the Institution in a database, which provides information about the operational risks encountered by each business line as well as their causes, so as to be able to take action to minimise these risks and detect potential weaknesses in processes that require action plans to be drawn up aimed at mitigating the associated risks. Recoveries are also recorded, which make it possible to reduce the extent of the loss either as a result of its direct management or by having an insurance policy that covers all or part of the resulting impacts.

Furthermore, this information allows the consistency between estimated losses and actual losses to be determined, in terms of both frequency and severity, iteratively improving the estimates of exposure levels.

Within operational risk, the following risks are also managed and controlled:

–

Conduct risk: broadly speaking, this is defined as the current or future possibility of incurring losses due to the inadequate provision of financial services or any other activity carried out by the Institution, due to misconduct with customers (existing or potential), employees (in relation to human rights, equality, well-being, inclusion, and health & safety in the workplace), shareholders and suppliers, markets, political parties or society in general, including cases of wilful misconduct or negligence.

–

Technology risk: technology risk (or information and communications technology (ICT) risk) is defined as the current or future risk of incurring losses due to inadequacies or failures of technical infrastructures’ hardware and software, which could compromise the availability, integrity, accessibility, confidentiality or traceability of infrastructures, applications and data, or would make it impossible for IT platforms to be changed at a reasonable cost and within a reasonable timeframe in response to the changing needs of the environment or the business.

It also includes security risks resulting from inadequate or failed internal processes or external events, including cyberattacks or inadequate physical security in data centres.

–

Outsourcing risk: this is the current or future risk of losses arising as a result of suppliers failing to provide subcontracted services or discontinuing their provision, weaknesses in their systems’ security, disloyal employees or a breach of applicable regulations. It also encompasses other related risks, such as concentration risk, country risk, legal risk or compliance risk and includes the risk of losses arising from the use of third-party resources and/or means for the regular, ongoing and stable performance over time of certain business processes of the subcontracting company, which in itself involves exposure to a series of inherent underlying risks, such as operational risk, (including conduct risk, risks related to Information and Communications Technology (ICT), reputational risk, concentration risk and vendor lock-in risk.

–

Model risk: current or future risk of an institution incurring losses as a result of decisions largely based on the outputs of internal models, due to errors in their development, implementation or use.

–	Tax risk: the probability of failing to achieve the objectives set out in Banco Sabadell’s tax strategy from a dual perspective due to either internal or external factors:

•

On one hand, the probability of failing to fulfil tax obligations, potentially resulting in a failure to pay taxes that are due, or the occurrence of any other event that could potentially prevent the Bank from achieving its goals.

•	On the other hand, the probability of paying taxes not actually due under tax obligations, thus negatively affecting shareholders and other stakeholders.

–

Compliance risk: defined as the risk of incurring legal or administrative penalties, significant financial losses or reputational damage as a result of an infringement of laws, regulations, internal rules or codes of conduct applicable to banking activity.

Senior Management and, in particular, the Board Risk Committee, monitor the Group’s risk profile through specific reports containing information and indicators associated with the main operational risks (including those associated with technology, human error, conduct, processes, security and fraud). No noteworthy impacts have been detected in 2023.

Detailed information on the risks that the Group deems most material is provided below:

4.4.4.1 Technology risk

In recent years, the importance, complexity and use of technology and data have increased even further in banking processes, especially in remote channels (online banking) as a result of the impact of COVID-19 and the growing use of cloud services. Consequently, the reliance on information systems and their availability is a key factor, as the Bank is more exposed to cyberattacks just like the other operators in the sector. The ongoing geopolitical conflicts have brought with them the risk of becoming a target for cyberattacks, generating the need to introduce back-up measures. At the present time, the risk related to geopolitical conflicts is stable, though latent.

Furthermore, the Institution is currently undergoing a process of transformation, based on the digitalisation and automation of processes, which increases the reliance on systems and the exposure to risks associated with this change, including digital fraud. Technology risk therefore remains one of the key focus areas of Banco Sabadell Group’s risk management.

It should be mentioned that this risk is not only applicable to the Group’s own systems and processes, but it is also applicable to suppliers, given the widespread use of third parties for support in technological and business processes, and this therefore represents a significant risk when it comes to managing outsourcing. On the topic of IT outsourcing, with regard to 2022, the implementation of Project Dingle was particularly noteworthy, involving the outsourcing of application development and testing among three key suppliers, thus requiring a greater level of supplier control and monitoring and the need for special oversight and adjustment throughout 2023, reducing the likelihood of experiencing cybersecurity incidents in area with input from the aforesaid outsourced suppliers.

In order to holistically and adequately manage all risks related to technology and data, the Institution classifies and categorises these risks into eight categories, in line with the Guidelines on ICT and security risk management (EBA/GL/2019/04):

–

IT security (cybersecurity): risk of unauthorised access to IT systems, and of there being an impact on the confidentiality, availability, integrity and traceability of the information (data and metadata) that they contain (including cyberattacks and deliberate action), as well as the potential repudiation of digital operations.

–	IT availability (technological resilience): risk of critical services provided to customers and employees becoming affected by systems failures.

–	IT change: risk arising from errors in the change and development processes of information systems.

–	Data integrity: risk of data stored and processed by IT systems being incomplete, inaccurate or inconsistent.

–

IT outsourcing: risk that engaging a third party or another Group entity (intragroup outsourcing) to provide IT systems, their management or related services produces a negative effect on the Institution’s performance (including impacts on customers, as well as reputational, regulatory or financial impacts).

–	IT governance: risk arising from inadequate or insufficient management and use of technology, as well as a poor alignment of these technologies and their intended uses with the business strategy.

–	Technological transformation: risk associated with inappropriate adoption or inefficient use of technology within the organisation for the development of new value propositions.

–

IT skills: risk arising from the insufficiency of adequate IT profiles (internal and/or external partners) to ensure effective and efficient coverage of technological activities, processes and services.

4.4.4.2 Tax risk

With regard to tax risk, Banco Sabadell Group’s tax risk policies aim to establish the general guidelines for managing and controlling tax risk, specifying the applicable principles and critical parameters and covering all significant elements to systematically identify, assess and manage any risks that may affect the Group’s tax strategy and fiscal objectives, meeting the requirements of the Spanish Capital Companies Act and of Banco Sabadell Group stakeholders.

In terms of tax risk, Banco Sabadell Group aims to fulfil its tax obligations at all times, adhering to the existing legal framework in this regard.

Banco Sabadell Group’s tax strategy, approved by the Board of Directors, reflects its commitment to fostering responsible taxation, promoting preventive measures and developing key transparency schemes in order to gain the confidence and trust of its various stakeholders.

The tax strategy is governed by the principles of efficiency, prudence, transparency and mitigation of tax risk, and it is aligned with the business strategy of Banco Sabadell Group.

The Board of Directors of Banco Sabadell, under the mandate set out in the Spanish Capital Companies Act for the improvement of corporate governance, is responsible, and cannot delegate such responsibility, for the following:

–	Setting the Institution’s tax strategy.

–

Approving investments and operations of all types which are considered to be strategic or to carry considerable tax risk due to their high monetary value or particular characteristics, except when such approval corresponds to the Annual General Meeting.

–	Approving the creation and acquisition of shareholdings in special purpose entities or entities registered in countries or territories classified as tax havens.

–	Approving any transaction which, due to its complexity, might undermine the transparency of the Institution and its Group.

Consequently, the duties of the Board of Directors of Banco Sabadell include the obligation to approve the corporate tax policy and ensure compliance therewith by implementing an appropriate control and oversight system, which is enshrined in the general risk management and control framework of the Group.

4.4.4.3 Compliance risk

As regards compliance risk, one of the core aspects of the Group’s policy, and the foundation of its organisational culture, is strict compliance with all legal provisions, meaning that the achievement of business objectives must be compatible, at all times, with adherence to the law and the established legal system.

To that end, the Group has a Compliance Division, whose mission is to promote and strive to attain the highest levels of Group compliance and ethics, mitigating compliance risk, understood as the risk of legal or administrative sanctions, significant financial losses or loss of reputation due to a breach of laws, regulations, internal regulations and codes of conduct applicable to the Group’s activity; minimising the possible occurrence of any regulatory breach and ensuring that any breaches that may occur are diligently identified, reported and resolved.

This division assesses and manages compliance risk through the following duties:

–

Monitoring and overseeing the adaptation to new regulations through proactive management to ensure regular and systematic monitoring of legal updates, and ensuring the distribution of those which are deemed to have an impact on any area of the Institution’s business, according to the scope established in the corresponding internal procedures.

–

Identifying and periodically assessing compliance risks in the different areas of activity and contributing to their management in an efficient manner. To this end, establishing, applying and maintaining appropriate procedures to prevent, detect, correct and minimise any compliance risk.

–	Establishing, in accordance with the above, an up-to-date oversight and control programme, with the appropriate tools and methodologies for control.

–	Supervising the risk management activities carried out by the first line of defence to ensure that they are aligned with the established policies and procedures.

–

Conducting an appropriate follow-up on any findings (incidents, weakness or areas for improvement detected in the Institution, which may have an impact on compliance risk), in accordance with the corresponding internal procedures.

–

Keeping, for at least the period of time established by the legislation in force at any given time, the documentary justification of the controls carried out by the Compliance Division, as well as any other policies and procedures implemented for the best possible fulfilment of regulatory obligations.

–	Monitoring and coordinating inspections, as well as responses to the requirements of supervisors and regulators, and checking that their recommendations have been acted on accordingly.

–

With regard to Anti-Money Laundering, Countering the Financing of Terrorism (AML/CFT) and International Sanctions, implementing, managing and updating policies and procedures on the topic of AML/CFT and international sanctions; carrying out the preliminary classification of the AML/CFT risk of customers during the onboarding process; applying enhanced due diligence measures when onboarding high-risk customers so that they may be accepted and duly updated beforehand; managing tracking alerts; detecting matches in lists of designated persons and transactions of countries subject to international sanctions; performing special analyses of suspicious activities and reporting them as necessary; preparing training plans; approving new products, services, channels and business areas; and conducting a periodic risk assessment of internal control procedures in relation to AML/CFT and international sanctions.

–

Advising on data protection through the Data Protection Office, acting as the point of contact with the Spanish Data Protection Agency (Agencia Española de Protección de Datos) and performing all other duties assigned in regulations to the Data Protection Officer.

–	Taking part in the process to formulate remuneration policies and practices.

–

Promoting a culture of compliance and appropriate conduct in each of the Group entities, adopting measures that will enable employees to obtain the training and experience they need to perform their duties correctly.

–	Assigning functional responsibilities for compliance where necessary.

–	Collaborating in the development of training programmes in order to advise and make employees aware of the importance of complying with the established internal procedures.

–

Sharing relevant information, reviewing and proposing corrective measures and/or responses to incidents detected in matters of conduct or to queries submitted to the Corporate Ethics Committee, which is tasked with promoting the Group’s ethical conduct to ensure compliance with the action principles set out in the Banco Sabadell Group Code of Conduct, the Banco Sabadell Group Internal Code of Conduct relating to the securities market, the Banco Sabadell Group General Policy on Conflicts of Interest, the Banco Sabadell Group Corporate Crime Prevention Policy and the Banco Sabadell Group Anti-Corruption Policy.

–	Submitting to the administrative and management bodies the regular or ad hoc reports on compliance that are legally required at any given time.

–	Reporting to the administrative and management bodies on any information relevant to compliance arising from all areas and activities of each Group entity.

–	Assisting the Board of Directors and Senior Management in compliance matters.

–

Taking on institutional responsibilities and interacting with supervisory authorities and institutions in relation to matters within its remit and where agreed by the Institution’s management and administrative bodies.

The following compliance risks have been identified:

–	Anti-Money Laundering and Counter-Terrorist Financing.

–	Data protection.

–	Market integrity.

–	Customer protection (including the following risks: MiFID, EBA, other products and services, sustainability, misconduct with customers and advertising).

–	New legislation.

–	Ethics and conduct (includes risks related to corporate crime prevention, remuneration and the code of conduct and ethics).

–	Customer Care Service (Servicio de Atención al Cliente, or SAC).

Note 5 – Minimum own funds and capital management

Minimum own funds requirements

The Group calculates minimum capital requirements based on Directive 2013/36/EU, amended by Directive 2019/878/EU (hereinafter, CRD-V), and Regulation (EU) 575/2013, amended by Regulation (EU) 2019/876 (hereinafter, CRR-II).

The Covid-19 health crisis prompted competent institutions in Europe to temporarily lower liquidity, capital and operational requirements applicable to banks, to ensure that they could continue carrying out their role of providing funding to the real economy.

The European Commission, the European Central Bank and the EBA provided clarity regarding the application of the flexibility already embedded in Regulation (EU) 575/2013 by issuing interpretations and guidance on the application of the prudential framework in the context of Covid-19. These transitional provisions will end in December 2024, as established in Regulation (EU) 2020/873.

In accordance with the aforesaid regulatory framework, credit institutions must comply with a total capital ratio of 8% at all times. However, regulators may exercise their authority and require institutions to maintain additional capital.

On 14 December 2022, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements that would be applicable to it from 1 January 2023, as a result of the Supervisory Review and Evaluation Process (SREP). The requirement, on a consolidated basis, was that Banco Sabadell should keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.65% and a phase-in Total Capital ratio of at least 13.09%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2R (2.15%, of which 1.21% must be met with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the Bank’s status as an ‘other systemically important institution’ (0.25%), and the requirement stemming from the calculation of the specific countercyclical capital buffer (0.19%) as a result of the Bank of England’s Financial Policy Committee (FPC) decision of 13 December 2021 to increase the countercyclical buffer from 0% to 1% from 13 December 2022.

On 30 November 2023, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements applicable as from 1 January 2024, as a result of the SREP. The requirement, on a consolidated basis, is that Banco Sabadell should keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.93% and a phase-in Total Capital ratio of at least 13.42%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2R (2.25%, of which 1.27% must be met with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the Bank’s status as an ‘other systemically important institution’ (0.25%), and the countercyclical buffer (0.42%) that stems from the Bank of England’s Financial Policy Committee (FPC) decision to increase the countercyclical buffer from 1% to 2% from 5 July 2023.

As at 31 December 2023, the Group’s phase-in CET1 capital ratio stood at 13.2% (12.68% as at 31 December 2022) and its phase-in total capital ratio was 17.76% (17.08% as at 31 December 2022); therefore, the capital requirements indicated in the preceding points are being comfortably met.

The following table sets out the minimum prudential requirements applicable to Banco Sabadell Group following the Supervisory Review and Evaluation Process (SREP) for the years 2022-2024:

	2024	2023	2022

Pillar 1 CET1	4.50%	4.50%	4.50%
Pillar 2 Requirement	1.27%	1.21%	1.21%
Capital conservation buffer	2.50%	2.50%	2.50%
Systemic buffer	0.25%	0.25%	0.25%
Countercyclical buffer	0.42%	0.19%	0.19%
Common Equity Tier 1 (CET1) ratio	8.93%	8.65%	8.65%
Dates of communication of the SREP outcome	30/11/2023	14/12/2022	23/11/2020

On a standalone basis, the requisite Common Equity Tier 1 (CET1) ratio to be attained as at 31 December 2023 is 7.29% and the required Total Capital ratio is 10.79%. This requirement includes the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the capital conservation buffer (2.50%) and the requirement stemming from the calculation of the specific countercyclical capital buffer which, as at 31 December 2023, was 0.29%.

As at 31 December 2023, Banco Sabadell had a CET1 capital ratio of 13.65% (13.30% as at 31 December 2022) and a phase-in total capital ratio of 18.04% (17.59% as at 31 December 2022), both also well above the standalone capital requirements.

Requirements related to the restructuring and resolution of credit institutions

On 15 May 2014, Directive 2014/59/EU was published in the Official Journal of the European Union, which establishes a framework for the restructuring and resolution of credit institutions and investment firms, known by its acronym BRRD (Bank Recovery and Resolution Directive).

Through the publication of the Royal Decree 1012/2015 of 6 November 2015, implementing Law 11/2015 of 18 June 2015 on the recovery and resolution of credit institutions and investment firms, the BRRD was transposed into Spanish law.

The BRRD arises from the need to establish a framework that provides authorities with a credible set of tools to intervene sufficiently early and quickly in an unsound or failing institution so as to ensure the continuity of the Institution’s critical financial and economic functions, to avoid a significant adverse repercussions for financial stability, and to adequately protect public funds by minimising reliance on extraordinary public financial support. Likewise, covered depositors enjoy special treatment.

The framework proposed by the BRRD is based on the principle that traditional insolvency proceedings are not, in many cases, the best option to achieve the aforementioned objectives. That is why the BRRD introduces the resolution procedure, whereby competent resolution authorities obtain administrative powers to manage a failing institution.

The preamble of Law 11/2015 defines a resolution process as a unique administrative process to address the failure of credit institutions and investment firms, when an insolvency proceeding is not appropriate for reasons of public interest and financial stability. In order to achieve the aforementioned objectives, the BRRD envisages a series of instruments available to the competent resolution authority, including a bail-in tool. The BRRD introduces for this purpose a minimum requirement for own funds and eligible liabilities (MREL) that institutions must comply with at all times in order to ensure their loss-absorbing capacity is sufficient to guarantee the effective implementation of the resolution tools and that, in the current regulatory environment, would be the amount of own funds and eligible liabilities expressed as a percentage of the Institution’s total liabilities and own funds.

Similarly, in 2015 the FSB defined the TLAC (Total Loss-Absorbing Capacity) requirement, also designed to ensure that institutions have sufficient capacity to absorb losses and execute a bail-in in the event of resolution. It should be noted that this requirement only applies to global systemically important banks (G-SIBs); therefore, it does not apply to Banco Sabadell Group.

In June 2019, after more than two and a half years of negotiations, a reform of the bank resolution framework was agreed with the approval of the new resolution directive, BRRD II (Directive 2019/879), which implements the international TLAC standard in the EU. BRRD II was transposed into Spanish law by Royal Decree-Law 7/2021 of 27 April 2021.

Responsibility for determining MREL falls to the Single Resolution Board (SRB), pursuant to that set forth in Regulation (EU) 806/2014, also revised in 2019 and substituted by Regulation (EU) 2019/877. Thus, the SRB, after consulting with the competent authorities, including the ECB, will establish the MREL for each bank, taking into consideration aspects such as the size, funding model, risk profile and the risk of contagion to the financial system, among others.

In May 2021, the SRB published the MREL Policy under the Banking Package, which integrates the regulatory changes of the aforesaid resolution framework reform. The new SRB requirements are based on balance sheet data as at December 2021 and set two binding MREL targets: the final MREL target, which is binding from 1 January 2024, and an interim target to be met from 1 January 2022 onwards. The latter corresponded to an intermediate level, which has allowed for a linear build-up by institutions of their MREL capacity. Its calibration therefore depended on the Institution’s MREL capacity at the time of calibration and its final target.

The interim requirements in effect since 1 January 2022 are:

–	The MREL requirement is 21.05% of the TREA and 6.22% of the LRE.

–	The subordination requirement is 14.45% of the TREA and 6.06% of the LRE.

On 19 December 2023, Banco Sabadell received a communication from the Bank of Spain regarding the decision made by the Single Resolution Board (SRB) concerning the minimum requirement for own funds and eligible liabilities (MREL) and the subordination requirement applicable on a consolidated basis.

The requirements that must be met from 1 January 2024 are as follows:

–	The minimum MREL is 22.52% of the total risk exposure amount (TREA) and 6.35% of the leverage ratio exposure (LRE).

–	The subordination requirement is 17.31% of the TREA and 6.35% of the LRE.

The decision does not introduce changes to the following interim requirements that must be met from 1 January 2022.

The own funds used by the Institution to meet the combined buffer requirement (CBR), comprising the capital conservation buffer, the systemic risk buffer and the countercyclical buffer, will not be eligible to meet the MREL and subordination requirements expressed in terms of the TREA.

Banco Sabadell is already compliant with the requirements that it needs to meet from 1 January 2024 onwards, which coincide with Banco Sabadell’s expectations and are in line with its funding plans. In 2023, the Institution issued 1.5 billion euros of MREL-eligible senior non-preferred debt and 750 million euros of senior preferred debt.

	MREL Requirement		Subordination Requirement
	% TREA	% LRE	% TREA	% LRE

Requirement 1 January 2022	21.05%	6.22%	14.45%	6.06%
Requirement 1 January 2024	22.52%	6.35%	17.31%	6.35%
MREL 31 December 2023 (*)	24.73%	9.34%	20.13%	7.80%
(*)	The MREL and Subordination ratios as a % of the TREA do not include capital used to meet the CBR, set at 3.13%.

Capital management

The management of capital resources is the result of an ongoing capital planning process. This process considers the evolution of the economic, regulatory and sectoral environment. It takes into account the expected capital consumption of different activities, under the various envisaged scenarios, and the market conditions that could determine the effectiveness of the different actions being considered for implementation. The process is enshrined within the Group’s strategic objectives and aims to achieve an attractive return for shareholders, whilst also ensuring that its level of own funds is appropriate in terms of the risks inherent in banking activity.

As regards capital management, as a general policy, the Group aims to adjust its available capital to its overall level of risks incurred.

The Group follows the guidelines set out in CRD-V and associated regulations, as well as their successive updates, in order to establish own funds requirements that are inherent in the risks actually incurred by the Group, based on independently validated internal risk measurement models. To this end, the Group has been authorised by the supervisor to use the majority of its internal models to calculate regulatory capital requirements.

The Group carries out frequent backtesting exercises on its IRB models, at least once a year. These backtesting exercises are carried out independently by the Models and Internal Validation unit and reported for monitoring purposes to the established internal governing bodies, such as the Models Committee, the Technical Risk Committee and the Board Risk Committee (delegated Board committee). Additionally, the backtesting results that affect the risk parameters used to calculate regulatory capital and the main conclusions drawn from those results are included in the annual Pillar III Disclosures report, taking into account the criteria established by the EBA in its disclosure guidelines.

Banco Sabadell Group carries out an internal capital adequacy assessment process (ICAAP) on a consolidated and ongoing basis throughout the year in order to generate a relevant, up-to-date, fully comprehensive and forward-looking appraisal of the adequacy of its levels of capital, considering the Group’s business model and the risks taken.

The ICAAP is carried out under a solid governance framework, with high levels of involvement from Senior Management. The ultimate responsibility for its review and approval lies with the Board of Directors.

The ICAAP is seen as a complementary tool to Basel Pillar 1 (regulatory capital), which first analyses the Group’s business model within its economic, financial and regulatory context, and its short- and medium-term sustainability and viability. The Group’s business model involves taking risks and a risk profile is therefore defined. As part of the ICAAP, an identification is made of the material risks and of the main threats and vulnerabilities derived from the Group’s activity and a self-assessment is carried out of the inherent and residual risk that they entail, after considering the risk governance, management and control systems.

Based on the inventory of the Group’s material risks and their management, a comprehensive quantitative assessment of the necessary capital based on internal approaches (economic capital) is established, the scope of which goes beyond the risks covered by Pillar 1, integrating the models used by the Group (e.g. borrower rating systems: credit ratings and credit scores) and other internal estimates appropriate to each type of risk.

In addition, the ICAAP includes forward-looking analyses with a three-year time horizon (or even a 30-year time horizon in the case of scenarios designed to forecast climate risk). These analyses are carried out under a baseline economic scenario, but also under plausible albeit unlikely adverse scenarios (stress tests), which are relevant to the Group and therefore reflect adverse situations that could have a particular impact on the Group. The baseline forecast includes the Group’s business and financial plans. These forecasting exercises are carried out to verify whether the business performance, risk and income statement in possible adverse scenarios could pose a risk to the Group’s solvency based on the available own funds, or affect the Group’s compliance with its Risk Appetite Statement. As a result of these exercises, weaknesses can be detected and, if necessary, action plans can be proposed to mitigate the identified risks.

Forward-looking analyses under adverse scenarios are supplemented with reverse stress tests, which identify the Group’s idiosyncratic aspects that could put its solvency at considerable risk if they were to materialise.

The combination of the various solvency measures (static or dynamic and regulatory or economic), taking into account the inventory of risks affecting the Group and the main vulnerabilities detected, enables the Board of Directors, as the body ultimately responsible for the ICAAP, to draw a conclusion regarding the Group’s solvency position.

The Group has implemented a risk-adjusted return on capital (RaRoC) metric in segments where this is considered relevant, which is embedded in the pricing management system and therefore subject to the Institution’s policies and procedures. In addition to being used in the pricing process, this metric can measure the return obtained on each transaction and customer and even by each business unit, which makes it possible to make like-for-like comparisons.

The level and quality of capital are Group RAS metrics and their management and control are governed by the Group’s Risk Appetite Framework (RAF).

Eligible capital and capital ratios

As at 31 December 2023, the Group’s eligible capital amounted to 13,926 million euros (13,588 million euros as at 31 December 2022), representing a surplus of 3,480 million euros (3,177 million euros as at 31 December 2022), as shown below:

Thousand euro
	2023	2022	Year-on-year change (%)

Capital	680,028	703,371	(3.32)

Reserves (includes profit attributable to the Group, net of dividends)	13,198,328	12,838,901	2.80
Valuation adjustments	(471,695)	(641,901)	(26.52)

Deductions and transitory effects	(3,059,900)	(2,817,620)	8.60
CET1 capital	10,346,761	10,082,751	2.62

CET1 (%)	13.19	12.68	4.02

Preference shares, convertible bonds and deductions	1,750,000	1,650,000	6.00
Additional Tier 1 capital	1,750,000	1,650,000	6.00

AT1 (%)	2.23	2.07	7.73
Tier 1 capital	12,096,761	11,732,751	3.10

Tier 1 (%)	15.42	14.75	4.54
Tier 2 capital	1,829,460	1,855,001	(1.38)

Tier 2 (%)	2.33	2.33	—
Capital base	13,926,221	13,587,753	2.49

Minimum capital requirement (*)	10,445,833	10,411,235	0.33
Capital surplus	3,480,388	3,176,518	9.57

Total capital ratio (%)	17.76	17.08	3.98

Risk weighted assets (RWAs)	78,427,616	79,544,790	(1.40)

(*) Minimum capital requirements have been calculated taking into account capital requirements in effect as at 2023 year-end for Pillar I (8%) and Pillar 2R (2.15%), as well as the capital conservation buffer (2.5%), countercyclical buffer (0.42%) and the buffer for other systemically important institutions (0.25%).

Common Equity Tier 1 (CET1) capital accounts for 74.30% of eligible capital. Deductions mainly comprise intangible assets, goodwill and deferred tax assets. The impact of applying Regulation 2020/873 from June 2020 onwards in the context of Covid-19 is deemed to be transitory. This regulation extends the transitional arrangements designed to mitigate the impact of IFRS 9 for two years, allowing institutions to fully add back to their Common Equity Tier 1 capital any increase in new expected credit loss provisions that they recognise after 1 January 2020 for their financial assets that are not credit-impaired. As at 31 December 2022, the impact of these transitional arrangements came to 98 million euros, while as at 31 December 2023 these transitional arrangements had no effect, mainly because of the loss of eligibility of the static component of IFRS 9.

Tier 1 comprises, in addition to CET1 funds, items that largely make up Additional Tier 1 capital (12.57% of own funds), which are capital items comprised of preferred securities. On 18 January 2023, a new issue, Preferred Securities 1/2023, was executed in the amount of 500 million euros, which replaced the Preferred Securities 2/2017 issue of 400 million euros, whose early call option envisaged in the issue’s conditions was exercised on 23 February 2023.

Tier 2 capital provides 13.14% of the total capital ratio and is made up largely of subordinated debt. Regarding subordinated debt, it is worth noting the Subordinated Debt 1/2023 series issued on 16 February 2023, which increased Tier 2 capital by 500 million euros and replaced the Subordinated Debt 1/2018 series, in the amount of 500 million euros, after exercising the early redemption option on 12 December 2023, in accordance with that established in that issue’s conditions.

In terms of risk-weighted assets (RWAs), two securitisations were carried out during the period: one synthetic securitisation of SME and business loans, disbursed on 27 September 2023 for an amount of 1,103 million euros, and one traditional securitisation carried out by the subsidiary Sabadell Consumer Finance, S.A.U. of loans intended for vehicle purchase, disbursed on 29 September 2023, which amounted to 650 million euros. In addition, in Banco Sabadell (excluding TSB), it is worth noting the reductions in RWAs due to the portfolio’s improved density, as a result, among other factors, of the implementation of new models for mortgages and consumer loans granted to individuals, the reduction of lending volumes (although its impact on RWAs is limited as most of that reduction corresponds to ICO loans) and, lastly, the reduction of market risk requirements, especially for interest rate risk, due in large part to the portfolio’s evolution. This reduction in credit RWAs and market RWAs is partially offset by the update of operational RWAs following the increase of the material risk indicator in 2023.

In fully-loaded terms, as at 31 December 2023, the Common Equity Tier 1 (CET1) ratio stood at 13.2% and the total capital ratio stood at 17.76%, both well above the regulatory minima.

The following table shows movements in the various regulatory capital components during 2023 and 2022:

Thousand euro
CET1 balance as at 31 December 2021	10,079,533

Reserves (includes profit attributable to the Group, net of dividends)	319,654
Valuation adjustments	(273,616)
Deductions and transitory effects	(42,819)
CET1 balance as at 31 December 2022	10,082,751

Capital	(23,343)
Reserves (includes profit attributable to the Group, net of dividends) (*)	359,427
Valuation adjustments	170,206
Deductions and transitory effects	(242,280)
CET1 balance as at 31 December 2023	10,346,761

(*) The movement in Reserves includes -204 million euros corresponding to the share buyback carried out in 2023.

Thousand euro
Additional Tier 1 balance as at 31 December 2021	2,400,000

Eligible instruments	(750,000)
Additional Tier 1 balance as at 31 December 2022	1,650,000

Eligible instruments	100,000
Additional Tier 1 balance as at 31 December 2023	1,750,000

Thousand euro
Tier 2 balance as at 31 December 2021	2,021,270

Eligible instruments	(99,745)
Credit risk adjustments	(10,193)
Deductions and transitory effects	(56,330)
Tier 2 balance as at 31 December 2022	1,855,001

Eligible instruments	(99,745)
Credit risk adjustments	17,874
Deductions and transitory effects	56,330
Tier 2 balance as at 31 December 2023	1,829,460

The table below shows the reconciliation of equity and regulatory capital as at 31 December 2023 and 2022:

Thousand euro
	2023	2022(*)

Shareholders’ equity	14,343,946	13,840,723
Accumulated other comprehensive income	(498,953)	(650,645)
Minority interests	34,213	34,344
Total equity	13,879,206	13,224,422

Goodwill and intangibles	(2,189,218)	(2,144,909)
Dividends (**)	(503,988)	(317,281)
TLCFs and thresholds for non-monetisable DTAs	(490,572)	(537,712)
Deductions	(257,415)	(124,898)
Other adjustments	(91,252)	(16,870)
Regulatory accounting adjustments	(3,532,445)	(3,141,670)

Common Equity Tier 1 capital	10,346,761	10,082,751

Additional Tier 1 capital	1,750,000	1,650,000
Tier 2 capital	1,829,460	1,855,001
Total regulatory capital	13,926,221	13,587,753

(*) Information corresponding to the consolidated annual financial statements for the year ended 31 December 2022.

(**) Does not consider interim dividend booked

As at 31 December 2023 and 2022, there was no significant difference between the accounting scope of consolidation and the regulatory scope of consolidation.

Risk-weighted assets amounted to 78,428 million euros as at 31 December 2023, representing a balance variation of -1.40% with respect to 31 December 2022. Details of the main components of that balance variation can be found in the previous paragraphs of this note.

The breakdown of risk-weighted assets by type of risk, as at 31 December 2023 and 2022, is shown below:

Thousand euro
	2023		2022
	Amount	%	Amount	%

Credit risk (*)	68,970,951	87.94%	70,387,473	88.48%
Operational risk	9,008,555	11.49%	8,160,674	10.26%
Market risk	448,110	0.57%	996,644	1.25%
Total	78,427,616	100.00%	79,544,790	100.00%

(*) Includes counterparty credit risk, due to the contribution made to the default guarantee fund of CCPs and due to securitisation positions. Certain impacts linked mainly to the completion of the IRB Repair Programme, which the Institution has decided to frontload, are also included. Not including the aforementioned supplementary items, credit RWAs measured under the standardised approach and using advanced models (including deferred tax assets and the impact on RWAs after applying the prudential adjustments requested by the supervisor (SSM)) amounted to 66,119 million euros.

The following table shows the reasons for the variation in credit RWAs occurring during 2023 and 2022:

Thousand euro
	RWAs	Capital requirements (*)

Balance as at 31 December 2021	69,543,133	5,563,451

Change in business volume	(769,481)	(61,558)
Asset quality	(3,006,475)	(240,518)
Changes in models	951,398	76,112
Methodology, parameters and policies	1,017,559	81,405
Acquisitions and disposals	(446,665)	(35,733)
Exchange rate	(430,845)	(34,468)
Balance as at 31 December 2022	66,858,624	5,348,690

Change in business volume	(989,535)	(79,163)
Asset quality	(1,284,349)	(102,748)
Changes in models	326,000	26,080
Methodology, parameters and policies	294,000	23,520
Acquisitions and disposals	(60,000)	(4,800)
Exchange rate	287,882	23,031
Other (**)	686,000	54,880
Balance as at 31 December 2023	66,118,622	5,289,490

Excludes credit valuation adjustment (CVA) requirements and contributions to the default guarantee fund of CCPs. Also excludes “Other risk exposure amounts” and RWAs corresponding to securitisations.

(*) Calculated as 8% of RWAs.

(**) The increase in the “Other” category is essentially due to the assignment, at a granular level, of a series of add-ons at TSB, which as at December 2022 were reported as “Other risk exposure amounts”.

Details of risk-weighted assets for the risk with the largest volume (credit risk), broken down by geographical area as at 31 December 2023 and 2022, are included here below:

%
	2023	2022

Spain	63.47%	64.95%
Rest of European Union	4.74%	4.97%
United Kingdom	19.60%	18.24%
Americas	11.36%	11.08%
Rest of the world	0.83%	0.77%
Total	100%	100%
Includes counterparty credit risk.

The leverage ratio aims to reinforce capital requirements by providing a supplementary measure that is not linked to the level of risk. Article 92 of the CRR-II regulation establishes that a minimum leverage ratio of 3% is required as from June 2021; this percentage is comfortably exceeded by the Group as at 31 December 2023.

The phase-in leverage ratio as at 31 December 2023 and 2022 is shown below:

Thousand euro
	2023	2022

Tier 1 capital	12,096,761	11,732,751
Exposure	233,254,941	253,840,350
Leverage ratio	5.19%	4.62%

During 2023, the leverage ratio increased by 57 basis points compared to the leverage ratio as at 31 December 2022, mainly due to the decrease in the exposure with central banks linked in large part to TLTRO repayments and, to a lesser extent, the decline in lending volumes. Tier 1 capital also improved during the period, mainly due to the positive evolution of Common Equity Tier 1 (CET1) capital thanks to the profit earned during the year, combined with the positive impact of the net movement of new issues and redemptions of preferred securities during the year.

For more information about capital management, capital ratios and the leverage ratio, their composition, details of parameters and their management, see the Pillar III Disclosures report, which is published annually and is available on the Group’s website (www.grupbancsabadell.com), in the section “Information for shareholders and investors - Financial information”.

Note 6 – Fair value of assets and liabilities

Financial assets and financial liabilities

The fair value of a financial asset or financial liability at a given date is understood as the amount at which it could be sold or transferred, respectively, as at that date, between two independent and knowledgeable parties acting freely and prudently, under market conditions. The most objective and commonly used reference for the fair value of a financial asset or financial liability is the price that would be paid in an organised, transparent and deep market (‘quoted price’ or ‘market price’).

When there is no market price for a particular financial asset or financial liability, the fair value is estimated based on the values established for similar instruments in recent transactions or, alternatively, by using mathematical valuation models that have been suitably tested by the international financial community. When using these models, the particular characteristics of the financial asset or financial liability to be valued are taken into account, particularly the different types of risks that may be associated therewith. Notwithstanding the foregoing, the limitations inherent in the valuation models that have been developed and possible inaccuracies in the assumptions and parameters required by these models may result in the estimated fair value of a financial asset or financial liability not exactly matching the price at which the asset or liability could be delivered or settled on the valuation date.

The fair value of financial derivatives quoted on an active market is the daily quoted price.

In the case of instruments for which quoted prices cannot be determined, prices are estimated using internal models developed by the Bank, most of which take data based on observable market parameters as significant inputs. In the remaining cases, the models make use of other inputs that rely on internal assumptions based on generally accepted practices within the financial community.

For financial instruments, the fair values disclosed in the financial statements are classified according to the following fair value levels:

–	Level 1: fair values are obtained from the (unadjusted) prices quoted on active markets for that instrument.

–

Level 2: fair values are obtained from the prices quoted on active markets for similar instruments, the prices of recent transactions, expected payment flows or other valuation techniques in which all significant inputs are directly or indirectly based on observable market data.

–	Level 3: fair values are obtained through valuation techniques in which one or more significant inputs is not based on observable market data.

Set out below are the main valuation methods, assumptions and inputs used when estimating the fair value of financial instruments classified in Levels 2 and 3, according to the type of financial instrument concerned:

Level 2 financial instruments	Valuation techniques	Main assumptions	Main inputs used
Debt securities	Net present value method

Calculation of the present value of financial instruments as the present value of future cash flows (discounted at market interest rates), taking into account:

- An estimate of pre-payment rates

- Issuers’ credit risk

- Issuer credit spreads - Observable market interest rates
Equity instruments	Sector multiples (P/BV)	Based on the NACE code that best represents the company’s primary activity, the price-to-book value (P/BV) ratio obtained from peers is applied	- NACE codes - Quoted prices in organised markets

Simple derivatives (a)	Net present value method	Implicit curves calculated based on quoted market prices	- Observable yield curve - FX swaps curve and spot curve
Other derivatives (a)	Analytic/ semi-analytic formulae	- For equity derivatives, FX or commodities: Black-Scholes model: a lognormal distribution is assumed for the underlying asset with volatility depending on the term	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options

- For interest rate derivatives:

Normal model and shifted Libor Market Model: negative rates and forward rates in the term structure of the interest rate curve are fully correlated. For calculation of CVA and DVA adjustments: Normal model and Black- Scholes model

- Term structure of interest rates - Volatility surfaces of Libor rate options (caps) and swap rate options (swaptions) - Probability of default for calculation of CVA and DVA (b)
	Monte Carlo simulations	- For valuation of equity derivatives, FX or commodities: Black-Scholes model: a lognormal distribution is assumed for the underlying asset with volatility depending on the term	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options
	Hybrid local stochastic volatility models	- For FX derivatives: Tremor model: implicit volatility obtained through stochastic differential equations	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options
	For credit derivatives: - Intensity models	These models assume a default probability structure resulting from term-based default intensity rates	- Price listings of Credit Default Swaps (CDS) - Historic volatility of credit spreads

(a) Given the small net position of Banco Sabadell, the funding value adjustment (FVA) is estimated to have a non-material impact on the valuation of derivatives.

(b) To calculate CVA and DVA, levels of severity fixed at 60% have been used, which corresponds to the market standard for senior debt. Average future, positive and negative exposures have been estimated using market models, Libor for interest rates and the Black-Scholes model for FX, using market inputs. The probability of default of customers with no quoted debt instruments or CDS have been obtained using the IRB model and for Banco Sabadell those obtained from the CDS market prices have been assigned.

Level 3 financial instruments	Valuation techniques	Main assumptions	Main non-observable inputs

Debt securities	Net present value method

Calculation of the present value of financial instruments as the present value of future cash flows (discounted at market interest rates), taking into account in each case:

- An estimate of pre-payment rates

- Issuers’ credit risk

- Other estimates of variables that affect future cash flows: claims, losses, redemptions

- Estimated credit spreads of the issuer or a similar issuer - Rates of claims, losses and/or redemptions

Loans and advances	Net present value method	Calculation of the present value of future cash flows discounted at market interest rates based on the scenarios generated	- The entity’s business plans

Equity instruments	Discounted cash flow method

Calculation of the present value of future cash flows discounted at market interest rates adjusted for risk (CAPM method), taking into account:

- An estimate of the company’s projected cash flows

- Risk in the company’s sector

- Macroeconomic inputs

- The entity’s business plans - Risk premiums of the company’s sector - Adjustment for systemic risk (Beta Parameter)

Derivatives (a)	For credit derivatives: - Intensity models	These models assume a default probability structure resulting from term-based default intensity rates	For credit derivatives: - Estimated credit spreads of the issuer or a similar issuer - Historic volatility of credit spreads
	For commodity derivatives: - Net present value method	Forward curve calculated based on adjusted quoted market prices	Unquoted futures curves

(a) Given the small net position of Banco Sabadell, the funding value adjustment (FVA) is estimated to have a non-material impact on the valuation of derivatives.

Determination of the fair value of financial instruments

A comparison between the value at which the Group’s main financial assets and financial liabilities are recognised on the accompanying consolidated balance sheets and their corresponding fair values is shown below:

Thousand euro
		2023		2022
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Assets:
Cash, cash balances at central banks and	7	29,985,853	29,985,853	41,260,395	41,260,395
other demand deposits

Financial assets held for trading	8,9,10	2,706,489	2,706,489	4,017,253	4,017,253

Non-trading financial assets mandatorily at fair value through profit or loss	8,9,11	153,178	153,178	77,421	77,421

Financial assets designated at fair value through profit or loss		—	—	—	—

Financial assets at fair value through other comprehensive income	9	6,269,297	6,269,297	5,802,264	5,802,264

Financial assets at amortised cost	8	180,913,793	175,310,626	185,045,452	178,139,213

Derivatives – Hedge accounting	12	2,424,598	2,424,598	3,072,091	3,072,091
Total assets		222,453,208	216,850,041	239,274,876	232,368,637

Thousand euro
		2023		2022
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Liabilities:

Financial liabilities held for trading	10	2,867,459	2,867,459	3,598,483	3,598,483

Financial liabilities designated at fair value through profit or loss		—	—	—	—

Financial liabilities at amortised cost	18, 19,

	20, 21	216,071,766	215,397,464	232,529,932	230,522,957

Derivatives – Hedge accounting	12	1,171,957	1,171,957	1,242,470	1,242,470
Total liabilities		220,111,182	219,436,880	237,370,885	235,363,910

Financial instruments at fair value

The following tables show the main financial instruments recognised at fair value in the accompanying consolidated balance sheets, broken down according to the valuation method used to estimate their fair value:

Thousand euro
		2023
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		142,495	2,563,994	—	2,706,489
Derivatives	10	—	2,563,994	—	2,563,994
Debt securities	8	142,495	—	—	142,495
Loans and advances – Customers		—	—	—	—
Non-trading financial assets mandatorily at		31,255	15,974	105,949	153,178
fair value through profit or loss
Equity instruments	9	18,398	14,840	19,098	52,336
Debt securities	8	12,857	1,134	51,753	65,744
Loans and advances	11	—	—	35,098	35,098
Financial assets at fair value through other		4,656,989	1,522,988	89,320	6,269,297
comprehensive income
Equity instruments	9	582	130,441	52,915	183,938
Debt securities	8	4,656,407	1,392,547	36,405	6,085,359

Derivatives – Hedge accounting	12	—	2,424,598	—	2,424,598
Total assets		4,830,739	6,527,554	195,269	11,553,562

Thousand euro
			2023
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		337,373	2,530,086	—	2,867,459
Derivatives	10	—	2,530,086	—	2,530,086
Short positions		337,373	—	—	337,373

Derivatives – Hedge accounting	12	—	1,171,957	—	1,171,957
Total liabilities		337,373	3,702,043	—	4,039,416

Thousand euro
			2022
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		417,131	3,597,627	2,495	4,017,253
Derivatives	10	—	3,597,627	2,495	3,600,122
Debt securities	8	417,131	—	—	417,131
Loans and advances – Customers		—	—	—	—
Non-trading financial assets mandatorily at		14,861	10,428	52,132	77,421
fair value through profit or loss
Equity instruments	9	1,945	9,286	11,914	23,145
Debt securities	8	12,916	1,142	40,218	54,276
Financial assets at fair value through other		5,557,280	142,327	102,657	5,802,264
comprehensive income
Equity instruments	9	631	122,400	56,541	179,572
Debt securities	8	5,556,649	19,927	46,116	5,622,692

Derivatives – Hedge accounting	12	—	3,062,111	9,980	3,072,091
Total assets		5,989,272	6,812,493	167,264	12,969,029

Thousand euro
			2022
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		224,447	3,374,036	—	3,598,483
Derivatives	10	—	3,374,036	—	3,374,036
Short positions		224,447	—	—	224,447

Derivatives – Hedge accounting	12	—	1,242,470	—	1,242,470
Total liabilities		224,447	4,616,506	—	4,840,953

Derivatives with no credit support annexes (CSAs) include the Credit Valuation Adjustment (CVA) and Debit Valuation Adjustment (DVA), respectively, in their fair value. The fair values of these derivatives represent 5.87% of the total, and their adjustment for credit and debit risks represents 4.12% of their fair value as at 31 December 2023 (5.31% and 17.30%, respectively, as at 31 December 2022).

Movements in the balances of financial assets and financial liabilities recognised at fair value and classified as Level 3, disclosed in the accompanying consolidated balance sheets, are shown below:

Thousand euro
	Assets	Liabilities
Balance as at 31 December 2021	201,081	—

Valuation adjustments recognised in profit or loss (*)	3,662	—
Valuation adjustments not recognised in profit or loss	10,115	—
Purchases, sales and write-offs	(44,502)	—
Net additions/removals in Level 3	(4,957)	—
Exchange differences and other	1,865	—

Balance as at 31 December 2022	167,264	—

Valuation adjustments recognised in profit or loss (*)	7,104	—
Valuation adjustments not recognised in profit or loss	(11,318)	—
Purchases, sales and write-offs	(1,184)	—
Net additions/removals in Level 3	(980)	—
Exchange differences and other	34,383	—

Balance as at 31 December 2023	195,269	—

(*) Relates to securities retained on the balance sheet.

Details of financial instruments that were transferred to different valuation levels in 2023 are as follows:

Thousand euro
2023
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Non-trading financial assets mandatorily at fair		—	—	—	—	—	—
value through profit or loss
Financial assets designated at fair value through		—	—	—	—	5,500	—
profit or loss
Financial assets at fair value through other		687,365	4,520	—	—	—	—
comprehensive income
Derivatives		—	—	—	—	—	—

Liabilities:
Financial liabilities held for trading		—	—	—	—	—	—
Financial liabilities designated at fair value through		—	—	—	—	—	—
profit or loss
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		687,365	4,520	—	—	5,500	—

Details of financial instruments that were transferred to different valuation levels in 2022 are as follows:

Thousand euro
2022
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Non-trading financial assets mandatorily at		—	—	—	—	—	—
fair value through profit or loss
Financial assets designated at fair value		—	—	—	—	—	—
through profit or loss
Financial assets at fair value through other		—	—	—	429	4,465	920
comprehensive income
Derivatives		—	—	—	—	—	—

Liabilities:
Financial liabilities held for trading		—	—	—	—	—	—
Financial liabilities designated at fair value		—	—	—	—	—	—
through profit or loss
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		—	—	—	429	4,465	920

Transfers from Level 1 to Level 2 in 2023 correspond mainly to bonds issued by US government agencies for which, given their characteristics, it has been determined that their fair value should be obtained primarily using directly or indirectly observable market data.

Transfers from Level 1 to Level 3 during the year are due to the fact that the markets in which these instruments (fixed-income bonds) are traded are no longer considered to be active markets; therefore, their value is instead calculated using valuation techniques in which one of the main significant inputs is based on unobservable market data.

Transfers from Level 3 to Level 1 in 2023 correspond to equity instruments that began to be traded on an active market.

Transfers from Level 3 to Level 1 in 2022 were due to the fact that the markets in which those instruments (senior bonds) were traded began to be considered active markets; therefore, their valuation was instead obtained from quoted prices.

As at 31 December 2023 and 2022, the effect of replacing the main assumptions used in the valuation of Level 3 financial instruments with other reasonably possible assumptions, taking the highest value (most favourable assumption) or lowest value (least favourable assumption) of the range that is considered likely, is not significant.

As at year-end in both years, there were no derivatives using equity instruments as underlying assets or material interests in discretionary gains in any companies.

Financial instruments at amortised cost

The following tables show the fair value of the main financial instruments recognised at amortised cost in the accompanying consolidated balance sheets:

Thousand euro
	2023
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost:
Debt securities	18,563,516	1,575,850	303,590	20,442,956
Loans and advances	—	20,952,925	133,914,744	154,867,669
Total assets	18,563,516	22,528,775	134,218,334	175,310,625

Thousand euro
	2023
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*):
Deposits (**)	—	183,661,142	—	183,661,142
Debt securities issued	20,405,507	4,966,959	—	25,372,466
Total liabilities	20,405,507	188,628,101	—	209,033,608

(*) As at 31 December 2023, the Group had other financial liabilities amounting to 6,333,286 thousand euros.

(**) The fair value of demand deposits has been likened to their carrying amount as they are mainly short-term balances.

Thousand euro
	2022
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost
Debt securities	19,264,376	778,098	207,034	20,249,508
Loans and advances	2,776,939	20,211,002	134,901,764	157,889,705
Total assets	22,041,315	20,989,100	135,108,798	178,139,213

Thousand euro
	2022
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*)
Deposits (**)	—	197,569,465	3,772,522	201,341,987
Debt securities issued	18,674,324	3,847,785	—	22,522,109
Total liabilities	18,674,324	201,417,250	3,772,522	223,864,096

(*) As at 31 December 2022, the Group had other financial liabilities amounting to 6,658,861 thousand euros.

(**) The fair value of demand deposits has been likened to their carrying amount as they are mainly short-term balances.

In general, the fair value of “Financial assets at amortised cost” and “Financial liabilities at amortised cost” has been estimated using the discounted cash flow method, applying market interest rates as at the end of each year adjusted for the credit spread and incorporating any behavioural assumptions deemed relevant, with the exception of debt securities with active markets, for which it has been estimated using year-end quoted prices.

The fair value of the heading “Cash, cash balances at central banks and other demand deposits” has been likened to its carrying amount, as these are mainly short-term balances.

Financial instruments at cost

As at the end of 2023 and 2022, there were no equity instruments valued at their acquisition cost that could be considered significant.

Non-financial assets

Real estate assets

As at 31 December 2023 and 2022, the net carrying amounts of real estate assets do not differ significantly from the fair values of these assets (see Notes 13, 15 and 17).

The selection criteria for appraisers and the update of appraisals are defined in the section on "Guarantees", in Note 1.3.4. to these consolidated annual financial statements.

Valuation techniques are generally used by all appraisal companies based on each type of real estate asset.

As per regulatory requirements, in the valuation techniques used, appraisal companies maximise the use of observable market data and other factors which would be taken into account by market operators when setting prices, endeavouring to keep the use of subjective considerations and unobservable or non-verifiable data to a minimum.

The main valuation methods used fall into the following measurement levels:

Level 2

–

Comparison method: applicable to all kinds of properties provided that there is a representative market of comparable properties and that sufficient data is available relating to transactions that reflect the current market situation.

–	Rental update method: applicable when the valued property generates or may generate rental income and there is a representative market of comparable data.

–

Statistical model: this model adjusts the value of the assets based on the acquisition date and their location, updating the value in accordance with price trends in the area concerned as from the date of purchase. To that end, it includes statistical information on price trends in all provinces, as provided by external appraisal companies, as well as demographic data from the Spanish Office for National Statistics (INE) to calculate sensitivity at a municipality level. The value obtained is in turn adjusted based on the construction status (finished product, development in progress, plots or land under management) and use (residential, industrial, etc.) of the asset.

Level 3

–	Cost method: applicable to determine the value of buildings being planned, under construction or undergoing renovations.

–

Residual method: in the present macroeconomic climate, the dynamic calculation procedure is being used preferentially in new land valuations to the detriment of the static procedure, which is reserved for specific cases in which the envisaged timeframes for project completion are in line with the relevant regulations.

Depending on the type of asset, the methods used for the valuation of the Group’s portfolio are the following:

–	Completed buildings: valued using the comparison method, the rental update method or the statistical model (Level 2).

–	Buildings under construction: valued using the cost method as a sum of the land value and the value of the work carried out (Level 3).

–	Land: valued using the residual method (Level 3).

Determination of the fair value of real estate assets

The following tables show the main real estate assets broken down by the valuation method used to estimate their fair value as at 31 December 2023 and 2022:

Thousand euro
	2023
	Level 1	Level 2	Level 3	Total

Housing	—	567,229	—	567,229
Branches and offices, retail establishments	—	879,689	—	879,689
and other real estate
Land and building plots	—	5,295	20,833	26,128
Work in progress	—	—	1,225	1,225
Total assets	—	1,452,213	22,058	1,474,271

Thousand euro
	2022
	Level 1	Level 2	Level 3	Total

Housing	—	672,441	—	672,441
Branches and offices, retail establishments	—	943,251	—	943,251
and other real estate
Land and building plots	—	5,351	25,031	30,382
Work in progress	—	—	2,585	2,585
Total assets	—	1,621,043	27,616	1,648,659

Significant unobservable variables used in valuations classed as Level 3 have not been developed by the Group but by the independent third party companies that performed the appraisals. Given the widespread use of the appraisals, the valuation techniques of which are clearly set out in the regulation governing the valuation of properties, the unobservable variables used reflect the assumptions frequently used by all appraisal companies. In terms of proportional weight, unobservable variables account for almost all of the value of these appraisals.

The main unobservable variables used in the valuation of assets in accordance with the dynamic residual method are the future selling price, the estimated construction costs, the costs of development, the time required for land planning and development and the discount rate. The main unobservable variables used in accordance with the static residual method are construction costs, the costs of development and the profit for the developer.

The number of plots in the Group’s possession is very fragmented, and they are very diverse, both in terms of location and in terms of the stage of development of the urban infrastructure and the possibility of future development. For this reason, no quantitative information can be provided regarding the unobservable variables affecting the fair value of these types of assets.

Movements in the balances of real estate assets classified as Level 3 in 2023 and 2022 are shown below:

Thousand euro
	Housing	Branches and offices, retail establishments and other real estate	Land, building plots and work in progress
Balance as at 31 December 2021	—	—	34,406

Purchases	—	—	329
Sales	—	—	(5,084)
Impairments recognised on income statement (*)	—	—	(1,796)
Net additions/removals in Level 3	—	—	(239)
Balance as at 31 December 2022	—	—	27,616

Purchases	—	—	1,474
Sales	—	—	(3,951)
Impairments recognised on income statement (*)	—	—	(2,496)
Net additions/removals in Level 3	—	—	(585)
Balance as at 31 December 2023	—	—	22,058

(*) Relates to assets retained on the balance sheet as at 31 December 2023 and 2022.

The following table shows a comparison between the value at which real estate assets are recognised under the headings "Investment properties", "Inventories" and "Non-current assets and disposal groups classified as held for sale" and their appraisal value, as at the end of 2023 and 2022:

Thousand euro
		2023				2022
	Note	Carrying amount (*)	Impairment	Net carrying amount	Appraisal value	Carrying amount (*)	Impairment	Net carrying amount	Appraisal value

Investment properties	15	307,074	(77,476)	229,598	282,727	383,975	(84,233)	299,742	354,375
Inventories	17	130,437	(68,093)	62,344	100,962	170,942	(77,107)	93,835	145,728
Non-current assets held for	13	708,051	(180,911)	527,140	814,946	721,078	(183,927)	537,151	854,546
sale
Total		1,145,562	(326,480)	819,082	1,198,635	1,275,995	(345,267)	930,728	1,354,649

(*) Cost less accumulated depreciation.

The fair values of real estate assets valued by appraisal companies and included in the headings “Investment properties”, “Inventories” and "Non-current assets and disposal groups classified as held for sale" in 2023 are as follows:

Thousand euro
Appraisal firm	Investment properties	Inventories	Non-current assets held for sale

Afes Técnicas de Tasación, S.A.	185	—	4,550
Alia Tasaciones, S.A.	16,842	3,587	23,419
Arco Valoraciones, S.A.	—	—	912
CBRE Valuation Advisory, S.A.	25,912	5,335	30,385
Col.lectiu d’Arquitectes Taxadors	—	—	720
Cushman & Wakefield	—	—	271
Eurovaloraciones, S.A.	6,593	1,961	29,363
Gestión de Valoraciones y Tasaciones, S.A.	14	—	2,095
Gloval Valuation, S.A.U.	5,918	9,544	91,948
Ibertasa, S.A.	—	—	165
Krata, S.A.	—	—	41
Sociedad de Tasación, S.A.	19,307	11,790	176,052
Tecnitasa Técnicos en Tasación, S.A	269	107	6,467
Tinsa Tasaciones Inmobiliarias, S.A.	6,876	2,809	32,295
UVE Valoraciones, S.A.	81,672	9,425	38,094
Valoraciones Mediterráneo, S.A.	66,010	17,651	90,201
Other	—	135	162
Total	229,598	62,344	527,140

The fair value of property, plant and equipment for own use does not differ significantly from its net carrying amount.

Note 7 – Cash, cash balances at central banks and other demand deposits

The composition of this asset heading on the consolidated balance sheets as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

By nature:
Cash	726,122	686,258
Cash balances at central banks	28,566,694	39,236,780
Other demand deposits	693,037	1,337,357
Total	29,985,853	41,260,395

By currency:
In euro	22,130,671	33,644,881
In foreign currency	7,855,182	7,615,514
Total	29,985,853	41,260,395

Cash balances at central banks include balances held to comply with the central bank’s mandatory minimum required reserves (MRR) ratio. Throughout 2023 and 2022, Banco Sabadell has complied with minimum requirements set out in applicable regulations regarding that ratio.

Note 8 – Debt securities

Debt securities reported in the consolidated balance sheets as at 31 December 2023 and 2022 are broken down below:

Thousand euro
	2023	2022

By heading:
Financial assets held for trading	142,495	417,131
Non-trading financial assets mandatorily at fair value through profit or loss	65,744	54,276
Financial assets at fair value through other comprehensive income	6,085,359	5,622,692
Financial assets at amortised cost	21,500,927	21,452,820
Total	27,794,525	27,546,919

By nature:
Central banks	—	—
General governments	26,250,576	27,099,465
Credit institutions	2,072,205	1,271,290
Other sectors	424,261	486,731
Stage 3 assets	899	73
Impairment allowances	(276)	(211)
Other valuation adjustments (interest, fees and commissions, other)	(953,140)	(1,310,429)
Total	27,794,525	27,546,919

By currency:
In euro	22,699,264	23,210,490
In foreign currency	5,095,261	4,336,429
Total	27,794,525	27,546,919

The breakdown of debt securities classified according to their credit risk and movements of impairment allowances associated with these instruments are included, together with those of other financial assets, in Note 11.

Details of debt instruments included under the “Financial assets at fair value through other comprehensive income” heading, as at 31 December 2023 and 2022, are shown below:

Thousand euro
	2023	2022

Amortised cost	6,282,291	5,867,885
Fair value (*)	6,085,359	5,622,692
Accumulated losses recognised in equity	(269,215)	(298,718)
Accumulated capital gains recognised in equity	72,777	54,864
Value adjustments made for credit risk	(494)	(1,339)

(*) Includes net impairment losses in the consolidated income statements for 2023 and 2022, in the amount of 852 and -182 thousand euros, of which, -192 and -742 thousand euros correspond to allowances, and 1,044 and 560 thousand euros correspond to provision reversals, respectively (see Note 34).

Details of exposures held in public debt instruments included under the “Financial assets at fair value through other comprehensive income” heading, as at 31 December 2023 and 2022, are as follows:

Thousand euro
	2023	2022

Amortised cost	5,470,805	5,472,721
Fair value	5,242,996	5,226,075
Accumulated losses recognised in equity	(266,112)	(291,636)
Accumulated capital gains recognised in equity	38,433	45,097
Value adjustments made for credit risk	(130)	(107)

Details of the “Financial assets at amortised cost” portfolio as at 31 December 2023 and 2022 are shown below:

Thousand euro
	2023	2022

General governments	19,950,179	20,295,771
Credit institutions	1,380,685	970,492
Other sectors	170,340	186,768
Impairment allowances	(277)	(211)
Total	21,500,927	21,452,820

Note 9 – Equity instruments

The balance of equity instruments on the consolidated balance sheets as at 31 December 2023 and 2022 breaks down as follows:

Thousand euro
	2023	2022

By heading:
Non-trading financial assets mandatorily at fair value through profit or loss	52,336	23,145
Financial assets at fair value through other comprehensive income	183,938	179,572
Total	236,274	202,717

By nature:
Resident sector	200,584	176,474
Credit institutions	9,408	8,484
Other	191,176	167,990
Non-resident sector	18,007	15,034
Other	18,007	15,034
Participations in investment vehicles	17,683	11,209
Total	236,274	202,717

By currency:
In euro	235,549	202,189
In foreign currency	725	528
Total	236,274	202,717

As at 31 December 2023 and 2022, there were no investments in listed equity instruments for which their quoted price was not considered as a reference of their fair value.

In addition, as at the aforesaid dates, there were no Group investments in equity instruments included in the portfolio of “Financial assets at fair value through other comprehensive income” considered to be individually significant.

Details of equity instruments included under the “Financial assets at fair value through other comprehensive income” heading are as follows:

Thousand euro
	2023	2022

Acquisition cost	243,197	241,468
Fair value	183,938	179,572
Accumulated capital losses recognised in equity at reporting date	(146,586)	(146,236)
Accumulated capital gains recognised in equity at reporting date	87,327	84,340
Transfers of gains or losses within equity during the year	(925)	(6,799)
Recognised dividends from investments held at the end of the year	8,413	2,609

Note 10 – Derivatives held for trading

The breakdown by type of risk of derivatives held for trading as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023		2022
	Assets	Liabilities	Assets	Liabilities

Securities risk	3,472	3,472	14,807	14,807
Interest rate risk	2,063,411	2,167,508	2,954,325	2,943,405
Foreign exchange risk	367,282	229,322	552,656	340,033
Other types of risk	129,829	129,784	78,334	75,791
Total	2,563,994	2,530,086	3,600,122	3,374,036

By currency:
In euro	1,417,104	1,214,618	2,060,859	1,740,524
In foreign currency	1,146,890	1,315,468	1,539,263	1,633,512
Total	2,563,994	2,530,086	3,600,122	3,374,036

The fair values of derivatives held for trading, broken down by type of derivative instrument as at 31 December 2023 and 2022, are shown below:

Thousand euro
	2023	2022

Assets

Swaps, CCIRS, Call Money Swap	2,138,207	2,940,879
Currency options	62,626	126,794
Interest rate options	55,012	85,552
Index and securities options	3,472	14,807
Currency forwards	304,656	425,861
Fixed income forwards	21	6,229
Total derivatives on asset side held for trading	2,563,994	3,600,122

Liabilities

Swaps, CCIRS, Call Money Swap	2,262,684	2,984,512
Currency options	62,745	126,486
Interest rate options	34,586	33,640
Index and securities options	3,472	14,807
Currency forwards	166,578	213,547
Fixed income forwards	21	1,044
Total derivatives on liability side held for trading	2,530,086	3,374,036

As at 31 December 2023, the Group holds embedded derivatives that have been separated from their host contracts and recognised under the heading “Financial liabilities held for trading – Derivatives” of the consolidated balance sheet in the amount of 18,483 thousand euros (278 thousand euros as at 31 December 2022). The host contracts of those embedded derivatives correspond to customer deposits and they have been allocated to the portfolio of financial liabilities at amortised cost.

Note 11 – Loans and advances

Central banks and Credit institutions

The breakdown of the headings “Loans and advances – Central banks” and “Loans and advances – Credit institutions” of the consolidated balance sheets as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

By heading:
Financial assets at amortised cost	7,152,467	4,862,951
Total	7,152,467	4,862,951

By nature:
Deposits with agreed maturity	974,533	1,055,449
Repos	5,601,564	3,255,069
Other	537,709	546,896
Impairment allowances	(3,135)	(2,777)
Other valuation adjustments (interest, fees and commissions, other)	41,796	8,314
Total	7,152,467	4,862,951

By currency:
In euro	6,084,788	4,112,460
In foreign currency	1,067,679	750,491
Total	7,152,467	4,862,951

Customers

The breakdown of the heading “Loans and advances – Customers” (General governments and Other sectors) of the consolidated balance sheets as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

By heading:
Non-trading financial assets mandatorily at fair value through profit or loss	35,098	—
Financial assets at amortised cost	152,260,399	158,729,681
Total	152,295,497	158,729,681

By nature:
Overdrafts, etc.	2,769,073	3,369,675
Commercial loans	7,465,119	7,489,183
Finance leases	2,236,140	2,226,514
Secured loans	91,226,348	92,751,597
Repos	17,413	—
Other term loans	46,136,443	50,293,284
Stage 3 assets	5,472,296	5,460,665
Impairment allowances	(3,198,969)	(3,020,279)
Other valuation adjustments (interest, fees and commissions, other) (*)	171,634	159,042
Total	152,295,497	158,729,681

By sector:
General governments	8,957,524	10,072,272
Other sectors	140,893,012	146,057,981
Stage 3 assets	5,472,296	5,460,665
Impairment allowances	(3,198,969)	(3,020,279)
Other valuation adjustments (interest, fees and commissions, other) (*)	171,634	159,042
Total	152,295,497	158,729,681

By currency:
In euro	97,824,215	102,483,739
In foreign currency	54,471,282	56,245,942
Total	152,295,497	158,729,681

By geographical area:
Spain	93,868,665	98,957,073
Rest of European Union	5,045,047	4,680,628
United Kingdom	44,254,530	46,088,800
Americas	10,991,155	10,556,298
Rest of the world	1,335,069	1,467,161
Impairment allowances	(3,198,969)	(3,020,279)
Total	152,295,497	158,729,681

(*) Other valuation adjustments of financial assets classified as stage 3 amount to 37,236 thousand euros as at 31 December 2023 and 29,922 thousand euros as at 31 December 2022.

The “Loans and advances” heading on the consolidated balance sheets includes certain assets pledged in funding operations, i.e. assets pledged as collateral or guarantees with respect to certain liabilities. For further information, see the “Credit risk” section of Note 4.

Finance leases

Certain information concerning finance leases carried out by the Group in which it acts as lessor is set out below:

Thousand euro
	2023	2022

Finance leases
Total gross investment	2,477,207	2,410,412
Impairment allowances	(96,444)	(98,827)
Interest income	71,932	51,607

As at 31 December 2023 and 2022, the reconciliation of undiscounted lease payments received against the net investment in the leases is as follows:

Thousand euro
	2023	2022

Undiscounted lease payments received	2,318,548	2,255,402
Residual value	158,659	155,010
Gross investment in the lease	2,477,207	2,410,412
Unearned financial income	(241,067)	(183,898)
Net investment in the lease	2,236,140	2,226,514

The table below shows a breakdown, by term, of the minimum undiscounted future amounts receivable by the Group during the mandatory term (assuming that no extensions or existing purchase options will be exercised) as set out in the finance lease contracts:

Thousand euro
	2023	2022

Up to 1 year	596,371	502,389
1-2 years	549,969	528,719
2-3 years	388,839	398,780
3-4 years	258,360	264,057
4-5 years	168,571	171,803
More than 5 years	356,438	389,654
Total	2,318,548	2,255,402

Past-due financial assets

The balance of “Loans and advances – Customers” past-due and pending collection not classified as stage 3 amounted to 343,472 thousand euros as at 31 December 2023 (298,466 thousand euros as at 31 December 2022). Of this total, over 81% of the balance as at 31 December 2023 (74% of the balance as at 31 December 2022) was no more than one month past-due.

Financial assets classified on the basis of their credit risk

The breakdown of financial assets, not considering valuation adjustments, classified on the basis of their credit risk as at 31 December 2023 and 2022 is as follows:

Thousand euro
Stage 1	31/12/2023	31/12/2022

Debt securities	28,747,042	28,808,314
Loans and advances	145,291,906	147,334,819
Customers	138,178,496	142,483,973
Central banks and Credit institutions	7,113,410	4,850,846
Total stage 1	174,038,948	176,143,133

By sector:
General governments	35,196,900	37,166,529
Central banks and Credit institutions	9,185,616	6,122,136
Other private sectors	129,656,433	132,854,468
Total stage 1	174,038,948	176,143,133

Stage 2

Debt securities	—	49,173
Loans and advances	11,672,436	13,652,848
Customers	11,672,041	13,646,280
Central banks and Credit institutions	396	6,568
Total stage 2	11,672,436	13,702,021

By sector:
General governments	11,200	5,207
Central banks and Credit institutions	396	6,568
Other private sectors	11,660,840	13,690,246
Total stage 2	11,672,436	13,702,021

Stage 3

Debt securities	899	73
Loans and advances	5,472,297	5,460,665
Customers	5,472,296	5,460,665
Central banks and Credit institutions	—	—
Total stage 3	5,473,196	5,460,738

By sector:
General governments	802	8,122
Central banks and Credit institutions	—	—
Other private sectors	5,472,394	5,452,615
Total stage 3	5,473,196	5,460,738

Total stages	191,184,580	195,305,892

Movements of gross values, not considering valuation adjustments, of assets subject to impairment by the Group during the years ended 31 December 2023 and 2022 were as follows:

Thousand euro

	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total
Balance as at 31 December 2021	171,339,270	12,326,943	5,698,151	159,766	189,364,364

Transfers between stages	(5,077,901)	3,536,810	1,541,091	—	—
Stage 1	7,237,830	(7,067,385)	(170,445)	—	—
Stage 2	(11,912,792)	12,560,731	(647,939)	—	—
Stage 3	(402,939)	(1,956,536)	2,359,475	—	—
Increases	64,002,931	1,245,295	447,319	9,473	65,695,545
Decreases	(52,904,809)	(3,217,206)	(1,778,439)	(39,602)	(57,900,454)
Transfers to write-offs	(319)	(817)	(419,658)	881	(420,794)
Adjustments for exchange differences	(1,216,039)	(189,004)	(27,726)	(7,334)	(1,432,769)
Balance as at 31 December 2022	176,143,133	13,702,021	5,460,738	123,184	195,305,892

Transfers between stages	(1,511,186)	191,372	1,319,814	—	—
Stage 1	9,046,690	(8,772,531)	(274,159)	—	—
Stage 2	(10,249,989)	10,797,954	(547,965)	—	—
Stage 3	(307,887)	(1,834,051)	2,141,938	—	—
Increases	50,604,996	1,489,365	448,084	5,389	52,542,445
Decreases	(52,266,707)	(3,814,228)	(1,387,800)	(21,945)	(57,468,735)
Transfers to write-offs	—	—	(386,109)	—	(386,109)
Adjustments for exchange differences	1,068,712	103,906	18,469	2,505	1,191,087
Balance as at 31 December 2023	174,038,948	11,672,436	5,473,196	109,133	191,184,580

The breakdown of assets classified as stage 3 by type of guarantee as at 31 December 2023 and 2022 is as follows:

Thousand euro
	31/12/2023	31/12/2022

Secured with a mortgage (*)	2,215,559	2,347,550
Of which: Stage 3 financial assets with guarantees covering all of the risk	1,429,856	1,571,003
Other collateral (**)	276,082	339,516
Of which: Stage 3 financial assets with guarantees covering all of the risk	114,222	166,371
Other	2,981,555	2,773,672
Total	5,473,196	5,460,738

(*) Assets secured with a mortgage with an outstanding exposure below 100% of their valuation amount.

(**) Includes the rest of assets secured with collateral.

The breakdown by geographical area of the balance of assets classified as stage 3 as at 31 December 2023 and 2022 is as follows:

Thousand euro
	31/12/2023	31/12/2022

Spain	4,141,559	4,216,505
Rest of European Union	450,006	456,072
United Kingdom	656,821	593,793
Americas	199,622	165,292
Rest of the world	25,188	29,076
Total	5,473,196	5,460,738

Movements of impaired financial assets derecognised from the asset side of the balance sheet as the likelihood of them being recovered during 2023 and 2022 was deemed to be remote were as follows:

Thousand euro
Balance as at 31 December 2021	5,929,842

Additions	579,122
Use of accumulated impairment balance	399,682
Directly recognised on income statement	21,112
Contractually payable interests	155,795
Other items	2,533

Disposals	(645,432)
Collections of principal in cash from counterparties	(51,936)
Collections of interest in cash from counterparties	(2,188)
Debt forgiveness	(22,771)
Expiry of statute-of-limitations period	—
Forbearance	—
Sales	(468,369)
Foreclosure of tangible assets	(857)
Other items	(99,311)

Exchange differences	(15,583)
Balance as at 31 December 2022	5,847,949

Additions	552,439
Use of accumulated impairment balance	362,984
Directly recognised on income statement	23,125
Contractually payable interests	166,330
Other items	—

Disposals	(193,768)
Collections of principal in cash from counterparties	(47,446)
Collections of interest in cash from counterparties	(1,079)
Debt forgiveness	(55,234)
Expiry of statute-of-limitations period	—
Forbearance	—
Sales	(25,394)
Foreclosure of tangible assets	(694)
Other items	(63,921)

Exchange differences	13,698
Balance as at 31 December 2023	6,220,318

Allowances

Financial asset impairment allowances, broken down by consolidated balance sheet heading, classified according to their credit risk as at 31 December 2023 and 2022 were as follows:

Thousand euro
Stage 1	2023	2022

Debt securities	276	211
Loans and advances	372,373	347,269
Central banks and Credit institutions	2,752	2,773
Customers	369,621	344,496
Total stage 1	372,649	347,480

Stage 2

Debt securities	—	—
Loans and advances	470,529	479,941
Central banks and Credit institutions	383	4
Customers	470,146	479,937
Total stage 2	470,529	479,941

Stage 3

Debt securities	—	—
Loans and advances	2,359,203	2,195,845
Central banks and Credit institutions	—	—
Customers	2,359,202	2,195,845
Total stage 3	2,359,203	2,195,845

Total stages	3,202,381	3,023,266

The movement of impairment allowances allocated by the Group to cover credit risk during 2023 and 2022 was as follows:

Thousand euro
	Individually measured		Collectively measured			Total
	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3

Balance as at 31 December 2021	2,595	548,461	377,703	491,438	1,883,898	3,304,096

Movements reflected in impairment gains/(losses) (*)	2,256	65,735	42,051	136,575	512,023	758,640
Increases due to origination	—	—	267,330	—	—	267,330
Changes due to credit risk variance	4,841	88,109	(68,080)	158,783	521,049	704,702
Changes in calculation approach	—	—	—	—	—	—
Other movements	(2,585)	(22,374)	(157,199)	(22,208)	(9,026)	(213,392)

Movements not reflected in impairment gains/(losses)	4,830	(60,100)	(72,352)	(153,318)	(749,124)	(1,030,064)
Transfers between stages	4,830	6,202	(57,503)	(142,731)	189,202	—
Stage 1	(171)	(246)	98,181	(80,660)	(17,104)	—
Stage 2	9,782	(5,805)	(139,268)	209,346	(74,055)	—
Stage 3	(4,781)	12,253	(16,416)	(271,417)	280,361	—
Utilisation of allocated provisions	—	(91,556)	(39)	(82)	(922,192)	(1,013,869)
Other movements (**)	—	25,254	(14,810)	(10,505)	(16,134)	(16,195)

Adjustments for exchange differences	29	902	78	(4,463)	(5,951)	(9,405)
Balance as at 31 December 2022	9,710	554,998	347,480	470,232	1,640,846	3,023,266

Scope additions / exclusions

Movements reflected in impairment gains/(losses) (*)	(1,840)	68,586	69,867	124,296	459,570	720,479
Increases due to origination	—	—	358,591	—	—	358,591
Changes due to credit risk variance	(2,301)	70,273	(61,521)	118,121	407,292	531,864
Changes in calculation approach	—	—	—	—	—	—
Other movements	461	(1,687)	(227,203)	6,175	52,278	(169,976)

Movements not reflected in impairment gains/(losses)	3,901	(124,279)	(48,729)	(139,818)	(244,663)	(553,588)
Transfers between stages	3,901	4,850	(48,109)	(137,732)	177,087	—
Stage 1	(530)	158	71,895	(69,050)	(2,474)	—
Stage 2	9,255	(10,993)	(111,887)	173,776	(60,152)	—
Stage 3	(4,824)	15,685	(8,117)	(242,458)	239,713	—
Utilisation of allocated provisions	—	(113,894)	(81)	(1,845)	(397,770)	(513,590)
Other movements (**)	—	(15,235)	(539)	(241)	(23,980)	(39,995)

Adjustments for exchange differences	15	778	4,032	4,033	3,366	12,224
Balance as at 31 December 2023	11,786	500,083	372,650	458,743	1,859,119	3,202,381

(*) This figure, corresponding to the amortisation charged to results on impaired financial assets derecognised from the asset side of the balance sheet and the recovery of write-offs, has been recognised with a balancing entry under the heading ‘Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains’ (see Note 34).

(**) Corresponds to credit loss allowances transferred to non-current assets held for sale and investment property .

The breakdown by geographical area of the balance of impairment allowances as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

Spain	2,566,179	2,489,789

Rest of European Union	171,176	121,016

United Kingdom	283,907	253,629

Americas	167,230	145,458

Rest of the world	13,889	13,374
Total	3,202,381	3,023,266

Sensitivity analysis of the key variables of macroeconomic scenarios

The table below analyses the sensitivity of the expected loss of the Group and of the main geographies and its impact, by segment, on impairment allowances in the event of a deviation in the key variables, ceteris paribus, from the actual macroeconomic environment, with respect to the most probable baseline macroeconomic scenario envisaged in the Group’s business plan:

	Group
	Change in the variable (*)	Impact on expected loss
		Corporates	Individuals
GDP growth deviation	-100 pb	5.3%	2.1%
	+100 pb	(4.6)%	(1.9)%

Unemployment rate deviation	+100 pb	1.9%	2.9%
	-100 pb	(1.8)%	(2.2)%

House price growth deviation	-100 pb	0.7%	1.1%
	+100 pb	(0.6)%	(1.0)%

	Spain
	Change in the variable (*)	Impact on expected loss
		Corporates	Individuals
GDP growth deviation	-100 pb	5.3%	2.7%
	+100 pb	(4.7)%	(2.4)%

Unemployment rate deviation	+100 pb	1.9%	1.2%
	-100 pb	(1.8)%	(1.0)%

House price growth deviation	-100 pb	0.7%	1.3%
	+100 pb	(0.6)%	(1.2)%

	United Kingdom
	Change in the variable (*)	Impact on expected loss
		Individuals
Unemployment rate deviation (**)	+100 pb	9.1%
	-100 pb	(6.4)%

House price growth deviation	-100 pb	0.4%
	+100 pb	(0.4)%

(*) Changes to macroeconomic variables are applied in absolute terms.

(**) Changes to macroeconomic variables are applied in absolute terms. In the scenario of a change to the UK unemployment rate, a deviation of +/- 100 bp represents the relative value of a deviation from the macroeconomic variable more than two times greater than in Spain.

Note 12 – Derivatives - hedge accounting

Hedging management

The main hedges arranged by the Group are described below:

Interest rate risk hedge

Based on the balance sheet position and the market situation and outlooks, interest rate risk mitigation strategies are proposed and agreed upon to adapt that position to the one desired by the Group. With this aim in mind, the Group establishes interest rate risk hedging strategies for positions that are not included in the trading book and, to that end, derivative instruments are used, whether fair value or cash flow hedging instruments, and a distinction is made between them depending on the items hedged:

–	Macro-hedges: hedges intended to mitigate the risk of balance sheet components.

–	Micro-hedges: hedges intended to mitigate the risk of a particular asset or liability.

When a transaction is designated as a hedging operation, it is classified as such from the inception of the transaction or of the instruments included in the hedge, and a document is prepared which covers the hedging strategy, defining it in management and accounting terms and setting out its governance arrangements. The aforesaid document clearly identifies the item(s) hedged and the hedging instrument(s), the risk that it seeks to hedge and the criteria or methodologies followed by the Group to evaluate its effectiveness.

The Group operates with the following types of hedges intended to mitigate structural interest rate risk:

–

Fair value hedges: hedges against the exposure to changes in the fair value of assets and liabilities recognised on the balance sheet, or against the analogous exposure of a specific selection of such assets and liabilities, that can be attributed to interest rate risk. These are used to keep a stable economic value of equity.

The main types of balance sheet items hedged are:

•	Fixed-rate loans included in the lending portfolio.

•	Debt securities included in the portfolio of “Financial assets at fair value through other comprehensive income” and the portfolio of “Financial assets at amortised cost”.

•	Fixed-rate liabilities, including fixed-term deposits and the Institution’s funding operations in capital markets.

Banco Sabadell generally uses macro-hedging for balance sheet items, both assets and liabilities, while TSB uses macro-hedging for fixed-rate loans or deposits and micro-hedging for debt securities or the Bank’s funding operations in capital markets, for which derivative contracts are arranged, typically for a nominal amount identical to that of the hedged item and with the same financial characteristics.

If the hedge relates to assets, the Group enters into a fixed-for-floating swap, whereas if the hedge relates to liabilities, it enters into a floating-to-fixed interest rate swap. These derivatives can be traded in cash or as forwards. The hedged risk is the interest rate risk deriving from a potential change in the risk-free interest rate that gives rise to changes in the value of the hedged balance sheet items. As such, the hedge will not cover any risk inherent in the hedged items other than the risk of a change in the risk-free interest rate.

In order to assess the effectiveness of the hedge from the beginning, a backtesting exercise is carried out which compares the accumulated monthly variance in the fair value of the hedged item against the accumulated monthly variance in the fair value of the hedging derivative. Hedge effectiveness is also assessed on a forward-looking basis, verifying that future changes in the fair value of the hedged balance sheet items are offset by future changes in the fair value of the derivative in the event of any changes in the market interest rate curve.

–

Cash flows: hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability, or a highly probable forecast transaction that could affect profit or loss. They are used to reduce net interest income volatility.

The main types of balance sheet items hedged are:

•	Floating-rate mortgage loans indexed to the mortgage Euribor.

•	Floating-rate liabilities indexed to the 3-month Euribor.

Banco Sabadell generally uses macro-hedging for balance sheet items, both assets and liabilities, while TSB also uses micro-hedging for floating-rate issues of its own-name securities, for which derivative contracts are arranged, typically for a nominal amount identical to that of the hedged item and with the same financial characteristics.

If the hedge relates to assets, the Group enters into a floating-to-fixed interest rate swap, whereas if the hedge relates to liabilities, it enters into a fixed-for-floating swap. These derivatives can be traded in cash or as forwards. The hedged risk is the interest rate risk deriving from a potential change in the benchmark interest rate that affects the future interest accrued on hedged balance sheet items. The credit risk spread or credit risk premium which, together with the benchmark index, makes up the contractual interest rate applicable to the hedged balance sheet items is expressly excluded from the hedge.

In order to assess the effectiveness of the hedge from the beginning, a backtesting exercise is carried out which compares the accumulated variance in the fair value of the hedged item against the accumulated variance in the fair value of the hedging derivative. Hedge effectiveness is also assessed on a forward-looking basis, verifying that the expected cash flows of the hedged items are still highly probable.

Possible causes of partial or total ineffectiveness include changes in the sufficiency of the portfolio of hedged balance sheet items or differences in their contractual characteristics in relation to hedging derivatives.

Every month the Group calculates the interest rate risk metrics and establishes hedging strategies in accordance with the established risk appetite framework. Hedges are therefore managed, establishing hedges or discontinuing them, as required, on the basis of the evolution of the balance sheet items described previously within the management and control framework defined by the Group through its policies and procedures.

Hedges of net investment in foreign operations

The positions of subsidiaries and foreign branches implicitly entail exposure to foreign exchange risk, which is managed by creating hedges through the use of forward contracts and options.

The maturities of these instruments are periodically renewed on the basis of prudential and forward-looking criteria.

2023 hedging disclosures

The nominal values and the fair values of hedging instruments as at 31 December 2023 and 2022, broken down by risk category and type of hedge, are as follows:

Thousand euro
	2023			2022
	Nominal	Assets	Liabilities	Nominal	Assets	Liabilities

Microhedges:
Fair value hedges	11,305,664	812,117	246,705	8,353,601	831,005	207,837

Foreign exchange risk	—	—	—	—	—	—
Of liability-side transactions	—	—	—	—	—	—
Of permanent investments	—	—	—	—	—	—
Of non-monetary items	—	—	—	—	—	—

Interest rate risk	3,131,379	764,450	27,988	4,121,267	790,860	32,908
Of liability-side transactions (A)	686,434	912	23,990	65,304	—	5,532
Of asset-side transactions (B)	2,444,945	763,538	3,998	4,055,963	790,860	27,376

Equity risk	8,174,285	47,667	218,717	4,232,334	40,145	174,929
Of liability-side transactions (A)	8,174,285	47,667	218,717	4,232,334	40,145	174,929

Cash flow hedges	2,749,498	104,510	24,886	5,153,957	172,117	134,543

Foreign exchange risk	—	—	—	—	—	—
Of non-monetary items	—	—	—	—	—	—
Interest rate risk	1,993,010	99,229	4,091	3,915,860	162,137	3,875
Of future transactions (C)	—	—	—	332,674	11,466	1,733
Of liability-side transactions (A)	875,071	97,768	4,088	1,155,712	147,454	1,201
Of securitisation transactions (D)	1,117,939	1,461	3	2,427,474	3,217	941
Other	—	—	—	—	—	—
Equity risk	31,380	258	9	63,980	—	640
Of liability-side transactions (E)	31,380	258	9	63,980	—	640
Other risks	725,108	5,023	20,786	1,174,117	9,980	130,028
Of inflation-linked bonds (F)	725,000	5,023	20,786	1,174,000	—	130,028
Of future transactions (C)	108	—	—	117	9,980	—

Hedge of net investment in foreign operations	1,343,425	16,867	4,910	1,217,579	31,352	—
Foreign exchange risk (G)	1,343,425	16,867	4,910	1,217,579	31,352	—

Macrohedges:
Fair value hedges	48,904,105	1,484,180	864,880	39,183,746	2,037,523	898,400

Interest rate risk	48,904,105	1,484,180	864,880	39,183,746	2,037,523	898,400
For funding operations (H)	19,619,340	138,287	581,242	15,428,947	14,607	882,905
For lending operations (I)	29,284,765	1,345,893	283,638	23,754,799	2,022,916	15,495

Cash flow hedges	9,800,000	6,924	30,576	2,050,000	94	1,690
Interest rate risk	9,800,000	6,924	30,576	2,050,000	94	1,690
Of liability-side transactions	—	—	—	—	—	—
Of asset-side transactions (J)	9,800,000	6,924	30,576	2,050,000	94	1,690
Total	74,102,692	2,424,598	1,171,957	55,958,883	3,072,091	1,242,470

By currency:
In euro	40,869,593	872,897	831,600	28,752,613	1,303,596	935,274
In foreign currency	33,233,099	1,551,701	340,357	27,206,270	1,768,495	307,196
Total	74,102,692	2,424,598	1,171,957	55,958,883	3,072,091	1,242,470

The types of hedges according to their composition that are identified in the table are as follows:

A.

Micro-hedges of interest rate risk on the Institution’s funding operations in capital markets and transactions involving structured term deposits opened by customers, recognised under the heading “Financial liabilities at amortised cost”.

B.

Micro-hedges of transactions involving loans granted to customers, recognised under the heading “Financial assets at amortised cost”, and those involving debt securities under the headings “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost”. As at 31 December 2023, the hedge of transactions involving loans granted to customers was no longer in effect.

C.

Micro-hedges of future transactions. The Institution designates as a hedging item those derivative contracts that will be settled at their gross amount through the transfer of the underlying asset (generally fixed-income securities) according to the contract price.

D.	Micro-hedging operations carried out by the Group’s securitisation funds.

E.	Micro-hedges of transactions involving structured term deposits arranged with customers and which are currently being sold.

F.

Micro-hedges of interest rates on inflation-linked bonds, recognised under the heading “Financial assets at amortised cost”. The Group has arranged financial swaps to hedge future changes in cash flows that will be settled by inflation-linked bonds.

G.

Hedges against foreign exchange risk on permanent investments currently cover 393 million pounds sterling and 8,553 million Mexican pesos corresponding to interests held in Group entities (333 million pounds sterling and 9,253 million Mexican pesos as at 31 December 2022) and 480 million US dollars corresponding to interests held in foreign branches (425 million US dollars as at 31 December 2022). All of these hedges are arranged through currency forwards.

H.

Macro-hedges of the Institution’s funding operations in capital markets and transactions involving term deposits and demand deposits arranged by customers recognised under the heading “Financial liabilities at amortised cost”.

I.

Macro-hedges of debt securities classified under the headings “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost”, and of fixed-rate mortgage loans granted to customers recognised under the heading “Financial assets at amortised cost”.

J.

Macro-hedges of floating-rate mortgage loans granted to customers recognised under the heading “Financial assets at amortised cost”. The average rate of interest rate swaps used for this hedge was 3.87% as at 31 December 2023 (3.59% as at 31 December 2022).

The maturity profiles of the hedging instruments used by the Group as at 31 December 2023 and 2022 are shown below:

Thousand euro
	2023
	Nominal
	Up to 1 month	1 to 3 months	3 to 12 months	1 and 5 years	More than 5 years	Total

Foreign exchange risk	675,264	645,726	22,435	—	—	1,343,425
Interest rate risk	586,848	3,898,997	14,262,726	28,693,797	16,386,126	63,828,494
Equity risk	49,073	229,858	2,809,004	5,106,350	11,380	8,205,665
Other risks	—	—	—	525,000	200,108	725,108
Total	1,311,185	4,774,581	17,094,165	34,325,147	16,597,614	74,102,692

Thousand euro
	2022
	Nominal
	Up to 1 month	1 to 3 months	3 to 12 months	1 and 5 years	More than 5 years	Total

Foreign exchange risk	460,156	737,282	20,141	—	—	1,217,579
Interest rate risk	1,114,907	1,535,196	6,092,608	22,276,713	18,251,449	49,270,873
Equity risk	60,038	90,741	408,348	3,539,198	197,989	4,296,314
Other risks	—	—	449,000	200,000	525,117	1,174,117
Total	1,635,101	2,363,219	6,970,097	26,015,911	18,974,555	55,958,883

In 2023 and 2022 there were no reclassifications from equity to the consolidated income statement due to cash flow hedges and hedges of net investments in foreign operations for transactions that were ultimately not executed.

The following table shows the accounting information of items covered by the fair value micro-hedges arranged by the Group:

Thousand euro
	2023
	Carrying amount of hedged item		Accumulated fair value adjustments in the hedged item		Accumulated amount of adjustments in hedged items for which hedge accounting no longer applies
	Assets	Liabilities	Assets	Liabilities

Micro-hedges:

Fair value hedges

Foreign exchange risk	—	—	—	—	—

Interest rate risk	2,277,611	344,500	(834,132)	(26,400)	(620)

Equity risk	—	4,052,256	—	(17,108)	—
Total	2,277,611	4,396,756	(834,132)	(43,508)	(620)

Thousand euro
	2022
	Carrying amount of hedged item		Accumulated fair value adjustments in the hedged item		Accumulated amount of adjustments in hedged items for which hedge accounting no longer applies
	Assets	Liabilities	Assets	Liabilities

Micro-hedges:

Fair value hedges

Foreign exchange risk	—	—	—	—	—

Interest rate risk	3,783,282	322,472	(538,313)	(40,517)	(76)

Equity risk	—	2,040,966	—	(92,318)	—
Total	3,783,282	2,363,438	(538,313)	(132,835)	(76)

In terms of fair value macro-hedges, the carrying amount of the hedged items recognised in assets and liabilities for 2023 amounted to 66,138,396 thousand euros and 44,657,503 thousand euros, respectively (78,804,701 thousand euros and 52,078,774 thousand euros in 2022, respectively). Similarly, fair value adjustments of the hedged asset and liability items in the portfolio hedge of interest rate risk amounted to -567,608 thousand euros and -422,347 thousand euros as at 31 December 2023, respectively (-1,545,607 thousand euros and -959,106 thousand euros as at 31 December 2022).

In relation to fair value hedges, the losses and gains recognised in 2023 and 2022 arising from both hedging instruments and hedged items are detailed hereafter:

Thousand euro
	2023		2022
	Hedging instruments	Hedged items	Hedging instruments	Hedged items

Micro-hedges	(331,922)	64,566	596,080	(599,425)

Fixed-rate assets	(352,997)	85,530	735,627	(739,915)

Capital markets and fixed-rate liabilities	76,055	(75,866)	(107,478)	108,411

Assets denominated in foreign currency	(54,980)	54,902	(32,069)	32,079

Macro-hedges	(289,542)	575,855	1,126,218	(1,104,218)

Capital markets and fixed-rate liabilities	535,919	(548,298)	(982,993)	990,659

Fixed-rate assets	(825,461)	1,124,153	2,109,211	(2,094,877)
Total	(621,464)	640,421	1,722,298	(1,703,643)

In cash flow hedges, the amounts recognised in the consolidated statement of equity during the year and the amounts derecognised from consolidated equity and included in profit and loss during the year are indicated in the consolidated statement of total changes in equity.

The ineffectiveness of cash flow hedges recognised in profit or loss for 2023 amounted to losses of 6,763 thousand euros (losses of 804 thousand euros in 2022).

As at 31 December 2023, the Group holds embedded derivatives that have been separated from their host contracts and recognised under the headings “Derivatives – Hedge accounting” on the asset side and on the liabilities side of the consolidated balance sheet in the amount of 18,322 thousand euros and 173,828 thousand euros, respectively (33,586 thousand euros and 46,917 thousand euros, respectively, as at 31 December 2022). The host contracts of those embedded derivatives correspond to customer deposits and debt securities issued and they have been allocated to the portfolio of financial liabilities at amortised cost.

Note 13 – Non-current assets and disposal groups classified as held for sale

The composition of this heading in the consolidated balance sheets as at 31 December 2023 and 2022 was as follows:

Thousand euro
	2023	2022

Assets	991,045	951,792
Loans and advances	6,328	10,337
Customers	6,328	10,337
Equity instruments	159,748	159,748
Real estate exposure	708,051	777,108
Tangible assets for own use	49,432	56,030
Foreclosed assets	658,619	721,078
Other tangible assets	103,864	—
Rest of other assets	13,054	4,599

Impairment allowances	(220,167)	(213,479)
Non-current assets and disposal groups classified as held for sale	770,878	738,313

Liabilities	13,347
Financial liabilities at amortised cost	12,682	—

Tax liabilities	665	—
Liabilities included in disposal groups classified as held for sale	13,347	—

Tangible assets for own use relate mainly to commercial premises.

Regarding real estate assets obtained through foreclosures, 94.37% of the balance corresponds to residential properties, 5.18% to industrial properties and 0.45% to agricultural properties.

The average term during which assets remained within the category of “Non-current assets and assets and liabilities included in disposal groups classified as held for sale – Foreclosed assets” was 61 months in 2023 (53 months in 2022). The policies on the sale or disposal by other means of these assets are described in Note 4.4.2.1.

The percentage of foreclosed assets sold with financing granted to the buyer in 2023 was 3.3% (4.9% in 2022). On the date of sale, these properties had a gross asset value of 4.6 million euros in 2023 (5.7 million euros in 2022).

This heading includes the amounts of assets linked to the strategic agreement signed with Nexi S.p.A. in relation to the merchant acquiring business. These assets have been reclassified as “Non-current assets and disposal groups classified as held for sale” and will remain so until the transaction is fully closed (see Note 2).

Similarly, this heading also includes the 20% stake held in the associate company Promontoria Challenger I, S.A., an entity controlled by Cerberus, to which the Group transferred a large portion of its real estate exposure in 2019.

Movements in “Non-current assets and disposal groups classified as held for sale” during 2023 and 2022 were as follows:

Thousand euro
	Note	Non-current assets held for sale

Cost:
Balances as at 31 December 2021		998,210

Additions		63,908
Disposals		(114,227)
Transfer of credit losses (*)		(16,195)
Other transfers/reclassifications		20,096
Balances as at 31 December 2022		951,792

Additions		171,503
Disposals		(302,164)
Transfer of credit losses (*)		(11,620)
Other transfers/reclassifications		181,534
Balances as at 31 December 2023		991,045

Impairment allowances:
Balances as at 31 December 2021		220,175
Impairment through profit or loss	37	48,966
Reversal of impairment through profit or loss	37	(45,542)
Utilisations		(26,170)
Other transfers/reclassifications		16,050
Balances as at 31 December 2022		213,479

Impairment through profit or loss	37	56,629
Reversal of impairment through profit or loss	37	(22,317)
Utilisations		(56,997)
Other transfers/reclassifications		29,373
Balances as at 31 December 2023		220,167

Net balances as at 31 December 2022		738,313

Net balances as at 31 December 2023		770,878

(*) Allowance arising from provisions allocated to cover credit risk.

Details of the net carrying amount of transfers shown in the table above are as follows:

Thousand euro
	Note	2023	2022

Loans and advances		5,667	10,153
Tangible assets	15	136,614	(5,941)
Intangible assets	16	8,499	—
Other assets		—	—
Inventories		—	—
Equity interests		—	—
Other		1,381	(166)
Total		152,161	4,046

Note 14 – Investments in joint ventures and associates

Movements in this heading of the consolidated balance sheets during the financial years 2023 and 2022 were as follows:

Thousand euro
Balance as at 31 December 2021	638,782

Profit/(loss) for the year	122,167

Acquisition or capital increase (*)	1,747

Sale or dissolution	(49,972)

Dividends	(151,818)

Impairment, allowances, translation differences and other	(45,661)

IFRS 17 restatement impact (**)	(138,305)
Balance as at 31 December 2022	376,940

Profit/(loss) for the year	122,807

Acquisition or capital increase (*)	1,356

Dividends	(28,669)

Impairment, allowances, translation differences and other	(9,678)
Balance as at 31 December 2023	462,756

(*) See consolidated cash flow statement.

(**) See Note 1.4.

The section of the cash flow statement entitled “Investing activities – Collections from investments in joint ventures and associates” shows an amount of 28,669 thousand euros, which corresponds to dividends received. On the other hand, the section “Investing activities – Payments for investments in joint ventures and associates” of that statement shows an amount of 1,356 thousand euros corresponding to the acquisitions and capital increases carried out in 2023.

The main investee companies included in the accounts for the first time and those no longer included in 2023 y 2022 are indicated in Schedule I.

As at 31 December 2023 and 2022, no support agreements or other type of significant contractual commitment had been provided by the Bank or its subsidiaries to associates.

The reconciliation between the Group’s investment in investees and the balance recorded under the heading “Investments in joint ventures and associates” is as follows:

Thousand euro
	2023	2022 (*)

Group investment in associates (Schedule I)	219,544	220,505

Contributions due to retained earnings	239,000	143,636

Value adjustments and other	4,212	12,799
Total	462,756	376,940

(*) See Note 1.4.

Set out below are the most relevant financial data of the associate BanSabadell Vida, S.A. as at 31 December 2023 and 2022, through which the Bank extends its customer offer via the distribution of insurance products through its branch network:

Thousand euro
	BanSabadell Vida (*)
	2023	2022

Total assets	9,556,627	8,808,926
Of which: financial investments	8,510,475	7,802,671
Total liabilities	8,837,988	8,209,481
Of which: technical provisions	9,037,426	8,561,133

Profit/(loss) of Vida’s technical account	136,313	125,764
Of which: premiums earned during the year	2,511,257	1,053,473
Of which: claims paid during the year	(1,963,876)	(1,276,160)
Of which: technical financial yield	211,763	155,337

(*) Figures taken from BanSabadell Vida accounts without taking into consideration consolidation adjustments or the Group’s percentage holding.

As at 31 December 2023 and 2022, the carrying amount of the investment in BanSabadell Vida, S.A. amounted to 210,941 thousand euros and 126,978 thousand euros, respectively. Furthermore, as at these dates, the aggregate carrying amount of investments in associates not considered individually significant was 251,815 thousand euros and 249,962 thousand euros, respectively.

Note 15 – Tangible assets

The composition of this heading in the consolidated balance sheets as at 31 December 2023 and 2022 was as follows:

Thousand euro
	2023				2022
	Cost	Depreciation	Impairment	Net amount	Cost	Depreciation	Impairment	Net amount

Property, plant and equipment	3,930,317	(1,818,023)	(45,188)	2,067,106	4,082,057	(1,754,760)	(45,248)	2,282,049

For own use:	3,907,505	(1,804,259)	(45,188)	2,058,058	4,061,108	(1,743,155)	(45,248)	2,272,705
Computer equipment and related facilities	587,570	(415,704)	—	171,866	727,049	(483,483)	—	243,566
Furniture, vehicles and other facilities	935,347	(590,146)	—	345,201	956,696	(572,885)	—	383,811
Buildings	2,329,727	(789,168)	(45,188)	1,495,371	2,258,790	(675,671)	(45,248)	1,537,871
Work in progress	19,011	—	—	19,011	31,501	—	—	31,501
Other	35,850	(9,241)	—	26,609	87,072	(11,116)	—	75,956

Leased out under operating leases	22,812	(13,764)	—	9,048	20,949	(11,605)	—	9,344

Investment properties	369,376	(62,302)	(77,476)	229,598	438,398	(54,423)	(84,233)	299,742

Buildings	369,376	(62,302)	(77,476)	229,598	438,004	(54,423)	(83,922)	299,659
Rural property, plots and sites	—	—	—	—	394	—	(311)	83
Total	4,299,693	(1,880,325)	(122,664)	2,296,704	4,520,455	(1,809,183)	(129,481)	2,581,791

Movements in the balance under this heading during 2023 and 2022 were as follows:

Thousand euro
		Own use - Buildings, work in progress and other	Own use - Computer equipment, furniture and related facilities	Investment properties	Leased out under operating leases	Total
Cost:	Note
Balances as at 31 December 2021		2,452,478	1,715,625	504,952	5,380	4,678,432

Additions		99,878	123,020	190	15,852	238,940
Disposals		(79,904)	(156,271)	(111,219)	—	(347,394)
Transfers		(68,553)	6,077	44,477	—	(17,999)
Exchange rate		(26,536)	(4,704)	—	(283)	(31,523)
Balances as at 31 December 2022		2,377,363	1,683,747	438,400	20,949	4,520,456

Additions		113,393	121,534	62	1,431	236,420
Disposals		(86,630)	(61,866)	(61,062)	—	(209,558)
Transfers		(29,137)	(223,188)	(8,024)	—	(260,349)
Exchange rate		9,599	2,693	—	432	12,724
Balances as at 31 December 2023		2,384,588	1,522,920	369,376	22,812	4,299,693
Accumulated depreciation:
Balances as at 31 December 2021		633,494	1,070,034	54,308	2,587	1,760,423

Additions		129,684	137,613	9,616	9,514	286,427
Disposals		(56,639)	(149,642)	(11,937)	—	(218,218)
Transfers		(10,436)	1,387	2,436	—	(6,613)
Exchange rate		(9,317)	(3,023)	—	(496)	(12,836)
Balances as at 31 December 2022		686,786	1,056,369	54,423	11,605	1,809,183

Additions		137,953	113,267	9,366	1,916	262,502
Disposals		(22,813)	(42,028)	(5,411)	—	(70,252)
Transfers		(7,075)	(123,090)	3,924	—	(126,241)
Exchange rate		3,558	1,332	—	243	5,133
Balances as at 31 December 2023		798,409	1,005,850	62,302	13,764	1,880,325

Impairment losses:
Balances as at 31 December 2021		69,877	—	71,375	—	141,251

Impairment through profit or loss	35	2,078	—	58,163	—	60,241
Reversal of impairment through profit or loss	35	(162)	—	(22,981)	—	(23,143)
Utilisations		(4,596)	—	(34,407)	—	(39,003)
Transfers		(21,948)	—	12,084	—	(9,864)
Balances as at 31 December 2022		45,249	—	84,234	—	129,482

Impairment through profit or loss	35	3,319	—	17,053	—	20,372
Reversal of impairment through profit or loss	35	(1,389)	—	(7,457)	—	(8,846)
Utilisations		—	—	(20,271)	—	(20,271)
Transfers		(1,990)	—	3,917	—	1,927
Balances as at 31 December 2023		45,189	—	77,476	—	122,664

Net balances as at 31 December 2022		1,645,329	627,378	299,742	9,344	2,581,791

Net balances as at 31 December 2023		1,540,991	517,070	229,597	9,048	2,296,704

The net carrying amount of "Transfers" in 2023 was -136,035 thousand euros (-1,522 thousand euros in 2022), of which 579 thousand euros (-7,463 thousand euros in 2022) correspond to reclassifications from the heading "Inventories" (see Note 17) and -136,614 thousand euros (5,941 thousand euros in 2022) to reclassifications of assets from or to the heading "Non-current assets and disposal groups classified as held for sale" (see Note 13).

Specific information relating to tangible assets as at 31 December 2023 and 2022 is shown hereafter:

Thousand euro
	2023	2022

Gross value of tangible assets for own use in use and fully depreciated	572,004	440,137
Net carrying amount of tangible assets of foreign operations	302,192	369,759

Lease contracts in which the Group acts as lessee

As at 31 December 2023, the cost of property, plant and equipment for own use includes right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee, in the amount of 1,359,188 thousand euros, which have accumulated depreciation of 486,883 thousand euros and are impaired in the amount of 40,026 thousand euros as at the aforesaid date (1,293,944 thousand euros as at 31 December 2022, which had accumulated depreciation of 396,041 thousand euros and were impaired in the amount of 38,657 thousand euros as at that date).

The expense recognised in the consolidated income statement for 2023 for the depreciation and impairment of right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee amounted to 94,454 thousand euros and 1,369 thousand euros, respectively (96,017 thousand euros and 1,991 thousand euros, respectively, in 2022).

Information is set out below concerning the lease contracts in which the Group acts as lessee:

Thousand euro
	2023	2022

Interest expense on lease liabilities	(16,910)	(15,347)
Expense related to short-term low-value leases (*)	(11,793)	(11,592)
Total lease payments in cash (**)	106,577	110,950

(*) Recognised in the “Administrative expenses” heading, in the item on “Of property, plant and equipment” (see Note 33).

(**) Payments of the principal and interest components of the lease liability are recognised as cash flows from financing activities in the Group’s consolidated cash flow statement.

The future cash outflows to which the Group may potentially be exposed as lessee and which are not included under lease liabilities are not significant.

Minimum future payments over the non-cancellable period for lease contracts in effect as at 31 December 2023 and 2022 are indicated below:

Thousand euro
	2023	2022

Undiscounted lease payments receivable
Up to 1 month	7,424	1,348
1 to 3 months	18,825	25,356
3 to 12 months	75,693	76,513
1 to 5 years	351,045	352,018
More than 5 years	516,939	511,547

Sale and leaseback transactions

Between 2009 and 2012, the Group completed transactions for the sale of properties and simultaneously entered into a lease contract, for the same properties, with the buyers (maintenance, insurance and taxes to be borne by the Bank). The main characteristics of the most significant lease contracts in effect as at the end of 2023 are as follows:

Operating lease contracts	No. properties sold	No. contracts with purchase option	No. contracts without purchase option	Mandatory term

2009	60	23	37	10 to 20 years
2010	377	376	1	10 to 25 years
2011 (acquisition B.Guipuzcoano)	32	24	8	8 to 20 years
2012 (acquisition Banco CAM)	12	12	—	10 to 25 years
2012	4	4	—	15 years

Specific information in connection with this set of lease contracts as at 31 December 2023 and 2022 is given below:

Thousand euro
	2023	2022

Undiscounted lease payments receivable
Up to 1 month	4,145	130
1 to 3 months	8,021	11,167
3 to 12 months	36,677	34,392
1 to 5 years	193,424	178,154
More than 5 years	350,954	367,262

In 2023 and 2022, no significant profit/(loss) was recorded for sale and leaseback transactions.

Contracts in which the Group acts as lessor

The lease contracts entered into by the Group in which it acts as lessor are mainly operating leases.

The Group implements strategies to reduce risks related to the rights held over the underlying assets. For example, the lease contracts include clauses which stipulate a minimum non-cancellable lease term, a deposit which the lessor may retain as compensation if the asset sustains excessive wear during the lease term, and additional guarantees or sureties to limit losses in the event of non-payment.

As regards the investment properties item, the rental income from these investment properties and the direct costs associated with the investment properties that produced rental income during 2023 amounted to 22,850 thousand euros and 9,908 thousand euros, respectively (23,474 thousand euros and 9,768 thousand euros in 2022). Direct costs associated with investment properties that did not produce rental income were not significant in the context of the consolidated annual financial statements.

Note 16 – Intangible assets

The composition of this heading in the consolidated balance sheets as at 31 December 2023 and 2022 was as follows:

Thousand euro
	2023	2022

Goodwill:	1,018,311	1,026,810
Banco Urquijo	473,837	473,837
Grupo Banco Guipuzcoano	285,345	285,345
From acquisition of Banco BMN Penedés assets	245,364	245,364
Other	13,765	22,264

Other intangible assets:	1,464,763	1,457,352
With a finite useful life:	1,464,763	1,457,352
Private Banking Business, Miami	1,825	4,925
Contractual relations with TSB customers and brand	17,509	39,783
Computer software	1,444,408	1,411,516
Other	1,021	1,128
Total	2,483,074	2,484,162

Goodwill

As set forth in the regulatory framework of reference, Banco Sabadell carried out an analysis in 2023 to evaluate the existence of any potential impairment of its goodwill.

The main transactions that generated goodwill were the acquisition of Banco Urquijo in 2006, of Banco Guipuzcoano in 2010 and of certain assets of BMN-Penedès in 2013.

Banco Sabadell Group monitors the Group’s total goodwill across the ensemble of Cash-Generating Units (CGUs) that make up the Banking Business Spain operating segment. In addition, the Group considers that the United Kingdom operating segment is a CGU.

The value in use of the Banking Business Spain operating segment is used to determine its recoverable amount. The valuation method used in this analysis was that of discounting future net distributable profit associated with the activity carried out by the Banking Business Spain operating segment until 2028, plus an estimated terminal value.

The projections used to determine the recoverable amount are those set out in the financial projections approved by the Board of Directors. Those projections are based on sound and well-founded assumptions, which represent Management’s best estimates of overall upcoming economic conditions. To determine the key variables (basically net interest income, fees and commissions, expenses, cost of risk and solvency levels) that underpin the financial projections, Management has used microeconomic variables, such as the existing balance sheet structure, market positioning and strategic decisions made, as well as macroeconomic variables, such as the expected evolution of GDP and the forecast evolution of interest rates and unemployment. The macroeconomic variables used for the baseline macroeconomic scenario, described in Note 1 were estimated by the Group’s Research Service.

The approach used to determine the values of assumptions is based both on the projections and on past experience. These values are compared against external information sources, where available.

In 2023, to calculate the terminal value, Spain’s real GDP in 2028 was taken as reference, using a growth rate in perpetuity of 1.8% (1.9% in 2022), which does not exceed the long-term average growth rate of the market in which the operating segment is active. The discount rate used was 11.2% (10.4% in 2022), determined using the Capital Asset Pricing Model (CAPM); it therefore comprises a risk-free rate (10-year Spanish bond) plus a risk premium which reflects the inherent risk of the operating segment being evaluated.

The recoverable amount obtained is higher than the carrying amount; therefore, there is no evidence of impairment. The individual recoverable amount for each CGU at the end of 2023 and 2022, before allocating goodwill to the ensemble of CGUs, was above its carrying amount; therefore, the Group did not recognise any impairment at the CGU level during the aforesaid years.

In addition, the Group carried out a sensitivity analysis, making reasonable adjustments to the main assumptions used to calculate the recoverable amount.

This test consisted of adjusting, individually, the following assumptions:

–	Discount rate +/- 0.5%.

–	Growth rate in perpetuity +/- 0.5%.

–	Minimum capital requirement +/-0.5%.

–	NIM/ATAs in perpetuity +/- 5bps.

–	Cost of risk in perpetuity +/- 10bps.

The sensitivity analysis does not alter the conclusions drawn from the impairment test. In all scenarios defined in that analysis, the recoverable amount obtained is greater than the carrying amount.

In accordance with the specifications of the restated text of the Corporation Tax Law, the goodwill generated is not tax-deductible.

Other intangible assets

Private Banking Business, Miami

Intangible assets associated with the acquisition of the Private Banking business in Miami include the value of contractual rights arising from customer relationships taken over from this business, mainly short-term lending items and deposits. These assets are amortised over a period of between 10 and 15 years from their creation.

Contractual relations with TSB customers and brand

Intangible assets associated with the acquisition of TSB include the value of the contractual rights arising from customer relationships taken over from TSB for core deposits, initially estimated at 353,620 thousand euros. This asset is amortised over a period of 8 years. These intangible assets were valued by calculating the value in use based on the income approach (discounted cash flows) with the multi-period excess earnings method. To determine whether there was any evidence of impairment, the balance of deposits currently in TSB linked to existing customers at the time of its acquisition by the Bank was compared against the estimated balance that those customers would have at the end of 2023, forecast at the time of the initial valuation. Based on this comparison, it was concluded that there was no evidence of any impairment. As at 31 December 2023, contractual relationships with TSB customers were fully amortised (as at 31 December 2022, the carrying amount came to 17,727 thousand euros).

The value of the right to the exclusive use of the TSB brand was also estimated at an initial amount of 73,328 thousand euros. The value attributable to this asset was determined through the replacement cost method, consisting of establishing the cost of rebuilding or acquiring an exact replica of the asset in question. This asset is amortised over a period of 12 years. The assessment of the recoverable amount of the TSB CGU included an implicit valuation of the brand, concluding that there was no impairment. The carrying amount of the TSB brand amounted to 17,509 thousand euros as at 31 December 2023 (22,056 thousand euros as at 31 December 2022).

Computer software

Computer software costs include mainly the capitalised costs of developing the Group’s computer software and the cost of purchasing software licences.

R&D expenditure in 2023 and 2022 was not significant.

Movements

Movements in goodwill in 2023 and 2022 were as follows:

Thousand euro
	Goodwill	Impairment	Total

Balance as at 31 December 2021	1,026,457	—	1,026,457

Additions	353	—	353

Disposals	—	—	—
Balance as at 31 December 2022	1,026,810	—	1,026,810

Additions	—	—	—

Disposals	—	—	—

Transfers	(8,499)	—	(8,499)
Balance as at 31 December 2023	1,018,311	—	1,018,311

Movements in other intangible assets in 2023 and 2022 were as follows:

Thousand euro

	Cost			Amortisation			Impairment			Total

	Developed internally	Other	Total	Developed internally	Other	Total	Developed internally	Other	Total
Balance as at 31 December 2021	2,413,611	862,547	3,276,158	(1,065,540)	(655,654)	(1,721,194)	—	—	—	1,554,964

Additions	187,533	7,105	194,638	(195,655)	(63,009)	(258,664)	—	—	—	(64,026)

Disposals	(27,296)	(83,657)	(110,953)	6,299	77,859	84,158	—	—	—	(26,795)

Other	(6,554)	5,168	(1,386)	(14,115)	(28)	(14,143)	—	—	—	(15,529)

Exchange differences	6,511	(16,611)	(10,100)	2,693	16,145	18,838	—	—	—	8,738
Balance as at 31 December 2022	2,573,805	774,552	3,348,357	(1,266,318)	(624,687)	(1,891,005)	—	—	—	1,457,352

Additions	235,489	60,596	296,085	(221,636)	(34,827)	(256,463)	—	—	—	39,622

Disposals	(103,691)	(5,612)	(109,303)	60,722	2,464	63,186	—	—	—	(46,117)

Other	438	(2,759)	(2,321)	(1,529)	3,536	2,007	—	—	—	(314)

Exchange differences	12,214	7,572	19,786	848	(6,414)	(5,566)	—	—	—	14,220
Balance as at 31 December 2023	2,718,255	834,349	3,552,604	(1,427,913)	(659,928)	(2,087,841)	—	—	—	1,464,763

The gross value of other intangible assets that were in use and had been fully amortised as at 31 December 2023 and 2022 amounted to 1,367,070 thousand euros and 1,078,836 thousand euros, respectively.

Note 17 – Other assets and liabilities

The “Other assets” heading on the consolidated balance sheets as at 31 December 2023 and 2022 breaks down as follows:

Thousand euro
	Note	2023	2022

Insurance contracts linked to pensions	22	80,693	89,729
Inventories		62,344	93,835
Rest of other assets		293,086	296,116
Total		436,123	479,680

The “Rest of other assets” item includes mainly prepaid expenses, the accrual of customer fees and commissions and transactions in progress pending settlement.

Movements in inventories in 2023 and 2022 were as follows:

Thousand euro
	Note	Land	Buildings under construction	Completed buildings	Total

Balance as at 31 December 2021		8,409	1,516	132,787	142,713

Additions		802	3,661	8,946	13,409
Disposals		(2,279)	(558)	(42,895)	(45,732)
Impairment through profit or loss	35	(2,459)	(173)	(33,519)	(36,151)
Reversal of impairment through profit or loss	35	996	71	11,066	12,133
Other transfers	15	—	(3,645)	11,108	7,463
Balance as at 31 December 2022		5,469	872	87,493	93,835

Additions		422	39	4,978	5,439
Disposals		(1,268)	(50)	(20,714)	(22,032)
Impairment through profit or loss	35	(1,711)	(4,505)	(13,060)	(19,276)
Reversal of impairment through profit or loss	35	710	4,210	37	4,957
Other transfers	15	—	—	(579)	(579)
Balance as at 31 December 2023		3,622	566	58,155	62,344

As at 31 December 2023 and 2022, the amount of inventories associated with debt secured with mortgages was 10,292 thousand euros and 11,318 thousand euros, respectively.

The composition of the “Other liabilities” heading as at 31 December 2023 and 2022 was as follows:

Thousand euro
	31/12/2023	31/12/2022

Other accrual/deferral	574,997	577,298
Rest of other liabilities	147,527	294,810
Total	722,524	872,108

The “Rest of other liabilities” item mainly includes transactions in progress pending settlement.

Note 18 – Deposits in central banks and credit institutions

The breakdown of the balance of deposits in central banks and credit institutions in the consolidated balance sheets as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

By heading:
Financial liabilities at amortised cost	23,616,543	39,217,078
Total	23,616,543	39,217,078

By nature:
Demand deposits	222,195	378,442
Deposits with agreed maturity	12,274,576	30,936,695
Repurchase agreements	10,821,129	8,118,516
Other accounts	74,163	125,378
Valuation adjustments	224,480	(341,953)
Total	23,616,543	39,217,078

By currency:
In euro	17,615,523	31,390,222
In foreign currency	6,001,020	7,826,856
Total	23,616,543	39,217,078

In 2023, Banco Sabadell prepaid 17 billion euros corresponding to TLTRO III maturing in March 2024. The closing balance of this liquidity facility as at the end of 2023 and 2022 was 5 billion euros and 22 billion euros, respectively (see Note 4.4.3.1).

Note 19 – Customer deposits

The balance of customer deposits on the consolidated balance sheets as at 31 December 2023 and 2022 breaks down as follows:

Thousand euro
	2023	2022

By heading:
Financial liabilities at amortised cost	160,330,653	164,076,445
Total	160,330,653	164,076,445

By nature:
Demand deposits	134,242,908	147,539,675
Deposits with agreed maturity	21,081,166	14,066,824
Fixed term	20,244,357	11,985,933
Non-marketable covered bonds and bonds issued	323,010	418,835
Other	513,799	1,662,056
Hybrid financial liabilities (see Notes 10 and 12)	4,507,056	2,074,477
Repurchase agreements	200,336	404,866
Other valuation adjustments (interest, fees and commissions, other)	299,187	(9,397)
Total	160,330,653	164,076,445

By sector:
General governments	7,869,390	8,499,245
Other sectors	152,162,076	155,586,597
Other valuation adjustments (interest, fees and commissions, other)	299,187	(9,397)
Total	160,330,653	164,076,445

By currency:
In euro	111,953,190	114,063,466
In foreign currency	48,377,463	50,012,979
Total	160,330,653	164,076,445

Due to rising interest rates in the financial markets, the weight of the term deposits making up customer deposits increased during 2023.

Note 20 – Debt securities in issue

The composition of this heading in the consolidated balance sheets as at 31 December 2023 and 2022, by type of issuance, is as follows:

Thousand euro
	2023	2022

Straight bonds/debentures	8,671,400	7,990,800
Straight bonds	8,630,100	7,949,500
Structured bonds	41,300	41,300
Commercial paper	1,382,828	871,896
Mortgage covered bonds	7,475,000	7,563,000
TSB covered bonds	3,164,376	1,409,356
Asset-backed securities	1,370,573	1,202,846
Subordinated marketable debt securities	3,550,000	3,450,000
Subordinated bonds	1,800,000	1,800,000
Preferred securities	1,750,000	1,650,000
Valuation and other adjustments	177,107	89,651
Total	25,791,284	22,577,549

Schedule III shows details of the outstanding issues as at 2023 and 2022 year-end.

The remuneration for preferred securities contingently convertible into ordinary shares amounted to 115,391 thousand euros in 2023 (110,374 thousand euros in 2022) and is recognised under the “Other reserves” heading in consolidated equity.

Note 21 – Other financial liabilities

The composition of this heading in the consolidated balance sheets as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

By heading:
Financial liabilities at amortised cost	6,333,286	6,658,861
Total	6,333,286	6,658,861

By nature:
Debentures payable	293,380	364,207
Guarantee deposits received	8,688	8,992
Clearing houses	1,138,627	1,032,869
Collection accounts	3,379,742	3,322,141
Lease liabilities	947,469	969,477
Other financial liabilities	565,380	961,175
Total	6,333,286	6,658,861

By currency:
In euro	4,694,730	4,913,626
In foreign currency	1,638,556	1,745,235
Total	6,333,286	6,658,861

The following table shows information relating to the average time taken to pay suppliers (days payable outstanding), as required by Additional Provision Three of Law 15/2010, taking into consideration the amendments introduced by Law 18/2022 of 28 September on the creation and growth of companies:

	2023	2022

Average payment period and supplier payment ratios (in days)
Average time taken to pay suppliers	25.49	28.74
Ratio of transactions paid (*)	25.49	28.72
Ratio of transactions payable (**)	38.81	50.03

Payments made and pending at year-end (in thousand euro)
Total payments made	1,194,239	1,131,038
Total payments outstanding	369	1,131

Payments made in < 60 days (in thousand euro) (***)
Monetary volume of paid invoices	1,110,490	1,011,940
Percentage of total amount of payments to suppliers	93	89

Number of invoices paid in < 60 days (***)
Number of invoices paid	133,690	141,339
Percentage of total number of invoices	92	92

The calculations above only take into account transactions undertaken by the Group’s main Spanish entities, which represent 98.75% of total invoicing.

(*) The ratio of transactions paid is equal to the amount of each transaction paid multiplied by the number of days elapsed since the date of receipt of the invoice until its payment, divided by the total amount of payments made.

(**) The ratio of transactions pending payment is equal to the amount of each transaction pending payment multiplied by the number of days elapsed since the date of receipt of the invoice until the last day of the period, divided by the total amount of pending payments.

(***) Corresponds to invoices paid within the maximum period established in regulations on late payment.

Note 22 – Provisions and contingent liabilities

Movements during 2023 and 2022 under the “Provisions” heading are shown below:

Thousand euro

	Pensions and other post employment defined benefit obligations	Other long term employee benefits	Pending legal issues and tax litigation	Commitments and guarantees given	Other provisions	Total

Balance as at 31 December 2021	86,020	650	76,848	190,591	532,029	886,138

Scope additions / exclusions	—	—	—	—	—	—

Interest and similar expenses - pension commitments	1,958	4	—	—	—	1,962

Allowances charged to income statement - staff expenses (*)	1,152	5	—	—	(2,790)	(1,633)

Allowances not charged to income statement	—	—	—	—	—	—

Allowances charged to income statement - provisions	228	(32)	45,211	(14,258)	65,672	96,821
Allocation of provisions	84	—	47,619	191,058	65,672	304,433
Reversal of provisions	—	—	(2,408)	(205,316)	—	(207,724)
Actuarial losses / (gains)	144	(32)	—	—	—	112

Exchange differences	688	—	—	(305)	(6,645)	(6,262)

Utilisations:	(7,562)	(457)	(32,209)	—	(172,876)	(213,104)
Net contributions of plan assets by sponsor	612	—	—	—	—	612
Pension payments	(8,174)	(457)	—	—	—	(8,631)
Other	—	—	(32,209)	—	(172,876)	(205,085)

Other movements	(19,100)	—	—	795	(101,108)	(119,413)
Balance as at 31 December 2022	63,384	170	89,850	176,823	314,282	644,509

Scope additions / exclusions	—	—	—	—	—	—

Interest and similar expenses - pension commitments	1,755	4	—	—	—	1,759

Allowances charged to income statement - staff expenses (*)	3,171	4	—	—	26,595	29,770

Allowances not charged to income statement	—	—	—	—	—	—

Allowances charged to income statement - provisions	1,260	(4)	(4,560)	(11,403)	20,997	6,290
Allocation of provisions	1,260	—	1,209	211,347	26,872	240,688
Reversal of provisions	—	—	(5,769)	(222,750)	(5,875)	(234,394)
Actuarial losses / (gains)	—	(4)	—	—	—	(4)

Exchange differences	648	—	—	1,295	2,488	4,431

Utilisations:	(9,139)	(105)	(24,740)	—	(114,583)	(148,567)
Net contributions of plan assets by sponsor	233	—	—	—	—	233
Pension payments	(9,372)	(105)	—	—	—	(9,477)
Other	—	—	(24,740)	—	(114,583)	(139,323)

Other movements	(2,771)	—	—	(1,339)	2,010	(2,100)
Balance as at 31 December 2023	58,308	69	60,550	165,376	251,789	536,092

(*) See Note 33.

The headings “Pensions and other post employment defined benefit obligations” and “Other long term employee benefits” include the amount of provisions allocated for the coverage of post-employment remuneration and commitments undertaken with early retirees and similar obligations.

The heading “Commitments and guarantees given” includes the amount of provisions allocated for the coverage of commitments given and contingent risks arising from financial guarantees or other types of contracts.

During the usual course of business, the Group is exposed to fiscal, legal and regulatory contingencies, among others. All significant contingencies are analysed on a regular basis, with the collaboration of third-party experts where necessary and, where appropriate, provisions are recognised under the headings “Pending legal issues and tax litigation” and “Other provisions”. As at 31 December 2023 and 2022, these headings mainly included:

–	Provisions for legal contingencies amounting to 17 million euros as at 31 December 2023 (23 million euros as at 31 December 2022).

–

Other provisions for legal contingencies in Spain arising from customer claims in connection with certain general contractual terms and conditions amounting to 150 million euros (179 million euros as at 31 December 2022). The most significant provision relates to the possible reimbursement of amounts received as a result of the application of mortgage floor clauses, whether as a result of the hypothetical voiding by the courts of law of floor clauses or whether due to the implementation of Royal Decree-Law 1/2017 of 20 January on measures to protect consumers regarding floor clauses, in the amount of 81 million euros as at 31 December 2023 (99 million euros as at 31 December 2022). In an unlikely adverse scenario of potential additional claims being filed, both through the procedures established by the Institution in accordance with that set forth in the aforesaid Royal Decree, and through court proceedings, applying the percentages set forth in the current arrangements, the maximum contingency would amount to 111 million euros.

With regard to these provisions, it is worth specifying that the Bank considers its floor clauses to be transparent and clear to customers, and in general, these have not been definitively voided with a final ruling. On 12 November 2018, Section 28 of the Civil Division of the Provincial Court of Madrid issued a ruling in which it partially supported the appeal brought forth by Banco de Sabadell, S.A. against the ruling issued by Commercial Court no. 11 of Madrid on the invalidity of the restrictive interest rate clauses, considering that some of the clauses established by Banco de Sabadell, S.A. are transparent and valid in their entirety. With regard to the rest of the clauses, the Bank still considers that it has legal arguments which should be reviewed in the legal appeal which the Institution filed with the Supreme Court with regard to the ruling made by the Provincial Court of Madrid. This appeal has been suspended by the Supreme Court, which has referred the matter to the Court of Justice of the European Union for a preliminary ruling. A hearing took place in the aforesaid Court on 28 September 2023, but no ruling has been made as yet.

The remaining provisions mainly relate to customer claims in connection with the repayment of mortgage arrangement fees, developer deposit funds and revolving card interest, with the provision set aside amounting to 69 million euros as at 31 December 2023 (80 million euros as at 31 December 2022).

–

Provisions to cover the anticipated costs relating to restructuring plans in Spain announced in previous years and pending final implementation amounting to 56 million euros as at 31 December 2023 and 2022.

–

Provisions for legal contingencies deriving from claims filed by certain TSB customers. The estimated potential cost of compensation payable, which includes compensatory interest and associated operational costs, amounted to 19 million euros as at 31 December 2023 (86 million euros as at 31 December 2022). During 2023, utilisations linked to legal contingencies in TSB were recorded in the amount of 64 million euros.

–

Provisions to cover the anticipated costs relating to restructuring in TSB and pending final implementation amounting to 35 million euros as at 31 December 2023 (13 million euros as at 31 December 2022), of which 26 million euros were allocated in 2023 (see Note 33).

The final disbursement amount and the payment schedule are uncertain due to the difficulties inherent in estimating the factors used to determine the amount of the provisions set aside.

Pensions and similar obligations

Defined benefit plans cover all existing commitments arising from the application of the Collective Bargaining Agreement for Banks (Convenio Colectivo de Banca). These commitments are financed through the following vehicles:

Pension plan

Banco Sabadell’s employee pension plan covers the benefits detailed above payable under the collective bargaining agreement with employees belonging to regulated groups, with the following exceptions:

–	Additional commitments due to early retirement, as set out in the Collective Bargaining Agreement for Banks.

–	Supervening incapacity in certain circumstances.

–	Widowhood and orphanhood benefits arising from the death of a retired member of staff who began their employment after 8 March 1980.

Banco Sabadell’s employee pension plan is regarded to all intents and purposes as a plan asset for the obligations insured by entities outside of the Group. Obligations of the pension plan insured by the Group’s associate entities are not considered plan assets.

A Control Board has been created for the pension plan, formed of representatives of the sponsor and representatives of the participants and beneficiaries. This Control Board is the body responsible for supervising its operation and execution.

Insurance contracts

Insurance contracts generally cover certain commitments arising from the Collective Bargaining Agreement for Banks, including in particular:

–	Commitments expressly excluded from Banco Sabadell’s employee pension plan (indicated in the previous section).

–	Serving employees covered by a collective bargaining agreement of Banco Atlántico.

–	Pension commitments undertaken with certain serving employees not provided for under the collective bargaining agreement.

–	Commitments towards employees on extended leave of absence not covered with benefits accrued in Banco Sabadell’s employee pension plan.

–	Commitments towards early retirees; these may be partly financed with benefits accrued in Banco Sabadell’s employee pension plan.

These insurance policies have been arranged with insurers outside the Group, whose insured commitments are mainly those towards former Banco Atlántico employees, and with BanSabadell Vida, S.A. de Seguros y Reaseguros.

Voluntary social welfare agency (Entidad de Previsión Social Voluntaria, or E.P.S.V.)

The acquisition and subsequent merger of Banco Guipuzcoano resulted in the takeover of Gertakizun, E.P.S.V., which covers defined benefit commitments in respect of serving and former employees, who are insured by policies. It was set up by the aforesaid bank in 1991 as an agency with a separate legal personality. All obligations with respect to serving and former employees are insured by entities outside the Group.

Internal funds

Internal funds are used to settle obligations with early retirees up to their legal retirement age and relate to employees previously working for Banco Sabadell.

The origins of liabilities recognised in respect of post-employment benefits and other similar long-term obligations on the Group’s balance sheet are shown below:

Thousand euro
	2023	2022	2021	2020	2019

Obligations arising from pension and similar commitments	509,946	565,046	739,456	819,789	803,905
Fair value of plan assets	(451,569)	(501,492)	(652,786)	(716,128)	(697,621)
Net liability recognised on balance sheet	58,377	63,554	86,670	103,661	106,284

The return on Banco Sabadell’s employee pension plan was 5.37% and that of the E.P.S.V. was -0.17% in 2023 (-13.88% and 0.22%, respectively, in 2022).

Movements during 2023 and 2022 in obligations due to pension and similar commitments and the fair value of the plan assets are as follows:

Thousand euro
	Obligations arising from pension and similar commitments	Fair value of plan assets	Net liability recognised on balance sheet

Balance as at 31 December 2021	739,456	652,786	86,670

Interest costs	12,800	—	12,800
Interest income	—	10,838	(10,838)
Normal cost in year	1,631	—	1,631
Past service cost	(474)	—	(474)
Benefits paid	(47,415)	(38,784)	(8,631)
Payments for settlements, curtailments and terminations	(3,832)	(3,976)	144
Net contributions by the Institution	—	(644)	644
Actuarial gains or losses from changes in demographic assumptions	(1,126)	—	(1,126)
Actuarial gains or losses from changes in financial assumptions	(143,190)	—	(143,190)
Actuarial gains or losses from experience	(4,208)	—	(4,208)
Return on plan assets excluding interest income	—	(131,322)	131,322
Other movements	10,715	12,594	(1,879)
Balance as at 31 December 2022	565,046	501,492	63,554

Interest costs	18,090	—	18,090
Interest income	—	15,693	(15,693)
Normal cost in year	1,876	—	1,876
Past service cost	1,063	—	1,063
Benefits paid	(46,726)	(37,250)	(9,476)
Settlements, curtailments and terminations	(470)	(1,300)	830
Net contributions by the Institution	—	(233)	233
Actuarial gains or losses from changes in demographic assumptions	—	—	—
Actuarial gains or losses from changes in financial assumptions	(23,195)	—	(23,195)
Actuarial gains or losses from experience	(11,004)	—	(11,004)
Return on plan assets excluding interest income	—	(31,391)	31,391
Other movements	4,618	4,558	60
Exchange differences	648	—	648
Balance as at 31 December 2023	509,946	451,569	58,377

The breakdown of the Group’s pension commitments and similar obligations as at 31 December 2023 and 2022, based on the financing vehicle, coverage and the interest rate applied in their calculation, is given below:

Thousand euro
	2023
Financing vehicle	Coverage	Amount	Interest rate

Pension plans		236,299
Insurance policies with related parties	Matched	22,709	3.75%
Insurance policies with unrelated parties	Matched	213,590	3.75%

Insurance contracts		266,615
Insurance policies with related parties	Matched	55,095	3.75%
Insurance policies with unrelated parties	Matched	211,520	3.75%

Internal funds	Without cover	7,032	3.75%
Total obligations		509,946

Thousand euro
	2022
Financing vehicle	Coverage	Amount	Interest rate

Pension plans		270,917
Insurance policies with related parties	Matched	26,279	3.25%
Insurance policies with unrelated parties	Matched	244,638	3.25%

Insurance contracts		288,417
Insurance policies with related parties	Matched	60,555	3.25%
Insurance policies with unrelated parties	Matched	227,862	3.25%

Internal funds	Without cover	5,712	3.25%
Total obligations		565,046

The value of the obligations covered by matched insurance policies under pension plans and insurance contracts as at 31 December 2023 amounted to 502,914 thousand euros (559,334 thousand euros as at 31 December 2022); therefore, in 98.62% of its commitments (98.99% as at 31 December 2022) there is no mortality risk (mortality tables) or profitability risk (interest rate) for the Group. Therefore, the evolution of interest rates in 2023 had no impact on the Institution’s capacity to pay its pension commitments.

The sensitivity analysis for the actuarial assumptions of the technical interest rate and the rate of salary increase shown in Note 1.3.17 to these consolidated annual financial statements, as at 31 December 2023 and 2022, shows how the obligation and the service cost of the current year would have been affected by changes deemed reasonably possible as at that date.

%
	2023	2022
Sensitivity analysis	Percentage change

Interest rate

Interest rate -50 basis points:
Assumption	3.25%	2.75%
Change in obligation	4.59%	5.19%
Change in current service cost	10.64%	11.60%

Interest rate +50 basis points:
Assumption	4.25%	3.75%
Change in obligation	(4.24) %	(4.47) %
Change in current service cost	(9.19) %	(10.13) %

Rate of salary increase

Rate of salary increase -50 basis points:
Assumption	2.50%	2.50%
Change in obligation	(0.01) %	(0.01) %
Change in current service cost	(3.03) %	(3.49) %

Rate of salary increase +50 basis points:
Assumption	3.50%	3.50%
Change in obligation	0.01%	0.01%
Change in current service cost	3.50%	3.88%

The estimate of probable present values, as at 31 December 2023, of benefits payable for the next ten years, is set out below:

Thousand euro
	Years
	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	Total

Probable pensions	8,220	8,140	7,709	7,643	7,574	8,679	8,371	8,055	7,733	7,406	79,530

The fair value of assets linked to pensions recognised on the consolidated balance sheet amounted to 80,693 thousand euros as at 31 December 2023 (89,729 thousand euros as at 31 December 2022); see Note 17.

The main categories of the plan assets as at 31 December 2023 and 2022 are indicated hereafter:

%
	2023	2022

Mutual funds	3.63%	2.90%
Deposits and guarantees	0.38%	0.42%
Other (non-linked insurance policies)	95.99%	96.68%
Total	100%	100%

There were no financial instruments issued by the Bank included in the fair value of plan assets as at 31 December 2023 and 2022.

Note 23 – Shareholders’ equity

The breakdown of the balance of shareholders’ equity on the consolidated balance sheets as at 31 December 2023 and 2022 is the following:

Thousand euro
	2023	2022 (*)

Capital	680,028	703,371
Share premium	7,695,227	7,899,227
Other equity	21,268	21,548
Retained earnings	6,401,782	5,859,520
Other reserves	(1,584,816)	(1,602,079)
(-) Treasury shares	(39,621)	(23,767)
Profit or loss attributable to owners of the parent	1,332,181	889,392
(-) Interim dividends	(162,103)	(112,040)
Total	14,343,946	13,635,172

(*) See Note 1.4.

Capital

The Bank’s share capital as at 31 December 2023 amounted to 680,027,680.875 euros, represented by 5,440,221,447 registered shares at a par value of 0.125 each (as at 31 December 2022, it amounted to 703,370,587.63 euros, represented by 5,626,964,701 registered shares with a par value of 0.125 euros). All shares are fully paid up and numbered in sequential order from 1 through 5,440,221,447, inclusive.

The Bank’s shares are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges and on Spain’s electronic market (Mercado Continuo) managed by Sociedad de Bolsas, S.A.

None of the other subsidiary companies included in the scope of consolidation are listed on the stock exchange.

The rights conferred to the equity instruments are those regulated by the Capital Companies Act. During the Annual General Meeting, shareholders may exercise a percentage of votes equivalent to the percentage of the share capital in their possession. The Articles of Association do not contain any provision for additional loyalty voting rights.

Capital reduction

On 30 November 2023, the Board of Directors of Banco Sabadell agreed to execute the Bank’s share capital reduction, in the amount of 23,343 thousand euros, through the redemption charged to unrestricted reserves of all the treasury shares acquired under the share buyback programme, i.e. 186,743,254 shares with a par value of 0.125 euros each, representing approximately 3.32% of the Bank’s share capital (see Note 3). This capital reduction was approved as part of the resolution adopted by the Annual General Meeting on 23 March 2023.

The capital reduction and the amendment of Article 7 of the Articles of Association relating to share capital were entered in the Companies Register of Alicante on 11 December 2023, the reduction being thus completed and the redeemed shares delisted.

This operation did not entail the reimbursement of contributions made by shareholders, as the Bank was the holder of the redeemed shares.

Significant investments in the Bank’s capital

As required by Articles 23 and 32 of Royal Decree 1362/2007 of 19 October, implementing the Securities Market Law 24/1988 of 28 July, on transparency requirements relating to information on issuers whose securities have been admitted to trading on an official secondary market or on any other European Union regulated market, the following table gives details of significant investments in Banco Sabadell’s share capital as at 31 December 2023:

	% of voting rights assigned to shares		% of voting rights through financial instruments		Total % of voting rights
Name or company name of shareholder
	Direct	Indirect	Direct	Indirect

BlackRock, Inc (*)	—	3.43%	—	0.67%	4.10%

Dimensional Fund Advisors LP (**)	—	3.11%	—	—	3.11%

David Martínez Guzmán (***)	—	3.56%	—	—	3.56%

The sources for the information provided are communications sent by shareholders to the National Securities Market Commission (CNMV) or directly to the Bank. In accordance with Royal Decree 1362/2007 of 19 October, implementing Securities Market Law 24/1998 of 28 July, on transparency requirements relating to information on issuers whose securities have been admitted to trading on an official secondary market or on any other European Union regulated market, a shareholder is considered to own a significant shareholding when they have in their possession a proportion of at least 3% of the voting rights, or 1% in the case of residents in tax havens.

(*) BlackRock, Inc. owns an indirect shareholding through several of its subsidiaries.

(**) Dimensional Fund Advisors LP disclosed the shares held in funds and accounts advised by either itself or by its subsidiary undertakings. The voting rights correspond to shares held in those funds and accounts. Neither Dimensional Fund Advisors LP nor any of its subsidiaries are beneficial owners of those shares and/or their voting rights.

(***) Fintech Europe, S.À.R.L. (FE) is 100% owned by Fintech Investments Ltd. (FIL), which is the investment fund managed by Fintech Advisory Inc. (FAI). FAI is 100% owned by David Martínez Guzmán. Consequently, the stake currently held by FE is considered to be under the control of David Martínez Guzmán.

Share premium

The share premium’s balance as at 31 December 2023 came to 7,695,227 thousand euros (7,899,227 thousand euros as at 31 December 2022).

In 2023, the share premium was reduced by 180,657 thousand euros, which corresponds to the difference between the purchase price of the shares redeemed as part of the Bank’s capital reduction explained in this note (204,000 thousand euros) and the nominal value of those shares (23,343 thousand euros).

Furthermore, pursuant to applicable legislation, a restricted capital redemption reserve has been created, with a charge to the share premium in an amount equal to the nominal value of the redeemed shares, 23,343 thousand euros, subject to the same disposal requirements applied for the share capital reduction.

Retained earnings and Other reserves

The balance of these headings of the consolidated balance sheets as at 31 December 2023 and 2022 breaks down as follows:

Thousand euro
	2023	2022 (*)

Restricted reserves:	228,033	222,820
Statutory reserve (**)	140,674	140,674
Reserve for treasury shares pledged as security	50,061	68,470
Reserve for investments in the Canary Islands	10,840	10,561
Reserve for redenomination of share capital	113	113
Capital redemption reserve	26,345	3,002

Unrestricted reserves	4,534,097	4,107,070

Reserves of entities accounted for using the equity method	54,836	(72,449)
Total	4,816,966	4,257,441

(*) See Note 1.4.

(**) At its meeting held on 22 February 2024, the Board of Directors agreed to submit a proposal to the Annual General Meeting for the reclassification to voluntary reserves of the amount held in the statutory reserve in excess of 20% of the share capital resulting from the capital reduction carried out during 2023, that is, 4,668 thousand euros.

Information on the reserves of each of the consolidated companies is indicated in Schedule I.

Other equity

This heading includes share-based remuneration pending settlement which, as at 31 December 2023 and 2022, amounted to 21,268 thousand euros and 21,548 thousand euros, respectively.

Treasury shares

The movements of the parent company’s shares acquired by the Bank are as follows:

		Nominal value	Average price
	No. of shares	(in thousand euro)	(in euro)	% Shareholding

Balance as at 31 December 2021	40,679,208	5,084.90	0.85	0.72

Purchases	115,797,928	14,474.74	0.75	2.06
Sales	131,704,453	16,463.06	0.77	2.34
Balance as at 31 December 2022	24,772,683	3,096.58	0.96	0.44

Purchases	248,821,193	31,102.65	1.10	4.43
Sales	236,416,334	29,552.04	1.11	4.21
Balance as at 31 December 2023	37,177,542	4,647.19	1.07	0.68

Net gains and losses arising from transactions involving own equity instruments are included under the heading “Shareholders’ equity – Other reserves” on the consolidated balance sheet, and they are shown in the statement of changes in equity, in the row corresponding to the sale or cancellation of treasury shares.

As at 31 December 2023, TSB held 232 Banco Sabadell shares (60,517 as at 31 December 2022), with a cost of 255 euros (46 thousand euros as at 31 December 2022), recorded as treasury shares on the consolidated balance sheet.

As at 31 December 2023, the number of the Bank’s shares pledged as collateral for transactions was 44,978,083 with a nominal value of 5,622 thousand euros (77,735,661 shares with a nominal value of 9,717 thousand euros as at 31 December 2022).

The number of Banco de Sabadell, S.A. equity instruments owned by third parties but managed by the different companies of the Group amounted to 12,398,979 and 3,067,904 securities as at 31 December 2023 and 2022, respectively. Their nominal value as at the aforesaid dates amounted to 1,550 thousand euros and 383 thousand euros, respectively. In both years, 100% of the securities corresponded to Banco Sabadell shares.

Note 24 – Accumulated other comprehensive income

The composition of this heading of consolidated equity as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022 (*)

Items that will not be reclassified to profit or loss	(30,596)	(29,125)
Actuarial gains or (-) losses on defined benefit pension plans	(3,313)	(1,969)
Non-current assets and disposal groups classified as held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	(27,283)	(27,156)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Items that may be reclassified to profit or loss	(468,357)	(554,275)
Hedge of net investments in foreign operations [effective portion] (**)	77,997	119,348
Foreign currency translation	(384,086)	(476,030)
Hedging derivatives. Cash flow hedges [effective portion] (***)	(49,215)	(64,224)
Amount deriving from outstanding operations	(71,464)	(93,562)
Amount deriving from discontinued operations	22,249	29,338
Fair value changes of debt instruments measured at fair value through other comprehensive income	(145,732)	(180,199)
Hedging instruments [not designated elements]	—	—
Non-current assets and disposal groups classified as held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	32,679	46,830
Total	(498,953)	(583,400)

(*) See Note 1.4.

(**) The value of the hedge of net investments in foreign operations is fully obtained from outstanding transactions (see Note 12).

(***) Cash flow hedges mainly mitigate interest rate risk and other risks (see Note 12).

The breakdown of the items in the statement of recognised income and expenses as at 31 December 2023 and 2022, indicating their gross and net of tax effect amounts, is as follows:

Thousand euro
	2023			2022 (*)
	Gross value	Tax effect	Net	Gross value	Tax effect	Net

Items that will not be reclassified to profit or loss	(669)	(802)	(1,471)	12,991	(358)	12,633
Actuarial gains or (-) losses on defined benefit pension plans	(1,919)	575	(1,344)	(4,123)	1,237	(2,886)
Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	1,250	(1,377)	(127)	17,114	(1,595)	15,519
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—	—	—	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—	—	—	—	—
Items that may be reclassified to profit or loss	107,466	(21,548)	85,918	(398,499)	80,040	(318,459)
Hedge of net investments in foreign operations [effective portion]	(41,351)	—	(41,351)	(38,393)	—	(38,393)
Foreign currency translation	91,944	—	91,944	5,238	—	5,238
Hedging derivatives. Cash flow hedges reserve [effective portion]	22,291	(7,282)	15,009	(52,125)	18,064	(34,061)
Fair value changes of debt instruments measured at fair value through other comprehensive income	48,733	(14,266)	34,467	(230,451)	61,976	(168,475)
Hedging instruments [not designated elements]	—	—	—	—	—	—
Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—
Share of other recognised income and expense of investments in joint ventures and associates	(14,151)	—	(14,151)	(82,768)	—	(82,768)
Total	106,797	(22,350)	84,447	(385,508)	79,682	(305,826)

(*) See Note 1.4.

Note 25 – Minority interests (non-controlling interests)

The companies comprising this heading of consolidated equity as at 31 December 2023 and 2022 are the following:

Thousand euro
	2023			2022

	% Minority interests	Amount	Of which: Profit/(loss) attributed	% Minority interests	Amount	Of which: Profit/(loss) attributed

Aurica Coinvestment, S.L.	38.24%	33,433	1,498	38.24%	33,553	10,009
Other	—	780	(76)	—	791	739
Total		34,213	1,422		34,344	10,748

Movements in the balance under this heading in 2023 and 2022 were as follows:

Thousand euro
Balances as at 31 December 2021	24,980

Valuation adjustments	—
Other	9,364
Scope additions / exclusions	—
Percentage shareholding and other	(1,384)
Profit or loss for the year	10,748
Balances as at 31 December 2022	34,344

Valuation adjustments	—
Other	(131)
Scope additions / exclusions	—
Percentage shareholding and other	(1,553)
Profit or loss for the year	1,422
Balances as at 31 December 2023	34,213

The dividends distributed to minority shareholders of Group entities in 2023 amounted to 1,618 thousand euros and were distributed by Aurica Coinvestment, S.L. (646 thousand euros in 2022).

Note 26 – Off-balance sheet exposures

The breakdown of this heading for the years ended 31 December 2023 and 2022 is the following:

Thousand euro
Commitments and guarantees given	Note	2023	2022

Loan commitments given		27,035,812	27,460,615
Of which, amount classified as stage 2		986,368	1,407,538
Of which, amount classified as stage 3		97,219	82,078
Drawable by third parties		27,035,812	27,460,615
By credit institutions		54	43
By general governments		910,744	1,019,180
By other resident sectors		15,565,366	15,815,706
By non-residents		10,559,648	10,625,686

Provisions recognised on liabilities side of the balance sheet	22	72,888	71,698

Financial guarantees given (*)		2,064,396	2,086,993
Of which, amount classified as stage 2		165,222	254,090
Of which, amount classified as stage 3		44,828	58,197

Provisions recognised on liabilities side of the balance sheet (**)	22	23,814	26,817

Other commitments given		7,942,724	9,674,382
Of which, amount classified as stage 2		372,597	434,869
Of which, amount classified as stage 3		222,999	265,507
Other guarantees given		6,832,086	6,916,058
Assets earmarked for third-party obligations		—	—
Irrevocable letters of credit		729,299	722,640
Additional settlement guarantee		25,000	25,000
Other guarantees and sureties given		6,077,787	6,168,418
Other contingent risks		—	—
Other commitments given		1,110,638	2,758,324
Financial asset forward purchase commitments		1,007,047	2,639,536
Conventional financial asset purchase contracts		8,249	—
Capital subscribed but not paid up		19	19
Underwriting and subscription commitments		—	—
Other loan commitments given		95,323	118,769

Provisions recognised on liabilities side of the balance sheet	22	68,674	78,308
Total		37,042,932	39,221,990

(*) Includes 99,631 and 122,500 thousand euro as of 31 December 2023 and 2022, respectively, corresponding to financial guarantees given in connection with construction and real estate development.

(**) Includes 3,402 thousand euros and 4,305 thousand euros as at 31 December 2023 and 2022, respectively, corresponding to provisions for financial guarantees given in connection with construction and real estate development.

Total commitments drawable by third parties as at 31 December 2023 include home equity loan commitments amounting to 4,640,343 thousand euros (4,566,727 thousand euros as at 31 December 2022). As regards other commitments, in the majority of cases there are other types of guarantees which are in line with the Group’s risk management policy.

Financial guarantees and other commitments given classified as stage 3

The movement of the balance of financial guarantees and other commitments given classified as stage 3 during 2023 and 2022 was the following:

Thousand euro
Balances as at 31 December 2021	474,557

Additions	90,909
Disposals	(241,762)
Balances as at 31 December 2022	323,704

Additions	43,391
Disposals	(99,268)
Balances as at 31 December 2023	267,827

The breakdown by geographical area of the balance of the financial guarantees and other commitments given classified as stage 3 as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

Spain	265,046	321,296
Rest of European Union	448	439
United Kingdom	15	8
Americas	1,905	14
Rest of the world	413	1,947
Total	267,827	323,704

Credit risk allowances corresponding to financial guarantees and other commitments given as at 31 December 2023 and 2022, broken down by the method used to determine such allowances, are as follows:

Thousand euro
	2023	2022

Specific individually measured allowances:	67,247	79,564
Stage 2	7,454	3,753
Stage 3	59,793	75,811

Specific collectively measured allowances:	25,241	25,560
Stage 1	3,930	4,833
Stage 2	6,325	7,098
Stage 3	14,672	13,234
Others	314	395
Total	92,488	105,124

Movements in these allowances during the years 2023 and 2022, together with movements in allowances for loan commitments given, are shown in Note 22.

Note 27 – Off-balance sheet customer funds

Off-balance sheet customer funds managed by the Group, those sold but not under management and the financial instruments deposited by third parties as at 31 December 2023 and 2022 are shown below:

Thousand euro
	2023	2022

Managed by the Group:	4,186,603	4,234,635
Investment firms and funds	588,844	702,580
Asset management	3,597,759	3,532,055

Sold by the Group:	36,373,953	34,257,725
Mutual Funds	23,503,719	21,878,344
Pension funds	3,249,167	3,182,486
Insurance	9,621,067	9,196,895

Financial instruments deposited by third parties	66,753,270	58,006,395
Total	107,313,826	96,498,755

Note 28 – Interest income and expenses

These headings in the consolidated income statement include interest accrued during the year on all financial assets and financial liabilities the yield of which, implicit or explicit, is obtained by applying the effective interest rate approach, irrespective of whether they are measured at fair value or otherwise, and using corrections of income from hedge accounting operations.

The majority of interest income is generated by the Group’s financial assets measured either at amortised cost or at fair value through other comprehensive income.

The breakdown of net interest income for the years ended 31 December 2023 and 2022 is the following:

Thousand euro
	2023	2022

Interest income
Loans and advances	7,286,718	4,252,331
Central banks	1,215,497	252,274
Credit institutions	281,945	72,999
Customers	5,789,276	3,927,058
Debt securities (*)	589,033	288,540
Stage 3 assets	27,036	21,840
Correction of income from hedging operations	671,414	151,473
Other interest (**)	84,555	274,419
Total	8,658,756	4,988,603

Interest expense
Deposits	(2,480,542)	(585,695)
Central banks	(532,310)	(99,658)
Credit institutions	(526,696)	(83,742)
Customers	(1,421,536)	(402,295)
Debt securities issued	(700,109)	(302,023)
Correction of expenses on hedging operations	(566,050)	(147,708)
Other interest (***)	(188,837)	(154,451)
Total	(3,935,538)	(1,189,877)

Net interest income	4,723,218	3,798,726

(*) Includes 69,956 thousand euro in 2023 and 20,903 thousand euro in 2022 corresponding to interest from financial assets recognised at fair value through profit and loss (trading portfolio).

(**) Includes positive returns from liability products.

(***) Includes negative returns on asset products.

The improvement in net interest income is mainly due to the higher yield of the loan book and improved income from the fixed-income portfolio, supported by the increase in interest rates, all of which offset the higher cost of customer funds and capital markets.

The average annual interest rate during 2023 and 2022 of the following balance sheet headings is shown below:

%
	2023	2022

Assets

Cash, cash balances at central banks and other demand deposits	3.51	0.39

Debt securities	2.92	1.11
Loans and advances
Customers	3.79	2.51

Liabilities
Deposits
Central banks and Credit institutions	(3.38)	0.02
Customers	(0.89)	(0.19)
Debt securities issued	(3.32)	(1.42)
Positive (negative) figures correspond to income (expenses) for the Group.

Note 29 – Fee and commission income and expenses

Income and expenses arising from fees and commissions on financial assets and liabilities and the provision of services are as follows:

Thousand euro
	2023	2022

Fees from risk transactions	286,480	282,500
Asset-side transactions	183,209	180,403
Sureties and other guarantees	103,271	102,097

Service fees	796,822	869,794
Payment cards	251,815	256,492
Payment orders	82,296	82,935
Securities	57,028	53,145
Sight accounts	277,111	286,471
Other	128,572	190,751

Asset management and marketing fees	302,856	337,914
Mutual funds	114,912	122,218
Sale of pension funds and insurance products	165,075	193,833
Asset management	22,869	21,863
Total	1,386,158	1,490,208

Memorandum item

Fee and commission income	1,671,213	1,742,311
Fee and commission expenses	(285,055)	(252,103)
Fees and commissions (net)	1,386,158	1,490,208

Note 30 – Gains or (-) losses on financial assets and liabilities, net and exchange differences, net

“Gains or (-) losses on financial assets and liabilities, net” groups together a series of headings from the consolidated income statement for the years ended 31 December 2023 and 2022, which are shown below:

Thousand euro
	2023	2022

By heading:
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	23,250	13,227
Financial assets at fair value through other comprehensive income	4,304	22,752
Financial assets at amortised cost	15,939	(9,190)
Financial liabilities at amortised cost	3,007	(335)
Gains or (-) losses on financial assets and liabilities held for trading, net	122,249	204,691
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	11,781	(4,157)
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	12,193	17,851
Total	169,473	231,612

By type of financial instrument:
Net gain/(loss) on debt securities	10,193	16,131
Net gain/(loss) on other equity instruments	7,100	(877)
Net gain/(loss) on derivatives	140,199	225,548
Net gain/(loss) on other items (*)	11,981	(9,190)
Total	169,473	231,612

(*) Mainly includes gains/(losses) on the sale of various loan portfolios sold during the year.

The breakdown of the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement for the years ended 31 December 2023 and 2022 is shown below:

Thousand euro
	2023	2022

Exchange differences [gain or (-) loss], net	(101,093)	(127,971)

During 2023, the Group carried out sales of certain debt securities which it held in its portfolio of financial assets at fair value through other comprehensive income, generating profits of 4,304 thousand euros (22,752 thousand euros in 2022). Of those profits, 4,930 thousand euros (22,752 thousand euros in 2022) came from the sale of debt securities held with general governments.

The “Net gain/(loss) on derivatives” heading in the table above includes, among other things, the change in the fair value of derivatives used to hedge against the foreign exchange risk of debit and credit balances denominated in foreign currencies. As at 31 December 2023, the gains generated by these derivatives amounted to 143,569 thousand euros (138,796 thousand euros as at 31 December 2022), which are recognised under the heading “Gains or (-) losses on financial assets and liabilities held for trading, net” of the consolidated income statement, while the exchange differences generated by debit and credit balances denominated in foreign currencies hedged with these derivatives are recognised under the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement.

Note 31 – Other operating income

The composition of this heading of the consolidated income statement for the years ended 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

Income from use of investment properties (*)	22,850	23,474
Sales and other income from the provision of non-financial services	14,264	11,522
Other operating income	54,070	86,558
Total	91,184	121,554

(*) The amounts relate mainly to income from operating leases in which the Group acts as lessor.

The reduction in the balance recognised under “Other operating income” is mainly due to income in the amount of 45 million euros recognised in 2022 in connection with the insurance taken out by the Group to offset the payment made by TSB to UK regulators due to the incidents that took place following its IT migration in 2018 (see Note 32).

Note 32 – Other operating expenses

The composition of this heading of the consolidated income statement for the years ended 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

Contribution to deposit guarantee schemes	(150,784)	(129,157)
Banco Sabadell	(132,209)	(113,832)
TSB	(280)	(540)
BS IBM Mexico	(18,295)	(14,785)

Contribution to resolution fund	(76,485)	(100,151)

Other items	(310,959)	(229,559)
Of which: temporary levy of credit institutions and financial credit establishments (*)	(156,182)	—
Total	(538,228)	(458,867)

(*) See Note 1.3.19.

The “Other items” heading includes expenses corresponding to the Spanish tax on deposits of credit institutions, amounting to 34,418 thousand euros in 2023 (34,894 thousand euros in 2022), as well as expenses associated with non-financial activities.

Similarly, in 2022, expenses in the amount of approximately 57 million euros were recognised in relation to the agreement between the subsidiary TSB and UK regulators regarding the conclusions of the investigation into the causes and circumstances of the incidents that took place following its IT migration in 2018. However, in 2023 and 2022, income amounting to 16 and 45 million euros, respectively, corresponding to compensation obtained through the arranged insurance policies was recognised under the heading “Other operating income” of the consolidated income statements for 2023 and 2022 (see Note 31).

Note 33 – Administrative expenses

This heading of the consolidated income statement includes expenses incurred by the Group corresponding to staff and other general administrative expenses.

Staff expenses

The staff expenses recognised in the consolidated income statement for the years ended 31 December 2023 and 2022 were as follows:

Thousand euro
	Note	2023	2022

Payrolls and bonuses for active staff		(1,095,399)	(1,050,441)
Social Security payments		(231,124)	(212,576)
Contributions to defined benefit pension plans	22	(3,175)	(1,157)
Contributions to defined contribution pension plans		(65,452)	(61,560)
Other staff expenses		(99,494)	(65,874)
Of which: restructuring plan in United Kingdom	22	(26,409)	—
Total		(1,494,644)	(1,391,608)

As at 31 December 2023 and 2022, the breakdown of the average workforce for all companies within the Group by category and sex is as follows:

Average number of employees
	2023			2022
	Men	Women	Total	Men	Women	Total

Senior management	514	245	759	479	208	687
Middle management	2,011	1,477	3,488	1,947	1,381	3,328
Specialist staff	5,379	7,248	12,627	5,307	7,222	12,529
Administrative staff	706	1,733	2,439	707	1,817	2,524
Total	8,610	10,703	19,313	8,440	10,628	19,068

The breakdown of the Group’s average workforce with a disability of 33% or more, by category, as at 31 December 2023 and 2022 is as follows:

Average number of employees
	2023	2022

Senior management	9	10
Middle management	22	27
Specialist staff	210	207
Administrative staff	64	78
Total	305	322

As at 31 December 2023 and 2022, the breakdown of the Group’s workforce by category and sex is as follows:

Number of employees
	2023			2022
	Men	Women	Total	Men	Women	Total

Senior management	529	262	791	460	208	668
Middle management	2,091	1,632	3,723	1,944	1,381	3,325
Specialist staff	5,341	7,077	12,418	5,298	7,194	12,492
Administrative staff	680	1,704	2,384	683	1,727	2,410
Total	8,641	10,675	19,316	8,385	10,510	18,895

Of the total workforce as at 31 December 2023, 300 had some form of recognised disability (309 as at 31 December 2022).

Long-term share-based complementary incentive scheme

Pursuant to the Remuneration Policy, the latest version of which was approved by the Board of Directors at its meeting of 21 December 2023, at the proposal of the Board Remuneration Committee, members of the Group’s Identified Staff, with the exception of Non-Executive Directors, were allocated long-term remuneration through the schemes in effect during 2023, as described below:

Share-based complementary incentive scheme

TSB’s Share Incentive Plan (SIP) provides its employees with the opportunity to own shares in Banco Sabadell and grants shares, where applicable, to certain senior employees as part of their hiring arrangements.

Long-term remuneration scheme

Every year, the Board of Directors, at the proposal of the Board Remuneration Committee, approves Long-Term Remuneration aimed at members of the Group’s Identified Staff with allocated variable remuneration, with the exception of management staff assigned to TSB Banking Group Plc or its subsidiaries, which consists of allocating a certain amount to each beneficiary, determined based on a monetary amount corresponding to a percentage of each beneficiary’s fixed remuneration. 55% of the incentive is paid in the Bank’s shares (using the weighted average price of the last 20 trading sessions of the month of December of the first year of the accrual period to calculate the number of shares), with the remaining 45% paid in cash. The incentive accrual period consists of three financial years, beginning on 1 January of the financial year immediately following the date of its approval and ending two years later, on 31 December of the third financial year. The aforesaid accrual period in turn comprises two sub-periods:

–

Individual annual targets measurement period: this period lasts one financial year, from 1 January to 31 December of the year following the date on which the incentive is approved. During that period, each beneficiary’s annual targets are measured (formed of Group targets, management targets and individual targets) established to determine the “Adjusted Target”.

–

Group multi-year targets measurement period: this period lasts three financial years, beginning on 1 January of the financial year immediately following the date on which the incentive is approved and ending two years later, on 31 December of the third financial year. During that period, the Group’s multi-year targets are measured in order to determine the final incentive, which is subject to the Risk Correction Factor. The Group’s multi-year targets for each incentive are linked to the following indicators and weights, whose achievement percentages are used to calculate the final payment owed, if any, to management staff who have been assigned that incentive:

Incentive	Indicators and weights

Long-Term Remuneration 2019-2021, 2020-2022 and 2021-2023	- Total shareholder return (25%) - Group liquidity coverage ratio (25%) - CET1 capital indicator (25%) - Group return on risk-adjusted capital (RoRAC) (25%)

Long-Term Remuneration 2022-2024	- Total shareholder return (25%) - Group liquidity coverage ratio (25%) - CET1 capital indicator (25%) - Return on tangible equity (ROTE) (25%)

Long-Term Remuneration 2023-2025	- Total shareholder return (40%) - Return on tangible equity (ROTE) (40%) - Sustainability indicator (20%)

In addition to the achievement of the annual and multi-year targets described above, payment of the incentives is subject to the requirements set out in the General Conditions of each long-term remuneration scheme.

The main characteristics of the current incentives of the long-term remuneration scheme are summarised below:

Thousand euro
Incentive	Date approved by Board of Directors	Incentive accrual period	Individual annual targets	Group multi-year targets			Amount pending payment as at 31/12/2023
			Measurement period	Measurement period	Percentage achievement	Final payment

2019-2021 Long-term remuneration	20/12/2018	01/01/2019 - 31/12/2021	01/01/2019 - 31/12/2019	01/01/2019 - 31/12/2021	0% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 0% RoRAC indicator.	50% of target	444

2019-2021 Long-term remuneration	19/12/2019	01/01/2020 - 31/12/2022	01/01/2020 - 31/12/2020	01/01/2020 - 31/12/2022	50% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 100% RoRAC indicator.	87.5% of target	2,265

2021-2023 Long-term remuneration	17/12/2020	01/01/2021 - 31/12/2023	01/01/2021 - 31/12/2021	01/01/2021 - 31/12/2023	50% total shareholder return. 100% liquidity coverage ratio. 100% CET1 indicator. 100% RoRAC indicator.	100% of target	4,533
2022-2024 Long-term remuneration	16/12/2021	01/01/2022 - 31/12/2024	01/01/2022 - 31/12/2022	01/01/2022 - 31/12/2024	—	—	—

2023-2025 Long-term remuneration	21/12/2022	01/01/2023 - 31/12/2025	01/01/2023 - 31/12/2023	01/01/2023 - 31/12/2025	—	—	—

As regards the staff expenses associated with share-based incentive schemes (see Note 1.3.15), the balancing entry for such expenses is recognised in equity in the case of stock options settled with shares (see consolidated statement of total changes in equity – share based payments), while those settled with cash are recognised in the “Other liabilities” heading of the consolidated balance sheet.

Expenditure recognised in relation to incentive schemes and long-term remuneration granted to employees in 2023 and 2022 is shown below:

Thousand euro
	2023	2022

Settled in shares	6,191	4,923
Settled in cash	1,330	693
Total	7,521	5,616

Other administrative expenses

The composition of this heading in the consolidated income statement for the years 2023 and 2022 is as follows:

Thousand euro
	2023	2022

Property, plant and equipment	(68,908)	(70,614)
Information technology	(416,313)	(391,562)
Communication	(25,862)	(30,231)
Publicity	(96,682)	(71,601)
Subcontracted administrative services	(118,383)	(112,898)
Contributions and taxes	(116,542)	(114,185)
Technical reports	(26,948)	(26,094)
Security services and fund transfers	(17,429)	(18,375)
Entertainment expenses and staff travel expenses	(15,077)	(9,600)
Membership fees	(6,771)	(5,602)
Other expenses	(92,803)	(95,045)
Total	(1,001,718)	(945,807)

Audit firm fees

The fees received by KPMG Auditores, S.L. in the years ended 31 December 2023 and 2022 for audit and other services were as follows:

Thousand euro
	2023	2022

Audit services (*)	2,921	2,540
Of which: Audit of the Bank’s annual and interim accounts	2,471	2,100
Of which: Audit of the annual accounts of foreign branches (**)	27	27
Of which: Audit of the annual accounts of subsidiaries	423	413
Audit-related services	292	281
Total	3,213	2,821

(*) Including fees corresponding to the year’s audit, irrespective of the date on which that audit was completed. The annual financial statements of Banco Sabadell and the consolidated Banco Sabadell Group for the financial years 2023, 2022, 2021 and 2020 were audited by the external audit firm KPMG Auditores, S.L. (KPMG), holder of company tax number (CIF) B-78510153 and with registered office in Madrid, Torre de Cristal, Paseo de la Castellana, no. 259 C, 28046 Madrid, entered in the Madrid Companies Register in Volume 11,961, Folio 90, Section 8, Sheet M-188,007, entry 9 and entered in the Official Record of Statutory Auditors under number S0702. KPMG Auditores, S.L. neither gave up nor was relieved of its responsibilities as auditor of Banco Sabadell and the consolidated Banco Sabadell Group during 2023, 2022, 2021 and 2020, nor up to the date on which these annual financial statements were signed off.

(**) Corresponding to the branch located in London.

The fees received by other companies forming part of the KPMG network in the years ended 31 December 2023 and 2022 for audit and other services were as follows:

Thousand euro
	2023	2022

Audit services (*)	6,848	6,861
Of which: Audit of the annual accounts of foreign branches	341	343
Of which: Audit of the annual accounts of Group subsidiaries	6,507	6,518
Audit-related services	213	192
Other services	474	383
Of which: Other	474	383
Total	7,535	7,436

(*) Including fees corresponding to the year’s audit, irrespective of the date on which that audit was completed.

The main items included under “Audit-related services” correspond to fees related to reports that auditors are required to produce under applicable regulations, the issuance of comfort letters and other assurance reports required. “Other services” includes fees related to review reports of the Pillar III Disclosures report and the Non-Financial Disclosures report, mainly provided by other companies of the KPMG network.

Lastly, the Group engaged auditors other than KPMG to carry out the audits of foreign branches and other Group subsidiaries. Audit and other services provided to those branches and subsidiaries amounted to 62 thousand euros and 0 thousand euros in the year ended 31 December 2023, respectively (51 and 9 thousand euros in the year ended 31 December 2022).

All services provided by the auditors and companies forming part of their network comply with the requirements for statutory auditor independence set forth in the Spanish Audit Law and do not, in any case, include work that is incompatible with the audit function.

Other information

The cost-to-income ratio as at 2023 year-end (staff and general expenses/gross income) stood at 42.59% (44.86% in 2022).

Information about the Group’s branches and offices is given below:

Number of branches and offices
	2023	2022

Branches and offices	1,420	1,461

Spain	1,178	1,210
Outside Spain	242	251

Note 34 – Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains

The composition of this heading of the consolidated income statement for the years ended 31 December 2023 and 2022 is as follows:

Thousand euro
	Note	2023	2022

Financial assets at fair value through other comprehensive income		852	(182)
Debt securities	8	852	(182)
Other equity instruments		—	—
Financial assets at amortised cost	11	(825,245)	(839,397)
Debt securities		(40)	(190)
Loans and advances		(825,205)	(839,207)
Total		(824,393)	(839,579)

Note 35 – Impairment or (-) reversal of impairment on non-financial assets

The composition of this heading of the consolidated income statement for the years ended 31 December 2023 and 2022 is as follows:

Thousand euro
	Note	2023	2022

Property, plant and equipment for own use	15	(1,930)	(1,916)
Investment properties	15	(9,596)	(35,182)
Goodwill and other intangible assets		—	—
Inventories	17	(14,319)	(24,018)
Total		(25,845)	(61,116)

The total allowance for the impairment of investment properties in 2023 and 2022 was calculated based on Level 2 valuations (see Note 6). The fair value of impaired assets amounted to 225,641 thousand euros and 293,226 thousand euros in 2023 and 2022, respectively.

Of the total inventory impairment allowances for 2023 and 2022, 1,295 thousand euros and 1,564 thousand euros were allocated based on Level 2 valuations, respectively, and 13,024 thousand euros and 22,454 thousand euros based on Level 3 valuations, respectively. The fair value of impaired assets amounted to 61,561 thousand euros and 90,614 thousand euros at 2023 and 2022 year-end, respectively.

Note 36 – Gains or (-) losses on derecognition of non-financial assets, net

The composition of this heading of the consolidated income statement for the years ended 31 December 2023 and 2022 is as follows:

Thousand euro
	2023	2022

Property, plant and equipment	(657)	3,261
Investment properties	4,274	3,072
Intangible assets	(50,750)	(35,132)
Interests (*)	7,799	11,449
Other items	(10)	(19)
Total	(39,344)	(17,369)

(*) See Schedule I – Exclusions from the scope of consolidation

The sale of tangible assets under finance leases in which the Group acted as lessor did not have a material impact on the 2023 and 2022 consolidated income statements.

The “intangible assets” heading mainly includes the impact of certain computer software assets derecognised due to obsolescence.

Note 37 – Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

The composition of this heading of the consolidated income statement for the years ended 31 December 2023 and 2022 is as follows:

Thousand euro
	Note	2023	2022

Property, plant and equipment for own use and foreclosed		(58,067)	(25,693)
Gains/losses on sales		(23,755)	(22,269)
Impairment/Reversal	13	(34,312)	(3,424)
Investment properties		—	—
Interests (*)		396	(1,829)
Other items		(2,284)	(279)
Total		(59,955)	(27,801)

(*) See Schedule I - Companies no longer consolidated.

In 2023, the heading “Plant and equipment for own use and foreclosed – Impairment/reversal” mainly includes the impact of the reduced fair value of tangible assets to be disposed of as part of the sale of the merchant acquiring business as a result of their regular use (see Note 2).

The impairment of non-current assets held for sale excludes income from the increase in fair value less selling costs.

The total allowance for the impairment of non-current assets held for sale in 2023 and 2022 was calculated based on Level 2 valuations (see Note 6). The fair value of impaired assets amounted to 554,978 thousand euros and 585,758 thousand euros as at 2023 and 2022 year-end, respectively.

Note 38 – Segment reporting

Segmentation criteria

This section gives information regarding earnings and other indicators of the Group’s business units.

In 2023, the criteria that Banco Sabadell Group uses to report on results for each segment are those established in 2022, specifically:

–	Three geographical areas: Banking Business in Spain, United Kingdom and Mexico. Banking Business Spain includes foreign branches and representative offices.

–

Each business unit is allocated capital equivalent to 12% of its risk-weighted assets, assigning all deductions corresponding to each business unit, and the surplus of own funds is allocated to Banking Business Spain.

In terms of the other criteria applied, segment information is first structured with a breakdown by geographical area and then broken down according to the customers at which each segment is aimed.

The information presented herein is based on the standalone accounting records of each Group company, after all consolidation disposals and adjustments have been made.

Each business unit bears its own direct costs, calculated on the basis of general accounting.

Details of profit attributable to the Group and other key figures of each business unit for the years 2023 and 2022 are shown in the table below, along with a reconciliation of the totals shown in the table with those shown in the consolidated accounts:

Million euro
	2023 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	3,353	1,174	196	4,723

Fees and commissions (net)	1,247	124	15	1,386
Core revenue	4,601	1,298	211	6,109

Net trading income and exchange differences	45	16	8	68
Equity-accounted income and dividends	131	—	—	131
Other operating income/expense	(404)	(23)	(20)	(447)
Gross income	4,372	1,291	198	5,862

Operating expenses and depreciation and amortisation	(1,965)	(941)	(108)	(3,015)
Pre-provisions income	2,407	350	90	2,847

Provisions and impairments	(816)	(75)	(19)	(910)
Capital gains on asset sales and other revenue	(27)	—	(19)	(46)
Profit/(loss) before tax	1,564	274	53	1,891

Corporation tax	(469)	(80)	(9)	(557)
Profit or loss attributed to minority interests	1	—	—	1
Profit attributable to the Group	1,093	195	44	1,332

ROTE (net profit attributable to Group / average shareholders’ equity excluding intangible assets)	12.0%	10.0%	8.9%	11.5%
Cost-to-income (general administrative expenses / gross income)	37.2%	62.1%	45.7%	42.6%
NPL ratio	4.3%	1.5%	2.4%	3.5%
Stage 3 exposure coverage ratio (**)	59.9%	41.8%	74.3%	58.3%

Employees	13,455	5,426	435	19,316
Domestic and foreign branches and offices	1,194	211	15	1,420

(*) Exchange rates applied in the income statement: GBP 0.8706 (average), MXN 19.1120 (average), USD 1.0798 (average) and MAD 10.9543 (average).

(**) Considering total provisions for losses on transactions in stage 3.

Million euro
	2023 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	173,648	54,855	6,670	235,173

Gross performing loans to customers	103,830	41,381	4,587	149,798
Non-performing real estate assets (net)	586	—	—	586
Liabilities	162,767	52,487	6,039	221,294

On-balance sheet customer funds	117,820	39,864	3,205	160,888
Wholesale funding in capital markets	19,949	4,545	—	24,494
Allocated equity	10,880	2,368	631	13,879

Off-balance sheet customer funds	40,561	—	—	40,561

(*) Exchange rates applied in the balance sheet: GBP 0.8691, MXN 18.7231, USD 1.1050 and MAD 10.9116.

Million euro
	2022 (*)
	Banking Business Spain (**)	Banking Business UK	Banking Business Mexico	Total Group (**)
Net interest income	2,499	1,151	149	3,799

Fees and commissions (net)	1,344	134	12	1,490
Core revenue	3,843	1,284	162	5,289

Net trading income and exchange differences	95	6	3	104
Equity-accounted income and dividends	156	—	—	156
Other operating income/expense	(225)	(95)	(17)	(337)
Gross income	3,869	1,195	148	5,211

Operating expenses and depreciation and amortisation	(1,887)	(909)	(86)	(2,883)
Pre-provisions income	1,982	285	62	2,328

Provisions and impairments	(920)	(104)	(9)	(1,032)
Capital gains on asset sales and other revenue	(9)	1	(14)	(23)
Profit/(loss) before tax	1,053	182	39	1,273

Corporation tax	(270)	(95)	(8)	(373)
Profit or loss attributed to minority interests	11	—	—	11
Profit attributable to the Group	772	87	31	889

ROTE (net profit attributable to Group / average shareholders’ equity excluding intangible assets)	9.3%	4.2%	6.6%	8.2%
Cost-to-income (general administrative expenses / gross	39.9%	63.0%	48.7%	44.9%
NPL ratio	4.2%	1.3%	2.3%	3.4%
Stage 3 exposure coverage ratio (***)	56.2%	42.3%	70.1%	55.0%

Employees	12,991	5,482	422	18,895
Domestic and foreign branches and offices	1,226	220	15	1,461

(*) Exchange rates used in the income statement: GBP 0.8532 (average), MXN 21.0739 (average), USD 1.0538 (average) and MAD 11.1232 (average).

(**) See Note 1.4.

(***) Considering total provisions for losses on transactions in stage 3.

Million euro
	2022 (*)
	Banking Business Spain (**)	Banking Business UK	Banking Business Mexico	Total Group (**)
Assets	189,545	55,810	6,025	251,380

Gross performing loans to customers	108,889	43,110	4,131	156,130
Non-performing real estate assets (net)	713	—	—	713
Liabilities	179,402	53,316	5,437	238,155

On-balance sheet customer funds	120,118	40,931	3,090	164,140
Wholesale funding in capital markets	19,444	2,537	—	21,981
Allocated equity	10,005	2,494	587	13,086

Off-balance sheet customer funds	38,492	—	—	38,492

(*) Exchange rates used in the balance sheet: GBP 0.8869, MXN 20.856, USD 1.066 and MAD 11.1558.

(**) See Note 1.4.

The Group’s average total assets as at 31 December 2023 amounted to 245,173,480 thousand euros (257,553,459 thousand euros as at 31 December 2021).

The types of products and services from which revenue is derived are described below for each business unit:

–	Banking Business Spain: groups together the Retail Banking, Business Banking and Corporate Banking business units, with individuals and businesses managed under the same branch network:

–

Retail Banking: offers financial products and services to individuals for personal use. These include investment products and medium- and long-term finance, such as consumer loans, mortgages, leasing and rental services, as well as other short-term finance. Funds come mainly from customers’ term and demand deposits, savings insurance, mutual funds and pension plans. The main services also include payment methods such as cards and various kinds of insurance products.

–

Business Banking: offers financial products and services to companies and self-employed persons. These include investment and financing products, such as working capital products, revolving loans and medium- and long-term finance. It also offers custom structured finance and capital market solutions, as well as specialised advice for businesses. Funds mainly come from customers’ term and demand deposits and mutual funds. The main services also include collection/payment solutions such as cards and POS terminals, as well as import and export services. It also includes Private Banking, which offers personalised expert advice, backed by specialised and high-value product capabilities for our customers.

–

Corporate Banking: offers specialised lending services together with a comprehensive offering of solutions, ranging from transaction banking services to more complex and tailored solutions relating to the fields of finance and cash management, as well as import and export activities, among others.

–	Banking Business UK: the TSB franchise covers business conducted in the United Kingdom, which includes current and savings accounts, loans, credit cards and mortgages.

–	Banking Business Mexico: offers banking and financial services for corporate banking and commercial banking.

Details of income from ordinary activities and the pre-tax profit/(loss) generated by each business unit are set out below for the years 2023 and 2022:

Thousand euro
	Consolidated
	Income from ordinary activities (*)		Profit/(loss) before tax

SEGMENTS	2023	2022	2023	2022 (**)

Banking Business Spain	7,395,289	5,036,309	1,563,668	1,052,145
Banking Business UK	2,486,036	1,627,943	274,397	182,452
Banking Business Mexico	717,713	422,437	52,713	38,799
Total	10,599,038	7,086,689	1,890,778	1,273,396

(*) Includes the following headings from the consolidated income statements: “Interest income”, “Dividend income”, “Fee and commission income”, “Gains or (-) losses on financial assets and liabilities, net” and “Other operating income”.

(**) See Note 1.4.

The table below shows the deposits, net interest income and net fees and commissions generated by each business unit as a percentage of the total for 2023 and 2022:

%
2023
Breakdown net interest income and net fees and commissions
	Customer loans		Customer deposits		Income from services (*)
	% of average balance	% of total yield	% of average balance	% of total cost	% of total balance
SEGMENTS

Banking Business Spain	69.3%	65.5%	73.2%	61.1%	91.7%
Banking Business UK	27.6%	26.6%	24.8%	28.7%	7.4%
Banking Business Mexico	3.1%	7.9%	2.0%	10.2%	0.9%
Total	100%	100%	100%	100%	100%

(*) Segment percentage of total net fees and commissions.

%
2022
Breakdown net interest income and net fees and commissions
	Customer loans		Customer deposits		Income from services (*)
	% of average balance	% of total yield	% of average balance	% of total cost	% of total balance
SEGMENTS

Banking Business Spain	69.7%	63.0%	73.2%	54.2%	90.2%
Banking Business UK	27.6%	28.9%	24.9%	24.6%	9.0%
Banking Business Mexico	2.7%	8.0%	1.9%	21.2%	0.8%
Total	100%	100%	100%	100%	100%

(*) Segment percentage of total net fees and commissions.

Furthermore, a breakdown by geographical area of the “Interest income” heading of the 2023 and 2022 income statements is shown below:

Thousand euro
	Breakdown of interest income by geographical area
Geographical area	Standalone		Consolidated
	2023	2022	2023	2022

Domestic market	5,212,561	2,874,905	5,040,658	2,869,020
International market	619,846	268,772	3,618,098	2,119,583
European Union	92,376	44,755	92,376	44,755
Eurozone	92,376	44,755	92,376	44,755
Non-Eurozone	—	—	—	—
Other	527,470	224,017	3,525,722	2,074,828
Total	5,832,407	3,143,677	8,658,756	4,988,603

Section 4 of the consolidated Directors’ Report gives a more detailed assessment of each of these business units.

Note 39 – Tax situation (income tax relating to continuing operations)

Consolidated tax group

Banco de Sabadell, S.A. is the parent company of a consolidated tax group for corporation tax purposes, in Spain, comprising, as subsidiaries, all the Spanish companies in which the Bank holds an interest that meet the requirements of the Spanish Corporation Tax Law.

The other companies in the accounting group, both those that are Spanish and those not resident in Spain, are taxed in accordance with the tax regulations applicable to them.

Reconciliation

The reconciliation between the Group’s corporation tax expense calculated by applying the general tax rate and the expense recognised for that corporation tax in the consolidated income statements is as follows:

Thousand euro
	2023	2022

Profit or loss before tax	1,890,778	1,273,396
Corporation tax, applying national tax rate (30%)	(567,234)	(382,019)
Reconciliation:
Gains/(losses) on sale of equity instruments (exempt)	2,049	(1,239)
Remuneration of preferred securities	34,617	33,112
Profit/(loss) of entities accounted for using the equity method	37,893	47,350
Difference in effective tax rate on companies outside Spain (*) (**)	22,678	(15,447)
Generated deductions/Non-deductible expenses	(66,157)	(22,640)
Other	(21,021)	(32,373)

(Tax expense or (-) income related to profit from continuing operations)	(557,175)	(373,256)

(*) Calculated applying the difference between the current tax rate for the Group in Spain (30%) and the effective tax rate applied to the Group’s profit/(loss) in each jurisdiction.

(**) In 2022, the corporation tax surcharge on the banking sector in the United Kingdom was reduced from 8% to 3%, which resulted in a deferred tax asset reduction of 14.8 million euros, recognised with a balancing entry in higher Corporation Tax expense.

The effective tax rate, calculated as tax expenses related to profit divided by profit or loss before tax, came to 29.47% and 30.04% in 2023 and 2022, respectively.

Taxable income – increases and decreases

The increases and decreases in taxable income are analysed in the following table on the basis of whether they arose from timing or permanent differences:

Thousand euro
	2023	2022

Permanent difference	320,184	205,979
Generated deductions/Non-deductible expenses	156,504	181,566
Temporary levy to credit institutions	156,182	—
Other	7,498	24,413
Timing difference arising during the year	191,808	298,710
Timing difference arising in previous years	15,192	33,704
Increases	527,184	538,393

Permanent difference	(353,708)	(328,741)
Gains/(losses) on sale of equity instruments (exempt) and equity method	(140,638)	(134,582)
Difference in effective tax rate of permanent establishments and foreign subsidiaries	(75,591)	(35,716)
Generated deductions/Non-deductible expenses	(115,391)	(110,374)
Other	(22,088)	(48,069)
Timing difference arising during the year	(12,123)	—
Timing difference arising in previous years	(269,009)	(177,698)
Decreases	(634,840)	(506,439)

Deferred tax assets and liabilities

Under current tax and accounting regulations, certain timing differences should be taken into account when quantifying the relevant tax expense related to profit from continuing operations.

In 2013, Spain made a provision (Royal Decree-Law 14/2013) for tax assets generated by allowances for the impairment of loans and other assets arising from the potential insolvency of debtors not related to the relevant taxable person, as well as those corresponding to contributions or provisions in respect of social welfare systems and, where appropriate, early retirement schemes, to be afforded the status of assets guaranteed by the Spanish State (hereinafter, “monetisable tax assets”).

Monetisable tax assets can be converted into credit enforceable before the Spanish Tax Authority in cases where the taxable person incurs accounting losses or the Institution is liquidated or legally declared insolvent. Similarly, they can be exchanged for public debt securities, once the 18-year term has elapsed, calculated from the last day of the tax period in which these assets were recognised in the accounting records. To retain the State guarantee, and to keep their status as monetisable tax assets, deferred tax assets generated before 2016 are subject to an annual capital contribution of 1.5% of the deferred tax assets that meet the legal requirements.

Movements of deferred tax assets and liabilities during 2023 and 2022 are shown below:

Thousand euro
Deferred tax assets	Monetisable	Non-monetisable	Tax credits for losses carried forward	Deductions not applied	Total
Balances as at 31 December 2021	5,042,392	1,156,067	478,826	30,242	6,707,527
(Debit) or credit recorded in the income statement	(47,661)	6,607	(87,366)	(16,385)	(144,805)
(Debit) or credit recorded in equity	—	85,337	—	—	85,337
Exchange differences and other movements	1,147	(5,096)	(771)	1,168	(3,552)
Balances as at 31 December 2022	4,995,878	1,242,915	390,689	15,025	6,644,507
(Debit) or credit recorded in the income statement	(93,090)	53,010	(104,319)	(14,999)	(159,398)
(Debit) or credit recorded in equity	—	(29,777)	—	—	(29,777)
Exchange differences and other movements	(159,445)	50,532	39,112	—	(69,802)
Balances as at 31 December 2023	4,743,343	1,316,680	325,482	26	6,385,531

Thousand euro
Deferred tax liabilities	Total
Balances as at 31 December 2021	123,765
(Debit) or credit recorded in the income statement	(10,914)
(Debit) or credit recorded in equity	—
Exchange differences and other movements	866
Balances as at 31 December 2022	113,717
(Debit) or credit recorded in the income statement	(490)
(Debit) or credit recorded in equity	(502)
Exchange differences and other movements	2,245
Balances as at 31 December 2023	114,970

The sources of the deferred tax assets and liabilities recognised in the consolidated balance sheets as at 31 December 2023 and 2022 are as follows:

Thousand euro
Deferred tax assets	2023	2022

Monetisable	4,743,343	4,995,878
Due to credit impairment	3,369,993	3,323,114
Due to real estate asset impairment	1,248,285	1,547,338
Due to pension funds	125,065	125,426

Non-monetisable	1,316,680	1,242,915

Tax credits for losses carried forward	325,482	390,689

Deductions not applied	26	15,025
Total	6,385,531	6,644,507

Deferred tax liabilities	2023	2022

Property restatements	53,092	54,197
Adjustments to value of wholesale debt issuances arising in business combinations	4,020	7,472
Other financial asset value adjustments	1,657	1,455
Other	56,201	50,593
Total	114,970	113,717

The breakdown by country of deferred tax assets and liabilities is as follows:

Thousand euro
	2023		2022
Country	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities

Spain	6,174,220	104,364	6,417,930	104,530
United Kingdom	58,037	10,606	82,955	9,187
United States	63,492	—	62,754	—
Mexico	82,608	—	70,198	—
Other	7,174	—	10,670	—
Total	6,385,531	114,970	6,644,507	113,717

As indicated in Note 1.3.20, according to the information available as at year-end and the projections taken from the Group’s business plan for the coming years, the Group estimates that it will be able to generate sufficient taxable income to offset tax loss carry-forwards within a period of four years and non-monetisable tax assets, where these can be deducted according to current tax regulations, within a period of 10 years.

In addition, the Group performs a sensitivity analysis of the most significant variables used in the deferred tax asset recoverability analysis, taking into consideration reasonable changes to the key assumptions on which the projected results of each entity or tax group are based and the estimated reversal of timing differences. With respect to Spain, the variables considered are those used in the sensitivity analysis of the calculation of the recoverable amount of goodwill (see Note 16). The conclusions drawn from that analysis are not significantly different from those reached without stressing the significant variables.

The Constitutional Court declared, in its ruling 11/2024 dated 18 January 2024, published in the Official State Gazette (Boletín Oficial del Estado) on 20 February 2024, that certain measures related to corporation tax introduced by Royal Decree-Law 3/2016 of 2 December were unconstitutional. The effects of this ruling are expected to lead to an earlier use of tax credits, with no significant impact estimated for the Group.

The Group has 61,078 thousand euros of tax credits corresponding to research, development and technological innovation activities, deducted in the years 2016 to 2022, and 9,068 thousand euros of tax credits corresponding to the reinvestment of extraordinary profits, deducted in 2010 and not recognised on the consolidated balance sheet as at 31 December 2023. Tax credits for research, development and technological innovation activities expire 18 years after origination, while tax credits for reinvestments of extraordinary profits expire 15 years after origination.

On 29 December 2021, the government published Law 22/2021, which sets forth the minimum tax rate for corporation tax in Spain, calculated for financial institutions, as 18% of the taxable base (provided this is positive), as from 2022. The change introduced by this tax regulation does not modify the recoverability period for the Group’s deferred tax assets.

Monetisable tax assets are guaranteed by the State; therefore, their recoverability does not depend on the generation of future tax benefits.

As at 31 December 2023, the Group had deferred tax assets for tax loss carry-forwards pending application amounting to 39.5 million euros not recognised in the balance sheet (generated in financial years prior to the integration of their originating company into the Spanish tax group). The tax-loss carry-forwards do not need to be used before any particular date.

Years subject to tax inspection

As at 31 December 2023, corporation tax for the consolidated tax group in Spain was open to review for 2020 and subsequent years. In relation to value added tax (VAT) corresponding to entities forming part of the VAT group in Spain, 2016, 2017, 2020 and subsequent periods were open to review.

The review of all taxes not verified and not required in accordance with the corresponding tax regulations is still pending for other Group entities that are not taxed within the consolidated tax group or the VAT group in Spain.

Proceedings

In January 2022, the State Agency for Tax Administration (Administración Estatal de Administración Tributaria, or AEAT) gave notice to Banco Sabadell, as the parent company of the consolidated tax group, of the commencement of verification and investigation proceedings in relation to the main taxes affecting the Group and three of its subsidiaries1. Specifically, the items and periods listed below:

–	Corporation Tax for the years 2015 to 2019.

–	Capital contribution associated with the conversion of deferred tax assets into credit eligible for the Spanish Tax Authority (Capital Contribution) for the years 2016 to 2019.

–	Value Added Tax (VAT) for the years 2018 and 2019.

–	Withholdings and payments on account (employment income, income from movable capital) for the years 2018 and 2019.

–	Tax on deposits of credit institutions (Impuesto sobre Depósitos de las Entidades de Crédito, IDEC) for the years 2017 to 2019.

The corresponding tax assessments were signed on 30 November 2023. Details about the current status of the proceedings are given here below:

–

Corporation Tax and Capital Contribution: the total balance due for both items amounts to 1.6 million euros (refundable amount of 0.9 million euros and amount payable of 2.5 million euros for late-payment interest). The only disputed tax assessment relates to the settlement of a deduction associated with technological innovation projects following the change of criteria of Spain’s National Court (called the Audiencia Nacional, a division of the Supreme Court) announced in its ruling of 23 November 2022, a change of criteria that was applied in that Court’s subsequent rulings and which is currently under appeal at the Supreme Court. In this respect, the corresponding disputes were filed on 28 December 2023. The tax clearance certificate is currently pending release.

–

Value Added Tax: the total balance due comes to 9.5 million euros (of which 1.5 million euros correspond to late-payment interest), as the sector-related matters subject to verification in previous proceedings are under dispute. In this respect, the corresponding disputes were filed on 22 December 2023. The tax clearance certificate is currently pending release.

–	Withholdings, payments on account and tax on deposits of credit institutions: the total amount due comes to 0.6 million euros (of which 97 thousand euros correspond to late-payment interest).

[1]	Sabadell Digital, S.A.U., Sabadell Real Estate Development, S.L.U and Tenedora de Inversiones y Participaciones, S.L.

Furthermore, the verification proceeding opened by the Mexican tax authorities (Servicio de Administración Tributaria, or SAT) in relation to the income tax (Impuesto Sobre la Renta, or ISR) corresponding to 2018 of the Mexican subsidiary Banco Sabadell, S.A., Institución de Banca Múltiple came to an end in June 2023, resulting in a reduction of the tax loss carry-forwards obtained during the year of approximately 10 million euros.

As at 31 December 2023, the Group had arranged sufficient provisions to cover the matters raised during the tax inspections carried out.

Ongoing disputes

The main tax-related disputes that were ongoing as at 31 December 2023 are set out below:

–

Appeal for judicial review before Spain’s National Court in relation to the rebuttal of the settlement of the disputed VAT assessment for Banco Sabadell between 2008-2010 for an amount of tax due of 1,831 thousand euros (2,337 thousand euros in total including late-payment interest), after a tax clearance certificate was issued in execution of a decision made by the Central Tax Appeal Board partially upholding the claim.

–

Appeal for judicial review before Spain’s National Court in relation to Order HFP/94/2023 of 2 February approving, among others, Model 797 “Temporary levy of credit institutions and financial credit establishments. Declaration of payment made” and Model 798 “Temporary levy of credit institutions and financial credit establishments. Advance payment”.

In addition, rectification requests were submitted in relation both to the advance payment of the temporary levy of credit institutions and financial credit establishments carried out in February 2023 (Model 798) and to the declaration of the payment made in September 2023 (Model 797).

The Group has, in any event, made suitable provisions for any contingencies that it is thought could arise in relation to these proceedings.

In relation to items for which the statute of limitations is unexpired, due to potential differences in the interpretation of tax regulations, the results of the tax authority inspections for the years subject to review may give rise to contingent tax liabilities, which it is not possible to quantify objectively. However, the Group considers that the possibility of such liabilities materialising is remote and, if they did materialise, the resulting tax charge would not be such as to have any significant impact on these consolidated annual financial statements.

Note 40 – Related party transactions

In accordance with the provisions of Chapter VII bis. Related Party Transactions, of the Capital Companies Act, introduced by Law 5/2021 of 12 April, amending the restated text of the Capital Companies Act, approved by Royal Legislative Decree 1/2010 of 2 July and other financial regulations, with regard to the promotion of long-term shareholder involvement in listed companies, there are no transactions with officers and directors of the company that could be considered material, other than those considered to be “related party transactions” in accordance with Article 529 vicies of the Capital Companies Act, carried out following the corresponding approval procedure and, where applicable, reported in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act. Those that did take place were performed in the normal course of the company’s business or were performed on an arm’s-length basis or under the terms generally applicable to any employee. There is no record of any transactions being performed other than on an arm’s-length basis with persons or entities related to directors or senior managers.

At its meeting of 30 November 2023, having received a favourable report from the Board Audit and Control Committee, the Board of Directors approved a related-party transaction consisting of a 150 million euro factoring facility opened for Puig Brands, S.A., which was formally arranged on 4 December 2023. This is considered to be a related-party transaction as Banco Sabadell’s Chairman, Josep Oliu Creus, was also Chair of the parent company of the Puig Group (Exea Empresarial, S.L., shareholder of Puig, S.L.), as well as being the natural person appointed as representative of that company in the role of Board member of Puig Brands, S.A. As the amount of this transaction, together with two other transactions carried out in the past twelve months, was more than 2.5% of the turnover amount recorded in Banco Sabadell Group’s consolidated annual financial statements for 2022, an “Other Relevant Information” notice, along with the corresponding report by the Board Audit and Control Committee, was sent to the CNMV on the same day, 4 December 2023, and assigned record number 25,658, in accordance with that set forth in Article 529 unvicies of the Capital Companies Act. Information was also provided about the other two aforesaid transactions, which were approved by the Board of Directors on 30 June 2023, after receiving a favourable report from the Board Audit and Control Committee, and attached to the same Other Relevant Information notice of 4 December 2023. The aforesaid transactions consisted of granting a 4-year 100 million euro loan and an interest rate and forex derivatives facility of 10 million euros.

Details of the most significant balances held with related parties as at 31 December 2023 and 2022, as well as the amount recorded on the consolidated income statements for 2023 and 2022 for related party transactions, are shown below:

Thousand euro
	2023
	Joint control or signif. influence (in B.Sab)	Associates	Key personnel	Other related parties (*)	TOTAL
Assets:
Customer lending and other financial assets	—	99,652	3,757	829,620	933,029

Liabilities:
Customer deposits and other financial liabilities	—	463,292	5,452	218,477	687,221

Off-balance sheet exposures:
Financial guarantees given	—	294	—	29,136	29,430
Loan commitments given	—	54	378	261,702	262,134
Other commitments given	—	6,491	—	84,726	91,217

Income statement:
Interest and similar income	—	4,170	50	18,110	22,330
Interest and similar expenses	—	(4,010)	(75)	(915)	(5,000)
Return on capital instruments					—
Fees and commissions (net)	—	106,253	13	1,452	107,718
Other operating income/expense	—	5,655	3	4	5,662

(*) Includes employee pension plans.

Thousand euro
	2022
	Joint control or signif. influence (in B.Sab)	Associates	Key personnel	Other related parties (*)	TOTAL
Assets:
Customer lending and other financial assets	—	139,981	3,917	515,006	658,904

Liabilities:
Customer deposits and other financial liabilities	—	227,023	5,718	75,107	307,848

Off-balance sheet exposures:
Financial guarantees given	—	294	—	15,067	15,361
Loan commitments given	—	47	395	296,880	297,322
Other commitments given	—	6,499	—	82,913	89,412

Income statement:
Interest and similar income	—	3,467	36	5,646	9,149
Interest and similar expenses	—	(18)	(5)	(643)	(666)
Return on capital instruments	—	—	—	—	—
Fees and commissions (net)	—	137,175	25	(64)	137,136
Other operating income/expense	—	5,704	—	1	5,705

(*) Includes employee pension plans.

Note 41 – Remuneration of members of the Board of Directors and Senior Management and their respective balances

The following table shows, for the years ended 31 December 2023 and 2022, the remuneration paid to directors for services provided by them in that capacity:

Thousand euro
	2023	2022

Josep Oliu Creus	1,600	1,600
Pedro Fontana García	342	335
César González-Bueno Mayer (*)	100	100
Anthony Frank Elliott Ball (1)	24	158
Aurora Catá Sala	173	179
Luis Deulofeu Fuguet	175	175
María José García Beato	170	180
Mireya Giné Torrens	165	160
Laura González Molero (2)	145	30
George Donald Johnston III	206	178
David Martínez Guzmán	95	100
José Manuel Martínez Martínez	170	180
José Ramón Martínez Sufrategui (3)	—	91
Alicia Reyes Revuelta	170	150
Manuel Valls Morató	178	140
David Vegara Figueras (*)	100	100
Pedro Viñolas Serra (4)	90	—
Total	3,903	3,856

(*) Perform executive functions.

(1) Resigned from his position as Director, effective as from the date of the Ordinary Annual General Meeting, which took place on 23 March 2023.

(2) On 26 May 2022, the Board of Directors approved her appointment as member of the Board of Directors, in the capacity of Independent Director and she accepted the position on 19 September 2022.

(3) Resigned from his position as Director on 26 May 2022, effective as from the date of obtaining regulatory authorisation to fill the vacancy, which was received on 31 August 2022.

(4) On 23 March 2023, the Annual General Meeting approved his appointment as member of the Board of Directors, in the capacity of Independent Director. He accepted the position on 22 June 2023.

In 2023 and 2022, no contributions were made to meet pension commitments for directors as a result of their duties as members of the Board of Directors.

Aside from the items mentioned above, members of the Board of Directors received 60 thousand euros as fixed remuneration in 2023 (94 thousand euros in 2022) by reason of their membership of boards of directors in Banco Sabadell Group companies (these amounts are included in the Annual Report on Director Remuneration).

Remuneration earned by directors for performing their executive duties during 2023 amounted to 3,496 thousand euros (3,520 thousand euros in 2022).

Thousand euro
	Fixed remuneration	Variable remuneration	Long-term remuneration	Total 2023	Total 2022

Executive Directors
César González-Bueno Mayer	1,134	983	558	2,676	2,722
David Vegara Figueras	592	116	112	820	743
Non-Executive Directors
María José García Beato (*)	—	—	—	—	55
Total	1,726	1,099	670	3,496	3,520

(*) Remuneration in 2022 corresponds to the long-term remuneration scheme that began in 2019 (see Note 33).

In compliance with the Director Remuneration Policy for the years 2024, 2025 and 2026, in force since its approval by the Annual General Meeting held on 23 March 2023, the remuneration scheme for the Chief Executive Officer was changed. Their annual fixed remuneration is 1,600 thousand euros in cash. After the corresponding personal income tax withholdings, the Chief Executive Officer systematically reinvests 300 thousand euros of his gross fixed remuneration by purchasing an equivalent annual net amount of the Bank’s shares. Every year, a 300 thousand euro annual retirement contribution will be made, as described in the aforesaid Policy. Therefore, the Chief Executive Officer’s annual fixed remuneration is 1,600 thousand euros in cash.

Exceptionally, to begin the plan, an initial contribution to the retirement plan of 600 thousand euros (in addition to those mentioned in the previous paragraph) was made for the 2023 financial year, with the ensuing reduction of an equal amount in his fixed remuneration. As each director’s Remuneration Policy was applied on a pro-rata basis for the corresponding year, the amount of fixed remuneration for 2023 was 1,100 thousand euros plus 34 thousand euros as remuneration in kind and employee benefits.

Taking the foregoing into account, the contributions made in 2023 in insurance premiums covering pension contingencies for Executive Directors amounted to 961 thousand euros (101 thousand euros in 2022).

In addition, for the purposes of comparison, it is worth noting that the first full cycle in which the current Chief Executive Officer could earn long-term remuneration ended in 2023 (as it covered the period from 2021-2023).

For further details on directors’ remuneration, see the Annual Report on Director Remuneration for 2023, which is included for reference purposes in the consolidated Directors’ Report.

The amounts included in the Annual Report on Directors’ Remuneration and in the Annual Corporate Governance Report follow the criteria set forth in CNMV Circular 5/2013, amended by CNMV Circular 2/2018 of 12 June, CNMV Circular 1/2020 of 6 October, and CNMV Circular 3/2021 of 28 September; therefore, those amounts accrued and not subject to deferral are reported. The amounts included in this Note follow the criteria set forth in the accounting standards applicable to the Bank, and therefore take into account the amounts accrued during 2023, irrespective of any deferral schedule to which they may be subject.

Total risk transactions granted by the Bank and consolidated companies to directors of the parent company amounted to 875 thousand euros as at 31 December 2023, of which 738 thousand euros corresponded to loans and receivables and 137 thousand euros related to loan commitments given (907 thousand euros as at 31 December 2022, consisting of 748 thousand euros in loans and receivables and 159 thousand euros in loan commitments given). These transactions form part of the ordinary business of the Bank and are carried out under normal market conditions. As for remuneration, compensation payable amounted to 3,751 thousand euros as at 31 December 2023 (4,376 thousand euros as at 31 December 2022).

Senior Management

Total Senior Management remuneration earned during 2023 amounted to 8,140 thousand euros. Pursuant to applicable regulations, this amount includes the remuneration of Senior Management members plus that of the Internal Audit Officer. The total remuneration of Senior Management includes amounts received by all those who were members of Senior Management at any time during 2023, in proportion to the time they spent in that position (on average 10 members in 2023 and 8.3 members in 2022).

Thousand euro
	2023			2022
	Ordinary remuneration	Severance pay	Total	Ordinary remuneration	Severance pay	Total

Senior Management and Director of Internal Audit remuneration	8,165	—	8,165	6,675	6,200	12,875

Risk transactions granted by the Bank and consolidated companies to Senior Management members (with the exception of those who are also Executive Directors, for whom details are provided above) amounted to 3,260 thousand euros as at 31 December 2023 (3,405 thousand euros as at 31 December 2022), comprising 3,019 thousand euros in loans and receivables and 241 thousand euros related to loan commitments given (as at 31 December 2022, 3,169 thousand euros related to loans and receivables and 236 thousand euros to loan commitments given). As for remuneration, compensation payable amounted to 1,700 thousand euros as at 31 December 2023 (1,342 thousand euros as at 31 December 2022).

The accrued expenses corresponding to long-term remuneration schemes granted to members of Senior Management, including Executive Directors (see Note 33), amounted to 1,494 thousand euros in 2023 (1,181 thousand euros in 2022).

Details of existing agreements between the company and members of the Board and management staff with regard to severance pay are set out in the Group’s Annual Corporate Governance Report, which is included for reference purposes in the consolidated Directors’ Report.

The Executive Directors and Senior Management staff are specified below, indicating the positions they hold in the Bank as at 31 December 2023:

Executive Directors

César González-Bueno Mayer	Sabadell Group CEO
David Vegara Figueras	Director-General Manager

Senior Management

Leopoldo Alvear Trenor	General Manager
Marc Armengol Dulcet	General Manager
Gonzalo Barettino Coloma	Secretary General
Elena Carrera Crespo	General Manager
Cristóbal Paredes Camuñas	General Manager
Carlos Paz Rubio	General Manager
Sonia Quibus Rodríguez	General Manager
Jorge Rodríguez Maroto	General Manager
Carlos Ventura Santamans	General Manager

At its meeting of 30 November 2023, the Board of Directors appointed Marcos Prat Rojo as a General Manager of Banco Sabadell; he will also take on the role of Strategy Director, reporting to the Chief Executive Officer, subject to obtaining the European Central Bank’s statement of no objection to his suitability and effective as from that moment. The Board also approved his becoming a member of Banco Sabadell’s Management Committee during that same meeting. Given that, as at 31 December 2023, the statement of no objection to his suitability had not yet been received from the European Central Bank, this director was not considered a member of Senior Management for the purpose of these annual financial statements.

Other information relating to the Board

In accordance with the provisions of Article 229 of Royal Legislative Decree 1/2010 of 2 July, approving the restated text of the Capital Companies Act in relation to the duty to avoid situations of conflict of interest, and without prejudice to the provisions of Article 529 vicies et seq. of the aforesaid Act2, directors have reported to the company that, during 2023, they or parties related to them, as defined in Article 231 of the Capital Companies Act:

–

Have not carried out transactions with the company without taking into account usual operations, performed under standard conditions for customers and whose amount is immaterial, understanding such operations to be those that do not need to be reported to give a true and fair view of the company’s equity, financial situation and income, or any operations carried out and considered to be “related party transactions” in accordance with Article 529 vicies of the Capital Companies Act, having applied the corresponding approval procedure and reporting requirement, in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act.

–	Have not used the name of the company or their position as director to unduly influence the performance of personal transactions.

–	Have not made use of corporate assets, including the company’s confidential information, for personal purposes.

–	Have not taken undue advantage of the company’s business opportunities.

–	Have not obtained advantages or remuneration from third parties other than the company or its Group in connection with the performance of their duties, with the exception of acts of mere courtesy.

–

Have not carried out activities on their own behalf or on behalf of a third party that involve competition with the company, whether on an isolated or potential basis, or that might otherwise place them in permanent conflict with the company’s interests.

The Bank has entered into a civil liability insurance policy for 2023 that covers the Institution’s Directors and Senior Management staff. The total premium paid was 1,395 thousand euros (3,761 thousand euros in 2022).

Note 42 – Other information

Transactions with significant shareholders

No major transactions with significant shareholders were carried out during 2023 and 2022.

Environmental disclosures

In the face of the challenges brought by climate change and in its capacity as a financial institution, the Group believes it has a fundamental role to play in the transition towards a sustainable economy and in the achievement of the goals established in the Paris Agreement and the 2030 Agenda. To that end, Banco Sabadell has an ESG action framework that is aligned with the Sustainable Development Goals (SDGs) and in which climate action (SDG 13) is one of the priority SDGs of its corporate strategy.

Banco Sabadell, with its Sustainability Policy and its Environmental and Social Risk Framework, strives to frame the Group’s activity and organisation within ESG parameters. Environmental, social and governance factors are present both in decision-making and when responding to the needs and concerns of all its stakeholders. As a result of that same goal, Banco Sabadell, TSB and Banco Sabadell Mexico have incorporated the aforesaid parameters into their own commitments.

As a financial institution, Banco Sabadell plays a fundamental role in rebuilding an inclusive and decarbonised economy. On one hand, mobilising resources, identifying technologies and creating opportunities and, on the other, incorporating new capabilities with an in-house transformation to embed sustainability into all agendas, managing the risk of its customer portfolio, minimising its impact on ESG risks and funding a large part of the investments needed to fulfil the Paris Agreement, the European Green Pact and the 2030 Agenda.

[2]	Related-party transactions are governed by their own special regime.

In this context, and to continue making progress with its goal of accelerating economic and social transformations that contribute to sustainable development, the Bank already reinforced the ESG dimensions applicable to the strategy, governance and its business model back in 2022, with the launch of its ESG framework, Sabadell’s Commitment to Sustainability, setting specific targets for 2025-2050 across four strategic pillars. This set of commitments includes the alignment of business targets with SDGs and establishes levers for transformation and promotion actions. The main courses of action are the following:

–

Progress as a sustainable institution: the Bank focuses on achieving greenhouse gas (GHG) emissions neutrality, on making progress in diversity, on ensuring talent and on continuing to incorporate ESG criteria into its governance arrangements, in addition to collaborating in key partnerships.

–

Support customers in the transition to a sustainable economy: to that end, the Institution sets decarbonisation pathways, supports customers in the transition with specialised solutions for renewable energies, energy efficiency and sustainable mobility, and it establishes the Environmental and Social Risk Framework, which contains sectoral rules that limit controversial activities and/or activities with a negative impact on social and environmental development.

–

Offer investment opportunities that contribute to sustainability: in the investor ecosystem, the Bank focuses on increasing savings and investment opportunities that contribute to sustainability, rolling out a wide range of social, ethical, green and sustainability bonds and funds, both its own and those of third parties.

–

Work together for a sustainable and cohesive society: in its commitment to society, the Institution believes that it is imperative to take an active role to improve financial education, drive forward inclusion, minimise vulnerabilities and ensure secure transactions and exchanges of information.

To complement this, the Bank continues to make progress in the area of sustainable finance with its ESG Activities Plan, as an operational tool that ensures achievement of the milestones stemming from the new developments and needs generated by the regulatory and supervisory environment, which have implications for the business strategy, business model, governance arrangements, risk management and reporting. Among its main courses of action, which are monitored on an ongoing basis by the Sustainability Committee, it is worth noting the mobilisation of resources and capabilities in the area of sustainable finance, the progress made with the Sustainable Finance Plan, the assurance of market disclosures and the identification of sustainable progress mechanisms in fields such as communication, training and measurement.

All of these actions and goals set out in Sabadell’s Commitment to Sustainability shape the Bank’s ESG roadmap.

Given the activities in which it is engaged, as at 31 December 2023, the Bank does not have any responsibilities, expenses, assets, revenues, provisions or contingencies of an environmental nature that could be deemed significant with respect to its equity, financial position or consolidated results; therefore, no specific disclosures are included in the environmental disclosures document provided for in Order JUS/616/2022 of 30 June, approving the new templates for the submission to the Companies Register of the annual financial statements of institutions required to published them.

For further details, see the Non-Financial Disclosures Report, which is included as part of the consolidated Directors’ Report.

Customer Care Service (SAC)

The Customer Care Service (hereinafter, SAC as per its Spanish acronym) and its head, who is appointed by the Board of Directors, report directly to the Compliance Division and are independent of the Bank’s business and operational lines. The main function of the SAC is to handle and resolve complaints and claims brought forward by customers and users of the financial services of Banco de Sabadell, S.A. and the entities that adhere to the relevant regulations, where these relate to their interests and legally recognised rights arising from contracts, transparency and customer protection regulations or good financial practices and uses, in accordance with the Banco Sabadell Regulations for the Protection of Customers and Users of Financial Services.

The entities that adhere to the SAC Regulations are the following: Sabadell Asset Management, S.A., S.G.I.I.C. Sociedad Unipersonal; Urquijo Gestión, S.G.I.I.C, S.A.; and Sabadell Consumer Finance, S.A.U.

In 2023, Banco Sabadell’s Customer Care Service (SAC) received 54,884 complaints and 54,048 complaints were handled during the year, with 2,301 claims and complaints pending analysis as at 31 December 2023.

Details of complaints received by the SAC in 2023, broken down by type of product or service, are provided here below:

	Complaints	% of total received

Product
Loans and credit secured with mortgages	17,819	32.5%
Loans and credit not secured with collateral	8,391	15.3%
Demand deposits and payment accounts	19,882	36.2%
Payment instruments and electronic money	3,576	6.5%
Other payment services	2,156	3.9%
Other products/services	2,007	3.7%
Other products	1,053	1.9%
Total	54,884	100%

Complaints and claims processed by SAC at first instance

During 2023, the SAC received 51,175 complaints and claims, of which 32,455 were accepted for processing and resolved, in accordance with the provisions of Order ECO 734/2004 of 11 March.

Of the total number of complaints and claims accepted for processing and resolved by the SAC, 17,646 (54.4%) were resolved in the customer’s favour, 14,803 (45.6%) in the Institution’s favour and in 6 cases the customer withdrew their complaint. During 2023, 17,923 complaints and claims were not accepted for processing due to reasons set out in the SAC Regulations.

Of the total number of complaints and claims accepted for processing and resolved by the SAC, 20,823 (64.16%) were processed within a period of 15 working days, 10,321 (31.80%) within a period of less than one month and 1,311 (4.04%) within a period longer than one month.

Complaints and claims managed by the Ombudsman

At Banco Sabadell, the role of Customer Ombudsman is performed by José Luis Gómez-Dégano y Ceballos-Zúñiga. The Ombudsman is responsible for resolving complaints brought forward by the customers and users of Banco de Sabadell, S.A., and those of the other aforementioned entities associated with it, at both first and second instance, and for resolving issues that are passed on by the SAC. The Ombudsman’s decisions are binding on the Institution.

In 2023, the SAC received a total of 2,952 complaints and claims via the Customer Ombudsman, of which 2,933 were handled during the year.

With regard to claims and complaints resolved by the Customer Ombudsman, 24 were resolved in the customer’s favour, 727 were resolved in the Institution’s favour, in 1,149 cases the Bank conceded and in 4 cases the customer withdrew their complaint. 988 complaints were rejected by the Ombudsman in accordance with the regulations governing their activity. As at 31 December 2023, 72 complaints were pending submission of allegations and 41 were pending the Ombudsman’s ruling.

Complaints and claims managed by the Bank of Spain and the CNMV

Under current legislation, customers or users who are dissatisfied with the response received from the SAC or from the Customer Ombudsman may submit their claims and complaints to the Market Conduct and Complaints Department of the Bank of Spain, to the CNMV, or to the Directorate General for Insurance and Pension Funds, subject to the vital prerequisite of having previously addressed their complaint or claim to the Institution.

The SAC received a total of 757 claims referred by the Bank of Spain and the CNMV up to 31 December 2023. In 2023, taking into account claims that remained pending at the end of the previous year, 737 claims were accepted for processing and resolved.

Note 43 – Subsequent events

No significant events meriting disclosure have occurred since 31 December 2023.

Schedule I – Banco Sabadell Group companies

Banco Sabadell Group companies as at 31 December 2023 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Aurica Coinvestments, S.L.	Holding	Barcelona - Spain	—	61.76	50,594	(3,205)	4,712	2,614	52,175	50,594	(15,793)	2,420
Banco Atlantico (Bahamas) Bank & Trust Ltd.	Credit institution	Nassau - Bahamas	99.99	0.01	1,598	712	(90)	—	2,952	2,439	(435)	(90)
Banco de Sabadell, S.A.	Credit institution	Alicante - Spain	—	—	680,028	10,247,219	1,088,014	—	179,945,913	—	12,961,312	1,020,744
Banco Sabadell, S.A., Institución de Banca Múltiple	Credit institution	Mexico City - Mexico	99.99	0.01	635,734	65,095	25,755	—	5,721,555	725,419	(42,119)	2,197
BanSabadell Factura, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	100	812	613	—	1,828	799	114	613
BanSabadell Inversió Desenvolupament, S.A.U.	Holding	Sant Cugat del Valles - Spain	100.00	—	16,975	165,564	21,193	—	205,074	108,828	84,911	6,827
Bansabadell Mediación, Operador de Banca-Seguros Vinculado del Grupo Banco Sabadell, S.A.	Other regulated companies	Alicante - Spain	—	100.00	301	60	3,110	8,393	38,485	524	(3,552)	4,259
Bitarte, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	6,506	(2,288)	240	—	4,640	9,272	(4,582)	(173)
BStartup 10, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	4,495	509	—	12,761	1,000	(374)	(185)
Crisae Private Debt, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	—	100.00	3	286	203	—	607	200	88	204
Desarrollos y Participaciones Inmobiliarias 2006, S.L.U. en Liquidación	Real estate	Elche - Spain	—	100.00	1,942	(89,871)	(209)	—	42	1,919	(89,848)	(209)
Duncan Holdings 2022-1 Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	5,993	(1,469)
Ederra, S.A.	Real estate	Sant Cugat del Valles - Spain	97.85	—	2,036	34,452	(461)	—	36,486	36,062	(38)	(503)
ESUS Energía Renovable, S.L.	Power generation	Vigo - Spain	—	90.00	50	(1,522)	(313)	—	18,476	45	(1,666)	(584)
Fonomed Gestión Telefónica Mediterráneo, S.A.U.	Other ancillary activities	Alicante - Spain	100.00	—	1,232	20,652	382	—	25,479	19,271	3,477	2,068
Gazteluberri, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	53	(20,795)	(79)	—	1,795	23,891	(44,634)	(79)
Gest 21 Inmobiliaria, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	7,810	1,140	24	—	8,995	80,516	(46,689)	24
Gestión Financiera del Mediterráneo, S.A.U.	Other financial services	Alicante - Spain	100.00	—	13,000	2,596	6,046	9,531	21,818	66,787	(42,846)	(2,296)
Gier Operations 2021, S.L.U.	Other ancillary activities	Andorra - Andorra	100.00	—	730	(9)	(9)	—	712	730	(9)	(9)
Guipuzcoano Promoción Empresarial, S.L.	Holding	Sant Cugat del Valles - Spain	—	100.00	53	(77,109)	(258)	—	5,264	7,160	(84,207)	(258)
Hobalear, S.A.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	60	79	6	—	146	414	79	6
Hondarriberri, S.L.	Holding	Sant Cugat del Valles - Spain	99.99	0.01	41	8,991	61	—	10,100	165,669	93,348	324
Hotel Management 6 Gestión Activa, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	135,730	28,210	(129)	—	163,812	136,335	50,295	45
Hotel Management 6 Holdco, S.L.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	29,074	(24,148)	(178)	—	61,401	27,611	(22,685)	(178)
Interstate Property Holdings, LLC.	Holding	Miami - United States	100.00	—	7,293	(1,152)	211	—	6,439	3,804	7,900	211
Inverán Gestión, S.L. en Liquidación	Real estate	Sant Cugat del Valles - Spain	44.83	55.17	90	(96)	—	—	50	45,090	(45,096)	—
Inversiones Cotizadas del Mediterráneo, S.L.	Holding	Alicante - Spain	100.00	—	308,000	207,830	6,564	—	1,008,718	589,523	(73,054)	6,564
Manston Invest, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	33,357	(13,688)	(95)	—	19,921	33,357	(13,689)	(95)
Mariñamendi, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	62	(11,598)	(43)	—	3,821	109,529	(121,065)	(43)

Banco Sabadell Group companies as at 31 December 2023 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Mediterráneo Sabadell, S.L.	Holding	Alicante - Spain	50.00	50.00	85,000	16,567	1,085	—	103,121	510,829	(409,218)	1,085
Paycomet, S.L.U.	Payment institution	Torrelodones - Spain	100.00		200	(19,658)	21,981	—	88,170	80,622	1,021	21,962
Puerto Pacific Vallarta, S.A. de C.V.	Real estate	Mexico City - Mexico	—	100.00	28,947	(14,693)	(74)	—	14,180	29,164	(12,264)	(74)
Ripollet Gestión, S.L.U.	Other financial services	Sant Cugat del Valles - Spain	100.00	—	20	396	(369)	—	625,387	593	(177)	(369)
Rubí Gestión, S.L.U.	Other financial services	Sant Cugat del Valles - Spain	100.00	—	3	14	(6)	—	295,504	53	(36)	(6)
Sabadell Consumer Finance, S.A.U.	Credit institution	Sabadell - Spain	100.00	—	35,720	95,237	5,182	—	2,139,044	72,232	63,647	5,182
Sabadell Information Systems Limited	Provision of technology services	London - United Kingdom	—	100.00	12,036	21,507	422	—	34,469	41,296	(8,160)	422
Sabadell Digital, S.A.U.	Provision of technology services	Sabadell - Spain	100.00	—	40,243	236,148	(45,105)	—	1,473,772	269,695	1,434	(49,813)
Sabadell Innovation Capital, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	8,552	31,752	—	43,824	1,000	(7,607)	(991)
Sabadell Patrimonio Inmobiliario, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	30,116	795,014	(5,789)	—	821,973	863,895	(38,820)	(5,734)
Sabadell Real Estate Activos, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	100,060	234,014	3	—	334,918	500,622	(166,548)	3
Sabadell Real Estate Development, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	15,807	137,336	(5,495)	—	1,036,087	4,748,442	(4,573,410)	(8,263)
Sabadell Real Estate Housing, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	2,073	662	20	—	4,786	23,792	(21,058)	20
Sabadell Securities USA, Inc.	Other financial services	Miami - United States	100.00	—	551	6,197	694	—	7,601	551	5,692	686
Sabadell Strategic Consulting, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	664	226	—	1,625	3	664	226
Sabadell Venture Capital, S. L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	3	14,160	2,818	—	72,709	3	9,552	1,075
Sabcapital, S.A de C.V., SOFOM, E.R.	Credit institution	Mexico City - Mexico	49.00	51.00	127,864	49,577	44,928	51,527	1,420,571	126,007	25,073	41,762
Sinia Capital, S.A. de C.V.	Holding	Mexico City - Mexico	—	100.00	20,830	15,320	(6,405)	—	58,881	22,435	(4,160)	9,721
Sinia Renovables, S.A.U.	UCITS, funds and similar financial corporations	Sant Cugat del Valles - Spain	100.00	—	15,000	2,055	9,591	—	176,162	15,000	4,449	8,047
Sogeviso Servicios Gestión Vivienda Innovación Social, S.L.U.	Real estate	Alicante - Spain	100.00	—	3	10,078	248	—	11,960	3	11,659	(439)
Stonington Spain, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	60,729	(11,826)	(119)	—	49,277	60,729	(11,826)	(119)
Tasaciones de Bienes Mediterráneo, S.A. in liquidation	Other ancillary activities	Alicante - Spain	99.88	0.12	1,000	1,417	87	—	2,507	5,266	(2,850)	87
Tenedora de Inversiones y Participaciones, S.L.	Holding	Alicante - Spain	100.00	—	296,092	(129,129)	(38,776)	—	232,643	2,975,977	(2,739,862)	(38,596)
TSB Bank PLC	Credit institution	Edinburgh - United Kingdom	—	100.00	90,710	1,945,133	196,655	137,839	54,786,747	1,814,636	351,887	212,331
TSB Banking Group PLC	Holding	London - United Kingdom	100.00	—	7,028	1,826,060	138,687	56,749	3,358,703	2,207,741	(245,481)	(21,409)
TSB Banking Group plc Employee Share Trust	Other ancillary activities	Saint Helier - Jersey	—	100.00	1	(15,404)	(25)	—	286	—	(14,787)	1
TSB Covered Bonds (Holdings) Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds (LM) Limited	Other ancillary activities	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds LLP	UCITS, funds and similar financial corporations	London - United Kingdom	—	100.00	1	20	3	—	72	—	21	3
Urquijo Gestión, S.A.U., S.G.I.I.C.	Funds management activities	Madrid - Spain	100.00	—	3,606	4,858	(1,536)	1,257	8,573	3,084	5,380	(1,536)
VeA Rental Homes , S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	5,000	(222)	(2,229)	—	13,131	22,000	(17,222)	(2,229)
Venture Debt SVC, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	3	—	—	—	5,251	3	—	—

Total								267,910		16,642,461	4,762,129	1,213,370

Banco Sabadell Group companies as at 31 December 2023 accounted for using the equity method (*)

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data (a)			Group investment	Contribution to reserves or losses in consolidated companies (d) (**)	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/(loss) (b)	Dividends paid (c)	Total assets

Aurica III, Fondo de Capital Riesgo	UCITS, funds and similar financial corporations	Barcelona - Spain	—	47.50	51,130	81,088	1,306	6,290	64,340	24,318	2,115	4,128
Aurica IIIB, S.C.R., S.A.	UCITS, funds and similar financial corporations	Barcelona - Spain	—	42.85	34,557	79,139	908	1,518	43,386	12,520	3,562	2,507
BanSabadell Pensiones, E.G.F.P., S.A.	Other regulated companies	Madrid - Spain	50.00	—	7,813	34,412	3,343	—	49,106	40,378	(18,915)	1,672
BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	10,000	85,856	21,730	11,000	312,609	34,000	16,997	10,866
BanSabadell Vida, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	43,858	241,380	189,414	—	9,556,627	27,106	82,370	96,365
Doctor Energy Central Services, S.L.	Other business management consulting activities	Granollers - Spain	—	16.66	300	(100)	(166)	—	1,276	75	(50)	(19)
Catalana de Biogás Iberia, S.L.	Power generation	Barcelona - Spain	—	24.90	10	(373)	1	—	1	2	—	(2)
Parque Eólico Casa Vieja S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Villaumbrales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	832	267	(15)	—
Parque Eólico Perales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Los Pedrejones S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Energíes Renovables Terra Ferma, S.L.	Power generation	Barcelona - Spain	—	50.00	6	(73)	(15)	—	3,236	3	(3)	—
Financiera Iberoamericana, S.A.	Credit institution	Havana - Cuba	50.00	—	38,288	13,539	9,441	2,753	104,156	19,144	3,825	4,289
Flex Equipos de Descanso, S.A.	Manufacturing	Getafe - Spain	—	19.16	66,071	58,387	6,186	—	365,595	50,930	36,123	—
Murcia Emprende, S.C.R. de R.S., S.A.	Other financial services	Murcia - Spain	28.70	—	2,557	910	(182)	—	3,340	2,026	(910)	(173)
Plaxic Estelar, S.L.	Real estate	Barcelona - Spain	—	45.01	1,762	(15,237)	(11)	—	31,992	3,906	(3,114)	(792)
Portic Barcelona, S.A.	Data processing, hosting and related activities	Barcelona - Spain	25.00	—	291	1,841	25	—	2,391	5	548	(14)
Sydinia, S.L.	Power generation	Albacete - Spain	—	50.00	226	(40)	1	—	1	113	—	(20)
SBD Creixent, S.A.	Real estate	Sabadell - Spain	23.05	—	5,965	(891)	256	—	6,030	3,524	(2,299)	4
Enerlan Solutions, S.L.	Power generation	Biscay - Spain	—	19.00	3	142	80	—	559	274	—	—
Ingubide, S.L.	Power generation	Biscay - Spain	—	19.00	3	43	139	—	520	152	—	—

Total								21,561		219,544	120,189	118,811

(*) Companies accounted for using the equity method as the Group does not have control over them but does have significant influence.

(**) See Note 1.4.

(a) Figures for foreign companies translated to euros at the historical exchange rate; amounts in the consolidated income statement translated at the average exchange rate.

(b) Results pending approval by Annual General Meeting of Shareholders and Partners.

(c) Includes supplementary dividends from previous year and interim dividends paid to Group.

(d) The heading “Reserves or accumulated losses of investments in joint ventures and associates” on the consolidated balance sheet as at 31 December 2023 also includes -65,353 thousand euros corresponding to Promontoria Challenger I, S.A., an entity classified as a non-current asset held for sale.

The balance of total revenue from associates consolidated by the equity method and individually considered to be non-material amounted to 621,313 thousand euros as at 31 December 2023. The balance of liabilities as at the end of 2023 amounted to 540,899 thousand euros. The key figures as at 2023 year-end for BanSabadell Vida, S.A. are included in Note 14 of the consolidated annual financial statements.

Changes in the scope of consolidation in 2023

Additions to the scope of consolidation:

Thousand euro
Name of entity (or line of business) acquired or merged	Category	Effective date of the transaction	Fair value of equity instruments issued for the acquisition		% Voting rights acquired	% Total voting rights	Type of shareholding	Method	Reason
			Acquisition cost	Fair value of equity instruments issued for the acquisition

Sydinia, S.L.	Associate	20/7/2023	113	—	50.00%	50.00%	Indirect	Equity method	a
Enerlan Solutions, S.L.	Associate	21/11/2023	274	—	19.00%	19.00%	Indirect	Equity method	a
Ingubide, S.L.	Associate	21/11/2023	152	—	19.00%	19.00%	Indirect	Equity method	a

Total newly consolidated subsidiaries			—

Total newly consolidated associates			539

 (a) Acquisition of associates.

Exclusions from the scope of consolidation:

Thousand euro

Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit/(loss) generated	Type of shareholding	Method	Reason

BanSabadell Financiación, E.F.C., S.A.	Subsidiary	10/10/2023	100.00%	—%	—	Direct	Full consolidation	b
Business Services for Operational Support, S.A.U.	Subsidiary	19/1/2023	100.00%	—%	43	Direct	Full consolidation	a
Duncan de Inversiones S.I.C.A.V., S.A. in liquidation	Subsidiary	11/1/2023	99.81%	—%	—	Direct	Full consolidation	a
Galeban 21 Comercial, S.L	Subsidiary	18/10/2023	100.00%	—%	64	Direct	Full consolidation	a
Sabadell Innovation Cells, S.L.U.	Subsidiary	28/9/2023	100.00%	—%	121	Direct	Full consolidation	a
Compañía de Cogeneración del Caribe Dominicana, S.A.	Subsidiary	15/2/2023	100.00%	—%	312	Indirect	Full consolidation	a
Fuerza Eólica De San Matías, S. de R.L. de C.V.	Subsidiary	15/12/2023	100.00%	—%	11,892	Indirect	Full consolidation	c
Urumea Gestión, S.L. in liquidation	Subsidiary	28/12/2023	100.00%	—%	—	Indirect	Full consolidation	a
Other					(4,237)

Total					8,195

(a) Removed from the scope due to dissolution and/or liquidation.

(b) Removed from the scope due to merger by absorption.

(c) Removed from the scope due to sale.

Banco Sabadell Group companies as at 31 December 2022 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Aurica Coinvestments, S.L.	Holding	Barcelona - Spain	—	61.76	50,594	(853)	1,880	1,043	51,651	50,594	(5,050)	(10,045)
Banco Atlantico (Bahamas) Bank & Trust Ltd.	Credit institution	Nassau - Bahamas	99.99	0.01	1,598	825	(31)	—	3,155	2,439	(403)	(32)
Banco de Sabadell, S.A.	Credit institution	Alicante - Spain	—	—	703,371	10,009,080	740,551	—	195,620,963	—	12,573,535	593,675
Banco Sabadell, S.A., Institución de Banca Múltiple	Credit institution	Mexico City - Mexico	99.99	0.01	573,492	(16,619)	12,599	—	4,789,408	618,750	(78,166)	(12,409)
BanSabadell Factura, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	100	381	432	—	1,150	799	(318)	432
BanSabadell Financiación, E.F.C., S.A.	Credit institution	Sabadell - Spain	100.00	—	24,040	12,856	683	—	571,813	24,040	12,856	683
BanSabadell Inversió Desenvolupament, S.A.U.	Holding	Barcelona - Spain	100.00	—	16,975	99,786	71,235	—	214,258	108,828	70,161	3,196
Bansabadell Mediación, Operador de Banca-Seguros Vinculado del Grupo Banco Sabadell, S.A.	Other regulated companies	Alicante - Spain	—	100.00	301	60	7,244	8,232	53,073	524	(1,597)	6,437
Bitarte, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	6,506	(2,176)	(113)	—	4,325	9,272	(4,488)	(93)
BStartup 10, S.L.U.	Holding	Barcelona - Spain	—	100.00	1,000	4,107	(315)	—	11,232	1,000	(999)	(169)
Business Services for Operational Support, S.A.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	—	—	—	—	51	—	(8,726)	2,825
Compañía de Cogeneración del Caribe Dominicana, S.A.	Power generation	Santo Domingo - Dominican Republic	—	100.00	5,016	(4,581)	—	—	454	—	(312)	—
Crisae Private Debt, S.L.U.	Other ancillary activities	Barcelona - Spain	—	100.00	3	181	104	—	352	200	(16)	103
Desarrollos y Participaciones Inmobiliarias 2006, S.L.U. en Liquidación	Real estate	Elche - Spain	—	100.00	1,942	(89,826)	(45)	—	3	1,919	(89,803)	(45)
Duncan de Inversiones S.I.C.A.V., S.A. in liquidation	UCITS, funds and similar financial corporations	Sant Cugat del Valles - Spain	99.81	—	7,842	(7,787)	(55)	—	18	—	(345)	(55)
Duncan Holdings 2022-1 Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	5,993
Ederra, S.A.	Real estate	San Sebastián - Spain	97.85	—	2,036	34,085	371	—	36,563	36,062	(398)	363
ESUS Energía Renovable, S.L.	Power generation	Vigo - Spain	—	90.00	50	(1,279)	(173)	—	2,975	23	(1,361)	(297)
Fonomed Gestión Telefónica Mediterráneo, S.A.U.	Other ancillary activities	Alicante - Spain	100.00	—	1,232	2,913	1,017	—	6,820	2,771	1,962	1,247
Fuerza Eólica De San Matías, S. de R.L. de C.V.	Power generation	Monterrey - Mexico	—	99.99	8,144	(14,919)	(7,095)	—	53,496	5,951	(10,502)	(6,497)
Galeban 21 Comercial, S.L.U.	Services	A Coruña - Spain	100.00	—	10,000	(4,292)	(6)	—	5,702	14,477	(8,769)	(6)
Gazteluberri, S.L.	Real estate	Sant Cugat del Vallès - España	—	100.00	53	(20,789)	(7)	—	1,672	23,891	(44,627)	(7)
Gest 21 Inmobiliaria, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	7,810	1,108	33	—	8,958	80,516	(46,727)	38
Gestión Financiera del Mediterráneo, S.A.U.	Other financial services	Alicante - Spain	100.00	—	13,000	2,573	8,211	12,875	23,963	66,787	(42,959)	1,269
Gier Operations 2021, S.L.U.	Other ancillary activities	Andorra - Andorra	100.00	—	730	—	(9)	—	722	730	—	(9)
Guipuzcoano Promoción Empresarial, S.L.	Holding	San Sebastián - Spain	—	100.00	53	(75,662)	(1,447)	—	5,307	7,160	(82,761)	(1,447)
Hobalear, S.A.U.	Real estate	Barcelona - Spain	—	100.00	60	72	7	—	141	414	72	7

Banco Sabadell Group companies as at 31 December 2022 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Hondarriberri, S.L.	Holding	San Sebastián - Spain	99.99	0.01	41	63,158	(54,168)	—	10,037	165,669	95,440	(2,092)
Hotel Management 6 Gestión Activa, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	135,730	28,269	(54)	—	163,945	136,335	50,335	(40)
Hotel Management 6 Holdco, S.L.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	29,074	(24,133)	(15)	—	61,579	27,611	(22,671)	(15)
Interstate Property Holdings, LLC.	Holding	Miami - United States	100.00	—	7,293	(977)	51	—	6,387	3,804	7,849	51
Inverán Gestión, S.L. en Liquidación	Real estate	Sant Cugat del Valles - Spain	44.83	55.17	90	(80)	(15)	—	52	45,090	(45,081)	(15)
Inversiones Cotizadas del Mediterráneo, S.L.	Holding	Alicante - Spain	100.00	—	308,000	195,644	10,690	—	1,005,403	589,523	(83,787)	10,733
Manston Invest, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	33,357	(13,595)	(93)	—	19,939	33,357	(13,595)	(93)
Mariñamendi, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	62	(11,590)	(8)	—	3,882	109,529	(121,057)	(8)
Mediterráneo Sabadell, S.L.	Holding	Alicante - Spain	50.00	50.00	85,000	16,528	(217)	—	101,314	510,829	(409,000)	(217)
Paycomet, S.L.U.	Payment institution	Torrelodones - Spain	—	100.00	200	726	802	—	24,335	9,205	234	787
Puerto Pacific Vallarta, S.A. de C.V.	Real estate	Mexico City - Mexico	—	100.00	28,947	(16,488)	338	—	12,798	29,164	(11,951)	(314)
Ripollet Gestión, S.L.U.	Other financial services	Barcelona - Spain	100.00	—	20	272	124	—	458,163	593	(301)	124
Rubí Gestión, S.L.U.	Other financial services	Barcelona - Spain	100.00	—	3	20	(6)	—	402,936	53	(30)	(6)
Sabadell Consumer Finance, S.A.U.	Credit institution	Sabadell - Spain	100.00	—	35,720	77,380	17,857	—	1,888,124	72,232	45,790	17,857
Sabadell Information Systems Limited	Provision of technology services	London - United Kingdom	—	100.00	12,036	20,653	169	—	33,228	41,296	(8,332)	169
Sabadell Information Systems, S.A.U.	Provision of technology services	Sabadell - Spain	100.00	—	40,243	60,832	48,796	—	1,387,578	143,695	(47,700)	47,463
Sabadell Innovation Capital, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	11,030	(1,129)	—	53,491	1,000	(8,152)	783
Sabadell Innovation Cells, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	755	155	—	1,354	3,203	(3,361)	528
Sabadell Patrimonio Inmobiliario, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	30,116	795,988	(1,029)	—	828,149	863,895	(27,970)	(10,850)
Sabadell Real Estate Activos, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	100,060	234,204	(190)	—	334,467	500,622	(166,358)	(190)
Sabadell Real Estate Development, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	15,807	157,455	(19,168)	—	1,081,488	4,748,442	(4,552,614)	(20,796)
Sabadell Real Estate Housing, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	2,073	730	(6,068)	—	7,521	17,792	(14,990)	(6,068)
Sabadell Securities USA, Inc.	Other financial services	Miami - United States	100.00	—	551	6,200	265	—	7,219	551	5,412	280
Sabadell Strategic Consulting, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	488	176	—	1,266	3	488	176
Sabadell Venture Capital, S.L.U.	Holding	Barcelona - Spain	—	100.00	3	13,942	3,275	—	69,559	3	4,833	3,983
Sabcapital, S.A de C.V., SOFOM, E.R.	Credit institution	Mexico City - Mexico	49.00	51.00	164,828	69,276	44,696	—	1,618,240	154,568	80,389	44,679

Banco Sabadell Group companies as at 31 December 2022 consolidated by the full consolidation method

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)
			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Sinia Capital, S.A. de C.V.	Holding	Mexico City - Mexico	—	100.00	20,830	10,230	6,899	—	84,776	20,140	5,448	7,391
Sinia Renovables, S.A.U.	UCITS, funds and similar financial corporations	Barcelona - Spain	100.00	—	15,000	2,318	(446)	—	117,076	15,000	3,885	211
Sogeviso Servicios Gestión Vivienda Innovación Social, S.L.U.	Real estate	Alicante - Spain	100.00	—	3	9,963	101	—	11,380	3	11,559	101
Stonington Spain, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	60,729	(11,704)	(122)	—	49,390	60,729	(11,705)	(122)
Tasaciones de Bienes Mediterráneo, S.A. in liquidation	Other ancillary activities	Alicante - Spain	99.88	0.12	1,000	1,416	—	—	2,420	5,266	(2,850)	—
Tenedora de Inversiones y Participaciones, S.L.	Holding	Alicante - Spain	100.00	—	296,092	(128,603)	(532)	—	345,066	2,975,977	(2,738,513)	(1,336)
TSB Bank PLC	Credit institution	Edinburgh - United Kingdom	—	100.00	90,710	1,967,452	111,939	78,531	55,752,618	1,814,636	329,136	99,938
TSB Banking Group PLC	Holding	London - United Kingdom	100.00	—	7,028	1,764,655	80,586	—	3,001,958	2,200,560	(227,995)	(39,268)
TSB Banking Group plc Employee Share Trust	Other ancillary activities	Saint Helier - Jersey	—	100.00	1	(13,106)	(56)	—	343	—	(12,896)	—
TSB Covered Bonds (Holdings) Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds (LM) Limited	Other ancillary activities	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—
TSB Covered Bonds LLP	UCITS, funds and similar financial corporations	London - United Kingdom	—	100.00	1	15	4	—	67	—	17	4
Urquijo Gestión, S.A.U., S.G.I.I.C.	Funds management activities	Madrid - Spain	100.00	—	3,606	4,858	1,257	4,213	13,822	3,084	5,380	1,257
Urumea Gestión, S.L. en Liquidación	Other ancillary activities	San Sebastián - Spain	—	100.00	9	(14)	—	—	—	9	(14)	—
VeA Rental Homes , S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	5,000	1,358	(1,580)	—	36,383	22,000	(15,642)	(1,580)
Venture Debt SVC, S.L.U.	Holding	Barcelona - Spain	—	100.00	3	—	—	—	2,578	3	—	—

Total								104,894		16,382,618	4,329,889	738,662

Banco Sabadell Group companies as at 31 December 2022 accounted for using the equity method (*)

Thousand euro
Company name	Line of business	Registered office	% Shareholding				Company data (a)			Group investment	Contribution to reserves or losses in consolidated companies (d)	Contribution to Group consolidated profit/(loss) (e)
			Direct	Indirect	Capital	Other equity	Profit/(loss) (b)	Dividends paid (c)	Total assets

Aurica III, Fondo de Capital Riesgo	UCITS, funds and similar financial corporations	Barcelona - Spain	—	47.50	51,130	(46,881)	69,348	36,612	75,249	24,318	(1,337)	9,743
Aurica IIIB, S.C.R., S.A.	UCITS, funds and similar financial corporations	Barcelona - Spain	—	42.85	34,557	(56,273)	71,330	22,320	50,765	14,837	199	4,881
BanSabadell Pensiones, E.G.F.P., S.A.	Other regulated companies	Madrid - Spain	50.00	—	7,813	34,569	(740)	—	45,833	40,378	(18,544)	(370)
BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	10,000	78,476	21,390	6,000	308,357	34,000	15,585	12,379
BanSabadell Vida, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	43,858	437,575	117,961	60,000	8,808,926	27,106	(11,734)	94,103
Doctor Energy Central Services, S.L.	Other business management consulting activities	Granollers - Spain	—	24.99	125	(57)	(127)	—	278	50	(33)	(17)
Catalana de Biogás Iberia, S.L.	Power generation	Barcelona - Spain	—	24.90	10	(1)	1	—	1	2	—	—
Parque Eólico Casa Vieja S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Villaumbrales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Perales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Parque Eólico Los Pedrejones S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—
Energíes Renovables Terra Ferma, S.L.	Power generation	Barcelona - Spain	—	50.00	6	(65)	(9)	—	1,928	3	(3)	—
Financiera Iberoamericana, S.A.	Credit institution	Havana - Cuba	50.00	—	38,288	13,710	7,579	2,514	102,654	19,144	3,416	3,163
Flex Equipos de Descanso, S.A.	Manufacturing	Getafe - Spain	—	19.16	66,071	66,817	10,262	—	261,388	50,930	11,829	26,210
Murcia Emprende, S.C.R. de R.S., S.A.	Other financial services	Murcia - Spain	28.70	—	2,557	(594)	1,925	—	1,962	2,026	(1,441)	531
Plaxic Estelar, S.L.	Real estate	Barcelona - Spain	—	45.01	3	(15,303)	8	—	31,981	3,114	(3,114)	—
Portic Barcelona, S.A.	Data processing, hosting and related activities	Barcelona - Spain	25.00	—	291	1,812	108	—	2,447	5	539	9
SBD Creixent, S.A.	Real estate	Sabadell - Spain	23.05	—	5,965	(1,073)	421	—	5,571	3,524	(2,397)	98

Total								127,446		220,505	(7,095)	150,730

(*) Companies consolidated by the equity method as the Group does not have control over them but does have significant influence.

(a) Figures for foreign companies translated to euros at the historical exchange rate; amounts in the consolidated income statement translated at the average exchange rate.

(b) Results pending approval by Annual General Meeting of Shareholders and Partners.

(c) Includes supplementary dividends from previous year and interim dividends paid to Group.

(d) The heading “Reserves or accumulated losses of investments in joint ventures and associates” on the consolidated balance sheet as at 31 December 2022 also includes -65,353 thousand euros corresponding to Promontoria Challenger I, S.A., an entity classified as a non-current asset held for sale.

The balance of total revenue from associates consolidated by the equity method and individually considered to be non-material amounted to 561,496 thousand euros as at 31 December 2022. The balance of liabilities as at the end of 2022 amounted to 439,403 thousand euros.

Changes in the scope of consolidation in 2022

Additions to the scope of consolidation:

Thousand euro
Name of entity (or line of business) acquired or merged	Category	Effective date of the transaction	Fair value of equity instruments issued for the acquisition		% Voting rights acquired	% Total voting rights	Type of shareholding	Method	Reason
			Acquisition cost	Fair value of equity instruments issued for the acquisition

Catalana de Biogás Iberia, S.L.	Associate	25/4/2022	2	—	24.90%	24.90%	Indirect	Equity method	a
Duncan Holdings 2022-1 Limited	Subsidiary	29/3/2022	1	—	100.00%	100.00%	Indirect	Full consolidation	b
Gier Operations 2021, S.L.U.	Subsidiary	21/2/2022	730	—	100.00%	100.00%	Direct	Full consolidation	b

Total newly consolidated subsidiaries			731

Total newly consolidated associates			2

(a) Acquisition of subsidiaries.

(b) Change in consolidation method.

Exclusions from the scope of consolidation:

Thousand euro

Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit/(loss) generated	Type of shareholding	Method	Reason

Inversiones en Resorts Mediterráneos, S.L. in liquidation	Subsidiary	20/1/2022	55.06%	—%	(800)	Indirect	Full consolidation	a
Aurica Capital Desarrollo, S.G.E.I.C., S.A.	Associate	29/7/2022	20.00%	—%	2,585	Direct	Equity method	b
Europea Pall Mall Ltd.	Subsidiary	15/7/2022	100.00%	—%	(32)	Direct	Full consolidation	b
Gestora de Aparcamientos del Mediterráneo, S.L. in liquidation	Associate	5/5/2022	40.00%	—%	—	Indirect	Equity method	a
Plataforma de Innovación Sabadell, S.L.U.	Subsidiary	11/7/2022	100.00%	—%	—	Direct	Full consolidation	a
Sabadell Brasil Trade Services - Assessoria Comercial Ltda.	Subsidiary	30/8/2022	100.00%	—%	(733)	Direct	Full consolidation	a
Sabadell Corporate Finance, S.L.U.	Subsidiary	22/6/2022	100.00%	—%	(2)	Direct	Full consolidation	a
Arrendamiento de Bienes Inmobiliarios del Mediterráneo, S.L. in liquidation	Subsidiary	14/12/2022	100.00%	—%	(24)	Direct	Full consolidation	a
Atrian Bakers, S.L.	Associate	28/12/2022	22.41%	—%	1,833	Indirect	Equity method	b
Solvia Servicios Inmobiliarios, S.L.	Associate	2/12/2022	20.00%	—%	4,092	Direct	Equity method	b
LSP Finance, S.L.U. in liquidation	Subsidiary	28/10/2022	100.00%	—%	(10)	Indirect	Full consolidation	a
Other					2,711

Total					9,620

(a) Disposals from the scope of consolidation due to sale of shareholding.

(b) Disposals from the scope due to dissolution and/or liquidation.

Schedule II – Structured entities - Securitisation funds

Thousand euro

Year	Securitisation funds fully retained on the balance sheet	Entity	Total securitised assets as at 31/12/2023	Of which: issued via mortgage transfer certificates (*)	Of which: issued via mortgage participations (*)

2005	TDA CAM 4 F.T.A	Banco CAM	83,578	13,608	69,352
2005	TDA CAM 5 F.T.A	Banco CAM	233,752	67,851	164,564
2006	TDA 26-MIXTO, F.T.A	Banco Guipuzcoano	36,380	1,303	34,678
2006	TDA CAM 6 F.T.A	Banco CAM	171,009	73,797	95,552
2006	FTPYME TDA CAM 4 F.T.A	Banco CAM	52,644	41,118	—
2006	TDA CAM 7 F.T.A	Banco CAM	269,629	113,981	153,700
2006	CAIXA PENEDES 1 TDA, FTA	BMN- Penedés	97,182	21,103	75,933
2007	TDA 29, F.T.A	Banco Guipuzcoano	52,988	5,593	46,625
2007	TDA CAM 8 F.T.A	Banco CAM	242,268	63,614	176,747
2007	TDA CAM 9 F.T.A	Banco CAM	255,472	95,129	159,434
2007	CAIXA PENEDES PYMES 1 TDA, FTA	BMN- Penedés	16,654	15,534	—
2008	CAIXA PENEDES FTGENCAT 1 TDA, FTA	BMN- Penedés	29,668	29,161	—
2009	ICO-FTVPO 1, F.T.H (CP)	BMN- Penedés	736	—	736
2017	TDA SABADELL RMBS 4, F.T	Banco Sabadell	3,383,327	3,380,614	—
2022	SABADELL CONSUMO 2, FT	Banco Sabadell	438,863	—	—
2022	DUNCAN FUNDING 2022 PLC	TSB Bank	1,495,200	—	—
2023	SCF AUTOS 1, FT	Sabadell Consumer Finance	587,473	—	—
Total			7,446,823	3,922,406	977,321

(*) Corresponds to the allocation at source of loans when mortgage transfer certificates and mortgage participations were issued.

Thousand euro

Year	Securitisation funds fully derecognised from the balance sheet	Entity	Total securitised assets as at 31/12/2023	Of which: issued via mortgage transfer certificates (*)	Of which: issued via mortgage participations (*)

2010	FPT PYMES 1 LIMITED	Banco CAM	212,141	87,703	23,921
2019	SABADELL CONSUMO 1, FT	Banco Sabadell	128,154	—	—
Total			340,295	87,703	23,921

(*) Corresponds to the allocation at source of loans when mortgage transfer certificates and mortgage participations were issued.

Schedule III – Details of outstanding issues and subordinated liabilities of the Group

Debt securities in issue

The breakdown of the Group’s issues as at 31 December 2023 and 2022 is as follows:

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2023	Maturity / termination date	Issue currency	Target of offering
		31/12/2023	31/12/2022

Banco de Sabadell, S.A.	05/12/2017	—	1,000,000	0.875%	05/03/2023	Euro	Institutional
Banco de Sabadell, S.A.	26/02/2018	—	4,000	MAX(EURIBOR 3M; 0.4%)	27/02/2023	Euro	Retail
Banco de Sabadell, S.A.	16/03/2018	6,000	6,000	MAX(EURIBOR 3M; 0.67%)	17/03/2025	Euro	Retail
Banco de Sabadell, S.A.	03/04/2018	—	6,000	MAX(EURIBOR 3M; 0.4%)	03/04/2023	Euro	Retail
Banco de Sabadell, S.A.	31/05/2018	—	3,000	MAX(EURIBOR 3M; 0.3%)	31/05/2023	Euro	Retail
Banco de Sabadell, S.A.	07/09/2018	750,000	750,000	1.625%	07/03/2024	Euro	Institutional
Banco de Sabadell, S.A.	14/11/2018	—	1,000	MAX(EURIBOR 3M; 1.1%)	14/11/2023	Euro	Retail
Banco de Sabadell, S.A.	14/11/2018	2,500	2,500	MAX(EURIBOR 3M; 1.5%)	14/11/2025	Euro	Retail
Banco de Sabadell, S.A.	10/05/2019	419,600	1,000,000	1.750%	10/05/2024	Euro	Institutional
Banco de Sabadell, S.A.	22/07/2019	1,000,000	1,000,000	0.875%	22/07/2025	Euro	Institutional
Banco de Sabadell, S.A.	27/09/2019	500,000	500,000	1.125%	27/03/2025	Euro	Institutional
Banco de Sabadell, S.A. (*)	07/11/2019	500,000	500,000	0.625%	07/11/2024	Euro	Institutional
Banco de Sabadell, S.A. (*)	11/09/2020	500,000	500,000	1.125%	11/03/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	16/06/2021	500,000	500,000	0.875%	16/06/2027	Euro	Institutional
Banco de Sabadell, S.A.	29/11/2021	67,000	67,000	MAX(EURIBOR 12M; 0.77%)	30/11/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	24/03/2022	750,000	750,000	2.625%	24/03/2025	Euro	Institutional
Banco de Sabadell, S.A.	30/03/2022	120,000	120,000	3.150%	30/03/2037	Euro	Institutional
TSB Banking Group Plc (*) (**)	13/6/2022	517,807	507,368	SONIA + 2.45%	13/06/2026	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	8/9/2022	500,000	500,000	5.375%	08/09/2025	Euro	Institutional
Banco de Sabadell, S.A.	2/11/2022	750,000	750,000	5.125%	10/11/2027	Euro	Institutional
Banco de Sabadell, S.A. (*)	23/11/2022	75,000	75,000	5.500%	23/11/2031	Euro	Institutional
TSB Banking Group Plc (*)(**)	9/12/2022	287,670	281,871	SONIA + 3.40%	09/12/2025	Pounds sterling	Institutional
Banco de Sabadell, S.A. (*)	7/2/2023	750,000	—	5.250%	07/02/2028	Euro	Institutional
Banco de Sabadell, S.A. (*)	07/06/2023	750,000	—	5.000%	07/06/2028	Euro	Institutional
Banco de Sabadell, S.A. (*)	08/09/2023	750,000	—	5.500%	08/09/2028	Euro	Institutional
TSB Banking Group Plc (*) (**)	05/12/2023	230,136	—	SONIA + 3.28%	05/12/2027	Pounds sterling	Institutional
Subscribed by Group companies		(1,095,613)	(874,239)

Total straight bonds		8,630,100	7,949,500

(*) “Maturity/call date” refers to the first call option.

(**) Equivalent amount in euros as at the end of December 2023.

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2023	Maturity date	Issue currency	Target of offering
		31/12/2023	31/12/2022

Banco de Sabadell, S.A.	14/07/2014	10,000	10,000	Underlying benchmark	15/07/2024	Euro	Retail
Banco de Sabadell, S.A.	05/11/2018	10,000	10,000	Underlying benchmark	01/04/2025	Euro	Institutional
Banco de Sabadell, S.A.	12/11/2018	3,200	3,200	Underlying benchmark	01/04/2025	Euro	Institutional
Banco de Sabadell, S.A.	03/06/2022	8,900	8,900	MAX (EURIBOR 12M;2.75%)	03/06/2027	Euro
Banco de Sabadell, S.A.	01/08/2022	9,200	9,200	MAX (EURIBOR 12M;4%)	02/08/2027	Euro

Total structured bonds		41,300	41,300

Thousand euro

Issuer	Issue date	Amount		Average interest rate	Maturity date	Issue currency	Target of offering
		31/12/2023	31/12/2022	31/12/2023

Banco de Sabadell, S.A. (*)	10/05/2022	2,125,763	1,445,701	0.00%	Various	Euro	Institutional
Subscribed by Group companies		(742,935)	(573,805)

Total commercial paper		1,382,828	871,896

(*) Programme with issuance limit of 7,000,000 thousand euros, which can be extended to 9,000,000 thousand euros, registered with Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR).

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2023	Maturity date	Issue currency	Target of offering
		31/12/2023	31/12/2022

Banco de Sabadell, S.A.	03/10/2014	—	38,000	EURIBOR 3M + 0.68	03/10/2023	Euro	Institutional
Banco de Sabadell, S.A.	04/05/2015	—	250,000	EURIBOR 3M + 0.13	04/05/2023	Euro	Institutional
Banco de Sabadell, S.A.	03/07/2015	—	50,000	EURIBOR 3M + 0.20	03/07/2023	Euro	Institutional
Banco de Sabadell, S.A.	26/01/2016	550,000	550,000	EURIBOR 3M + 0.80	26/01/2024	Euro	Institutional
Banco de Sabadell, S.A.	24/05/2016	50,000	50,000	EURIBOR 3M + 0.535	24/05/2024	Euro	Institutional
Banco de Sabadell, S.A.	10/06/2016	1,000,000	1,000,000	0.63%	10/06/2024	Euro	Institutional
Banco de Sabadell, S.A.	20/10/2016	—	1,000,000	0.13%	20/10/2023	Euro	Institutional
Banco de Sabadell, S.A.	29/12/2016	250,000	250,000	0.97%	27/12/2024	Euro	Institutional
Banco de Sabadell, S.A.	26/04/2017	1,100,000	1,100,000	1.00%	26/04/2027	Euro	Institutional
Banco de Sabadell, S.A.	21/07/2017	500,000	500,000	0.89%	21/07/2025	Euro	Institutional
Banco de Sabadell, S.A.	21/12/2018	390,000	390,000	1.09%	21/12/2026	Euro	Institutional
Banco de Sabadell, S.A.	20/12/2019	750,000	750,000	EURIBOR 12M + 0.074	20/12/2024	Euro	Institutional
Banco de Sabadell, S.A.	20/12/2019	750,000	750,000	EURIBOR 12M + 0.104	22/12/2025	Euro	Institutional
Banco de Sabadell, S.A.	20/01/2020	1,000,000	1,000,000	0.13%	10/02/2028	Euro	Institutional
Banco de Sabadell, S.A.	23/06/2020	1,500,000	1,500,000	EURIBOR 12M + 0.080	23/06/2025	Euro	Institutional
Banco de Sabadell, S.A.	30/03/2021	1,000,000	1,000,000	EURIBOR 12M + 0.018	30/03/2026	Euro	Institutional
Banco de Sabadell, S.A.	08/06/2021	1,000,000	1,000,000	EURIBOR 12M + 0.012	08/06/2026	Euro	Institutional
Banco de Sabadell, S.A.	08/06/2021	1,000,000	1,000,000	EURIBOR 12M + 0.022	08/06/2027	Euro	Institutional
Banco de Sabadell, S.A.	21/01/2022	1,500,000	1,500,000	EURIBOR 12M + 0.010	21/09/2027	Euro	Institutional
Banco de Sabadell, S.A.	30/05/2022	1,000,000	1,000,000	1.75%	30/05/2029	Euro	Institutional
Banco de Sabadell, S.A.	12/12/2022	500,000	500,000	EURIBOR 12M + 0.140	12/06/2028	Euro	Institutional
Banco de Sabadell, S.A.	21/12/2022	500,000	500,000	EURIBOR 3M + 0.600	20/12/2030	Euro	Institutional
Banco de Sabadell, S.A.	28/02/2023	1,000,000	—	3.50%	28/08/2026	Euro	Institutional
Banco de Sabadell, S.A.	22/12/2023	200,000	—	EURIBOR 3M + 0.77	22/12/2031	Euro	Institutional
Subscribed by Group companies		(8,065,000)	(8,115,000)

Total mortgage covered bonds		7,475,000	7,563,000

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2023	Maturity date	Issue currency	Target of offering
		31/12/2023	31/12/2022

TSB Banking Group Plc	15/2/2019	575,342	845,614	SONIA + 0.870	15/2/2024	Pounds sterling	Institutional
TSB Banking Group Plc	22/6/2021	575,341	563,742	SONIA + 0.370	22/6/2028	Pounds sterling	Institutional
TSB Banking Group Plc	14/2/2023	1,150,682	—	SONIA + 0.60	14/2/2027	Pounds sterling	Institutional
TSB Banking Group Plc	15/9/2023	863,011	—	SONIA + 0.65	15/9/2028	Pounds sterling	Institutional
TSB Banking Group Plc	11/10/2023	575,341	—	SONIA + 0.63	10/11/2027	Pounds sterling	Institutional
Subscribed by Group companies		(575,341)	—

Total Covered Bonds		3,164,376	1,409,356

Securitisations

The following table shows the securities issued by asset securitisation funds outstanding as at 31 December 2023 and 2022, respectively:

Thousand euro
			Issue		Outstanding balance of liabilities
Year	Name of fund (*)	Types of issue	Number of securities	Amount	2023	2022	Yield

2005	TDA CAM 4, F.T.A	RMBS	20,000	2,000,000	25,714	47,009	EURIBOR 3M + (between 0.09% and 0.24%)
2005	TDA CAM 5, F.T.A	RMBS	20,000	2,000,000	85,251	105,476	EURIBOR 3M + (between 0.12% and 0.35%)
2006	TDA CAM 6, F.T.A	RMBS	13,000	1,300,000	55,923	68,970	EURIBOR 3M + (between 0.13% and 0.27%)
2006	TDA CAM 7, F.T.A	RMBS	15,000	1,500,000	65,853	82,944	EURIBOR 3M + (between 0.14% and 0.3%)
2006	CAIXA PENEDES 1 TDA, F.T.A	RMBS	10,000	1,000,000	26,025	31,725	EURIBOR 3M + 0.14%
2006	FTPYME TDA CAM 4, F.T.A	SMEs	15,293	1,529,300	21,662	27,614	EURIBOR 3M + 0.61%
2007	TDA CAM 8, F.T.A	RMBS	17,128	1,712,800	62,769	75,165	EURIBOR 3M + (between 0.13% and 0.47%)
2007	CAIXA PENEDES PYMES 1 TDA, F.T.A	SMEs	7,900	790,000	225	300	EURIBOR 3M + 0.8%
2007	TDA CAM 9, F.T.A	RMBS	15,150	1,515,000	92,011	108,025	EURIBOR 3M + (between 0.19% and 0.75%)
2022	SABADELL CONSUMO 2, F.T.	CONSUMER	7,591	759,100	441,140	655,618	EURIBOR 1M + (between 0.87% and 13.25%)
2023	SCF AUTOS 1, F.T.	VEHICLES	6,595	659,500	494,000	—	EURIBOR 1M + (betweeen 0.69% and 9.23%)

Total securitisation funds					1,370,573	1,202,846

(*) The bonds issued by securitisation funds are listed in the AIAF market.

Subordinated liabilities

Subordinated liabilities issued by the Group as at 31 December 2023 and 2022 are as follows:

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2023	Maturity/call date	Issue currency	Target of offering
		31/12/2023	31/12/2022

Banco de Sabadell, S.A.	06/05/2016	500,000	500,000	5.63%	6/5/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	12/12/2018	—	500,000	5.38%	12/12/2023	Euro	Institutional
Banco de Sabadell, S.A. (*)	17/01/2020	300,000	300,000	2.00%	17/01/2025	Euro	Institutional
Banco de Sabadell, S.A. (*)	15/01/2021	500,000	500,000	2.50%	15/04/2026	Euro	Institutional
TSB Banking Group Plc	30/03/2021	345,205	338,245	3.45%	30/03/2026	Pounds sterling	Institutional
Banco de Sabadell, S.A.	16/02/2023	500,000	—	6.00%	16/05/2028	Euro	Institutional
Subscribed by Group companies		(345,205)	(338,245)

Total subordinated bonds		1,800,000	1,800,000

(*) “Maturity/call date” refers to the first call option.

Thousand euro
Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2023	Maturity/call date	Issue currency	Target of offering
		31/12/2023	31/12/2022

Banco de Sabadell, S.A. (*)	23/11/2017	—	400,000	6.13%	23/02/2023	Euro	Institutional
Banco de Sabadell, S.A. (*)	15/03/2021	500,000	500,000	5.75%	15/09/2026	Euro	Institutional
Banco de Sabadell, S.A. (*)	19/11/2021	750,000	750,000	5.00%	19/11/2027	Euro	Institutional
Banco de Sabadell, S.A. (*)	18/01/2023	500,000	—	9.375%	18/07/2028	Euro	Institutional

Total preferred securities		1,750,000	1,650,000

(*) Perpetual issue. “Maturity/call date” refers to date of first call option. The aforesaid subordinated securities and undated securities are perpetual, although they may be converted into newly issued Banco Sabadell shares, if either Banco Sabadell or its consolidated group has a Common Equity Tier 1 (CET1) ratio lower than 5.125%, calculated in accordance with Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June, on prudential requirements for credit institutions and investment firms.

The issues included in subordinated liabilities, for the purposes of credit priority, are ranked below all of the Group’s regular creditors.

For the purpose of complying with the requirements of IAS 7, the table below shows the reconciliation of liabilities derived from financing activities, identifying the components of their movements:

Thousand euro
Total subordinated liabilities as at 31 December 2021	4,200,000

Newly issued	—
Amortised	(750,000)
Capitalisation	—
Exchange rate	—
Change in subordinated liabilities subscribed by Group companies	—
Total subordinated liabilities as at 31 December 2022	3,450,000

Newly issued	1,000,000
Amortised	(900,000)
Capitalisation	—
Exchange rate	—
Change in subordinated liabilities subscribed by Group companies	—
Total subordinated liabilities as at 31 December 2023	3,550,000

Schedule IV – Other risk information

Credit risk exposure

Loans and advances to customers, broken down by activity and type of guarantee

The breakdown of the balance of the heading “Loans and advances – Customers” by activity and type of guarantee, excluding advances not classed as loans, as at 31 December 2023 and 2022, respectively, is as follows:

Thousand euro
				2023
				Secured loans. Carrying amount based on last available valuation. Loan to value

	TOTAL	Of which: secured with real estate	Of which: secured with other collateral	Less than or equal to 40%	Over 40% and less than or equal to 60%	Over 60% and less than or equal to 80%	Over 80% and less than or equal to 100%	Over 100%

General governments	8,980,558	23,776	393,229	18,369	6,621	42	857	391,116

Other financial corporations and individual entrepreneurs (financial business activity)	1,315,339	206,658	238,726	233,252	161,757	5,918	9,410	35,047

Non-financial corporations and individual entrepreneurs (non-financial business activity)	57,417,407	11,029,211	5,800,333	5,758,968	4,352,419	1,840,235	1,384,038	3,493,884

Construction and real estate development (including land)	2,253,778	1,262,384	257,299	520,929	516,954	174,633	121,393	185,774
Civil engineering construction	1,007,464	26,668	45,518	39,612	8,729	2,981	7,501	13,363
Other purposes	54,156,165	9,740,159	5,497,516	5,198,427	3,826,736	1,662,621	1,255,144	3,294,747
Large enterprises	29,971,252	2,574,879	2,095,603	1,216,378	914,663	385,915	395,883	1,757,643
SMEs and individual entrepreneurs	24,184,913	7,165,280	3,401,913	3,982,049	2,912,073	1,276,706	859,261	1,537,104

Other households	84,202,656	76,182,679	1,200,701	17,259,349	23,402,095	26,631,313	7,886,433	2,204,190
Home loans	75,264,075	74,941,780	250,150	16,421,911	22,741,620	26,263,113	7,729,403	2,035,883
Consumer loans	5,774,897	40,182	749,578	204,415	294,636	137,011	68,708	84,990
Other purposes	3,163,684	1,200,717	200,973	633,023	365,839	231,189	88,322	83,317
TOTAL	151,915,960	87,442,324	7,632,989	23,269,938	27,922,892	28,477,508	9,280,738	6,124,237

MEMORANDUM ITEM
Refinancing, refinanced and restructured transactions	3,866,784	2,217,794	159,301	807,197	623,992	486,425	204,765	254,716

Thousand euro
				2022
				Secured loans. Carrying amount based on last available valuation. Loan to value

	TOTAL	Of which: secured with real estate	Of which: secured with other collateral	Less than or equal to 40%	Over 40% and less than or equal to 60%	Over 60% and less than or equal to 80%	Over 80% and less than or equal to 100%	Over 100%

General governments	10,112,875	27,806	404,416	21,478	8,006	—	906	401,832

Other financial corporations and individual entrepreneurs (financial business activity)	1,053,004	302,774	362,324	433,339	194,881	21,854	6,451	8,573

Non-financial corporations and individual entrepreneurs (non-financial business activity)	60,962,804	13,324,354	5,961,022	7,596,497	4,652,265	2,200,628	1,546,495	3,289,491
Construction and real estate development (including land)	2,558,107	1,490,609	316,320	756,742	534,819	153,846	147,140	214,382
Civil engineering construction	968,875	25,767	151,094	140,083	11,224	2,729	3,783	19,042
Other purposes	57,435,822	11,807,978	5,493,608	6,699,672	4,106,222	2,044,053	1,395,572	3,056,067
Large enterprises	25,586,942	2,161,488	2,006,076	1,773,688	443,347	276,123	372,204	1,302,202
SMEs and individual entrepreneurs	31,848,880	9,646,490	3,487,532	4,925,984	3,662,875	1,767,930	1,023,368	1,753,865

Other households	85,544,442	77,898,980	1,384,690	17,922,933	24,711,578	26,895,158	6,936,913	2,817,088
Home loans	77,075,115	76,728,550	296,420	17,006,740	24,088,867	26,531,341	6,779,029	2,618,993
Consumer loans	5,440,517	41,627	672,238	126,801	262,036	149,721	74,613	100,694
Other purposes	3,028,810	1,128,803	416,032	789,392	360,675	214,096	83,271	97,401
TOTAL	157,673,125	91,553,914	8,112,452	25,974,247	29,566,730	29,117,640	8,490,765	6,516,984

MEMORANDUM ITEM
Refinancing, refinanced and restructured transactions	4,512,316	2,911,059	272,013	961,790	840,122	534,705	248,379	598,076

In terms of risks with LTV >80%, these mainly correspond to transactions from acquired entities or business operations in which, as a supplement to the valuation of the transaction, a mortgage guarantee is available to cover that transaction. Similarly, there are other additional reasons for approval, which mainly correspond to solvent borrowers with a proven payment capacity, as well as customers with a good profile who provide guarantees (personal guarantees and/or pledges) which are additional to the mortgage guarantees already considered in the LTV ratio.

Refinancing and restructuring transactions

The outstanding balance of refinancing and restructuring transactions as at 31 December 2023 and 2022 is as follows:

Thousand euro
				2023
	Credit institutions	General governments	Other financial corporations and individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: lending for construction and real estate development (including land)	Other households	Total

TOTAL
Not secured with collateral
Number of transactions	—	12	66	28,834	798	59,191	88,103
Gross carrying amount	—	6,338	17,563	1,913,078	131,181	254,385	2,191,364
Secured with collateral
Number of transactions	—	1	8	5,522	276	15,644	21,175
Gross carrying amount	—	75	179	1,464,647	108,041	1,310,756	2,775,657
Impairment allowances	—	429	15,006	726,639	71,333	358,162	1,100,236
Of which, non-performing loans
Not secured with collateral
Number of transactions	—	2	32	18,946	554	45,576	64,556
Gross carrying amount	—	630	16,250	1,030,015	75,717	175,898	1,222,793
Secured with collateral
Number of transactions		1	4	3,210	197	8,232	11,447
Gross carrying amount	—	75	150	621,211	67,899	845,735	1,467,171
Impairment allowances	—	429	14,970	660,589	69,559	332,799	1,008,787
TOTAL
Number of transactions	—	13	74	34,356	1,074	74,835	109,278
Gross value	—	6,413	17,742	3,377,725	239,222	1,565,141	4,967,021
Impairment allowances	—	429	15,006	726,639	71,333	358,162	1,100,236

Additional information: lending included under non-current assets and disposal groups classified as held for sale	—	—	—	3,627	352	3,222	6,849

Thousand euro
				2022
	Credit institutions	General governments	Other financial corporations and individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: lending for construction and real estate development (including land)	Other households	Total

TOTAL
Not secured with collateral
Number of transactions	—	13	77	29,290	807	59,586	88,966
Gross carrying amount	—	8,115	24,424	1,910,336	76,455	245,991	2,188,866
Secured with collateral
Number of transactions	—	1	11	7,936	1,238	14,654	22,602
Gross carrying amount	—	100	1,688	2,079,054	180,451	1,323,929	3,404,771
Impairment allowances	—	1,049	15,313	776,751	79,589	288,210	1,081,323
Of which, non-performing loans
Not secured with collateral
Number of transactions	—	10	35	14,428	478	43,708	58,181
Gross carrying amount	—	6,938	16,529	891,441	60,892	173,526	1,088,434
Secured with collateral
Number of transactions	—	1	5	4,539	1,128	7,202	11,747
Gross carrying amount	—	100	218	895,810	75,145	759,672	1,655,800
Impairment allowances	—	864	15,176	702,017	74,597	262,845	980,902
TOTAL
Number of transactions	—	14	88	37,226	2,045	74,240	111,568
Gross value	—	8,215	26,112	3,989,390	256,906	1,569,920	5,593,637
Impairment allowances	—	1,049	15,313	776,751	79,589	288,210	1,081,323

Additional information: lending included under non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—	—

The value of the guarantees received to ensure collection associated with refinancing and restructuring transactions, broken down into collateral and other guarantees, as at 31 December 2023 and 2022, is as follows:

Thousand euro
Guarantees received	2023	2022

Value of collateral	2,374,930	2,893,373
Of which: securing stage 3 loans	1,151,958	1,310,560

Value of other guarantees	942,367	1,061,177
Of which: securing stage 3 loans	427,369	376,624
Total value of guarantees received	3,317,297	3,954,550

Detailed movements in the balance of refinancing and restructuring transactions during 2023 and 2022 are as follows:

Thousand euro
	2023	2022

Opening balance	5,593,638	6,834,437
(+) Forbearance (refinancing and restructuring) in the period	1,381,276	933,461
Memorandum item: impact recognised on the income statement for the period	146,794	116,365
(-) Debt repayments	(686,252)	(919,789)
(-) Foreclosures	(5,086)	(8,044)
(-) Derecognised from the balance sheet (reclassified as write-offs)	(114,835)	(105,546)
(+)/(-) Other changes (*)	(1,201,720)	(1,140,882)
Year-end balance	4,967,021	5,593,637

(*) Includes transactions no longer classified as refinancing, refinanced or restructured due to meeting the requirements for reclassification from stage 2 to stage 1 exposures (see Note 1.3.4).

The table below shows the value of transactions which, after refinancing or restructuring, were classified as stage 3 exposures during 2023 and 2022:

Thousand euro
	2023	2022

General governments	—	—

Other legal entities and individual entrepreneurs	249,593	374,135
Of which: Lending for construction and real estate development	25,064	20,280

Other natural persons	153,883	90,171
Total	403,476	464,306

The average probability of default on current refinancing and restructuring transactions broken down by activity as at 31 December 2023 and 2022 is as follows:

%
	2023	2022

General governments (*)	—	—

Other legal entities and individual entrepreneurs	17	14
Of which: Lending for construction and real estate development	17	19

Other natural persons	19	10

(*) Authorisation has not been granted for the use of internal models in the calculation of capital requirements.

Average probability of default calculated as at 30 September 2023.

The change of PD observed in natural persons is due to the update and improvement of the IRB model carried out in 2023. The PDs are now more aligned with those of the companies segment. The previous model had an adjustment to make the estimate more through-the-cycle or long-term, which has been removed in the new version.

Concentration risk

Geographical exposure

Global

The breakdown of risk concentration, by activity and at a global level, as at 31 December 2023 and 2022 is as follows:

Thousand euro
	2023

	TOTAL	Spain	Rest of European Union	Americas	Rest of the world

Central banks and Credit institutions	40,818,131	24,396,259	5,901,206	2,413,890	8,106,776

General governments	34,319,129	25,077,209	4,812,170	2,377,517	2,052,233
Central governments	23,338,073	15,730,694	4,563,364	991,796	2,052,219
Other	10,981,056	9,346,515	248,806	1,385,721	14

Other financial corporations and individual entrepreneurs	4,514,495	1,051,126	201,741	647,539	2,614,089

Non-financial corporations and individual entrepreneurs	60,294,112	44,591,755	3,639,175	9,830,688	2,232,494
Construction and real estate development	2,364,448	1,873,580	74,974	325,046	90,848
Civil engineering construction	1,098,655	766,428	14,205	240,774	77,248
Other purposes	56,831,009	41,951,747	3,549,996	9,264,868	2,064,398
Large enterprises	32,091,522	19,952,554	2,871,965	7,856,577	1,410,426
SMEs and individual entrepreneurs	24,739,487	21,999,193	678,031	1,408,291	653,972

Other households	84,308,370	39,585,977	1,324,896	623,225	42,774,272
Home loans	75,264,075	32,888,290	1,306,620	337,152	40,732,013
Consumer loans	5,774,897	3,907,018	7,319	6,024	1,854,536
Other purposes	3,269,398	2,790,669	10,957	280,049	187,723
TOTAL	224,254,237	134,702,326	15,879,188	15,892,859	57,779,864

Thousand euro
	2022

	TOTAL	Spain	Rest of European Union	Americas	Rest of the world

Central banks and Credit institutions	47,918,906	34,158,121	3,778,817	2,613,583	7,368,385

General governments	36,026,312	27,319,509	4,865,464	1,685,660	2,155,679
Central governments	25,682,763	18,162,012	4,671,930	693,142	2,155,679
Other	10,343,549	9,157,497	193,534	992,518	—

Other financial corporations and individual entrepreneurs	7,416,023	1,367,666	2,502,161	485,170	3,061,026

Non-financial corporations and individual entrepreneurs	63,587,639	48,156,329	3,400,613	9,597,141	2,433,556
Construction and real estate development	2,680,945	2,205,881	54,640	286,390	134,034
Civil engineering construction	1,043,510	767,633	14,266	236,171	25,440
Other purposes	59,863,184	45,182,815	3,331,707	9,074,580	2,274,082
Large enterprises	27,398,039	16,773,028	1,859,562	7,549,562	1,215,887
SMEs and individual entrepreneurs	32,465,145	28,409,787	1,472,145	1,525,018	1,058,195

Other households	86,241,976	39,850,415	1,193,792	612,502	44,585,267
Home loans	77,672,228	33,741,442	1,170,817	282,090	42,477,879
Consumer loans	5,440,517	3,488,618	8,853	6,998	1,936,048
Other purposes	3,129,231	2,620,355	14,122	323,414	171,340
TOTAL	241,190,856	150,852,040	15,740,847	14,994,056	59,603,913

By autonomous community

The breakdown of risk concentration, by activity and at the level of Spanish autonomous communities, as at

31 December 2023 and 2022, respectively, is as follows:

Thousand euro
	2023
	TOTAL	AUTONOMOUS COMMUNITIES
		Andalusia	Aragon	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla- La Mancha	Castilla y León	Catalonia

Central banks and Credit institutions	24,396,259	5,410	—	—	—	—	698,942	—	—	430,307

General governments	25,077,209	578,710	241,671	431,346	343,768	664,383	3,215	135,071	1,043,140	760,577
Central governments	15,730,694	—	—	—	—	—	—	—	—	—
Other	9,346,515	578,710	241,671	431,346	343,768	664,383	3,215	135,071	1,043,140	760,577

Other financial corporations and individual entrepreneurs	1,051,126	3,681	1,772	1,996	1,312	850	156	627	32,962	108,516

Non-financial corporations and individual entrepreneurs	44,591,755	2,343,177	963,467	1,178,938	2,121,692	1,076,886	187,623	654,351	1,066,855	12,397,422
Construction and real estate development	1,873,580	84,243	32,392	34,190	70,540	25,438	5,298	17,468	24,539	447,318
Civil engineering construction	766,428	24,615	12,107	18,725	5,653	4,146	2,883	8,684	12,627	136,796
Other purposes	41,951,747	2,234,319	918,968	1,126,023	2,045,499	1,047,302	179,442	628,199	1,029,689	11,813,308
Large enterprises	19,952,554	737,726	414,435	376,522	1,250,346	396,396	79,599	210,930	255,722	4,981,149
SMEs and individual entrepreneurs	21,999,193	1,496,593	504,533	749,501	795,153	650,906	99,843	417,269	773,967	6,832,159

Other households	39,585,977	2,846,721	563,894	1,131,953	1,478,250	625,737	116,920	519,921	752,937	15,228,142
Home loans	32,888,290	2,260,819	480,061	890,596	1,302,328	433,508	96,987	403,927	594,361	13,078,263
Consumer loans	3,907,018	445,359	46,353	100,552	100,212	164,035	13,001	87,486	97,486	1,135,004
Other purposes	2,790,669	140,543	37,480	140,805	75,710	28,194	6,932	28,508	61,090	1,014,875
TOTAL	134,702,326	5,777,699	1,770,804	2,744,233	3,945,022	2,367,856	1,006,856	1,309,970	2,895,894	28,924,964

Thousand euro
	2023
	AUTONOMOUS COMMUNITIES
	Extremadura	Galicia	Madrid	Murcia	Navarre	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and Credit institutions	—	4,984	22,079,828	1	—	85,085	1,091,702	—	—

General governments	39,126	760,893	2,676,261	60,696	266,743	586,724	682,970	52,617	18,604
Central governments	—	—	—	—	—	—	—	—	—
Other	39,126	760,893	2,676,261	60,696	266,743	586,724	682,970	52,617	18,604

Other financial corporations and individual entrepreneurs	21,180	2,603	282,444	2,130	2,738	537,554	32,564	18,031	10

Non-financial corporations and individual entrepreneurs	121,904	2,007,256	12,716,367	993,898	493,121	4,113,260	1,985,073	153,674	16,791
Construction and real estate development	2,139	89,728	813,387	26,778	9,548	139,160	42,655	7,811	948
Civil engineering construction	1,719	34,342	378,929	14,495	2,295	59,305	46,768	1,044	1,295
Other purposes	118,046	1,883,186	11,524,051	952,625	481,278	3,914,795	1,895,650	144,819	14,548
Large enterprises	21,484	613,494	7,409,234	287,277	249,810	1,624,341	990,456	53,476	157
SMEs and individual entrepreneurs	96,562	1,269,692	4,114,817	665,348	231,468	2,290,454	905,194	91,343	14,391

Other households	149,504	1,002,659	5,347,812	2,089,573	161,017	6,110,308	1,307,172	68,368	85,089
Home loans	113,058	739,180	4,330,340	1,715,650	132,805	5,012,629	1,167,233	57,450	79,095
Consumer loans	28,303	174,860	625,842	201,006	8,536	600,720	69,838	5,371	3,054
Other purposes	8,143	88,619	391,630	172,917	19,676	496,959	70,101	5,547	2,940
TOTAL	331,714	3,778,395	43,102,712	3,146,298	923,619	11,432,931	5,099,481	292,690	120,494

Thousand euro
	2022
	TOTAL	AUTONOMOUS COMMUNITIES
		Andalusia	Aragon	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla- La Mancha	Castilla y León	Catalonia

Central banks and Credit institutions	34,158,121	5,145	1	13	8	2	349,943	—	—	350,636

General governments	27,319,509	548,524	282,965	377,523	413,874	614,807	5,646	177,985	886,455	806,616
Central governments	18,162,012	—	—	—	—	—	—	—	—	—
Other	9,157,497	548,524	282,965	377,523	413,874	614,807	5,646	177,985	886,455	806,616

Other financial corporations and individual entrepreneurs	1,367,666	4,751	1,754	3,187	1,433	941	247	705	11,318	496,126

Non-financial corporations and individual entrepreneurs	48,156,329	2,461,160	1,077,323	1,355,755	2,131,431	1,162,785	203,928	677,576	1,191,791	13,643,536
Construction and real estate development	2,205,881	97,474	38,811	43,796	73,749	25,553	7,609	16,082	33,632	519,457
Civil engineering construction	767,633	32,037	11,282	21,868	5,224	4,860	4,146	6,674	14,556	156,519
Other purposes	45,182,815	2,331,649	1,027,230	1,290,091	2,052,458	1,132,372	192,173	654,820	1,143,603	12,967,560
Large enterprises	16,773,028	631,451	380,888	383,933	956,528	295,167	73,266	186,787	235,303	4,383,584
SMEs and individual entrepreneurs	28,409,787	1,700,198	646,342	906,158	1,095,930	837,205	118,907	468,033	908,300	8,583,976

Other households	39,850,415	2,814,410	562,841	1,168,698	1,467,079	615,733	116,407	510,091	781,608	15,385,484
For house purchase	33,741,442	2,305,080	487,577	937,797	1,305,843	436,697	99,189	408,621	626,088	13,366,915
Consumer loans	3,488,618	381,060	41,462	93,342	89,192	154,546	10,152	73,193	91,257	1,049,933
Other purposes	2,620,355	128,270	33,802	137,559	72,044	24,490	7,066	28,277	64,263	968,636
TOTAL	150,852,040	5,833,990	1,924,884	2,905,176	4,013,825	2,394,268	676,171	1,366,357	2,871,172	30,682,398

Thousand euro
	2022
	AUTONOMOUS COMMUNITIES
	Extremadura	Galicia	Madrid	Murcia	Navarre	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and Credit institutions	—	11,345	32,841,524	2	—	100,128	499,374	—	—

General governments	73,251	660,025	2,464,005	53,136	308,543	693,533	709,949	56,001	24,659
Central governments	—	—	—	—	—	—	—	—	—
Other	73,251	660,025	2,464,005	53,136	308,543	693,533	709,949	56,001	24,659

Other financial corporations and individual entrepreneurs	93	3,729	778,585	3,310	488	24,084	29,769	7,130	16

Non-financial corporations and individual entrepreneurs	197,915	2,404,086	12,870,370	1,122,284	608,933	4,755,150	2,080,952	191,396	19,958
Construction and real estate development	1,948	94,226	969,667	31,131	11,134	151,009	80,439	9,611	553
Civil engineering construction	2,174	43,328	336,020	14,633	3,006	60,242	47,909	2,279	876
Other purposes	193,793	2,266,532	11,564,683	1,076,520	594,793	4,543,899	1,952,604	179,506	18,529
Large enterprises	51,207	756,107	5,625,249	236,223	236,299	1,469,595	812,271	58,931	239
SMEs and individual entrepreneurs	142,586	1,510,425	5,939,434	840,297	358,494	3,074,304	1,140,333	120,575	18,290

Other households	151,499	975,804	5,433,400	2,050,394	168,933	6,116,889	1,375,881	71,251	84,013
For house purchase	116,510	734,267	4,494,023	1,734,407	139,664	5,177,257	1,233,510	59,076	78,921
Consumer loans	27,443	146,638	567,330	174,643	9,796	502,475	67,443	6,017	2,696
Other purposes	7,546	94,899	372,047	141,344	19,473	437,157	74,928	6,158	2,396
TOTAL	422,758	4,054,989	54,387,884	3,229,126	1,086,897	11,689,784	4,695,925	325,778	128,646

Sectoral concentration

The breakdown by activity sector of loans and advances to non-financial corporations, as at 31 December 2023 and 2022, is shown below:

Thousand euro
	2023
	Gross carrying amount	Allowances

Agriculture, livestock farming, forestry and fisheries	1,079,949	(55,420)
Mining and quarrying	437,183	(7,619)
Manufacturing	8,926,171	(282,974)
Electricity, gas, steam and air-conditioning supply	4,615,623	(51,549)
Water supply	330,722	(2,431)
Construction	3,982,666	(168,404)
Wholesale and retail trade	8,715,123	(305,582)
Transportation and storage	3,718,878	(76,819)
Hotel and catering	4,423,217	(134,623)
Information and communication	2,063,748	(30,525)
Financial and insurance activities	4,761,296	(157,430)
Real estate activities	6,388,897	(163,617)
Professional, scientific and technical activities	2,290,929	(89,641)
Administrative and auxiliary services	1,594,423	(37,410)
Public administration and defence; mandatory social security	452,396	(506)
Education	304,439	(10,184)
Healthcare and social services	1,036,992	(20,020)
Artistic, leisure and entertainment activities	431,773	(22,864)
Other services	315,642	(160,511)
Total	55,870,067	(1,778,129)

Thousand euro
	2022
	Gross carrying amount	Allowances

Agriculture, livestock farming, forestry and fisheries	1,076,502	(42,865)
Mining and quarrying	369,936	(7,452)
Manufacturing	9,868,505	(256,971)
Electricity, gas, steam and air-conditioning supply	4,785,320	(86,295)
Water supply	352,310	(3,257)
Construction	4,233,888	(173,834)
Wholesale and retail trade	8,944,060	(256,582)
Transportation and storage	3,794,633	(79,969)
Hotel and catering	4,592,388	(143,964)
Information and communication	1,836,754	(25,602)
Financial and insurance activities	4,595,168	(83,165)
Real estate activities	6,779,311	(162,317)
Professional, scientific and technical activities	2,358,265	(95,985)
Administrative and auxiliary services	1,670,244	(36,732)
Public administration and defence; mandatory social security	378,164	(664)
Education	321,192	(10,179)
Healthcare and social services	937,181	(12,758)
Artistic, leisure and entertainment activities	511,259	(78,890)
Other services	1,043,584	(126,549)
Total	58,448,664	(1,684,030)

Sovereign risk exposure

Sovereign risk exposure, broken down by type of financial instrument and applying the criteria required by the EBA, as at 31 December 2023 and 2022, is as follows:

Thousand euro
	2023
	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading - Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value through equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	16,760	(158,175)	—	2,846,230	13,305,462	9,837,310	—	2,860	(6,040)	25,844,407	—	74.0%
Italy	62,269	(9,798)	—	95,074	3,399,329	—	—	—	—	3,546,874	—	10.2%
United States	—	—	12,191	1,105,010	338,484	161	—	—	—	1,455,845	—	4.2%
United Kingdom	—	—	—	411,132	1,628,549	9,053	—	—	—	2,048,734	—	5.9%
Portugal	—	(27,347)	—	—	734,133	—	—	—	—	706,786	—	2.0%
Mexico	—	—	—	713,467	100,411	101,362	—	—	—	915,240	—	2.6%
Rest of the world	6,891	(134,321)	—	72,081	443,811	8,511	—	—	—	396,974	—	1.1%
Total	85,920	(329,641)	12,191	5,242,994	19,950,179	9,956,397	—	2,860	(6,040)	34,914,860	—	100%

(*) Sovereign risk positions shown in accordance with EBA criteria.

(**) Includes those available under credit transactions and other contingent risks (947 million euros at 31 December 2023).

(***) Relates to commitments for cash purchases and sales of financial assets.

Thousand euro
	2022
	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading - Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value through equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	6,434	(135,382)	—	3,196,334	14,028,933	11,113,371	—	1,903	(9,021)	28,202,572	—	76.6%
Italy	20,284	(79,404)	—	—	3,057,287	—	—	—	—	2,998,168	—	8.1%
United States	—	—	11,851	833,134	257,520	233	—	—	—	1,102,737	—	3.0%
United Kingdom	—	—	—	575,289	1,524,614	24,077	—	—	—	2,123,980	—	5.8%
Portugal	—	—	—	—	740,688	3,042	—	—	—	743,730	—	2.0%
Mexico	—	—	—	428,712	100,303	43,904	—	—	—	572,919	—	1.6%
Rest of the world	293,320	—	—	192,611	586,427	13,508	—	—	—	1,085,866	—	2.9%
Total	320,038	(214,786)	11,851	5,226,080	20,295,772	11,198,135	—	1,903	(9,021)	36,829,972	—	100%

(*) Sovereign risk positions shown in accordance with EBA criteria.

(**) Includes those available under credit transactions and other contingent risks (1,041 million euros as at 31 December 2022).

(***) Relates to commitments for cash purchases and sales of financial assets.

Exposure to construction and real estate development sector

Details of lending for construction and real estate development and the relevant allowances are set out below. The lending items shown have been classified according to their intended purpose, rather than by the debtor’s NACE code. This means, for example, that if a debtor is (a) a real estate company, but uses the financing for a purpose other than construction or real estate development, it is not included in this table; alternatively, if the debtor is (b) a company whose primary activity is not construction or real estate, but where the loan is used for the financing of properties intended for real estate development, it is included in the table:

Million euro
	2023
	Gross carrying amount	Surplus above value of collateral	Impairment allowances (*)

Lending for construction and real estate development (including land) (business in Spain)	2,208	562	111

Of which: risks classified as stage 3	169	92	94

Million euro
	2022
	Gross carrying amount	Surplus above value of collateral	Impairment allowances (*)

Lending for construction and real estate development (including land) (business in Spain)	2,527	578	123

Of which: risks classified as stage 3	189	82	97

(*) Allowances for the exposure for which the Bank retains the credit risk. Does not include allowances for exposures with transferred risk.

Million euro
Gross carrying amount

Memorandum item:	2023	2022
Write-offs (*)	12	21

Million euro

Memorandum item:	2023	2022
Loans to customers, excluding General Governments (business in Spain) (carrying amount)	87,451	91,064
Total assets (total business) (carrying amount)	235,173	251,241
Allowances and provisions for exposures classified as stage 2 or stage 1 (total operations)	922	908

(*) Refers to lending for construction and real estate development reclassified as write-offs during the year.

The breakdown of lending for construction and real estate development for transactions registered by credit institutions (business in Spain) is as follows:

Million euro
	Gross carrying amount	Gross carrying amount
	2023	2022

Not secured with real estate	910	969

Secured with real estate	1,298	1,558
Buildings and other completed works	627	772
Housing	466	567
Other	161	205
Buildings and other works in progress	615	654
Housing	590	621
Other	25	34
Land	56	132
Consolidated urban land	55	95
Other land	1	37
Total	2,208	2,527

The figures presented do not show the total value of guarantees received, but rather the net carrying amount of the associated exposure.

Guarantees received associated with lending for construction and real estate development are shown below, for both periods:

Million euro
Guarantees received	2023	2022

Value of collateral	1,285	1,506
Of which: securing stage 3 loans	44	66

Value of other guarantees	315	347
Of which: securing stage 3 loans	25	19
Total value of guarantees received	1,600	1,853

The breakdown of loans to households for home purchase for transactions recorded by credit institutions (business in Spain) is as follows:

Million euro
	2023
	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	35,271	872
Not secured with real estate	603	20
Secured with real estate	34,668	852

Million euro
	2022
	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	35,934	780
Not secured with real estate	596	29
Secured with real estate	35,338	751

The tables below show home equity loans granted to households for home purchase broken down by the loan-to-value ratio (ratio of total risk to amount of last available property appraisal) of transactions recorded by credit institutions (business in Spain):

Million euro
	2023
	Gross value	Of which: stage 3 exposures

LTV ranges	34,668	852
LTV <= 40%	6,942	130
40% < LTV <= 60%	9,884	182
60% < LTV <= 80%	12,923	220
80% < LTV <= 100%	3,039	149
LTV > 100%	1,880	171

Million euro
	2022
	Gross value	Of which: stage 3 exposures

LTV ranges	35,338	751
LTV <= 40%	6,679	118
40% < LTV <= 60%	9,573	153
60% < LTV <= 80%	12,608	193
80% < LTV <= 100%	4,096	130
LTV > 100%	2,382	157

Lastly, the table below gives details of assets foreclosed or received in lieu of debt by the consolidated Group’s entities, for transactions recorded by credit institutions within Spain, as at 31 December 2023 and 2022:

Million euro
	2023
	Gross carrying amount	Allowances	Gross amount (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	358	122	407	176
Completed buildings	325	107	366	152
Housing	182	47	201	69
Other	144	60	165	83
Buildings under construction	2	1	2	1
Housing	2	1	2	1
Other	—	—	—	—
Land	30	14	38	23
Developed land	16	7	20	11
Other land	14	7	18	11
Real estate assets acquired through mortgage lending to households for home purchase	467	123	540	198

Other real estate assets foreclosed or received in lieu of debt	18	5	25	11

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—
TOTAL	843	249	971	385

(*) Non-performing real estate assets including real estate located outside Spain and the coverage established in the original financing, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in payment of debt and non-performing assets, below).

Million euro
	2022
	Gross carrying amount	Allowances	Gross amount (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	487	158	531	215
Completed buildings	448	140	485	188
Housing	269	71	286	95
Other	179	69	199	93
Buildings under construction	4	1	5	3
Housing	3	1	5	3
Other	—	—	—	—
Land	35	16	41	24
Developed land	19	8	22	12
Other land	16	8	19	12
Real estate assets acquired through mortgage lending to households for home purchase	522	136	598	218

Other real estate assets foreclosed or received in lieu of debt	24	5	27	10

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—
TOTAL	1,032	299	1,157	443

(*) Non-performing real estate assets including real estate located outside Spain and the coverage established in the original financing, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in payment of debt and non-performing assets, below).

The table below sets out the reconciliation between assets foreclosed or received in lieu of debt and real estate assets considered non-performing by the Group as at 31 December 2023 and 2022:

Million euro
	2023
	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	843	249	594

Total operations outside the national territory and others	1	1	1
Provision allocated in original loan	147	147	—
Credit risk transferred in portfolio sales	(21)	(13)	(8)
Total non-performing real estate	971	385	586

Million euro
	2022
	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	1,032	299	734

Total operations outside the national territory and others	1	1	1
Provision allocated in original loan	174	174	—
Credit risk transferred in portfolio sales	(51)	(30)	(21)
Total non-performing real estate	1,157	443	713

Schedule V – Annual banking report

INFORMATION REQUIRED UNDER ARTICLE 89 OF DIRECTIVE 2013/36/EU OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL OF 26 JUNE 2013

This information has been prepared pursuant to Article 89 of Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, and the transposition thereof into Spanish national legislation in accordance with Article 87 and Transitional Provision 12 of Law 10/2014 of 26 June on the regulation, supervision and solvency of credit institutions, published in the Official State Gazette of 27 June 2014.

In accordance with the above regulations, the following information is presented on a consolidated basis and corresponds to the end of the 2023 financial year:

Thousand euro
	Turnover	No. of employees on a full time equivalent basis	Profit or loss before tax	Corporation tax

Spain	4,101,120	13,013	1,331,993	(412,217)
United Kingdom	1,279,175	5,088	304,732	(84,715)
Mexico	196,767	445	62,862	(12,006)
United States	235,577	236	155,442	(40,016)
Other	49,293	88	35,749	(8,221)
Total	5,861,932	18,870	1,890,778	(557,175)

As at 31 December 2023, the return on Group assets, calculated by dividing consolidated profit or loss for the year by total assets on the consolidated balance sheet, amounts to 0.57%.

The name, geographical location and nature of the business activity of the companies operating in each jurisdiction are set out in Schedule I to these consolidated annual financial statements.

As can be seen in Schedule I, the main activity carried out by the Group in the different jurisdictions in which it operates is banking, and fundamentally commercial banking through a wide range of products and services for large and medium-sized enterprises, SMEs, small retailers and self-employed workers, professional groups, other individuals and bancassurance.

For the purposes of this information, business turnover is regarded as the gross income recognised on the consolidated income statement as at 2023 year-end. Data on full-time equivalent employees have been obtained from the workforce of each company/country as at the end of 2023.

The amount of public subsidies and aid received is not significant.

Consolidated financial statements of

Banco Sabadell

as of and for the year ended

December 31, 2022

Financial statements prepared and made public by Banco Sabadell, S.A. Banco Bilbao Vizcaya Argentaria, S.A. is not affiliated with Banco Sabadell, S.A. and was not involved in the preparation of these financial statements.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2022 and 2021

Thousand euro
Assets	Note	2022	2021 (*)
Cash, cash balances at central banks and other demand deposits (**)	7	41,260,395	49,213,196
Financial assets held for trading		4,017,253	1,971,629
Derivatives	10	3,600,122	1,378,998
Equity instruments	9	—	2,258
Debt securities	8	417,131	590,373
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		93,000	106,791
Non-trading financial assets mandatorily at fair value through profit or loss		77,421	79,559
Equity instruments	9	23,145	14,582
Debt securities	8	54,276	64,977
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		—	—
Financial assets designated at fair value through profit or loss		—	—
Debt securities		—	—
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		—	—
Financial assets at fair value through other comprehensive income		5,802,264	6,869,637
Equity instruments	9	179,572	184,546
Debt securities	8	5,622,692	6,685,091
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or pledged as security with sale or pledging rights		1,977,469	1,530,351
Financial assets at amortised cost		185,045,452	178,869,317
Debt securities	8	21,452,820	15,190,212
Loans and advances	11	163,592,632	163,679,105
Central banks		162,664	170,881
Credit institutions		4,700,287	6,141,939
Customers		158,729,681	157,366,285
Memorandum item: loaned or pledged as security with sale or pledging rights		6,542,504	3,554,788
Derivatives – Hedge accounting	12	3,072,091	525,382
Fair value changes of the hedged items in portfolio hedge of interest rate risk		(1,545,607)	(3,963)
Investments in joint ventures and associates	14	515,245	638,782
Joint ventures		—	—
Associates		515,245	638,782
Assets under insurance or reinsurance contracts		—	—
Tangible assets	15	2,581,791	2,776,758
Property, plant and equipment		2,282,049	2,397,490
For own use		2,272,705	2,394,698
Leased out under operating leases		9,344	2,792
Investment properties		299,742	379,268
Of which: leased out under operating leases		281,707	379,268
Memorandum item: acquired through finance leases		897,903	1,017,016
Intangible assets	16	2,484,162	2,581,421
Goodwill		1,026,810	1,026,457
Other intangible assets		1,457,352	1,554,964
Tax assets		6,851,068	7,027,123
Current tax assets		206,561	319,596
Deferred tax assets	39	6,644,507	6,707,527
Other assets	17	479,680	619,715
Insurance contracts linked to pensions		89,729	116,453
Inventories		93,835	142,713
Rest of other assets		296,116	360,549
Non-current assets and disposal groups classified as held for sale	13	738,313	778,035
TOTAL ASSETS		251,379,528	251,946,591

(*) Shown for comparative purposes only.

(**) See details in the consolidated cash flow statement of the Group.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated balance sheet as at 31 December 2022.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2022 and 2021

Thousand euro
Liabilities	Note	2022	2021 (*)
Financial liabilities held for trading		3,598,483	1,379,898
Derivatives	10	3,374,036	1,323,236
Short positions		224,447	56,662
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Financial liabilities designated at fair value through profit or loss		—	—
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Memorandum item: subordinated liabilities		—	—
Financial liabilities at amortised cost		232,529,932	235,179,222
Deposits		203,293,522	209,306,598
Central banks	18	27,843,687	38,250,031
Credit institutions	18	11,373,390	8,817,114
Customers	19	164,076,445	162,239,453
Debt securities issued	20	22,577,549	21,050,955
Other financial liabilities	21	6,658,861	4,821,669
Memorandum item: subordinated liabilities		3,477,976	4,243,712
Derivatives – Hedge accounting	12	1,242,470	512,442
Fair value changes of the hedged items in portfolio hedge of interest rate risk		(959,106)	19,472
Liabilities under insurance or reinsurance contracts		—	—
Provisions	22	644,509	886,138
Pensions and other post employment defined benefit obligations		63,384	86,020
Other long term employee benefits		170	650
Pending legal issues and tax litigation		89,850	76,848
Commitments and guarantees given		176,823	190,591
Other provisions		314,282	532,029
Tax liabilities		226,711	204,924
Current tax liabilities		112,994	81,159
Deferred tax liabilities	39	113,717	123,765
Share capital repayable on demand		—	—
Other liabilities	17	872,108	768,214
Liabilities included in disposal groups classified as held for sale		—	—
TOTAL LIABILITIES		238,155,107	238,950,310

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated balance sheet as at 31 December 2022.

Consolidated balance sheets of Banco Sabadell Group

As at 31 December 2022 and 2021

Thousand euro
Equity	Note	2022	2021 (*)
Shareholders’ equity	23	13,840,724	13,356,905
Capital		703,371	703,371
Paid up capital		703,371	703,371
Unpaid capital which has been called up		—	—
Memorandum item: capital not called up		—	—
Share premium		7,899,227	7,899,227
Equity instruments issued other than capital		—	—
Equity component of compound financial instruments		—	—
Other equity instruments issued		—	—
Other equity		21,548	19,108
Retained earnings		5,859,520	5,441,185
Revaluation reserves		—	—
Other reserves		(1,365,777)	(1,201,701)
Reserves or accumulated losses of investments in joint ventures and associates		163,853	235,453
Other		(1,529,630)	(1,437,154)
(-) Treasury shares		(23,767)	(34,523)
Profit or loss attributable to owners of the parent		858,642	530,238
(-) Interim dividends		(112,040)	—
Accumulated other comprehensive income	24	(650,647)	(385,604)
Items that will not be reclassified to profit or loss		(29,125)	(41,758)
Actuarial gains or (-) losses on defined benefit pension plans		(1,969)	917
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		(27,156)	(42,675)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Items that may be reclassified to profit or loss		(621,522)	(343,846)
Hedge of net investments in foreign operations [effective portion]		119,348	157,741
Foreign currency translation		(476,030)	(481,266)
Hedging derivatives. Cash flow hedges reserve [effective portion]		(64,224)	(30,163)
Fair value changes of debt instruments measured at fair value through other comprehensive income		(180,199)	(11,724)
Hedging instruments [not designated elements]		—	—
Non-current assets and disposal groups classified as held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		(20,417)	21,566
Minority interests [Non-controlling interests]	25	34,344	24,980
Accumulated other comprehensive income		—	—
Other items		34,344	24,980
TOTAL EQUITY		13,224,421	12,996,281
TOTAL EQUITY AND TOTAL LIABILITIES		251,379,528	251,946,591

Memorandum item: off-balance sheet exposures

Loan commitments given	26	27,460,615	28,403,146
Financial guarantees given	26	2,086,993	2,034,143
Other commitments given	26	9,674,382	7,384,863

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated balance sheet as at 31 December 2022.

Consolidated income statements of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
	Note	2022	2021 (*)
Interest income	28	4,988,603	4,147,549
Financial assets at fair value through other comprehensive income		68,608	49,034
Financial assets at amortised cost		4,499,843	3,734,977
Other interest income		420,152	363,538
(Interest expenses)	28	(1,189,877)	(722,093)
(Expenses on share capital repayable on demand)		—	—
Net interest income		3,798,726	3,425,456
Dividend income		2,609	1,262
Profit or loss of entities accounted for using the equity method	14	122,167	100,280
Fee and commission income	29	1,742,311	1,661,610
(Fee and commission expenses)	29	(252,103)	(194,069)
Gains or (-) losses on financial assets and liabilities, net	30	231,612	157,045
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net		13,227	340,985
Financial assets at amortised cost		(9,190)	323,840
Other financial assets and liabilities		22,417	17,145
Gains or (-) losses on financial assets and liabilities held for trading, net		204,691	(183,555)
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		204,691	(183,555)
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net		(4,157)	4,466
Reclassification of financial assets from fair value through other comprehensive income		—	—
Reclassification of financial assets from amortised cost		—	—
Other gains or (-) losses		(4,157)	4,466
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net		—	—
Gains or (-) losses from hedge accounting, net		17,851	(4,851)
Exchange differences [gain or (-) loss], net	30	(127,971)	187,174
Other operating income	31	121,554	154,732
(Other operating expenses)	32	(458,867)	(467,362)
Income from assets under insurance or reinsurance contracts		—	—
(Expenses on liabilities under insurance or reinsurance contracts)		—	—
Gross income		5,180,038	5,026,128

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated income statement for 2022.

Consolidated income statements of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
	Note	2022	2021 (*)
(Administrative expenses)		(2,337,415)	(2,780,890)
(Staff expenses)	33	(1,391,608)	(1,776,797)
(Other administrative expenses)	33	(945,807)	(1,004,093)
(Depreciation and amortisation)	15, 16	(545,091)	(526,514)
(Provisions or (-) reversal of provisions)	22	(96,821)	(87,566)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains)	34	(839,579)	(959,507)
(Financial assets at fair value through other comprehensive income)		(182)	697
(Financial assets at amortised cost)		(839,397)	(960,204)
Profit/(loss) on operating activities		1,361,132	671,651
(Impairment or (-) reversal of impairment of investments in joint ventures and associates)		(12,200)	(9,428)
(Impairment or (-) reversal of impairment on non-financial assets)	35	(61,116)	(105,967)
(Tangible assets)		(37,098)	(65,483)
(Intangible assets)		—	(1,570)
(Other)		(24,018)	(38,914)
Gains or (-) losses on derecognition of non-financial assets, net	36	(17,369)	71,121
Negative goodwill recognised in profit or loss		—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	37	(27,801)	(7,388)
Profit or (-) loss before tax from continuing operations		1,242,646	619,989
(Tax expense or (-) income related to profit or loss from continuing operations)	39	(373,256)	(81,282)
Profit or (-) loss after tax from continuing operations		869,390	538,707
Profit or (-) loss after tax from discontinued operations		—	—
PROFIT OR (-) LOSS FOR THE YEAR		869,390	538,707
Attributable to minority interest [non-controlling interests]	25	10,748	8,469
Attributable to owners of the parent		858,642	530,238

Earnings (or loss) per share (euros)	3	0.13	0.08
Basic (euros)		0.13	0.08
Diluted (euros)		0.13	0.08

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated income statement for 2022.

Consolidated statements of recognised income and expenses of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
	Note	2022	2021 (*)
Profit or loss for the year		869,390	538,707
Other comprehensive income	24	(265,043)	137,445
Items that will not be reclassified to profit or loss		12,633	22,661
Actuarial gains or (-) losses on defined benefit pension plans		(4,123)	2,299
Non-current assets and disposal groups held for sale		—	—
Share of other recognised income and expense of investments in joint ventures and associates		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income		17,114	18,312
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Income tax relating to items that will not be reclassified		(358)	2,050
Items that may be reclassified to profit or loss		(277,676)	114,784
Hedge of net investments in foreign operations [effective portion]		(38,393)	(54,100)
Valuation gains or (-) losses taken to equity		(38,393)	(54,100)
Transferred to profit or loss		—	—
Other reclassifications		—	—
Foreign currency translation		5,238	255,804
Translation gains or (-) losses taken to equity		5,238	255,804
Transferred to profit or loss		—	—
Other reclassifications		—	—
Cash flow hedges [effective portion]		(52,125)	(103,229)
Valuation gains or (-) losses taken to equity		(26,671)	(244,346)
Transferred to profit or loss		(25,493)	141,119
Transferred to initial carrying amount of hedged items		39	(2)
Other reclassifications		—	—
Hedging instruments [not designated elements]		—	—
Valuation gains or (-) losses taken to equity		—	—
Transferred to profit or loss		—	—
Other reclassifications		—	—
Debt instruments at fair value through other comprehensive income		(230,451)	(14,112)
Valuation gains or (-) losses taken to equity		(207,699)	1,300
Transferred to profit or loss		(22,752)	(15,412)
Other reclassifications		—	—
Non-current assets and disposal groups held for sale			—
Valuation gains or (-) losses taken to equity		—	—
Transferred to profit or loss		—	—
Other reclassifications		—	—
Share of other recognised income and expense of investments in joint ventures and associates		(41,985)	(5,567)
Income tax relating to items that may be reclassified to profit or (-) loss		80,040	35,988
Total comprehensive income for the year		604,347	676,152
Attributable to minority interest [non-controlling interests]		10,748	7,928
Attributable to owners of the parent		593,599	668,224

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated statement of recognised income and expenses for 2022.

Consolidated statements of total changes in equity of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Minority interests: Accumulated other comprehensive income	Minority interests: Other items	Total
Closing balance 31/12/2021	703,371	7,899,227	—	19,108	5,441,185	—	(1,201,701)	(34,523)	530,238	—	(385,604)	—	24,980	12,996,281
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2022	703,371	7,899,227	—	19,108	5,441,185	—	(1,201,701)	(34,523)	530,238	—	(385,604)	—	24,980	12,996,281
Total comprehensive income for the period	—	—	—	—	—	—	—	—	858,642	—	(265,043)	—	10,748	604,347
Other equity changes	—	—	—	2,440	418,335	—	(164,076)	10,756	(530,238)	(112,040)	—	—	(1,384)	(376,207)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividends (or shareholder remuneration)	—	—	—	—	(168,809)	—	—		—	(112,040)	—	—	—	(280,849)
Purchase of treasury shares	—	—	—	—	—	—	—	(86,457)	—	—	—	—	—	(86,457)
Sale or cancellation of treasury shares	—	—	—	—	—	—	4,537	97,213	—	—	—	—	—	101,750
Reclassification of financial instruments from equity to liability	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity				—	530,238	—	—	—	(530,238)	—	—	—	—	—
Equity increase or (-) decrease resulting from	—	—	—	—	—	—	—	—	—	—	—	—	—	—
business combinations
Share based payments	—	—	—	2,440	—	—	—	—	—	—	—	—	—	2,440
Other increase or (-) decrease in equity	—	—	—	—	56,906	—	(168,613)	—	—	—	—	—	(1,384)	(113,091)
Closing balance 31/12/2022	703,371	7,899,227	—	21,548	5,859,520	—	(1,365,777)	(23,767)	858,642	(112,040)	(650,647)	—	34,344	13,224,421

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated statement of total changes in equity for 2022.

Consolidated statements of total changes in equity of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Minority interests: Accumulated other comprehensive income	Minority interests: Other items	Total
Closing balance 31/12/2020	703,371	7,899,227	—	20,273	5,444,622	—	(1,088,384)	(37,517)	2,002	—	(523,590)	541	71,093	12,491,638
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance 01/01/2021	703,371	7,899,227	—	20,273	5,444,622	—	(1,088,384)	(37,517)	2,002	—	(523,590)	541	71,093	12,491,638
Total comprehensive income for the period	—	—	—	—	—	—	—	—	530,238	—	137,986	(541)	8,469	676,152
Other equity changes	—	—	—	(1,165)	(3,437)	—	(113,317)	2,994	(2,002)	—	—	—	(54,582)	(171,509)
Issuance of ordinary shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preference shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of other equity instruments	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exercise or expiration of other equity instruments issued	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital reduction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividends (or shareholder remuneration)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of treasury shares	—	—	—	—	—	—	—	(64,378)	—	—	—	—	—	(64,378)
Sale or cancellation of treasury shares	—	—	—	—	—	—	936	67,372	—	—	—	—	—	68,308
Reclassification of financial instruments from equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
to liability
Reclassification of financial instruments from liability to equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transfers among components of equity	—	—	—	—	2,002	—	—	—	(2,002)	—	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share based payments	—	—	—	540	—	—	—	—	—	—	—	—	—	540
Other increase or (-) decrease in equity	—	—	—	(1,705)	(5,439)	—	(114,253)	—	—	—	—	—	(54,582)	(175,979)
Closing balance 31/12/2021	703,371	7,899,227	—	19,108	5,441,185	—	(1,201,701)	(34,523)	530,238	—	(385,604)	—	24,980	12,996,281

Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated statement of total changes in equity for 2022.

Consolidated cash flow statements of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
	Note	2022	2021 (*)
Cash flows from operating activities		(6,627,920)	12,338,823
Profit or loss for the year		869,390	538,707
Adjustments to obtain cash flows from operating activities		1,854,121	1,700,666
Depreciation and amortisation		545,091	526,514
Other adjustments		1,309,030	1,174,152
Net increase/decrease in operating assets		(8,795,849)	(3,826,355)
Financial assets held for trading		(2,045,624)	707,207
Non-trading financial assets mandatorily at fair value through profit or loss		2,137	34,638
Financial assets designated at fair value through profit or loss		—	—
Financial assets at fair value through other comprehensive income		914,235	(181,941)
Financial assets at amortised cost		(7,063,285)	(5,416,431)
Other operating assets		(603,312)	1,030,172
Net increase/decrease in operating liabilities		(488,059)	13,851,502
Financial liabilities held for trading		2,218,585	(1,273,950)
Financial liabilities designated at fair value through profit or loss		—	—
Financial liabilities at amortised cost		(1,899,289)	16,348,950
Other operating liabilities		(807,355)	(1,223,498)
Cash payments or refunds of income taxes		(67,523)	74,303
Cash flows from investing activities		(64,796)	419,591
Payments		(435,324)	(505,679)
Tangible assets	15	(238,939)	(225,626)
Intangible assets	16	(194,638)	(276,141)
Investments in joint ventures and associates	14	(1,747)	(3,912)
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		—	—
Other payments related to investing activities		—	—
Collections		370,528	925,270
Tangible assets		96,547	444,505
Intangible assets		—	—
Investments in joint ventures and associates	14	210,300	63,086
Subsidiaries and other business units		—	—
Non-current assets and liabilities classified as held for sale		63,681	417,679
Other collections related to investing activities		—	—

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated cash flow statement for 2022.

Consolidated cash flow statements of Banco Sabadell Group

For the years ended 31 December 2022 and 2021

Thousand euro
	Note	2022	2021 (*)
Cash flows from financing activities		(1,236,880)	1,095,286

Payments		(1,338,630)	(723,022)

Dividends		(280,849)	—

Subordinated liabilities	4	(750,000)	(443,497)

Redemption of own equity instruments		—	—

Acquisition of own equity instruments		(86,457)	(64,378)

Other payments related to financing activities		(221,324)	(215,147)

Collections		101,750	1,818,308

Subordinated liabilities		—	1,750,000

Issuance of own equity instruments		—	—

Disposal of own equity instruments		101,750	68,308

Other collections related to financing activities		—	—
Effect of changes in foreign exchange rates		-23,205	174,594

Net increase (decrease) in cash and cash equivalents		(7,952,801)	14,028,294

Cash and cash equivalents at the beginning of the year	7	49,213,196	35,184,902

Cash and cash equivalents at the end of the year	7	41,260,395	49,213,196

Memorandum item
CASH FLOWS CORRESPONDING TO:

Interest received		4,869,638	4,144,382

Interest paid		1,029,597	1,209,006

Dividends received		2,609	1,262

COMPONENTS OF CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR

Cash on hand	7	686,258	704,105

Cash equivalents in central banks	7	39,236,780	47,741,021

Other demand deposits	7	1,337,357	768,070

Other financial assets		—	—

Less: bank overdrafts repayable on demand		—	—
TOTAL CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR		41,260,395	49,213,196

Of which: held by Group entities but not available for the Group		—	—

(*) Shown for comparative purposes only.

Notes 1 to 43 and accompanying Schedules I to VI form an integral part of the consolidated cash flow statement for 2022.

Consolidated annual report of Banco Sabadell Group for the year ended 31 December 2022

Note 1 – Activity, accounting policies and practices

1.1 Activity

Banco de Sabadell, S.A. (hereinafter, also referred to as Banco Sabadell, the Bank, the Institution, or the Company), with registered office in Alicante, Avenida Óscar Esplá, 37, engages in banking business and is subject to the standards and regulations governing banking institutions operating in Spain. The supervision of Banco Sabadell on a consolidated basis is performed by the European Central Bank (ECB).

The Articles of Association and other public information can be viewed both at the Bank’s registered offices and on its website (https://https://www.grupbancsabadell.com/corp/en/home.html).

The Bank is the parent company of a corporate group of entities (see Note 2 and Schedule I) whose activity it controls directly or indirectly and which comprise, together with the Bank, Banco Sabadell Group (hereinafter, the Group).

1.2 Basis of presentation and changes in accounting regulations

The Group’s consolidated annual financial statements for 2022 have been prepared in accordance with the International Financial Reporting Standards adopted by the European Union (EU-IFRS) applicable at the end of 2022, taking into account Bank of Spain Circular 4/2017 of 27 November as well as other provisions of the financial reporting regulations applicable to the Group and considering the formatting and mark-up requirements established in Commission Delegated Regulation EU 2019/815, in order to fairly present the Group’s equity and consolidated financial situation as at 31 December 2022 and the results of its operations, recognised income and expenses, changes in equity and cash flows (all consolidated) in 2022.

The consolidated annual financial statements have been prepared based on the accounting records kept by the Bank and each of the other entities in the Group, and include adjustments and reclassifications necessary to ensure the harmonisation of the accounting principles and policies and the measurement criteria applied by the Group, which are described in this note.

The information included in these consolidated annual financial statements is the responsibility of the directors of the Group’s parent company. The Group’s consolidated annual financial statements for 2022 were signed off by the directors of Banco Sabadell at a meeting of the Board of Directors on 16 February 2023 and will be submitted to shareholders at the Annual General Meeting for approval. It is expected that the shareholders will approve the accounts without significant changes.

Except as otherwise indicated, these consolidated annual financial statements are expressed in thousands of euros. In order to show the amounts in thousands of euros, the accounting balances have been subject to rounding; for this reason, some of the amounts appearing in certain tables may not be the exact arithmetic sum of the preceding figures.

Standards and interpretations issued by the International Accounting Standards Board (IASB) that entered into force in 2022

In 2022, the standards indicated hereafter, which have entered into force and been adopted by the European Union, have been applied by the Group for the first time:

Standards	Titles
Amendments to IAS 16, IAS 37 and IFRS 3 and annual improvements to IFRS 2018-2020	Narrow-scope amendments

Narrow-scope amendments to IAS 16, IAS 37 and IFRS 3 and annual improvements to IFRS 2018-20

On one hand, these are amendments made in relation to proceeds received before the intended use of an asset governed by IAS 16 “Property, plant and equipment”, the cost of fulfilling an onerous contract pursuant to IAS 37 “Provisions” and references made in IFRS 3 “Business combinations” to the Conceptual Framework for Financial Reporting. The annual improvements to IFRS 2018-20 have also entailed making minor amendments to IFRS 1 “First-time adoption of IFRS”, IFRS 9 “Financial instruments”, IFRS 16 “Leases” and IAS 41 “Agriculture”. The entry into force of these changes has had no significant impact for the Group.

Standards and interpretations issued by the IASB not yet in force

At 31 December 2022, the most significant standards and interpretations that have been published by the IASB but which have not been applied when preparing these consolidated annual financial statements, either because their effective date is subsequent to the date thereof or because they have not yet been endorsed by the European Union, are as follows:

Standards and Interpretations	Title	Mandatory for years beginning:

Approved for application in the EU

IFRS 17	Insurance contracts	1 January 2023

Amendments to IFRS 17	Initial application of IFRS 17 and IFRS 9: Comparative Information	1 January 2023

Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of accounting policies	1 January 2023

Amendments to IAS 8	Definition of accounting estimates	1 January 2023

Amendments to IAS 12	Deferred tax related to assets and liabilities arising from a single transaction	1 January 2023

Not approved for application in the EU

Amendments to IAS 1	Presentation of financial statements:	1 January 2024

- Classification of liabilities as current or non-current
- Non-current liabilities with covenants

Amendments to IFRS 16	Lease liabilities in sale and leaseback transactions	1 January 2024

The Group has carried out an assessment of the impacts resulting from these standards and decided not to exercise its option to adopt early, where possible. Unless otherwise indicated, management estimates that their adoption would not have a material impact on the Group.

Approved for implementation in the EU

IFRS 17 “Insurance contracts”

IFRS 17 establishes principles for the recognition, measurement, presentation and disclosure of insurance contracts. The objective of IFRS 17 is to ensure that entities provide relevant information in a way that faithfully represents those contracts.

In accordance with this standard, insurance contracts combine components of financial instruments and service contracts. Furthermore, many insurance contracts generate cash flows that vary substantially and have a long duration. In order to provide useful information on these aspects, IFRS 17:

–	combines the current measurement of future cash flows with the revenue recognised throughout the period during which the services established in the contracts are provided.

–	presents results for services provided separately from the financial expenses and income relating to these contracts.

–

requires entities to decide whether to recognise the entirety of their financial income and expenses relating to insurance contracts in profit and loss, or whether to recognise part of these results in equity.

Furthermore, in 2020 some amendments to IFRS 17 were incorporated, designed to reduce implementation costs by simplifying some requirements of this Standard, make financial performance easier to explain and ease transition by deferring the effective date of the Standard to 1 January 2023 and by reducing the requirements to apply the Standard for the first time.

The initial application of this standard basically affects, at consolidated level, the amount at which insurance undertakings associated with the Group that are controlled by Zürich Seguros (i.e., BanSabadell Vida, S.A. de Seguros y Reaseguros, BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros, y BanSabadell Pensiones, E.G.F.P., S.A.) are recognised.

The impact at the date of entry into force of this regulation (1 January 2023) entails, in approximate terms, a reduction of between 0.9% and 1.2% of the Group’s consolidated equity and of between 12 and 16 basis points in the Group’s fully-loaded Common Equity Tier 1 (CET1) ratio.

Amendment to IFRS 17 “Initial application of IFRS 17 and IFRS 9: Comparative Information”

This narrow-scope amendment aims to provide insurance undertakings with an option relating to the presentation of comparative information about financial assets in order to avoid accounting mismatches between financial assets and insurance contract liabilities in the aforesaid comparative information upon initial application of IFRS 9 and IFRS 17.

In the event this option is used, the application of this amendment will be simultaneous with the application of IFRS 17.

Amendments to IAS 1 and IFRS Practice Statement 2 “Disclosure of accounting policies”

These amendments aim to help institutions to improve accounting policy disclosures so that they provide more useful information in their annual financial statements.

On one hand, the amendments to IAS 1 require institutions to disclose their material accounting policy information rather than their significant accounting policies, clarifying that accounting policy information that relates to immaterial transactions, other events or conditions is immaterial and need not be disclosed. On the other hand, the amendments to Practice Statement 2, on making materiality judgements, provide guidance on how to apply the concept of materiality to accounting policy disclosures.

The amendments to IAS 1 will be applied prospectively, with early application permitted.

Amendments to IAS 8 “Definition of accounting estimates”

These amendments define “accounting estimates” as monetary amounts in financial statements that are subject to measurement uncertainty; they also provide guidance on how to distinguish between changes in accounting estimates and changes in accounting policies. That distinction is important because changes in accounting estimates are applied prospectively, whereas changes in accounting policies are generally applied retrospectively. In particular, the amendments clarify that a change in accounting estimates that results from new information or new developments is not the correction of a prior period error. The early application of these amendments is permitted.

Amendments to IAS 12 “Deferred tax related to assets and liabilities arising from a single transaction”

These amendments introduce an exception to the initial recognition exemption provided in IAS 12 for situations in which a single transaction gives rise to equal deductible and taxable timing differences. These amendments apply to transactions that occur on or after the beginning of the earliest comparative period presented. The early application of these amendments is permitted.

Not approved for application in the EU

Amendments to IAS 1 “Presentation of financial statements”

Classification of liabilities as current or non-current

These amendments are designed to make clear how institutions should classify debts and other liabilities as current and non-current, in particular liabilities with no fixed maturity and those that may be converted to equity. The early application of these amendments is permitted.

Non-current liabilities with covenants

The purpose of these amendments is to clarify how the conditions agreed in a loan (the “covenants”) affect the classification of that loan as either a current or a non-current liability according to whether those conditions must be complied with before or after the date of the financial statements. These amendments change the “Classification of liabilities as current or non-current” and defer their entry into force until 1 January 2024. The early application of these amendments is permitted.

Amendments to IFRS 16 “Lease liabilities in sale and leaseback transactions”

These amendments specify the requirements that a seller-lessee must use to measure the lease liability arising from a sale and leaseback transaction to ensure that the seller-lessee does not recognise any gain or loss related to the right of use that it retains.

The amendments to IFRS 16 will be applied retrospectively, with early application permitted.

Judgements and estimates

The preparation of the consolidated annual financial statements requires certain accounting estimates to be made. It also requires management to use its best judgement in the process of applying the Group’s accounting policies. Such judgements and estimates may affect the value of the assets and liabilities and the disclosure of contingent assets and contingent liabilities as at the date of the consolidated annual financial statements, as well as income and expenses in the year.

The main judgements and estimates relate to the following:

–	The determination of the business models under which financial assets are managed (see Notes 1.3.3, 8 and 11).

–	The accounting classification of financial assets according to their credit risk (see Notes 1.3.4, 8 and 11).

–	Losses due to the impairment of certain financial assets (see Notes 1.3.4, 8, 11 and 26).

–	The assumptions used in actuarial calculations of liabilities and post-employment obligations (see Notes 1.3.17 and 22).

–	The measurement of consolidated goodwill (see Notes 1.3.12 and 16).

–	The useful life and impairment losses of tangible assets and other intangible assets (see Notes 1.3.10, 1.3.11, 1.3.12, 15 and 16).

–	The provisions and consideration of contingent liabilities (see Notes 1.3.16 and 22).

–	The fair value of certain unquoted financial assets (see Notes 1.3.3 and 6).

–	The fair value of real estate assets held on the balance sheet (see Notes 1.3.9, 1.3.10, 1.3.13 and 6).

–	The recoverability of non-monetisable deferred tax assets and tax credits (see Notes 1.3.20 and 39).

The conflict between Russia and Ukraine and the European energy crisis have shaped the economic environment and the performance of financial markets in 2022, injecting uncertainty into companies’ activity, which has reinforced the need to use professional judgement when assessing the impact of the existing macroeconomic situation on the aforesaid estimates, fundamentally in relation to the calculation of impairment losses on financial assets.

Although the estimates are based on the information available regarding current and foreseeable circumstances, final results could differ from these estimates.

1.3 Accounting principles and policies and measurement criteria

The accounting principles and policies, as well as the most significant measurement criteria applied in preparing these consolidated annual financial statements, are described below. There have been no cases in which accounting principles or measurement criteria have not been applied because of a material effect on the Group’s consolidated annual financial statements for 2022.

1.3.1 Consolidation principles

In the consolidation process, a distinction is drawn between subsidiaries, joint ventures, associates and structured entities.

Subsidiaries

Subsidiaries are entities over which the Group has control. This occurs when the Group is exposed, or is entitled, to variable returns as a result of its involvement in the investee and when it has the ability to influence those returns through its power over the investee.

For control to exist, the following criteria must be met:

–

Power: an investor has power over an investee when that investor holds rights which provide them with the ability to lead significant activities, i.e. those that significantly affect the investee’s returns.

–

Returns: an investor is exposed, or is entitled, to variable returns due to their involvement in the investee when the returns obtained from such involvement may vary depending on the investee’s economic performance. The investor’s returns may be only positive, only negative, or both positive and negative.

–

Relationship between power and returns: an investor controls an investee if the investor not only has power over the investee and is exposed, or is entitled, to variable returns due to their involvement with the investee, but also has the ability to use that power to influence the returns obtained due to their involvement with the investee.

When the Group takes control of a subsidiary, it applies the acquisition method provided for in the regulations governing business combinations (see Note 1.3.2) except in the case of acquisitions of an asset or a group of assets.

The financial statements of subsidiaries are consolidated with the Bank’s financial statements using the full consolidation method.

The third-party ownership of the Group’s consolidated equity is shown in the heading “Non-controlling interests” of the consolidated balance sheet and the part of the profit or loss for the year attributable to these interests is presented under the heading “Profit or loss for the year - Attributable to minority interest [non-controlling interests]” in the consolidated income statement.

Joint ventures

These are entities subject to joint control agreements whereby decisions on significant activities are made unanimously by the entities which share control.

Investments in joint ventures are accounted for by the equity method i.e. they are accounted for in terms of the fraction of equity represented by the share held in their capital stock, after taking account of any dividends received from them and any other equity disposals.

The Group has not held investments in joint ventures in 2022 and 2021.

Associates

Associates are entities over which the Group exerts significant influence which generally, although not exclusively, takes the form of a direct or indirect interest representing 20% or more of the investee’s voting rights.

In the consolidated annual financial statements, associates are accounted for using the equity method.

The above notwithstanding, when the Group’s investment in an associate is held directly by, or is held indirectly through, a venture capital organisation or similar entity, it may elect to measure that investment at fair value through profit or loss in accordance with IFRS 9. This election is made separately for each associate on the date of its initial recognition. Similarly, when the Group has an interest in an associate that is an investment entity, it may, when applying the equity method, elect to retain the fair value measurement applied by that investment entity associate to its subsidiaries. This election is made separately for each associate that is an investment entity, on the later of the following dates: (a) when the associate is first recognised; (b) when the associate becomes an investment entity; and (c) when the associate becomes the parent company of a group of entities.

Structured entities

A structured entity is an entity that has been designed so that voting or other similar rights are not the dominant factor in deciding who controls the entity.

Where the Group holds an interest in an entity, or where it incorporates an entity, in order to transfer risks or for any other purposes, or to allow customers access to certain investments, it determines whether there is control over the entity based on that provided in regulations, as described above, in order to consequently determine whether it should be subject to consolidation. Specifically, the following factors, among others, are considered:

–	Analysis of the influence of the Group over the significant activities of the entity that could have an influence on the amount of its returns.

–	Implicit or explicit commitments of the Group to provide financial support to the entity.

–	Identification of the entity’s manager and analysis of the remuneration scheme.

–	Existence of removal rights (possibility of dismissing managers).

–	Significant exposure of the Group to the variable returns on the entity’s assets.

These entities include those known as ‘asset securitisation funds’, which are consolidated in cases where, based on the above analysis, it is determined that the Group has maintained control. For these operations, financial support agreements commonly used in securitisation markets are generally in place, and there are no commitments to provide any financial support that goes significantly beyond what has been contractually agreed. By reason of the foregoing, it is considered that, for the majority of the Group’s securitisations, the securitised assets cannot be derecognised and the securities issued by securitisation funds are recognised as liabilities on the consolidated balance sheet.

Schedule II provides details of the structured entities of the Group.

In all cases, the results generated by companies forming part of the Group during a given year are consolidated considering only those relating to the period spanning from the acquisition date to year-end. Similarly, the results generated by companies disposed of during the year are consolidated considering only those relating to the period spanning from the start of the year to the disposal date.

In the consolidation process, all material balances and transactions between the companies forming part of the Group have been eliminated, in the proportion corresponding to them based on the method of consolidation applied.

Financial and insurance institutions, both subsidiaries and associates, regardless of the country in which they are located, are subject to supervision and regulation by various bodies. The laws in effect in the various jurisdictions, along with the need to meet certain minimum capital requirements and the performance of supervisory activities, are circumstances that could affect the ability of these institutions to transfer funds in the form of cash, dividends, loans or advances.

Note 2 includes information on the most significant acquisitions and disposals that have taken place during the year. Significant disclosures regarding the Group’s companies are provided in Schedule I.

1.3.2 Business combinations

A business combination is a transaction, or any other event, through which the Group obtains control of one or more businesses. Business combinations are accounted for using the acquisition method.

Under this method, the acquiring entity (acquirer) recognises the assets acquired and liabilities assumed in its financial statements, also considering contingent liabilities, measured at their fair value, including those that the acquired entity (acquiree) had not recognised in its accounts. This method also requires the cost of the business combination to be estimated, which will normally correspond to the consideration paid, defined as the fair value, on the acquisition date, of the assets delivered, the liabilities incurred against the former owners of the acquired business and the equity instruments issued, if any, by the acquirer.

The Group then recognises goodwill in the consolidated annual financial statements if on the acquisition date there is a positive difference between:

–	the sum of the consideration paid plus the amount of all minority interests and the fair value of prior interests held in the acquired business; and

–	the fair value of recognised assets and liabilities.

If the difference is negative, it is recorded under the heading “Negative goodwill recognised in profit or loss” in the consolidated income statement.

In cases where the consideration amount depends on future events, any contingent consideration is recognised as part of the consideration paid and measured at fair value on the acquisition date. The costs associated with the transaction do not form part of the cost of the business combination for these purposes.

If the cost of the business combination or the fair value assigned to the acquiree’s assets, liabilities or contingent liabilities cannot be conclusively determined, the initial accounting of the business combination will be considered provisional. In any event, the process should be completed within a maximum of one year from the acquisition date and effective as of that date.

Minority interests in the acquiree are measured on the basis of the proportional percentage of its identified net assets. All purchases and disposals of these minority interests are accounted for as capital transactions when they do not result in a change of control. No profit or loss is recognised in the consolidated income statement and the initially recognised goodwill is not re-measured. Any difference between the consideration paid or received and the decrease or increase in minority interests, respectively, is recognised in reserves.

With regard to non-monetary contributions of businesses to associates or joint ventures in which there is a loss of control over these businesses, the Group’s accounting policy is to record the full profit or loss in the consolidated income statement, recognising any remaining interest held at its fair value.

1.3.3 Measurement of financial instruments and recognition of changes arising in their subsequent measurement

In general, all financial instruments are initially recognised at fair value (see definition in Note 6) which, unless evidence to the contrary is available, coincides with the transaction price. For financial instruments not recognised at fair value through profit or loss, the fair value is adjusted either by adding or deducting the transaction costs directly attributable to their acquisition or issuance. In the case of financial instruments at fair value through profit or loss, the directly attributable transaction costs are recognised immediately in the consolidated income statement. As a general rule, conventional purchases and sales of financial assets are recognised at the settlement date.

Changes in the value of financial instruments originating from the accrual of interest and similar items are recorded in the consolidated income statement, under the headings “Interest income” or “Interest expenses”, as applicable. Dividends received from other companies are recognised in the consolidated income statement for the year in which the right to receive them is originated.

Instruments which form part of a hedging relationship are treated in accordance with regulations applicable to hedge accounting.

Changes in measurements occurring subsequent to initial recognition for reasons other than those mentioned above are treated based on the classification of financial assets and financial liabilities for the purposes of their measurement. In the case of financial assets, classification is generally based on the following aspects:

–	The business model under which they are managed, and

–	The characteristics of their contractual cash flows.

Business model

A business model refers to the way in which financial assets are managed in order to generate cash flows. The business model is determined by considering the way in which groups of financial assets are managed together to achieve a particular objective. Therefore, the business model does not depend on the Group’s intentions for an individual instrument, rather, it is determined for a group of instruments.

The business models used by the Group are indicated here below:

–

Business model whose objective is to hold financial assets in order to collect contractual cash flows: under this model, financial assets are managed in order to collect their particular contractual cash flows, rather than to obtain an overall return by both holding and selling assets. The above notwithstanding, assets can be disposed of prior to maturity in certain circumstances. Sales that may be consistent with a business model whose objective is to hold assets in order to collect contractual cash flows include sales that are infrequent or insignificant in value, sales of assets close to maturity, sales triggered by an increase in credit risk and sales carried out to manage credit concentration risk.

–	Business model whose objective is to sell financial assets.

–

Business model that combines the two objectives above (hold financial assets in order to collect contractual cash flows and sell financial assets): this business model typically involves greater frequency and value of sales because such sales are integral to achieving the business model’s objective.

Contractual cash flows of financial assets

Financial assets should initially be classified in one of the following two categories:

–	Those whose contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal amount outstanding.

–	All other financial assets.

For the purposes of this classification, the principal of a financial asset is its fair value at initial recognition, which could change over the life of the financial asset; for example, if there are repayments of principal. Interest is understood as the sum of consideration for the time value of money, for lending and structural costs, and for the credit risk associated with the principal amount outstanding during a particular period of time, plus a profit margin.

If a financial asset contains contractual terms that could change the timing or amount of cash flows, the Group will estimate the cash flows that could arise before and after the change and determine whether these are solely payments of principal and interest (SPPI) on the principal amount outstanding.

The most significant judgements used in this evaluation are indicated here below:

–

Modified time value of money: in order to determine whether the interest rate of a transaction incorporates any consideration other than that linked to the passage of time, transactions that present a difference between the tenor of the benchmark interest rate and the reset frequency of that interest rate are analysed, considering a tolerance threshold, in order to determine whether the instrument’s contractual (undiscounted) cash flows could be significantly different from the contractual (undiscounted) benchmark cash flows of a financial instrument whose time value of money element was not modified. At present, tolerance thresholds of 10% and 5%, respectively, are used for the differences in each tenor and for the analysis of cumulative cash flows over the life of the financial asset.

–

Contractual terms that change the timing or amount of cash flows: an analysis is carried out to determine whether any contractual terms exist that could change the timing or amount of contractual cash flows from the financial asset:

•

Clauses for conversion to equity shares: clauses that include a conversion-to-equity option and the loss of the right to claim contractual cash flows in the event the principal amount is reduced due to insufficient funds. Contracts that include this option will automatically fail the SPPI test.

•

Existence of the option to prepay or extend the financial instrument, or extend the contractual term, and possible residual compensation: a financial asset will fulfil the SPPI test requirements if it includes a contractual option that permits the issuer (or debtor) to prepay a debt instrument or to put back a debt instrument before maturity and the prepayment amount substantially represents unpaid amounts of principal and interest outstanding, which may include reasonable additional compensation for the early termination of the contract.

•	Other clauses that could change the timing or amount of cash flows: clauses that could alter contractual cash flows as a result of changes in credit risk are considered to pass the SPPI test.

–

Leverage: financial assets with leverage (i.e. those in which the contractual cash flow variability increases, such that they do not have the same economic characteristics as the interest rate on the principal amount of the transaction) fail the SPPI test.

–

Contractually linked financial instruments: the cash flows arising from these types of financial instruments are considered to consist solely of payments of principal and interest on the principal amount outstanding provided that:

•

the contractual terms of the tranche being assessed for classification (without looking through to the underlying pool of financial instruments) give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding;

•	the underlying pool of financial instruments comprises instruments whose contractual cash flows are solely payments of principal and interest on the principal amount outstanding; and

•	the exposure to credit risk corresponding to the tranche being assessed is equal to or lower than the exposure to credit risk of the underlying pool of financial instruments.

–

Non-recourse financial assets: in the case of debt instruments that are primarily repaid with cash flows from specified assets or projects and for which there is no personal liability for the holder, an assessment is made of the underlying assets or cash flows to determine whether the contractual cash flows of the instrument are payments of principal and interest on the principal amount outstanding.

For cases in which a financial asset characteristic is inconsistent with a basic lending arrangement (i.e. if one of the asset’s characteristics gives rise to contractual cash flows other than payments of principal and interest on the principal amount outstanding), the significance and probability of occurrence is assessed to determine whether that characteristic should be taken into account in the SPPI test:

–

To determine the significance of a financial asset characteristic, the impact that it could have on contractual cash flows is estimated. The impact is not considered significant (de minimis effect) if it is estimated that the change in expected cash flows will be below the tolerance thresholds indicated previously.

–

If an instrument’s characteristic could have a significant effect on the contractual cash flows but would only affect the instrument’s contractual cash flows upon occurrence of an event that is very unlikely to occur, that characteristic will not be taken into account to determine whether the contractual cash flows of the instrument are solely payments of principal and interest on the capital amount outstanding.

Portfolios of financial instruments classified for the purpose of their measurement

Financial assets and financial liabilities are classified, for the purposes of their measurement, into the following portfolios, based on the aspects described above:

Financial assets at amortised cost

This category includes financial assets that meet the following two conditions:

–	They are managed with a business model whose objective is to hold financial assets in order to collect contractual cash flows, and

–	Their contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

This category comprises investments associated with typical lending activities, such as amounts loaned to customers withdrawn in cash and not yet repaid, deposits placed with other institutions, regardless of the legal arrangements under which the funds were provided, debt securities which meet the two conditions indicated above, as well as debts incurred by purchasers of goods or users of services forming part of the Group’s business.

Following their initial recognition, financial assets classified in this category are measured at amortised cost, which should be understood as the acquisition cost adjusted to account for repayments of principal and the portion recognised in the consolidated income statement, using the effective interest rate method, of the difference between the initial cost and the corresponding repayment value at maturity. In addition, the amortised cost is decreased by any reduction in value due to impairment recognised directly as a decrease in the value of the asset or through an allowance or compensatory item of the same value.

The effective interest rate is the discount rate that exactly equals the value of a financial instrument to the estimated cash flows over the instrument’s expected life, on the basis of its contractual terms, such as early repayment options, but without taking into account expected credit losses. For fixed rate financial instruments, the effective interest rate coincides with the contractual interest rate set at the time of their acquisition, considering, where appropriate, the fees, transaction costs, premiums or discounts which, because of their nature, may be likened to an interest rate. In the case of floating-rate financial instruments, the effective interest rate is the same as the rate of return in respect of all applicable concepts until the first scheduled benchmark revision date.

Financial assets at fair value through other comprehensive income

This category includes financial assets that meet the following two conditions:

–	They are managed with a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and

–	The contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These financial assets primarily correspond to debt securities.

Furthermore, the Group may opt, at initial recognition and irrevocably, to include in the portfolio of financial assets at fair value through other comprehensive income investments in equity instruments that should not be classed as held for trading and which would otherwise be classified as financial assets mandatorily at fair value through profit or loss. This option is exercised on an instrument-by-instrument basis.

Income and expenses from financial assets at fair value through other comprehensive income are recognised in accordance with the following criteria:

–	Interest accrued or, where applicable, dividends accrued are recognised in the consolidated income statement.

–

Exchange differences are recognised in the consolidated income statement when they relate to monetary financial assets, or through other comprehensive income when they relate to non-monetary financial assets.

–	Losses due to impairment of debt instruments, or gains due to their subsequent recovery, are recognised in the consolidated income statement.

–	Other changes in value are recognised through other comprehensive income.

When a debt instrument measured at fair value through other comprehensive income is derecognised from the balance sheet, the fair value change recognised under the heading “Accumulated other comprehensive income” of the consolidated statement of equity is reclassified into the consolidated income statement. However, when an equity instrument measured at fair value through other comprehensive income is derecognised from the balance sheet, this amount is not reclassified into the consolidated income statement, but rather to reserves.

Financial assets at fair value through profit or loss

A financial asset is classified in the portfolio of financial assets at fair value through profit or loss whenever the business model used by the Group for its management or the characteristics of its contractual cash flows make it inadvisable to classify it into any of the other portfolios described above.

This portfolio is in turn subdivided into:

–	Financial assets held for trading

Financial assets held for trading are those which have been acquired for the purpose of realising them in the near term, or which form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking. Financial assets held for trading also include derivative instruments that do not meet the definition of a financial guarantee contract and which have not been designated as hedging instruments.

–	Non-trading financial assets mandatorily at fair value through profit or loss

All other financial assets mandatorily at fair value through profit or loss are classified in this portfolio.

Fair value changes are directly recognised in the consolidated income statement, making a distinction, in the case of non-derivative instruments, between the portion attributable to returns accrued on the instrument, which are recognised either as “Interest income”, applying the effective interest rate method, or as dividends, depending on their nature, and the remaining portion, which is recognised as gains or (-) losses on financial assets and liabilities under the corresponding heading.

In 2022 and 2021, no significant reclassifications took place between the portfolios in which financial assets are recognised for the purpose of their measurement.

Financial liabilities held for trading

Financial liabilities held for trading include financial liabilities that have been issued for the purpose of repurchasing them in the near term, or which form part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking. They also include short positions arising from the outright sale of assets acquired in reverse repurchase agreements, borrowed in securities lending or received as collateral with sale rights, as well as derivative instruments that do not meet the definition of a financial guarantee contract and which have not been designated as hedging instruments.

Fair value changes are directly recognised in the consolidated income statement, making a distinction, in the case of non-derivative instruments, between the portion attributable to returns accrued on the instrument, which are recognised as interest applying the effective interest rate method, and the remaining portion, which is recognised as gains or (-) losses on financial assets and liabilities under the corresponding heading.

Financial liabilities at amortised cost

Financial liabilities measured at amortised cost are financial liabilities that cannot be classified into any of the above categories and which relate to the typical deposit-taking activity of a financial institution, irrespective of their structure and maturity.

In particular, this category includes capital qualifying as a financial liability, specifically, financial instruments issued by the Group which, given their legal classification as share capital, do not meet the requirements to be classified as consolidated equity for accounting purposes. These are essentially issued shares that do not carry voting rights and whose return is calculated based on a fixed or variable rate of interest.

Following initial recognition they are measured at amortised cost applying the same criteria as those applicable to financial assets at amortised cost, recognising the interest accrued, calculated using the effective interest rate method, in the consolidated income statement. However, if the Group has discretionary powers with regard to the payment of coupons associated with the financial instruments issued and classified as financial liabilities, the Group’s accounting policy is to recognise them in consolidated reserves.

Hybrid financial instruments

Hybrid financial instruments are those that combine a non-derivative host contract and a financial derivative, known as an ‘embedded derivative’, which cannot be transferred separately, nor does it have a different counterparty, and which results in some of the cash flows of the hybrid instrument varying in a similar way to the cash flows that would exist if the derivative were considered separately.

Generally, when the host contract of a hybrid financial instrument is a financial asset, the embedded derivative is not separated and the measurement rules are applied to the hybrid financial instrument as a whole.

When the host contract of a hybrid financial instrument is a financial liability, the embedded derivatives of that contract are separated and treated independently for accounting purposes if the characteristics and economic risks of the embedded derivative are not closely related to those of the host contract. A different financial instrument with the same conditions as those of the embedded derivative would qualify as a derivative instrument, therefore the entire hybrid contract would not be designated at its fair value through profit or loss.

Most of the hybrid financial instruments issued by the Group are instruments whose payments of principal and/or interest are indexed to specific equity instruments (generally, shares of listed companies), to a basket of shares, to stock market indices (such as IBEX and NYSE), or to a basket of stock market indices.

The fair value of the Group’s financial instruments as at 31 December 2022 and 2021 is indicated in Note 6.

1.3.4 Impairment of financial assets

A financial asset or a credit exposure is considered to be impaired when there is objective evidence that one or more events have occurred whose direct or combined effect gives rise to:

–

In the case of debt instruments, including loans and debt securities, a negative impact on future cash flows estimated at the time the transaction was executed, due to the materialisation of credit risk.

–

In the case of off-balance sheet exposures that carry credit risk, inflows that are expected to be lower than the contractual cash flows that are due if the holder of a loan commitment draws down the loan or, in the case of financial guarantees given, inflows that are expected to be lower than the payments that are scheduled to be made.

–	In the case of investments in joint ventures and associates, a situation in which their carrying amount cannot be recovered.

1.3.4.1 Debt instruments and off-balance sheet exposures

Impairment losses on debt instruments and other off-balance sheet credit exposures are recognised as an expense in the consolidated income statement for the year in which the impairment is estimated. The recoveries of any previously recognised losses are also recognised in the consolidated income statement for the year in which the impairment is eliminated or reduced.

The impairment of financial assets is calculated based on the type of instrument and other circumstances that could affect it, after taking into account any effective guarantees received. For debt instruments measured at amortised cost, the Group recognises both allowances, when loan loss provisions are allocated to absorb impairment losses, as well as direct write-offs, when the probability of recovery is considered to be remote. For debt instruments at fair value through other comprehensive income, impairment losses are recognised in the consolidated income statement, with a balancing entry under the heading “Accumulated other comprehensive income” on the consolidated statement of equity. Impairment allowances for off-balance sheet exposures are recognised on the liabilities side of the consolidated balance sheet as a provision.

For risks classified as stage 3 (see the section “Definition of classification categories” in this note), accrued interest is recognised in the consolidated income statement by applying the effective interest rate to its amortised cost adjusted to account for any impairment allowances.

To determine impairment losses, the Group monitors borrowers individually, at least those who are significant borrowers, and collectively, for groups of financial assets with similar credit risk characteristics that reflect borrowers’ ability to satisfy their outstanding payments.

The Group has policies, methods and procedures in place to estimate the losses that it may incur as a result of its credit risks, due to both counterparty insolvency and country risk. These policies, methods and procedures are applied when granting, assessing and arranging debt instruments and off-balance sheet exposures, when identifying their possible impairment and, where applicable, when calculating the amounts necessary to cover these expected losses.

1.3.4.1.1 Accounting classification on the basis of credit risk attributable to insolvency

The Group has established criteria that allow borrowers showing a significant increase in credit risk, vulnerabilities or objective evidence of impairment to be identified and classified on the basis of their credit risk.

The following sections describe the classification principles and methodology used by the Group.

Definition of classification categories

Credit exposures and off-balance sheet exposures are both classified, on the basis of their credit risk, into the following stages:

–

Stage 1: standard exposures, i.e. transactions whose risk profile has not changed since they were granted and for which there are no doubts as to the fulfilment of repayment commitments in accordance with the contractually agreed terms.

–

Stage 2: standard exposures under special monitoring, i.e. transactions which, although they do not meet the criteria to be classified individually as stage 3 or write-offs, show significant increases in credit risk (SICR) since initial recognition. This category includes, among other transactions, those in which there are amounts more than 30 days past due, with the exception of non-recourse factoring, for which a threshold of more than 60 days is applied (the amount of non-recourse factoring transactions with arrears of between 30 and 60 days represented 55 million euros at year-end 2022 and 32 million euros at year-end 2021), as well as refinanced and restructured transactions not classified as stage 3 until they are classified into a lower risk category once they meet the established requirements for modifying their classification.

–

Stage 3: doubtful or non-performing exposures are transactions for which there are reasonable doubts as to their repayment in full in accordance with the contractually agreed terms. This category comprises debt instruments, matured or otherwise, which do not meet the conditions for classification into the write-offs category but for which there are reasonable doubts as to their repayment in full (principal and interest) by the borrower, as well as off-balance sheet exposures whose payment by the Group is likely but whose recovery is doubtful.

•

As a result of borrower arrears: all transactions, without exception, with any amount of principal, interest or contractually agreed expenses more than 90 days past due, unless they should be classified as write-offs. This category also includes debt transactions and guarantees given classified as non-performing due to the pulling effect (more than 20% of the exposures of one obligor are more than 90 days past due).

•

For reasons other than borrower arrears: transactions which do not meet the conditions for classification as write-offs or stage 3 as a result of borrower arrears, but for which there are reasonable doubts as to the likelihood of obtaining the estimated cash flows of the transaction, as well off-balance sheet exposures not classified as stage 3 as a result of borrower arrears whose payment by the Group is likely but whose recovery is doubtful. This category includes transactions that were classified as stage 3 as a result of borrower arrears, but as they do not present amounts more than 90 days past due they remain in this category for a probation period before reclassification as standard exposures under special monitoring (stage 2).

The accounting definition of stage 3 is in line with the definition used in the Group’s credit risk management activities.

–	Write-off:

The Group derecognises from the consolidated balance sheet transactions for which the possibility of full or partial recovery is concluded to be remote following an individual assessment. This also includes transactions which, despite not being in any of the previous situations, are undergoing a manifest and irreversible deterioration of their solvency.

The remaining amounts of transactions with portions that have been derecognised (‘partial derecognition’), either because of the termination of the Group’s debt collection rights (‘definitive loss’) – for reasons such as debt remissions or debt reductions – or because they are considered irrecoverable even though debt collection rights have not been terminated (‘write-downs’), will be fully classified in the corresponding category on the basis of their credit risk.

In the situations described above, the Group derecognises from the consolidated balance sheet any amount recorded as a write-off, together with its provision, notwithstanding any actions that may be taken to collect payment until no more rights to collect payment exist, whether due to a credit risk transfer, a debt remission, or for any other reasons.

Purchased or originated credit-impaired transactions

The expected credit loss on purchased or originated credit-impaired assets will not form part of the loss allowance or the gross carrying amount on initial recognition. When a transaction is purchased or originated with credit impairment, the loss allowance will be equal to the cumulative changes in lifetime expected credit losses since initial recognition. Interest income on these assets will be calculated by applying the credit-adjusted effective interest rate to the amortised cost of the financial asset.

Extent of alignment between the stage 3 accounting category and the prudential definition of default

The prudential definition of default adopted by the Group bases materiality thresholds and the counting of days past due on regulatory technical standard EBA/RTS/2016/06 and all other conditions on guidelines EBA/GL/2016/07.

In general, contracts that are considered impaired from an accounting standpoint are also considered impaired for prudential purposes. The exception to this are contracts that are impaired by reason of the accounting definition of default but whose past-due amounts are equal to or below a materiality threshold (exposures of 100 euros for the retail segment and of 500 euros for the non-retail segment, and where 1% of the total exposures are past-due for both cases).

Notwithstanding the foregoing, the prudential definition is generally more conservative than the accounting definition. The key differing aspects are set out hereafter:

–

Under the prudential definition, the number of days in default are counted from the moment the first past-due amount goes above the materiality threshold. The counting cannot be restarted or reduced until the borrower has paid all past-due amounts or until the past-due amounts fall back below the materiality thresholds. Under the accounting definition, a FIFO criterion can be applied to past-due amounts when there have been partial repayments, enabling the number of days past due to be reduced for that reason.

–

Under the prudential definition, a 3-month probation period exists for all amounts in default, while a 12-month probation period is used for amounts in default classified as refinancing. Under the accounting definition, the 3-month period applies only to amounts classified as stage 3 as a result of borrower arrears, while the 12-month period applies only to amounts classified as stage 3 that correspond to refinancing.

–

In terms of unlikely-to-pay amounts in default (for reasons other than borrower arrears), there are explicit criteria defined at the prudential level, which are additional to those applied at the accounting level.

Transaction classification criteria

The Group applies various criteria to classify borrowers and transactions into different categories based on their credit risk. These categories include:

–	Automatic criteria;

–	Criteria based on indicators (triggers); and

–	Specific criteria for refinancing transactions.

The automatic factors and specific classification criteria for refinancing make up what the Institution refers to as the classification and cure algorithm and are applied to the entire portfolio.

Furthermore, to enable an early identification of any significant increase in credit risk or vulnerabilities, or any transaction impairment, the Group establishes different triggers for significant and non-significant borrowers. The details for each borrower group are described in the sections on Individual assessment and Collective assessment, respectively. In particular, non-significant borrowers are assessed by means of a process which aims to identify any significant increase in credit risk since the transaction was first approved and which could result in losses greater than those incurred on other similar transactions classified as stage 1. For significant borrowers, on the other hand, there is an automated system of triggers in place that generates a series of alerts, which serve to indicate, during a borrower’s assessment, that a decision needs to be made with regard to their classification.

As a result of the application of these criteria, the Group either classifies its borrowers as stage 2 or 3 or keeps them in stage 1.

Individual assessment

The Group has established a significance threshold in terms of exposure, which is used to classify certain borrowers as significant, meaning that their risks need to be assessed individually.

The thresholds at the customer level used to classify borrowers as significant have been set at 10 million euros for customers classified in stage 1 and at 3 million euros for customers classified in stages 2 or 3. These thresholds comprise amounts drawn, amounts available and guarantees.

Exposures of more than 1 million euros of borrowers within the Top 10 main risk groups classified in stage 3, identified on an annual basis, are also considered individually. Exceptionally, and with the sole purpose of classifying and more precisely impairing transactions, borrowers whose exposures are not above the significance threshold but who nevertheless belong to a group in which the individual assessment of its components is based on consolidated data may also be assessed individually.

To assess significant borrowers’ transactions, a system of triggers is established. These triggers identify any significant increase in credit risk, as well as any signs of impairment.

A team of expert risk analysts carries out the individual assessment of borrowers, reviewing each transaction and assigning it the corresponding accounting classification.

The system of triggers and automatic criteria for significant borrowers is automated and takes into account the particular characteristics of segments that perform differently within the loan portfolio, with specific triggers in place for certain segments. In any event, the system of triggers does not automatically or individually classify borrowers. Instead, it brings forward the due date for assessment of the borrower by an analyst and prompts decision-making with regard to their classification. The main aspects identified by the system of triggers and automatic criteria are listed here below:

–

A significant increase in credit risk or an impairment event, considering variables that are indicative of a deteriorating or poor economic and financial situation as well as variables that could potentially give rise to impairment or which allow impairment to be anticipated. Examples of stage 2 and stage 3 triggers:

Stage 2 triggers:

•	Adverse changes in the financial situation, such as a significant increase in levels of leverage or a sharp drop in turnover or equity.

•	Adverse changes in the economy or market indicators, such as a significant fall in share prices or a reduction in the price of debt issues.

•	Significant fall in the internal credit rating of the borrower.

•	Significant increase in credit risk of other transactions of the same borrower, or in entities associated with the borrower’s risk group.

•	For transactions secured with collateral, significant decline in the value of the collateral received.

Stage 3 triggers:

•	Negative EBITDA, significant decrease in EBITDA, in turnover, or in general, in the borrower’s recurrent cash flows.

•	Increase in the borrower’s leverage ratios.

•	Negative equity or equity reduction as a result of the borrower suffering equity losses of 50% or more in the past year.

•	Existence of an internal or external credit rating showing that the borrower is in arrears.

–	Existence of debt remissions or debt reductions to the same borrower or to companies associated with the latter’s risk group in the last 2 years.

–	Existence of a borrower’s past-due commitments of significant value with public bodies.

–

Breach of contract, defaults or delayed payments of principal or interest: in addition to amounts more than 90 days past due, which form part of the automatic classification algorithm, amounts less than 90 days past due are also identified, as these can be a sign of impairment or of a significant increase in credit risk. Non-payments declared in other credit institutions in the financial system are also considered in the assessment.

–

Borrowers experiencing financial difficulties are granted concessions or advantages that would not otherwise be considered: refinancing the debt of an obligor experiencing financial difficulties could prevent or delay their failure to honour their payment obligations, whilst at the same time preventing or delaying the recognition of the impairment associated with the financial asset linked to that obligor.

–

Probability of the borrower becoming insolvent: in cases in which there is a high probability that a borrower will enter bankruptcy or other financial reorganisation, the solvency of the issuers or obligors is ostensibly affected, which could give rise to a loss event depending on the impact on future cash flows pending collection.

The Group carries out an annual review of the reasonableness of its thresholds and of the credit risk captured in the individual assessments carried out using these thresholds.

Collective assessment

For borrowers who have been classed below the significant borrower threshold and who, in addition, have not been classified as stages 2 or 3 by the automatic classification algorithm, the Group has defined a process to identify transactions that show a significant increase in credit risk compared to when the transaction was approved, and which could give rise to greater losses than those incurred on other similar transactions classified as stage 1.

For transactions of borrowers that are assessed collectively, the Group has a statistical model that allows it to determine the Probability of Default (PD) term structure and, therefore, the residual lifetime PD of a contract (or the PD from a given moment in time up to the maturity of the transaction), based on different characteristics:

–	Systemic: macroeconomic characteristics shared by all exposures.

–

Cross-cutting: aspects that remain stable over time and which are shared by a group of transactions, such as the shared effect of lending policies in effect at the time the transaction was approved, or the transaction’s approval channel.

–	Idiosyncratic: aspects specific to each transaction or borrower.

With this specification, the Group is able to measure the annualised residual lifetime PD of a transaction under the conditions that existed at the time the transaction was approved (or originated), or under the conditions existing at the time the provision is calculated. Therefore, the current annualised residual lifetime PD may fluctuate in relation to the PD at the time the transaction was approved, due to changes in the economic environment or in the idiosyncratic characteristics of the transaction or of the borrower.

In March 2022, the Group introduced a new statistical model that estimates significant increase in credit risk for borrowers and transactions subject to collective assessment models. The model generates an estimate using a logistic regression taking the annualised lifetime PD under the economic and idiosyncratic circumstances at the time the provision is calculated, and comparing it against the annualised residual lifetime PD under the circumstances that existed at the time the transaction was approved, considering the difference between PDs in both relative and absolute terms. For this model, thresholds for the increase in annualised lifetime PD, indicating stage 2 classification, have been calibrated using historical data with the aim of maximising efficient and early detection of arrears at 30 days, refinancings and defaults, thereby maximising risk discrimination among borrowers and/or transactions classified as stage 1 and 2.

The thresholds for significant risk increase vary according to the portfolio, business size, loan product and level of PD upon approval, requiring relatively higher increases if the PD at approval is low.

Exceptionally, these thresholds are not applicable at certain low levels of current PD where there is practically no indication of significant risk increase over a 6-month horizon (Low Credit Risk Exemption); these levels will vary according to the portfolio/segment and have been calibrated using historical data. The current PD thresholds to identify the population exempt from significant risk increases have been calibrated differently for each of the portfolios under the collective model perimeter, i.e. companies differentiated by size, mortgages and consumer loans.

In any case, as a general criterion and in addition to those described previously, borrowers included in the watchlist identified according to risk and all transactions that have a 12-month PD above a given threshold, also calibrated with a sample of historical data and varying according to portfolio/segment, are reclassified to stage 2. Similarly, all transactions with a very high current 12-month PD, that surpass a threshold also calibrated with a sample of historical data and varying according to portfolio/segment, are reclassified to stage 3.

In the case of TSB, the multiplier of lifetime PD upon approval relative to current lifetime PD is also used, complemented with an absolute increase in PD calculated specifically for each portfolio. Both of these thresholds must be reached in order for an exposure to be reclassified as stage 2. In 2022 and 2021, the threshold for the multiplier of current PD relative to PD upon approval applied to all portfolios has been set at 2, while absolute thresholds have ranged from 10 to 770 basis points in both years, with the exception of overdrafts, which only use an absolute threshold of 400 basis points.

Refinancing and restructuring transactions

Credit risk management policies and procedures applied by the Group ensure that borrowers are carefully monitored, identifying cases where provisions need to be allocated as there is evidence that their solvency is declining (see Note 4). To this end, the Group allocates loan loss provisions for the transactions that require them given the borrower’s circumstances, before formally executing any refinancing/restructuring transactions, which should be understood as follows:

–

Refinancing transaction: transaction which, irrespective of the borrower or guarantees involved, is approved or used for economic or legal reasons related to current or foreseeable financial difficulties on the part of the borrower (or borrowers) affecting their ability to repay one or more transactions approved by the Group and granted to the borrower (or borrowers) or to another company or companies belonging to their group, or to bring outstanding payments fully or partially up to date, with a view to making it easier for holders of refinanced transactions to repay their debt (principal and interest) when they are unable, or will predictably soon be unable, to honour their payment obligations in good time and in the manner agreed.

–

Restructured transaction: transaction in which, for economic or legal reasons related to current or foreseeable financial difficulties on the part of the borrower (or borrowers), the financial terms and conditions are amended to make it easier for them to repay their debt (principal and interest) when they are unable, or will predictably soon be unable, to honour their payment obligations in good time and in the manner agreed, even when such an amendment is already provided for in the contract. In any case, transactions in which the debt is written down or assets are received to reduce the debt, or those transactions whose terms are amended to extend the term to maturity, or to amend the repayment schedule so as to the reduce repayment instalment amounts in the short term or reduce their payment frequency, or to establish or extend the grace period for the repayment of principal, interest, or both, are all considered restructured transactions, except when it can be proven that the terms are being amended for reasons other than borrowers’ financial difficulties and that the amended terms are analogous to those that would be applied in the market, on the date of such amendment, to transactions with a similar risk profile.

If a transaction is classified into a particular risk category, refinancing does not mean that its risk classification will automatically improve. The algorithm establishes the initial classification of refinanced transactions based on their characteristics: they may be based on an inadequate business plan, they may have specific clauses such as long grace periods, or they may have amounts written off as they are considered to be non-recoverable. The algorithm then changes the initial classification depending on the established cure periods. Reclassification into a lower risk category will only be considered if evidence exists of a continuous and significant improvement in the recovery of the debt over time; therefore, the act of refinancing does not in itself produce any immediate improvements.

Refinancing, refinanced and restructured transactions remain identified as such during a probation period until all of the following requirements are met:

–	It is concluded, having reviewed the borrower’s assets and financial position, that the borrower is unlikely to experience financial difficulties.

–	A minimum of two years have passed since the date of the restructuring or refinancing or, if later, since the date of reclassification to the stage 3 category.

–	The borrower has paid the instalments of principal and interest accumulated since the date of the refinancing or restructuring or, if later, since the date of reclassification to the stage 3 category.

–	The borrower has no other transactions with amounts more than 30 days past due at the end of the probation period.

Refinancing, refinanced and restructured transactions remain in the stage 3 category until it can be verified that they meet the general criteria for reclassification from stage 3 into a different category, particularly the following requirements:

–	It is concluded, having reviewed the borrower’s assets and financial position, that the borrower is unlikely to experience financial difficulties.

–	One year has passed since the date of the refinancing or restructuring.

–	The borrower has paid the accumulated instalments of principal and interest.

–	The borrower has no other transactions with amounts more than 90 days past due on the date on which the refinancing, refinanced or restructured transaction is reclassified as stage 2.

In the case of refinanced/restructured loans classified as stage 2, in addition to the general classification criteria, certain specific criteria are applicable which, if met, lead to reclassification into one of the higher risk categories described previously (i.e. into stage 3, as a result of borrower arrears, when payments are, in general, over 90 days past due, or for reasons other than borrower arrears, when there are reasonable doubts as to their recoverability).

The methodology used to estimate losses on these portfolios is generally similar to that used for other financial assets at amortised cost, but it is considered that, in principle, the estimated loss on a transaction that has had to be restructured to enable payment obligations to be satisfied should be greater than the estimated loss on a transaction with no history of non-payment, unless sufficient additional effective guarantees are provided to justify otherwise.

1.3.4.1.2 Credit loss allowances

The Group applies the following parameters to determine its credit loss allowances:

–	EAD (Exposure at Default): the Institution defines exposure at default as the value to which it expects to be exposed to when a loan defaults.

The exposure metrics considered by the Group in order to cover this value are the currently drawn balances and the estimated amounts that it expects to disburse in the event its off-balance sheet exposures enter into default, by applying a Credit Conversion Factor (CCF).

–	PD (Probability of Default): estimation of the probability that a borrower will default within a given period of time.

The Group has tools in place to help in its credit risk management that predict the probability of default of each borrower and which cover practically all lending activity.

In this context, the Group reviews the quality and stability of the rating tools that are currently in use on an annual basis. The review process includes the definition of the sample used and the methodology to be applied when monitoring rating models.

The tools used to assess debtors’ probability of default are behavioural credit scores that monitor credit risk in the case of individuals, and early warning indicators and credit ratings in the case of companies:

•

Credit ratings (for companies): in general, credit risks undertaken with companies are rated using a rating system based on the internal estimate of their probability of default (PD). The rating model estimates the risk rating in the medium term, based on qualitative information provided by risk analysts, financial statements and other relevant information. The rating system is based on factors that predict the probability of default over a one-year period. It has been designed for different segments. The rating model is reviewed annually based on the analysis of performance patterns of actual defaulted loans. A predicted default rate is assigned to each credit rating level, which also allows a uniform comparison to be made against other segments and against credit ratings issued by external credit rating agencies using a master ratings scale.

Credit ratings have a variety of uses in risk management. Most notably, they form part of the transaction approval process (system of discretions), risk monitoring and pricing policies.

•

Early warnings tool, known as HAT (for companies): HAT gives a score that estimates the risk of a company defaulting in the near term, determined based on a variety of information (balances, non-payments, information from CIRBE (Spain’s central credit register), external credit bureaux, etc.). HAT aims to capture the short-term risk of a company. The scores that it gives are very sensitive to changes in a company’s status or behaviour and are therefore updated on a daily basis.

•

Credit scores: in general, credit risks undertaken with individuals are rated using credit scoring systems, which are in turn based on a quantitative model of historical statistical data, where the relevant predictive factors are identified. In regions where credit scoring takes place, credit scores are divided into two types:

○

Reactive credit scores: these are used to assess applications for consumer loans, mortgage loans and credit cards. Once all of the data relating to the transaction has been entered, the system calculates a result based on the estimated borrowing power, financial profile and, if applicable, the profile of assets pledged as collateral. The resulting credit score is integrated in risk management processes using the system of discretions.

○

Behavioural credit scores: the system automatically classifies all customers using information regarding their activity based on their financial situation (balances, activity, non-payments), their personal characteristics and the features of each of the products that they have acquired. These credit scores are mainly used to authorise transactions, establish (authorised) overdraft limits, design advertising campaigns and adjust the initial stages of the debt recovery management process.

If no credit scoring system exists, individual assessments supplemented with policies are used instead.

–

LGD (Loss Given Default): expected loss on transactions which are in default. This loss also takes into account outstanding debt, late payment interest and expenses relating to the recovery process. Additionally, for each cash flow (amounts outstanding and amounts recovered) an adjustment is applied to consider the time value of money.

–

Effective Interest Rate (EIR): discount rate that exactly equals the estimated cash flows receivable or payable throughout the expected life of a financial asset or a financial liability to the gross carrying amount of the financial asset or to the amortised cost of the financial liability.

–

Multiple scenarios: in order to estimate expected losses, the Group applies different scenarios to identify the effect of the non-linearity of losses. To this end, the provisions required are estimated in the different scenarios for which a probability of occurrence has been defined. Specifically, the Group has considered three macroeconomic scenarios: one baseline scenario, the most likely of all (61%), an alternative scenario 1, the most optimistic of the three, which envisages zero supply chain disruption and productivity gains (9%), and an alternative scenario 2, the most adverse, which envisages a synchronised global recession (30%). In each of these scenarios, a 5-year time horizon has been used to carry out the projections. The main variables considered are changes in GDP, the unemployment rate and house prices. In 2021, the Group considered three macroeconomic scenarios with weights of 60%, 15% and 25%, respectively, and the same macroeconomic variables as in 2022.

Baseline scenario

•

Relations between Western countries and Russia remain strained. The conflict between Russia and Ukraine drags on without resolution and sanctions remain in place. The cut-off of Russian gas to Europe continues indefinitely, hampering energy supplies during the winter months. Nevertheless, European governments intervene effectively in the energy markets to cushion the economic impact, avoid major energy rationing and find viable alternatives to Russian gas.

•

Inflation remains at high levels for much of 2023 due to the energy crisis in Europe and specific domestic factors in the United Kingdom and United States, such as the situation concerning labour markets and salaries. Thereafter, inflation gradually eases, but remains somewhat above the central banks’ targets for quite some time. In any event, inflation expectations remain firmly anchored thanks to the monetary policy response.

•

In terms of economic policy, fiscal policy continues to be expansionary and interventionist, based on cushioning the impacts of the energy crisis and high inflation. In the Eurozone, the region begins to harvest the positive effects of rollout of the Next Generation EU (NGEU) funds.

•

The central banks maintain an orthodox stance and, given the high level of inflation, set and keep interest rates at somewhat restrictive levels and move ahead with their balance sheet reduction policies. As long as inflation shows no clear sign of returning to its target level, the central banks will leave considerations about the performance of financial markets and concerns about economic activity on the back burner.

•

All things considered, there is greater concern about economic growth, as the boost to demand seen in 2021 weakens and the impact of recent events is felt (war in Ukraine, energy crisis and Russian gas cut-off, inflation and increased costs, and monetary policy tightening). All this produces an environment of global economic stagnation and the Eurozone and even the United States experience a mild economic recession.

•

In Spain, the economic situation is more secure than in the rest of Europe. Economic activity is supported by the robust balance sheets of economic agents, the return to a normal growth dynamic for the sectors worst affected by the pandemic, use of the Next Generation EU funds and government measures to counteract the energy price increase. The labour market develops positively, with the unemployment rate falling in the coming years.

•

In Spain, private sector lending continues to grow at a slower rate than nominal GDP, constrained by the subdued economic growth, the uncertainty stemming from the conflict in Ukraine and the rising interest rate environment.

•

With regard to the financial markets, yields on long-term government debt become more stable, following the significant repricing observed in 2022. The greater focus on economic growth is another factor limiting further market upturns. Sovereign debt risk premiums in the European periphery remain at contained levels.

•

The US dollar encounters depreciatory pressures against the euro from spring 2023 onwards, in a context of slowing inflation, the improving international economic environment, and the continued resumption of capital inflows to the Eurozone as the ECB’s interest rate policy returns to normal.

•	As regards Brexit, the scenario envisages a situation in which the United Kingdom and the European Union continue to implement pragmatic solutions to the agreements.

Alternative scenario 1: Zero supply chain disruption and productivity gains

•	The geopolitical environment improves and the conflict in Ukraine is resolved with an agreement that is valid for all parties.

•

The disruptions to supply chains are quickly resolved and the energy crisis is straightened out, producing a general fall in energy prices, thanks to the improved global geopolitical environment and the absence of any further shocks.

•

Global economic growth is vigorous and synchronised, on the strength of an improved business climate and reduced uncertainty related to the geopolitical environment and the energy crisis. In addition, productivity gains stemming from an increasingly digitised and sustainable economy follow in the medium term.

•	Inflation rates slide back rapidly and remain close to the levels targeted in the monetary policy of the respective central banks.

•	The central banks are less hawkish and set interest rates at levels in line with monetary neutrality.

•	Global financing conditions remain lax, with no significant episodes of risk aversion.

•	The macroeconomic and financial environment allows risk premiums on both peripheral debt and corporate bonds to remain contained.

•

In Spain, the economy maintains a significant growth dynamic thanks to the resolution of the Ukraine conflict, prevalence of lax funding conditions and the use of the NGEU funds which are received without problem and used efficiently.

Alternative scenario 2: Synchronised global recession

•

The global economy is faced with new shocks which bring on a recession in the first half of 2023. Specifically, in Europe, all commercial relations with Russia are severed. In addition, global government policies are taken in an uncoordinated fashion and are ineffective at limiting the impacts of the Russian gas cut-off and other disruptions stemming from the worsened relations with Russia. All this ends up causing a severe economic recession.

•

Inflation remains high, initially due to the high starting point reached in 2022 and the additional energy price shock, but eventually falls to the levels targeted by monetary policy due to weak demand.

•

The central banks halt the process to normalise monetary policy in view of the weak demand. The ECB and the Fed implement some interest rate cuts, but these are limited due to the inflation rate which, initially, remains persistently high.

•

Global funding conditions are tightened against a backdrop of increased uncertainty and a global recession. The yields on government debt partially reverse the upward trend of recent months, but they remain at high levels compared with those of recent years.

•	Peripheral risk premiums face some upside pressure, alongside an expansionary fiscal policy and worsening public accounts.

•

Spain is relatively less adversely affected than the Eurozone as a whole due to its lower dependency on Russian gas. However, the economy goes into recession in the first half of 2023 and, subsequently, it enters a prolonged period of stagnation.

At 31 December 2022 and 2021, the main forecast variables considered for Spain and the United Kingdom are those shown below:

%
					31/12/2022
			Spain				United Kingdom
	2023	2024	2025	2026	2027	2023	2024	2025	2026	2027

GDP growth
Baseline scenario	1.3	2.0	2.0	1.8	1.7	-1.3	-0.2	1.0	1.3	1.4
Alternative scenario 1	4.4	4.4	2.5	2.0	2.0	-0.4	0.8	1.3	1.3	1.4
Alternative scenario 2	-1.1	0.1	1.6	1.8	1.7	-2.5	-1.4	1.0	1.3	1.4

Unemployment rate
Baseline scenario	12.7	12.4	12.1	11.9	11.7	4.4	5.2	5.0	4.6	4.2
Alternative scenario 1	11.6	10.2	9.0	8.6	8.4	3.8	3.8	3.8	3.8	3.8
Alternative scenario 2	15.6	16.7	15.8	14.9	14.2	5.4	6.3	5.7	5.0	4.5

House price growth (*)
Baseline scenario	1.0	1.6	2.0	2.0	2.0	-3.3	-5.1	0.7	1.9	2.5
Alternative scenario 1	3.0	3.6	3.8	3.6	3.6	-0.9	-2.3	0.7	2.9	3.7
Alternative scenario 2	-2.6	-1.6	2.0	2.0	2.0	-3.4	-11.1	-0.5	4.3	4.3

(*) For Spain, the price variation at year-end is calculated and, for the UK, the average price variation over the year is calculated.

%
					31/12/2021
			Spain				United Kingdom
	2022	2023	2024	2025	2026	2022	2023	2024	2025	2026

GDP growth
Baseline scenario	6.3	3.3	2.7	2.2	2.0	5.3	1.5	1.4	1.4	1.4
Alternative scenario 1	7.8	4.5	3.6	2.7	2.4	6.7	2.8	1.6	1.6	1.6
Alternative scenario 2	3.4	1.9	1.8	1.5	1.4	1.7	2.4	1.2	1.2	1.2

Unemployment rate
Baseline scenario	14.1	12.9	12.0	11.6	11.4	5.4	4.4	4.0	4.0	4.0
Alternative scenario 1	12.5	10.6	9.5	8.7	8.0	4.3	3.5	3.5	3.5	3.5
Alternative scenario 2	16.9	16.5	15.5	14.6	14.0	6.7	6.1	5.0	4.5	4.5

House price growth (*)
Baseline scenario	3.8	3.8	3.5	3.2	3.2	-1.0	1.6	2.5	2.5	2.5
Alternative scenario 1	5.7	4.8	4.0	3.8	3.6	3.5	4.3	3.3	2.5	2.5
Alternative scenario 2	-0.5	0.6	1.8	2.0	2.4	-7.3	-7.2	9.6	7.4	4.2

(*) For Spain, the price variation at year-end is calculated and, for the UK, the average price variation over the year is calculated.

When applying the macroeconomic scenarios, the recommendations issued by accounting supervisors and regulators have been taken into account in order to prevent excessive pro-cyclicality as a result of the short-term volatility in the environment, attaching greater importance to longer-term economic outlooks.

In the Group, macroeconomic scenarios have been incorporated into the impairment calculation model.

The Group makes a series of additional adjustments to the results of its credit risk models, referred to as post model adjustments (PMAs) or overlays, in order to address situations in which the results of the models are not sufficiently sensitive to the uncertainty in the macroeconomic environment. These adjustments are temporary and remain in place until the reasons for which they were originally applied cease to exist. The application of these adjustments is subject to the governance principles established by the Group. Specifically, in 2022 a series of additional allowances have been recognised over and above the expected losses and incorporating specific sectoral features related to the current macroeconomic situation and the new inflationary environment, amounting to 170 million euros.

The Group applies the criteria described below to calculate credit loss allowances.

The amount of impairment allowances is calculated based on whether or not there has been a significant increase in credit risk since initial recognition, and on whether or not there a default event has occurred. This way, the impairment allowance for transactions is equal to:

–	12-month expected credit losses, when the risk of a default event materialising has not significantly increased since initial recognition (assets classified as stage 1).

–	Lifetime expected credit losses, if the risk of a default event materialising has increased significantly since initial recognition (assets classified as stage 2).

–	Expected credit losses, when a default event has materialised (assets classified as stage 3).

12-month expected credit losses are defined as:

Where:

EAD12M is the exposure at default at 12 months, PD12M is the probability of a default occurring within 12 months and LGD12M is the expected loss given default.

Lifetime expected credit losses are defined as:

Where:

EADi is the exposure at default for each year, taking into account both the entry into default and the (agreed) amortisation, PDi is the probability of a default occurring within the next twelve months for each year, LGDi is the expected loss given default for each year, and EIR is the effective interest rate of each transaction.

During this estimation process, a calculation is made of the allowance necessary to cover, on one hand, the credit risk attributable to borrowers and, on the other hand, country risk.

The Group includes forward-looking information when calculating expected credit losses and determining whether there has been a significant increase in credit risk, using scenario forecasting models to this end.

The agreed amortisation schedule for each transaction is used. Subsequently, these expected credit losses are updated by applying the effective interest rate of the instrument (if its contractual interest rate is fixed) or the contractual effective interest rate ruling on the date of the update (if the interest rate is variable). The amount of effective guarantees received is also taken into account.

The following sections describe the different methodologies applied by the Group to determine impairment loss allowances.

Individual allowance estimates

The Group monitors credit risk on an individual basis for all risks deemed to be significant. To estimate the individual allowance for credit risk, an individual estimate is made for all individually significant borrowers classified as stage 3 and for certain borrowers classified as stage 2. Individual estimates are also made for transactions identified as having negligible risk classified as stage 3.

The Group has developed a methodology to estimate these allowances, calculating the difference between the gross carrying amount of the transaction and the present value of the estimated cash flows it expects to receive, discounted using the effective interest rate. To this end, effective guarantees received are taken into account (see the section entitled “Guarantees” of this note).

Three methods are established to calculate the recoverable amount of assets assessed individually:

–

Discounted cash flow method (going concern): debtors who are estimated to be able to generate future cash flows through their own business activity, thereby allowing them to fully or partially repay the debt owed through the economic and financial activities and structure of the company. This involves estimating the cash flows obtained by the borrower during the course of their business activity.

–

Collateral recovery method (gone concern): debtors who are not able to generate cash flows during the course of their own business activities and who are forced to liquidate assets in order to fulfil their payment obligations. This involves estimating cash flows based on the enforcement of guarantees.

–

Combined method: debtors who are estimated to be able to generate future cash flows and also have non-core assets. These cash flows can be supplemented with the potential sale of non-core assets, insofar as they are not required for the performance of their activity and, consequently, for the generation of the aforesaid future cash flows.

Collective allowance estimates

Exposures that are not assessed using individual allowance estimates are subject to collective allowance estimates.

When calculating collective impairment losses, the Group, in accordance with IFRS 9, mainly takes the following aspects into account:

–

The impairment estimation process takes all credit exposures into account. The Group recognises an impairment loss equal to the best estimate available from internal models, taking into account all of the relevant information which it holds on the existing conditions at the end of the reported period. For some types of risk, including sovereign risk and exposures with credit institutions and general governments of countries in the European Union and other advanced economies, the Group does not use internal models. These exposures are considered to have negligible risk given that, based on the information available as at the date of signing off the consolidated annual financial statements, and considering past experience with these risks, the impairment allowance that these exposures are estimated to require is not significant as long as they are not reclassified into stage 3.

–

In order to collectively assess impairment, internal models estimate a different PD and LGD for each contract. To this end, various types of historical information are used that allow the risk to be individually classified for each exposure (ratings, non-payments, vintage, exposure, collateral, characteristics of the borrower or contract). Available historical information representative of the Institution and past losses (defaults) is therefore taken into account. It is worth highlighting that the estimation obtained from the models is adjusted to account for the existing economic climate and the forecasts in the scenarios considered, the latter being representative of expected credit losses. The estimates of impairment loss allowance models are directly integrated in some activities related to risk management and the input data that they use (e.g. credit ratings and credit scores) are those used for approving risks, monitoring risks, for pricing purposes and in capital calculations. In addition, recurring back-testing exercises are carried out at least once a year, and the models are adjusted in the event any significant deviations are detected. The models are also reviewed regularly in order to incorporate the most recent information available and to ensure that they perform adequately and that they are suitably representative when applied to the current portfolio for the calculation of impairment loss allowances.

Segmentation of models

Specific models exist depending on the segment or product of the customer (portfolio) and each one uses explanatory variables that uniformly catalogue all of the portfolio’s exposures. The purpose of the segmentation of models is to optimise the capture of customers’ default risk profile based on a set of common risk drivers. Therefore, the exposures of these segments can be considered to reflect a uniform collective treatment.

The models for companies calculate PD at the borrower level and are fundamentally segmented according to the size of the company (annual turnover) and its activity (real estate development, holding, or other).

The PD models for natural persons, including the self-employed, follow a segmentation that centres primarily on the lending product. Different models exist for different products: mortgage loans, consumer loans, credit cards and lines of credit, considering the recipient of the transaction (individual or company). PDs are estimated at the contract level, meaning that a single borrower can have different PDs depending on the lending product being quantified.

The models for significant increase in credit risk (SICR) carry out calculations at the contract level, in order to consider the characteristics specific to each transaction (such as origination date and maturity date).

Where LGD is concerned, contracts with similar risk characteristics are grouped together for collective assessment, using the following segmentation hierarchy:

–	By type of borrower: companies, developers and natural persons.

–	By type of guarantee: mortgage, unsecured, monetary/financial, and guarantors.

–	By type of product: credit cards, overdrafts, leases, credits and loans.

Different LGDs are estimated for each segment, which are representative of the borrowers, of the recovery processes and of the recoverability assigned to each one based on the Institution’s past experience.

Risk drivers

The risk drivers or explanatory variables of models are the shared credit risk characteristics. In other words, they are common elements that can be used to rate borrowers in a homogeneous way within a portfolio and which explain the credit risk rating assigned to each exposure. Risk drivers are identified by means of a rigorous process that combines historical data analysis, explanatory power and expert judgement, as well as knowledge about the risk/business.

The main risk drivers are presented hereafter, grouped together by type of model (PD, SICR and LGD).

PD models use credit ratings or credit scores as input data (internal ratings-based (IRB) models used for both risk management and capital calculations). They incorporate additional information to give a more faithful reflection of the risk at a given moment in time (point-in-time). For companies, the early warnings tool known as HAT and the credit rating are used. For individuals, the credit score is used. A description of these tools can be found earlier in this same note.

In both cases, other recent risk events (refinancing, exit from default status, non-payments, lending restrictions) also explain the probability of default.

The explanatory factors mainly used by SICR models are the PD upon approval and the current residual lifetime PD (i.e. for the residual life of the transaction).

LGD models use additional risk drivers that enable a more in-depth segmentation to take place. More specifically, for mortgage guarantees, the LTV (Loan to Value) is used, or the order of priority in the event the mortgage guarantee is enforced. Similarly, the amount of the debt and the type of product are also factors taken into account.

Summary of criteria for classification and allowances

The classification of credit risk and the measurement of allowances are determined based on whether or not there has been a significant increase in credit risk since origination, or on whether or not any default events have occurred:

Observed credit impairment since initial recognition →

Credit risk category	Stage 1	Stage 2	Stage 3	Write-off
Criteria for classification into stages	Transactions in which there has been no significant increase in credit risk since initial recognition and which do not meet the requirements for classification into other categories	Transactions which show a significant increase in credit risk since initial recognition	Transactions whose full recovery is considered doubtful, even if no amounts are more than ninety days past due	Transactions whose possibility of recovery is considered remote due to a manifest and irreversible deterioration of the solvency of the transaction or the borrower
			Transactions with amounts more than 90 days past due	
Calculation of allowance	12-month expected credit loss	Lifetime expected credit loss		Write-off from balance sheet and recognition of the loss in the income statement, at the carrying amount of the transaction
Accrual of interest	Calculated by applying the effective interest rate to the gross carrying amount of the transaction		Calculated by applying the effective interest rate to the amortised cost (adjusted to account for any impairment allowances)	Not recognised in the income statement
Transactions included, by stage	Initial recognition	Transactions which show a significant increase in credit risk since initial recognition	**Transactions classified as Stage 3 as a result of borrower arrears:** Amount of debt instruments with one or more amounts more than 90 days past due	Transactions whose possibility of recovery is considered remote
		Forborne, refinanced and restructured transactions that do not meet the conditions for classification as Stage 3	**Transactions classified as Stage 3 for reasons other than borrower arrears:** • Transactions with no amounts more than 90 days past due but whose full recovery is considered doubtful • Forborne, refinanced and restructured transactions that do not meet the conditions for classification as Stage 2 • Purchased or originated credit-impaired (POCI) transactions	Transactions partially deemed to be irrecoverable even though debt collection rights bave not yet been terminated (write-downs)
		Transactions with amounts more than 30 days past due

Guarantees

Effective guarantees are collateral and personal guarantees proven by the Group to be a valid means of mitigating credit risk.

Under no circumstances will guarantees whose effectiveness significantly depends on the credit quality of the debtor or, where applicable, the economic group of which the debtor forms part, be accepted as effective guarantees.

Based on the foregoing, the following types of guarantees can be considered to be effective guarantees:

–	Real estate guarantees applied as first mortgage liens:

•	Completed buildings and completed component parts:

○	Housing units.

○	Offices, commercial premises and multi-purpose industrial buildings.

○	Other buildings, such as non-multi-purpose industrial buildings and hotels

•	Urban land and regulated building land.

•	Other real estate.

–	Collateral in the form of pledged financial instruments:

•	Cash deposits.

•	Equity instruments in listed entities and debt securities issued by creditworthy issuers.

–	Other collateral:

•	Personal property received as collateral.

•	Subsequent mortgages on properties.

–

Personal guarantees such that direct and joint liability to the customer falls to the new guarantors, who are persons or entities whose solvency is sufficiently verified to ensure the full redemption of the transaction under the terms set forth.

The Group has collateral valuation criteria for assets located in Spain that are in line with prevailing legislation. In particular, the Group applies criteria for the selection and hiring of appraisers that are geared towards assuring their independence and the quality of the appraisals. All of the appraisers used are appraisal companies that have been entered in the Bank of Spain Special Register of Appraisal Firms, and the appraisals are carried out in accordance with the criteria established in Order ECO/805/2003 on rules for the appraisal of real estate and particular rights for specific financial purposes.

Real estate guarantees for loan transactions are valued on the date they are granted, while real estate assets are valued on the date on which they are recognised, whether as a result of a purchase, foreclosure or a payment in kind, and also whenever there is a significant reduction in value. In addition, minimum updating criteria are applied, which ensure that updates take place at least once a year in the case of impaired assets (assets classified as stages 2 or 3 and real estate assets foreclosed or received in lieu of debt), or at least once every three years for large debts classified as stage 1 with no signs of latent credit risk. Similarly, statistical methodologies may be used to update appraisals but only for properties that have a certain level of homogeneity among them, in other words, those with low exposure and low risk whose characteristics are likely to be shared by other properties and which are located in an active market with frequent transactions, although a full appraisal is carried out in accordance with the aforesaid ECO Order (an “ECO appraisal”) at least once every three years.

For assets located in other EU countries, the appraisal is carried out in accordance with that set forth in Royal Decree 716/2009 of 24 April, and in the rest of the world, by companies and/or experts with recognised expertise in the country. Real estate assets located in a foreign country will be appraised using the method approved by the RICS (Royal Institution of Chartered Surveyors), through prudent and independent appraisals carried out by authorised experts in the country where the property is located or, where appropriate, by appraisal firms or services accredited in Spain, and in accordance with the appraisal rules applicable in that country insofar as these are compatible with generally accepted appraisal practices.

The Group has developed internal methodologies to estimate credit loss allowances. These methodologies use the appraisal value as a starting point to determine the amount that can be recovered with the enforcement of real estate guarantees. This appraisal value is adjusted to account for the time required to enforce such guarantees, price trends and the Group’s ability and experience in realising the value of properties with similar prices and time lines, as well as the costs of enforcement, maintenance and sale.

The calculation of credit losses on state-guaranteed loans granted as part of a government support scheme designed to address the impact of COVID-19, irrespective of the credit risk category or categories into which the transaction is classified throughout its life, is based on their expected credit loss less the positive impact of cash flows expected to be recovered with the state guarantee.

Overall comparison between financial asset and real estate asset impairment allowances

The Group has established backtesting methodologies to compare estimated losses against actual losses.

Based on this backtesting exercise, the Group makes amendments to its internal methodologies when this regular backtesting exercise reveals significant differences between estimated losses and actual losses.

The backtests carried out show that the credit loss allowances are adequate given the portfolio’s credit risk profile.

1.3.4.2 Investments in joint ventures and associates

The Group recognises allowances for the impairment of investments in joint ventures and associates, always provided there is objective evidence that the carrying amount of an investment is not recoverable. Objective evidence that equity instruments have become impaired is considered to exist when, after initial recognition, one or more events occur whose direct or combined effect demonstrates that the carrying amount is not recoverable.

The Group considers the following indicators, among others, to determine whether there is evidence of impairment.

–	Significant financial difficulties.

–	Disappearance of an active market for the instrument in question due to financial difficulties.

–	Significant changes in profit or loss, compared to the data included in budgets, business plans or targets.

–	Significant changes in the market in the issuer’s equity instruments, its existing products, or its potential products.

–	Significant changes in the global economy or in the economy of the region in which the issuer operates.

–	Significant changes in the technological or legal environment in which the issuer operates.

The value of the allowances for the impairment of interests held in associates included under the heading of “Investments in joint ventures and associates” is estimated by comparing their recoverable amount against their carrying amount. The carrying amount is the higher of the fair value less selling costs and the value in use.

The Group determines the value in use of each interest held based on its net asset value, or based on estimates of their profit/loss, pooling them into activity sectors (real estate, renewable energy, industrial, financial, etc.) and evaluating the macroeconomic factors specific to that sector that could affect the performance of such companies. In particular, interests held in insurance investees are valued by applying the market consistent embedded value methodology, those held in companies related to real estate are valued based on their net asset value, and those held in financial investees are valued using multiples of their carrying amount and/or the profit of other comparable listed companies.

Impairment losses are recognised in the consolidated income statement for the year in which they materialise and subsequent recoveries are recognised in the consolidated income statement for the year in which they are recovered.

1.3.5 Hedging transactions

The Group has elected to continue applying IAS 39 for its hedge accounting until the IFRS 9 macro hedge accounting project has been finalised, as permitted by IFRS 9.

The Group uses financial derivatives to (i) provide these instruments to customers that request them, (ii) manage risks associated with the Group’s proprietary positions (hedging derivatives), and (iii) realise gains as a result of price fluctuations. To this end, it uses both financial derivatives traded in organised markets and those traded bilaterally with counterparties outside organised markets (over the counter, or OTC).

Financial derivatives that do not qualify for designation as hedging instruments are classified as derivatives held for trading. To be designated as a hedging instrument, a financial derivative must meet the following criteria:

–

It must hedge against the exposure to changes in the value of assets and liabilities caused by interest rate and/or exchange rate fluctuations (fair value hedge), the exposure to variability in estimated cash flows that is attributable to a particular risk of financial assets and financial liabilities, firm commitments and highly probable forecast transactions (cash flow hedge), or the exposure associated with net investments in foreign operations (hedge of net investments in foreign operations).

–

The financial derivative must effectively eliminate some portion of the risk that is inherent in the hedged item or position throughout the entire expected life of the hedge. This effectiveness should be measured both prospectively and retrospectively. To this end, the Group analyses whether, at the time of its inception, a hedge is expected to operate with a high level of effectiveness in business-as-usual conditions. It also runs effectiveness tests throughout the life of the hedge, in order to verify that the results of these tests show an effectiveness that falls within a range of between 80% and 125%.

–

Suitable documentation must be available to show that the financial derivative was acquired specifically to hedge against certain balances or transactions and to show the intended method for achieving and measuring hedge effectiveness, provided that this method is consistent with the Group’s own risk management processes.

Hedges are applied either to individual items and balances (micro-hedges) or to portfolios of financial assets and financial liabilities (macro-hedges). In the latter case, the set of financial assets and financial liabilities to be hedged must share the same type of risk, a condition that is met when the individual hedged items have a similar interest rate sensitivity.

Changes that take place after the designation of the hedge, changes in the measurement of financial instruments designated as hedged items and changes in financial instruments designated as hedging instruments are recognised in the following way:

–

In fair value hedges, differences arising in the fair value of the derivative and the hedged item that are attributable to the hedged risk are recognised directly in the consolidated income statement, with a balancing entry under the headings of the consolidated balance sheet in which the hedged item is included, or under the heading “Derivatives – Hedge accounting”, as appropriate.

In fair value hedges of interest rate risk of a portfolio of financial instruments, gains or losses arising when the hedging instrument is measured are recognised directly in the consolidated income statement. Losses and gains arising from fair value changes in the hedged item that can be attributed to the hedged risk are recognised in the consolidated income statement with a balancing entry under the heading “Fair value changes of the hedged items in portfolio hedge of interest rate risk” on either the asset side or the liability side of the consolidated balance sheet, as appropriate. In this case, hedge effectiveness is assessed by comparing the net position of assets and liabilities in each time period against the hedged amount designated for each of them, immediately recognising the ineffective portion under the heading “Gains or (-) losses on financial assets and liabilities, net” of the consolidated income statement.

–

In cash flow hedges, differences in the value of the effective portion of hedging instruments are recognised under the heading “Accumulated other comprehensive income – Hedging derivatives. Cash flow hedges reserve [effective portion]” on the consolidated statement of equity. These differences are recognised in the consolidated income statement when the losses or gains on the hedged item are recognised through profit or loss, when the envisaged transactions are executed, or on the maturity date of the hedged item.

–

In hedges of net investments in foreign operations, measurement differences in the effective portion of hedging instruments are recognised temporarily in the consolidated statement of equity under “Accumulated other comprehensive income – Hedge of net investments in foreign operations [effective portion]”. These differences are recognised in the consolidated income statement when the investment in foreign operations is disposed of or derecognised from the consolidated balance sheet.

–

Measurement differences in hedging instruments relating to the ineffective portion of cash flow hedges and net investments in foreign operations are recognised under the heading “Gains or (-) losses on financial assets and liabilities, net” of the consolidated income statement.

If a derivative assigned as a hedging derivative does not meet the above requirements due to its termination, discontinuance, ineffectiveness, or for any other reason, it will be treated as a derivative held for trading for accounting purposes. Therefore, changes in its measurement are recognised with a balancing entry in the income statement.

When a fair value hedge is discontinued, any previous adjustments made to the hedged item are recognised in the income statement using the effective interest rate method, recalculated as at the date on which the item ceased to be hedged, and must be fully amortised upon maturity.

Where a cash flow hedge is discontinued, the accumulated gains or losses on the hedging instrument that had been recognised under “Accumulated other comprehensive income” in the consolidated statement of equity while the hedge was still effective will continue to be recognised under that heading until the hedged transaction takes place, at which time the gain or loss will be recognised in the income statement, unless the hedged transaction is not expected to take place, in which case it will be recognised in the income statement immediately.

1.3.6 Financial guarantees

Contracts by which the issuer undertakes to make specific payments on behalf of a third party in the event of that third party failing to do so, irrespective of their legal form, are considered financial guarantees. These can be bonds, bank guarantees, insurance contracts or credit derivatives, among other items.

The Group recognises financial guarantee contracts under the heading “Financial liabilities at amortised cost – Other financial liabilities” at their fair value which, initially and unless there is evidence to the contrary, is the present value of the expected fees and income to be received. At the same time, fees and similar income received upon commencement of the operations, as well as the accounts receivable, measured at the present value of future cash flows pending collection, are recognised as a credit item on the asset side of the balance sheet.

In the particular case of long-term guarantees given in cash to third parties under service contracts, when the Group guarantees a particular level or volume in terms of the provision of such services, it initially recognises those guarantees at their fair value. The difference between their fair value and the disbursed amount is considered an advance payment made or received in exchange for the provision of the service, and this is recognised in the consolidated income statement for the period in which the service is provided. Subsequently, the Group applies analogous criteria to debt instruments measured at amortised cost.

Financial guarantees are classified according to the risk of incurring loan losses attributable to either customer arrears or the transaction and, where appropriate, an assessment is made of whether provisions need to be allocated for these guarantees by applying criteria similar to the criteria used for debt instruments measured at amortised cost.

Income from guarantee instruments is recognised under the heading “Fee and commission income” in the consolidated income statement and calculated applying the rate laid down in the related contract to the nominal amount of the guarantee. Interest from long-term guarantees given in cash to third parties is recognised by the Group under the heading “Interest income” in the consolidated income statement.

1.3.7 Transfers and derecognition of financial instruments from the balance sheet

Financial assets are only derecognised from the consolidated balance sheet when they no longer generate cash flows or when their inherent risks and rewards have been substantially transferred to third parties. Similarly, financial liabilities are only derecognised from the consolidated balance sheet when there are no further obligations associated with the liabilities or when they are acquired for the purpose of their termination or resale.

Note 4 provides details of asset transfers in effect at the end of 2022 and 2021, indicating those that did not involve the derecognition of the asset from the consolidated balance sheet.

1.3.8 Offsetting of financial instruments

Financial assets and financial liabilities are only offset for the purpose of their presentation in the consolidated balance sheet when the Group has a legally enforceable right to offset the amounts recognised in such instruments and intends to settle them at their net value or realise the asset and settle the liability simultaneously.

1.3.9 Non-current assets and assets and liabilities included in disposal groups classified as held for sale and discontinued operations

The “Non-current assets and disposal groups classified as held for sale” heading on the balance sheet includes the carrying amounts of assets – stated individually or combined in a disposal group, or as part of a business unit intended to be sold (discontinued operations) – which are very likely to be sold in their current condition within one year of the date of the consolidated annual financial statements.

It can therefore be assumed that the carrying amount of these assets, which may be of a financial or non-financial nature, will be recovered through the disposal of the item concerned rather than through its continued use.

Specifically, real estate or other non-current assets received by the Group for the full or partial settlement of debtors’ payment obligations are treated as non-current assets held for sale, unless the Group has decided to make continued use of these assets or to include them in its rental operations. Similarly, investments in joint ventures or associates that meet these criteria are also recognised as non-current assets held for sale. For all of these assets, the Group has specific units that focus on the management and sale of real estate assets.

The heading “Liabilities included in disposal groups classified as held for sale” includes credit balances associated with assets or disposal groups, or with the Group’s discontinued operations.

Non-current assets and disposal groups classified as held for sale are measured, both on the acquisition date and thereafter, at the lower of their carrying amount and their fair value less estimated selling costs. The carrying amount at the acquisition date of non-current assets and disposal groups classified as held for sale deriving from foreclosure or recovery is defined as the outstanding balance of the loans or credit that gave rise to these purchases (less any associated provisions). Tangible and intangible assets that would otherwise be subject to depreciation or amortisation are not depreciated or amortised while they remain classified as “Non-current assets and disposal groups classified as held for sale”.

In order to determine the net fair value of real estate assets, the Group uses its own internal methodology, which uses as a starting point the appraisal value, adjusting this based on its past experience of selling properties that are similar in terms of prices, the period during which each asset remains on the consolidated balance sheet and other explanatory factors. Similarly, agreements entered into with third parties for the disposal of these assets are also taken into account.

The appraisal value of real estate assets recognised in this heading is obtained following policies and criteria analogous to those described in the section entitled “Guarantees” in Note 1.3.4. The main appraisal firms and agencies used to obtain market values are listed in Note 6.

Gains and losses arising from the disposal of assets and liabilities classified non-current assets or liabilities held for sale, as well as impairment losses and their reversal, where applicable, are recognised under the heading “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” in the consolidated income statement. The remaining income and expenses relating to these assets and liabilities are disclosed according to their nature.

Discontinued operations are components of the institution that have been disposed of or classified as held for sale and which (i) represent a business line or region that is significant and separate from the rest or is part of a single coordinated plan to dispose of that business or region, or (ii) are subsidiaries acquired solely in order to be resold. Income and expenses of any kind generated by discontinued operations, if any, during the year, including those generated before they were classified as discontinued operations, are presented net of the tax effect as a single amount under the heading “Profit or (-) loss after tax from discontinued operations” in the consolidated income statement, regardless of whether the business has been derecognised from or remains on the asset side of the balance sheet as at year-end. This heading also includes the profit or loss obtained from their sale or disposal.

1.3.10 Tangible assets

Tangible assets include (i) property, plant and equipment held by the Group for current or future use that is expected to be used for more than year, (ii) property, plant and equipment leased out to customers under operating leases, and (iii) investment properties, which include land, buildings and other structures held in order to be leased out or to obtain a capital gain on their sale. This heading also includes tangible assets received in payment of debts classified on the basis of their final use.

As a general rule, tangible assets are measured at their acquisition cost less accumulated depreciation and, if applicable, less any impairment losses identified by comparing the net carrying amount of each item against its recoverable amount.

Depreciation of tangible assets is systematically calculated on a straight-line basis, applying the estimated years of useful life of the various items to the acquisition cost of the assets less their residual value. The land on which buildings and other structures stand is considered to have an indefinite life and is therefore not depreciated.

The annual depreciation charge on tangible assets is recognised in the consolidated income statement and generally calculated based on the remaining years of the estimated useful life of the different groups of components:

Useful life (years)

Land and buildings	17 to 75
Fixtures and fittings	5 to 20
Furniture, office equipment and other	3 to 15
Vehicles	3 to 6
Computers and computer equipment	4

The Group reviews the estimated useful life of the various components of tangible assets at the end of every year, if not more frequently, in order to detect any significant changes. Should any such changes arise, the useful life is adjusted, correcting the depreciation charge in the consolidated income statements for future years as required to reflect the new estimated useful life.

At each year-end closing, the Group analyses whether there are any internal or external signs that a tangible asset might be impaired. If there is evidence of impairment, the Group assesses whether this impairment actually exists by comparing the asset’s net carrying amount against its recoverable amount (the higher of its fair value less selling costs, and its value in use). When the asset’s carrying amount is higher than its recoverable amount, the Group reduces the carrying amount of the corresponding component to its recoverable amount and adjusts future depreciation charges in proportion to the adjusted carrying amount and new remaining useful life, in the event this needs to be re-estimated. Where there are signs that the value of a component has been recovered, the Group records the reversal of the impairment loss recognised in previous years and adjusts future depreciation charges accordingly. The reversal of an impairment loss on an asset component shall in no circumstances result in its carrying amount being increased to a value higher than the value that the asset component would have had if no impairment loss allowances had been recognised in previous years.

In particular, certain items of property, plant and equipment are assigned to cash-generating units in the banking business. Impairment tests are conducted on these units to verify whether sufficient cash flows are generated to support the assets’ value. To this end, the Group (i) calculates the recurring net cash flow of each branch based on the cumulative contribution margin less the allocated recurring cost of risk, and (ii) this recurring net cash flow is regarded as a perpetual cash flow and a valuation is effected using the discounted cash flow method applying the cost of capital and growth rate to perpetuity determined by the Group (see Note 16).

For real estate investments, the Group uses appraisals carried out by third parties entered i n the Bank of Spain’s Special Register of Appraisal Firms, in accordance with criteria set forth in Order ECO/805/2003.

The costs of preserving and maintaining tangible assets are recognised in the consolidated income statement for the year in which they are incurred.

1.3.11 Leases

The Group evaluates the existence of a lease contract at its inception or when its terms are changed. A contract is deemed to be a lease contract when the asset is identified in that contract and the party receiving the asset has the right to control its use.

Leases in which the Group acts as lessee

The Group recognises, for leases in which it acts as lessee, which mostly correspond to lease contracts for real estate and office spaces linked to its operating activity, a right-of-use asset of the leased asset and a liability for payments outstanding at the date on which the leased asset was made available to the Group for use.

The lease term is the non-cancellable period established in the contract, plus the periods covered by an extension option (if the lessee is reasonably certain to exercise that option) and the periods covered by a termination option (if the lessee is reasonably certain not to exercise that option).

For lease contracts with a specified lease term that include, or not, a unilateral option for early termination that can be exercised by the Group and in which the cost associated with such termination is not significant, the term of the lease is generally equivalent to the duration initially stipulated in the contract. However, if there are any circumstances that could result in contracts being terminated early, these will be taken into account.

For lease contracts with a specified lease term that include a unilateral option for extension that can be exercised by the Group, the choice to exercise this option will be made on the basis of economic incentives and past experience.

The lease liability is initially recognised in the heading “Financial liabilities at amortised cost – Other financial liabilities” of the consolidated balance sheet (see Note 21), at a value equal to the present value of estimated payments outstanding, based on the envisaged maturity date. These payments comprise the following items:

–	Fixed payments, less any lease incentives payable.

–	Variable payments that depend on an index or rate.

–	Amounts expected to be paid for residual value guarantees given to the lessor.

–	The exercise price of a purchase option if the Group is reasonably certain to exercise that option.

–	Payments of penalties for terminating the lease, if the lease term shows that an option to terminate the lease will be exercised.

Lease payments are discounted using the implicit interest rate, if this can be easily determined and, if not, the incremental borrowing rate, understood as the rate of interest that the Group would have to pay to borrow the funds necessary to purchase assets with a value similar to the rights of use acquired over the leased assets for a term equal to the estimated duration of the lease contracts.

The payments settled by the lessee in each period reduce the lease liability and accrue an interest expense that is recognised in the consolidated income statement over the lease term.

The right-of-use asset, which is classified as a fixed asset based on the type of leased property, is initially measured at cost, which comprises the following amounts:

–	The amount of the initial measurement of the lease liability, as described above.

–	Any lease payments made at or before the lease commencement date, less any incentives received.

–	Any initial direct costs.

–

An estimate of costs to be incurred in dismantling and removing the leased asset, restoring the site on which it is located or restoring the asset to the condition required by the terms and conditions of the lease.

The right-of-use asset is depreciated on a straight-line basis at the shorter of the useful life of the asset or the lease term.

The criteria for impairing these assets are similar to those used for tangible assets (see Note 1.3.10).

The Group exercises the option to recognise, as an expense during the year, the payments made on short-term leases (those that, at the commencement date, have a lease term of 12 months or less) and leases in which the leased asset has a low value.

Sale and leaseback

If the Group does not retain control over the asset, (i) the asset sold is derecognised from the balance sheet and the right-of-use asset arising from the leaseback is recognised at the proportion of the previous carrying amount that relates to the right of use retained, and (ii) a lease liability is recognised.

If the Group retains control over the asset, (i) the asset sold is not derecognised from the balance sheet and (ii) a financial liability is recognised for the amount of consideration received.

The profit or loss generated in the transaction is immediately recognised in the consolidated income statement, if a sale is determined to exist (only for the amount of the gain or loss relating to the rights over the transferred asset), as the buyer-lessor has acquired control over the asset.

Leases in which the Group acts as lessor

Finance leases

Where the Group is the lessor of an asset, the sum of the present values of payments receivable from the lessee is recorded as financing provided to a third party and is therefore included under the heading “Financial assets at amortised cost” on the consolidated balance sheet. This financing includes the exercise price of the purchase option payable to the lessee upon termination of the contract in cases where the exercise price is sufficiently lower than the fair value of the asset at the maturity date of the option, such that it is reasonably likely to be exercised.

Operating leases

In operating leases, ownership of the leased asset and a substantial proportion of all of the risks and rewards incidental to ownership of the asset remain with the lessor.

The acquisition cost of the leased asset is recognised under the heading “Tangible assets”. These assets are depreciated in accordance with the same policies followed for similar tangible assets for own use and the revenue from the lease contracts is recognised in the consolidated income statement on a straight-line basis.

1.3.12 Intangible assets

Intangible assets are identifiable, non-monetary assets without physical substance that arise as a result of an acquisition from third parties or which are generated internally by the Group. An intangible asset will be recognised when, in addition to meeting this definition, the Group considers it likely that economic benefits deriving from the asset and its cost can be reliably estimated.

Intangible assets are initially recognised at their acquisition or production cost and are subsequently measured at cost less, where applicable, any accumulated amortisation and any impairment loss that may have been sustained.

Goodwill

Positive differences between the cost of a business combination and the acquired portion of the net fair value of the assets, liabilities and contingent liabilities of the acquired entities are recognised as goodwill on the asset side of the consolidated balance sheet. These differences represent an advance payment made by the Group of the future economic benefits derived from the acquired entities that are not individually identified and separately recognised. Goodwill, which is not amortised, is only recognised when acquired for valuable consideration in a business combination.

Each goodwill item is assigned to one or more cash-generating units (CGUs) which are expected to benefit from the synergies arising from the business combinations. These CGUs are the smallest identifiable group of assets which, as a result of their continuous operation, generate cash flows for the Group, separately from other assets or groups of assets.

CGUs, or groups of CGUs, to which goodwill has been assigned are tested at least once a year for impairment, or whenever there is evidence that impairment might have occurred. To this end, the Group calculates their value in use using mainly the distributed profit discount method, in which the following parameters are taken into account:

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Key business assumptions: these assumptions are used as a basis for the cash flow projections used as part of the valuation. For businesses engaging in financial activities, projections are made for variables such as: changes in lending volumes, default rates, customer deposits, interest rates under a forecast macroeconomic scenario, and capital requirements.

–	Estimates of macroeconomic variables and other financial parameters.

–

Projection period: this is usually five years, after which a recurring level is attained in terms of both income and profitability. These projections take into account the existing economic situation at the time of the valuation.

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Discount rate (post-tax): the present value of future dividends, from which a value in use is obtained, is calculated using the Institution’s cost of capital (Ke), from the standpoint of a market participant, as a discount rate. To determine the cost of capital, the CAPM (Capital Asset Pricing Model) is used in accordance with the formula: “Ke = Rf + ß (Pm) + a”, where: Ke = Required return or cost of capital, Rf = Risk-free rate, ß = Company’s systemic risk coefficient, Pm = Market premium and a = Non-systemic risk premium.

–

Growth rate used to extrapolate cash flow projections beyond the period covered by the most recent forecasts: this is based on long-term estimates for the main macroeconomic figures and key business variables, and bearing in mind the existing financial market circumstances and outlooks at all times.

If the carrying amount of a CGU (or group of CGUs to which goodwill has been assigned) is higher than its recoverable amount, the Group recognises an impairment loss that is allocated, firstly, by reducing the goodwill attributed to that CGU and, secondly, if any losses remain to be allocated, by reducing the carrying amount of the remaining allocated assets on a pro rata basis. Impairment losses recognised for goodwill cannot subsequently be reversed.

Other intangible assets

This heading mainly includes intangible assets acquired in business combinations, such as the value of brands and contractual rights arising from relationships with customers of the acquired businesses, as well as computer software.

These intangible assets have a finite useful life and are amortised based on their useful lives, applying similar criteria to those used for tangible assets. The useful life of brands and contractual rights arising from relationships with customers of the acquired businesses varies between 5 and 15 years, while for computer software the useful life ranges from 3 to 15 years. In particular, the applications corresponding to infrastructure, communications, architecture and corporate functions of the banking platforms used by Group entities to carry out their activity generally have a useful life of between 10 and 15 years, while the useful life of applications corresponding to channels and to data & analytics range from 7 to 10 years. The base platform implemented in 2018 that TSB uses to carry out its activity has a useful life of 15 years.

The criteria for recognising impairment losses on these assets and any reversals of impairment losses recognised in earlier financial years are similar to those applied to tangible assets. To this end, the Group determines whether there is evidence of impairment by comparing actual changes against the initial assumptions applied in the parameters used when they were first recognised. These include possible loss of customers, average customer balances, average ordinary income and the assigned cost-to-income ratio.

Changes in the estimated useful life of intangible assets are treated in a similar way to changes in the estimated useful life of tangible assets.

1.3.13 Inventories

Inventories are non-financial assets that are held by the Group for their use or sale in the ordinary course of its business, or which are in the process of production, construction or development for such sale or use, or which are to be consumed in the production process or in the rendering of services.

In general, inventories are measured at either cost value, including all costs of purchase, costs of conversion and other direct and indirect costs incurred in bringing the inventories to their present location and condition, and their net realisable value, whichever is the lower.

Net realisable value means the estimated selling price net of the estimated production and marketing costs to carry out the sale. This value is revised and recalculated on the basis of actual losses incurred on the sale of the assets.

Any value adjustments to inventories, whether caused by impairment due to damage, obsolescence or a fall in selling prices, to reflect their net realisable value, or arising from other losses, are recognised as expenses in the year in which the impairment or other loss occurred. Any subsequent recoveries in value are recognised in the consolidated income statement in the year in which they occur.

Inventories correspond to land and buildings and their net realisable value is calculated based on the appraisal carried out by an independent expert, entered in the Bank of Spain Special Register of Appraisal Firms and performed in accordance with the criteria established in Order ECO/805/2003 on rules for the appraisal of real estate and particular rights for specific financial purposes, which is then adjusted taking into account past experience in selling assets that are similar in terms of prices, the period during which each asset remains on the consolidated balance sheet and other explanatory factors. Nevertheless, statistical methodologies may be used to update appraisals for properties with a fair value or no more than 300,000 euros and which have a certain level of homogeneity among them, in other words, those with low exposure and low risk whose characteristics are likely to be shared by other properties and which are located in an active market with frequent transactions, although a full appraisal is carried out in accordance with the aforesaid ECO Order (an “ECO appraisal”) at least once every three years.

The carrying amount of the inventories is derecognised from the consolidated balance sheet and recognised as an expense during the year in which the income from its sale is recognised.

1.3.14 Own equity instruments

Own equity instruments are defined as equity instruments that meet the following conditions:

–

They do not involve any contractual obligation for the issuer that entails: delivering cash or another financial asset to a third party, or exchanging financial assets or financial liabilities with a third party under terms that are potentially unfavourable to the issuer.

–

In the case of a contract that will or may be settled with the issuer’s own equity instruments: if it is a non-derivative financial instrument, it does not entail an obligation to deliver a variable number of its own equity instruments; or, if it is a derivative instrument, it is settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the issuer’s own equity instruments.

All transactions involving own equity instruments, including their issuance or redemption, are recognised directly with a balancing entry in consolidated equity.

Changes in the value of instruments classified as own equity instruments are not recognised in the financial statements. Any consideration received or paid in exchange for such instruments is directly added to or deducted from consolidated equity net of the associated transaction costs.

Equity instruments issued in full or partial settlement of a financial liability are recognised at fair value unless this cannot be reliably determined. In this case, the difference between the carrying amount of the financial liability (or any part thereof) that has been settled and the fair value of the equity instruments issued is recognised in the income statement for the year.

On the other hand, compound financial instruments, which are those contracts that have both a liability and an equity component from the issuer’s perspective (e.g. convertible bonds that grant their holder the right to convert them into equity instruments of the issuing entity), are recognised at issuance, separating their component parts and presenting them according to their substance.

Assigning the initial carrying amount to the various component parts of the compound instrument shall not imply, under any circumstances, a recognition of earnings. An amount shall first be assigned to the component part that is a financial liability, including any embedded derivative with an underlying asset that is anything other than an own equity instrument. This amount will be obtained based on the fair value of the institution’s financial liabilities that share similar characteristics with the compound instrument, but which are not associated with own equity instruments. The initial carrying amount assigned to the equity instrument will be the residual portion of the initial carrying amount of the compound instrument as a whole, after deducting the fair value assigned to the financial liability.

1.3.15 Remuneration in equity instruments

The delivery of own equity instruments to employees in payment for their services (where these instruments are determined at the start of, and delivered upon completion of, a specified period of service) is recognised as a service cost over the period during which the services are being provided, with a balancing entry under the heading “Other equity” in the consolidated statement of equity. On the date these instruments are awarded, the services received are measured at fair value unless this cannot be reliably estimated, in which case they are measured by reference to the fair value of the committed equity instruments, bearing in mind the tenor and other conditions envisaged in the commitments.

The amounts recognised in consolidated equity cannot subsequently be reversed, even when employees do not exercise their right to receive the equity instruments.

For transactions involving share-based remuneration paid in cash, the Group recognises a service cost over the period during which the services are provided by the employees, with a balancing entry on the liabilities side of the consolidated balance sheet. The Group measures this liability at fair value until it is settled. Changes in value are recognised in the income statement for the year.

1.3.16 Provisions, contingent assets and contingent liabilities

Provisions are present obligations of the Group resulting from past events and whose nature as at the date of the financial statements is clearly specified, but which are of uncertain timing and value. When such obligations mature or become due for settlement, the Group expects to settle them with an expenditure.

In general, the Group’s consolidated annual financial statements include all significant provisions based on which it is estimated that it is more likely than not that the obligation will need to be settled. These provisions include, among other items, pension commitments undertaken with employees by Group entities (see Note 1.3.17), as well as provisions for tax litigation and other contingencies.

Contingent liabilities are any possible obligations in the Group that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more future events not wholly within the control of the Group. Contingent liabilities include present obligations of the Group whose payment is unlikely to originate any reduction in funds, or whose value, in extremely rare cases, cannot be reliably measured. Contingent liabilities are not recognised in the consolidated annual financial statements, rather, they are disclosed in the notes to the consolidated annual financial statements.

Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of events not wholly within the control of the Group. These contingent assets are not recognised on the consolidated balance sheet or in the consolidated income statement, but they are disclosed in the corresponding report where an inflow of economic benefits is probable.

1.3.17 Provisions for pensions

The Group’s pension commitments to its employees are as follows:

Defined contribution plans

These are plans under which fixed contributions are made to a separate entity in accordance with the agreements entered into with each particular group of employees, without any legal or constructive obligation to make further contributions if the separate entity is unable to pay all employee benefits relating to employee service in the current and prior periods.

These contributions are recognised each year in the consolidated income statement (see Note 33).

Defined benefit plans

Defined benefit plans cover all existing commitments arising from the application of the Collective Bargaining Agreement for Banks (Convenio Colectivo de Banca).

These commitments are financed through the following vehicles: the pension plan, insurance contracts, the voluntary social welfare agency (E.P.S.V.) and internal funds.

Pension plan

Banco Sabadell’s employee pension plan covers benefits payable under the aforesaid collective bargaining agreement with employees belonging to regulated groups, with the following exceptions:

–	Additional commitments due to early retirement, as set out in the Collective Bargaining Agreement for Banks.

–	Disability or incapacity arising in certain circumstances.

–	Widowhood and orphanhood benefits arising from the death of a retired member of staff who began their employment after 8 March 1980.

The Banco Sabadell employee pension plan is regarded to all intents and purposes as a plan asset for the obligations insured by entities outside of the Group. Obligations of the pension plan insured by the Group’s associate entities are not considered plan assets.

A Control Board has been created for the pension plan, formed of representatives of the sponsor and representatives of the participants and beneficiaries. This Control Board is the body responsible for supervising its operation and execution.

Insurance contracts

Insurance contracts generally cover certain commitments arising from the Collective Bargaining Agreement for Banks, including:

–	Commitments that are expressly excluded from the Banco Sabadell employee pension plan (listed in the previous section).

–	Serving employees covered by a collective bargaining agreement of Banco Atlántico.

–	Pension commitments in respect of some serving employees not provided for under the collective bargaining agreement.

–	Commitments towards employees on extended leave of absence not covered with benefits accrued in the Banco Sabadell employee pension plan.

–	Commitments towards early retirees. These may be partly financed with benefits accrued in the Banco Sabadell employee pension plan.

These insurance policies have been arranged with insurers outside the Group, whose insured commitments are mainly those towards former Banco Atlántico employees, and with BanSabadell Vida, S.A. de Seguros y Reaseguros.

Voluntary social welfare agency (Entidad de Previsión Social Voluntaria, or E.P.S.V.)

The acquisition and subsequent merger of Banco Guipuzcoano resulted in the takeover of Gertakizun, E.P.S.V., which covers defined benefit commitments in respect of serving and former employees, who are insured by policies. It was set up by the aforesaid bank in 1991 as an agency with a separate legal personality. All of the pension commitments to serving and former employees are insured by entities outside the Group.

Internal funds

Internal funds are used to settle obligations with early retirees up to their legal retirement age and relate to employees previously working for Banco Sabadell.

Accounting record of defined benefit obligations

The “Provisions – Pensions and other post employment defined benefit obligations” heading on the liabilities side of the consolidated balance sheet includes the actuarial present value of pension commitments, which is calculated individually using the projected unit credit method on the basis of the financial and actuarial assumptions set out below. This is the same method used for the sensitivity analysis described in Note 22.

From the obligations thus calculated, the fair value of the plan assets has been deducted. Plan assets are assets that will be used to settle obligations, including insurance policies, since they meet the following conditions:

–	They are not owned by the Group but by a legally separate third party not qualifying as a related party.

–	They are available only to pay or fund employee benefits and are not available to creditors of the Group, even in the event of insolvency.

–

They cannot be returned to the Group unless the assets remaining in the plan are sufficient to settle all obligations, of the plan or of the Institution, relating to employee benefits, or unless assets are to be returned to the Bank to reimburse it for employee benefits previously paid.

–	They are not non-transferable financial instruments issued by the Group.

The assets that back pension commitments shown in the standalone balance sheet of the insurance company BanSabadell Vida, S.A. de Seguros y Reaseguros are not plan assets, as the company is a related party of the Group.

Pension commitments are recognised in the following way:

–

In the consolidated income statement, net interest on the defined benefit liability (asset) net of pension commitments as well as the cost of the services, which includes (i) the cost of services in the current period, (ii) the cost of past services arising from changes made to existing commitments or from the introduction of new benefits, and (iii) any gain or loss arising from a settlement of the plan.

–

Under the heading “Accumulated other comprehensive income – Items that will not be reclassified to profit or loss - Actuarial gains or (-) losses on defined benefit pension plans” in the consolidated statement of equity, the remeasurement of the net defined benefit liability (asset) for pension commitments, which includes (i) actuarial gains and losses generated in the year arising from differences between the previous actuarial assumptions and the real situation and from changes in the actuarial assumptions made, (ii) the return on plan assets, and (iii) any change in the effect of the asset ceiling, excluding, for the last two items, the amounts included in net interest on the defined benefit liability (asset).

The heading “Provisions – Other long term employee benefits” on the liabilities side of the consolidated balance sheet mainly includes the value of commitments undertaken with early retirees. Changes occurring during the year in the value of liabilities are recognised in the consolidated income statement.

Actuarial assumptions

The most relevant financial/actuarial assumptions used in the measurement of pension commitments at 31 December 2022 and 2021 are as follows:

	2022	2021

Tables	PER2020_Col_1er.orden	PER2020_Col_1er.orden
Discount rate, pension plan	3.25% per annum	1.00% per annum
Discount rate, internal fund	3.25% per annum	1.00% per annum
Discount rate, related insurance	3.25% per annum	1.00% per annum
Discount rate, non-related insurance	3.25% per annum	1.00% per annum
Inflation	2.00% per annum	2.00% per annum
Rate of increase in salaries	3.00% per annum	3.00% per annum
Employee disability	SS90-Absolute	SS90-Absolute
Employee turnover	Not considered	Not considered
Early retirement	Considered	Considered
Normal retirement age	65 or 67 years	65 or 67 years

In 2022 and 2021, the discount rate on all commitments has been determined by reference to the return on AA-rated corporate bonds (iBoxx € Corporates AA 10+), with an average duration of 13 and 13.7 years, respectively.

The early retirement age considered is the earliest retirement date after which pension entitlements cannot be revoked by the employer for 100% of the employees.

The return on long-term assets corresponding to plan assets and insurance policies linked to pensions has been determined by applying the same discount rate used in actuarial assumptions (3.25% and 1.00% in 2022 and 2021, respectively).

1.3.18 Foreign currency transactions and exchange differences

The Group’s functional and reporting currency is the euro. Consequently, all balances and transactions denominated in currencies other than the euro are treated as being denominated in a foreign currency.

On initial recognition, debit and credit balances denominated in foreign currencies are translated to the functional currency at the spot exchange rate, defined as the exchange rate for immediate delivery, on the recognition date. Subsequent to the initial recognition, the following rules are used to translate foreign currency balances to the functional currency of each investee:

–	Monetary assets and liabilities are translated at the closing rate, defined as the average spot exchange rate as at the reporting date.

–	Non-monetary items measured at historical cost are translated at the exchange rate ruling on the acquisition date.

–	Non-monetary items measured at fair value are translated at the exchange rate ruling on the date on which the fair value was determined.

–	Income and expenses are translated at the exchange rate ruling on the transaction date.

In general, exchange differences arising on the translation of debit and credit balances denominated in foreign currency are recognised in the consolidated income statement. However, for exchange differences arising in non-monetary items measured at fair value where the fair value adjustment is recognised under the heading “Accumulated other comprehensive income” in the consolidated statement of equity, a breakdown is given for the exchange rate component of the remeasurement of the non-monetary item.

The balances of the financial statements of consolidated entities with a functional currency other than the euro are translated into euros in the following manner:

–	Assets and liabilities are translated at the exchange rate ruling at each year-end closing.

–	Income and expenses are translated at the average exchange rate, weighted by the volume of transactions of the company whose income and expenses are being translated.

–	Equity is translated at historical exchange rates.

Exchange differences arising in the translation of financial statements of consolidated entities with a functional currency other than the euro are recognised under the heading “Accumulated other comprehensive income” on the consolidated statement of equity.

The exchange rates applied to translate balances denominated in foreign currency into euros are those published by the European Central Bank on 31 December of each year.

1.3.19 Recognition of income and expenses

Interest income and expenses and other similar items

Interest income and expenses and other similar items are generally accounted for over the period in which they accrue using the effective interest rate method, under the headings “Interest income” or “Interest expenses” of the consolidated income statement, as applicable. Dividends received from other entities are recognised as income at the time the right to receive them originates.

Commissions, fees and similar items

Generally, income and expense in the form of commissions and similar fees are recognised in the consolidated income statement based on the following criteria:

–	Those linked to financial assets and financial liabilities measured at fair value through profit or loss are recognised at the time of disbursement.

–	Those related to transactions carried out or services rendered over a given period of time are recognised throughout that period.

–	Those related to a transaction or service that is carried out or rendered in a single act are recognised when the originating act takes place.

Financial fees and commissions, which form an integral part of the effective cost or yield of a financial transaction, are accrued net of associated direct costs and recognised in the consolidated income statement over their expected average life.

Assets managed by the Group but owned by third parties are not included in the balance sheet. Fees generated by this activity are recognised under the heading “Fee and commission income” in the consolidated income statement.

Non-financial income and expenses

These items are recognised in the accounts upon delivery of the non-financial asset or upon provision of the non-financial service. To determine the carrying amount and when this item should be recognised, a model is used that consists of five steps: identification of the contract with the customer, identification of the separate obligations of the contract, calculation of the transaction price, distribution of the transaction price between the identified obligations and, lastly, recognition of the revenue when, or as, the obligations are settled.

Deferred payments and collections

Deferred payments and collections are accounted for at the carrying amount obtained by discounting expected cash flows at market rates.

Levies

For levies and tax obligations whose amount and date of payment are certain, the obligation is recognised when the event that leads to its payment takes place in line with the legislative terms and conditions. Therefore, the item to be paid is recognised when there is a present obligation to pay the levy.

Deposit guarantee schemes

The Bank is a member of the Deposit Guarantee Fund. In 2022, the Management Committee of the Deposit Guarantee Fund of Credit Institutions, in accordance with that established in Royal Decree Law 16/2011 and Royal Decree 2606/1996, set the contribution for all entities covered by the Fund’s deposit guarantee at 0.175% of the value of deposits guaranteed as at 31 December 2021. The contribution of each entity is calculated according to the amount of deposits guaranteed and their risk profile. Furthermore, the contribution to the securities guarantee offered by the Fund has been set at 0.2% of 5% of the value of the securities guaranteed as at 31 December 2022 (see Note 32).

Some of the consolidated entities are integrated into schemes which are similar to the Deposit Guarantee Fund and they make contributions to these schemes in accordance with domestic regulations (see Note 32). The most significant of these are listed below:

–	TSB Bank plc makes contributions to the Financial Services Compensation Scheme.

–	Banco Sabadell, S.A. Institución de Banca Múltiple makes contributions to the deposit guarantee scheme established by the Instituto para la Protección del Ahorro Bancario.

Single Resolution Fund

Law 11/2015 of 18 June, together with its implementing regulation through Royal Decree 1012/2015, entailed the transposition into Spanish law of Directive 2014/59/EU. This Directive established a new framework for the resolution of credit institutions and investment firms, and it is also one of the standards that have contributed to the establishment of the Single Resolution Mechanism, created through Regulation (EU) 806/2014. This regulation sets out standard rules and procedures for the resolution of credit institutions and investment firms within the framework of a Single Supervisory Mechanism and a Single Resolution Fund at European level.

As part of the implementation of this Regulation, on 1 January 2016 the Single Resolution Fund came into effect, to operate as a financing instrument which the Single Resolution Board can use. The Single Resolution Board is the European authority that makes decisions on the resolution of failing banks, in order to efficiently undertake the resolution measures that have been adopted. The Single Resolution Fund receives contributions from credit institutions and investment firms subject to the same.

The calculation of each entity’s contribution to the Single Resolution Fund, governed by Commission Delegated Regulation (EU) 2015/63, is based on the proportion that each entity represents with respect to the aggregate total liabilities of the Fund’s member entities, after deducting own funds and the guaranteed amount of the deposits. The latter is then adjusted to the Institution’s risk profile (see Note 32).

1.3.20 Corporation tax

Corporation tax applicable to the Spanish companies of Banco Sabadell Group, as well as similar taxes applicable to foreign investees, is considered to be an expense and is recognised under the heading “Tax expense or (-) income related to profit or loss from continuing operations” in the consolidated income statement, except when it arises as a result of a transaction that has been directly recognised in the consolidated statement of equity, in which case it is recognised directly in the latter.

The total corporation tax expense is equivalent to the sum of current tax, calculated by applying the relevant levy to taxable income for the year (after applying fiscally admissible deductions and benefits), and the variation in deferred tax assets and deferred tax liabilities recognised in the consolidated income statement.

Taxable income for the year may be at variance with the income for the year as shown in the consolidated income statement, as it excludes items of income or expenditure that are taxable or deductible in other years as well as items that are non-taxable or non-deductible.

Deferred tax assets and deferred tax liabilities relate to taxes expected to be payable or recoverable arising from differences between the carrying amount of the assets and liabilities appearing in the financial statements and the related tax bases (“tax value”), as well as tax losses carried forward and unused tax credits that might be offset or applied in the future. They are calculated by applying to the relevant timing differences or tax credits the tax rate at which they are expected to be recovered or settled (see Note 39).

A deferred tax asset such as a tax prepayment or a credit in respect of a tax deduction or tax benefit, or a credit in respect of tax-loss carry-forwards, is always recognised provided that the Group is likely to obtain sufficient future taxable profits against which the tax asset can be realised, and that these are not derived from the initial recognition (except in a business combination) of other assets and liabilities in an operation that does not affect either the tax result or the accounting result.

Deferred tax assets arising due to deductible timing differences arising from investments in subsidiaries, branches and associates, or from equity interests in joint ventures, are only recognised insofar as the difference is expected to be reversed due to the dissolution of the investee.

Deferred tax liabilities arising from timing differences associated with investments in subsidiaries and associates are recognised in the accounts unless the Group is capable of determining when the timing difference will reverse and, in addition, such a reversal is unlikely.

The “Tax assets” and “Tax liabilities” on the consolidated balance sheet include all tax assets and tax liabilities, differentiating between current tax assets/liabilities (to be recovered/paid in the next twelve months, for example, a corporation tax payment made to the tax authority (Hacienda Pública)) and deferred tax assets/liabilities (to be recovered/paid in future years).

Income or expenses recognised directly in the consolidated statement of equity that do not affect profits for tax purposes, and income or expenses that are not recognised directly and do affect profits for tax purposes, are recorded as timing differences.

At each year-end closing, recognised deferred tax assets and liabilities are reviewed to ascertain whether they are still current and to ensure that there is sufficient evidence of the likelihood of generating future tax profits that will allow them to be realised, in the case of assets, adjusting them as required.

To conduct the aforesaid review, the following variables are taken into account:

–

Forecasts of results of each entity or fiscal group, based on the financial budgets approved by the Group’s directors for a five-year period, subsequently applying constant growth rates similar to the mean long-term growth rates of the sector in which the various companies of the Group operate;

–	Estimate of the reversal of timing differences on the basis of their nature; and

–	The period or limit set forth by prevailing legislation in each country for the reversal of the different tax assets.

1.3.21 TLTRO III programme

Against the backdrop of Covid-19, the European Central Bank announced measures designed to mitigate the impact arising from this situation, including the TLTRO III programme, which offers favourable conditions for banks to borrow funds. More specifically, the TLTRO III programme ensured an interest rate that would be no higher than the average deposit facility rate, provided that the growth targets of eligible net lending established by the European Central Bank were met in certain special reference periods established for 2021 and 2020, which the Bank met. In addition, the interest rate was 50 basis points lower between 24 June 2020 and 23 June 2022, reaching -1% during that period.

Moreover, from 23 June 2022 to 22 November 2022 these transactions earned the average deposit facility rate over the lifetime of the TLTRO III operation. Finally, on 27 October 2022, the European Central Bank decided to recalibrate these funding operations and, since 23 November 2022, the applicable interest rate is index-linked to the average of the applicable official interest rates of the European Central Bank as from that date.

The Group has considered that the use of a more favourable interest rate, i.e. the deposit facility rate, rather than the interest rate on the main refinancing operations, subject to compliance with the lending performance thresholds established by the European Central Bank, does not place the conditions of these operations significantly below market interest rates; therefore, this refinancing has been recognised as a financial liability measured at amortised cost in accordance with IFRS 9.

The further interest rate reduction of 50 basis points for the period from 24 June 2020 to 23 June 2022 was not subject to compliance with any specific net lending target, since it was considered that this reduction could result in the cost of this financing having better conditions than those in the market during the aforesaid time period. Accordingly, this reduction has been considered a discount associated with the Covid-19 pandemic, aimed at reducing the Bank’s borrowing costs, and it has been systematically recognised under net interest margin in the income statement throughout the aforesaid period (see Note 4.4.3.1).

1.3.22 Consolidated statement of recognised income and expenses

This statement sets out the recognised income and expenses resulting from the Group’s activity during the year, distinguishing between items recognised as profit or loss in the consolidated income statement and those recognised directly in consolidated equity.

As such, this statement shows:

–	Consolidated profit or loss for the year

–	Changes in “Accumulated other comprehensive income” in consolidated equity, which includes:

•	Gross recognised income and expenses, distinguishing between those that will not be reclassified in the income statement and those which may be reclassified in the income statement.

•

Corporation tax due on recognised income and expenses, with the exception of adjustments arising in equity interests held in associates or joint ventures accounted for using the equity method, which are shown net.

•

Total consolidated recognised income and expenses, calculated as the sum of the two previous sections, showing separately the amount attributed to the controlling entity and the amount corresponding to minority interests (non-controlling interests).

1.3.23 Consolidated statement of total changes in equity

This statement sets out all changes in the Group’s equity, including those arising from accounting changes and correction of errors. It sets out a reconciliation of the carrying amount at the beginning and end of the year of all items that comprise consolidated equity, grouping changes together by type in the following items:

–

Adjustments due to accounting changes and correction of errors: includes the changes in consolidated equity that arise as a result of the retroactive restatement of financial statement balances, distinguishing between those that arise from changes in accounting criteria and those that correspond to the correction of errors.

–	Total recognised income and expenses: includes, in aggregate form, the total of items recognised in the aforesaid consolidated statement of recognised income and expenses.

–

Other changes in consolidated equity: includes the remaining items recognised in consolidated equity, such as capital increases or decreases, distribution of dividends, transactions with own equity instruments, payments with own equity instruments, transfers between equity items and any other increase or decrease of consolidated equity.

1.3.24 Consolidated cash flow statement

Consolidated cash flow statements have been prepared using the indirect method, in such a way that, based on the Group’s results, the non-monetary transactions and all types of deferred payment items and accruals which have been or will be the cause of operating income and expense have been taken into account, in addition to the income and expenses associated with cash flows from activities classified as investing or financing activities.

The consolidated cash flow statement includes certain items which are defined as follows:

–

Cash flows: inflows and outflows of cash and cash equivalents, where ‘cash equivalents’ are short-term, highly liquid investments with a low risk of changes in value. For these purposes, in addition to cash, deposits held with central banks and demand deposits held with credit institutions are also classified as cash components or equivalents.

–	Operating activities: typical day-to-day activities of the Group and other activities that cannot be classified as investing or financing activities.

–	Investing activities: the acquisition, sale or other disposal of long-term assets and other investments not included in cash and cash equivalents or in operating activities.

–	Financing activities: activities that result in changes in the size and composition of consolidated equity and of liabilities that do not form part of operating activities.

No situations requiring the application of significant judgements to classify cash flows have arisen during the year.

There have been no significant transactions that have generated cash flows not reflected in the consolidated cash flow statement.

1.4 Comparability

The information presented in these consolidated annual financial statements corresponding to 2021 is provided solely and exclusively for purposes of comparison with the information for the year ended 31 December 2022 and therefore does not constitute the Group’s consolidated annual financial statements for 2021.

Note 2 – Banco Sabadell Group

Subsidiaries and associates as at 31 December 2022 and 2021 are listed in Schedule I, along with their registered offices, primary activities, the Bank’s percentage shareholding in each, key financial data and the consolidation method used (full consolidation or equity method) in each case.

Schedule II provides details of consolidated structured entities (securitisation funds).

A description is provided hereafter of the business combinations, acquisitions and sales or liquidations which are most representative of investments in the capital of other entities (subsidiaries and/or investments in associates) made by the Group during 2022 and 2021. Schedule I also includes details of changes in the scope of consolidation in each financial year and the results obtained by the Group on the disposal of its subsidiaries and associates.

Changes in the scope of consolidation in 2022

Additions to the scope of consolidation:

There were no significant additions to the scope of consolidation in 2022.

Exclusions from the scope of consolidation:

There were no significant exclusions from the scope of consolidation in 2022.

Changes in the scope of consolidation in 2021

Additions to the scope of consolidation:

There were no significant additions to the scope of consolidation in 2021.

Exclusions from the scope of consolidation:

–

On 29 April 2021, Banco Sabadell and ALD Automotive Group entered into a long-term strategic partnership to offer vehicle leasing products, allowing Banco Sabadell to improve its customer value proposition for mobility solutions, with a larger and more innovative range of vehicle leasing products. This transaction was closed on 30 November 2021 after obtaining the necessary authorisations.

The agreement included the sale of 100% of the share capital of BanSabadell Renting, S.L.U. for 59 million euros, adjusted by the change in the company’s equity between the reference date used for ALD Automotive Group’s offer (i.e. 30 September 2020) and the closing date of the transaction. The transaction added 10 basis points to the Group’s fully-loaded Common Equity Tier 1 (CET1) ratio. The Group earned 41,907 thousand euros in profit on this transaction, which was recognised under the “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” heading of the consolidated income statement (see Note 37).

–

On 5 October 2021, Banco Sabadell sold its entire stake held in Banc Sabadell d’Andorra, S.A., which represented 50.97% of its share capital (51.61% including the proportional part of treasury stock) to Mora Banc Grup, S.A. for 68 million euros. The transaction added 7 basis points to the Group’s fully-loaded Common Equity Tier 1 (CET1) ratio. The Group earned 11,725 thousand euros in profit on this transaction, which was recognised under the “Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations” heading of the consolidated income statement (see Note 37).

With the exception of the transactions described above, there were no significant changes to the scope of consolidation in 2021.

Other significant transactions in 2022

The Group made no other significant transactions worth mentioning in 2022. Nevertheless, on 22 September 2022, the Bank announced that it was in the process of analysing a possible strategic agreement with an industrial partner specialising in its merchant acquiring business. This process of analysis currently underway aims to reinforce the competitive advantage and expand its value proposition in this area.

Other significant transactions in 2021

On 4 June 2021, having obtained the relevant authorisations and having met all the conditions that needed to be met prior to closing the transaction, set out in the agreement reached by the parties on 28 March 2020, Banco Sabadell sold its institutional depositary business to BNP Paribas Securities Services S.C.A., Sucursal en España (BP2S) for 115 million euros.

The sale agreement envisages additional collections after closing, subject to the achievement of certain objectives linked to the volume of the assets deposited with BP2S and revenues from the deposit fees on those assets.

The transaction will generate net profit of 75 million euros, of which 59 million euros were recognised on the consolidated income statement for 2021 (mainly, an item of income of 84 million euros under the heading “Gains or (-) losses on derecognition of non-financial assets, net” and an item of expense of 25 million euros under the heading “Tax expense or (-) income related to profit or loss from continuing operations”). The remaining 16 million euros will be accrued in the consolidated income statement over a period of 10 years from the date the transaction is closed (see Note 36).

Note 3 – Shareholder remuneration and earnings per share

Set out below is the proposed distribution of the profits earned by Banco de Sabadell, S.A. in 2022, which the Board of Directors will submit to shareholders for approval at the Annual General Meeting, together with the proposed distribution of profits earned by Banco de Sabadell S.A. in 2021, which was approved by shareholders at the Annual General Meeting of 24 March 2022:

Thousand euro
	2022	2021

To dividends	225,079	168,809
To Canary Island investment reserve	279	—
To voluntary reserves	515,193	159,603

Profit for the year of Banco de Sabadell, S.A.	740,551	328,412

On 26 October 2022, the Board of Directors of Banco Sabadell agreed to distribute an interim dividend in cash, to be paid out of its earnings in 2022, of 0.02 euros (gross) per share, which was paid on 30 December 2022.

In fulfilment of the mandatory requirement indicated in Article 277 of Spain’s Capital Companies Act (Ley de Sociedades de Capital), the provisional statement of accounts provided below was created by the Bank to confirm the existence of sufficient liquidity and profit at the time of its approval of the aforesaid interim dividend:

Thousand euro
Available for the payment of dividends according to the interim statement at:	30/09/2022

Banco Sabadell profit as at the date indicated, after provisions for taxes	639,537
Estimated statutory reserve	—
Estimated Canary Island investment reserve	(139)

Maximum amount available for distribution	639,398

Interim dividend proposed	111,806
Cash balance available at Banco de Sabadell, S.A. (*)	36,968,295

(*) Includes the balance of the heading “Cash, cash balances at central banks and other demand deposits”.

Similarly, on 25 January 2023, the Board of Directors of Banco Sabadell agreed to submit a proposal to the Annual General Meeting for the distribution of a supplementary dividend of 0.02 euros (gross) per share, to be paid out of the earnings of 2022, in cash, foreseeably in the month following the Annual General Meeting.

In addition to the cash dividend, the Board of Directors of Banco Sabadell also agreed to establish a share buyback, to be purchased out of the earnings of 2022, for redemption, subject to the corresponding prior authorisations, at a maximum of 204 million euros, the terms of which will be announced separately prior to launch.

Total shareholder remuneration for the financial year 2022, which combines the cash dividend with the share buyback programme, will be equivalent to 50% of the Group’s profit attributable to the owners of the parent.

At the Annual General Meeting held on 24 March 2022, shareholders agreed to distribute a dividend of 0.03 euros (gross) per share, to be paid out of the earnings of 2021, which was paid on 1 April 2022.

The distributions of profits of subsidiaries are subject to approval by shareholders at their respective Annual General Meetings.

Earnings per share

Basic earnings (or loss) per share are calculated by dividing the net profit attributable to the Group, adjusted by earnings on other equity instruments, by the weighted average number of ordinary shares outstanding in the year, excluding any treasury shares acquired by the Group. Diluted earnings (or loss) per share are calculated by applying adjustments for the estimated effect of all potential conversions of ordinary shares to the net profit attributable to the Group and the weighted average number of ordinary shares outstanding.

The Group’s earnings per share calculations are shown below:

	2022	2021

Profit or loss attributable to owners of the parent (thousand euro)	858,642	530,238
Adjustment: Remuneration of other equity instruments (thousand euro)	(110,374)	(100,593)
Profit or (-) loss after tax from discontinued operations (thousand euro)	—	—
Profit or loss attributable to the owners of the parent, adjusted (thousand euros)	748,267	429,646

Weighted average number of ordinary shares outstanding (*)	5,593,885,977	5,586,444,414
Assumed conversion of convertible debt and other equity instruments		—
Weighted average number of ordinary shares outstanding, adjusted	5,593,885,977	5,586,444,414

Earnings (or loss) per share (euros)	0.13	0.08
Basic earnings (or loss) per share adjusted for the effect of mandatory convertible	0.13	0.08
bonds (euros)
Diluted earnings (or loss) per share (euros)	0.13	0.08

(*) Number of shares outstanding, excluding the average number of own shares held in treasury stock during the year.

As at 31 December 2022 and 2021, there were no other financial instruments or share-based commitments with employees with a significant impact on the calculation of diluted earnings (or loss) per share for the periods presented. For this reason, basic earnings per share coincide with diluted earnings (or loss) per share.

Note 4 – Risk management

Throughout 2022, Banco Sabadell Group has continued to strengthen its risk management and control framework by incorporating improvements in accordance with supervisory expectations and market trends.

Bearing in mind that Banco Sabadell Group takes risks during the course of its activity, good management of these risks is a central part of the business. The Group has established a set of principles, set out in policies and rolled out through procedures, strategies and processes, which aim to increase the likelihood of achieving the strategic objectives of the Group’s various activities, facilitating management in an uncertain environment. This set of principles is called the Global Risk Framework.

4.1. Macroeconomic, political and regulatory environment

Macroeconomic environment

When managing risks, the Group considers the macroeconomic environment. The most significant aspects of 2022 are set out below:

–	The main factors at play in 2022 were the war in Ukraine and the energy crisis in Europe, while increasingly less importance was attached to Covid-19.

–

In the wake of deteriorating geopolitical relations, Russia completely and indefinitely cut of its gas supplies flowing to Europe through the main pipeline linking both regions. This led to an unprecedented increase in the price of natural gas and electricity in Europe and stoked fears that strict energy rationing might be introduced during the winter.

–	Developed countries across the globe saw their economies deteriorate over the year due to the consequences of the conflict in Ukraine, persistently high inflation and tighter financial conditions.

–	In Spain, the economy outperformed the rest of the Eurozone, although it also slowed down over the year. The labour market remained relatively steady, with the lowest unemployment rate since 2008.

–	In terms of economic policy in Spain, the government extended existing measures and rolled out new measures to deal with the energy crisis and high inflation.

–	Spain also made progress in rolling out the Next Generation European funds, although the allocation and execution of these funds fell short of the government’s expectations.

–	Emerging economies proved resilient to the global economic environment, although the risks remained in economies with weaker fundamentals. China abandoned its zero-Covid policy at the end of the year.

–	In Latin America, Mexico saw good economic performance, thanks to its limited exposure to Ukraine, the improvement of problems in global supply chains and its proximity to the United States.

–	Inflation was the macroeconomic variable that aroused the most interest in 2022, reaching new record highs, with inflationary pressures spreading to various components.

–

Inflation was pushed up by the higher costs of energy and commodities as a result of the conflict in Ukraine. In the United States and the United Kingdom, the jump in wages also contributed to higher inflation.

–	Central banks focused on combatting inflation, introducing widespread interest rate hikes.

–

The European Central Bank (ECB) raised interest rates by 250 basis points, introducing hikes of up to 75 basis points in two consecutive meetings. The ECB also discontinued its asset purchase programmes and announced that it would begin to reduce its balance sheet in 2023.

–

The Federal Reserve (Fed) began its most aggressive rate hike cycle in several decades, increasing the range of its Fed funds rate by 425 basis points, coinciding with the launch of its quantitative tightening programme.

–

The Bank of England (BoE) raised its base rate in each of its monetary policy meetings, gradually increasing the scale of these rate hikes. The BoE also began selling assets from its balance sheet in November.

–	2022 was a very negative year for both fixed-income markets and equity markets across the globe.

–	Long-term government bond yields in the main developed countries rebounded sharply, influenced by aspects such as inflation and the interest rate hikes introduced by central banks.

–	Peripheral sovereign debt risk premiums also rebounded in 2022, although they remained at relatively contained levels.

–

The dollar saw widespread appreciation, acting as a safe-haven asset given the global economic landscape. In its currency pair with the euro, it appreciated to levels not seen since 2002, falling below parity for a few weeks.

–	Emerging currencies generally found support, as the monetary tightening cycle began earlier in these economies. Sovereign risk premiums inched upwards but remained far from record high levels.

–

Financial authorities believed that the risks to financial stability increased over the year due to the deterioration of financial and economic conditions, meaning that the banking industry faces higher risks in the medium term.

Political and regulatory environment

Impacts stemming from the war in Ukraine

The war between Russia and Ukraine, which broke out at the end of February 2022 and which is still ongoing today, prompted governments to adopt plans and measures similar to those proposed during the health emergency in order to mitigate the impacts of the conflict (ICO guarantee lines and direct aid for affected sectors).

Banco Sabadell’s credit risk with both individuals and companies from these countries is limited, and the same is true of its counterparty credit risk with financial institutions from both countries. Specifically, the largest exposures relate to mortgage loans granted to customers of Russian, Ukrainian or Belarusian nationality residing outside Spain, although these amount to less than 300 million euros. The real estate assets securing the aforesaid exposures are located in Spain, with an average loan-to-value of 39%. Furthermore, these are transactions that have been on the balance sheet for an average of six and a half years.

ICO guarantee line in the context of war in Ukraine

On 29 March 2022, the government approved the plan outlining its response to Russia’s invasion of Ukraine through Royal Decree-Law 6/2022. The response plan contained, among other measures, an ICO guarantee line of 10 billion euros, designed to ensure that companies affected by the rise in costs of energy and commodities caused by the conflict could have access to liquidity.

The features of the guarantee line included, among others: all companies and self-employed professionals would be able to benefit from it, with the exception of the financial and insurance sectors; the deadline for applying for these guarantees was 1 December 2022; and banks would need to keep their customers’ working capital lines open until 31 December 2022.

Subsequently, on 10 May 2022, a Council of Ministers’ agreement approved the first tranche of this guarantee line, amounting to 5 billion euros, stating that its granting was subject to the European Commission’s authorisation of the guarantee line, which was eventually received on 2 June 2022.

The continuation of the conflict and its impacts required the initially adopted European Temporary Framework to be revised in order to adapt and extend it. To that end, the European Commission amended the European Temporary Framework on 20 July 2022 and again on 28 October 2022, in order to (i) prolong all the measures set out in the Temporary Crisis Framework until 31 December 2023, (ii) increase the ceilings applicable to state aid and (iii) introduce additional flexibility for liquidity support.

In line with the decision of the European Commission, the Council of Ministers approved Royal Decree-Law 19/2022 of 22 November, which extended the guarantee line included in the response plan to Russia’s invasion of Ukraine, intended to ensure that all self-employed professionals and companies could access liquidity, to 31 December 2023. In addition to extending the aforesaid guarantee line, the agreement of the Council of Ministers introduced certain amendments to the configuration of the first tranche activated in May. Specifically, the first tranche of the guarantee line was divided into two compartments, one amounting to 3.5 billion euros for SMEs and the self-employed and the other amounting to 1.5 billion euros for large enterprises, to ensure that companies of all sizes could continue to have access to finance.

Similarly, the maximum thresholds that limited the guarantee amount for each enterprise were raised to 2,000,000 euros in general, 250,000 euros for primary agricultural holdings and 300,000 for fishing and aquaculture, with no change to the conditions that existed previously.

Lastly, on 27 December, a 450 million euro direct aid scheme was established for the enterprises hit the hardest by the increase of gas prices, such as those involved in the ceramic industry.

Impacts of interest rate hikes and rising inflation

Measures to ease the mortgage burden

On 22 November 2022, through an agreement of the Council of Ministers, the government introduced a package of measures designed to ease the mortgage burden. The package acts in three ways. Firstly, it amends the 2012 Code of Good Practice, reinforcing the relief measures available to vulnerable households by reducing the applicable interest rate during the five-year grace period (to Euribor minus 0.10% from the current Euribor plus 0.25%), by introducing the option to apply for debt restructuring for a second time and by extending the period during which they can request that their home be surrendered in settlement of the outstanding debt to two years. The scope of application of the aforesaid Code of Good Practice was also extended, so that any households whose effort rate has increased by less than 50% may benefit from a two-year grace period, from a more favourable interest rate during this period and from a term extension on their loans of up to seven years. Secondly, it created a new temporary Code of Good Practice (valid for two years), which will ease the financial burden of mortgages taken out by middle-class families up to 31 December 2022, by freezing repayment instalment amounts and extending the repayment period of the loan to seven years. Thirdly, expenses and fees will be reduced to make it easier to change from a floating rate to a fixed rate and the fees charged for early repayments and for changing from a floating-rate mortgage to a fixed-rate mortgage will be scrapped for the whole of 2023. Uptake of the two Codes of Good Practice by financial institutions is voluntary, although once they become signatories, compliance therewith is mandatory.

Banco Sabadell became a signatory of the new Code of Good Practice on 16 December 2022.

Impacts arising from Covid-19

The public health emergency caused by Covid-19 in March 2020 continued until early 2022 and was gradually overcome in the first half of the year in the main markets in which the Group operates. 2022 saw the application of the support measures approved by governments in 2020 and 2021 to provide the support needed by viable businesses, particularly in the form of public guarantees, as well as a Code of Good Practice specifically for the Covid-19 crisis, of which Banco Sabadell became a signatory in 2021.

Regarding the granting of ICO guarantees, through an agreement of the Council of Ministers on 21 June 2022, the government approved the possibility of applying maturity extensions to the Covid ICO guarantees beyond 30 June 2022, when the EU state aid temporary framework was due to expire. Extending the duration of the guarantees allows companies and self-employed professionals to extend the repayment term of their loans, subject to approval by the relevant financial institution, to up to 8 or 10 years.

In addition, on 28 October 2022, the European Commission also decided to prolong the possibility to grant investment support measures for a sustainable recovery under the State Aid COVID Temporary Framework until 31 December 2023.

Brexit

The Group continues to monitor the developments and consequences of Brexit. Since the Brexit deals came into effect on 1 January 2021, attention has focused mainly on the difficulties identified by certain sectors in relation to the continuation of trade relations between the United Kingdom and the European Union and the way in which companies have been adapting to the new trade arrangements. It is difficult to separate the impacts caused by Brexit from the disruptions observed in global supply chains initially associated with pandemic-related restrictions and subsequently with the reopening of the economy and the recovery of demand as well as, more recently, the conflict in Ukraine and the energy crisis. Another aspect that has attracted attention in 2022 has been the implementation of the Northern Ireland protocol, due to tensions between the United Kingdom and the European Union in spite of the flexibility introduced in border controls for goods crossing between Great Britain and Northern Ireland. Tensions in this regard have continued throughout the year and negotiations between the United Kingdom and the European Union continue in pursuit of a more stable and long-lasting solution.

The United Kingdom has continued with the publication of proposals, for consultation purposes, regarding the regulation of financial services, using the new regulatory freedoms proffered by Brexit. On the other hand, news of financial service activity moving from the United Kingdom to the European Union and the United States continues to trickle through.

On the other hand, in relation to the specific activity of Banco Sabadell Group in the United Kingdom, and from an operational standpoint, there are no signs of vulnerability in terms of existing contracts between counterparties, cross-dependency on financial market infrastructures, reliance on funding markets, etc. It is also worth noting that TSB has a low risk profile, with one of the most robust capital positions in the United Kingdom (fully-loaded CET1 capital ratio of 17.1%), with a balance sheet that is evenly distributed between loans and deposits (loan-to-deposit ratio of 105%) and with a loan book in which over 90% of loans are mortgage-secured. Furthermore, the quality of this mortgage book is very high, with an average LTV of 42%, and only a relatively small exposure to high-risk segments.

In 2022, the Bank analysed the recoverability of the capital invested in TSB, based on the financial forecasts approved by the Board of Directors. The results of the analysis showed that there are no signs of impairment in this investment, as detailed in Note 16.

4.2 Key milestones during the year

4.2.1 The Group’s risk profile during the year

The following milestones have been achieved in relation to the Group’s risk profile during 2022:

I.	Non-performing assets:

–	Decrease in the NPL ratio in the year, from 3.7% to 3.4%, due to a reduction of stage 3 volumes as a result of improved credit quality.

II.	Lending performance:

–

Gross performing loans continue to increase year-on-year in all geographies, excluding the impact of the evolution of foreign currencies, with annual growth figures of 1.7% in Spain, 3.3% in the UK (TSB) and 1.4% in Mexico.

–	In Spain, the year-on-year growth is primarily driven by loans to individuals (the increase in the mortgage portfolio is noteworthy) and by business loans.

–	In TSB, at a constant exchange rate, annual growth was 3.3%, supported by the positive evolution of the mortgage book.

III.	Concentration:

–	From a sectoral point of view, the loan portfolio is diversified, has limited exposure to the sectors most sensitive to the current environment and follows a downward trend.

–

Similarly, in terms of individual concentration, the risk metrics relating to concentration of large exposures do show a slight upward trend but nevertheless remain within the appetite level. The credit ratings of top segments improve significantly as more recent balance sheets with a more diluted impact of the health crisis are introduced.

–	Geographically speaking, the portfolio is positioned in the most dynamic regions, both in Spain and worldwide. International exposures account for 36% of the loan book.

IV.	Strong capital position:

–	The CET1 ratio improved by 33 basis points to 12.55% in fully-loaded terms as at 2022 year-end (compared to 12.22% as at 2021 year-end).

–	The phase-in Total Capital ratio stood at 17.08% as at the end of 2022, thus remaining above requirements with an MDA buffer of 399 basis points. The leverage ratio was 4.59% (in fully-loaded terms).

V.	Sound liquidity position:

–	The LCR stood at 234% (compared to 221% as at 2021 year-end) and the loan-to-deposit ratio was 96% at the end of 2022.

4.2.2 Strengthened credit risk management and control environment

2022 has been marked by the monitoring and control of the measures introduced to mitigate the effects of Covid-19, as well as high inflation and the effects of the war in Ukraine.

To that end, particular attention has been paid to monitoring and controlling the measures introduced (mainly ICOs). RAS metrics have also been strengthened and exposure to the sectors most affected by the crisis has been assessed to mitigate its impact.

In the case of individuals, the management and control framework has been reinforced, with changes in RAS metrics and with new origination rules and proposals for interest rate adjustments, effort rates and available income to cope with higher interest rates and the inflationary environment.

Performance of the main solutions offered in Spain

In terms of the ICO Covid lines, as at 31 December 2022, the amount of the loans granted was approximately 7.4 billion euros (8.6 billion euros as at 31 December 2021). As at year-end, the bulk of the payment holidays had already expired.

In 2022, Banco Sabadell took up the new ICO guarantee line in the context of war in Ukraine and undertook to adhere to the new Code of Good Practice, which includes measures to ease the mortgage burden of vulnerable individuals.

Performance of the main solutions offered in the United Kingdom

In the United Kingdom, the main solutions offered during 2020 and 2021 to help SMEs during the Covid-19 pandemic were government-guaranteed loans to companies, known as BBLs (Bounce Back Loans). These loans have been benefitting from extensions (Pay-as-you-Grow) introduced by the government during the year, facilitating repayment conditions for customers. The exposure to these loans as at 2022 year-end amounted to 379 million pounds, representing 64% of the business customer portfolio (546 million pounds as 31 December 2021, representing more than 75% of the business customer portfolio). In response to the more recent cost-of-living crisis, regulators and financial Institutions in the country have focused on establishing adequate communication channels, tools and training to support and proactively help their customers, in particular those in vulnerable situations.

4.3 General principles of risk management

Global Risk Framework

The Global Risk Framework aims to establish the common basic principles relating to the risk management and control activity of Banco Sabadell Group, including, among other things, all actions associated with the identification, decision-making, measurement, assessment, monitoring and control of the different risks to which the Group is exposed. With the Global Risk Framework, the Group aims to:

–	Follow a structured and consistent approach to risk throughout the Group.

–	Foster an open and transparent culture with regard to risk management and control, encouraging the involvement of the entire organisation.

–	Facilitate the decision-making process.

–	Align the accepted risk with the risk strategy and the risk appetite.

–	Understand the risk environment in which it operates.

–	Ensure, following the guidelines of the Board of Directors, that critical risks are identified, understood, managed and controlled efficiently.

The Group’s Global Risk Framework consists of the following elements:

–	The Group’s Global Risk Framework Policy.

–	The Risk Appetite Framework (RAF) of the Group and subsidiaries.

–	The Risk Appetite Statement (RAS) of the Group and subsidiaries.

–	Specific policies for the various material risks to which the Group and subsidiaries are exposed.

4.3.1 Global Risk Framework Policy

As an integral part of the Global Risk Framework, the Global Risk Framework Policy establishes the common basic principles for Banco Sabadell Group’s risk management and control activities, including, among other things, all actions associated with the identification, decision-making, measurement, assessment, monitoring and control of the different risks to which the Group is exposed. These activities comprise the duties carried out by the various areas and business units of the Group as a whole.

Consequently, the Global Risk Framework Policy sets out a general framework for the establishment of other policies related to risk management and control, determining core/common aspects that are applicable to the various risk management and control policies.

The Global Risk Framework is applied in all of the Group’s business lines and entities, taking into account proportionality criteria in relation to their size, the complexity of their activities and the materiality of the risks taken.

Global Risk Framework principles

For risk management and control to be effective, the Group’s Global Risk Framework must comply with the following principles:

–	Risk governance and involvement of the Board of Directors through the model of three lines of defence, among others;

The risk governance arrangements established in the various policies that form part of the Global Risk Framework promote a sound organisation of risk management and control activities, categorising risk, defining limits and establishing clear responsibilities at all levels of the organisation through policies, procedures and manuals specific to each risk.

Among other duties, the Board of Directors of Banco de Sabadell, S.A. is responsible for identifying the Group’s main risks, implementing and monitoring appropriate internal control and reporting systems, which include challenging and monitoring the Group’s strategic planning and supervising the management of material risks and their alignment with the risk profile defined by the Group.

Similarly, the equivalent bodies of the Group’s various subsidiaries have the same level of involvement in risk management and control activities at the local level.

The Group’s risk governance arrangements are designed to organise risk management and control activities by means of the model of three lines of defence, granting independence, hierarchical authority and sufficient resources to the Risk Control function. In the same way, the governance model seeks to ensure that risk management and control processes offer an end-to-end vision of the phases involved.

–	Alignment with the Group’s business strategy, particularly through the implementation of the risk appetite throughout the organisations;

Through the set of policies, procedures, manuals and other documents that comprise it, the Group’s Global Risk Framework is aligned with the Group’s business strategy, adding value as it is designed to contribute to the achievement of objectives and improve medium-term performance. It is therefore embedded in key processes such as strategic and financial planning, budgeting, capital and liquidity planning and, in general, business management.

–	Integration of the risk culture, focusing on aligning remuneration with the risk profile;

Corporate culture and corporate values are a key element, as they strengthen the ethical and responsible behaviour of all members of the organisation.

The Group’s risk culture is based on compliance with the regulatory requirements applicable to it in all of its areas of activity, ensuring compliance with supervisory expectations and best practices in relation to risk management, monitoring and control.

One of the priorities established by the Group is the maintenance of a solid risk culture in the aforesaid terms, on the understanding that this lays the groundwork for appropriate risk-taking, makes it easier to identify and manage emerging risks, and encourages employees to carry out their activities and engage in the business in a legal and ethical manner.

–	A holistic view of risk that translates into the definition of a taxonomy of first- and second-tier risks based on their nature; and

The Global Risk Framework, through the set of documents that comprise it, considers a holistic view of risk: it includes all risks, paying particular attention to the correlation between them (inter-risk) and within the risk itself (intra-risk), as well as the effects of concentration.

–	Alignment with the interests of stakeholders

The Group regularly makes material disclosures to the public, so that market participants can maintain an informed opinion as to the suitability of the management and control framework for these risks, thus ensuring transparency in risk management.

Similarly, risks are managed and controlled with a view to safeguarding the interests of the Group and its shareholders at all times.

4.3.2 Risk Appetite Framework (RAF)

The risk appetite is a key element in setting the risk strategy, as it determines the scope of activity. The Group has a Risk Appetite Framework (RAF) that sets out the governance framework governing its risk appetite.

Consequently, the RAF establishes the structure and mechanisms associated with the governance, definition, disclosure, management, measurement, monitoring and control of the Group’s risk appetite established by the Board of Directors of Banco de Sabadell, S.A.

An effective implementation of the RAF requires an adequate combination of policies, processes, controls, systems and procedures that enable a set of defined objectives to not only be achieved, but to be done so in an effective and continuous way.

The RAF covers all of the Group’s business lines and units, in accordance with the proportionality principle, and it is designed to enable suitably informed decisions to be made, taking into account the material risks to which it is exposed, including both financial and non-financial risks.

The RAF is aligned with the Group’s strategy and with the strategic planning and budgeting processes, the internal capital and liquidity adequacy assessments, the Recovery Plan and the remuneration framework, among other things, and it takes into account the material risks to which the Group is exposed, as well as their impact on stakeholders such as shareholders, customers, investors, employees and the general public.

4.3.3 Risk Appetite Statement (RAS)

The RAS is a key element in determining the Institution’s risk strategies. It establishes qualitative expressions and quantitative limits for the different risks that the Institution is willing to accept, or seeks to avoid, in order to achieve its business objectives. Depending on the nature of each risk, the RAS includes both qualitative aspects and quantitative metrics, which are expressed in terms of capital, asset quality, liquidity, profitability or any other measure deemed to be relevant. The RAS is therefore a key element in setting the risk strategy, as it determines the area of activity.

Qualitative aspects of the RAS

The Group’s RAS includes the definition of a set of qualitative aspects, which essentially help to define the Group’s position with regard to certain risks, especially when those risks are difficult to quantify.

These qualitative aspects complement the quantitative metrics, establish the general tone of the Group’s approach to risk-taking and define the reasons for taking or avoiding certain types of risks, products, geographical exposures and other matters.

Quantitative aspects of the RAS

The set of quantitative metrics defined in the RAS are intended to provide objective elements with which to compare the Group’s situation against the goals or challenges proposed at the risk management level. These quantitative metrics follow a hierarchical structure, as established in the RAF, with three levels: board (or first-tier) metrics, executive (or second-tier) metrics and operational (or third-tier) metrics.

Each of these levels has its own approval, monitoring and action arrangements that should be followed in the event a threshold is ruptured.

In order to gradually detect possible situations of deterioration of the risk position and thus be able to monitor and control it more effectively, the RAS sets out a system of thresholds associated with the quantitative metrics. These thresholds reflect the desirable levels of risk for each metric, as well as the levels that should be avoided. A breach of these thresholds can trigger the activation of remediation plans designed to rectify the situation.

These thresholds are established to reflect different levels of severity, making it possible to take preventive action before excessive levels are reached. Some or all of the thresholds will be established for a given metric, depending on the nature of that metric and its hierarchical level within the structure of RAS metrics.

4.3.4 Specific policies for the different material risks

The various policies in place for each of the risks, together with the operating and conceptual procedures and manuals that form part of the set of regulations of the Group and its subsidiaries, are tools on which the Group and subsidiaries rely to expand on the more specific aspects of each risk.

For each of the Group’s material risks, the policies describe the principles and critical management parameters, the main people and units involved and their duties (including the roles and responsibilities of the various divisions and committees in relation to risks and their control systems), the associated procedures, as well as monitoring and control mechanisms.

4.3.5 Overall organisation of the risk function

Governance structure

The Board of Directors of Banco de Sabadell, S.A. is the body responsible for establishing the general guidelines for the organisational distribution of the risk management and control functions, as well as determining the main strategies in this regard, and for ensuring consistency with the Group’s short- and long-term strategic objectives, as well as with the business plan, capital and liquidity planning, risk-taking capacity and remuneration schemes and policies.

The Board of Directors of Banco de Sabadell, S.A. is also responsible for approving the Group’s Global Risk Framework.

In addition, within the Board of Directors of Banco de Sabadell, S.A., there are five committees involved in the Group’s Global Risk Framework and, therefore, in risk management and control (the Board Risk Committee, the Board Strategy and Sustainability Committee, the Delegated Credit Committee, the Board Audit and Control Committee and the Board Remuneration Committee). There are also other Committees and Divisions with a significant level of involvement in the risk function.

Board of Directors
Board Committees related to risks
Board Risk Committee
Oversees risk profile and alignment with RAS
Delegated Credit Committee
Approves transactions as per conferred powers
Board Strategy and Sustainability Committee
Evaluates, proposes and recommends strategically important actions
Board Audit and Control Committee
Oversees effectiveness of internal control, internal audit and risk management systems
Board Remuneration Committee
Oversees remuneration policy and its alignment with Global Risk Framework
Management Committee
Main Committees related to risks
Technical Risk Committee
Supports Board Risk Committee and Risk Management
Risk Operations Committee
Decides whether to accept credit risks as per conferred powers
NPA Monitoring & Management Committee
Coordinates recovery cycle and proactive management strategies
Internal Control Body
Ensures compliance with AML/CFT legislation
Asset and Liability Committee
Ensures structural balance sheet risks are managed
UK Steering Coordination Committee
Ensures alignment between Group and TSB policies

The governance structure that has been defined aims to ensure a suitable development and implementation of the Global Risk Framework and, consequently, of the risk management and control activity within the Group, while at the same time it aims to facilitate:

–	The participation and involvement of the Group’s governing bodies and Senior Management in decisions regarding risks, and also in their supervision and control.

–	The alignment of targets and objectives at all levels, monitoring their achievement and implementing corrective measures where necessary.

–	The existence of an adequate management and control environment for all risks.

Organisation

The Group establishes an organisational model for assigning and coordinating risk control responsibilities based on the three lines of defence. This model is described, for each of the risks, in the various policies that make up the Group’s body of regulations, in which responsibilities specific to each of the three lines of defence are established.

For each line of defence, the risk policies describe and assign responsibilities, as appropriate, to the following functions (or any other additional ones that ought to be considered):

–

First line of defence: responsible for maintaining adequate and effective internal control and implementing corrective actions to rectify deficiencies in its processes and controls. The responsibilities attributed to this line under the Global Risk Framework are as follows:

•	Maintain effective internal controls and perform day-to-day risk assessment and control procedures;

•	Identify, quantify, control and mitigate risks, complying with the established internal policies and procedures and ensuring that activities are consistent with the established goals and objectives;

•	Implement adequate management and oversight processes to ensure compliance with regulations, focusing mainly on control errors, inadequate processes and unforeseen events.

–

Second line of defence: in general, the second line of defence ensures that the first line of defence is well designed and performs its assigned duties. It also puts forward suggestions for its continuous improvement. The core responsibilities attributed to this line are the following:

•	Ensure the existence and promote the update of a Global Risk Framework, which establishes the core principles for adequate risk management and control.

•	Put forward the Institution’s Risk Appetite Statement (RAS) for approval, ensuring it is kept fully up to date at all times and monitoring it on an ongoing basis.

•

Supervise the risk management and control activities carried out by the first line of defence to ensure they conform to the established policies and procedures, bearing in mind the functions specifically assigned this task, and identify areas for improvement within risk management.

•	Formulate independent opinions to lend support in decision-making processes.

•	Periodically analyse and report to the governance and management bodies on the risk profile of the Institution through the RAS.

•	Report to the Board Risk Committee on the status and potential development of the Institution’s risks.

•	Provide guidance and support to identify, assess, monitor, manage and mitigate the Institution’s risks.

•

The Validation Division gives opinions regarding the suitability of new proposals, changes or adjustments to models, tools and processes with material methodological components. It also designs and rolls out the model risk management and control framework and monitors the Group’s model risk profile.

–

Third line of defence: helps the Group to achieve its objectives by providing a systematic and disciplined approach to assess the adequacy and effectiveness of the organisation’s governance processes and its risk management and internal control activities.

4.4 Management and monitoring of the main material risks

The most salient aspects concerning the management of the first-tier risks identified in the Banco Sabadell Group risk taxonomy and concerning the actions taken in this regard in 2022 are set out below:

4.4.1 Strategic risk

Strategic risk is associated with the risk of losses or negative impacts materialising as a result of strategic decisions or their subsequent implementation. It also includes the inability to adapt the Group’s business model to changes in the environment in which it operates.

The Group develops a Strategic Plan which sets out the Bank’s strategy for a specified period of time. In 2021, Banco Sabadell defined a new Strategic Plan which sets out the key courses of action and transformation for each business line over the coming years, in order to seize the opportunity of consolidating its position as a major domestic bank.

As part of the Strategic Plan, the Group carries out five-year financial projections, which are the result of the implementation of the strategies defined in the Plan. These projections are carried out on the basis of the most likely economic scenario for the key geographies (baseline scenario) and they are also included in the ICAAP as a baseline scenario. The economic scenario is described in terms of the key risk factors impacting the Group’s income statement and balance sheet. In addition, the Plan is regularly monitored in order to analyse the Group’s most recent performance and changes in the environment, as well as the risks taken.

The projection exercises and their monitoring are integrated into management arrangements, as they set out the key aspects of the Group’s medium- and long-term strategy. The Plan is drawn up at the business unit level, on the basis of which the Group manages its activities, and annual results are also assessed in terms of compliance with the risk appetite.

Strategic risk includes the management and control of four risks:

–

Solvency risk: this is the risk of not having sufficient capital, in terms of either quality or quantity, to achieve strategic and business objectives, withstand operational losses or meet regulatory requirements and/or the expectations of the market in which an institution operates.

–

Business risk: this refers to the possibility of incurring losses as a result of adverse events that negatively affect the capacity, strength and recurrence of the income statement, either because of its viability (short term) or sustainability (medium term).

–

Reputational risk: this is the current or future risk of losses being incurred as a result of failures related to processes and operations, strategy or corporate governance and which generate a negative perception among customers, counterparties, shareholders, investors or regulators that could negatively affect the Group’s ability to maintain its business relationships or establish new ones, and to continue to access funding sources.

–

Environmental risk: the risk of incurring losses as a result of the impacts, both those existing at present and those that may exist in the future, stemming from the environmental risk factors (associated with climate change and environmental degradation) and affecting counterparties or invested assets, as well as aspects affecting financial institutions as legal entities. Environmental factors can produce negative impacts through different risk drivers, which can be categorised as either physical risks or transition risks.

4.4.1.1 Solvency risk

Banco Sabadell’s ratios are above the minimum capital requirements established by the European Central Bank. Therefore, the Group is not subject to any caps on the distribution of dividends, variable remuneration or coupon payments made to holders of AT1 capital instruments.

Banco Sabadell is also compliant with MREL, which coincides with supervisory expectations and is in line with its funding plans.

Details on the closing data as at 31 December 2022 for solvency risk and capital management are available in Note 5 to these annual financial statements.

4.4.1.2 Business risk

The economic environment in 2022 has been marked by the conflict between Russia and Ukraine, an energy crisis, continuously climbing rates of inflation, higher interest rates, as well as the slowdown of the main global economies, although in the last few months of the year annual inflation figures in Spain surprised to the downside, becoming more moderate during the month of December for the fifth consecutive month and reaching 5.5%.

Against this backdrop, a number of European governments adopted new tax packages in order to protect households and companies from the sharp rise in energy prices. The exacerbation of the energy crisis also deteriorated the growth-inflation mix, leaving various developed economies in a situation tantamount to stagflation.

In 2022, inflationary pressures resulted in a faster pace of monetary policy normalisation, in turn causing: (i) interest rate hikes, (ii) the discontinuation of central banks’ bond-buying schemes, (iii) the removal of other liquidity stimulus measures such as haircuts applied to assets eligible as collateral and, lastly, (iv) the repayment of long-term borrowings (TLTRO III). All of this increases the risk of returning to a more competitive environment in search of liquidity, with potential increases in financial costs and a reduction of liquidity buffers, which had fallen to record low levels in recent years. This new environment of higher interest rates is causing both institutions and the Supervisor to focus on managing and controlling its associated risks.

The change of course of central banks’ monetary policies has incentivised the Group’s profitability and net interest income, although no significant impact on funding costs has been observed as yet.

In spite of this context, in 2022 the Bank has significantly increased its net profit, with the year-on-year increase of net interest income being particularly worthy of note, and the cost savings delivered by the efficiency plan that began in 2020 and ended in March 2022 have fully come through. This all contributed to year-end ROTE levels standing higher than those disclosed to the market and set as guidance for the Institution in 2023.

4.4.1.3 Reputational risk

In recent years, both customers and society as a whole have attached more importance to the service offered by banks. Vulnerable customers and their specific needs have gained visibility. The change of the Group’s business model, shifting to one in which less of the service is provided in person, increases the materiality of this risk as these stakeholders’ perception of its performance is one of the factors that it considers.

Banco Sabadell Group bases its business model on corporate values such as ethics, professionalism, rigour, transparency, quality and, in general, long-term business relationships that are beneficial to both the Group and its counterparties.

The Group rigorously manages its reputational risk, identifying any potential or actual threat of this type in good time and ensuring that it is suitably dealt with as quickly and as early as possible, as the materialisation of such a risk could jeopardise the achievement of the vision that the Group has for its future and that it wishes to convey to the market, with its own unique and recognisable personality.

The Group monitors this risk through the Board Risk Committee, which has a dashboard with indicators associated with the main stakeholders. The qualitative aspects of the RAS include the following aspects:

–	Low appetite in the event of threats to the Group’s reputation.

–	Special consideration of restrictions on transactions with borrowers associated with political parties and the media.

–

The Group neither invests nor provides funding to companies linked to the development, manufacture, distribution, storage, transfer or sale of controversial weapons, as set forth in the various conventions of the United Nations currently in force.

–

The products and services offered to customers need to be known by all of the parties involved, who must be specifically trained for their sale, only offering customers products and services that are appropriate to their needs, and safeguarding their interests.

4.4.1.4 Environmental risk

The big milestone in the international commitment to fight against climate change materialises in the 2015 Paris Agreement, which promotes the reduction of carbon emissions to limit global warming to “well below” 2°C in 2100 and which aims not to exceed 1.5ºC in relation to pre-industrial average temperatures (1850-1900). The European Union included the Agreement in its legislation, detailing and tightening it through a ‘regulatory tsunami’ whose main initiatives are established in the Action Plan on Sustainable Finance (APSF) of March 2018, as well as in its subsequent restatement in the Renewed Sustainable Finance Strategy (RSFS) of July 2021.

Banco Sabadell Group’s commitment to sustainability has been incorporated into all areas of its strategy and business model, internal governance, risk management and assessment arrangements, steering its activity and processes in order to make a firm contribution to sustainability and the fight against climate change and environmental degradation. The aim is to support the Group’s customers in the transition towards a sustainable future, either by providing them with the appropriate and necessary funding for this or by offering them savings and investment products that help to achieve a world with greenhouse gas emissions neutrality. This is in addition to the Institution’s own aims of achieving greenhouse gas (GHG) emissions neutrality and of continuing to reduce its own consumption.

As part of this corporate goal, throughout 2022 Banco Sabadell Group has continued to implement the Sustainable Finance Plan, which includes a series of initiatives that add to its track record of projects designed to pursue a more sustainable economy.

Furthermore, all these initiatives make it possible to adopt and implement the various sustainability regulations to which Banco Sabadell Group is subject, as well as to comply with supervisory expectations with regard to the management and disclosure of environmental risks established by the European Central Bank (ECB).

In line with our commitment to achieve a sustainable future, since 2021 Banco Sabadell Group has been a member of the Net-Zero Banking Alliance (NZBA), an international banking alliance under the auspices of the United Nations, whose main goal is to achieve the alignment of their loan and investment portfolios with net-zero emissions scenarios by 2050 or earlier. Undertaking this commitment implies being able to achieve one of the most ambitious climate targets established in the Paris Agreement.

Lastly, since 2020 Banco Sabadell Group has also undertaken to follow the recommendations for disclosure of financial information related to climate-related risks established by the Task Force on Climate-related Financial Disclosures (TCFD).

Banco Sabadell Group Sustainable Finance Plan

Since 2020, Banco Sabadell Group has been developing a cross-cutting Sustainable Finance Plan that will allow the Institution to honour its sustainability commitments and adopt all the regulations, regulatory initiatives and supervisory expectations relating to banking in the European Union (EU).

Within the initiatives carried out, it is worth noting the approval by the Board of Directors of the Sustainability Policy in 2020 (which defines the vision, governance and responsibilities of the three lines of defence in relation to sustainability) and of the Environmental Risk Policy drawn up in July 2021 (which defines the critical management parameters to progressively and proportionally integrate these risks in the risk management and control units and business units).

During this year, environmental risk indicators have also continued to be defined and developed and are gradually being converted to metrics that are included in the Risk Appetite Framework in order to manage and monitor these risks. Furthermore, the Climate Risk Policy has been reviewed and its scope of application and content have been expanded in order to include the risks associated with environmental degradation (air pollution, water pollution, water scarcity, land pollution, loss of biodiversity, deforestation, etc.). This is why the Climate Risk Policy has been renamed the Environmental Risk Policy.

Environmental risk management

Environmental risk should be understood as the risk of incurring losses as a result of the impacts, both those existing at present and those that may exist in the future, stemming from the environmental risk factors (associated with climate change and environmental degradation) and affecting counterparties or invested assets, as well as aspects affecting financial institutions as legal entities.

Environmental factors can produce negative impacts through different risk drivers, which can be categorised as either physical risks or transition risks:

–

Physical risks are those that occur due to the physical effects of climate change (consequence of adverse climate-related and geological events or changes in climate patterns) and due to environmental degradation (consequence of changes and severe effects on the balance of ecosystems). They can in turn be categorised as either acute risks or chronic risks.

–

Transition risks are those that occur due to the uncertainty related with the timing and speed of the process for adjusting to an environmentally sustainable economy. This process can be affected by four drivers: political (regulatory) and legal risks, technology risks, market and economic risks, as well as reputational and social risks.

For more information on environmental risk, please refer to the Non-Financial Disclosures Report (NFDR), which forms part of the consolidated Directors’ report.

In line with the EBA’s Sustainable Finance Plan to be implemented throughout 2020-2025 and under which ESG risks and factors are expected to be included in the EU regulatory framework (Pillars I, II and III of the Basel prudential framework for credit institutions), Banco Sabadell Group is adapting and aligning its internal corporate governance, strategy, structure and risk management and control processes, as well as its disclosures, in order to comply with these planned regulations. This change process is based on the materiality assessment of the impacts of environmental risk (the E in ESG) and on the analysis of the transmission channels that they feed into. In the final instance, environmental risk ultimately acts as an additional risk driver affecting traditional bank risks (e.g. credit, market, liquidity and operational risks). It is therefore important to measure its final impact (e.g. in terms of the solvency of both customers/ counterparties and of the Institution itself).

At present, as the EBA and the ECB themselves acknowledge, the academic world is working intensively and rapidly to develop and define the most suitable methodologies that can be used to tackle technical challenges and the lack of robust data facing the field of sustainability-related risks (with each of the letters of the ESG acronym).

Every year, Banco Sabadell Group carries out a qualitative materiality assessment of the impacts that environmental risks have on the main traditional bank risks affected: credit risk, market risk, liquidity risk, operational risk, reputational risk, strategy risk and business model risk. In 2022, this assessment has been expanded to include not only climate-related risk but also the risk associated with environmental degradation. Thus, the following activities now take place on a regular basis: (i) a quantitative estimate of the impacts stemming from environmental risk on credit risk, market risk, liquidity risk and operational risk, (ii) a quantitative analysis of the exposure of its credit portfolios to the most carbon-intensive sectors and (iii) a measurement of its sustainable exposure (green, social and sustainability-linked transactions).

It is worth noting that the Group has incurred no previous material losses associated with climate-related risk. Furthermore, it is worth mentioning that in an initial qualitative assessment of the materiality of the environmental risk factors for those risks in which those could be considerable, it was concluded that the impacts were concentrated in credit portfolios. Specifically, transition risks were found to be the most material, from a triple point of view: regulations, technological change and market factors. While no impact is expected in the near term, the potential medium- and long-term impacts should continue to be monitored and assessed on an ongoing basis, depending on the sector.

As regards banking activity, a network of teams specialising in environmental risks is being developed and deployed in both risk management and control areas and in the business units themselves, who collect information related to the sustainability of customers and their banking activity through specific ESG questionnaires and indicators. The end goal is to support customers during the transition to a more sustainable economy.

It is also worth noting the implementation of an internal eligibility guide, aligned with the EU’s taxonomy and the ICMA’s Social Bond Principles, which will be updated with the Social Taxonomy and which can be used to validate the sustainability of the credit transactions financed by Banco Sabadell Group, as well as the adoption of sector-specific rules which set out the commitment to sustainability of the Institution when granting finance to certain greenhouse gas-intensive sectors and sectors with the greatest potential social and environmental impact.

In the same vein, the Sustainable Finance Plan expands the portfolio of sustainable products with the aim of paving the way for the transition of the economy towards sustainability. New financing solutions have been launched, including products such as ‘eco-leases’ and the ‘eco-reformas’ loan for energy-efficient and sustainable home renovations. They have also been integrated across the entire product portfolio, making it possible for a wide range of products to be made sustainable, provided the financed investment meets the stipulated requirements.

In addition, it is worth mentioning that over the year Banco Sabadell Group has continued to issue new green bonds in the capital markets amounting to 1,695 million euros (500 million euros in 2021).

4.4.2. Credit risk

Credit risk refers to the risk of losses being incurred as a result of borrowers’ failure to fulfil their payment obligations, or of losses in value taking place due simply to the deterioration of borrower quality.

4.4.2.1 Credit risk management framework

Acceptance and monitoring

Credit risk exposures are rigorously managed and monitored through regular assessments of borrowers’ solvency and their ability to honour their payment obligations undertaken with the Group, adjusting the exposure limits established for each counterparty to levels that are deemed to be acceptable. It is also normal practice to mitigate credit risk exposures by requiring borrowers to provide collateral or other guarantees to the Bank.

The Board of Directors grants powers and discretions to the Delegated Credit Committee to allow the latter to confer different approval powers to different decision-making levels. The implementation of authority thresholds in credit approval systems ensures that the conferral of approval powers established at each level is linked to the expected loss calculated for each transaction, also considering the total amount of the total risk exposure with an economic group and the amount of each transaction.

To optimise the business opportunities provided by each customer and guarantee an appropriate level of security, responsibility for accepting and monitoring risks is shared between the account manager and the risk analyst who, by maintaining effective communication, are able to obtain a comprehensive (360°) and forward-looking insight into each customer’s individual circumstances and needs.

The account manager monitors the business aspect through direct contact with customers and by handling their day-to-day banking activity, while the risk analyst takes a more system-based approach making use of his/her specialised knowledge.

The implementation of advanced risk management methodologies also benefits the process as it ensures that proactive measures can be taken once a risk has been identified. Of vital importance in this process are tools such as credit rating systems for companies and credit scoring systems for individuals, as well as early warning indicators for monitoring risk. These are integrated into a single tool that provides a comprehensive and forward-looking vision of customers.

The analysis of indicators and early warnings, in addition to credit rating reviews, allow an integrated and continuous measurement to be made of the level of risk taken. The establishment of efficient procedures to manage performing loans also benefits the management of past-due loans as it enables a proactive policy to be devised based on a timely identification of any cases with propensity to default.

Risk monitoring is carried out for all exposures in order to identify potentially problematic situations and prevent credit impairment. In general, this monitoring is based on early warnings system at both the transaction/borrower level and at the portfolio level, and both systems use the firm’s internal information and external information in order to obtain results. Risk monitoring is carried out prior to any default and on a forward-looking basis, i.e. with an outlook based on the foreseeable future development of circumstances, in order to determine both actions to strengthen the business (increase lending) and to prevent risk (risk mitigation, improvement of guarantees, etc.).

The early warnings system allows an integrated measurement to be made of the level of the risk taken and allows it to be transferred to recovery management specialists, who determine the different types of procedures that should be implemented. Therefore, different groups or categories are established for risks that exceed a given limit and according to predicted default rates, so that they can be treated individually. These warnings are additionally managed by the account manager and the risk analyst.

Management of non-performing exposures

Generally, during stages of weakness in the economic cycle, debt refinancing and restructuring are the main risk management techniques used. The Bank’s aim, when faced with debtors and borrowers that have, or are expected to have, financial difficulties to honour their payment obligations under the prevailing contractual terms, is to facilitate the repayment of the debt by reducing the probability of default as much as possible. A number of common policies to achieve this are in place in the Institution, as well as procedures for the approval, monitoring and control of potential debt forbearance (refinancing and restructuring) processes, the most significant of which are the following:

–

The existence of a sufficiently long good payment history by the borrower and a manifest intention to repay the loan, assessing the period of time during which the customer is likely to continue to experience financial difficulties (in other words, whether they are facing short-term or long-term difficulties).

–

Refinancing and restructuring conditions based on a realistic repayment schedule that is in line with borrowers’ current and expected payment capacity, also taking into account the macroeconomic situation and outlooks, avoiding their postponement to a later date.

–

If new guarantees are provided, these must be regarded as a secondary and exceptional means of recovering the debt, so as to avoid adversely affecting existing means. In any case, the ordinary interest accrued should be paid up to the refinancing or restructuring date.

–	Limits are applied to the length of grace periods and to the granting of successive refinancing.

The Group continually monitors compliance with the agreed terms and with the above policies.

Internal risk models

Banco Sabadell Group also has a system in place which is made up of three lines of defence to ensure the quality and oversight of internal models, as well as a governance process specifically designed to manage and monitor these models and to ensure compliance with regulations and the Supervisor’s instructions.

The governance framework of internal credit risk and impairment models (management of risk, calculation of regulatory capital and provisions) is based on the following pillars:

–	Effective management of changes to internal models.

–	Ongoing monitoring of the performance of internal models.

–	Regular reporting, both internal and external.

–	Management tools for internal models.

One of the main bodies within the governance framework of internal credit risk and impairment models is the Models Committee, which meets on a monthly basis and has internal approval responsibilities, depending on the materiality of the risks, and which also monitors internal credit risk models.

Banco Sabadell Group also has an advanced management model for its non-performing exposures in place to manage the impaired assets portfolio. The purpose of managing non-performing exposures is to find the best solution for the customer upon detecting the first signs of impairment, reducing the entry into default of customers with financial difficulties, ensuring intensive management and avoiding downtime between the different phases.

For further quantitative information, see Schedule V “Other risk information: Refinancing and restructuring transactions” to these consolidated annual financial statements.

Real estate credit risk management

As part of its general policy on risks and, in particular, its policy on the real estate development sector, the Group has a number of specific policies in place for mitigating risks.

The main measure that is implemented in this portfolio is the ongoing monitoring of projects, both during the construction phase and once the works have been completed. This monitoring makes it possible to validate the progress made, ensuring everything is moving forward as planned, and to take action in the event of any possible deviations. The aim at all times is for the available funding to be sufficient to complete the works and for the existing sales to be able to significantly reduce the risks.

The Bank has established three strategic courses of action:

–	New lending: real estate development business

New lending to developers is governed by a “Real Estate Development Framework”, which defines the optimum allocation of the new business on the basis of the quality of the customer and development project. This analysis is based on models that allow an objective appraisal to be obtained, taking into account the views of real estate experts.

To this end, the Bank has:

•

The Real Estate Business Division (a unit within the Business Banking Division), with a team of real estate specialists who exclusively manage the Bank’s developer customers. This unit has an acceptance and monitoring methodology that allows the Group to gain in-depth knowledge about all the projects analysed by the unit.

•

Two Real Estate Investment Analysis and Monitoring divisions (reporting to the Real Estate Risks Division), whose role is to analyse all real estate projects from a technical and real estate point of view. They analyse both the location and suitability of the product, as well as the potential supply and demand. They also compare them against the figures of the business plan submitted by the customer (particularly costs, income, margin and timelines). This analysis process goes hand in hand with a model used to monitor the real estate developments through monitoring reports, which validate the progress made in each development project in order to keep track of drawdowns and compliance with the business plan (income, costs and timelines).

•

The Real Estate Risks Division, with specialised analysts in each of the Territorial Divisions. This makes it possible to ensure that newly accepted risks are in line with the policies and acceptance framework for this type of risk.

–	Management of non-performing real estate credit

Non-performing exposures are managed in line with the defined policy. In general, they are managed taking into account:

•	The customer.

•	The guarantees.

•

The status of the loan (from the time when a warning is triggered, warning of a potential deterioration of the current status, up until refinancing or restructuring takes place, or until the properties are surrendered in payment of debt (payment in kind)/purchased in an amicable settlement/settlement with debt reduction, or until an auction is held following a mortgage enforcement process and whenever there is a ruling in favour of foreclosure).

After analysing the three aforementioned aspects, an optimal solution is sought to stabilise or settle the position (whether through an amicable settlement or through judicial proceedings), which differs depending on the evolution of each customer/case.

Cases in which the stabilisation of the loan or its settlement by the customer is not a feasible option are managed using support models depending on the type of loan or financed item.

In the case of completed real estate developments or completed non-residential properties, these can be put on sale at prices that drive market traction.

For other funded real estate, the possibility of entering into sale agreements with third parties is considered, out-of-court settlement solutions are proposed (purchase, payment in kind, which in the case of properties owned by individuals can be arranged under favourable conditions for relocation or social rental depending on the needs of the customer, or with a settlement with debt reduction), or else court proceedings are initiated.

–	Management of foreclosed assets

Once the loan has been converted into a real estate asset, a management strategy is defined depending on the type of asset, in order to maximise the potential of each asset during the sale.

The main disposal mechanism is the sale of the asset, for which the Bank has developed different channels depending on the type of property and customer.

The Group, which has had high concentrations of this type of risk in the past, has a first-tier RAS metric in place which establishes a maximum level of concentration of exposures associated with real estate development based on Tier 1 capital in Spain. This metric is monitored on a monthly basis and reported to the Technical Risk Committee, the Board Risk Committee and the Board of Directors.

Lastly, it is worth highlighting that the Risk Control Division, together with the Business and Risk Management Divisions, regularly monitors the adequacy of new loans granted to real estate developers. The monitoring process includes a review of compliance with policies and asset allocation. The results of this monitoring exercise are escalated to the Technical Risk Committee for information.

For further quantitative information, see Schedule V “Other risk information: Exposure to construction and real estate development sector” to these consolidated annual financial statements.

4.4.2.2. Risk management models

Credit ratings

Credit risks incurred with companies, real estate developers, specialised lending projects, financial institutions and countries are rated using a rating system based on predictive factors and an internal estimate of their probability of default (see section “Impairment of financial assets” in Note 1).

The rating model is reviewed annually based on the analysis of performance patterns of actual defaulted loans. An estimated default rate is assigned to each internal credit rating level, which also allows a uniform comparison to be made against other segments and ratings issued by external credit rating agencies using a master ratings scale.

The percentage distribution by credit rating of Banco Sabadell’s portfolio of companies as at 31 December 2022 and 2021 is detailed below:

%
Distribution, by credit rating, of Banco Sabadell’s portfolio of companies 2022
9	8	7	6	5	4	3	2	1	0	TOTAL
0.64%	1.56%	9.02%	18.80%	28.88%	23.20%	13.11%	4.08%	0.62%	0.10%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

%
Distribution, by credit rating, of Banco Sabadell’s portfolio of companies 2021
9	8	7	6	5	4	3	2	1	0	TOTAL
0.64%	1.65%	6.03%	19.98%	27.70%	23.32%	14.76%	5.10%	0.67%	0.15%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

Credit scores

In general, credit risks undertaken with individuals are rated using credit scoring systems, which are in turn also based on a quantitative model of historical statistical data, identifying the relevant predictive factors (see section “Impairment of financial assets” in Note 1).

Scoring models are used in both the new risk origination process (reactive scoring) and to monitor portfolio risk (behavioural scoring).

The percentage distribution by behavioural score of Banco Sabadell’s portfolio of individuals as at 31 December 2022 and 2021 is detailed below:

%
Distribution, by behavioural score, of Banco Sabadell’s portfolio of individuals 2022
9	8	7	6	5	4	3	2	1	0	TOTAL
0.89%	8.92%	26.39%	35.56%	17.11%	6.21%	2.50%	1.35%	0.67%	0.40%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

%
Distribution, by behavioural score, of Banco Sabadell’s portfolio of individuals 2021
9	8	7	6	5	4	3	2	1	0	TOTAL
1.03%	9.85%	25.86%	35.10%	16.63%	6.31%	2.66%	1.43%	0.68%	0.45%	100%

In this scale of 0 to 9, probability of default (PD) goes from high to low. The PD used is the risk management PD.

Warning tools

In general, the Group has a system of warning tools in place, which include both individual warnings and advanced early warning models for both the Companies segment and the Individuals segment. These warning tools are based on performance factors obtained from available sources of information (credit ratings or credit scores, customer files, balance sheets, CIRBE (Bank of Spain Central Credit Register), information relating to the industry or past banking activity, etc.). They measure the risk presented by the customer on a short-term basis (predicted propensity to default), obtaining a high level of predictability to detect potential defaulters. The resulting rating or score, which is obtained automatically, is used as a basic input in monitoring the risk of individuals and companies (see section “Impairment of financial assets” in Note 1).

This warnings system enables:

–	Efficiency to be improved, as monitoring exercises focus on customers with the lowest credit rating or credit score (different cut-off points for each group).

–	The Institution to anticipate actions required to manage any negative change in the situation of the customer (change in rating, new severe warnings, etc.).

–	Customers whose situation remains unchanged and who have been assessed by the Basic Management Team to be regularly monitored.

4.4.2.3. Credit risk exposure

The table below shows the distribution, by headings of the consolidated balance sheet, of the Group’s maximum gross credit risk exposure as at 31 December 2022 and 2021, without deducting collateral or credit enhancements obtained in order to ensure the fulfilment of payment obligations, broken down by portfolios and in accordance with the nature of the financial instruments:

Thousand euro
Maximum credit risk exposure	Note	2022	2021

Financial assets held for trading		417,131	592,631
Equity instruments	9	—	2,258
Debt securities	8	417,131	590,373

Non-trading financial assets mandatorily at fair value through profit or loss		77,421	79,559
Equity instruments	9	23,145	14,582
Debt securities	8	54,276	64,977

Financial assets at fair value through other comprehensive income		5,923,703	6,999,326
Equity instruments	9	301,011	314,235
Debt securities	8	5,622,692	6,685,091

Financial assets at amortised cost		188,068,718	182,173,414
Debt securities	8	21,453,031	15,190,212
Loans and advances	11	166,615,687	166,983,202

Derivatives	10, 12	6,672,213	1,904,380

Total credit risk due to financial assets		201,159,186	191,749,310

Loan commitments given	26	27,460,615	28,403,146
Financial guarantees given	26	2,086,993	2,034,143
Other commitments given	26	9,674,382	7,384,863

Total off-balance sheet exposures		39,221,990	37,822,152

Total maximum credit risk exposure		240,381,176	229,571,462

Schedule V to these consolidated annual financial statements shows quantitative data relating to credit risk exposures by geographical area and activity sector.

4.4.2.4. Credit risk mitigation

Credit risk exposures are rigorously managed and monitored through regular assessments of borrowers’ solvency and their ability to honour their payment obligations undertaken with the Group, adjusting the exposure limits established for each counterparty to levels that are deemed to be acceptable. It is also normal practice to mitigate credit risk exposures by requiring borrowers to provide collateral or other guarantees to the Bank.

Generally, these take the form of collateral, mainly mortgages on properties used as housing, whether completed or under construction. The Group also accepts, although to a lesser degree, other types of collateral, such as mortgages on retail properties, industrial warehouses, etc. and financial assets. Another credit risk mitigation technique commonly used by the Institution is the acceptance of sureties, in this case subject to the guarantor presenting a certificate of good standing.

All of these mitigation techniques are established ensuring their legal certainty, i.e. under legal contracts that are legally binding on all parties and which are enforceable in all relevant jurisdictions, thus guaranteeing that the collateral can be seized at any time. The entire process is subject to an internal verification of the legal adequacy of these contracts, and legal opinions of international specialists can be requested and applied where these contracts have been entered into under foreign legislation.

All collateral is executed before a notary public through a public document, thus ensuring its enforceability before third parties. In the case of property mortgages, these public documents are also registered with the corresponding land registries, thus gaining constitutive effectiveness before third parties. In the case of pledges, the pledged items are generally deposited with the Institution. Unilateral cancellation by the obligor is not permitted, and the guarantee remains valid until the debt has been fully repaid.

Personal guarantees or sureties are established in favour of the Institution and, except in certain exceptional cases, these are also executed before a notary through a public document, to vest the agreement with the highest possible legal certainty and to allow legal claims to be filed through executive proceedings in the event of default. They constitute a credit right with respect to the guarantor that is irrevocable and payable on first demand.

The Group has not received any significant guarantees which it is authorised to sell or pledge, irrespective of any non-payment by the owner of the referred guarantees, except for those intrinsic in treasury activities, which are mostly repos with maturities of no more than six months, therefore their fair value does not differ substantially from their carrying amount (see Note 6). The fair value of the assets sold in connection with repos is included under the heading “Financial liabilities held for trading” as part of the short positions of securities.

Assets assigned under the same transactions amounted to 417,982 thousand euros (694,554 thousand euros as at 31 December 2021) and are included by type under the repos heading in Notes 18 and 19.

There have been no significant changes in Banco de Sabadell’s policies on the topic of guarantees during this year. Neither have there been any significant changes in the quality of the Group’s guarantees with respect to the previous year.

The values of the guarantees received to ensure collection, broken down into collateral and other guarantees, as at 31 December 2022 and 2021 are as follows:

Thousand euro
	2022	2021

Value of collateral	97,340,958	97,877,766
Of which: securing stage 2 loans	8,515,648	6,740,264
Of which: securing stage 3 loans	2,046,793	2,291,061

Value of other guarantees	17,180,550	17,315,699
Of which: securing stage 2 loans	2,635,673	2,886,141
Of which: securing stage 3 loans	1,080,167	604,726
Total value of guarantees received	114,521,508	115,193,465

The main risk concentration in relation to all of these types of collateral and credit enhancements corresponds to the use of mortgage guarantees as a credit risk mitigation technique in exposures of loans intended for the financing or construction of housing or other types of real estate. On a like-for-like basis, as at 31 December 2022, the exposure to home equity loans and credit lines represented 57.2% of total gross performing lending items granted to customers (58.6% as at 31 December 2021).

In addition, the Bank carried out three synthetic securitisation transactions in 2022, 2021 and 2020.

In September 2022, the Bank carried out a synthetic securitisation transaction of a 1 billion euro portfolio of project finance loans, having received an initial guarantee from Sabadell Boreas 1-2022 Designated Activity Company for 105 million euros (103 million euros as at 31 December 2022), which covers losses of up to 10.5% on the securitised portfolio.

In September 2021, the Bank carried out a synthetic securitisation of a 1.5 billion euro portfolio of loans to SMEs and mid-corporates, having received an initial guarantee from Chorus Capital Management in the amount of 75 million euros (50 million euros as at 31 December 2022), covering losses of between 0.9% and 5.9% on the securitised portfolio.

In June 2020, the Bank carried out a synthetic securitisation of a 1.6 billion euro portfolio of loans to SMEs and mid-corporates, having received an initial guarantee from the European Investment Fund in the amount of 96 million euros (63 million euros as at 31 December 2022), covering losses of between 1.5% and 7.5% on the securitised portfolio.

These transactions did not involve a substantial transfer of the risks and rewards from the assets concerned and, consequently, did not entail the derecognition of those assets from the consolidated balance sheet.

These transactions are given preferential treatment for capital consumption purposes, in accordance with Article 270 of Regulation (EU) 2017/2401 (see Note 5).

In the case of market transactions, counterparty credit risk is managed as explained in section 4.4.2.7 of these consolidated annual financial statements.

4.4.2.5. Credit quality of financial assets

As stated earlier, in general terms, the Group uses internal models to rate most borrowers (or transactions) through which credit risk is incurred. These models have been designed considering the best practices proposed by the New Basel Capital Accord (NBCA). However, not all portfolios in which credit risk is incurred have internal models, partly due to the fact that these models can only be reasonably designed if a minimum level of experience with cases of non-payment is available. The standardised approach is followed for these portfolios, for solvency purposes.

The exposure percentage calculated by the Group using internal models, for solvency purposes, is 83%. This percentage has been calculated following the specifications of the ECB guide to internal models (Article 26a) published in October 2019.

The breakdown of total exposures, rated based on the various internal rating levels, as at 31 December 2022 and 2021 is as follows:

Million euro
		Loans assigned rating/score
		2022

Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		20,031	202	7	—	20,240
A		10,905	52	—	—	10,957
BBB		86,498	182	—	—	86,680
BB		30,428	474	1	2	30,903
B		20,728	3,843	4	68	24,575
Other		4,022	8,929	5,414	54	18,365
No rating/score assigned		3,531	20	35	—	3,586
Total gross value	11	176,143	13,702	5,461	124	195,306

Impairment allowances	11	(347)	(480)	(2,196)	(1)	(3,023)

Total net amount		175,796	13,222	3,265	123	192,283

Million euro

		Loans assigned rating/score

		2021

Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		18,848	140	11.34	—	19,000
A		12,337	38	0.03	—	12,375
BBB		86,246	220	4.33	1	86,470
BB		23,747	520	2	2	24,269
B		21,667	3,827	18.62	74	25,512
Other		3,979	7,496	5,662	83	17,137
No rating/score assigned		4,515	86	—	—	4,601
Total gross value	11	171,339	12,327	5,698	160	189,364

Impairment allowances	11	(378)	(494)	(2,432)	(1)	(3,304)

Total net amount		170,962	11,833	3,266	159	186,060

The breakdown of total off-balance sheet exposures, rated based on the various internal rating levels, as at

31 December 2022 and 2021 is as follows:

Million euro

		Loans assigned rating/score

		2022

Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,433	64	—	—	1,497
A		1,235	—	—	—	1,235
BBB		11,866	40	1	—	11,907
BB		9,791	164	3	—	9,958
B		11,585	867	5	24	12,457
Other		693	959	397	—	2,049
No rating/score assigned		117	2	—	—	119
Total gross value	26	36,720	2,096	406	24	39,222

Provisions recognised on liabilities side of the balance sheet	26	(51)	(30)	(96)	—	(177)

Total net amount		36,669	2,066	310	24	39,045

Million euro

		Loans assigned rating/score

		2021

Breakdown of exposure by rating	Note	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total

AAA/AA		1,598	38	—	—	1,636
A		2,546	4	—	—	2,550
BBB		10,642	106	4.35	—	10,752
BB		9,095	158	2.86	0.27	9,255
B		10,323	684	1.65	24	11,009
Other		406	587	550	1	1,543
No rating/score assigned		725	352	—	—	1,077
Total gross value	26	35,335	1,928	559	25	37,822

Provisions recognised on liabilities side of the balance sheet	26	(52)	(18)	(121)	—	(191)

Total net amount		35,283	1,910	438	25	37,631

Further details on the credit rating and credit scoring models are included in section 4.4.2.2 of these consolidated annual financial statements.

For borrowers included within business in Spain whose coverage has been assessed using internal models as at 31 December 2022 and 2021, the following table shows the breakdown by segment of the average EAD-weighted PD and LGD parameters, distinguishing between on-balance sheet and off-balance sheet exposures, and the stage in which the transactions are classified according to their credit risk:

%

				31/12/2022

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.00%	20.70%	21.00%	20.30%	100.00%	56.10%	4.30%	21.20%

Other financial corporations	0.90%	21.10%	20.50%	17.70%	100.00%	84.70%	1.70%	21.10%

Non-financial corporations	1.60%	30.90%	15.70%	25.20%	100.00%	60.60%	4.90%	30.80%
Households	0.50%	13.00%	28.40%	13.50%	100.00%	52.60%	3.90%	13.70%

%

				31/12/2022

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.40%	32.50%	16.20%	34.20%	100.00%	73.50%	2.10%	32.60%

Other financial corporations	1.20%	35.30%	21.00%	27.10%	0.00%	0.00%	1.30%	35.30%

Non-financial corporations	1.50%	30.80%	15.60%	34.50%	100.00%	74.00%	2.50%	31.10%

Households	0.80%	36.70%	21.40%	31.70%	100.00%	55.00%	1.30%	36.60%

%

				31/12/2021

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.00%	20.10%	17.90%	21.20%	100.00%	42.40%	6.70%	21.20%

Other financial corporations	1.00%	22.10%	18.80%	20.60%	100.00%	60.20%	2.30%	22.20%

Non-financial corporations	1.70%	29.40%	13.20%	24.30%	100.00%	47.10%	6.90%	29.40%

Households	0.50%	13.20%	28.10%	14.30%	100.00%	39.40%	6.70%	14.50%

%

				31/12/2021

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Loans and advances	1.30%	32.00%	9.90%	29.30%	100.00%	27.80%	2.20%	31.90%

Other financial corporations	1.50%	31.80%	13.20%	32.00%	100.00%	19.50%	1.60%	31.80%

Non-financial corporations	1.50%	30.40%	8.60%	29.90%	100.00%	28.20%	2.40%	30.30%

Households	0.80%	36.70%	24.40%	21.50%	100.00%	31.00%	1.20%	36.50%

The development of new LGD models began in 2020 and continued in 2021 and 2022 in order to renew previous models that were in use since the implementation of IFRS 9 and to improve some aspects that had been previously identified, during either the ongoing monitoring carried out by Banco Sabadell or during the independent reviews conducted by the internal control units (Models Validation and Internal Audit). The adjustment processes follow the internal governance arrangements established for their validation, review and approval by the corresponding units. The new developments primarily affect the LGD of the portfolio in non-performing status (stage 3), in which an increase in LGD is essentially recorded for the exposures that have been in default status the longest.

Details of the PD and LGD parameters for exposures in the business of the subsidiary TSB as at 31 December 2022 and 2021 are shown below:

%

				31/12/2022

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.34%	3.48%	3.50%	7.97%	100.00%	3.07%	1.44%	4.01%

Credit cards	0.89%	84.08%	5.47%	78.63%	100.00%	51.72%	3.71%	82.53%

Current accounts	0.50%	69.85%	8.76%	67.52%	100.00%	56.78%	3.58%	69.35%

Loans	1.36%	81.02%	5.96%	82.23%	100.00%	80.45%	3.99%	81.21%

%

				31/12/2022

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.83%	4.31%	0.00%	0.00%	0.00%	0.00%	0.83%	4.31%

Credit cards	0.89%	84.08%	5.47%	78.63%	100.00%	51.72%	3.71%	82.53%

Current accounts	0.50%	69.85%	8.76%	67.52%	100.00%	56.78%	3.58%	69.35%

Loans	1.36%	81.02%	5.96%	82.23%	100.00%	80.45%	3.99%	81.21%

%

				31/12/2021

	Average ECL parameters for on-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.21%	2.41%	4.61%	4.48%	100.00%	1.89%	1.28%	2.21%

Credit cards	1.00%	84.90%	9.25%	83.70%	100.00%	67.76%	3.80%	84.44%

Current accounts	0.82%	69.65%	7.71%	70.40%	100.00%	68.56%	3.52%	69.68%

Loans	2.21%	81.35%	8.28%	82.70%	100.00%	80.75%	4.58%	81.52%

%

				31/12/2021

	Average ECL parameters for off-balance sheet exposures
	Stage 1		Stage 2		Stage 3		Total portfolio
	PD	LGD	PD	LGD	PD	LGD	PD	LGD

Secured loans	0.55%	4.89%	0.00%	0.00%	0.00%	0.00%	0.55%	4.89%

Credit cards	1.00%	84.90%	9.25%	83.70%	100.00%	67.76%	3.80%	84.44%

Current accounts	0.82%	69.65%	7.71%	70.40%	100.00%	68.56%	3.52%	69.68%

Loans	2.21%	81.35%	8.28%	82.70%	100.00%	80.75%	4.58%	81.52%

In the case of the United Kingdom, the parameters in general show an improvement compared to 2021, in line with the economic recovery in 2022 compared to previous years, in which negative impacts on PD and LGD materialised as a result of the economic situation.

During 2022, stage 3 assets have decreased by 389 million euros, consequently reducing the Group’s NPL ratio, as shown in the table below:

%

	2022	2021

NPL ratio (*)	3.41	3.65

NPL coverage ratio (*)	39.42	41.16

NPL (stage 3) coverage ratio, with total provisions (*)	55.04	56.34

(*) The NPL ratio ex-TSB stands at 4.13%, the NPL (stage 3) coverage ratio stands at 42.25% and the NPL (stage 3) coverage ratio with total provisions stands at 56.41% (4.44%, 44.66% and 58.45%, respectively, in 2021).

The NPL ratio, broken down by lending segment as at 31 December 2022 and 2021, is set out below:

%

	2022	Proforma 2022 (*)	2021	Proforma 2021 (*)

Real estate development and construction	6.95	6.99	9.79	9.86

Non-real estate construction	7.06	7.07	11.95	11.97

Corporates	2.02	2.02	2.35	2.35

SMEs and self-employed	7.62	7.66	6.40	6.43

Individuals with 1st mortgage guarantee	2.08	2.86	2.50	3.60

Banco Sabadell Group NPL ratio	3.41	4.13	3.65	4.44

(*) Corresponds to the NPL ratio excluding TSB.

A more detailed quantitative breakdown of allowances and assets classified as stage 3 can be found in Note 11, and a more detailed breakdown of refinancing and restructuring transactions is included in Schedule V.

4.4.2.6. Concentration risk

Concentration risk refers to the level of exposure to a series of economic groups which could, given the size of that exposure, give rise to significant credit losses in the event of an adverse economic situation.

Exposures can be concentrated within a single customer or economic group, or within a given sector or geography.

Concentration risk can be caused by two risk subtypes:

–

Individual concentration risk: this refers to the possibility of incurring significant credit losses as a result of maintaining large exposures to specific customers, either to a single customer or to an economic group.

–	Sector concentration risk: imperfect diversification of systematic components of risk within the portfolio, which can be sector-based factors, geographical factors, etc.

Banco Sabadell has a series of specific tools and policies in place to ensure its concentration risk is managed efficiently:

–	Quantitative metrics from the Risk Appetite Statement and their subsequent monitoring, including both first-tier (Board) metrics and second-tier (Executive) metrics.

–	Individual limits for risks and customers considered to be significant, which are set by the Delegated Credit Committee.

–	A structure of conferred powers which requires transactions with significant customers to be approved by the Credit Operations Committee, or even by the Delegated Credit Committee.

In order to control its concentration risk, Banco Sabadell Group has deployed the following critical control parameters:

Consistency with the Global Risk Framework

The Group ensures that its concentration risk exposures are consistent with its concentration risk tolerance defined in the RAS. Overall concentration risk limits and adequate internal controls are in place to ensure that concentration risk exposures do not go beyond the risk appetite levels established by the Group.

Establishment of limits and metrics for concentration risk control

Given the nature of the Group’s activity and its business model, concentration risk is primarily linked to credit risk, and various metrics are in place, along with their associated limits.

Credit risk exposure limits are set based on the Institution’s past loss experience, seeking to ensure that exposures are in line with the Group’s level of capitalisation as well as the expected level of profitability under different scenarios.

The metrics used to measure such levels, as well as appetite limits and tolerance thresholds for the identified risks, are described in the RAS metrics.

Risk control monitoring and regular reporting

Banco Sabadell Group ensures that concentration risk is monitored on a regular basis, in order to enable any weaknesses in the mechanisms implemented to manage this risk to be quickly identified and resolved. This information is also reported to the Board of Directors on a recurring basis in accordance with the established risk governance arrangements.

Action plans and mitigation techniques

When dealing with exceptions to internally established limits, the criteria based on which such exceptions can be approved must be included.

The Group will take any measures necessary to match the concentration risk to the levels approved in the RAS by the Board of Directors.

Exposure to customers or significant risks

As at 31 December 2022 and 2021, there were no borrowers with an approved lending transaction that individually exceeded 10% of the Group’s own funds.

Country risk: geographical exposure to credit risk

Country risk is defined as the risk associated with a country’s debts, taken as a whole, due to factors inherent to the sovereignty and the economic situation of a country, i.e. for circumstances other than regular credit risk. It manifests itself in the eventual inability of obligors to honour their foreign currency payment obligations undertaken with external creditors due to, among other reasons, the country preventing access to that foreign currency, the inability to transfer it, or the non-enforceability of legal actions against borrowers for reasons of sovereignty, war, expropriation or nationalisation.

Country risk not only affects debts undertaken with a state or entities guaranteed by it, but also all private debtors that belong to that state and who, for reasons outside their control and not at their volition, are generally unable to satisfy their debts.

An exposure limit is set for each country which is applicable across the whole of Banco Sabadell Group. These limits are approved by the Board of Directors and the corresponding decision-making bodies, as per their conferred powers, and they are continuously monitored to ensure that any deterioration in the economic, political or social prospects of a country can be detected in good time.

The main component of the procedure for the acceptance of country risk and financial institution risk is the structure of limits for different metrics. This structure is used to monitor the various risks and it is also used by Senior Management and the delegated bodies to establish the Group’s risk appetite.

Different indicators and tools are used to manage country risk: credit ratings, credit default swaps, macroeconomic indicators, etc.

Schedule V includes quantitative data relating to the breakdown of the concentration of risks by activity and on a global scale.

Exposure to sovereign risk and exposure to the construction and real estate development sector

Schedule V includes quantitative data relating to sovereign risk exposures and exposures to the construction and real estate development sector.

4.4.2.7. Counterparty credit risk

This heading considers credit risk associated with activities in financial markets involving specific transactions that have an associated counterparty credit risk. Counterparty credit risk is a type of credit risk that refers to the risk of a counterparty defaulting before definitively settling cash flows of either a transaction with derivatives or a transaction with a repurchase commitment, with deferred settlements or collateral financing.

The amount exposed to a potential default by the counterparty does not correspond to the notional amount of the contract, instead, it is uncertain and depends on market price fluctuations until the maturity or settlement of the financial contracts.

Exposure to counterparty credit risk is mainly concentrated in customers, financial institutions and central counterparty clearing houses.

The following tables show the breakdown of exposures by credit rating and by the geographical areas in which the Group operates, as at 31 December 2022 and 31 December 2021:

%
							2022
AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	BB-	B+	Other	TOTAL

17.4%	0.0%	2.4%	31.0%	14.5%	11.8%	9.0%	4.6%	2.5%	1.9%	2.2%	1.5%	0.7%	0.1%	0.4%	100%

%
							2021
AAA	AA+	AA	AA-	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	BB-	B+	Other	TOTAL

0.0%	0.0%	18.2%	30.1%	15.8%	0.9%	8.2%	8.9%	5.7%	1.9%	2.2%	2.4%	1.3%	0.6%	3.8%	100%

%

	2022	2021

Eurozone	70.7%	71.6%
Rest of Europe	24.5%	18.3%
United States and Canada	3.0%	6.6%
Rest of the world	1.8%	3.5%
Total	100%	100%

As can be seen in the table, the risk is concentrated in counterparties with a high credit quality, with 86% of the risk relating to counterparties rated A, whereas in 2021 this concentration was 73%.

In 2016, under the European Market Infrastructure Regulation (EMIR) (Regulation 648/2012), the obligation to settle and clear certain over-the-counter (OTC) derivatives through central counterparty clearing houses (CCPs) began to apply to the Group. For this reason, the derivatives arranged by the Group and subject to the foregoing are channelled via these agents. At the same time, the Group has improved the standardisation of OTC derivatives with a view to fostering the use of clearing houses. The exposure to risk with CCPs largely depends on the value of the deposited guarantees.

With regard to derivative transactions in organised markets (OMs), based on management criteria, it is considered that there is no exposure, given that there is no risk as the OMs act as counterparties in the transactions and a daily settlement and guarantee mechanism is in place to ensure the transparency and continuity of the activity. In OMs the exposure is equivalent to the deposited guarantees.

The breakdown of transactions involving derivatives in financial markets, according to whether the counterparty is another financial institution, a clearing house or an organised market, is shown below:

Thousand euro

	2022	2021

Transactions with organised markets	979,533	1,999,937
OTC transactions	183,975,718	149,279,832
Settled through clearing houses	114,649,971	96,403,417
Total	184,955,251	151,279,769

There are currently no transactions that meet the accounting criteria for offsetting transactions involving financial assets and financial liabilities on the balance sheet. The netting of derivative and repo transactions is only material when calculating the amount pending collateralisation, and it is not material in terms of their presentation on the balance sheet.

The following tables show the aggregate amount reflected on the balance sheet for the financial instruments subject to a master netting and collateral agreement for 2022 and 2021:

Thousand euro
	2022
	Financial assets subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee received		Net amount
			Cash	Securities
Financial assets	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	6,445,760	3,603,978	2,249,400	129,934	462,448

Repos	3,114,965	—	23,590	3,008,362	83,013
Total	9,560,725	3,603,978	2,272,990	3,138,296	545,461

Thousand euro
	2022
	Financial liabilities subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee given		Net amount
			Cash	Securities
Financial liabilities	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	4,090,024	3,603,978	574,218	489,144	(577,316)

Reverse repos	8,528,435	—	126,059	8,819,189	(416,813)
Total	12,618,459	3,603,978	700,277	9,308,333	(994,129)

Thousand euro
	2021
	Financial assets subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee received		Net amount
			Cash	Securities
Financial assets	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	1,603,160	1,338,552	278,944	—	(14,336)

Repos	4,935,785	—	22,350	4,927,409	(13,974)
Total	6,538,945	1,338,552	301,294	4,927,409	(28,310)

Thousand euro
	2021
	Financial liabilities subject to collateral agreements
	Amount recognised on balance sheet	Amount offset (for collateral calculations only)	Guarantee given		Net amount
			Cash	Securities
Financial liabilities	(a)	(b)	(c)	(d)	(a)-(b)-(c)-(d)

Derivatives	1,744,351	1,338,552	596,202	159,273	(349,676)

Reverse repos	5,454,650	—	37,643	5,680,214	(263,207)
Total	7,199,001	1,338,552	633,845	5,839,487	(612,883)

The values of derivative financial instruments which are settled through a clearing house as at 31 December 2022 and 2021 are indicated hereafter:

Thousand euro

	2022	2021

Derivative financial assets settled through a clearing house	5,367,736	1,148,242
Derivative financial liabilities settled through a clearing house	3,204,917	949,365

The philosophy behind counterparty credit risk management is consistent with the business strategy, seeking to ensure the creation of value at all times whilst maintaining a balance between risk and return. To this end, criteria have been established for controlling and monitoring counterparty credit risk arising from activity in financial markets, which ensure that the Bank can carry out its business activity whilst adhering to the risk thresholds approved by the Board of Directors.

The approach for quantifying counterparty credit risk exposure takes into account current and future exposure. Current exposure represents the cost of substituting a transaction at market value in the event of a default by a counterparty. To calculate it, the current or Mark to Market (MtM) value of the transaction is required. The future exposure represents the risk that a transaction could potentially represent over a certain period of time, given the characteristics of the transaction and the market variables on which it depends. In the case of transactions carried out under a collateral agreement, the future exposure represents the possible fluctuation of the MtM between the time of default and the substitution of such transactions in the market. If the transaction is not carried out under a collateral agreement, it represents the possible changes in MtM throughout the life of the transaction.

Each day at close of business, all of the exposures are recalculated in accordance with the transaction inflows and outflows, changes in market variables and risk mitigation mechanisms established by the Group.

Exposures are thus subject to daily monitoring and they are controlled in accordance with the limits approved by the Board of Directors. This information is included in risk reports for disclosure to the departments and areas responsible for their management and monitoring.

With regard to counterparty credit risk, the Group has different mitigation techniques. The main techniques are:

–	Netting agreements for derivatives (ISDA and Spain’s Framework Agreement for Financial Transactions, Contrato Marco de Operaciones Financieras, or CMOF).

–	Variation margin collateral agreements for derivatives (CSA and Annex 3 - CMOF), repos (GMRA, EMA) and securities lending (GMSLA).

–	Initial margin collateral agreements for derivatives (CTA and SA).

Netting agreements allow positive and negative MtM to be aggregated for transactions with a single counterparty, in such a way that in the event of default, a single payment or collection obligation is established in relation to all of the transactions closed with that counterparty.

By default, the Group has netting agreements with all of the counterparties that wish to trade in derivatives.

Variation margin collateral agreements, as well as including the netting effect, also include the regular exchange of guarantees which mitigate the current exposure with a counterparty in respect of the transactions subject to such agreements.

In order to trade in derivatives or repos with financial institutions, the Group requires variation margin collateral agreements to be in place. Furthermore, for derivative transactions with these institutions, the Group is obliged to exchange variation margin collateral with financial counterparties pursuant to Delegated Regulation (EU) 2251/2016. The Group’s standard variation margin collateral agreement, which complies with the aforesaid regulation, is bilateral (i.e. both parties are obliged to deposit collateral) and includes the daily exchange of guarantees in the form of cash and in euros.

Initial margin collateral agreements include the provision of guarantees to mitigate the potential future exposure with a counterparty in respect of the transactions subject to such agreements.

The Group has initial margin collateral agreements in place for derivative transactions with financial institutions pursuant to Delegated Regulation (EU) 2251/2016.

4.4.2.8 Assets pledged in financing activities

As at 31 December 2022 and 2021, there were certain financial assets pledged in financing operations, i.e. offered as collateral or guarantees for certain liabilities. These assets correspond mainly to loans linked to the issuance of mortgage covered bonds, public sector covered bonds, TSB covered bonds and long-term asset-backed securities (see Note 20 and Schedules II and III). The remaining pledged assets are debt securities which are submitted in transactions involving assets sold under repurchase agreements, pledged collateral (loans or debt instruments) to access certain financing operations with central banks and all types of collateral provided to secure derivative transactions.

Royal Decree-Law 24/2021, of 2 November, was published on 3 November 2021 and transposes, in its Book One, Directive (EU) 2019/2162 on the issue of covered bonds and covered bond public supervision. The aim of this transposition is to harmonise mortgage market regulations in member states and to make it easier for credit institutions to access funding. In particular, this directive establishes the different types of covered bonds, the regime for their issuance, disclosure obligations and, lastly, it establishes effective mechanisms for investor protection. Its entry into force on 8 July 2022 entails the repeal of Law 2/1981 of 25 March on the regulation of the mortgage market.

Detailed information on home equity loans granted in Spain included in the “Loans and advances –Customers” portfolio and linked to the issuance of mortgage covered bonds can be found in Schedule III on “Information required to be kept by issuers of mortgage market securities”.

The issuing entity Banco Sabadell did not issue any public sector covered bonds in either 2022 or 2021.

The Group has used part of its portfolio of loans and similar credit in fixed-income securities by transferring assets to various securitisation funds created for this purpose. Under current regulations, securitisations in which there is no significant risk transfer cannot be derecognised from the balance sheet.

The balance of the financial assets securitised under these programmes by the Group, as well as other financial assets transferred, depending on whether they have been derecognised or retained in full on the consolidated balance sheet, is as follows:

Thousand euro

	2022	2021

Fully derecognised from the balance sheet:	693,853	808,862
Securitised mortgage assets	116,868	118,986
Other securitised assets	319,468	397,367
Other financial assets transferred	257,517	292,509

Fully retained on the balance sheet:	7,753,225	6,950,706
Securitised mortgage assets	7,087,569	6,721,857
Other securitised assets	665,656	228,849
Total	8,447,078	7,759,568

The assets and liabilities associated with securitisation funds of assets originated after 1 January 2004, and for which inherent risks and rewards of ownership have not been transferred to third parties, have been retained on the consolidated balance sheet. As at 31 December 2022 and 2021, there was no significant financial aid from the Group for unconsolidated securitisations.

Schedule II to these consolidated annual financial statements includes certain information regarding the securitisation funds originated by the Group.

4.4.3. Financial risks

Financial risk is defined as the possibility of obtaining inadequate returns or having insufficient levels of liquidity that prevent an institution from meeting future requirements and expectations.

4.4.3.1 Liquidity risk

Liquidity risk refers to the possibility of losses being incurred as a result of the Institution being unable, albeit temporarily, to honour payment commitments due to a lack of liquid assets or because it is unable to access the markets to refinance debts at a reasonable cost. This risk may be associated with factors of a systemic nature or specific to the Institution itself.

In this regard, the Group aims to maintain liquid assets and a funding structure that, in line with its strategic objectives and based on its Risk Appetite Statement, allow it to honour its payment commitments as usual and at a reasonable cost, both under business-as-usual conditions and in a stress situation caused by systemic and/or idiosyncratic factors.

The fundamental pillars of Banco Sabadell’s governance structure for liquidity management and control are the direct involvement of the governing body, Board committees and management bodies, following the model of three lines of defence, and a clear segregation of duties, as well as a clear-cut structure of responsibilities.

Liquidity management

Banco Sabadell’s liquidity management seeks to ensure funding for its business activity at an appropriate cost and term while minimising liquidity risk. The Institution’s funding policy focuses on maintaining a balanced funding structure, based mainly on customer deposits, and it is supplemented with access to wholesale markets that allows the Group to maintain a comfortable liquidity position at all times.

The Group follows a structure based on Liquidity Management Units (LMUs) to manage its liquidity. Each LMU is responsible for managing its own liquidity and for setting its own metrics to control liquidity risk, working together with the Group’s corporate functions. At present, these LMUs are Banco Sabadell (includes Banco de Sabadell, S.A., which incorporates activity in foreign branches, as well as the business in Mexico of Banco de Sabadell, S.A., I.B.M. (IBM) and Sabcapital S.A. de C.V., SOFOM, E.R. (SOFOM)) and TSB.

In order to achieve these objectives, the Group’s current liquidity risk management strategy is based on the following principles and pillars, in line with the LMUs’ retail business model and the defined strategic objectives:

–

Risk governance and involvement of the Board of Directors and Senior Management in managing and controlling liquidity risk. The Board of Directors has the highest level of responsibility for the oversight of liquidity risk, while the management bodies of the LMUs are in charge of transposing these strategies to their local areas of activity.

–

Integration of the risk culture, based on prudent liquidity risk management and clear and consistent definitions of their terminology, and on its alignment with the Group’s business strategy through the established risk appetite.

–

Clear segregation of responsibilities and duties between the different areas and bodies within the organisation, with a clear-cut distinction between each of the three lines of defence, providing independence in the evaluation of positions and in risk assessment and control.

–

Implementation of best practices in liquidity risk management and control, ensuring not only compliance with regulatory requirements but also, under a criterion of prudence, the availability of sufficient liquid assets to overcome possible stress events.

–	Decentralised liquidity management system for the more significant units but with a centralised risk oversight and management system.

–	Sound processes for the identification, measurement, management, control and disclosure of the different liquidity sub-risks to which the Group is exposed.

–	Existence of a transfer pricing system to transfer the cost of funding.

–	Balanced funding structure with a predominance of customer deposits.

–	Ample base of unencumbered liquid assets that can be used immediately to generate liquidity and which comprise the Group’s first line of liquidity.

–	Diversification of funding sources, with controlled use of short-term wholesale funding without having to depend on individual fund suppliers.

–	Self-funding by the main banking subsidiaries outside Spain.

–	Oversight of the balance sheet volume being used as collateral in funding operations.

–	Maintenance of a second line of liquidity comprising mainly the issuing capacity of covered bonds or assets prepositioned in central banks and not considered in the first line of liquidity.

–	Holistic overview of risk, through first- and second-tier risk taxonomies, and complying with regulatory requirements, recommendations and guidelines.

–	Alignment with the interests of stakeholders through regular public disclosure of liquidity risk information.

–	Availability of a Liquidity Contingency Plan.

In 2022, the mitigating measures introduced by central banks following the outbreak of Covid-19 were partially discontinued; however, some measures are still in place, including support for banks’ loan transactions, allowing them to accept a wider range of credit claims as collateral, and the partial reduction of the temporary collateral haircuts, among others.

Tools/metrics for monitoring and controlling liquidity risk management

Banco Sabadell Group has a system of metrics and thresholds which are provided in the RAS and which define the appetite for liquidity risk, previously approved by the Board of Directors. This system enables liquidity risk to be assessed and monitored, ensuring the achievement of strategic objectives, adherence to the risk profile, as well as compliance with regulations and supervisory guidelines. Within the Group-level monitoring of liquidity metrics, there are metrics established at the Group level and calculated on a consolidated basis, metrics established at the Group level and rolled out to each Group LMU, as well as metrics established at the LMU level to reflect specific local characteristics.

Both the metrics defined in the Banco Sabadell Group RAS and those defined in the local RAS of subsidiaries are subject to governance arrangements relating to the approval, monitoring and reporting of threshold breaches, as well as remediation plans established in the RAF on the basis of the hierarchical level of each metric (these are classified into three tiers).

It should be mentioned that the Group has designed and implemented a system of early warning indicators (EWIs) at the LMU level, which includes market and liquidity indicators adapted to the funding structure and business model of each LMU. The rollout of these indicators at the LMU level complements the RAS metrics and allows tensions in the local liquidity position and funding structure to be detected early, thereby making it easier to take corrective measures and actions and reducing the risk of contagion between the different management units.

The risk of each LMU is also monitored on a daily basis through the Structural Treasury Report, which measures the daily changes in the funding needs of the balance sheet, the daily changes in the outstanding balance of transactions in capital markets, as well as the daily changes in the first line of liquidity maintained by each LMU.

The metrics reporting and control framework involves, among other things:

–	Monitoring the RAS metrics and their thresholds on a consolidated basis, as well as those established for each LMU, in line with the established monitoring frequency.

–	Reporting on the relevant set of metrics to the governing body, Board committees and management bodies, depending on the tiers into which those metrics have been classified.

–	In the event a threshold breach is detected, activating the communication protocols and necessary plans for its resolution.

Within the Group’s overall budgeting process, Banco Sabadell plans its liquidity and funding requirements over different time horizons, which it aligns with the Group’s strategic objectives and risk appetite. Each LMU has a 1-year and 5-year funding plan in which they set out their potential funding needs and the strategy for their management, and they regularly analyse compliance with that plan, any deviations from the projected budget and the extent to which the plan is appropriate to the market environment.

In addition, Banco Sabadell regularly reviews the identification of potential liquidity risks and assesses their materiality. It also conducts regular liquidity stress tests, which envisage a series of stress scenarios in the short and longer term, and it analyses their impact on the liquidity position and the main metrics in order to ensure that the existing exposures are consistent at all times with the established liquidity risk tolerance level.

The Institution also has an internal transfer pricing system to transfer the funding costs to business units.

Lastly, Banco Sabadell has a Liquidity Contingency Plan (LCP) in place, which sets forth the strategy for ensuring that the Institution has sufficient management capabilities and measures in place to minimise the negative impacts of a crisis situation on its liquidity position and to allow it to return to a business-as-usual situation. The LCP can be invoked in response to different crisis situations affecting either the markets or the Institution itself. The key components of the LCP include, among others: the definition of the strategy for its implementation, the inventory of measures available to generate liquidity in business-as-usual situations or in a crisis situation linked to the invocation of the LCP and a communication plan (both internal and external) for the LCP.

Residual maturity periods

The tables below show the breakdown, by contractual maturity, of certain pools of items on the consolidated balance sheet as at 31 December 2022 and 2021, under business-as-usual market conditions:

Thousand euro
				2022

Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

ASSETS

Cash, balances at central banks and other demand deposits	3,681,237	37,009,112	563,743	18	1,043	51	1,206	—	3,986	41,260,395

Financial assets at fair value through other comprehensive income	—	124,536	86,954	855,454	777,596	582,648	196,407	244,104	2,934,565	5,802,264

Debt securities	—	124,536	86,954	855,454	777,596	582,648	196,407	244,104	2,754,993	5,622,692

Loans and advances	—	—	—	—	—	—	—	—	—	—

Customers	—	—	—	—	—	—	—	—	—	—

Financial assets at amortised cost	3,371,931	8,590,617	4,437,359	11,540,390	9,820,139	10,505,170	10,274,823	11,211,714	115,293,310	185,045,452

Debt securities	—	236,772	44,310	1,403,285	1,371,253	1,126,338	459,093	1,935,711	14,876,058	21,452,820

Loans and advances	3,371,932	8,353,845	4,393,049	10,137,104	8,448,886	9,378,833	9,815,730	9,276,002	100,417,252	163,592,632

Central banks	2,221	160,443	—	—	—	—	—	—	—	162,664

Credit institutions	978,063	2,341,986	428,487	753,460	131,473	83	175	34	66,525	4,700,287

Customers	2,391,648	5,851,416	3,964,561	9,383,645	8,317,413	9,378,751	9,815,555	9,275,968	100,350,726	158,729,681
Total assets	7,053,167	45,724,266	5,088,056	12,395,862	10,598,777	11,087,869	10,472,437	11,455,817	118,231,861	232,108,111

LIABILITIES

Financial liabilities at amortised cost	119,453,858	47,461,256	4,223,087	24,152,729	12,151,025	9,370,909	3,903,867	4,233,378	7,579,822	232,529,932

Deposits	113,012,257	47,375,927	2,719,435	22,548,986	7,666,937	6,556,190	650,136	1,855,757	907,897	203,293,522

Central banks	43,223	—	—	17,223,750	4,939,290	4,974,464	—	662,961	—	27,843,687

Credit institutions	843,529	7,506,691	901,048	714,986	329,534	136,998	160,605	117,597	662,402	11,373,390

Customers	112,125,507	39,869,236	1,818,387	4,610,250	2,398,113	1,444,728	489,531	1,075,199	245,495	164,076,445

Debt securities issued	6,213	66,725	1,486,936	1,590,320	4,477,376	2,807,926	3,248,767	2,371,575	6,521,711	22,577,549

Other financial liabilities	6,435,388	18,605	16,717	13,422	6,712	6,793	4,964	6,046	150,214	6,658,861

Total liabilities	119,453,858	47,461,256	4,223,087	24,152,729	12,151,025	9,370,909	3,903,867	4,233,378	7,579,822	232,529,932

Trading and Hedging derivatives

Receivable	—	46,863,268	9,509,600	24,047,648	22,014,057	9,609,213	9,828,147	7,123,277	33,292,235	162,287,446

Payable	—	34,864,873	10,226,762	22,347,484	25,943,323	10,464,426	9,068,820	7,440,695	40,138,871	160,495,254

Contingent risks

Financial guarantees	33,551	39,680	102,916	389,668	188,159	163,372	58,470	50,582	1,060,594	2,086,993

(*)	For details of maturities of issues aimed at institutional investors, see the section entitled “Funding strategy and evolution of liquidity in 2022” in this note.

Thousand euro
				2021

Time to maturity	On demand	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

ASSETS

Cash, balances at central banks and other demand deposits	43,287,519	5,323,980	595,040	121	7	1,476	2	1,186	3,866	49,213,196

Financial assets at fair value through other comprehensive income	—	33,689	163,585	149,509	811,365	787,051	511,205	132,308	4,280,926	6,869,637

Debt securities	—	33,689	163,585	149,509	811,365	787,051	511,205	132,308	4,096,380	6,685,091

Loans and advances	—	—	—	—	—	—	—	—	—	—

Customers	—	—	—	—	—	—	—	—	—	—

Financial assets at amortised cost	2,913,878	7,419,781	3,327,551	10,538,647	12,003,901	10,165,453	11,122,305	10,510,625	110,867,176	178,869,317

Debt securities	—	214,269	—	501,837	1,099,888	1,010,560	981,452	131,712	11,250,496	15,190,212

Loans and advances	2,913,878	7,205,512	3,327,551	10,036,810	10,904,014	9,154,893	10,140,853	10,378,913	99,616,681	163,679,105

Central banks	104,066	66,815	—	—	—	—	—	—	—	170,881

Credit institutions	806,766	3,755,350	75,104	775,331	623,260	7,714	311	44	98,060	6,141,939

Customers	2,003,046	3,383,347	3,252,447	9,261,479	10,280,754	9,147,180	10,140,543	10,378,869	99,518,621	157,366,285
Total assets	46,201,397	12,777,450	4,086,175	10,688,277	12,815,274	10,953,980	11,633,511	10,644,119	115,151,968	234,952,150

LIABILITIES

Financial liabilities at amortised cost	112,437,439	47,456,749	4,091,224	8,649,275	32,257,737	10,991,361	9,761,839	2,538,505	6,995,092	235,179,222

Deposits	107,866,967	47,380,609	3,118,324	5,832,223	29,467,405	6,466,431	7,113,160	1,062,777	998,703	209,306,598

Central banks	1,896	159,006	—	—	26,583,000	4,960,694	6,545,435	—	—	38,250,031

Credit institutions	598,147	4,925,571	723,784	710,162	712,193	177,218	138,140	167,065	664,835	8,817,114

Customers	107,266,924	42,296,032	2,394,540	5,122,061	2,172,213	1,328,518	429,586	895,712	333,868	162,239,453

Debt securities issued	(1,090)	54,733	956,082	2,804,401	2,784,337	4,519,573	2,644,956	1,472,131	5,815,833	21,050,955

Other financial liabilities	4,571,563	21,407	16,818	12,651	5,994	5,358	3,724	3,598	180,556	4,821,669
Total liabilities	112,437,439	47,456,749	4,091,224	8,649,275	32,257,737	10,991,361	9,761,839	2,538,505	6,995,092	235,179,222

Trading and Hedging derivatives

Receivable	—	37,657,192	12,793,414	17,066,751	11,655,363	11,102,861	17,367,136	7,210,749	35,423,997	150,277,464

Payable	—	27,076,014	11,677,128	21,519,242	16,033,022	12,528,729	17,085,968	7,210,312	37,374,924	150,505,339

Contingent risks

Financial guarantees	1,009	42,947	71,565	321,960	133,084	78,916	44,775	34,319	1,305,569	2,034,143

In this analysis, very short-term maturities traditionally represent funding requirements, as they include continuous maturities of short-term liabilities, which in typical banking activities see higher turnover rates than assets, but as they are continuously rolled over they actually end up satisfying these requirements and at times even result in the growth of outstanding balances.

Furthermore, the Group’s funding capacity in capital markets is systematically checked to ensure it can meet its short-, medium- and long-term needs.

With regard to the information included in these tables, it is worth highlighting that they show the residual term to maturity of the asset and liability positions on the balance sheet, broken down into different time brackets.

The information provided is static and does not reflect foreseeable funding needs.

It should also be noted that cash flow breakdowns in the parent company have not been deducted.

In order to present the contractual maturities of financial liabilities with certain particular characteristics, the parent company has taken the following approach:

–	Transactions are placed in different time brackets according to their contractual maturity date.

–	Demand liabilities are included in the “on demand” tranche, without taking into account their type (stable vs. unstable).

–

There are also contingent commitments which could lead to changes in liquidity needs. These are fundamentally credit facilities with amounts undrawn by the borrowers as at the balance sheet date. The Board of Directors also establishes limits in this regard for control purposes.

–	Balances related to financial guarantee contracts have been included for the parent company, assigning the maximum amount of the guarantee to the first year in which the guarantee can be enforced.

–

Funding in capital markets obtained through instruments that include clauses which could lead to accelerated repayment (puttables or instruments with clauses linked to a credit rating downgrade) is reduced in line with the Group’s financial liabilities. It is for this reason that the estimated impact on the parent company would not be significant.

–	As at 31 December 2022 and 2021, the Group had no instruments in addition to those regulated by master agreements associated with the arrangement of derivatives and repos/reverse repos.

–

The Group did not have any instruments which allow the Institution to decide whether to settle its financial liabilities using cash (or another financial asset) or through the submission of its own shares as at 31 December 2022 and 2021.

Funding strategy and evolution of liquidity in 2022

The Group’s primary source of funding is customer deposits (mainly demand deposits and term deposits acquired through the branch network), supplemented with funding raised through interbank and capital markets in which the Institution has and regularly renews various short-term and long-term funding programmes in order to achieve an adequate level of diversification by type of product, term and investor. The Institution maintains a diversified portfolio of liquid assets that are largely eligible as collateral in exchange for access to funding operations with the European Central Bank (ECB).

On-balance sheet customer funds

As at 31 December 2022 and 2021, on-balance sheet customer funds broken down by maturity were as follows:

Million euro / %

	Note	2022	3 months	6 months	12 months	>12 months	No mat.

Total on-balance sheet customer funds (*)		164,140	3.9%	1.1%	1.9%	3.2%	89.9%
Deposits with agreed maturity		15,690	39.5%	8.2%	19.3%	33.0%	—%
Sight accounts	19	147,540	—%	—%	—%	—%	100.0%
Retail issues		910	33.9%	58.4%	5.6%	2.1%	—%
(*)	Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

Million euro / %

	Note	2021	3 months	6 months	12 months	>12 months	No mat.

Total on-balance sheet customer funds (*)		162,020	3.5%	1.4%	1.5%	2.7%	90.9%
Deposits with agreed maturity		13,623	36.7%	13.8%	17.1%	32.4%	—%
Sight accounts	19	147,268	—%	—%	—%	—%	100.0%
Retail issues		1,129	62.9%	33.9%	3.2%	—%	—%
(*)	Includes customer deposits (excl. repos) and other liabilities placed via the branch network: straight bonds issued by Banco Sabadell, commercial paper and others.

Despite rising interest rates in financial markets, the composition of on-balance sheet customer funds remains the same.

Details of off-balance sheet customer funds managed by the Group and those sold but not under management are provided in Note 27 to these consolidated annual financial statements.

The Group’s deposits are sold through the business units/companies of the Group (Banking Business Spain, TSB and Mexico). Details of the volumes of these business units are included in the “Business” section of the consolidated Directors’ Report.

In 2022, the funding gap has widened, mainly due to a greater growth of customer funds than of lending items, thus placing the Group’s Loan-to-Deposit (LtD) ratio at 95.6% as at 2022 year-end (96.3% as at 2021 year-end).

Capital markets

In 2022, the level of funding in capital markets has increased, with senior non-preferred debt being the item with the greatest net increase, in order to keep an adequate level of own funds and eligible liabilities above the applicable regulatory requirement or MREL (Minimum Requirement for own funds and Eligible Liabilities). The outstanding nominal balance of funding in capital markets, by type of product, as at 31 December 2022 and 2021, is shown below:

Million euro
	2022	2021

Outstanding nominal balance	22,077	21,086
Covered Bonds	9,409	9,754
Of which: TSB	1,409	2,083
Commercial paper and ECP	7	—
Senior debt	4,440	4,335
Senior non-preferred debt	3,505	2,042
Subordinated debt and preferred securities	3,465	4,215
Asset-backed securities	1,251	738
Other	—	2

Maturities of issues in capital markets, by type of product (excluding securitisations and commercial paper), and considering their legal maturity, as at 31 December 2022 and 2021, are analysed below:

Million euro

	2023	2024	2025	2026	2027	2028	>2028	Balance outstanding

Mortgage bonds and covered bonds (*)	1,388	2,696	836	390	1,100	1549	1450	9,409
Senior debt (**)	975	735	1,480	—	500	750	—	4,440
Senior non-preferred debt (**)	—	975	500	1,317	18	500	195	3,505
Subordinated debt and preferred securities (**)	—	—	—	500	—	500	2,465	3,465
Other medium/long term financial	—	—	—	—	—	—	—	—
instruments (**)
Total	2,363	4,406	2,816	2,207	1,618	3,299	4,110	20,819
(*)Secured issues.
(**)Unsecured issues.

Million euro

	2022	2023	2024	2025	2026	2027	>2027	Balance outstanding

Mortgage bonds and covered bonds (*)	1,717	1,388	2,743	836	390	1,100	1,580	9,754
Senior debt (**)	25	1,475	735	1,600	—	500	—	4,335
Senior non-preferred debt (**)	—	—	975	500	67	—	500	2,042
Subordinated debt and preferred securities (**)	—	—	—	—	500	—	3,715	4,215
Other medium/long term financial	—	—	2	—	—	—	—	2
instruments (**)
Total	1,742	2,863	4,455	2,936	957	1,600	5,795	20,348
(*)Secured issues.
(**)Unsecured issues.

The Group is an active participant in capital markets and has a number of funding programmes in operation, with a view to diversifying its different funding sources.

In terms of short-term funding, as at year-end the Bank had one corporate commercial paper programme in operation, which governs the issuance of commercial paper and is aimed at institutional and retail investors. The Banco Sabadell Commercial Paper Programme for 2022, registered with Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR), has an issuance limit of 7 billion euros, which can be extended to 9 billion euros. As at 31 December 2022, the outstanding balance of the programme was 872 million euros (net of commercial paper subscribed by Group companies), compared with 426 million euros as at 31 December 2021.

Regarding medium- and long-term funding, the Institution has the following programmes in operation:

–

Programme for the issuance of non-equity securities (“Fixed Income Programme”) registered with the CNMV on 17 November 2022, with an issuance limit of 10 billion euros: this programme regulates the issuance of straight, non-preferred, subordinated or structured bonds and debentures, in addition to mortgage covered bonds and public sector covered bonds issued under Spanish law through the CNMV and aimed at institutional and retail investors, both domestic and foreign. As at 31 December 2022, the limit available for new issues under the Banco Sabadell Programme for the issuance of non-equity securities for 2022 was 9,000 million euros (as at 31 December 2021, the available limit under the Fixed Income Programme for 2021 was 9,933 million euros).

In 2022, Banco Sabadell executed five public issues under the current Fixed Income Programme amounting to a total of 1,638 million euros, including one non-preferred debt issue in green format of 120 million euros:

Million euro

	ISIN code	Type of investor	Issue date	Amount	Term (years)

Issue of Straight Non-Preferred Bonds 1/2022 CNMV	ES0213860341	Institutional	30/03/2022	120	15
Mortgage covered bonds 2/2022	ES0413860802	Institutional	30/05/2022	1,000	7
Issue of Straight Non-Preferred Bonds 2/2022 CNMV	ES03138603I4	Institutional	03/06/2022	8.9	5
Issue of Straight Non-Preferred Bonds 3/2022 CNMV	ES0213860358	Institutional	01/08/2022	9.2	5
Mortgage covered bonds BEI 1/2022	ES0413860828	Institutional	21/12/2022	500	8

–

Euro Medium Term Notes (EMTN) programme, registered with the Irish Stock Exchange on 1 June 2022 and renewed on 28 July and 28 October 2022. This programme allows senior debt (preferred and non-preferred) and subordinated debt to be issued in various currencies, with a maximum limit of 15 billion euros.

In 2022, Banco Sabadell executed four issues under the EMTN Programme, amounting to a total of 2,075 million euros; one of these was senior preferred debt and the other three were all senior non-preferred debt. Of the four issues, three were in green format, amounting to 1,575 million euros. The issues executed by Banco Sabadell over the year are indicated here below (showing the legal maturity period in the case of issues with an early call option):

Million euro

	ISIN code	Type of investor	Issue date	Amount	Term (years)

Senior Non Preferred 1/2022 issue	XS2455392584	Institutional	24/3/2022	750	4
Senior Non Preferred 2/2022 issue	XS2528155893	Institutional	8/9/2022	500	4
Senior Preferred 1/2022 issue	XS2553801502	Institutional	10/11/2022	750	6
Senior Non Preferred 3/2022 issue	XS2560673829	Institutional	23/11/2022	75	10

In 2022, upon receiving the relevant authorisations, Banco Sabadell exercised the early call option for the AT1 1/2017 issue amounting to 750 million euros on 18 May 2022, executed the early redemption of the Senior Preferred 1/2020 issue amounting to 500 million euros on 29 June 2022, as well as the early redemption of the Senior Bonds 3/2020 issue amounting to 120 million euros on 23 November 2022.

In relation to asset securitisation:

–

The Group is a very active participant in this market and it takes part in various securitisation programmes, sometimes acting together with other institutions, granting mortgage loans, loans to small and medium-sized enterprises and consumer loans.

–

There are currently 16 outstanding traditional asset securitisation transactions fully recognised on the balance sheet. Although some of the securities issued were retained by the Institution as liquid assets eligible as collateral in exchange for access to funding operations with the European Central Bank or with the Bank of England, in the case of TSB Bank, the rest of the securities were placed in capital markets. As at 31 December 2022, the nominal balance of asset-backed securities placed in the market was 1,251 million euros.

–

On 13 July 2022, Banco Sabadell sold all of the tranches that are financing the loan book of the securitisation fund Sabadell Consumo 2, FT to the market, for a nominal amount of 750 million euros. This is Banco Sabadell’s second consumer loan securitisation. This transaction was carried out to manage liquidity and capital.

–

On 18 August 2022, TSB Bank incorporated the RMBS securitisation fund Duncan Funding 2022-1 PLC for the amount of 1,333 million pounds sterling, which was retained in full. The tranches retained by the Institution may be used as collateral for liquidity operations with the Bank of England.

–

In 2022, Banco Sabadell called three securitisation funds early. On 20 June, it called the fund IM Sabadell PYME 11, FT, whose securities had been fully retained. On 22 September if called the multi-seller fund TDA 23, FTA, the clean-up call date having been reached and on 28 October it called the fund Caixa Penedés 2 TDA, FTA, whose securities were also retained in full.

As at the end of 2022, Banco Sabadell had 22 billion euros of outstanding TLTRO III borrowing, of which 17 billion euros mature in June 2023 and 5 billion euros mature in March 2024, having prepaid 10 billion euros of the aforesaid borrowing during the year. In 2022, the Group recognised 162 million euros in interest income on TLTRO III (313 million euros in 2021).

TSB, for its part, also had outstanding amounts borrowed from the Bank of England, namely 5 billion pounds sterling borrowed under the Term Funding Scheme with additional incentives for Small and Medium-sized Enterprises (TFSME) and 500 million pounds sterling borrowed under the Indexed Long Term Repo (ILTR), giving rise to a total amount borrowed from the Bank of England as at 31 December 2022 of 5.5 billion pounds sterling.

Liquid assets

In addition to these sources of funding, the Group maintains a liquidity buffer in the form of liquid assets to meet potential liquidity needs:

Million euro
	2022	2021

Cash(*) + Net Interbank Position	35,012	43,189
Funds available in Bank of Spain facility	7,788	1,527
ECB eligible assets not pledged in facility	6,010	4,429
Other non-ECB eligible marketable assets (**)	5,234	4,738

Memorandum item:
Balance drawn from Bank of Spain facility (***)	22,000	32,000
Balance drawn from Bank of England Term Funding Scheme (****)	6,201	6,545
Total Liquid Assets Available	54,044	53,883

 (*) Excess reserves and Marginal Deposit Facility in Central Banks.

 (**) Market value, and after applying the Liquidity Coverage Ratio (LCR) haircut. Includes Fixed Income qualifying as a high quality liquid asset according to LCR (HQLA)  and other marketable assets from different Group entities.

 (***) Correspond to TLTRO-III facility.

 (****) At year-end 2022, includes 5 billion pounds to support Small and Medium-sized Enterprises (TFSME) and 500 million pounds of Indexed Long Term Repo (ILTR). At  year-end 2021, included 5.5 billion pounds of TFSME borrowing.

In terms of 2022, the Group’s first line has remained stable over the year, increasing by 161 million euros. The balance of reserves and the marginal deposit facility in central banks, as well as the net interbank position, decreased by 8,177 million euros in 2022, while in the case of the volume of liquid assets deemed eligible by the European Central Bank, its balance over the year 2022 increased by 7,842 million euros. These changes can be explained, not only by the reduction of assets’ valuations, but also by the early repayment of the funds borrowed under TLTRO III and by the fixed-income portfolio purchases made. Similarly, assets available and not deemed eligible by the European Central Bank increased by 496 million euros in 2022, due mainly to the increase in available assets of foreign subsidiaries.

It should be noted that the Group follows a decentralised liquidity management model. This model tends to limit the transfer of liquidity between the different subsidiaries involved in liquidity management, thereby limiting intra-group exposures, beyond any restrictions imposed by the local regulators of each subsidiary. Thus, the subsidiaries involved in liquidity management determine their liquidity position by considering only those assets in their possession that meet the eligibility, availability and liquidity criteria set forth both internally and in regulations in order to comply with regulatory minima.

In addition to the first line of liquidity, called the counterbalancing capacity, each LMU monitors its liquidity buffer with an internal conservative criterion. In the case of the BSab LMU (includes Banco de Sabadell S.A., which in turn includes activity in foreign branches as well as the businesses of Banco de Sabadell S.A. in Mexico), this liquidity buffer comprises the first and second lines of liquidity. As at 31 December 2022, the second line of liquidity added a volume of 12,885 million euros to the liquidity buffer, including the covered bond issuing capacity, considering the average valuation applied by the European Central Bank to own-use covered bonds to obtain funding, as well as the deposits held in other financial institutions and immediately available for the business in Mexico not included in the first line of liquidity.

For the TSB LMU, this metric is calculated as the sum of the first line of liquidity and loans pre-positioned with the Bank of England to obtain funding. As at 31 December 2022, the second line of liquidity, considering the amount of loans pre-positioned with the Bank of England, amounted to 3,366 million euros.

There are no significant amounts of cash or cash equivalents that are unavailable for use by the Group.

Compliance with regulatory ratios

As part of its liquidity management, Banco Sabadell Group monitors the short-term Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR) and reports the necessary information to the Regulator on a monthly and quarterly basis, respectively. The measurement of liquidity based on these metrics forms part of liquidity risk control arrangements in LMUs.

In terms of the LCR, since 1 January 2018, the regulatory required minimum LCR has been 100%, a level which is amply surpassed by all of the Group’s LMUs. At the Group level, throughout the year, the LCR has consistently been well above 100%. As at 31 December 2022, the LCR stood at 196% for the TSB LMU, 270% for Banco Sabadell Spain and 234% for the Group.

In terms of the NSFR, the regulatory minimum requirement, effective from June 2021, is 100%, a level amply surpassed by all LMUs of the Institution given their funding structure, in which customer deposits are predominant and where the majority of market funding is in the medium/long term. As at 31 December 2022, the NSFR stood at 151% for the TSB LMU, 132% for Banco Sabadell Spain and 138% for the Group.

4.4.3.2. Market risk

Market risk is defined as the risk of financial instrument positions losing some or all of their market value due to changes in risk factors affecting their market price or quotations, their volatility, or the correlations between them.

Positions that generate market risk are usually held in connection with trading activity, which consists of the hedging transactions arranged by the Bank to provide services to its customers as well as discretionary proprietary positions.

Market risk can also arise from the mere maintenance of overall (also known as structural) balance sheet positions that in net terms are left open. This risk is addressed in the sections on structural risks.

The items of the consolidated balance sheet as at 31 December 2022 and 2021 are shown below, making a distinction between positions included in trading activity and other positions. In the case of items not included in trading activity, their main risk factor is indicated:

Thousand euro
	31/12/2022

	On-balance sheet balance	Trading activity	Other	Main market risk factor in “Other”

Assets subject to market risk	251,379,528	2,670,824	248,708,704

Cash, cash balances at central banks and other demand deposits	41,260,395	—	41,260,395	Interest rate

Financial assets held for trading	4,017,253	2,670,824	1,346,429	Interest rate
Non-trading financial assets mandatorily at fair value through profit or loss	77,421	—	77,421	Interest rate; credit spread

Financial assets at fair value through other comprehensive income	5,802,264	—	5,802,264	Interest rate; credit spread

Financial assets at amortised cost	185,045,452	—	185,045,452	Interest rate

Derivatives – Hedge accounting	3,072,091	—	3,072,091	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(1,545,607)	—	(1,545,607)	Interest rate

Investments in joint ventures and associates	515,245	—	515,245	Equity

Other assets	13,135,014	—	13,135,014	—

Liabilities subject to market risk	238,155,107	2,149,776	236,005,331

Financial liabilities held for trading	3,598,483	2,149,776	1,448,707	Interest rate

Derivatives – Hedge accounting	1,242,470	—	1,242,470	Interest rate

Fair value changes of the hedged items in portfolio hedge of interest rate risk	(959,106)	—	(959,106)	Interest rate

Financial liabilities at amortised cost	232,529,932	—	232,529,932	Interest rate

Other liabilities	1,743,328	—	1,743,328	—

Equity	13,224,421	—	13,224,421

Thousand euro
	31/12/2021

	On-balance sheet balance	Trading activity	Other	Main market risk factor in “Other”

Assets subject to market risk	251,946,591	1,754,670	250,191,921

Cash, cash balances at central banks and other	49,213,196	—	49,213,196	Interest rate
demand deposits

Financial assets held for trading	1,971,629	1,754,670	216,959	Interest rate; credit spread

Non-trading financial assets mandatorily at fair value through profit or loss	79,559	—	79,559	Interest rate; credit spread

Financial assets at fair value through other comprehensive income	6,869,637	—	6,869,637	Interest rate; credit spread

Financial assets at amortised cost	178,869,317	—	178,869,317	Interest rate

Derivatives – Hedge accounting	525,382	—	525,382	Interest rate

Investments in joint ventures and associates	638,782	—	638,782	Equity

Other assets	13,779,089	—	13,779,089	—

Liabilities subject to market risk	238,950,310	1,180,734	237,769,576

Financial liabilities held for trading	1,379,898	1,180,734	199,164	Interest rate

Derivatives – Hedge accounting	512,442	—	512,442	Interest rate

Financial liabilities at amortised cost	235,179,222	—	235,179,222	Interest rate

Other liabilities	1,878,748	—	1,878,748	—

Equity	12,996,281	—	12,996,281

The market risk acceptance, management and oversight system is based on managing positions expressly assigned to different trading desks and establishing limits for each one, in such a way that the different trading desks have the obligation to always manage their positions within the limits established by the Board of Directors and the Technical Risk Committee. Market risk limits are aligned with the Group’s targets and risk appetite framework.

Trading activity

The main market risk factors considered by the Group in its trading activity are the following:

–

Interest rate risk: risk associated with the possibility of interest rate fluctuations adversely affecting the value of a financial instrument. This is reflected, for example, in transactions involving interbank deposits, fixed income and interest rate derivatives.

–

Credit spread risk: this risk arises from fluctuations in the credit spreads at which instruments are quoted with respect to other benchmark instruments, such as interbank interest rates. This risk occurs mainly in fixed-income instruments.

–

Foreign exchange risk: risk associated with the fluctuation of exchange rates with respect to the functional currency. In the case of Banco Sabadell, the functional currency is the euro. This risk occurs mainly in currency exchange transactions and currency derivatives.

–	Equity price risk: risk arising from fluctuations in the value of capital instruments (shares and quoted indices). This risk is reflected in the market prices of the securities and their derivatives.

Changes in commodities prices have not had an impact in the year, as the Group has residual (both direct and underlying) exposures.

Market risk incurred in trading activity is measured using the VaR and stressed VaR methodologies. These allow risks to be standardised across different types of financial market transactions.

VaR provides an estimate of the maximum potential loss associated with a position due to adverse, but normal, movements of one or more of the identified parameters generating market risk. This estimate is expressed in monetary terms and refers to a specific date, a particular level of confidence and a specified time horizon. A 99% confidence interval is used. Due to the low complexity of the instruments and the high level of liquidity of the positions, a time horizon of 1 day is used.

The methodology used to calculate VaR is historical simulation. The advantages of this methodology are that it is based on a full revaluation of transactions under recent historical scenarios, and that no assumptions need to be made as regards the distribution of market prices. The main limitation to this methodology is its reliance on historical data, given that, if a possible event has not materialised within the range of historical data used, it will not be reflected in the VaR data.

The reliability of the VaR methodology used can be verified using backtesting techniques, which serve to verify that the VaR estimates fall within the confidence level considered. Backtesting consists of comparing daily VaR against daily results. If losses exceed the VaR level, an exception occurs. No backtesting exceptions occurred in 2022 or 2021.

Stressed VaR is calculated in the same way as VaR but with a historical insight into variations of the risk factors in stressed market conditions. These stressed conditions are determined on the basis of currently outstanding transactions, and may vary if the portfolios’ risk profile changes. The methodology used for this risk measurement is historical simulation.

Market risk monitoring is supplemented with additional measurements such as risk sensitivities, which refer to a change in the value of a position or portfolio in response to a change in a particular risk factor, and also with the calculation of management results, which are used to monitor stop-loss limits.

Furthermore, specific simulation exercises are carried out considering extreme market scenarios (stress testing). These exercises consist of revaluing the portfolios in scenarios to which different assumptions are applied. Broadly speaking there are two types of scenarios: on one hand, historical scenarios, developed based on historical events that have occurred in the markets in the past and which are relevant to the current position of the portfolios (e.g. the global financial crisis or the Covid-19 crisis) and, on the other hand, hypothetical scenarios, which consider theoretical shifts in risk factors, such as shifts in yield curves, credit spreads or exchange rates, as well as movements in these factors resulting from the application of different macroeconomic forecasts determined based on the current situation. As at the end of 2022, the impact of the most adverse scenario considered was -11 million euros.

Market risk is monitored on a daily basis and reports are made to supervisory bodies on the existing risk levels and on the compliance with the limits set forth by the Technical Risk Committee for each trading desk (limits based on nominal value, VaR and sensitivity, as applicable). This makes it possible to keep track of changes in exposure levels and measure the contribution of market risk factors.

The market risk incurred on trading activity in terms of 1-day VaR with a 99% confidence interval for 2022 and 2021 was as follows:

Million euro
	2022			2021
	Average	Maximum	Minimum	Average	Maximum	Minimum

Interest rate risk	1.08	2.21	0.61	0.88	1.86	0.55

Foreign exchange risk (trading)	1.30	2.42	0.90	1.61	3.13	0.03

Equity	0.13	1.24	—	0.16	1.89	0.04

Credit spread	0.25	0.57	0.11	0.25	0.62	0.07
Aggregate VaR	2.75	4.81	2.10	2.89	5.39	1.15

During 2022, the overall VaR figures of trading activity have remained at medium-low levels, the exchange rate being the main risk factor, due to a higher exposure of portfolios to this risk factor. In spite of the increased volatility during the year, on average the figures dropped slightly compared to the previous year as the Covid-19 scenarios, which had a considerable impact on the foreign exchange risk factor, no longer fell within the time window considered, although a slight rebound of interest rates and credit spreads was observed.

Structural interest rate risk

Structural interest rate risk is inherent in banking activity and is defined as the current or future risk to both the income statement (income and expenses) and the economic value of equity (present value of assets, liabilities and off-balance sheet positions) arising from adverse interest rate fluctuations affecting interest rate-sensitive instruments in non-trading activities (also known as Interest Rate Risk in the Banking Book, or IRRBB). The Group identifies five interest rate sub-risks:

–

Repricing risk is the risk arising from mismatches at the time the repricing of interest rate-sensitive instruments occurs, including those changes in the time structure of interest rates that occur consistently along the yield curve (parallel shifts).

–

Curve risk is the risk arising from mismatches at the time the repricing of interest rate-sensitive instruments occurs, including those changes in the time structure of interest rates that occur differently depending on the time to maturity (non-parallel shifts).

–

Basis risk includes the risk arising from the impact of relative changes in interest rates on instruments with similar maturities but whose repricing is determined using different interest rate indices.

–

Automatic optionality risk comprises the risk arising from automatic options (e.g. lending floors and caps), both embedded and explicit, in which the Balance Sheet Management Unit (BSMU) or its customer can alter the level and timing of their cash flows and in which the holder will almost certainly exercise the option when it is in their financial interest to do so.

–	Behavioural optionality risk arises from the flexibility embedded within the terms of certain financial contracts, which allow variations in interest rates to produce a change in customer behaviour.

The Group’s management of this risk pursues two fundamental objectives:

–	To stabilise and protect the net interest margin, preventing interest rate movements from causing excessive variations in the budgeted margin.

–	To minimise the volatility of the economic value of equity, this perspective being complementary to that of the margin.

Interest rate risk is managed through a Group-wide approach on the basis of the RAS, approved by the Board of Directors. A decentralised model is followed based on Balance Sheet Management Units (BSMUs). In coordination with the Group’s corporate functions, each BSMU has the autonomy and capability to carry out risk management and control duties.

The Group’s current interest rate risk management strategy is based on the following principles in particular, in line with the business model and the defined strategic objectives:

–

Each BSMU has appropriate tools and robust processes and systems in place to adequately identify, measure, manage, control and report on IRRBB, following the main criteria defined by the Group’s internal methodology. The Group uses these to obtain information about all of the identified sources of IRRBB, assess their effect on the net interest margin and the economic value of equity and measure the vulnerability of the Group/BSMU in the event of potential losses arising from IRRBB under different scenarios affecting the interest rate curves.

–

At the corporate level, a series of limits are established for overseeing and monitoring IRRBB exposure levels, which are aligned with internal risk tolerance policies. However, each BSMU has the autonomy and structure required to properly manage and control IRRBB. Specifically, each BSMU has sufficient autonomy to choose the management target that it will pursue, although all BSMUs should follow the principles and critical parameters set by the Group, adapting them to the specific characteristics of the region in which they operate.

–	The existence of a transfer pricing system.

–	The set of systems, processes, metrics, limits, reporting arrangements and governance arrangements included within the IRRBB strategy must comply with regulatory precepts at all times.

As defined in the IRRBB Management and Control Policy, the first line of defence is undertaken by the various BSMUs, which report to their respective local Asset and Liability Committees. Their main role is to manage interest rate risk, ensuring it is assessed on a recurrent basis through management and regulatory metrics, taking into account the modelling of the various balance sheet totals and the level of risk taken.

The metrics developed to control and monitor the Group’s structural interest rate risk are aligned with the market’s best practices and are implemented consistently across all BSMUs, based on the results obtained from the exercise carried out to identify sub-risks and assess their materiality mentioned previously, and by each of the local asset and liability committees. The diversification effect between currencies and BSMUs is taken into account when disclosing overall figures.

The metrics that the Group calculates on a monthly basis are as follows:

–

Interest rate gap: static metric showing the breakdown of maturities and repricing of sensitive balance sheet items. This metric compares the values of assets that are due to be revised or that mature in a given period and the liabilities that mature or reprice in that same period.

–

Duration analysis: a static metric based on the assignment of all cash flows of interest-rate sensitive balance sheet items to time brackets. The duration of each pool of balance sheet items is calculated based on the variation of its net present value due to a parallel shift of 1 basis point in the interest rate curve. This gives the duration of both assets and liabilities.

–

Net interest margin sensitivity: dynamic metric that measures the impact of interest rate fluctuations over different time horizons. It is obtained by comparing the net interest margin over given time horizon in the baseline scenario, which would be the one obtained from implied market rates, against the one obtained in a scenario of instant disruption, always considering the result obtained in the least favourable scenario. This metric supplements the economic value of equity sensitivity.

–

Economic value of equity sensitivity: static metric that measures the impact of interest rate fluctuations. It is obtained by comparing the economic value of the balance sheet in the baseline scenario against the one obtained in a scenario of instant disruption, always considering the result obtained in the least favourable scenario. This is done by calculating the present value of interest rate-sensitive items as an update in the risk-free yield curve, on the reference date, of future payments of principal and interest without taking into account mark-ups, in line with the Group’s IRRBB management strategy. This metric supplements the net interest margin sensitivity.

–	Metric that combines the two above metrics: the effect of changes in value of instruments recognised directly through profit or loss or through equity is added to the net interest margin sensitivity.

In the quantitative interest rate risk estimations made by each BSMU, a series of interest rate scenarios are designed which allow the different sources of risk mentioned above to be identified. These scenarios include, for each significant currency, parallel shifts and non-parallel shifts of the interest rate curve. Based on these, sensitivity is calculated as the difference resulting from:

–	Baseline scenario: market interest rate movements based on implied interest rates.

–

Stressed scenario: a shift in interest rates in relation to the baseline scenario, with the extent of this shift varying depending on the scenario to be calculated. A minimum post-disruption interest rate is applied, starting at -100 basis points for current maturities and increasing by 5 basis point intervals, eventually reaching 0% after 20 years or more.

In addition, in the annual planning exercises, measurements are carried out that include assumptions regarding the evolution of the balance sheet based on the forward-looking scenarios of the Group’s Financial Plan, referring to scenarios of interest rates, volumes and margins.

Furthermore, in accordance with the Group’s corporate principles, all BSMUs regularly carry out stress tests, which allow them to forecast high-impact situations with a low probability of occurrence that could place BSMUs in a position of extreme exposure in relation to interest rate risk, and they also consider mitigating actions for such situations. The stress test is complemented with reverse stress tests which aim to identify the scenarios capable of producing a particular impact within a pre-established range of values.

The following table gives details of the Group’s interest rate gap as at 31 December 2022 and 2021:

Thousand euro
				2022

Time to maturity	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

Money Market	41,797,003	920,472	1,438,829	125,651	—	—	—	—	44,281,955

Loans and advances	24,331,743	19,232,160	40,248,534	19,007,600	13,430,353	10,564,714	10,073,683	20,016,175	156,904,962

Debt securities	1,219,034	450,395	2,078,877	1,769,818	1,496,546	620,315	2,825,650	17,658,927	28,119,562

Other assets	—	—	—	—	—	—	—	—	—

Total assets	67,347,780	20,603,027	43,766,240	20,903,069	14,926,899	11,185,029	12,899,333	37,675,102	229,306,479

Money Market	36,299,672	352,799	2,153,181	133,675	2,964	8,256	—	10,096	38,960,643

Customer deposits	122,637,719	3,113,055	10,248,158	7,513,006	5,980,224	5,372,466	5,938,140	507,717	161,310,485

Issues of marketable securities	3,083,924	2,925,321	1,853,628	3,510,000	3,908,110	2,457,000	3,118,100	2,145,025	23,001,108

Of which: Subordinated liabilities	—	400,000	500,000	—	300,000	1,500,000	750,000	15,025	3,465,025

Other liabilities	55,015	122,537	277,700	217,712	144,908	130,335	113,172	670,277	1,731,656
Total liabilities	162,076,330	6,513,712	14,532,667	11,374,393	10,036,206	7,968,057	9,169,412	3,333,115	225,003,892

Hedging derivatives	11,271,252	(6,214,446)	550,236	283,019	1,334,541	1,383,868	1,086,452	(9,694,922)	—

Interest rate gap	(83,457,298)	7,874,869	29,783,809	9,811,695	6,225,234	4,600,840	4,816,373	24,647,064	4,302,586

Thousand euro
				2021

Time to maturity	Up to 1 month	1 to 3 months	3 to 12 months	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	More than 5 years	Total

Money Market	51,444,557	642,925	536,886	560,946	—	—	—	—	53,185,314

Loans and advances	21,535,549	17,995,202	44,644,079	21,591,930	13,065,877	10,720,014	8,498,091	18,379,384	156,430,126

Debt securities	857,839	486,726	237,455	1,824,255	1,546,186	1,494,251	972,214	13,124,187	20,543,113

Other assets	—	—	—	—	—	—	—	—	—

Total assets	73,837,945	19,124,853	45,418,420	23,977,131	14,612,063	12,214,265	9,470,305	31,503,571	230,158,553

Money Market	44,399,516	68,987	726,837	562,504	11,387	10,632	9,396	9,521	45,798,780

Customer deposits	120,591,033	3,273,525	9,927,201	6,240,826	5,196,402	4,045,350	4,747,226	5,769,470	159,791,033

Issues of marketable securities	3,268,999	2,336,211	2,137,459	2,539,000	3,510,000	2,658,110	2,457,000	3,350,025	22,256,804

Of which: Subordinated liabilities	—	—	1,150,000	500,000	—	300,000	1,500,000	765,025	4,215,025

Other liabilities	67,713	182,548	343,475	180,694	157,013	129,087	114,763	680,161	1,855,454
Total liabilities	168,327,261	5,861,271	13,134,972	9,523,024	8,874,802	6,843,179	7,328,385	9,809,177	229,702,071

Hedging derivatives	21,026,307	(3,048,310)	(1,768,615)	(9,450,677)	(1,689,870)	655,000	1,488,242	(7,212,077)	—

Interest rate gap	(73,463,008)	10,215,271	30,514,834	5,003,429	4,047,390	6,026,086	3,630,161	14,482,316	456,479

Banco Sabadell has positive exposure to interest rate increases in its net interest income (NII) insofar as higher interest rates are passed through on the asset side and contained on the liabilities side. Assuming that interest rate variations are gradually passed through to the cost of customer funds, Banco Sabadell estimates that the sensitivity of its net interest income to increases of +100 basis points would be +7.9% in the first year and +16.2% in the second year, on the assumption that the pass-through would take place in the same way as it has done thus far.

In addition, the following table shows the interest rate risk levels in terms of the sensitivity of the Group’s main currencies, as at 2022 year-end, to the most frequently used interest rate scenarios in the sector, under stressed pass-through assumptions:

	Instant and parallel interest rate increase
	100 bp	200 bp
Interest rate sensitivity	Net Interest Income impact	Impact on economic value of equity

EUR	0.6%	(6.0)%
GBP	2.6%	1.0%
USD	1.1%	(0.2)%
MXN	0.1%	(0.1)%

In addition to the impact on the net interest income within the time horizon of one year shown in the previous table, the Group calculates the impact on the margin over a time horizon of two and three years, the result of which is considerably more positive for all currencies.

The metrics are calculated taking into account the behavioural assumptions concerning items with no contractual maturity and those whose expected maturity is different from the maturity established in the contracts, in order to obtain a view that is more realistic and, therefore, more effective for management purposes. The most significant of these include:

–

Prepayment of the loan portfolio and early termination of term deposits (implicit optionality): in order to reflect customers’ reactions to interest rate movements, prepayment/termination assumptions are defined, broken down by type of product. To this end, the Institution uses historical data to ensure it is in line with the market’s best practices. Changes in market interest rates can prompt customers to terminate their loans or term deposits early, altering the future behaviour of balances with respect to that envisaged in the contractual schedule. Prepayment mainly affects fixed-rate mortgages when their contractual interest rates are high compared to market interest rates.

–

Modelling of demand deposits and other liabilities with no contractual maturity: a model has been defined using historical monthly data to reproduce customer behaviour, establishing parameters concerning the deposits’ stability, the percentage of interest rate movements that is passed through to the interest paid on the deposits and the delay with which this occurs, depending on the type of product (type of account/transactionality/interest paid) and the type of customer (retail/wholesale). The model captures the effect of low interest rates on the stability of deposits, as well as the potential migration to other deposits that earn more interest in different interest rate scenarios.

–

Modelling of non-performing lending items: a model has been defined that allows the expected payment flows associated with non-performing positions (net of provisions, i.e. those expected to be recovered) to be included in pools of interest rate-sensitive items. To this end, both existing balances and estimated recovery periods are included.

The process for approving and updating IRRBB models is part of the corporate governance arrangements for models, whereby these models are reviewed and validated by a division that is always separate from the division that created them. This process is included in the corresponding model risk policy and establishes both the duties of the different areas involved in the models and the internal validation framework to be followed.

As for the measurement systems and tools used, all sensitive transactions are identified and recorded taking into account their interest rate characteristics, the sources of information being the official ones of the Institution. These transactions are aggregated according to predefined criteria, so that calculations can be made faster without undermining the quality or reliability of the data. The entire data process is subject to the requirements of information governance and data quality, to ensure compliance with the best practices in relation to information governance and data quality. Additionally, a regular process is carried out to reconcile the information uploaded onto the measurement tool against accounting information. The calculation tool includes sensitive transactions and its parameters are also configured to reflect the result of the behavioural models described above, the volumes and prices of the new business, defined according to the Financial Plan, and the interest rate curves on which the aforesaid scenarios are built.

Based on the balance sheet position and the market situation and outlooks, risk mitigation techniques are proposed and agreed upon to adjust this position to match the one desired by the Group and to ensure it remains within the established risk appetite. Interest rate instruments additional to the natural hedges of balance sheet items are used as mitigation techniques, such as fixed-income bond portfolios or hedging derivatives that enable metrics to be placed at levels in keeping with the Institution’s risk appetite. In addition, proposals can be put forward to redefine the interest rate characteristics of commercial products or the launch of new products.

Derivatives, mainly interest rate swaps (IRS), which qualify as hedges for accounting purposes, are arranged in financial markets to be used as risk hedging instruments. Two separate types of macro-hedges are used:

–	Cash flow macro-hedges of interest rate risk, the purpose of which is to reduce the volatility of the net interest margin due to changes in interest rates over one-year time horizon.

–	Fair value macro-hedges of interest rate risk, the purpose of which is to maintain the economic value of the hedged items, consisting of fixed-rate assets and liabilities.

For each type of macro-hedge, there is a framework document that includes the hedging strategy, defining it in terms of management and accounting and establishing its governance.

In Banco Sabadell, as part of the continuous improvement process, structural interest rate risk management and monitoring activities are implemented and regularly updated, aligning the Institution with best market practices and current regulations. In particular, throughout 2022 work has continued on the review and continuous improvement of the systems and behavioural models in accordance with the guidelines established by the EBA. Among other things, it is worth noting the calibration of the main behavioural modelling assumptions for demand deposits based on the different interest rate scenarios and their ongoing monitoring to ensure the suitability of those assumptions. Further progress has also been made with the definition, from a Group perspective, of the methodological and modelling criteria and principles relating to customers’ behavioural options to enable greater standardisation and coordination with the different BSMUs, and stress testing procedures have also been reinforced.

In 2022, the Bank’s loan book shifted towards a higher proportion of fixed-rate transactions (mainly mortgages and business loans), while on the liabilities side demand deposit balances increased. In addition, other balance sheet variations in 2022 included: the increase of the fixed-income portfolio on the asset side and the early TLTRO III repayment of 10 billion euros, with the total outstanding amount now standing at 22 billion euros. The repayment conditions were changed in November 2022. This all translated into a smaller net balance of interest-rate sensitive items.

With regard to interest rates, in 2022 benchmark rates have increased sharply in all currencies, in particular in the euro, where they have gone from negative to positive, with the 12-month Euribor, for example, standing above 3% as at the end of 2022. The marginal deposit rate of the European Central Bank (ECB) ended the year at 2% (+250 basis points over the year), while the base rate of the Bank of England (BoE) ended at 3.50% (+325 basis points over the year). The situation envisaged in the short-to-medium term is that rates of the Group’s main currencies (EUR, USD and GBP) will continue to rise, influenced by inflationary pressures.

Taking into account the balance sheet variations detailed previously, as well as episodes of volatility and significant variations in the benchmark interest rates of all the Group’s major currencies, the IRRBB metrics have been affected during the year, although the measures taken have allowed the Group’s IRRBB metrics to be kept within the risk appetite and below the levels considered significant under current legislation.

Furthermore, the Group continues to monitor customer behaviour in reaction to interest rate hikes and variations of other economic variables (unemployment rates, gross domestic product, etc.), in order to anticipate possible changes and impacts on the behavioural assumptions used to measure and manage IRRBB. In particular, it analyses customer behaviour related to non-maturing items (changes in the stability of demand deposits and possible migration to other products that earn more interest) and related to items with an expected maturity that may be different to the contractually established maturity (due to early repayment of loans, early termination of term deposits or recovery time and balance of non-performing exposures).

4.4.3.3. Structural foreign exchange risk

Structural foreign exchange risk occurs when changes in market exchange rates between different currencies generate losses on permanent investments in foreign branches and subsidiaries with functional currencies other than the euro.

The purpose of managing structural foreign exchange risk is to minimise the impact on the value of the Institution’s portfolio/equity in the event of any adverse movements in currency markets. The foregoing takes into account the potential impacts on the capital (CET1) ratio and on the net interest margin, subject to the risk appetite defined in the RAS. Furthermore, the levels set for the established risk metrics must be complied with at all times.

Foreign exchange risk is monitored regularly and reports are sent to supervisory bodies on existing risk levels and on compliance with the limits set forth by the Board of Directors. The main monitoring metric is currency exposure, which measures the maximum potential loss that the open structural position could produce over a 1-month time horizon, with a 99% confidence level and in stressed market conditions.

Compliance with, and the effectiveness of, the Group’s targets and policies are monitored and reported on a monthly basis to the Board Risk Committee.

The Bank’s Financial Division, through the Asset and Liability Committee (ALCO), designs and executes strategies to hedge structural FX positions in order to achieve its objectives in relation to the management of structural foreign exchange risk.

The most prominent permanent investments in non-local currencies are made in US dollars, pounds sterling and Mexican pesos.

As regards permanent investments in US dollars, the overall position in this currency has gone from 1,170 million as at 31 December 2021 to 1,278 million as at 31 December 2022. In relation to this position, as at 31 December 2022, a buffer of 33% of total investment is maintained.

In terms of permanent investments in Mexican pesos, the capital buffer has gone from 10,003 million Mexican pesos as at 31 December 2021 (of a total exposure of 14,572 million Mexican pesos) to 9,253 million Mexican pesos as at 31 December 2022 (of a total exposure of 15,261 million Mexican pesos), representing 61% of the total investment made.

As regards permanent investments in pounds sterling, the capital buffer has increased by 213 million pounds sterling as at 31 December 2021 to 333 million pounds sterling as at 31 December 2022 (total exposure has gone from 1,890 million pounds sterling as at 31 December 2021 to 1,998 million pounds sterling as at 31 December 2022), representing 17% of the total investment made (excluding intangibles).

Currency hedges are continuously reviewed in light of market movements.

The exchange value in euros of assets and liabilities in foreign currencies maintained by the Group as at 31 December 2022 and 2021, classified in accordance with their nature, is as follows:

Thousand euro

		2022
	USD	GBP	Other currencies	Total

Assets denominated in foreign currency:	11,230,828	57,349,488	4,111,351	72,691,667
Cash, cash balances at central banks and	606,605	5,963,971	1,044,938	7,615,514
other demand deposits
Debt securities	1,136,840	2,775,734	423,855	4,336,429
Loans and advances	9,210,413	45,410,799	2,375,221	56,996,433
Central banks and Credit institutions	70,704	514,160	165,627	750,491
Customers	9,139,709	44,896,639	2,209,594	56,245,942
Other assets	276,970	3,198,984	267,337	3,743,291

Liabilities denominated in foreign currency:	6,962,558	53,016,847	3,118,316	63,097,721
Deposits	6,671,410	48,123,748	3,044,677	57,839,835
Central banks and Credit institutions	1,120,977	6,373,980	331,899	7,826,856
Customers	5,550,433	41,749,768	2,712,778	50,012,979
Other liabilities	291,148	4,893,099	73,639	5,257,886

Thousand euro

		2021
	USD	GBP	Other currencies	Total

Assets denominated in foreign currency:	10,063,410	57,229,033	3,577,568	70,870,011
Cash, cash balances at central banks and	464,724	5,825,313	863,459	7,153,496
other demand deposits
Debt securities	1,158,570	3,862,850	478,752	5,500,172
Loans and advances	8,255,149	46,259,554	1,987,782	56,502,485
Central banks and Credit institutions	49,286	258,741	39,984	348,011
Customers	8,205,863	46,000,813	1,947,798	56,154,474
Other assets	184,967	1,281,316	247,575	1,713,858

Liabilities denominated in foreign currency:	7,606,360	53,111,696	2,476,766	63,194,822
Deposits	7,405,911	49,911,932	2,410,628	59,728,471
Central banks and Credit institutions	1,559,034	6,757,419	292,431	8,608,884
Customers	5,846,877	43,154,513	2,118,197	51,119,587
Other liabilities	200,449	3,199,764	66,138	3,466,351

The net position of foreign currency assets and liabilities includes the structural position of the Institution, valued as at 31 December 2022, which amounted to 3,021 million euros, of which 1,877 million euros corresponded to permanent equity holdings in pounds sterling, 808 million euros corresponded to permanent equity holdings in US dollars and 288 million euros to permanent equity holdings in Mexican pesos. Net assets and liabilities valued at historical exchange rates are hedged with currency forwards and currency options in line with the Group’s risk management policy.

As at 31 December 2022, the sensitivity of the equity exposure to a 1.3% exchange rate depreciation against the euro of the main currencies to which exposure exists, calculated based on quarterly exchange rate volatility over the past three years, would amount to 39 million euros, of which 62% would correspond to the pound sterling, 27% to the US dollar and 10% to the Mexican peso.

4.4.4. Operational risk

Operational risk is defined as the risk of incurring losses due to inadequacies or failures of processes, staff or internal systems or due to external events. This definition includes but is not limited to legal risk, model risk and information and communications technology (ICT) risk and excludes strategic risk and reputational risk.

The management of operational risk is decentralised and devolved to process managers throughout the organisation. The processes that they manage are indicated in the corporate process flowchart, which facilitates the integration of data according to the organisational structure. The Group has a central unit that specialises in the management of operational risk, whose main duties are to coordinate, oversee and promote the identification, assessment and management of risks by the process managers, based on the management model adopted by Banco Sabadell Group.

Senior Management and the Board of Directors are directly involved and effectively take part in managing this risk by approving the management framework and its implementation as proposed by the Board Risk Committee (formed of Senior Management members from different functional areas within the Institution) and by ensuring that regular audits are carried out of the application of the management framework and of the reliability of the reported information, as well audits of the internal validation tests of the operational risk model. Operational risk is managed through two main courses of action:

The first course of action is based on the analysis of processes, the identification of risks associated with those processes that may result in losses, and a qualitative assessment of the risks and the associated controls. The foregoing are carried out jointly between process managers and the central operational risk unit. This provides an assessment of the future exposure to risk in terms of expected and unexpected losses and also allows trends to be foreseen and the corresponding mitigating actions to be adequately planned.

This is complemented by the identification, monitoring and active management of the risk through the use of key risk indicators. These allow warnings to be established, which alert the Institution to any increase in this exposure, and also enable it to identify the causes of that increase and measure the effectiveness of the implemented controls and improvements.

At the same time, checks are run to verify that specific business continuity plans have been defined and implemented for processes identified as being highly critical in the event of any service disruption. In terms of the identified risks, a qualitative estimate is made of the reputational impact that they could cause if they were to materialise.

The second course of action is based on experience. It consists of recording all losses incurred by the Institution in a database, which provides information about the operational risks encountered by each business line as well as their causes, so as to be able to take action to minimise these risks and detect potential weaknesses in processes that require action plans to be drawn up aimed at mitigating the associated risks. Recoveries are also recorded, which make it possible to reduce the extent of the loss either as a result of its direct management or by having an insurance policy that covers all or part of the resulting impacts.

Furthermore, this information allows the consistency between estimated losses and actual losses to be determined, in terms of both frequency and severity, iteratively improving the estimates of exposure levels.

Within operational risk, the following risks are also managed and controlled:

–

Conduct risk: defined as the possibility, at present or in the future, of incurring losses as a result of the inadequate provision of financial services, including cases of wilful misconduct or negligence. It is comprehensively managed using the elements defined in the methodological framework for operational risk and through the governance structures and lines of defence defined therein.

–

Technology risk: technology risk (or information and communications technology (ICT) risk) is defined as the current or future risk of incurring losses due to inadequacies or failures of technical infrastructures’ hardware and software, which could compromise the availability, integrity, accessibility or security of these infrastructures and data, or make it impossible for IT platforms to be changed at a reasonable cost and within a reasonable timeframe in response to the changing needs of the environment or the business.

It also includes security risks resulting from inadequate or failed internal processes or external events, including cyberattacks or inadequate physical security in data centres.

–

Outsourcing risk: the possibility of incurring losses as a result of suppliers failing to provide subcontracted services or discontinuing their provision, weaknesses in their systems’ security, disloyal employees or a breach of applicable regulations. It also includes other related risks such as concentration risk, country risk, legal risk and compliance risk.

–	Model risk: the possibility of incurring losses due to decisions made using inadequate models.

–	Tax risk: the probability of failing to achieve the objectives set out in Banco Sabadell’s tax strategy from a dual perspective due to either internal or external factors:

•

On one hand, the probability of failing to fulfil tax obligations, potentially resulting in a failure to pay taxes that are due, or the occurrence of any other event that could potentially prevent the Bank from achieving its goals.

•	On the other hand, the probability of paying taxes not actually due under tax obligations, thus negatively affecting shareholders and other stakeholders.

–

Compliance risk: defined as the risk of incurring legal or administrative penalties, significant financial losses or reputational damage as a result of an infringement of laws, regulations, internal rules or codes of conduct applicable to the Group’s activity.

Reputational risk, understood as the possibility of incurring losses as a result of negative publicity related to the Institution’s practices and business, is also managed and controlled according to the methodological framework for operational risk, as this is a potentially significant source of reputational risk. This risk also considers the loss of trust in the Institution, which could affect its solvency.

Senior Management and, in particular, the Board Risk Committee, have closely monitored the Group’s risk profile through specific reports containing information and indicators associated with the main operational risks (including those associated with technology, human error, conduct, processes, security and fraud) and reputational impacts that could potentially affect the Group’s different stakeholders (employees and partners, customers, suppliers, supervisors). No noteworthy impacts have been detected.

Detailed information on the risks that the Group deems most material is provided below:

4.4.4.1 Technology risk

In recent years, the importance, complexity and use of technology and data have increased even further in banking processes, especially in remote channels (online banking) as a result of the impact of Covid-19. Consequently, the reliance on information systems and their availability is a key factor, as the Bank is more exposed to cyberattacks just like the other operators in the sector. The conflict between Ukraine and Russia has brought with it the risk of becoming a target for cyberattacks, in reaction to the restrictions imposed on Russia and due to Ukraine’s de facto membership of NATO, requiring the introduction of back-up measures. At the present time, this risk related to this conflict is stable, though latent.

Furthermore, the Institution is currently undergoing a process of transformation, based on the digitisation and automation of processes, which increases the reliance on systems and the exposure to risks associated with this change, including digital fraud. Technology risk therefore remains one of the key focus areas of Banco Sabadell Group’s risk management.

It should be mentioned that this risk is not only applicable to the Group’s own systems and processes, but it is also applicable to suppliers, given the widespread use of third parties for support in technological and business processes, and this therefore represents a significant risk when it comes to managing outsourcing. On the topic of IT outsourcing, with regard to 2022 it is particularly worth noting the implementation of Project Dingle, which has concentrated the outsourcing of application development and testing in three key suppliers and which therefore requires a greater level of control and monitoring of those suppliers, while at the same time reducing the probability of experiencing cybersecurity incidents in this area.

In order to holistically and adequately manage all risks related to technology and data, the Institution classifies and categorises these risks into eight categories, in line with the Guidelines on ICT and security risk management (EBA/GL/2019/04):

–

IT security (cybersecurity): risk of unauthorised access to IT systems, and of there being an impact on the confidentiality, availability, integrity and traceability of the information (data and metadata) that they contain (including cyberattacks and deliberate action), as well as the potential repudiation of digital operations.

–	IT availability (technological resilience): risk of critical services provided to customers and employees becoming affected by systems failures.

–	IT change: risk arising from errors in the change and development processes of information systems.

–	Data integrity: risk of data stored and processed by IT systems being incomplete, inaccurate or inconsistent.

–

IT outsourcing: risk that engaging a third party or another Group entity (intra-group outsourcing) to provide IT systems, their management or related services produces a negative effect on the Institution’s performance (including impacts on customers, as well as reputational, regulatory or financial impacts).

–	IT governance: risk arising from inadequate or insufficient management and use of technology, as well as a poor alignment of these technologies and their intended uses with the business strategy.

–	Technological transformation: risk associated with inappropriate adoption or inefficient use of technology within the organisation for the development of new value propositions.

–

IT skills: risk arising from the insufficiency of adequate IT profiles (internal and/or external partners) to ensure effective and efficient coverage of technological activities, processes and services.

4.4.4.2 Tax risk

With regard to tax risk, the tax risk policies of Banco Sabadell Group aim to establish the general guidelines for managing and controlling tax risk, specifying the applicable principles and critical parameters and covering all significant elements to systematically identify, assess and manage any risks that may affect the Group’s tax strategy and fiscal objectives, meeting the requirements of the Spanish Capital Companies Act and of Banco Sabadell Group stakeholders.

In terms of tax risk, Banco Sabadell Group aims to fulfil its tax obligations at all times, adhering to the existing legal framework in this regard.

Banco Sabadell Group’s tax strategy, approved by the Board of Directors, reflects its commitment to fostering responsible taxation, promoting preventive measures and developing key transparency schemes in order to gain the confidence and trust of its various stakeholders.

The tax strategy is governed by the principles of efficiency, prudence, transparency and mitigation of tax risk, and it is aligned with the business strategy of Banco Sabadell Group.

The Board of Directors of Banco Sabadell, under the mandate set out in the Spanish Capital Companies Act for the improvement of corporate governance, is responsible, and cannot delegate such responsibility, for the following:

–	Setting the Institution’s tax strategy.

–

Approving investments and operations of all types which are considered to be strategic or to carry considerable tax risk due to their high monetary value or particular characteristics, except when such approval corresponds to the Annual General Meeting.

–	Approving the creation and acquisition of shareholdings in special purpose entities or entities registered in countries or territories classified as tax havens.

–	Approving any transaction which, due to its complexity, might undermine the transparency of the Institution and its Group.

Consequently, the duties of the Board of Directors of Banco Sabadell include the obligation to approve the corporate tax policy and ensure compliance therewith by implementing an appropriate control and oversight system, which is enshrined in the general risk management and control framework of the Group.

4.4.4.3 Compliance risk

As regards compliance risk, one of the core aspects of the Group’s policy, and the foundation of its organisational culture, is strict compliance with all legal provisions, meaning that the achievement of business objectives must be compatible, at all times, with adherence to the law and the established legal system.

To this end, the Group has a Compliance Division whose mission is to seek the highest levels of compliance with existing legislation and ensure that professional ethics are present in all areas of the Group’s activity.

This Division assesses and manages compliance risk, understood as the risk of incurring legal or administrative penalties, significant financial losses or reputational damage as a result of an infringement of laws, regulations, internal rules or codes of conduct applicable to banking activity, minimising the possibility of any breaches of the foregoing, and ensuring that any breaches that do occur are identified, reported and diligently resolved. It does this by performing the following tasks:

–	Monitoring and overseeing the adaptation to new regulations through proactive management to ensure regular and systematic monitoring of legal updates.

–

Identifying and periodically assessing compliance risks in the different areas of activity and contributing to their management in an efficient manner. To this end, establishing, applying and maintaining appropriate procedures to prevent, detect, correct and minimise any compliance risk.

–	Establishing, in accordance with the above, an up-to-date oversight and control programme, with the appropriate tools and methodologies for control.

–	Supervising the risk management activities carried out by the first line of defence to ensure that they are aligned with the established risk policies and procedures.

–

Keeping, for at least the period of time established by the legislation in force at any given time, the documentary justification of the controls carried out by the Compliance Division, as well as any other policies and procedures implemented for the best possible fulfilment of regulatory obligations.

–	Submitting to the administrative and management bodies the regular or ad hoc reports on compliance that are legally required at any given time.

–	Reporting to the administrative and management bodies on any information relevant to compliance arising from all areas and activities of each Group entity.

–	Assisting the Board of Directors and Senior Management in compliance matters.

–	Controlling and coordinating inspections, as well as responses to the requirements of Supervisors and Regulators, and checking that their recommendations have been acted on accordingly.

–

Taking on institutional responsibilities and interacting with supervisory authorities and institutions in relation to matters within its remit and where agreed by the Institution’s management and administrative bodies.

–	Assigning functional responsibilities for compliance where necessary.

–	Intervening in the process for establishing remuneration policies and practices.

–

With regard to Anti-Money Laundering, Counter-Terrorist Financing (AML/CTF) and International Sanctions, implementing, managing and updating policies and procedures; carrying out the preliminary classification of the AML/CTF risk of customers during the onboarding process; applying enhanced due diligence measures when onboarding high-risk customers so that they may be accepted and duly updated beforehand; managing tracking alerts; detecting matches in lists of designated persons and transactions of countries subject to international sanctions; performing special analyses of suspicious activities and reporting them as necessary; preparing training plans; approving new products, services, channels and business areas; and conducting a periodic risk assessment of internal control procedures in relation to AML/CTF and international sanctions.

–

Promoting a culture of compliance and appropriate conduct in each of the Group entities, adopting measures that will enable employees to obtain the training and experience they need to perform their duties correctly.

–	Taking part in the development of training programmes in order to advise and make employees aware of the importance of complying with the established internal procedures.

–

Advising on data protection through the Data Protection Office, acting as the point of contact with the Spanish Data Protection Agency (Agencia Española de Protección de Datos) and performing all other duties assigned in regulations to the Data Protection Officer.

The following compliance risks have been identified:

–	Anti-Money Laundering and Counter-Terrorist Financing.

–	Data protection.

–	Market integrity.

–	MiFID.

–	EBA.

–	Other products and services.

–	Publicity.

–	New legislation.

–	Corporate crime prevention.

–	Remuneration.

–	Code of Conduct and Ethics.

–	Subsidiaries and foreign branches.

–	Customer Care Service (Servicio de Atención al Cliente, or SAC).

Note 5 – Minimum own funds and capital management

Minimum own funds requirements

The Group calculates minimum capital requirements based on Directive 2013/36/EU, amended by Directive 2019/878/EU (hereinafter, CRD-V), and Regulation (EU) 575/2013, amended by Regulation (EU) 2019/876 (hereinafter, CRR-II).

Regulation CRR-II and Directive CRD-IV entered into force on 27 June 2019 and have been implemented in successive stages since that date, although most of the provisions are applicable as from 28 June 2021.

The Spanish government transposed Directive CRD-V into national law through Royal Decree-Law 7/2021, of 27 April, Royal Decree 970/2021, of 8 November, and Circular 5/2021, of 22 December.

The Covid-19 health crisis prompted competent institutions in Europe to temporarily lower liquidity, capital and operational requirements applicable to banks, to ensure that they could continue carrying out their role of providing funding to the real economy.

In particular, the European Commission, the European Central Bank and the EBA provided clarity as regards the application of the flexibility already embedded in Regulation (EU) 575/2013 by issuing interpretations and guidance on the application of the prudential framework in the context of Covid-19.

This guidance included the European Central Bank (ECB) announcement, released on 18 June 2021, that euro area credit institutions that it directly supervises could continue to exclude certain central bank exposures from the leverage ratio, given the continuing presence of exceptional macroeconomic circumstances due to the Covid-19 pandemic. As a result, the leverage ratio relief originally authorised in September 2020, which was due to end on 27 June 2021, was extended until 31 March 2022. On 10 February 2022, the European Central Bank announced that it would not extend this measure beyond 31 March 2022.

In addition, in line with the ECB’s communication dated 18 June 2021, credit institutions were able to exclude certain exposures to central banks from the leverage ratio until 31 March 2022.

In accordance with the aforesaid regulatory framework, credit institutions must comply with a total capital ratio of 8% at all times. However, regulators may exercise their authority and require institutions to maintain additional capital.

In this regard, on 2 February 2022, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements applicable to the Bank as from 1 March 2022, as a result of the Supervisory Review and Evaluation Process (SREP). On a consolidated basis, Banco Sabadell was required to keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.46% and a phase-in Total Capital ratio of at least 12.90%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2R (2.15%, of which 1.21% must be covered with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the Bank’s status as an ‘other systemically important institution’ (0.25%), and the requirement arising from the calculation of the counter-cyclical capital buffer which, as at December 2021, was 0%. Following this decision, the capital requirement was lowered by 10 basis points compared to 2021.

On 14 December 2022, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements applicable to the Bank as from 1 January 2023, as a result of the Supervisory Review and Evaluation Process (SREP). At a consolidated level, Banco Sabadell is required to keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.65% and a phase-in Total Capital ratio of at least 13.09%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2 requirement, or Pillar 2R (2.15%, of which 1.21% must be covered with CET1), the capital conservation buffer (2.50%), the requirement applicable due to the Bank’s status as an ‘other systemically important institution’ (0.25%), and the counter-cyclical buffer (0.19%) that stems from the Bank of England’s Financial Policy Committee (FPC) decision dated 13 December 2021 of increasing the counter-cyclical buffer from 0% to 1% as from 13 December 2022.

As at 31 December 2022, the Group’s phase-in CET1 capital ratio stands at 12.67% (12.50% as at 31 December 2021) and a phase-in total capital ratio of 17.08% (17.98% as at 31 December 2021); therefore, the capital requirements indicated in the preceding points are being comfortably met.

The following table sets out the minimum prudential requirements applicable to Banco Sabadell following the Supervisory Review and Evaluation Process (SREP) for the years 2021-2023:

	2023	2022	2021

Pillar 1 CET1	4.50%	4.50%	4.50%
Pillar 2 Requirement	1.21%	1.21%	1.27%
Capital conservation buffer	2.50%	2.50%	2.50%
Systemic buffer	0.25%	0.25%	0.25%
Countercyclical buffer	0.19%	0.00%	0.00%
Common Equity Tier 1 (CET1) ratio	8.65%	8.46%	8.52%
Dates of communication of the SREP outcome	14/12/2022	2/2/2022	23/11/2020

On a standalone basis, the requisite Common Equity Tier 1 (CET1) ratio resulting from the 2022 SREP was 8.21% and the required Total Capital ratio was 12.65%. This requirement included the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2R (2.15%, of which 1.21% must be covered with CET1), the capital conservation buffer (2.50%) and the requirement arising from the calculation of the specific counter-cyclical capital buffer which, as at December 2021, was 0%.

On 14 December 2022, Banco Sabadell received the decision of the European Central Bank concerning the minimum prudential requirements applicable to the Bank as from 1 January 2023, as a result of the Supervisory Review and Evaluation Process (SREP). On a standalone basis, Banco Sabadell is required to keep a phase-in Common Equity Tier 1 (CET1) ratio of at least 8.35% and a phase-in Total Capital ratio of at least 12.79%. These ratios include the minimum required by Pillar 1 (8%, of which 4.50% corresponds to CET1), the Pillar 2R (2.15%, of which 1.21% must be covered with CET1), the capital conservation buffer (2.50%) and the requirement arising from the calculation of the counter-cyclical capital buffer which, as at December 2022, was 0.14%.

As at 31 December 2022, Banco Sabadell’s CET1 capital ratio stands at 13.30%, and its phase-in Total Capital ratio at 17.58%; consequently, with regard to standalone capital requirements, it also comfortably exceeds the SREP requirements.

Requirements related to the restructuring and resolution of credit institutions

On 15 May 2014, Directive 2014/59/EU was published in the Official Journal of the European Union, which establishes a framework for the restructuring and resolution of credit institutions and investment firms, known by its acronym BRRD (Bank Recovery and Resolution Directive).

Through the publication of Royal Decree 1012/2015, of 6 November 2015, implementing Law 11/2015, of 18 June 2015, on the recovery and resolution of credit institutions and investment firms, the BRRD was adopted in Spain.

The BRRD arises from the need to establish a framework that provides authorities with a credible set of tools to intervene sufficiently early and quickly in an unsound or failing institution so as to ensure the continuity of the institution’s critical financial and economic functions, to avoid a significant adverse effect on financial stability, and to adequately protect public funds by minimising reliance on extraordinary public financial support. Likewise, covered depositors enjoy special treatment.

The framework proposed by the BRRD is based on the principle that traditional insolvency proceedings are not, in many cases, the best alternative to achieve the aforementioned objectives. Therefore, the BRRD introduces the resolution procedure, whereby competent resolution authorities obtain administrative powers to manage a failing institution.

In that sense, the preamble of Law 11/2015 defines a resolution process as a unique administrative process, which would manage the insolvency of those credit institutions and investment firms that cannot be undertaken through bankruptcy liquidation for reasons of public interest and financial stability. In order to achieve the aforementioned objectives, the BRRD envisages a series of instruments at the disposal of the relevant resolution authority, including a bail-in mechanism. For these purposes, the BRRD introduces a minimum requirement of own funds and eligible liabilities (MREL) that organisations must comply with at all times in order to ensure their loss-absorbing capacity is sufficient to guarantee the effective implementation of the resolution mechanisms and that, under the current regulatory environment, would be expressed as the amount of own funds and eligible liabilities as a percentage of the total liabilities and own funds of the organisation.

Similarly, in 2015 the FSB defined the TLAC (Total Loss-Absorbing Capacity) requirement, which was designed to ensure that institutions have sufficient capacity to absorb losses and execute a bail-in in the event of resolution. It should be noted that this requirement only applies to global systemically important banks (G-SIBs); therefore, it does not apply to Banco Sabadell Group.

In June 2019, after more than two and a half years of negotiations, a reform of the bank resolution framework was agreed with the approval of the new resolution directive, BRRD II (Directive 2019/879), which implements the international TLAC standard in the EU. BRRD II was transposed into Spanish law by Royal Decree-Law 7/2021, of 27 April 2021.

Responsibility for determining MREL falls to the Single Resolution Board (SRB), pursuant to that set forth in Regulation (EU) 806/2014, also revised in 2019 and replaced by Regulation (EU) 2019/877. Thus, the SRB, after consulting with the competent authorities, including the ECB, shall establish MREL for each bank, taking into account aspects such as the size, funding model, risk profile and potential contagion effect for the financial system.

In May 2021, the SRB published the MREL Policy under the Banking Package, which integrates the regulatory changes of the aforesaid resolution framework reform. The new SRB requirements are based on balance sheet data as at December 2021 and set two binding MREL targets: the final MREL target to be binding on 1 January 2024 and an interim target to be met by 1 January 2022. The latter corresponds to an intermediate level that allows for a linear build-up by institutions of their MREL capacity. Therefore, its calibration depends on the institution’s MREL capacity at the time of calibration and its final target.

On 10 January 2023, Banco Sabadell received a communication from the Bank of Spain regarding the decision made by the Single Resolution Board (SRB) concerning the minimum requirement for own funds and eligible liabilities (MREL) and the subordination requirement applicable on a consolidated basis.

The requirements that must be met as from 1 January 2024 are as follows:

–	The minimum requirement for own funds and eligible liabilities (MREL) is 22.22% of the total risk exposure amount (TREA) and 6.36% of the leverage ratio exposure (LRE).

–	The subordination requirement is 17.23% of the TREA and 6.36% of the LRE.

The decision does not introduce changes on the following intermediate requirements that must be met as from 1 January 2022:

–	The MREL requirement is 21.05% of the TREA and 6.22% of the LRE.

–	The subordination requirement is 14.45% of the TREA and 6.06% of the LRE.

The capital used by the Institution to meet the combined buffer requirement (CBR), comprising the capital conservation buffer, the systemic risk buffer and the counter-cyclical buffer, will not be eligible to meet its MREL and subordination requirements expressed in terms of the TREA.

Banco Sabadell already meets the requirements that apply from 1 January 2024 onwards, which are in line with Banco Sabadell’s expectations and with its funding plans. In 2022, the Bank issued 1,463 million euros of MREL-eligible senior non-preferred debt and 750 million euros of senior preferred debt.

	MREL Requirement		Subordination Requirement
	% TREA	% LRE	% TREA	% LRE

Requirement 1 January 2022	21.05%	6.22%	14.45%	6.06%
Requirement 1 January 2024	22.22%	6.36%	17.23%	6.36%
MREL 31 December 2022 (*)	23.41%	8.26%	18.81%	6.82%

 (*) The RWAs percentage does not include capital used to meet the CBR (2.93% as at Dec 2022 and estimated at 3.11% for 2024).

Capital management

The management of capital resources is the result of the ongoing capital planning process. This process takes into account the evolution of the economic, regulatory and sectoral environment. It takes into account the expected capital consumption of different activities, under the various envisaged scenarios, and the market conditions that could determine the effectiveness of the various actions being considered for implementation. The process is enshrined within the Group’s strategic objectives and aims to achieve an attractive return for shareholders, whilst also ensuring that its level of own funds is appropriate in terms of the inherent risks of banking activity.

As regards capital management, as a general policy, the Group aims to adjust its overall available capital to the incurred risks.

The Group follows the guidelines set out in CRD-V and associated regulations, as well as their successive updates, in order to establish own funds requirements that are inherent in the risks actually incurred by the Group, based on independently validated internal risk measurement models. To this end, the Group has been authorised by the supervisor to use the majority of its internal models to calculate regulatory capital requirements.

The Group carries out frequent backtesting exercises on its IRB models, at least once a year. These backtesting exercises are independently reviewed by the Internal Validation unit and reported for their monitoring to the internal governing bodies, such as the Technical Risk Committee and the Board Risk Committee (delegated Board committees). Additionally, the backtesting results that affect the risk parameters and the main conclusions drawn from these results, taking into account the criteria established by the EBA in its Disclosure Guidelines, are included in the annual Pillar III Disclosures report.

Banco Sabadell Group prepares an internal capital adequacy assessment process (ICAAP) on a consolidated basis continuously throughout the year, in order to carry out a full assessment of the risks taken by the Group and generate a relevant, updated, all-encompassing and prospective understanding of the adequacy of the levels of capital.

The ICAAP is developed under a solid governance framework, with high involvement from Senior Management. The Board of Directors is the highest body responsible for its review and approval.

Banco Sabadell Group develops the ICAAP from an all-encompassing perspective, so as to generate an assessment of the adequacy of the level of internal capital, taking into account the Group’s structure and business model from different perspectives.

The ICAAP process is seen as a complementary tool to Basel Pillar 1 (regulatory capital), which first analyses the Group’s business model within its economic, financial and regulatory environment, and its short- and medium-term sustainability and feasibility. The Group’s business model involves the acceptance of risks and, therefore, the definition of a risk profile. As part of the ICAAP, an identification is made of the material risks derived from the Group’s activities and a self-assessment is carried out of the inherent and residual risk entailed by such risks after considering the risk governance, management and control systems.

Based on the inventory of the Group’s material risks and their management, a comprehensive quantitative assessment of the necessary capital based on internal approaches (economic capital) is established, the scope of which exceeds the risks covered by Pillar 1, integrating the models used by the Group (for example, borrower rating systems, credit ratings and scores) and other internal estimates appropriate to each type of risk.

In addition, the ICAAP includes forward-looking analyses using a 3-year time horizon (or even a 30-year time horizon in the case of scenarios designed to forecast climate risk). These analyses are carried out under a baseline economic scenario, but also under plausible but unlikely adverse scenarios (stress tests), which are relevant to the Group and, therefore, reflect adverse situations that may have a particular effect on the Group. The baseline forecast includes the Group’s business and financial plans. These forecasts are carried out to verify whether the performance of the business, risk and income statement in the event of potential adverse scenarios could pose a risk to the Group’s solvency based on the available own funds or the Group’s compliance with its Risk Appetite Statement. As a result of these exercises, the Bank can detect weaknesses and propose, if necessary, action plans that mitigate the identified risks.

Forward-looking analyses under adverse scenarios are supplemented by reverse stress tests, which identify idiosyncratic characteristics of the Group that may pose a relevant risk to its solvency if they were to materialise.

The combination of the various solvency measures (static or dynamic and regulatory or economic), taking into account the inventory of risks affecting the Group and the main vulnerabilities detected, enables the Board of Directors, as the highest body responsible for the ICAAP, to obtain a conclusion on Group’s solvency position.

The Group has implemented an analytical system of risk-adjusted return on capital (RAROC), which provides an assessment of the capital required and allows measuring the return obtained from the transaction and customer level down to the business unit level, enabling uniform comparisons to be made, as well as its inclusion in the transaction pricing process.

The level and quality of capital are Group RAS metrics and their management and control are governed by the Group’s Risk Appetite Framework (RAF).

For more information on capital management, see the Pillar III Disclosures report, published annually, which is available on the Group’s website (www.grupobancosabadell.com), in the section on Information for shareholders and investors / Financial information.

Eligible capital and capital ratios

As at 31 December 2022, the Group’s eligible capital amounted to 13,587 million euros (14,501 million euros as at 31 December 2021), representing a surplus of 3,175 million euros (4,014 million euros as at 31 December 2021), as shown below:

Thousand euro

	2022	2021	Year-on-year change (%)

Capital	703,371	703,371	—
Reserves (includes profit attributable to the Group, net of dividends)	12,838,901	12,519,248	2.55
Valuation and transitional adjustments	(544,155)	(148,352)	266.80
Deductions	(2,915,365)	(2,994,734)	(2.65)
CET1 capital	10,082,751	10,079,533	0.03

CET1 (%)	12.67	12.50	1.36

Preference shares, convertible bonds and deductions	1,650,000	2,400,000	(31.00)
Additional Tier 1 capital	1,650,000	2,400,000	(31.00)

AT1 (%)	2.07	2.98	(30.54)
Tier 1 capital	11,732,751	12,479,533	(5.98)

Tier 1 (%)	14.75	15.47	(4.65)
Tier 2 capital	1,855,001	2,021,270	(8.23)

Tier 2 (%)	2.33	2.51	(7.17)
Capital base	13,587,753	14,500,802	(6.30)

Minimum capital requirement	10,412,415	10,486,962	(0.71)
Capital surplus	3,175,338	4,013,840	(20.89)

Total capital ratio (%)	17.08	17.98	(5.01)

Risk weighted assets (RWAs)	79,553,809	80,645,593	(1.35)

Common Equity Tier 1 (CET1) capital accounts for 74.20% of eligible capital. Deductions are mainly comprised of intangible assets, goodwill and deferred tax assets. The impact of applying, as from June 2020 onwards, Regulation 2020/873 in the Covid-19 backdrop is deemed transitional. This regulation extends the transitional provisions designed to mitigate the impact of IFRS 9 for two years, allowing institutions to fully add back to their Common Equity Tier 1 capital any increase in new expected credit loss provisions that they recognise after 1 January 2020 for their financial assets that are not credit-impaired.

Tier 1 comprises, in addition to CET1 funds, items that largely make up Additional Tier 1 capital (12.14% of own funds), which are capital items comprised of preferred securities.

Tier 2 capital provides 13.65% of the total capital ratio and is made up largely of subordinated debt.

The voluntary early redemption of the full amount of preferred securities envisaged in the conditions of the AT1 Preferred Securities 1/2017 issue, whose value amounted to 750 million euros, took place in 2022.

In terms of risk-weighted assets, over the period two securitisations have been carried out: the traditional consumer loan securitisation Sabadell Consumo 2 executed on 8 July 2022 and the Boreas synthetic securitisation of project finance exposures executed on 28 September 2022. It is also worth highlighting the improved ratings of businesses, as a result of the improved financial situation and the improvements of house prices in the UK, both of which had a positive impact on risk-weighted assets. During the period, new PD, LGD and CCF calibrations were implemented for the businesses segments, the Foundation IRB approach began to be used to exposures to corporates and groups and the new rating models were implemented for project finance exposures. Furthermore, after receiving approval from the Supervisor, exposures to financial institutions, which in 2021 were calculated under the Foundation IRB approach, began to be calculated under the standardised approach. Lastly, in 2022, impacts linked to the completion of the IRB Repair Programme and due to materialise in the short/medium term have been front-loaded.

In fully-loaded terms, as at 31 December 2022, the Common Equity Tier 1 (CET1) ratio stood at 12.55% and the total capital ratio stood at 17.02%, both well above the regulatory minima.

The following table shows movements in the various regulatory capital components during 2022 and 2021:

Thousand euro
CET1 balance as at 31 December 2020	9,911,107

Reserves (includes profit attributable to the Group, net of dividends)	241,508
Minority interests	(9,270)
Valuation adjustments	216,115
Deductions and transitory effects	(279,927)
CET1 balance as at 31 December 2021	10,079,533

Reserves (includes profit attributable to the Group, net of dividends)	319,654
Minority interests	—
Valuation adjustments	(273,616)
Deductions and transitory effects	(42,819)
CET1 balance as at 31 December 2022	10,082,751

Thousand euro
Additional Tier 1 balance as at 31 December 2020	1,153,539

Eligible instruments	1,250,000
Minority interests	(3,539)
Additional Tier 1 balance as at 31 December 2021	2,400,000

Eligible instruments	(750,000)
Minority interests	—
Additional Tier 1 balance as at 31 December 2022	1,650,000

Thousand euro
Tier 2 balance as at 31 December 2020	1,664,708

Eligible instruments	89,030
Credit risk adjustments	26,773
Minority interests	(4,719)
Deductions and transitory effects	245,478
Tier 2 balance as at 31 December 2021	2,021,270

Eligible instruments	(99,745)
Credit risk adjustments	(10,193)
Minority interests	—
Deductions and transitory effects	(56,330)
Tier 2 balance as at 31 December 2022	1,855,001

The table below shows the reconciliation of equity and regulatory capital as at 31 December 2022 and 2021:

Thousand euro
	2022	2021

Shareholders’ equity	13,840,723	13,356,905
Accumulated other comprehensive income	(650,645)	(385,604)
Minority interests	34,343	24,980
Total equity	13,224,421	12,996,281

Goodwill and intangibles	(2,144,909)	(2,227,640)
Dividends (*)	(317,281)	(168,809)
DTAs and thresholds for non-monetisable DTAs	(537,712)	(563,837)
Deductions	(124,898)	(117,503)
Other adjustments	(16,871)	161,041
Regulatory accounting adjustments	(3,141,671)	(2,916,749)

Common Equity Tier 1 capital	10,082,751	10,079,533

Additional Tier 1 capital	1,650,000	2,400,000

Tier 2 capital	1,855,001	2,021,270
Total regulatory capital	13,587,753	14,500,802

  (*) Does not consider interim dividend booked

As at 31 December 2022 and 2021, there is no significant difference between the accounting scope of consolidation and the regulatory scope of consolidation.

Risk-weighted assets (RWAs) for the period stood at 79,554 million euros as at 31 December 2022, which represents a change of -1.35% relative to the previous period due to the variation in credit RWAs. It is also worth noting the improvement in the density of the portfolio due to the update and improved ratings of businesses, as a result of the improved financial situation and the improvements of house prices in the UK. In addition, two securitisations carried out in the period are particularly relevant: the conventional securitisation on consumer loans Sabadell Consumo 2 carried out on 8 July 2022 and the synthetic securitisation Boreas on project finance exposures carried out on 28 September 2022.

The breakdown of risk-weighted assets by type of risk, as at 31 December 2022 and 2021, is shown below:

Thousand euro
	2022		2021
	Amount	%	Amount	%

Credit risk (*)	70,387,473	88.48%	72,134,688	89.45%
Operational risk	8,160,674	10.26%	7,931,371	9.83%
Market risk	1,005,662	1.21%	579,519	0.72%
Total	79,553,809	100.00%	80,645,578	100.00%

(*) Includes counterparty credit risk, deferred tax assets and the impact on RWAs of applying additional prudential adjustments required by the supervisor (SSM). Certain impacts linked mainly to the completion of the IRB Repair programme, which the Institution has decided to frontload, are also included. Not taking into account the aforementioned supplements, the credit RWAs amount to 66,859 million euros.

The following table shows the reasons for the variation in credit RWAs occurring during 2022 and 2021:

Thousand euro
	RWA	Capital requirements (*)

Balance as at 31 December 2020	66,696,247	5,335,700

Change in business volume	869,920	69,594
Asset quality	(764,498)	(61,160)
Changes in models	55,000	4,400
Methodology, parameters and policies	(510,161)	(40,813)
Acquisitions and disposals	(11,021)	(882)
Exchange rate	1,129,734	90,379
Other (**)	2,077,912	166,233
Balance as at 31 December 2021	69,543,133	5,563,451

Change in business volume	(769,481)	(61,558)
Asset quality	(3,006,475)	(240,518)
Changes in models	951,398	76,112
Methodology, parameters and policies	1,017,559	81,405
Acquisitions and disposals	(446,665)	(35,733)
Exchange rate	(430,845)	(34,468)
Other	—	—
Balance as at 31 December 2022	66,858,624	5,348,690

Excludes credit valuation adjustment (CVA) requirements and contributions to the default guarantee fund of CCPs. Also excludes “Other risk exposure amounts” and RWAs corresponding to securitisations.

(*) Calculated as 8% of RWAs.

(**) The increase in the “Other” category is due to the assignment, at a granular level, of a series of add-ons at TSB, which as at December 2020 were reported as “Other risk exposure amounts”.

The table below shows risk-weighted assets for the most significant risk in terms of volume (credit risk), broken down by region, as at 31 December 2022 and 2021:

%
	2022	2021

Spain	64.95%	65.13%
Rest of European Union	4.97%	5.30%
United Kingdom	18.24%	18.47%
Americas	11.08%	9.98%
Rest of the world	0.77%	1.12%

Total	100%	100%

Includes counterparty credit risk.

The leverage ratio aims to reinforce capital requirements by providing a supplementary measure that is not linked to the level of risk. Article 92 of the CRR-II regulation establishes that a minimum leverage ratio of 3% is required as from June 2021; this percentage is comfortably exceeded by the Group as at 31 December 2022.

The leverage ratio as at 31 December 2022 and 2021 is shown below:

Thousand euro
	2022	2021

Tier 1 capital	11,732,751	12,479,533
Exposure	253,840,350	211,616,215
Leverage ratio	4.62%	5.90%

In 2018, following the entry into force of IFRS 9, the Group opted to apply the transitional arrangements set forth in Regulation (EU) 2017/2395.

During 2022, the leverage ratio decreased by 128 basis points compared to that as at 31 December 2021, mainly due to the voluntary early redemption envisaged in the conditions of the AT1 Preferred Securities 1/2017 issue, whose value amounted to 750 million euros, and to the end of the transitional period that allowed the exclusion of exposures of deposits held at central banks from the leverage ratio. This transitional period began to apply in September 2020 through Decision (EU) 2020/1306, which provided for validity until 27 June 2021. This validity period was subsequently extended until 31 March 2022 through Decision (EU) 2021/1074.

The following table shows the impact that the application of the transitional arrangements in force in 2022 has had on the various capital ratios (in phase-in terms) compared to the impact if the IFRS 9 rules had been applied in full (in fully-loaded terms):

Thousand euro
2022
Available capital

Common Equity Tier 1 (CET1) capital	10,082,751
Common Equity Tier 1 (CET1) capital if the IFRS 9 or analogous ECL transitional arrangements had not been applied	9,985,006
Tier 1 (T1) capital	11,732,751
Tier 1 (T1) capital if the IFRS 9 or analogous ECL transitional arrangements had not been applied	11,635,006
Total capital	13,587,753
Total capital if the IFRS 9 or analogous ECL transitional arrangements had not been applied	13,546,337
Risk weighted assets

Total risk weighted assets	79,553,809
Total risk weighted assets if the IFRS 9 or analogous ECL transitional arrangements had not been applied	79,568,639
Capital ratios

Common Equity Tier 1 (CET1) capital (expressed as percentage of risk exposure amount)	12.67%
Common Equity Tier 1 (CET1) capital (expressed as percentage of risk exposure amount) if the IFRS 9 or analogous ECL transitional arrangements had not been applied	12.55%
Tier 1 (T1) capital (expressed as percentage of risk exposure amount)	14.75%
Tier 1 (T1) capital (expressed as percentage of risk exposure amount) if the IFRS 9 or analogous ECL transitional arrangements had not been applied	14.62%
Total capital (expressed as percentage of risk exposure amount)	17.08%
Total capital (expressed as percentage of risk exposure amount) if the IFRS 9 or analogous ECL transitional arrangements had not been applied	17.02%
Leverage ratio

Total exposure measure corresponding to leverage ratio	253,840,350
Leverage ratio	4.62%
Leverage ratio if the IFRS 9 or analogous ECL transitional arrangements had not been applied	4.59%

The main impact arising from the application of these transitional arrangements has been the inclusion of 98 million euros in CET1, which partly mitigates the decrease in equity resulting from the entry into force of IFRS 9, due to the increase in accounting provisions. The impact generated a reduction in risk-weighted assets of 15 million euros.

For more information on capital ratios and the leverage ratio, their composition, details of parameters and their management, see the Pillar III Disclosures report, which is published annually and is available on the Group’s website (www.grupobancosabadell.com), in the section on Information for shareholders and investors / Financial information.

Note 6 – Fair value of assets and liabilities

Financial assets and financial liabilities

The fair value of a financial asset or financial liability at a given date is understood as the amount at which it could be sold or transferred, respectively, as at that date, between two independent and knowledgeable parties acting freely and prudently, under market conditions. The most objective and commonly used reference for the fair value of a financial asset or financial liability is the price that would be paid in an organised, transparent and deep market (“quoted price” or “market price”).

When there is no market price for a particular financial asset or financial liability, the fair value is estimated from the values established for similar instruments in recent transactions or, alternatively, by using mathematical valuation models that have been suitably tested by the international financial community. When using these models, the particular characteristics of the financial asset or financial liability to be valued are taken into account, particularly the different types of risk that may be associated therewith. The above notwithstanding, the limitations inherent in the valuation models that have been developed and possible inaccuracies in the assumptions and parameters required by these models may result in the estimated fair value of a financial asset or financial liability not exactly matching the price at which the asset or liability could be delivered or settled on the valuation date.

The fair value of financial derivatives quoted on an active market is the daily quoted price.

In the case of instruments for which quoted prices cannot be determined, prices are estimated using internal models developed by the Bank, most of which take data based on observable market parameters as significant inputs. In the remaining cases, the models make use of other inputs which rely on internal assumptions based on generally accepted practices within the financial community.

For financial instruments, the fair values disclosed in the financial statements are classified according to the following fair value levels:

–	Level 1: Fair values are obtained from the (unadjusted) prices quoted on active markets for that instrument.

–

Level 2: Fair values are obtained from the prices being quoted on active markets for similar instruments, the prices of recent transactions, expected payment flows or other valuation techniques in which all significant inputs are directly or indirectly based on observable market data.

–	Level 3: Fair values are obtained through valuation techniques in which some significant inputs are not based on observable market data.

Set out below are the main valuation methods, assumptions and inputs used when estimating the fair value of financial instruments classified in Levels 2 and 3, according to the type of financial instrument concerned:

Financial instruments Level 2	Valuation techniques	Main assumptions	Main inputs used
Debt securities	Net present value method

Calculation of the present value of financial instruments as the present value of future cash flows (discounted at market interest rates), taking into account:

- An estimate of pre-payment rates

- Issuers’ credit risk

- Issuer credit spreads - Observable market interest rates
Equity instruments	Sector multiples (P/ BV)	Based on the NACE code that best represents the company’s primary activity, the price-to-book value (P/BV) ratio obtained from peers is applied	- NACEs - Quoted prices in organised markets
Simple derivatives (a)	Net present value method	Implicit curves calculated based on quoted market prices	- Observable yield curve - FX swaps and spot curve
Other derivatives (a)	Analytic/semi-analytic formulae	- For equity derivatives, FX or commodities: Black-Scholes model: assumes log normal distribution of underlying with volatility depending on term	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options.
		- For interest rate derivatives: Normal model and shifted Libor Market Model: allow perfect correlation of negative rates and forward rates in the yield curve term structure.	- Term structure of interest rates - Volatility surfaces of Libor rate options (caps) and swap rate options (swaptions)
Monte Carlo simulations

For valuation of equity derivatives, FX or commodities: Black-Scholes model: assumes log normal distribution of underlying with volatility depending on term For calculation of CVA and DVA adjustments: Normal model and Black- Scholes model.

- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options - Probability of default for calculation of CVA and DVA (b)
	Hybrid local volatility models - stochastic	- For FX derivatives: Tremor model: implicit volatility obtained through stochastic differential equations.	- Forward structure of the underlying asset, given by market data (dividends, swap points, etc.). - Volatility surfaces of options
	For credit derivatives: - Intensity models	These models assume a default probability structure resulting from term-based default intensity rates	- Credit Default Swaps (CDS) price quotes - Historic volatility of credit spreads

(a) Given the small net position of Banco Sabadell, the funding value adjustment (FVA) is estimated to have a non-material impact on the valuation of derivatives.

Financial instruments Level 3	Valuation techniques	Main assumptions	Main non-observable inputs
Debt securities	Net present value method

Calculation of the present value of financial instruments as the present value of future cash flows (discounted at market interest rates), taking into account in each case:

- An estimate of pre-payment rates - Issuers’ credit risk

- Other estimates on variables that affect future flows: claims, losses, redemptions

- Estimated credit spreads of the issuer or a similar issuer - Rates of claims, losses and/or redemptions
Equity instruments	Discounted cash flow method

Calculation of the present value of future cash flows discounted at market interest rates adjusted for risk (CAPM method), taking into account:

- An estimate of the company’s projected cash flows

- Sector risk of the company

- Macroeconomic inputs

The entity’s business plans - Risk premiums of the company’s sector - Adjustment for systemic risk (Beta Parameter)
Derivatives (a)	For credit derivatives: - Intensity models	These models assume a default probability structure resulting from term-based default intensity rates	For credit derivatives: - Estimated credit spreads of the issuer or a similar issuer - Historic volatility of credit spreads

(a) Given the small net position of Banco Sabadell, the funding value adjustment (FVA) is estimated to have a non-material impact on the valuation of derivatives.

(b) To calculate CVA and DVA, levels of severity fixed at 60% have been used, which corresponds to the market standard for senior debt. Average future, positive and negative exposures have been estimated using market models, Libor for interest rates and the Black-Scholes model for FX, using market inputs. The probability of default of customers with no quoted debt instruments or CDS have been obtained using the IRB model and for Banco Sabadell those obtained from the CDS stock prices have been assigned.

Determination of the fair value of financial instruments

A comparison between the value at which the Group’s main financial assets and financial liabilities are recognised on the accompanying consolidated balance sheets and their corresponding fair values is shown below:

Thousand euro
		2022		2021

	Note	Carrying amount	Fair value	Carrying amount	Fair value

Assets:

Cash, cash balances at central banks and other demand deposits	7	41,260,395	41,260,395	49,213,196	49,213,196

Financial assets held for trading	8,9,10	4,017,253	4,017,253	1,971,629	1,971,629

Non-trading financial assets mandatorily at fair value through profit or loss	8	77,421	77,421	79,559	79,559

Financial assets designated at fair value through profit or loss		—	—	—	—

Financial assets at fair value through other comprehensive income	9	5,802,264	5,802,264	6,869,637	6,869,637

Financial assets at amortised cost	8	185,045,452	178,139,213	178,869,317	184,223,595

Derivatives – Hedge accounting	12	3,072,091	3,072,091	525,382	525,382
Total assets		239,274,876	232,368,637	237,528,720	242,882,998

Thousand euro
		2022		2021
	Note	Carrying amount	Fair value	Carrying amount	Fair value

Liabilities:
Financial liabilities held for trading	10	3,598,483	3,598,483	1,379,898	1,379,898
Financial liabilities designated at fair value		—	—	—	—
through profit or loss
Financial liabilities at amortised cost	18, 19,	232,529,932	221,121,599	235,179,222	234,493,250
	20, 21
Derivatives – Hedge accounting	12	1,242,470	1,242,470	512,442	512,442
Total liabilities		237,370,885	225,962,552	237,071,562	236,385,590

Financial instruments at fair value

The following tables show the main financial instruments recognised at fair value in the accompanying consolidated balance sheets, broken down according to the valuation method used to estimate their fair value:

Thousand euro
		2022
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		417,131	3,597,627	2,495	4,017,253
Derivatives	10	—	3,597,627	2,495	3,600,122
Equity instruments	9	—	—	—	—
Debt securities	8	417,131	—	—	417,131
Loans and advances – Customers		—	—	—	—
Non-trading financial assets mandatorily at		14,861	10,428	52,132	77,421
fair value through profit or loss
Equity instruments		1,945	9,286	11,914	23,145
Debt securities	8	12,916	1,142	40,218	54,276
Loans and advances		—	—	—	—
Financial assets designated at fair value		—	—	—	—
through profit or loss
Debt securities		—	—	—	—
Loans and advances – Credit institutions		—	—	—	—
Financial assets at fair value through other		5,557,280	142,327	102,657	5,802,264
comprehensive income
Equity instruments	9	631	122,400	56,541	179,572
Debt securities	8	5,556,649	19,927	46,116	5,622,692
Loans and advances		—	—	—	—
Derivatives – Hedge accounting	12	—	3,062,111	9,980	3,072,091
Total assets		5,989,272	6,812,493	167,264	12,969,029

Thousand euro
		2022
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		224,447	3,374,036	—	3,598,483
Derivatives	10	—	3,374,036	—	3,374,036
Short positions		224,447	—	—	224,447
Deposits with credit institutions		—	—	—	—
Financial liabilities designated at fair value		—	—	—	—
through profit or loss
Derivatives – Hedge accounting	12	—	1,242,470	—	1,242,470
Total liabilities		224,447	4,616,506	—	4,840,953

Thousand euro
		2021
	Note	Level 1	Level 2	Level 3	Total

Assets:
Financial assets held for trading		592,631	1,378,998	—	1,971,629
Derivatives	10	—	1,378,998	—	1,378,998
Equity instruments	9	2,258	—	—	2,258
Debt securities	8	590,373	—	—	590,373
Loans and advances – Customers		—	—	—	—
Non-trading financial assets mandatorily at		18,361	1,541	59,657	79,559
fair value through profit or loss
Equity instruments	9	14,544	38	—	14,582
Debt securities		3,817	1,503	59,657	64,977
Loans and advances		—	—	—	—
Financial assets designated at fair value		—	—	—	—
through profit or loss
Debt securities		—	—	—	—
Loans and advances – Credit institutions		—	—	—	—
Financial assets at fair value through other		6,594,926	133,287	141,424	6,869,637
comprehensive income
Equity instruments	9	2,402	106,378	75,766	184,546
Debt securities	8	6,592,524	26,909	65,658	6,685,091
Loans and advances		—	—	—	—
Derivatives – Hedge accounting	12	—	525,382	—	525,382
Total assets		7,205,918	2,039,208	201,081	9,446,207

Thousand euro
		2021
	Note	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities held for trading		56,662	1,323,236	—	1,379,898
Derivatives	10	—	1,323,236	—	1,323,236
Short positions		56,662	—	—	56,662
Deposits with credit institutions		—	—	—	—
Financial liabilities designated at fair value		—	—	—	—
through profit or loss
Derivatives – Hedge accounting	12	—	512,442	—	512,442
Total liabilities		56,662	1,835,678	—	1,892,340

Derivatives with no credit support annexes (CSAs) include the Credit Valuation Adjustment (CVA) and Debit Valuation Adjustment (DVA) in their fair value, respectively. The fair value of these derivatives represents 5.31% of the total, and their adjustment for credit and debit risks represents 17.30% of their fair value as at 31 December 2022 (4.74% and 5.73%, respectively, as at 31 December 2021).

The movements in the balances of the financial assets and financial liabilities recognised at fair value and classified as Level 3, disclosed in the accompanying consolidated balance sheets, are shown below:

Thousand euro
	Assets	Liabilities
Balance as at 31 December 2020	160,606	—

Valuation adjustments recognised in profit or loss (*)	4,231	—
Valuation adjustments not recognised in profit or loss	5,015	—
Purchases, sales and write-offs	(30,874)	—
Net additions/removals in Level 3	58,927	—
Exchange differences and other	3,176	—
Balance as at 31 December 2021	201,081	—

Valuation adjustments recognised in profit or loss (*)	3,662	—
Valuation adjustments not recognised in profit or loss	10,115	—
Purchases, sales and write-offs	(44,502)	—
Net additions/removals in Level 3	(4,957)	—
Exchange differences and other	1,865	—
Balance as at 31 December 2022	167,264	—

(*) Relates to securities retained on the balance sheet.

Details of financial instruments that were transferred to different valuation levels in 2022 are as follows:

Thousand euro
2022
	From: To:	Level 1		Level 2		Level 3
		Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Non-trading financial assets mandatorily at fair		—	—	—	—	—	—
value through profit or loss
Financial assets designated at fair value through		—	—	—	—	—	—
profit or loss
Financial assets at fair value through other		—	—	—	429	4,465	920
comprehensive income
Derivatives		—	—	—	—	—	—

Liabilities:
Financial liabilities held for trading		—	—	—	—	—	—
Financial liabilities designated at fair value through		—	—	—	—	—	—
profit or loss
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		—	—	—	429	4,465	920

Details of financial instruments that were transferred to different valuation levels in 2021 are as follows:

Thousand euro
2021
	From:	Level 1		Level 2		Level 3
	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

Assets:
Financial assets held for trading		—	—	—	—	—	—
Non-trading financial assets mandatorily at fair		—	—	—	—	—	—
value through profit or loss
Financial assets designated at fair value		—	—	—	—	—	—
through profit or loss
Financial assets at fair value through other		—	58,890	—	37	—	—
comprehensive income
Derivatives		—	—	—	—	—	—

Liabilities:
Financial liabilities held for trading		—	—	—	—	—	—
Financial liabilities designated at fair value		—	—	—	—	—	—
through profit or loss
Derivatives – Hedge accounting		—	—	—	—	—	—
Total		—	58,890	—	37	—	—

Transfers from Level 3 to Level 1 in 2022 are due to the fact that the markets in which these instruments (senior bonds) are traded are now being considered to have an active market; therefore, their valuation was obtained from market prices.

Transfers from Level 1 to Level 3 in 2021 were due to the fact that the markets in which these instruments (mainly asset-backed securities) are traded were no longer considered to have an active market; therefore, their value was hence calculated using valuation techniques in which one of the main significant inputs (early redemption rate) was based on unobservable market data.

As at 31 December 2022 and 2021, the effect of replacing the main assumptions used in the valuation of Level 3 financial instruments with other reasonably possible assumptions, taking the highest value (most favourable assumption) or lowest value (least favourable assumption) of the range that is deemed likely, is not significant.

At year-end in both years, there were no derivatives using equity instruments as underlying assets or material interests in discretionary gains in any companies.

Financial instruments at amortised cost

The following tables show the fair value of the main financial instruments recognised at amortised cost in the accompanying consolidated balance sheets:

Thousand euro
	2022
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost:
Debt securities	19,264,376	778,098	207,034	20,249,508
Loans and advances	2,776,939	20,211,002	134,901,764	157,889,705
Total assets	22,041,315	20,989,100	135,108,798	178,139,213

Thousand euro
	2022
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*):
Deposits	—	188,065,858	3,772,522	191,838,380
Debt securities issued	18,674,324	3,950,033	—	22,624,357
Total liabilities	18,674,324	192,015,891	3,772,522	214,462,737

(*) As at 31 December 2022, the Group had other financial liabilities amounting to 6,658,861 thousand euros.

Thousand euro
	2021
	Level 1	Level 2	Level 3	Total

Assets:
Financial assets at amortised cost
Debt securities	14,559,083	716,151	67,830	15,343,063
Loans and advances	—	25,446,544	143,433,988	168,880,532
Total assets	14,559,083	26,162,695	143,501,818	184,223,595

Thousand euro
	2021
	Level 1	Level 2	Level 3	Total

Liabilities:
Financial liabilities at amortised cost (*)
Deposits	—	204,979,429	3,101,017	208,080,446
Debt securities issued	16,490,631	5,097,385	3,119	21,591,135
Total liabilities	16,490,631	210,076,814	3,104,136	229,671,581

(*) As at 31 December 2021, the Group had other financial liabilities amounting to 4,821,669 thousand euros.

The fair value of the headings “Financial assets at amortised cost” and “Financial liabilities at amortised cost” has been estimated using the discounted cash flow method, applying market interest rates at the end of each year, with the exception of debt securities traded on active markets, for which it has been estimated using year-end market prices.

The fair value of the heading “Cash, cash balances at central banks and other demand deposits” has been likened to its carrying amount, as these are mainly short-term balances.

Financial instruments at cost

As at the end of 2022 and 2021, there were no equity instruments valued at their cost of acquisition that could be considered significant.

Loans and financial liabilities at fair value through profit or loss

As at 31 December 2022 and 2021, there were no loans or financial liabilities recognised at fair value through profit or loss.

Non-financial assets

Real estate assets

As at 31 December 2022 and 2021, the net carrying values of real estate assets do not differ significantly from the fair values of these assets (see Notes 13, 15 and 17).

The selection criteria for valuation suppliers and the update of appraisals are defined in the section on “Guarantees”, in Note 1.3.4. to these consolidated annual financial statements.

Valuation techniques are generally used by all appraisal companies based on the type of each real estate asset.

As per regulatory requirements, in the valuation techniques used, the appraisal companies maximise the use of observable market data and other factors which would be taken into account by market operators when setting prices, endeavouring to keep the use of subjective considerations and unobservable or non-verifiable data to a minimum.

The main valuation methods used fall into the following measurement levels:

Level 2

–

Comparison method: applicable to all kinds of properties provided that there is a representative market of comparable properties and that sufficient data is available relating to transactions that reflect the current market situation.

–	Rental update method: applicable when the valued property generates or may generate rental income and there is a representative market of comparable data.

–

Statistical model: this model adjusts the value of the assets based on the date of acquisition and their location, updating the value in accordance with price trends in the area concerned as from the date of purchase. To this end, it includes statistical information on price trends in all provinces, as provided by external appraisal firms, as well as demographic data from the Spanish Office for National Statistics (INE) to calculate sensitivity at a municipality level. The value obtained is in turn adjusted based on the construction progress (finished product, development in progress, plots or land under management) and use (residential, industrial, etc.) of the asset.

Level 3

–	Cost method: applicable to determine the value of buildings being planned, under construction or undergoing renovations.

–

Residual method: in the present macroeconomic climate, the dynamic calculation procedure is being used preferentially in new land valuations to the detriment of the static procedure, which is reserved for specific cases in which the envisaged timeframes for project completion are in line with the relevant regulations.

Depending on the type of asset, the methods used in the valuation of the Group’s portfolio are the following:

–	Completed works: valued in comparable terms, based on updates to income or the statistical model (Level 2).

–	Works in progress: valued using the cost method as a sum of the land value and the value of the work carried out (Level 3).

–	Land: valued using the residual method (Level 3).

Determination of the fair value of real estate assets

The following tables show the main real estate assets broken down by the valuation method used in their fair value estimate as at 31 December 2022 and 2021:

Thousand euro
	2022
	Level 1	Level 2	Level 3	Total

Housing	—	672,441	—	672,441
Branches and offices, retail establishments	—	943,251	—	943,251
and other real estate
Land and building plots	—	5,351	25,031	30,382
Work in progress	—	—	2,585	2,585
Total assets	—	1,621,043	27,616	1,648,659

Thousand euro
	2021
	Level 1	Level 2	Level 3	Total

Housing	—	809,601	—	809,601
Branches and offices, retail establishments	—	1,014,204	—	1,014,204
and other real estate
Land and building plots	—	—	30,440	30,440
Work in progress	—	—	3,966	3,966
Total assets	—	1,823,805	34,406	1,858,211

Significant unobservable variables used in valuations classed as Level 3 have not been developed by the Group but by the independent third party valuation companies that performed the appraisals. Given the widespread use of the appraisals, the valuation techniques of which are clearly set out in the regulation governing the valuation of properties, the unobservable variables used reflect the assumptions frequently used by all appraisal firms. In terms of proportional weight, unobservable variables represent almost all of the value of these appraisals.

The main unobservable variables used in the valuation of assets in accordance with the dynamic residual method are the future selling price, the estimated construction costs, the costs of development, the time required for land planning and development and the discount rate. The main unobservable variables used in accordance with the static residual method are construction costs, the costs of development and the profit for the developer.

The number of plots in the Group’s possession is very fragmented, and they are very varied, both in terms of location and in terms of the stage of development of the urban infrastructure and the possibility of future development. For this reason, no quantitative information can be provided regarding the unobservable variables affecting the fair value of these types of assets.

Movements in the balances of real estate assets classified as Level 3 in 2022 and 2021 are shown below:

Thousand euro

	Housing	Branches and offices, retail establishments and other real estate	Land, building plots and work in progress
Balance as at 31 December 2020	—	—	39,342

Purchases	—	—	11,360
Sales	—	—	(8,704)
Impairments recognised on income statement (*)	—	—	(6,502)
Net additions/removals in Level 3	—	—	(1,090)
Balance as at 31 December 2021	—	—	34,406

Purchases	—	—	329
Sales	—	—	(5,084)
Impairments recognised on income statement (*)	—	—	(1,796)
Net additions/removals in Level 3	—	—	(239)
Balance as at 31 December 2022	—	—	27,616

(*) Relates to assets retained on the balance sheet as at 31 December 2022 and 2021.

During 2022 and 2021, certain real estate assets have been transferred between the different valuation levels, due to the transformation of assets that were in the process of construction into finished products.

The following table shows a comparison between the value at which the Group’s real estate assets were recognised under the headings “Non-current assets and disposal groups classified as held for sale” obtained through foreclosures, “Investment properties” and “Inventories” and their appraisal value, as at the end of 2022 and 2021:

Thousand euro
		2022				2021

	Note	Carrying amount (*)	Impairment	Net carrying amount	Appraisal value	Carrying amount (*)	Impairment	Net carrying amount	Appraisal value

Investment properties	15	383,975	(84,233)	299,742	354,375	450,644	(71,376)	379,268	468,641
Inventories	17	170,942	(77,107)	93,835	145,728	248,345	(105,632)	142,713	213,470
Non-current assets held for sale		721,078	(183,927)	537,151	854,546	788,711	(208,322)	580,389	913,787
Total		1,275,995	(345,267)	930,728	1,354,649	1,487,700	(385,330)	1,102,370	1,595,898

(*) Cost less accumulated depreciation.

The fair values of real estate assets valued by appraisal companies and included in the headings “Non-current assets and disposal groups classified as held for sale”, “Investment properties” and “Inventories” in 2022 are as follows:

Thousand euro

Appraisal firm	Non-current assets held for sale	Investment properties	Inventories

Afes Técnicas de Tasación, S.A.	—	104	—
Alia Tasaciones, S.A.	23,384	21,291	6,984
CBRE Valuation Advisory, S.A.	121,537	1,211	10,107
Eurovaloraciones, S.A.	42,178	59,891	11,242
Gestión de Valoraciones y Tasaciones, S.A.	2,257	301	82
Gloval Valuation, S.A.U.	154,210	5,854	16,268
Ibertasa, S.A.	61	—	—
Sociedad de Tasación, S.A.	103,020	137,808	22,462
Tabimed Gestión de Proyectos, S.L.	412	—	—
Tasalia Sociedad de Tasación, S.A.	—	—	60
Tasiberica, S.A.	—	—	191
Tecnitasa Técnicos en Tasación, S.A	9,905	1,408	1,272
Tinsa Tasaciones Inmobiliarias, S.A.	25,054	53,668	4,724
UVE Valoraciones, S.A.	4,712	—	—
Valoraciones Mediterráneo, S.A.	50,214	17,927	20,175
Other	207	279	268
Total	537,151	299,742	93,835

The fair value of property, plant and equipment for own use does not differ significantly from its net carrying amount.

Note 7 – Cash, cash balances at central banks and other demand deposits

The composition of this asset heading on the consolidated balance sheets as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

By nature:
Cash	686,258	704,105
Cash balances at central banks	39,236,780	47,741,021
Other demand deposits	1,337,357	768,070
Total	41,260,395	49,213,196

By currency:
In euro	33,644,881	42,059,700
In foreign currency	7,615,514	7,153,496
Total	41,260,395	49,213,196

Cash balances at central banks include balances held to comply with the central bank’s mandatory minimum reserve requirement. Throughout 2022 and 2021, Banco Sabadell has complied with minimum requirements set out in applicable regulations regarding this ratio.

Note 8 - Debt securities

Debt securities reported in the consolidated balance sheets as at 31 December 2022 and 2021 are broken down below:

Thousand euro
	2022	2021

By heading:
Financial assets held for trading	417,131	590,373
Non-trading financial assets mandatorily at fair value through profit or loss	54,276	64,977
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	5,622,692	6,685,091
Financial assets at amortised cost	21,452,820	15,190,212
Total	27,546,919	22,530,653

By nature:
Central banks	—	—
General governments	27,099,465	21,361,299
Credit institutions	1,271,290	689,449
Other sectors	486,731	393,424
Stage 3 assets	73	73
Impairment allowances	(211)	—
Other valuation adjustments (interest, fees and commissions, other)	(1,310,429)	86,408
Total	27,546,919	22,530,653

By currency:
In euro	23,210,490	17,030,481
In foreign currency	4,336,429	5,500,172
Total	27,546,919	22,530,653

In May 2021, the Group decided to sell debt instruments which had a carrying amount of 3,735 million euros and which were recognised on the consolidated balance sheet under the heading “Financial assets at amortised cost”, by arranging forward sale contracts that were settled in the third quarter of 2021. The results obtained from these disposals were recognised under the heading “Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net – Financial assets at amortised cost” of the consolidated income statement (see Note 30). These sales were carried out as part of a series of actions undertaken to improve the Group’s future profitability while preserving its solvency, including the restructuring announced in Spain in the third quarter of 2021 (see Note 33). The Group considered that these sales, while not speculative in nature, did not fit into any of the categories that the regulation considers to be consistent with the business model of “holding financial assets in order to collect their contractual cash flows” under which these assets are managed. Therefore, the Bank decided to refrain from classifying any debt securities it may purchase under the heading “Financial assets at amortised cost” on the consolidated balance sheet, until it once again meets the conditions to do so.

In March 2022, the Bank carried out an assessment to ascertain whether those conditions had been met. In particular, the assessment reviewed past sales from the debt securities portfolio recorded at amortised cost, and the reasons for those sales, as well as the prospects for future sales from that portfolio. Following that assessment, it was concluded that the right circumstances were in place to reactivate the “Holding financial assets in order to collect their contractual cash flows” business model in respect of those financial instruments, so that the allocation of purchased debt securities to that model was resumed as from the second quarter of 2022.

The breakdown of the debt securities classified based on their credit risk and the movement of impairment allowances associated with these instruments are included, together with those of other financial assets, in Note 11.

Details of debt instruments included under the “Financial assets at fair value through other comprehensive income” heading, as at 31 December 2022 and 2021, are shown below:

Thousand euro
	2022	2021

Amortised cost	5,867,885	6,699,715
Fair value (*)	5,622,692	6,685,091
Accumulated losses recognised in equity	(298,718)	(88,999)
Accumulated capital gains recognised in equity	54,864	75,525
Value adjustments made for credit risk	(1,339)	(1,150)

(*) Includes net impairment losses in the consolidated income statements for 2022 and 2021, in the amount of -182 and 697 thousand euros, of which, -742 and -677 thousand euros correspond to allowances, and 560 and 1,374 thousand euros correspond to provision reversals, respectively (see Note 34).

Details of exposures held in public debt instruments included under the “Financial assets at fair value through other comprehensive income” heading, as at 31 December 2022 and 2021, are as follows:

Thousand euro
	2022	2021

Amortised cost	5,472,721	6,466,128
Fair value	5,226,075	6,446,213
Accumulated losses recognised in equity	(291,636)	(88,156)
Accumulated capital gains recognised in equity	45,097	68,347
Value adjustments made for credit risk	(107)	(106)

Details of the “Financial assets at amortised cost” portfolio as at 31 December 2022 and 2021 are shown below:

Thousand euro
	2022	2021

General governments	20,295,771	14,457,615
Credit institutions	970,492	647,363
Other sectors	186,768	85,234
Impairment allowances	(211)	—
Total	21,452,820	15,190,212

Note 9 – Equity instruments

Equity instruments reported in the consolidated balance sheets as at 31 December 2022 and 2021 are broken down as follows:

Thousand euro
	2022	2021

By heading:
Financial assets held for trading	—	2,258
Non-trading financial assets mandatorily at fair value through profit or loss	23,145	14,582
Financial assets at fair value through other comprehensive income	179,572	184,546
Total	202,717	201,386

By nature:
Resident sector	176,474	165,405
Credit institutions	8,484	6,659
Other	167,990	158,746
Non-resident sector	15,034	18,548
Credit institutions	—	—
Other	15,034	18,548
Participations in investment vehicles	11,209	17,433
Total	202,717	201,386

By currency:
In euro	202,189	199,778
In foreign currency	528	1,608
Total	202,717	201,386

As at 31 December 2022 and 2021, there were no investments in listed equity instruments for which their quoted market price has not been considered as a reference of their fair value.

In addition, as of the aforesaid dates, there were no Group investments in equity instruments included in the portfolio of “Financial assets at fair value through other comprehensive income” considered to be individually significant.

Details of equity instruments included under the “Financial assets at fair value through other comprehensive income” heading are as follows:

Thousand euro
	2022	2021

Acquisition cost	241,468	257,714
Fair value	179,572	184,546
Accumulated capital losses recognised in equity at reporting date	(146,236)	(149,044)
Accumulated capital gains recognised in equity at reporting date	84,340	75,876
Transfers of gains or losses within equity during the year	(6,799)	(868)
Recognised dividends from investments held at the end of the year	2,609	1,239

Note 10 – Derivatives held for trading

The breakdown by type of risk of derivatives held for trading as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022		2021
	Assets	Liabilities	Assets	Liabilities

Securities risk	14,807	14,807	29,019	29,019
Interest rate risk	2,954,325	2,943,405	981,743	919,688
Foreign exchange risk	552,656	340,033	218,470	224,868
Other types of risk	78,334	75,791	149,766	149,661
Total	3,600,122	3,374,036	1,378,998	1,323,236

By currency:
In euro	2,060,859	1,740,524	1,061,444	1,027,833
In foreign currency	1,539,263	1,633,512	317,554	295,403
Total	3,600,122	3,374,036	1,378,998	1,323,236

The fair values of derivatives held for trading, broken down by type of derivative instrument as at 31 December 2022 and 2021, are shown below:

Thousand euro
	2022	2021

Assets

Swaps, CCIRS, Call Money Swap	2,940,879	1,104,366
Currency options	126,794	37,819
Interest rate options	85,552	27,143
Index and securities options	14,807	29,019
Currency forwards	425,861	180,651
Fixed income forwards	6,229	—
Equity forwards	—	—
Interest rate forwards	—	—
Total derivatives on asset side held for trading	3,600,122	1,378,998

Liabilities

Swaps, CCIRS, Call Money Swap	2,984,512	1,050,442
Currency options	126,486	42,520
Interest rate options	33,640	11,644
Index and securities options	14,807	36,282
Currency forwards	213,547	182,348
Fixed income forwards	1,044	—
Equity forwards	—	—
Interest rate forwards	—	—
Total derivatives on liability side held for trading	3,374,036	1,323,236

As at 31 December 2022, the Group holds embedded derivatives that have been separated from their host contracts and recognised under the heading “Financial liabilities held for trading – Derivatives” of the consolidated balance sheet in the amount of 278 thousand euros (7,683 thousand euros as at 31 December 2021). The host contracts of those embedded derivatives correspond to customer deposits and debt securities in issue and have been allocated to the portfolio of financial liabilities at amortised cost.

Note 11 – Loans and advances

Central banks and credit institutions

The breakdown of the headings “Loans and advances – Central banks” and “Loans and advances – Credit institutions” of the consolidated balance sheets as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

By heading:
Financial assets held for trading	—	—
Non-trading financial assets mandatorily at fair value through profit or loss	—	—
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	—	—
Financial assets at amortised cost	4,862,951	6,312,820
Total	4,862,951	6,312,820

By nature:
Deposits with agreed maturity	1,055,449	1,165,623
Repos	3,255,069	4,938,372
Hybrid financial assets	—	—
Other	546,896	206,013
Stage 3 assets	—	1
Impairment allowances	(2,777)	(2,063)
Other valuation adjustments (interest, fees and commissions, other)	8,314	4,874
Total	4,862,951	6,312,820

By currency:
In euro	4,112,460	5,964,809
In foreign currency	750,491	348,011
Total	4,862,951	6,312,820

Customers

The breakdown of the heading “Loans and advances – Customers” (General governments and other sectors) of the consolidated balance sheets as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

By heading:
Financial assets held for trading	—	—
Non-trading financial assets mandatorily at fair value through profit or loss	—	—
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	—	—
Financial assets at amortised cost	158,729,681	157,366,285
Total	158,729,681	157,366,285

By nature:
Overdrafts, etc.	3,369,675	2,875,764
Commercial loans	7,489,183	6,049,554
Finance leases	2,226,514	2,106,263
Secured loans	92,751,597	94,313,424
Other term loans	50,293,284	49,567,028
Stage 3 assets	5,460,665	5,698,077
Impairment allowances	(3,020,279)	(3,302,033)
Other valuation adjustments (interest, fees and commissions, other) (*)	159,042	58,208
Total	158,729,681	157,366,285

By sector:
General governments	10,072,272	9,401,011
Other sectors	146,057,981	145,511,022
Stage 3 assets	5,460,665	5,698,077
Impairment allowances	(3,020,279)	(3,302,033)
Other valuation adjustments (interest, fees and commissions, other) (*)	159,042	58,208
Total	158,729,681	157,366,285

By currency:
In euro	102,483,739	101,211,811
In foreign currency	56,245,942	56,154,474
Total	158,729,681	157,366,285

By geographical area:
Spain	98,957,073	98,017,676
Rest of European Union	4,680,628	4,534,782
United Kingdom	46,088,800	47,126,912
Americas	10,556,298	9,284,318
Rest of the world	1,467,161	1,704,629
Impairment allowances	(3,020,279)	(3,302,032)
Total	158,729,681	157,366,285

(*) Other valuation adjustments of financial assets classed as stage 3 amount to 29,222 thousand euros as at 31 December 2022 and 30,443 thousand euros as at 31 December 2021.

The “Loans and advances” heading on the consolidated balance sheets includes certain assets pledged in funding operations, i.e. assets pledged as collateral or guarantees with respect to certain liabilities. For further information, see the “Credit risk” section of Note 4.

Finance leases

Certain information concerning finance leases carried out by the Group in which it acts as lessor is set out below:

Thousand euro
	2022	2021

Finance leases
Total gross investment	2,410,412	2,318,186
Impairment allowances	(98,827)	(97,017)
Interest income	51,607	49,667

As at 31 December 2022 and 2021, the reconciliation of undiscounted payments received on leases against the net investment in the leases is as follows:

Thousand euro
	2022	2021

Undiscounted lease payments received	2,255,402	2,141,325
Residual value	155,010	176,861
Gross investment in the lease	2,410,412	2,318,186
Unearned financial income	(183,898)	(152,922)
Net investment in the lease	2,226,514	2,165,264

The table below shows a breakdown by term of the minimum undiscounted future amounts receivable by the Group during the period of mandatory compliance (assuming that no extensions or existing purchase options will be exercised) as set out in the finance lease contracts:

Thousand euro
	2022	2021

Up to 1 year	502,389	583,536
1-2 years	528,719	439,266
2-3 years	398,780	340,963
3-4 years	264,057	233,268
4-5 years	171,803	154,164
More than 5 years	389,654	390,128
Total	2,255,402	2,141,325

Past-due financial assets

The balance of “Loans and advances – Customers” past-due and pending collection not classified as stage 3 as at 31 December 2022 amounts to 298,466 thousand euros (346,159 thousand euros as at 31 December 2021). Of this total, over 74% of the balance as at 31 December 2022 (75% of the balance as at 31 December 2021) was no more than one month past due.

Financial assets classified on the basis of their credit risk

The breakdown of the gross carrying amounts, excluding valuation adjustments, of financial assets classified on the basis of their credit risk as at 31 December 2022 and 2021 is as follows:

Thousand euro
Stage 1	31/12/2022	31/12/2021

Debt securities	28,808,314	22,444,172
Loans and advances	147,334,819	148,895,098
Customers	142,483,973	142,607,101
Central banks and Credit institutions	4,850,846	6,287,997
Total stage 1	176,143,133	171,339,270

By sector:
General governments	37,166,529	30,758,253
Central banks and Credit institutions	6,122,136	6,977,447
Other private sectors	132,854,468	133,603,570
Total stage 1	176,143,133	171,339,270

Stage 2

Debt securities	49,173	—
Loans and advances	13,652,848	12,326,943
Customers	13,646,280	12,304,932
Central banks and Credit institutions	6,568	22,011
Total stage 2	13,702,021	12,326,943

By sector:
General governments	5,207	4,057
Central banks and Credit institutions	6,568	22,010
Other private sectors	13,690,246	12,300,876
Total stage 2	13,702,021	12,326,943

Stage 3

Debt securities	73	73
Loans and advances	5,460,665	5,698,078
Customers	5,460,665	5,698,077
Central banks and Credit institutions	—	1
Total stage 3	5,460,738	5,698,151

By sector:
General governments	8,122	9,632
Central banks and Credit institutions	—	1
Other private sectors	5,452,615	5,688,518
Total stage 3	5,460,738	5,698,151

Total stages	195,305,892	189,364,364

Movements of gross values, excluding valuation adjustments, of assets subject to impairment by the Group during the years ended 31 December 2022 and 2021 were as follows:

Thousand euro

	Stage 1	Stage 2	Stage 3	Of which: purchased credit-impaired	Total
Balance as at 31 December 2020	167,548,321	11,280,620	5,319,947	174,204	184,148,888

Transfers between stages	(3,796,767)	2,205,398	1,591,369	—	—
Stage 1	5,440,672	(5,345,852)	(94,820)	—	—
Stage 2	(8,899,067)	9,238,131	(339,064)	—	—
Stage 3	(338,372)	(1,686,881)	2,025,253	—	—
Increases	54,828,535	917,933	508,382	4,800	56,254,850
Decreases	(49,465,456)	(2,370,468)	(1,283,738)	(29,655)	(53,119,662)
Transfers to write-offs	(683)	(1,449)	(474,686)	—	(476,818)
Adjustments for exchange differences	2,225,320	294,909	36,877	10,417	2,557,106
Balance as at 31 December 2021	171,339,270	12,326,943	5,698,151	159,766	189,364,364

Transfers between stages	(5,077,901)	3,536,810	1,541,091	—	—
Stage 1	7,237,830	(7,067,385)	(170,445)	—	—
Stage 2	(11,912,792)	12,560,731	(647,939)	—	—
Stage 3	(402,939)	(1,956,536)	2,359,475	—	—
Increases	64,002,931	1,245,295	447,319	9,473	65,695,545
Decreases	(52,904,809)	(3,217,206)	(1,778,439)	(39,602)	(57,900,454)
Transfers to write-offs	(319)	(817)	(419,658)	881	(420,794)
Adjustments for exchange differences	(1,216,039)	(189,004)	(27,726)	(7,334)	(1,432,769)
Balance as at 31 December 2022	176,143,133	13,702,021	5,460,738	123,184	195,305,892

The breakdown of assets classified as stage 3 by type of guarantee as at 31 December 2022 and 2021 is as follows:

Thousand euro
	31/12/2022	31/12/2021

Secured with a mortgage (*)	2,347,550	2,708,483
Of which: Stage 3 financial assets with guarantees covering all of the risk	1,571,003	1,617,399
Other collateral (**)	339,516	288,025
Of which: Stage 3 financial assets with guarantees covering all of the risk	166,371	190,379
Other	2,773,672	2,701,643
Total	5,460,738	5,698,151

(*) Assets secured with a mortgage with an outstanding exposure below 100% of their valuation amount.

(**) Includes the rest of assets secured with collateral.

The breakdown by geographical area of the balance of assets classified as stage 3 as at 31 December 2022 and 2021 is as follows:

Thousand euro
	31/12/2022	31/12/2021

Spain	4,216,505	4,846,743
Rest of European Union	456,072	45,538
United Kingdom	593,793	679,817
Americas	165,292	96,950
Rest of the world	29,076	29,103
Total	5,460,738	5,698,151

Movements in impaired financial assets derecognised from the asset side of the balance sheet because their recovery was deemed remote during 2022 and 2021 are as follows:

Thousand euro
Balance as at 31 December 2020	5,191,132

Additions	903,346
Use of accumulated impairment balance	451,678
Directly recognised on income statement	35,855
Contractually payable interests	151,956
Other items	263,857

Disposals	(195,527)
Collections of principal in cash from counterparties	(63,553)
Collections of interest in cash from counterparties	(1,817)
Debt forgiveness	(17,847)
Expiry of statute-of-limitations period	—
Forbearance	—
Sales	(108,972)
Foreclosure of tangible assets	(2,510)
Other items	(828)

Exchange differences	30,891
Balance as at 31 December 2021	5,929,842

Additions	579,122
Use of accumulated impairment balance	399,682
Directly recognised on income statement	21,112
Contractually payable interests	155,795
Other items	2,533

Disposals	(645,432)
Collections of principal in cash from counterparties	(51,936)
Collections of interest in cash from counterparties	(2,188)
Debt forgiveness	(22,771)
Expiry of statute-of-limitations period	—
Forbearance	—
Sales	(468,369)
Foreclosure of tangible assets	(857)
Other items	(99,311)

Exchange differences	(15,583)
Balance as at 31 December 2022	5,847,949

Allowances

The values of financial asset impairment allowances under the different headings on the asset side, classified according to their risk, as at 31 December 2022 and 2021 are as follows:

Thousand euro
Stage 1	2022	2021

Debt securities	211	—
Loans and advances	347,269	377,703
Central banks and Credit institutions	2,773	2,041
Customers	344,496	375,662
Total stage 1	347,480	377,703

Stage 2

Debt securities	—	—
Loans and advances	479,941	494,047
Central banks and Credit institutions	4	22
Customers	479,937	494,025
Total stage 2	479,941	494,047

Stage 3

Debt securities	—	—
Loans and advances	2,195,845	2,432,345
Central banks and Credit institutions	—	—
Customers	2,195,845	2,432,345
Total stage 3	2,195,845	2,432,345

Total stages	3,023,266	3,304,096

Detailed movements in impairment allowances allocated to cover credit risk during 2022 and 2021 are as follows:

Thousand euro
	Individually measured		Collectively measured			Total
	Stage 2	Stage 3	Stage 1	Stage 2	Stage 3

Balance as at 31 December 2020	11,540	590,283	448,092	453,527	1,579,591	3,083,032

Movements reflected in impairment gains/(losses) (*)	(7,060)	114,141	(86,142)	223,992	608,267	853,198
Increases due to origination	—	—	259,110	1,400	76	260,586
Changes due to credit risk variance	(14,852)	159,904	(270,812)	177,536	571,293	623,069
Changes in calculation approach	—	—	—	—	—	—
Other movements	7,792	(45,763)	(74,440)	45,056	36,898	(30,457)

Movements not reflected in impairment gains/(losses)	(1,885)	(139,793)	(10,598)	(197,849)	(310,485)	(660,610)
Transfers between stages	(1,516)	28,135	4,263	(176,866)	145,984	—
Stage 1	—	2,388	167,249	(143,558)	(26,079)	—
Stage 2	8,907	11,211	(150,882)	165,464	(34,699)	1
Stage 3	(10,423)	14,536	(12,104)	(198,772)	206,763	—
Utilisation of allocated provisions	(368)	(167,929)	(14,795)	(20,944)	(427,654)	(631,690)
Other movements (**)	—	—	(66)	(39)	(28,816)	(28,921)

Adjustments for exchange differences	—	(16,169)	26,352	11,768	6,525	28,476
Balance as at 31 December 2021	2,595	548,461	377,703	491,438	1,883,898	3,304,096

Scope additions / exclusions

Movements reflected in impairment gains/(losses) (*)	2,256	65,735	42,051	136,575	512,023	758,640
Increases due to origination	—	—	267,330	—	—	267,330
Changes due to credit risk variance	4,841	88,109	(68,080)	158,783	521,049	704,702
Changes in calculation approach	—	—	—	—	—	—
Other movements	(2,585)	(22,374)	(157,199)	(22,208)	(9,026)	(213,392)

Movements not reflected in impairment gains/(losses)	4,830	(60,100)	(72,352)	(153,318)	(749,124)	(1,030,064)
Transfers between stages	4,830	6,202	(57,503)	(142,731)	189,202	—
Stage 1	(171)	(246)	98,181	(80,660)	(17,104)	—
Stage 2	9,782	(5,805)	(139,268)	209,346	(74,055)	—
Stage 3	(4,781)	12,253	(16,416)	(271,417)	280,361	—
Utilisation of allocated provisions	—	(91,556)	(39)	(82)	(922,192)	(1,013,869)
Other movements (**)	—	25,254	(14,810)	(10,505)	(16,134)	(16,195)

Adjustments for exchange differences	29	902	78	(4,463)	(5,951)	(9,405)
Balance as at 31 December 2022	9,710	554,998	347,480	470,232	1,640,846	3,023,266

(*) This figure, corresponding to the amortisation charged to results on impaired financial assets derecognised from the asset side of the balance sheet and the recovery of write-offs, has been recognised with a balancing entry under the heading ‘Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and net modification losses or (-) gains’ (see Note 34).

(**) Corresponds to credit loss allowances transferred to non-current assets held for sale (see Note 13).

The breakdown by geographical area of the balance of impairment allowances as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

Spain	2,489,789	2,746,076
Rest of European Union	121,016	120,486
United Kingdom	253,629	252,181
Americas	145,458	170,454
Rest of the world	13,374	14,899
Total	3,023,266	3,304,096

Sensitivity analysis of the key variables of macroeconomic scenarios

An analysis of the sensitivity of the expected loss of the Group and of the main regions and its impact by stage on impairment allowances in the event of a change, ceteris paribus, from the actual macroeconomic environment, relative to the most probable baseline macroeconomic scenario envisaged in the Group’s business plan, is set out below. The results of this analysis are shown below:

		Group
Key explanatory macroeconomic variables	Change in the variable (*)	Impact on stage 1	Impact on stage 2	Impact on stage 3	Total impact
GDP growth deviation	- 100 bp	2.9%	5.1%	1.7%	2.3%
	+ 100 bp	-2.3%	-4.7%	-1.6%	-2.2%

Unemployment rate deviation	+ 100 bp	1.5%	4.2%	0.6%	1.2%
	- 100 bp	-0.8%	-2.6%	-0.5%	-0.9%

House price growth deviation	- 100 bp	1.3%	1.8%	0.6%	0.9%
	+ 100 bp	-0.7%	-1.6%	-0.6%	-0.8%

		Spain
Key explanatory macroeconomic variables	Change in the variable (*)	Impact on stage 1	Impact on stage 2	Impact on stage 3	Total impact
GDP growth deviation	- 100 bp	3.4%	6.6%	1.7%	2.5%
	+ 100 bp	-2.8%	-6.0%	-1.7%	-2.3%

Unemployment rate deviation	+ 100 bp	1.2%	1.6%	0.4%	0.7%
	- 100 bp	-0.5%	-1.2%	-0.4%	-0.5%

House price growth deviation	- 100 bp	1.5%	2.2%	0.6%	0.9%
	+ 100 bp	-0.8%	-2.0%	-0.6%	-0.8%

		United Kingdom
Key explanatory macroeconomic variables	Change in the variable (*)	Impact on stage 1	Impact on stage 2	Impact on stage 3	Total impact
Unemployment rate deviation (**)	+ 100 bp	2.9%	12.7%	3.9%	7.3%
	- 100 bp	-2.5%	-7.3%	-2.7%	-4.5%

House price growth deviation	- 100 bp	0.2%	0.1%	0.3%	0.2%
	+ 100 bp	-0.2%	-0.1%	-0.3%	-0.2%

(*) Changes to macroeconomic variables are applied in absolute terms.

(**) In the scenario of a change to the UK employment rate, a standard deviation of +/- 100 bps represents the relative standard deviation of the macroeconomic variable 3 times higher than in Spain.

Note 12 – Derivatives - hedge accounting

Hedging management

The main hedges arranged by the Group are described below:

Interest rate risk hedge

Based on the balance sheet position and the market situation and outlooks, interest rate risk mitigation strategies are proposed and agreed upon to adapt this position to the one desired by the Group. With this aim in mind, Banco Sabadell Group establishes interest rate hedging strategies for positions that are not included in the trading book and, to that end, derivative instruments are used, whether fair value or cash flow hedging instruments, and a distinction is made between them depending on the items hedged:

–	Macro-hedges: hedges intended to mitigate the risk of balance sheet components.

–	Micro-hedges: hedges intended to mitigate the risk of a particular asset or liability.

When a transaction is designated as a hedging operation, it is classified as such from the outset of the transaction or the inception of the instruments included in the hedge, and a document is prepared which covers the hedging strategy, defining it in management and accounting terms, and setting out its governance. The aforesaid document clearly identifies the item or items hedged and the hedging instrument, the risk that it seeks to hedge and the criteria or methodologies followed by the Group to evaluate its effectiveness.

The Group operates with the following types of hedges intended to mitigate structural interest rate risk:

–

Fair value hedges: hedges against the exposure to changes in the fair value of assets and liabilities recognised on the balance sheet, or against the analogous exposure of a specific selection of such assets and liabilities, that can be attributed to interest rate risk. These are used to keep a stable economic value of equity.

The main types of balance sheet items hedged are:

•	Fixed-rate loans included in the lending portfolio.

•	Debt securities included in the portfolio of “Financial assets at fair value through other comprehensive income” and the portfolio of “Financial assets at amortised cost”.

•	Fixed-rate liabilities, including fixed-term deposits and the Institution’s funding operations in the capital markets.

Banco Sabadell generally uses macro-hedging for balance sheet items, both assets and liabilities, while TSB uses macro-hedging for fixed-rate loans or deposits and micro-hedging for debt securities or the Bank’s funding operations in the capital markets, for which they arrange derivative contracts, typically for a nominal amount identical to the item hedged and with the same financial features.

If the hedge relates to assets, the Group enters into a fixed-for-floating swap, whereas if the macro- hedge relates to liabilities, it enters into a floating-to-fixed interest rate swap. These derivatives can be traded in cash or as forwards. The hedged risk is the interest rate risk arising from a potential change in the risk-free interest rate that gives rise to changes in the value of the hedged balance sheet items. As such, the hedge will not cover any risk inherent in the hedged items other than the risk of a change in the risk-free interest rate.

In order to assess the effectiveness of the hedge from the beginning, a backtesting exercise is carried out which compares the accumulated monthly variance in the fair value of the hedged item against the accumulated monthly variance in the fair value of the hedging derivative. Hedge effectiveness is also assessed on a forward-looking basis, verifying that future changes in the fair value of the hedged balance sheet items are offset by future changes in the fair value of the derivative.

–

Cash flows: hedging against the exposure to changes in cash flows arising from a particular risk associated with a previously recognised asset or liability, or a forecast transaction that is highly likely to materialise and which could affect the results for the year. They are used to reduce net interest income volatility.

The main types of balance sheet items hedged are:

•	Floating rate mortgage loans indexed to the mortgage Euribor.

•	Floating rate liabilities indexed to the 3-month Euribor.

Banco Sabadell generally uses macro-hedging for balance sheet items, both assets and liabilities, while TSB also uses micro-hedging for floating-rate issues of its own-name securities, for which they arrange derivative contracts, typically for a nominal amount identical to the item hedged and with the same financial features.

If the hedge relates to assets, the Group enters into a floating-to-fixed interest rate swap, whereas if the macro-hedge relates to liabilities, it enters into a fixed-for-floating swap. These derivatives can be traded in cash or as forwards. The hedged risk is the interest rate risk associated with the effect that a potential change in the benchmark interest rate could have on the future interest accrued on hedged balance sheet items. The credit spread and risk premium which, together with the benchmark index, make up the contractual interest rate applicable to the hedged balance sheet items is expressly excluded from the hedge.

In order to assess the effectiveness of the hedge from the beginning, a backtesting exercise is carried out which compares the accumulated variance in the fair value of the hedged item against the accumulated variance in the fair value of the hedging derivative. Hedge effectiveness is also assessed on a forward-looking basis, verifying that the expected cash flows on the hedged items are still highly likely to materialise.

Possible causes of partial or total ineffectiveness include changes in the sufficiency of the portfolio of hedged balance sheet items or differences in their contractual characteristics in relation to hedging derivatives.

Every month, the Group calculates the interest rate risk metrics and establishes hedging strategies in accordance with the established risk appetite framework. Hedges are therefore managed, establishing hedges or discontinuing them, as required, on the basis of the evolution of the balance sheet items described previously within the management and control framework defined by the Group through its policies and procedures.

Hedging of net investments in foreign operations

The positions of subsidiaries and foreign branches implicitly entail exposure to exchange rate risk, which is managed by creating hedges through the use of forward contracts and options.

The maturities of these instruments are periodically renewed on the basis of prudential and forward-looking criteria.

2022 hedging disclosures

The nominal values and the fair values of the hedging instruments as at 31 December 2022 and 2021, broken down by risk category and type of hedge, are as follows:

Thousand euro
	2022			2021
	Nominal	Assets	Liabilities	Nominal	Assets	Liabilities

Microhedges:
Fair value hedges	8,353,601	831,005	207,837	7,583,852	168,282	92,692

Foreign exchange risk	—	—	—	—	—	—
Of liability-side transactions	—	—	—	—	—	—
Of permanent investments	—	—	—	—	—	—
Of non-monetary items	—	—	—	—	—	—
Interest rate risk	4,121,267	790,860	32,908	4,293,666	105,455	25,189
Of liability-side transactions (A)	65,304	—	5,532	32,359	309	879
Of asset-side transactions (B)	4,055,963	790,860	27,376	4,261,307	105,146	24,310
Equity risk	4,232,334	40,145	174,929	3,290,186	62,827	67,503
Of liability-side transactions (A)	4,232,334	40,145	174,929	3,290,186	62,827	67,503

Cash flow hedges	5,153,957	172,117	134,543	3,553,777	20,071	44,935

Foreign exchange risk	—	—	—	—	—	—
Of non-monetary items	—	—	—	—	—	—
Interest rate risk	3,915,860	162,137	3,875	2,756,394	13,923	9,041
Of future transactions (C)	332,674	11,466	1,733	238,016	2,686	625
Of liability-side transactions (A)	1,155,712	147,454	1,201	376,708	11,136	6,756
Of securitisation transactions (D)	2,427,474	3,217	941	2,141,670	101	1,660
Other	—	—	—	—	—	—
Equity risk	63,980	—	640	23,383	—	187
Of liability-side transactions (E)	63,980	—	640	23,383	—	187
Other risks	1,174,117	9,980	130,028	774,000	6,148	35,707
Of inflation-linked bonds (F)	1,174,000	—	130,028	774,000	6,148	35,707
Of future transactions (C)	117	9,980	—	—	—	—

Hedge of net investment in foreign operations	1,217,579	31,352	—	932,919	71	18,733
Foreign exchange risk (G)	1,217,579	31,352	—	932,919	71	18,733

Macrohedges:

Fair value hedges	39,183,746	2,037,523	898,400	35,581,142	336,958	356,082

Interest rate risk	39,183,746	2,037,523	898,400	35,581,142	336,958	356,082
For funding operations (H)	15,428,947	14,607	882,905	13,460,963	116,215	106,676
For lending operations (I)	23,754,799	2,022,916	15,495	22,120,179	220,743	249,406

Cash flow hedges	2,050,000	94	1,690	—	—	—
Interest rate risk	2,050,000	94	1,690	—	—	—
Of liability-side transactions	—	—	—	—	—	—
Of asset-side transactions (J)	2,050,000	94	1,690	—	—	—
Total	55,958,883	3,072,091	1,242,470	47,651,690	525,382	512,442

By currency:
In euro	28,752,613	1,303,596	935,274	20,381,698	231,943	353,202
In foreign currency	27,206,270	1,768,495	307,196	27,269,992	293,439	159,240
Total	55,958,883	3,072,091	1,242,470	47,651,690	525,382	512,442

The types of hedges according to their composition that are identified in the table are as follows:

A.

Micro-hedges of interest rate risk on the Institution’s funding operations in capital markets and transactions involving term deposits opened by customers, recognised under the heading “Financial liabilities at amortised cost”.

B.

Micro-hedges of transactions involving customer loans, recognised under the heading “Financial assets at amortised cost” and those involving debt securities under the headings “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost”.

C.

Micro-hedges of future transactions. The Institution designates as a hedging item those derivative contracts that will be settled for their gross amount through the transfer of the underlying asset (generally, fixed-income securities) according to the contract price.

D.	Micro-hedging operations carried out by the Group’s securitisation funds.

E.	Micro-hedges of transactions involving term deposits arranged by customers and which are currently being sold.

F.

Micro-hedges of interest rates on inflation-linked bonds, recognised under the heading “Financial assets at amortised cost”. The Group has arranged financial swaps to hedge future changes in cash flows that will be settled by inflation-linked bonds (ILBs).

G.

Hedges against foreign exchange risk on permanent investments currently cover 333 million pounds sterling and 9,253 million Mexican pesos corresponding to interests held in Group entities (213 million pounds sterling and 10,003 million Mexican pesos as at 31 December 2021) and 425 million US dollars corresponding to interests held in foreign branches (280 million US dollars as at 31 December 2021). All of these hedges are carried out through currency forwards.

H.

Macro-hedges of the Institution’s funding operations in capital markets, transactions involving term deposits and demand deposits arranged by customers and recognised under the heading “Financial liabilities at amortised cost”.

I.

Macro-hedges of debt securities classified under the headings “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost”, and of fixed-rate mortgage loans granted to customers, recognised under the heading “Financial assets at amortised cost”.

J.

Macro-hedges of floating rate mortgage loans granted to customers recognised under the heading “Financial assets at amortised cost”. The average rate of interest rate swaps used for this hedge was 3.59% as at 31 December 2022. This last hedge was not in effect as at 31 December 2021.

The maturity profiles of the hedging instruments used by the Group as at 31 December 2022 and 2021 are shown below:

Thousand euro
	2022
	Nominal
	Up to 1 month	1 to 3 months	3 to 12 months	1 and 5 years	More than 5 years	Total

Foreign exchange risk	460,156	737,282	20,141	—	—	1,217,579
Interest rate risk	1,114,907	1,535,196	6,092,608	22,276,713	18,251,449	49,270,873
Equity risk	60,038	90,741	408,348	3,539,198	197,989	4,296,314
Other risks	—	—	449,000	200,000	525,117	1,174,117
Total	1,635,101	2,363,219	6,970,097	26,015,911	18,974,555	55,958,883

Thousand euro
	2021
	Nominal
	Up to 1 month	1 to 3 months	3 to 12 months	1 and 5 years	More than 5 years	Total

Foreign exchange risk	304,396	610,373	18,150	—	—	932,919
Interest rate risk	242,999	238,016	6,871,995	19,164,433	16,113,758	42,631,201
Equity risk	2,501	376,528	463,911	2,192,832	277,797	3,313,569
Other risks	—	—	—	449,000	325,000	774,000
Total	549,896	1,224,917	7,354,056	21,806,265	16,716,555	47,651,689

In 2022 and 2021, there were no reclassifications from equity to the consolidated income statement due to cash flow hedges and hedges of net investments in foreign operations for transactions that were ultimately not executed.

The following table shows the accounting information of items covered by the fair value micro-hedges arranged by the Group:

Thousand euro
	2022
	Carrying amount of hedged item		Accumulated fair value adjustments in the hedged item		Accumulated amount of adjustments in hedged items for which hedge accounting no longer applies
	Assets	Liabilities	Assets	Liabilities

Micro-hedges:
Fair value hedges
Foreign exchange risk	—	—	—	—	—
Interest rate risk	3,783,282	322,472	(538,313)	(40,517)	(76)
Equity risk	—	2,040,966	—	(92,318)	—
Total	3,783,282	2,363,438	(538,313)	(132,835)	(76)

Thousand euro
	2021
	Carrying amount of hedged item		Accumulated fair value adjustments in the hedged item		Accumulated amount of adjustments in hedged items for which hedge accounting no longer applies
	Assets	Liabilities	Assets	Liabilities

Micro-hedges:
Fair value hedges
Foreign exchange risk	—	—	—	—	—
Interest rate risk	5,384,640	356,924	(65,713)	(9,377)	3,206
Equity risk	—	1,708,590	—	14,149	(7)
Total	5,384,640	2,065,514	(65,713)	4,772	3,199

In terms of fair value macro-hedges, the carrying amount of the hedged items recognised in assets and liabilities for 2022 amounted to 78,804,701 thousand euros and 52,078,774 thousand euros, respectively (29,343,668 thousand euros and 60,195,513 thousand euros in 2021, respectively). Similarly, fair value adjustments of the hedged items amounted to -1,545,607 thousand euros and -959,106 thousand euros as at 31 December 2022, respectively (-3,963 thousand euros and 19,472 thousand euros as at 31 December 2021).

In relation to fair value hedges, the losses and gains recognised in 2022 and 2021 arising from both hedging instruments and hedged items are detailed hereafter:

Thousand euro
	2022		2021
	Hedging instruments	Hedged items	Hedging instruments	Hedged items

Micro-hedges	596,080	(599,425)	33,932	(38,524)
Fixed-rate assets	735,627	(739,915)	89,231	(94,757)
Capital markets and fixed-rate liabilities	(107,478)	108,411	(18,498)	19,386
Assets denominated in foreign currency	(32,069)	32,079	(36,801)	36,847

Macro-hedges	1,126,218	(1,104,218)	297,263	(293,854)
Capital markets and fixed-rate liabilities	(982,993)	990,659	(318,769)	340,540
Fixed-rate assets	2,109,211	(2,094,877)	616,032	(634,394)
Total	1,722,298	(1,703,643)	331,195	(332,378)

In cash flow hedges, the amounts recognised in the consolidated statement of equity during the year and the amounts derecognised from consolidated equity and included in profit and loss during the year are indicated in the consolidated statement of total changes in equity.

Hedge ineffectiveness in the results for 2022 related to cash flow hedges amounted to losses of 804 thousand euros (losses of 3,668 thousand euros in 2021).

As at 31 December 2022, the Group holds embedded derivatives that have been separated from their host contracts and recognised under the headings “Derivatives – Hedge accounting” on the asset side and on the liabilities side of the consolidated balance sheet in the amount of 33,586 thousand euros and 46,917 thousand euros, respectively (43,707 and 22,683 thousand euros, respectively, as at 31 December 2021). The host contracts of those embedded derivatives correspond to customer deposits and debt securities in issue and have been allocated to the portfolio of financial liabilities at amortised cost.

Note 13 – Non-current assets and disposal groups classified as held for sale

The composition of this heading in the consolidated balance sheets as at 31 December 2022 and 2021 was as follows:

Thousand euro

	2022	2021

Assets	951,792	998,210
Loans and advances	10,337	67
Customers	10,337	67
Equity instruments	159,748	159,853
Real estate exposure	777,108	838,290
Tangible assets for own use	56,030	44,945
Foreclosed assets	721,078	793,345
Leased out under operating leases	—	—
Rest of other assets	4,599	—

Impairment allowances	(213,479)	(220,175)
Non-current assets and disposal groups classified as held for sale	738,313	778,035

Tangible assets for own use relate mainly to commercial premises.

Regarding real estate assets obtained through foreclosures, 93.7% of the balance corresponds to residential properties, 5.8% to industrial properties and 0.5% to agricultural assets.

The average term during which assets remained within the category of “Non-current assets and assets and liabilities included in disposal groups classified as held for sale – Foreclosed assets” was 53 months in 2022 (43 months in 2021). The policies concerning the sale or disposal by other means of these assets are set out in Note 4.4.2.1.

The percentage of foreclosed assets sold with financing granted to the buyer in 2022 was 4.9% (in 2021 it was 4.1%). On the date of sale, these properties had a gross asset value of 5.7 million euros in 2022 (9.6 million euros in 2021).

In 2021, the Group recognised its 20% stake in the capital of the associate company Promontoria Challenger I, S.A., an entity controlled by Cerberus, into which the Group transferred a large portion of its real estate exposure in 2019, as a non-current asset held for sale.

Movements in “Non-current assets and disposal groups classified as held for sale” during 2022 and 2021 were as follows:

Thousand euro
	Note	Non-current assets held for sale
Cost:
Balances as at 31 December 2020		1,269,690

Additions		104,087
Disposals		(495,649)
Transfer of credit losses (*)	11	(28,921)
Other transfers/reclassifications		149,003
Balances as at 31 December 2021		998,210

Additions		63,908
Disposals		(114,227)
Transfer of credit losses (*)	11	(16,195)
Other transfers/reclassifications		20,096
Balances as at 31 December 2022		951,792

Impairment allowances:
Balances as at 31 December 2020		294,150

Impairment through profit or loss	37	71,148
Reversal of impairment through profit or loss	37	(53,236)
Utilisations		(88,494)
Other transfers/reclassifications		(3,393)
Balances as at 31 December 2021		220,175

Impairment through profit or loss	37	48,966
Reversal of impairment through profit or loss	37	(45,542)
Utilisations		(26,170)
Other transfers/reclassifications		16,050
Balances as at 31 December 2022		213,479

Net balances as at 31 December 2021		778,035

Net balances as at 31 December 2022		738,313

(*) Allowance arising from provisions allocated to cover credit risk.

Details of the net carrying amount of transfers shown in the table above are as follows:

Thousand euro
	Note	2022	2021

Loans and advances		10,153	—
Tangible assets	15	(5,941)	(17,099)
Inventories		—	17,605
Equity interests		—	159,853
Other		(166)	(7,963)
Total		4,046	152,396

Note 14 – Investments in joint ventures and associates

Movements in this heading of the consolidated balance sheets as at 31 December 2022 and 2021 are as follows:

Thousand euro

Balance as at 31 December 2020	779,859

Profit/(loss) for the year	100,280
Acquisition or capital increase (*)	3,912
Sale or dissolution	(2,279)
Dividends	(60,824)
Transfer	(160,429)
Impairment, allowances, translation differences and other	(21,737)
Balance as at 31 December 2021	638,782

Profit/(loss) for the year	122,167
Acquisition or capital increase (*)	1,747
Sale or dissolution	(49,972)
Dividends	(151,818)
Impairment, allowances, translation differences and other	(45,661)
Balance as at 31 December 2022	515,245

(*) See consolidated cash flow statement.

The section of the cash flow statement “Cash flows from investing activities – Collections – Investments in joint ventures and associates” shows 210,300 thousand euros, of which 49,972 thousand euros correspond to sales or dissolutions, 151,818 thousand euros to dividends charged and 8,510 thousand euros to derecognitions and settlements included in the breakdown shown in Schedule I. Furthermore, the section “Cash flows from investing activities – Payments – Investments in joint ventures and associates” of this statement shows 1,747 thousand euros, which correspond to the acquisitions and capital increases carried out during 2022.

The main investee companies included for the first time in the balance sheet and those no longer in the balance sheet in 2022 y 2021 are indicated in Schedule I.

As at 31 December 2022 and 2021, no support agreements or other type of significant contractual commitment had been provided by the Bank or its subsidiaries to associates.

The reconciliation between the Group’s investment in investees and the balance recorded under the heading “Investments in joint ventures and associates” is as follows:

Thousand euro
	2022	2021

Group investment in associates (Schedule I)	220,505	267,469
Contributions due to retained earnings	349,187	391,492
Value adjustments	(54,447)	(20,179)
Total	515,245	638,782

Set out below are the most relevant financial data for the associate, BanSabadell Vida, S.A., as at 31 December 2022 and 2021, through which the Bank extends its customer offering via the distribution of insurance products through its branch network:

Thousand euro
	BanSabadell Vida (*)
	2022	2021

Total assets	8,808,926	10,418,907
Of which: financial investments	7,802,671	9,455,504
Total liabilities	8,209,481	9,745,468
Of which: technical provisions	8,561,133	8,929,810

Profit/(loss) of Vida’s technical account	125,764	115,465
Of which: premiums earned during the year	1,053,473	1,239,765
Of which: claims paid during the year	(1,276,160)	(1,227,205)
Of which: technical financial yield	155,337	156,927

(*) Figures taken from BanSabadell Vida accounts without taking into consideration consolidation adjustments nor the Group’s percentage holding.

As at 31 December 2022 and 2021, the carrying amount of the investment in BanSabadell Vida, S.A. amounted to 266,155 thousand euros and 289,861 thousand euros, respectively. Furthermore, as at these dates, the aggregate carrying amount of investments in associates not considered individually significant was of 249,090 thousand euros and 348,921 thousand euros, respectively.

Note 15 – Tangible assets

The composition of this heading in the consolidated balance sheets as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022				2021

	Cost	Depreciation	Impairment	Net amount	Cost	Depreciation	Impairment	Net amount

Property, plant and equipment	4,082,057	(1,754,760)	(45,248)	2,282,049	4,173,480	(1,706,114)	(69,876)	2,397,490

For own use:	4,061,108	(1,743,155)	(45,248)	2,272,705	4,168,101	(1,703,527)	(69,876)	2,394,698
Computer equipment and related facilities	727,049	(483,483)	—	243,566	710,316	(471,866)	—	238,450
Furniture, vehicles and other facilities	956,696	(572,885)	—	383,811	1,005,308	(598,167)	—	407,141
Buildings	2,258,790	(675,671)	(45,248)	1,537,871	2,309,743	(619,881)	(66,328)	1,623,534
Work in progress	31,501	—	—	31,501	63,495	(6,013)	(3,548)	53,934
Other	87,072	(11,116)	—	75,956	79,239	(7,600)	—	71,639

Leased out under operating leases	20,949	(11,605)	—	9,344	5,379	(2,587)	—	2,792
Investment properties	438,398	(54,423)	(84,233)	299,742	504,952	(54,308)	(71,376)	379,268

Buildings	438,004	(54,423)	(83,922)	299,659	504,558	(54,308)	(71,067)	379,183
Rural property, plots and sites	394	—	(311)	83	394	—	(309)	85
Total	4,520,455	(1,809,183)	(129,481)	2,581,791	4,678,432	(1,760,422)	(141,252)	2,776,758

Movements in the balance under this heading during 2022 and 2021 were as follows:

Thousand euro
		Own use - Buildings, work in progress and other	Own use - Computer equipment, furniture and related facilities	Investment properties	Leased out under operating leases	Total

Cost:	Note
Balances as at 31 December 2020		2,481,133	1,797,048	429,367	358,749	5,066,298

Additions (*)		222,489	113,553	7,331	—	343,373
Disposals		(237,770)	(202,541)	(22,589)	(353,979)	(816,879)
Transfers		(46,197)	(296)	90,843	—	44,350
Exchange rate		32,819	7,861	—	610	41,290
Balances as at 31 December 2021		2,452,478	1,715,625	504,952	5,380	4,678,432

Additions		99,878	123,020	190	15,852	238,940
Disposals		(79,904)	(156,271)	(111,219)	—	(347,394)
Transfers		(68,553)	6,077	44,477	—	(17,999)
Exchange rate		(26,536)	(4,704)	—	(283)	(31,523)
Balances as at 31 December 2022		2,377,363	1,683,747	438,400	20,949	4,520,456

Accumulated depreciation:
Balances as at 31 December 2020		597,746	1,084,290	38,610	85,456	1,806,102

Additions		142,693	142,888	10,572	5	296,158
Disposals		(115,494)	(160,490)	(2,167)	(83,184)	(361,335)
Transfers		(5,754)	(1,105)	7,293	—	434
Exchange rate		14,303	4,451	—	310	19,064
Balances as at 31 December 2021		633,494	1,070,034	54,308	2,587	1,760,423

Additions		129,684	137,613	9,616	9,514	286,427
Disposals		(56,639)	(149,642)	(11,937)	—	(218,218)
Transfers		(10,436)	1,387	2,436	—	(6,613)
Exchange rate		(9,317)	(3,023)	—	(496)	(12,836)
Balances as at 31 December 2022		686,786	1,056,369	54,423	11,605	1,809,183

Impairment losses:
Balances as at 31 December 2020		17,144	—	42,665	8	59,816

Impairment through profit or loss	35	58,580	—	36,180	—	94,760
Reversal of impairment through profit or loss	35	(211)	—	(29,066)	—	(29,277)
Utilisations		(10,472)	—	(385)	(8)	(10,865)
Transfers		4,836	—	21,981	—	26,817
Balances as at 31 December 2021		69,877	—	71,375	—	141,251

Impairment through profit or loss	35	2,078	—	58,163	—	60,241
Reversal of impairment through profit or loss	35	(162)	—	(22,981)	—	(23,143)
Utilisations		(4,596)	—	(34,407)	—	(39,003)
Transfers		(21,948)	—	12,084	—	(9,864)
Balances as at 31 December 2022		45,249	—	84,234	—	129,482

Net balances as at 31 December 2021		1,749,108	645,591	379,268	2,793	2,776,758

Net balances as at 31 December 2022		1,645,329	627,378	299,742	9,344	2,581,791

(*) Items reported in ‘Own use—Buildings, work in progress and other’ in 2021 included 117,747 thousand euros of revaluations and new right-of-use assets corresponding to leased properties in which the Group acted as lessee.

Of the net carrying amount of “Transfers” shown in the previous table for 2022, -1,522 thousand euros, -7,463 thousand euros correspond to reclassifications to the heading “Inventories” (see Note 17), and 5,941 thousand euros to reclassifications of assets from or to the heading “Non-current assets and disposal groups classified as held for sale”. In 2021, the net carrying amount of “Transfers” that amounted to 17,099 thousand euros corresponded in full to reclassification of assets from or to the heading “Non-current assets and disposal groups classified as held for sale” (see Note 13).

Specific information relating to tangible assets as at 31 December 2022 and 2021 is shown hereafter:

Thousand euro
	2022	2021

Gross value of tangible assets for own use in use and fully depreciated	440,137	481,244
Net carrying amount of tangible assets of foreign operations	369,759	401,094

Lease contracts in which the Group acts as lessee

As at 31 December 2022, the cost of property, plant and equipment for own use includes right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee, in the amount of 1,293,944 thousand euros, which have accumulated depreciation of 396,041 thousand euros and are impaired in the amount of 38,657 thousand euros as at the aforesaid date (1,341,931 thousand euros as at 31 December 2021, which had accumulated depreciation of 324,916 thousand euros and were impaired in the amount of 36,666 thousand euros as at that date).

The cost recognised in the consolidated income statement for 2022 for the depreciation and impairment of right-of-use assets corresponding to leased tangible assets in which the Group acts as lessee amounted to 96,017 thousand euros and 1,991 thousand euros, respectively (103,155 thousand euros and 36,666 thousand euros, respectively, in 2021).

Information is set out below concerning the lease contracts in which the Group acts as lessee:

Thousand euro
	2022	2021

Interest expense on lease liabilities	(15,347)	(17,481)
Expense related to short-term low-value leases (*)	(11,592)	(11,537)
Total lease payments in cash (**)	110,950	110,934

(*) Recognised in the “Administrative expenses” heading, in the item on “Of property, plant and equipment” (see Note 33).

(**) Payments of the principal and interest components of the lease liability are recognised as cash flows from financing activities in the Group’s consolidated cash flow statement.

The future cash outflows to which the Group may potentially be exposed as lessee and which are not included under lease liabilities are not significant.

Minimum future payments over the non-cancellable period for lease contracts in effect as at 31 December 2022 are indicated below:

Thousand euro
	2022	2021

Undiscounted lease payments receivable
Up to 1 month	1,348	875
1 to 3 months	25,356	25,417
3 to 12 months	76,513	75,769
1 to 5 years	352,018	352,190
More than 5 years	511,547	569,317

Sale and leaseback transactions

Between 2009 and 2012, the Group completed transactions for the sale of properties and simultaneously entered into a lease contract, for the same properties, with the buyers (maintenance, insurance and taxes to be borne by the Bank). The main characteristics of the most significant lease contracts in effect as at the end of 2022 are as follows:

Operating lease contracts	No. properties sold	No. contracts with purchase option	No. contracts without purchase option	Mandatory term

2009	63	26	37	10 to 20 years
2010	379	378	1	10 to 25 years
2011 (acquisition B.Guipuzcoano)	40	30	10	8 to 20 years
2012 (acquisition Banco CAM)	12	12	—	10 to 25 years
2012	4	4	—	15 years

Specific information in connection with this set of lease contracts as at 31 December 2022 and 2021 is given below:

Thousand euro
	2022	2021

Undiscounted lease payments receivable
Up to 1 month	130	120
1 to 3 months	11,167	10,630
3 to 12 months	34,392	32,702
1 to 5 years	178,154	169,022
More than 5 years	367,262	389,324

In 2022, no significant results were recorded for sale and leaseback transactions. In 2021, gains from sale and leaseback transactions amounted to 25,281 thousand euros and were recognised under the heading “Gains or (-) losses on derecognition of non-financial assets, net” of the consolidated income statement.

Contracts in which the Group acts as lessor

The lease contracts entered into by the Group in which it acts as lessor are mainly operating leases.

The Group implements strategies to reduce risks related to the rights held over the underlying assets. For example, the lease contracts include clauses which stipulate a minimum non-cancellable lease term, a deposit which the lessor may retain as compensation if the asset sustains excessive wear during the lease term, and additional guarantees or sureties to limit losses in the event of non-payment.

With regard to the tangible assets leased out under operating leases, the bulk of the operating lease operations corresponded to vehicle leasing and were carried out through the subsidiary BanSabadell Renting, S.L.U. As indicated in Note 2, this subsidiary was sold during 2021 to a non-Group third party.

As regards the investment properties item, the rental income from these investment properties and the direct costs associated with the investment properties that produced rental income during 2022 amounted to 23,474 thousand euros and 9,768 thousand euros, respectively. Direct costs associated with investment properties that did not produce rental income were not significant in the context of the consolidated annual financial statements.

Note 16 – Intangible assets

The composition of this heading in the consolidated balance sheets as at 31 December 2022 and 2021 was as follows:

Thousand euro
	2022	2021

Goodwill:	1,026,810	1,026,457
Banco Urquijo	473,837	473,837
Grupo Banco Guipuzcoano	285,345	285,345
From acquisition of Banco BMN Penedés assets	245,364	245,364
Other	22,264	21,911
Other intangible assets:	1,457,352	1,554,964
With a finite useful life:	1,457,352	1,554,964
Private Banking Business, Miami	4,925	8,444
Contractual relations with TSB customers and brand	39,783	84,589
Computer software	1,411,516	1,460,744
Other	1,128	1,187
Total	2,484,162	2,581,421

Goodwill

As set forth in the regulatory framework of reference, Banco Sabadell carried out an analysis in 2022 to evaluate the existence of any potential impairment of its goodwill.

The main transactions that generated goodwill were the acquisition of Banco Urquijo in 2006, of Banco Guipuzcoano in 2010 and of certain assets of BMN-Penedès in 2013.

Banco Sabadell Group has been monitoring the Group’s total goodwill across the ensemble of Cash-Generating Units (CGUs) that make up the Banking Business Spain operating segment. In addition, the Group considers that the United Kingdom operating segment is a CGU.

The value in use of the Banking Business Spain operating segment is used to determine its recoverable amount. The valuation method used in this analysis was that of discounting future net distributable profit associated with the activity carried out by the Banking Business Spain operating segment until 2027, plus an estimated terminal value.

The projections used to determine the recoverable amount are those set out in the financial projections approved by the Board of Directors. Those projections are based on sound and well-founded assumptions, which represent management’s best estimates of overall upcoming economic conditions. To determine the key variables (basically net interest income, fees and commissions, expenses, cost of risk and solvency levels) that underpin the Financial Projections, management has used microeconomic variables, such as the existing balance sheet structure, market positioning and strategic decisions adopted, and macroeconomic variables, such as the expected evolution of GDP and the forecast evolution of interest rates and unemployment. The macroeconomic variables used for the baseline macroeconomic scenario, described in Note 1, were estimated by the Group’s Research Division.

The approach used to determine the values of assumptions is based on the projections and on past experience. These values are compared against external information sources, if available.

In 2022, to calculate the terminal value, Spain’s nominal GDP in 2027 was taken as reference, using a growth rate in perpetuity of 1.9% (2.0% in 2021), which does not exceed the long-term average growth rate of the market in which the operating segment is active. The discount rate used was 10.4% (9.3% in 2021), determined using the Capital Asset Pricing Model (CAPM); it therefore comprises a risk-free rate (10-year Spanish bond) plus a risk premium which reflects the inherent risk of the operating segment being valued.

The recoverable amount obtained is higher than the carrying amount; therefore, there has been no impairment. The individual recoverable amount for each CGU at the end of 2022 and 2021, before allocating goodwill to the CGUs as a group, was above its carrying amount; therefore, the Group did not recognise any impairment at the CGU level during the aforesaid years.

The interest rate hikes by central banks and the new monetary policy environment have led to an increase in the discount rate used to estimate the recoverable amount of CGUs, both in Spain and in the UK. However, the estimated positive effect on the cash flows generated by the businesses exceeds the impact of the increase in the discount rate, so that, overall, interest rate hikes had a positive impact on the recoverable amount.

Additionally, the Group has carried out a sensitivity test, making reasonable adjustments to the main assumptions used to calculate the recoverable amount.

This test consisted of adjusting, individually, the following assumptions:

–	Discount rate +/- 0.5%.

–	Growth rate in perpetuity +/- 0.5%.

–	Minimum capital requirement +/-0.5%.

–	NIM/ATAs in perpetuity +/- 5bps.

–	Cost of risk in perpetuity +/- 10bps.

The sensitivity test does not alter the conclusions drawn from the impairment test. In all scenarios defined in that analysis, the recoverable amount obtained is greater than the carrying amount.

In accordance with the specifications of the restated text of the Corporation Tax Law, the goodwill generated is not tax-deductible.

Other intangible assets

Miami Private Banking business

Intangible assets associated with the acquisition in 2008 of the Private Banking business in Miami include the value of contractual rights arising from customer relationships taken over from this business, mainly short-term lending and deposits. These assets are amortised over a period of between 10 and 15 years from their creation.

Contractual relations with TSB customers and brand

The intangible assets associated with the acquisition of TSB include the value of the contractual rights arising from relationships with customers taken over from TSB for demand deposits (core deposits), the initial estimate of which amounted to 353,620 thousand euros. This asset is amortised over 8 years. The valuation of these intangible assets was carried out by calculating the value in use based on the income approach (discounted cash flows) with the multi-period excess earnings technique. To determine whether there is any evidence of impairment, the balance of deposits currently in TSB linked to existing customers at the time of its acquisition by the Bank has been compared against the estimated balance that such customers would have at the end of 2022, forecast at the time of the initial valuation. Based on this comparison, a conclusion can be drawn that there is no evidence of any impairment. The carrying amount of contractual relationships with TSB customers amounted to 17,727 thousand euros as at 31 December 2022 (56,135 thousand euros as at 31 December 2021).

The value of the exclusive right of use of the TSB brand was also estimated at an initial amount of 73,328 thousand euros. The value attributable to this asset was determined through the replacement cost method, consisting of establishing the cost of rebuilding or acquiring an exact replica of the asset in question. This asset is amortised over 12 years. The assessment of the recoverable amount of the TSB CGU included an implicit analysis of the brand and concluded that there is no impairment. The carrying amount of the TSB brand amounted to 22,056 thousand euros as at 31 December 2022 (28,454 thousand euros as at 31 December 2021).

Computer software

Computer software costs include mainly the capitalised costs of developing the Group’s computer software and the cost of purchasing software licences.

R&D expenditure in 2022 and 2021 was not significant.

Movements

Movements in goodwill in 2022 and 2021 were as follows:

Thousand euro
	Goodwill	Impairment	Total

Balance as at 31 December 2020	1,026,105	—	1,026,105

Additions	352	—	352
Disposals	—	—	—
Balance as at 31 December 2021	1,026,457	—	1,026,457

Additions	353	—	353
Disposals	—	—	—
Balance as at 31 December 2022	1,026,810	—	1,026,810

Movements in other intangible assets in 2022 and 2021 were as follows:

Thousand euro
	Cost				Amortisation		Impairment				Total
	Developed internally	Other	Total	Developed internally	Other	Total	Developed internally	Other	Total
Balance as at 31 December 2020	2,250,521	964,486	3,215,007	(915,893)	(727,111)	(1,643,004)	—	(2,025)	(2,025)		1,569,978

Additions	236,049	40,092	276,141	(166,853)	(63,502)	(230,355)	(1,570)	—	(1.570) (	*)	44,216
Disposals	(63,144)	(172,010)	(235,154)	13,823	155,133	168,956	1,570	2,025	3,595		(62,603)
Other	(22,713)	12	(22,701)	5,937	(3)	5,934	—	—	—		(16,767)
Exchange differences	12,898	29,967	42,865	(2,554)	(20,171)	(22,725)	—	—	—		20,140
Balance as at 31 December 2021	2,413,611	862,547	3,276,158	(1,065,540)	(655,654)	(1,721,194)	—	—	—		1,554,964

Additions	187,533	7,105	194,638	(195,655)	(63,009)	(258,664)	—	—	—		(64,026)
Disposals	(27,296)	(83,657)	(110,953)	6,299	77,859	84,158	—	—	—		(26,795)
Other	(6,554)	5,168	(1,386)	(14,115)	(28)	(14,143)	—	—	—		(15,529)
Exchange differences	6,511	(16,611)	(10,100)	2,693	16,145	18,838	—	—	—		8,738
Balance as at 31 December 2022	2,573,805	774,552	3,348,357	(1,266,318)	(624,687)	(1,891,005)	—	—	—		1,457,352

(*) See Note 35.

The gross value of other intangible assets that were in use and had been fully amortised as at 31 December 2022 and 2021 amounted to 1,078,836 thousand euros and 1,141,823 thousand euros, respectively.

Note 17 – Other assets and liabilities

The “Other assets” heading on the consolidated balance sheets as at 31 December 2022 and 2021 breaks down as follows:

Thousand euro
	Note	2022	2021

Insurance contracts linked to pensions	22	89,729	116,453
Inventories	6	93,835	142,713
Rest of other assets		296,116	360,549
Total		479,680	619,715

The “Rest of other assets” item includes mainly prepaid expenses, the accrual of customer fees and commissions and transactions in progress pending settlement.

Movements in inventories in 2022 and 2021 were as follows:

Thousand euro
	Note	Land	Buildings under construction	Completed buildings	Total

Balance as at 31 December 2020		9,824	1,786	182,653	194,264

Additions		7,920	255	58,727	66,902
Disposals		(6,006)	(300)	(55,628)	(61,934)
Impairment through profit or loss	35	(4,997)	(381)	(51,763)	(57,141)
Reversal of impairment through profit or loss	35	1,608	156	16,463	18,227
Other transfers	13	60	—	(17,665)	(17,605)
Balance as at 31 December 2021		8,409	1,516	132,787	142,713

Additions		802	3,661	8,946	13,409
Disposals		(2,279)	(558)	(42,895)	(45,732)
Impairment through profit or loss	35	(2,459)	(173)	(33,519)	(36,151)
Reversal of impairment through profit or loss	35	996	71	11,066	12,133
Other transfers	15	—	(3,645)	11,108	7,463
Balance as at 31 December 2022		5,469	872	87,493	93,835

As at 31 December 2022 and 2021, the amount of inventories associated with debt secured with mortgages is 11,318 thousand euros and 14,626 thousand euros, respectively.

The composition of the “Other liabilities” heading as at 31 December 2022 and 2021 is as follows:

Thousand euro
	31/12/2022	31/12/2021

Other accrual/deferral	577,298	626,157
Rest of other liabilities	294,810	142,057
Total	872,108	768,214

The “Rest of other liabilities” item mainly includes transactions in progress pending settlement.

Note 18 – Deposits of central banks and credit institutions

The breakdown of the balance of deposits of central banks and credit institutions in the consolidated balance sheets as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

By heading:
Financial liabilities at amortised cost	39,217,078	47,067,145
Total	39,217,078	47,067,145

By nature:
Demand deposits	378,442	534,995
Deposits with agreed maturity	30,936,695	41,468,444
Repurchase agreements	8,118,516	5,398,905
Other accounts	125,378	114,975
Valuation adjustments	(341,953)	(450,174)
Total	39,217,078	47,067,145

By currency:
In euro	31,390,222	38,458,261
In foreign currency	7,826,856	8,608,884
Total	39,217,078	47,067,145

Note 19 – Customer deposits

The balance of customer deposits on the consolidated balance sheets as at 31 December 2022 and 2021 breaks down as follows:

Thousand euro
	2022	2021

By heading:
Financial liabilities at amortised cost	164,076,445	162,239,453
Total	164,076,445	162,239,453

By nature:
Demand deposits	147,539,675	147,268,436
Deposits with agreed maturity	14,066,824	13,131,887
Fixed term	11,985,933	11,205,749
Non-marketable covered bonds and bonds issued	418,835	1,111,603
Other	1,662,056	814,535
Hybrid financial liabilities (see Notes 10 and 12)	2,074,477	1,680,942
Repurchase agreements	404,866	60,312
Other valuation adjustments (interest, fees and commissions, other)	(9,397)	97,876
Total	164,076,445	162,239,453

By sector:
General governments	8,499,245	7,905,699
Other sectors	155,586,597	154,235,878
Other valuation adjustments (interest, fees and commissions, other)	(9,397)	97,876
Total	164,076,445	162,239,453

By currency:
In euro	114,063,466	111,119,866
In foreign currency	50,012,979	51,119,587
Total	164,076,445	162,239,453

Note 20 – Debt securities in issue

The composition of this heading in the consolidated balance sheets as at 31 December 2022 and 2021, by type of issuance, is as follows:

Thousand euro
	2022	2021

Straight bonds/debentures	7,990,800	7,079,915
Straight bonds	7,949,500	7,022,715
Structured bonds	41,300	57,200
Commercial paper	871,896	426,094
Mortgage covered bonds	7,563,000	6,540,400
TSB covered bonds	1,409,356	2,082,640
Asset-backed securities	1,202,846	671,317
Subordinated marketable debt securities	3,450,000	4,200,000
Subordinated liabilities	1,800,000	1,800,000
Preferred securities	1,650,000	2,400,000
Valuation and other adjustments	89,651	50,589
Total	22,577,549	21,050,955

Schedule IV shows details of the outstanding issues as at 2022 and 2021 year-end.

The remuneration for preferred securities that are contingently convertible into ordinary shares amounted to 110,374 thousand euros in 2022 (100,593 thousand euros in 2021) and is recognised under the heading “Other reserves” of consolidated equity.

Note 21 – Other financial liabilities

The composition of this heading in the consolidated balance sheets as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

By heading:
Financial liabilities at amortised cost	6,658,861	4,821,669
Total	6,658,861	4,821,669

By nature:
Debentures payable	364,207	356,465
Guarantee deposits received	8,992	11,261
Clearing houses	1,032,869	672,355
Collection accounts	3,322,141	2,214,033
Lease liabilities	969,477	1,037,265
Other financial liabilities	961,175	530,290
Total	6,658,861	4,821,669

By currency:
In euro	4,913,626	4,294,286
In foreign currency	1,745,235	527,383
Total	6,658,861	4,821,669

The following table shows information relating to the average time taken to pay suppliers (days payable outstanding), as required by Additional Provision Three of Law 15/2010, taking into account the amendments introduced by Law 18/2022, of 28 September, on the creation and growth of companies:

	2022	2021

Average payment period and supplier payment ratios (in days)
Average time taken to pay suppliers	28.74	27.30
Ratio of transactions paid (*)	28.72	27.30
Ratio of transactions payable (**)	50.03	17.06

Payments made and pending at year-end (in thousand euro)
Total payments made	1,131,038	957,417
Total payments outstanding	1,131	127

Payments made in < 60 days (in thousand euro) (***)
Monetary volume of paid invoices	1,011,940	882,574
Percentage of total amount of payments to suppliers	89	92

Number of invoices paid in < 60 days (***)
Number of invoices paid	141,339	152,338
Percentage of total number of invoices	92	92

The calculations above only take into account transactions undertaken by the Group’s main Spanish entities, which represent 98.75% of total invoicing.

(*) The ratio of paid transactions is equal to the sum of the amount of each paid transaction multiplied by the number of days elapsed since the date of receipt of the invoice until its payment, divided by the total amount of payments made.

(**) The ratio of transactions payable is equal to the sum of the amount of each transaction payable multiplied by the number of days elapsed since the date of receipt of the invoice until the last day of the period, divided by the total amount of pending payments.

(***) Corresponds to invoices paid within the maximum period established in regulations on late payment.

Note 22 – Provisions and contingent liabilities

Movements during 2022 and 2021 under the “Provisions” heading are shown below:

Thousand euro

	Pensions and other post employment defined benefit obligations	Other long term employee benefits	Pending legal issues and tax litigation	Commitments and guarantees given	Other provisions	Total

Balance as at 31 December 2020	99,690	3,971	114,097	195,879	569,875	983,512

Scope additions / exclusions	—	—	—	—	(788)	(788)

Interest and similar expenses - pension commitments	1,010	4	—	—	—	1,014

Allowances charged to income statement - staff expenses (*)	2,859	6	—	—	280,390	283,255

Allowances not charged to income statement	—	—	—	—	—	—

Allowances charged to income statement - provisions	1,305	17	39,608	(9,046)	55,682	87,566
Allocation of provisions	39	—	41,093	197,837	57,363	296,332
Reversal of provisions	—	—	(1,485)	(206,882)	(1,681)	(210,048)
Actuarial losses / (gains)	1,266	17	—	—	—	1,283

Exchange differences	344	—	—	1,629	9,349	11,322

Utilisations:	(8,043)	(1,417)	(76,857)	—	(123,363)	(209,680)
Contributions by the sponsor	281	—	—	—	—	281
Pension payments	(8,324)	(1,417)	—	—	—	(9,741)
Other	—	—	(76,857)	—	(123,363)	(200,220)

Other movements	(11,145)	(1,931)	—	2,129	(259,116)	(270,063)
Balance as at 31 December 2021	86,020	650	76,848	190,591	532,029	886,138

Scope additions / exclusions	—	—	—	—	—	—

Interest and similar expenses - pension commitments	1,958	4	—	—	—	1,962

Allowances charged to income statement - staff expenses (*)	1,152	5	—	—	(2,790)	(1,633)

Allowances not charged to income statement	—	—	—	—	—	—

Allowances charged to income statement - provisions	228	(32)	45,211	(14,258)	65,672	96,821
Allocation of provisions	84	—	47,619	191,058	65,672	304,433
Reversal of provisions	—	—	(2,408)	(205,316)	—	(207,724)
Actuarial losses / (gains)	144	(32)	—	—	—	112

Exchange differences	688	—	—	(305)	(6,645)	(6,262)

Utilisations:	(7,562)	(457)	(32,209)	—	(172,876)	(213,104)
Net contributions by the sponsor	612	—	—	—	—	612
Pension payments	(8,174)	(457)	—	—	—	(8,631)
Other	—	—	(32,209)	—	(172,876)	(205,085)

Other movements	(19,100)	—	—	795	(101,108)	(119,413)
Balance as at 31 December 2022	63,384	170	89,850	176,823	314,282	644,509

(*) See Note 33.

The headings “Pensions and other post employment defined benefit obligations” and “Other long term employee benefits” include the amount of provisions for the coverage of post-employment remuneration and commitments undertaken with early retirees and similar commitments.

The heading “Commitments and guarantees given” includes the amount of provisions for the coverage of commitments given and contingent risks arising from financial guarantees or other types of contracts.

During the usual course of business, the Group is exposed to fiscal, legal and regulatory contingencies, among others. All significant contingencies are analysed on a regular basis, with the collaboration of third party experts when necessary and, where appropriate, provisions are recognised under the headings “Pending legal issues and tax litigation” and “Other provisions”. As at 31 December 2022 and 2021, these headings mainly include:

–	Provisions for legal contingencies amounting to 23 million euros as at 31 December 2022 (28 million euros as at 31 December 2021).

–

Other provisions for legal contingencies in Spain arising from customer claims in connection with certain general terms and conditions of agreements amounting to 179 million euros (171 million euros as at 31 December 2021). The most significant provision relates to the possible reimbursement of amounts received as a result of the application of mortgage floor clauses, whether as a result of the hypothetical voiding by the courts of law of floor clauses or whether due to the implementation of Royal Decree-Law 1/2017, of 20 January, on measures to protect consumers regarding floor clauses, for the amount of 99 million euros as at 31 December 2022 (114 million euros as at 31 December 2021). In a highly adverse scenario of potential additional claims being filed, both through the procedures established by the Institution, in accordance with that set forth in the aforesaid Royal Decree, and through court proceedings applying the percentages set forth in the current agreement, the maximum contingency would amount to 114 million euros.

With regard to this provision, the Bank considers its floor clauses to be transparent and clear to customers, and in general, these have not been definitively voided with a final ruling. On 12 November 2018, Section 28 of the Civil Division of the Provincial Court of Madrid issued a ruling in which it partially supported the appeal brought forth by Banco de Sabadell, S.A. against the ruling issued by the Commercial Court no. 11 of Madrid on the invalidity of the restrictive interest rate clauses, considering that some of the clauses established by Banco de Sabadell, S.A. are transparent and valid in their entirety. With regard to the rest of the clauses, the Bank still considers that it has legal arguments which should be reviewed in the legal appeal which the Institution presented to the Supreme Court, with regard to the ruling made by the Provincial Court of Madrid. This appeal has been suspended by the Supreme Court, which has referred the matter to the Court of Justice of the European Union for a preliminary ruling.

The remaining provisions mainly relate to customer claims in connection with the repayment of mortgage arrangement fees, developer deposit funds and revolving card interest, with the provision set aside amounting to 80 million euros as at 31 December 2022 (57 million euros as at 31 December 2021).

–

Provisions to cover the anticipated costs relating to restructuring plans in Spain announced in previous years and pending final implementation amounting to 56 million euros as at 31 December 2022 (274 million euros as at 31 December 2021) – see Note 33.

–

Provisions allocated to provide compensation to certain TSB customers in arrears who received financial support that could have been detrimental to them during the 2013-2020 period. The estimated potential cost of compensation payable, which includes compensatory interest and associated operational costs, amounted to 78 million euros as at 31 December 2022 (65 million euros as at 31 December 2021).

–

Provisions to cover the anticipated costs relating to restructuring plans in TSB announced in previous years and pending final implementation amounting to 13 million euros as at 31 December 2022 (28 million euros as at 31 December 2021).

The final disbursement amount and the payment schedule are uncertain due to the difficulties inherent in estimating the factors used to determine the amount of the provisions set aside.

Pensions and similar obligations

The origins of liabilities recognised in respect of post-employment benefits and other similar long-term obligations on the Group’s balance sheet are shown below:

Thousand euro
	2022	2021	2020	2019	2018

Obligations arising from pension and similar commitments	565,046	739,456	819,789	803,905	768,695
Fair value of plan assets	(501,492)	(652,786)	(716,128)	(697,621)	(667,835)
Net liability recognised on balance sheet	63,554	86,670	103,661	106,284	100,860

The return on the Banco Sabadell pension plan was -13.88% and that of the E.P.S.V. was 0.22% in 2022 (4.25% and 2.67%, respectively, in 2021).

Movements during 2022 and 2021 in obligations due to pensions and similar commitments and the fair value of the plan assets are as follows:

Thousand euro
	Obligations arising from pension and similar commitments	Fair value of plan assets	Net liability recognised on balance sheet

Balance as at 31 December 2020	819,789	716,128	103,661

Interest costs	4,503	—	4,503
Interest income	—	3,489	(3,489)
Normal cost in year	1,951	—	1,951
Past service cost	914	—	914
Benefits paid	(47,979)	(38,238)	(9,741)
Settlements, curtailments and terminations	(13,352)	(14,618)	1,266
Net contributions by the Institution	—	(181)	181
Actuarial gains or losses from changes in demographic assumptions	—	—	—
Actuarial gains or losses from changes in financial assumptions	(43,340)	—	(43,340)
Actuarial gains or losses from experience	1,369	—	1,369
Return on plan assets excluding interest income	—	(30,845)	30,845
Other movements	15,601	17,051	(1,450)
Balance as at 31 December 2021	739,456	652,786	86,670

Interest costs	12,800	—	12,800
Interest income	—	10,838	(10,838)
Normal cost in year	1,631	—	1,631
Past service cost	(474)	—	(474)
Benefits paid	(47,415)	(38,784)	(8,631)
Settlements, curtailments and terminations	(3,832)	(3,976)	144
Net contributions by the Institution	—	(644)	644
Actuarial gains or losses from changes in demographic assumptions	(1,126)	—	(1,126)
Actuarial gains or losses from changes in financial assumptions	(143,190)	—	(143,190)
Actuarial gains or losses from experience	(4,208)	—	(4,208)
Return on plan assets excluding interest income	—	(131,322)	131,322
Other movements	10,715	12,594	(1,879)
Exchange differences	689	—	689
Balance as at 31 December 2022	565,046	501,492	63,554

The breakdown of Group pension obligations and similar obligations as at 31 December 2022 and 2021, based on the financing vehicle, coverage and the interest rate applied in their calculation, is given below:

Thousand euro
		2022
Financing vehicle	Coverage	Amount	Interest rate

Pension plans		270,917
Insurance policies with related parties	Matched	26,279	3.25%
Insurance policies with unrelated parties	Matched	244,638	3.25%

Insurance contracts		288,417
Insurance policies with related parties	Matched	60,555	3.25%
Insurance policies with unrelated parties	Matched	227,862	3.25%

Internal funds	Without cover	5,712	3.25%
Total obligations		565,046

Thousand euro
		2021
Financing vehicle	Coverage	Amount	Interest rate

Pension plans		358,922
Insurance policies with related parties	Matched	33,404	1.00%
Insurance policies with unrelated parties	Matched	325,518	1.00%

Insurance contracts		372,859
Insurance policies with related parties	Matched	78,285	1.00%
Insurance policies with unrelated parties	Matched	294,574	1.00%

Internal funds	Without cover	7,675	1.00%
Total obligations		739,456

The value of the obligations covered by matched insurance policies as at 31 December 2022 amounted to 559,334 thousand euros (731,781 thousand euros as at 31 December 2021); therefore, in 98.99% of its obligations (98.96% as at 31 December 2021) there is no mortality risk (mortality tables) or profitability risk (interest rate) for the Group. Therefore, the evolution of interest rates in 2022 has not had an impact on the Institution’s payment capacity to cope with its pension obligations.

The sensitivity analysis for the actuarial assumptions of the technical interest rate and the rate of salary increase shown in Note 1.3.17 to these consolidated annual financial statements, as at 31 December 2022 and 2021, illustrates how the obligation and the cost of the services during the current year would have been affected by changes deemed reasonably likely to occur as at that date.

%
	2022	2021
Sensitivity analysis	Percentage change

Interest rate

Interest rate -50 basis points:
Assumption	2.75%	0.50%
Change in obligation	5.19%	5.87%
Change in current service cost	11.60%	11.59%

Interest rate +50 basis points:
Assumption	3.75%	1.50%
Change in obligation	(4.47)%	(5.36)%
Change in current service cost	(10.13)%	(10.33)%

Rate of salary increase

Rate of salary increase -50 basis points:
Assumption	2.50%	2.50%
Change in obligation	(0.01)%	(0.06)%
Change in current service cost	(3.49)%	(3.27)%

Rate of salary increase +50 basis points:
Assumption	3.50%	3.50%
Change in obligation	0.01%	0.06%
Change in current service cost	3.88%	3.92%

The estimate of probable present values, as at 31 December 2022, of benefits payable for the next ten years, is set out below:

Thousand euro
	Years
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	Total

Future pension benefit payments	8,572	8,142	8,033	7,616	7,521	8,512	8,216	7,910	7,595	7,274	79,391

The fair value of assets linked to pensions recognised on the consolidated balance sheet amounted to 89,729 thousand euros as at 31 December 2022 (116,453 thousand euros as at 31 December 2021) – see Note 17.

The main categories of the plan’s assets as at 31 December 2022 and 2021 are indicated hereafter:

%
	2022	2021

Mutual funds	2.90%	2.08%
Deposits and guarantees	0.42%	0.14%
Other (non-linked insurance policies)	96.68%	97.78%
Total	100%	100%

There are no financial instruments issued by the Bank included in the fair value of the plan’s assets as at

31 December 2022 and 2021.

Note 23 – Shareholders’ equity

The breakdown of the balance of shareholders’ equity on the consolidated balance sheets as at 31 December 2022 and 2021 is the following:

Thousand euro
	2022	2021

Capital	703,371	703,371
Share premium	7,899,227	7,899,227
Other equity	21,548	19,108
Retained earnings	5,859,520	5,441,185
Other reserves	(1,365,777)	(1,201,701)
(-) Treasury shares	(23,767)	(34,523)
Profit or loss attributable to owners of the parent	858,642	530,238
(-) Interim dividends	(112,040)	—
Total	13,840,724	13,356,905

Capital

The Bank’s share capital as at 31 December 2022 and 2021 stood at 703,370,587.63 euros, represented by 5,626,964,701 registered shares with a par value of 0.125 euros each. All shares are fully paid-up and are numbered in sequential order from 1 through 5,626,964,701, inclusive.

The Bank’s shares are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges and on Spain’s electronic market (Mercado Continuo) managed by Sociedad de Bolsas, S.A.

None of the other subsidiary companies included in the scope of consolidation are listed on the stock exchange.

The rights conferred to the equity instruments are those regulated by the Capital Companies Act. During the Annual General Meeting, shareholders may exercise a percentage of votes equivalent to the percentage of the share capital in their possession. The Articles of Association do not contain any provision for additional loyalty voting rights.

There were no changes in the Bank’s share capital in 2022 and 2021.

Significant investments in the Bank’s capital

As required by Articles 23 and 32 of Royal Decree 1362/2007, of 19 October, implementing the Securities Market Law 24/1988, of 28 July, on transparency requirements relating to information on issuers whose securities have been admitted to trading on an official secondary market or on any other European Union regulated market, the following table gives details of significant investments in the share capital of Banco Sabadell as at 31 December 2022:

Direct owner of the shareholding	% of voting rights assigned to shares	% of voting rights through financial instruments	Total % of voting rights	Indirect owner of the shareholding

Various subsidiaries of BlackRock Inc.	3.23%	1.38%	4.61%	Blackrock Inc.
Funds and accounts advised or sub-advised by Dimensional Fund Advisors LP or its subsidiaries	3.01%	—%	3.01%	Dimensional Fund Advisors LP
Fintech Europe S.A.R.L.	3.45%	—%	3.45%	David Martínez Guzmán
Sanders Capital LLC	3.47%	—%	3.47%	Lewis A. Sanders and clients of Sanders Capital LLC who delegate their voting rights to others

The sources for the information provided are communications sent by shareholders to the National Securities Market Commission (CNMV) or directly to the Institution.

Retained earnings and Other reserves

The balance of these headings of the consolidated balance sheets as at 31 December 2022 and 2021 breaks down as follows:

Thousand euro
	2022	2021

Restricted reserves:	222,820	206,665
Statutory reserve	140,674	140,674
Reserves for treasury shares pledged as security	68,470	52,315
Reserves for investments in the Canary Islands	10,561	10,561
Reserve for redenomination of share capital	113	113
Capital redemption reserve	3,002	3,002

Unrestricted reserves	4,107,070	3,797,366

Reserves of entities accounted for using the equity method	163,853	235,453
Total	4,493,743	4,239,484

Information on the reserves for each of the consolidated companies is indicated in Schedule I.

Other equity

This heading includes share-based remuneration pending settlement which, as at 31 December 2022 and 2021, amounted to 21,548 thousand euros and 19,108 thousand euros, respectively.

Business involving own equity instruments

The movements of the parent company’s shares acquired by the Bank are as follows:

		Nominal value	Average price
	No. of shares	(in thousand euro)	(in euro)	% Shareholding

Balance as at 31 December 2020	48,560,867	6,070.11	0.77	0.86

Purchases	115,224,411	14,403.05	0.56	2.05
Sales	123,106,070	15,388.26	0.55	2.19
Balance as at 31 December 2021	40,679,208	5,084.90	0.85	0.72

Purchases	115,797,928	14,474.74	0.75	2.06
Sales	131,704,453	16,463.06	0.77	2.34
Balance as at 31 December 2022	24,772,683	3,096.58	0.96	0.44

Net gains and losses arising from transactions involving own equity instruments have been included under the heading “Shareholders’ equity – Other reserves” on the consolidated balance sheet, and they are shown in the statement of changes in equity, in the row corresponding to the sale or cancellation of treasury shares.

As at 31 December 2022, TSB holds 60,517 Banco Sabadell shares (233,658 as at 31 December 2021), with a cost of 46 thousand euros (104 thousand euros as at 31 December 2021), which are recorded as treasury shares on the consolidated balance sheet.

As at 31 December 2022, the number of shares of the Bank pledged as collateral for transactions was 77,735,661 with a nominal value of 9,717 thousand euros (88,399,047 shares with a nominal value of 11,450 thousand euros as at 31 December 2021).

The number of Banco de Sabadell, S.A. equity instruments owned by third parties, yet managed by the different companies of the Group, amounts to 3,607,904 and 17,183,167 securities as at 31 December 2022 and 2021, respectively. Their nominal value as at the aforesaid dates amounts to 383 thousand euros and 2,148 thousand euros, respectively. In both years, 100% of the securities corresponded to Banco Sabadell shares.

Note 24 – Accumulated other comprehensive income

The composition of this heading of consolidated equity as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

Items that will not be reclassified to profit or loss	(29,125)	(41,758)
Actuarial gains or (-) losses on defined benefit pension plans	(1,969)	917
Non-current assets and disposal groups classified as held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	(27,156)	(42,675)
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Items that may be reclassified to profit or loss	(621,522)	(343,846)
Hedge of net investments in foreign operations [effective portion] (*)	119,348	157,741
Foreign currency translation	(476,030)	(481,266)
Hedging derivatives. Cash flow hedges [effective portion] (**)	(64,224)	(30,163)
Amount deriving from outstanding operations	(93,562)	(67,193)
Amount deriving from discontinued operations	29,338	37,030
Fair value changes of debt instruments measured at fair value through other comprehensive income	(180,199)	(11,724)
Hedging instruments [not designated elements]	—	—
Non-current assets and disposal groups classified as held for sale	—	—
Share of other recognised income and expense of investments in joint ventures and associates	(20,417)	21,566
Total	(650,647)	(385,604)

(*) The value of the hedge of net investments in foreign operations is fully obtained from outstanding transactions (see Note 12).

(**) Cash flow hedges mainly mitigate interest rate risk and other risks (see Note 12).

The breakdown of the items in the statement of recognised income and expenses as at 31 December 2022 and 2021, indicating their gross and net of tax effect amounts, is as follows:

Thousand euro
	2022			2021
	Gross value	Tax effect	Net	Gross value	Tax effect	Net

Items that will not be reclassified to profit or loss	12,991	(358)	12,633	20,611	2,050	22,661
Actuarial gains or (-) losses on defined benefit pension plans	(4,123)	1,237	(2,886)	2,299	(689)	1,610
Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—
Share of other recognised income and expense of investments in joint ventures and associates	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income	17,114	(1,595)	15,519	18,312	2,739	21,051
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—	—	—	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—	—	—	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—	—	—	—	—
Items that may be reclassified to profit or loss	(357,716)	80,040	(277,676)	78,796	35,988	114,784
Hedge of net investments in foreign operations [effective portion]	(38,393)	—	(38,393)	(54,100)	—	(54,100)
Foreign currency translation	5,238	—	5,238	255,804	—	255,804
Hedging derivatives. Cash flow hedges reserve [effective portion]	(52,125)	18,064	(34,061)	(103,229)	33,269	(69,960)
Fair value changes of debt instruments measured at fair	(230,451)	61,976	(168,475)	(14,112)	2,719	(11,393)
value through other comprehensive income
Hedging instruments [not designated elements]	—	—	—	—	—	—
Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—
Share of other recognised income and expense of investments in joint ventures and associates	(41,985)	—	(41,985)	(5,567)	—	(5,567)
Total	(344,725)	79,682	(265,043)	99,407	38,038	137,445

Note 25 – Minority interests (non-controlling interests)

The companies comprising this consolidated equity heading as at 31 December 2022 and 2021 are the following:

Thousand euro
	2022			2021
	% Minority interests	Amount	Of which: Profit/ (loss) attributed	% Minority interests	Amount	Of which: Profit/ (loss) attributed

BancSabadell d’Andorra, S.A.	—	—	—	—	—	4,700
Aurica Coinvestment, S.L.	38.24%	33,553	10,009	38.24%	24,190	4,129
Other	—	791	739	—	790	(360)
Total		34,344	10,748		24,980	8,469

The movements in the balance of this heading in 2022 and 2021 were as follows:

Thousand euro
Balances as at 31 December 2020	71,634

Valuation adjustments	(541)
Other	(46,113)
Scope additions / exclusions (*)	(52,502)
Percentage shareholding and other	(2,080)
Profit or loss for the year	8,469
Balances as at 31 December 2021	24,980

Valuation adjustments	—
Other	9,364
Scope additions / exclusions	—
Percentage shareholding and other	(1,384)
Profit or loss for the year	10,748
Balances as at 31 December 2022	34,344

(*) Corresponds, fundamentally, to disposal of stake held in BancSabadell d’Andorra (see Note 2).

The dividends distributed to minority shareholders of Group entities in 2022 amounted to 646 thousand euros and have been distributed by Aurica Coinvestment, S.L. In 2021, they amounted to 2,118 thousand euros: 1,472 thousand euros to BancSabadell d’Andorra, S.A. and 646 thousand euros to Aurica Coinvestment, S.L.

Note 26 – Off-balance sheet exposures

The breakdown of this heading for the years ended 31 December 2022 and 2021 is the following:

Thousand euro
Commitments and guarantees given	Note	2022	2021

Loan commitments given		27,460,615	28,403,146
Of which, amount classified as stage 2		1,407,538	1,310,996
Of which, amount classified as stage 3		82,078	84,768
Drawable by third parties		27,460,615	28,403,145
By credit institutions		43	295
By general governments		1,019,180	1,062,490
By other resident sectors		15,815,706	15,553,771
By non-residents		10,625,686	11,786,590

Provisions recognised on liabilities side of the balance sheet	22	71,698	68,136
Financial guarantees given (*)		2,086,993	2,034,143
Of which, amount classified as stage 2		254,090	143,686
Of which, amount classified as stage 3		58,197	116,373

Provisions recognised on liabilities side of the balance sheet (**)	22	26,817	42,417
Other commitments given		9,674,382	7,384,863
Of which, amount classified as stage 2		434,869	473,436
Of which, amount classified as stage 3		265,507	358,184
Other guarantees given		6,916,058	7,234,081
Assets earmarked for third-party obligations		—	—
Irrevocable letters of credit		722,640	967,766
Additional settlement guarantee		25,000	25,000
Other guarantees and sureties given		6,168,418	6,241,315
Other contingent risks		—	—
Other commitments given		2,758,324	150,782
Financial asset forward purchase commitments		2,639,536	—
Conventional financial asset purchase contracts		—	50,116
Capital subscribed but not paid up		19	19
Underwriting and subscription commitments		—	—
Other loan commitments given		118,769	100,647

Provisions recognised on liabilities side of the balance sheet	22	78,308	80,038
Total		39,221,990	37,822,152

(*) Includes 122,500 and 68,837 thousand euro as of 31 December 2022 and 2021, respectively, corresponding to financial guarantees given in connection with construction and real estate development.

(**) Includes 4,305 and 6,512 thousand euro as of 31 December 2022 and 2021, respectively, in connection with construction and real estate development.

Total commitments drawable by third parties as at 31 December 2022 include home equity loan commitments amounting to 4,566,727 thousand euros (5,778,794 thousand euros as at 31 December 2021). As regards other commitments, in the majority of cases there are other types of guarantees which are in line with the Group’s risk management policy.

Financial guarantees and other commitments given classed as stage 3

The movement of the balance of financial guarantees and other commitments given classed as stage 3 during 2022 and 2021 was the following:

Thousand euro
Balances as at 31 December 2020	456,941

Additions	94,214
Disposals	(76,598)
Balances as at 31 December 2021	474,557

Additions	90,909
Disposals	(241,762)
Balances as at 31 December 2022	323,704

The breakdown by geographical area of the balance of financial guarantees and other commitments given classed as stage 3 as at 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

Spain	321,296	469,444
Rest of European Union	439	439
United Kingdom	8	4
Americas	14	2,808
Rest of the world	1,947	1,862
Total	323,704	474,557

Credit risk allowances corresponding to financial guarantees and other commitments given as at 31 December 2022 and 2021, broken down by the method used to determine such allowances, are as follows:

Thousand euro
	2022	2021

Specific individually measured allowances:	79,564	86,050
Stage 2	3,753	424
Stage 3	75,811	85,626

Specific collectively measured allowances:	25,560	36,405
Stage 1	4,833	6,317
Stage 2	7,098	5,229
Stage 3	13,234	24,141
Others	395	718
Total	105,124	122,455

The movement of this coverage during 2022 and 2021, together with the coverage of other loan commitments given is shown in Note 22.

Note 27 – Off-balance sheet customer funds

Off-balance sheet customer funds managed by the Group, those sold but not under management and the financial instruments deposited by third parties as at 31 December 2022 and 2021 are shown below:

Thousand euro
	2022	2021

Managed by the Group:	4,234,635	5,160,075
Investment firms and funds	702,580	1,364,922
Asset management	3,532,055	3,795,153

Sold by the Group:	34,257,725	36,517,746
Mutual Funds	21,878,344	23,228,405
Pension funds	3,182,486	3,524,786
Insurance	9,196,895	9,764,555

Financial instruments deposited by third parties	43,286,158	47,881,913
Total	81,778,518	89,559,734

Note 28 – Interest income and expenses

These headings in the consolidated income statement include interest accrued during the year on all financial assets and liabilities the yield of which, implicit or explicit, is obtained by applying the effective interest rate approach, irrespective of whether they are measured at fair value or otherwise, and using product adjustments due to accounting hedges.

The majority of interest income is generated by the Group’s financial assets measured either at amortised cost or at fair value through other comprehensive income.

The breakdown of net interest income for the years ended 31 December 2022 and 2021 is the following:

Thousand euro
	2022	2021

Interest income
Loans and advances	4,252,331	3,531,780
Central banks	252,274	23,705
Credit institutions	72,999	31,304
Customers	3,927,058	3,476,771
Debt securities (*)	288,540	215,458
Stage 3 assets	21,840	30,271
Correction of income from hedging operations	151,473	(37,039)
Other interest (**)	274,419	407,079
Total	4,988,603	4,147,549

Interest expense
Deposits	(585,695)	(274,684)
Central banks	(99,658)	(5,035)
Credit institutions	(83,742)	(28,365)
Customers	(402,295)	(241,284)
Debt securities issued	(302,023)	(247,818)
Correction of expenses on hedging operations	(147,708)	16,065
Other interest (***)	(154,451)	(215,656)
Total	(1,189,877)	(722,093)

(*) Includes 20,903 thousand euros in 2022 and 7,987 thousand euros in 2021 corresponding to interest on financial assets at fair value through profit or loss (trading book).

(**) Includes positive returns from liability products.

(***) Includes negative returns on asset products.

The average annual interest rate during 2022 and 2021 of the following balance sheet headings is shown below:

%
	2022	2021

Assets
Cash, cash balances at central banks and other demand deposits	0.39	(0.26)
Debt securities	1.11	0.62
Loans and advances
Customers	2.51	2.31

Liabilities
Deposits
Central banks and Credit institutions	0.02	0.71
Customers	(0.19)	(0.09)
Debt securities issued	(1.42)	(1.17)

Positive (negative) figures correspond to income (expenses) for the Group.

Note 29 – Fee and commission income and expenses

Income and expenses arising from fees and commissions on financial assets and liabilities and the provision of services are as follows:

Thousand euro
	2022	2021

Fees from risk transactions	282,500	270,392
Asset-side transactions	180,403	168,717
Sureties and other guarantees	102,097	101,675

Service fees	869,794	839,528
Payment cards	256,492	222,539
Payment orders	82,935	74,196
Securities	53,145	66,848
Sight accounts	286,471	293,245
Other	190,751	182,700

Asset management and marketing fees	337,914	357,621
Mutual funds	122,218	121,734
Sale of pension funds and insurance products	193,833	198,338
Asset management	21,863	37,549
Total	1,490,208	1,467,541

Memorandum item

Fee and commission income	1,742,311	1,661,610
Fee and commission expenses	(252,103)	(194,069)
Fees and commissions (net)	1,490,208	1,467,541

Note 30 – Gains or (-) losses on financial assets and liabilities (net) and exchange differences (net)

“Gains or (-) losses on financial assets and liabilities, net” groups together a series of headings from the consolidated income statement for the years ended 31 December 2022 and 2021, which are shown below:

Thousand euro
	2022	2021

By heading:
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	13,227	340,985
Financial assets at fair value through other comprehensive income	22,752	15,412
Financial assets at amortised cost	(9,190)	323,840
Financial liabilities at amortised cost	(335)	1,733
Gains or (-) losses on financial assets and liabilities held for trading, net	204,691	(183,555)
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	(4,157)	4,466
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	17,851	(4,851)
Total	231,612	157,045

By type of financial instrument:
Net gain/(loss) on debt securities	16,131	346,978
Net gain/(loss) on other equity instruments	(877)	2,396
Net gain/(loss) on derivatives	225,548	(192,370)
Net gain/(loss) on other items (*)	(9,190)	41
Total	231,612	157,045

(*) Mainly includes gains/(losses) on the sale of various loan portfolios sold during the year.

The breakdown of the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement for the years ended 31 December 2022 and 2021 is shown below:

Thousand euro
	2022	2021

Exchange differences [gain or (-) loss], net	(127,971)	187,174

During 2022, the Group has carried out sales of certain debt securities which it held in its portfolio of financial assets at fair value through other comprehensive income, generating profits of 22,752 thousand euros (15,412 thousand euros in 2021). 100% of these profits comes from the sale of debt securities held with general governments (4,127 thousand euros in 2021).

In addition, in 2021, the Group sold certain debt securities held in the portfolio of financial assets at amortised cost in order to fortify the Group’s solvency as part of a series of actions taken to improve future profitability and the quality of its balance sheet in response to the economic crisis triggered by Covid-19 (see Notes 8 and 33).

The “Net gain/(loss) on derivatives” heading includes, among other things, the change in the fair value of derivatives used to hedge against the foreign exchange risk of debit and credit balances denominated in foreign currencies. The results obtained from these derivatives are recognised under the heading “Gains or (-) losses on financial assets and liabilities held for trading, net” of the consolidated income statement, while the exchange differences generated by debit and credit balances denominated in foreign currencies hedged with these derivatives are recognised under the heading “Exchange differences [gain or (-) loss], net” of the consolidated income statement.

Note 31 – Other operating income

The composition of this heading of the consolidated income statement for the years ended 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

Income from use of investment properties (*)	23,474	25,785
Sales and other income from the provision of non-financial services	11,522	11,382
Other operating income	86,558	117,565
Total	121,554	154,732
(*)	The amounts relate mainly to income from operating leases in which the Group acts as lessor.

The income recognised in “Other operating income” basically corresponds to income from Group entities engaging in non-financial activities (mostly operating leases). The reduction in the balance recorded in this heading for 2022 is mainly due to the fall in income from the vehicle leasing activity following the sale of the BanSabadell Renting, S.L.U. subsidiary, which took place in the second half of 2021, which was partially offset by the income from the insurance policies referred to in Note 32.

Note 32 – Other operating expenses

The composition of this heading of the consolidated income statement for the years ended 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

Contribution to deposit guarantee schemes	(129,157)	(128,883)
Banco Sabadell	(113,832)	(116,341)
TSB	(540)	(879)
BS IBM Mexico	(14,785)	(11,663)

Contribution to resolution fund	(100,151)	(87,977)

Other items	(229,559)	(250,502)
Total	(458,867)	(467,362)

“Other items” includes expenses corresponding to Tax on Deposits of Credit Institutions, amounting to 34,894 thousand euros in 2022 (33,438 thousand euros in 2021), as well as expenses associated with non-financial activities (mostly operating leases). The balance of this heading decreased due to, among other reasons, the fall in expenses of the vehicle leasing business, following the sale of BanSabadell Renting, S.L.U. in 2021 (See Note 31). Furthermore, on 16 December 2022, the TSB subsidiary reached an agreement with the British regulators regarding the outcome of the investigation into the causes and circumstances that led to the incidents that took place after its IT migration in 2018. This agreement involved a payment from TSB for 48.65 million pounds sterling (approximately, 57 million euros) to the British regulators, which was recorded under this heading, and an estimated impact on capital of 6 basis points on a consolidated basis. However, it is estimated that the insurance policies arranged by the Group will enable this amount and the impact on capital to be offset. In 2022, income amounting to 45 million euros corresponding to compensation arising from the aforesaid arranged insurance policies was recognised under the heading “Other operating income” of the consolidated income statement for 2022 (see Note 31).

Note 33 – Administrative expenses

This heading of the consolidated income statement includes expenses incurred by the Group corresponding to staff and other general administrative expenses.

Staff expenses

The staff expenses recognised in the consolidated income statement for the years ended 31 December 2022 and 2021 are as follows:

Thousand euro
	Nota	2022	2021

Payrolls and bonuses for active staff		(1,050,441)	(1,098,835)
Social Security payments		(212,576)	(231,357)
Contributions to defined benefit pension plans	22	(1,157)	(2,865)
Contributions to defined contribution pension plans		(61,560)	(70,132)
Other staff expenses		(65,874)	(373,608)
Of which: restructuring plans in Spain and United Kingdom		—	(298,272)
Total		(1,391,608)	(1,776,797)

In October 2021, the Bank reached an agreement with all trade union sections involved in the negotiating committee representing workers, under the framework of a collective redundancy procedure in Spain, which affected 1,603 employees (496 in 2021 and 1,107 during the first half of 2022). This agreement involved an expenditure of 274,301 thousand euros, which was funded with income from the sale of debt instruments recognised in the amortised cost portfolio (see Notes 8, 22 and 30).

As at 31 December 2022 and 2021, the breakdown of the average workforce for all companies within the Group by category and sex is as follows:

Average number of employees
	2022			2021
	Men	Women	Total	Men	Women	Total

Senior management	479	208	687	494	190	684
Middle management	1,947	1,381	3,328	2,227	1,363	3,590
Specialist staff	5,307	7,222	12,529	6,024	8,153	14,177
Administrative staff	707	1,817	2,524	739	2,137	2,876
Total	8,440	10,628	19,068	9,484	11,843	21,327

The breakdown of the Group’s average workforce by category as at 31 December 2022 and 2021 with a disability of 33% or more is as follows:

Average number of employees
	2022	2021

Senior management	10	9
Middle management	27	33
Specialist staff	207	238
Administrative staff	78	109
Total	322	389

As at 31 December 2022 and 2021, the breakdown of the Group’s workforce by category and sex is as follows:

Number of employees
	2022			2021
	Men	Women	Total	Men	Women	Total

Senior management	460	208	668	515	214	729
Middle management	1,944	1,381	3,325	1,988	1,281	3,269
Specialist staff	5,298	7,194	12,492	5,663	7,766	13,429
Administrative staff	683	1,727	2,410	724	1,919	2,643
Total	8,385	10,510	18,895	8,890	11,180	20,070

Of the total workforce as at 31 December 2022, 309 had some form of recognised disability (344 as at 31 December 2021).

Long-term share-based complementary incentive scheme

Pursuant to the Remuneration Policy, the latest version of which was approved by the Board of Directors at its meeting of 16 December 2021, at the proposal of the Board Remuneration Committee, members of the Group’s Identified Staff, with the exception of non-executive directors, were allocated long-term remuneration through the schemes in effect during 2022, as described below:

Share-based complementary incentive scheme

TSB’s Share Incentive Plan (SIP) provides its employees with the opportunity to own shares in Banco Sabadell and grants, where applicable, shares to certain senior employees as part of their hiring arrangements.

Long-term remuneration scheme

The Board of Directors, in its meeting of 20 December 2018, at the proposal of the Board Remuneration Committee, approved Long-Term Remuneration for 2019-2021, aimed at members of the Group’s Identified Staff with allocated variable remuneration, with the exception of management staff who are assigned to TSB Banking Group Plc or its subsidiaries, which consisted of the allocation of a certain amount to each beneficiary, which was determined based on a monetary amount corresponding to a percentage of each beneficiary’s fixed remuneration. The incentive was paid 55% in shares of the Bank (using the weighted average price of the last 20 trading sessions of December 2019 to calculate the number of shares) and 45% in cash. The incentive vesting period started on 1 January 2019 and ended on 31 December 2021, and consisted of two sub-periods:

–

Individual annual targets measurement period: this is the period from 1 January 2019 to 31 December 2019, in which the annual targets of each beneficiary (composed of Group targets, management targets and individual targets) established to determine the “Adjusted Target” were measured, which was subject to the Risk Correction Factor, with capital (CET1) and liquidity (Liquidity Coverage Ratio) indicators.

–

Group multi-year targets measurement period: this is the period from 1 January 2019 to 31 December 2021, in which multi-year Group targets were measured for the purpose of determining the final incentive, which was also subject to the Risk Correction Factor. The Group’s multi-year targets were related to the following indicators: total shareholder return (25%), the Group’s liquidity coverage ratio (25%), the CET1 capital indicator (25%) and the Group’s return on risk-adjusted capital (RoRAC) (25%). The results were 0% relative to total shareholder return, 100% relative to the Group’s liquidity coverage ratio, 100% relative to the CET1 capital ratio and 0% relative to the Group’s return on risk-adjusted capital (RoRAC). Based on the above, a final pay-out of 50% of the target was determined for management staff who had been allocated to receive this incentive.

In addition to meeting the annual and multi-year targets described above, payment of the incentive is subject to the requirements set out in the General Terms and Conditions of the 2019-2021 Long-Term Remuneration Scheme. As at 31 December 2022, 2,150 thousand euros are pending payment.

Furthermore, the Board of Directors, in its meeting of 19 December 2019, at the proposal of the Board Remuneration Committee, approved Long-Term Remuneration for 2020-2022, aimed at members of the Group’s Identified Staff with allocated variable remuneration, with the exception of management staff who are assigned to TSB Banking Group Plc or its subsidiaries, which consists of the allocation of a certain amount to each beneficiary, which is determined based on a monetary amount corresponding to a percentage of each beneficiary’s fixed remuneration. The incentive will be paid 55% in shares of the Bank (using the weighted average price of the last 20 trading sessions of December 2020 to calculate the number of shares) and 45% in cash. The incentive vesting period started on 1 January 2020 and ended on 31 December 2022, and consisted of two sub-periods:

–

Individual annual targets measurement period: this is the period from 1 January 2020 to 31 December 2020, in which the annual targets of each beneficiary (composed of Group targets, management targets and individual targets) established to determine the “Adjusted Target” were measured, which was subject to the Risk Correction Factor, with capital (CET1) and liquidity (Liquidity Coverage Ratio) indicators.

–

Group multi-year targets measurement period: this is the period from 1 January 2020 to 31 December 2022, in which multi-year Group targets were measured for the purpose of determining the final incentive, which was also subject to the Risk Correction Factor. The Group’s multi-year targets were related to the following indicators: total shareholder return (25%), the Group’s liquidity coverage ratio (25%), the CET1 capital indicator (25%) and the Group’s return on risk-adjusted capital (RoRAC) (25%). The results were 50% relative to total shareholder return, 100% relative to the Group’s liquidity coverage ratio, 100% relative to the CET1 capital ratio and 100% relative to the Group’s return on risk-adjusted capital (RoRAC). Based on the above, a final pay-out of 87.5% of the target was determined for management staff who had been allocated to receive this incentive.

In addition to meeting the annual and multi-year targets described above, payment of the incentive is subject to the requirements set out in the General Terms and Conditions of the 2020-2022 Long-Term Remuneration Scheme.

Furthermore, the Board of Directors, in its meeting of 17 December 2020, at the proposal of the Board Remuneration Committee, approved Long-Term Remuneration for 2021-2023, aimed at members of the Group’s Identified Staff with allocated variable remuneration, with the exception of management staff who are assigned to TSB Banking Group Plc or its subsidiaries, which consists of the allocation of a certain amount to each beneficiary, which is determined based on a monetary amount corresponding to a percentage of each beneficiary’s fixed remuneration. The incentive will be paid 55% in shares of the Bank (using the weighted average price of the last 20 trading sessions of December 2021 to calculate the number of shares) and 45% in cash. The incentive vesting period started on 1 January 2021 and ends on 31 December 2023, and comprises two sub-periods:

–

Individual annual targets measurement period: this is the period from 1 January 2021 to 31 December 2021, in which the annual targets of each beneficiary (composed of Group targets, management targets and individual targets) established to determine the “Adjusted Target” were measured, which was subject to the Risk Correction Factor, with capital (CET1) and liquidity (Liquidity Coverage Ratio) indicators.

–

Group multi-year targets measurement period: this is the period from 1 January 2021 to 31 December 2023, in which multi-year Group targets were measured for the purpose of determining the final incentive, which was also subject to the Risk Correction Factor. The Group’s multi-year targets relate to the following indicators: total shareholder return (25%), the Group’s liquidity coverage ratio (25%), the CET1 capital indicator (25%) and the Group’s return on risk-adjusted capital (RoRAC) (25%).

In addition to meeting the annual and multi-year targets described above, payment of the incentive will be subject to the requirements set out in the General Terms and Conditions of the Long-Term Remuneration 2021-2023.

Finally, the Board of Directors, in its meeting of 16 December 2021, at the proposal of the Board Remuneration Committee, approved Long-Term Remuneration for 2022-2024, aimed at members of the Group’s Identified Staff with allocated variable remuneration, with the exception of management staff who are assigned to TSB Banking Group Plc or its subsidiaries, which consists of the allocation of a certain amount to each beneficiary, which is determined based on a monetary amount corresponding to a percentage of each beneficiary’s fixed remuneration. The incentive will be paid 55% in shares of the Bank (using the weighted average price of the last 20 trading sessions of December 2022 to calculate the number of shares) and 45% in cash. The incentive vesting period started on 1 January 2022 and ends on 31 December 2024, and comprises two sub-periods:

–

Individual annual targets measurement period: this is the period from 1 January 2022 to 31 December 2022, in which the annual targets of each beneficiary (composed of Group targets, management targets and individual targets) established to determine the “Adjusted Target” were measured, which was subject to the Risk Correction Factor, with capital (CET1) and liquidity (Liquidity Coverage Ratio) indicators.

–

Group multi-year targets measurement period: this is the period from 1 January 2022 to 31 December 2024, in which multi-year Group targets were measured for the purpose of determining the final incentive, which was also subject to the Risk Correction Factor. The Group’s multi-year targets relate to the following indicators: total shareholder return (25%), the Group’s liquidity coverage ratio (25%), the CET1 capital indicator (25%) and the Group’s return on risk-adjusted capital (RoRAC) (25%).

In addition to meeting the annual and multi-year targets described above, payment of the incentive will be subject to the requirements set out in the General Terms and Conditions of the Long-Term Remuneration 2022-2024.

As regards the staff expenses associated with share-based incentive schemes (see Note 1.3.15), the balancing entry for such expenses is recognised in equity in the case of stock options settled with shares (see consolidated statement of total changes in equity – share-based payments), while those settled with cash are recognised in the “Other liabilities” heading of the consolidated balance sheet.

Expenditure recognised in relation to incentive schemes and long-term remuneration granted to employees in 2022 and 2021 is shown below:

Thousand euro
	2022	2021

Settled in shares	4,923	3,962
Settled in cash	693	1,390
Total	5,616	5,352

Other administrative expenses

The composition of this heading in the consolidated income statement for the years 2022 and 2021 was as follows:

Thousand euro
	2022	2021

Property, plant and equipment	(70,614)	(85,358)
Information technology	(391,562)	(415,128)
Communication	(30,231)	(30,929)
Publicity	(71,601)	(79,452)
Subcontracted administrative services	(112,898)	(113,068)
Contributions and taxes	(114,185)	(130,340)
Technical reports	(26,094)	(32,357)
Security services and fund transfers	(18,375)	(16,899)
Entertainment expenses and staff travel expenses	(9,600)	(4,537)
Membership fees	(5,602)	(5,278)
Other expenses	(95,045)	(90,747)
Total	(945,807)	(1,004,093)

Audit firm fees

The fees received by KPMG Auditores, S.L. in the years ended 31 December 2022 and 2021 for audit and other services were as follows:

Thousand euro
	2022	2021

Audit services (*)	2,540	2,495
Of which: Audit of the Bank’s annual and interim accounts	2,100	2,049
Of which: Audit of the annual accounts of foreign branches (**)	27	25
Of which: Audit of the annual accounts of subsidiaries	413	421
Audit-related services	281	283
Total	2,821	2,778

(*) Including fees corresponding to the year’s audit, irrespective of the date on which that audit was completed.

(**) Corresponding to the branch located in London.

The fees received by other companies forming part of the KPMG network in the years ended 31 December 2022 and 2021 for audit and other services were as follows:

Thousand euro
	2022	2021

Audit services (*)	6,861	6,493
Of which: Audit of the annual accounts of foreign branches	343	302
Of which: Audit of the annual accounts of Group subsidiaries	6,518	6,191
Audit-related services	192	219
Other services	383	257
Of which: Other	383	257
Total	7,436	6,969

(*) Including fees corresponding to the year’s audit, irrespective of the date on which that audit was completed.

The main items included under “Audit-related services” correspond to fees related to reports that the auditors are required to produce under the applicable regulations, the issuance of comfort letters and other assurance reports required. Furthermore, “Other services” mainly includes fees related to reviews of the Pillar III Disclosures report and the Non-Financial Disclosures report provided by other companies of the KPMG network.

Finally, the Group engaged auditors other than KPMG to carry out the audits of foreign branches and other Group subsidiaries. Audit and other services provided by those companies amounted to 51 thousand euros and 9 thousand euros in the year ended 31 December 2022, respectively (61 and 5 thousand euros in the year ended 31 December 2021).

All services provided by the auditors and companies forming part of their network comply with the requirements for external auditor independence set forth in the Spanish Audit Law and do not, in any case, include work that is unrelated to auditing.

Other information

The cost-to-income ratio as at 2022 year-end (staff and general expenses/gross income) stood at 45.12% (55.33% in 2021).

Information about the Group’s branches and offices is given below:

Number of branches and offices
	2022	2021

Branches and offices	1,461	1,593

Spain	1,210	1,270
Outside Spain	251	323

Note 34 – Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss and modification losses or (-) gains, net

The composition of this heading of the consolidated income statement for the years ended 31 December 2022 and 2021 is as follows:

Thousand euro
	Note	2022	2021

Financial assets at fair value through other comprehensive income		(182)	697
Debt securities	8	(182)	697
Other equity instruments		—	—
Financial assets at amortised cost	11	(839,397)	(960,204)
Debt securities		(190)	73
Loans and advances		(839,207)	(960,277)
Total		(839,579)	(959,507)

Note 35 – Impairment or (-) reversal of impairment on non-financial assets

The composition of this heading of the consolidated income statement for the years ended 31 December 2022 and 2021 is as follows:

Thousand euro
	Note	2022	2021

Property, plant and equipment for own use	15	(1,916)	(58,369)
Investment properties	15	(35,182)	(7,114)
Goodwill and other intangible assets	16	—	(1,570)
Inventories	17	(24,018)	(38,914)
Total		(61,116)	(105,967)

Impairment on property, plant and equipment for own use recognised in 2021 was mainly due to the termination of commercial activity at premises belonging to the Group’s branch network.

The total allowance for the impairment of investment properties in 2022 and 2021 was calculated based on Level 2 valuations (see Note 6). The fair value of impaired assets amounted to 293,266 thousand euros and 381,261 thousand euros in 2022 and 2021, respectively.

Of the total inventory impairment allowances for 2022 and 2021, 1,564 thousand euros and 20,659 thousand euros were allocated based on Level 2 valuations, respectively, and 22,454 thousand euros and 18,255 thousand euros based on Level 3 valuations, respectively. The fair value of impaired assets amounted to 90,614 thousand euros and 138,216 thousand euros at 2022 and 2021 year-end, respectively.

Note 36 – Gains or (-) losses on derecognition of non-financial assets, net

The composition of this heading of the consolidated income statement for the years ended 31 December 2022 and 2021 is as follows:

Thousand euro
	2022	2021

Property, plant and equipment	3,261	(320)
Investment properties	3,072	145
Intangible assets	(35,132)	(36,936)
Interests (*)	11,449	14,575
Other items	(19)	93,657
Total	(17,369)	71,121

(*) See Schedule I – Exclusions from the scope of consolidation

The “Other items” heading included 84 million euros in 2021 corresponding to profit recognised on the sale of the institutional depository business to BP2S (see Note 2).

The sale of tangible assets under finance leases in which the Group acts as the lessor did not have a material impact on the 2022 and 2021 consolidated income statements.

Note 37 – Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations

The composition of this heading of the consolidated income statement for the years ended 31 December 2022 and 2021 is as follows:

Thousand euro
	Note	2022	2021

Property, plant and equipment		(25,693)	(63,475)
Gains/losses on sales		(22,269)	(45,563)
Impairment/Reversal	13	(3,424)	(17,912)
Investment properties		—	789
Interests (*)		(1,829)	40,172
Other items		(279)	15,126
Total		(27,801)	(7,388)

(*) See Schedule I - Companies no longer consolidated.

The impairment of non-current assets held for sale excludes income from the increase in fair value less selling costs.

The total allowance for the impairment of non-current assets held for sale in 2022 and 2021 was calculated based on Level 2 valuations (see Note 6). The fair value of impaired assets amounted to 585,758 thousand euros and 452,743 thousand euros at 2022 and 2021 year-end, respectively.

Note 38 – Segment reporting

Segmentation criteria

This section gives information regarding earnings and other indicators of the Group’s business units.

For 2022, the criteria that Banco Sabadell Group uses to report on results for each segment are:

–	Three regions: Banking Business Spain, United Kingdom and Mexico. Banking Business Spain includes the foreign branches and the representative offices.

–	Each business unit is allocated capital equivalent to 12% of its risk-weighted assets and the surplus of own funds is allocated to Banking Business Spain.

In terms of the other criteria applied, segment information is first structured with a breakdown by geographical area and then broken down based on the customers to which each segment is aimed.

The information presented is based on the individual accounting records of each Group company, after all consolidation disposals and adjustments have been made.

Each business unit bears its own direct costs, calculated on the basis of general accounting.

Details of profit attributable to the Group and other key figures for each business unit for the years 2022 and 2021 are shown in the table below, along with a reconciliation of the totals shown in the table with those shown in the consolidated Group accounts:

Million euro
	2022 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	2,499	1,151	149	3,799

Fees and commissions (net)	1,344	134	12	1,490
Core revenue	3,843	1,284	162	5,289

Net trading income and exchange differences	95	6	3	104
Equity-accounted income and dividends	125	—	—	125
Other operating income/expense	(225)	(95)	(17)	(337)
Gross income	3,837	1,195	148	5,180

Operating expenses and depreciation and amortisation	(1,887)	(909)	(86)	(2,883)
Pre-provisions income	1,951	285	62	2,298

Provisions and impairments	(920)	(104)	(9)	(1,032)
Capital gains on asset sales and other revenue	(9)	1	(14.041)	(23)
Profit/(loss) before tax	1,021	182	39	1,243

Corporation tax	(270)	(95)	(8)	(373)
Profit or loss attributed to minority interests	11	—	—	11
Profit attributable to the Group	740	87	31	859

ROTE (net return on tangible equity attributable to the Group)	8.7%	4.2%	6.6%	7.8%
Cost-to-income (general administrative expenses / gross income)	40.3%	63.0%	48.7%	45.1%
NPL ratio	4.2%	1.3%	2.3%	3.4%
Stage 3 exposure coverage ratio (**)	56.2%	42.3%	70.1%	55.0%
Employees	12,991	5,482	422	18,895
Domestic and foreign branches and offices	1,226	220	15	1,461

(*) Exchange rates used in the income statement: GBP 0.8532 (average), MXN 21.0739 (average), USD 1.0538 (average) and MAD 11.1232 (average).

(**) Considering total provisions for losses on transactions in stage 3.

Million euro
	2022 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	189,545	55,810	6,025	251,380

Gross performing loans to customers	108,889	43,110	4,131	156,130
Non-performing real estate assets (net)	713	—	—	713
Liabilities	179,402	53,316	5,437	238,155

On-balance sheet customer funds	120,118	40,931	3,090	164,140
Wholesale funding in capital markets	19,444	2,537	—	21,981
Allocated equity	10,143	2,494	587	13,224

Off-balance sheet customer funds	38,492	—	—	38,492

(*) Exchange rates used in the balance sheet: GBP 0.8869, MXN 20.856, USD 1.066 and MAD 11.1558.

Million euro
	2021 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Net interest income	2,302	1,011	113	3,425

Fees and commissions (net)	1,336	121	11	1,468
Core revenue	3,638	1,132	123	4,893

Net trading income and exchange differences	342	2	—	344
Equity-accounted income and dividends	102	—	—	102
Other operating income/expense	(269)	(33)	(10)	(313)
Gross income	3,812	1,101	114	5,026

Operating expenses and depreciation and amortisation	(2,276)	(942)	(89)	(3,307)
Pre-provisions income	1,536	159	24	1,719

Provisions and impairments	(1,193)	—	(32)	(1,225)
Capital gains on asset sales and other revenue	135	(9)	(0.011)	126
Profit/(loss) before tax	478	150	(8)	620

Corporation tax	(58)	(32)	9	(81)
Profit or loss attributed to minority interests	8	—	—	8
Profit attributable to the Group	412	118	1	530

ROTE (net return on tangible equity attributable to the Group)	4.0%	5.0%	-1.0%	4.0%
Cost-to-income (general administrative expenses / gross income)	50.2%	71.3%	71.1%	55.3%
NPL ratio	4.6%	1.4%	1.0%	3.7%
Stage 3 exposure coverage ratio (**)	57.6%	38.1%	265.7%	56.3%

Employees	13,855	5,762	453	20,070
Domestic and foreign branches and offices	1,288	290	15	1,593

(*) Exchange rates used in the income statement: GBP 0.8594 (average), MXN 23.9687 (average), USD 1.1865 (average) and MAD 10.4982 (average).

(**) Considering total provisions for losses on transactions in stage 3.

Million euro
	2021 (*)
	Banking Business Spain	Banking Business UK	Banking Business Mexico	Total Group
Assets	191,162	55,657	5,128	251,947

Gross performing loans to customers	107,089	44,050	3,773	154,912
Non-performing real estate assets (net)	842	—	—	842
Liabilities	181,389	53,012	4,550	238,950

On-balance sheet customer funds	116,788	42,779	2,453	162,020
Wholesale funding in capital markets	18,090	2,975	—	21,065
Allocated equity	9,773	2,645	578	12,996

Off-balance sheet customer funds	41,678	—	—	41,678

(*) Exchange rates used in the balance sheet: GBP 0.8403, MXN 23.1438, USD 1.1326 and MAD 10.518.

The Group’s average total assets as at 31 December 2022 amounted to 257,691,764 thousand euros (245,313,451 thousand euros as at 31 December 2021).

The types of products and services from which ordinary income is derived are described below for each business unit:

–	Banking Business Spain:

Groups together the Retail Banking, Business Banking and Corporate Banking business units, where individuals and businesses are managed under the same branch network:

–

Retail Banking: offers financial products and services to individuals for personal use. These include investment products and medium- and long-term finance, such as consumer loans, mortgages and leasing or rental services, as well as short-term finance. Funds come mainly from customers’ deposits and sight accounts, savings insurance, mutual funds and pension plans. The main services also include payment methods such as cards and insurance combined with consumer loans and mortgages. High value-added products and services are also offered to Private Banking customers.

–

Business Banking: offers financial products and services to companies and self-employed persons. These include investment and financing products, such as working capital products, loans and medium- and long-term financing. It also offers customised structured finance and capital market solutions, as well as specialised advice for businesses. Funds mainly come from customers’ deposits and sight accounts and mutual funds. The main services also include collection/payment methods such as cards and PoS terminals, as well as import and export services.

–

Corporate Banking (CIB) offers specialised lending services together with a comprehensive offering of solutions, ranging from transaction banking services to more complex and tailored solutions relating to the fields of lending and cash management, as well as import and export activities, among others.

–	Banking Business United Kingdom:

The TSB franchise includes business conducted in the United Kingdom, which includes current and savings accounts, loans, credit cards and mortgages.

–	Banking Business Mexico:

Offers corporate banking and commercial banking financial services.

Details of income from ordinary activities and the pre-tax profit/(loss) generated by each business unit, are set out below for the years 2022 and 2021:

Thousand euro
	Consolidated
	Income from ordinary activities (*)		Profit/(loss) before tax

SEGMENTS	2022	2021	2022	2021

Banking Business Spain	5,036,309	4,680,955	1,021,395	477,976
Banking Business UK	1,627,943	1,200,385	182,452	150,144
Banking Business Mexico	422,437	240,858	38,799	(8,131)
Total	7,086,689	6,122,198	1,242,646	619,989

(*) Includes the following headings from the consolidated income statements: “Interest income”, “Dividend income”, “Fee and commission income”, “Gains or (-) losses on financial assets and liabilities, net” and “Other operating income”.

The table below shows the balance of net interest income and net fees and commissions income generated by each business unit as a percentage of the total for 2022 and 2021:

%
			2022
	Breakdown net interest income and net fees and commissions
	Customer loans		Customer deposits		Income from services (*)
	% of average balance	% of total yield	% of average balance	% of total cost	% of total balance
SEGMENTS

Banking Business Spain	69.7%	63.0%	73.2%	54.2%	90.2%
Banking Business UK	27.6%	28.9%	24.9%	24.6%	9.0%
Banking Business Mexico	2.7%	8.0%	1.9%	21.2%	0.8%
Total	100%	100%	100%	100%	100%

(*) Segment percentage of total net fees and commissions.

%
	2021
	Breakdown net interest income and net fees and commissions
	Customer loans		Customer deposits		Income from services (*)
	% of average balance	% of total yield	% of average balance	% of total cost	% of total balance
SEGMENTS

Banking Business Spain	69.1%	69.1%	71.5%	80.0%	91.0%
Banking Business UK	28.5%	25.5%	26.4%	6.1%	8.2%
Banking Business Mexico	2.4%	5.4%	2.1%	13.9%	0.8%
Total	100%	100%	100%	100%	100%

(*) Segment percentage of total net fees and commissions.

Furthermore, a breakdown by geographical area of the “Interest income” heading of the 2022 and 2021 income statements is shown below:

Thousand euro
	Breakdown of interest income by geographical area
Geographical area	Standalone		Consolidated
	2022	2021	2022	2021

Domestic market	2,874,905	2,601,517	2,869,020	2,625,364
International market	268,772	221,413	2,119,583	1,522,185
European Union	44,755	42,689	44,755	42,689
Eurozone	44,755	42,689	44,755	42,689
Non-Eurozone	—	—	—	—
Other	224,017	178,724	2,074,828	1,479,496
Total	3,143,677	2,822,930	4,988,603	4,147,549

Section 4 of the Consolidated Directors’ Report gives a more detailed assessment of each of these business units.

Note 39 – Tax situation (income tax relating to continuing operations)

Consolidated tax group

Banco de Sabadell, S.A. is the parent company of a consolidated tax group for corporation tax purposes, in Spain, comprising all the Spanish companies in which the Bank holds an interest that meet the requirements of the Spanish Corporation Tax Law.

The other companies in the accounting group, both those that are Spanish and those not resident in Spain, are taxed in accordance with the tax regulations applicable to them.

Reconciliation

The reconciliation between the Group’s corporation tax expense calculated by applying the general tax rate and the expense recognised for this corporation tax in the consolidated income statements is as follows:

Thousand euro
	2022	2021

Profit or loss before tax	1,242,646	619,989
Corporation tax, applying national tax rate (30%)	(372,794)	(185,997)
Reconciliation:
Gains/(losses) on sale of equity instruments (exempt)	(1,239)	3,432
Remuneration of preferred securities	33,112	30,178
Profit/(loss) of entities accounted for using the equity method	38,125	29,079
Difference in effective tax rate on companies outside Spain (*) (**)	(15,447)	33,594
Generated deductions/Non-deductible expenses	(22,640)	1,489
Other	(32,373)	6,943

(Tax expense or (-) income related to profit from continuing operations)	(373,256)	(81,282)

(*) Calculated applying the difference between the current tax rate for the Group in Spain (30%) and the effective tax rate applied to the Group’s profit/(loss) in each jurisdiction.

(**) In 2022, the corporation tax surcharge on the banking sector in the United Kingdom was reduced from 8% to 3%, which resulted in a deferred tax asset reduction of 14.8 million euros, recognised with a balancing entry in higher Corporation Tax expense. In 2021, UK corporation tax on companies was changed, from 19% to 25%, which resulted in a deferred tax asset increase of 17.9 million euros, recognised with a balancing entry in lower Corporation Tax expense.

The tax rate in effect calculated as the ratio of corporation tax expense to the pre-tax profit/(loss) amounted to 30.04% and 13.11% in 2022 and 2021, respectively.

Taxable income – increases and decreases

The increases and decreases in taxable income are analysed in the following table on the basis of whether they arose from temporary or permanent differences:

Thousand euro
	2022	2021

Permanent difference	205,979	53,479
Timing difference arising during the year	298,710	349,070
Timing difference arising in previous years	33,704	51,643
Increases	538,393	454,192

Permanent difference	(328,741)	(375,237)
Timing difference arising during the year	—	—
Timing difference arising in previous years	(177,698)	(235,012)
Decreases	(506,439)	(610,249)

Deferred tax assets and liabilities

Under current tax and accounting regulations, certain temporary differences should be taken into account when quantifying the relevant tax expense related to profit from continuing operations.

In 2013, Spain made a provision (Royal Decree-Law 14/2013) for tax assets generated by allowances for the impairment of loans and other assets arising from the potential insolvency of debtors not related to the relevant taxable person, as well as those corresponding to contributions or provisions in respect of social welfare systems and, where appropriate, early retirement schemes, to be afforded the status of assets guaranteed by the Spanish State (hereinafter, “monetisable tax assets”).

Monetisable tax assets can be converted into credit enforceable against the Spanish Tax Authority in cases where the taxable person incurs accounting losses or the institution is liquidated or legally declared insolvent. Similarly, they can be exchanged for public debt securities, once the 18-year term has elapsed, calculated from the last day of the tax period in which these assets were recognised in the accounting records. To retain the State guarantee, in order to keep their status as monetisable tax assets, deferred tax assets generated before 2016 are subject to an annual capital contribution of 1.5% of the deferred tax assets that meet the legal requirements.

Movements of deferred tax assets and liabilities during 2022 and 2021 are shown below:

Thousand euro
Deferred tax assets	Monetisable	Non-monetisable	Tax credits for losses carried forward	Deductions not applied	Total
Balances as at 31 December 2020	5,058,732	1,066,199	483,831	35,975	6,644,737
(Debit) or credit recorded in the income statement	(17,762)	87,183	(13,141)	(6,657)	49,623
(Debit) or credit recorded in equity	—	2,535	—	—	2,535
Exchange differences and other movements	1,422	150	8,136	924	10,632
Balances as at 31 December 2021	5,042,392	1,156,067	478,826	30,242	6,707,527
(Debit) or credit recorded in the income statement	(47,661)	6,607	(87,366)	(16,385)	(144,805)
(Debit) or credit recorded in equity	—	85,337	—	—	85,337
Exchange differences and other movements	1,147	(5,096)	(771)	1,168	(3,552)
Balances as at 31 December 2022	4,995,878	1,242,915	390,689	15,025	6,644,507

Thousand euro
Deferred tax liabilities	Total
Balances as at 31 December 2020	166,518
(Debit) or credit recorded in the income statement	(14,728)
(Debit) or credit recorded in equity	(30,411)
Exchange differences and other movements	2,386
Balances as at 31 December 2021	123,765
(Debit) or credit recorded in the income statement	(10,914)
(Debit) or credit recorded in equity	—
Exchange differences and other movements	867
Balances as at 31 December 2022	113,718

The sources of the deferred tax assets and liabilities recognised in the consolidated balance sheets as at

31 December 2022 and 2021 are as follows:

Thousand euro
Deferred tax assets	2022	2021

Monetisable	4,995,878	5,042,392
Due to credit impairment	3,323,114	3,355,733
Due to real estate asset impairment	1,547,338	1,560,908
Due to pension funds	125,426	125,751

Non-monetisable	1,242,915	1,156,067

Tax credits for losses carried forward	390,689	478,826

Deductions not applied	15,025	30,242
Total	6,644,507	6,707,527

Deferred tax liabilities	2022	2022

Property restatements	54,197	55,838
Adjustments to value of wholesale debt issuances arising in business combinations	7,472	12,916
Other financial asset value adjustments	1,455	1,475
Other	50,593	53,536
Total	113,717	123,765

The breakdown by country of deferred tax assets and liabilities is as follows:

Thousand euro
	2022		2021
Country	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities

Spain	6,417,930	104,530	6,461,238	111,904
United Kingdom	82,955	9,187	155,795	11,861
United States	62,754	—	23,781	—
Mexico	70,198	—	60,260	—
Other	10,670	—	6,453	—
Total	6,644,507	113,717	6,707,527	123,765

As indicated in Note 1.3.20, according to the information available as at year-end, and the projections taken from the Group’s business plan for the coming years, the Group estimates that it will be able to generate sufficient taxable income to offset tax loss carry-forwards within a period of six years and non-monetisable tax assets when these can be deducted on the basis of current tax regulations within a period of 10 years.

In addition, the Group performs a sensitivity analysis of the most significant variables used in the deferred tax asset recovery analysis, taking into consideration reasonable changes to the key assumptions on which the projected results of each entity or fiscal group are based and the estimated reversal of temporary differences. With respect to Spain, the variables included are those used in the sensitivity analysis of the calculation of the recoverable amount of goodwill (see Note 16). The conclusions arising from that analysis are not significantly different from those reached without stressing the significant variables.

On 29 December 2021, the government published Law 22/2021, which sets forth the minimum tax rate for corporation tax in Spain, calculated for financial institutions, as 18% of the taxable base (provided this is positive), as from 2022. The change introduced by this tax regulation does not modify the recoverability period for the Group’s deferred tax assets.

Monetisable tax assets are guaranteed by the State; therefore, their recoverability does not depend on the generation of future tax benefits.

As at 31 December 2022, the Group had deferred tax assets for tax loss carry-forwards and unused deductions of 50.7 million euros not recognised in the balance sheet (generated in financial years prior to the integration of the company giving rise to them into the Spanish tax group). The maximum time limit for applying unused deductions is 2025, while there is no time limit for the application of tax loss carry-forwards.

Years subject to tax inspection

As at 31 December 2022, corporation tax for the consolidated tax group in Spain is open to review for 2015 and subsequent years. In relation to value added tax (VAT) corresponding to entities forming part of the VAT group in Spain, 2016 and subsequent periods are open to review.

The review of all taxes not verified and not required in accordance with the corresponding tax regulations is still pending for other Group entities that are not taxed within the consolidated tax group or the VAT group in Spain.

Procedures

On 11 January 2022, the State Agency for Tax Administration (AEAT by its Spanish acronym) gave notice to Banco Sabadell, as the parent company of the consolidated tax group, of the commencement of verification and investigation procedures in relation to the items and periods listed below:

Entity	Item	Period

Banco de Sabadell, S.A. (parent company of the consolidated tax group 16/91)	Value added tax	January 2018 to December 2019

Banco de Sabadell, S.A. (parent company of the VAT group 2008/74)	Withholding/payment on account on earnings from professional/work/ economic activities	January 2018 to December 2019

Banco de Sabadell, S.A.	Withholding/payment on account on earnings from movable capital	January 2018 to December 2019

Banco de Sabadell, S.A.	Tax on Deposits of Credit Institutions	2017 to 2019

Banco de Sabadell, S.A.	Income tax	2015 to 2019

In addition, in July 2022, a notification was sent of the broadening of the scope of the verification and investigation procedures in respect of the capital contribution due to the conversion of deferred tax assets into credit enforceable against the Spanish Tax Authority for the years 2016 to 2019.

As at 31 December 2022, the Income Tax (Impuesto sobre la Renta, or ISR) corresponding to the Mexican subsidiary, Banco Sabadell. S.A. Institución de Banca Múltiple, for the financial year 2018 is currently undergoing an investigation by the Mexican tax authorities (Servicio de Administración Tributaria, or SAT); the process is currently at the documentation submission stage.

Ongoing disputes

As at 31 December 2022, the main ongoing tax dispute corresponds to an appeal for judicial review before the Spanish National Court in relation to the rebuttal of the settlement of the disputed VAT assessment for Banco Sabadell between 2008-2010 for an amount of tax due of 1,831 thousand euros (2,337 thousand euros in total including late-payment interest), after a tax settlement was issued in execution of a decision made by the Central Tax Appeal Board partially upholding the claim.

The dispute regarding the administrative-financial claim lodged before the Central Tax Appeal Board on 25 March 2019 against the settlement agreement issued in relation to the disputed tax assessment concerning VAT for the period 07/2012 to 12/2014 which contained an adjustment for a tax amount due of 5,638 thousand euros (6,938 thousand euros in total including late-payment interest) in relation to various sector-based issues ended in the 2022 financial year. In June 2022, the Bank received a ruling from this court partially upholding the claim, which notifies the corresponding implementing agreement in December, resulting in a total reimbursement of 9,443 thousand euros.

The Group has, in any event, made suitable provisions for any contingencies that it is considered may arise in relation to these procedures.

In relation to items for which the statute of limitations is unexpired, due to potential differences in the interpretation of tax regulations, the results of the tax authority inspections for the years subject to review may give rise to contingent tax liabilities, which it is not possible to quantify objectively. However, the Group considers that the possibility of such liabilities materialising is remote, and if they did materialise, the resulting tax charge would not be such as to have any significant impact on these consolidated annual financial statements.

Temporary levy for credit institutions

On 28 December 2022, Law 38/2022, of 27 December, was published which, among other aspects, establishes a temporal levy on credit institutions and financial credit establishments. This levy must be complied with during 2023 and 2024 by credit institutions or financial credit establishments operating in Spain, whose sum of interest income and fees and commissions in 2019 was equal to or greater than 800 million euros. The payment amount was set at 4.8% of the sum of net interest income and net fees and commissions stemming from their activities in Spain recognised in the income statement for the calendar year preceding the year in which the payment obligation arose. The payment obligation arises each 1 January and must be paid during the first 20 calendar days of the month of September of each year, without prejudice to a 50% advance payment of the total levy, which must be paid during the first 20 calendar days of the month of February following the date on which the payment obligation arises.

The estimated impact of this levy for the Group in the consolidated income statement for 2023 amounts to approximately 170 million euros.

Note 40 – Related party transactions

In accordance with the provisions of Chapter VII bis Related Party Transactions, of the Capital Companies Act, introduced by Law 5/2021, of 12 April, amending the restated text of the Capital Companies Act, approved by Royal Legislative Decree 1/2010, of 2 July, and other financial regulations, with regard to the promotion of long-term shareholder involvement in listed companies, there are no transactions with officers and directors of the company that could be considered relevant, other than those considered to be “related party transactions” in accordance with Article 529 vicies of the Capital Companies Act, carried out following the corresponding approval procedure and, where applicable, reported in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act. Those that did take place were performed in the normal course of the company’s business or were performed on an arm’s-length basis or under the terms generally available to any employee. There is no record of any transactions being performed other than on an arm’s-length basis with persons or entities related to directors or senior managers.

During 2022, the Board of Directors has not approved any significant transactions by reason of their amount or materiality carried out by the Bank with other related parties.

Details of the most significant balances held with related parties as at 31 December 2022 and 31 December 2021, as well as the amount recorded on the consolidated income statements for 2022 and 2021 arising from related party transactions, are shown below:

Thousand euro
			2022

	Joint control or signif. influence (in B.Sab)	Associates	Key personnel	Other related parties (*)	TOTAL

Assets:
Customer lending and other financial	—	139,981	3,917	515,006	658,904
assets

Liabilities:
Customer deposits and other	—	227,023	5,718	75,107	307,848
financial liabilities

Off-balance sheet exposures:
Financial guarantees given	—	294	—	15,067	15,361
Loan commitments given	—	47	395	296,880	297,322
Other commitments given	—	6,499	—	82,913	89,412

Income statement:
Interest and similar income	—	3,467	36	5,646	9,149
Interest and similar expenses	—	(18)	(5)	(643)	(666)
Return on capital instruments	—	—	—	—	—
Fees and commissions (net)	—	137,175	25	(64)	137,136
Other operating income/expense	—	5,704	—	1	5,705

(*) Includes employee pension plans.

Thousand euro
			2021
	Joint control or signif. influence (in B.Sab)	Associates	Key personnel	Other related parties (*)	TOTAL

Assets:
Customer lending and other financial assets	—	173,423	4,774	540,008	718,205

Liabilities:
Customer deposits and other financial liabilities	—	199,883	7,450	87,272	294,605

Off-balance sheet exposures:
Financial guarantees given	—	302	—	10,042	10,344
Loan commitments given	—	102	449	108,373	108,924
Other commitments given	—	6,749	—	112,112	118,861

Income statement:
Interest and similar income	—	3,625	25	5,004	8,654
Interest and similar expenses	—	(76)	1	(20)	(95)
Return on capital instruments	—	—	—	—	—
Fees and commissions (net)	—	139,930	48	1,444	141,422
Other operating income/expense	—	13,538	(1)	1	13,538

(*) Includes employee pension plans.

Note 41 – Remuneration of members of the Board of Directors and Senior Management and their respective balances

The following table shows, for the years ended 31 December 2022 and 2021, the amount paid to directors for services provided by them in that capacity:

Thousand euro

	Remuneration
	2022	2021

Josep Oliu Creus (1)	1,600	1,259
Pedro Fontana García (2)	335	257
José Javier Echenique Landiríbar (3)	—	185
César González-Bueno Mayer (*) (4)	100	83
Jaime Guardiola Romojaro (5)	—	17
Anthony Frank Elliott Ball	158	162
Aurora Catá Sala	179	178
Luis Deulofeu Fuguet (6)	175	39
María José García Beato (7)	180	166
Mireya Giné Torrens	160	150
Laura González Molero (8)	30	—
George Donald Johnston III	178	188
David Martínez Guzmán	100	100
José Manuel Martínez Martínez	180	167
José Ramón Martínez Sufrategui (9)	91	135
Alicia Reyes Revuelta	150	164
Manuel Valls Morató	140	145
David Vegara Figueras (*)	100	100
Total	3,856	3,495

(*) Perform executive functions.

(1) Chairman with status of Other External Director since 26 March 2021. (2) Appointed Deputy Chair of the Board on 28 July 2021.

(3) Submitted resignation from position as Director on 28 July 2021.

(4) On 17 December 2020, the Board of Directors approved his appointment as Chief Executive Officer. He accepted the position on 18 March 2021. (5) Submitted resignation from position as Chief Executive Officer on 18 March 2021.

(6) On 28 July 2021, the Board of Directors approved his appointment as member of the Board of Directors, in the capacity of Independent Director. He accepted the position on 26 October 2021.

(7) Other External Director since 31 March 2021.

(8) On 26 May 2022, the Board of Directors approved her appointment as member of the Board of Directors, in the capacity of Independent Director and she accepted the position on 19 September 2022.

(9) Resigned from his position as Director on 26 May 2022, effective as from the date of obtaining regulatory authorisation to fill the vacancy, which was received on 31 August 2022.

In 2021 and 2022, no contributions have been made to meet pension commitments for directors as a result of their duties as members of the Board of Directors.

Aside from the items mentioned above, members of the Board of Directors received 94 thousand euros as fixed remuneration in 2022 (124 thousand euros in 2021) by reason of their membership of boards of directors in Banco Sabadell Group companies (these amounts are included in the Annual Report on Directors’ Remuneration).

Remuneration earned by directors for discharging their executive duties during 2022 amounted to 3,520 thousand euros (6,563 thousand euros in 2021).

Thousand euro
	Fixed remunerati on	Variable remuneration	Long-term remuneration	Total ordinary remuneration	Compensati on	Total 2022	Total 2021

Josep Oliu Creus (*)	—	—	—	—	—	—	988
Jaime Guardiola Romojaro (**)	—	—	—	—	—	—	697
María José García Beato (*)	—	—	55	55	—	55	2,037

César González-Bueno Mayer	2,024	698	—	2,722	—	2,722	2,155
David Vegara Figueras	573	101	69	743	—	743	686
Total	2,597	799	124	3,520	—	3,520	6,563

(*) In 2022, they have not performed executive duties.

(**) Submitted resignation from position as Chief Executive Officer on 18 March 2021.

For comparative purposes, it is important to note that during 2021, the Chairman, Josep Oliu Creus, following the amendment to the Articles of Association carried out at the Annual General Meeting of 26 March 2021, changed his status to Other External Director. In 2022, he has not received any amount for his executive duties.

The directorship of María José García Beato also changed to the category of Other External Director, effective as of 31 March 2021. In 2022, she received the amount corresponding to long-term remuneration 2020-2022 for the period in which she was an Executive Director.

The contributions made in 2022 in insurance premiums covering pension contingencies amounted to 101 thousand euros (4,381 thousand euros in 2021).

Total risk transactions granted by the Bank and consolidated companies to directors of the parent company amounted to 907 thousand euros as at 31 December 2022, of which 748 thousand euros corresponded to loans and receivables and 159 thousand euros related to loan commitments given (1,068 thousand euros as at 31 December 2021, consisting of 909 thousand euros in loans and receivables and 159 thousand euros in loan commitments given). These transactions form part of the ordinary business of the Bank and are carried out under normal market conditions. Liabilities amounted to 4,376 thousand euros as at 31 December 2022 (5,928 thousand euros as at 31 December 2021).

Total Senior Management remuneration earned during 2022 amounted to 12,875 thousand euros. Pursuant to applicable regulations, this amount includes the remuneration of the Senior Management members plus the Internal Audit Officer. The total remuneration of Senior Management includes amounts received by all those who were members of Senior Management at any time during 2022, in proportion to the time they spent in that position (on average 8.3 members in 2022 and 7.3 members in 2021).

Thousand euro
	2022			2021
	Ordinary remuneration	Severance pay	Total	Ordinary remuneration	Severance pay	Total

Senior Management and Director of Internal Audit remuneration	6,675	6,200	12,875	6,418	5,340	11,758

Risk transactions granted by the Bank and consolidated companies to Senior Management staff (with the exception of those who are also Executive Directors, for whom details are provided above) amounted to 3,405 thousand euros as at 31 December 2022 (4,156 thousand euros in 2021), comprising 3,169 thousand euros in loans and receivables and 236 thousand euros related to loan commitments given (in 2021, 3,865 thousand euros related to loans and receivables and 290 thousand euros to loan commitments given). Liabilities amounted to 1,342 thousand euros as at 31 December 2022 (1,520 thousand euros as at 31 December 2021).

The accrued expenses corresponding to long-term remuneration schemes granted to members of Senior Management, including Executive Directors (see Note 33), amounted to 1,181 thousand euros in 2022 (1,952 thousand euros in 2021).

Details of existing agreements between the company and members of the Board and management staff with regard to severance pay are set out in the Group’s Annual Corporate Governance Report, which is included for reference purposes in the Consolidated Directors’ Report.

For further details on Directors’ remuneration, see the Annual Report on Directors’ Remuneration for 2022, which is included for reference purposes in the Consolidated Directors’ Report.

The amounts included in the Annual Report on Directors’ Remuneration and in the Annual Corporate Governance Report follow the criteria set forth in CNMV Circular 5/2013, amended by Circular 2/2018, of

12 June, CNMV Circular 1/2020, of 6 October, and CNMV Circular 3/2021, of 28 September; therefore, those amounts accrued and not subject to deferral are reported. The amounts included in this Note follow the criteria set forth in the accounting standards applicable to the Bank, and therefore take into account the amounts accrued during 2022, irrespective of the deferral schedule to which they are subject.

The Executive Directors and Senior Management are specified below, indicating the positions they hold in the Bank as at 31 December 2022:

Executive Directors

César González-Bueno Mayer	Sabadell Group CEO
David Vegara Figueras	Director-General Manager

Senior Management
Leopoldo Alvear Trenor	General Manager
Cristóbal Paredes Camuñas	General Manager
Jorge Rodríguez Maroto	General Manager
Carlos Ventura Santamans	General Manager
Gonzalo Barettino Coloma	Secretary General
Marc Armengol Dulcet	Deputy General Manager
Elena Carrera Crespo	Deputy General Manager
Carlos Paz Rubio	Deputy General Manager
Sonia Quibus Rodríguez	Deputy General Manager

Other information relating to the Board

In accordance with the provisions of Article 229 of Royal Legislative Decree 1/2010, of 2 July, approving the revised text of the Capital Companies Act (hereinafter, Capital Companies Act) in relation to the duty to avoid situations of conflict of interest, and without prejudice to the provisions of Article 529 vicies et seq. of the aforesaid Act1, directors have reported to the company that, during 2022, they or persons related to them, as defined in Article 231 of the Capital Companies Act:

–

Have not carried out transactions with the company without taking into account usual operations, performed under standard conditions for customers and whose significance is immaterial, understanding such operations to be those that do not need to be reported to give a true and fair view of the company’s equity, financial situation and income, or any operations carried out and considered to be “related party transactions” in accordance with Article 529 vicies of the Capital Companies Act, having applied with the corresponding approval procedure and reporting requirement, in accordance with Articles 529 unvicies et seq. of the aforesaid Capital Companies Act.

–	Have not used the name of the company or their position as administrator to unduly influence the performance of personal transactions.

–	Have not made use of corporate assets, including the company’s confidential information, for personal purposes.

–	Have not taken undue advantage of the company’s business opportunities.

–	Have not obtained advantages or remuneration from third parties other than the company or group in connection with the discharge of their duties, with the exception of acts of mere courtesy.

1 Related-party transactions are governed by their own special regime.

–

Have not carried out activities on their own behalf or on behalf of a third party that involve competition with the company, whether on an isolated or potential basis, or that might otherwise place them in permanent conflict with the company’s interests.

The Bank has entered into a civil liability insurance policy for 2022 that covers the Institution’s Directors and Senior Management staff. The total premium paid was 3,761 thousand euros (5,420 thousand euros in 2021).

Note 42 – Other information

Transactions with significant shareholders

No major transactions with significant shareholders have been carried out during 2022 and 2021.

Environmental disclosures

At Banco Sabadell, sustainability is part of the company’s values and the way in which the Institution understands banking; therefore, developments in this area have been gradual, focusing on the business relationship and positively impacting its surrounding environment.

Consequently, during 2022, the Bank has continued to make progress on all these aspects of its activity and organisation by creating an ESG framework, Sabadell’s Commitment to Sustainability. To this end, the Institution continues to align its strategy to the Sustainable Development Goals (SDGs) and the Paris Agreement, with the aim of supporting and accelerating the key economic and social transformations that contribute to sustainable development and the fight against climate change.

With its sustainability strategy, the Group deals with the risks and opportunities posed by the climate and environmental issues that impact the strategic pillars of its ESG framework, Sabadell’s Commitment to Sustainability, from a ‘double materiality’ perspective. To this end, the Bank has set objectives and is carrying out transformation actions. The following actions are worthy of note:

–

Progress as a Sustainable Institution, by environmentally managing premises and by driving forward climate and environmental commitments. The Bank is focused on reducing its carbon footprint and on being carbon neutral.

–

Support customers in the transition towards a sustainable economy, through advisory services and the development of specific solutions aligned with the regulatory environment, as well as the identification of transformation opportunities.

During 2022 and in line with the commitment to reduce CO2 emissions, the Bank has implemented plans for energy saving, preventive maintenance of HVAC systems, waste management and recycling, and continues to invest in projects to offset its greenhouse gas (GHG) emissions.

In support of the main international commitments to sustainability and net zero, the Bank strengthens its transitional actions by signing new agreements such as the Platform for Carbon Accounting Financials (PCAF) to make progress in the calculation of the carbon footprint of the lending and investment portfolio.

As regards its support of customers in their transition, the Bank continues to learn more about the environmental and climate impact of its activity and classify it accordingly. It is also offering sustainable finance solutions, as well as promoting the energy transition and raising awareness of the importance of the green transition via training activities geared at employees and advice aimed at customers.

Moreover, the Bank has set decarbonisation targets for the most CO2-intensive sectors to ensure that it meets its portfolio neutrality targets by 2050.

Another framework for action is to offer ESG investment opportunities by increasing the offer of sustainable savings and investment products, either our own or those of third parties, and by driving capital investment in renewable energy projects and promoting green initiatives and technologies.

Given the activities in which it is engaged, as at 31 December 2022, the Bank does not have responsibilities, expenses, assets, revenues or provisions or contingencies of an environmental nature that could be deemed significant with respect to equity, the financial situation and its consolidated results; therefore, there are no specific disclosures in the environmental disclosures document envisaged by Order JUS/616/2022, of 30 June, approving the new templates for the submission to the Companies Register of the annual financial statements of institutions required to published them.

For further details, see the Non-Financial Disclosures Report, which is included as part of the Consolidated Directors’ Report.

Customer Care Service (SAC)

The Customer Care Service (hereinafter, SAC as per its Spanish acronym) and its head, who is appointed by the Board of Directors, report directly to the Compliance Division and is independent of the Bank’s business and operational lines. Its main function is to handle and resolve complaints and claims brought forward by customers and users of the financial services of Banco de Sabadell, S.A. and member entities, when these relate to their interests and legally recognised rights arising from contracts, transparency and customer protection regulations or good financial practices and uses, in accordance with Banco Sabadell Regulations for the Protection of Customers and Users of Financial Services.

The entities that adhere to the SAC Regulations are the following: BanSabadell Financiación, E.F.C., S.A.; Sabadell Asset Management, S.A., S.G.I.I.C. Sociedad Unipersonal; Urquijo Gestión, S.G.I.I.C, S.A.; and Sabadell Consumer Finance, S.A.U.

In 2022, Banco Sabadell Customer Care Service received 41,887 complaints and 41,332 complaints were handled during the year with 1,465 claims and complaints pending analysis as at 31 December 2022.

	Complaints	% of total received

Product
Loans and credit secured with mortgages	6,870	0.164
Loans and credit not secured with collateral	7,187	0.172
Demand deposits and payment accounts	20,345	0.486
Payment instruments and electronic money	2,271	0.053
Other payment services	1,978	0.047
Other products/services	2,163	0.052
Other products	1,073	0.026
Total	41,887	100%

Complaints and claims processed by SAC at first instance

During 2022, the SAC received 38,726 complaints and claims and 28,726 were accepted for processing and resolved, in accordance with the provisions of Order ECO 734/2004, of 11 March.

Of the total number of complaints and claims accepted for processing and resolved by the SAC, 15,476 (53.9%) were resolved in the customer’s favour, 13,238 (46.1%) in the Institution’s favour and in 12 cases the customer withdrew their complaint. During 2022, 9,475 complaints and claims were not accepted for processing due to reasons envisaged in the SAC Regulations.

Of the total number of complaints and claims accepted for processing and resolved by the SAC, 15,546 (54.1%) were processed within a period of 15 working days, 11,487 (40.0%) within a period of less than one month and 1,693 (5.9%) within a period longer than one month.

Complaints and claims managed by the Ombudsman

At Banco Sabadell, the role of Customer Ombudsman is assumed by José Luis Gómez-Dégano y Ceballos-Zúñiga. The Ombudsman is responsible for resolving the complaints brought forward by the customers and users of Banco de Sabadell, S.A., and of the other aforementioned entities associated with it, both at first and second instance, and for resolving issues that are passed on by the SAC. The Ombudsman’s decisions are binding on the Institution.

In 2022, the SAC received a total of 2,547 complaints and claims via the Customer Ombudsman, of which 2,524 were handled during the year.

With regard to claims and complaints resolved by the Customer Ombudsman, 8 were resolved in the customer’s favour, 652 were resolved in the Institution’s favour, in 1,099 cases the Bank acquiesced to the claimant’s request and in 9 cases the customer withdrew their complaint. In 666 complaints, the Ombudsman declined to act in accordance with the regulations governing its remit. As at 31 December 2022, 53 complaints are pending submission of allegations and 90 pending resolution by the Customer Ombudsman.

Complaints and claims managed by the Bank of Spain and the CNMV

Under current legislation, customers or users who are dissatisfied with the response received from the SAC or from the Customer Ombudsman may submit their claims and complaints to the Market Conduct and Complaints Department of the Bank of Spain, to the CNMV or to the Directorate General for Insurance and Pension Funds, subject to the essential prerequisite of having previously addressed their complaint or claim to the Institution.

The SAC received a total of 614 claims referred by the Bank of Spain and the CNMV until 31 December 2022. During 2022, taking into account claims that remained pending at the end of the previous year, 607 claims were accepted and resolved.

Note 43 – Subsequent events

There were no significant events worthy of mention subsequent to 31 December 2022.

Schedule I – Banco Sabadell Group companies

Banco Sabadell Group companies as at 31 December 2022 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Aurica Coinvestments, S.L.	Holding	Barcelona - Spain	—	61.76	50,594	(853)	1,880	1,043	51,651	50,594	(5,050)	(10,045)
Banco Atlantico (Bahamas) Bank & Trust Ltd.	Credit institution	Nassau - Bahamas	99.99	0.01	1,598	825	(31)	—	3,155	2,439	(403)	(32)
Banco de Sabadell, S.A.	Credit institution	Alicante - Spain	—	—	703,371	10,009,080	740,551	—	195,620,963	—	12,573,535	593,675
Banco Sabadell, S.A., Institución de Banca Múltiple	Credit institution	Mexico City - Mexico	99.99	0.01	573,492	(16,619)	12,599	—	4,789,408	618,750	(78,166)	(12,409)
BanSabadell Factura, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	100	381	432	—	1,150	799	(318)	432
BanSabadell Financiación, E.F.C., S.A.	Credit institution	Sabadell - Spain	100.00	—	24,040	12,856	683	—	571,813	24,040	12,856	683
BanSabadell Inversió Desenvolupament, S.A.U.	Holding	Barcelona - Spain	100.00	—	16,975	99,786	71,235	—	214,258	108,828	70,161	3,196
Bansabadell Mediación, Operador De Banca-Seguros Vinculado Del Grupo Banco Sabadell, S.A.	Other regulated companies	Alicante - Spain	—	100.00	301	60	7,244	8,232	53,073	524	(1,597)	6,437
Bitarte, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	6,506	(2,176)	(113)	—	4,325	9,272	(4,488)	(93)
BStartup 10, S.L.U.	Holding	Barcelona - Spain	—	100.00	1,000	4,107	(315)	—	11,232	1,000	(999)	(169)
Business Services for Operational Support, S.A.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	—	—	—	—	51	—	(8,726)	2,825
Compañía de Cogeneración del Caribe Dominicana, S.A.	Power generation	Santo Domingo - Dominican Republic	—	100.00	5,016	(4,581)	—	—	454	—	(312)	—
Crisae Private Debt, S.L.U.	Other ancillary activities	Barcelona - Spain	—	100.00	3	181	104	—	352	200	(16)	103
Desarrollos y Participaciones Inmobiliarias 2006, S.L.U. in Liquidation	Real estate	Elche - Spain	—	100.00	1,942	(89,826)	(45)	—	3	1,919	(89,803)	(45)
Duncan de Inversiones S.I.C.A.V., S.A. in Liquidation	UCITS, funds and similar financial corporations	Sant Cugat del Valles - Spain	99.81	—	7,842	(7,787)	(55)	—	18	—	(345)	(55)
Duncan Holdings 2022-1 Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	5,993
Ederra, S.A.	Real estate	San Sebastián - Spain	97.85	—	2,036	34,085	371	—	36,563	36,062	(398)	363
ESUS Energía Renovable, S.L.	Power generation	Vigo - Spain	—	90.00	50	(1,279)	(173)	—	2,975	23	(1,361)	(297)
Fonomed Gestión Telefónica Mediterráneo, S.A.U.	Other ancillary activities	Alicante - Spain	100.00	—	1,232	2,913	1,017	—	6,820	2,771	1,962	1,247
Fuerza Eólica De San Matías, S. de R.L. de C.V.	Power generation	Monterrey - Mexico	—	99.99	8,144	(14,919)	(7,095)	—	53,496	5,951	(10,502)	(6,497)
Galeban 21 Comercial, S.L.U.	Services	A Coruña - Spain	100.00	—	10,000	(4,292)	(6)	—	5,702	14,477	(8,769)	(6)
Gazteluberri, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	53	(20,789)	(7)	—	1,672	23,891	(44,627)	(7)

Banco Sabadell Group companies as at 31 December 2022 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets
Gest 21 Inmobiliaria, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	7,810	1,108	33	—	8,958	80,516	(46,727)	38
Gestión Financiera del Mediterráneo, S.A.U.	Other financial services	Alicante - Spain	100.00	—	13,000	2,573	8,211	12,875	23,963	66,787	(42,959)	1,269
Gier Operations 2021, S.L.U.	Other ancillary activities	Andorra - Andorra	100.00	—	730	—	(9)	—	722	730	—	(9)
Guipuzcoano Promoción Empresarial, S.L.	Holding	San Sebastián - Spain	—	100.00	53	(75,662)	(1,447)	—	5,307	7,160	(82,761)	(1,447)
Hobalear, S.A.U.	Real estate	Barcelona - Spain	—	100.00	60	72	7	—	141	414	72	7
Hondarriberri, S.L.	Holding	San Sebastián - Spain	99.99	0.01	41	63,158	(54,168)	—	10,037	165,669	95,440	(2,092)
Hotel Management 6 Gestión Activa, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	135,730	28,269	(54)	—	163,945	136,335	50,335	(40)
Hotel Management 6 Holdco, S.L.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	29,074	(24,133)	(15)	—	61,579	27,611	(22,671)	(15)
Interstate Property Holdings, LLC.	Holding	Miami - United States	100.00	—	7,293	(977)	51	—	6,387	3,804	7,849	51
Inverán Gestión, S.L. in Liquidation	Real estate	Sant Cugat del Valles - Spain	44.83	55.17	90	(80)	(15)	—	52	45,090	(45,081)	(15)
Inversiones Cotizadas del Mediterráneo, S.L.	Holding	Alicante - Spain	100.00	—	308,000	195,644	10,690	—	1,005,403	589,523	(83,787)	10,733
Manston Invest, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	33,357	(13,595)	(93)	—	19,939	33,357	(13,595)	(93)
Mariñamendi, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	62	(11,590)	(8)	—	3,882	109,529	(121,057)	(8)
Mediterráneo Sabadell, S.L.	Holding	Alicante - Spain	50.00	50.00	85,000	16,528	(217)	—	101,314	510,829	(409,000)	(217)
Paycomet, S.L.U.	Payment institution	Torrelodones -Spain	—	100.00	200	726	802	—	24,335	9,205	234	787
Puerto Pacific Vallarta, S.A. de C.V.	Real estate	Mexico City - Mexico	—	100.00	28,947	(16,488)	338	—	12,798	29,164	(11,951)	(314)
Ripollet Gestión, S.L.U.	Other financial services	Barcelona - Spain	100.00	—	20	272	124	—	458,163	593	(301)	124
Rubí Gestión, S.L.U.	Other financial services	Barcelona - Spain	100.00	—	3	20	(6)	—	402,936	53	(30)	(6)
Sabadell Consumer Finance, S.A.U.	Credit institution	Sabadell - Spain	100.00	—	35,720	77,380	17,857	—	1,888,124	72,232	45,790	17,857
Sabadell Information Systems Limited	Provision of technology services	London - United Kingdom	—	100.00	12,036	20,653	169	—	33,228	41,296	(8,332)	169
Sabadell Information Systems, S.A.U.	Provision of technology services	Sabadell - Spain	100.00	—	40,243	60,832	48,796	—	1,387,578	143,695	(47,700)	47,463
Sabadell Innovation Capital, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	11,030	(1,129)	—	53,491	1,000	(8,152)	783
Sabadell Innovation Cells, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	755	155	—	1,354	3,203	(3,361)	528
Sabadell Patrimonio Inmobiliario, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	30,116	795,988	(1,029)	—	828,149	863,895	(27,970)	(10,850)
Sabadell Real Estate Activos, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	100,060	234,204	(190)	—	334,467	500,622	(166,358)	(190)

Banco Sabadell Group companies as at 31 December 2022 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding				Company data			Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Sabadell Real Estate Development, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	15,807	157,455	(19,168)	—	1,081,488	4,748,442	(4,552,614)	(20,796)

Sabadell Real Estate Housing, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	2,073	730	(6,068)	—	7,521	17,792	(14,990)	(6,068)

Sabadell Securities USA, Inc.	Other financial services	Miami - United States	100.00	—	551	6,200	265	—	7,219	551	5,412	280

Sabadell Strategic Consulting, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	488	176	—	1,266	3	488	176

Sabadell Venture Capital, S. L.U.	Holding	Barcelona - Spain	—	100.00	3	13,942	3,275	—	69,559	3	4,833	3,983

Sabcapital, S.A de C.V., SOFOM, E.R.	Credit institution	Mexico City - Mexico	49.00	51.00	164,828	69,276	44,696	—	1,618,240	154,568	80,389	44,679

Sinia Capital, S.A. de C.V.	Holding	Mexico City - Mexico	—	100.00	20,830	10,230	6,899	—	84,776	20,140	5,448	7,391

Sinia Renovables, S.A.U.	UCITS, funds and similar financial corporations	Barcelona - Spain	100.00	—	15,000	2,318	(446)	—	117,076	15,000	3,885	211

Sogeviso Servicios Gestión Vivienda Innovación Social, S.L.U.	Real estate	Alicante - Spain	100.00	—	3	9,963	101	—	11,380	3	11,559	101

Stonington Spain, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	60,729	(11,704)	(122)	—	49,390	60,729	(11,705)	(122)

Tasaciones de Bienes Mediterráneo, S.A. in Liquidation	Other ancillary activities	Alicante - Spain	99.88	0.12	1,000	1,416	—	—	2,420	5,266	(2,850)	—

Tenedora de Inversiones y Participaciones, S.L.	Holding	Alicante - Spain	100.00	—	296,092	(128,603)	(532)	—	345,066	2,975,977	(2,738,513)	(1,336)

TSB Bank PLC	Credit institution	Edinburgh - United Kingdom	—	100.00	90,710	1,967,452	111,939	78,531	55,752,618	1,814,636	329,136	99,938

TSB Banking Group PLC	Holding	London - United Kingdom	100.00	—	7,028	1,764,655	80,586	—	3,001,958	2,200,560	(227,995)	(39,268)

TSB Banking Group plc Employee Share Trust	Other ancillary activities	Saint Helier - Jersey	—	100.00	1	(13,106)	(56)	—	343	—	(12,896)	—

TSB Covered Bonds (Holdings) Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—

TSB Covered Bonds (LM) Limited	Other ancillary activities	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—

TSB Covered Bonds LLP	UCITS, funds and similar financial corporations	London - United Kingdom	—	100.00	1	15	4	—	67	—	17	4

Urquijo Gestión, S.A.U., S.G.I.I.C.	Funds management activities	Madrid - Spain	100.00	—	3,606	4,858	1,257	4,213	13,822	3,084	5,380	1,257

Urumea Gestión, S.L. in Liquidation	Other ancillary activities	San Sebastián - Spain	—	100.00	9	(14)	—	—	—	9	(14)	—

VeA Rental Homes , S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	5,000	1,358	(1,580)	—	36,383	22,000	(15,642)	(1,580)

Venture Debt SVC, S.L.U.	Holding	Barcelona - Spain	—	100.00	3	—	—	—	2,578	3	—	—

TOTAL								104,894		16,382,618	4,329,889	738,662

Banco Sabadell Group companies as at 31 December 2022 consolidated by the equity method (*)

Thousand euro

Company name	Line of business	Registered office	% Shareholding			Company data (a)				Group investment	Contribution to reserves or losses in consolidated companies (d)	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/(loss) (b)	Dividends paid (c)	Total assets

Aurica III, Fondo de Capital Riesgo	UCITS, funds and similar financial corporations	Barcelona - Spain	—	47.50	51,130	(46,881)	69,348	36,612	75,249	24,318	(1,337)	9,743

Aurica IIIB, S.C.R., S.A.	UCITS, funds and similar financial corporations	Barcelona - Spain	—	42.85	34,557	(56,273)	71,330	22,320	50,765	14,837	199	4,881

BanSabadell Pensiones, E.G.F.P., S.A.	Other regulated companies	Madrid - Spain	50.00	—	7,813	34,569	(740)	—	45,833	40,378	(18,544)	(370)

BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	10,000	78,476	21,390	6,000	308,357	34,000	14,636	12,744

BanSabadell Vida, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	43,858	437,575	117,961	60,000	8,808,926	27,106	225,516	62,988

Doctor Energy Central Services, S.L.	Other business management consulting activities	Granollers - Spain	—	24.99	125	(57)	(127)	—	278	50	(33)	(17)

Catalana de Biogás Iberia, S.L.	Power generation	Barcelona - Spain	—	24.90	10	(1)	1	—	1	2	—	—

Parque Eólico Casa Vieja S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—

Parque Eólico Villaumbrales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—

Parque Eólico Perales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—

Parque Eólico Los Pedrejones S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	633	267	(15)	—

Energíes Renovables Terra Ferma, S.L.	Power generation	Barcelona - Spain	—	50.00	6	(65)	(9)	—	1,928	3	(3)	—

Financiera Iberoamericana, S.A.	Credit institution	Havana - Cuba	50.00	—	38,288	13,710	7,579	2,514	102,654	19,144	3,416	3,163

Flex Equipos de Descanso, S.A.	Manufacturing	Getafe - Spain	—	19.16	66,071	66,817	10,262	—	261,388	50,930	11,829	26,210

Murcia Emprende, S.C.R. de R.S., S.A.	Other financial services	Murcia - Spain	28.70	—	2,557	(594)	1,925	—	1,962	2,026	(1,441)	531

Plaxic Estelar, S.L.	Real estate	Barcelona - Spain	—	45.01	3	(15,303)	8	—	31,981	3,114	(3,114)	—

Portic Barcelona, S.A.	Data processing, hosting and related activities	Barcelona - Spain	25.00	—	291	1,812	108	—	2,447	5	539	9

SBD Creixent, S.A.	Real estate	Sabadell - Spain	23.05	—	5,965	(1,073)	421	—	5,571	3,524	(2,397)	98

Total								127,446		220,505	229,206	119,980

(*) Companies consolidated by the equity method as the Group does not have control over them but does have significant influence.

(a) Figures for foreign companies translated to euros at the historical exchange rate; amounts in the consolidated income statement translated at the average exchange rate.

(b) Results pending approval by Annual General Meeting of Shareholders and Partners.

(c) Includes supplementary dividends from previous year and interim dividends paid to Group.

(d) The heading “Reserves or accumulated losses of investments in joint ventures and associates” on the consolidated balance sheet as at 31 December 2022 also includes -65,352 thousand euros corresponding to Promontoria Challenger I, S.A., an entity classified as a non-current asset held for sale.

The balance of total revenue from associates consolidated by the equity method and individually considered to be non-material amounted to 561,496 thousand euros as at 31 December 2022. The balance of liabilities as at the end of 2022 amounted to 439,403 thousand euros. The key figures as at 2022 year-end for BanSabadell Vida, S.A. are included in Note 14 of the consolidated annual financial statements.

Changes in the scope of consolidation in 2022

Additions to the scope of consolidation:

Thousand euro

Name of entity (or line of business) acquired or merged	Category	Effective date of the transaction	Fair value of equity instruments issued for the acquisition		% Voting rights acquired	% Total voting rights	Type of shareholding	Method	Reason
			Acquisition cost	Fair value of equity instruments issued for the acquisition

Catalana de Biogás Iberia, S.L.	Associate	25/4/2022	2	—	24.90%	24.90%	Indirect	Equity method	a

Duncan Holdings 2022-1 Limited	Subsidiary	29/3/2022	1	—	100.00%	100.00%	Indirect	Full consolidation	b

Gier Operations 2021, S.L.U.	Subsidiary	21/2/2022	730	—	100.00%	100.00%	Direct	Full consolidation	b

Total newly consolidated subsidiaries			731

Total newly consolidated associates			2

(a) Acquisition of associates

(b) Incorporation of subsidiaries

Exclusions from the scope of consolidation:

Thousand euro
Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit/(loss) generated	Type of shareholding	Method	Reason

Inversiones en Resorts Mediterráneos, S.L. in Liquidation	Subsidiary	20/1/2022	55.06%	—%	(800)	Indirect	Full consolidation	a

Aurica Capital Desarrollo, S.G.E.I.C., S.A.	Associate	29/7/2022	20.00%	—%	2,585	Direct	Equity method	b

Europea Pall Mall Ltd.	Subsidiary	15/7/2022	100.00%	—%	(32)	Direct	Full consolidation	b

Gestora de Aparcamientos del Mediterráneo, S.L. in Liquidation	Associate	5/5/2022	40.00%	—%	—	Indirect	Equity method	a

Plataforma de Innovación Sabadell, S.L.U.	Subsidiary	11/7/2022	100.00%	—%	—	Direct	Full consolidation	a

Sabadell Brasil Trade Services - Assessoria Comercial Ltda.	Subsidiary	30/8/2022	100.00%	—%	(733)	Direct	Full consolidation	a

Sabadell Corporate Finance, S.L.U.	Subsidiary	22/6/2022	100.00%	—%	(2)	Direct	Full consolidation	a

Arrendamiento de Bienes Inmobiliarios del Mediterráneo, S.L. in Liquidation	Subsidiary	14/12/2022	100.00%	—%	(24)	Direct	Full consolidation	a

Atrian Bakers, S.L.	Associate	28/12/2022	22.41%	—%	1,833	Indirect	Equity method	b

Solvia Servicios Inmobiliarios, S.L.	Associate	2/12/2022	20.00%	—%	4,092	Direct	Equity method	b

LSP Finance, S.L.U. in Liquidation	Subsidiary	28/10/2022	100.00%	—%	(10)	Indirect	Full consolidation	a

Other					2,711

TOTAL					9,620

(a) Items removed from the scope due to dissolution and/or liquidation.

(b) Items removed from the scope due to disposal

Banco Sabadell Group companies as at 31 December 2021 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding			Company data				Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Arrendamiento de Bienes Inmobiliarios del Mediterráneo, S.L. in Liquidation	Real estate	Alicante - Spain	100.00	—	100	339	(10)	—	427	10,538	(10,099)	(10)

Aurica Coinvestments, S.L.	Holding	Barcelona - Spain	—	61.76	50,594	(1,045)	1,880	1,043	51,459	31,247	(1,758)	(4,165)

Banco Atlantico (Bahamas) Bank & Trust Ltd.	Credit institution	Nassau - Bahamas	99.99	0.01	1,598	709	(25)	—	3,001	2,439	(378)	(25)

Banco de Sabadell, S.A.	Credit institution	Alicante - Spain	—	—	703,371	10,271,463	328,412	—	197,187,820	—	12,378,089	366,036

Banco Sabadell, S.A., Institución de Banca Múltiple	Credit institution	Mexico City - Mexico	99.99	0.01	573,492	(57,153)	(12,296)	—	3,851,192	576,941	(54,325)	(24,286)

BanSabadell Factura, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	100	(276)	157	—	2,602	299	(475)	157

BanSabadell Financiación, E.F.C., S.A.	Credit institution	Sabadell - Spain	100.00	—	24,040	12,339	517	—	649,954	24,040	12,339	517

BanSabadell Inversió Desenvolupament, S.A.U.	Holding	Barcelona - Spain	100.00	—	16,975	103,159	(213)	—	198,505	108,828	19,810	(2,401)

BanSabadell Mediación, Operador De Banca-Seguros Vinculado Del Grupo Banco Sabadell, S.A.	Other regulated companies	Alicante - Spain	—	100.00	301	59	8,232	9,288	53,763	524	(4,174)	10,809

Bitarte, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	6,506	(2,117)	(59)	—	4,416	9,272	(4,405)	(83)

BStartup 10, S.L.U.	Holding	Barcelona - Spain	—	100.00	1,000	3,768	384	—	9,605	1,000	(621)	(157)

Business Services for Operational Support, S.A.	Other ancillary activities	Sant Cugat del Valles - Spain	80.00	—	530	(8,052)	(1,938)	—	35,059	1,160	(6,290)	(1,372)

Compañía de Cogeneración del Caribe Dominicana, S.A.	Power generation	Santo Domingo - Dominican Republic	—	100.00	5,016	(4,606)	—	—	427	—	(312)	—

Crisae Private Debt, S.L.U.	Other ancillary activities	Barcelona - Spain	—	100.00	3	196	(14)	—	199	200	(1)	(15)

Desarrollos y Participaciones Inmobiliarias 2006, S.L.U. in Liquidation	Real estate	Elche - Spain	—	100.00	1,942	(90,935)	1,109	—	2	1,919	(90,912)	1,109

Duncan de Inversiones S.I.C.A.V., S.A.	UCITS, funds and similar financial corporations	Sant Cugat del Valles - Spain	99.81	—	7,842	(5,242)	(53)	—	2,553	2,887	(291)	(53)

Ederra, S.A.	Real estate	San Sebastián - Spain	97.85	—	2,036	34,219	(31)	—	36,331	36,062	(405)	108

ESUS Energía Renovable, S.L.	Power generation	Vigo - Spain	—	90.00	50	(727)	(44)	—	3,701	23	(1,367)	(173)

Europea Pall Mall Ltd.	Real estate	London - United Kingdom	100.00	—	20,843	(1,412)	633	—	24,194	20,843	(5,173)	347

Fonomed Gestión Telefónica Mediterráneo, S.A.U.	Other ancillary activities	Alicante - Spain	100.00	—	1,232	2,458	502	—	7,096	2,771	1,763	199

Fuerza Eólica De San Matías, S. de R.L. de C.V.	Power generation	Monterrey - Mexico	—	99.99	8,144	(10,146)	(3,981)	—	51,515	5,951	(4,845)	(4,688)

Banco Sabadell Group companies as at 31 December 2021 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding			Company data				Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Galeban 21 Comercial, S.L.U.	Servicios	A Coruña - España	100.00	—	10,000	(4,292)	—	—	5,708	14,477	(8,769)	—

Gazteluberri, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	53	(20,740)	(49)	—	1,695	23,891	(44,578)	(49)

Gest 21 Inmobiliaria, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	7,810	1,142	(34)	—	8,926	80,516	(46,718)	(8)

Gestión Financiera del Mediterráneo, S.A.U.	Other financial services	Alicante - Spain	100.00	—	13,000	2,551	12,043	2,789	27,903	66,787	(41,914)	3,614

Guipuzcoano Promoción Empresarial, S.L.	Holding	San Sebastián - Spain	—	100.00	53	(75,502)	(161)	—	6,774	7,160	(82,600)	(161)

Hobalear, S.A.U.	Real estate	Barcelona - Spain	—	100.00	60	61	11	—	135	414	61	11

Hondarriberri, S.L.	Holding	San Sebastián - Spain	99.99	0.01	41	18,545	(386)	—	59,216	120,669	95,578	(138)

Hotel Management 6 Gestión Activa, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	135,730	29,104	(835)	—	163,999	136,335	49,803	532

Hotel Management 6 Holdco, S.L.U.	Real estate	Sant Cugat del Valles - Spain	—	100.00	29,074	(22,041)	(2,093)	—	61,620	27,611	(20,405)	(2,266)

Interstate Property Holdings, LLC.	Holding	Miami - United States	100.00	—	7,293	(1,349)	5	—	5,951	3,804	6,387	1,462

Inverán Gestión, S.L. in Liquidation	Real estate	Sant Cugat del Valles - Spain	44.83	55.17	90	(34)	(46)	—	70	45,090	(45,034)	(46)

Inversiones Cotizadas del Mediterráneo, S.L.	Holding	Alicante - Spain	100.00	—	308,000	198,920	3,717	—	727,461	589,523	(83,233)	(554)

Inversiones en Resorts Mediterráneos, S.L. in Liquidation	Real estate	Torre Pacheco - Spain	—	55.06	299,090	(302,367)	—	—	68	175,124	—	—

LSP Finance, S.L.U.	Provision of technology services	Sant Cugat del Valles - Spain	—	100.00	252	(1,825)	1,229	—	3,012	6,484	(3,865)	(2,964)

Manston Invest, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	33,357	(12,930)	(665)	—	20,055	33,357	(12,930)	(665)

Mariñamendi, S.L.	Real estate	Sant Cugat del Valles - Spain	—	100.00	62	(65,791)	(316)	—	6,661	55,013	(120,741)	(316)

Mediterráneo Sabadell, S.L.	Holding	Alicante - Spain	50.00	50.00	85,000	16,853	(171)	9	101,685	510,829	(408,829)	(171)

Paycomet, S.L.U.	Payment institution	Torrelodones - Spain	—	100.00	200	223	517	—	8,458	8,853	(275)	509

Plataforma de Innovación Sabadell, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	(1)	(3)	—	4	3	(1)	(3)

Puerto Pacific Vallarta, S.A. de C.V.	Real estate	Mexico City - Mexico	—	100.00	28,947	(16,979)	(150)	—	11,820	29,164	(11,571)	(379)

Ripollet Gestión, S.L.U.	Other financial services	Barcelona - Spain	100.00	—	20	(290)	(11)	—	356,364	20	(290)	(11)

Rubí Gestión, S.L.U.	Other financial services	Barcelona - Spain	100.00	—	3	(24)	(6)	—	479,591	3	(24)	(6)

Sabadell Brasil Trade Services - Assessoria Comercial Ltda.	Other financial services	São Paulo - Brazil	99.99	0.01	905	(845)	—	—	78	250	393	—

Sabadell Consumer Finance, S.A.U.	Credit institution	Sabadell - Spain	100.00	—	35,720	56,936	20,444	—	1,777,133	72,232	25,069	20,722

Banco Sabadell Group companies as at 31 December 2021 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding			Company data				Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

Sabadell Corporate Finance, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	70	8,078	(131)	—	8,134	9,373	(1,204)	(152)

Sabadell Information Systems Limited	Provision of technology services	London - United Kingdom	—	100.00	12,036	22,563	(115)	—	61,548	41,296	(8,266)	(115)

Sabadell Information Systems, S.A.U.	Provision of technology services	Sabadell - Spain	100.00	—	40,243	36,312	23,004	—	1,561,069	143,695	(67,662)	15,589

Sabadell Innovation Capital, S.L.U.	Holding	Sant Cugat del Valles - Spain	—	100.00	1,000	3,824	(2,073)	—	45,555	1,000	(2,651)	(600)

Sabadell Innovation Cells, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	(2,988)	169	—	2,929	3	(3,041)	(320)

Sabadell Patrimonio Inmobiliario, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	30,116	813,910	(17,922)	—	888,175	863,895	(19,869)	(8,101)

Sabadell Real Estate Activos, S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	100,060	235,327	(1,123)	—	334,842	500,622	(165,235)	(1,123)

Sabadell Real Estate Development, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	15,807	(2,406,085)	(36,983)	—	1,151,093	2,147,442	(4,513,277)	(39,337)

Sabadell Real Estate Housing, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	2,073	122	(2,893)	—	25,235	14,292	(11,836)	(3,154)

Sabadell Securities USA, Inc.	Other financial services	Miami - United States	100.00	—	551	5,266	530	—	6,547	551	4,873	539

Sabadell Strategic Consulting, S.L.U.	Other ancillary activities	Sant Cugat del Valles - Spain	100.00	—	3	320	168	—	1,018	3	275	213

Sabadell Venture Capital, S. L.U.	Holding	Barcelona - Spain	—	100.00	3	12,061	1,763	—	56,417	3	2,964	582

Sabcapital, S.A de C.V., SOFOM, E.R.	Credit institution	Mexico City - Mexico	49.00	51.00	164,828	20,841	24,759	4,826	1,493,425	151,709	55,610	24,779

Sinia Capital, S.A. de C.V.	Holding	Mexico City - Mexico	—	100.00	20,830	6,542	(526)	—	75,454	18,150	6,538	(1,563)

Sinia Renovables, S.A.U.	UCITS, funds and similar financial corporations	Barcelona - Spain	100.00	—	15,000	1,338	505	—	60,915	15,000	3,400	718

Sogeviso Servicios Gestión Vivienda Innovación Social, S.L.U.	Real estate	Alicante - Spain	100.00	—	3	9,893	70	—	11,707	3	10,026	(62)

Stonington Spain, S.L.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	60,729	(11,092)	(613)	—	49,496	60,729	(11,092)	(613)

Tasaciones de Bienes Mediterráneo, S.A. in Liquidation	Other ancillary activities	Alicante - Spain	99.88	0.12	1,000	1,416	—	—	2,420	5,266	(2,876)	26

Tenedora de Inversiones y Participaciones, S.L.	Holding	Alicante - Spain	100.00	—	296,092	(528,628)	(11,037)	—	351,343	2,564,914	(2,725,376)	(13,159)

TSB Bank PLC	Credit institution	Edinburgh - United Kingdom	—	100.00	90,710	1,981,428	149,533	—	55,583,840	1,814,636	193,342	137,490

TSB Banking Group PLC	Holding	London - United Kingdom	100.00	—	7,028	1,864,273	1,979	—	2,787,944	2,213,148	(189,474)	(38,646)

TSB Banking Group plc Employee Share Trust	Other ancillary activities	Saint Helier - Jersey	—	100.00	1	(12,225)	44	—	526	—	(11,183)	—

TSB Covered Bonds (Holdings) Limited	Holding	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—

Banco Sabadell Group companies as at 31 December 2021 consolidated by the full consolidation method

Thousand euro

Company name	Line of business	Registered office	% Shareholding			Company data				Group investment	Contribution to reserves or losses in consolidated companies	Contribution to Group consolidated profit/(loss)

			Direct	Indirect	Capital	Other equity	Profit/ (loss)	Dividends paid	Total assets

TSB Covered Bonds (LM) Limited	Other ancillary activities	London - United Kingdom	—	100.00	1	—	—	—	1	—	—	—

TSB Covered Bonds LLP	UCITS, funds and similar financial corporations	London - United Kingdom	—	100.00	1	14	3	—	61	—	14	3

Urquijo Gestión, S.A.U., S.G.I.I.C.	Funds management activities	Madrid - Spain	100.00	—	3,606	4,858	4,213	2,717	18,542	3,084	5,380	4,213

Urumea Gestión, S.L. in Liquidation	Other ancillary activities	San Sebastián - Spain	—	100.00	9	(13)	(1)	—	1	9	(12)	(1)

VeA Rental Homes , S.A.U.	Real estate	Sant Cugat del Valles - Spain	100.00	—	5,000	(17,022)	1,380	—	44,202	5,000	(17,022)	1,380

Venture Debt SVC, S.L.U.	Holding	Barcelona - Spain	—	100.00	3	—	—	—	3	3	—	—

TOTAL								20,672		13,418,379	4,004,030	439,553

Banco Sabadell Group companies as at 31 December 2021 consolidated by the equity method (*)

Thousand euro

Company name	Line of business	Registered office	% Shareholding			Company data (a)				Group investment	Contribution to reserves or losses in consolidated companies (d)	Contribution to Group consolidated profit/(loss) (e)

			Direct	Indirect	Capital	Other equity	Profit/(loss) (b)	Dividends paid (c)	Total assets

Atrian Bakers, S.L.	Manufacturing	Castellgalí - Spain	—	22.41	26,249	(11,299)	(1,380)	—	32,988	2,000	(854)	(1,146)

Aurica Capital Desarrollo, S.G.E.I.C., S.A.	Funds management activities	Barcelona - Spain	20.00	—	750	(79)	596	602	2,078	161	119	35

Aurica III, Fondo de Capital Riesgo	UCITS, funds and similar financial corporations	Barcelona - Spain	—	47.50	76,699	(8,760)	217	—	69,308	37,183	1,992	33,282

Aurica IIIB, S.C.R., S.A.	UCITS, funds and similar financial corporations	Barcelona - Spain	—	42.85	51,839	(5,990)	142	—	46,771	22,680	1,207	21,313

BanSabadell Pensiones, E.G.F.P., S.A.	Other regulated companies	Madrid - Spain	50.00	—	7,813	35,176	737	—	49,466	40,378	(18,913)	369

BanSabadell Seguros Generales, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	10,000	77,263	22,658	5,000	297,303	34,000	9,311	11,330

BanSabadell Vida, S.A. de Seguros y Reaseguros	Other regulated companies	Madrid - Spain	50.00	—	43,858	537,011	92,570	52,500	10,418,907	27,106	236,190	49,328

Doctor Energy Central Services, S.L.	Other business management consulting activities	Granollers - Spain	—	24.99	7	(2)	1	—	23	12	(11)	—

Parque Eólico Casa Vieja S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	629	267	(15)	—

Parque Eólico Villaumbrales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	628	267	(15)	—

Parque Eólico Perales S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	628	267	(15)	—

Parque Eólico Los Pedrejones S. L.	Power generation	Ponferrada - Spain	—	50.00	3	500	—	—	628	267	(15)	—

Energíes Renovables Terra Ferma, S.L.	Power generation	Barcelona - Spain	—	50.00	6	(55)	(13)	—	1,531	3	(3)	—

Financiera Iberoamericana, S.A.	Credit institution	Havana - Cuba	50.00	—	38,288	11,436	5,620	1,407	95,226	19,144	3,062	2,868

Flex Equipos de Descanso, S.A.	Manufacturing	Getafe - Spain	—	19.16	66,071	21,237	19,472	1,917	268,777	50,930	2,912	10,834

Gestora de Aparcamientos del Mediterráneo, S.L. in Liquidation	Services	Alicante - Spain	—	40.00	1,000	(10,551)	(207)	—	2,006	7,675	(7,675)	—

Murcia Emprende, S.C.R. de R.S., S.A.	Other financial services	Murcia - Spain	28.70	—	2,557	(316)	(169)	—	2,307	2,026	(1,337)	(103)

Plaxic Estelar, S.L.	Real estate	Barcelona - Spain	—	45.01	3	(15,260)	(25)	—	31,967	3,057	(3,057)	—

Portic Barcelona, S.A.	Data processing, hosting and related activities	Barcelona - Spain	25.00	—	291	1,754	131	—	2,392	486	506	33

SBD Creixent, S.A.	Real estate	Sabadell - Spain	23.05	—	5,965	(1,168)	90	—	5,437	3,524	(2,414)	17

Solvia Servicios Inmobiliarios, S.L.	Real estate	Alicante - Spain	20.00	—	660	143,772	37,703	—	221,138	16,517	32,924	9,432

Total								61,426		267,950	253,899	137,592

(*) Companies consolidated by the equity method as the Group does not have control over them but does have significant influence.

(a) Figures for foreign companies translated to euros at the historical exchange rate; amounts in the consolidated income statement translated at the average exchange rate.

(b) Results pending approval by Annual General Meeting of Shareholders and Partners.

(c) Includes supplementary dividends from previous year and interim dividends paid to Group.

(d) The heading “Reserves or accumulated losses of investments in joint ventures and associates” on the consolidated balance sheet as at 31 December 2021 also includes -18,445 thousand euros corresponding to Promontoria Challenger I, S.A., an entity classified as a non-current asset held for sale.

(e) The contribution of Promontoria Challenger I, S.A. to the Group’s consolidated profit/(loss) in 2021 was -46,907 thousand euros.

The balance of total revenue from associates consolidated by the equity method and individually considered to be non-material amounted to 709,825 thousand euros as at 31 December 2021. The balance of liabilities as at the end of 2021 amounts to 519,694 thousand euros.

Changes to the scope of consolidation in 2021

Additions to the scope of consolidation:

Thousand euro

Name of entity (or line of business) acquired or merged	Category	Effective date of the transaction	Fair value of equity instruments issued for the acquisition		% Voting rights acquired	% Total voting rights	Type of shareholding	Method	Reason
			Acquisition cost	Fair value of equity instruments issued for the acquisition

Parque Eólico Casa Vieja S. L.	Associate	15/4/2021	267	—	50.00%	50.00%	Indirect	Equity method	a

Parque Eólico Villaumbrales S. L.	Associate	15/4/2021	267	—	50.00%	50.00%	Indirect	Equity method	a

Parque Eólico Perales S. L.	Associate	15/4/2021	267	—	50.00%	50.00%	Indirect	Equity method	a

Parque Eólico Los Pedrejones S. L.	Associate	15/4/2021	267	—	50.00%	50.00%	Indirect	Equity method	a

Aurica Capital Desarrollo, S.G.E.I.C., S.A.	Associate	6/5/2021	248	—	20.00%	20.00%	Direct	Equity method	b

Doctor Energy Central Services, S.L.	Associate	5/10/2021	12	—	24.99%	24.99%	Indirect	Equity method	a

Portic Barcelona, S.A.	Associate	1/7/2021	486	—	25.00%	25.00%	Direct	Equity method	a

Venture Debt SVC, S.L.U.	Subsidiary	24/11/2021	3	—	100.00%	100.00%	Indirect	Full consolidation	c

Total newly consolidated subsidiaries			3

Total newly consolidated associates			1,814

(a) Acquisition of subsidiaries.

(b) Change in consolidation method.

(c) Incorporation of subsidiaries.

Exclusions from the scope of consolidation:

 Thousand euro

Name of entity (or line of business) sold, spun off or otherwise disposed of	Category	Effective date of the transaction	% Voting rights disposed of	% Total voting rights following disposal	Profit/(loss) generated	Type of shareholding	Method	Reason

Caminsa Urbanismo, S.A.U. in Liquidation	Subsidiary	20/1/2021	100.00%	—%	—	Indirect	Full consolidation	b

Gestión de Proyectos Urbanísticos del Mediterráneo, S.L.U. in Liquidation	Subsidiary	19/1/2021	100.00%	—%	—	Indirect	Full consolidation	b

Guipuzcoano Valores, S.A. in Liquidation	Subsidiary	8/2/2021	100.00%	—%	(37)	Direct	Full consolidation	b

Tierras Vega Alta del Segura, S.L. in Liquidation	Subsidiary	19/1/2021	100.00%	—%	—	Indirect	Full consolidation	b

Mercurio Alicante Sociedad de Arrendamientos 1, S.L.	Subsidiary	2/6/2021	100.00%	—%	(31)	Direct	Full consolidation	b

Verum Inmobiliaria Urbanismo y Promoción, S.A.	Subsidiary	14/5/2021	97.20%	—%	(2)	Indirect	Full consolidation	b

Duncan Holdings 2020-1 Limited	Subsidiary	23/7/2021	100.00%	—%	—	Indirect	Full consolidation	b

Sociedad de Cartera del Vallés, S.I.C.A.V., S.A.	Associate	5/8/2021	47.81%	—%	(17)	Direct	Equity method	b

Termosolar Borges, S.L.	Associate	5/8/2021	47.50%	—%	(13,920)	Direct	Equity method	a

Villoldo Solar, S.L.	Associate	5/8/2021	50.00%	—%	52	Direct	Equity method	a

Aurica Capital Desarrollo, S.G.E.I.C., S.A.U.	Subsidiary	6/5/2021	80.00%	20.00%	(99)	Direct	Full consolidation	c

Assegurances Segur Vida, S.A.U.	Subsidiary	5/10/2021	50.97%	—%	—	Indirect	Full consolidation	a

BancSabadell d’Andorra, S.A.	Subsidiary	5/10/2021	50.97%	—%	11,725	Direct	Full consolidation	a

Sabadell d’Andorra Inversions, S.G.O.I.C., S.A.U.	Subsidiary	5/10/2021	50.97%	—%	—	Indirect	Full consolidation	a

Serveis i Mitjans de Pagament XXI, S.A.	Associate	5/10/2021	20.00%	—%	—	Indirect	Equity method	a

BanSabadell Renting, S.L.U.	Subsidiary	30/11/2021	100.00%	—%	41,907	Direct	Full consolidation	a

Duncan Holdings 2016 -1 Limited	Subsidiary	21/12/2021	100.00%	—%	—	Indirect	Full consolidation	b

Duncan Holdings 2015-1 Limited	Subsidiary	21/12/2021	100.00%	—%	—	Indirect	Full consolidation	b

Other					15,169

TOTAL					54,747

(a) Disposals from the scope of consolidation due to sale of shareholding.

(b) Disposals from the scope due to dissolution and/or liquidation.

(c) Partial sale and change of consolidation method.

Schedule II – Structured entities – Securitisation funds

 Thousand euro

Year	Securitisation funds fully retained on the balance sheet	Entity	Total securitised assets as at 31/12/2022	Of which: issued via mortgage transfer certificates (*)	Of which: issued via mortgage participations (*)

2005	TDA CAM 4 F.T.A	Banco CAM	111,784	17,038	94,062

2005	TDA CAM 5 F.T.A	Banco CAM	277,873	78,556	197,886

2006	TDA 26-MIXTO, F.T.A	Banco Guipuzcoano	45,146	1,747	43,000

2006	TDA CAM 6 F.T.A	Banco CAM	199,257	86,012	111,383

2006	FTPYME TDA CAM 4 F.T.A	Banco CAM	63,600	51,897	—

2006	TDA CAM 7 F.T.A	Banco CAM	312,333	130,537	179,427

2006	CAIXA PENEDES 1 TDA, FTA	BMN- Penedés	118,640	24,935	93,552

2007	TDA 29, F.T.A	Banco Guipuzcoano	63,348	6,561	56,024

2007	TDA CAM 8 F.T.A	Banco CAM	288,874	73,544	213,084

2007	TDA CAM 9 F.T.A	Banco CAM	295,849	109,153	185,636

2007	CAIXA PENEDES PYMES 1 TDA, FTA	BMN- Penedés	21,670	20,550	—

2008	CAIXA PENEDES FTGENCAT 1 TDA, FTA	BMN- Penedés	36,945	36,437	—

2009	GAT-ICO-FTVPO 1, F.T.H (CP)	BMN- Penedés	1,571	—	1,571

2017	TDA SABADELL RMBS 4, FT	Banco Sabadell	3,842,401	3,838,383	—

2022	SABADELL CONSUMO 2 FDT	Banco Sabadell	637,343	—	—
2022	DUNCAN FUNDING 2022 PLC	TSB	1,436,592	—	—
Total			7,753,225	4,475,352	1,175,625

(*) Corresponds to the allocation at source of loans when mortgage transfer certificates and mortgage participations were issued.

 Thousand euro

Year	Securitisation funds fully derecognised from the balance sheet	Entity	Total securitised assets as at 31/12/2022	Of which: issued via mortgage transfer certificates (**)	Of which: issued via mortgage participations (**)

2006	TDA 25, FTA (*)	Banco Gallego	2,913	1,176	1,737

2010	FPT PYMES 1 LIMITED	Banco CAM	214,204	87,727	26,228
2019	SABADELL CONSUMO 1, FT	Banco Sabadell	219,219	—	—
Total			436,335	88,903	27,965

(*) Securitisation fund in process of early liquidation.

(**) Corresponds to the allocation at source of loans when mortgage transfer certificates and mortgage participations were issued.

Schedule III – Information required to be kept by issuers of mortgage market securities

On 3 November 2021, Royal Decree-Law 24/2021, of 2 November, was published, transposing in book one Directive (EU) 2019/2162 of the European Parliament and of the Council, of 27 November 2019, on the issuance and public supervision of covered bonds. The aim of this transposition was to harmonise the legislation on the mortgage markets of member states and give easy access to financing from credit institutions. The entry into force of this Royal Decree-Law on 8 July 2022 has brought about a change in the way in which the assets that serve as collateral for outstanding issues of covered bonds are considered.

In line with the new methodology for assets, at the end of 2022, the Bank held a total of 24,187 million euros of mortgage loans and credits compared to 16,114 million euros of mortgage covered bonds issued. This entails an over-collateralisation level of 150% for mortgage covered bonds, with all their collateral denominated in euro.

The following information is provided below (for information and comparison purposes only) on mortgage-backed loans that would be linked to the issuance of mortgage covered bonds as at 2022 and 2021 year-end, in accordance with the legislation repealed by the aforementioned Royal Decree 24/2021 (primarily, Law 2/1981, of 25 March, on the mortgage market) and Rule 60 of Bank of Spain Circular 4/2017, which makes it mandatory for this information to be reported to the Bank of Spain at close of these consolidated annual financial statements.

A) Asset-side transactions

Details of the aggregate nominal values of mortgage loans and credit as at 31 December 2022 and 2021 used as collateral for issues, their eligibility and the extent to which they qualify as such for mortgage market purposes, would be as follows:

 Thousand euro

Breakdown of overall mortgage loan & credit portfolio; eligibility and qualifying amounts (nominal values)
	2022	2021

Total mortgage loan and credit portfolio	49,785,504	50,225,414

Participation mortgages issued	1,203,590	1,535,765

Of which: Loans held on balance sheet	1,175,625	1,502,504

Mortgage transfer certificates	4,717,842	5,466,788

Of which: Loans held on balance sheet	4,475,352	5,219,354

Mortgage loans pledged as security for financing received	—	—

Loans backing issues of mortgage bonds and covered bonds	43,864,072	43,222,861

Ineligible loans	7,902,005	8,794,185

Fulfil eligibility requirements except for limit under Article 5.1 of Royal Decree	7,311,513	8,429,918
716/2009

Other	590,492	364,267

Eligible loans	35,962,067	34,428,676

Non-qualifying portions	63,623	59,146

Qualifying portions	35,898,444	34,369,530

Loans covering mortgage bond issues		—

Loans eligible as coverage for covered bond issues	35,898,444	34,369,530

Replacement assets subject to covered bond issues	—	—

A breakdown of these nominal values according to different classifications is given below:

Thousand euro
Breakdown of total mortgage loan and credit portfolio backing mortgage market issues

	2022		2021
	Total	Of which: Eligible loans	Total	Of which: Eligible loans

Total mortgage loan and credit portfolio	43,864,072	35,962,067	43,222,861	34,428,676

Origin of operations	43,864,072	35,962,067	43,222,861	34,428,676

Originated by the Institution	43,294,159	35,488,626	42,655,304	34,016,806

Subrogated from other entities	391,841	366,620	292,307	256,014

Other	178,072	106,821	275,250	155,856

Currency	43,864,072	35,962,067	43,222,861	34,428,676

Euro	43,832,854	35,935,560	43,173,341	34,386,431

Other currencies	31,218	26,507	49,520	42,245

Payment status	43,864,072	35,962,067	43,222,861	34,428,676

Satisfactory	40,278,656	33,574,531	39,681,234	32,280,269

Other	3,585,416	2,387,536	3,541,627	2,148,407

Average residual maturity	43,864,072	35,962,067	43,222,861	34,428,676

Up to 10 years	9,510,104	8,403,102	9,789,964	8,350,104

10 to 20 years	16,710,609	14,041,084	16,907,433	13,923,891

20 to 30 years	17,417,939	13,441,173	16,088,183	11,979,015

More than 30 years	225,420	76,708	437,281	175,666

Interest rate	43,864,072	35,962,067	43,222,861	34,428,676

Fixed	24,402,318	20,372,560	21,087,632	17,206,952

Variable	19,461,754	15,589,507	22,135,229	17,221,724

Mixed

Borrowers	43,864,072	35,962,067	43,222,861	34,428,676

Legal entities and individual entrepreneurs	11,416,719	8,975,562	11,403,204	8,578,554

Of which: Real estate developers	1,769,356	1,183,218	1,805,426	1,062,649

Other individuals and NPISHs	32,447,353	26,986,505	31,819,657	25,850,122

Type of guarantee	43,864,072	35,962,067	43,222,861	34,428,676

Completed assets/buildings	43,226,453	35,541,201	42,517,282	33,960,470

Residential	35,980,366	29,848,881	35,052,356	28,295,021

Of which: Social housing	1,329,898	1,090,829	1,360,692	1,120,368

Commercial	7,055,271	5,557,543	7,238,866	5,491,003

Other	190,816	134,777	226,060	174,446

Assets/ buildings under construction	159,876	154,367	139,896	132,851

Residential	133,587	128,091	125,565	118,595

Of which: Social housing	47	47	50	50

Commercial	26,040	26,027	13,977	13,902

Other	249	249	354	354

Land	477,743	266,499	565,683	335,355

Developed	51,410	19,374	68,582	22,181

Rest	426,333	247,125	497,101	313,174

The nominal value of available funds (undrawn commitments) of mortgage loans and credit as at 31 December 2022 and 2021 would be as follows:

Thousand euro
Undrawn balances (nominal value). Total mortgage loans and credit backing issues of mortgage bonds and covered bonds

	2022	2021

Potentially eligible	2,220,700	1,051,888

Ineligible	991,567	1,969,968

The breakdown of nominal values based on the loan-to-value (LTV) ratio measuring the risk based on the last available valuation of the mortgage lending portfolio eligible for the issuance of mortgage bonds and mortgage covered bonds as at 31 December 2022 and 2021 would be as set out below:

Thousand euro

LTV ratio by type of security. Loans eligible for the issuance of mortgage bonds and covered bonds

	2022	2021

Secured on residential property	29,972,232	28,408,838

Of which LTV <= 40%	8,282,779	8,015,059

Of which LTV 40%-60%	10,270,663	9,912,812

Of which LTV 60%-80%	11,418,790	10,480,967

Of which LTV > 80%	—	—

Secured on other property	5,989,835	6,019,838

Of which LTV <= 40%	3,608,965	3,666,010

Of which LTV 40%-60%	2,380,870	2,353,828
Of which LTV > 60%	—	—

Changes during 2022 and 2021 in the nominal values of mortgage loans that would secure issues of mortgage bonds and mortgage covered bonds (eligible and ineligible) would be as follows:

Thousand euro

Changes in nominal values of mortgage loans

	Eligible	Ineligible
Balance as at 31 December 2020	32,580,946	10,169,340

Disposals during the period	(5,351,119)	(3,764,409)

Terminations upon maturity	(2,694,833)	(523,277)

Early terminations	(2,037,072)	(1,205,645)

Subrogations by other entities	(47,071)	(6,509)

Derecognised due to securitisations	—	—

Other	(572,143)	(2,028,978)

Additions during the period	7,198,849	2,389,254

Originated by the Institution	4,816,896	1,835,061

Subrogations by other entities	56,991	2,358

Other	2,324,962	551,835
Balance as at 31 December 2021	34,428,676	8,794,185

Disposals during the period	(5,272,051)	(2,798,469)

Terminations upon maturity	(2,557,971)	(468,270)

Early terminations	(1,770,460)	(496,843)

Subrogations by other entities	(47,309)	(6,004)

Derecognised due to securitisations

Other	(896,311)	(1,827,352)

Additions during the period	6,805,442	1,906,289

Originated by the Institution	4,915,527	1,627,536

Subrogations by other entities	122,565	593

Other	1,767,350	278,160
Balance as at 31 December 2022	35,962,067	7,902,005

B) Liability-side transactions

Information on issues carried out and secured with Banco Sabadell’s mortgage loans and credit portfolio included in the cover pool of mortgage covered bonds is provided in the following table, broken down according to whether the sale was by public offering or otherwise and by their residual maturity:

Thousand euro

Nominal value	2022	2021

Mortgage covered bonds issued	16,114,410	14,986,254

Of which: Not recognised on liabilities side of the balance sheet	8,115,000	7,315,000

Debt securities. Issued through public offering	5,100,000	4,100,000

Residual maturity up to one year	1,000,000	—

Residual maturity from one to two years	1,000,000	1,000,000

Residual maturity from two to three years	—	1,000,000

Residual maturity from three to five years	1,100,000	—

Residual maturity from five to ten years	2,000,000	2,100,000

Residual maturity more than ten years	—	—

Debt securities. Other issues	10,578,000	9,755,400

Residual maturity up to one year	338,000	1,677,400

Residual maturity from one to two years	1,600,000	338,000

Residual maturity from two to three years	2,750,000	1,600,000

Residual maturity from three to five years	4,890,000	5,140,000

Residual maturity from five to ten years	1,000,000	1,000,000

Residual maturity more than ten years	—	—

Deposits	436,410	1,130,854

Residual maturity up to one year	100,000	694,444

Residual maturity from one to two years	—	100,000

Residual maturity from two to three years	336,410	—

Residual maturity from three to five years	—	336,410

Residual maturity from five to ten years	—	—

Residual maturity more than ten years	—	—

	2022		2021

	Nominal value	Average residual maturity	Nominal value	Average residual maturity

	(thousand euro)	(years)	(thousand euro)	(years)

Mortgage transfer certificates	4,717,842	20	5,466,788	20

Issued through public offering

Other issues	4,717,842	20	5,466,788	20

Participation mortgages	1,203,590	11	1,535,765	12

Issued through public offering

Other issues	1,203,590	11	1,535,765	12

Other matters

Royal Decree-Law 24/2021 provides that covered bonds will have a cover pool consisting of a portfolio of assets whose sole purpose is to serve as collateral for the holders of these issues. To that end, the Group has control procedures in place to monitor its entire loan portfolio, the amount drawn down from the loans, any assets that replace them and assets to cover the liquidity requirement and the derivative instruments that comprise each of the cover pools, as well as any collateral received in connection with positions in derivative instruments and any credit right arising from damage insurance policies referred to in Article 23.6 of the abovementioned Royal Decree-Law, as well as to verify compliance with the suitability criteria for allocation to the issuance of mortgage covered bonds, and to comply at all times with the maximum issuance limit. These procedures are all regulated by current mortgage market regulations.

In order to ensure compliance with the regulations governing the mortgage market for covered bonds, the Group has policies and procedures relating to the Group’s activity in the mortgage market, with the Board of Directors being responsible for the Group’s risk management and control processes (see Note 4.3 “General principles of risk management”). In terms of credit risk, in particular, the Board of Directors confers powers and discretions to the Delegated Credit Committee, which then sub-delegates authority to the various decision-making levels. The internal procedures set up to handle the origination and monitoring of assets that make up the Group’s lending, and particularly those secured by mortgages, which back the Group’s mortgage covered bond issues, are described in detail below for each type of loan applicant.

Individuals

Loans to individuals are approved and decided on using the credit scoring tools described in Note 4.4.2.2 “Risk management models”. Where necessary, these tools are complemented with the work of a risk analyst, who carries out more in-depth studies of supplementary materials and reports. Furthermore, a series of other information and parameters are considered, such as the consistency of customers’ applications and how well their requested products match their repayment possibilities; customers’ ability to pay based on their current and future circumstances; the value of the property provided as security for the loan (as determined by an appraisal carried out by a valuation firm authorised by Bank of Spain and which the institution’s own internal approval processes will, additionally, have shown to be free of any association with the Group); the availability of any additional guarantees; examinations of internal and external databases of defaulters, etc.

One aspect of the decision-making process involves establishing the maximum amount of the loan, based on the appraisal value of the assets pledged as guarantees, as well as the purchase value if that is the purpose of the loan. As a general rule, under internal Group policies, the maximum amount of the loan relative to the appraisal value or the purchase value, whichever is lower, is applicable to purchases by individuals of properties for use as their primary residence and is fixed at 80%. This provides an upper limit below which a range of other maximum ratios of less than 80% are set, having regard to the purpose of the loan.

In addition, it should be noted that, if the application is accepted and as part of the process of completing the transaction, the charges associated with the assets provided as collateral for the loan granted are reviewed, as well as the insurance policies arranged on the aforementioned collateral, and the corresponding mortgage is registered in the Property Registry.

Concerning approval discretions, the credit scoring tools are the main reference for determining the feasibility of the transaction. Where the loan being sought is above a certain amount, or where factors are present that are not readily captured by a credit scoring procedure, a risk analyst will be involved. The limit for each discretion is based on credit scores and the amount of the transaction/risk of the customer, with additional conditions being specified at each level to determine when special intervention is required. A list of exceptions has been drawn up, based on the particular circumstances of the borrower and the transaction, and these exceptions are covered in the Group’s internal rules and procedures.

As mentioned in Note 4.4.2.2 “Risk management models”, the Group has a comprehensive monitoring system in place which uses early warning tools that enable the early detection of borrowers that could be predisposed to compliance issues. A key part of this process consists of well-established procedures to review and validate the guarantees given.

Corporates engaging in construction and/or real estate development

The Bank includes the management of real estate developer loans in the Real Estate Business Division. This unit has its own organisational structure geared towards a specialised management of these assets based on knowledge of the situation and development of the real estate market. Managing the risks in this portfolio is the responsibility of the Real Estate Risk Division, a specialist unit which forms part of the Risk Management Division.

Risk assessments are carried out by teams of specialised analysts who operate in conjunction with the Real Estate Business Division to ensure that a risk management perspective is combined with a view based on direct contact with customers and knowledge of them.

The decision is reached by assessing both the developer and the project and a set of supplementary information. The developer is assessed on their experience, the current status of ongoing projects, equity situation and financial capacity. The project is assessed in terms of location, distribution and qualities, supply versus demand and forecasts of income and expenses, among other aspects.

Furthermore, the Institution validates that own funds are contributed at the start, that the land is owned and the building permit is in force, that there is a building agreement in place with a solvent construction company and sale agreements (date of signature, date of delivery, payments on account, penalties, etc.).

Loans for real estate development purposes are conditional upon the progress of the project. To that end, an external Project Monitor is engaged that validates the progress of the development item by item and the destination of the funds.

Depending on the quality of the developer and the internal assessment of the project, the maximum loan rate (loan-to-cost, or LTC) is capped and a minimum level of sales is set. This allows the loan to be matched to the risk profile of the transaction.

Decision-making powers and discretions are assigned according to the specific types of portfolios handled within this business segment, which may be related to new projects, sales, purchases or action plans, as established in internal regulations.

The management of these risks is constantly monitored. For development projects, the Project Monitor issues regular reports that give an update on the progress of the works, the level of sales, costs, potential deviations, the planned calendar and potential project concerns. In the case of finished products, the level of sales or rentals is monitored, as well as remaining up-to-date with payment commitments. As in the case of other companies, a key part of this process consists of well-established procedures to review and validate the guarantees given.

Corporates unrelated to construction and/or real estate development

Analyses and decisions concerning the approval of risks (lending and guarantees) are based on rating tools and “core risk management teams”, formed by one person from the business side and one from the risks side at different decision-making levels, both described in Note 4.4.2.2 “Risk management models”. A range of other data and parameters are also taken into account, such as the consistency of the application, ability to pay and the nature of the security provided (as determined by an appraisal carried out by a Bank of Spain-authorised valuation firm which Banco Sabadell’s own approval processes will, additionally, have shown to be free of any association with the Group) and considering any supplementary guarantees, the “fit” between the company’s working capital and its total sales; the appropriateness of the total amount borrowed from the Group based on the business’s capital strength, examinations of internal and external databases of defaulters, etc. The profitability associated with the level of risk of each customer is also included in the analysis, with minimum levels to be achieved.

Reviews of charges and liens associated with the security provided and the registration of mortgages with the Property Registry are also applicable in this case.

Discretion figures are assigned based on the expected loss on the transaction/customer/risk group and the total risk of the customer or risk group. There are several levels in the approval process. In each such level there is a “core management team”, one member of which will be on the business side and one on the risk management side. All loan approvals must be the result of a joint decision. As with retail customers, a set of exceptional circumstances has been specified for borrowers and sectors, and these are provided for in the Group’s internal procedures.

As in the case of retail customers, transactions are monitored using early warning tools. There are also procedures to ensure that the securities and guarantees provided are constantly being reviewed and validated.

Schedule IV – Details of outstanding issues and subordinate liabilities of the Group

Debt securities in issue

The breakdown of the Group’s issues as at 31 December 2022 and 2021 is as follows:

Thousand euro

Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2022	Maturity/call date	Issue currency	Target of offering
		31/12/2022	31/12/2021

Banco de Sabadell, S.A.	03/07/2017	—	10,000	MAX(EURIBOR 3M + 0.30; 0.3%)	04/07/2022	Euros	Retail

Banco de Sabadell, S.A.	28/07/2017	—	26,800	MAX(EURIBOR 3M; 0.60%)	28/07/2022	Euros	Retail

Banco de Sabadell, S.A.	28/09/2017	—	10,000	MAX(EURIBOR 3M + 0.30; 0.3%)	28/09/2022	Euros	Retail

Banco de Sabadell, S.A.	05/12/2017	1,000,000	1,000,000	0.875%	05/03/2023	Euros	Institutional

Banco de Sabadell, S.A.	26/02/2018	4,000	4,000	MAX(EURIBOR 3M; 0.4%)	27/02/2023	Euros	Retail

Banco de Sabadell, S.A.	16/03/2018	6,000	6,000	MAX(EURIBOR 3M; 0.67%)	17/03/2025	Euros	Retail

Banco de Sabadell, S.A.	03/04/2018	6,000	6,000	MAX(EURIBOR 3M; 0.4%)	03/04/2023	Euros	Retail

Banco de Sabadell, S.A.	31/05/2018	3,000	3,000	MAX(EURIBOR 3M; 0.3%)	31/05/2023	Euros	Retail

Banco de Sabadell, S.A.	07/09/2018	750,000	750,000	1.625%	07/03/2024	Euros	Institutional

Banco de Sabadell, S.A.	14/11/2018	1,000	1,000	MAX(EURIBOR 3M; 1.1%)	14/11/2023	Euros	Retail

Banco de Sabadell, S.A.	14/11/2018	2,500	2,500	MAX(EURIBOR 3M; 1.5%)	14/11/2025	Euros	Retail

Banco de Sabadell, S.A.	28/03/2019	—	601,415	0.700%	28/03/2022	Euros	Retail

Banco de Sabadell, S.A.	10/05/2019	1,000,000	1,000,000	1.750%	10/05/2024	Euros	Institutional

Banco de Sabadell, S.A.	22/07/2019	1,000,000	1,000,000	0.875%	22/07/2025	Euros	Institutional

Banco de Sabadell, S.A.	27/09/2019	500,000	500,000	1.125%	27/03/2025	Euros	Institutional

Banco de Sabadell, S.A. (*)	07/11/2019	500,000	500,000	0.625%	07/11/2024	Euros	Institutional

Banco de Sabadell, S.A. (*)	29/06/2020	—	500,000	1.750%	29/06/2022	Euros	Institutional

Banco de Sabadell, S.A. (*)	11/09/2020	500,000	500,000	1.125%	11/03/2026	Euros	Institutional

Banco de Sabadell, S.A. (*)	15/10/2020	—	120,000	EURIBOR 3M + 0.646%	15/05/2024	Euros	Institutional

TSB Banking Group Plc (*) (**)	29/12/2020	—	535,536	SONIA + 2.1%	29/06/2022	Pounds sterling	Institutional

Banco de Sabadell, S.A. (*)	16/06/2021	500,000	500,000	0.875%	16/06/2027	Euros	Institutional

Banco de Sabadell, S.A.	29/11/2021	67,000	67,000	MAX(EURIBOR 12M; 0.77%)	30/11/2026	Euros	Institutional

Banco de Sabadell, S.A. (*)	24/03/2022	750,000	—	2.625%	24/03/2025	Euros	Institutional

Banco de Sabadell, S.A.	30/3/2022	120,000	—	3.15%	30/03/2037	Euros	Institutional

TSB Banking Group Plc (*)	13/6/2022	507,368	—	SONIA + 2.45%	13/06/2026	Pounds sterling	Institutional

Banco de Sabadell, S.A. (*)	8/9/2022	500,000	—	5.375%	08/09/2025	Euros	Institutional

Banco de Sabadell, S.A. (*)	2/11/2022	750,000	—	5.125%	10/11/2027	Euros	Institutional

Banco de Sabadell, S.A. (*)	23/11/2022	75,000	—	5.500%	23/11/2031	Euros	Institutional

TSB Banking Group Plc (*)	9/12/2022	281,871	—	SONIA + 3.40%	09/12/2025	Pounds sterling	Institutional

Subscribed by Group companies		(874,239)	(620,536)
Total straight bonds		7,949,500	7,022,715

 (*) “Maturity/call date” refers to the first call option.

 (**) Equivalent amount in EUR as at end December 2022.

Thousand euro

Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2022	Maturity date	Issue currency	Target of offering
		31/12/2022	31/12/2021

Banco Guipuzcoano, S.A. (*)	18/04/2007	—	25,000	1.70%	18/04/2022	Euros	Institutional

Banco de Sabadell, S.A.	25/07/2012	—	3,000	Underlying benchmark	25/07/2022	Euros	Retail

Banco de Sabadell, S.A.	14/07/2014	10,000	10,000	Underlying benchmark	15/07/2024	Euros	Retail

Banco de Sabadell, S.A.	05/11/2018	10,000	10,000	Underlying benchmark	01/04/2025	Euros	Retail

Banco de Sabadell, S.A.	12/11/2018	3,200	3,200	Underlying benchmark	01/04/2025	Euros	Retail

Banco de Sabadell, S.A.	18/02/2019	—	3,000	Underlying benchmark	18/02/2022	Euros	Retail

Banco de Sabadell, S.A.	04/04/2019	—	3,000	Underlying benchmark	04/10/2022	Euros	Retail

Banco de Sabadell, S.A.	03/06/2022	8,900	—	MAX (EURIBOR 12M;2.75%)	03/06/2027	Euros	Institutional

Banco de Sabadell, S.A.	01/08/2022	9,200	—	MAX (EURIBOR 12M;4%)	02/08/2027	Euros	Institutional

Subscribed by Group companies
Total structured bonds		41,300	57,200

 (*) Company merged with Banco Sabadell.

Thousand euro

Issuer	Issue date	Amount		Average interest rate	Maturity date	Issue currency	Target of offering
		31/12/2022	31/12/2021	31/12/2022

Banco de Sabadell, S.A. (*)	10/05/2022	1,445,701	903,897	0.00%	Various	Euros	Institutional

Subscribed by Group companies		(573,805)	(477,803)
Total commercial paper		871,896	426,094

(*) Programme with issuance limit of 7,000,000 thousand euros, which can be extended to 9,000,000 thousand euros, registered with Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (IBERCLEAR).

Thousand euro

Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2022	Maturity date	Issue currency	Target of offering
		31/12/2022	31/12/2021

Banco de Sabadell, S.A.	05/10/2012	—	77,400	EURIBOR 3M + 4.80	05/10/2022	Euros	Institutional

Banco de Sabadell, S.A.	26/09/2014	—	250,000	EURIBOR 3M + 0.70	26/09/2022	Euros	Institutional

Banco de Sabadell, S.A.	03/10/2014	38,000	38,000	EURIBOR 3M + 0.68	03/10/2023	Euros	Institutional

Banco de Sabadell, S.A.	05/12/2014	—	100,000	EURIBOR 3 M + 0.40	05/12/2022	Euros	Institutional

Banco de Sabadell, S.A.	04/05/2015	250,000	250,000	EURIBOR 3 M + 0.13	04/05/2023	Euros	Institutional

Banco de Sabadell, S.A.	03/07/2015	50,000	50,000	EURIBOR 3 M + 0.20	03/07/2023	Euros	Institutional

Banco de Sabadell, S.A.	26/01/2016	550,000	550,000	EURIBOR 3M + 0.80	26/01/2024	Euros	Institutional

Banco de Sabadell, S.A.	24/05/2016	50,000	50,000	EURIBOR 3M + 0.535	24/05/2024	Euros	Institutional

Banco de Sabadell, S.A.	10/06/2016	1,000,000	1,000,000	0.63%	10/06/2024	Euros	Institutional

Banco de Sabadell, S.A.	20/10/2016	1,000,000	1,000,000	0.13%	20/10/2023	Euros	Institutional

Banco de Sabadell, S.A.	29/12/2016	250,000	250,000	0.97%	27/12/2024	Euros	Institutional

Banco de Sabadell, S.A.	26/04/2017	1,100,000	1,100,000	1.00%	26/04/2027	Euros	Institutional

Banco de Sabadell, S.A.	21/07/2017	500,000	500,000	0.89%	21/07/2025	Euros	Institutional

Banco de Sabadell, S.A.	21/12/2018	390,000	390,000	1.09%	21/12/2026	Euros	Institutional

Banco de Sabadell, S.A.	30/01/2019	—	1,250,000	EURIBOR 12M + 0.130	30/01/2022	Euros	Institutional

Banco de Sabadell, S.A.	20/12/2019	750,000	750,000	EURIBOR 12M + 0.074	20/12/2024	Euros	Institutional

Banco de Sabadell, S.A.	20/12/2019	750,000	750,000	EURIBOR 12M + 0.104	22/12/2025	Euros	Institutional

Banco de Sabadell, S.A.	20/01/2020	1,000,000	1,000,000	0.13%	10/02/2028	Euros	Institutional

Banco de Sabadell, S.A.	23/06/2020	1,500,000	1,500,000	EURIBOR 12M + 0.080	23/06/2025	Euros	Institutional

Banco de Sabadell, S.A.	30/03/2021	1,000,000	1,000,000	EURIBOR 12M + 0.018	30/03/2026	Euros	Institutional

Banco de Sabadell, S.A.	08/06/2021	1,000,000	1,000,000	EURIBOR 12M + 0.012	08/06/2026	Euros	Institutional

Banco de Sabadell, S.A.	08/06/2021	1,000,000	1,000,000	EURIBOR 12M + 0.022	08/06/2027	Euros	Institutional

Banco de Sabadell, S.A.	21/01/2022	1,500,000	—	EURIBOR 12M + 0.010	21/09/2027	Euros	Institutional

Banco de Sabadell, S.A.	30/05/2022	1,000,000	—	1.75%	30/05/2029	Euros	Institutional

Banco de Sabadell, S.A.	12/12/2022	500,000	—	EURBOR 12M + 0.140	12/06/2028	Euros	Institutional

Banco de Sabadell, S.A.	21/12/2022	500,000	—	EURIBOR 3M + 0.600	20/12/2030	Euros	Institutional

Subscribed by Group companies		(8,115,000)	(7,315,000)
Total mortgage covered bonds		7,563,000	6,540,400

Thousand euro

Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2021	Maturity date	Issue currency	Target of offering
		31/12/2022	31/12/2021

TSB Banking Group Plc	7/12/2017	—	595,040	SONIA + 0.372	7/12/2022	Pounds sterling	Institutional

TSB Banking Group Plc	15/2/2019	845,614	892,560	SONIA + 0.870	15/2/2024	Pounds sterling	Institutional

TSB Banking Group Plc	22/6/2021	563,742	595,040	SONIA + 0.370	22/6/2028	Pounds sterling	Institutional

Subscribed by Group companies		—	—
Total Covered Bonds		1,409,356	2,082,640

Securitisations

The following table shows the bonds issued by asset securitisation funds outstanding as at 31 December 2022 and 2021, respectively:

Thousand euro
			Issue		Outstanding balance of liabilities

		Types of	Number of

Year	Name of fund (*)	issue	securities	Amount	2022	2021	Yield

2005	TDA CAM 4, F.T.A	RMBS	20,000	2,000,000	47,009	72,293	EURIBOR 3M + (between 0.09% and 0.24%)

2005	TDA CAM 5, F.T.A	RMBS	20,000	2,000,000	105,476	126,029	EURIBOR 3M + (between 0.12% and 0.35%)

2006	TDA CAM 6, F.T.A	RMBS	13,000	1,300,000	68,970	83,863	EURIBOR 3M + (between 0.13% and 0.27%)

2006	TDA CAM 7, F.T.A	RMBS	15,000	1,500,000	82,944	101,682	EURIBOR 3M + (between 0.14% and 0.3%)

2006	CAIXA PENEDES 1 TDA, F.T.A	RMBS	10,000	1,000,000	31,725	37,882	EURIBOR 3M + 0.14%

2006	FTPYME TDA CAM 4, F.T.A	SMEs	15,293	1,529,300	27,614	33,739	EURIBOR 3M + (between 0.29% and 0.61%)

2007	TDA CAM 8, F.T.A	RMBS	17,128	1,712,800	75,165	87,919	EURIBOR 3M + (between 0.13% and 0.47%)

2007	CAIXA PENEDES PYMES 1 TDA, F.T.A	SMEs	7,900	790,000	300	300	EURIBOR 3M + 0.8%

2007	TDA CAM 9, F.T.A	RMBS	15,150	1,515,000	108,025	124,231	EURIBOR 3M + (between 0.19% and 0.75%)

2017	IM SABADELL PYME 11, F.T	SMEs	19,000	1,900,000	—	3,379	EURIBOR 3M + 0.75%

2022	SABADELL CONSUMO 2, F.T.	CONSUMER	7,591	759,100	655,618	—	EURIBOR 1M + (between 0.87% and 13.25%)
Total securitisation funds					1,202,846	671,317

(*) The bonds issued by securitisation funds are listed in the AIAF market.

Subordinated liabilities

Subordinated liabilities issued by the Group as at 31 December 2022 and 2021 are as follows:

Thousand euro

Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2022	Maturity/call date	Issue currency	Target of offering
		31/12/2022	31/12/2021

Banco de Sabadell, S.A.	06/05/2016	500,000	500,000	5.625%	6/5/2026	Euros	Institutional

Banco de Sabadell, S.A. (*)	12/12/2018	500,000	500,000	5.38%	12/12/2023	Euros	Institutional

Banco de Sabadell, S.A. (*)	17/01/2020	300,000	300,000	2.00%	17/01/2025	Euros	Institutional

Banco de Sabadell, S.A. (*)	15/01/2021	500,000	500,000	2.50%	15/04/2026	Euros	Institutional

TSB Banking Group Plc (*)	30/03/2021	338,245	357,024	3.45%	30/03/2026	GBP	Institutional

Subscribed by Group companies		(338,245)	(357,024)
Total subordinated bonds		1,800,000	1,800,000

(*) “Maturity/call date” refers to the first call option.

Thousand euro

Issuer	Issue date	Amount		Interest rate ruling as at 31/12/2022	Maturity/call date	Issue currency	Target of offering
		31/12/2022	31/12/2021

Banco de Sabadell, S.A. (*)	18/05/2017	—	750,000	6.50%	18/05/2022	Euros	Institutional

Banco de Sabadell, S.A. (*)	23/11/2017	400,000	400,000	6.13%	23/02/2023	Euros	Institutional

Banco de Sabadell, S.A. (*)	15/03/2021	500,000	500,000	5.75%	15/09/2026	Euros	Institutional

Banco de Sabadell, S.A. (*)	19/11/2021	750,000	750,000	5.00%	19/11/2027	Euros	Institutional
Total preferred securities		1,650,000	2,400,000

(*) Perpetual issue. “Maturity/call date” refers to date of first call option. The aforesaid subordinated securities and undated securities are perpetual, although they may be converted into newly issued Banco Sabadell shares, if either Banco Sabadell or its consolidated group has a Common Equity Tier 1 (CET1) ratio lower than 5.125%, calculated in accordance with Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June, on prudential requirements for credit institutions and investment firms.

The issues included in subordinated liabilities, for the purposes of credit priority, are ranked below all of the Group’s regular creditors.

For the purpose of complying with the requirements of IAS 7, the table below shows the reconciliation of liabilities derived from funding activities, identifying the components that have entailed their movements:

Thousand euro
Total subordinated liabilities as at 31 December 2020	2,873,239

Newly issued	1,750,000
Amortised	(443,497)
Capitalisation	—
Exchange rate	15,258
Change in subordinated liabilities subscribed by Group companies	5,000
Total subordinated liabilities as at 31 December 2021	4,200,000

Newly issued	—
Amortised	(750,000)
Capitalisation	—
Exchange rate	—
Change in subordinated liabilities subscribed by Group companies	—
Total subordinated liabilities as at 31 December 2022	3,450,000

Schedule V – Other risk information

Credit risk exposure

Loans and advances to customers broken down by activity and type of guarantee

The breakdown of the balance of the heading “Loans and advances – Customers” by activity and type of guarantee, excluding advances not classed as loans, as at 31 December 2022 and 2021, respectively, is as follows:

Thousand euro
				2022
				Secured loans. Carrying amount based on last available valuation. Loan to
						value
		Of which:	Of which:
	TOTAL	secured with	secured with		Over 40%	Over 60%	Over 80%
		real estate	other	Less than or	and less	and less	and less
			collateral	equal to 40%	than or equal	than or equal	than or equal	Over 100%
					to 60%	to 80%	to 100%

General governments	10,112,875	27,806	404,416	21,478	8,006	—	906	401,832

Other financial corporations and individual entrepreneurs (financial business activity)	1,053,004	302,774	362,324	433,339	194,881	21,854	6,451	8,573

Non-financial corporations and individual entrepreneurs (non-financial business activity)	60,962,804	13,324,354	5,961,022	7,596,497	4,652,265	2,200,628	1,546,495	3,289,491

Construction and real estate development (including land)	2,558,107	1,490,609	316,320	756,742	534,819	153,846	147,140	214,382

Civil engineering construction	968,875	25,767	151,094	140,083	11,224	2,729	3,783	19,042

Other purposes	57,435,822	11,807,978	5,493,608	6,699,672	4,106,222	2,044,053	1,395,572	3,056,067

Large enterprises	25,586,942	2,161,488	2,006,076	1,773,688	443,347	276,123	372,204	1,302,202

SMES and individual entrepreneurs	31,848,880	9,646,490	3,487,532	4,925,984	3,662,875	1,767,930	1,023,368	1,753,865

Other households	85,544,442	77,898,980	1,384,690	17,922,933	24,711,578	26,895,158	6,936,913	2,817,088

Home loans	77,075,115	76,728,550	296,420	17,006,740	24,088,867	26,531,341	6,779,029	2,618,993

Consumer loans	5,440,517	41,627	672,238	126,801	262,036	149,721	74,613	100,694

Other purposes	3,028,810	1,128,803	416,032	789,392	360,675	214,096	83,271	97,401
TOTAL	157,673,125	91,553,914	8,112,452	25,974,247	29,566,730	29,117,640	8,490,765	6,516,984

MEMORANDUM ITEM Refinancing, refinanced and restructured transactions	4,512,316	2,911,059	272,013	961,790	840,122	534,705	248,379	598,076

Thousand euro
				2021
				Secured loans. Carrying amount based on last available valuation. Loan to
			Of which:			value
		Of which:	secured with
	TOTAL	secured with	other		Over 40%	Over 60%	Over 80%
		real estate	collateral	Less than or	and less	and less	and less
				equal to 40%	than or equal	than or equal	than or equal	Over 100%
					to 60%	to 80%	to 100%

General governments	9,408,771	33,916	553,176	13,891	11,091	—	963	561,147

Other financial corporations and individual entrepreneurs (financial business activity)	948,435	188,751	370,675	394,379	119,440	26,501	6,063	13,043

Non-financial corporations and individual entrepreneurs (non-financial business activity)	60,321,572	13,494,991	5,387,073	7,661,213	4,648,179	2,596,527	1,397,013	2,579,132

Construction and real estate development (including land)	2,652,955	1,569,215	320,736	829,524	496,816	248,870	144,481	170,260

Civil engineering construction	819,200	32,852	25,371	26,128	12,252	2,556	2,803	14,484

Other purposes	56,849,417	11,892,924	5,040,966	6,805,561	4,139,111	2,345,101	1,249,729	2,394,388

Large enterprises	24,465,428	1,893,913	1,944,357	1,992,477	332,307	294,649	505,815	713,022

SMES and individual entrepreneurs	32,383,989	9,999,011	3,096,609	4,813,084	3,806,804	2,050,452	743,914	1,681,366

Other households	86,247,200	78,518,084	1,316,948	16,755,153	23,692,853	28,115,931	7,955,458	3,315,637

Home loans	77,741,032	77,267,421	324,331	15,851,014	23,061,319	27,752,944	7,775,459	3,151,016

Consumer loans	5,387,338	48,559	622,025	164,816	245,859	127,265	74,417	58,227

Other purposes	3,118,830	1,202,104	370,592	739,323	385,675	235,722	105,582	106,394
TOTAL	156,925,978	92,235,742	7,627,872	24,824,636	28,471,563	30,738,959	9,359,497	6,468,959

MEMORANDUM ITEM Refinancing, refinanced and restructured transactions	5,503,333	3,117,314	397,856	955,550	949,483	742,577	409,411	458,149

In terms of risks with LTV >80%, these mainly correspond to transactions from acquired entities or business operations in which, as a supplement to the valuation of the transaction, a mortgage guarantee is available to cover that transaction. Similarly, there are other additional reasons for approval, which mainly correspond to solvent borrowers with a proven payment capacity, as well as customers with a good profile who contribute guarantees (personal guarantees and/or pledges) which are additional to the mortgage guarantees already considered in the LTV ratio.

Refinancing and restructuring transactions

The outstanding balance of refinancing and restructuring transactions as at 31 December 2022 and 2021 is as follows:

Thousand euro
				2022

	Credit institutions	General governments	Other financial corporations and individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: lending for construction and real estate development (including land)	Other households	Total

TOTAL

Not secured with collateral

Number of transactions	—	13	77	29,290	807	59,586	88,966

Gross carrying amount	—	8,115	24,424	1,910,336	76,455	245,991	2,188,866

Secured with collateral

Number of transactions	—	1	11	7,936	1,238	14,654	22,602

Gross carrying amount	—	100	1,688	2,079,054	180,451	1,323,929	3,404,771

Impairment allowances	—	1,049	15,313	776,751	79,589	288,210	1,081,323

Of which, non-performing loans

Not secured with collateral

Number of transactions	—	10	35	14,428	478	43,708	58,181

Gross carrying amount	—	6,938	16,529	891,441	60,892	173,526	1,088,434

Secured with collateral

Number of transactions	—	1	5	4,539	1,128	7,202	11,747

Gross carrying amount	—	100	218	895,810	75,145	759,672	1,655,800

Impairment allowances	—	864	15,176	702,017	74,597	262,845	980,902

TOTAL

Number of transactions	—	14	88	37,226	2,045	74,240	111,568

Gross value	—	8,215	26,112	3,989,390	256,906	1,569,920	5,593,637

Impairment allowances	—	1,049	15,313	776,751	79,589	288,210	1,081,323

Additional information: lending included under non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—	—

Thousand euro

				2021
	Credit institutions	General governments	Other financial corporations and individual entrepreneurs (financial business activity)	Non-financial corporations and individual entrepreneurs (non-financial business activity)	Of which: lending for construction and real estate development (including land)	Other households	Total

TOTAL

Not secured with collateral

Number of transactions	—	14	173	35,608	688	64,850	100,645

Gross carrying amount	—	9,055	28,192	2,571,808	138,613	332,020	2,941,075

Secured with collateral

Number of transactions	—	2	17	8,732	1,367	14,957	23,708

Gross carrying amount	—	203	2,492	2,329,048	170,870	1,561,620	3,893,363

Impairment allowances	—	1,255	16,215	972,963	78,863	340,664	1,331,097

Of which, non-performing loans

Not secured with collateral

Number of transactions	—	12	58	17,603	410	44,497	62,170

Gross carrying amount	—	8,133	17,719	977,368	64,623	210,091	1,213,311

Secured with collateral

Number of transactions	—	1	9	5,543	1,253	8,417	13,970

Gross carrying amount	—	126	627	916,569	78,527	879,217	1,796,539

Impairment allowances	—	1,255	15,978	823,960	69,424	302,977	1,144,170

TOTAL

Number of transactions	—	16	190	44,340	2,055	79,807	124,353

Gross value	—	9,258	30,684	4,900,856	309,483	1,893,640	6,834,438

Impairment allowances	—	1,255	16,215	972,963	78,863	340,664	1,331,097

Additional information: lending included under non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—	—

The value of the guarantees received to ensure collection associated with refinancing and restructuring transactions, broken down into collateral and other guarantees, as at 31 December 2022 and 2021, is as follows:

Thousand euro

Guarantees received	2022	2021

Value of collateral	2,893,373	3,430,237
Of which: securing stage 3 loans	1,310,560	1,382,700

Value of other guarantees	1,061,177	1,281,854

Of which: securing stage 3 loans	376,624	316,047
Total value of guarantees received	3,954,550	4,712,091

Detailed movements of the balance of refinancing and restructuring transactions during 2022 and 2021 are as follows:

Thousand euro

	2022	2021

Opening balance	6,834,437	5,337,617

(+) Forbearance (refinancing and restructuring) in the period	933,461	3,190,252

Memorandum item: impact recognised on the income statement for the period	116,365	227,263

(-) Debt repayments	(919,789)	(854,208)

(-) Foreclosures	(8,044)	(13,460)

(-) Derecognised from the balance sheet (reclassified as write-offs)	(105,546)	(137,743)

(+)/(-) Other changes (*)	(1,140,882)	(688,020)
Year-end balance	5,593,637	6,834,438

(*) Includes transactions no longer classified as refinancing, refinanced or restructured due to meeting the requirements for reclassification from stage 2 to stage 1 exposures (see Note 1.3.4).

The table below shows the value of transactions which, after refinancing or restructuring, have been classified as stage 3 exposures during 2022 and 2021:

Thousand euro

	2022	2021

General governments	—	—

Other legal entities and individual entrepreneurs	374,135	297,088
Of which: Lending for construction and real estate development	20,280	15,882

Other natural persons	90,171	209,610
Total	464,306	506,698

The average probability of default on current refinanced and restructured transactions broken down by activity as at 31 December 2022 and 2021 is as follows:

%

	2022	2021

General governments (*)		—

Other legal entities and individual entrepreneurs	14	13
Of which: Lending for construction and real estate development	19	12

Other natural persons	10	10

(*) Authorisation has not been granted for the use of internal models in the calculation of capital requirements.

Average probability of default calculated as at 30 September 2022.

Concentration risk

Geographical exposure

Global

The breakdown of risk concentration, by activity and at a global level, as at 31 December 2022 and 2021 is as follows:

Thousand euro
			2022

	TOTAL	Spain	Rest of European Union	Americas	Rest of the world

Central banks and Credit institutions	47,918,906	34,158,121	3,778,817	2,613,583	7,368,385

General governments	36,026,312	27,319,509	4,865,464	1,685,660	2,155,679

Central governments	25,682,763	18,162,012	4,671,930	693,142	2,155,679

Other	10,343,549	9,157,497	193,534	992,518	—

Other financial corporations and individual entrepreneurs	7,416,023	1,367,666	2,502,161	485,170	3,061,026

Non-financial corporations and individual entrepreneurs	63,587,639	48,156,329	3,400,613	9,597,141	2,433,556

Construction and real estate development	2,680,945	2,205,881	54,640	286,390	134,034

Civil engineering construction	1,043,510	767,633	14,266	236,171	25,440

Other purposes	59,863,184	45,182,815	3,331,707	9,074,580	2,274,082

Large enterprises	27,398,039	16,773,028	1,859,562	7,549,562	1,215,887

SMEs and individual entrepreneurs	32,465,145	28,409,787	1,472,145	1,525,018	1,058,195

Other households	86,241,976	39,850,415	1,193,792	612,502	44,585,267

Home loans	77,672,228	33,741,442	1,170,817	282,090	42,477,879

Consumer loans	5,440,517	3,488,618	8,853	6,998	1,936,048

Other purposes	3,129,231	2,620,355	14,122	323,414	171,340
TOTAL	241,190,856	150,852,040	15,740,847	14,994,056	59,603,913

Thousand euro
			2021

	TOTAL	Spain	Rest of European Union	Americas	Rest of the world

Central banks and Credit institutions	56,135,227	42,901,463	4,324,590	1,937,097	6,972,077

General governments	30,944,737	23,058,110	2,905,921	1,521,875	3,458,831

Central governments	22,243,892	15,386,550	2,905,917	492,765	3,458,660

Other	8,700,845	7,671,560	4	1,029,110	171

Other financial corporations and individual entrepreneurs	3,029,456	1,281,242	773,852	478,222	496,140

Non-financial corporations and individual entrepreneurs	62,991,664	48,323,248	3,330,753	8,599,608	2,738,055

Construction and real estate development	2,721,772	2,296,122	3,961	300,391	121,298

Civil engineering construction	916,490	872,392	19,718	5,013	19,367

Other purposes	59,353,402	45,154,734	3,307,074	8,294,204	2,597,390

Large enterprises	26,326,637	15,295,916	2,159,755	7,218,989	1,651,977

SMEs and individual entrepreneurs	33,026,765	29,858,818	1,147,319	1,075,215	945,413

Other households	86,396,456	39,304,626	979,842	515,497	45,596,491

Home loans	77,782,121	33,274,507	952,291	218,760	43,336,563

Consumer loans	5,387,338	3,297,195	6,812	5,521	2,077,810

Other purposes	3,226,997	2,732,924	20,739	291,216	182,118
TOTAL	239,497,540	154,868,689	12,314,958	13,052,299	59,261,594

By autonomous communities

The breakdown of risk concentration, by activity and at the level of Spanish autonomous communities, as at

31 December 2022 and 2021, respectively, is as follows:

Thousand euro
						2022

	TOTAL	AUTONOMOUS COMMUNITIES
		Andalusia	Aragón	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla- La Mancha	Castilla y León	Catalonia

Central banks and Credit institutions	34,158,121	5,145	1	13	8	2	349,943	—	—	350,636

General governments	27,319,509	548,524	282,965	377,523	413,874	614,807	5,646	177,985	886,455	806,616

Central governments	18,162,012	—	—	—	—	—	—	—	—	—

Other	9,157,497	548,524	282,965	377,523	413,874	614,807	5,646	177,985	886,455	806,616

Other financial corporations and individual entrepreneurs	1,367,666	4,751	1,754	3,187	1,433	941	247	705	11,318	496,126

Non-financial corporations and individual entrepreneurs	48,156,329	2,461,160	1,077,323	1,355,755	2,131,431	1,162,785	203,928	677,576	1,191,791	13,643,536

Construction and real estate development	2,205,881	97,474	38,811	43,796	73,749	25,553	7,609	16,082	33,632	519,457

Civil engineering construction	767,633	32,037	11,282	21,868	5,224	4,860	4,146	6,674	14,556	156,519

Other purposes	45,182,815	2,331,649	1,027,230	1,290,091	2,052,458	1,132,372	192,173	654,820	1,143,603	12,967,560

Large enterprises	16,773,028	631,451	380,888	383,933	956,528	295,167	73,266	186,787	235,303	4,383,584

SMEs and individual entrepreneurs	28,409,787	1,700,198	646,342	906,158	1,095,930	837,205	118,907	468,033	908,300	8,583,976

Other households	39,850,415	2,814,410	562,841	1,168,698	1,467,079	615,733	116,407	510,091	781,608	15,385,484

Home loans	33,741,442	2,305,080	487,577	937,797	1,305,843	436,697	99,189	408,621	626,088	13,366,915

Consumer loans	3,488,618	381,060	41,462	93,342	89,192	154,546	10,152	73,193	91,257	1,049,933

Other purposes	2,620,355	128,270	33,802	137,559	72,044	24,490	7,066	28,277	64,263	968,636

TOTAL	150,852,040	5,833,990	1,924,884	2,905,176	4,013,825	2,394,268	676,171	1,366,357	2,871,172	30,682,398

Thousand euro
					2022

	AUTONOMOUS COMMUNITIES

	Extremadura	Galicia	Madrid	Murcia	Navarre	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and Credit institutions	—	11,345	32,841,524	2	—	100,128	499,374	—	—

General governments	73,251	660,025	2,464,005	53,136	308,543	693,533	709,949	56,001	24,659

Central governments	—	—	—	—	—	—	—	—	—

Other	73,251	660,025	2,464,005	53,136	308,543	693,533	709,949	56,001	24,659

Other financial corporations and individual entrepreneurs	93	3,729	778,585	3,310	488	24,084	29,769	7,130	16

Non-financial corporations and individual entrepreneurs	197,915	2,404,086	12,870,370	1,122,284	608,933	4,755,150	2,080,952	191,396	19,958

Construction and real estate development	1,948	94,226	969,667	31,131	11,134	151,009	80,439	9,611	553

Civil engineering construction	2,174	43,328	336,020	14,633	3,006	60,242	47,909	2,279	876

Other purposes	193,793	2,266,532	11,564,683	1,076,520	594,793	4,543,899	1,952,604	179,506	18,529

Large enterprises	51,207	756,107	5,625,249	236,223	236,299	1,469,595	812,271	58,931	239

SMEs and individual entrepreneurs	142,586	1,510,425	5,939,434	840,297	358,494	3,074,304	1,140,333	120,575	18,290

Other households	151,499	975,804	5,433,400	2,050,394	168,933	6,116,889	1,375,881	71,251	84,013

Home loans	116,510	734,267	4,494,023	1,734,407	139,664	5,177,257	1,233,510	59,076	78,921

Consumer loans	27,443	146,638	567,330	174,643	9,796	502,475	67,443	6,017	2,696

Other purposes	7,546	94,899	372,047	141,344	19,473	437,157	74,928	6,158	2,396

TOTAL	422,758	4,054,989	54,387,884	3,229,126	1,086,897	11,689,784	4,695,925	325,778	128,646

Thousand euro
						2021

		AUTONOMOUS COMMUNITIES

	TOTAL	Andalusia	Aragón	Asturias	Balearic Islands	Canary Islands	Cantabria	Castilla- La Mancha	Castilla y León	Catalonia

Central banks and Credit institutions	42,901,463	5,610	8	2	—	2	290,083	1	—	270,562

General governments	23,058,110	350,471	119,243	360,503	383,630	299,697	6,647	105,290	709,478	904,436

Central governments	15,386,550	—	—	—	—	—	—	—	—	—

Other	7,671,560	350,471	119,243	360,503	383,630	299,697	6,647	105,290	709,478	904,436

Other financial corporations and individual entrepreneurs	1,281,242	5,325	2,810	3,642	1,323	837	287	833	14,705	536,990

Non-financial corporations and individual entrepreneurs	48,323,248	2,477,885	1,027,327	1,490,319	2,294,312	1,261,855	201,262	625,905	1,106,996	14,226,345

Construction and real estate development	2,296,122	84,280	40,585	46,909	90,043	26,854	10,497	15,220	26,690	556,249

Civil engineering construction	872,392	33,172	9,461	20,230	7,502	3,639	5,580	6,740	17,163	143,110

Other purposes	45,154,734	2,360,433	977,281	1,423,180	2,196,767	1,231,362	185,185	603,945	1,063,143	13,526,986

Large enterprises	15,295,916	520,792	312,677	446,085	932,259	351,140	55,657	143,991	199,151	4,413,074

SMEs and individual entrepreneurs	29,858,818	1,839,641	664,604	977,095	1,264,508	880,222	129,528	459,954	863,992	9,113,912

Other households	39,304,626	2,764,232	547,729	1,163,902	1,435,534	596,049	114,198	496,557	773,274	15,321,766

For house purchase	33,274,507	2,285,812	470,373	929,102	1,276,716	424,622	96,902	401,705	617,482	13,241,197

Consumer loans	3,297,195	344,663	42,835	89,927	85,105	147,048	9,043	64,404	86,338	1,020,198

Other purposes	2,732,924	133,757	34,521	144,873	73,713	24,379	8,253	30,448	69,454	1,060,371

TOTAL	154,868,689	5,603,523	1,697,117	3,018,368	4,114,799	2,158,440	612,477	1,228,586	2,604,453	31,260,099

Thousand euro
					2021

	AUTONOMOUS COMMUNITIES

	Extremadura	Galicia	Madrid	Murcia	Navarre	Valencia	Basque Country	La Rioja	Ceuta and Melilla

Central banks and Credit institutions	—	5,136	42,024,234	2	180	116,748	188,895	—	—

General governments	87,251	419,626	1,876,784	55,766	291,266	701,521	859,215	110,090	30,646

Central governments	—	—	—	—	—	—	—	—	—

Other	87,251	419,626	1,876,784	55,766	291,266	701,521	859,215	110,090	30,646

Other financial corporations and individual entrepreneurs	99	4,380	655,805	3,107	477	27,658	22,862	84	18

Non-financial corporations and individual entrepreneurs	176,135	2,348,363	12,190,026	1,133,579	601,156	4,889,933	2,063,837	187,401	20,612

Construction and real estate development	2,071	64,311	1,023,028	35,361	20,977	146,930	96,077	9,698	342

Civil engineering construction	2,039	47,318	429,982	12,463	2,607	63,133	65,976	1,815	462

Other purposes	172,025	2,236,734	10,737,016	1,085,755	577,572	4,679,870	1,901,784	175,888	19,808

Large enterprises	19,967	726,793	4,587,849	235,642	205,908	1,392,587	705,700	46,124	520

SMEs and individual entrepreneurs	152,058	1,509,941	6,149,167	850,113	371,664	3,287,283	1,196,084	129,764	19,288

Other households	139,718	900,696	5,226,038	2,038,198	171,896	6,183,773	1,274,889	80,285	75,892

For house purchase	103,585	669,564	4,339,875	1,735,994	138,787	5,283,696	1,128,245	59,509	71,341

Consumer loans	28,185	137,929	533,090	157,659	12,085	451,813	69,924	14,684	2,265

Other purposes	7,948	93,203	353,073	144,545	21,024	448,264	76,720	6,092	2,286

TOTAL	403,203	3,678,201	61,972,887	3,230,652	1,064,975	11,919,633	4,409,698	377,860	127,168

Sectoral concentration

The breakdown by activity sector of loans and advances to non-financial corporations is shown below:

Thousand euro
	2022
	Gross carrying amount	Allowances

Agriculture, livestock farming, forestry and fisheries	1,076,502	(42,865)

Mining and quarrying	369,936	(7,452)

Manufacturing	9,868,505	(256,971)

Electricity, gas, steam and air-conditioning supply	4,785,320	(86,295)

Water supply	352,310	(3,257)

Construction	4,233,888	(173,834)

Wholesale and retail trade	8,944,060	(256,582)

Transportation and storage	3,794,633	(79,969)

Hotel and catering	4,592,388	(143,964)

Information and communication	1,836,754	(25,602)

Financial and insurance activities	4,595,168	(83,165)

Real estate activities	6,779,311	(162,317)

Professional, scientific and technical activities	2,358,265	(95,985)

Administrative and auxiliary services	1,670,244	(36,732)

Public administration and defence; mandatory social security	378,164	(664)

Education	321,192	(10,179)

Healthcare and social services	937,181	(12,758)

Artistic, leisure and entertainment activities	511,259	(78,890)

Other services	1,043,584	(126,549)

Total	58,448,664	(1,684,030)

Thousand euro
	2021
	Gross carrying amount	Allowances

Agriculture, livestock farming, forestry and fisheries	1,012,584	(42,464)

Mining and quarrying	493,468	(12,852)

Manufacturing	9,571,740	(295,943)

Electricity, gas, steam and air-conditioning supply	4,366,081	(90,250)

Water supply	525,395	(10,470)

Construction	4,337,141	(197,600)

Wholesale and retail trade	8,276,117	(289,990)

Transportation and storage	3,807,434	(123,248)

Hotel and catering	5,257,216	(177,921)

Information and communication	1,851,024	(36,135)

Financial and insurance activities	4,207,742	(111,808)

Real estate activities	7,093,051	(165,108)

Professional, scientific and technical activities	2,537,007	(125,444)

Administrative and auxiliary services	2,009,404	(36,096)

Public administration and defence; mandatory social security	347,411	(769)

Education	311,378	(10,631)

Healthcare and social services	747,882	(15,428)

Artistic, leisure and entertainment activities	545,161	(30,968)

Other services	323,455	(20,191)

Total	57,620,691	(1,793,316)

Sovereign risk exposure

Sovereign risk exposures, broken down by type of financial instrument and applying the criteria required by the EBA, as at 31 December 2022 and 2021, are as follows:

Thousand euro

						2022

	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading - Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value to equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	6,434	(135,382)	—	3,196,334	14,028,933	11,113,371	—	1,903	(9,021)	28,202,572	—	76.6%

Italy	20,284	(79,404)	—	—	3,057,287	—	—	—	—	2,998,168	—	8.1%

United States	—	—	11,851	833,134	257,520	233	—	—	—	1,102,737	—	3.0%

United Kingdom	—	—	—	575,289	1,524,614	24,077	—	—	—	2,123,980	—	5.8%

Portugal	—	—	—	—	740,688	3,042	—	—	—	743,730	—	2.0%

Mexico	—	—	—	428,712	100,303	43,904	—	—	—	572,919	—	1.6%

Rest of the world	293,320	—	—	192,611	586,427	13,508	—	—	—	1,085,866	—	2.9%

Total	320,038	(214,786)	11,851	5,226,080	20,295,772	11,198,135	—	1,903	(9,021)	36,829,972	—	100%

 (*) Sovereign exposure positions shown in accordance with EBA criteria.

 (**) Includes undrawn balances of credit transactions and other contingent risks (1,041 million euros as at 31 December 2022).

 (***) Relates to commitments for cash purchases and sales of financial assets.

Thousand euro

						2021

	Sovereign debt securities						Of which:	Derivatives
Sovereign risk exposure by country (*)	Financial assets held for trading	Financial liabilities held for trading - Short positions	Mandatorily at fair value through profit or loss	Measured at fair value through other comprehensive income	Financial assets at amortised cost	Loans and advances to customers (**)	Financial assets FVOCI or non- derivative and non-trading financial assets measured at fair value to equity	With positive fair value	With negative fair value	Total	Other off- balance sheet exposures (***)%

Spain	74,979	(46,751)	—	3,807,149	9,747,536	10,486,762	—	15,323	(16)	24,084,982	—	75.3%

Italy	202,456	—	—	49,021	2,135,300	—	—	—	—	2,386,777	—	7.5%

United States	—	—	2,727	887,114	197,875	233	—	—	—	1,087,949	—	3.4%

United Kingdom	—	—	—	1,284,232	1,921,159	34,011	—	—	—	3,239,402	—	10.1%

Portugal	5	—	—	—	355,552	1,949	—	—	—	357,506	—	1.1%

Mexico	—	—	—	311,831	100,194	12,499	—	—	—	424,524	—	1.3%

Rest of the world	261,156	—	—	106,623	—	22,704	—	—	—	390,483	—	1.2%

Total	538,596	(46,751)	2,727	6,445,970	14,457,616	10,558,158	—	15,323	(16)	31,971,623	—	100%

 (*) Sovereign exposure positions shown in accordance with EBA criteria.

 (**) Includes undrawn balances of credit transactions and other contingent risks (1,084 million euros as at 31 December 2021).

 (***) Relates to commitments for cash purchases and sales of financial assets.

Exposure to construction and real estate development sector

Details of lending for construction and real estate development and the relevant allowances are set out below. The lending items shown have been classified in terms of their intended purpose, rather than by the debtor’s NACE code. This implies, for example, that if a debtor is (a) a real estate company, but uses the financing for a purpose other than construction or real estate development, it is not included in this table. Alternatively, if the debtor is (b) a company whose primary activity is not construction or real estate, but where the loan is used for the financing of properties intended for real estate development, it is included in the table:

Million euro
	2022

	Gross carrying amount	Surplus above value of collateral	Impairment allowances (*)

Lending for construction and real estate development (including land) (business in Spain)	2,527	578	123

Of which: risks classified as stage 3	189	82	97

Million euro

	2021
	Gross carrying amount	Surplus above value of collateral	Impairment allowances (*)

Lending for construction and real estate development (including land) (business in Spain)	2,554	607	135

Of which: risks classified as stage 3	218	93	111

 (*) Allowances for the exposure for which the Bank retains the credit risk. Does not include allowances for exposures with transferred risk.

Million euro

Gross carrying amount

Memorandum item:	2022	2021
Write-offs (*)	21	15

Million euro

Memorandum item:	2022	2021

Loans to customers, excluding General Governments (business in Spain) (carrying amount)	91,064	90,569

Total assets (total business) (carrying amount)	251,380	251,947

Allowances and provisions for exposures classed as stage 2 or stage 1 (total operations)	908	942

 (*) Refers to lending for construction and real estate development reclassified as write-offs during the year.

The breakdown of lending for construction and real estate development for transactions registered by credit institutions (business in Spain) is as follows:

Million euro

	Gross carrying amount	Gross carrying amount
	2022	2021

Not secured with real estate	969	745

Secured with real estate	1,558	1,809

Buildings and other completed works	772	835

Housing	567	596

Other	205	239

Buildings and other works in progress	654	784

Housing	621	751

Other	34	33

Land	132	190

Consolidated urban land	95	154

Other land	37	36
Total	2,527	2,554

The figures presented do not show the total value of guarantees received, but rather the net carrying amount of the associated exposure.

Guarantees received associated with lending for construction and real estate development are shown hereafter, for both periods:

Million euro
Guarantees received	2022	2021

Value of collateral	1,506	1,727

Of which: securing stage 3 loans	66	88

Value of other guarantees	347	321

Of which: securing stage 3 loans	19	13
Total value of guarantees received	1,853	2,048

The breakdown of loans to households for home purchase for transactions recorded by credit institutions (business in Spain) is as follows:

Million euro

	2022

	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	35,934	780

Not secured with real estate	596	29

Secured with real estate	35,338	751

Million euro

	2021

	Gross carrying amount	Of which: stage 3 exposures

Loans for home purchase	35,253	924

Not secured with real estate	553	44

Secured with real estate	34,700	880

The tables below show mortgage-secured lending to households for house purchases broken down by the loan-to-value ratio from the most recent appraisal available of transactions recorded by credit institutions (business in Spain):

Million euro

	2022

	Gross value	Of which: stage 3 exposures

LTV ranges	35,338	751

LTV <= 40%	6,679	118

40% < LTV <= 60%	9,573	153

60% < LTV <= 80%	12,608	193

80% < LTV <= 100%	4,096	130

LTV > 100%	2,382	157

Million euro

	2021

	Gross value	Of which: stage 3 exposures

LTV ranges	34,700	880

LTV <= 40%	6,500	120

40% < LTV <= 60%	9,112	180

60% < LTV <= 80%	11,783	210

80% < LTV <= 100%	4,443	160

LTV > 100%	2,862	210

Lastly, the table below gives details of assets foreclosed or received in lieu of debt by the consolidated Group entities, for transactions recorded by credit institutions within Spain, as at 31 December 2022 and 2021:

Million euro
	2022
	Gross carrying amount	Allowances	Gross value (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	487	158	531	215

Completed buildings	448	140	485	188

Housing	269	71	286	95

Other	179	69	199	93

Buildings under construction	4	1	5	3

Housing	3	1	5	3

Other	—	—	—	—

Land	35	16	41	24

Developed land	19	8	22	12

Other land	16	8	19	12

Real estate assets acquired through mortgage lending to households for home purchase	522	136	598	218

Other real estate assets foreclosed or received in lieu of debt	24	5	27	10

Capital instruments foreclosed or received in lieu of debt	—	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

TOTAL	1,032	299	1,157	443

(*) Non-performing real estate assets including real estate located outside Spain and the coverage established in the original financing, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in payment of debt and non-performing assets, below).

Million euro
	2021
	Gross carrying amount	Allowances	Gross value (*)	Allowances (*)

Real estate assets acquired through lending for construction and real estate development	639	204	686	264

Completed buildings	594	185	631	236

Housing	378	114	400	145

Other	216	71	230	91

Buildings under construction	5	2	7	4

Housing	5	2	6	4

Other	—	—	—	—

Land	40	17	48	24

Developed land	23	9	30	13

Other land	17	8	19	11

Real estate assets acquired through mortgage lending to households for home purchase	566	154	646	242

Other real estate assets foreclosed or received in lieu of debt	24	5	30	13

Capital instruments foreclosed or received in lieu of debt	3	—	—	—

Capital instruments of institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

Financing to institutions holding assets foreclosed or received in lieu of debt	—	—	—	—

TOTAL	1,232	363	1,362	520

(*) Non-performing real estate assets including real estate located outside Spain and the coverage established in the original financing, and excluding the credit risk transferred in portfolio sales (see reconciliation between assets foreclosed or received in payment of debt and non-performing assets, below).

The table below sets out the reconciliation between assets foreclosed or received in lieu of debt and real estate assets considered non-performing by the Group as at 31 December 2022 and 2021:

Million euro
		2022

	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	1,032	299	734

Total operations outside the national territory and others	1	1	1

Provision allocated in original loan	174	174	—

Credit risk transferred in portfolio sales	(51)	(30)	(21)
Total non-performing real estate	1,157	443	713

Million euro
		2021

	Gross value	Allowances	Net book value

Total real estate portfolio in the national territory (in books)	1,229	363	867

Total operations outside the national territory and others	7	3	5

Provision allocated in original loan	194	194	—

Credit risk transferred in portfolio sales	(69)	(40)	(29)
Total non-performing real estate	1,362	520	842

Loans and advances subject to statutory and sector moratoria and financing granted subject to government guarantee schemes and operations modified in accordance with the Code of Good Practice

Information concerning loans and credit granted by the Group that are subject to statutory or sector moratoria, as well as financing granted that has benefited from the government guarantee schemes established to enable the Group’s customers to cope with the impact of Covid-19, as at 31 December 2022 and 2021, is set out below:

Thousand euro

31/12/2022
	Gross carrying amount	With no breaches	Of which: refinanced exposures	Of which: Instruments with significant increase in credit risk since initial recognition but not credit- impaired (Stage 2)	With breaches	Of which: refinanced exposures	Of which: less than 90 days past due

Loans and advances subject to moratoria	—	—	—	—	—	—	—

Of which: Households	—	—	—	—	—	—	—

Of which: Secured by residential property	—	—	—	—	—	—	—

Of which: Non-financial corporations	—	—	—	—	—	—	—

Of which: SMEs	—	—	—	—	—	—	—

Of which: Secured by commercial property	—	—	—	—	—	—	—

Thousand euro

31/12/2022
	Accumulated impairment, accumulated negative changes in fair value due to credit risk	With no breaches	Of which: refinanced exposures	Of which: Instruments with significant increase in credit risk since initial recognition but not credit- impaired (Stage 2)	With breaches	Of which: refinanced exposures	Of which: less than 90 days past due

Loans and advances subject to moratoria	—	—	—	—	—	—	—

Of which: Households	—	—	—	—	—	—	—

Of which: Secured by residential property	—	—	—	—	—	—	—

Of which: Non-financial corporations	—	—	—	—	—	—	—

Of which: SMEs	—	—	—	—	—	—	—

Of which: Secured by commercial property	—	—	—	—	—	—	—

Thousand euro

				31/12/2021
	Gross carrying amount	With no breaches	Of which: refinanced exposures	Of which: Instruments with significant increase in credit risk since initial recognition but not credit- impaired (Stage 2)	With breaches	Of which: refinanced exposures	Of which: less than 90 days past due

Loans and advances subject to moratoria	197,135	195,611	52,126	53,927	1.524 (*)	1,394	1,408

Of which: Households	8,100	6,666	650	2,180	1,434	1,366	1,380

Of which: Secured by residential property	2,804	1,549	528	977	1,255	1,255	1,255

Of which: Non-financial corporations	189,034	188,945	51,476	51,747	90	29	29

Of which: SMEs	158,210	158,121	51,476	51,747	90	29	29

Of which: Secured by commercial property	51,936	51,875	40,532	40,649	61	—	—

 (*) Of which 1.5 million euro correspond to stage 3 transactions.

Thousand euro

				31/12/2021
	Accumulated impairment, accumulated negative changes in fair value due to credit risk	With no breaches	Of which: refinanced exposures	Of which: Instruments with significant increase in credit risk since initial recognition but not credit- impaired (Stage 2)	With breaches	Of which: refinanced exposures	Of which: less than 90 days past due

Loans and advances subject to moratoria	(3,258)	(3,072)	(3,054)	(2,172)	(2,201)	(186)	(67)

Of which: Households	(210)	(48)	(29)	(5)	(34)	(163)	(44)

Of which: Secured by residential property	(129)	(14)	—	(1)	(14)	(115)	—

Of which: Non-financial corporations	(3,048)	(3,025)	(3,025)	(2,166)	(2,168)	(23)	(23)

Of which: SMEs	(2,964)	(2,941)	(2,941)	(2,166)	(2,168)	(23)	(23)

Of which: Secured by commercial property	(1,634)	(1,622)	(1,622)	(1,603)	(1,604)	(11)	(11)

Thousand euro

				31/12/2022
	Gross carrying amount	Of which: subject to legislative moratoria	Of which: expired	Remaining validity period of moratoria
				Less than 3 months	3 to 6 months	6 to 9 months	9 to 12 months	More than 12 months

Loans and advances subject to moratorium (granted)	6,794,789	4,374,169	6,794,789	—	—	—	—	—

Of which: Households	6,457,307	4,050,901	6,457,307	—	—	—	—	—

Of which: Secured by residential property	6,073,476	3,947,439	6,073,476	—	—	—	—	—

Of which: Non-financial corporations	337,217	323,004	337,217	—	—	—	—	—

Of which: SMEs	307,376	293,172	307,376	—	—	—	—	—

Of which: Secured by commercial property	282,878	271,431	282,878	—	—	—	—	—

Thousand euro

				31/12/2021
	Gross carrying amount	Of which: subject to legislative moratoria	Of which: expired	Remaining validity period of moratoria
				Less than 3 months	3 to 6 months	6 to 9 months	9 to 12 months	More than 12 months

Loans and advances subject to moratorium (granted)	8,544,562	5,641,866	8,347,428	171,892	25,243	—	—	—

Of which: Households	8,021,621	5,258,623	8,013,520	8,100	—	—	—	—

Of which: Secured by residential property	7,457,730	5,060,563	7,454,926	2,804	—	—	—	—

Of which: Non-financial corporations	522,591	382,892	333,557	163,791	25,243	—	—	—

Of which: SMEs	451,817	343,018	293,606	132,967	25,243	—	—	—

Of which: Secured by commercial property	329,570	317,178	277,634	26,693	25,243	—	—	—

Thousand euro

	31/12/2022

	Gross carrying amount	Of which: refinanced	Maximum amount of the guarantee that can be considered
			Public financial guarantees received

Newly originated loans and advances subject to public guarantee schemes	7.824.731 (*)	783,440	5,978,744

Of which: Households	830,511	—	—

Of which: Secured by residential property	—	—	—

Of which: Non-financial corporations	6,991,468	740,600	5,320,481

Of which: SMEs	5,341,435	—	—

Of which: Secured by commercial property	26,901	—	—

 (*) Of which 514 million euro correspond to stage 3 transactions.

Thousand euro

	31/12/2021

	Gross carrying amount	Of which: refinanced	Maximum amount of the guarantee that can be considered
			Public financial guarantees received

Newly originated loans and advances subject to public guarantee schemes	9.362.892 (*)	909,670	7,189,136

Of which: Households	1,014,618	—	—

Of which: Secured by residential property	—	—	—

Of which: Non-financial corporations	8,345,090	859,706	6,371,037

Of which: SMEs	6,345,176	—	—

Of which: Secured by commercial property	34,650	—	—

 (*) Of which 341 million euro correspond to stage 3 transactions.

In 2022, in accordance with the Code of Good Practice, Banco Sabadell has modified a total of 1,520 ICO Covid transactions that had an outstanding principal amount of 173 million euros on the date of modification. Of these modifications, 1,517 consisted of loan term extensions, for an amount of 173million euros, and 3 write-offs, for an amount of 217 thousand euros, with no conversions of profit participation loans having been carried out.

As at 31 December 2021, in accordance with the Code of Good Practice, Banco Sabadell had modified a total of 718 transactions that had an outstanding principal amount of 127 million euros on the date of modification. The total amount corresponded to loan term extensions, with no conversion of profit participation loans and/or write-downs carried out.

Schedule VI – Annual banking report

INFORMATION REQUIRED UNDER ARTICLE 89 OF DIRECTIVE 2013/36/EU OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL OF 26 JUNE 2013

This information has been prepared pursuant to Article 89 of Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, and the transposition thereof into Spanish national legislation in accordance with Article 87 and Transitional Provision 12 of Law 10/2014 of 26 June on the organisation, supervision and solvency of credit institutions, published in the Official State Gazette of 27 June 2014.

In accordance with the above regulations, the following information is presented on a consolidated basis and corresponds to the end of the 2022 financial year:

Thousand euro
	Turnover	No. of employees on a full time equivalent basis	Profit or loss before tax	Corporation tax

Spain	3,635,992	12,541	844,000	(223,405)
United Kingdom	1,166,902	5,157	196,267	(101,533)
Mexico	147,110	432	42,705	(9,856)
United States	184,299	240	144,311	(34,614)
Other	45,735	88	15,363	(3,848)

Total	5,180,038	18,458	1,242,646	(373,256)

As at 31 December 2022, the return on Group assets, calculated by dividing the consolidated gains/(losses) for the year by total assets on the consolidated balance sheet, amounts to 0.34%.

The name, geographical location and nature of the business activity of the companies operating in each jurisdiction are set out in Schedule I to these Group consolidated annual financial statements.

As can be seen in Schedule I, the main activity carried out by the Group in the different jurisdictions in which it operates is banking, and fundamentally commercial banking through a wide range of products and services for large and medium-sized enterprises, SMEs, retailers and self-employed workers, professional groups, other individuals and bancassurance.

For the purposes of this information, business turnover is regarded as the gross income recognised on the consolidated income statement at 2022 year-end. Data on full-time equivalent staff have been obtained from the workforce of each company/country as at the end of 2022.

The amount of public subsidies and aid received is not material.

Offer to Exchange/Prospectus

Offer to Exchange

100% of the shares of

BANCO DE SABADELL, S.A.

for shares of

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

and cash

The date of this offer to exchange/prospectus is    , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification under BBVA’s Bylaws (estatutos) and Spanish Law. Under Spanish law, BBVA’s directors shall be liable to BBVA, the shareholders and the creditors of BBVA for any damage they cause through acts contrary to the law or the bylaws of BBVA, or acts carried out in breach of the duties inherent to the discharge of their office. All directors shall be jointly liable for those acts, except those that evidence that they did not intervene in the approval and execution of the act and did not know about the act or, if they knew, did everything that they deemed reasonable to avoid the damage or, at least, expressly opposed the act. The fact that the act has been approved, ratified or authorized by the shareholders meeting shall not relieve the directors from their liability. No provision of BBVA’s bylaws provides for the indemnification of the directors with respect to such liabilities.

BBVA Directors and Officers Insurance. BBVA maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following is a list of exhibits filed as part of this Registration Statement, including those incorporated herein by reference.

Exhibit No.	Description

3.1	Amended and restated bylaws (estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation)*

5.1	Opinion of J&A Garrigues, S.L.P. as to the validity of Banco Bilbao Vizcaya Argentaria, S.A.’s shares*

21.1	Subsidiaries of BBVA, incorporated herein by reference to Exhibit 8.1 to the Form 20-F for the fiscal year ended December 31, 2024, filed on February 21, 2025

23.1	Consent of Ernst & Young, S.L., auditors of Banco Bilbao Vizcaya Argentaria, S.A. for the fiscal years ended December 31, 2024, 2023 and 2022

23.2	Consent of J&A Garrigues, S.L.P. (included in Exhibit 5.1)*

24.1	Powers of attorney (included in the signature pages of this Registration Statement)*

107.1	Filing Fee Table*

*	Previously filed

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any offer to exchange/prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the offer to exchange/prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of offer to exchange/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5) That, for purposes of determining any liability under the Securities Act, each filing of BBVA’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6)(i) To respond to requests for information that is incorporated by reference into the offer to exchange/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one U.S. business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

(7) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain, on September 5, 2025.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Luisa Gómez Bravo
	Name:	Luisa Gómez Bravo
	Title:	Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE/NAME	TITLE	DATE

* Carlos Torres Vila	Chair	September 5, 2025

* Onur Genç	Chief Executive Officer	September 5, 2025

* Luisa Gómez Bravo	Chief Financial Officer Principal Accounting Officer	September 5, 2025

* José Miguel Andrés Torrecillas	Deputy Chair, Director	September 5, 2025

* Jaime Félix Caruana Lacorte	Director	September 5, 2025

* Sonia Lilia Dulá	Director	September 5, 2025

* Raúl Catarino Galamba de Oliveira	Director	September 5, 2025

* Belén Garijo López	Director	September 5, 2025

* Connie Hedegaard Koksbang	Director	September 5, 2025

* Lourdes Máiz Carro	Director	September 5, 2025

* Enrique Casanueva Nárdiz	Director	September 5, 2025

* Ana Cristina Peralta Moreno	Director	September 5, 2025

* Cristina de Parias Halcón	Director	September 5, 2025

* Ana Leonor Revenga Shanklin	Director	September 5, 2025

SIGNATURE/NAME	TITLE	DATE

* Carlos Vicente Salazar Lomelín	Director	September 5, 2025

* Jan Paul Marie Francis Verplancke	Director	September 5, 2025

* Diego Crasny Zyman	Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States	September 5, 2025

*

Luisa Gómez Bravo, by signing her name hereto, does hereby sign this registration statement on behalf of the directors and officers of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and officers and filed with the SEC.

/s/ Luisa Gómez Bravo
Name:	Luisa Gómez Bravo
Title:	Attorney-in-Fact